Form 10-K, Exhibit 13
MERCANTILE BANKSHARES CORP
filed 1995-03-30
CIK 64908

(The following information appears on the front cover of the Annual Report to Shareholders)

1994
MERCANTILE BANKSHARES CORPORATION
Annual Report

[LOGO] MERCANTILE BANKSHARES CORPORATION

(The following information appears on the inside front cover of the Annual
 Report to Shareholders)

Mercantile Bankshares Corporation is
A Family of Community Banks

What is a community bank?
A community bank retains its identity and historic community ties. Customer-related decisions are made locally.
Deposits are gathered in the community and reinvested in the community.
Bank Directors are local people who understand community needs.
The bank is managed by citizens who live and work in the community.
What are the customer benefits of a community bank relationship?
Our customers count on us for personalized, knowledgeable service.
They trust us to respond to their particular question or problem.
Lending decisions are made promptly and on the basis of local knowledge.
Our whole approach is different from the standardized responses and products developed in distant cities by large national organizations.
To whom does the community bank lend? to local businesses such as: hardware stores . medical and dental practices . farmers . nursing homes . marinas . trucking companies . commercial watermen . automobile dealerships .
grocery stores . sawmills . gas stations . building supply companies . contractors - to individuals for: home improvement . purchasing automobiles, recreational vehicles, boats, aircraft . home ownership . academic tuition . personal lines of credit - to local civic institutions such as: day care centers . churches . fire departments . community hospitals . historic preservation societies . nonprofit providers of low cost home construction and rehabilitation. What are the benefits of affiliation with Mercantile Bankshares? Customers can take advantage of the more specialized corporate banking and trust services provided by the largest affiliate, Mercantile-Safe Deposit & Trust Company. In addition, customers enjoy the combined benefits and strength of a major banking organization. What is the importance to the community-at-large of its community bank? A strong civic structure requires the on-going volunteer and charitable support of people who have long-term connections to their community. The staff and boards of our community banks, recognizing that their banks prosper as the community prospers, have established and will maintain those civic relationships.

The Annapolis Banking and Trust Company   Annapolis, Maryland
Baltimore Trust Company   Selbyville, Delaware
Bank of Southern Maryland   La Plata, Maryland
Calvert Bank and Trust Company   Prince Frederick, Maryland
The Chestertown Bank of Maryland   Chestertown, Maryland
The Citizens National Bank   Laurel, Maryland
County Banking & Trust Company   Elkton, Maryland
The Eastville Bank   Eastville, Virginia
Farmers & Merchants Bank - Eastern Shore   Onley, Virginia
The Fidelity Bank   Frostburg, Maryland
The First National Bank of St. Mary's   Leonardtown, Maryland
The Forest Hill State Bank   Bel Air, Maryland
Fredericktown Bank & Trust Company   Frederick, Maryland
Mercantile-Safe Deposit & Trust Company   Baltimore, Maryland
The National Bank of Fredericksburg   Fredericksburg, Virginia
Peninsula Bank   Princess Anne, Maryland
The Peoples Bank of Maryland   Denton, Maryland
Potomac Valley Bank   Gaithersburg, Maryland
St. Michaels Bank   St. Michaels, Maryland
Westminster Bank and Trust Company of Caroll County   Westminster, Maryland
Mercantile Mortgage Corporation   Baltimore, Maryland


PAGE


CONSOLIDATED FINANCIAL HIGHLIGHTS


(Dollars in thousands, except per                               Increase
share data)                               1994         1993   (Decrease)
------------------------------------------------------------------------
FOR THE YEAR
Net interest income..............     $262,956     $246,482            7%
Net income.......................       90,441       83,468            8
Cash dividends paid..............       34,982       30,173           16
Net income per share.............         1.88         1.73            9
Dividend paid per common share...          .74          .64           16
Average deposits.................    4,692,500    4,625,200            1
Average loans....................    3,765,200    3,647,000            3
Average investment securities....    1,700,100    1,611,200            6
                                  ------------ ------------ ------------
AT YEAR END
Assets...........................   $5,938,225   $5,789,620            3%
Deposits.........................    4,765,393    4,737,243            1
Loans, net.......................    3,846,838    3,628,780            6
Investment securities............    1,606,264    1,753,974           (8)
Stockholders' equity.............      723,917      674,941            7
Book value per common share......        15.05        13.99            8
                                  ------------ ------------ ------------
RATIOS
Return on average assets.........          1.6%         1.5%           7%
Return on average stockholders'
  equity.........................         12.8         12.8
Average stockholders'
  equity/average assets..........         12.1         11.5            5
                                  ------------ ------------ ------------
STATISTICS
Banking offices..................          155          150            5
Employees........................        2,845        2,854           (9)
Shareholders.....................        8,669        7,804          865
Average number of common shares
  outstanding....................   48,165,833   48,138,635       27,198
Common shares outstanding........   48,114,014   48,235,087     (121,073)
                                  ------------ ------------ ------------

CONTENTS

Consolidated Financial Highlights..........................................  1
To Our Shareholders........................................................  2
Management's Discussion and Analysis of Financial Condition
and Results of Operations..................................................  4
Report of Independent Accountants.......................................... 19
Consolidated Balance Sheets................................................ 20
Statement of Consolidated Income........................................... 21
Statement of Consolidated Cash Flows....................................... 22
Statement of Changes in Consolidated Stockholders' Equity.................. 24
Notes to Consolidated Financial Statements................................. 25
Five Year Statistical Summary.............................................. 38
Five Year Selected Financial Data.......................................... 40
Five Year Summary of Consolidated Income................................... 41
Principal Affiliates....................................................... 42
Mercantile Bankshares Corporation.......................................... 48
Corporate Information...................................................... 49


TO OUR SHAREHOLDERS


Mercantile Bankshares Corporation Reported its 19th consecutive year of increases in consolidated net income. Net income per share was $1.88 in 1994, an increase of 9% over the $1.73 per share in 1993. Total consolidated net income was $90,441,000 compared to $83,468,000 in 1993, an increase of 8%.
    Per share amounts are based on the weighted average number of common shares outstanding, 48,165,833 for 1994 and 48,138,635 for 1993. In accordance with generally accepted accounting principles, all amounts originally reported for 1993 have been restated to include the accounts of The National Bank of Fredericksburg, which became an affiliate in November, 1994.
    Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 18 consecutive years. While maintaining great capital strength and financing the growth of your company, in 1994 total dividends paid per share were $.74, a 15.6% increase over the $.64 paid in 1993. Also of interest to shareholders, in December, 1994, the Board of Directors authorized a buy-back of 2,000,000 shares of Mercantile Bankshares common stock, in addition to the approximately 411,000 shares remaining, at year end, under a prior authorization of 1,000,000 shares.
    At December 31, 1994, total assets at Mercantile Bankshares Corporation were $5,938,225,000 compared to $5,789,620,000 at December 31, 1993. On a daily average basis, total assets rose 3% to $5,801,600,000, average total loans rose 3% to $3,765,200,000 and total average investment securities rose 6% to $1,700,100,000.
    The 3% increase in average total loans in 1994 reflected a decline in the consumer loan segment of 5% from 1993, a commercial and industrial loan increase of 4%, and a 5% increase in real estate and construction loans combined.
    In 1994, return on average assets, a measure of profitability, was 1.56%, up 5% from 1.48% in 1993, continuing to place us in the top tier of U. S. banks. Average shareholders' equity in Mercantile Bankshares Corporation increased by 8% to $704,400,000. The return on average equity, which is constrained by our large equity base, was 12.84% compared to 12.82% in 1993. A measure of capital strength, the ratio of average equity to average assets, was 12.14% in 1994 versus 11.55% in 1993 and remains among the strongest of the nation's largest banking organizations.
    Asset quality at Mercantile Bankshares, as measured by commonly used statistics, is approaching its more traditional levels. A program of carefully managed reduction in non-performing loans produced a 49% decrease in total non-performing loans in 1994 to $33,648,000 at year end. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $43,813,000 at year end 1994, down 51% from 1993. The ratio of total non-performing assets to period end loans plus other real estate owned decreased 53% from the prior year to 1.11% at year end 1994.
    Our policy is to maintain an adequate allowance against the possibility of decline in the value of non-performing assets. The provision for loan losses in 1994 was $7,056,000 compared to $12,969,000 in 1993. In addition, the provision for decline in the market value of other real estate owned was $5,945,000 in 1994 compared to $468,000 in 1993. In 1994, loans charged off, net of recoveries, totalled $8,366,000 compared to $11,466,000 in 1993. The allowance for loan losses at December 31, 1994 was $91,257,000 versus $92,567,000 in the prior year. At year end 1994, the allowance for loan losses was 271% of total non-performing loans compared to 140% at year end 1993 and 2.3% of total year end loans compared to 2.5% at year end 1993.
    Average  total  deposits  for  the  year  ended  December  31,  1994  were
$4,692,500,000, a 1% increase over 1993. Deposit mix remained relatively constant, year over year, with total certificates of deposit accounting for 29% of average total deposits and a combination of Savings, NOW and Money Market accounts comprising 52%.
    Net interest income for 1994 increased 7% over 1993 to $262,956,000. There was a 3% increase in average earning assets, to $5,478,000,000, and a 4% increase in net interest margin on earning assets, which rose to 4.9% in 1994. In general, Mercantile Bankshares' large capital base and significant demand deposits, both sources of funding which are not sensitive to interest rate fluctuations, generate improved interest rate margins in a rising interest rate environment. Net interest rate spread, the difference between the yield realized on average earning assets and the interest rate paid for average interest-bearing funds, increased 5% to 4.1%.
    Total noninterest income increased 7% over 1993 to $92,186,000. The income from trust division services was $43,360,000, up 4% over 1993. Other noninterest income rose 159% over 1993 to $4,737,000, which included a gain of $3,137,000 from the sale of an asset.
    Noninterest expense, excluding the provision for loan losses, was $201,200,000, an increase of 9% over the prior year. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $110,870,000, up 4% over 1993. As mentioned above, another important item in noninterest expense was an increase over 1993 of $5,477,000 in the provision for decline in the market value of other real estate owned.


In 1994, we lost an energetic, well-respected associate. Charles E. A. McCarthy III, Executive Vice President in charge of commercial banking at our largest affiliate, Mercantile-Safe Deposit & Trust, died after a brief illness.
    Douglas  W.  Dodge,  Vice  Chairman  of the Board of Mercantile Bankshares
Corporation and President and Chief Operating Officer of Mercantile-Safe Deposit & Trust Company, announced his intention to retire as of June 30, 1995. Mr. Dodge has made many significant contributions during his 25 years of service. The strong credit culture at Mercantile, for which he is largely responsible, proved especially important in the early 1990s when undisciplined credit extension put the banking industry through a severe test. Our limited loan loss is a reflection of his work.
    In 1994, Mercantile Bankshares Corporation strengthened its management team with the promotion and addition of several key people. Among them were Edward K. Dunn, Jr., Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company and President of Mercantile Bankshares Corporation, who added the duties of chief operating officer of Mercantile-Safe Deposit & Trust Company, effective January 1, 1995. Hugh W. Mohler was elected Executive Vice President of Mercantile-Safe Deposit & Trust Company and of Mercantile Bankshares Corporation, with responsibility for management of the 19 community banks. J. Marshall Reid became Executive Vice President of Mercantile-Safe Deposit & Trust Company, where he heads up the Banking Division. Jay M. Wilson joined the staff of Mercantile-Safe Deposit & Trust Company and Mercantile Bankshares Corporation as an Executive Vice President.

Looking forward, growth will be achieved in two ways: by increases in banking and in trust and investment management services and by occasional strategic acquisitions. We can achieve internal growth by maintaining a vigorous professional staff and assuring adequate capital to finance sound business development. Occasionally, we are able to enter a new market, or enhance our position in an existing market, through a cost-effective affiliation. In 1994, we were pleased to welcome The National Bank of Fredericksburg to our family of banks. Located in Fredericksburg, Virginia, this is our 20th banking affiliate, our third in Virginia. The National Bank of Fredericksburg is an excellent example of the kind of affiliation we seek: sound, well-run banks which enjoy preeminence in their communities. We announced also the plan to affiliate with, subject to shareholder and various regulatory approvals, The Sparks State Bank in Sparks, Maryland, a bank with similar characteristics.
    In 1995, Mercantile Bankshares Corporation celebrates 25 years in operation. Our founding concept, that of a multi-bank holding company structured to provide the technological and financial strengths of a major banking organization, while maintaining the community bank focus, continues to work well. Indeed, as national bank consolidation accelerates around us, we find that individuals and businesses in our market areas look to us for the kind of relationship-oriented service which is increasingly difficult to find. In the years ahead, we will work to provide the tools and environment in which community bank personnel can pursue their traditional roles as providers of quality, personalized banking service.

/s/H. Furlong Baldwin

H. Furlong Baldwin, Chairman
February 27, 1995

BOARD OF DIRECTORS

William B. Potter, who had served as a Director since 1979, chose not to stand for election at the 1994 Shareholders' Meeting.
    Jay M. Wilson, a valuable Board member since 1989, resigned to join the staffs of Mercantile-Safe Deposit & Trust Company and Mercantile Bankshares Corporation.


[graph]  -  TOTAL  ASSETS  (For  a  description of the graph appearing in this location see APPENDIX A, Chart A-1)

[graph]  -  EARNINGS  GROWTH (For a description of the graph appearing in this location see APPENDIX A, Chart A-2)

[graph] - EARNINGS PER SHARE (For a description of the graph appearing in this location see APPENDIX A, Chart A-3)

MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Letter to Shareholders, and the Consolidated Financial Statements and Notes thereto. Amounts originally reported for 1993 have been restated to include the accounts of The National Bank of Fredericksburg, Fredericksburg, Virginia, which became an affiliate in November 1994. The affiliation was accounted for as a pooling of interests.

This  Management's  Discussion  is  intended  to  comply  with  rules  of  the
Securities and Exchange Commission which encourage, among other things, analysis of important trends and material changes in components of our financial statements which could be predictive of future results. A review of the information presented in this Discussion will indicate changes between the years 1993 and 1994 in asset and liability composition, levels of non-performing assets, sources and uses of income, as well as decreases in both non-performing assets and charge-offs. Specifics of these changes as well as the continuing pattern of growth in earnings, total assets and shareholders' equity can be ascertained from these presentations.

INCLUDED IN THIS DISCUSSION ARE THE FOLLOWING SECTIONS:

I. Performance Summary, 1994
II. Analysis of Operating Results
III. Analysis of Financial Condition

I. PERFORMANCE SUMMARY, 1994

Mercantile Bankshares Corporation again achieved increases in net income and total assets in the year ended 1994 over the prior year. Average total deposits and average total loans also increased in 1994 compared to 1993 while non-performing assets, net charge-offs of loans and the provision for loan losses all decreased during 1994. The year 1994 was characterized by a steady increase in interest rates which contributed to an increase in our net interest margin on earning assets.

II. ANALYSIS OF OPERATING RESULTS

Earnings Overview
Net income for Mercantile Bankshares was $90,441,000 compared with $83,468,000 in 1993 and $76,298,000 in 1992. On a per share basis, our 1994 earnings were $1.88 compared with $1.73 and $1.67 in the two preceding years. Return on average assets was 1.6% in 1994 and 1.5% in 1993 and in 1992. Return on average equity was 12.8% in 1994 and 1993 compared with 13.3% in 1992.


Net Interest Income
Net interest income on a fully taxable equivalent basis was $266,477,000 in 1994, an increase of $16,246,000 or 6.5% over 1993 which in turn showed an increase of $17,874,000 or 7.7% over 1992. The 1994 increase was attributable to increases in both average earning assets and net interest margin on average earning assets.
    Total fully taxable equivalent interest income increased by $17,218,000 in 1994 while total interest expense increased by $972,000. In 1993, total interest income decreased by $8,772,000 as total interest expense decreased by $26,646,000 from 1992 levels. The net interest margin on average earning assets was 4.9% in 1994 and 4.7% in both 1993 and 1992. Further details are contained in the Analysis of Interest Rates and Interest Differentials on pages 6 and 7 and in Rate/Volume Analysis on page 8.

Interest Income
In 1994, average total earning assets rose by 3.1% over 1993 which in turn was 7.6% higher than 1992. These increases had the effect of increasing fully taxable equivalent interest income by $13,054,000 in 1994 and by $29,046,000 in 1993.
    The yield realized on average total earning assets was 7.5% in 1994 compared with 7.3% in 1993 and 8.1% in 1992. The rise in yield for 1994 had the effect of increasing fully taxable equivalent interest income by $4,164,000. This contrasts with the decline in yield, to 7.3% in 1993 from 8.1% in 1992, which had the effect of lowering fully taxable equivalent interest income by $37,818,000 in 1993. See page 8, Rate/Volume Analysis, for further details. The increase in yield on average total loans is attributable primarily to the 1994 increases in the prime rate. The prime rate, as charged by leading financial institutions, averaged 7 1/8% for 1994 compared with average prime rates of 6% for 1993 and 6 1/4% for 1992. The yield on our investment securities portfolio was 5.2% in 1994 compared with a yield of 5.5% for 1993 and 6.6% for 1992. Further details on the yields earned on loans and other earning assets are quantified in the table on pages 6 and 7.

Interest Expense
The rate paid on average total interest-bearing funds was 3.4% for 1994 and 1993 compared with 4.3% in 1992. Total interest expense in 1994 was $140,433,000, an increase of $972,000 from $139,461,000 in 1993. The increase in interest expense for 1994 was attributable primarily to an increase in average total interest-bearing funds. Total interest expense in 1993 was $26,646,000 lower than in 1992 due primarily to lower rates in 1993 compared with 1992. Further details on the effect of changes in rates and average balances can be found in the Rate/Volume Analysis presented on page 8.
    Average total interest-bearing funds as a percentage of average total liabilities and shareholders' equity were 71.5% in 1994, compared with 72.5% in 1993 and 73.8% in 1992. Based on comparison with peer group data furnished by our regulators, Mercantile's reliance on interest-bearing funds is lower than that of our peers. In 1994 and 1993, both we and our peers showed a slight downward movement in the percentage of interest-bearing funds to total funds.

[graph]  - INTEREST YIELDS AND RATES (For a description of the graph appearing in  this  location  see APPENDIX A, Chart
                                     A-4)


ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS

The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                                 1994
                                                 ------------------------------------
                                                       Average     Income*/   Yield*/
(Dollars in thousands)                                 Balance      Expense      Rate
-------------------------------------------------------------------------------------
Earning assets
  Loans:
    Commercial..................................    $1,235,800     $102,175       8.3%
    Mortgage and construction...................     2,061,900      175,435       8.5
    Consumer....................................       467,500       40,522       8.7
                                                 ------------- ------------
        Total loans.............................     3,765,200      318,132       8.4
                                                 ------------- ------------
  Federal funds sold............................        12,200          479       3.9
  Securities purchased under resale
    agreements..................................
  Securities:
    Taxable securities
      U.S. Treasury securities..................     1,647,100       84,902       5.2
      U.S. Agency securities....................        28,800        1,530       5.3
      Other stocks and bonds....................        10,100          718       7.1
    Tax-exempt securities
      States and political subdivisions.........        14,100        1,099       7.8
                                                 ------------- ------------
        Total securities........................     1,700,100       88,249       5.2
                                                 ------------- ------------
  Interest-bearing deposits in other banks......           500           50      10.0
                                                 ------------- ------------
        Total earning assets....................     5,478,000      406,910       7.5
                                                               ------------
Cash and due from banks.........................       196,500
Bank premises and equipment, net................        74,000
Other assets....................................       147,300
Less: allowance for loan losses.................       (94,200)
                                                 -------------
        Total assets............................    $5,801,600
                                                 -------------
                                                 -------------
Interest-bearing liabilities
  Deposits:
    Savings deposits............................    $2,410,400       65,488       2.7
    Certificates of deposit and other time
      deposits--less than $100,000..............     1,052,100       46,261       4.4
    Certificates of deposit-$100,000 and over...       339,900       14,448       4.3
                                                 ------------- ------------
        Total interest-bearing deposits.........     3,802,400      126,197       3.3
  Short-term borrowings.........................       314,400       12,111       3.9
  Long-term debt................................        31,900        2,125       6.7
                                                 ------------- ------------
        Total interest-bearing funds............     4,148,700      140,433       3.4
                                                               ------------
Noninterest-bearing deposits....................       890,100
Other liabilities and accrued expenses..........        58,400
                                                 -------------
        Total liabilities.......................     5,097,200
Stockholders' equity............................       704,400
                                                 -------------
        Total liabilities and stockholders'
          equity................................    $5,801,600
                                                 -------------
                                                 -------------
Net interest income.............................                   $266,477
                                                               ------------
                                                               ------------
Net interest rate spread........................                                  4.1%
Effect of noninterest-bearing funds.............                                   .8
                                                                            ---------
Net interest margin on earning assets...........                                  4.9%
                                                                            ---------
                                                                            ---------
Taxable-equivalent adjustment included in:
  Loan income...................................                     $3,038
  Investment securities income..................                        483
                                                               ------------
        Total...................................                     $3,521
                                                               ------------
                                                               ------------

*Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35% for 1994 and 1993 and 34% for 1992.
Previously reported average loan balances have been reclassified to conform to the 1994 presentation.


                                      6



                                                           1993                                   1992
                                          -------------------------------------- --------------------------------------
                                               Average     Income*/      Yield*/      Average     Income*/      Yield*/
(Dollars in thousands)                         Balance      Expense         Rate      Balance      Expense         Rate
-----------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans:
    Commercial...........................   $1,186,600      $89,755         7.6%   $1,116,900      $87,644         7.8%
    Mortgage and construction............    1,970,100      166,016         8.4     1,796,300      162,644         9.1
    Consumer.............................      490,300       42,841         8.7       524,800       50,157         9.6
                                          ------------ ------------              ------------ ------------
        Total loans......................    3,647,000      298,612         8.2     3,438,000      300,445         8.7
                                          ------------ ------------              ------------ ------------
  Federal funds sold.....................       37,600        1,107         2.9        42,400        1,530         3.6
  Securities purchased under resale
    agreements...........................       15,700          499         3.2         8,700          343         3.9
  Securities:
    Taxable securities
      U.S. Treasury securities...........    1,552,000       85,075         5.5     1,431,000       94,402         6.6
      U.S. Agency securities.............       36,700        2,136         5.8         5,500          464         8.4
      Other stocks and bonds.............        6,900          892        12.9         4,900          459         9.4
    Tax-exempt securities
      States and political subdivisions..       15,600        1,289         8.3         7,300          748        10.2
                                          ------------ ------------              ------------ ------------
        Total securities.................    1,611,200       89,392         5.5     1,448,700       96,073         6.6
                                          ------------ ------------              ------------ ------------
  Interest-bearing deposits in other
    banks................................        1,000           82         8.2           900           73         8.1
                                          ------------ ------------              ------------ ------------
        Total earning assets.............    5,312,500      389,692         7.3     4,938,700      398,464         8.1
                                                       ------------                           ------------

Cash and due from banks..................      196,500                                181,400
Bank premises and equipment, net.........       71,500                                 65,000
Other assets.............................      151,000                                144,500
Less: allowance for loan losses..........      (92,900)                               (78,600)
                                          ------------                           ------------
        Total assets.....................   $5,638,600                             $5,251,000
                                          ------------                           ------------
                                          ------------                           ------------

Interest-bearing liabilities
  Deposits:
    Savings deposits.....................   $2,390,600       68,587         2.9    $2,025,200       72,866         3.6
    Certificates of deposit and other
      time deposits--less than $100,000..    1,086,600       50,093         4.6     1,201,300       67,470         5.6
    Certificates of deposit--$100,000 and
      over...............................      302,500       11,418         3.8       327,000       14,414         4.4
                                          ------------ ------------              ------------ ------------
        Total interest-bearing deposits..    3,779,700      130,098         3.4     3,553,500      154,750         4.4
  Short-term borrowings..................      286,100        7,824         2.7       308,600       10,150         3.3
  Long-term debt.........................       22,000        1,539         7.0        15,500        1,207         7.8
                                          ------------ ------------              ------------ ------------
        Total interest-bearing funds.....    4,087,800      139,461         3.4     3,877,600      166,107         4.3
                                                       ------------                           ------------
Noninterest-bearing deposits.............      845,500                                746,200
Other liabilities and accrued expenses...       54,200                                 53,500
                                          ------------                           ------------
        Total liabilities................    4,987,500                              4,677,300
Stockholders' equity.....................      651,100                                573,700
                                          ------------                           ------------
        Total liabilities and
          stockholders' equity...........   $5,638,600                             $5,251,000
                                          ------------                           ------------
                                          ------------                           ------------
Net interest income......................                  $250,231                               $232,357
                                                       ------------                           ------------
                                                       ------------                           ------------

Net interest rate spread.................                                   3.9%                                   3.8%
Effect of noninterest-bearing funds......                                    .8                                     .9
                                                                    ------------                           ------------

Net interest margin on earning assets....                                   4.7%                                   4.7%
                                                                    ------------                           ------------
                                                                    ------------                           ------------

Taxable-equivalent adjustment included in:
  Loan income............................                    $3,162                                 $3,439
  Investment securities income...........                       587                                    378
                                                       ------------                           ------------
        Total............................                    $3,749                                 $3,817
                                                       ------------                           ------------
                                                       ------------                           ------------


RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable equivalent interest income and expense for significant assets and liabilities, appears below:

                                                                  YEAR ENDED DECEMBER 31,
                                                     1994 vs. 1993                       1993 vs. 1992
                                                  Due to variances in                 Due to variances in
                                          ----------------------------------- -----------------------------------
(Dollars in thousands)                          Rates     Volumes       Total       Rates     Volumes       Total
-----------------------------------------------------------------------------------------------------------------
Interest earned on:
  Loans:
    Commercial (1).......................      $8,698      $3,722     $12,420    $(3,358)      $5,469      $2,111
    Mortgage & construction (2)..........       1,683       7,736       9,419    (12,365)      15,737       3,372
    Consumer.............................       (327)     (1,992)     (2,319)     (4,019)     (3,297)     (7,316)
                                          ----------- ----------- ----------- ----------- ----------- -----------
        Total loans......................      10,054       9,466      19,520    (19,742)      17,909     (1,833)
Taxable securities (3)...................     (5,945)       4,992       (953)    (17,420)      10,198     (7,222)
Tax-exempt securities (3)................        (66)       (124)       (190)       (309)         850         541
Federal funds sold/repos.................         112     (1,239)     (1,127)       (348)          81       (267)
Interest-bearing deposits in other banks.           9        (41)        (32)           1           8           9
                                          ----------- ----------- ----------- ----------- ----------- -----------
        Total interest income............       4,164      13,054      17,218    (37,818)      29,046     (8,772)
                                          ----------- ----------- ----------- ----------- ----------- -----------
Interest paid on:
  Savings deposits.......................     (3,667)         568     (3,099)    (17,426)      13,147     (4,279)
  Certificates of deposit and other time
    deposits less than $100,000..........     (2,242)     (1,590)     (3,832)    (10,935)     (6,442)    (17,377)
  Certificates of deposit-$100,000 and
    over.................................       1,618       1,412       3,030     (1,916)     (1,080)     (2,996)
  Short-term borrowings..................       3,513         774       4,287     (1,586)       (740)     (2,326)
  Long-term debt.........................       (107)         693         586       (174)         506         332
                                          ----------- ----------- ----------- ----------- ----------- -----------
        Total interest expense...........       (885)       1,857         972    (32,037)       5,391    (26,646)
                                          ----------- ----------- ----------- ----------- ----------- -----------
Net interest earned......................      $5,049     $11,197     $16,246    $(5,781)     $23,655     $17,874
                                          ----------- ----------- ----------- ----------- ----------- -----------
                                          ----------- ----------- ----------- ----------- ----------- -----------

(1) Tax equivalent adjustments of $961,000 for 1994, $1,475,000 for 1993 and $1,538,000 for 1992 are included in the calculation of commercial loan rate variances.
(2) Tax equivalent adjustments of $2,077,000 for 1994, $1,687,000 for 1993 and $1,901,000 for 1992 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax equivalent adjustments of $483,000 for 1994, $587,000 for 1993 and $378,000 for 1992 are included in the calculation of investment securities rate variances.


NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                YEAR ENDED DECEMBER 31,              % Change
                                          ----------------------------------- -----------------------
(Dollars in thousands)                           1994        1993        1992   1994/1993   1993/1992
-----------------------------------------------------------------------------------------------------
Trust division services..................     $43,360     $41,673     $39,903           4%          4%
Rental income............................       8,491       7,060       6,799          20           4
Service charges on deposit accounts......      15,655      16,367      15,140         (4)           8
Other fees ..............................      21,342      19,582      17,242           9          14
Investment securities gains and (losses).     (1,399)       (195)      26,010       (617)       (101)
Other income.............................       4,737       1,826       1,894         159         (4)
                                          ----------- ----------- -----------
        Total............................     $92,186     $86,313    $106,988           7%       (19)%
                                          ----------- ----------- ----------- ----------- -----------
                                          ----------- ----------- ----------- ----------- -----------


NONINTEREST EXPENSES


A schedule of noninterest expenses over the past three years is presented below:


                                                YEAR ENDED DECEMBER 31,              % Change
                                          ----------------------------------- -----------------------
(Dollars in thousands)                           1994        1993        1992   1994/1993   1993/1992
-----------------------------------------------------------------------------------------------------
Salaries and employee benefits...........    $110,870    $106,437     $95,086           4%         12%
Occupancy and equipment expenses.........      32,227      29,813      27,089           8          10
Communications and supplies..............       9,182       9,413       8,588         (2)          10
FDIC insurance premium expense...........      10,911      10,699       9,883           2           8
Other expenses...........................      38,010      27,493      26,760          38           3
                                          ----------- ----------- -----------
        Total............................    $201,200    $183,855    $167,406           9%         10%
                                          ----------- ----------- ----------- ----------- -----------
                                          ----------- ----------- ----------- ----------- -----------


Noninterest Income
Total noninterest income, including investment securities gains or losses, was $92,186,000 in 1994, an increase of $5,873,000 or 7% above 1993 which was
$20,675,000 or 19% below 1992. The increase in other income for 1994 was primarily due to the first quarter sale of an asset at a gain of $3,137,000.
    Revenues from trust services, the largest source of noninterest income, were $43,360,000 for 1994, an increase of 4% or $1,687,000 over 1993. Net income after the provision for income taxes for the Trust Division of Mercantile-Safe Deposit & Trust Company in 1994 was $10,772,000 compared with $9,805,000 in 1993 and $9,267,000 in 1992.
    Other fees rose $1,760,000 or 9% over 1993 while 1993 amounts were 14% over 1992. This reduced rate of growth was due to a slowing in residential mortgage activity in 1994.
    Sales of investment securities for 1994 and 1993 resulted in net losses of $1,399,000 and $195,000, respectively. Net gains of $26,010,000 were realized in 1992.

Noninterest Expenses
Total noninterest expenses, excluding the provision for loan losses, in 1994 totalled $201,200,000, a 9% increase over $183,855,000 in 1993 which was 10%
higher than 1992. In 1994 and 1993, costs (such as write-downs, professional fees and operating expenses of foreclosed properties) associated with carrying and reducing non-performing assets contributed to above normal increases in other expenses. The largest of these costs, the provision for decline in the market value of other real estate owned, was $5,945,000 in 1994 compared to $468,000 in 1993. With our significantly reduced level of non-performing assets, such expenses should decrease in 1995.
    Salaries and employee benefits, which totalled $110,870,000 in 1994, comprised 55.1% of noninterest expense. The increase of $4,433,000 or 4.2% over the prior year was largely due to the salaries component which increased $3,692,000 or 4.4%. Salaries and employee benefits totalled $106,437,000 in 1993 an increase of $11,351,000 or 11.9% over 1992. The salaries component increased $6,569,000 or 8.6% due in part to mortgage refinancing commissions and wages paid by our mortgage subsidiary during 1993. Employee benefits expense was up $741,000 or 3.2% over 1993 which was $4,782,000, or 26.0%
higher than 1992. A significant part of the increase in benefits expense was from added medical insurance costs and pension expense.
    As a result of continued emphasis on the importance of expense control, Mercantile Bankshares' efficiency ratio (recurring noninterest expenses, excluding the provision for loan losses, divided by the sum of recurring noninterest income, excluding securities gains and losses, plus taxable equivalent net interest income) has remained relatively low and compares favorably to those of our peers. The Mercantile Bankshares efficiency ratio was 54.7%, 54.5% and 52.4% for 1994, 1993 and 1992, respectively.

III. ANALYSIS OF FINANCIAL CONDITION

Securities
Mercantile Bankshares' securities portfolio is structured to provide liquidity and to contribute to earnings. As in the past, our portfolio consists almost exclusively of short- and intermediate-term U.S. Treasury securities. Income from the securities portfolio was $87,766,000 in 1994, $1,039,000 or 1% below 1993. Securities income of $88,805,000 in 1993 was $6,890,000, or 7% less than in 1992. Income from the securities portfolio benefited from a 6% increase in the portfolio's average balance in 1994, but not enough to offset the negative effect of the decline in the yield on securities to 5.2% in 1994 from 5.5% in 1993.


[graph]  - SOURCES OF INCOME (For a description of the graph appearing in this location see APPENDIX A, Chart A-5)

[graph]  -  USES  OF  INCOME (For a description of the graph appearing in this location see APPENDIX A, Chart A-6)


    At year end 1994 and 1993, the average maturity of the bond portfolio stood at 1.5 years and 2.0 years, respectively. As a result of reinvesting maturing securities at higher rates during 1994, the yield on Mercantile's bond portfolio was 5.3% at December 31, 1994, up slightly from 5.2% at the end of the preceding year.
    Mercantile Bankshares availed itself of favorable market conditions during the third quarter of 1992 to sell, at a gain, U.S. Treasury securities with average maturities of one and three quarters years. Proceeds were reinvested in Treasury securities with a moderately longer maturity so that the average maturity of Mercantile's bond portfolio at year end 1992 was 2.6 years as compared with 1.6 years at December 31, 1991. By lengthening the maturities somewhat, we were able to obtain better yields for a longer period of time than would otherwise have been available, but not so high as the yields originally available on the securities sold at a profit.
    The market value of our bond investment portfolio as of December 31, 1994 was 97.0% of amortized cost compared to 101.4% at December 31, 1993 and 100.6% at December 31, 1992. At December 31, 1994, our bond investment portfolio had an amortized cost value of $1,603,994,000. On that date, $64,512,000 of these investments had unrealized gains of $138,000. The remaining $1,539,482,000 of these investments had unrealized losses of $47,562,000. More information on the bond investment portfolio is shown in the table on page 11.

Loans
For the first time in three years, both average total loans and yields increased. As a consequence, fully taxable equivalent interest income from loans in 1994 amounted to $318,132,000, 6.5% above the $298,612,000 realized in 1993 which in turn was 0.6% lower than the $300,445,000 realized in 1992.
    Increases in commercial and real estate loans (mortgage and construction loans) more than offset a decrease in consumer loans. Average commercial loans (including industrial, financial and agricultural) grew 4.1% in 1994 to an average balance of $1,235,800,000 while real estate loans increased 4.7% to an average balance of $2,061,900,000.
    It is significant that a large portion of the real estate loan portfolio consists of loans to individuals on their residences. At December 31, 1994, 40% of total real estate loans were one to four family residential mortgages and 6% were home equity loans. Commercial mortgages made up 39% of the real estate portfolio followed by construction loans at 15% of the portfolio. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1994, were for owner occupied properties. We are mindful of the risks associated with some types of real estate loans. However, given the nature of these loans at Mercantile Bankshares, and our familiarity with our borrowers and the region, we believe it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers.
    Consumer loan volume continued to decrease as our banks exercised prudence in the intensely competitive indirect auto paper market which has been characterized by shrinking margins and lenient credit standards.
    For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 40.

Sources and Uses of Funds
Mercantile Bankshares' funding sources (i.e., deposits, shareholders' equity and short-term borrowings) grew 3% in 1994 compared with 7% in the prior year.
    Noninterest-bearing deposits grew 5% to $890,100,000 on average in 1994, compared with $845,500,000 in 1993 and $746,200,000 in 1992. This was the
second consecutive year that noninterest-bearing deposits increased as a portion of average total deposits. If interest rates continue to rise as they did in 1994, we expect to see a reversal in this trend as more funds flow into interest-bearing deposit accounts. Savings and NOW


BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1994, 1993 and 1992.

                                 DECEMBER 31, 1994                   December 31, 1993                   December 31, 1992
                        ----------------------------------- ----------------------------------- -----------------------------------
                                                        Tax                                 Tax                                 Tax
                                                 Equivalent                          Equivalent                          Equivalent
                          Amortized      Market    Yield To   Amortized      Market    Yield To   Amortized      Market    Yield To
(Dollars in thousands)         Cost       Value    Maturity        Cost       Value    Maturity        Cost       Value    Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Securities
held-to-maturity
  U.S. Treasury and
  other U.S. government
  agencies:
    Within 1 year......    $209,330    $207,073        5.2%    $392,419    $397,018        5.6%    $256,455    $260,949        7.1%
    1-5 years..........   1,035,085     997,072        5.6    1,317,350   1,336,613        5.1    1,220,287   1,224,182        5.7
    5-10 years.........       6,214       5,786        6.0       20,578      20,878        5.8       16,947      17,289        6.9
    After 10 years.....         885         868        7.4        1,891       1,902        7.5
                        ----------- -----------             ----------- -----------             ----------- -----------
      Total............  $1,251,514  $1,210,799        5.5%  $1,732,238  $1,756,411        5.2%  $1,493,689  $1,502,420        5.9%
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Average maturity
        (years)........         1.5                                 2.0                                 2.6
                        -----------                         -----------                         -----------
                        -----------                         -----------                         -----------
  States and political
  subdivisions:
    Within 1 year......        $616        $615        8.3%      $1,485      $1,483        9.3%      $2,080      $2,099       10.4%
    1-5 years..........      10,767      10,381        7.5       11,180      11,634        6.8        2,907       2,999        9.4
    5-10 years.........       2,143       2,003        7.8        2,399       2,509        7.7          740         776        9.8
    After 10 years.....          55          55       11.9           55          55       11.9          355         356       12.7
                        ----------- -----------             ----------- -----------             ----------- -----------
      Total............     $13,581     $13,054        7.6%     $15,119     $15,681        7.0%      $6,082      $6,230       10.0%
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Average maturity
        (years)........         3.7                                 2.5                                 3.3
                        -----------                         -----------                         -----------
                        -----------                         -----------                         -----------
  Other bonds, notes
  and debentures:
    Within 1 year......      $1,800      $1,796        7.1%        $194        $194        4.9%
    1-5 years..........       1,398       1,354        6.7        1,402       1,503        6.7         $286        $286        5.8%
    5-10 years.........
    After 10 years.....           6           6        9.1           13          15        8.2           12          14        8.2
                        ----------- -----------             ----------- -----------             ----------- -----------
      Total............      $3,204      $3,156        6.9%      $1,609      $1,712        6.5%        $298        $300        5.9%
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Average maturity
        (years)........         1.6                                 2.6                                 7.1
                        -----------                         -----------                         -----------
                        -----------                         -----------                         -----------
  Totals:
    Within 1 year......    $211,746    $209,484        5.2%    $394,098    $398,695        5.6%    $258,535    $263,048        7.1%
    1-5 years..........   1,047,250   1,008,807        5.6    1,329,932   1,349,750        5.1    1,223,480   1,227,467        5.7
    5-10 years.........       8,357       7,789        6.5       22,977      23,387        5.9       17,687      18,065        7.0
    After 10 years.....         946         929        7.7        1,959       1,972        7.6          367         370       12.6
                        ----------- -----------             ----------- -----------             ----------- -----------
      Total ...........  $1,268,299  $1,227,009        5.5%  $1,748,966  $1,773,804        5.2%  $1,500,069  $1,508,950        5.9%
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Average maturity
        (years)........         1.5                                 2.0                                 2.6
                        -----------                         -----------                         -----------
                        -----------                         -----------                         -----------
Securities
  available-for-sale
  U.S. Treasury and
  other U.S. government
  agencies:
    Within 1 year......    $269,092    $265,167        4.1%
    1-5 years..........      65,094      63,048        5.5
    5-10 years.........       1,500       1,337        5.3
    After 10 years.....
                        ----------- -----------
      Total............    $335,686    $329,552        4.4%
                        ----------- ----------- -----------
                        ----------- ----------- -----------
      Average maturity
        (years)........          .6
                        -----------
                        -----------
  Other bonds, notes
  and debentures:
    Within 1 year......
    1-5 years..........
    5-10 years.........
    After 10 years.....          $9          $9        6.4%
                        ----------- -----------
      Total............          $9          $9        6.4%
                        ----------- ----------- -----------
                        ----------- ----------- -----------
      Average maturity
        (years)........        18.8
                        -----------
                        -----------
  Totals:
    Within 1 year......    $269,092    $265,167        4.1%
    1-5 years..........      65,094      63,048        5.5
    5-10 years.........       1,500       1,337        5.3
    After 10 years.....           9           9        6.4
                        ----------- -----------
      Total............    $335,695    $329,561        4.4%
                        ----------- ----------- -----------
                        ----------- ----------- -----------
      Average maturity
        (years)........          .6
                        -----------
                        -----------


accounts increased to 34% of average total deposits in 1994 compared with 33% of average total deposits in 1993 and 27% in 1992. The average balance of large denomination CD's (those $100,000 or more) increased to $339,900,000 in 1994 but remained 7% of average total deposits compared with $302,500,000 or 7% of average total deposits one year ago and $327,000,000 or 8% two years ago.
    Average money market accounts decreased both in dollars and as a portion of average total deposits in each of the past two years. Average money market accounts comprised 18% of average total deposits in 1994 compared with 19% and 20% in 1993 and 1992, respectively. Certificates of deposit in amounts of less than $100,000 decreased to 22% of average total deposits compared with 23% of average total deposits in 1993 and 28% in 1992.
    Average shareholders' equity increased by 8% to $704,400,000 in 1994, due principally to growth in retained earnings.
    Average short-term borrowings increased by $28,300,000 during 1994 to $314,400,000 as a result of increases in overnight federal funds purchases and repurchase agreements.
    Average loans increased 3% during 1994 but did not change as a portion of average total earning assets. Average loans as a portion of average total earning assets were 69% in both 1994 and 1993 compared with 70% in 1992. As funding sources have increased more rapidly than loans, management has invested its excess funds in short-term U.S. Treasury securities positioning Mercantile Bankshares to take advantage of anticipated increases in loan demand. Investment securities rose to 31% of average total earning assets in 1994 from 30% in 1993 and 29% in 1992. Further details of the composition of our average total earning assets and of our deposit mix are shown in the tables below.

Asset/Liability Management
Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities. It also involves providing adequate liquidity while sustaining stable growth in net interest income. Regular


COMPOSITION OF EARNING ASSETS

                                                                         Average Balances
                                ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                 1994                1993                1992                1991                1990
-----------------------------------------------------------------------------------------------------------------------------------
Loans..........................  $3,765,200     69%  $3,647,000     69%  $3,438,000     70%  $3,306,400     71%  $3,181,900     77%
Investment securities*.........   1,700,600     31    1,612,200     30    1,449,600     29    1,169,500     25      836,900     20
Federal funds sold.............      12,200              37,600      1       42,400      1       43,600      1       46,000      1
Securities purchased under
  resale agreements............                          15,700               8,700             162,100      3       70,400      2
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------
      Total....................  $5,478,000    100%  $5,312,500    100%  $4,938,700    100%  $4,681,600    100%  $4,135,200    100%
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------

*Includes interest-bearing deposits in other banks.


DEPOSIT MIX

                                                                         Average Balances
                                ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                 1994                1993                1992                1991                1990
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits...    $890,100     19%    $845,500     18%    $746,200     17%    $678,100     17%    $650,900     18%
Interest-bearing deposits:
  Savings, NOW.................   1,577,100     34    1,505,000     33    1,178,100     27      830,700     20      729,400     20
  Money market.................     833,300     18      885,600     19      847,100     20      719,300     18      520,500     14
  CDs and other time less than
    $100,000...................   1,052,100     22    1,086,600     23    1,201,300     28    1,393,700     34    1,261,200     34
  CDs $100,000 and over........     339,900      7      302,500      7      327,000      8      454,500     11      509,800     14
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------
      Total....................  $4,692,500    100%  $4,625,200    100%  $4,299,700    100%  $4,076,300    100%  $3,671,800    100%
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------
                                ----------- ------- ----------- ------- ----------- ------- ----------- ------- ----------- -------


review and analysis of deposit and loan trends, cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.
    Mercantile Bankshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages or pools of such mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid in weeks. Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercantile Bankshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest Rate Sensitivity Analysis on page 14, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1994, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.
    The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. In 1994, growth of deposits, coupled with limited growth in loan demand, resulted in the increase in investment securities previously discussed. We limited the maturity, and therefore the yield, of securities purchased with new funds because we anticipate their need to satisfy loan demand in the markets we serve.

Credit Risk Analysis
Our loans and commitments are substantially to borrowers located in our immediate region. We have limited our participation in multi-bank credits where we are not the managing or agent bank. We do not purchase loan participations from syndicating banks or other unaffiliated financial institutions.
    Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly fixed on key management personnel in each of our affiliates and ultimately upon the board of directors of each affiliate. These responsibilities are supported at the

[graph] - LOAN COMPOSITION AND GROWTH (For a description of the graph appearing in this location see APPENDIX A,
                                       Chart A-7)

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate-construction loans as of December 31, 1994.

                                              Maturing
                           -----------------------------------------------
                                            Over 1
                                1 year     through      Over 5
(Dollars in thousands)         or less     5 years       years       Total
--------------------------------------------------------------------------
Commercial, financial and     $498,998    $477,755    $334,311  $1,311,064
  agricultural............
Real estate-construction..     137,010     139,149      42,372     318,531
                           ----------- ----------- ----------- -----------
      Total...............    $636,008    $616,904    $376,683  $1,629,595
                           ----------- ----------- ----------- -----------
                           ----------- ----------- ----------- -----------

Of the $993,587,000 loans maturing after one year, $274,940,000 or 28% have predetermined interest rates and $718,647,000 or 72% have floating interest rates.


INTEREST RATE SENSITIVITY ANALYSIS (1)

                                                                 At December 31, 1994
                                  -----------------------------------------------------------------------------------
                                                     Over        Over        Over
                                                 3 months    6 months      1 year                    Non-
                                       Within        thru        thru        thru       After   sensitive
(Dollars in millions)                3 months    6 months      1 year     5 years     5 years       funds       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (2)...................       $76.5      $133.0      $271.3    $1,112.3       $10.8        $2.5    $1,606.4
Loans............................     2,267.9       105.4       229.4     1,109.4       226.0                 3,938.1
Other assets.....................                                                                   392.2       392.2
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Total......................     2,344.4       238.4       500.7     2,221.7       236.8       394.7     5,936.7
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------


LIABILITIES & EQUITY
Money market deposit accounts....       817.2                                                                   817.2
Time deposits....................       408.8       208.3       234.6       631.1         1.8                 1,484.6
Other deposits (3)...............       474.6                                         1,968.8                 2,443.4
Short-term borrowings............       375.0                                                                   375.0
Long-term debt...................          .2          .2          .5        22.9         7.7                    31.5
Other liabilities................                                                                    61.1        61.1
Stockholders' equity.............                                                                   723.9       723.9
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------
      Total......................     2,075.8       208.5       235.1       654.0     1,978.3       785.0    $5,936.7
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------
Excess...........................      $268.6       $29.9      $265.6    $1,567.7  $(1,741.5)    $(390.3)
                                  ----------- ----------- ----------- ----------- ----------- -----------
                                  ----------- ----------- ----------- ----------- ----------- -----------
Accumulated excess...............      $268.6      $298.5      $564.1    $2,131.8      $390.3
                                  ----------- ----------- ----------- ----------- -----------
                                  ----------- ----------- ----------- ----------- -----------
Accumulated excess as a percent
  of total.......................        4.5%        5.0%        9.5%       35.9%        6.6%

(1) These data are adjusted for atypical behavior in assets and liabilities, principally in usable demand deposits and in amounts due from non-affiliated banks including items in the process of collection.
(2) Includes interest-bearing deposits in other banks.
(3) Reflects behavior experience which often differs from legal withdrawal provisions.


ALLOWANCE FOR LOAN LOSSES

                                                       Year Ended December 31,
                                     -----------------------------------------------------------
(Dollars in thousands)                      1994        1993        1992        1991        1990
------------------------------------------------------------------------------------------------
Allowance balance-beginning.........     $92,567     $88,261     $65,932     $54,471     $48,720
Allowance of acquired bank..........                   2,803
Charge-offs:
  Commercial, financial and
    agricultural....................       4,262       7,845      21,258       3,709       2,954
  Real estate-construction..........       2,405       1,258         240         271       3,538
  Real estate-mortgage..............       2,000       2,491         697       4,378         638
  Consumer..........................       1,862       2,676       3,019       3,841       4,264
                                     ----------- ----------- ----------- ----------- -----------
      Totals........................      10,529      14,270      25,214      12,199      11,394
                                     ----------- ----------- ----------- ----------- -----------
Recoveries:
  Commercial, financial and
    agricultural....................         729       1,500         637       1,062         253
  Real estate-construction..........         224
  Real estate-mortgage..............         185         148         131         188          10
  Consumer..........................       1,025       1,156       1,429       1,560       1,881
                                     ----------- ----------- ----------- ----------- -----------
      Totals........................       2,163       2,804       2,197       2,810       2,144
                                     ----------- ----------- ----------- ----------- -----------
Net charge-offs.....................       8,366      11,466      23,017       9,389       9,250
Provision for loan losses...........       7,056      12,969      45,346      20,850      15,001
                                     ----------- ----------- ----------- ----------- -----------
Allowance balance-ending............     $91,257     $92,567     $88,261     $65,932     $54,471
                                     ----------- ----------- ----------- ----------- -----------
                                     ----------- ----------- ----------- ----------- -----------
Average loans outstanding during
  year..............................  $3,765,200  $3,647,000  $3,438,000  $3,306,400  $3,181,900
                                     ----------- ----------- ----------- ----------- -----------
                                     ----------- ----------- ----------- ----------- -----------
Percent of net charge-offs to
  average loans outstanding during
  year..............................        .22%        .31%        .67%        .28%        .29%
                                     ----------- ----------- ----------- ----------- -----------
                                     ----------- ----------- ----------- ----------- -----------
Percent of allowance for loan losses
  at year-end to average loans......        2.4%        2.5%        2.6%        2.0%        1.7%
                                     ----------- ----------- ----------- ----------- -----------
                                     ----------- ----------- ----------- ----------- -----------


Allocation of Allowance for Loan Losses
The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission.
This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown.
For a historical analysis of the allowance for loan losses, see the caption below for Provision and Allowance for Loan Losses.


                                                      Allowance Amount Allocated as of December 31,
                                               -----------------------------------------------------------
(Dollars in thousands)                                1994        1993        1992        1991        1990
----------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
  Commercial, financial and agricultural......     $25,600     $26,200     $24,500     $16,480     $13,500
  Real estate-construction....................      10,900      11,700      12,000       9,900       7,300
  Real estate-mortgage........................       5,100       5,000       4,400       3,300       1,800
  Consumer....................................       5,500       5,600       7,900       5,900       4,900
Allowance amount not allocated................      44,157      44,067      39,461      30,352      26,971
                                               ----------- ----------- ----------- ----------- -----------
    Total.....................................     $91,257     $92,567     $88,261     $65,932     $54,471
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------


COMPOSITION OF LOAN PORTFOLIO

                                                                      December 31,
                                               -----------------------------------------------------------
                                                      1994        1993        1992        1991        1990
----------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural........       33.3%       33.3%       32.3%       32.6%       34.5%
Real estate-construction......................        8.1         8.6         9.1         9.8         9.7
Real estate-mortgage..........................       46.5        45.6        44.4        41.7        37.9
Consumer......................................       12.1        12.5        14.2        15.9        17.9
                                               ----------- ----------- ----------- ----------- -----------
    Total.....................................      100.0%      100.0%      100.0%      100.0%      100.0%
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------


holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, each affiliate bank has set an internal limit on the maximum amount of credit that may be extended to a single borrower that is well below the regulatory maximum.

Provision and Allowance for Loan Losses
Each affiliate is required to maintain an adequate allowance for loan losses and Corporate management and the boards of directors maintain a regular overview to assure that adequacy. On a periodic basis, we examine significant credit exposures, non-accrual and other non-performing assets and various statistical measurements of asset quality to assure the adequacy of our allowance for loan losses. During 1994, $7,056,000 in provision for loan loss expense was incurred, down from $12,969,000 and $45,346,000 in 1993 and 1992, respectively. The decision to lower the provision was influenced, in part, by continuing decreases in the levels of non-performing loans and net charge-offs in 1994. Non-performing loans declined by $32,415,000 or 49% between December 31, 1993 and December 31, 1994 while net charge-offs dropped by $3,100,000 or 27% during the same period.
    The allowance for loan losses, as a percentage of average loans, was 2.4% at December 31, 1994 compared with 2.5% and 2.6% the two preceding years. The allowance for loan losses decreased 1% from year end 1993 to year end 1994. However, due to the decrease in non-performing loans between those two dates, the allowance for loan losses as a percentage of non-performing loans increased from 140% to 271%. Further details of the allowance for loan losses are shown in the tables on pages 14 and 15.

Charge-Offs
Charge-offs before recoveries in 1994 were $10,529,000, down from $14,270,000 in 1993; which in turn was down from $25,214,000 in 1992. Allowance For Loan Losses, on page 14, shows that the reduction in charge-offs of commercial, financial and agricultural, mortgage, and consumer loans more than offset an increase in charge-offs of construction loans in 1994. Charge-offs of commercial, financial and agricultural loans were $4,262,000 in 1994, down $3,583,000 from $7,845,000 in 1993, which in turn was down $13,413,000 from an historical high of $21,258,000 in 1992. Mortgage loans totalling $2,000,000 were charged off in 1994, a decrease of


[graph]  -  ALLOWANCE AS A % OF AVERAGE LOANS;
            CHARGE-OFFS (Net of Recoveries) AS A % OF AVERAGE LOANS
                 (For  a  description  of  the graph appearing in
                  this location see APPENDIX A, Chart A-8)

$491,000 from the $2,491,000 charged off in 1993 but not as low as the $697,000 reported in 1992. The charge-off of consumer loans declined for the fifth straight year to $1,862,000 in 1994 from $2,676,000 in 1993 and $3,019,000 in 1992. Charge-offs of construction loans increased by $1,147,000 to $2,405,000 in 1994, compared with charge-offs of $1,258,000 and $240,000 in
1993 and 1992, respectively.
    Intensive collection efforts continue after charge-off in order to maximize the recovery of amounts previously charged off. Recoveries as a percentage of loans charged off were 21% in 1994, 20% in 1993 and 9% in 1992. Recoveries in a given year may or may not relate to loans charged off in that year.
    Net charge-offs decreased to $8,366,000 in 1994 from $11,466,000 in 1993 and well below the $23,017,000 in 1992. Net charge-offs as a percentage of average loans were .22%, .31% and .67% for the years ended 1994, 1993 and 1992, respectively.

Non-Performing Assets
Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to non-accrual loans, our policy is that regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on non-accrual status sooner than this standard if, in management's judgement, such action is warranted.
    Non-performing assets have fallen to their lowest year end level since December 31, 1990. At year end 1994, non-performing assets were $43,813,000 compared with $88,721,000 and $94,167,000 in 1993 and 1992, respectively. Non-performing assets reached their peak in the third quarter of 1992, due primarily to a $21,300,000 loan to one borrower, and have decreased fairly steadily since that time.
    Non-performing loans decreased 49% to $33,648,000 at December 31, 1994 from $66,063,000 one year earlier. In addition, at December 31, 1994, there was one restructured loan of $7,300,000 that was performing in accordance with its new terms and, accordingly, is not included in the accompanying table of non-performing assets. Other real estate owned decreased 55% to $10,165,000 at December 31, 1994 from $22,658,000 one year earlier. This decrease was primarily attributable to the sale of a foreclosed property (other real estate owned) and to a 1994 provision of $5,945,000 for decline in the market value of other real estate owned.
    Attention is directed to the data in Non-Performing Assets on page 17 which shows the changes in the amounts of various categories of non-performing assets over the last five years, and sets forth the relationship between non-performing loans and total loans and total allowance for loan losses.

Shareholders' Equity
Adequate capital is vital to financial institutions. It is requisite to sustaining growth, providing a measure of protection against unanticipated declines in asset values and helping safeguard the funds of depositors.
    Capital also provides a source of funds to meet loan demand and enables the company to manage its assets and liabilities effectively.
    Shareholders' equity increased 7% to $723,917,000 at year end 1994 from $674,941,000 at year end 1993 which, in turn, was a 13% increase from $598,128,000 at year end 1992. These increases are primarily attributable to retained earnings. Book value per share was $15.05 at the end of 1994, $13.99 in 1993 and $13.07 in 1992. Our ratio of average equity to average assets was 12.1% in 1994 compared with 11.5% in 1993 and 10.9% in 1992, among the very strongest in the industry each year.
    Various bank regulatory agencies have implemented stringent capital guidelines which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well capitalized" bank faces fewer regulatory hindrances in its operations than institutions which are classified at the other end of the spectrum as "critical-


NON-PERFORMING ASSETS

A five-year comparison of non-performing assets is presented below:

                                                        December 31,
                                 -----------------------------------------------------------
(Dollars in thousands)                  1994        1993        1992        1991        1990
--------------------------------------------------------------------------------------------
Non-accrual loans (1)...........     $33,645     $66,063     $70,602     $58,994     $34,035
Renegotiated loans (1)..........           3                   3,105         593          29
Loans contractually past due 90
  days or more and still
  accruing interest.............                                              40         497
                                 ----------- ----------- ----------- ----------- -----------
  Total non-performing loans....      33,648      66,063      73,707      59,627      34,561
Other real estate owned.........      10,165      22,658      20,460      27,116       4,744
                                 ----------- ----------- ----------- ----------- -----------
  Total non-performing assets...     $43,813     $88,721     $94,167     $86,743     $39,305
                                 ----------- ----------- ----------- ----------- -----------
                                 ----------- ----------- ----------- ----------- -----------
Non-performing loans as a
  percentage of period end loans        .85%       1.78%       2.11%       1.77%       1.04%
Non-performing assets as a
  percentage of period end loans
  and other real estate owned...       1.11%       2.37%       2.68%       2.55%       1.18%
Allowance for loan losses as a
  percentage of non-performing
  loans.........................     271.21%     140.12%     119.75%     110.57%     157.61%

(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $3,230,000 and $5,841,000 in 1994 and 1993 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totalled $1,524,000 and $2,800,000 in 1994 and 1993, respectively.

Note: In addition to the above loans, certain other loans, estimated to aggregate $7,071,000 at December 31, 1994, are currently being paid out in accordance with their terms, but, in the opinion of management, there is serious doubt as to the ability of the borrowers to comply with the repayment terms in the future. While management does not anticipate any loss not previously provided for on these loans, economic conditions may be such as to necessitate future modifications in the repayment terms.


ly undercapitalized." For instance, only "well-capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels as compared to poorly capitalized banks.
    By bank regulation, the total risk-based capital ratio, the tier one risk-based capital ratio and the tier one leverage ratio must be at least equal to 8%, 4% and 4%, respectively. At December 31, 1994, these three ratios for Mercantile Bankshares were 19.6%, 18.3% and 12.1%, substantially in excess of the minimums required. As of December 31, 1993, they were 19.6%, 18.2% and 11.5%, respectively. The table on page 18 shows the components of the risk-based capital and leverage ratios.
    Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercantile Bankshares and it is not anticipated that they will have a constraining impact in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Note #8 on page 29 for information regarding Mercantile Bankshares' commitments.
    In December 1994, the Board of Directors approved a plan authorizing the Corporation to purchase up to 2,000,000 shares of its common stock, in addition to 411,000 shares remaining under the Corporation's previously announced program to purchase up to 1,000,000 shares. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The total number of shares purchased under the two authorizations was 589,000 as of December 31, 1994.

[graph] - RISK-BASED CAPITAL RATIOS*  (For a description of the graph appearing in this location see APPENDIX A,
                                       Chart A-9)


Dividends
For the eighteenth consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the September 1994 dividend, the


RISK-BASED CAPITAL

DECEMBER 31,

(Dollars in thousands)              1994          1993          1992          1991
----------------------------------------------------------------------------------
Tier one capital:
  Stockholders' equity....      $726,688      $675,441      $598,628      $542,599
  Less: goodwill and other
    intangible assets.....      (21,432)      (19,993)      (21,123)      (22,254)
                           ------------- ------------- ------------- -------------
      Total Tier one
        capital...........       705,256       655,448       577,505       520,345

Tier two capital:
  Allowable allowance for
    loan losses...........        48,598        45,493        42,937        42,184
  Allowable unsecured
    long-term debt........         1,000         2,000         4,000         6,000
                           ------------- ------------- ------------- -------------
      Tier two capital
        additions.........        49,598        47,493        46,937        48,184
                           ------------- ------------- ------------- -------------
      Total capital.......      $754,854      $702,941      $624,442      $568,529
                           ------------- ------------- ------------- -------------
                           ------------- ------------- ------------- -------------

Risk-adjusted assets......    $3,845,146    $3,592,661    $3,389,608    $3,350,944
Quarterly average assets
  (net of goodwill and
  other intangible assets)    $5,816,368    $5,721,307    $5,317,877    $5,088,646
Risk-based capital ratios:
Tier one capital..........         18.3%         18.2%         17.0%         15.5%
Total capital.............         19.6          19.6          18.4          17.0
Tier one leverage ratio*..         12.1%         11.5%         10.9%         10.2%

*Tier one capital/quarterly average assets (net of goodwill and other intangible assets)


DIVIDENDS

                              1994                          1993
-----------------------------------------------------------------------------
Quarter               4th    3rd    2nd    1st    4th     3rd     2nd     1st
-----------------------------------------------------------------------------
Common dividends..    .20    .20    .17    .17    .17     .17     .15     .15

Mercantile Bankshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercantile Bankshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercantile Bankshares and its affiliates.


quarterly dividend rate was raised from $.17 to $.20 per share. Management will periodically evaluate whether this is an appropriate rate in light of Mercantile Bankshares' capital strength, profitability and concerns about problems facing the economy and the banking industry in general. The annual dividends paid per common share were $.74 in 1994, $.64 in 1993 and $.58 in 1992. Total cash dividends paid were $34,982,000 in 1994, $30,173,000 in 1993 and $26,454,000 in 1992. The chart appearing above presents dividends paid over the last two years.

Acquisitions and Commitments
In December 1994, the Corporation entered into an agreement to acquire all of the outstanding shares of The Sparks State Bank, Sparks, Maryland. Under the terms of the agreement, Mercantile Bankshares will issue 2 1\3 shares for each share of the common stock of Sparks. The affiliation is subject to regulatory and shareholders' approvals. It is anticipated that this affiliation will be completed during 1995.
    In November 1994, the Corporation completed its affiliation with The National Bank of Fredericksburg, Fredericksburg, Virginia, in a tax-free exchange of stock. Shareholders of the National Bank received 2.84 shares of Mercantile Bankshares stock for each of the 788,112 shares of the National Bank capital stock and cash in lieu of any fractional shares. The affiliation was accounted for as a pooling of interests.
    Further information regarding these affiliations is presented in Footnote #14 to the financial statements.
    Commitments for 1995 include plans for approximately $7,500,000 of capital expenditures, consisting primarily of con-


struction and improvements of new and existing banking offices of affiliate banks.

Recent FASB Pronouncements
Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, was issued in May 1993 and later amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, in October 1994. Both are effective for financial statements issued for fiscal years beginning after December 15, 1994. These Statements establish the accounting and reporting requirements for all impaired loans. Under these statements a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. These Statements were implemented January 1, 1995 and did not have a material effect on the financial statements of Mercantile Bankshares.
    Also issued in October 1994 was SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1994. Mercantile Bankshares neither holds nor issues derivative financial instruments. Therefore, SFAS No. 119 had no effect on the financial statements of Mercantile Bankshares.


RECENT COMMON STOCK PRICES
MARKET PRICES*

                       1994                            1993
-------------------------------------------------------------------------
Quarter       4th     3rd     2nd     1st     4th     3rd     2nd     1st
-------------------------------------------------------------------------
High.....  22 1/4  23 1/8  20 7/8      21  21 3/4  21 1/8  23 1/2  23 7/8
Low......  18 3/8  19 1/2  17 3/4  18 1/4      18  19 7/8  19 3/8  20 7/8

*The  stock of Mercantile Bankshares Corporation is traded on the Nasdaq Stock
 Market under the symbol MRBK. The quotations represent actual transactions.

As of February 28, 1995, there were 8,538 stockholders of record.


REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and The Board of Directors,
Mercantile Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Mercantile Bankshares Corporation and Affiliates as of December 31, 1994 and 1993, and the related statements of consolidated income, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercantile Bankshares Corporation and Affiliates as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
    As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities during 1994.

(sig)

Baltimore, Maryland
January 20, 1995


CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

(Dollars in thousands, except per share
data)                                               1994         1993
---------------------------------------------------------------------
ASSETS
Cash and due from banks (6)................     $257,046     $172,526
Interest-bearing deposits in other banks...          100          600
Investment securities held-to-maturity.....    1,273,278    1,753,974
Investment securities available-for-sale...      332,986
Federal funds sold.........................                     3,645

Loans (3)..................................    3,938,095    3,721,347
Less: allowance for loan losses (1),(3)....     (91,257)     (92,567)
                                            ------------ ------------
      Loans, net...........................    3,846,838    3,628,780
                                            ------------ ------------

Bank premises and equipment, net (1),(4)...       74,259       73,350
Other real estate owned, net (1)...........       10,165       22,658
Excess cost over equity in affiliated
banks, net (1).............................       18,862       19,993
Other assets...............................      124,691      114,094
                                            ------------ ------------
Total......................................   $5,938,225   $5,789,620
                                            ------------ ------------
                                            ------------ ------------

LIABILITIES
Deposits:
    Noninterest-bearing deposits...........     $954,228     $960,475
    Interest-bearing deposits..............    3,811,165    3,776,768
                                            ------------ ------------
      Total deposits.......................    4,765,393    4,737,243
Short-term borrowings (6)..................      356,268      292,096
Accrued expenses and other liabilities.....       61,177       52,990
Long-term debt (7).........................       31,470       32,350
                                            ------------ ------------
      Total liabilities....................    5,214,308    5,114,679
                                            ------------ ------------

COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized
  2,000,000 shares; issued and
  outstanding-None
Common stock, $2 par value; authorized
  67,000,000 shares; issued 48,114,014
  shares in 1994 and 48,235,087 shares in
  1993.....................................       96,228       96,470
Capital surplus............................       22,988       26,958
Retained earnings..........................      606,972      551,513
Unrealized gains (losses) on securities,
  net......................................      (2,271)
                                            ------------ ------------
      Total stockholders' equity...........      723,917      674,941
                                            ------------ ------------
        Total..............................   $5,938,225   $5,789,620
                                            ------------ ------------
                                            ------------ ------------


See notes to consolidated financial statements


STATEMENT OF CONSOLIDATED INCOME


FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands, except per share data)                 1994      1993     1992
-------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (1)..........................  $315,094  $295,450 $297,006
                                                         --------- --------- --------
Interest and dividends on investment securities:
  Taxable interest income...............................    86,432    87,211   94,866
  Tax-exempt interest income............................       696       816      481
  Dividends.............................................       365       313      303
  Other investment income...............................       273       465       45
                                                         --------- --------- --------
                                                            87,766    88,805   95,695
                                                         --------- --------- --------
Other interest income...................................       529     1,688    1,946
                                                         --------- --------- --------
    Total interest income...............................   403,389   385,943  394,647
                                                         --------- --------- --------

INTEREST EXPENSE
Interest on deposits (5)................................   126,197   130,098  154,750
Interest on short-term borrowings.......................    12,111     7,824   10,150
Interest on long-term debt..............................     2,125     1,539    1,207
                                                         --------- --------- --------
    Total interest expense..............................   140,433   139,461  166,107
                                                         --------- --------- --------

NET INTEREST INCOME.....................................   262,956   246,482  228,540
Provision for loan losses (1),(3).......................     7,056    12,969   45,346
                                                         --------- --------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....   255,900   233,513  183,194
                                                         --------- --------- --------

NONINTEREST INCOME
Trust division services (1).............................    43,360    41,673   39,903
Rental income...........................................     8,491     7,060    6,799
Service charges on deposit accounts.....................    15,655    16,367   15,140
Other fees..............................................    21,342    19,582   17,242
Investment securities gains and (losses) (2),(10).......   (1,399)     (195)   26,010
Other income............................................     4,737     1,826    1,894
                                                         --------- --------- --------
    Total noninterest income............................    92,186    86,313  106,988
                                                         --------- --------- --------

NONINTEREST EXPENSES
Salaries................................................    86,941    83,249   76,680
Employee benefits (12)..................................    23,929    23,188   18,406
Net occupancy expense of bank premises (1),(4)..........    18,250    16,633   15,196
Furniture and equipment expenses (1),(4)................    13,977    13,180   11,893
Communications and supplies.............................     9,182     9,413    8,588
FDIC insurance premium expense..........................    10,911    10,699    9,883
Other expenses..........................................    38,010    27,493   26,760
                                                         --------- --------- --------
    Total noninterest expenses..........................   201,200   183,855  167,406
                                                         --------- --------- --------
      Income before income taxes........................   146,886   135,971  122,776
      Applicable income taxes (1),(10)..................    56,445    52,503   46,478
                                                         --------- --------- --------
        NET INCOME......................................   $90,441   $83,468  $76,298
                                                         --------- --------- --------
                                                         --------- --------- --------

NET INCOME PER SHARE OF COMMON STOCK (9)................     $1.88     $1.73    $1.67


See notes to consolidated financial statements


STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents


FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                    1994      1993        1992
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans..........................................  $309,072  $295,695    $300,857
Interest and dividends on investment securities.....................    89,990    88,335      94,837
Other interest income...............................................       614     1,712       1,985
Noninterest income..................................................    94,000    86,023      80,495
Interest paid....................................................... (139,535) (140,058)   (171,725)
Noninterest expenses paid........................................... (184,907) (164,706)   (149,851)
Income taxes paid...................................................  (56,554)  (52,306)    (65,077)
                                                                     --------- --------- -----------
    Net cash provided by operating activities.......................   112,680   114,695      91,521
                                                                     --------- --------- -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities .......................               3,192     949,178
Proceeds from maturities of investment securities held-to-maturity..   280,527   315,841     452,510
Proceeds from sales of investment securities available-for-sale.....   191,151
Proceeds from maturities of investment securities
  available-for-sale................................................    82,829
Purchases of investment securities held-to-maturity................. (270,545) (506,369) (1,535,301)
Purchases of investment securities available-for-sale............... (141,383)
Net increase in customer loans...................................... (225,114) (111,620)   (134,145)
Capital expenditures................................................   (8,566)   (9,709)     (7,218)
Proceeds from sales of other real estate owned......................     6,548
                                                                     --------- --------- -----------
    Net cash used in investing activities...........................  (84,553) (308,665)   (274,976)
                                                                     --------- --------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing deposits.............   (6,247)    24,250      94,114
Net increase (decrease) in NOW and savings accounts................. (109,455)    87,000     430,159
Net increase (decrease) in certificates of deposit..................   143,852  (92,110)   (281,004)
Net increase (decrease) in short-term borrowings....................    64,172     6,527    (46,240)
Proceeds from issuance of long-term debt............................              24,000
Repayment of long-term debt.........................................     (880)   (6,758)     (1,501)
Proceeds from issuance of shares....................................     7,087     4,158       6,185
Repurchase of common shares.........................................  (11,299)     (421)
Dividends paid......................................................  (34,982)  (30,173)    (26,454)
                                                                     --------- --------- -----------
    Net cash provided by financing activities.......................    52,248    16,473     175,259
                                                                     --------- --------- -----------
Net increase (decrease) in cash and cash equivalents (1)............    80,375 (177,497)     (8,196)
Cash and cash equivalents at beginning of year......................   176,771   334,716     342,912
Adjustment for affiliation (14).....................................              19,552
                                                                     --------- --------- -----------
Cash and cash equivalents at end of year............................  $257,146  $176,771    $334,716
                                                                     --------- --------- -----------
                                                                     --------- --------- -----------


See notes to consolidated financial statements


Reconciliation of net income to net cash provided by operating activities

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                    1994      1993        1992
----------------------------------------------------------------------------------------------------
Net income..........................................................   $90,441   $83,468     $76,298
                                                                     --------- --------- -----------
Adjustments  to  reconcile  net  income  to  net  cash  provided  by operating activities:
    Depreciation and amortization...................................     7,657     7,728       6,997
    Provision for loan losses.......................................     7,056    12,969      45,346
    Write-down of other real estate owned...........................     5,945       468       3,247
    Investment securities (gains) and losses........................     1,399       195    (26,010)
    Provision for deferred taxes (benefit)..........................   (1,141)   (2,624)    (10,349)
    Amortization of excess cost over equity in affiliates...........     1,131     1,130       1,131
    (Increase) decrease in interest receivable......................   (3,713)     (201)       3,032
    (Increase) decrease in other receivables........................       415     (485)       (483)
    (Increase) decrease in other assets.............................   (6,158)     4,086        (29)
    Increase (decrease) in interest payable.........................       898     (597)     (5,618)
    Increase in accrued expenses....................................     7,718     5,737       6,209
    Increase (decrease) in taxes payable............................     1,032     2,821     (8,250)
                                                                     --------- --------- -----------
      Total adjustments.............................................    22,239    31,227      15,223
                                                                     --------- --------- -----------
Net cash provided by operating activities...........................  $112,680  $114,695     $91,521
                                                                     --------- --------- -----------
                                                                     --------- --------- -----------


See notes to consolidated financial statements


STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY


FOR THE YEARS ENDED
DECEMBER 31, 1994, 1993 and 1992

                                                                           Unrealized
                                                                                Gains
                                               Common   Capital  Retained (Losses) on
(Dollars in thousands, except per share
data)                                           Stock   Surplus  Earnings  Securities
-------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1992...................   $60,499   $50,803  $430,797
Net income.................................                        76,298
Cash dividends paid:
  Common stock ($.58 per share)............                      (26,454)
Issuance of 62,836 shares for dividend
  reinvestment and stock purchase plan.....       126     1,677
Issuance of 27,086 shares under exercise
  of stock appreciation rights.............        54       773
Issuance of 11,700 shares for employee
  stock purchase dividend reinvestment plan        23       315
Issuance of 166,718 shares for employee
  stock option plan........................       333     2,884
                                            --------- --------- ---------
BALANCE, DECEMBER 31, 1992 ................    61,035    56,452   480,641
Adjustment for affiliation (14)............     4,476   (2,272)    17,577
Net income.................................                        83,468
Cash dividends paid:
  Common stock ($.64 per share)............                      (29,385)
  By affiliated bank prior to affiliation..                         (788)
Issuance of 76,986 shares for dividend
  reinvestment and stock purchase plan.....       154     1,844
Issuance of 3,963 shares under exercise of
  stock appreciation rights................         8       123
Issuance of 14,232 shares for employee
  stock purchase dividend reinvestment plan        29       358
Issuance of 82,016 shares for employee
  stock option plan........................       164     1,525
Issuance of 15,324,194 shares for a
  three-for-two stock dividend.............    30,648  (30,695)
Purchase of 21,900 shares under stock
  repurchase plan..........................      (44)     (377)
                                            --------- --------- ---------
BALANCE, DECEMBER 31, 1993 ................    96,470    26,958   551,513
Unrealized gains (losses) on securities at
  January 1, 1994..........................                                    $1,059
Net income.................................                        90,441
Cash dividends paid:
  Common stock ($.74 per share)............                      (34,387)
  By affiliated bank prior to affiliation..                         (595)
Issuance of 122,718 shares for dividend
  reinvestment and stock purchase plan.....       245     2,093
Issuance of 22,019 shares for employee
  stock purchase dividend reinvestment plan        44       392
Issuance of 301,690 shares for employee
  stock option plan........................       604     3,709
Purchase of 567,500 shares under stock
  repurchase plan..........................   (1,135)  (10,164)
Change in unrealized gains (losses) on
  securities...............................                                   (3,330)
                                            --------- --------- --------- -----------
BALANCE, DECEMBER 31, 1994 (9).............   $96,228   $22,988  $606,972    $(2,271)
                                            --------- --------- --------- -----------
                                            --------- --------- --------- -----------


See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation
The consolidated financial statements include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates. The excess of the cost of Mercshares'
investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a period of 25 to 40 years from the respective dates of affiliation. Accumulated amortization amounted to $12,622,000 and $11,491,000 at December 31, 1994 and 1993, respectively.
    Mercshares and its affiliates use the accrual basis of accounting, except for trust income which is recorded on the modified accrual basis. Assets
(other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates.

B. Securities
Mercshares  implemented  the  provisions  of Statement of Financial Accounting
Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective on January 1, 1994. Investment securities consist mainly of U.S. Government securities. A substantial portion of the investment securities are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. A smaller portion of the investment securities are acquired to be held for indefinite periods of time and are characterized as "available-for-sale." These securities may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes and are carried at fair value. Any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as a separate component of stockholders' equity net of applicable taxes. Adjusted cost is used to compute gains or losses on the sales of securities which are reported in the Statement of Consolidated Income.
    Upon adoption of SFAS No. 115 the Company classified $462,478,000 of debt and equity securities with a market value of $464,289,000 as available-for-sale.

C. Loans
Interest income is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan, the accrual of interest income is discontinued and recognized only as collected. Previously accrued but uncollected interest on these loans is charged against interest income. Generally, the loan is restored to an accruing status when all amounts past due have been paid.

D. Allowance for Loan Losses
The allowance for loan losses is estimated to provide adequately for possible future losses on existing loans. The allowance is increased by the loan loss provision charged to operating expenses and reduced by loan charge-offs, net of recoveries. The provision for loan losses is based on a continuing review of the loan portfolios, past loss experience and current economic conditions which may affect the borrower's ability to pay.

E. Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the properties. Expenditures for repairs and maintenance are charged to operating expenses as incurred. Expenditures for improvements which extend the life of an asset are capitalized and depreciated over the asset's remaining useful life. Gains or losses realized on the disposition of properties are reflected in consolidated income.

F. Other Real Estate Owned
Other real estate owned consists primarily of real estate obtained through foreclosure or acceptance of deeds in lieu of foreclosure. Other real estate owned is held for sale and is stated at lower of cost or market.

G. Income Taxes
Deferred income taxes are calculated by applying enacted statutory tax rates to temporary differences consisting of all significant items which are reported for tax purposes in different years than for accounting purposes.

H. Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one-day periods; securities purchased/sold under resale agreements are purchased/sold for periods of one to sixty days.


2. INVESTMENT SECURITIES

The amortized cost and market values of investment securities at December 31, 1994 and 1993 are as follows:

                                                        1994                                            1993
                                   ----------------------------------------------- -----------------------------------------------
                                                     Gross       Gross                               Gross       Gross
                                     Amortized  Unrealized  Unrealized      Market   Amortized  Unrealized  Unrealized      Market
(Dollars in thousands)                    Cost       Gains      Losses       Value        Cost       Gains      Losses       Value
----------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury...................  $1,229,027         $98     $39,552  $1,189,573  $1,699,171     $24,710        $709  $1,723,172
  U.S. government agencies........      22,487                   1,261      21,226      33,067         263          91      33,239
  States and political
    subdivisions..................      13,581          40         567      13,054      15,119         566           4      15,681
  Other bonds, notes and
    debentures....................       3,204                      48       3,156       1,609         103                   1,712
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Total bonds...................   1,268,299         138      41,428   1,227,009   1,748,966     $25,642        $804   1,773,804
                                                                                               ----------- -----------
                                                                                               ----------- -----------
  Other investments...............       4,979         698                   5,677       5,008                               7,658
                                   ----------- ----------- ----------- ----------- -----------                         -----------
      Total ......................  $1,273,278        $836     $41,428  $1,232,686  $1,753,974                          $1,781,462
                                   ----------- ----------- ----------- ----------- -----------                         -----------
                                   ----------- ----------- ----------- ----------- -----------                         -----------
Securities available-for-sale
  U.S. Treasury...................    $330,485                  $5,872    $324,613
  U.S. government agencies........       5,201                     262       4,939
  Other bonds, notes and
    debentures....................           9                                   9
                                   -----------             ----------- -----------
    Total bonds...................     335,695                   6,134     329,561
  Other investments...............       1,023      $2,402                   3,425
                                   ----------- ----------- ----------- -----------
      Total.......................    $336,718      $2,402      $6,134    $332,986
                                   ----------- ----------- ----------- -----------
                                   ----------- ----------- ----------- -----------

The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1994 and 1993 are shown below:

                                        1994                  1993
                                --------------------- ---------------------
                                 Amortized     Market  Amortized     Market
(Dollars in thousands)                Cost      Value       Cost      Value
---------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year................   $211,746   $209,484   $394,098   $398,695
  1-5 years....................  1,047,250  1,008,807  1,329,932  1,349,750
  5-10 years...................      8,357      7,789     22,977     23,387
  After 10 years...............        946        929      1,959      1,972
                                ---------- ---------- ---------- ----------
      Total ................... $1,268,299 $1,227,009 $1,748,966 $1,773,804
                                ---------- ---------- ---------- ----------
                                ---------- ---------- ---------- ----------
Securities available-for-sale
  Within 1 year................   $269,092   $265,167
  1-5 years....................     65,094     63,048
  5-10 years...................      1,500      1,337
  After 10 years...............          9          9
                                ---------- ----------
      Total ...................   $335,695   $329,561
                                ---------- ----------
                                ---------- ----------

At December 31, 1994 and 1993, no single issue of investment securities exceeded ten percent of stockholders' equity.
    At December 31, 1994 and 1993, securities with an amortized cost of $436,512,000 and $405,342,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

    The gross realized gains and losses on debt and non-debt securities for 1994, 1993 and 1992 are as follows:

                                                     1994              1993              1992
                                               ----------------- ----------------- -----------------
                                                  Gross    Gross    Gross    Gross    Gross    Gross
                                               Realized Realized Realized Realized Realized Realized
(Dollars in thousands)                            Gains   Losses    Gains   Losses    Gains   Losses
----------------------------------------------------------------------------------------------------
Debt securities
  Held-to-maturity............................                        $16           $25,254     $379
  Available-for-sale..........................     $261   $1,102
Non-debt securities
  Held-to-maturity............................               557       76     $287    1,258      123
  Available-for-sale..........................       12       13
                                               -------- -------- -------- -------- -------- --------
    Total.....................................     $273   $1,672      $92     $287  $26,512     $502
                                               -------- -------- -------- -------- -------- --------
                                               -------- -------- -------- -------- -------- --------


3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 1994 and 1993 are as follows:

(Dollars in thousands)                   1994          1993
-----------------------------------------------------------
Bank affiliates:
  Commercial...................    $1,311,064    $1,240,951
  Mortgage.....................     1,804,621     1,650,228
  Construction.................       311,806       312,346
  Consumer.....................       477,694       466,552
                                ------------- -------------
    Total......................     3,905,185     3,670,077
                                ------------- -------------

Bank-related affiliates:
  Mortgage.....................        26,185        45,215
  Construction.................         6,725         6,055
                                ------------- -------------
    Total......................        32,910        51,270
                                ------------- -------------
      Total loans..............    $3,938,095    $3,721,347
                                ------------- -------------
                                ------------- -------------

At  December  31, 1994 and 1993, $33,645,000 and $66,063,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.

The changes in the allowance for loan losses follow:

                                                                                      Bank-
(Dollars in thousands)                                                        Banks Related    Total
----------------------------------------------------------------------------------------------------
Balance, January 1, 1992..................................................  $65,295    $637  $65,932
  Provision charged to operating expense..................................   44,924     422   45,346
  Recoveries..............................................................    2,197            2,197
  Charge-offs............................................................. (25,214)         (25,214)
                                                                           -------- ------- --------

Balance, December 31, 1992................................................   87,202   1,059   88,261
  Allowance of acquired bank..............................................    2,803            2,803
  Provision charged to operating expense..................................   12,849     120   12,969
  Recoveries..............................................................    2,804            2,804
  Charge-offs............................................................. (14,270)         (14,270)
                                                                           -------- ------- --------

Balance, December 31, 1993................................................   91,388   1,179   92,567
  Provision charged to operating expense..................................    7,016      40    7,056
  Recoveries..............................................................    2,163            2,163
  Charge-offs............................................................. (10,529)         (10,529)
                                                                           -------- ------- --------
BALANCE, DECEMBER 31, 1994................................................  $90,038  $1,219  $91,257
                                                                           -------- ------- --------
                                                                           -------- ------- --------

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1994 and 1993 consist of the following:

(Dollars in thousands)                1994      1993
----------------------------------------------------
Land............................   $16,076   $15,475
Buildings and leasehold
  improvements..................    87,395    81,243
Equipment.......................    43,137    39,477
                                 --------- ---------
                                   146,608   136,195
Accumulated depreciation and
  amortization..................  (72,349)  (62,845)
                                 --------- ---------
Bank premises and equipment, net   $74,259   $73,350
                                 --------- ---------
                                 --------- ---------

Mercshares' bank affiliates conduct a major part of their branch banking operations from leased facilities. Generally, the initial terms of the leases range from a period of 1 to 15 years. Most of the leases contain options which enable the affiliates to renew the lease at the fair rental value for periods of 1 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.


Total rental expense for 1994, 1993 and 1992 was:

(Dollars in thousands)                                   1994   1993   1992
---------------------------------------------------------------------------
Bank premises......................................... $4,015 $3,323 $2,796
Equipment.............................................  4,069  3,885  3,570
                                                       ------ ------ ------
  Total rental expense................................ $8,084 $7,208 $6,366
                                                       ------ ------ ------
                                                       ------ ------ ------

At December 31, 1994, the aggregate minimum rental commitments under noncancelable operating leases are as follows: 1995-$6,285,000; 1996- $5,165,000; 1997-$4,536,000; 1998-$3,845,000; 1999-$2,273,000; thereafter-
$8,635,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totalled $414,292,000 and $290,023,000 at December 31, 1994 and 1993, respectively. Other time deposits issued in denominations of $100,000 or more totalled $1,335,000 and $2,640,000 at December 31, 1994 and 1993, respectively.
    At December 31, 1994, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                     Maturing
                                                  -----------------------------------------------
                                            TOTAL                  Over 3      Over 6
                                         DECEMBER    3 months     through     through     Over 12
(Dollars in thousands)                   31, 1994     or less    6 months   12 months      months
-------------------------------------------------------------------------------------------------
Time certificates of deposit-
  $100,000 or more..................     $414,292    $164,199     $39,591     $39,221    $171,281
                                     ------------ ----------- ----------- ----------- -----------
                                     ------------ ----------- ----------- ----------- -----------
Other time deposits-
  $100,000 or more..................       $1,335      $1,335
                                     ------------ -----------
                                     ------------ -----------

Interest on deposits for the years ended December 31, 1994, 1993 and 1992 consists of the following:

(Dollars in thousands)                             1994     1993     1992
-------------------------------------------------------------------------
Savings deposits..............................  $65,488  $68,587  $72,866
Certificates of deposit ($100,000 or more)....   14,448   11,418   14,414
Other time deposits...........................   46,261   50,093   67,470
                                               -------- -------- --------
  Total interest on deposits.................. $126,197 $130,098 $154,750
                                               -------- -------- --------
                                               -------- -------- --------

6. SHORT-TERM BORROWINGS

The following table summarizes Mercshares' short-term borrowings and their weighted average interest rates at December 31, 1994 and 1993.

                                                                            Year-end         During year
                                                                          ------------- ----------------------
1994 (Dollars in thousands)                                                 Amount Rate  Highest  Average Rate
--------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under repurchase agreements.. $280,355 5.6% $290,477 $234,638 3.9%
Commercial paper.........................................................   74,310 4.9    85,135   78,570 3.7
Notes payable-U.S. Treasury..............................................    1,603 5.2     2,196    1,192 3.8
                                                                          --------               --------
    Total................................................................ $356,268 5.5%          $314,400 3.9%
                                                                          -------- ----          -------- ----
                                                                          -------- ----          -------- ----

1993 (Dollars in thousands)
---------------------------

Federal funds purchased and securities sold under repurchase agreements.. $194,480 2.6% $216,024 $178,037 2.7%
Commercial paper.........................................................   95,334 2.9   127,871  106,778 2.8
Notes payable-U.S. Treasury..............................................    2,282 2.8     2,590    1,285 2.3
                                                                          --------               --------
    Total................................................................ $292,096 2.7%          $286,100 2.7%
                                                                          -------- ----          -------- ----
                                                                          -------- ----          -------- ----

During 1994 and 1993, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $41,500,000 to a high of $51,500,000. Unused lines of credit at December 31, 1994 were $41,500,000. These lines of credit are paid for on a fee basis ranging from .15% to .25% annually.


7. LONG-TERM DEBT

Long-term debt at December 31, 1994 and 1993 consists of the following:

(Dollars in thousands)                     1994    1993
-------------------------------------------------------
3% Unsecured debenture.................    $315    $364
6% Mortgage note.......................   2,052   2,880
6.13% Unsecured senior notes...........   9,000   9,000
6.45% Unsecured senior notes...........   7,500   7,500
6.64% Unsecured senior notes...........   7,500   7,500
8.5% Unsecured note....................   5,000   5,000
Other..................................     103     106
                                        ------- -------
    Total long-term debt............... $31,470 $32,350
                                        ------- -------
                                        ------- -------

The 3% debenture is payable $15,000 quarterly until July 1, 1996, and the remaining balance in five equal annual payments with maturity on July 1, 2001. All payments include principal and interest, and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.
    The 6% mortgage is collateralized by a first deed of trust on bank premises which have a net book value of approximately $10,833,000 at December 31, 1994. The mortgage, including interest, is payable $81,500 monthly with maturity on July 31, 1996.
    The 6.13% senior notes are due on July 15, 1998. Interest is payable semi-annually, on January 15 and July 15, until maturity.
    The 6.45% senior notes are due on July 15, 1999. Interest is payable semi-annually, on January 15 and July 15, until maturity.
    The 6.64% senior notes are due on July 15, 2000. Interest is payable semi-annually, on January 15 and July 15, until maturity.
    The 8.5% note is due on May 15, 1996. Interest is payable semi-annually, on May 15 and November 15, until maturity.
    The  annual maturities on all long-term debt over the next five years are:
1995-$932,000;    1996-$6,203,000;    1997-$51,000;   1998-$9,051,000;   1999-
$7,551,000.

8. COMMITMENTS

Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are also issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Mercshares' loans outstanding. Mercshares' lending activities are concentrated in Maryland, Delaware and Virginia.
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1994, include $1,450,319,000 in adjustable rate loan commitments and $85,988,000 in fixed rate loan commitments. Fixed rate commitments are at current market rates with $82,880,000 expiring within one year and the remaining $3,108,000 expiring on various dates through December 1999. Total commitments to extend credit at December 31, 1993, included $1,473,617,000 in adjustable rate loan commitments and $76,489,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1993, were at current market rates with $67,692,000 expiring within one year and the remaining $8,797,000 expiring on various dates through December 1998.
    Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $98,458,000 at December 31, 1994 and $98,370,000 at December 31, 1993.


9. STOCKHOLDERS' EQUITY
In September 1993, the Company declared a three-for-two stock split in the form of a stock dividend on the Company's common stock, payable September 30, 1993. Shares, average shares and per share amounts in the accompanying financial statements and notes thereto have been adjusted to give effect to the split. The par value of $2.00 per share has been assigned to additional shares of common stock issued in connection with the stock split, and the aggregate value of these shares, net of fractional shares paid in cash, was credited to common stock and a similar amount charged to capital surplus.
    Year-to-date per share amounts are based on the weighted average number of common shares outstanding during the period or 48,165,833 shares for 1994, 48,138,635 shares for 1993 and 47,826,852 shares for 1992.
    The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.
    The Company has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Company stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the plan is 1,145,975 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
    The Company has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Company) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 690,293 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
    The Company has an Executive Stock Appreciation Rights Plan which gives the holder of a right, subject to the terms and conditions of the Plan, the right to receive an amount of stock, cash or a combination of stock and cash, equal to any appreciation (between the time of the grant and the time of exercise of the right) in the fair market value of one share of the Company's common stock. At December 31, 1994, 157,500 rights were exercisable at a price of $14.33. Compensation expense recognized in connection with the Plan was $0, $240,000 and $956,000 in 1994, 1993 and 1992, respectively.
    Pursuant   to  a  Shareholders  Protection  Rights  Agreement  adopted  in
September  1989,  each  share  of  outstanding  common  stock carries a right, initially for the purchase of 1/200 of a share of preferred stock at an exercise price of $60 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.0033 per right. The rights expire on September 29, 1999 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group ("acquiring person") of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or in Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases,
Mercshares may exchange one share of common stock (or in Mercshares' discretion, 1/200 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.
    In December 1994, the Board of Directors approved a plan authorizing the Corporation to purchase up to 2,000,000 shares of its common stock, in addition to 410,600 shares remaining under the Corporation's previously announced program to purchase up to 1,000,000 shares. Purchases may be made from time to time in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The total number of shares purchased under the two authorizations was 589,400 as of December 31, 1994.
    Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1994, 1993, and 1992 were $36,069,000, $32,412,000 and $32,058,000, respectively.
    The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1994 was $440,736,000.


10. INCOME TAXES

Applicable income taxes on net income for 1994, 1993 and 1992 consist of the following:

                                                          1994                       1993                       1992
                                               -------------------------- -------------------------- --------------------------
(Dollars in thousands)                          Federal    State    Total  Federal    State    Total  Federal    State    Total
-------------------------------------------------------------------------------------------------------------------------------
Current:
  Provision exclusive of security
    transactions..............................  $48,841   $9,239  $58,080  $45,470   $9,734  $55,204  $38,077   $8,705  $46,782
  Provision (benefit) related to security
    transactions..............................    (407)     (87)    (494)     (62)     (15)     (77)    8,224    1,821   10,045
Deferred (benefit)............................    (916)    (225)  (1,141)  (2,265)    (359)  (2,624)  (8,506)  (1,843) (10,349)
                                               -------- -------- -------- -------- -------- -------- -------- -------- --------
  Total.......................................  $47,518   $8,927  $56,445  $43,143   $9,360  $52,503  $37,795   $8,683  $46,478
                                               -------- -------- -------- -------- -------- -------- -------- -------- --------
                                               -------- -------- -------- -------- -------- -------- -------- -------- --------

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

(Dollars in thousands)                                           1994    1993
-----------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses.................................. $34,598 $34,879
  Accrued employee benefits..................................  10,056   8,561
  Accrued other expenses.....................................     201   1,644
  Write-downs of other real estate owned.....................   2,180   1,428
  Net unrealized loss on available-for-sale securities.......   1,461
  Other                                                           475     337
                                                              ------- -------
    Total deferred tax assets................................  48,971  46,849
                                                              ------- -------
Deferred tax liabilities:
  Depreciation...............................................     448     812
  Prepaid items..............................................     177     233
  Other......................................................      15      75
                                                              ------- -------
    Total deferred tax liabilities...........................     640   1,120
                                                              ------- -------
    Net deferred tax assets.................................. $48,331 $45,729
                                                              ------- -------
                                                              ------- -------

Deferred tax expense (benefit) resulting from temporary differences in the recognition of income and expense for tax and financial statement purposes is attributable to:

(Dollars in thousands)                 1994    1993       1992
--------------------------------------------------------------
Provision for loan losses.........     $281  $(749)   $(8,736)
Accrued expenses..................  (1,569) (2,176)    (1,134)
Cash basis tax reporting..........    (235)     262       (89)
Other items, net..................      382      39      (390)
                                   -------- -------  ---------
      Total deferred tax expense
        (benefit)................. $(1,141) $(2,624) $(10,349)
                                   -------- -------  ---------
                                   -------- -------  ---------

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for the two years ended December 31, 1994 and 34% for the year ended December 31, 1992 follows:

                                                  1994                  1993                  1992
                                          --------------------- --------------------- ---------------------
                                                           % of                  % of                  % of
                                                         Pretax                Pretax                Pretax
(Dollars in thousands)                         Amount    Income      Amount    Income      Amount    Income
-----------------------------------------------------------------------------------------------------------
Tax computed at statutory rate...........     $51,410     35.0%     $47,590     35.0%     $41,744     34.0%
Increases (decreases) in tax resulting
from:
  Tax-exempt interest income.............     (2,073)     (1.4)     (2,196)     (1.6)     (2,274)     (1.8)
  State income taxes, net of Federal
    income tax benefit...................       5,735      3.9        6,081      4.5        5,680      4.6
  Other, net.............................       1,373       .9        1,028       .7        1,328      1.1
                                          ----------- --------- ----------- --------- ----------- ---------
    Actual tax expense...................     $56,445     38.4%     $52,503     38.6%     $46,478     37.9%
                                          ----------- --------- ----------- --------- ----------- ---------
                                          ----------- --------- ----------- --------- ----------- ---------


11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1994 and 1993, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $57,543,000 and $69,449,000, respectively. During 1994, loan additions and loan deletions were $19,894,000 and $31,800,000, respectively.

12. EMPLOYEE BENEFITS

Mercshares is sponsor of an employees' cash balance pension plan which a majority of its affiliates have adopted. Each plan participant who was employed on January 1, 1991, was credited under the cash balance plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Mercshares' policy is to fund the pension plan annually under the Projected Unit Credit Actuarial Cost Method.
    Mercshares is also sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan.
    Interest allocations, tied to a Treasury Bill rate, are credited annually to the cash balance accounts under both pension plans. Assets of both plans are held in trusteed accounts which invest primarily in equity and fixed income securities.
    Total net pension expense for the cash balance pension plan for the years ended December 31, 1994, 1993 and 1992 was $2,585,000, $2,289,000 and
$1,740,000, respectively. The following tables set forth the financial status of the cash balance pension plan at December 31, 1994 and 1993 and the composition of total net pension expense for 1994, 1993 and 1992.

                                                         At December 31,
                                                        -----------------
(Dollars in thousands)                                      1994     1993
-------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested...............................................  $53,698  $52,218
  Nonvested............................................    3,472    3,756
                                                        -------- --------
    Total..............................................  $57,170  $55,974
                                                        -------- --------
                                                        -------- --------
Plan assets at fair value..............................  $59,345  $60,490
Less: Projected benefit obligation..................... (63,756) (64,668)
                                                        -------- --------
Plan assets less than projected benefit obligation.....  (4,411)  (4,178)
Plus: Unrecognized net loss............................      120    3,290
    Unrecognized prior service cost....................    1,738      592
Less:  Unamortized  net  asset from adoption of FASB
  Statement No. 87.....................................  (4,862)  (5,557)
                                                        -------- --------
    Pension expense accrued............................ $(7,415) $(5,853)
                                                        -------- --------
                                                        -------- --------


                                   YEAR ENDED DECEMBER 31,
                                  --------------------------
(Dollars in thousands)                1994     1993     1992
------------------------------------------------------------
Total Net Pension Expense:
  Service cost...................   $2,732   $2,743   $2,413
  Interest cost..................    5,085    4,526    3,980
  Actual return on assets........    (663)  (6,256)  (2,999)
  Net amortization and deferral..  (4,569)    1,276  (1,654)
                                  -------- -------- --------
    Total........................   $2,585   $2,289   $1,740
                                  -------- -------- --------
                                  -------- -------- --------

Assumptions:
  Discount rate..................     8.5%     7.3%     7.7%
  Average increase in future
    compensation levels..........     5.5%     5.5%     6.5%
  Expected long-term rate of
    return on assets.............     8.0%     8.0%     8.0%

    In addition to providing pension benefits, the Company and its affiliates provide certain health care and life insurance benefits for retired employees. The Company's employees were eligible for company paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. The Company's employees may become eligible for company paid life insurance benefits if they qualify for retirement while working for the Company.
    Mercshares has a contributory thrift plan under the provisions of Section 401(k) of the Internal Revenue Code. Generally, employees with a minimum of one year of service are eligible for participation in the plan. Mercshares also sponsors an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. The total expense for these plans in 1994, 1993 and 1992 was $3,586,000, $3,152,000 and $3,243,000, respectively.

13. STOCK PLANS

1985 STOCK OPTION PLAN
The 1985 Plan provided for the granting of options and/or stock appreciation rights to key employees of Mercshares or its affiliates, to purchase not in excess of 2,100,000 shares of Mercshares common stock at the market value on the date granted. Stock appreciation rights could have been granted in conjunction with all or any part of any option. No stock appreciation rights were issued under the 1985 Plan. Generally, options became exercisable cumulatively at the rate of 25% a year commencing one year after date of grant and terminating five years from date of grant. Under the plan, a total of 2,033,175 options were granted. Of those granted, 1,796,273 options were exercised and 236,902 options were terminated.
    A summary of options exercised under the 1985 Plan during the years 1994, 1993 and 1992 follows:

                                 Year Ended December 31,
                         -------------------------------------
                            1994           1993           1992
--------------------------------------------------------------
Options exercised....... 304,164        119,843        275,004
Price...................  $14.33  $11.59-$14.33  $10.50-$14.33

OMNIBUS STOCK PLAN
The Omnibus Stock Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and phantom stock units ("Stock Incentives") to key employees of Mercshares or its affiliates. The Omnibus Stock Plan provides for issuance, not in excess of 1,935,000 shares, of Mercshares authorized but unissued common stock, generally at market value on the date granted. Generally, options become exercisable cumulatively at the rate of 25% a year commencing one year after date of grant and terminating ten years from date of grant. However, if certain earnings per share of Mercshares and net operating income of affiliates are not achieved, all or a portion of the options that become exercisable are forfeited and become available for further grants. As of December 31, 1994, 1993 and 1992, Stock Incentives, in the form of stock options, outstanding totalled 280,125, 560,250 and 840,375, respectively. All were granted at a price of $14.83 per share. During 1994 and 1993, 280,125 Stock Incentives were forfeited and during 1992, 316,125 Stock Incentives were forfeited. At December 31, 1994, no Stock Incentives were exercisable.


14. AFFILIATIONS

In 1994, the Corporation completed its affiliation with The National Bank of Fredericksburg, Fredericksburg, Virginia in a tax-free exchange of stock. Shareholders of Fredericksburg National Bancorp, Inc. received 2.84 shares of Mercshares stock for each of the 788,112 shares of Fredericksburg National Bancorp, Inc. capital stock and cash in lieu of any fractional share. The affiliation was accounted for as a pooling of interests. However, due to immateriality, the consolidated financial statements for periods prior to 1993 have not been restated to include the accounts of this bank. Total income and net income of this bank for the period during 1994 prior to affiliation totalled $16,009,000 and $2,322,000, respectively.
    The 1993 results of operations as originally reported have been restated to reflect the accounts of the pooled bank as follows:

                                                     Net
                                                  income
                                               per share
1993 (Dollars in thousands,      Total     Net of common
except per share data)          income  income     stock
--------------------------------------------------------
Originally reported.......... $454,938 $82,416     $1.80
Results of pooled bank.......   17,318   1,052
                              -------- -------
As restated.................. $472,256 $83,468     $1.73
                              -------- -------
                              -------- -------

    In December 1994, the Corporation announced its plan of affiliation with The Sparks State Bank, Sparks, Maryland, in a tax-free exchange of stock. Shareholders of Sparks Bank will receive 2 1/3 shares of Mercshares stock for each of the 771,241 shares of Sparks Bank capital stock and cash in lieu of any fractional share. This affiliation is expected to be accounted for as a purchase. The results of operations of Sparks Bank prior to the affiliation date are not expected to be material to Mercshares' results of operations.
    For the year ended December 31, 1994 Sparks Bank reported net income of $2,397,000 and average total assets of $188,471,000.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                   Three months ended
                                            ----------------------------------
1994 (Dollars in thousands,
except per share data)                      Dec. 31 Sept. 30  June 30 March 31
------------------------------------------------------------------------------
Net interest income........................ $69,114  $68,108  $64,596  $61,138
Provision for loan losses..................   2,471    1,583    1,180    1,822
Net income.................................  22,859   23,766   21,998   21,818
Per share of common stock..................     .48      .49      .46      .45

                                                   Three months ended
                                            ----------------------------------
1993 (Dollars in thousands,
except per share data)                      Dec. 31 Sept. 30  June 30 March 31
------------------------------------------------------------------------------
Net interest income........................ $62,399  $61,989  $61,581  $60,513
Provision for loan losses..................   3,207    2,297    4,062    3,403
Net income.................................  21,457   21,106   21,074   19,831
Per share of common stock..................     .44      .44      .44      .41


16. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1994 and 1993 are as follows:

                                                     1994                        1993
                                          --------------------------- ---------------------------
                                                   Book          Fair          Book          Fair
(Dollars in thousands)                            Value         Value         Value         Value
-------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments..........      $257,146      $257,146      $176,771      $176,771
Investment securities....................     1,606,264     1,565,672     1,753,974     1,781,462
Loans....................................     3,938,095                   3,721,347
Less: allowance for loan losses..........      (91,257)                    (92,567)
                                          -------------               -------------
    Loans, net...........................     3,846,838     3,801,030     3,628,780     3,748,895
                                          ------------- ------------- ------------- -------------
    Total financial assets...............    $5,710,248    $5,623,848    $5,559,525    $5,707,128
                                          ------------- ------------- ------------- -------------
                                          ------------- ------------- ------------- -------------

LIABILITIES
Deposits.................................    $4,765,393    $4,706,090    $4,737,243    $4,737,413
Short-term borrowings....................       356,268       356,268       292,096       292,096
Long-term debt...........................        31,470        30,481        32,350        33,705
                                          ------------- ------------- ------------- -------------
Total financial liabilities..............    $5,153,131    $5,092,839    $5,061,689    $5,063,214
                                          ------------- ------------- ------------- -------------
                                          ------------- ------------- ------------- -------------

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1994 and 1993:

Cash and Short-Term Investments
The amounts reported in the balance sheet approximate the fair values of these assets. Short-term investments include interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements.

Investment Securities
Fair values are based on quoted market prices.

Loans
The fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules and discount rates which are believed to reflect current credit quality and other related factors. These factors provide for the effect of interest over time, as well as losses expected over the life of the loan portfolio and recovery of other operating expenses.

Deposits
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the expected future cash flows using a discount rate with factors similar to those used above for the loans. The credit quality factor used reflects the overall credit quality of Mercshares and not its customers.

Short-Term Borrowings
The amounts reported in the balance sheet approximate the fair values because of the short duration of those instruments.

Long-Term Debt
Fair value is estimated by discounting the future cash flows using estimates of rates currently available to Mercshares and its affiliates for debt with similar terms and remaining maturities.

Limitations
The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgments regarding prepayments, credit risk, future loss experience, discount rates, cash flows and other factors. Therefore, derived fair values cannot be substantiated by comparison to independent markets or to other financial institutions. The reported fair values do not necessarily represent what Mercshares would realize in immediate sales or other dispositions. Changes in assumptions could significantly affect the reported fair values.


17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                BALANCE SHEETS
DECEMBER 31,
(Dollars in thousands, except per share data)                    1994     1993
------------------------------------------------------------------------------
ASSETS
Cash........................................................   $2,257   $4,025
Investment in bank affiliates...............................  662,327  609,426
Investment in bank-related affiliates.......................   20,584   18,161
Interest-bearing deposit with bank affiliate................   24,000  24,000
Securities purchased under resale agreements with bank
  affiliate.................................................   71,310   74,334
Loans and advances to bank-related affiliates...............   30,500   49,645
Other investments, at cost..................................      525      900
Excess cost over equity in affiliates.......................   18,862   19,993
Other assets................................................    1,449    1,464
                                                             -------- --------
    Total................................................... $831,814 $801,948
                                                             -------- --------
                                                             -------- --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper..........................................  $74,310  $95,334
  Accounts payable and other liabilities....................    4,587    2,673
  Long-term debt............................................   29,000   29,000
                                                             -------- --------
  Total liabilities.........................................  107,897  127,007
                                                             -------- --------
Stockholders' Equity:
  Preferred  stock, no par value; authorized 2,000,000
    shares; issued and outstanding-None
  Common  stock,  $2  par value; authorized 67,000,000
    shares; issued  48,114,014 shares in 1994 and
    48,235,087 shares in 1993 ..............................   96,228   96,470
  Capital surplus...........................................   22,988   26,958
  Retained earnings.........................................  606,972  551,513
  Unrealized gain (losses) on securities....................  (2,271)
                                                             -------- --------
    Total stockholders' equity..............................  723,917  674,941
                                                             -------- --------
      Total................................................. $831,814 $801,948
                                                             -------- --------
                                                             -------- --------

                             STATEMENT OF INCOME

                                                    (Dollars in thousands)
                                                    -----------------------
For the Years Ended December 31,                       1994    1993    1992
---------------------------------------------------------------------------
INCOME
Dividends from bank affiliates..................... $35,809 $32,181 $31,783
Dividends from bank-related affiliates.............     260     230     275
Interest-bearing deposit with bank affiliate.......     942     346
Interest on securities purchased under resale
  agreements with bank affiliate...................   2,705   2,581   2,501
Interest on loans to bank-related affiliates.......   1,464   1,386   1,797
Other income.......................................               2      11
                                                    ------- ------- -------
    Total income...................................  41,180  36,726  36,367
                                                    ------- ------- -------
EXPENSES
Amortization of excess cost over equity
  in affiliates....................................   1,131   1,130   1,131
Interest on short-term borrowings..................   2,940   3,012   3,321
Interest on long-term debt.........................   1,958   1,285     845
Other expenses.....................................   1,965   1,648   2,004
                                                    ------- ------- -------
    Total expenses.................................   7,994   7,075   7,301
                                                    ------- ------- -------

Income before income tax benefit and equity in
  undistributed net income of affiliates...........  33,186  29,651  29,066
Income tax (benefit)...............................     488   (133)   (697)
                                                    ------- ------- -------
                                                     32,698  29,784  29,763

Equity in undistributed net income of:
  Bank affiliates..................................  55,320  51,172  44,359
  Bank-related affiliates..........................   2,423   2,512   2,176
                                                    ------- ------- -------
    NET INCOME..................................... $90,441 $83,468 $76,298
                                                    ------- ------- -------
                                                    ------- ------- -------


17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                           STATEMENT OF CASH FLOWS

                                                      (Dollars in thousands)
Increase (decrease) in cash and cash equivalents    --------------------------
For the Years Ended December 31,                        1994     1993     1992
------------------------------------------------------------------------------
[S]                                                 [C]      [C]      [C]
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates..........................  $36,069  $32,411  $32,058
Interest on securities purchased under resale
  agreements with bank affiliate...................    2,705    2,581    2,501
Interest on loans to bank-related affiliates.......    1,459    1,368    1,849
Other income.......................................    1,244     (69)      260
Interest paid......................................  (4,898)  (3,647)  (4,166)
Other expenses.....................................  (1,998)  (1,721)  (2,447)
Income tax benefit.................................    1,183      692    1,315
                                                    -------- -------- --------
    Net cash provided by operating activities......   35,764   31,615   31,370
                                                    -------- -------- --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates.....   19,145  (6,395)    1,900
Net (increase) decrease in other investments.......      375      226    (480)
Investment in affiliates...........................    (453)           (4,000)
                                                    -------- -------- --------
    Net cash provided by (used in) investing
      activities...................................   19,067  (6,169)  (2,580)
                                                    -------- -------- --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in commercial paper................... (21,024) (10,903)  (1,698)
Proceeds from issuance of long-term debt...........            24,000
Payment of long-term debt..........................           (5,000)
Proceeds from issuance of shares...................    7,087    4,158    6,185
Repurchase of common shares........................ (11,299)    (421)
Dividends paid..................................... (34,387) (29,385) (26,454)
                                                    -------- -------- --------
    Net cash used in financing activities.......... (59,623) (17,551) (21,967)
                                                    -------- -------- --------
Net increase (decrease) in cash and cash
  equivalents......................................  (4,792)    7,895    6,823
Cash and cash equivalents at beginning of year.....  102,359   94,470   87,647
Adjustment for affiliation.........................               (6)
                                                    -------- -------- --------
Cash and cash equivalents at end of year...........  $97,567 $102,359  $94,470
                                                    -------- -------- --------
                                                    -------- -------- --------


Reconciliation of net income to net                   (Dollars in thousands)
cash provided by operating activities               --------------------------
For the Years Ended December 31,                        1994     1993     1992
------------------------------------------------------------------------------
Net income.........................................  $90,441  $83,468  $76,298
                                                    -------- -------- --------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed net income of
    affiliates..................................... (57,743) (53,684) (46,535)
  Amortization of excess cost over equity in
    affiliates.....................................    1,131    1,130    1,131
  (Increase) decrease in interest receivable.......      337    (364)       52
  (Increase) decrease in other receivables.........     (40)     (71)      249
  Increase in interest payable.....................               650
  Decrease in accrued expenses.....................     (33)     (73)    (443)
  Increase in taxes payable........................    1,671      559      618
                                                    -------- -------- --------
    Total adjustments.............................. (54,677) (51,853) (44,928)
                                                    -------- -------- --------
Net cash provided by operating activities..........  $35,764  $31,615  $31,370
                                                    -------- -------- --------
                                                    -------- -------- --------


FIVE YEAR STATISTICAL SUMMARY



YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                1994        1993        1992        1991        1990
----------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Average loans:
  Commercial (including time & demand) loans..  $1,235,800  $1,186,600  $1,116,900  $1,086,700  $1,050,900
  Mortgage and construction loans.............   2,061,900   1,970,100   1,796,300   1,644,200   1,507,600
  Consumer loans..............................     467,500     490,300     524,800     575,500     623,400
                                               ----------- ----------- ----------- ----------- -----------
    Total loans...............................   3,765,200   3,647,000   3,438,000   3,306,400   3,181,900
                                               ----------- ----------- ----------- ----------- -----------
Federal funds sold............................      12,200      37,600      42,400      43,600      46,000
Securities purchased under resale agreements..                  15,700       8,700     162,100      70,400

Average securities:
  U.S. government obligations.................   1,675,900   1,588,700   1,436,500   1,150,700     806,300
  States and political subdivisions...........      14,100      15,600       7,300      11,800      19,000
  Other investments*..........................      10,600       7,900       5,800       7,000      11,600
                                               ----------- ----------- ----------- ----------- -----------
    Total securities..........................   1,700,600   1,612,200   1,449,600   1,169,500     836,900
                                               ----------- ----------- ----------- ----------- -----------
      Total earning assets....................  $5,478,000  $5,312,500  $4,938,700  $4,681,600  $4,135,200
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------
Average deposits:
  Noninterest-bearing deposits................    $890,100    $845,500    $746,200    $678,100    $650,900
  Savings deposits............................   2,410,400   2,390,600   2,025,200   1,550,000   1,249,900
  Time deposits...............................   1,392,000   1,389,100   1,528,300   1,848,200   1,771,000
                                               ----------- ----------- ----------- ----------- -----------
    Total deposits............................  $4,692,500  $4,625,200  $4,299,700  $4,076,300  $3,671,800
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------
Average borrowed funds:
  Short-term borrowings.......................    $314,400    $286,100    $308,600    $321,300    $216,100
  Long-term debt..............................      31,900      22,000      15,500      16,900      19,700
                                               ----------- ----------- ----------- ----------- -----------
    Total borrowed funds......................    $346,300    $308,100    $324,100    $338,200    $235,800
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------

AVERAGE RATES**
Loans:
  Commercial (including time & demand) loans..         8.3%        7.6%        7.8%        9.7%       11.3%
  Mortgage and construction loans.............         8.5         8.4         9.0        10.2        10.8
  Consumer loans..............................         8.7         8.7         9.5        11.0        11.8
    Total loans...............................         8.4         8.2         8.7        10.2        11.2
Federal funds sold............................         3.9         2.9         3.6         5.9         8.0
Securities purchased under resale agreements..                     3.2         3.9         6.0         7.5
Securities:
  U.S. government obligations.................         5.2         5.5         6.6         7.7         8.6
  States and political subdivisions...........         7.8         8.3        10.2        10.9        11.1
  Other investments*..........................         7.2        12.3         9.2         9.1         8.6
    Total securities..........................         5.2         5.5         6.6         7.8         8.6
      Composite rate earned...................         7.5%        7.3%        8.1%        9.4%       10.6%
                                                    ------      ------      ------      ------      ------
                                                    ------      ------      ------      ------      ------
Deposits:
  Savings deposits............................         2.7%        2.9%        3.6%        5.1%        5.5%
  Time deposits...............................         4.4         4.4         5.4         7.0         8.2
    Total interest-bearing deposits...........         3.3         3.4         4.4         6.2         7.1
Borrowed funds:
  Short-term borrowings.......................         3.9         2.7         3.3         5.4         7.3
  Long-term debt..............................         6.7         7.0         7.8         7.7         8.1
    Total borrowed funds......................         4.2         3.0         3.5         5.5         7.3
      Composite rate paid.....................         3.4%        3.4%        4.3%        6.1%        7.1%
                                                    ------      ------      ------      ------      ------
                                                    ------      ------      ------      ------      ------

 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.


(Dollars in thousands)                                1994        1993        1992        1991        1990
----------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets..........................  $5,801,600  $5,638,600  $5,251,000  $4,992,500  $4,411,800
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------
Average stockholders' equity..................    $704,400    $651,100    $573,700    $520,800    $467,000
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------
Return on average total assets................        1.6%        1.5%        1.5%        1.4%        1.6%
Return on average stockholders' equity........       12.8%       12.8%       13.3%       13.5%       14.7%
Average stockholders' equity as a percentage
  of average total assets.....................       12.1%       11.5%       10.9%       10.4%       10.6%
Dividends paid per share as a percentage of
  net income per share........................       39.4%       37.0%       34.7%       36.8%       35.1%
Sources of Income
Commercial (including time & demand) loans....       20.4%       18.6%       17.2%       20.3%       23.5%
Mortgage and construction loans...............        35.0        34.8        32.0        32.4        32.4
Consumer loans................................         8.1         9.1        10.0        12.4        14.9
Federal funds sold............................          .1          .2          .3          .5          .7
Securities purchased under resale agreements..                      .1          .1         1.9         1.1
Securities....................................        17.8        18.9        19.1        17.6        14.4
                                               ----------- ----------- ----------- ----------- -----------
    Total interest income.....................        81.4        81.7        78.7        85.1        87.0
Trust division services.......................         8.7         8.8         8.0         6.9         6.9
Other income..................................         9.9         9.5        13.3         8.0         6.1
                                               ----------- ----------- ----------- ----------- -----------
    Total income..............................      100.0%      100.0%      100.0%      100.0%      100.0%
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------

NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans.......................................    $318,132    $298,612    $300,445    $338,471    $356,762
  Federal funds sold..........................         479       1,107       1,530       2,588       3,669
  Securities purchased under resale agreements                     499         343       9,731       5,253
  Taxable securities..........................      87,200      88,185      95,398      89,359      69,980
  Tax-exempt securities.......................       1,099       1,289         748       1,285       2,113
                                               ----------- ----------- ----------- ----------- -----------
    Total interest income.....................     406,910     389,692     398,464     441,434     437,777
                                               ----------- ----------- ----------- ----------- -----------
Interest paid:
  Savings deposits............................      65,488      68,587      72,866      78,848      68,601
  Time deposits...............................      60,709      61,511      81,884     130,180     144,994
                                               ----------- ----------- ----------- ----------- -----------
    Total interest-bearing deposits...........     126,197     130,098     154,750     209,028     213,595
  Short-term borrowings.......................      12,111       7,824      10,150      17,236      15,729
  Long-term debt..............................       2,125       1,539       1,207       1,298       1,589
                                               ----------- ----------- ----------- ----------- -----------
    Total interest expense....................     140,433     139,461     166,107     227,562     230,913
                                               ----------- ----------- ----------- ----------- -----------
      Net interest income.....................    $266,477    $250,231    $232,357    $213,872    $206,864
                                               ----------- ----------- ----------- ----------- -----------
                                               ----------- ----------- ----------- ----------- -----------


FIVE YEAR SELECTED FINANCIAL DATA


YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share
data)                                              1994        1993        1992        1991        1990
-------------------------------------------------------------------------------------------------------
NET INTEREST INCOME........................    $262,956    $246,482    $228,540    $208,609    $200,086
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------
NET INCOME.................................     $90,441     $83,468     $76,298     $70,562     $68,856
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------
NET INCOME PER SHARE OF COMMON STOCK.......       $1.88       $1.73       $1.67       $1.56       $1.55
TOTAL ASSETS...............................  $5,938,225  $5,789,620  $5,459,577  $5,216,802  $4,885,599
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------
LONG-TERM DEBT.............................     $31,470     $32,350     $15,108     $16,609     $17,298
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------
PROVISION FOR LOAN LOSSES..................      $7,056     $12,969     $45,346     $20,850     $15,001
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------
PER SHARE CASH DIVIDENDS
Common.....................................        $.74        $.64        $.58    $.57 1/3    $.54 1/3
CASH DIVIDENDS DECLARED AND PAID
On common stock............................     $34,982     $30,173     $26,454     $25,936     $23,624
YEAR END LOAN DATA
Commercial, financial and agricultural.....  $1,311,064  $1,240,951  $1,126,191  $1,100,212  $1,142,359
Real estate-construction...................     318,531     318,401     317,074     330,276     320,918
Real estate-mortgage:
  Commercial...............................     832,290     728,290     613,903     542,582     474,219
  1-4 family residential...................     866,004     831,236     814,037     745,636     669,190
  Home equity lines........................     132,512     135,917     121,049     118,400     112,362
Consumer...................................     477,694     466,552     497,220     537,831     593,762
                                            ----------- ----------- ----------- ----------- -----------
    Total loans............................   3,938,095   3,721,347   3,489,474   3,374,937   3,312,810
Less:
  Allowance for loan losses................    (91,257)    (92,567)    (88,261)    (65,932)    (54,471)
                                            ----------- ----------- ----------- ----------- -----------
    Loans, net.............................  $3,846,838  $3,628,780  $3,401,213  $3,309,005  $3,258,339
                                            ----------- ----------- ----------- ----------- -----------
                                            ----------- ----------- ----------- ----------- -----------


FIVE YEAR SUMMARY OF CONSOLIDATED INCOME

                                                                                                     Three Months Ended
                                                    For the Years Ended December 31,                    December 31,
                                       ----------------------------------------------------------- -----------------------
(Dollars in thousands)                        1994        1993        1992        1991        1990        1994        1993
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans............    $315,094    $295,450    $297,006    $333,767    $350,831     $85,740     $74,094
Interest and dividends on securities..      87,766      88,805      95,695      89,929      70,898      21,593      22,512
Other interest income.................         529       1,688       1,946      12,475       9,270          28         160
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Total interest income.............     403,389     385,943     394,647     436,171     430,999     107,361      96,766
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------

INTEREST EXPENSE
Interest on deposits..................     126,197     130,098     154,750     209,028     213,595      33,875      31,884
Interest on short-term borrowings.....      12,111       7,824      10,150      17,236      15,729       3,846       1,943
Interest on long-term debt............       2,125       1,539       1,207       1,298       1,589         526         540
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Total interest expense............     140,433     139,461     166,107     227,562     230,913      38,247      34,367
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------

NET INTEREST INCOME...................     262,956     246,482     228,540     208,609     200,086      69,114      62,399
Provision for loan losses.............       7,056      12,969      45,346      20,850      15,001       2,471       3,207
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES.......................     255,900     233,513     183,194     187,759     185,085      66,643      59,192
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------

NONINTEREST INCOME
Trust division services...............      43,360      41,673      39,903      35,353      33,968      10,759      11,203
Service charges on deposit accounts...      15,655      16,367      15,140      13,233      11,093       3,951       4,141
Other income..........................      33,171      28,273      51,945      27,679      18,950       7,437       7,509
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Total noninterest income..........      92,186      86,313     106,988      76,265      64,011      22,147      22,853
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------

NONINTEREST EXPENSES
Salaries and employee benefits........     110,870     106,437      95,086      87,699      82,617      27,518      26,963
Net occupancy and equipment expenses..      32,227      29,813      27,089      26,153      25,539       8,303       7,965
FDIC insurance premium expense........      10,911      10,699       9,883       9,034       4,433       2,725       2,683
Other expenses........................      47,192      36,906      35,348      29,542      29,372      13,107      10,156
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Total noninterest expenses........     201,200     183,855     167,406     152,428     141,961      51,653      47,767
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
Income before income taxes............     146,886     135,971     122,776     111,596     107,135      37,137      34,278
Applicable income taxes...............      56,445      52,503      46,478      41,034      38,279      14,278      12,821
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
NET INCOME............................     $90,441     $83,468     $76,298     $70,562     $68,856     $22,859     $21,457
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                       ----------- ----------- ----------- ----------- ----------- ----------- -----------


PRINCIPAL AFFILIATES

                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             CARL A. TENHOOPEN, JR.     GEORGE R. BENSON, JR.      ASSETS                     LIABILITIES AND EQUITY
THE ANNAPOLIS        Chairman of the Board    CLARENCE A. BLACKWELL      -------------------------- -----------------------------
BANKING AND TRUST  ROBERT E. HENEL, JR.       BENNETT CRAIN, JR.         Cash and due               Total deposits       $223,983
COMPANY              President and            RALPH W. CROSBY              from banks       $14,824
Main Street and      Chief Executive Officer  FRANCIS E. GARDINER, JR.                              Short-term
Church Circle      CAROLYN D. O'LEARY         ROBERT E. HENEL, JR.       Earning assets     247,344   borrowings           14,515
Annapolis,           Executive Vice President JOHN K. HOPKINS
Maryland 21401     ERNEST R. AMADIO           JOHN R. MOSES              Allowance for              Other liabilities and
410/268-3366         Senior Vice President    JAMES O. OLFSON              loan losses      (2,598)   accrued expenses      1,408
11 Offices         WILLIAM A. BUSIK           JOHN W. RENARD
                     Senior Vice President    PATRICIA A. ROCHE, PH.D.   Other assets         6,000 Long-term debt              -
                   RANDALL M. ROBEY           CARL A. TENHOOPEN, JR.                      ---------
                     Senior Vice President    THOMAS O. TILGHMAN, JR.                               Stockholders' equity   25,664
                   and                                                                                                  ---------
                     Chief Financial Officer                                                        Total liabilities
                   LYNDALL R. WARD                                       Total assets      $265,570   and equity         $265,570
                     Senior Vice President                                                ---------                     ---------
                   PAMELA A. BOWEN                                                        ---------                     ---------
                     Vice President and
                     Corporate Secretary                                 Net income          $3,713
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             ROBERT E. DICKERSON        THURMAN ADAMS, JR.         ASSETS                     LIABILITIES AND EQUITY
BALTIMORE TRUST      President and            EUGENE BUNTING             -------------------------- -----------------------------
COMPANY              Chief Executive Officer  ROBERT E. DICKERSON        Cash and due               Total deposits       $188,557
One West Church    D. BRENT HURLEY            DAVID C. DOANE               from banks        $6,900
Street               Senior Vice President    SALLY W. HICKMAN                                      Short-term
Selbyville,        B. PHILIP LYNCH, JR.       D. BRENT HURLEY            Earning assets     223,405   borrowings            9,790
Delaware 19975       Vice President and       RICHARD I. LEWIS
302/436-8236       Cashier                    JAY C. MURRAY              Allowance for              Other liabilities and
5 Offices          JANET L. MCCABE            WILLIAM O. MURRAY            loan losses      (2,631)   accrued expenses      1,673
                     Vice President and       P. COLEMAN TOWNSEND, JR.
                   Secretary                  PAUL G. TOWNSEND           Other assets         6,082 Long-term debt              -
                   RUSSELL D. BRITTINGHAM                                                 ---------
                     Vice President and                                                             Stockholders' equity   33,736
                     Trust Officer                                                                                      ---------
                   KENNETH R. GRAHAM
                     Vice President                                                                 Total liabilities
                                                                         Total assets      $233,756   and equity         $233,756
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $4,050
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             WESLEY E. HUGHES, JR.      WARREN E. BARLEY           ASSETS                     LIABILITIES AND EQUITY
BANK OF SOUTHERN   President and              KENNETH O. DIXON           -------------------------- -----------------------------
MARYLAND           Chief Executive Officer    WESLEY E. HUGHES, JR.      Cash and due               Total deposits       $134,816
304 Charles Street JAMES E. SHOOK             EVELYN SUSAN HUNGERFORD      from banks        $7,308
LaPlata,           Senior Vice President      EDWARD L. SANDERS, JR.                                Short-term
Maryland 20646     JAMES F. DIMISA            ROBERT J. SCHICK           Earning assets     146,345   borrowings                -
301/934-1000       Vice President and         JOHN L. SPRAGUE
6 Offices          Cashier                                               Allowance for              Other liabilities and
                   J. WAYNE WELSH                                          loan losses      (1,699)   accrued expenses        835
                   Vice President
                   DIANE M. KESTLER                                      Other assets         4,391 Long-term debt              -
                   Controller                                                             ---------
                                                                                                    Stockholders' equity   20,694
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $156,345   and equity         $156,345
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $2,555
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             HAROLD J. KAHL             GORDON F. BOWEN            ASSETS                     LIABILITIES AND EQUITY
CALVERT BANK AND   Chairman of the Board,     MARY E. EISENMAN           -------------------------- -----------------------------
TRUST COMPANY      President and              BEDFORD C. GLASCOCK        Cash and due               Total deposits       $122,019
Calvert Village    Chief Executive Officer    ALLEN S. HANDEN              from banks        $4,182
Shopping Center    EARL M. THOMPSON           HAROLD J. KAHL                                        Short-term
P.O. Box 590       Chairman of the            LARRY D. KELLEY            Earning assets     133,878   borrowings            3,075
Prince Frederick,  Executive Committee        MAURICE T. LUSBY, III
Maryland 20678     HARRY B. ZINN              JOHN D. MURRAY             Allowance for              Other liabilities and
410/535-3535       Executive Vice President   GUFFRIE M. SMITH, JR.        loan losses      (1,618)   accrued expenses        670
5 Offices          R. LINDA HIPSLEY           W. DAVID SNEADE
                   Vice President and         EARL M. THOMPSON           Other assets         2,606 Long-term debt              -
                   Treasurer                  B. EDGAR WOODBURN                           ---------
                   LEONARD J. CLEMENTS                                                              Stockholders' equity   13,284
                   Vice President                                                                                       ---------
                   KIMBERLEY L. GREEN
                   Vice President and                                                               Total liabilities
                   Controller                                            Total assets      $139,048   and equity         $139,048
                   JANICE M. LOMAX                                                        ---------                     ---------
                   Corporate Secretary                                                    ---------                     ---------
                   JUDITH T. MCMANUS
                   Vice President and                                    Net income          $2,738
                   Assistant Corporate                                                    ---------
                   Secretary                                                              ---------
                   ROBERT A. RIFFE
                   Assistant Vice President
                   PATRICIA A. DIEDRICH
                   Assistant Vice President

                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             R. RAYMOND TARRACH         DAVID O. V. BARROLL        ASSETS                     LIABILITIES AND EQUITY
THE CHESTERTOWN    President and              JAMES B. CLEMENTS          -------------------------- -----------------------------
BANK OF MARYLAND   Chief Executive Officer    EDWIN C. FRY               Cash and due               Total deposits       $137,599
211 High Street    LARRY L. RASH              EDWARD S. GILLESPIE          from banks       $ 6,232
Chestertown,       Senior Vice President      GEORGE H. GODFREY                                     Short-term
Maryland 21620     and Senior Loan Officer    C. DAVID HAACKE            Earning assets     156,788   borrowings            4,020
410/778-2400       SHARON A. USILTON          FRANKLIN T. HOGANS
8 Offices          Vice President and         WILLIAM M. KNIGHT          Allowance for              Other liabilities and
                   Senior Administrative      R. CLAYTON MITCHELL          loan losses      (1,680)   accrued expenses      1,414
                   Officer                    CHARLES A. SCHELTS
                                              R. RAYMOND TARRACH         Other assets         4,396 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity   22,703
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $165,736   and equity         $165,736
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $2,791
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             J. DONALD HENYON           WILLIAM H. CARTER, JR.     ASSETS                     LIABILITIES AND EQUITY
THE CITIZENS       Chairman of the Board      CHARLES E. CASTLE, JR.     -------------------------- -----------------------------
NATIONAL BANK      MARTIN A. SHARPLESS        MARTIN L. GOOZMAN          Cash and due               Total deposits       $388,051
Fourth and         President and              J. DONALD HENYON             from banks       $24,411
Main Streets       Chief Executive Officer    THOMAS E. LYNCH                                       Short-term
Laurel,            RONALD P. GUDBRANDSEN      FRED L. MCKEE              Earning assets     436,155   borrowings           20,260
Maryland 20707     Executive Vice President   HUGH W. MOHLER
301/725-3100       and Senior Loan Officer    F. ALLEN MOTHERSHEAD       Allowance for              Other liabilities and
301/953-3044       CHARLES M. HEISHMAN        MICHELE K. RYAN              loan losses      (5,952)   accrued expenses      1,849
410/792-7626       Executive Vice President   MARTIN A. SHARPLESS
17 Offices         and Cashier                                           Other assets        12,298 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity   56,752
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $466,912   and equity         $466,912
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $6,916
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             S. DELL FOXX               THOMAS F. BRADLEE          ASSETS                     LIABILITIES AND EQUITY
COUNTY BANKING &   President and              BRUCE A. FINK              -------------------------- -----------------------------
TRUST              Chief Executive Officer    CHARLES J. FOLEY, JR.,     Cash and due               Total deposits       $228,455
COMPANY            BRUCE A. FINK              M.D.                         from banks        $7,948
123 North Street   Executive Vice President   S. DELL FOXX                                          Short-term
P.O. Box 100       RAYMOND A. HAMM, JR.       SAMUEL M. GAWTHROP, JR.    Earning assets     249,712   borrowings            6,940
Elkton,            Executive Vice President   HARRY E. HAMMOND
Maryland 21921                                RALPH R. LANPHAR           Allowance for              Other liabilities and
410/398/2600                                  HOWARD D. MCFADDEN           loan losses      (3,176)   accrued expenses      1,219
9 Offices                                     G. EUGENE MACKIE
                                              F. GROVE MILLER            Other assets         8,186 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity   26,056
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $262,670   and equity         $262,670
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------
                                                                         Net income          $4,105
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             ROBERT L. SIMPSON          WILLIAM F. BERNART         ASSETS                     LIABILITIES AND EQUITY
THE EASTVILLE      President and              CHARLES W. DICKINSON, IV   -------------------------- -----------------------------
BANK               Chief Executive Officer    CROXTON GORDON             Cash and due               Total deposits        $20,371
16485 Lankford     CHARLES W. DICKINSON, IV   RUSSELL KELLAM               from banks          $612
Highway            Vice President and         KATHERINE T. MEARS                                    Short-term
P.O. Box 7         Secretary                  J. THOMAS SAVAGE           Earning assets      26,249   borrowings              625
Eastville,                                    ROBERT L. SIMPSON
Virginia 23347                                                           Allowance for              Other liabilities and
804/678-5187                                                               loan losses        (513)   accrued expenses         99
1 Office
                                                                         Other assets           767 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity    6,020
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets       $27,115   and equity          $27,115
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income            $600
                                                                                          ---------
                                                                                          ---------



                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             GEORGE N. MCMATH           L. FRANKLIN DAVIS          ASSETS                     LIABILITIES AND EQUITY
FARMERS &          Chairman of the Board      M. CARTER DAVIS, JR.       -------------------------- -----------------------------
MERCHANTS BANK-    H. B. REW, JR.             JOHN H. DUER, III          Cash and due               Total deposits       $112,113
EASTERN SHORE      President and              DONALD JOSEPH LEONARD        from banks        $5,703
25275 Lankford     Chief Executive Officer    W. REVELL LEWIS, III                                  Short-term
Highway            GENE H. CROCKETT           NORMAN JAMES MARSHALL      Earning assets     127,232   borrowings              700
P.O. Box 623       Executive Vice President   GEORGE N. MCMATH
Onley,             TED D. DUER                H. B. REW, JR.             Allowance for              Other liabilities and
Virginia 23418     Senior Vice President,     THOMAS N. RICHARDSON         loan losses      (1,540)   accrued expenses        660
804/787-4111       Cashier and Secretary      RALPH L. SELBY, JR.
804/824-3052       ELIZABETH A. KERNS         RICHARD W. YOUNG           Other assets         3,821 Long-term debt              -
4 Offices          Vice President and                                                     ---------
                   Assistant Secretary                                                              Stockholders' equity   21,743
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $135,216   and equity         $135,216
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $2,468
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             ROBERT L. CUNNINGHAM       FRANCIS X. COSGROVE        ASSETS                     LIABILITIES AND EQUITY
THE FIDELITY BANK  Chairman of the Board      C. JOSEPH CUNNINGHAM, III  -------------------------- -----------------------------
59 East Main       C. JOSEPH CUNNINGHAM, III  ROBERT L. CUNNINGHAM       Cash and due               Total deposits        $30,932
Street             President and              JAMES P. KREILING            from banks        $1,449
Frostburg,         Chief Executive Officer    HUGH A. MCMULLEN                                      Short-term
Maryland 21532     JAMES P. KREILING          JAMES A. POLAND            Earning assets      33,389   borrowings                -
301/689-1111       Senior Vice President      MATTHEW SKIDMORE, SR.
3 Offices                                     F. EMMETT SMITH            Allowance for              Other liabilities and
                                                                           loan losses        (347)   accrued expenses        159

                                                                         Other assets           850 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity    4,250
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets       $35,341   and equity          $35,341
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income            $283
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             JOSEPH M. GOUGH, JR.       SAMUEL M. BAILEY, JR.      ASSETS                     LIABILITIES AND EQUITY
THE FIRST          Chairman of the Board      MARTIN A. BARLEY           -------------------------- -----------------------------
NATIONAL BANK      JOHN A. CANDELA            JOSEPH E. BELL II          Cash and due               Total deposits       $210,218
OF ST. MARY'S      President and              WALTER R. BLAIR, JR.         from banks        $6,909
5 East Park Avenue Chief Executive Officer    ELMER BROWN                                           Short-term
P.O. Box 655       GEORGE A. FERGUSON         EDWARD S. BURROUGHS        Earning assets     233,934   borrowings            1,603
Leonardtown,       Vice President, Cashier,   JOHN A. CANDELA
Maryland 20650     Senior Operations Officer, FORD L. DEAN               Allowance for              Other liabilities and
301/475-8081       and Secretary to the Board GEORGE A. FERGUSON           loan losses      (2,549)   accrued expenses      1,214
7 Offices          DAN KUBICAN                JOSEPH M. GOUGH, JR.
                   Vice President and         NELL Q. LEVAY              Other assets         5,596 Long-term debt              -
                   Senior Loan Officer        JOSEPH F. MITCHELL                          ---------
                   GENEVIEVE M. HUNT          EDMUND W. WETTENGEL                                   Stockholders' equity   30,855
                   Vice President and                                                                                   ---------
                   Controller
                                                                                                    Total liabilities
                                                                         Total assets      $243,890   and equity         $243,890
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $5,452
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
[logo]             PAUL E. PEAK               THOMAS A. BURKE            ASSETS                     LIABILITIES AND EQUITY
THE FOREST HILL    President and              HARON DAHAN                -------------------------- -----------------------------
STATE BANK         Chief Executive Officer    JOHN B. DINNING            Cash and due               Total deposits       $191,661
130 South Bond     RUSSELL R. CULLUM          ANN K. EDIE                  from banks        $7,682
Street             Executive Vice President   HENRY S. HOLLOWAY                                     Short-term
Bel Air,           MICHAEL F. ALLEN           RICHARD E. KINARD          Earning assets     215,643   borrowings           14,437
Maryland 21014     Senior Vice President      RALPH L. KLEIN
410/838/6131       DONALD E. KERR, JR.        C. RAY MANN                Allowance for              Other liabilities and
Baltimore:         Senior Vice President      PAUL E. PEAK                 loan losses      (2,355)   accrued expenses      1,109
410/879/1475                                  BARBARA LEE RUDOLPH
7 Offices                                     R. EDWARD SCHUELER, JR.    Other assets         7,267 Long-term debt              -
                                              F. D. WHITEFORD                             ---------
                                                                                                    Stockholders' equity   21,030
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $228,237   and equity         $228,237
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $3,183
                                                                                          ---------
                                                                                          ---------



                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             ROBERT E. GEARINGER        W. BERT ANDERSON           ASSETS                     LIABILITIES AND EQUITY
FREDERICKTOWN BANK Chairman of the Board and  MARVIN E. AUSHERMAN        -------------------------- -----------------------------
&                  Chief Executive Officer    GEORGE W. BRUCHEY          Cash and due               Total deposits       $167,662
TRUST COMPANY      J. BRIAN GAENG             DAVID P. CHAPIN              from banks        $6,272
30 North Market    President                  CALEB C. EWING, JR.                                   Short-term
Street             ROBERT M. ESLINGER         J. BRIAN GAENG             Earning assets     187,832   borrowings            4,263
Frederick,         Senior Vice President      ROBERT E. GEARINGER
Maryland 21701     ELIZABETH M. GROSSNICKLE   RICHARD L. KESSLER         Allowance for              Other liabilities and
301/662-8231       Vice President and         CHRISTOPHER T. KLINE         loan losses      (3,701)   accrued expenses      1,630
7 Offices          Treasurer                  DAVID C. MEADOWS
                                              PETER H. PLAMONDON         Other assets         6,368 Long-term debt              -
                                              KLARE S. SUNDERLAND                         ---------
                                                                                                    Stockholders' equity   23,216
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $196,771   and equity         $196,771
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------
                                                                         Net income          $2,540
                                                                                          ---------
                                                                                          ---------


---------------------------------------------------------------------------------------------------------------------------------
[logo]             H. FURLONG BALDWIN         H. FURLONG BALDWIN         ASSETS                     LIABILITIES AND EQUITY
MERCANTILE-SAFE    Chairman of the Board and  THOMAS M. BANCROFT, JR.    -------------------------- -----------------------------
DEPOSIT &          Chief Executive Officer    RICHARD O. BERNDT          Cash and due               Total deposits     $1,692,419
TRUST COMPANY      EDWARD K. DUNN, JR.        JAMES A. BLOCK, M.D.         from banks      $171,482
2 Hopkins Plaza    Vice Chairman of           GEORGE L. BUNTING, JR.                                Short-term
Baltimore,         the Board                  DOUGLAS W. DODGE           Earning assets   2,048,993   borrowings          297,328
Maryland 21201     BRIAN B. TOPPING           EDWARD K. DUNN, JR.
410/237/5900       Vice Chairman of           B. LARRY JENKINS           Allowance for              Other liabilities and
17 Offices         the Board                  ROBERT D. KUNISCH            loan losses     (41,650)   accrued expenses     30,643
                   DOUGLAS W. DODGE           WILLIAM J. MCCARTHY
                   President and              MORRIS W. OFFIT            Other assets        82,121 Long-term debt              -
                   Chief Operating Officer    CHRISTIAN H. POINDEXTER                    ----------
                   KENNETH A. BOURNE, JR.     WILLIAM C. RICHARDSON                                 Stockholders' equity  240,556
                   Executive Vice President   BISHOP L. ROBINSON                                                       ----------
                   JOSEPH A. DIGUARDO         DONALD J. SHEPARD
                   Executive Vice President   BRIAN B. TOPPING                                      Total liabilities
                   JAMES D. HARDESTY          CALMAN J. ZAMOISKI, JR.    Total assets    $2,260,946   and equity       $2,260,946
                   Executive Vice President                                              ----------                    ----------
                   HUGH W. MOHLER                                                        ----------                    ----------
                   Executive Vice President
                   J. MARSHALL REID                                      Net income         $34,714
                   Executive Vice President                                              ----------
                   JACK E. STEIL                                                         ----------
                   Executive Vice President
                   DONALD J. TRUFANT
                   Executive Vice President
                   JAY M. WILSON
                   Executive Vice President

---------------------------------------------------------------------------------------------------------------------------------
[logo]             J. WILLIAM POOLE           LELAND H. BAKER            ASSETS                     LIABILITIES AND EQUITY
THE NATIONAL       Chairman of the Board      JOHN H. CHICHESTER         -------------------------- -----------------------------
BANK OF            WILLIAM B. YOUNG           GEORGE C. FREEMAN          Cash and due               Total deposits       $209,586
FREDERICKSBURG     President and              THOMAS C. GOODLOE            from banks       $14,445
2403 Fall Hill     Chief Executive Officer    DUVAL Q. HICKS, JR.                                   Short-term
Avenue             WILLIAM E. MILBY           JOHN A. JAMISON            Earning assets     217,895   borrowings            6,600
Fredericksburg,    Executive Vice President   CHARLES T. LEWIS
Virginia 22401     and                        CHARLES A. MCCORMACK       Allowance for              Other liabilities and
703/899-3200       Cashier                    WILLIAM E. MILBY             loan losses      (2,587)   accrued expenses      1,966
7 Offices          OLLIE K. STEPHENS          J. WILLIAM POOLE
                   Senior Vice President      FRANK C. SILVEY            Other assets         9,645 Long-term debt              -
                   LLOYD B. HARRISON          WILLIAM B. YOUNG                            ---------
                   Senior Vice President                                                            Stockholders' equity   21,246
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $239,398   and equity         $239,398
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $2,325
                                                                                          ---------
                                                                                          ---------




                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             HUGH W. MOHLER             CHARLES A. BRUCE, JR.      ASSETS                     LIABILITIES AND EQUITY
PENINSULA          Chairman of the Board      FRANK B. HANNA, SR.        -------------------------- -----------------------------
BANK               JEFFREY F. TURNER          HENRY H. HANNA, III        Cash and due               Total deposits       $300,730
11738 Somerset     President and              CHARLES R. JENKINS, SR.      from banks       $13,609
Avenue             Chief Executive Officer    JOHN R. LERCH                                         Short-term
P.O. Box 219       JOHN S. DIPIETRO           HUGH W. MOHLER             Earning assets     339,839   borrowings           18,480
Princess Anne,     Executive Vice President   GEORGE A. PURNELL
Maryland 21853     and Secretary              E. SCOTT TAWES             Allowance for              Other liabilities and
410/651-2400       WILLIAM T. STURGIS         CASEY I. TODD                loan losses      (5,840)   accrued expenses      3,272
16 Offices         Executive Vice President,  JEFFREY F. TURNER
                   Senior Loan Officer and    ROBERT B. TWILLEY, JR.     Other assets        13,453 Long-term debt            103
                   Regional Officer           WADE D. WARD                                ---------
                   MORRIS A. BOZMAN                                                                 Stockholders' equity   38,476
                   Senior Vice President and                                                                            ---------
                   Regional Officer
                   JERRY C. BRIELE                                                                  Total liabilities
                   Vice President and                                    Total assets      $361,061   and equity         $361,061
                   Treasurer                                                              ---------                     ---------
                   JEFFREY M. SMITH                                                       ---------                     ---------
                   Vice President and
                   Regional Officer                                      Net income          $5,405
                   W. THOMAS MEARS                                                        ---------
                   Assistant Vice President                                               ---------
                   and
                   Assistant Regional Officer

---------------------------------------------------------------------------------------------------------------------------------
THE PEOPLES        JEFFREY N. HEFLEBOWER      RICHARD A. EDWARDS         ASSETS                     LIABILITIES AND EQUITY
BANK OF            President and              JEFFREY N. HEFLEBOWER      -------------------------- -----------------------------
MARYLAND           Chief Executive Officer    CALVERT C. MERRIKEN, JR.   Cash and due               Total deposits        $67,551
205 Market Street                             E. JOHN MILLS                from banks        $2,859
Denton,                                       JOSEPH D. QUINN                                       Short-term
Maryland 21629                                HARRY H. RIECK, JR.        Earning assets      72,889   borrowings            1,425
410/479-2600                                  A. ORRELL SAULSBURY, III
5 Offices                                     RICHARD T. WARFIELD        Allowance for              Other liabilities and
                                                                           loan losses        (892)   accrued expenses        496

                                                                         Other assets         2,934 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity    8,318
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets       $77,790   and equity          $77,790
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $1,053
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
POTOMAC            JAMES J. CROMWELL          JOSEPH L. ALFANDRE         ASSETS                     LIABILITIES AND EQUITY
VALLEY BANK        Chairman of the Board      KENNETH A. BOURNE, JR.     -------------------------- -----------------------------
702 Russell Avenue KENNETH C. COOK            STEPHEN E. CHASE           Cash and due               Total deposits       $141,558
Gaithersburg,      President and              KENNETH C. COOK              from banks        $6,720
Maryland 20877     Chief Executive Officer    JAMES J. CROMWELL                                     Short-term
301/963-7600       R. DENNIS HOMBERG          R. DENNIS HOMBERG          Earning assets     154,863   borrowings            5,720
6 Offices          Vice Chairman of the Board BRUCE MACKEY
                   FRANCIS R. MASSICOTTE      EDWARD J. MILLER           Allowance for              Other liabilities and
                   Senior Vice President and  WILLIAM C. MOYER             loan losses      (2,143)   accrued expenses        774
                   Corporate Secretary        REX L. STURM
                   WILLIAM W. WEST                                       Other assets         3,033 Long-term debt              -
                   Senior Vice President and                                              ---------
                   Chief Lending Officer                                                            Stockholders' equity   14,421
                   ARREL E. GODFREY                                                                                     ---------
                   Senior Vice President
                                                                                                    Total liabilities
                                                                         Total assets      $162,473   and equity         $162,473
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $1,922
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
ST. MICHAELS       WILLIAM W. DUNCAN, JR.     WILLIAM W. DUNCAN, JR.     ASSETS                     LIABILITIES AND EQUITY
BANK               President and              PAMELA P. GARDNER          -------------------------- -----------------------------
213 Talbot Street  Chief Executive Officer    MAURICE E. NEWNAM, III     Cash and due               Total deposits        $96,684
P.O. Box 70        R. IVAN THAMERT            NORMAN M. SHANNAHAN, III     from banks        $2,532
St. Michaels,      Executive Vice President   R. IVAN THAMERT                                       Short-term
Maryland 21663     CLIFFORD L. HILK           JOHN R. VALLIANT           Earning assets     106,562   borrowings            1,930
410/745-5091       Senior Vice President and  ROBERT B. VOJVODA
5 Offices          Senior Loan Officer        DAVID N. WEISE             Allowance for              Other liabilities and
                   ANITA N. PARROTT           DONALD R. YOUNG              loan losses      (3,864)   accrued expenses        593
                   Senior Vice President and
                   Chief Financial Officer                               Other assets         3,633 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity    9,656
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $108,863   and equity         $108,863
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $1,355
                                                                                          ---------
                                                                                          ---------



                   EXECUTIVE OFFICERS         DIRECTORS                  BALANCE SHEET (Dollars in thousands)   December 31, 1994
---------------------------------------------------------------------------------------------------------------------------------
[logo]             JOHN C. SCHAEFFER          ROBERT R. BOWMAN           ASSETS                     LIABILITIES AND EQUITY
WESTMINSTER BANK   Chairman of the Board      DANIEL S. DULANY           -------------------------- -----------------------------
AND TRUST          FERDINAND A. RUPPEL, JR.   ROBERT L. JONES            Cash and due               Total deposits       $195,134
COMPANY OF         President and              JOHN E. MCGINNIS             from banks        $7,880
CARROLL COUNTY     Chief Executive Officer    G. THOMAS MULLINIX                                    Short-term
71 East Main       MARLIN L. RITTASE          MARLIN L. RITTASE          Earning assets     213,735   borrowings            4,972
Street             Executive Vice President   FERDINAND A. RUPPEL, JR.
Westminster,                                  JOHN C. SCHAEFFER          Allowance for              Other liabilities and
Maryland 21157                                MERHLE B. WARFIELD, JR.      loan losses      (2,702)   accrued expenses        747
410/848-9300
9 Offices                                                                Other assets         5,592 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity   23,652
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets      $224,505   and equity         $224,505
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $2,960
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
MERCANTILE         PAUL W. PARKS              H. FURLONG BALDWIN         ASSETS                     LIABILITIES AND EQUITY
MORTGAGE           President and              RICHARD O. BERNDT          -------------------------- -----------------------------
CORPORATION        Chief Executive Officer    DOUGLAS W. DODGE           Cash and due               Total deposits             $-
20 South Charles   MICHAEL S. CORDES          EDWARD K. DUNN, JR.          from banks        $4,026
Street, 3rd Floor  Executive Vice President   WILLIAM J. MCCARTHY                                   Short-term
Baltimore,         and                        PAUL W. PARKS              Earning assets      32,911   borrowings           30,500
Maryland 21201     Chief Operating Officer    CHRISTIAN H. POINDEXTER
410/347-8940       KEVIN J. MICHNO            DONALD J. SHEPARD          Allowance for              Other liabilities and
14 Offices         Senior Vice President      CALMAN J. ZAMOISKI, JR.      loan losses      (1,219)   accrued expenses      2,937
                   JANET M. CHANCE
                   Vice President for Quality                            Other assets         4,213 Long-term debt              -
                   Control and Compliance                                                 ---------
                   NANCY M. HAUPRICH                                                                Stockholders' equity    6,494
                   Vice President for                                                                                   ---------
                   Construction
                   KEVIN P. MCCARTHY                                                                Total liabilities
                   Vice President for                                    Total assets       $39,931   and equity          $39,931
                   Construction                                                           ---------                     ---------
                   CHARLES RILEY                                                          ---------                     ---------
                   Vice President for Realtor
                   Production                                            Net income          $1,100
                   JOHN M. SCHWANKY                                                       ---------
                   Vice President for                                                     ---------
                   Servicing
                   SALLI M. SEIFERT
                   Vice President for
                   Administration

---------------------------------------------------------------------------------------------------------------------------------
MBC AGENCY, INC.   KENNETH A. BOURNE, JR.     H. FURLONG BALDWIN         ASSETS                     LIABILITIES AND EQUITY
2 Hopkins Plaza    President                  KENNETH A. BOURNE, JR.     -------------------------- -----------------------------
Baltimore,         JOHN A. O'CONNOR, JR.      EDWARD K. DUNN, JR.        Cash and due               Total deposits             $-
Maryland 21201     Secretary                  WILLIAM J. MCCARTHY          from banks          $330
410/347-8294       WILLIAM T. SKINNER, JR.                                                          Short-term
                   Treasurer                                             Earning assets       2,354   borrowings                -
                   DENNIS W. KREINER
                   Assistant Secretary                                   Allowance for              Other liabilities and
                                                                           loan losses            -   accrued expenses      1,433

                                                                         Other assets            30 Long-term debt              -
                                                                                          ---------
                                                                                                    Stockholders' equity    1,281
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets        $2,714   and equity           $2,714
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income            $272
                                                                                          ---------
                                                                                          ---------

---------------------------------------------------------------------------------------------------------------------------------
MBC REALTY, INC.   JOSEPH A. DIGUARDO         H. FURLONG BALDWIN         ASSETS                     LIABILITIES AND EQUITY
2 Hopkins Plaza    President                  JOSEPH A. DIGUARDO         -------------------------- -----------------------------
Baltimore,         RAY W. HAMM, SR.           DOUGLAS W. DODGE           Cash and due               Total deposits             $-
Maryland 21201     Executive Vice President   EDWARD K. DUNN, JR.          from banks          $563
410/237-5377       and General Manager                                                              Short-term
                   VERNON D. CONWAY                                      Earning assets           -   borrowings                -
                   Senior Vice President
                   JOHN A. O'CONNOR, JR.                                 Allowance for              Other liabilities and
                   Secretary                                               loan losses            -   accrued expenses      2,027
                   PERRY H. SOUZIS
                   Treasurer                                             Other assets        16,617 Long-term debt          2,367
                   LARRY D. SMITH                                                         ---------
                   Assistant Treasurer                                                              Stockholders' equity   12,786
                                                                                                                        ---------

                                                                                                    Total liabilities
                                                                         Total assets       $17,180   and equity          $17,180
                                                                                          ---------                     ---------
                                                                                          ---------                     ---------

                                                                         Net income          $1,312
                                                                                          ---------
                                                                                          ---------




MERCANTILE BANKSHARES CORPORATION


OFFICERS

H. FURLONG BALDWIN
Chairman of the Board and Chief Executive Officer

DOUGLAS W. DODGE
Vice Chairman of the Board

EDWARD K. DUNN, JR.
President

KENNETH A. BOURNE, JR.
Executive Vice President and Treasurer

HUGH W. MOHLER
Executive Vice President

JAY M. WILSON
Executive Vice President

JOHN A. O'CONNOR, JR.
Senior Vice President and Secretary

ROBERT W. JOHNSON
Senior Vice President

O. JAMES TALBOTT, II
Senior Vice President

BRIAN B. TOPPING
Vice President

JERRY F. GRAHAM
Vice President and Controller


DIRECTORS
[dagger]H. FURLONG BALDWIN
Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company

*THOMAS M. BANCROFT, JR.
Former Chairman of the Board and Chief Executive Officer of The New York Racing Association

*RICHARD O. BERNDT
Partner in the law firm of Gallagher, Evelius & Jones

JAMES A. BLOCK, M.D.
President and Chief Executive Officer of Johns Hopkins Health System and The Johns Hopkins Hospital

GEORGE L. BUNTING, JR.
President and Chief Executive Officer of Bunting Management Group, a private financial management company

[dagger]DOUGLAS W. DODGE
Vice Chairman of the Board of Mercantile Bankshares Corporation and President of Mercantile-Safe Deposit & Trust Company

[dagger]EDWARD K. DUNN, JR.
President of Mercantile Bankshares Corporation and a Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company


*B. LARRY JENKINS
Chairman of the Board, President and Chief Executive Officer of Monumental Life Insurance Company, providing individual life insurance and a Senior Vice President of AEGON USA, Inc., the parent company of Monumental Life Insurance Company

[dagger]*[solid triangle]ROBERT D. KUNISCH
Chairman   of  the  Board,  President  and  Chief  Executive  Officer  of  PHH
Corporation, transnational business services

[dagger]WILLIAM J. MCCARTHY
Principal of William J. McCarthy, P.C., a Partner in the law firm of Venable, Baetjer and Howard, LLP

[dagger][solid triangle]MORRIS W. OFFIT
Chairman of the Board and Chief Executive Officer of OFFITBANK, a private bank offering integrated investment services

[dagger][solid triangle]CHRISTIAN H. POINDEXTER
Chairman of the Board and Chief Executive Officer of Baltimore Gas & Electric Company, a gas and electric utility


WILLIAM C. RICHARDSON
President of The Johns Hopkins University

*BISHOP L. ROBINSON
Secretary of the Department of Public Safety and Correctional Services for the State of Maryland

[solid triangle]DONALD J. SHEPARD
Chairman of the Board, President and Chief Executive Officer of AEGON USA, Inc., a holding company owning insurance and insurance related companies

BRIAN B. TOPPING
Vice President of Mercantile Bankshares Corporation and a Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company

[dagger][solid triangle]CALMAN J. ZAMOISKI, JR.
Chairman of the Board of Independent Distributors, Incorporated, general wholesale distributors


[dagger]Member of Executive Committee
*Member of Audit Committee
[solid triangle]Member of Compensation Committee

Listing as of March 13, 1995


PAGE

(The following information appears on the inside back cover of the Annual
 Report to Shareholders)

CORPORATE INFORMATION

CORPORATE PROFILE
Mercantile Bankshares Corporation is a multibank holding company organized in 1969 under the laws of Maryland. On January 1, 1995, its principal affiliates were twenty banks and a mortgage banking company. The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit & Trust Company, also provides a full range of trust services.

PERSONAL BANKING
The banking affiliates of Mercantile Bankshares Corporation have 155 retail banking offices providing personal banking services. Services include deposit vehicles such as checking accounts, NOW accounts, Money Market Deposit Accounts, Certificates of Deposit, and Individual Retirement Accounts. Loans are made to individuals to meet a variety of consumer needs.

CORPORATE BANKING
Each of the Corporation's affiliates pursues a commercial banking program serving local businesses. Specialized corporate banking services are centered at Mercantile-Safe Deposit & Trust Company. Corporate banking services include the making of various types of commercial and real estate loans, accepting deposits, cash management and short-term money market investing.

TRUST AND INVESTMENT
The Trust Division of Mercantile-Safe Deposit & Trust Company provides services to individuals, corporations and non-profit institutions. Services for individuals include investment management, estate settlement, living and testamentary trusts and custody of securities. Employee benefit plans, master and directed trusteeship and corporate financial services are provided to businesses. Endowment trusts are managed for non-profit institutions. The
Trust Division is also investment advisor to M.S.D.&T. Funds, Inc., which provides a series of open-ended, no-load mutual funds.

MORTGAGE BANKING
Through offices in Maryland and Delaware, Mercantile Mortgage Corporation generates and services real estate mortgage loans and construction loans, as principal and as agent. Residential and commercial real estate appraisals are offered through an appraisal subsidiary.

ACCOUNTANTS
Coopers & Lybrand L.L.P.
217 East Redwood Street
Baltimore, Maryland  21202-3316

ANNUAL MEETING OF SHAREHOLDERS
10:30 A.M., Wednesday,
April 26, 1995
2 Hopkins Plaza, Baltimore, Maryland

ANNUAL REPORT TO SECURITIES & EXCHANGE COMMISSION
Form 10-K will be furnished to stockholders without charge upon written request. Exhibits thereto furnished upon payment of $3.00 per set. Direct request to Secretary.

HEADQUARTERS
2 Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
410/237-5900

STOCK INFORMATION
The common stock of Mercantile Bankshares Corporation is traded on the Nasdaq Stock Market under the symbol MRBK.

DIVIDEND DISBURSING AGENT AND TRANSFER AGENT FOR STOCK
The Bank of New York

For telephone inquiries:
800/524-4458
For written inquiries:
The Bank of New York
Shareholder Relations Department 11E
P.O. Box 11258
Church Street Station
New York, New York 10286

Send certificates for transfer and address change notices to:
The Bank of New York
Receive and Deliver Department 11W
P.O. Box 11002
Church Street Station
New York, New York 10286

AUTOMATIC DIVIDENT REINVESTMENT AND STOCK PURCHASE PLAN
Mercantile Bankshares Corporation offers its shareholders of common stock a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs.Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent:

The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
800/524-4458


PAGE



(The following information appears on the back cover of the Annual Report to Shareholders)

[LOGO] MERCANTILE BANKSHARES CORPORATION
       Baltimore, Maryland


PAGE


______________________________________________________________________________

                         APPENDIX A

Chart A-1 located on page 4 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in year end total assets of Mercantile Bankshares Corporation from December 31, 1990 to December 31, 1994:

TOTAL ASSETS
(Dollars in millions) December 31

                                      1990     1991     1992     1993     1994

                Total Assets........$4,886   $5,217   $5,460   $5,790   $5,938

------------------------------------------------------------------------------

Chart A-2 located on page 4 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in annual net income of Mercantile Bankshares Corporation from 1990 to 1994:

NET INCOME
(Dollars in millions)
5 Year Compound Growth Rate: 6.4%

                                      1990     1991     1992     1993     1994

                Net Income.......... $68.9    $70.6    $76.3    $83.5    $90.4

------------------------------------------------------------------------------

Chart A-3 located on page 4 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in annual earnings per share of Mercantile Bankshares Corporation from 1990 to 1994:

EARNINGS PER SHARE
(In dollars)
5 Year Compound Growth Rate: 4.5%

                                      1990     1991     1992     1993     1994

        Earnings per share.......... $1.55    $1.56    $1.67    $1.73    $1.88

------------------------------------------------------------------------------

Chart A-4 located on page 5 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the decrease in both the average annual yield earned on earning assets and the average annual rate paid on interest-bearing funds by Mercantile Bankshares Corporation from 1990 to 1994:

INTEREST YIELDS AND RATES
(Tax equivalent basis)

                                      1990     1991     1992     1993     1994

Average yield earned on
 earning assets..................... 10.6%     9.4%     8.1%     7.3%     7.5%

Average rate paid on
 interest-bearing funds.............  7.1%     6.1%     4.3%     3.4%     3.4%

------------------------------------------------------------------------------

Chart A-5 located on page 9 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the annual sources of revenues for Mercantile Bankshares Corporation from 1990 to 1994:

SOURCES OF INCOME
(Dollars in millions)

                                      1990     1991     1992     1993     1994

Interest and fees on loans.........    71%      65%      59%      63%      63%

Other interest and dividend income.    16%      20%      20%      19%      18%

Trust division.....................     7%       7%       8%       9%       9%

Other income.......................     6%       8%      13%       9%      10%

Total..............................   100%     100%     100%     100%     100%

Total of all sources of income..... $495.0   $512.4   $501.6   $472.3   $495.6

------------------------------------------------------------------------------

Chart A-6 located on page 9 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the annual uses of income for Mercantile Bankshares Corporation from 1990 to 1994:

USES OF INCOME
(Dollars in millions)

                                      1990     1991     1992     1993     1994

Interest expense...................    46%      44%      33%      29%      28%
Provision for loan losses..........     3%       4%       9%       3%       2%

Salaries and employee benefits.....    17%      17%      19%      23%      22%

Other expenses.....................    12%      13%      15%      16%      18%

Applicable income taxes............     8%       8%       9%      11%      12%

Net income.........................    14%      14%      15%      18%      18%

Total..............................   100%     100%     100%     100%     100%

Total of all uses of income........ $495.0   $512.4   $501.6   $472.3   $495.6

------------------------------------------------------------------------------

Chart A-7 located on page 13 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the composition of average annual loans of Mercantile Bankshares Corporation from 1990 to 1994:

LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
5 Year Compound Growth Rate: 4.8%

                               1990       1991       1992       1993       1994
Commercial, financial
 and agricultural..........     33%        33%        33%        33%        33%

Real estate - construction
 and mortgage..............     47%        50%        52%        54%        55%

Consumer...................     20%        17%        15%        13%        12%

Total......................    100%       100%       100%       100%       100%

Total average loans....... $3,181.9   $3,306.4   $3,438.8   $3,647.0   $3,765.2

-------------------------------------------------------------------------------

Chart A-8 located on page 16 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the annual changes in the ratio of loan loss allowance as a % of average loans and the ratio of net charge-offs as a % of average loans of Mercantile Bankshares Corporation from 1990 to 1994:

ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (Net of Recoveries)
AS A % OF AVERAGE LOANS

                                      1990     1991     1992     1993     1994
Loan loss allowance as a % of
 average loans.....................  1.71%    1.99%    2.57%    2.54%    2.42%

Net charge-offs as a % of
 average loans.....................   .29%     .28%     .67%     .31%     .22%

------------------------------------------------------------------------------

Chart A-9 located on page 17 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the year end levels of tier one and tier two risk-based capital ratios of Mercantile Bankshares Corporation from 1991 to 1994:

RISK-BASED CAPITAL RATIOS*

                                      1991     1992     1993    1994

Tier two...........................   1.5%     1.4%     1.4%    1.3%

Tier one...........................  15.5%    17.0%    18.2%   18.3%

(Regulatory tier one minimum is 4%.)

* Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.

------------------------------------------------------------------------------