Form 10-K, Exhibit 13
period 1995-12-31
MERCANTILE BANKSHARES CORP
filed 1996-03-29
CIK 64908

(The following information appears on the front cover of the Annual Report to Shareholders)

MERCANTILE BANKSHARES CORPORATION

ANNUAL REPORT                          1995

(The following information appears on the inside front cover of the Annual
 Report to Shareholders)

MERCANTILE BANKSHARES CORPORATION

is a family of community banks, each with its own name, management, board of directors and historic ties to its community.

THE ANNAPOLIS BANKING
AND TRUST COMPANY
Robert E. Henel, Jr.
President and CEO
Annapolis, Maryland

BALTIMORE TRUST COMPANY
Robert E. Dickerson
President and CEO
Selbyville, Delaware

BANK OF SOUTHERN MARYLAND
Wesley E. Hughes, Jr.
President and CEO
La Plata, Maryland

CALVERT BANK AND TRUST COMPANY
Harold J. Kahl
Chairman, President and CEO
Prince Frederick, Maryland

THE CHESTERTOWN BANK OF MARYLAND
R. Raymond Tarrach
President and CEO
Chestertown, Maryland

THE CITIZENS NATIONAL BANK
Peter W. Floeckher, Jr.
President and CEO
Laurel, Maryland

COUNTY BANKING & TRUST COMPANY
S. Dell Foxx
President and CEO
Elkton, Maryland

The EASTVILLE BANK
Robert L. Simpson
President and CEO
Eastville, Virginia

FARMERS & MERCHANTS BANK--EASTERN SHORE
H.B. Rew, Jr.
President and CEO
Onley, Virginia

THE FIDELITY BANK
C. Joseph Cunningham, III
President and CEO
Frostburg, Maryland

THE FIRST NATIONAL BANK
OF ST. MARY'S
John A. Candela
President and CEO
Leonardtown, Maryland

THE FOREST HILL STATE BANK
Paul E. Peak
President and CEO
Bel Air, Maryland

FREDERICKTOWN BANK
& TRUST COMPANY
J. Brian Gaeng
President and CEO
Frederick, Maryland

MERCANTILE-SAFE DEPOSIT
& TRUST COMPANY
H. Furlong Baldwin
Chairman and CEO
Baltimore, Maryland

THE NATIONAL BANK OF
FREDERICKSBURG
William B. Young
President and CEO
Fredericksburg, Virginia

PENINSULA BANK
Jeffrey F. Turner
President and CEO
Princess Anne, Maryland

THE PEOPLES BANK OF MARYLAND
Jeffrey N. Heflebower
President and CEO
Denton, Maryland

POTOMAC VALLEY BANK
Kenneth C. Cook
President and CEO
Gaithersburg, Maryland

ST. MICHAELS BANK
William W. Duncan, Jr.
President and CEO
St. Michaels, Maryland

THE SPARKS STATE BANK
Bradley G. Moore
President and CEO
Sparks, Maryland

WESTMINSTER BANK AND TRUST COMPANY OF CARROLL COUNTY
Ferdinand A. Ruppel, Jr.
President and CEO
Westminster, Maryland

MERCANTILE MORTGAGE CORPORATION
Paul W. Parks
President and CEO
Baltimore, Maryland


     COUNT ON US  for


     CONTINUITY

     We value the stability that allows our banks to nurture long-term customer relationships, through good times and bad.

     FOCUS

     The person responsible for making customer-related decisions is a local person, focused on the citizens of the community in which the bank operates.

     STRENGTH

     As part of Mercantile Bankshares Corporation, affiliate banks benefit from the Corporation's outstanding financial strength and the services available through the largest affiliate, Mercantile-Safe Deposit & Trust.

     PRIDE

     We work to staff our banks with well-trained people who are proud of the job they do, their bank and its association with Mercantile Bankshares Corporation.

     INTEGRITY

     An enduring banking relationship is based on trust. We cherish the community's confidence in us as people of integrity.

     COMMITMENT TO THE COMMUNITY

     A strong community depends upon on-going volunteer and charitable support. The staff and boards of our affiliates have established and will maintain those civic relationships.

PAGE

CONSOLIDATED FINANCIAL HIGHLIGHTS
[TEXT]

                                                                                   Increase
(Dollars in thousands, except per share data)         1995             1994        (Decrease)
FOR THE YEAR
Net interest income............................      $  286,788       $  262,956          9%
Net income.....................................         104,432           90,441         15
Cash dividends paid............................          41,013           34,982         17
Net income per share...........................            2.19             1.88         16
Dividend paid per common share.................             .86              .74         16
Average deposits...............................       4,866,600        4,692,500          4
Average loans..................................       4,079,300        3,765,200          8
Average investment securities..................       1,515,600        1,700,100        (11)

AT YEAR END
Assets.........................................      $6,349,103       $5,938,225          7%
Deposits.......................................       5,169,381        4,765,393          8
Loans, net.....................................       4,209,872        3,846,838          9
Investment securities..........................       1,572,254        1,606,264         (2)
Stockholders' equity...........................         793,826          723,917         10
Book value per common share....................           16.44            15.05          9

RATIOS
Return on average assets.......................             1.7%             1.6%         6%
Return on average stockholders' equity.........            13.9             12.8          9
Average stockholders' equity/average assets....            12.6             12.1          4

STATISTICS
Banking offices................................             162              155          7
Employees......................................           2,810            2,845        (35)
Shareholders...................................           8,850            8,669        181
Average number of common shares
 outstanding...................................      47,768,479       48,165,833   (397,354)
Common shares outstanding......................      48,272,451       48,114,014    158,437

CONTENTS

Consolidated Financial Highlights........................................    1
To Our Shareholders......................................................    2
Review of Services.......................................................    4
Management's Discussion and Analysis of Financial Condition
and Results of Operations................................................    6
Consolidated Balance Sheets..............................................   22
Statement of Consolidated Income.........................................   23
Statement of Consolidated Cash Flows.....................................   24
Statement of Changes in Consolidated Stockholders' Equity................   26
Notes to Consolidated Financial Statements...............................   27
Report of Independent Accountants........................................   41
Five Year Statistical Summary............................................   42
Five Year Selected Financial Data........................................   44
Five Year Summary of Consolidated Income.................................   45
Principal Affiliates.....................................................   46
Mercantile Bankshares Corporation........................................   52
Corporate Information....................................................   53

TO OUR SHAREHOLDERS

For the 20th consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Net income per share was $2.19 in 1995, a 16% increase over the $1.88 per share in 1994. Total consolidated net income was $104,432,000 compared to $90,441,000 in 1994, an increase of 15%.

   Per share amounts are based on the weighted average number of common shares outstanding, 47,768,479 for 1995 and 48,165,833 for 1994. Amounts reported for 1995 include the accounts of The Sparks State Bank since its affiliation with Mercantile Bankshares Corporation on October 31, 1995.

   Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 19 consecutive years. In 1995, total dividends paid per share were $.86, a 16% increase over 1994.

   In addition, while maintaining great capital strength and financing the growth of your company, Mercantile Bankshares Corporation has been pursuing a share repurchase program. In December 1995, the Board of Directors authorized repurchase of 2,000,000 shares of Mercantile Bankshares common stock. This followed a 2,000,000 share authorization in December 1994 and 1,000,000 shares in 1993. The buy-backs have supported your management's strategy to enhance shareholder value by using capital to finance growth, both internal and external, and, when capital is not needed for that purpose, returning it to shareholders in dividends and repurchase of shares. From December 1993 to year end 1995, 2,420,000 shares of common stock were repurchased under the programs.

   At December 31, 1995, total assets of Mercantile Bankshares Corporation were $6,349,103,000 compared to $5,938,225,000 at December 31, 1994. On a daily average basis, total assets rose 3% to $6,000,400,000; average total loans rose 8% to $4,079,300,000. Total average investment securities declined 11% to $1,515,600,000, a measure taken to fund loan growth.

   Average total loans increased 8% over 1994. The increase reflected a 9% increase in average total mortgage and construction loans, which were 55% of the total loan portfolio. Average commercial loans, which were 33% of the entire loan portfolio, increased 9%. Average consumer loans increased 3%.

   In 1995, return on average assets, a measure of profitability, was 1.74%, up 12% from 1.56% in 1994, continuing to place us in the top tier of U.S. banks. Average shareholders' equity increased by 7% to $753,500,000. The return on average equity, which is constrained by our large equity base, benefited from the share repurchase program and increased 8% to 13.86% in 1995 from 12.84% in 1994. A measure of capital strength, the ratio of average equity to average assets, was 12.56% in 1995 versus 12.14% in 1994 and remains among the strongest of the nation's largest banking organizations.

   Asset quality at Mercantile Bankshares, as measured by commonly used statistics, was restored to our more traditional levels. At year end 1995, total non-performing loans were down 37% from 1994 to $21,235,000. Total non-performing loans were .49% of total loans at year end 1995, down 42% from
 .85% at year end 1994. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $24,093,000 at year end 1995, down 45% from 1994. Non-performing assets as a percentage of year end loans plus other real estate owned was down 50% from the prior year to .56%.

   The provision for loan losses in 1995 was $7,988,000 compared to $7,056,000 in 1994. In 1995, loans charged off, net of recoveries, totalled $10,665,000 compared to $8,366,000 in 1994. The allowance for loan losses at December 31, 1995 was $91,398,000 versus $91,257,000 in the prior year. At year end 1995, the allowance for loan losses as a percentage of non-performing loans had increased 59% to 430% compared to 271% at year end 1994; the allowance was 2.12% of total year end loans compared to 2.32% at year end 1994.

   Average total deposits for the year ended December 31, 1995 were $4,866,600,000, a 4% increase over 1994. Deposits shifted to a more costly mix as certificates of deposit rose in 1995 from 29% to 37% of average total deposits and the combination of Savings, NOW and Money Market accounts declined from 52% to 45%. Demand deposits, which do not bear interest, remained relatively constant at 18% of average total deposits.

   Net interest income for 1995 increased 9% over 1994 to $286,788,000. There was a 4% increase in average earning assets, to $5,677,700,000, and a 5% increase in net interest margin on earning assets, which rose to 5.12% in 1995. In general, Mercantile Bankshares' large capital base and significant demand deposits, both sources of funding which are not sensitive to interest rate fluctuations, generate improved interest rate margins in a rising interest rate environment. Net interest rate spread, the difference between the yield realized on average earning assets and interest rate paid for average interest-bearing funds, remained steady at 4.09%.

   Total noninterest income was $88,154,000, a decline of 4% from the prior year, due primarily to a non-recurring gain in 1994 of $3,137,000 on the sale of an asset and higher mortgage banking fees in that year. The 1995 decline was partially offset by modest increases in trust revenues and rental income.

   Total noninterest expense, excluding the provision for loan losses, was $200,945,000, unchanged from the prior year. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $117,512,000, up 6% over 1994.

Significant decreases in noninterest expense in 1995 were lower expenses related to foreclosed property and reduced FDIC insurance premiums. Because Mercantile Bankshares stresses efficient operations, we were pleased to be cited in an American Banker study of the nation's 100 largest banking organizations, as of September 30, 1995, as having achieved the fifth best efficiency ratio.

This year, our annual report includes a Review of Services. You will note that our emphasis is on traditional, know-your-customer banking services rather than volume-driven products. At Mercantile Bankshares Corporation, relationship-oriented service means that customer-related decisions are made locally, as close as possible to the customer. We can operate at that level because of our distinctive corporate structure, a system of locally managed community banks, with a combined size and geographic reach which allows for easy communication.

   For many years, in the annual report we have remarked on the radical changes taking place in banking. The survivors of this upheaval seem to be settling into three categories of banking organizations: the giant national/ international entities; the independent community banks; and banks with a specialized market niche. Mercantile Bankshares Corporation has the attributes of the last two of those three. We submit that our organization is a very viable alternative to the consolidated giants-advantageous for our customers and shareholders.

   The size = success formula works better in some situations than others. In the case of product-oriented banks, economies of scale are important to high-volume transaction banking. When it comes to more traditional community banking, however, wringing costs out of merged operations can take its toll on customers and employees-without necessarily improving financial performance over time. We take pride in the fact that Mercantile, a mid-size regional banking institution, ranks high for credit quality, capital strength, efficiency of operation, and profitability.

   Continuing in a high performance tradition means observing certain disciplines. We recognize that in some quarters the lessons learned from the underwriting excesses of the 1980's are being ignored. At Mercantile Bankshares, we will accept modest loan growth rather than sacrifice prudent pricing and sound underwriting standards. We will continue to maintain high capital ratios in order to be able to meet economic downturns and take advantage of opportunities. We will continue to control operating expenses, while investing carefully in people and systems designed to enhance future profitability.

   In 1995, we were pleased to welcome our twenty-first affiliate bank, The Sparks State Bank of Sparks, Maryland. With a long tradition of community service, it is a fine addition to our family. Other investments made in 1995 include formation of the Private Banking Group. Located at Mercantile-Safe Deposit & Trust, it is a logical evolutionary step in relationship banking. Enhanced retail and corporate banking services are also outlined in this report.

   As we continue to build capacity, it will be in the context of promoting broad, long-term customer relationships. In today's world, customers value continuity of personnel and institution. We invite them to count on us.


/s/ H. Furlong Baldwin
H. Furlong Baldwin, Chairman
February 28, 1996

BOARD OF DIRECTORS

In 1995, Mercantile Bankshares Corporation welcomed a new director. He is Martin
L. Grass, Chairman and Chief Executive Officer of Rite Aid Corporation.

In June 1995, Douglas W. Dodge retired as President of Mercantile-Safe Deposit & Trust Company, from its Board and from the Board of Mercantile Bankshares Corporation. During his 25 years of service, Mr. Dodge made extraordinary contributions to the bank and the Corporation. We have expressed our gratitude on many occasions and do so again here.

REVIEW OF SERVICES
As banking undergoes radical change, the invitation to "Count on Us" has special appeal to our customers. They look to us for traditional community banking services augmented by access to more specialized services offered by Mercantile-Safe Deposit & Trust Company and Mercantile Mortgage Corporation.

COMMUNITY BANKING
Twenty-one locally managed and directed affiliate banks, working through 162 banking offices, deliver traditional personal banking services to individuals and commercial banking services to local businesses.

   Despite pronouncements that hi-tech banking is replacing personal contact, we find that people in our markets want to deal with someone who knows who they are and can be counted on to take a continuing interest in meeting their banking needs. Committing money to a savings account, establishing a personal line of credit, assuming a residential mortgage none of these are "routine transactions" to the individual involved. Business owners, too, understand the value of a knowledgeable, on-going commercial banking relationship. Each affiliate bank, focusing on the individuals and businesses in its own area, is able to provide that kind of service.

   Customer-related decisions are made at the community bank level, allowing timely responses based on local knowledge. In addition, each affiliate has responsibility for its own day-to-day administration, budget and marketing plans, creating an entrepreneurial environment which encourages initiative. Affiliate back-office functions, such as operations, auditing and loan review, are consolidated at the holding company level.

   New services are developed through the coordinated efforts of community bank personnel and a centralized marketing staff. New personal services developed in 1995 for 1996 delivery include fixed income annuities. This very competitive savings vehicle is being offered by trained and licensed personnel through affiliate banks. Also, affiliates are modifying their Home Equity lines of credit for greater flexibility. Personal and commercial banking services are being supported by a significant investment in technologies designed to enhance customer information and account access. A telephone system which gives customers access to account information twenty-four hours a day, and allows them to effect transfers, will be available in 1996. A Banking Twenty-Four(trademark sign) Check Card is being introduced which allows customers to debit their checking account electronically when making purchases. Access to automated teller machines is being expanded with the addition to our ATM system of the MAC network.

   Community banking carries with it responsibilities. Extending credit to build local commercial enterprise is a responsibility, as is helping professional people get established in the community and local families pursue their financial goals. In addition, we understand our obligation to act as civic leaders. Our affiliate bank personnel, at all levels, invest volunteer hours and charitable dollars in making the community a better place to live. After all, it's their home.

TRUST AND INVESTMENT SERVICES
Trust and investment management services are provided by our largest affiliate, Mercantile-Safe Deposit & Trust Company. At December 31, 1995, assets under administration were $26 billion.

   Long preeminent in our region for trust and investment services for individuals and families, Mercantile manages more than $5 billion in personal trust assets and holds a total of $7 billion under administration. Demographics indicate significant growth opportunities in personal asset management. As baby boomers enter middle age, they are beginning to accumulate significant savings and to plan their estates. This generation has, as well, the prospect of inheriting significant wealth. Competition for these assets is keen, but we are meeting it with new and enhanced services, new marketing personnel and new satellite offices. To take better advantage of the potential in our affiliate banks, we have inaugurated a program to make them our partners in developing trust and investment business in their markets. We are confident of the story we have to tell. As trustee, we have an outstanding reputation, acquired over decades, for investment management and wealth transfer. Mercantile's personal investment options include a variety of equity, fixed income and money market funds. Our investment management fees are competitive as are our investment results.

   Institutions, such as corporations, labor unions and not-for-profit organizations, are another important client base. With $5 billion in managed assets and a total of $19 billion under administration at year end 1995, the institutional area has attractive potential for growth. Of special interest are retirement plan services. In January 1995, we introduced a comprehensive package of services for self-directed 401(k) and profit sharing plans. Services include plan administration, participant record-keeping, employee education, trustee services and investment management. Mercantile's plan is differentiated by its flexible investment options, which incorporate several prominent mutual fund companies. Our marketing effort is being expanded as we target existing and start-up plans for companies with 50 to 3,000 employees.

   Investment management and custody services for endowments and foundations are an important and growing part of our institutional business. Planned giving is an increasingly significant source of funds for not-for-profits but is very complex to administer. Our new planned giving services are meeting their needs. In addition, Mercantile is stressing custody services for endowment funds. The trend of not-for-profit boards to diversify investment managers expands the market for our comprehensive and integrative reporting capabilities. Again, these institutional services are being supported by an expanded new business effort.

CORPORATE BANKING
Each affiliate bank provides commercial banking services to businesses in its own market area. When the business requires a credit which exceeds the affiliate's lending limit, or has a specialized financing requirement or other specialized commercial banking need, corporate banking at Mercantile-Safe Deposit & Trust cooperates with the affiliate to supply that service.

   Mercantile-Safe Deposit & Trust corporate lenders extend credit both in their own market area and in collaboration with affiliates. These loans are for general business purposes such as working capital, enlarging plant, or buying equipment and also for financing owner/user commercial real estate.

   Several corporate banking units supply specialized services. They include asset based lending, cash management, and real estate construction and development lending.

   The Asset Based Lending Group provides financing and leasing services for businesses with special needs. Loans secured by working assets allow a company to convert the value of its accounts receivable or inventory into cash for daily operations. The Group also assists and provides financing for acquisitions, management buyouts and equipment purchases. A unit dedicated to helping customers with equipment leasing is being established. A Floorplan unit, enlarged in 1995, helps automotive and equipment dealers finance new and used vehicles and equipment.

   Mercantile's Cash Management Services assists the business customer in collecting, moving and investing cash. In 1995, Mercantile introduced MercAccess, which connects the customer's personal computer to the bank in order to receive account balance and transaction detail and to initiate wire and ACH transactions. In addition, Mercantile's Lockbox service was significantly enhanced to address both wholesale and retail processing needs by providing new data capture, optic scanning and data transmission capabilities.

   The Real Estate Industries Group provides construction, acquisition and interim lending for investors and developers of income-producing real estate. Growth in construction lending was notable in 1995, helped by the reappearance of the capital markets which provide funding for long-term loan financing. Also in 1995, the credit quality of the real estate lending portfolio improved as customers, with Mercantile's on-going assistance, worked through a difficult time in their industry.

PRIVATE BANKING
In 1995, Mercantile-Safe Deposit & Trust established the Private Banking Group. Composed of banking and trust personnel, it combines their specialized skills to provide financial services to people with substantial financial resources. The group provides a full range of customized deposit and savings services, personal and commercial credit, mortgage financing, retirement savings plans and investment and trust services.

   Early results indicate that our start-up investment in the Private Banking Group, with its new offices and staff, will be productive. Clearly, potential users of the service-attorneys, physicians, successful business and property owners, senior corporate executives and others-are interested in the team approach to delivering coordinated, tailor-made financial services.

MORTGAGE BANKING
Mercantile Mortgage Corporation, which provides mortgage banking services to the affiliate system, is making important investments in its future. Significant personnel improvements were made in 1995, including new heads of secondary marketing and loan production. Two new production offices were added to the ten already operating throughout our market area. Substantial additions were made also to our information services as we continue to invest in the technology necessary to produce mortgage loans efficiently. During 1995, sophisticated mortgage origination software, coupled with training and support services, were introduced to Mercantile Bankshares affiliate banks for use in their locations. This system handles the entire mortgage process, from application to document generation, enabling affiliates to satisfy their customers' desires for long-term, fixed rate loans that are then pooled, securitized and sold by Mercantile Mortgage Corporation, which continues to service them.

   The Mercantile Mortgage portfolio of loans serviced for others was $659,147,000 at year end 1995. Although this portfolio is not reflected on the balance sheet, it produces a fee income which is the backbone of the mortgage operation. In addition to the servicing portfolio, our project construction loans grew by 24% to $74,774,000 at year end. The quality of the residential mortgages we service remains strong, with overall delinquencies running more than 150 basis points below industry averages in our marketplace, as reported for June 30, 1995 by Mortgage Bankers Association of America.

   Our menu of mortgage services was expanded in 1995 to include:

1) Jumbo loans (more than $207,000) at very competitive rates;
2) one-settlement construction/permanent loans;
3) new loan programs designed to help individuals with low to moderate incomes purchase homes.

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

 [graph] - EARNINGS GROWTH (For a description of the graph appearing in this location see APPENDIX A, Chart A-2)

 [graph] - EARNINGS PER SHARE (For a description of the graph appearing in this location see APPENDIX A, Chart A-3)


MANAGEMENT'S DISCUSSION

Management's Discussion and Analysis of
Financial Condition and Results of
Operations

Management's Discussion and Analysis of
Financial Condition and Results of
Operations should be read in conjunction with the Letter to Shareholders and the Consolidated Financial Statements and
Notes thereto. The accounts of The Sparks
State Bank, Sparks, Maryland, are included for the period subsequent to October 31, 1995, the date of affiliation. The affiliation was accounted for using the purchase method of accounting.

This Management's Discussion is intended to comply with rules of the Securities and Exchange Commission which encourage, among other things, analysis of important trends and material changes in components of our financial statements which could be predictive of future results. A review of the information presented in this
Diccussion will indicate changes between the years 1994 and 1995 in asset and liability composition, sources and uses of income, as well as evidence of improvement in asset quality. Specifics of these changes as well as the continuing pattern of growth in earnings, total assets and shareholders' equity can be ascertained from these presentations.

INCLUDED IN THIS DISCUSSION ARE THE
FOLLOWING SECTIONS:

I. Performance Summary, 1995
II. Analysis of Operating Results
III. Analysis of Financial Condition

I. PERFORMANCE SUMMARY, 1995

Mercantile Bankshares Corporation achieved increases of 15% in net income and 7% in total assets in 1995 over the prior year.
Increased net interest income more than
offset a decline in noninterest income for 1995 and led the way to increased net income in 1995 over 1994. Although rates have declined gradually since the middle of 1995, the year ended December 31, 1995 was characterized by a higher average level of interest rates than 1994. These higher rates raised yields on earning assets more than they increased our cost of funds resulting in a 5% increase in our net interest margin. The increased margin, when coupled with a 4% increase in average earning assets, resulted in a 9% increase in net interest income. Average total deposits in 1995 grew 4% over the preceding year while average total loans increased by 8% over the same period.

II. ANALYSIS OF OPERATING RESULTS

Earnings Overview

Net income for Mercantile Bankshares was $104,432,000 compared with $90,441,000 in
1994 and $83,468,000 in 1993.On a per
share basis, our 1995 earnings were $2.19 compared with $1.88 and $1.73 in the two preceding years. Return on average assets was 1.7% in 1995; 1.6% in 1994; and 1.5%
in 1993. Return on average equity was
13.9% in 1995 and 12.8% in 1994 and 1993.

Net Interest Income

Net interest income on a fully taxable
equivalent basis was $290,889,000 in
1995, an increase of $24,412,000 or
9.2% over 1994 which in turn showed an
increase of $16,246,000 or 6.5% over
1993. The 1995 increase was attributable to an increase of 5.3% in net interest margin on average earning assets and an increase of 3.6% in average earning assets.

   Total fully taxable equivalent interest
income increased by $64,466,000 in 1995
while total interest expense increased by $40,054,000. In 1994, total interest income increased by $17,218,000 as total interest expense increased by $972,000 from 1993 levels. The net interest margin on average earning assets was 5.1% in 1995, 4.9% in 1994 and 4.7% in 1993. Further details are contained in the Analysis of Interest Rates and Interest Differentials on pages 8 and 9 and in Rate/Volume Analysis on page 10.

Interest Income

The yield realized on average total earning assets was 8.3% in 1995 compared with 7.5% in 1994 and 7.3% in 1993. The higher yield had the effect of increasing fully taxable equivalent interest income by $44,820,000 and $4,164,000 for 1995 and 1994, respectively.
See page 10, Rate/Volume Analysis for further details. The rise in yield on average total loans is attributable primarily to the higher average prime rate for 1995 compared to the previous two years. The prime rate averaged
8-3/4% for 1995 compared with 7-1/8% for 1994
and 6% for 1993. The yield on our investment securities portfolio was 5.5% for 1995 compared with 5.2% for 1994 and 5.5% for 1993.

In 1995, average total earning assets rose by 3.6% over 1994 which in turn was 3.1% higher than 1993. These volume increases had the effect of increasing fully taxable equivalent interest income by $19,646,000 in 1995 and by $13,054,000 in 1994. Further details on the yields earned on loans and other earning assets are quantified in the table on pages 8 and 9.

Interest Expense

Total interest expense in 1995 was $180,487,000, an increase of $40,054,000 from $140,433,000 in
1994. The increase in interest expense for 1995 was attributable primarily to an increase in the rate paid on average total interest-bearing funds to 4.2% for 1995 from 3.4% for 1994 and 1993.
Total interest expense in 1994 was $972,000 higher than 1993 due primarily to an increase in average total interest-bearing funds. However, based on comparison with peer group data furnished by our regulators, Mercantile's reliance on interest-bearing funds (as measured by the ratio of average interest-bearing funds to average total assets) has been lower than that of our peers for each of the last three years. Further details on the effect of changes in rates and average balances can be found in the Rate/Volume Analysis presented on page 10.

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


                                                                                  1995
                                                          -----------------------------------------------------
                                                           Average              Income*/            Yield*/
(Dollars in thousands)                                     Balance             Expense               Rate
                                                          =====================================================
Earning assets
 Loans:
  Commercial.........................................     $1,351,600           $130,960               9.7%
  Mortgage and construction..........................      2,244,700            206,248               9.2
  Consumer...........................................        483,000             46,315               9.6
   Total loans.......................................      4,079,300            383,523               9.4
 Federal funds sold..................................         62,700              3,587               5.7
 Securities purchased under resale agreements........         20,000              1,126               5.6
 Securities:
  Taxable securities
   U.S. Treasury securities..........................      1,466,400             79,915               5.5
   U.S. Agency securities............................         25,500              1,354               5.3
   Other stocks and bonds............................         10,200                821               8.0
  Tax-exempt securities
   States and political subdivisions.................         13,500              1,046               7.7
    Total securities.................................      1,515,600             83,136               5.5
 Interest-bearing deposits in other banks............            100                  4               4.0
    Total earning assets.............................      5,677,700            471,376               8.3

Cash and due from banks..............................        196,700
Bank premises and equipment, net.....................         75,800
Other assets.........................................        141,600
Less: allowance for loan losses......................        (91,400)
    Total assets.....................................     $6,000,400

Interest-bearing liabilities
   Deposits:
      Savings deposits................................    $2,200,200             64,732               2.9
      Certificates of deposit and other time deposits-
         less than $100,000...........................     1,228,000             69,857               5.7
      Certificates of deposit--$100,000 and over......       549,500             28,967               5.3
          Total interest-bearing deposits.............     3,977,700            163,556               4.1
   Short-term borrowings..............................       280,900             15,123               5.4
   Long-term debt.....................................        27,900              1,808               6.5
          Total interest-bearing funds................     4,286,500            180,487               4.2
Noninterest-bearing deposits..........................       888,900
Other liabilities and accrued expenses................        71,500
          Total liabilities...........................     5,246,900
Stockholders' equity..................................       753,500
          Total liabilities and stockholders' equity..    $6,000,400

Net interest income...................................                         $290,889

Net interest rate spread..............................                                                4.1%
Effect of noninterest-bearing funds...................                                                1.0

Net interest margin on earning assets.................                                                5.1%

Taxable-equivalent adjustment included in:
   Loan income........................................                          $ 3,635
   Investment securities income.......................                              466
            Total.....................................                          $ 4,101

[FN]
*Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.

[TEXT]

                                                                                  1994
                                                          -----------------------------------------------------
                                                           Average              Income*/            Yield*/
(Dollars in thousands)                                     Balance             Expense               Rate
                                                          =====================================================
Earning assets
 Loans:
  Commercial.........................................     $1,235,800            $102,175              8.3%
  Mortgage and construction..........................      2,061,900             175,435              8.5
  Consumer...........................................        467,500              40,522              8.7
   Total loans.......................................      3,765,200             318,132              8.4
 Federal funds sold..................................         12,200                 479              3.9
 Securities purchased under resale agreements........
 Securities:
  Taxable securities
   U.S. Treasury securities..........................      1,647,100              84,902              5.2
   U.S. Agency securities............................         28,800               1,530              5.3
   Other stocks and bonds............................         10,100                 718              7.1
  Tax-exempt securities
   States and political subdivisions.................         14,100               1,099              7.8
    Total securities.................................      1,700,100              88,249              5.2
 Interest-bearing deposits in other banks............            500                  50             10.0
    Total earning assets.............................      5,478,000             406,910              7.5

Cash and due from banks..............................        196,500
Bank premises and equipment, net.....................         74,000
Other assets.........................................        147,300
Less: allowance for loan losses......................        (94,200)
    Total assets.....................................     $5,801,600

Interest-bearing liabilities
   Deposits:
      Savings deposits................................    $2,410,400              65,488              2.7
      Certificates of deposit and other time deposits-
         less than $100,000...........................     1,052,100              46,261              4.4
      Certificates of deposit--$100,000 and over......       339,900              14,448              4.3
          Total interest-bearing deposits.............     3,802,400             126,197              3.3
   Short-term borrowings..............................       314,400              12,111              3.9
   Long-term debt.....................................        31,900               2,125              6.7
          Total interest-bearing funds................     4,148,700             140,433              3.4
Noninterest-bearing deposits..........................       890,100
Other liabilities and accrued expenses................        58,400
          Total liabilities...........................     5,097,200
Stockholders' equity..................................       704,400
          Total liabilities and stockholders' equity..    $5,801,600

Net interest income...................................                          $266,477

Net interest rate spread..............................                                                 4.1%
Effect of noninterest-bearing funds...................                                                  .8

Net interest margin on earning assets.................                                                 4.9%

Taxable-equivalent adjustment included in:
   Loan income........................................                           $ 3,038
   Investment securities income.......................                               483
            Total.....................................                           $ 3,521

[FN]
*Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.



                                                                                  1993
                                                          -----------------------------------------------------
                                                           Average              Income*/            Yield*/
(Dollars in thousands)                                     Balance             Expense               Rate
                                                          =====================================================
Earning assets
 Loans:
  Commercial.........................................     $1,186,600            $ 89,755              7.6%
  Mortgage and construction..........................      1,970,100             166,016              8.4
  Consumer...........................................        490,300              42,841              8.7
   Total loans.......................................      3,647,000             298,612              8.2
 Federal funds sold..................................         37,600               1,107              2.9
 Securities purchased under resale agreements........         15,700                 499              3.2
 Securities:
  Taxable securities
   U.S. Treasury securities..........................      1,552,000              85,075              5.5
   U.S. Agency securities............................         36,700               2,136              5.8
   Other stocks and bonds............................          6,900                 892             12.9
  Tax-exempt securities
   States and political subdivisions.................         15,600               1,289              8.3
    Total securities.................................      1,611,200              89,392              5.5
 Interest-bearing deposits in other banks............          1,000                  82              8.2
    Total earning assets.............................      5,312,500             389,692              7.3

Cash and due from banks..............................        196,500
Bank premises and equipment, net.....................         71,500
Other assets.........................................        151,000
Less: allowance for loan losses......................        (92,900)
    Total assets.....................................     $5,638,600

Interest-bearing liabilities
   Deposits:
      Savings deposits................................    $2,390,600              68,587              2.9
      Certificates of deposit and other time deposits-
         less than $100,000...........................     1,086,600              50,093              4.6
      Certificates of deposit--$100,000 and over......       302,500              11,418              3.8
          Total interest-bearing deposits.............     3,779,700             130,098              3.4
   Short-term borrowings..............................       286,100               7,824              2.7
   Long-term debt.....................................        22,000               1,539              7.0
          Total interest-bearing funds................     4,087,800             139,461              3.4
Noninterest-bearing deposits..........................       845,500
Other liabilities and accrued expenses................        54,200
          Total liabilities...........................     4,987,500
Stockholders' equity..................................       651,100
          Total liabilities and stockholders' equity..    $5,638,600

Net interest income...................................                          $250,231

Net interest rate spread..............................                                                3.9%
Effect of noninterest-bearing funds...................                                                 .8

Net interest margin on earning assets.................                                                4.7%

Taxable-equivalent adjustment included in:
   Loan income........................................                           $ 3,162
   Investment securities income.......................                               587
            Total.....................................                           $ 3,749

[FN]
*Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable equivalent interest income and expense for significant assets and liabilities, appears below:

                                                                           YEAR ENDED DECEMBER 31,
                                                                    1995 vs. 1994                         1994 vs. 1993
                                                                 Due to variances in                   Due to variances in
________________________________________________________________________________________       _______________________________
(Dollars in thousands)                                      Rates    Volumes       Total           Rates    Volumes      Total
------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
      Commercial (1).................................     $19,211    $ 9,574     $28,785      $   8,698    $ 3,722     $12,420
      Mortgage & construction (2)....................      15,260     15,553      30,813          1,683      7,736       9,419
      Consumer.......................................       4,449      1,344       5,793           (327)    (1,992)     (2,319)
            Total loans..............................      38,920     26,471      65,391         10,054      9,466      19,520
Taxable securities (3)...............................       4,446     (9,506)     (5,060)        (5,945)     4,992        (953)
Tax-exempt securities (3)............................          (6)       (47)        (53)           (66)      (124)       (190)
Federal funds sold/repos.............................       1,466      2,768       4,234            112     (1,239)     (1,127)
Interest-bearing deposits in other banks.............          (6)       (40)        (46)             9        (41)        (32)
            Total interest income....................      44,820     19,646      64,466          4,164     13,054      17,218
Interest paid on:
   Savings deposits..................................       4,955     (5,711)       (756)        (3,667)       568      (3,099)
   Certificates of deposit and other time deposits
      less than $100,000.............................      15,862      7,734      23,596         (2,242)    (1,590)     (3,832)
   Certificates of deposit--$100,000 and over........       5,610      8,909      14,519          1,618      1,412       3,030
   Short-term borrowings.............................       4,302     (1,290)      3,012          3,513        774       4,287
   Long-term debt....................................         (51)      (266)       (317)          (107)       693         586
            Total interest expense...................      30,678      9,376      40,054           (885)     1,857         972
Net interest earned..................................     $14,142    $10,270     $24,412       $  5,049    $11,197     $16,246

[FN]
(1) Tax equivalent adjustments of $1,328,000 for 1995, $961,000 for 1994 and $1,475,000 for 1993 are included in the calculation of commercial loan rate variances.

(2) Tax equivalent adjustments of $2,307,000 for 1995, $2,077,000 for 1994 and $1,687,000 for 1993 are included in the calculation of mortgage and construction loan rate variances.

(3) Tax equivalent adjustments of $466,000 for 1995, $483,000 for 1994 and $587,000 for 1993 are included in the calculation of investment securities rate variances.


NONINTEREST INCOME
A schedule of noninterest income over the past three years is presented below:

                                                      Year Ended December 31,                           % Change
_______________________________________________________________________________________      _____________________________
(Dollars in thousands)                          1995              1994             1993          1995/1994       1994/1993
--------------------------------------------------------------------------------------------------------------------------
Trust division services...................   $44,273           $43,360          $41,673                2%               4%
Rental income.............................     8,788             8,491            7,060                3               20
Service charges on deposit accounts.......    15,764            15,655           16,367                1               (4)
Other fees ...............................    19,975            21,342           19,582               (6)               9
Investment securities gains and (losses)..    (1,715)           (1,399)            (195)             (23)            (617)
Other income..............................     1,069             4,737            1,826              (77)             159
            Total.........................   $88,154           $92,186          $86,313               (4)%              7%

NONINTEREST EXPENSES
A schedule of noninterest expenses over the past three years is presented below:


                                                      Year Ended December 31,                           % Change
_______________________________________________________________________________________      _____________________________
(Dollars in thousands)                          1995              1994             1993         1995/1994        1994/1993
--------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits............  $117,512          $110,870         $106,437                6%               4%
Occupancy expense of bank premises........    18,354            18,250           16,633                1               10
Furniture and equipment expenses..........    16,893            13,977           13,180               21                6
Communications and supplies...............     9,778             9,182            9,413                6               (2)
FDIC insurance premium expense............     6,346            10,911           10,699              (42)               2
Other expenses............................    32,062            38,010           27,493              (16)              38
            Total.........................  $200,945          $201,200         $183,855               --%               9%

Noninterest Income

Total noninterest income, including
investment securities gains or losses,
was $88,154,000 in 1995, $4,032,000 or 4%
below 1994 which was $5,873,000 or 7%
above 1993. The decrease in other income for 1995 was due primarily to a non-recur-ring gain of $3,137,000 on the sale of an asset in 1994.

   Revenues from trust services, the
largest source of noninterest income, were $44,273,000 for 1995, an increase of 2% or
$913,000 over 1994 which in turn was up 4% or $1,687,000 over 1993. Net income after the provision for income taxes for the Trust Division of Mercantile-Safe Deposit &
Trust Company in 1995 was $10,412,000
compared with $10,772,000 in 1994 and
$9,805,000 in 1993.

   Other fees decreased by $1,367,000 or 6% below 1994 largely due to lower mortgage banking fees in 1995. In 1994, a higher volume of residential mortgage refinancings led to a $1,760,000 or 9% increase over 1993 levels.

   Sales of investment securities for 1995, 1994 and 1993 resulted in net losses of $1,715,000, $1,399,000 and $195,000, respectively.

Noninterest Expenses

Total noninterest expenses, excluding the provision for loan losses, were $200,945,000, essentially unchanged from 1994. Increases in salaries, furniture and equipment expenses, employee benefits, and communications and supplies were offset by lower expenses related to foreclosed property and a reduction in FDIC insurance premiums paid. In 1994, noninterest expenses totalled $201,200,000, a 9% increase over 1993.

   Salaries and employee benefits totalled
$117,512,000 in 1995, $6,642,000 or 6.0% over
the $110,870,000 for 1994 which, in turn, was up $4,433,000 or 4.2% over 1993. The increases in both 1995 and 1994 were largely due to the salaries and wages component which increased
$5,990,000 or 6.9% in 1995 and $3,692,000 or
4.4% in 1994. Employee benefits expense was up $652,000 or 2.7% over 1994 which was up
$741,000 or 3.2% over 1993.

   Total furniture and equipment expenses were $16,893,000 in 1995, an increase of $2,916,000 or 20.9% over the $13,977,000 for 1994 which,
in turn, was up $797,000 or 6.0% over 1993. The primary reason for the 1995 increase was continuing upgrades to data processing systems.

   Other expenses for 1995 totalled $32,062,000, a decrease of $5,948,000 or 15.6% from the $38,010,000 for 1994 which, in turn, was up
$10,517,000 or 38.3% over 1993. Other expenses
include foreclosed property related expenses.
For 1995, foreclosed property related expenses reflect a net recovery of $1,911,000 compared to expenses of $6,551,000 for 1994. The net recovery is principally the result of the sale of foreclosed property during 1995. With a decreased level of non-performing assets in 1995, costs associated with carrying and liquidating non-performing assets (such as write-downs, professional fees and operating expenses of foreclosed properties) were sig-nificantly lower than 1994. The largest of these costs, the provision for decline in the market value of other real estate owned, was $1,401,000 in 1995 compared with $5,945,000 in 1994 and $468,000 in 1993. Partially off-setting the reduced cost benefits of lower non-performing assets in 1995 were increases in advertising, sales promotions, and various other categories of expenses.

   During 1995, the Federal Deposit Insurance
Corporation (FDIC) significantly lowered its deposit insurance premiums for well capitalized banks. As a result, insurance premiums paid by Mercantile's bank affiliates to the FDIC in 1995 were $4,565,000 or 41.8% lower than the
$10,911,000 for 1994 which, in turn, was up
$212,000 or 2.0% over 1993.

   As a result of ongoing emphasis on the
importance of expense control, Mercantile
Bankshares' efficiency ratio (recurring
noninterest expenses, excluding the provision for loan losses, divided by the sum of recurring noninterest income, excluding securities gains and losses, plus taxable equivalent net interest income) has remained relatively low and compares favorably to those of our peers. The Mercantile
Bankshares efficiency ratio was 52.4%, 54.7% and 54.5% for 1995, 1994 and 1993, respectively.

 [graph] - SOURCES OF INCOME (For a description of the graph appearing in this location see APPENDIX A, Chart A-5)

 [graph] - USES OF INCOME (For a description of the graph appearing in this location see APPENDIX A, Chart A-6)

III. ANALYSIS OF FINANCIAL CONDITION

Securities

Mercantile Bankshares' securities portfolio is structured to provide liquidity and to contribute to earnings. As in the past, our portfolio consists almost exclusively of short- and intermediate-term U.S. Treasury securities. Income from the securities portfolio was $82,670,000 in 1995, $5,096,000 or 6% below 1994. Securities income of $87,766,000 in 1994 was $1,039,000 or 1% less than in 1993. Income from the securities portfolio benefited from a 6% increase in the portfolio's yield (from 5.2% to 5.5% in 1995), but not enough to offset the negative effect of the 11% decline in the average balance of securities. Funds from securities sold and some of those which matured were used to meet the increased demand for loans in 1995.

   At year end 1995 and 1994, the average maturity of the bond portfolio stood at 1.4 years and 1.5 years, respectively. As a result of reinvesting maturing securities at higher rates during 1995, the yield on Mercantile's bond portfolio was 5.7% at December 31, 1995, up 8% from 5.3% at the end of the preceding year.

   The market value of our bond investment portfolio as of December 31, 1995 was 100.8% of adjusted cost compared to 97.0% at December 31, 1994 and 101.4% at December 31, 1993. At December 31, 1995, our bond investment portfolio had an adjusted cost value of $1,548,784,000. On that date, $1,195,475,000 of these investments had unrealized gains of $12,826,000. The remaining $353,309,000 of these investments had unrealized losses of $1,055,000.

   In November 1995, the Financial Accounting Standards Board released a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report allowed institutions to reconsider the designations of their securities portfolio and to redesignate securities between the held-to-maturity and available-for-sale categories without penalty. After considering the need to maintain flexibility in managing our investment portfolio to meet liquidity needs and to manage interest rate risk, we have designated all U.S. Treasury securities and certain other investments in our portfolio as available-for-sale. More information on the bond investment portfolio is shown in the table on page 13 and in Footnote No. 2 to the financial statements.

Loans

For the second consecutive year, both average total loans and their yields increased. As a consequence, fully taxable equivalent interest income from loans in 1995 amounted to $383,523,000, 20.6% above the $318,132,000 realized in 1994 which, in turn, was 6.5% higher than the $298,612,000 realized in 1993.

   During 1995, average loans increased in all three categories: commercial (including industrial, financial and agricultural); real estate loans (residential and commercial mortgages and construction loans); and consumer. Average commercial loans grew 9.4% in 1995 to an average balance of $1,351,600,000, real estate loans increased 8.9% to an average balance of $2,244,700,000 and consumer loans increased 3.3% to an average balance of $483,000,000.

   It is significant that a large portion of the real estate loan portfolio consists of loans to individuals on their residences. At December 31, 1995, 40% of total real estate loans were one to four family residential mortgages and 5% were home equity loans. Commercial mortgages made up 40% of the real estate portfolio followed by construction loans at 15% of the portfolio. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1995, were for owner occupied properties. We are mindful of the risks associated with some types of real estate loans. However, given the nature of these loans at Mercantile Bankshares affiliates, and our familiarity with our borrowers and the region, we believe it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers.

   Growth in consumer loan volume was modest because our banks continue to exercise prudence in an intensely competitive market characterized by thin margins and, in some cases, by liberal credit standards.

   For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 44.

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1995, 1994 and 1993.


                                       DECEMBER 31, 1995                December 31, 1994                  December 31, 1993
                                                            Tax                                Tax                              Tax
                                                      Equivalent                        Equivalent                       Equivalent
                                   Amortized   Market   Yield To   Amortized     Market   Yield To  Amortized    Market    Yield To
(Dollars in thousands)                  Cost    Value   Maturity        Cost      Value   Maturity       Cost     Value    Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................                                 $  209,330  $  207,073    5.2%   $  392,419  $  397,018    5.6%
   1-5 years.....................                                  1,035,085     997,072    5.6     1,317,350   1,336,613    5.1
   5-10 years....................                                      6,214       5,786    6.0        20,578      20,878    5.8
   After 10 years................                                        885         868    7.4         1,891       1,902    7.5
     Total.......................                                 $1,251,514  $1,210,799    5.5%   $1,732,238  $1,756,411    5.2%
     Average maturity (years)....                                        1.5                              2.0
  States and political
     subdivisions:
   Within 1 year.................    $ 1,593     $ 1,592   6.8%       $  616     $   615    8.3%     $  1,485    $  1,483    9.3%
   1-5 years.....................     12,465      12,564   7.5        10,767      10,381    7.5        11,180      11,634    6.8
   5-10 years....................      1,175       1,197   7.9         2,143       2,003    7.8         2,399       2,509    7.7
   After 10 years................                                         55          55   11.9            55          55   11.9
     Total.......................    $15,233    $ 15,353   7.5%     $ 13,581    $ 13,054    7.6%    $  15,119   $  15,681    7.0%
     Average maturity (years)....        2.9                             3.7                              2.5
  Other bonds, notes and
     debentures:
   Within 1 year.................                                    $ 1,800     $ 1,796    7.1%        $ 194       $ 194    4.9%
   1-5 years.....................                                      1,398       1,354    6.7         1,402       1,503    6.7
   5-10 years....................
   After 10 years................        $ 6         $ 6   9.1%            6           6    9.1            13          15    8.2
     Total.......................        $ 6         $ 6   9.1%      $ 3,204     $ 3,156    6.9%      $ 1,609     $ 1,712    6.5%
     Average maturity (years)....       21.8                             1.6                              2.6
  Totals:
   Within 1 year.................    $ 1,593     $ 1,592   6.8%   $  211,746  $  209,484    5.2%   $  394,098  $  398,695    5.6%
   1-5 years.....................     12,465      12,564   7.5     1,047,250   1,008,807    5.6     1,329,932   1,349,750    5.1
   5-10 years....................      1,175       1,197   7.9         8,357       7,789    6.5        22,977      23,387    5.9
   After 10 years................          6           6   9.1           946         929    7.7         1,959       1,972    7.6
     Total ......................   $ 15,239    $ 15,359   7.5%   $1,268,299  $1,227,009    5.5%   $1,748,966  $1,773,804    5.2%
     Average maturity (years)....        3.0                             1.5                              2.0

Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................  $ 684,269   $ 685,346   5.4%   $  269,092  $  265,167    4.1%
   1-5 years.....................    839,428     850,072   5.9        65,094      63,048    5.5
   5-10 years....................                                      1,500       1,337    5.3
   After 10 years................
     Total....................... $1,523,697  $1,535,418   5.7%   $  335,686  $  329,552    4.4%
     Average maturity (years)....        1.4                              .6
  States and political
     subdivisions:
   After 10 years................       $ 45        $ 45  11.9%
     Total.......................       $ 45        $ 45  11.9%
     Average maturity (years)....       20.5
  Other bonds, notes and
     debentures:
   Within 1 year.................      $ 900       $ 899   6.9%
   1-5 years.....................      3,087       3,069   5.7
   5-10 years....................      2,304       2,277   5.2
   After 10 years................      3,512       3,488   6.1    $        9  $        9    6.4%
     Total.......................    $ 9,803     $ 9,733   5.8%   $        9  $        9    6.4%
     Average maturity (years)....        6.8                            18.8
  Totals:
   Within 1 year.................  $ 685,169   $ 686,245   5.4%    $ 269,092 $   265,167    4.1%
   1-5 years.....................    842,515     853,141   5.9        65,094      63,048    5.5
   5-10 years....................      2,304       2,277   5.2         1,500       1,337    5.3
   After 10 years................      3,557       3,533   6.2             9           9    6.4
     Total....................... $1,533,545  $1,545,196   5.7%    $ 335,695 $   329,561    4.4%
     Average maturity (years)....        1.4                              .6

Sources and Uses of Funds

Mercantile Bankshares' average balance of funding sources (i.e., deposits, shareholders' equity, and long- and short-term borrowings) grew 3% in 1995 and 1994. Increases in deposits and shareholders' equity resulted in lower reliance on short-term borrowings in 1995. The largest use of funds in 1995 and 1994 was new loans.

   Interest rates on deposits were higher in 1995 than 1994. Generally, in periods of higher interest rates, depositors tend to shift their money out of noninterest-bearing or lower rate interest-bearing deposit accounts into higher rate interest-bearing accounts. This trend was evident at Mercantile in 1995 as noninterest-bearing deposits, savings, NOW and money market accounts all declined in dollar amount and as a percentage of average total deposits. More than offsetting the decline in dollar amount were certificates of deposit ("CDs"), which rose as a percentage of average total deposits in 1995. For 1995, average total deposits, excluding CDs, declined to $3,089,100,000 or 63% of average total deposits from $3,300,500,000 or 71% and $3,236,100,000 or 70% for 1994 and 1993, respectively. Average total CD's increased to $1,777,500,000 or 37% of average total deposits for 1995 from $1,392,000,000 or 29% and $1,389,100,000 or 30% for 1994 and 1993, respectively.

   Interest rates on deposits in 1994 were basically flat when compared to 1993 with relatively minor changes in the deposit mix, between 1994 and 1993, as evidence of this fact.

   Average total shareholders' equity increased by 7% to $753,500,000 in 1995 compared with growth of 8% to $704,400,000 in 1994.

   Due to the changes in volume of loans, investment securities, and deposits mentioned above, average total short-term borrowings decreased by $33,500,000 to $280,900,000 in 1995 compared with an increase of $28,300,000 during 1994 to $314,400,000.

   Average loans for 1995 totalled $4,079,300,000, an 8% increase over $3,765,200,000 for 1994 which was 3% higher than 1993. Average loans as a portion of average total earning assets were 72% in 1995 compared with 69% in both 1994 and 1993.

COMPOSITION OF EARNING ASSETS

                                                                           Average Balances
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                    1995                1994               1993               1992               1991
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 <C
Loans..........................     $4,079,300    72%   $3,765,200   69%   $3,647,000   69%   $3,438,000   70%   $3,306,400   71%
Investment securities*.........      1,515,700    27     1,700,600   31     1,612,200   30     1,449,600   29     1,169,500   25
Federal funds sold.............         62,700     1        12,200             37,600    1        42,400    1        43,600    1
Securities purchased under
   resale agreements...........         20,000                                 15,700              8,700            162,100    3
        Total..................     $5,677,700   100%   $5,478,000  100%   $5,312,500  100%   $4,938,700  100%   $4,681,600  100%

[FN]
*Includes interest-bearing deposits in other banks.

DEPOSIT MIX

                                                                           Average Balances
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                    1995                1994               1993               1992               1991
--------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits...     $  888,900    18%   $  890,100   19%   $  845,500   18%   $  746,200   17%   $  678,100   17%
Interest-bearing deposits:
   Savings, NOW................      1,421,000    29     1,577,100   34     1,505,000   33     1,178,100   27       830,700   20
   Money market................        779,200    16       833,300   18       885,600   19       847,100   20       719,300   18
   CDs and other time deposits
     less than $100,000........      1,228,000    25     1,052,100   22     1,086,600   23     1,201,300   28     1,393,700   34
   CDs $100,000
     and over..................        549,500    12       339,900    7       302,500    7       327,000    8       454,500   11

        Total..................     $4,866,600   100%   $4,692,500  100%   $4,625,200  100%   $4,299,700  100%   $4,076,300  100%

   Management has used some maturing
U.S. Treasury securities as a source of
loan funding. Consequently, growth in
deposits and short-term borrowings have
not been required to keep pace with loan growth. Investment securities decreased to 27% of average total earning assets in 1995 from 31% in 1994 and 30% in 1993.
Further details of the composition of our average total earning assets and of our deposit mix are shown in the tables on page 14.

Asset/Liability Management

Asset/liability management involves the
funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities.
It also involves providing adequate
liquidity while sustaining stable growth in net interest income. Regular review and analysis of deposit and loan trends, cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.

   Mercantile Bankshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly.
Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercantile
Bankshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest
Rate Sensitivity Analysis on page 16, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1995, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months.
The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.

   At times, our efforts to mitigate our
exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit & Trust
Company (MSD&T), entered into a master
agreement with another leading financial institution for the purpose of making interest rate swap and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers to enable its customers to manage the volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate protection

 [graph] - LOAN COMPOSITION AND GROWTH (For a description of the graph appearing in this location see APPENDIX A,
                                        Chart A-7)


LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate--construction loans as of December 31, 1995.

                                                                           Maturing
--------------------------------------------------------------------------------------------------------
                                                                     Over 1
                                                        1 year      through       Over 5
(Dollars in thousands)                                 or less      5 years        years          Total
--------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..........      $500,772     $530,373     $362,000     $1,393,145
Real estate--construction........................      139,604      161,908       62,058        363,570
        Total...................................      $640,376     $692,281     $424,058     $1,756,715

Of the $1,116,339,000 loans maturing after one year, $291,428,000 or 26% have predetermined interest rates and $824,911,000 or 74% have floating interest rates.

INTEREST RATE SENSITIVITY ANALYSIS

                                                                           At December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                                              Over       Over       Over
                                                          3 months   6 months     1 year                   Non-
                                                 Within       thru       thru       thru      After   sensitive
(Dollars in millions)                          3 months   6 months     1 year    5 years    5 years       funds      Total
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)..............................   $  155.3     $188.1     $343.3   $  855.0  $     7.0     $  23.7   $1,572.4
Federal Funds/repos.........................       76.1                                                               76.1
Loans.......................................    2,460.6      110.7      265.5    1,141.9      322.6                4,301.3
Other assets................................                                                              399.3      399.3
        Total...............................    2,692.0      298.8      608.8    1,996.9      329.6       423.0    6,349.1

LIABILITIES & EQUITY
Money market deposit accounts...............      761.9                                                              761.9
Time deposits...............................      593.5      298.6      262.6      808.7         .7                1,964.1
Other deposits (2)..........................      438.1                                     2,005.3                2,443.4
Short-term borrowings.......................      281.6                                                              281.6
Long-term debt..............................         .2         .2         .8       24.3         .1                   25.6
Other liabilities...........................                                                               78.7       78.7
Stockholders' equity........................                                                              793.8      793.8
        Total...............................    2,075.3      298.8      263.4      833.0    2,006.1       872.5   $6,349.1
Excess......................................   $  616.7        -       $345.4   $1,163.9  $(1,676.5)    $(449.5)

Accumulated excess..........................   $  616.7     $616.7     $962.1   $2,126.0  $   449.5

Accumulated excess as a percent
   of total.................................       9.7%       9.7%      15.2%      33.5%       7.1%

[FN]
(1) Includes interest-bearing deposits in other banks.
(2) Reflects behavior experience which often differs from legal withdrawal provisions.

[TEXT]

arrangements under the master agreement with respect to which it has approved a corresponding credit facility with the customer and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose the Corporation to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 1995, no customer had entered into any such arrangement. The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. In 1995, growth of loans, coupled with limited growth in deposits, resulted in the decrease in investment securities previously discussed. We limited the maturity and, therefore, the yield of securities purchased in 1995 in anticipation of increased future loan demand in the markets we serve.

Credit Risk Analysis

Our loans and commitments are substantially to borrowers located in our immediate region. We have limited our participation in multi-bank credits where we are not the managing or agent bank.

   Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly fixed on key management personnel in each of our affiliates and ultimately upon the board of directors of each affiliate. These responsibilities are supported at the holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, each affiliate bank has set an internal limit on the maximum amount of credit that may be extended to a single borrower that is well below the regulatory maximum.

Provision and Allowance for Loan Losses

Each affiliate is required to maintain an adequate allowance for loan losses and Corporate management and the boards of directors maintain a regular overview to assure that adequacy. On a periodic basis, we examine significant credit exposures, non-accrual and other non-performing assets and various statistical measurements of asset quality to assure the adequacy of our allowance for loan losses. During 1995, $7,988,000 in provision for loan loss expense was incurred, up from $7,056,000

ALLOWANCE FOR LOAN LOSSES

                                                                                       Year Ended December 31,
(Dollars in thousands)                                                1995         1994         1993         1992         1991
-------------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning...................................  $   91,257   $   92,567   $   88,261   $   65,932   $   54,471
Allowance of acquired bank.....................................       2,818                     2,803
Charge-offs:
   Commercial, financial and agricultural......................       7,867        4,262        7,845       21,258        3,709
   Real estate--construction...................................       1,134        2,405        1,258          240          271
   Real estate--mortgage.......................................       1,540        2,000        2,491          697        4,378
   Consumer....................................................       2,304        1,862        2,676        3,019        3,841
        Totals.................................................      12,845       10,529       14,270       25,214       12,199
Recoveries:
   Commercial, financial and agricultural......................         917          729        1,500          637        1,062
   Real estate--construction...................................          52          224
   Real estate--mortgage.......................................         264          185          148          131          188
   Consumer....................................................         947        1,025        1,156        1,429        1,560
        Totals.................................................       2,180        2,163        2,804        2,197        2,810
Net charge-offs................................................      10,665        8,366       11,466       23,017        9,389
Provision for loan losses......................................       7,988        7,056       12,969       45,346       20,850
Allowance balance--ending......................................  $   91,398   $   91,257   $   92,567   $   88,261   $   65,932
Average loans outstanding during year..........................  $4,079,300   $3,765,200   $3,647,000   $3,438,000   $3,306,400
Percent of net charge-offs to average loans outstanding
   during year.................................................         .26%         .22%         .31%         .67%         .28%
Percent of allowance for loan losses at year-end to
   average loans...............................................         2.2%         2.4%         2.5%         2.6%         2.0%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see the paragraph on page 16 for Provision and Allowance for Loan Losses.

                                                              Allowance amount allocated as of December 31,
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                               1995           1994          1993         1992         1991
----------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial, financial and agricultural.....    $25,400        $25,600       $26,200      $24,500      $16,480
   Real estate--construction..................     11,000         10,900        11,700       12,000        9,900
   Real estate--mortgage......................      5,200          5,100         5,000        4,400        3,300
   Consumer...................................      5,300          5,500         5,600        7,900        5,900
Allowance amount not allocated................     44,498         44,157        44,067       39,461       30,352
      Total...................................    $91,398        $91,257       $92,567      $88,261      $65,932

COMPOSITION OF LOAN PORTFOLIO

                                                                          December 31,
---------------------------------------------------------------------------------------------------------------
                                                     1995         1994         1993         1992         1991
---------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural........      32.4%        33.3%        33.3%        32.3%        32.6%
Real estate--construction.....................       8.5          8.1          8.6          9.1          9.8
Real estate--mortgage.........................      48.0         46.5         45.6         44.4         41.7
Consumer......................................      11.1         12.1         12.5         14.2         15.9
      Total...................................     100.0%       100.0%       100.0%       100.0%       100.0%

 [graph] - ALLOWANCE AS A % OF AVERAGE LOANS;
           CHARGE-OFFS (Net of Recoveries) AS A % OF AVERAGE LOANS
                (For a description of the graph appearing in
                 this location see APPENDIX A, Chart A-8)


in 1994 which was down from $12,969,000 in 1993. The decision to raise the provision was influenced, in part, by an increase in net charge-offs in 1995. Net charge-offs increased $2,299,000 or 27% during the same period.

   The allowance for loan losses, as a
percentage of average loans, was 2.2% at December 31, 1995 compared with 2.4% and 2.5% the two preceding years. However, due to steady decreases in non-performing loans, the allowance for loan losses as a percentage of non-performing loans was 140% at year end
1993, 271% on December 31, 1994 and 430% on
December 31, 1995. Further details of the allowance for loan losses are shown in the tables on page 17.

Charge-Offs

Charge-offs before recoveries in 1995 were $12,845,000, up from $10,529,000 in 1994, which in turn were down from $14,270,000 in 1993. Allowance For Loan Losses, on page 17, shows that in 1995 the increase in charge-offs of commercial, financial and agricultural, and consumer loans more than offset decreases in charge-offs of construction and mortgage loans. Charge-offs of commercial, financial and agricultural loans were $7,867,000 in 1995, up $3,605,000 from $4,262,000 in 1994, which in turn was down $3,583,000 from $7,845,000 in 1993.
Consumer loans totalling $2,304,000 were charged off in 1995, an increase of $442,000 from the $1,862,000 charged off in 1994 but not as high as the $2,676,000 reported in 1993. Charge-offs of construction loans were $1,134,000 in 1995, compared with $2,405,000 and $1,258,000 in 1994 and 1993,
respectively. Mortgage loans totalling
$1,540,000 were charged off in 1995, a
decrease of $460,000 from the $2,000,000
charged off in 1994 which, in turn, was
$491,000 lower than the $2,491,000 reported in 1993.

   Intensive collection efforts continue
after charge-off in order to maximize the recovery of amounts previously charged off.
Recoveries as a percentage of loans charged off were 17% in 1995, 21% in 1994 and 20% in
1993. Recoveries in a given year may not relate to loans charged off in that year.

   Net charge-offs increased to $10,665,000 in 1995 from $8,366,000 in 1994 but were not as high as the $11,466,000 in 1993. Net charge-offs as a percentage of average loans were .26%, .22%, and .31% for the years ended
1995, 1994 and 1993, respectively.

Non-Performing Assets

Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to non-accrual loans, our policy is that, regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on non-accrual status sooner than this standard if, in management's judgement, such action is warranted.

   Non-performing assets, as a percentage of period end loans and other real estate owned, improved to .56% at December 31, 1995 from 1.11% and 2.37% in the two preceding years.
At year end 1995, non-performing assets were $24,093,000 compared with $43,813,000 and
$88,721,000 in 1994 and 1993, respectively.
Non-performing assets reached their peak in the third quarter of 1992 and have steadily decreased since that time.

   Non-performing loans decreased 37% to
$21,235,000 at December 31, 1995 compared with $33,648,000 one year earlier. Other real estate owned decreased 72% to $2,858,000 at December 31, 1995 from $10,165,000 one year earlier. This decrease was primarily attributable to the sale of a foreclosed property (other real estate owned) and to charges of $1,401,000 for reserves against the carrying value of other real estate owned.

   Attention is directed to the data in
Non-Performing Assets on page 19 which shows the changes in the amounts of various categories of non-performing assets over the last five years and sets forth the relationship between non-performing loans and total loans and total allowance for loan losses.

NON-PERFORMING ASSETS
A five-year comparison of non-performing assets is presented below:

                                                                          December 31,
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                              1995         1994         1993         1992         1991
------------------------------------------------------------------------------------------------------------
Non-accrual loans (1).........................   $21,235      $33,645      $66,063      $70,602      $58,994

Renegotiated loans (1)........................                      3                     3,105          593

Loans contractually past due 90 days or more
   and still accruing interest................                                                            40
   Total non-performing loans.................    21,235       33,648       66,063       73,707       59,627
Other real estate owned.......................     2,858       10,165       22,658       20,460       27,116
   Total non-performing assets................   $24,093      $43,813      $88,721      $94,167      $86,743

Non-performing loans as a percentage of
   period end loans...........................       .49%         .85%        1.78%        2.11%        1.77%

Non-performing assets as a percentage of
   period end loans and other real estate
   owned......................................       .56%        1.11%        2.37%        2.68%        2.55%
Allowance for loan losses as a percentage
   of non-performing loans....................    430.41%      271.21%      140.12%      119.75%      110.57%

[FN]
(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $1,946,000 and $3,230,000 in 1995 and 1994 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totalled $1,086,000 and $1,524,000 in 1995 and 1994, respectively.

Note: As of December 31, 1995, the Corporation was monitoring loans estimated to aggregate $4,417,000 not currently classified as non-accrual or renegotiated loans. These loans have characteristics which indicate they may result in such classification in the future.

[TEXT]

Shareholders' Equity

Maintenance of exceptional capital
strength has long been a guiding
principle of Mercantile Bankshares.
Ample capital is necessary to sustain
growth, to provide a measure of
protection against unanticipated
declines in asset values and to
safeguard the funds of depositors.
Capital also provides a source of
funds to meet loan demand and enables
the company to manage its assets and
liabilities effectively.

   Shareholders' equity increased 10%
to $793,826,000 at year end 1995 from
$723,917,000 at year end 1994 which,
in turn, was a 7% increase from
$674,941,000 at year end 1993. These
increases are primarily attributable to
growth in earnings. Book value per share was $16.44 at the end of 1995, $15.05 in 1994 and $13.99 in 1993. Our ratio of average equity to average assets was 12.6% in 1995 compared with 12.1% in 1994 and 11.5% in 1993, among the very strongest in the industry each year. The issuance of shares in the acquisition of an affiliate bank in 1995 was offset, to a large degree, by the acquisition and retirement of shares under the Mercantile
Bankshares stock repurchase program which is discussed later in this section.

   Various bank regulatory agencies have
implemented stringent capital guidelines which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well capitalized" institution, such as Mercantile Bankshares, faces fewer regulatory hindrances in its operations than institutions which are classified at the other end of the spectrum as "critically undercapitalized." For instance, only "well capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels as compared to poorly capitalized banks.

   By bank regulation, the total risk-based capital ratio, the tier one risk-based capital ratio and the tier one leverage ratio must be at least equal to 8%, 4% and 4%, respectively. At December 31, 1995, these three ratios for Mercantile Bankshares were 19.2%, 17.9% and 12.1%, substantially in excess of the minimums required. As of December 31, 1994, they were 19.6%, 18.3% and
12.1%, respectively. The table on page 20 shows the components of the risk-based capital and leverage ratios for the most recent five-year period.

   Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer

 [graph] - RISK-BASED CAPITAL RATIOS* (For a description of the graph appearing in this location see APPENDIX A,
                                       Chart A-9)

RISK-BASED CAPITAL

DECEMBER 31,
(Dollars in thousands)                                          1995          1994          1993          1992          1991
-----------------------------------------------------------------------------------------------------------------------------
Tier one capital:
   Stockholders' equity................................   $  783,593    $  726,688    $  675,441    $  598,628    $  542,599
   Less: goodwill and other intangible assets..........      (32,645)      (21,432)      (19,993)      (21,123)      (22,254)
        Total Tier one capital.........................      750,948       705,256       655,448       577,505       520,345

Tier two capital:
   Allowable allowance for loan losses.................       52,835        48,598        45,493        42,937        42,184
   Allowable unsecured long-term debt..................                      1,000         2,000         4,000         6,000
        Tier two capital additions.....................       52,835        49,598        47,493        46,937        48,184
        Total capital..................................   $  803,783    $  754,854    $  702,941    $  624,442    $  568,529

Risk-adjusted assets...................................   $4,188,251    $3,845,146    $3,592,661    $3,389,608    $3,350,944

Quarterly average assets (net of goodwill and
   other intangible assets)............................   $6,192,355    $5,816,368    $5,721,307    $5,317,877    $5,088,646

Risk-based capital ratios:
Tier one capital.......................................         17.9%         18.3%         18.2%         17.0%         15.5%
Total capital..........................................         19.2          19.6          19.6          18.4          17.0

Tier one leverage ratio*...............................         12.1%         12.1%         11.5%         10.9%         10.2%

[FN]
*Tier one capital/quarterly average assets (net of goodwill and other intangible assets)


DIVIDENDS

                                                                    1995                      1994
-----------------------------------------------------------------------------------------------------------
Quarter                                                     4th   3rd  2nd   1st      4th   3rd   2nd   1st
-----------------------------------------------------------------------------------------------------------
Common dividends..........................................  .23   .23  .20   .20      .20   .20   .17   .17

[FN]
Mercantile Bankshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercantile Bankshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercantile Bankshares and its affiliates.

[TEXT]

of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercantile Bankshares and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No. 8 on page 32 for information regarding Mercantile Bankshares' commitments.

   While maintaining exceptional capital strength and financing growth of the company, Mercantile Bankshares Corporation has been pursuing a share repurchase program. In December 1995, the Board of Directors authorized repurchase of up to 2,000,000 shares of Mercantile Bankshares common stock. This followed authorization of 2,000,000 shares in December 1994 and 1,000,000 shares in December 1993. From December 1993 to year end 1995, 2,420,000 shares of common stock were repurchased under the programs. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchase of shares during periods when capital accumulates at a rate in excess of the rate of growth of earning assets.

RECENT COMMON STOCK PRICES
MARKET PRICES*

                                                                         1995                                  1994
----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                     4th      3rd      2nd      1st        4th      3rd      2nd     1st
----------------------------------------------------------------------------------------------------------------------------------
High...................................................... 29-1/2   27-3/4   24-1/8   22-3/8     22-1/4   23-1/8   20 7/8   21
Low....................................................... 26-5/8   22-3/8   21-1/8   19-1/2     18-3/8   19-1/2   17 3/4   18-1/4

[FN]
*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National
 Market under the symbol MRBK. The quotations represent actual transactions.

As of February 29, 1996, there were 8,896 stockholders of record.

[TEXT]

Dividends

For the 19th consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the September 1995 dividend, the quarterly dividend rate was raised from $.20 to $.23 per share. Management will periodically evaluate the dividend rate in light of Mercantile Bankshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular. The annual dividends paid per common share were $.86 in 1995, $.74 in 1994, and $.64 in 1993. Total cash dividends paid were $41,013,000 in 1995, $34,982,000 in 1994 and $30,173,000 in
1993. The chart appearing on page 20 presents dividends paid over the last two years.

Acquisitions and Commitments

After the close of business on October 31, 1995, the Corporation completed its affiliation with The Sparks State Bank of Sparks, Maryland in a tax-free exchange of stock. Shareholders of Sparks received 2 1/3 shares of Mercantile Bankshares stock for each of the 771,241 shares of the Sparks capital stock and cash in lieu of any fractional shares. The affiliation was accounted for using the purchase method of accounting. Further information regarding this affiliation is presented in Footnote No. 14 to the financial statements.

   Commitments for 1996 include plans for approximately $8,000,000 of capital expenditures, consisting primarily of construction and improvements of new and existing banking offices of affiliate banks.

Recent FASB Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued in March 1995. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for recognizing the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This pronouncement will not have a material effect on the financial statements of the Corporation.

   In May, 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights an Amendment of SFAS No. 65. This statement is also effective for financial statements for fiscal years beginning after December 15, 1995 and requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans whether those rights are acquired or originated. This statement will not have a material effect on the financial statements of Mercantile Bankshares.

   Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, was issued in October 1995. This statement sets forth alternative standards for recognition of the cost of stock-based employee compensation and requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Corporation adopted the cost recognition provisions of this statement in 1995. See Footnote No. 13 to the financial statements for further information.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
(Dollars in thousands, except per share data)                                                          1995           1994
==========================================================================================================================
ASSETS
Cash and due from banks (6)..................................................................... $  247,301     $  257,046
Interest-bearing deposits in other banks........................................................        100            100
Investment securities held-to-maturity (1),(2)..................................................     20,585      1,273,278
Investment securities available-for-sale (1),(2)................................................  1,551,669        332,986
Federal funds sold..............................................................................     26,081
Securities purchased under resale agreements....................................................     49,982

Loans (3).......................................................................................  4,301,270      3,938,095
Less: allowance for loan losses (1),(3).........................................................    (91,398)       (91,257)
        Loans, net..............................................................................  4,209,872      3,846,838

Bank premises and equipment, net (1),(4)........................................................     78,363         74,259
Other real estate owned, net (1)................................................................      2,858         10,165
Excess cost over equity in affiliated banks, net (1)............................................     30,251         18,862
Other assets....................................................................................    132,041        124,691
        Total................................................................................... $6,349,103     $5,938,225

LIABILITIES
Deposits:
     Noninterest-bearing deposits............................................................... $  983,021     $  954,228
     Interest-bearing deposits..................................................................  4,186,360      3,811,165
        Total deposits..........................................................................  5,169,381      4,765,393
Short-term borrowings (6).......................................................................    281,642        356,268
Accrued expenses and other liabilities..........................................................     78,631         61,177
Long-term debt (7)..............................................................................     25,623         31,470
        Total liabilities.......................................................................  5,555,277      5,214,308

COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 67,000,000 shares; issued 48,272,451 shares in
   1995 and 48,114,014 shares in 1994...........................................................     96,545         96,228
Capital surplus.................................................................................     66,107         22,988
Retained earnings...............................................................................    620,391        606,972
Unrealized gains (losses) on securities, net....................................................     10,783         (2,271)
        Total stockholders' equity..............................................................    793,826        723,917
           Total................................................................................ $6,349,103     $5,938,225
==========================================================================================================================

See notes to consolidated financial statements

STATEMENT OF CONSOLIDATED INCOME

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                                          1995          1994         1993
======================================================================================================================
INTEREST INCOME
Interest and fees on loans (1)...................................................  $379,888      $315,094     $295,450

Interest and dividends on investment securities:
   Taxable interest income.......................................................    81,269        86,432       87,211
   Tax-exempt interest income....................................................       663           696          816
   Dividends.....................................................................       467           365          313
   Other investment income.......................................................       271           273          465
                                                                                     82,670        87,766       88,805
Other interest income............................................................     4,717           529        1,688
      Total interest income......................................................   467,275       403,389      385,943

INTEREST EXPENSE
Interest on deposits (5).........................................................   163,556       126,197      130,098
Interest on short-term borrowings................................................    15,123        12,111        7,824
Interest on long-term debt.......................................................     1,808         2,125        1,539
      Total interest expense.....................................................   180,487       140,433      139,461

NET INTEREST INCOME..............................................................   286,788       262,956      246,482
Provision for loan losses (1),(3)................................................     7,988         7,056       12,969
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..............................   278,800       255,900      233,513

NONINTEREST INCOME
Trust division services (1)......................................................    44,273        43,360       41,673
Rental income....................................................................     8,788         8,491        7,060
Service charges on deposit accounts..............................................    15,764        15,655       16,367
Other fees.......................................................................    19,975        21,342       19,582
Investment securities gains and (losses) (2),(10)................................    (1,715)       (1,399)        (195)
Other income.....................................................................     1,069         4,737        1,826
      Total noninterest income...................................................    88,154        92,186       86,313

NONINTEREST EXPENSES
Salaries.........................................................................    92,931        86,941       83,249
Employee benefits (12)...........................................................    24,581        23,929       23,188
Occupancy expense of bank premises (1),(4).......................................    18,354        18,250       16,633
Furniture and equipment expenses (1),(4).........................................    16,893        13,977       13,180
Communications and supplies......................................................     9,778         9,182        9,413
FDIC insurance premium expense...................................................     6,346        10,911       10,699
Other expenses...................................................................    32,062        38,010       27,493
      Total noninterest expenses.................................................   200,945       201,200      183,855
         Income before income taxes..............................................   166,009       146,886      135,971
         Applicable income taxes (1),(10)........................................    61,577        56,445       52,503
            NET INCOME...........................................................  $104,432      $ 90,441     $ 83,468

NET INCOME PER SHARE OF COMMON STOCK (9).........................................     $2.19         $1.88        $1.73

See notes to consolidated financial statements

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                                  1995          1994          1993
========================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans.......................................................  $ 377,105     $ 309,072     $ 295,695
Interest and dividends on investment securities..................................     82,931        89,990        88,335
Other interest income............................................................      4,672           614         1,712
Noninterest income...............................................................     90,350        94,000        86,023
Interest paid....................................................................   (174,929)     (139,535)     (140,058)
Noninterest expenses paid........................................................   (189,989)     (184,907)     (164,706)
Income taxes paid................................................................    (62,168)      (56,554)      (52,306)
      Net cash provided by operating activities..................................    127,972       112,680       114,695

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities ....................................                                  3,192
Proceeds from maturities of investment securities held-to-maturity...............    188,948       280,527       315,841
Proceeds from sales of investment securities available-for-sale..................     78,232       191,151
Proceeds from maturities of investment securities available-for-sale.............    268,819        82,829
Purchases of investment securities held-to-maturity..............................    (40,953)     (270,545)     (506,369)
Purchases of investment securities available-for-sale............................   (384,740)     (141,383)
Net increase in customer loans...................................................   (243,034)     (225,114)     (111,620)
Capital expenditures.............................................................     (9,657)       (8,566)       (9,709)
Proceeds from sales of other real estate owned...................................     10,629         6,548
      Net cash used in investing activities......................................   (131,756)      (84,553)     (308,665)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing deposits..........................      3,710        (6,247)       24,250
Net increase (decrease) in NOW and savings accounts..............................   (184,309)     (109,455)       87,000
Net increase (decrease) in certificates of deposit...............................    405,705       143,852       (92,110)
Net increase (decrease) in short-term borrowings.................................    (74,626)       64,172         6,527
Proceeds from issuance of long-term debt.........................................                                 24,000
Repayment of long-term debt......................................................     (5,937)         (880)       (6,758)
Proceeds from issuance of shares.................................................      4,486         7,087         4,158
Repurchase of common shares......................................................    (45,685)      (11,299)         (421)
Dividends paid...................................................................    (41,013)      (34,982)      (30,173)
      Net cash provided by financing activities..................................     62,331        52,248        16,473
Net increase (decrease) in cash and cash equivalents (1).........................     58,547        80,375      (177,497)
Cash and cash equivalents at beginning of year...................................    257,146       176,771       334,716
Adjustment for affiliation (14)..................................................      7,771                      19,552
Cash and cash equivalents at end of year.........................................  $ 323,464     $ 257,146     $ 176,771

See notes to consolidated financial statements

Reconciliation of net income to net cash provided by operating activities

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                                  1995         1994         1993
======================================================================================================================
Net income.......................................................................   $104,432     $ 90,441     $ 83,468
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Depreciation and amortization..............................................      7,912        7,657        7,728
      Provision for loan losses..................................................      7,988        7,056       12,969
      Write-down of other real estate owned......................................      1,401        5,945          468
      Investment securities (gains) and losses...................................      1,715        1,399          195
      Provision for deferred taxes (benefit).....................................        672       (1,141)      (2,624)
      Amortization of excess cost over equity in affiliates......................      1,276        1,131        1,130
      (Increase) in interest receivable..........................................     (2,567)      (3,713)        (201)
      (Increase) decrease in other receivables...................................        481          415         (485)
      (Increase) decrease in other assets........................................     (4,195)      (6,158)       4,086
      Increase (decrease) in interest payable....................................      5,558          898         (597)
      Increase in accrued expenses...............................................      4,562        7,718        5,737
      Increase (decrease) in taxes payable.......................................     (1,263)       1,032        2,821
         Total adjustments.......................................................     23,540       22,239       31,227
Net cash provided by operating activities........................................   $127,972     $112,680     $114,695

See notes to consolidated financial statements

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED
DECEMBER 31, 1995, 1994 and 1993
                                                                                                                     Unrealized
                                                                                                                          Gains
                                                                                   Common    Capital     Retained   (Losses) on
(Dollars in thousands, except per share data)                                       Stock    Surplus     Earnings    Securities
===============================================================================================================================
BALANCE, JANUARY 1, 1993 ........................................................ $61,035   $ 56,452     $480,641
Adjustment for affiliation ......................................................   4,476     (2,272)      17,577
Net income.......................................................................                          83,468
Cash dividends paid:
   Common stock ($.64 per share).................................................                         (29,385)
   By affiliated bank prior to affiliation.......................................                            (788)
Issuance of 76,986 shares for dividend
   reinvestment and stock purchase plan..........................................     154      1,844
Issuance of 3,963 shares under exercise
   of stock appreciation rights..................................................       8        123
Issuance of 14,232 shares for employee stock
   purchase dividend reinvestment plan...........................................      29        358
Issuance of 82,016 shares for employee stock option plan.........................     164      1,525
Issuance of 15,324,194 shares for a three-for-two stock dividend.................  30,648    (30,695)
Purchase of 21,900 shares under stock repurchase plan............................     (44)      (377)
BALANCE, DECEMBER 31, 1993 ......................................................  96,470     26,958      551,513
Unrealized gains (losses) on securities at January 1, 1994.......................                                      $ 1,059
Net income.......................................................................                          90,441
Cash dividends paid:
   Common stock ($.74 per share).................................................                         (34,387)
   By affiliated bank prior to affiliation.......................................                            (595)
Issuance of 122,718 shares for dividend
   reinvestment and stock purchase plan..........................................     245      2,093
Issuance of 22,019 shares for employee stock
   purchase dividend reinvestment plan...........................................      44        392
Issuance of 301,690 shares for employee stock option plan........................     604      3,709
Purchase of 567,500 shares under stock repurchase plan...........................  (1,135)   (10,164)
Change in unrealized gains (losses) on securities................................                                       (3,330)
BALANCE, DECEMBER 31, 1994 ......................................................  96,228     22,988      606,972       (2,271)
Net income.......................................................................                         104,432
Cash dividends paid:
   Common stock ($.86 per share).................................................                         (41,013)
Issuance of 123,671 shares for dividend
   reinvestment and stock purchase plan..........................................     247      2,676
Issuance of 30,395 shares under exercise of stock
   appreciation rights...........................................................      61        678
Issuance of 24,344 shares for employee stock
   purchase dividend reinvestment plan...........................................      49        533
Transfer to capital surplus......................................................             50,000      (50,000)
Purchase of 1,830,864 shares under stock repurchase plan.........................  (3,662)   (42,023)
Issuance of 11,578 shares for employee stock option plan.........................      23        219
Issuance of 1,799,313 shares for acquisition
   of new affiliate bank (14) ...................................................   3,599     31,036
Change in unrealized gains (losses) on securities................................                                       13,054
BALANCE, DECEMBER 31, 1995 (9)................................................... $96,545   $ 66,107     $620,391      $10,783

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation

The consolidated financial statements include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates. The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a period of 15 to 40 years from the respective dates of affiliation. Accumulated amortization amounted to $13,898,000 and $12,622,000 at December 31, 1995 and 1994, respectively.

   Mercshares and its affiliates use the accrual basis of accounting, except for trust income which is recorded on the modified accrual basis. Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates.

B. Securities

Mercshares implemented the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective on January 1, 1994. Investment securities consist mainly of U.S. Government securities. Investments are classified as either "held-to-maturity" or "available-for-sale." Investment securities classified as "held-to-maturity" are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities classified as "available-for-sale" are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes. These securities are carried at fair value and any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as a separate component of stockholders' equity net of applicable taxes. Adjusted cost is used to compute gains or losses on the sales of securities which are reported in the Statement of Consolidated Income.

   In December 1995, Mercshares classified all of its U.S. Government securities and certain other investments as available-for-sale.

C. Loans

Interest income is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan, the accrual of interest income is discontinued and recognized only as collected.Previously accrued but uncollected interest on these loans is charged against interest income. Generally, the loan is restored to an accruing status when all amounts past due have been paid.

   Mercshares adopted the provisions of Statements of Financial Accounting Standards ("SFAS") No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" on January 1, 1995. Implementation of this pronouncement did not have a material effect on Mercshares' financial statements. Under these standards, a loan is considered impaired, based upon current information and events, if it is probable that Mercshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgement, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g. residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Mercshares' impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

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

I. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENT SECURITIES

The amortized cost and market values of investment securities at December 31, 1995 and 1994 are as follows:

                                                         1995                                               1994
                                                    Gross       Gross                                  Gross       Gross
                                    Amortized  Unrealized  Unrealized    Market       Amortized  Unrealized  Unrealized     Market
(Dollars in thousands)                   Cost       Gains      Losses     Value            Cost       Gains      Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury...................                                                   $1,229,027      $   98    $ 39,552   $1,189,573
  U.S. government agencies........                                                       22,487                   1,261       21,226
  States and political subdivi-
    sions......................... $   15,233     $   187       $ 67   $   15,353        13,581          40         567       13,054
  Other bonds, notes
   and debentures.................          6                                   6         3,204                      48        3,156
   Total bonds.................... $   15,239         187         67       15,359     1,268,299         138      41,428    1,227,009
  Other investments...............      5,346           7                   5,353         4,979         698                    5,677
     Total ....................... $   20,585     $   194       $ 67   $   20,712    $1,273,278      $  836    $ 41,428   $1,232,686
Securities available-for-sale
  U.S. Treasury................... $1,501,255     $12,565       $726   $1,513,094    $  330,485                $  5,872$     324,613
  U.S. government agencies........     22,442          57        175       22,324         5,201                     262        4,939
  States and political subdivisions        45                                  45
  Other bonds, notes
   and debentures.................      9,803          17         87        9,733             9                                    9
   Total bonds....................  1,533,545      12,639        988    1,545,196       335,695                   6,134      329,561
  Other investments...............      1,042       5,431                   6,473         1,023      $2,402                    3,425
     Total........................ $1,534,587     $18,070       $988   $1,551,669    $  336,718      $2,402    $  6,134   $  332,986

PAGE                                   28


The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1995 and 1994 are shown below:



                                                  1995                           1994
                                        Amortized         Market       Amortized         Market
(Dollars in thousands)                       Cost          Value            Cost          Value
-----------------------------------------------------------------------------------------------
Securities held-to-maturity
 Within 1 year....................     $    1,593     $    1,592      $  211,746     $  209,484
 1-5 years........................         12,465         12,564       1,047,250      1,008,807
 5-10 years.......................          1,175          1,197           8,357          7,789
 After 10 years...................              6              6             946            929
  Total...........................     $   15,239     $   15,359      $1,268,299     $1,227,009
Securities available-for-sale
 Within 1 year....................     $  685,169     $  686,245      $  269,092     $  265,167
 1-5 years........................        842,515        853,141          65,094         63,048
 5-10 years.......................          2,304          2,277           1,500          1,337
 After 10 years...................          3,557          3,533               9              9
 Total............................     $1,533,545     $1,545,196      $  335,695     $  329,561


At December 31, 1995 and 1994, no single issue of investment securities exceeded ten percent of stockholders' equity.

   At December 31, 1995 and 1994, securities with an amortized cost of $447,287,000 and $436,512,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

   In accordance with the terms of a special report issued by the Financial Accounting Standards Board regarding SFAS No. 115, U.S. treasury securities formerly classified as held-to-maturity, with an amortized cost of $1,102,342,000, were reclassified as available for sale. The unrealized gain of $3,884,000 on these securities, net of taxes, was recognized in a separate component of shareholders' equity. This action was taken as a result of Management's determination that there was a need to maintain flexibility in managing our investment portfolio to meet liquidity needs and to manage interest rate risk.

   The gross realized gains and losses on debt and non-debt securities for 1995, 1994 and 1993 are as follows:

                                               1995                              1994                                 1993
                                          Gross       Gross                 Gross         Gross                  Gross        Gross
                                       Realized    Realized              Realized      Realized               Realized     Realized
(Dollars in thousands)                    Gains      Losses                 Gains        Losses                  Gains       Losses
-----------------------------------------------------------------------------------------------------------------------------------
Debt securities
   Held-to-maturity................                                                                                $16
   Available-for-sale..............                  $  910                  $261        $1,102
Non-debt securities
   Held-to-maturity................                     422                                 557                     76         $287
   Available-for-sale..............         $83         466                    12            13
    Total..........................         $83      $1,798                  $273        $1,672                    $92         $287

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 1995 and 1994 are as follows:


(Dollars in thousands)                                    1995             1994
-------------------------------------------------------------------------------
Bank affiliates:
  Commercial.................................       $1,392,845       $1,311,064
  Mortgage...................................        2,053,620        1,804,621
  Construction...............................          356,652          311,806
  Consumer...................................          478,746          477,694
    Total....................................        4,281,863        3,905,185

Bank-related affiliates:
  Commercial.................................              300
  Mortgage...................................           12,189           26,185
  Construction...............................            6,918            6,725
    Total....................................           19,407           32,910
      Total loans............................       $4,301,270       $3,938,095

At December 31, 1995 and 1994, $21,235,000 and $33,645,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.

The changes in the allowance for loan losses follow:


                                                                                                              Bank-
(Dollars in thousands)                                                                         Banks        Related           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993...............................................................     $ 87,202        $ 1,059        $ 88,261
  Allowance of acquired bank...........................................................        2,803                          2,803
  Provision charged to operating expense...............................................       12,849            120          12,969
  Recoveries...........................................................................        2,804                          2,804
  Charge-offs..........................................................................      (14,270)                       (14,270)

Balance, December 31, 1993.............................................................       91,388          1,179          92,567
  Provision charged to operating expense...............................................        7,016             40           7,056
  Recoveries...........................................................................        2,163                          2,163
  Charge-offs..........................................................................      (10,529)                       (10,529)

Balance, December 31, 1994.............................................................       90,038          1,219          91,257
  Allowance of acquired bank...........................................................        2,818                          2,818
  Provision charged to operating expense...............................................        7,988                          7,988
  Recoveries...........................................................................        2,180                          2,180
  Charge-offs..........................................................................      (12,845)                       (12,845)

BALANCE, DECEMBER 31, 1995.............................................................     $ 90,179        $ 1,219        $ 91,398

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 1995 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.


(Dollars in thousands)                                                                                    DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance....................................................................       $ 4,628
Impaired loans with no valuation allowance...................................................................        13,661
  Total impaired loans.......................................................................................       $18,289

Allowance for loan losses applicable to impaired loans.......................................................       $ 1,907
Allowance for loan losses applicable to other than impaired loans............................................        89,491
  Total allowance for loan losses............................................................................       $91,398

Year-to-date interest income on impaired loans recorded on the cash basis....................................       $   471

Year-to-date average recorded investment in impaired loans during the period.................................       $23,300

Quarter-to-date interest income on impaired loans recorded on the cash basis.................................       $   190

Quarter-to-date average recorded investment in impaired loans during the period..............................       $18,500

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1995 and 1994 consist of the following:


(Dollars in thousands)                                                                           1995            1994
---------------------------------------------------------------------------------------------------------------------
Land......................................................................................    $ 17,017        $ 16,076
Buildings and leasehold improvements......................................................      92,688          87,395
Equipment.................................................................................      46,400          43,137
                                                                                               156,105         146,608
Accumulated depreciation and amortization.................................................     (77,742)        (72,349)
Bank premises and equipment, net..........................................................    $ 78,363        $ 74,259

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

Total rental expense for 1995, 1994 and 1993 was:


(Dollars in thousands)                       1995           1994         1993
-----------------------------------------------------------------------------
Bank premises........................      $4,114         $4,015       $3,323
Equipment............................       3,999          4,069        3,885
  Total rental expense...............      $8,113         $8,084       $7,208

At December 31, 1995, the aggregate minimum rental commitments under noncancelable operating leases are as follows:
1996-$6,397,000; 1997-$5,648,000; 1998-$4,636,000; 1999-$2,950,000;
2000-$2,159,000; thereafter-$8,665,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totalled $587,953,000 and $414,292,000 at December 31,
1995 and 1994, respectively. Other time deposits issued in denominations of $100,000 or more totalled $1,335,000 at December 31, 1995 and 1994.

   At December 31, 1995, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                                              Maturing
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Over 3          Over 6
                                                               TOTAL        3 months         through         through        Over 12
(Dollars in thousands)                             DECEMBER 31, 1995         or less        6 months       12 months         months
-----------------------------------------------------------------------------------------------------------------------------------
Time certificates of deposit--
  $100,000 or more.....................................     $587,953        $284,176         $65,447         $51,615       $186,715
Other time deposits--
  $100,000 or more.....................................     $  1,335        $  1,335

Interest on deposits for the years ended December 31, 1995, 1994 and 1993 consists of the following:


(Dollars in thousands)                                           1995            1994            1993
-----------------------------------------------------------------------------------------------------
Savings deposits.......................................      $ 64,732        $ 65,488        $ 68,587
Certificates of deposit ($100,000 or more).............        28,967          14,448          11,418
Other time deposits....................................        69,857          46,261          50,093
  Total interest on deposits...........................      $163,556        $126,197        $130,098

6. SHORT-TERM BORROWINGS

The following table summarizes Mercshares' short-term borrowings and their weighted average interest rates at December 31, 1995 and 1994.

                                                                  Year-end                           During year
1995 (Dollars in thousands)                                    Amount       Rate          Highest        Average       Rate
---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
 sold under repurchase agreements......................      $155,090       4.8%         $373,370       $188,680       5.4%
Commercial paper.......................................       125,480       5.3           125,480         87,472       5.3
Other short-term borrowings............................         1,072       5.1            10,337          4,748       6.2
  Total................................................      $281,642       5.0%                        $280,900       5.4%


1994 (Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under repurchase agreements.....................      $280,355       5.6%         $290,477       $234,638       3.9%
Commercial paper.......................................        74,310       4.9            85,135         78,570       3.7
Other short-term borrowings............................         1,603       5.2             2,196          1,192       3.8
    Total..............................................      $356,268       5.5%                        $314,400       3.9%

   Other short-term borrowings include notes payable to the U.S. Treasury and borrowings from the Federal Home Loan Bank. During 1995 and 1994, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $41,500,000 to a high of $51,500,000. Unused lines of credit at December 31, 1995 were $41,500,000. These lines of credit are paid for on a fee basis ranging from .10% to .15% annually.

7. LONG-TERM DEBT

Long-term debt at December 31, 1995 and 1994 consists of the following:

(Dollars in thousands)                                   1995             1994
------------------------------------------------------------------------------
3% Unsecured debenture..........................      $   263          $   315
6% Mortgage note................................        1,174            2,052
6.13% Unsecured senior notes....................        9,000            9,000
6.45% Unsecured senior notes....................        7,500            7,500
6.64% Unsecured senior notes....................        7,500            7,500
8.5% Unsecured note.............................                         5,000
Other...........................................          186              103
    Total long-term debt........................      $25,623          $31,470

The 3% debenture is payable $15,000 quarterly until July 1, 1996, and the remaining balance in five equal annual payments with maturity on July 1, 2001. All payments include principal and interest, and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.

   The 6% mortgage is collateralized by a first deed of trust on bank premises which have a net book value of approximately $10,628,000 at December 31, 1995. The mortgage, including interest, is payable $81,500 monthly with maturity on July 31, 1996.

   The 6.13% senior notes are due on July 15, 1998. Interest is payable semi-annually, on January 15 and July 15, until maturity.

   The 6.45% senior notes are due on July 15, 1999. Interest is payable semi-annually, on January 15 and July 15, until maturity.

   The 6.64% senior notes are due on July 15, 2000. Interest is payable semi-annually, on January 15 and July 15, until maturity.

   The annual maturities on all long-term debt over the next five years are:
1996-$1,229,000; 1997-$79,000; 1998-$9,082,000; 1999-$7,551,000;
2000-$7,552,000.

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

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1995, include $1,699,736,000 in adjustable rate loan commitments and $76,214,000 in fixed rate loan commitments. Fixed rate commitments are at current market rates with $69,328,000 expiring within one year and the remaining $6,886,000 expiring on various dates through May 2000. Total commitments to extend credit at December 31, 1994, included $1,450,319,000 in adjustable rate loan commitments and $85,988,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1994, were at current market rates with $82,880,000 expiring within one year and the remaining $3,108,000 expiring on various dates through December 1999.

   Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $111,173,000 at December 31, 1995 and $98,458,000 at December 31,1994.

9. STOCKHOLDERS' EQUITY

Year-to-date per share amounts are based on the weighted average number of common shares outstanding during the period or 47,768,479 shares for 1995, 48,165,833 shares for 1994 and 48,138,635 shares for 1993.

   The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, div-idends, times and prices of redemption and conversion rights.

   The Company has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Company stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 1,033,021 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   The Company has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Company) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 655,231 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   The Company had an Executive Stock Appreciation Rights Plan which gave the holder of a right, subject to the terms and conditions of the Plan, the right to receive an amount of stock, cash or a combination of stock and cash, equal to any appreciation (between the time of the grant and the time of exercise of the right) in the fair market value of one share of the Company's common stock. At December 31, 1995, no rights remained under the Plan. Compensation expense recognized in connection with the Plan was $66,000, $0 and $240,000 in 1995, 1994 and 1993, respectively.

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

   Since December 1993, the Board of Directors has approved plans authorizing the Corporation to purchase up to 5,000,000 shares of its common stock. Purchases may be made from time to time in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 2,579,736 shares at December 31, 1995.

   Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1995, 1994, and 1993 were $50,291,000, $36,069,000 and $32,411,000, respectively.

   The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1995 was $496,727,000.

10. INCOME TAXES

Applicable income taxes on net income for 1995, 1994 and 1993 consist of the following:

                                                        1995                          1994                          1993
(Dollars in thousands)                      Federal    State      Total    Federal   State     Total    Federal    State     Total
----------------------------------------------------------------------------------------------------------------------------------
Current:
  Provision exclusive of security
    transactions.........................   $53,459   $7,955    $61,414    $48,841  $9,239   $58,080    $45,470   $9,734   $55,204
  Provision (benefit) related to security
    transactions.........................      (424)     (85)      (509)      (407)    (87)     (494)       (62)     (15)      (77)
Deferred (benefit).......................       486      186        672       (916)   (225)   (1,141)    (2,265)    (359)   (2,624)
  Total..................................   $53,521   $8,056    $61,577    $47,518  $8,927   $56,445    $43,143   $9,360   $52,503

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:


(Dollars in thousands)                                                                                      1995            1994
--------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses.....................................................................         $34,275         $34,598
  Accrued employee benefits.....................................................................           9,692          10,056
  Accrued other expenses........................................................................           1,646             201
  Write-downs of other real estate owned........................................................             548           2,180
  Net unrealized (gain) loss on available-for-sale securities...................................          (6,299)          1,461
   Other........................................................................................             451             475
    Total deferred tax assets...................................................................          40,313          48,971

Deferred tax liabilities:
  Depreciation..................................................................................             221             448
  Prepaid items.................................................................................             174             177
  Other.........................................................................................              19              15
    Total deferred tax liabilities..............................................................             414             640
    Net deferred tax assets.....................................................................         $39,899         $48,331

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for the three years ended December 31, 1995 follows:

                                                                 1995                       1994                       1993
                                                                          % of                        % of                     % of
                                                                        Pretax                      Pretax                   Pretax
(Dollars in thousands)                                       Amount     Income         Amount       Income       Amount      Income
-----------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate.......................       $58,103       35.0%       $51,410        35.0%      $47,590       35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income.........................        (2,426)      (1.5)        (2,073)       (1.4)       (2,196)      (1.6)
  State income taxes, net of Federal
    income tax benefit...............................         5,233        3.2          5,735         3.9         6,081        4.5
  Other, net.........................................           667         .4          1,373          .9         1,028         .7
    Actual tax expense...............................       $61,577       37.1%       $56,445        38.4%      $52,503       38.6%

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1995 and 1994, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $77,542,000 and $57,543,000, respectively. During 1995, loan additions and loan deletions were $30,463,000 and $10,464,000, respectively.

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

   Total net pension expense for the cash balance pension plan for the years ended December 31, 1995, 1994 and 1993 was $2,782,000, $2,585,000 and
$2,289,000, respectively. The following tables set forth the financial status of the cash balance pension plan at December 31, 1995 and 1994 and the composition of total net pension expense for 1995, 1994 and 1993.

                                                                                                        At December 31,
                                                                                                   ------------------------
(Dollars in thousands)                                                                               1995              1994
---------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested.....................................................................................     $72,426           $53,698
  Nonvested..................................................................................         659             3,472
    Total....................................................................................     $73,085           $57,170

Plan assets at fair value....................................................................     $77,799           $59,345
Less: Projected benefit obligation...........................................................     (81,914)          (63,756)
Plan assets less than projected benefit obligation...........................................      (4,115)           (4,411)
Plus: Unrecognized net loss..................................................................       4,163               120
      Unrecognized prior service cost........................................................       1,521             1,738
Less: Unamortized net asset from adoption of FASB Statement No. 87...........................      (4,167)           (4,862)
      Pension expense accrued................................................................     $(2,598)          $(7,415)

                                                                                            Year Ended December 31,
                                                                                -------------------------------------------
(Dollars in thousands)                                                              1995             1994              1993
---------------------------------------------------------------------------------------------------------------------------
Total net pension expense:
  Service cost............................................................       $ 2,441          $ 2,732            $2,743
  Interest cost...........................................................         5,652            5,085             4,526
  Actual return on assets.................................................       (13,867)            (663)           (6,256)
  Net amortization and deferral...........................................         8,556           (4,569)            1,276
    Total.................................................................       $ 2,782          $ 2,585            $2,289

Assumptions:
  Discount rate...........................................................           7.0%             8.5%              7.3%
  Average increase in future compensation levels..........................           4.5%             5.5%              5.5%
  Expected long-term rate of return on assets.............................           8.0%             8.0%              8.0%

   In addition to providing pension benefits, the Company and its affiliates provide certain health care and life insurance benefits for retired employees. The Company's employees were eligible for company paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990.The Company's employees may become eligible for company paid life insurance benefits if they qualify for retirement while working for the Company.

   Mercshares has a contributory thrift plan under the provisions of Section 401(k) of the Internal Revenue Code. Generally, employees with a minimum of one year of service are eligible for participation in the plan. Mercshares also sponsors an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue
Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. The total expense for these plans in 1995, 1994 and 1993 was $3,935,000, $3,586,000 and $3,152,000, respectively.

13. OMNIBUS STOCK PLAN

The Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The Omnibus Stock Plan provides for the issuance of up to 1,935,000 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net operating income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. A summary of activity under the Omnibus Stock Plan during the year ending 1995 is as follows:


                                                                                                      Options issued
                                                                                                     and outstanding
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994.........................................................................                0
Granted (at market value/exercise price of $21.875)................................................        1,043,150
Terminated.........................................................................................          (18,000)
Exercised..........................................................................................          (14,140)
Balance, December 31, 1995.........................................................................        1,011,010

Options exercisable at December 31, 1995...........................................................          261,010

Weighted average fair value of options granted.....................................................            $4.79

Compensation cost associated with the options granted and expected to vest.........................       $2,106,000


   The weighted average fair value of all of the options granted during 1995 is estimated as of the date of grant using the Black-Scholes option pricing model and assumes: (a) the grant date of March 14, 1995; (b) the exercise price of $21.875; (c) dividend yield of 3.5%; (d) weighted average expected term of 4.3 years; (e) weighted average risk-free interest rate of 7.5%; and (f) weighted average volatility of 22.0%. Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, adopted in 1995, compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

14. AFFILIATIONS

In 1995, the Corporation completed its affiliation with The Sparks State Bank, Sparks, Maryland in a tax-free exchange of stock. Shareholders of Sparks Bank received 2-1/3 shares of Mercshares stock for each of the 771,241 shares of Sparks Bank capital stock and cash in lieu of any fractional share. The affiliation was accounted for as a purchase.

   The results of operations of Sparks Bank subsequent to the date of affiliation are included in Mercshares' Statement of Consolidated Income. The results of operations of Sparks Bank prior to the date of affiliation are not material to Mercshares' results of operations.


15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:


                                                                                          Three months ended
                                                                                   ---------------------------------------------
1995 (Dollars in thousands, except per share data)                                 Dec. 31     Sept. 30      June 30     March 31
---------------------------------------------------------------------------------------------------------------------------------
Net interest income.......................................................         $73,728      $72,153      $71,574      $69,333
Provision for loan losses.................................................           2,890        2,123        1,535        1,440
Net income................................................................          26,940       27,170       26,114       24,208
Per share of common stock.................................................             .56          .58          .55          .50

                                                                                          Three months ended
                                                                                   ----------------------------------------------
1994 (Dollars in thousands, except per share data)                                 Dec. 31     Sept. 30      June 30     March 31
---------------------------------------------------------------------------------------------------------------------------------
Net interest income.......................................................         $69,114      $68,108      $64,596      $61,138
Provision for loan losses.................................................           2,471        1,583        1,180        1,822
Net income................................................................          22,859       23,766       21,998       21,818
Per share of common stock.................................................             .48          .49          .46          .45


16. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1995 and 1994 are as follows:


                                                                                 1995                         1994
                                                                          Book           Fair           Book          Fair
(Dollars in thousands)                                                    Value          Value          Value         Value
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments..................................       $  247,401    $  247,401     $  257,146    $  257,146
Investment securities............................................        1,572,254     1,572,381      1,606,264     1,565,672

Loans............................................................        4,301,270                    3,938,095
Less: allowance for loan losses..................................          (91,398)                     (91,257)

      Loans, net.................................................        4,209,872     4,284,567      3,846,838     3,801,030

      Total financial assets.....................................       $6,029,527    $6,104,349     $5,710,248    $5,623,848

LIABILITIES
Deposits.........................................................       $5,169,381    $5,177,324     $4,765,393    $4,706,090
Short-term borrowings............................................          281,642       281,642        356,268       356,268
Long-term debt...................................................           25,623        26,654         31,470        30,481

      Total financial liabilities................................       $5,476,646    $5,485,620     $5,153,131    $5,092,839

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1995 and 1994:


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

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                                      BALANCE SHEETS
DECEMBER 31,
(Dollars in thousands, except per share data)                                                            1995          1994
===========================================================================================================================
ASSETS
Cash..........................................................................................       $  5,265      $  2,257
Investment in bank affiliates.................................................................        753,172       662,327
Investment in bank-related affiliates.........................................................         22,784        20,584
Interest-bearing deposit with bank affiliate..................................................          4,000        24,000
Securities purchased under resale agreements with bank affiliate..............................        115,480        71,310
Loans and advances to bank-related affiliates.................................................         14,000        30,500
Other investments, at cost....................................................................                          525
Excess cost over equity in affiliates.........................................................         30,251        18,862
Other assets..................................................................................            575         1,449
    Total.....................................................................................       $945,527      $831,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper............................................................................       $125,480      $ 74,310
  Accounts payable and other liabilities......................................................          2,221         4,587
  Long-term debt..............................................................................         24,000        29,000
    Total liabilities.........................................................................        151,701       107,897

Stockholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 67,000,000 shares;
    issued 48,272,451 shares in 1995 and 48,114,014 shares in 1994 ...........................         96,545        96,228
  Capital surplus.............................................................................         66,107        22,988
  Retained earnings...........................................................................        620,391       606,972
  Unrealized gains (losses) on securities.....................................................         10,783        (2,271)
    Total stockholders' equity................................................................        793,826       723,917
      Total...................................................................................       $945,527      $831,814


                                                    STATEMENT OF INCOME
                                                                                               (Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                              1995           1994          1993
===============================================================================================================================
INCOME
Dividends from bank affiliates........................................................    $ 49,810        $35,809       $32,181
Dividends from bank-related affiliates................................................         481            260           230
Interest-bearing deposit with bank affiliate..........................................       1,154            942           346
Interest on securities purchased under resale agreements with bank affiliate..........       4,381          2,705         2,581
Interest on loans to bank-related affiliates..........................................         894          1,464         1,386
Other income..........................................................................                                        2
    Total income......................................................................      56,720         41,180        36,726

EXPENSES
Amortization of excess cost over equity in affiliates.................................       1,276          1,131         1,130
Interest on short-term borrowings.....................................................       4,627          2,940         3,012
Interest on long-term debt............................................................       1,693          1,958         1,285
Other expenses........................................................................       2,452          1,965         1,648
    Total expenses....................................................................      10,048          7,994         7,075

Income before income tax benefit and equity in
  undistributed net income of affiliates..............................................      46,672         33,186        29,651
Income tax (benefit)..................................................................         (94)           488          (133)
                                                                                            46,766         32,698        29,784

Equity in undistributed net income of:
  Bank affiliates.....................................................................      55,816         55,320        51,172
  Bank-related affiliates.............................................................       1,850          2,423         2,512
    NET INCOME........................................................................    $104,432        $90,441       $83,468

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)


                                                    STATEMENT OF CASH FLOWS
Increase (decrease) in cash and cash equivalents                                                     (Dollars in thousands)
For the Years Ended December 31,                                                                   1995        1994       1993
==============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates..................................................................    $ 50,291    $ 36,069   $ 32,411
Interest on securities purchased under resale agreements with bank affiliate...............       4,381       2,705      2,581
Interest on loans to bank-related affiliates...............................................         973       1,459      1,368
Other income...............................................................................       1,513       1,244        (69)
Interest paid..............................................................................      (6,402)     (4,898)    (3,647)
Other expenses.............................................................................      (3,854)     (1,998)    (1,721)
Income taxes (paid) benefit................................................................        (350)      1,183        692
    Net cash provided by operating activities..............................................      46,552      35,764     31,615

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates.............................................      16,500      19,145     (6,395)
Net decrease in other investments..........................................................         525         375        226
Investment in affiliates...................................................................        (350)       (453)
    Net cash provided by (used in) investing activities....................................      16,675      19,067     (6,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper................................................      51,170     (21,024)   (10,903)
Proceeds from issuance of long-term debt...................................................                             24,000
Repayment of long-term debt................................................................      (5,000)                (5,000)
Proceeds from issuance of shares...........................................................       4,486       7,087      4,158
Repurchase of common shares................................................................     (45,685)    (11,299)      (421)
Dividends paid.............................................................................     (41,013)    (34,387)   (29,385)
    Net cash used in financing activities..................................................     (36,042)    (59,623)   (17,551)
Net increase (decrease) in cash and cash equivalents.......................................      27,185      (4,792)     7,895
Cash and cash equivalents at beginning of year.............................................      97,567     102,359     94,470
Adjustment for affiliation.................................................................          (7)                    (6)
Cash and cash equivalents at end of year...................................................    $124,745    $ 97,567   $102,359



Reconciliation of net income to net cash provided by operating activities                         (Dollars in thousands)
For the Years Ended December 31,                                                                  1995        1994       1993
=============================================================================================================================
Net income................................................................................    $104,432     $90,441    $83,468
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of affiliates........................................     (57,666)    (57,743)   (53,684)
  Amortization of excess cost over equity in affiliates...................................       1,276       1,131      1,130
  (Increase) decrease in interest receivable..............................................          79         337       (364)
  (Increase) decrease in other receivables................................................         357         (40)       (71)
  Increase (decrease) in interest payable.................................................         (53)                   650
  Decrease in accrued expenses............................................................      (1,429)        (33)       (73)
  Increase (decrease) in taxes payable....................................................        (444)      1,671        559
    Total adjustments.....................................................................     (57,880)    (54,677)   (51,853)
Net cash provided by operating activities.................................................    $ 46,552     $35,764    $31,615

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and The Board of Directors,
Mercantile Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Mercantile Bankshares Corporation and Affiliates as of December 31, 1995 and 1994, and the related statements of consolidated income, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercantile Bankshares Corporation and Affiliates as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities during 1994.

/s/ Coopers & Lybrand L.L.P.

Baltimore, Maryland
January 22, 1996

FIVE YEAR STATISTICAL SUMMARY


YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                              1995          1994           1993           1992          1991
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Average loans:
  Commercial (including time & demand) loans...........       $1,351,600    $1,235,800     $1,186,600     $1,116,900    $1,086,700
  Mortgage and construction loans......................        2,244,700     2,061,900      1,970,100      1,796,300     1,644,200
  Consumer loans.......................................          483,000       467,500        490,300        524,800       575,500
    Total loans........................................        4,079,300     3,765,200      3,647,000      3,438,000     3,306,400
Federal funds sold.....................................           62,700        12,200         37,600         42,400        43,600
Securities purchased under resale agreements...........           20,000                       15,700          8,700       162,100
Average securities:
  U.S. government obligations..........................        1,491,900     1,675,900      1,588,700      1,436,500     1,150,700
  States and political subdivisions....................           13,500        14,100         15,600          7,300        11,800
  Other investments*...................................           10,300        10,600          7,900          5,800         7,000
    Total securities...................................        1,515,700     1,700,600      1,612,200      1,449,600     1,169,500
      Total earning assets.............................       $5,677,700    $5,478,000     $5,312,500     $4,938,700    $4,681,600
Average deposits:
  Noninterest-bearing deposits.........................       $  888,900    $  890,100     $  845,500     $  746,200    $  678,100
  Savings deposits.....................................        2,200,200     2,410,400      2,390,600      2,025,200     1,550,000
  Time deposits........................................        1,777,500     1,392,000      1,389,100      1,528,300     1,848,200
    Total deposits.....................................       $4,866,600    $4,692,500     $4,625,200     $4,299,700    $4,076,300
Average borrowed funds:
  Short-term borrowings................................       $  280,900    $  314,400     $  286,100     $  308,600    $  321,300
  Long-term debt.......................................           27,900        31,900         22,000         15,500        16,900
    Total borrowed funds...............................       $  308,800    $  346,300     $  308,100     $  324,100    $  338,200

AVERAGE RATES**
Loans:
  Commercial (including time & demand) loans...........              9.7%          8.3%           7.6%           7.8%          9.7%
  Mortgage and construction loans......................              9.2           8.5            8.4            9.0          10.2
  Consumer loans.......................................              9.6           8.7            8.7            9.5          11.0
    Total loans........................................              9.4           8.4            8.2            8.7          10.2
Federal funds sold.....................................              5.7           3.9            2.9            3.6           5.9
Securities purchased under resale agreements...........              5.6                          3.2            3.9           6.0
Securities:
  U.S. government obligations..........................              5.4           5.2            5.5            6.6           7.7
  States and political subdivisions....................              7.7           7.8            8.3           10.2          10.9
  Other investments*...................................              8.0           7.2           12.3            9.2           9.1
    Total securities...................................              5.5           5.2            5.5            6.6           7.8
      Composite rate earned............................              8.3%          7.5%           7.3%           8.1%          9.4%
Deposits:
  Savings deposits.....................................              2.9%          2.7%           2.9%           3.6%          5.1%
  Time deposits........................................              5.6           4.4            4.4            5.4           7.0
    Total interest-bearing deposits....................              4.1           3.3            3.4            4.4           6.2
Borrowed funds:
  Short-term borrowings................................              5.4           3.9            2.7            3.3           5.4
  Long-term debt.......................................              6.5           6.7            7.0            7.8           7.7
    Total borrowed funds...............................              5.5           4.2            3.0            3.5           5.5
      Composite rate paid..............................              4.2%          3.4%           3.4%           4.3%          6.1%

[FN]
 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.


(Dollars in thousands)                                             1995          1994           1993           1992          1991
---------------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets...................................      $6,000,400    $5,801,600     $5,638,600     $5,251,000    $4,992,500
Average stockholders' equity...........................      $  753,500    $  704,400     $  651,100     $  573,700    $  520,800
Return on average total assets.........................             1.7%          1.6%           1.5%           1.5%          1.4%
Return on average stockholders' equity.................            13.9%         12.8%          12.8%          13.3%         13.5%
Average stockholders' equity as a percentage
  of average total assets..............................            12.6%         12.1%          11.5%          10.9%         10.4%
Dividends paid per share as a percentage
  of net income per share..............................            39.3%         39.4%          37.0%          34.7%         36.8%

SOURCES OF INCOME
Commercial (including time & demand) loans.............            23.3%         20.4%          18.6%          17.2%         20.3%
Mortgage and construction loans........................            36.7          35.0           34.8           32.0          32.4
Consumer loans.........................................             8.3           8.1            9.1           10.0          12.4
Federal funds sold.....................................              .7            .1             .2             .3            .5
Securities purchased under resale agreements...........              .2                           .1             .1           1.9
Securities.............................................            14.9          17.8           18.9           19.1          17.6
    Total interest income..............................            84.1          81.4           81.7           78.7          85.1
Trust division services................................             8.0           8.7            8.8            8.0           6.9
Other income...........................................             7.9           9.9            9.5           13.3           8.0
    Total income.......................................           100.0%        100.0%         100.0%         100.0%        100.0%

NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans................................................      $  383,523    $  318,132     $  298,612     $  300,445    $  338,471
  Federal funds sold...................................           3,587           479          1,107          1,530         2,588
  Securities purchased under resale agreements.........           1,126                          499            343         9,731
  Taxable securities...................................          82,094        87,200         88,185         95,398        89,359
  Tax-exempt securities................................           1,046         1,099          1,289            748         1,285
    Total interest income..............................         471,376       406,910        389,692        398,464       441,434
Interest paid:
  Savings deposits.....................................          64,732        65,488         68,587         72,866        78,848
  Time deposits........................................          98,824        60,709         61,511         81,884       130,180
    Total interest-bearing deposits....................         163,556       126,197        130,098        154,750       209,028
  Short-term borrowings................................          15,123        12,111          7,824         10,150        17,236
  Long-term debt.......................................           1,808         2,125          1,539          1,207         1,298
    Total interest expense.............................         180,487       140,433        139,461        166,107       227,562
      Net interest income..............................      $  290,889    $  266,477     $  250,231     $  232,357    $  213,872

FIVE YEAR SELECTED FINANCIAL DATA


YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                       1995          1994           1993           1992          1991
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME....................................       $  286,788    $  262,956     $  246,482     $  228,540    $  208,609
NET INCOME.............................................       $  104,432    $   90,441     $   83,468     $   76,298    $   70,562
NET INCOME PER SHARE OF COMMON STOCK...................            $2.19         $1.88          $1.73          $1.67         $1.56
TOTAL ASSETS...........................................       $6,349,103    $5,938,225     $5,789,620     $5,459,577    $5,216,802
LONG-TERM DEBT.........................................       $   25,623    $   31,470     $   32,350     $   15,108    $   16,609
PROVISION FOR LOAN LOSSES..............................       $    7,988    $    7,056     $   12,969     $   45,346    $   20,850
PER SHARE CASH DIVIDENDS
Common.................................................             $.86          $.74           $.64           $.58      $.57 1/3
CASH DIVIDENDS DECLARED AND PAID
On common stock........................................       $   41,013    $   34,982     $   30,173     $   26,454    $   25,936
YEAR END LOAN DATA
Commercial, financial and agricultural.................       $1,393,145    $1,311,064     $1,240,951     $1,126,191    $1,100,212
Real estate-construction...............................          363,570       318,531        318,401        317,074       330,276
Real estate-mortgage:
  Commercial...........................................          965,640       832,290        728,290        613,903       542,582
  1-4 family residential...............................          969,235       866,004        831,236        814,037       745,636
  Home equity lines....................................          130,934       132,512        135,917        121,049       118,400
Consumer...............................................          478,746       477,694        466,552        497,220       537,831
    Total loans........................................        4,301,270     3,938,095      3,721,347      3,489,474     3,374,937
Less:
  Allowance for loan losses............................          (91,398)      (91,257)       (92,567)       (88,261)      (65,932)
    Loans, net.........................................       $4,209,872    $3,846,838     $3,628,780     $3,401,213    $3,309,005

FIVE YEAR SUMMARY OF CONSOLIDATED INCOME


                                                                                                                     Three Months
                                                                                                                         Ended
                                                               For the Years Ended December 31,                     December 31,
                                                    ------------------------------------------------------   ----------------------

(Dollars in thousands)                               1995        1994        1993         1992        1991         1995        1994
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans....................   $379,888    $315,094    $295,450     $297,006    $333,767     $ 97,751    $ 85,740
Interest and dividends on securities..........     82,670      87,766      88,805       95,695      89,929       21,674      21,593
Other interest income.........................      4,717         529       1,688        1,946      12,475        2,439          28
    Total interest income.....................    467,275     403,389     385,943      394,647     436,171      121,864     107,361

INTEREST EXPENSE
Interest on deposits..........................    163,556     126,197     130,098      154,750     209,028       44,216      33,875
Interest on short-term borrowings.............     15,123      12,111       7,824       10,150      17,236        3,512       3,846
Interest on long-term debt....................      1,808       2,125       1,539        1,207       1,298          408         526
    Total interest expense....................    180,487     140,433     139,461      166,107     227,562       48,136      38,247

NET INTEREST INCOME...........................    286,788     262,956     246,482      228,540     208,609       73,728      69,114
Provision for loan losses.....................      7,988       7,056      12,969       45,346      20,850        2,890       2,471

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES..................    278,800     255,900     233,513      183,194     187,759       70,838      66,643

NONINTEREST INCOME
Trust division services.......................     44,273      43,360      41,673       39,903      35,353       11,672      10,759
Service charges on deposit accounts...........     15,764      15,655      16,367       15,140      13,233        4,006       3,951
Other income..................................     28,117      33,171      28,273       51,945      27,679        7,253       7,437
    Total noninterest income..................     88,154      92,186      86,313      106,988      76,265       22,931      22,147

NONINTEREST EXPENSES
Salaries and employee benefits................    117,512     110,870     106,437       95,086      87,699       29,108      27,518
Occupancy and equipment expenses..............     35,247      32,227      29,813       27,089      26,153       10,238       8,303
FDIC insurance premium expense................      6,346      10,911      10,699        9,883       9,034          603       2,725
Other expenses................................     41,840      47,192      36,906       35,348      29,542       12,211      13,107
    Total noninterest expenses................    200,945     201,200     183,855      167,406     152,428       52,160      51,653
Income before income taxes....................    166,009     146,886     135,971      122,776     111,596       41,609      37,137
Applicable income taxes.......................     61,577      56,445      52,503       46,478      41,034       14,669      14,278

NET INCOME....................................   $104,432    $ 90,441    $ 83,468     $ 76,298    $ 70,562     $ 26,940    $ 22,859

PRINCIPAL AFFILIATES



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Carl A. TenHoopen, Jr.       George R. Benson, Jr.      ASSETS                     LIABILITIES AND EQUITY
THE ANNAPOLIS       Chairman of the Board      Clarence A. Blackwell      -----------------------    ------------------------------
BANKING AND       Robert E. Henel, Jr.         Bennett Crain, Jr.         Cash and due               Total deposits        $236,220
TRUST COMPANY       President and              Ralph W. Crosby              from banks   $ 16,486
                    Chief Executive Officer    Francis E. Gardiner, Jr.                              Short-term borrowings   10,180
Main Street and   Carolyn D. O'Leary           Robert E. Henel, Jr.       Earning assets  257,335
Church Circle       Executive Vice President   John K. Hopkins                                       Other liabilities and
Annapolis,        Ernest R. Amadio             John R. Moses              Allowance for                accrued expenses       1,667
Maryland 21401      Senior Vice President      James O. Olfson              loan losses    (2,795)
410/268-3366      William A. Busik             John W. Renard                                        Long-term debt              --
                    Senior Vice President      Patricia A. Roche, Ph.D.   Other assets      5,821
11 Offices        Randall M. Robey             Carl A. TenHoopen, Jr.                                Stockholders' equity    28,780
                    Senior Vice President and  Thomas O. Tilghman, Jr.
                    Chief Financial Officer                               Total assets   $276,847    Total liabilities
                  Lyndall R. Ward                                                                      and equity          $276,847
                    Senior Vice President
                  Pamela A. Bowen                                         Net income     $  4,398
                    Vice President and
                    Corporate Secretary
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Robert E. Dickerson          Thurman Adams, Jr.         ASSETS                       LIABILITIES AND EQUITY
BALTIMORE TRUST     President and              Eugene Bunting             -----------------------      ----------------------------
COMPANY             Chief Executive Officer    Robert E. Dickerson        Cash and due                 Total deposits      $194,555
                  D. Brent Hurley              David C. Doane               from banks   $  7,237
One West            Senior Vice President      D. Brent Hurley                                         Short-term borrowings    790
Church Street     B. Philip Lynch, Jr.         Richard I. Lewis           Earning assets  223,658
Selbyville,         Vice President and Cashier Jay C. Murray                                           Other liabilities and
Delaware 19975    Janet L. McCabe              William O. Murray          Allowance for                  accrued expenses     2,491
302/436-8236        Vice President             P. Coleman Townsend,Jr.      loan losses    (2,935)
                    and Secretary                                                                      Long-term debt            --
5 Offices         Kenneth R. Graham                                       Other assets      7,053
                    Vice President                                                                     Stockholders' equity  37,177

                                                                          Total assets   $235,013      Total liabilities
                                                                                                         and equity        $235,013

                                                                          Net income     $  4,631
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Wesley E. Hughes, Jr.        Warren E. Barley           ASSETS                     LIABILITIES AND EQUITY
BANK OF             President and              Kenneth O. Dixon           -----------------------    ------------------------------
SOUTHERN            Chief Executive Officer    Wesley E. Hughes, Jr.      Cash and due               Total deposits        $142,180
MARYLAND          James E. Shook               Evelyn Susan Hungerford      from banks   $  6,265
                    Senior Vice President      Edward L. Sanders, Jr.                                Short-term borrowings       --
304 Charles       James F. DiMisa              Robert J. Schick           Earning assets  157,603
Street              Vice President and         John L. Sprague                                       Other liabilities and
LaPlata,            Cashier                    J. Blacklock Wills, Jr.    Allowance for                accrued expenses       1,072
Maryland 20646    J. Wayne Welsh                                            loan losses    (2,012)
301/934-1000        Vice President                                                                   Long-term debt              --
                  Diane M. Kestler                                        Other assets      4,327
6 Offices           Controller                                                                       Stockholders' equity    22,931

                                                                          Total assets   $166,183    Total liabilities
                                                                                                       and equity          $166,183

                                                                          Net income     $  2,754
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Harold J. Kahl               Gordon F. Bowen            ASSETS                     LIABILITIES AND EQUITY
CALVERT BANK AND    Chairman, President and    Mary E. Eisenman           ----------------------     ------------------------------
TRUST COMPANY       Chief Executive Officer    Bedford C. Glascock        Cash and due               Total deposits        $127,012
                  Harry B. Zinn                Allen S. Handen              from banks   $  5,860
Calvert Village     Executive Vice President   Harold J. Kahl                                        Short-term borrowings       --
Shopping Center   Kevin R. Baer                Larry D. Kelley            Earning assets  136,227
P.O. Box 590        Vice President             Maurice T. Lusby, III                                 Other liabilities and
Prince Frederick  James B. Buie                John D. Murray             Allowance for                accrued expenses         857
Maryland 20678      Vice President             John A. Simpson, Jr.         loan losses    (1,692)
410/535-3535      Leonard J. Clements          Guffrie M. Smith, Jr.                                 Long-term debt              --
                    Vice President             W. David Sneade            Other assets      2,535
5 Offices         Patricia A. Diedrich                                                               Stockholders' equity    15,061
                    Vice President
                  R. Linda Hipsley                                        Total assets   $142,930    Total liabilities
                   Vice President and Treasurer                                                        and equity          $142,930
                  Judith T. McManus
                    Vice President and                                    Net income     $  2,880
                    Assistant Corporate
                    Secretary
                  Kimberley L. Wilson
                    Vice President and
                    Controller
                  Janice M. Lomax
                    Corporate Secretary



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            R. Raymond Tarrach           Edward S. Gillespie        ASSETS                     LIABILITIES AND EQUITY
THE CHESTERTOWN     President and              George H. Godfrey          ----------------------     ------------------------------
BANK OF MARYLAND    Chief Executive Officer    C. David Haacke            Cash and due               Total deposits        $136,453
                  Larry L. Rash                Clarence A. Hawkins          from banks   $  8,972
211 High Street     Senior Vice President      Franklin T. Hogans                                    Short-term borrowings    4,440
Chestertown,        and Senior Loan Officer    William M. Knight          Earning assets  155,021
Maryland 21620    Sharon A. Usilton            Charles A. Schelts                                    Other liabilities and
410/778-2400        Vice President and         R. Raymond Tarrach         Allowance for                accrued expenses       1,546
                    Senior Administrative                                   loan losses    (1,709)
8 Offices           Officer                                                                          Long-term debt              --
                                                                          Other assets      4,782
                                                                                                     Stockholders' equity    24,627

                                                                          Total assets   $167,066    Total liabilities
                                                                                                       and equity          $167,066

                                                                          Net income     $  3,260
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Peter W. Floeckher, Jr.      William H. Carter, Jr.     ASSETS                     LIABILITIES AND EQUITY
THE CITIZENS        President and              Charles E. Castle, Jr.
NATIONAL BANK       Chief Executive Officer    Peter W. Floeckher, Jr.    Cash and due               Total deposits        $415,741
                  Charles M. Heishman          Martin L. Goozman            from banks   $ 21,061
Fourth and          Executive Vice President   Thomas E. Lynch                                       Short-term borrowings   20,040
Main Streets        and Cashier                Fred L. McKee              Earning assets  471,993
Laurel,                                        Hugh W. Mohler                                        Other liabilities and
Maryland 20707                                 F. Allen Mothershead       Allowance for                accrued expenses       3,633
301/725-3100                                   Michele K. Ryan              loan losses    (6,318)
301/953-3044                                                                                         Long-term debt              --
410/792-7626                                                              Other assets     14,531
                                                                                                     Stockholders' equity    61,853
17 Offices
                                                                          Total assets   $501,267    Total liabilities
                                                                                                       and equity          $501,267

                                                                          Net income     $  7,591
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            S. Dell Foxx                 Thomas F. Bradlee          ASSETS                     LIABILITIES AND EQUITY
COUNTY BANKING      President and              Charles J. Foley, Jr., M.D.-----------------------    ------------------------------
& TRUST             Chief Executive Officer    S. Dell Foxx               Cash and due               Total deposits        $238,560
COMPANY           Raymond A. Hamm, Jr.         Samuel M. Gawthrop, Jr.      from banks   $ 12,674
                    Executive Vice President   Harry E. Hammond                                      Short-term borrowings    1,340
123 North Street                               Ralph R. Lanphar           Earning assets  251,477
P.O. Box 100                                   Howard D. McFadden                                    Other liabilities and
Elkton,                                        G. Eugene Mackie           Allowance for                accrued expenses       1,606
Maryland 21921                                 F. Grove Miller              loan losses    (3,171)
410/398-2600                                                                                         Long-term debt              --
                                                                          Other assets      8,602
9 Offices                                                                                            Stockholders' equity    28,076

                                                                          Total assets   $269,582    Total liabilities
                                                                                                       and equity          $269,582

                                                                          Net income     $  3,663
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Robert L. Simpson            William F. Bernart         ASSETS                     LIABILITIES AND EQUITY
THE EASTVILLE       President and              Charles W. Dickinson, IV   ----------------------     ------------------------------
BANK                Chief Executive Officer    Croxton Gordon             Cash and due               Total deposits         $20,781
                  Charles W. Dickinson, IV     Russell Kellam               from banks   $   658
16485 Lankford      Vice President and         Katherine T. Mears                                    Short-term borrowings      100
 Highway            Secretary                  J. Thomas Savage           Earning assets  26,532
P.O. Box 7        Fay S. Webb                  Robert L. Simpson                                     Other liabilities and
Eastville,          Assistant Cashier          C. A.Turner, III           Allowance for                accrued expenses          95
Virginia 23347                                                              loan losses     (513)
804/678-5187                                                                                         Long-term debt              --
                                                                          Other assets       649
1 Office                                                                                             Stockholders' equity     6,350

                                                                          Total assets   $27,326     Total liabilities
                                                                                                       and equity           $27,326

                                                                          Net income     $   588



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            George N. McMath             Jeffery L. Davis           ASSETS                     LIABILITIES AND EQUITY
FARMERS &           Chairman of the Board      L. Franklin Davis          -----------------------    ------------------------------
MERCHANTS BANK--  H. B. Rew, Jr.               M. Carter Davis, Jr.       Cash and due               Total deposits        $111,840
EASTERN SHORE       President and              John H. Duer, III            from banks   $  4,162
                    Chief Executive Officer    Donald Joseph Leonard                                 Short-term borrowings       --
25275 Lankford    Gene H. Crockett             W. Revell Lewis, III       Earning assets  130,161
 Highway            Executive Vice President   Thomas J. Mapp, Jr.                                   Other liabilities and
P.O. Box 623      Ted D. Duer                  Norman James Marshall      Allowance for                accrued expenses         840
Onley,              Senior Vice President,     George N. McMath             loan losses    (1,840)
Virginia 23418      Cashier and Secretary      H. B. Rew, Jr.                                        Long-term debt              --
804/787-4111      Elizabeth A. Kerns           Thomas N. Richardson       Other assets      3,716
804/824-3052        Vice President and         Ralph L. Selby, Jr.                                   Stockholders' equity    23,519
                    Assistant Secretary        Richard W. Young
4 Offices                                                                 Total assets   $136,199    Total liabilities
                                                                                                       and equity          $136,199

                                                                          Net income     $  2,772
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Robert L. Cunningham         Francis X. Cosgrove        ASSETS                     LIABILITIES AND EQUITY
THE FIDELITY BANK   Chairman of the Board      C. Joseph Cunningham, III  ----------------------     ------------------------------
                  C. Joseph Cunningham, III    Robert L. Cunningham       Cash and due               Total deposits         $36,777
59 East Main        President and              James P. Kreiling            from banks   $ 2,749
 Street             Chief Executive Officer    Hugh A. McMullen                                      Short-term borrowings       --
Frostburg,        James P. Kreiling            James A. Poland            Earning assets  38,062
Maryland 21532      Senior Vice President      Matthew Skidmore, Sr.                                 Other liabilities and
301/689-1111                                   F. Emmett Smith            Allowance for                accrued expenses         169
                                               Karen O. Sullivan            loan losses     (363)
3 Offices                                                                                            Long-term debt              --
                                                                          Other assets       993
                                                                                                     Stockholders' equity     4,495

                                                                          Total assets   $41,441     Total liabilities
                                                                                                       and equity           $41,441

                                                                          Net income     $   308
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Joseph M. Gough, Jr.         Samuel M. Bailey, Jr.      ASSETS                     LIABILITIES AND EQUITY
THE FIRST           Chairman of the Board      Martin A. Barley           -----------------------    ------------------------------
NATIONAL BANK     John A. Candela              Joseph E. Bell II          Cash and due               Total deposits        $217,153
OF ST. MARY'S       President and              Walter R. Blair, Jr.         from banks   $  6,155
                    Chief Executive Officer    Elmer Brown                                           Short-term borrowings    1,073
5 East Park       George A. Ferguson           Edward S. Burroughs        Earning assets  244,721
 Avenue             Vice President, Cashier,   John A. Candela                                       Other liabilities and
P.O. Box 655        Senior Operations Officer  Ford L. Dean               Allowance for                accrued expenses       1,364
Leonardtown,        and Secretary to the Board Frances P. Eagan             loan losses    (2,664)
Maryland 20650    Dan Kubican                  George A. Ferguson                                    Long-term debt              --
301/475-8081        Vice President and         Joseph M. Gough, Jr.       Other assets      6,330
                    Senior Loan Officer        Joseph F. Mitchell                                    Stockholders' equity    34,952
7 Offices         Genevieve M. Hunt            Edmund W. Wettengel
                    Vice President and                                    Total assets   $254,542    Total liabilities
                    Controller                                                                         and equity          $254,542

                                                                          Net income     $  6,159
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Paul E. Peak                 Thomas A. Burke            ASSETS                     LIABILITIES AND EQUITY
THE FOREST HILL     President and              Haron Dahan                -----------------------    ------------------------------
STATE BANK          Chief Executive Officer    John B. Dinning            Cash and due               Total deposits        $201,198
                  Russell R. Cullum            Ann K. Edie                  from banks   $  9,664
130 South Bond      Executive Vice President   Henry S. Holloway                                     Short-term borrowings   13,018
 Street           Michael F. Allen             Richard E. Kinard          Earning assets  224,707
Bel Air,            Senior Vice President      Ralph L. Klein                                        Other liabilities and
Maryland 21014    Donald E. Kerr, Jr.          C. Ray Mann                Allowance for                accrued expenses       1,423
410/838-6131        Senior Vice President      Paul E. Peak                 loan losses    (2,736)
Baltimore:                                     Barbara Lee Rudolph                                   Long-term debt              --
410/879-1475                                   R. Edward Schueler, Jr.    Other assets      7,054
                                               F. D. Whiteford                                       Stockholders' equity    23,050
7 Offices
                                                                          Total assets   $238,689    Total liabilities
                                                                                                       and equity          $238,689

                                                                          Net income     $  3,337



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            J. Brian Gaeng               W. Bert Anderson           ASSETS                     LIABILITIES AND EQUITY
FREDERICKTOWN       President and              Marvin E. Ausherman        -----------------------    ------------------------------
BANK &              Chief Executive Officer    George W. Bruchey          Cash and due               Total deposits        $168,836
TRUST COMPANY     Robert M. Eslinger           David P. Chapin              from banks   $  3,991
                    Senior Vice President      Caleb C. Ewing, Jr.                                   Short-term borrowings    4,159
30 North Market   Elizabeth M. Grossnickle     J. Brian Gaeng             Earning assets  193,131
 Street             Vice President and         Robert E. Gearinger                                   Other liabilities and
Frederick,          Treasurer                  Richard L. Kessler         Allowance for                accrued expenses       1,718
Maryland 21701                                 Christopher T. Kline         loan losses    (3,707)
301/662-8231                                   David C. Meadows                                      Long-term debt              --
                                               Peter H. Plamondon         Other assets      6,361
7 Offices                                      Klare S. Sunderland                                   Stockholders' equity    25,063

                                                                          Total assets   $199,776    Total liabilities
                                                                                                       and equity          $199,776

                                                                          Net income     $  2,794
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            H. Furlong Baldwin           H. Furlong Baldwin         ASSETS                     LIABILITIES AND EQUITY
MERCANTILE-SAFE     Chairman of the Board and  Thomas M. Bancroft, Jr.    -------------------------  ------------------------------
DEPOSIT &           Chief Executive Officer    Richard O. Berndt          Cash and due               Total deposits      $1,781,067
TRUST COMPANY     Edward K. Dunn, Jr.          James A. Block, M.D.         from banks   $  154,478
                    President and              George L. Bunting, Jr.                                Short-term borrowings  238,223
2 Hopkins Plaza     Chief Operating Officer    Edward K. Dunn, Jr.        Earning assets  2,133,265
Baltimore,        Brian B. Topping             Martin L. Grass                                       Other liabilities and
Maryland 21201      Vice Chairman of           B. Larry Jenkins           Allowance for                accrued expenses      44,442
410/237-5900        the Board                  Robert D. Kunisch            loan losses     (35,861)
                  Kenneth A. Bourne, Jr.       William J. McCarthy                                   Long-term debt              --
18 Offices          Executive Vice President   Morris W. Offit            Other assets       80,096
                  Hugh W. Mohler               Christian H. Poindexter                               Stockholders' equity   268,246
                    Executive Vice President   William C. Richardson
                  J. Marshall Reid             Bishop L. Robinson         Total assets   $2,331,978  Total liabilities
                    Executive Vice President   Donald J. Shepard                                       and equity        $2,331,978
                  Jack E. Steil                Brian B. Topping
                    Executive Vice President   Calman J. Zamoiski, Jr.    Net income     $   42,136
                  David C. Tait
                    Executive Vice President
                  Donald J. Trufant
                    Executive Vice President
                  Jay M. Wilson
                    Executive Vice President
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            J. William Poole             Leland H. Baker            ASSETS                     LIABILITIES AND EQUITY
THE NATIONAL        Chairman of the Board      John H. Chichester         -----------------------    ------------------------------
BANK OF           William B. Young             George C. Freeman          Cash and due               Total deposits        $212,637
FREDERICKSBURG      President and              Lewis W. Graves              from banks   $ 11,258
                    Chief Executive Officer    John A. Jamison                                       Short-term borrowings       --
2403 Fall Hill    William E. Milby             Charles T. Lewis           Earning assets  218,661
 Avenue             Executive Vice President   Charles A. McCormack                                  Other liabilities and
Fredericksburg,     and Cashier                William E. Milby           Allowance for                accrued expenses       1,530
 Virginia 22401   Lloyd B. Harrison            J. William Poole             loan losses    (2,526)
540/899-3200        Senior Vice President      Frank C. Silvey                                       Long-term debt              --
                                               William B. Young           Other assets      9,894
8 Offices                                                                                            Stockholders' equity    23,120

                                                                          Total assets   $237,287    Total liabilities
                                                                                                       and equity          $237,287

                                                                          Net income     $  3,108
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Jeffrey F. Turner            Charles A. Bruce, Jr.      ASSETS                     LIABILITIES AND EQUITY
PENINSULA           President and              Frank B. Hanna, Sr.        -----------------------    ------------------------------
BANK                Chief Executive Officer    Henry H. Hanna, III        Cash and due               Total deposits        $316,222
                  William T. Sturgis           Charles R. Jenkins, Sr.      from banks   $ 12,881
11738 Somerset      Executive Vice President,  John R. Lerch                                         Short-term borrowings   16,855
 Avenue             Senior Loan Officer and    George A. Purnell          Earning assets  359,990
P.O. Box 219        Acting Secretary           E. Scott Tawes                                        Other liabilities and
Princess Anne,    Deborah S.Abbott             Casey I. Todd              Allowance for                accrued expenses       4,317
Maryland 21853      Vice President and         Jeffrey F. Turner            loan losses    (6,242)
410/651-2400        Regional Officer           Robert B. Twilley, Jr.                                Long-term debt             101
                  John J. Simson                                          Other assets     13,039
16 Offices          Vice President and                                                               Stockholders' equity    42,173
                    Regional Officer
                  W. Thomas Mears                                         Total assets   $379,668    Total liabilities
                    Vice President and                                                                 and equity          $379,668
                    Regional Officer
                  Jerry C. Briele                                         Net income     $  6,170
                    Vice President and
                    Treasurer
                  Jeffrey M. Smith
                    Vice President,
                    Business Development
                  Michael R. Walsh
                    Vice President,
                    Operations



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Jeffrey N. Heflebower        A. Curtis Andrew           ASSETS                     LIABILITIES AND EQUITY
THE PEOPLES         President and              Richard A. Edwards         ----------------------     ------------------------------
BANK OF             Chief Executive Officer    Jeffrey N. Heflebower      Cash and due               Total deposits         $69,222
MARYLAND                                       Calvert C. Merriken, Jr.     from banks   $ 2,445
                                               E. John Mills                                         Short-term borrowings    2,370
205 Market Street                              Joseph D. Quinn            Earning assets  76,438
Denton,                                        Harry H. Rieck, Jr.                                   Other liabilities and
Maryland 21629                                 A. Orrell Saulsbury, III   Allowance for                accrued expenses         533
410/479-2600                                                                loan losses     (853)
                                                                                                     Long-term debt              --
5 Offices                                                                 Other assets     3,112
                                                                                                     Stockholders' equity     9,017

                                                                          Total assets   $81,142     Total liabilities
                                                                                                       and equity           $81,142

                                                                          Net income     $ 1,174
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            James J. Cromwell            Joseph L. Alfandre         ASSETS                     LIABILITIES AND EQUITY
POTOMAC             Chairman of the Board      Kenneth A. Bourne, Jr.     -----------------------    ------------------------------
VALLEY BANK       Kenneth C. Cook              Stephen E. Chase           Cash and due               Total deposits        $151,900
                    President and              Kenneth C. Cook              from banks   $  9,799
702 Russell Avenue  Chief Executive Officer    James J. Cromwell                                     Short-term borrowings   10,365
Gaithersburg,     Francis R. Massicotte        Bruce Mackey               Earning assets  168,382
Maryland 20877      Senior Vice President and  Edward J. Miller                                      Other liabilities and
301/963-7600        Corporate Secretary        William C. Moyer           Allowance for                accrued expenses         847
                  William W. West              Rex L. Sturm                 loan losses    (2,380)
6 Offices           Senior Vice President and                                                        Long-term debt              --
                    Chief Lending Officer                                 Other assets      3,028
                  Arrel E. Godfrey                                                                   Stockholders' equity    15,717
                    Senior Vice President
                                                                          Total assets   $178,829    Total liabilities
                                                                                                       and equity          $178,829

                                                                          Net income     $  2,225
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            William W. Duncan, Jr.       William W. Duncan, Jr.     ASSETS                     LIABILITIES AND EQUITY
ST. MICHAELS        President and              Pamela P. Gardner          -----------------------    ------------------------------
BANK                Chief Executive Officer    Norman M. Shannahan, III   Cash and due               Total deposits        $ 99,811
                  R. Ivan Thamert              R. Ivan Thamert              from banks   $  5,310
213 Talbot Street   Executive Vice President   John R. Valliant                                      Short-term borrowings    1,280
P.O. Box 70       Clifford L. Hilk             Robert B. Vojvoda          Earning assets  107,757
St. Michaels,       Senior Vice President and  David N. Weise                                        Other liabilities and
Maryland 21663      Senior Loan Officer        Donald R. Young            Allowance for                accrued expenses         830
410/745-5091      Anita N. Parrott                                          loan losses    (4,360)
                    Senior Vice President and                                                        Long-term debt              --
5 Offices           Chief Financial Officer                               Other assets      3,835
                                                                                                     Stockholders' equity    10,621

                                                                          Total assets   $112,542    Total liabilities
                                                                                                       and equity          $112,542

                                                                          Net income     $  1,605
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Charles E. Ensor, Sr.        Linda I. Alexander         ASSETS                     LIABILITIES AND EQUITY
THE SPARKS          Chairman of the Board      Charles E. Ensor, Sr.      -----------------------    ------------------------------
STATE BANK        Richard F. Price             J. David Lawson            Cash and due               Total deposits        $171,910
                    Vice Chairman              Leib McDonald                from banks   $  4,087
14804 York Road   Bradley G. Moore             Bradley G. Moore                                      Short-term borrowings    8,475
Sparks,             President and              George V. Palmer           Earning assets  198,365
Maryland 21152      Chief Executive Officer    Richard F. Price                                      Other liabilities and
410/771-4900      Daniel R. Wernecke           Robert J. Rigger           Allowance for                accrued expenses       2,088
                    Executive Vice President   Oscar M. Schapiro            loan losses    (2,807)
5 Offices         Janet M. Miller              William L. Tarbert, Sr.                               Long-term debt              85
                    Senior Vice President and                             Other assets      5,410
                    Corporate Treasurer                                                              Stockholders' equity    22,497
                  Felicia A. Meeks
                    Senior Vice President                                 Total assets   $205,055    Total liabilities
                  John W. Wright                                                                       and equity          $205,055
                    Senior Vice President
                  Amy G. Whiteley                                         Net income*    $    675
                    Senior Vice President
                  Donna S. Ensor
                    Vice President and
                    Corporate Secretary

                                                                          *Represents the two months of
                                                                          earnings since affiliation.



                  EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            John C. Schaeffer            Robert R. Bowman           ASSETS                     LIABILITIES AND EQUITY
WESTMINSTER BANK    Chairman of the Board      Daniel S. Dulany           -----------------------    ------------------------------
AND TRUST         Ferdinand A. Ruppel, Jr.     Robert L. Jones            Cash and due               Total deposits        $199,378
COMPANY OF          President and              John E. McGinnis             from banks   $  7,827
CARROLL COUNTY      Chief Executive Officer    G. Thomas Mullinix                                    Short-term borrowings    4,193
                  Marlin L. Rittase            Marlin L. Rittase          Earning assets  219,609
71 East Main        Executive Vice President   Ferdinand A. Ruppel, Jr.                              Other liabilities and
 Street                                        John C. Schaeffer          Allowance for                accrued expenses       1,145
Westminster,                                   Merhle B. Warfield, Jr.      loan losses    (2,694)
Maryland 21157                                                                                       Long-term debt              --
410/848-9300                                                              Other assets      5,796
                                                                                                     Stockholders' equity    25,822
9 Offices
                                                                          Total assets   $230,538    Total liabilities
                                                                                                       and equity          $230,538

                                                                          Net income     $  3,397
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Paul W. Parks                H. Furlong Baldwin         ASSETS                     LIABILITIES AND EQUITY
MERCANTILE          President and              Richard O. Berndt          ----------------------     ------------------------------
MORTGAGE            Chief Executive Officer    Michael S. Cordes          Cash and due               Total deposits         $    --
CORPORATION       Michael S. Cordes            Edward K. Dunn, Jr.          from banks   $ 2,199
                    Executive Vice President   William J. McCarthy                                   Short-term borrowings   14,000
20 South Charles    and Chief Operating        Paul W. Parks              Earning assets  19,107
 Street,            Officer                    Christian H. Poindexter                               Other liabilities and
 3rd Floor        William L. Wilcox, Jr.       Calman J. Zamoiski, Jr.    Allowance for                accrued expenses       2,696
Baltimore,          Executive Vice President                                loan losses   (1,219)
Maryland 21201      for Production                                                                   Long-term debt              --
410/347-8940      Kevin J. Michno                                         Other assets     3,758
                    Senior Vice President                                                            Stockholders' equity     7,149
12 Offices          for Information Services
                  John M. Schwanky                                        Total assets   $23,845     Total liabilities
                    Senior Vice President for                                                          and equity           $23,845
                    Servicing
                  Janet M. Chance                                         Net income     $   655
                    Vice President for Quality
                    Control and Compliance
                  Nancy M. Hauprich
                    Vice President for
                    Construction
                  Kevin P. McCarthy
                    Vice President for
                    Construction
                  Sally M. Lynch
                    Vice President for
                    Administration
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            Kenneth A. Bourne, Jr.       H. Furlong Baldwin         ASSETS                     LIABILITIES AND EQUITY
MBC AGENCY, INC.    President                  Kenneth A. Bourne, Jr.     ---------------------      ------------------------------
                  John A. O'Connor, Jr.        Edward K. Dunn, Jr.        Cash and due               Total deposits          $   --
2 Hopkins Plaza     Secretary                  William J. McCarthy          from banks   $  398
Baltimore,        William T. Skinner, Jr.      Hugh W. Mohler                                        Short-term borrowings       --
Maryland 21201      Vice President and                                    Earning assets  2,609
410/347-8294        Treasurer                                                                        Other liabilities and
                  Dennis W. Kreiner                                       Allowance for                accrued expenses       1,651
                    Assistant Secretary                                     loan losses      --
                                                                                                     Long-term debt              --
                                                                          Other assets       42
                                                                                                     Stockholders' equity     1,398

                                                                          Total assets   $3,049      Total liabilities
                                                                                                       and equity            $3,049

                                                                          Net income     $  390
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]            David C.Tait                 H. Furlong Baldwin         ASSETS                     LIABILITIES AND EQUITY
MBC REALTY, INC.    President                  Edward K. Dunn, Jr.        ----------------------     ------------------------------
                  Vernon D. Conway                                        Cash and due               Total deposits         $    --
2 Hopkins Plaza     Senior Vice President                                   from banks   $ 1,249
Baltimore,          and General Manager                                                              Short-term borrowings       --
Maryland 21201    John A. O'Connor, Jr.                                   Earning assets      --
410/237-5377        Secretary                                                                        Other liabilities and
                  Perry H. Souzis                                         Allowance for                accrued expenses       2,214
                    Treasurer                                               loan losses       --
                  Larry D. Smith                                                                     Long-term debt           1,437
                    Assistant Treasurer                                   Other assets    16,283
                                                                                                     Stockholders' equity    13,881

                                                                          Total assets   $17,532     Total liabilities
                                                                                                       and equity           $17,532

                                                                          Net income     $ 1,276

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

Robert W. Johnson
Senior Vice President

O. James Talbott, II
Senior Vice President

Brian B. Topping
Vice President

Jerry F. Graham
Vice President and
Controller


                 DIRECTORS

         (dagger)H. Furlong Baldwin
                 Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company

                *Thomas M. Bancroft, Jr.
                 Former Chairman of the Board and Chief Executive Officer of The New York Racing Association

                *Richard O. Berndt
                 Partner in the law firm of Gallagher, Evelius & Jones

                 James A. Block, M.D.
                 President and Chief Executive Officer of Johns Hopkins Health System and The Johns Hopkins Hospital

                 George L. Bunting, Jr.
                 President and Chief Executive Officer of Bunting Management Group, a private financial management company

         (dagger)Edward K. Dunn, Jr.
                 President of Mercantile Bankshares Corporation and President and Chief Operating Officer of Mercantile-Safe Deposit & Trust Company

                *Martin L. Grass
                 Chairman of the Board and Chief Executive Officer of Rite Aid Corporation, retail drug sales, and Vice Chairman of the Board of Super Rite Corporation, food wholesaler and retailer

                *B. Larry Jenkins
                 Chairman of the Board, President and Chief Executive Officer of Monumental Life Insurance Company, providing individual life insurance

 (dagger)*(delta)Robert D. Kunisch
                 Chairman of the Board, President and Chief Executive Officer of PHH Corporation, transnational business services

         (dagger)William J. McCarthy
                 Principal of William J. McCarthy, P.C., a Partner in the law firm of Venable, Baetjer and Howard, LLP

  (dagger)(delta)Morris W. Offit
                 Chairman of the Board and Chief Executive Officer of OFFITBANK, a private bank offering integrated investment services

  (dagger)(delta)Christian H. Poindexter
                 Chairman of the Board and Chief Executive Officer of Baltimore Gas &Electric Company, a gas and electric utility

                 William C. Richardson
                 President and Chief Executive Officer of W. K. Kellogg Foundation, a private grant-making foundation

                *Bishop L. Robinson
                 Secretary of the Department of Public Safety and Correctional Services for the State of Maryland

         (dagger)Donald J. Shepard
                 Chairman of the Board, President and Chief Executive Officer of AEGON USA, Inc., a holding company owning insurance and insurance related companies

                 Brian B. Topping
                 Vice President of Mercantile Bankshares Corporation and Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company

  (dagger)(delta)Calman J. Zamoiski, Jr.
                 Chairman of the Board of Independent Distributors, Incorporated, general wholesale distributors



                 (dagger)Member of Executive
                         Committee
                        *Member of Audit
                         Committee
                  (delta)Member of Compensation
                         Committee



                         Listing as of March 1996

(The following information appears on the inside back cover of the Annual
 Report to Shareholders)

CORPORATE INFORMATION

CORPORATE PROFILE
Mercantile Bankshares Corporation is a multibank holding company organized in 1969 under the laws of Maryland. On January 1, 1996, its principal affiliates were twenty-one banks and a mortgage banking company.

The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit & Trust Company, also provides a full range of trust services.

PERSONAL BANKING
The banking affiliates of Mercantile Bankshares Corporation have 162 retail banking offices providing personal banking services. Services include deposit vehicles such as checking accounts, NOW Accounts, Money Market Deposit Accounts, Certificates of Deposit, and Individual Retirement Accounts. Loans are made to individuals to meet a variety of consumer needs.

In addition to banking services, fixed income annuities will be available through affiliates.

CORPORATE BANKING
Each of the Corporation's affiliates pursues a commercial banking program serving local businesses. Specialized corporate banking services are centered at Mercantile-Safe Deposit & Trust Company. Corporate banking services include the making of various types of commercial and real estate loans, offering various types of deposit accounts, cash management and short-term money market investing.

TRUST AND INVESTMENT
The Trust Division of Mercantile-Safe Deposit & Trust Company provides services to individuals, corporations and not-for-profit institutions. Services for individuals include investment management, estate settlement, living and testamentary trusts and custody of securities. Employee benefit plans, master and directed trusteeship and corporate financial services are provided to businesses. Endowment trusts and employee benefit plans are provided to not-for-profit institutions. The Trust Division is also investment advisor to M.S.D.&T. Funds, Inc., which provides a series of no-load mutual funds.

MORTGAGE BANKING
Through offices in Maryland and Delaware, Mercantile Mortgage Corporation generates and services real estate mortgage loans and construction loans, as principal and as agent. Residential and commercial real estate appraisals are offered through an appraisal subsidiary.

ACCOUNTANTS
Coopers & Lybrand L.L.P.
217 East Redwood Street
Baltimore, Maryland 21202-3316

ANNUAL MEETING OF SHAREHOLDERS
10:30 A.M., Wednesday,
April 24, 1996
2 Hopkins Plaza,
Baltimore, Maryland

ANNUAL REPORT TO SECURITIES & EXCHANGE COMMISSION
Form 10-K will be furnished to shareholders without charge upon written request. Exhibits thereto furnished upon payment of $3.00 per set. Direct request to Secretary.

HEADQUARTERS
2 Hopkins Plaza, P.O. Box 1477
Baltimore,Maryland 21203
410/237-5900

STOCK INFORMATION
The common stock of Mercantile Bankshares Corporation is traded on the Nasdaq Stock Market under the symbol MRBK.

DIRECT DEPOSIT OF CASH DIVIDENDS
Shareholders of Mercantile Bankshares Corporation common stock may have their cash dividends deposited automatically, on date of payment, to a checking, savings or money market account in a financial institution which participates in an Automated Clearing House. Shareholders will receive confirmation by mail from the Dividend Disbursing Agent of the amount deposited. Shareholders who wish to enroll in the direct deposit service should contact the Dividend Disbursing Agent.

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

AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Mercantile Bankshares Corporation offers its shareholders of common stock a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs.

Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent:
The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and
   Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
800/524-4458


PAGE

(The following information appears on the back cover of the Annual Report to Shareholders)

Baltimore, Maryland


PAGE
______________________________________________________________________________
                         APPENDIX A

Chart A-1 located on page 6 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in year end total assets of Mercantile Bankshares Corporation from December 31, 1991 to December 31, 1995:

TOTAL ASSETS
(Dollars in millions) December 31

                                      1991     1992     1993     1994     1995

                Total Assets........$5,217   $5,460   $5,790   $5,938   $6,349

------------------------------------------------------------------------------

Chart A-2 located on page 6 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in annual net income of Mercantile Bankshares Corporation from 1991 to 1995:

NET INCOME
(Dollars in millions)
5 Year Compound Growth Rate: 8.7%

                                      1991     1992     1993     1994     1995

                Net Income.......... $70.6    $76.3    $83.5    $90.4   $104.4

------------------------------------------------------------------------------

Chart A-3 located on page 6 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the increase in annual earnings per share of Mercantile Bankshares Corporation from 1991 to 1995:

EARNINGS PER SHARE
(In dollars)
5 Year Compound Growth Rate: 7.2%

                                      1991     1992     1993     1994     1995

        Earnings per share.......... $1.56    $1.67    $1.73    $1.88    $2.19

------------------------------------------------------------------------------

Chart A-4 located on page 7 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the changes in both the average annual yield earned on earning assets and the average annual rate paid on interest-bearing funds by Mercantile Bankshares Corporation from 1991 to 1995:

INTEREST YIELDS AND RATES
(Tax equivalent basis)
                                      1991     1992     1993     1994     1995

Average yield earned on
 earning assets.....................  9.4%     8.1%     7.3%     7.5%     8.3%

Average rate paid on
 interest-bearing funds.............  6.1%     4.3%     3.4%     3.4%     4.2%

------------------------------------------------------------------------------

Chart A-5 located on page 11 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the annual sources of revenues for Mercantile Bankshares Corporation from 1991 to 1995:

SOURCES OF INCOME
(Dollars in millions)

                                      1991     1992     1993     1994     1995

Interest and fees on loans.........    65%      59%      63%      63%      68%

Other interest and dividend income.    20%      20%      19%      18%      16%

Trust division.....................     7%       8%       9%       9%       8%

Other income.......................     8%      13%       9%      10%       8%

Total..............................   100%     100%     100%     100%     100%

Total of all sources of income..... $512.4   $501.6   $472.3   $495.6   $555.4

------------------------------------------------------------------------------

Chart A-6 located on page 11 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the annual uses of income for Mercantile Bankshares Corporation from 1991 to 1995:

USES OF INCOME
(Dollars in millions)

                                      1991     1992     1993     1994     1995

Interest expense...................    44%      33%      29%      28%      33%

Provision for loan losses..........     4%       9%       3%       2%       1%

Salaries and employee benefits.....    17%      19%      23%      22%      21%

Other expenses.....................    13%      15%      16%      18%      15%

Applicable income taxes............     8%       9%      11%      12%      11%

Net income.........................    14%      15%      18%      18%      19%

Total..............................   100%     100%     100%     100%     100%

Total of all uses of income........ $512.4   $501.6   $472.3   $495.6   $555.4

------------------------------------------------------------------------------

Chart A-7 located on page 15 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the composition of average total loans of Mercantile Bankshares Corporation from 1991 to 1995:

LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
5 Year Compound Growth Rate: 5.1%

                               1991       1992       1993       1994       1995
Commercial, financial
 and agricultural..........     33%        33%        33%        33%        33%

Real estate - construction
 and mortgage..............     50%        52%        54%        55%        55%

Consumer...................     17%        15%        13%        12%        12%

Total......................    100%       100%       100%       100%       100%

Total average loans....... $3,306.4   $3,438.0   $3,647.0   $3,765.2   $4,079.3

-------------------------------------------------------------------------------

Chart A-8 located on page 18 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a line graph depicting the annual changes in the ratio of year end loan loss allowance as a % of average loans and the ratio of net charge-offs as a % of average loans of Mercantile Bankshares Corporation from 1991 to 1995:

ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (Net of Recoveries)
AS A % OF AVERAGE LOANS

                                      1991     1992     1993     1994     1995
Loan loss allowance as a % of
 average loans.....................  1.99%    2.57%    2.54%    2.42%    2.24%

Net charge-offs as a % of
 average loans.....................   .28%     .67%     .31%     .22%     .26%

------------------------------------------------------------------------------

Chart A-9 located on page 19 of Annual Report to Shareholders.

Presented below is the table of data points used to prepare a bar graph depicting the year end levels of tier one and tier two risk-based capital ratios of Mercantile Bankshares Corporation from 1991 to 1995:

RISK-BASED CAPITAL RATIOS*

                                      1991     1992     1993    1994     1995

Tier two...........................   1.5%     1.4%     1.4%    1.3%     1.3%

Tier one...........................  15.5%    17.0%    18.2%   18.3%    17.9%

(Regulatory tier one minimum is 4%.)

* Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.
------------------------------------------------------------------------------