Form 10-K, Exhibit 13
period 1996-12-31
MERCANTILE BANKSHARES CORP
filed 1997-03-27
CIK 64908

ANNUAL REPORT

                                      1996

                                   MERCANTILE
                                   BANKSHARES
                                   CORPORATION

                     THE ANNAPOLIS BANKING AND TRUST COMPANY
                             BALTIMORE TRUST COMPANY
                            BANK OF SOUTHERN MARYLAND
                         CALVERT BANK AND TRUST COMPANY
                        THE CHESTERTOWN BANK OF MARYLAND
                           THE CITIZENS NATIONAL BANK
                         COUNTY BANKING & TRUST COMPANY
                               THE EASTVILLE BANK
                     FARMERS & MERCHANTS BANK--EASTERN SHORE
                                THE FIDELITY BANK
                      THE FIRST NATIONAL BANK OF ST. MARY'S
                           THE FOREST HILL STATE BANK
                       FREDERICKTOWN BANK & TRUST COMPANY
                     MERCANTILE-SAFE DEPOSIT & TRUST COMPANY
                       THE NATIONAL BANK OF FREDERICKSBURG
                                 PENINSULA BANK
                          THE PEOPLES BANK OF MARYLAND
                               POTOMAC VALLEY BANK
                                ST. MICHAELS BANK
                              THE SPARKS STATE BANK
                      WESTMINSTER BANK AND TRUST COMPANY OF
                                 CARROLL COUNTY
                         MERCANTILE MORTGAGE CORPORATION

              [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION

                        MERCANTILE BANKSHARES CORPORATION

                     A FAMILY OF COMMUNITY BANKS, EACH WITH
                  ITS OWN NAME, MANAGEMENT, BOARD OF DIRECTORS
                       AND HISTORIC TIES TO ITS COMMUNITY

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

CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                                     Increase
(Dollars in thousands, except per share data)              1996             1995    (Decrease)
===============================================================================================
FOR THE YEAR
Net interest income............................      $  310,581       $  286,788          8.3%
Net income.....................................         117,400          104,432         12.4
Cash dividends paid............................          46,579           41,013         13.6
Net income per share...........................            2.46             2.19         12.3
Dividend paid per common share.................             .98              .86         14.0
Average deposits...............................       5,218,300        4,866,600          7.2
Average loans..................................       4,411,500        4,079,300          8.1
Average investment securities..................       1,596,900        1,515,600          5.4
                                                     ==========       ==========         ====
AT YEAR END
Assets.........................................      $6,642,681       $6,349,103          4.6%
Deposits.......................................       5,339,655        5,169,381          3.3
Loans, net.....................................       4,484,994        4,209,872          6.5
Investment securities..........................       1,622,966        1,572,254          3.2
Stockholders' equity...........................         836,036          793,826          5.3
Book value per common share....................           17.62            16.44          7.2
                                                     ==========       ==========         ====
RATIOS
Return on average assets.......................            1.82%            1.74%         4.6%
Return on average stockholders' equity.........           14.48            13.86          4.5
Average stockholders' equity/average assets....           12.59            12.56           .2
                                                     ==========       ==========         ====
STATISTICS
Banking offices................................             164              162            2
Employees......................................           2,813            2,810            3
Shareholders...................................           8,717            8,850         (133)
Average number of common shares
  outstanding..................................      47,651,120       47,768,479     (117,359)
Common shares outstanding......................      47,435,322       48,272,451     (837,129)
                                                     ==========       ==========      =======

CONTENTS

Consolidated Financial Highlights.............................    1
To Our Shareholders...........................................    2
Review of Services............................................    4
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................    6
Report of Independent Accountants.............................   23
Consolidated Balance Sheets...................................   24
Statement of Consolidated Income..............................   25
Statement of Consolidated Cash Flows..........................   26
Statement of Changes in Consolidated Stockholders' Equity.....   28
Notes to Consolidated Financial Statements....................   29
Five Year Selected Financial Data.............................   45
Five Year Statistical Summary.................................   46
Five Year Summary of Consolidated Income......................   48
Principal Affiliates..........................................   49
Mercantile Bankshares Corporation.............................   56
Corporate Information.........................................   57

       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

TO OUR SHAREHOLDERS

For the 21st consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Net income per share was $2.46 in 1996, a 12% increase over the $2.19 per share in 1995. Total consolidated net income was $117,400,000 compared to $104,432,000 in 1995, an increase of 12%. Per share amounts are based on the weighted average number of common shares outstanding, 47,651,120 for 1996 and 47,768,479 for 1995.

   Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 20 consecutive years. In 1996, total dividends paid per share were $.98, a 14% increase over 1995.

   While maintaining great capital strength and financing the growth of your company, Mercantile Bankshares Corporation has been pursuing a share repurchase program. In December 1996, the Board of Directors authorized repurchase of 1,000,000 shares of Mercantile Bankshares common stock. This is in addition to a total of 5,000,000 shares authorized since 1993. The buy-backs have supported your management's strategy to enhance shareholder value by using capital to finance growth, both internal and external, and, when capital is not needed for that purpose, returning it to shareholders in dividends and repurchase of shares. From December 1993 to year end 1996, 3,486,000 shares of common stock were repurchased under the programs.

   The proposed mergers of two banks into the Mercantile Bankshares system were announced in 1996. Both banks are on the Eastern Shore of Maryland and are to be merged into our affiliate, Peninsula Bank. They are Home Bank, with $45,000,000 in assets, and The Farmers Bank of Mardela Springs, with $28,000,000 in assets. Both are tax-free transactions to be effected with an exchange of shares. They have received the approval of the stockholders of the respective institutions and are subject to the approval of regulatory authorities and the customary closing conditions.

   In 1996, return on average assets, a measure of profitability, was 1.82%, up from 1.74% in 1995, continuing to place us in the top tier of U.S. banks. Average shareholders' equity increased by 8% to $810,500,000. The return on average equity, which is constrained by our large equity base, benefited from the share repurchase program and increased to 14.48% in 1996 from 13.86% in 1995. The ratio of average equity to average assets, a measure of capital strength, is among the strongest of the nation's largest banking organizations at 12.59%.

   At December 31, 1996, total assets at Mercantile Bankshares Corporation were $6,642,681,000 compared to $6,349,103,000 at December 31, 1995. On a daily average basis, total assets rose 7% to $6,436,300,000; average total loans rose 8% to $4,411,500,000. Total average investment securities remained relatively constant at $1,596,900,000.

   Average total loans increased 8% over 1995. The increase reflected an 11% increase in average total mortgage and construction loans, which were 56% of the total loan portfolio. Average commercial loans, which were 33% of the entire loan portfolio, increased 6%. Average consumer loans increased 1%.

   Asset quality at Mercantile Bankshares, as measured by commonly used statistics, was restored to our more traditional levels in 1995 and continued to improve in 1996. At year end 1996, total non-performing loans were down 4% from 1995 to $20,457,000. Total non-performing loans were .45% of total loans at year end 1996, down from .49% at year end 1995. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $23,773,000 at year end 1996, down 1% from 1995. Non-performing assets as a percentage of year end loans plus other real estate owned was down from the prior year to .52%.

   As new loans and relationships are developed, it is prudent to add to the provision for loan losses. The provision for loan losses in 1996 was increased to $14,666,000 from $7,988,000 in 1995. In 1996, loans charged off, net of recoveries, totaled $8,346,000, down 22% from $10,665,000 charged off in 1995. The allowance for loan losses at December 31, 1996 was $97,718,000 versus $91,398,000 in the prior year. At year end 1996, the allowance for loan losses as a percentage of non-performing loans had increased to 478% compared to 430% at year end 1995. The allowance was 2.13% of total year end loans compared to 2.12% at year end 1995.

   Average total deposits for the year ended December 31, 1996 were $5,218,300,000, a 7% increase over 1995. The marked shift in the composition of the deposit mix to more expensive interest-bearing instruments slowed in 1996. Certificates of deposit rose in 1996 from 37% to 39% of average total deposits and the combination of savings, checking plus interest and money market accounts declined from 45% to 42%. Demand deposits, which do not bear interest, increased slightly to 19% of average total deposits.

   Net interest income for 1996 increased 8% over 1995 to $310,581,000. There was a 7% increase in average earning assets to $6,094,100,000. Net interest margin on earning assets was 5.17% compared to 5.12% in 1995. Net interest rate spread, the difference between the yield realized on average earning assets and interest rate paid for average interest-bearing funds, was 4.13% compared to 4.09% in 1995.

   Total noninterest income increased 11% in 1996 to $89,428,000. A gain on securities of $74,000 in 1996, compared to losses of $1,715,000 in 1995, contributed to the increase as did rev-

2      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
enues from mortgage banking and general bank services. The largest component of noninterest income is trust revenues which were up 4% to $46,244,000.

   Total noninterest expense, excluding the provision for loan losses, increased 2% in 1996 to $198,415,000. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $120,783,000, up 3% over 1995. Increases in total noninterest expense were offset in part by reduced FDIC insurance premiums. Noninterest expenses related to significant technological improvements are reflected in 1995 and 1996 numbers and we expect those expenses to continue into 1997. A largely completed investment in Trust Division technology is being followed by conversion to an upgraded bank operating system. While preparing, well ahead of time, to be compliant with the requirements of data processing in the year 2000, we are positioning ourselves to upgrade procedures and processing across the board.

   Because we stress efficient operations, we were pleased to be listed near the top in a ranking of efficiency ratios in the nation's 100 largest banking organizations conducted by a nationally recognized bank data base analyst. For the year ended December 31, 1996, Mercantile Bankshares achieved an efficiency ratio of 49%.



Elsewhere in this report, we remark on having undertaken significant enhancements to our data processing systems. As we prepare for the technological requirements of the next millennium, we bear in mind the on-going values which distinguish our history.

   Long-term institutional memory is increasingly rare in corporate America and especially in the banking business. Bank consolidations regularly result in new names, new managements, and severing of historic ties to the community. At Mercantile Bankshares Corporation, our distinctive multi-bank structure--each member bank operates as a separately chartered corporate entity--allows affiliates to build on a continuum of local managements and client relationships. We have chosen to affiliate with banks which are respected in their communities and are institutions with well established roots. Six of our twenty-one banks were chartered more than 100 years ago. In addition, affiliating banks share a tradition of value-added service. The tradition continues.

   Value is added to a banking relationship when the community banker is empowered to make customer-related decisions based on local knowledge, when customers have access to management and confidence that their banker will be there over the long haul. Adding value means building services around the particular needs of individuals or businesses and taking personal pride in the way the job is done. Some years ago, the first Chairman of Mercantile Bankshares Corporation, William E. McGuirk, Jr., commented on our approach to banking when he talked about craftsmanship: "Whether building a piece of furniture or crafting a loan, try to do it so that you will be proud of the finished product. Financial rewards will follow." We believe that our record confirms the wisdom of his words.



/s/ H. Furlong Baldwin

H. Furlong Baldwin, Chairman
February 28, 1997


BOARD OF DIRECTORS

In 1996, Mercantile Bankshares Corporation welcomed three new directors: William
R. Brody, M.D. is President of The Johns Hopkins University; Freeman A. Hrabowski, III is President of The University of Maryland--Baltimore County; Robert A. Kinsley is Chairman of the Board and Chief Executive Officer of Kinsley Construction, Inc.

Brian B. Topping retired from the Board of Mercantile Bankshares in 1996. Mr. Topping will remain as Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company.

       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      3



REVIEW OF SERVICES


Traditional banking is a local, relationship oriented business. Twenty-one community banks provide banking services to the individuals, families, businesses and institutions that make up their communities. At the same time, affiliate banks are able to offer the more specialized services and lending capacity provided by the largest affiliate, Mercantile-Safe Deposit & Trust Company, and by Mercantile Mortgage Corporation. It is a combination that allows us to respond to people who value on-going banking relationships that are based on selected services performed well.

COMMUNITY BANKING

Because modern technology can expedite the delivery of banking services, we are at work installing new systems to improve our customers' access to information and ability to perform financial transactions. However, in our view, a computer will never be a substitute for the banker who knows the customers and understands their banking needs. At Mercantile Bankshares affiliates, customer-related decisions are made at the community bank level, based on local knowledge, by people who can be counted upon to take a continuing interest in the individuals they serve.

   Each affiliate has responsibility for its own day-to-day operations, budget and marketing plans, creating an entrepreneurial environment that encourages initiative. Affiliate back-office functions, such as operations, auditing and loan review, are consolidated at the holding company level.

   Traditional deposit and credit services meet the on-going needs of people in the community bank's market area. New services are developed through the coordinated efforts of community bank personnel and a centralized corporate marketing staff. In 1996, fixed income annuities were introduced at selected affiliates and, by the end of 1997, this competitive savings vehicle will be offered by trained and licensed people in most of our banks.

   A telephone system giving customers access to account information twenty-four hours a day, and allowing them to effect transfers, was made available in 1996. A Banking Twenty-Four(TM) Check Card was introduced also, giving customers the convenience of paying for goods and services from their checking accounts without a check. Affiliate banks are developing Web Pages on the Internet to deliver banking information to customers and prospects. Finally, P.C. banking and electronic bill paying systems are due to come on line in late 1997 or early 1998.

   A change in interstate banking laws allowed a subsidiary of Mercantile-Safe Deposit & Trust, located in York, Pennsylvania, to become a Mercantile branch office. With a move to a better location and the ability now to take deposits, we will be expanding our commercial banking efforts in southern Pennsylvania, a marketplace we have served since 1984.

   Community banking at Mercantile Bankshares affiliates is well suited to serving small businesses. A survey by "American Banker" for June 30, 1996, ranked Mercantile Bankshares among the top 50 in the nation for total loans to small business and industry, where the original amount loaned was less than $1,000,000. Again, access to management, a staff that knows the business and its owners, credit arrangements that are not out of the manual but tailored to the individual situation--these are the attributes that have contributed to our ability to respond to the credit needs of professionals and small business owners.

CORPORATE BANKING

Each affiliate bank provides commercial banking services to businesses in its own market area. When the business requires a credit that exceeds the affiliate's lending limit, or has a specialized financing requirement or other specialized commercial banking need, Corporate Banking at Mercantile-Safe Deposit & Trust cooperates with the affiliate to supply that service.

   Mercantile-Safe Deposit & Trust corporate lenders extend credit both in their own market area and in collaboration with affiliates. These loans are for general business purposes such as working capital, plant expansion or buying equipment and for financing owner/user commercial real estate.

   Several corporate banking units supply specialized services. They include asset based lending, cash management, and real estate construction and development lending.

   The Asset Based Lending Group provides financing and leasing services to businesses with special needs. Loans secured by working assets allow a business to convert the value of its accounts receivable and inventory into cash for daily operations. The Group also provides financing for acquisitions, management buyouts and equipment purchases. The Dealer Finance Unit, enlarged in 1996, helps automotive and equipment dealers finance new and used vehicles and equipment. MBC Leasing Corporation, which began operations in 1996, provides tax oriented and finance leases of equipment to businesses in the mid-Atlantic region.

   Cash Management Services assists the business customer in collecting, transferring and investing cash. In 1996, we created a small business personal computer service, MercAccess Express, to complement the existing MercAccess. Both of these services connect the customer's personal computer to the bank in order to receive account balance information and initiate certain transactions. In addition, Mercantile continues to expand its Cash Management services. In 1997, we are enhancing our Overnight Sweep Investment service to accommodate end-of-day processing for Repurchase Agreements and Commercial Paper.

   The Real Estate Industries Group provides construction, acquisition and interim lending to investors and developers of income-producing real estate. The real estate market showed continued improvement in 1996 and we had an excellent year for loan closings. The growth in loans outstanding, although ahead of 1995, was tempered by aggressive capital markets which provided permanent funding for our construction loans earlier in the process than previous years. The credit quality in the real estate lending portfolio continues to improve. At year end 1996, we had a large backlog of loans remaining to be closed.

4      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


TRUST AND INVESTMENT SERVICES

Trust and investment management services are provided by our largest affiliate, Mercantile-Safe Deposit & Trust Company. At December 31, 1996, total assets under administration were $27 billion.

   Mercantile-Safe Deposit & Trust has long been preeminent in the region for trust and investment services for individuals and families. At year end 1996, we were managing approximately $6 billion in personal trust assets and held a total of $8 billion under administration. There is potential for substantial growth. Many prospective clients for personal trust services are contained in the demographic bulge of the post World War II baby boom generation. These people are moving into their 50s and beginning to focus on retirement. They are also among the most sophisticated consumers of financial services the industry has known; Mercantile is in an especially attractive position as it competes for their business. As local financial institutions are absorbed by out-of-area companies, and they and others focus increasingly on transaction oriented, volume driven products, there is a growing appreciation among trust and investment clients for traditional relationship oriented service. Mercantile is several years into a program aimed at underpinning that advantage with additional resources committed to improved service delivery and an expanded array of services.

   In 1997, the Trust Division will introduce Personal Pathways, a service designed for clients who want the benefits of investment diversification but do not yet have sufficient assets to diversify effectively. This service gives them access to a variety of selected mutual funds, both those managed by Mercantile and by other "brand name" mutual fund families. Personal Pathways, which is delivered on a client-by-client basis, according to investment goals fixed by the client, will enable us to establish relation-ships with individuals and institutions much earlier in their process of wealth accumulation.

   Institutions, such as corporations, labor unions and not-for-profit organizations, are another important client base. At year end 1996, Institutional Services managed approximately $5 billion in assets and had $19 billion under administration. Areas of special interest are Retirement Plan Services and the Planned Giving Unit.

   Retirement Plan Services provides self-directed 401 (k) and profit sharing plan administration, participant record-keeping, employee education, and trustee services. Plan participants have the flexibility of investment selection from some of the nation's highest rated mutual fund families. Additional growth is expected in the 401 (k) plans market due to recent legislation that simplifies plan compliance requirements. Our Simple 401 (k) Plan will offer lower cost limited option plans for companies with 25 to 50 employees.

   Not-for-profit organizations are increasing their planned or deferred giving programs as a way of encouraging donations through bequests. Pooled income funds, gift annuities and charitable remainder trusts are useful tools for organizations as they raise money to ensure their futures. Our Planned Giving Unit helps these organizations with the time-consuming and technical aspects of life-income gift administration, providing a tailor-made approach for each planned giving program and a sensitivity to the needs of the donor/beneficiary.

PRIVATE BANKING

One full year has passed since the Private Banking Group was established and the response from the marketplace has been very gratifying. Clearly, there is a real demand for a coordinated approach to managing the financial affairs of high net worth individuals. Private Banking clients, such as business owners, professional people and senior corporate executives, benefit from the positive synergy created by consolidating the delivery of a range of deposit, credit, investment and trust services from a single source.

   The benefits of Private Banking include accountability, objectivity and the timely, personalized response to client needs. An example of the flexibility inherent in Private Banking is a successful Jumbo Mortgage program in which credit terms are tailored to suit the individual.

   Located at Mercantile-Safe Deposit & Trust, Private Banking services are marketed throughout the affiliate network of banks.

MORTGAGE BANKING

Mercantile Mortgage Corporation provides a variety of mortgage banking services including conventional thirty and fifteen year fixed rate loans, adjustable rate loans, jumbo mortgages, single settlement construction/permanent loans and an array of FHA and VA loans. Mercantile Mortgage makes these services available through the affiliate bank system as well as directly to the public through its own branch network which stretches from Wilmington, Delaware to southern Maryland.

   The volume of residential mortgage loans that were closed in 1996 rose 44% over the prior year to $137,000,000, a result due more to investments in personnel and systems than any improvement in the Maryland home market. Our fully integrated computer software for mortgage origination, processing and closing provides the capacity to handle greater volumes of business without adding significantly to overhead.

   At year end 1996, Mercantile Mortgage was servicing for others loans of $572,000,000. Although the bulk of this portfolio is not reflected on the balance sheet, it produces fee income which makes an important contribution to the Company's bottom line. The quality of residential mortgages serviced remains strong, with overall delinquencies running more than 280 basis points below industry averages in our marketplace as reported recently by the Mortgage Bankers Association of America.

   In addition to mortgage banking, the Company continues to play a large role in financing the construction of residential subdivisions for mid-Atlantic home-builders and land developers. We find ourselves with an increasing competitive advantage as a result of our reputation for fast, knowledgeable responses to construction financing requests.

       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      5

              [Chart appears here]


Presented below is the table of data points used to prepare a line graph depicting the increase in year end total assets of Mercantile Bankshares Corporation from December 31, 1992 to December 31, 1996

TOTAL ASSETS
(Dollars in millions) December 31

                                      1992     1993     1994     1995     1996

                Total Assets........$5,460   $5,790   $5,938   $6,349   $6,643






              [Chart appears here]

Presented below is the table of data points used to prepare a line graph depicting the increase in annual net income of Mercantile Bankshares Corporation from 1992 to 1996:

NET INCOME
(Dollars in millions)
5 Year Compound Growth Rate: 10.7%

                                      1992     1993     1994     1995     1996

                Net Income.......... $76.3    $83.5    $90.4   $104.4   $117.4






              [Chart appears here]


Presented below is the table of data points used to prepare a line graph depicting the increase in annual earnings per share of Mercantile Bankshares Corporation from 1992 to 1996:

EARNINGS PER SHARE
(In dollars)
5 Year Compound Growth Rate: 9.5%

                                      1992     1993     1994     1995     1996

        Earnings per share.......... $1.67    $1.73    $1.88    $2.19    $2.46




MANAGEMENT'S DISCUSSION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

I. PERFORMANCE SUMMARY

Mercantile Bankshares Corporation ("Mercshares") achieved a 12.4% increase in net income for 1996, representing the 21st consecutive year of increased net income. Net income for Mercshares was $117,400,000 for the year ended December 31, 1996, as compared to $104,432,000 and $90,441,000 for the years ended December 31, 1995 and 1994, respectively. Net income per common share for 1996 was $2.46, as compared to $2.19 reported for 1995, an increase of 12.3%. Net income per share reported for 1994 was $1.88. The earnings results for 1996 include a full year of operations for The Sparks State Bank, which was affiliated with Mercshares on October 31, 1995. The affiliation was accounted for using the purchase method of accounting. Net of goodwill amortization, The Sparks State Bank accounted for $2,372,000 of the increase in net income for the current year.

   The strong earnings growth for 1996 was achieved without reduction in the relative quality of such earnings, as expressed in terms of return on average assets and return on average stockholders' equity. The return on average assets was 1.82% for the year ended December 31, 1996, as compared to 1.74% and 1.56% for the years ended December 31, 1995 and 1994, respectively. Mercshares' return on average stockholders' equity increased to 14.48% for 1996, as compared to the 13.86% reported for 1995 and 12.84% reported for 1994. This improved return on average stockholders' equity was attained without increased leverage. The ratio of average stockholders' equity to average assets remained a very strong 12.59%, up slightly from the average of 12.56% reported for 1995.

   Average assets increased by 7.3% to $6,436,300,000, average deposits increased by 7.2% to $5,218,300,000 and average loans increased by 8.1% to $4,411,500,000 for the year ended December 31, 1996, as compared to the prior year. Overall balance sheet growth was positively impacted by the Sparks affiliation. The Sparks affiliation accounted for 38% of the growth in average assets, 40% of the growth in average deposits and 31% of the growth in average loans.

   The remaining sections of Management's Discussion and Analysis of Financial Condition and Results of Operations will provide a more detailed explanation of the important trends and material changes in components of our financial statements. The discussion suggests that sustained future earnings growth, comparable to our experience in recent years, will require, among other things, efficient generation of loan growth in a competitive market, while maintaining an adequate spread between yields on earning assets and our cost of funds. This can depend, in turn, on unpredictable factors such as possible changes in prevailing interest rates, the mix of deposits and general economic conditions. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

II. ANALYSIS OF OPERATING RESULTS

Net Interest Income

Net interest income represents the largest source of Mercshares' revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The Analysis of Interest Rates and Interest Differentials on pages 8 and 9 and the Rate/Volume Analysis on page 10 provide further details supporting this discussion.


6      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

   Net interest income on a fully taxable equivalent basis was $314,818,000 for 1996, an increase of $23,929,000 or 8.2% over the prior year's $290,889,000.
Fully taxable equivalent net interest income increased by $24,412,000 or 9.2% in 1995 over 1994. As reflected in the volume variance column of the Rate/Volume Analysis, the 7.3% growth in average earning assets accounted for 84.4% of the improvement in net interest income for 1996. The 5 basis point improvement in the net interest margin to 5.17% in 1996 from 5.12% in 1995 accounted for the remainder of the increase. The increase in 1995 was more equally attributable to both improvement in the net interest margin, which increased by 5.3% from 4.86% in 1994, and a 3.6% increase in average earning assets.

Interest Income

Fully taxable equivalent interest income amounted to $502,376,000 in 1996 representing an increase of $31,000,000 or 6.6% over $471,376,000 in 1995. The increase in 1995 over 1994 was $64,466,000 or 15.8%. Although, as previously mentioned, the growth in average earning assets was greater in 1996 than 1995, a decline in the yield on average earning assets to 8.24% in 1996 from 8.30% in 1995 partially offset this increase. The yield on average earning assets in 1994 was 7.43%. The change in the yield on average earning assets is reflective of the change in the average prime rate. The average prime rate in 1996 was 8 1/4%, down from an average of 8 3/4% for 1995. The average prime rate for 1994 was 7 1/8%.

   The lower average prime rate in 1996 was the primary factor in the decline in the yield on average loans to 9.17% from 9.40% in the prior year. The growth in the average loan portfolio was comparable in both periods, with 1996 reflecting an increase of 8.1%, as compared to 8.3% in 1995. As previously noted, the current year's loan growth favorably benefited from the Sparks affiliation.

    Partially offsetting the decline in the yield on the average loan portfolio was an improvement in the yield on the investment securities portfolio. The 35 basis point improvement in the yield from 5.49% in 1995 to 5.84% in 1996 was partially related to a slight lengthening of the average maturity of the securities available-for-sale portfolio to 1.9 years from 1.4 years. The average yield on the portfolio was 5.19% in 1994.

Interest Expense

Total interest expense in 1996 was $187,558,000, an increase of $7,071,000 from $180,487,000 in 1995. The increase in interest expense for 1996 was primarily attributable to the increase in average interest-bearing deposits, which grew by 6.5%. The average rate paid on interest-bearing deposits declined to 4.03% during 1996 from 4.11% in 1995. Overall, the rate paid on total interest-bearing funds declined to 4.11% in 1996 from 4.21% in 1995. This 10 basis point decline in the cost of interest-bearing funds more than offset the 6 basis point decline in the yield on earning assets. This ability to manage the cost of funding resulted in a net improvement in the net interest rate spread in 1996. Total interest expense in 1995 was $40,054,000 higher than in 1994 due primarily to an increase in the rate paid on average total interest-bearing funds to 4.21% for 1995 from 3.39% for 1994.

   The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group as reported in data furnished by our regulators. During each of the past three years, the benefit derived from lowering the overall cost of funding earning assets through these sources has steadily increased from .82% in 1994 to 1.03% in 1995 and 1.04% in 1996 as shown in the Analysis of Interest Rates and Interest Differentials on pages 8 and 9. Such benefit is influenced by the relative levels of interest rates as well as the volume of such funds.



              [Chart appears here]

Presented below is the table of data points used to prepare a line graph depicting the changes in both the average annual yield earned on earning assets and the average annual rate paid on interest-bearing funds by Mercantile Bankshares Corporation from 1992 to 1996:

INTEREST YIELDS AND RATES
(Tax equivalent basis)
                                      1992     1993     1994     1995     1996

Average yield earned on
 earning assets..................... 8.07%    7.34%    7.43%    8.30%    8.24%

Average rate paid on
 interest-bearing funds............. 4.28%    3.41%    3.38%    4.21%    4.11%



       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      7

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS

The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.


                                                                                              1996
                                                                    --------------------------------------------------------
                                                                        Average                Income*/              Yield*/
(Dollars in thousands)                                                  Balance**             Expense                 Rate
============================================================================================================================
Earning assets
   Loans:
      Commercial..................................................   $1,438,900              $132,920                 9.24%
      Mortgage and construction...................................    2,484,500               226,277                 9.11
      Consumer....................................................      488,100                45,333                 9.29
                                                                     ----------              --------
            Total loans...........................................    4,411,500               404,530                 9.17
                                                                     ----------              --------
   Federal funds sold.............................................       80,300                 4,195                 5.22
   Securities purchased under resale agreements...................        5,300                   325                 6.13
   Securities:
      Taxable securities
         U.S. Treasury securities.................................    1,546,900                89,977                 5.82
         U.S. Agency securities...................................       17,700                   957                 5.40
         Other stocks and bonds...................................       17,600                 1,270                 7.21
      Tax-exempt securities
         States and political subdivisions........................       14,700                 1,115                 7.59
                                                                      ---------               -------
            Total securities......................................    1,596,900                93,319                 5.84
                                                                      ---------               -------
   Interest-bearing deposits in other banks.......................          100                     7                 4.64
                                                                      ---------               -------
            Total earning assets..................................    6,094,100               502,376                 8.24
                                                                                              -------
Cash and due from banks...........................................      206,900
Bank premises and equipment, net..................................       79,800
Other assets......................................................      151,900
Less: allowance for loan losses...................................      (96,400)
                                                                     ----------
            Total assets..........................................   $6,436,300
                                                                     ==========
Interest-bearing liabilities
   Deposits:
      Savings deposits............................................   $2,214,700                58,187                 2.63
      Certificates of deposit and other time deposits--
         less than $100,000.......................................    1,403,200                79,202                 5.64
      Certificates of deposit--$100,000 and over..................      618,200                33,374                 5.40
                                                                     ----------              --------
            Total interest-bearing deposits.......................    4,236,100               170,763                 4.03
   Short-term borrowings..........................................      292,900                14,199                 4.85
   Long-term debt.................................................       39,600                 2,596                 6.55
                                                                     ----------              --------
            Total interest-bearing funds..........................    4,568,600               187,558                 4.11
                                                                                             --------
Noninterest-bearing deposits......................................      982,200
Other liabilities and accrued expenses............................       75,000
                                                                     ----------
            Total liabilities.....................................    5,625,800
Stockholders' equity..............................................      810,500
                                                                     ----------
            Total liabilities and stockholders' equity............   $6,436,300
                                                                     ==========
Net interest income...............................................                           $314,818
                                                                                             ========
Net interest rate spread..........................................                                                    4.13%
Effect of noninterest-bearing funds...............................                                                    1.04
                                                                                                                      ----
Net interest margin on earning assets.............................                                                    5.17%
                                                                                                                      ====
Taxable-equivalent adjustment included in:
   Loan income....................................................                           $  3,730
   Investment securities income...................................                                507
                                                                                             --------
            Total.................................................                           $  4,237
                                                                                             ========

 *Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.
**Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.


8      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                                                                                              1995
----------------------------------------------------------------------------------------------------------------------------
                                                                        Average                Income*/              Yield*/
(Dollars in thousands)                                                  Balance**             Expense                 Rate
============================================================================================================================
Earning assets
   Loans:
      Commercial..................................................   $1,351,600              $130,960                 9.69%
      Mortgage and construction...................................    2,244,700               206,248                 9.19
      Consumer....................................................      483,000                46,315                 9.59
                                                                     ----------              --------
            Total loans...........................................    4,079,300               383,523                 9.40
                                                                     ----------              --------
   Federal funds sold.............................................       62,700                 3,587                 5.72
   Securities purchased under resale agreements...................       20,000                 1,126                 5.63
   Securities:
      Taxable securities
         U.S. Treasury securities.................................    1,466,400                79,915                 5.45
         U.S. Agency securities...................................       25,500                 1,354                 5.31
         Other stocks and bonds...................................       10,200                   821                 8.05
      Tax-exempt securities
         States and political subdivisions........................       13,500                 1,046                 7.75
                                                                     ----------              --------
            Total securities......................................    1,515,600                83,136                 5.49
                                                                     ----------              --------
   Interest-bearing deposits in other banks.......................          100                     4                 4.00
                                                                     ----------              --------
            Total earning assets..................................    5,677,700               471,376                 8.30
                                                                                             --------
Cash and due from banks...........................................      196,700
Bank premises and equipment, net..................................       75,800
Other assets......................................................      141,600
Less: allowance for loan losses...................................      (91,400)
                                                                     ----------
            Total assets..........................................   $6,000,400
                                                                     ==========
Interest-bearing liabilities
   Deposits:
      Savings deposits............................................   $2,200,200                64,732                 2.94
      Certificates of deposit and other time deposits--
         less than $100,000.......................................    1,228,000                69,857                 5.69
      Certificates of deposit--$100,000 and over..................      549,500                28,967                 5.27
                                                                     ----------              --------
            Total interest-bearing deposits.......................    3,977,700               163,556                 4.11
   Short-term borrowings..........................................      280,900                15,123                 5.38
   Long-term debt.................................................       27,900                 1,808                 6.48
                                                                     ----------              --------
            Total interest-bearing funds..........................    4,286,500               180,487                 4.21
                                                                                             --------
Noninterest-bearing deposits......................................      888,900
Other liabilities and accrued expenses............................       71,500
                                                                     ----------
            Total liabilities.....................................    5,246,900
Stockholders' equity..............................................      753,500
                                                                     ----------
            Total liabilities and stockholders' equity............   $6,000,400
                                                                     ==========
Net interest income...............................................                           $290,889
                                                                                             ========
Net interest rate spread..........................................                                                    4.09%
Effect of noninterest-bearing funds...............................                                                    1.03
                                                                                                                      ----
Net interest margin on earning assets.............................                                                    5.12%
                                                                                                                      ====
Taxable-equivalent adjustment included in:
   Loan income....................................................                           $  3,635
   Investment securities income...................................                                466
                                                                                             --------
            Total.................................................                           $  4,101
                                                                                             ========


                                                                                              1994
----------------------------------------------------------------------------------------------------------------------------
                                                                        Average                Income*/              Yield*/
(Dollars in thousands)                                                  Balance**             Expense                 Rate
============================================================================================================================
Earning assets
   Loans:
      Commercial..................................................   $1,235,800              $102,175                 8.27%
      Mortgage and construction...................................    2,061,900               175,435                 8.51
      Consumer....................................................      467,500                40,522                 8.67
                                                                     ----------              --------
            Total loans...........................................    3,765,200               318,132                 8.45
                                                                     ----------              --------
   Federal funds sold.............................................       12,200                   479                 3.93
   Securities purchased under resale agreements...................
   Securities:
      Taxable securities
         U.S. Treasury securities.................................    1,647,100                84,902                 5.15
         U.S. Agency securities...................................       28,800                 1,530                 5.31
         Other stocks and bonds...................................       10,100                   718                 7.11
      Tax-exempt securities
         States and political subdivisions........................       14,100                 1,099                 7.79
                                                                     ----------              --------
            Total securities......................................    1,700,100                88,249                 5.19
                                                                     ----------              --------
   Interest-bearing deposits in other banks.......................          500                    50                10.00
                                                                     ----------              --------
            Total earning assets..................................    5,478,000               406,910                 7.43
                                                                                             --------
Cash and due from banks...........................................      196,500
Bank premises and equipment, net..................................       74,000
Other assets......................................................      147,300
Less: allowance for loan losses...................................      (94,200)
                                                                     ----------
            Total assets..........................................   $5,801,600
                                                                     ==========
Interest-bearing liabilities
   Deposits:
      Savings deposits............................................   $2,410,400                65,488                 2.72
      Certificates of deposit and other time deposits--
         less than $100,000.......................................    1,052,100                46,261                 4.40
      Certificates of deposit--$100,000 and over..................      339,900                14,448                 4.25
                                                                     ----------              --------
            Total interest-bearing deposits.......................    3,802,400               126,197                 3.32
   Short-term borrowings..........................................      314,400                12,111                 3.85
   Long-term debt.................................................       31,900                 2,125                 6.66
                                                                     ----------              --------
            Total interest-bearing funds..........................    4,148,700               140,433                 3.39
                                                                                             --------
Noninterest-bearing deposits......................................      890,100
Other liabilities and accrued expenses............................       58,400
                                                                     ----------
            Total liabilities.....................................    5,097,200
Stockholders' equity..............................................      704,400
                                                                     ----------
            Total liabilities and stockholders' equity............   $5,801,600
                                                                     ==========
Net interest income...............................................                           $266,477
                                                                                             ========
Net interest rate spread..........................................                                                    4.04%
Effect of noninterest-bearing funds...............................                                                     .82
                                                                                                                      ----
Net interest margin on earning assets.............................                                                    4.86%
                                                                                                                      ====
Taxable-equivalent adjustment included in:
   Loan income....................................................                           $  3,038
   Investment securities income...................................                                483
                                                                                             --------
            Total.................................................                           $  3,521
                                                                                             ========

       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      9

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable equivalent interest income and expense for significant assets and liabilities, appears below:

                                                                                 YEAR ENDED DECEMBER 31,

                                                                   1996 vs. 1995                       1995 vs. 1994
                                                                Due to variances in                 Due to variances in
                                                         -------------------------------       -------------------------------
(Dollars in thousands)                                      Rates    Volumes       Total           Rates    Volumes      Total
------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
      Commercial (1).................................     $(6,499)   $ 8,459     $ 1,960        $19,211    $ 9,574     $28,785
      Mortgage & construction (2)....................      (2,004)    22,033      20,029         15,260     15,553      30,813
      Consumer.......................................      (1,471)       489        (982)         4,449      1,344       5,793
                                                          -------    -------     -------        -------    -------     -------
            Total loans..............................      (9,974)    30,981      21,007         38,920     26,471      65,391
Taxable securities (3)...............................       5,737      4,377      10,114          4,446     (9,506)     (5,060)
Tax-exempt securities (3)............................         (24)        93          69             (6)       (47)        (53)
Federal funds sold/repos.............................        (358)       165        (193)         1,466      2,768       4,234
Interest-bearing deposits in other banks.............           3                      3             (6)       (40)        (46)
                                                          -------    -------     -------        -------    -------     -------
            Total interest income....................      (4,616)    35,616      31,000         44,820     19,646      64,466
Interest paid on:                                         -------    -------     -------        -------    -------     -------
   Savings deposits..................................      (6,972)       427      (6,545)         4,955     (5,711)       (756)
   Certificates of deposit and other time deposits
      less than $100,000.............................        (622)     9,967       9,345         15,862      7,734      23,596
   Certificates of deposit--$100,000 and over.........        785      3,622       4,407          5,610      8,909      14,519
   Short-term borrowings.............................      (1,570)       646        (924)         4,302     (1,290)      3,012
   Long-term debt....................................          30        758         788            (51)      (266)       (317)
                                                          -------    -------     -------        -------    -------     -------
            Total interest expense...................      (8,349)    15,420       7,071         30,678      9,376      40,054
                                                          -------    -------     -------        -------    -------     -------
Net interest earned..................................     $ 3,733    $20,196     $23,929        $14,142    $10,270     $24,412
                                                          =======    =======     =======        =======    =======     =======

(1) Tax equivalent adjustments of $1,569,000 for 1996, $1,328,000 for 1995 and $961,000 for 1994 are included in the calculation of commercial loan rate variances.
(2) Tax equivalent adjustments of $2,161,000 for 1996, $2,307,000 for 1995 and $2,077,000 for 1994 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax equivalent adjustments of $507,000 for 1996, $466,000 for 1995 and $483,000 for 1994 are included in the calculation of investment securities rate variances.


NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                                Year Ended December 31,                        % Change
                                                       ------------------------------------------      -------------------------
(Dollars in thousands)                                     1996             1995             1994      1996/1995       1995/1994
--------------------------------------------------------------------------------------------------------------------------------
Trust division services.............................    $46,244          $44,273          $43,360            4.5%            2.1%
Service charges on deposit accounts.................     16,234           15,764           15,655            3.0              .7
Other fees .........................................     24,178           19,975           21,342           21.0            (6.4)
Investment securities gains and (losses)............         74           (1,715)          (1,399)                         (22.6)
Other income........................................      2,698            2,609            5,849            3.4           (55.4)
                                                        -------          -------          -------
            Total...................................    $89,428          $80,906          $84,807           10.5%           (4.6)%
                                                        =======          =======          =======           ====           =====


NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                                                Year Ended December 31,                        % Change
                                                       ------------------------------------------     -------------------------
(Dollars in thousands)                                     1996             1995             1994     1996/1995       1995/1994
-------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits......................   $120,783         $117,512         $110,870           2.8%            6.0%
Net occupancy expense of bank premises..............     11,846           11,106           10,871           6.7             2.2
Furniture and equipment expenses....................     17,645           16,893           13,977           4.5            20.9
Communications and supplies.........................     10,809            9,778            9,182          10.5             6.5
FDIC insurance premium expense......................        288            6,346           10,911         (95.5)          (41.8)
Other expenses......................................     37,044           32,062           38,010          15.5           (15.6)
                                                       --------         --------         --------
            Total...................................   $198,415         $193,697         $193,821           2.4%            (.1)%
                                                       ========         ========         ========         =====           =====

10     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Noninterest Income

Total noninterest income, including investment securities gains or losses, was $89,428,000 in 1996, $8,522,000 or 10.5% above 1995, which was $3,901,000 or
4.6% below 1994. The decrease in other income for 1995 was due primarily to a non-recurring gain of $3,137,000 on the sale of an asset in 1994.

   Revenues from trust services represents the largest source of noninterest income and amounted to $46,244,000 for 1996, an increase of 4.5% or $1,971,000 over 1995. Revenues of $44,273,000 for 1995 represented an increase of $913,000 or 2.1% over 1994. At December 31, 1996, assets under administration were $27 billion, of which Mercshares had investment management responsibility for $11 billion. Net income after the provision for income taxes for the Trust Division of Mercantile-Safe Deposit & Trust Company, Mercshares' affiliate through which trust and investment management services are provided, was $11,063,000 in 1996 compared to $10,412,000 and $10,772,000 in 1995 and 1994, respectively.

   Other fees increased by $4,203,000 or 21.0% to $24,178,000 for 1996. During 1995, other fees had declined by $1,367,000 or 6.4% to $19,975,000 from $21,342,000 in 1994. The most significant factor relative to the change in the level of other fees income has been mortgage banking fees. Mortgage banking fees accounted for $1,719,000 or over 40% of the total increase in other fees between 1996 and 1995. Likewise in 1995, a decline in the level of residential mortgage refinancing contributed to a decline of $2,018,000 or 43% in mortgage banking fees, which more than offset slight increases in other types of fee income. Mercshares adopted Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights in 1996. The adoption of this SFAS did not have a material effect on the financial statements of Mercshares.

   Investment securities gains and (losses) was the only other category of noninterest income to reflect a significant change in 1996, as compared to the prior year. Net investment securities gains of $74,000 compared favorably to net investment securities (losses) of $(1,715,000) and $(1,399,000) for 1995 and 1994, respectively.

Noninterest Expenses

Total noninterest expenses were $198,415,000, representing an increase of $4,718,000 or 2.4% over the prior year's level of $193,697,000. In comparison to 1994, 1995 total noninterest expenses were essentially unchanged. These modest changes in noninterest expenses are reflective of management's continuous focus on expense control and the efficiency of operations. A key measure that management monitors is the overall efficiency ratio of Mercshares, computed by dividing noninterest expenses by the sum of interest income on a taxable equivalent basis and noninterest income. Mercshares' efficiency ratio was 49.0%, 52.4% and 54.7% for each of the years ended December 31, 1996, 1995, and 1994, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry. For the purposes of this calculation the provision for loan losses and significant non-recurring income and expenses, such as securities gains and losses, are excluded.

   Salaries and employee benefits totaled $120,783,000 in 1996, $3,271,000 or 2.8% over the $117,512,000 expense level for 1995. The Sparks affiliation accounted for $2,273,000 or 69% of this increase. The combined salaries and employee benefits expenses for 1995 were up $6,642,000 or 6.0% over the $110,870,000 reported for 1994. Salaries and wages increased in 1996 by $4,607,000 or 5.0% over 1995 which, in turn, were up $5,990,000 or 6.9% over
1994's expense level. Mercshares' staffing level on a full time equivalent basis was 2,813 at December 31, 1996, relatively unchanged from 2,810 at December 31, 1995, which was down from 2,845 at December 31, 1994. Employee benefits expense declined by $1,336,000 or 5.4% during 1996. This decline from the prior year is largely attributable to the expenses associated with Mercshares' Omnibus Stock Plan. Mercshares adopted the cost recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation in 1995. Benefit expense related to this Plan amounted to $1,114,000 in 1996, as com-




                   [Bar graph appears here]

Presented below is the table of data points used to prepare a bar graph depicting the annual sources of revenues for Mercantile Bankshares Corporation from 1992 to 1996:

SOURCES OF INCOME
(Dollars in millions)

                                      1992     1993     1994     1995     1996

Interest and fees on loans.........    60%      63%      65%      69%      68%

Other interest and dividend income.    20%      19%      18%      16%      17%

Trust division.....................     8%       9%       9%       8%       8%

Other income.......................    12%       9%       8%       7%       7%

Total..............................   100%     100%     100%     100%     100%

Total of all sources of income..... $496.4   $466.6   $488.2   $548.2   $587.6





                                 USES OF INCOME
                             (Dollars in millions)


                   [Bar graph appears here]

Presented below is the table of data points used to prepare a bar graph depicting the annual uses of income for Mercantile Bankshares Corporation from 1992 to 1996:

USES OF INCOME
(Dollars in millions)

                                      1992     1993     1994     1995     1996

Interest expense...................    34%      30%      29%      33%      32%

Provision for loan losses..........     9%       3%       1%       1%       2%

Salaries and employee benefits.....    19%      23%      23%      22%      21%

Other expenses.....................    14%      15%      17%      14%      13%

Applicable income taxes............     9%      11%      12%      11%      12%

Net income.........................    15%      18%      18%      19%      20%

Total..............................   100%     100%     100%     100%     100%

Total of all uses of income........ $496.4   $466.6   $488.2   $548.2   $587.6



       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     11
pared to $2,106,000 for 1995. The increase in employee benefits expense in 1995, as compared to 1994, was related to the adoption of SFAS No. 123. See Footnote No. 13 to the financial statements for further information.

   Net occupancy expense increased $740,000 or 6.7% during 1996 to $11,846,000. The Sparks affiliation, which added 5 branches to the Mercshares system, accounted for 43% of the total increase. Net occupancy expense remained relatively unchanged between 1995 and 1994. Prior year data has been restated to reflect occupancy expense net of third party rentals, which is the presentation most commonly followed within the industry. Such rental income amounted to $7,283,000, $7,248,000 and $7,379,000 for each of the years ended December 31,
1996, 1995, and 1994, respectively. Total furniture and equipment expenses were $17,645,000, up slightly from 1995 expenses of $16,893,000. In comparison, 1995 expenses were up $2,916,000 or 20.9% over the $13,977,000 reported for 1994. The primary reason for the increase in 1995 was the start of "Project Add Value," a comprehensive upgrade of the data processing system supporting Mercshares' banking operations. Among the benefits to be obtained from this project is the solution to the challenge the banking industry faces with the much publicized year 2000 issue. Actual conversion to the new system is scheduled to occur during 1997. Through the two year period ended December 31, 1996, the external costs incurred relative to this project amounted to approximately $5 million, the most significant component of which related to the furniture and equipment expense category.

   During the two year period ended December 31, 1996, the Federal Deposit Insurance Corporation (FDIC) significantly lowered its deposit insurance premiums for well capitalized banks. As a result, insurance premiums paid by Mercshares' bank affiliates to the FDIC declined substantially. Such a decrease amounted to $6,058,000 in 1996 and $4,565,000 in 1995. It is possible that this trend will reverse itself in future years.

   Other expenses for 1996 totaled $37,044,000, representing an increase of $4,982,000 or 15.5% from the $32,062,000 for 1995. Conversely, other expenses for 1995 decreased $5,948,000 or 15.6% from the $38,010,000 for 1994. Other expenses include foreclosed property related expenses. Total foreclosed property expenses were minimal in 1996 compared to the net recovery of $1,911,000 in 1995. This change accounted for over 44% of the increase in other expenses between the two years. The net recovery in 1995 was the result of the sale of foreclosed property. With the decreased level of non-performing assets that has occurred over the three year period ended December 31, 1996, costs associated with carrying and liquidating non-performing assets (such as writedowns, professional fees and operating expenses of foreclosed properties) have also declined. Total foreclosed property related expenses amounted to $6,551,000 for 1994. The largest of these costs, the provision for decline in market value of other real estate owned, declined steadily over the three year period amounting to $230,000 for 1996, $1,401,000 in 1995 and $5,945,000 in 1994. The balance of the increase in other expenses is primarily attributable to increased amortization of intangibles resulting from the Sparks affiliation and increased professional fees related to "Project Add Value."

III. ANALYSIS OF FINANCIAL CONDITION

Investment Securities

Mercshares' investment securities portfolio is structured to serve as a source of liquidity and a key component in the overall management of interest rate risk. In November 1995, the FASB released a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report allowed institutions to reconsider the designations of their securities portfolio and to redesignate securities between held-to-maturity and available-for-sale categories. In keeping with the intended purpose of the portfolio, all U.S. Treasury securities and certain other investments were reclassified as available-for-sale during the fourth quarter of 1995.

   At December 31, 1996, the total investment securities portfolio was $1,622,966,000, reflecting an increase of $50,712,000 or 3.2% above the prior year's $1,572,254,000. As in the past, the


12     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1996, 1995 and 1994.

                                                DECEMBER 31, 1996                          December 31, 1995
                                      --------------------------------------     ----------------------------------------
                                                                       Tax                                           Tax
                                                                Equivalent                                    Equivalent
                                      Amortized        Market     Yield To       Amortized        Market        Yield To
(Dollars in thousands)                     Cost         Value     Maturity            Cost         Value        Maturity
-------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................
   1-5 years.....................
   5-10 years....................
   After 10 years................

     Total.......................

     Average maturity (years)....

  States and political subdivisions:
   Within 1 year.................    $    2,904    $    2,915         7.63%     $    1,593    $    1,592            6.78%
   1-5 years.....................        10,240        10,306         7.40          12,465        12,564            7.48
   5-10 years....................           407           421         8.73           1,175         1,197            7.88
   After 10 years................
                                     ----------    ----------                   ----------    ----------
     Total.......................    $   13,551    $   13,642         7.49%     $   15,233    $   15,353            7.44%
                                     ==========    ==========         ====      ==========    ==========           =====
     Average maturity (years)....           2.2                                        2.9
                                            ===                                        ===
  Other bonds, notes and debentures:
   Within 1 year.................
   1-5 years.....................
   5-10 years....................
   After 10 years................    $        7    $        7         9.05%     $        6    $        6            9.06%
                                     ----------    ----------                   ----------    ----------
     Total.......................    $        7    $        7         9.05%     $        6    $        6            9.06%
                                     ==========    ==========         ====      ==========    ==========           =====
     Average maturity (years)....          20.8                                       21.8
                                           ====                                       ====
  Totals:
   Within 1 year.................    $    2,904    $    2,915         7.63%     $    1,593    $    1,592            6.78%
   1-5 years.....................        10,240        10,306         7.40          12,465        12,564            7.48
   5-10 years....................           407           421         8.73           1,175         1,197            7.88
   After 10 years................             7             7         9.05               6             6            9.06
                                     ----------    ----------                   ----------    ----------
     Total ......................    $   13,558    $   13,649         7.49%     $   15,239    $   15,359            7.45%
                                     ==========    ==========         ====      ==========    ==========           =====
     Average maturity (years)....           2.3                                        3.0
                                            ===                                        ===
Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................    $  516,940    $  517,209         5.82%     $  684,269    $  685,346            5.42%
   1-5 years.....................     1,066,351     1,064,308         5.95         839,428       850,072            5.89
   5-10 years....................
   After 10 years................
                                     ----------    ----------                   ----------    ----------
     Total.......................    $1,583,291    $1,581,517         5.91%     $1,523,697    $1,535,418            5.68%
                                     ==========    ==========         ====      ==========    ==========           =====
     Average maturity (years)....           1.8                                        1.4
                                            ===                                        ===
  States and political subdivisions:
   After 10 years................    $       35    $       36        11.92%     $       45    $       45           11.92%
                                     ----------    ----------                   ----------    ----------
     Total.......................    $       35    $       36        11.92%     $       45    $       45           11.92%
                                     ==========    ==========        =====      ==========    ==========           =====
     Average maturity (years)....          19.5                                       20.5
                                           ====                                       ====
  Other bonds, notes and debentures:
   Within 1 year.................    $      573         $ 574         6.35%     $      900    $      899            6.89%
   1-5 years.....................         1,998         1,953         6.04           3,087         3,069            5.71
   5-10 years....................         3,156         3,119         5.85           2,304         2,277            5.21
   After 10 years................         1,989         1,980         6.63           3,512         3,488            6.09
                                     ----------    ----------                   ----------    ----------
     Total.......................    $    7,716    $    7,626         6.14%     $    9,803    $    9,733            5.84%
                                     ==========    ==========         ====      ==========    ==========           =====
     Average maturity (years)....           6.8                                        6.8
                                            ===                                        ===
  Totals:
   Within 1 year.................    $  517,513    $  517,783         5.82%     $  685,169    $  686,245            5.42%
   1-5 years.....................     1,068,349     1,066,261         5.95         842,515       853,141            5.89
   5-10 years....................         3,156         3,119         5.85           2,304         2,277            5.21
   After 10 years................         2,024         2,016         6.72           3,557         3,533            6.16
                                     ----------    ----------                   ----------    ----------
     Total.......................    $1,591,042    $1,589,179         5.91%     $1,533,545    $1,545,196            5.68%
                                     ==========    ==========         ====      ==========    ==========            ====
     Average maturity (years)....           1.9                                        1.4
                                            ===                                        ===





                                                    December 31, 1994
                                      -----------------------------------------
                                                                            Tax
                                                                     Equivalent
                                          Amortized        Market      Yield To
(Dollars in thousands)                         Cost         Value      Maturity
-------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................        $  209,330    $  207,073          5.20%
   1-5 years.....................         1,035,085       997,072          5.60
   5-10 years....................             6,214         5,786          6.44
   After 10 years................               885           868          7.45
                                         ----------    ----------
     Total.......................        $1,251,514    $1,210,799          5.53%
                                         ==========    ==========         =====
     Average maturity (years)....               1.5
                                                ===
  States and political subdivisions:
   Within 1 year.................        $      616    $      615          8.31%
   1-5 years.....................            10,767        10,381          7.52
   5-10 years....................             2,143         2,003          7.76
   After 10 years................                55            55         11.92
                                         ----------    ----------
     Total.......................        $   13,581    $   13,054          7.59%
                                         ==========    ==========         =====
     Average maturity (years)....               3.7
                                                ===
  Other bonds, notes and debentures:
   Within 1 year.................        $    1,800    $    1,796          7.06%
   1-5 years.....................             1,398         1,354          6.74
   5-10 years....................
   After 10 years................                 6             6          9.06
                                         ----------    ----------
     Total.......................        $    3,204    $    3,156          6.93%
                                         ==========    ==========         =====
     Average maturity (years)....               1.6
                                                ===
  Totals:
   Within 1 year.................        $  211,746    $  209,484          5.23%
   1-5 years.....................         1,047,250     1,008,807          5.61
   5-10 years....................             8,357         7,789          6.45
   After 10 years................               946           929          7.72
                                         ----------    ----------
     Total ......................        $1,268,299    $1,227,009          5.56%
                                         ==========    ==========         =====
     Average maturity (years)....               1.5
                                                ===
Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................        $  269,092    $  265,167          4.12%
   1-5 years.....................            65,094        63,048          5.47
   5-10 years....................             1,500         1,337          5.30
   After 10 years................
                                         ----------    ----------
     Total.......................        $  335,686    $  329,552          4.39%
                                         ==========    ==========         =====
     Average maturity (years)....                .6
                                                ===
  States and political subdivisions:
   After 10 years................
     Total.......................
     Average maturity (years)....

  Other bonds, notes and debentures:
   Within 1 year.................
   1-5 years.....................
   5-10 years....................
   After 10 years................        $        9    $        9          6.41%
                                         ----------    ----------
     Total.......................        $        9    $        9          6.41%
                                         ==========    ==========          ====
     Average maturity (years)....              18.8
                                               ====
  Totals:
   Within 1 year.................        $  269,092    $  265,167          4.13%
   1-5 years.....................            65,094        63,048          5.47
   5-10 years....................             1,500         1,337          5.30
   After 10 years................                 9             9          6.41
                                         ----------    ----------
     Total.......................        $  335,695    $  329,561          4.39%
                                         ==========    ==========         =====
     Average maturity (years)....                .6
                                                ===


       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     13
portfolio is almost exclusively comprised of short and intermediate term U.S. Treasury securities and, accordingly, over 98% of the total investment portfolio is classified as available-for-sale. At year end 1996, the average maturity of the bond component of the available-for-sale portfolio was 1.9 years, representing a slight lengthening from 1.4 years at December 31, 1995. The market value of the bond investment portfolio as of December 31, 1996, was 99.9% of adjusted cost compared to 100.8% at December 31, 1995. At December 31, 1996, $747,011,000 of these investments had unrealized gains of $4,021,000 and the remaining $857,589,000 of these investment securities had unrealized losses of $5,793,000. More information on the investment portfolio is shown in the table on page 13 and in Footnote No. 2 to the financial statements.

Loans

Continuing the trend of the prior two years, average total loans increased by $332,200,000 or 8.1% to $4,411,500,000 for the year ended December 31, 1996. As previously noted, almost a third of this growth is attributable to the Sparks affiliation.

    During 1996, average loans increased in all three categories: commercial (including industrial, financial and agricultural); real estate loans (residential and commercial mortgages and construction loans); and consumer. Average commercial loans grew 6.5% in 1996 to an average balance of $1,438,900,000, which was down from the 9.4% growth rate in 1995. Real estate loans grew 10.7% to an average balance of $2,484,500,000 in 1996, representing an increase from the 8.9% growth rate reported in 1995. Growth in both the commercial and real estate loan portfolios has resulted from, among other things, increased business opportunities due to the banking acquisitions and consolidations occurring within Mercshares' market area and is not a result of relaxation of the Company's historically sound underwriting standards. Reflective of management's decision not to compete in the mass market consumer lending arena, consumer loans continued the trend of modest growth.

    While on average the real estate loan portfolio represented over 56% of the average total loan portfolio, a large portion of this portfolio consists of loans to individuals on their residences. At December 31, 1996, 38% of total real estate loans were one to four family residential mortgages and 5% were home equity loans. Commercial mortgages made up 42% and construction loans, at 15%, accounted for the balance of the real estate loan portfolio. These percentages remained relatively unchanged from the prior year. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1996, were for owner occupied properties. Ever mindful of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for real estate loans, as reflected in the analysis of the allowance for loan losses on page 15, has been better than the commercial and consumer portfolio charge-off experience.

   For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 45.

Credit Risk Analysis

Mercshares' loans and commitments are substantially to borrowers located in our immediate region. We have limited our participation in multi-bank credits where we are not the managing or agent bank.

    Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly fixed on key management personnel in each of our affiliates and ultimately upon the board of directors of each affiliate. These responsibilities are supported at the holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, each affiliate bank has set an internal limit, that is well below the regulatory maximum, on the maximum amount of credit that may be extended to a single borrower.


14     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ALLOWANCE FOR LOAN LOSSES

                                                                                      Year Ended December 31,
                                                                -------------------------------------------------------------
(Dollars in thousands)                                               1996         1995         1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning.................................  $   91,398   $   91,257   $   92,567   $   88,261   $   65,932
Allowance of acquired bank...................................                    2,818                     2,803
Charge-offs:
   Commercial, financial and agricultural....................       7,282        7,867        4,262        7,845       21,258
   Real estate--construction.................................         325        1,134        2,405        1,258          240
   Real estate--mortgage.....................................         712        1,540        2,000        2,491          697
   Consumer..................................................       3,891        2,304        1,862        2,676        3,019
                                                               ----------   ----------   ----------   ----------   ----------
        Totals...............................................      12,210       12,845       10,529       14,270       25,214
                                                               ----------   ----------   ----------   ----------   ----------
Recoveries:
   Commercial, financial and agricultural....................       1,666          917          729        1,500          637
   Real estate--construction.................................           4           52          224
   Real estate--mortgage.....................................         953          264          185          148          131
   Consumer..................................................       1,241          947        1,025        1,156        1,429
                                                               ----------   ----------   ----------   ----------   ----------
        Totals...............................................       3,864        2,180        2,163        2,804        2,197
                                                               ----------   ----------   ----------   ----------   ----------
Net charge-offs..............................................       8,346       10,665        8,366       11,466       23,017
Provision for loan losses....................................      14,666        7,988        7,056       12,969       45,346
                                                               ----------   ----------   ----------   ----------   ----------
Allowance balance--ending....................................  $   97,718   $   91,398   $   91,257   $   92,567   $   88,261
                                                               ==========   ==========   ==========   ==========   ==========
Average loans outstanding during year........................  $4,411,500   $4,079,300   $3,765,200   $3,647,000   $3,438,000
                                                               ==========   ==========   ==========   ==========   ==========
Percent of net charge-offs to average loans outstanding
   during year...............................................         .19%         .26%         .22%         .31%         .67%
                                                                     ====         ====         ====         ====         ====
Percent of allowance for loan losses at year-end to
   average loans.............................................        2.22%        2.24%        2.42%        2.54%        2.57%
                                                                     ====         ====         ====         ====         ====


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see the paragraph on page 16 for Allowance for Loan Losses.


                                                               Allowance amount allocated as of December 31,
                                                -----------------------------------------------------------------------
(Dollars in thousands)                              1996           1995            1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial, financial and agricultural.....   $27,200        $25,400         $25,600         $26,200         $24,500
   Real estate--construction..................    11,700         11,000          10,900          11,700          12,000
   Real estate--mortgage......................     5,100          5,200           5,100           5,000           4,400
   Consumer...................................     5,200          5,300           5,500           5,600           7,900
Allowance amount not allocated................    48,518         44,498          44,157          44,067          39,461
                                                 -------        -------         -------         -------         -------
      Total...................................   $97,718        $91,398         $91,257         $92,567         $88,261
                                                 =======        =======         =======         =======         =======

COMPOSITION OF LOAN PORTFOLIO


                                                                               December 31,
                                                  -------------------------------------------------------------------
                                                    1996           1995           1994           1993           1992
---------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural........      32.9%          32.4%          33.3%          33.3%          32.3%
Real estate--construction......................      8.3            8.5            8.1            8.6            9.1
Real estate--mortgage..........................     48.6           48.0           46.5           45.6           44.4
Consumer......................................      10.2           11.1           12.1           12.5           14.2
                                                   -----          -----          -----          -----          -----
      Total...................................     100.0%         100.0%         100.0%         100.0%         100.0%
                                                   =====          =====          =====          =====          =====


       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     15

              [Chart appears here]

Presented below is the table of data points used to prepare a line graph depicting the annual changes in the ratio of year end loan loss allowance as a % of average loans and the ratio of net charge-offs as a % of average loans of Mercantile Bankshares Corporation from 1992 to 1996:

ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (Net of Recoveries)
AS A % OF AVERAGE LOANS

                                      1992     1993     1994     1995     1996
Loan loss allowance as a % of
 average loans.....................  2.57%    2.54%    2.42%    2.24%    2.22%

Net charge-offs as a % of
 average loans.....................   .67%     .31%     .22%     .26%     .19%






Allowance for Loan Losses

Each Mercshares affiliate is required to maintain an adequate allowance for loan losses and Corporate management and the boards of directors maintain a regular overview to assure that adequacy. Periodic examinations of significant credit exposures, non-accrual and other non-performing assets and various statistical measurements of asset quality are conducted to assure the adequacy of the allowance for loan losses.

   The allowance for loan losses, as a percentage of average loans, was 2.22% at December 31, 1996, virtually unchanged from the percentage at December 31, 1995. The percentage at December 31, 1994 was 2.42%. However, due to continued reductions in the level of non-performing loans, the allowance for loan losses as a percentage of non-performing loans was 478% at December 31, 1996, up from 430% at December 31, 1995 and 271% at December 31, 1994.

   During 1996, the provision for loan loss expense increased to $14,666,000 from the 1995 expense incurred of $7,988,000. Management's decision to increase the provision was influenced by, among other factors, the growth in the commercial, mortgage and construction loan portfolios. The 1995 provision was up slightly from the 1994 provision of $7,056,000.

   Net charge-offs declined to $8,346,000 during 1996 from a total of $10,665,000 in 1995, which in turn were up from $8,366,000 in 1994. Net charge-offs as a percentage of average loans were .19%, .26% and .22% for the years ended December 31, 1996, 1995 and 1994, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percentage of loans charged off were 32% in 1996, 17% in 1995 and 21% in 1994. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 15 and in Footnote
No. 3 to the financial statements.

Non-Performing Assets

Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to non-accrual loans, our policy is that, regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on non-accrual status sooner than this standard if, in management's judgment, such action is warranted.

   Non-performing assets, as a percentage of period end loans and other real estate owned, improved to .52% at December 31, 1996, from .56% and 1.11% in the two preceding years. At year end 1996, non-performing assets were $23,773,000 compared with $24,093,000 and $43,813,000 in 1995 and 1994, respectively. Non-performing assets reached their peak in the third quarter of 1992 and have steadily decreased since that time.

   Non-performing loans decreased slightly to $20,457,000 at December 31, 1996, compared with $21,235,000 one year earlier. Mercshares did not have any renegotiated loans outstanding during or at the close of either of these years. Other real estate owned had increased by $458,000 to $3,316,000 at December 31, 1996. At December 31, 1995, other real estate owned decreased 71.9% to $2,858,000 from $10,165,000 one year earlier. This decrease was primarily attributable to the sale of a foreclosed property (other real estate owned) and to charges of $1,401,000 for reserves against the carrying value of other real estate owned.

   Attention is directed to the data in Non-Performing Assets on page 17 which shows the changes in the amounts of various categories of non-performing assets over the last five years and sets forth the relationship between non-performing loans and total loans and total allowance for loan losses.


16     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NON-PERFORMING ASSETS

A five-year comparison of non-performing assets is presented below:

                                                                                December 31,
                                                 -----------------------------------------------------------------------
(Dollars in thousands)                              1996            1995            1994            1993            1992
------------------------------------------------------------------------------------------------------------------------
Non-accrual loans (1).........................   $20,457         $21,235         $33,645         $66,063         $70,602

Renegotiated loans (1)........................                                         3                           3,105

Loans contractually past due 90 days or more
   and still accruing interest................
                                                 -------         -------         -------         -------         -------
   Total non-performing loans.................    20,457          21,235          33,648          66,063          73,707
Other real estate owned.......................     3,316           2,858          10,165          22,658          20,460
                                                 -------         -------         -------         -------         -------
   Total non-performing assets................   $23,773         $24,093         $43,813         $88,721         $94,167
                                                 =======         =======         =======         =======         =======
Non-performing loans as a percentage of
   period end loans...........................       .45%            .49%            .85%           1.78%           2.11%
Non-performing assets as a percentage of
   period end loans and other real estate
   owned......................................       .52%            .56%           1.11%           2.37%           2.68%
Allowance for loan losses as a percentage
   of non-performing loans....................    477.68%         430.41%         271.21%         140.12%         119.75%


(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $1,982,000 and $1,946,000 in 1996 and 1995 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totaled $875,000 and $1,086,000 in 1996 and 1995, respectively.

Note: As of December 31, 1996, the Corporation was monitoring loans estimated to aggregate $4,645,000 not currently classified as non-accrual or renegotiated loans. These loans have characteristics which indicate they may result in such classification in the future.


Sources of Funds

Mercshares' primary source of funding comes from deposits gathered by the 164 branches of its affiliate banks. Average total deposits were $5,218,300,000 representing an increase of $351,700,000 or 7.2% over the prior year average of $4,866,600,000. The Sparks affiliation accounted for $141,200,000 or 40.1% of the 1996 growth in average total deposits. Average total deposits for 1994 amounted to $4,692,500,000. For the year ended December 31, 1996, 85.6% of the funding for average earning assets was derived from deposits. This ratio is comparable to the ratio of 85.7% for both 1995 and 1994.

    Strong growth for 1996 was recorded in the noninterest-bearing deposit category. Averaging $982,200,000 for the year and representing 18.8% of average total deposits, this key source of funds grew by 10.5% over the prior year's average. The average for 1995 was down slightly from the 1994 average, with these funds representing 18.3% of total average deposits. The company continues to focus on its cash management services to its commercial customers in order to maintain and expand this key source of funding.

    Total interest-bearing deposits grew on average by a more modest 6.5% or $258,400,000. Average interest-bearing deposits amounted to $4,236,100,000, up from the 1995 average of $3,977,700,000. The average for 1995 represented an increase of 4.6% over 1994's average of $3,802,400,000. With a decline in interest rates paid on savings deposits, which averaged $2,214,700,000 for 1996, growth in this category was minimal. Savings deposits are comprised of checking plus interest, money market and savings accounts. However, this growth did reflect a reversal of the outflow from this funding source which occurred during 1995. In comparison, the average for 1995 of $2,200,200,000 represented a decrease of $210,200,000 or 8.7% from the 1994 average balance of $2,410,400,000.

    Certificates of deposit and other time deposits have increased steadily over the past two years as depositors have shifted to this deposit category in order to maintain their return on funds. Averaging $2,021,400,000 for the year ended December 31, 1996, certificates of


       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     17

COMPOSITION OF EARNING ASSETS


                                                                                  Average Balances
                              --------------------------------------------------------------------
(Dollars in thousands)                1996                    1995                     1994
--------------------------------------------------------------------------------------------------
Loans.......................  $4,411,500    72.4%     $4,079,300    71.8%      $3,765,200    68.7%
Investment securities*......   1,597,000    26.2       1,515,700    26.7        1,700,600    31.1
Federal funds sold..........      80,300     1.3          62,700     1.1           12,200      .2
Securities purchased under
   resale agreements........       5,300      .1          20,000      .4
                              ----------   -----      ----------   -----       ----------   -----
        Total...............  $6,094,100   100.0%     $5,677,700   100.0%      $5,478,000   100.0%
                              ==========   =====      ==========   =====       ==========   =====

                               ---------------------------------------------
(Dollars in thousands)                 1993                     1992
----------------------------------------------------------------------------
Loans.......................   $3,647,000    68.7%      $3,438,000     69.6%
Investment securities*......    1,612,200    30.3        1,449,600     29.3
Federal funds sold..........       37,600      .7           42,400       .9
Securities purchased under
   resale agreements........       15,700      .3            8,700       .2
                               ----------   -----       ----------    -----
        Total...............   $5,312,500   100.0%      $4,938,700    100.0%
                               ==========   =====       ==========    =====

*Includes interest-bearing deposits in other banks.




DEPOSIT MIX

                                                                               Average Balances
                                ---------------------------------------------------------------
(Dollars in thousands)                  1996                   1995                  1994
-----------------------------------------------------------------------------------------------
Noninterest-bearing deposits..  $  982,200   18.8%     $  888,900   18.3%    $  890,100   19.0%
Interest-bearing deposits:
   Savings, checking plus
     interest.................   1,451,000   27.8       1,421,000   29.2      1,577,100   33.6

   Money market...............     763,700   14.6         779,200   16.0        833,300   17.8
   CDs and other time deposits
     less than $100,000.......   1,403,200   26.9       1,228,000   25.2      1,052,100   22.4

   CDs $100,000
     and over.................     618,200   11.9         549,500   11.3        339,900    7.2
                                ----------  -----      ----------  -----     ----------  -----
        Total.................  $5,218,300  100.0%     $4,866,600  100.0%    $4,692,500  100.0%
                                ==========  =====      ==========  =====     ==========  =====

                                ----------------------------------------
(Dollars in thousands)                  1993                  1992
------------------------------------------------------------------------
Noninterest-bearing deposits..  $  845,500   18.3%    $  746,200   17.4%
Interest-bearing deposits:
   Savings, checking plus
     interest.................   1,505,000   32.5      1,178,100   27.4

   Money market...............     885,600   19.1        847,100   19.7
   CDs and other time deposits
     less than $100,000.......   1,086,600   23.5      1,201,300   27.9

   CDs $100,000
     and over.................     302,500    6.6        327,000    7.6
                                ----------  -----     ----------  -----
        Total.................  $4,625,200  100.0%    $4,299,700  100.0%
                                ==========  =====     ==========  =====



LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate--construction loans as of December 31, 1996.


                                                                                         Maturing
                                                      ------------------------------------------------------------------------------
                                                                               Over 1
                                                        1 year                through                  Over 5
(Dollars in thousands)                                 or less                5 years                   years                  Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..........      $538,552               $562,599                $405,511             $1,506,662
Real estate--construction........................      125,048                192,236                  62,723                380,007
                                                      --------               --------                --------             ----------
        Total...................................      $663,600               $754,835                $468,234             $1,886,669
                                                      ========               ========                ========             ==========

Of the $1,223,069,000 loans maturing after one year, $367,181,000 or 30% have predetermined interest rates and $855,888,000 or 70% have floating interest rates.



18     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
deposit grew by 13.7% from the average of $1,777,500,000 for 1995. The 1995 average was up 27.7% over the 1994 average of $1,392,000,000, reflecting the shift by depositors out of noninterest-bearing and savings deposit accounts into the higher rate interest-bearing accounts. Certificates of deposit -- $100,000 and over averaged $618,200,000, $549,500,000 and $339,900,000 for the years ended December 31, 1996, 1995 and 1994, respectively. While growth in this category remained strong at 12.5%, such growth was down significantly from the 61.7% growth recorded during 1995.

   Due to the fact that Mercshares' overall growth in average deposits was more than adequate to fund its growth in average total loans, average short-term borrowings remained relatively unchanged. Such funds averaged $292,900,000, an increase of $12,000,000 over the prior year's average of $280,900,000. The 1994 average balance for this source of funds was $314,400,000.

   Another key source of funding is stockholders' equity. Mercshares has consistently maintained a level that is greater than its peers as reported in data furnished by our regulators. Averaging $810,500,000 in 1996, total stockholders' equity increased by 7.6% over 1995's average of $753,500,000. With the growth in average total assets for 1996 being 7.3%, the company was able to maintain its ratio of average total stockholders' equity to overall average total assets at 12.6% for both 1996 and 1995. For a more in-depth discussion of stockholders' equity and capital adequacy, see page 21 of Management's Discussion and Footnote No. 9 to the financial statements.

Asset/Liability and Liquidity Management

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

   Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest Rate Sensitivity Analysis on page 20, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1996, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.

   At times, our efforts to mitigate our exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit & Trust Company (MSD&T), entered into a master agreement with another leading financial institution for the purpose of making interest rate swap and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's






                   [Bar graph appears here]

Presented below is the table of data points used to prepare a bar graph depicting the composition of average total loans of Mercantile Bankshares Corporation from 1992 to 1996:

LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
5 Year Compound Growth Rate: 5.9%

                               1992       1993       1994       1995       1996
Commercial, financial
 and agricultural..........     33%        33%        33%        33%        33%

Real estate - construction
 and mortgage..............     52%        54%        55%        55%        56%

Consumer...................     15%        13%        12%        12%        11%

Total......................    100%       100%       100%       100%       100%

Total average loans....... $3,438.0   $3,647.0   $3,765.2   $4,079.3   $4,411.5



       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES 19 customers to enable its customers to manage the volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate protection arrangements under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose the Corporation to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 1996, no customer had entered into any such arrangement. Beyond establishing this specific facility, Mercshares has not had to utilize interest rate swaps or other derivative instruments to manage its overall interest sensitivity.

   The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. In 1996, growth of average total deposits exceeded average total loan growth, contributing to the increase in investment securities. The reverse situation occurred in 1995. By limiting the maturity and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to the national markets for certificates of deposit and commercial paper should it need to further supplement its liquidity needs.


INTEREST RATE SENSITIVITY ANALYSIS


                                                                            At December 31, 1996
                                           ------------------------------------------------------------------------------------
                                                            Over        Over         Over
                                                        3 months    6 months       1 year                    Non-
                                             Within         thru        thru         thru       After   sensitive
(Dollars in millions)                      3 months     6 months      1 year      5 years     5 years       funds        Total
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)........................     $  159.9       $151.3      $209.2     $1,078.6   $     5.6     $  18.5     $1,623.1
Federal funds/repos...................         27.9                                                                       27.9
Loans.................................      2,540.5        124.2       270.8      1,266.6       380.6                  4,582.7
Other assets..........................                                                                      409.0        409.0
                                           --------       ------      ------     --------   ---------     -------     --------
        Total.........................      2,728.3        275.5       480.0      2,345.2       386.2       427.5      6,642.7
                                           --------       ------      ------     --------   ---------     -------     --------
LIABILITIES & EQUITY
Money market deposit accounts.........        739.2                                                                      739.2
Time deposits.........................        624.9        332.6       369.7        716.9         1.0                  2,045.1
Other deposits (2)....................        427.7                                           2,127.7                  2,555.4
Short-term borrowings.................        336.7                                                                      336.7
Long-term debt........................                                               32.7        16.7                     49.4
Other liabilities.....................                                                                       80.9         80.9
Stockholders' equity..................                                                                      836.0        836.0
                                           --------       ------      ------     --------   ---------     -------     --------
        Total.........................      2,128.5        332.6       369.7        749.6     2,145.4       916.9     $6,642.7
                                           --------       ------      ------     --------   ---------     -------     --------
Excess................................     $  599.8       $(57.1)     $110.3     $1,595.6   $(1,759.2)    $(489.4)
                                           ========       ======      ======     ========   =========     =======
Accumulated excess....................     $  599.8       $542.7      $653.0     $2,248.6   $   489.4
                                           ========       ======      ======     ========   =========
Accumulated excess as a percent
   of total...........................          9.0%         8.2%        9.8%        33.9%        7.4%

(1) Includes interest-bearing deposits in other banks.
(2) Reflects behavior experience which often differs from legal withdrawal provisions.



20     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Capital Resources and Adequacy

Maintenance of exceptional capital strength has long been a guiding principle of Mercshares. Ample capital is necessary to sustain growth, to provide a measure of protection against unanticipated declines in asset values and to safeguard the funds of depositors. Capital also provides a source of funds to meet loan demand and enables the company to manage its assets and liabilities effectively.

   Stockholders' equity increased 5.3% to $836,036,000 at year end 1996 from $793,826,000 at year end 1995 which, in turn, represented a 9.7% increase from $723,917,000 at year end 1994. These increases are primarily attributable to growth in earnings. Book value per share was $17.62, $16.44 and $15.05 at December 31, 1996, 1995 and 1994, respectively. The ratio of average equity to average assets was 12.6% in 1996 and 1995 and 12.1% in 1994, ranking Mercshares among the very strongest in the industry each year.

   Various bank regulatory agencies have implemented stringent capital guidelines which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well-capitalized" institution, such as Mercshares, faces fewer regulatory hindrances in its operations than institutions which are classified at the other end of the spectrum as "critically undercapitalized." For instance, only "well-capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The risk-based capital ratios graph on this page shows that Mercshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements which apply to Mercshares see Footnote No. 9 which begins on page 35.

   Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercshares and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No. 8 on page 35 for information regarding Mercshares' commitments.

    While maintaining exceptional capital strength and financing growth of the company, Mercshares has also been pursuing a share repurchase program. In December 1996, the Board of Directors authorized repurchase of up to 1,000,000 shares of Mercshares common stock. This followed prior authorization for the repurchase of 5,000,000 shares. Through December 1996, 3,486,000 shares of common stock were repurchased under these programs. At December 31, 1996, remaining authorization to repurchase common stock was 2,514,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchase of shares during periods when capital accumulates at a rate in excess of the rate required to support the growth of earning assets.

Dividends

For the 20th consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the September 1996 dividend, the quarterly dividend rate was raised 13% from $.23 to $.26 per share. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular. The annual dividends paid per common share were $.98 in 1996, $.86 in 1995, and $.74 in 1994. Total cash dividends paid were $46,579,000 in 1996, $41,013,000 in 1995 and $34,982,000 in 1994. The chart appearing on page 22 presents quarterly dividends paid over the last two years.




                   [Bar graph appears here]

Presented below is the table of data points used to prepare a bar graph depicting the year end levels of tier one and tier two risk-based capital ratios of Mercantile Bankshares Corporation from 1992 to 1996:

RISK-BASED CAPITAL RATIOS*

                                      1992     1993    1994     1995     1996

Tier two...........................   1.4%     1.4%    1.3%     1.3%     1.3%

Tier one...........................  17.0%    18.2%   18.3%    17.9%    17.9%

(Regulatory tier one minimum is 4%.)

* Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.







                   [Bar graph appears here]

Presented below is the table of data points used to prepare a bar graph depicting the increase in annual dividends paid per share by Mercantile Bankshares Corporation from 1992 to 1996:

DIVIDENDS PER SHARE
5 Year Compound Growth Rate: 11.3%

                                      1992     1993     1994     1995     1996

         Dividends per share........  $.58     $.64     $.74     $.86     $.98





       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     21

DIVIDENDS


                                                                           1996                                  1995
-----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                        4th      3rd     2nd       1st        4th      3rd      2nd      1st
-----------------------------------------------------------------------------------------------------------------------------------
Common dividends..........................................     .26      .26     .23       .23        .23      .23      .20      .20


Mercantile Bankshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercantile Bankshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercantile Bankshares and its affiliates.


RECENT COMMON STOCK PRICES
MARKET PRICES*


                                                                           1996                                  1995
-----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                        4th      3rd      2nd       1st       4th      3rd      2nd      1st
-----------------------------------------------------------------------------------------------------------------------------------
High......................................................  33-3/4   30-1/2   26-5/8    28-1/4    29-1/2   27-3/4   24-1/8   22-3/8
Low.......................................................  29-1/2   24-3/4   25        25-1/4    26-5/8   22-3/8   21-1/8   19-1/2

*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National
 Market under the symbol MRBK. The quotations represent actual transactions.

 As of February 28, 1997, there were 8,730 stockholders of record.


Acquisitions and Commitments

In October 1996, Mercshares entered into an agreement to acquire all the outstanding shares of Home Bank, Newark, Maryland. Under terms of the agreement, Mercshares will issue up to 475,218 shares representing an exchange of 2.6 shares for each outstanding share of the common stock of Home Bank. The affiliation has been approved by the shareholders of Home Bank and approval by various regulatory agencies is pending. It is anticipated that this affiliation will be completed during 1997.

   In December 1996, Mercshares entered into an agreement to acquire all the outstanding shares of Farmers Bank of Mardela Springs, Mardela Springs, Maryland. Under terms of the agreement, Mercshares will issue up to 115,035 shares representing an exchange of 1.25 shares for each outstanding share of the common stock of Farmers Bank. The affiliation has been approved by the shareholders of Farmers Bank and approval by various regulatory agencies is pending. It is anticipated that this affiliation will be completed during 1997.

   In accordance with the terms of each respective Agreement and Plan of Affiliation and Merger, upon consummation of the affiliation, each of the above banks will be merged into an existing Mercshares affiliate. It is anticipated that these acquisitions will be accounted for as purchases.

   Further information regarding these affiliations is presented in Footnote No. 14 on page 41.

   Commitments for 1997 include plans for approximately $8,000,000 of capital expenditures, consisting primarily of construction and improvements of new and existing banking offices of affiliate banks. For further information on commitments, see Footnotes No. 4 and 8 on pages 33 and 35, respectively.

Recent FASB Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued in June 1996. This statement establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement No. 125 also establishes new accounting requirements for pledged collateral.

   This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. As of December 30, 1996, implementation of certain provisions were deferred as a result of the issuance of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". These pronouncements will not have a material effect on the financial statements of Mercshares.



22     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and The Board of Directors,
Mercantile Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Mercantile Bankshares Corporation and Affiliates as of December 31, 1996 and 1995, and the related statements of consolidated income, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercantile Bankshares Corporation and Affiliates as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.
----------------------------

Baltimore, Maryland
January 22, 1997

      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      23

CONSOLIDATED BALANCE SHEETS




DECEMBER 31,

(Dollars in thousands, except per share data)                                                    1996                  1995
===========================================================================================================================
ASSETS
Cash and due from banks................................................................    $  257,337            $  247,301
Interest-bearing deposits in other banks...............................................           100                   100
Investment securities held-to-maturity (1),(2).........................................        26,279                20,585
Investment securities available-for-sale (1),(2).......................................     1,596,687             1,551,669
Federal funds sold.....................................................................        27,942                26,081
Securities purchased under resale agreements...........................................                              49,982

Loans (3)..............................................................................     4,582,712             4,301,270
Less: allowance for loan losses (1),(3)................................................       (97,718)              (91,398)
                                                                                           ----------            ----------
        Loans, net.....................................................................     4,484,994             4,209,872
                                                                                           ----------            ----------

Bank premises and equipment, net (1),(4)...............................................        80,738                78,363
Other real estate owned, net (1).......................................................         3,316                 2,858
Excess cost over equity in affiliated banks, net (1)...................................        28,276                30,251
Other assets...........................................................................       137,012               132,041
                                                                                           ----------            ----------
        Total..........................................................................    $6,642,681            $6,349,103
                                                                                           ==========            ==========

LIABILITIES
Deposits:
     Noninterest-bearing deposits......................................................    $1,090,347            $  983,021
     Interest-bearing deposits.........................................................     4,249,308             4,186,360
                                                                                           ----------            ----------
        Total deposits.................................................................     5,339,655             5,169,381
Short-term borrowings (6)..............................................................       336,655               281,642
Accrued expenses and other liabilities.................................................        80,940                78,631
Long-term debt (7).....................................................................        49,395                25,623
                                                                                           ----------            ----------
        Total liabilities..............................................................     5,806,645             5,555,277
                                                                                           ----------            ----------
COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 67,000,000 shares; issued 47,435,322 shares in
   1996 and 48,272,451 shares in 1995..................................................        94,872                96,545
Capital surplus........................................................................        97,154                66,107
Retained earnings......................................................................       641,212               620,391
Unrealized gains (losses) on securities, net...........................................         2,798                10,783
                                                                                           ----------            ----------
        Total stockholders' equity.....................................................       836,036               793,826
                                                                                           ----------            ----------
           Total.......................................................................    $6,642,681            $6,349,103
                                                                                           ==========            ==========

See notes to consolidated financial statements


24      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

STATEMENT OF CONSOLIDATED INCOME




FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands, except per share data)                                        1996              1995             1994
============================================================================================================================
INTEREST INCOME
Interest and fees on loans (1)...........................................        $400,800          $379,888         $315,094
                                                                                 --------          --------         --------
Interest and dividends on investment securities:
   Taxable interest income...............................................          90,934            81,269           86,432
   Tax-exempt interest income............................................             706               663              696
   Dividends.............................................................             609               467              365
   Other investment income...............................................             563               271              273
                                                                                 --------          --------         --------
                                                                                   92,812            82,670           87,766
                                                                                 --------          --------         --------
Other interest income....................................................           4,527             4,717              529
                                                                                 --------          --------         --------
      Total interest income..............................................         498,139           467,275          403,389
                                                                                 --------          --------         --------
INTEREST EXPENSE
Interest on deposits (5).................................................         170,763           163,556          126,197
Interest on short-term borrowings........................................          14,199            15,123           12,111
Interest on long-term debt...............................................           2,596             1,808            2,125
                                                                                 --------          --------         --------
      Total interest expense.............................................         187,558           180,487          140,433
                                                                                 --------          --------         --------
NET INTEREST INCOME......................................................         310,581           286,788          262,956
Provision for loan losses (1),(3)........................................          14,666             7,988            7,056
                                                                                 --------          --------         --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......................         295,915           278,800          255,900
                                                                                 --------          --------         --------
NONINTEREST INCOME
Trust division services (1)..............................................          46,244            44,273           43,360
Service charges on deposit accounts......................................          16,234            15,764           15,655
Other fees...............................................................          24,178            19,975           21,342
Investment securities gains and (losses) (2),(10)........................              74            (1,715)          (1,399)
Other income.............................................................           2,698             2,609            5,849
                                                                                 --------          --------         --------
      Total noninterest income...........................................          89,428            80,906           84,807
                                                                                 --------          --------         --------
NONINTEREST EXPENSES
Salaries.................................................................          97,538            92,931           86,941
Employee benefits (12)...................................................          23,245            24,581           23,929
Net occupancy expense of bank premises (1),(4)...........................          11,846            11,106           10,871
Furniture and equipment expenses (1),(4).................................          17,645            16,893           13,977
Communications and supplies..............................................          10,809             9,778            9,182
FDIC insurance premium expense...........................................             288             6,346           10,911
Other expenses...........................................................          37,044            32,062           38,010
                                                                                 --------          --------         --------
      Total noninterest expenses.........................................         198,415           193,697          193,821
                                                                                 --------          --------         --------
         Income before income taxes......................................         186,928           166,009          146,886
         Applicable income taxes (1),(10)................................          69,528            61,577           56,445
                                                                                 --------          --------         --------
            NET INCOME...................................................        $117,400          $104,432         $ 90,441
                                                                                 ========          ========         ========
NET INCOME PER SHARE OF COMMON STOCK (9).................................           $2.46             $2.19            $1.88


See notes to consolidated  financial  statements


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      25

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents



FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                               1996              1995             1994
============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans...............................................       $ 401,081         $ 377,105        $ 309,072
Interest and dividends on investment securities..........................          92,986            82,931           89,990
Other interest income....................................................           4,581             4,672              614
Noninterest income.......................................................          85,841            83,102           86,621
Interest paid............................................................        (188,272)         (174,929)        (139,535)
Noninterest expenses paid................................................        (174,884)         (182,741)        (177,528)
Income taxes paid........................................................         (74,719)          (62,168)         (56,554)
                                                                                ---------         ---------        ---------
      Net cash provided by operating activities..........................         146,614           127,972          112,680
                                                                                ---------         ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity.......           1,490           188,948          280,527
Proceeds from sales of investment securities available-for-sale..........          65,434            78,232          191,151
Proceeds from maturities of investment securities available-for-sale.....         630,120           268,819           82,829
Purchases of investment securities held-to-maturity......................          (7,391)          (40,953)        (270,545)
Purchases of investment securities available-for-sale....................        (753,013)         (384,740)        (141,383)
Net increase in customer loans...........................................        (293,819)         (243,034)        (225,114)
Capital expenditures.....................................................         (10,611)           (9,657)          (8,566)
Proceeds from sales of other real estate owned...........................           3,343            10,629            6,548
                                                                                ---------         ---------        ---------
      Net cash used in investing activities..............................        (364,447)         (131,756)         (84,553)
                                                                                ---------         ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing deposits..................         107,326             3,710           (6,247)
Net decrease in checking plus interest and savings accounts..............         (17,911)         (184,309)        (109,455)
Net increase in certificates of deposit..................................          80,859           405,705          143,852
Net increase (decrease) in short-term borrowings.........................          55,013           (74,626)          64,172
Proceeds from issuance of long-term debt.................................          25,000
Repayment of long-term debt..............................................          (1,228)           (5,937)            (880)
Proceeds from issuance of shares.........................................           5,846             4,486            7,087
Repurchase of common shares..............................................         (28,578)          (45,685)         (11,299)
Dividends paid...........................................................         (46,579)          (41,013)         (34,982)
                                                                                ---------         ---------        ---------
      Net cash provided by financing activities..........................         179,748            62,331           52,248
                                                                                ---------         ---------        ---------
Net increase (decrease) in cash and cash equivalents (1).................         (38,085)           58,547           80,375
Cash and cash equivalents at beginning of year...........................         323,464           257,146          176,771
Adjustment for affiliation...............................................                             7,771
                                                                                ---------         ---------        ---------
Cash and cash equivalents at end of year.................................       $ 285,379         $ 323,464        $ 257,146
                                                                                =========         =========        =========

See notes to consolidated financial statements



26      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Reconciliation of net income to net cash provided by operating activities



FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                               1996              1995             1994
============================================================================================================================
Net income...............................................................        $117,400          $104,432         $ 90,441
                                                                                 --------          --------         --------
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Depreciation and amortization......................................           8,236             7,912            7,657
      Provision for loan losses..........................................          14,666             7,988            7,056
      Write-down of other real estate owned..............................             230             1,401            5,945
      Investment securities (gains) and losses...........................             (74)            1,715            1,399
      Provision for deferred taxes (benefit).............................          (5,369)              672           (1,141)
      Amortization of excess cost over equity in affiliates..............           1,975             1,276            1,131
      (Increase) decrease in interest receivable.........................             509            (2,567)          (3,713)
      (Increase) decrease in other receivables...........................          (3,513)              481              415
      (Increase) decrease in other assets................................           3,402            (4,195)          (6,158)
      Increase (decrease) in interest payable............................            (714)            5,558              898
      Increase in accrued expenses.......................................           9,688             4,562            7,718
      Increase (decrease) in taxes payable...............................             178            (1,263)           1,032
                                                                                 --------          --------         --------
         Total adjustments...............................................          29,214            23,540           22,239
                                                                                 --------          --------         --------
Net cash provided by operating activities................................        $146,614          $127,972         $112,680
                                                                                 ========          ========         ========

See notes to consolidated financial statements


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      27

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY



FOR THE YEARS ENDED
DECEMBER 31, 1996, 1995 and 1994

                                                                                                                  Unrealized
                                                                                                                       Gains
                                                                               Common    Capital      Retained   (Losses) on
(Dollars in thousands, except per share data)                                   Stock    Surplus      Earnings    Securities
============================================================================================================================
BALANCE, DECEMBER 31, 1993 ...............................................    $96,470   $ 26,958      $551,513
Unrealized gains (losses) on securities at January 1, 1994................                                           $ 1,059
Net income................................................................                              90,441
Cash dividends paid:
   Common stock ($.74 per share)..........................................                             (34,387)
   By affiliated bank prior to affiliation................................                                (595)
Issuance of 122,718 shares for dividend
   reinvestment and stock purchase plan...................................        245      2,093
Issuance of 22,019 shares for employee stock
   purchase dividend reinvestment plan....................................         44        392
Issuance of 301,690 shares for employee stock option plan.................        604      3,709
Purchase of 567,500 shares under stock repurchase plan....................     (1,135)   (10,164)
Change in unrealized gains (losses) on securities.........................                                            (3,330)
                                                                              -------   --------      --------       -------
BALANCE, DECEMBER 31, 1994 ...............................................     96,228     22,988       606,972        (2,271)
Net income................................................................                             104,432
Cash dividends paid:
   Common stock ($.86 per share)..........................................                             (41,013)
Issuance of 123,671 shares for dividend
   reinvestment and stock purchase plan...................................        247      2,676
Issuance of 30,395 shares under exercise of stock
   appreciation rights....................................................         61        678
Issuance of 24,344 shares for employee stock
   purchase dividend reinvestment plan....................................         49        533
Issuance of 11,578 shares for employee stock option plan..................         23        219
Purchase of 1,830,864 shares under stock repurchase plan..................     (3,662)   (42,023)
Issuance of 1,799,313 shares for acquisition
   of new affiliate bank..................................................      3,599     31,036
Transfer to capital surplus...............................................                50,000       (50,000)
Change in unrealized gains (losses) on securities.........................                                            13,054
                                                                              -------   --------      --------       -------
BALANCE, DECEMBER 31, 1995................................................     96,545     66,107       620,391        10,783
Net income................................................................                             117,400
Cash dividends paid:
   Common stock ($.98 per share)..........................................                             (46,579)
Issuance of 142,929 shares for dividend
   reinvestment and stock purchase plan...................................        287      3,526
Issuance of 24,941 shares for employee stock
   purchase dividend reinvestment plan....................................         50        650
Issuance of 61,052 shares for employee stock option plan..................        122      1,211
Purchase of 1,066,051 shares under stock repurchase plan..................     (2,132)   (26,446)
Vested stock options (13).................................................                 2,106
Transfer to capital surplus...............................................                50,000       (50,000)
Change in unrealized gains (losses) on securities.........................                                            (7,985)
                                                                              -------   --------      --------       -------
BALANCE, DECEMBER 31, 1996 (9)............................................    $94,872   $ 97,154      $641,212       $ 2,798
                                                                              =======   ========      ========       =======

See notes to consolidated financial statements


28      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation

The consolidated financial statements include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates. The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a period of 15 to 40 years from the respective dates of affiliation. Accumulated amortization amounted to $15,873,000 and $13,898,000 at December 31, 1996 and 1995, respectively.

   Mercshares and its affiliates use the accrual basis of accounting, except for trust income which is recorded on the modified accrual basis. Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates.

   Certain previously reported amounts have been restated to conform to the 1996 presentation.

B. Securities

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

   In December 1995, Mercshares reclassified all of its U.S. Government securities and certain other investments as available-for-sale.

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


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      29

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

2. INVESTMENT SECURITIES

The amortized cost and market values of investment securities at December 31, 1996 and 1995 are as follows:


                                                          1996                                             1995
                                      -----------------------------------------------   --------------------------------------------
                                                       Gross        Gross                                Gross      Gross
                                       Amortized  Unrealized   Unrealized      Market   Amortized   Unrealized Unrealized     Market
(Dollars in thousands)                      Cost       Gains       Losses       Value        Cost        Gains     Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury......................
  U.S. government agencies...........
  States and political subdivisions.. $   13,551     $   128       $   37  $   13,642  $   15,233      $   187       $ 67 $   15,353
  Other bonds, notes
   and debentures....................          7                                    7           6                                  6
                                      ----------     -------       ------  ----------  ----------      -------       ---- ----------
   Total bonds.......................     13,558         128           37      13,649      15,239          187         67     15,359
  Other investments..................     12,721           6                   12,727       5,346            7                 5,353
                                      ----------     -------       ------  ----------  ----------      -------       ---- ----------
     Total .......................... $   26,279     $   134       $   37  $   26,376  $   20,585      $   194       $ 67 $   20,712
                                      ==========     =======       ======  ==========  ==========      =======       ==== ==========
Securities available-for-sale
  U.S. Treasury...................... $1,567,754     $ 3,881       $5,455  $1,566,180  $1,501,255      $12,565       $726 $1,513,094
  U.S. government agencies...........     15,537          10          210      15,337      22,442           57        175     22,324
  States and political subdivisions..         35           1                       36          45                                 45
  Other bonds, notes
   and debentures....................      7,716           1           91       7,626       9,803           17         87      9,733
                                      ----------     -------       ------  ----------  ----------      -------       ---- ----------
   Total bonds.......................  1,591,042       3,893        5,756   1,589,179   1,533,545       12,639        988  1,545,196
  Other investments..................      1,286       6,222                    7,508       1,042        5,431                 6,473
                                      ----------     -------       ------  ----------  ----------      -------       ---- ----------
     Total........................... $1,592,328     $10,115       $5,756  $1,596,687  $1,534,587      $18,070       $988 $1,551,669
                                      ==========     =======       ======  ==========  ==========      =======       ==== ==========


In accordance with the terms of a special report issued by the Financial Accounting Standards Board regarding SFAS No. 115, U.S. treasury securities formerly classified as held-to-maturity were reclassified as available-for-sale in 1995. This action was taken as a result of management's determination that there was a need to maintain flexibility in managing the investment portfolio to meet liquidity needs and to manage interest rate risk.



30      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1996 and 1995 are shown below:

                                                                                       1996                           1995
                                                                             ------------------------       ------------------------
                                                                              Amortized        Market       Amortized         Market
(Dollars in thousands)                                                             Cost         Value            Cost          Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year........................................................      $    2,904    $    2,915      $    1,593     $    1,592
  1-5 years............................................................          10,240        10,306          12,465         12,564
  5-10 years...........................................................             407           421           1,175          1,197
  After 10 years.......................................................               7             7               6              6
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $   13,558    $   13,649      $   15,239     $   15,359
                                                                             ==========    ==========      ==========     ==========
Securities available-for-sale
  Within 1 year........................................................      $  517,513    $  517,783      $  685,169     $  686,245
  1-5 years............................................................       1,068,349     1,066,261         842,515        853,141
  5-10 years...........................................................           3,156         3,119           2,304          2,277
  After 10 years.......................................................           2,024         2,016           3,557          3,533
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $1,591,042    $1,589,179      $1,533,545     $1,545,196
                                                                             ==========    ==========      ==========     ==========

At December 31, 1996 and 1995, no single issue of investment securities exceeded ten percent of stockholders' equity.

   At December 31, 1996 and 1995, securities with an amortized cost of $470,914,000 and $447,287,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

   The gross realized gains and losses on debt and non-debt securities for 1996, 1995 and 1994 are as follows:


                                               1996                              1995                                 1994
                                       --------------------              ----------------------               ---------------------
                                          Gross       Gross                 Gross         Gross                  Gross        Gross
                                       Realized    Realized              Realized      Realized               Realized     Realized
(Dollars in thousands)                    Gains      Losses                 Gains        Losses                  Gains       Losses
-----------------------------------------------------------------------------------------------------------------------------------
Debt securities
   Available-for-sale.............          $ 2         $14                              $  910                   $261       $1,102
Non-debt securities
   Held-to-maturity...............                                                          422                                 557
   Available-for-sale.............           86                               $83           466                     12           13
                                            ---         ---                   ---        ------                   ----       ------
    Total.........................          $88         $14                   $83        $1,798                   $273       $1,672
                                            ===         ===                   ===        ======                   ====       ======


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      31

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 1996 and 1995 are as follows:


(Dollars in thousands)                                                                                         1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Bank affiliates:
  Commercial......................................................................................       $1,506,358       $1,392,845
  Construction....................................................................................          372,467          356,652
  Mortgage........................................................................................        2,210,469        2,053,620
  Consumer........................................................................................          470,372          478,746
                                                                                                         ----------       ----------
    Total.........................................................................................        4,559,666        4,281,863
                                                                                                         ----------       ----------
Bank-related affiliates:
  Commercial......................................................................................              304              300
  Construction....................................................................................            7,540            6,918
  Mortgage........................................................................................           15,202           12,189
                                                                                                         ----------       ----------
    Total.........................................................................................           23,046           19,407
                                                                                                         ----------       ----------
      Total loans.................................................................................       $4,582,712       $4,301,270
                                                                                                         ==========       ==========

At December 31, 1996 and 1995, $20,457,000 and $21,235,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.

The changes in the allowance for loan losses follow:

                                                                                                              Bank-
(Dollars in thousands)                                                                         Banks        Related           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993.............................................................     $ 91,388         $1,179        $ 92,567
  Provision charged to operating expense...............................................        7,016             40           7,056
  Recoveries...........................................................................        2,163                          2,163
  Charge-offs..........................................................................      (10,529)                       (10,529)
                                                                                            --------         ------        --------

Balance, December 31, 1994.............................................................       90,038          1,219          91,257
  Allowance of acquired bank...........................................................        2,818                          2,818
  Provision charged to operating expense...............................................        7,988                          7,988
  Recoveries...........................................................................        2,180                          2,180
  Charge-offs..........................................................................      (12,845)                       (12,845)
                                                                                            --------         ------        --------

Balance, December 31, 1995.............................................................       90,179          1,219          91,398
  Provision charged to operating expense...............................................       14,626             40          14,666
  Recoveries...........................................................................        3,864                          3,864
  Charge-offs..........................................................................      (11,961)          (249)        (12,210)
                                                                                            --------         ------        --------

Balance, December 31, 1996.............................................................     $ 96,708         $1,010        $ 97,718
                                                                                            ========         ======        ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 1996 and 1995 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.



(Dollars in thousands)                                                                                         1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance..............................................................     $ 2,649         $ 4,628
Impaired loans with no valuation allowance.............................................................      13,128          13,661
                                                                                                            -------         -------
  Total impaired loans.................................................................................     $15,777         $18,289
                                                                                                            =======         =======
Allowance for loan losses applicable to impaired loans.................................................     $ 1,194         $ 1,907
Allowance for loan losses applicable to other than impaired loans......................................      96,524          89,491
                                                                                                            -------         -------
  Total allowance for loan losses......................................................................     $97,718         $91,398
                                                                                                            =======         =======
Year-to-date interest income on impaired loans recorded on the cash basis..............................     $   672         $   471
                                                                                                            =======         =======
Year-to-date average recorded investment in impaired loans during the period...........................     $19,300         $23,300
                                                                                                            =======         =======
Quarter-to-date interest income on impaired loans recorded on the cash basis...........................     $    34         $   190
                                                                                                            =======         =======
Quarter-to-date average recorded investment in impaired loans during the period........................     $18,400         $18,500
                                                                                                            =======         =======


32      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1996 and 1995 consist of the following:


(Dollars in thousands)                                                                                         1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Land...................................................................................................    $ 18,402        $ 17,017
Buildings and leasehold improvements...................................................................      94,826          92,688
Equipment..............................................................................................      50,893          46,400
                                                                                                           --------        --------
                                                                                                            164,121         156,105
Accumulated depreciation and amortization..............................................................     (83,383)        (77,742)
                                                                                                           --------        --------
Bank premises and equipment, net.......................................................................    $ 80,738        $ 78,363
                                                                                                           ========        ========

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

Total rental expense for 1996, 1995 and 1994 was:


(Dollars in thousands)                                                                             1996           1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
Bank premises*.............................................................................      $4,108         $4,114       $4,015
Equipment/software expense.................................................................       4,465          3,999        4,069
                                                                                                 ------         ------       ------
  Total rental expense.....................................................................      $8,573         $8,113       $8,084
                                                                                                 ======         ======       ======

*Amounts do not reflect offset for rental income.

At December 31, 1996, the aggregate minimum rental commitments under noncancelable operating leases are as follows: 1997-$7,559,000; 1998-$7,057,000; 1999-$5,056,000; 2000-$3,945,000; 2001-$3,256,000; thereafter-$10,503,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $636,951,000 and $587,953,000 at December 31,
1996 and 1995, respectively. Other time deposits issued in denominations of $100,000 or more totaled $1,335,000 at December 31, 1996 and 1995.

    At December 31, 1996, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                                                     Maturing
                                                                            -------------------------------------------------------
                                                                                              Over 3          Over 6
                                                               TOTAL        3 months         through         through        Over 12
(Dollars in thousands)                             DECEMBER 31, 1996         or less        6 months       12 months         months
-----------------------------------------------------------------------------------------------------------------------------------
Time certificates of deposit--
  $100,000 or more..............................            $636,951        $327,821         $82,211         $71,148       $155,771
                                                            ========        ========         =======         =======       ========
Other time deposits--
  $100,000 or more..............................            $  1,335        $  1,335
                                                            ========        ========

Interest on deposits for the years ended December 31, 1996, 1995 and 1994 consists of the following:


(Dollars in thousands)                                                                         1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Savings deposits.....................................................................      $ 58,187        $ 64,732        $ 65,488
Certificates of deposit ($100,000 or more)...........................................        33,374          28,967          14,448
Other time deposits..................................................................        79,202          69,857          46,261
                                                                                           --------        --------        --------
  Total interest on deposits.........................................................      $170,763        $163,556        $126,197
                                                                                           ========        ========        ========


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      33

6. SHORT-TERM BORROWINGS

The following table summarizes Mercshares' short-term borrowings and their weighted average interest rates at December 31, 1996 and 1995.


                                                                              Year-end                         During year
                                                                        -------------------        --------------------------------
1996 (Dollars in thousands)                                               Amount      Rate          Highest       Average     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under repurchase agreements............................          $216,149      5.32%        $216,149      $163,347     4.73%
Commercial paper..............................................           116,679      4.80          135,994       127,742     5.00
Other short-term borrowings...................................             3,827      5.44            4,130         1,811     4.89
                                                                        --------                                 --------
    Total.....................................................          $336,655      5.14%                      $292,900     4.85%
                                                                        ========      ====                       ========     ====

1995 (Dollars in thousands)
---------------------------
Federal funds purchased and securities
  sold under repurchase agreements............................          $155,090      4.83%        $373,370      $188,680     5.41%
Commercial paper..............................................           125,480      5.25          125,480        87,472     5.29
Other short-term borrowings...................................             1,072      5.10           10,337         4,748     6.18
                                                                        --------                                 --------
    Total.....................................................          $281,642      5.02%                      $280,900     5.38%
                                                                        ========      ====                       ========     ====

   Other short-term borrowings include notes payable to the U.S. Treasury and borrowings from the Federal Home Loan Bank. During 1996 and 1995, commercial paper borrowings were partially supported by back-up lines of credit of $39,500,000. Unused lines of credit at December 31, 1996 were $39,500,000. These lines of credit are paid for on a fee basis ranging from .09% to .10% annually.

7. LONG-TERM DEBT

Long-term debt at December 31, 1996 and 1995 consists of the following:


(Dollars in thousands)                                                                                         1996             1995
------------------------------------------------------------------------------------------------------------------------------------
3% Unsecured debenture............................................................................          $   237          $   263
6% Mortgage note..................................................................................                             1,174
6.13% Unsecured senior notes......................................................................            9,000            9,000
6.45% Unsecured senior notes......................................................................            7,500            7,500
6.64% Unsecured senior notes......................................................................            7,500            7,500
6.94% Unsecured senior notes......................................................................           25,000
Other.............................................................................................              158              186
                                                                                                            -------          -------
    Total long-term debt..........................................................................          $49,395          $25,623
                                                                                                            =======          =======

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

   The 6.94% senior notes are due on June 30, 2003. Interest is payable semi-annually, on June 30 and December 30, until maturity. Mercshares has agreed to prepay the lesser of $8,300,000 or the principal amount of the notes outstanding on June 30, 2001 and June 30, 2002.

   The annual maturities on all long-term debt over the next five years are:
1997-$79,000; 1998-$9,082,000; 1999-$7,551,000; 2000-$7,552,000;
2001-$8,431,000.


34      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

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

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1996, include $1,942,475,000 in adjustable rate loan commitments and $98,247,000 in fixed rate loan commitments. Fixed rate commitments are at current market rates with $88,762,000 expiring within one year and the remaining $9,485,000 expiring on various dates through January 2007. Total commitments to extend credit at December 31, 1995, included $1,699,736,000 in adjustable rate loan commitments and $76,214,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1995, were at current market rates with $69,328,000 expiring within one year and the remaining $6,886,000 expiring on various dates through May 2000.

    Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $129,081,000 at December 31, 1996 and $111,173,000 at December 31, 1995.


9. STOCKHOLDERS' EQUITY

Year-to-date per share amounts are based on the weighted average number of common shares outstanding during the period or 47,651,120 shares for 1996, 47,768,479 shares for 1995 and 48,165,833 shares for 1994.

   The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.

   The Company has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Company stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 890,092 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   The Company has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Company) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 630,290 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   The Company had an Executive Stock Appreciation Rights Plan which gave the holder of a right, subject to the terms and conditions of the Plan, the right to receive an amount of stock, cash or a combination of stock and cash, equal to any appreciation (between the time of the grant and the time of exercise of the right) in the fair market value of one share of the Company's common stock. At December 31, 1996 and 1995, no rights remained under the Plan. Compensation expense recognized in connection with the Plan was $0, $66,000 and $0 in 1996, 1995 and 1994, respectively.



      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      35

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

   Since December 1993, the Board of Directors has approved plans authorizing the Corporation to purchase up to 6,000,000 shares of its common stock. Purchases may be made from time to time in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 2,513,685 shares at December 31, 1996.

   Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1996, 1995, and 1994 were $85,362,000, $50,291,000 and $36,069,000, respectively.

   The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1996 was $529,855,000.

   Mercshares and its bank affiliates are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Mercshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mercshares, and its bank affiliates, must meet specific capital guidelines that involve quantitative measures of Mercshares' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Mercshares' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table on page 37) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that Mercshares and its bank affiliates exceed all capital adequacy requirements to which they are subject.

   As of December 31, 1996, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table on page
37. There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.



36      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

   Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit & Trust Co. (the lead bank). No deduction from capital is required for interest rate risk.


                                                                                                               Minimum Level to be
                                                                                      Minimum Level          Well Capitalized Under
                                                                                       for Capital             Prompt Corrective
                                                              Actual                Adequacy Purposes           Action Provisions
                                                        --------------------        -----------------        ----------------------
(Dollars in thousands)                                    Amount      Ratio               Ratio                       Ratio
-----------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
Total Capital
(as percentage of Risk Weighted Assets):
   MERCSHARES CONSOLIDATED........................      $859,673      19.21%               8.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $302,905      16.29%               8.00%                      10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   MERCSHARES CONSOLIDATED........................      $803,227      17.95%               4.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $279,502      15.04%               4.00%                       6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   MERCSHARES CONSOLIDATED........................      $803,227      12.37%               4.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $279,502      11.77%               4.00%                       5.00%

As of December 31, 1995:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................      $803,783      19.19%               8.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $286,706      16.73%               8.00%                      10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................      $750,948      17.93%               4.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $265,105      15.47%               4.00%                       6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated........................      $750,948      12.13%               4.00%                        (1)
   Mercantile-Safe Deposit & Trust Co.............      $265,105      11.38%               4.00%                       5.00%

(1) Mercshares is not subject to this requirement.


      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      37

10. INCOME TAXES

Applicable income taxes on net income for 1996, 1995 and 1994 consist of the following:


                                                         1996                          1995                         1994
                                             ---------------------------    -------------------------    --------------------------
(Dollars in thousands)                       Federal    State      Total    Federal   State     Total    Federal   State      Total
-----------------------------------------------------------------------------------------------------------------------------------
Current:
  Provision exclusive of security
    transactions.........................    $66,481   $8,395    $74,876    $53,459  $7,955   $61,414    $48,841   $9,239   $58,080
  Provision (benefit) related to security
    transactions.........................         17        4         21       (424)    (85)     (509)      (407)     (87)     (494)
Deferred (benefit).......................     (4,338)  (1,031)    (5,369)       486     186       672       (916)    (225)   (1,141)
                                             -------   ------    -------    -------  ------   -------    -------   ------   -------
  Total..................................    $62,160   $7,368    $69,528    $53,521  $8,056   $61,577    $47,518   $8,927   $56,445
                                             =======   ======    =======    =======  ======   =======    =======   ======   =======

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:


(Dollars in thousands)                                                                                         1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses........................................................................         $36,902         $34,275
  Accrued employee benefits........................................................................          11,657           9,692
  Accrued other expenses...........................................................................           2,118           1,646
  Write-downs of other real estate owned...........................................................             351             548
  Depreciation.....................................................................................              80
   Other...........................................................................................             648             451
                                                                                                            -------         -------
    Total deferred tax assets......................................................................          51,756          46,612
                                                                                                            -------         -------
Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities............................................           1,561           6,299
  Depreciation.....................................................................................                             221
  Prepaid items....................................................................................             177             174
  Other............................................................................................              12              19
                                                                                                            -------         -------
    Total deferred tax liabilities.................................................................           1,750           6,713
                                                                                                            -------         -------
    Net deferred tax assets........................................................................         $50,006         $39,899
                                                                                                            =======         =======


A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for the three years ended December 31, 1996 follows:

                                                                   1996                       1995                       1994
                                                            -------------------       -------------------       --------------------
                                                                          % of                      % of                       % of
                                                                        Pretax                    Pretax                     Pretax
(Dollars in thousands)                                       Amount     Income         Amount     Income         Amount      Income
------------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate.......................       $65,425       35.0%       $58,103       35.0%       $51,410        35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income.........................        (2,500)      (1.3)        (2,426)      (1.5)        (2,073)       (1.4)
  State income taxes, net of Federal
    income tax benefit...............................         4,748        2.5          5,233        3.2          5,735         3.9
  Other, net.........................................         1,855        1.0            667         .4          1,373          .9
                                                            -------       ----        -------       ----        -------        ----
    Actual tax expense...............................       $69,528       37.2%       $61,577       37.1%       $56,445        38.4%
                                                            =======       ====        =======       ====        =======        ====


11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1996 and 1995, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $101,985,000 and $77,542,000, respectively. During 1996, loan additions and loan deletions were $40,650,000 and $16,207,000, respectively.


38      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

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

   Total net pension expense for the cash balance pension plan for the years ended December 31, 1996, 1995 and 1994 was $1,767,000, $2,782,000 and
$2,585,000, respectively. The following tables set forth the financial status of the cash balance pension plan at December 31, 1996 and 1995 and the composition of total net pension expense for 1996, 1995 and 1994.


                                                                                                               At December 31,
                                                                                                         --------------------------
(Dollars in thousands)                                                                                       1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested.............................................................................................    $ 80,197          $ 72,426
  Nonvested..........................................................................................         597               659
                                                                                                         --------          --------
    Total............................................................................................    $ 80,794          $ 73,085
                                                                                                         ========          ========
Plan assets at fair value............................................................................    $ 90,691          $ 77,799
Less: Projected benefit obligation...................................................................     (90,039)          (81,914)
                                                                                                         --------          --------
Plan assets greater (less) than projected benefit obligation.........................................         652            (4,115)
Plus: Unrecognized net loss..........................................................................         637             4,163
      Unrecognized prior service cost................................................................        (277)            1,521
Less: Unamortized net asset from adoption of SFAS No. 87.............................................      (3,472)           (4,167)
                                                                                                         --------          --------
      Pension expense accrued........................................................................    $ (2,460)         $ (2,598)
                                                                                                         ========          ========


                                                                                                  Year Ended December 31,
                                                                                        -------------------------------------------
(Dollars in thousands)                                                                      1996             1995              1994
-----------------------------------------------------------------------------------------------------------------------------------
Total net pension expense:
  Service cost....................................................................      $  2,906         $  2,441           $ 2,732
  Interest cost...................................................................         6,002            5,652             5,085
  Actual return on assets.........................................................       (10,498)         (13,867)             (663)
  Net amortization and deferral...................................................         3,357            8,556            (4,569)
                                                                                        --------         --------           -------
    Total.........................................................................      $  1,767         $  2,782           $ 2,585
                                                                                        ========         ========           =======
Assumptions:
  Discount rate...................................................................           7.0%             7.0%              8.5%
  Average increase in future compensation levels..................................           4.5%             4.5%              5.5%
  Expected long-term rate of return on assets.....................................           8.0%             8.0%              8.0%



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



      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      39

   Mercshares has a contributory thrift plan under the provisions of Section 401(k) of the Internal Revenue Code. Generally, employees with a minimum of one year of service are eligible for participation in the plan. Mercshares also sponsors an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue
Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. The total expense for these plans in 1996, 1995 and 1994 was $4,135,000, $3,935,000 and $3,586,000, respectively.

   As of January 1, 1993, Mercshares adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions." The following tables set forth the plan's funding status and the expense recognized for the periods reported:

                                                                                                      At December 31,
                                                                                                     -----------------
(Dollars in thousands)                                                                                 1996       1995
----------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated postretirement benefits obligation (APBO):
Retirees..........................................................................................   $6,039     $5,397
Active fully eligible plan participants...........................................................    1,210      1,540
Other active plan participants....................................................................    1,630      1,097
                                                                                                     ------     ------
    Total APBO....................................................................................    8,879      8,034

Plan assets.......................................................................................        0          0
                                                                                                     ------     ------
APBO in excess of plan assets.....................................................................    8,879      8,034
Unrecognized net loss.............................................................................     (146)       (46)
Unrecognized net obligation from the adoption of SFAS No. 106.....................................                (110)
                                                                                                     ------     ------
Postretirement benefits accrued...................................................................   $8,733     $7,878
                                                                                                     ======     ======


                                                                                                   Year Ended December 31,
                                                                                                  ------------------------
(Dollars in thousands)                                                                                 1996       1995
--------------------------------------------------------------------------------------------------------------------------
Total postretirement benefits expense:
Service cost--benefits earned during the year......................................................    $121       $ 74
Interest cost--projected benefits obligation.......................................................     628        600
Amortization of unrecognized loss..................................................................      46
Amortization of transition obligation..............................................................     110        110
                                                                                                       ----       ----
    Total..........................................................................................    $905       $784
                                                                                                       ====       ====
Discount rate used in determining the actual present value of APBO.................................     7.0%       7.0%


13. OMNIBUS STOCK PLAN

The Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The Omnibus Stock Plan provides for the issuance of up to 1,935,000 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net operating income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. A summary of activity under the Omnibus Stock Plan during the years 1996 and 1995 follows:

                                                                                       Options issued     Weighted average
                                                                                      and outstanding       exercise price
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994.......................................................                   0
Granted..........................................................................           1,043,150              $21.875
Terminated.......................................................................             (18,000)              21.875
Exercised........................................................................             (14,140)              21.875
                                                                                            ---------
Balance, December 31, 1995.......................................................           1,011,010               21.875

Granted .........................................................................             126,000               25.956
Terminated.......................................................................              (9,623)              21.875
Exercised........................................................................             (61,365)              21.875
                                                                                            ---------
Balance, December 31, 1996.......................................................           1,066,022               22.357
                                                                                            =========
Options exercisable at December 31, 1996.........................................             401,022               22.096



40      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

   At December 31, 1996, the exercise price of options outstanding ranged from $21.875 to $27.625 and the weighted average remaining contractual life of the options outstanding was 8.4 years. The weighted average fair value of options granted during 1996 and 1995 was $5.15 and $4.79, respectively. Compensation cost associated with the options granted and expected to vest for 1996 and 1995 was $1,114,000 and $2,106,000, respectively.

   The weighted average fair value of all of the options granted during 1996 and 1995 is estimated as of the date of grant using the Black-Scholes option pricing model and assumes: (a) the actual date of grant; (b) the exercise price equals the market value at date of grant; (c) dividend yield of 3.5%; (d) weighted average expected term of 4.3 years; (e) weighted average risk-free interest rate of 7.5%; and (f) weighted average volatility of 22.0%. Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, adopted in 1995, compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.


14. AFFILIATIONS

In October 1996, Mercshares announced its plan of affiliation with Home Bank, Newark, Maryland (Home), in a tax-free exchange of stock. Shareholders of Home will receive 2.6 shares of Mercshares common stock for each of the 175,947 shares outstanding of Home common stock and cash in lieu of any fractional share. An additional 6,829 shares may be issued to holders of stock options. This affiliation is expected to be accounted for as a purchase. The affiliation has been approved by the shareholders of Home and approval by various regulatory agencies is pending. It is anticipated that this affiliation will be completed during 1997.

   The results of operations of Home prior to the affiliation date are not expected to be material to Mercshares' results of operations. For the year ended December 31, 1996 Home reported net income of $656,000 and average total assets of $45,802,000.

   In December 1996, Mercshares announced its plan of affiliation with Farmers Bank of Mardela Springs, Maryland (Farmers), in a tax-free exchange of stock. Shareholders of Farmers will receive 1.25 shares of Mercshares common stock for each of the 92,028 shares outstanding of Farmers common stock and cash in lieu of any fractional share. This affiliation is expected to be accounted for as a purchase. The affiliation has been approved by the shareholders of Farmers and approval by various regulatory agencies is pending. It is anticipated that this affiliation will be completed during 1997.

   The results of operations of Farmers prior to the affiliation date are not expected to be material to Mercshares' results of operations. For the year ended December 31, 1996 Farmers reported net income of $215,000 and average total assets of $27,669,000.

   Both banks will be merged into Peninsula Bank, a Mercshares affiliate on Maryland's Eastern Shore.


15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                                                                   Three months ended
                                                                                    ------------------------------------------------
1996 (Dollars in thousands, except per share data)                                    Dec. 31     Sept. 30      June 30     March 31
------------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................         $79,587      $78,885      $77,119      $74,990
Provision for loan losses....................................................           3,804        4,188        3,275        3,399
Net income...................................................................          30,358       30,007       29,302       27,733
Per share of common stock....................................................             .64          .63          .61          .58


                                                                                                   Three months ended
                                                                                    ------------------------------------------------
1995 (Dollars in thousands, except per share data)                                    Dec. 31     Sept. 30      June 30     March 31
------------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................         $73,728      $72,153      $71,574      $69,333
Provision for loan losses....................................................           2,890        2,123        1,535        1,440
Net income...................................................................          26,940       27,170       26,114       24,208
Per share of common stock....................................................             .56          .58          .55          .50




      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      41

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1996 and 1995 are as follows:

                                                                                       1996                         1995
                                                                             -------------------------    -------------------------
                                                                                    Book          Fair           Book          Fair
(Dollars in thousands)                                                             Value         Value          Value         Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments........................................       $  285,379    $  285,379     $  323,464    $  323,464
Investment securities..................................................        1,622,966     1,623,063      1,572,254     1,572,381

Loans..................................................................        4,582,712                    4,301,270
Less: allowance for loan losses........................................          (97,718)                     (91,398)
                                                                              ----------                   ----------
      Loans, net.......................................................        4,484,994     4,560,889      4,209,872     4,284,567
                                                                              ----------    ----------     ----------    ----------
      Total financial assets...........................................       $6,393,339    $6,469,331     $6,105,590    $6,180,412
                                                                              ==========    ==========     ==========    ==========

LIABILITIES
Deposits...............................................................       $5,339,655    $5,332,033     $5,169,381    $5,177,324
Short-term borrowings..................................................          336,655       336,655        281,642       281,642
Long-term debt.........................................................           49,395        50,143         25,623        26,654
                                                                              ----------    ----------     ----------    ----------

      Total financial liabilities......................................       $5,725,705    $5,718,831     $5,476,646    $5,485,620
                                                                              ==========    ==========     ==========    ==========


The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1996 and 1995:

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


42      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION


                                 BALANCE SHEETS



DECEMBER 31,
(Dollars in thousands, except per share data)                                                                    1996          1995
===================================================================================================================================
ASSETS
Cash..................................................................................................     $    5,973      $  5,265
Investment in bank affiliates.........................................................................        781,477       753,172
Investment in bank-related affiliates.................................................................         23,595        22,784
Interest-bearing deposit with bank affiliate..........................................................         28,000         4,000
Securities purchased under resale agreements with bank affiliate......................................        116,679       115,480
Loans and advances to bank-related affiliates.........................................................         19,000        14,000
Investment securities available-for-sale..............................................................          1,250
Excess cost over equity in affiliates.................................................................         28,276        30,251
Other assets..........................................................................................            496           891
                                                                                                           ----------      --------
    Total.............................................................................................     $1,004,746      $945,843
                                                                                                           ==========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper....................................................................................     $  116,679      $125,480
  Accounts payable and other liabilities..............................................................          3,031         2,537
  Long-term debt......................................................................................         49,000        24,000
                                                                                                           ----------      --------
    Total liabilities.................................................................................        168,710       152,017
                                                                                                           ----------      --------

Stockholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 67,000,000 shares;
    issued 47,435,322 shares in 1996 and 48,272,451 shares in 1995 ...................................         94,872        96,545
  Capital surplus.....................................................................................         97,154        66,107
  Retained earnings...................................................................................        641,212       620,391
  Unrealized gains (losses) on securities.............................................................          2,798        10,783
                                                                                                           ----------      --------
    Total stockholders' equity........................................................................        836,036       793,826
                                                                                                           ----------      --------
      Total...........................................................................................     $1,004,746      $945,843
                                                                                                           ==========      ========

                              STATEMENT OF INCOME

                                                                                                      (Dollars in thousands)
                                                                                              -------------------------------------
For the Years Ended December 31,                                                                  1996           1995          1994
===================================================================================================================================
INCOME
Dividends from bank affiliates............................................................    $ 83,478       $ 49,810       $35,809
Dividends from bank-related affiliates....................................................       1,885            481           260
Interest-bearing deposit with bank affiliate..............................................         849          1,154           942
Interest on securities purchased under resale agreements with bank affiliate..............       6,019          4,381         2,705
Interest on loans to bank-related affiliates..............................................         801            894         1,464
Other income..............................................................................          31
                                                                                              --------       --------       -------
    Total income..........................................................................      93,063         56,720        41,180
                                                                                              --------       --------       -------
EXPENSES
Amortization of excess cost over equity in affiliates.....................................       1,975          1,276         1,131
Interest on short-term borrowings.........................................................       6,388          4,627         2,940
Interest on long-term debt................................................................       2,546          1,693         1,958
Other expenses............................................................................       2,875          2,452         1,965
                                                                                              --------       --------       -------
    Total expenses........................................................................      13,784         10,048         7,994
                                                                                              --------       --------       -------
Income before income tax benefit and equity in
  undistributed net income of affiliates..................................................      79,279         46,672        33,186
Income tax (benefit)......................................................................        (372)           (94)          488
                                                                                              --------       --------       -------
                                                                                                79,651         46,766        32,698

Equity in undistributed net income of:
  Bank affiliates.........................................................................      36,939         55,816        55,320
  Bank-related affiliates.................................................................         810          1,850         2,423
                                                                                              --------       --------       -------
    NET INCOME............................................................................    $117,400       $104,432       $90,441
                                                                                              ========       ========       =======



      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      43

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)


                            STATEMENT OF CASH FLOWS


                                                                                                          (Dollars in thousands)
Increase (decrease) in cash and cash equivalents                                                   --------------------------------
For the Years Ended December 31,                                                                        1996        1995       1994
===================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates.......................................................................    $ 85,363    $ 50,291   $ 36,069
Interest on securities purchased under resale agreements with bank affiliate....................       6,019       4,381      2,705
Interest on loans to bank-related affiliates....................................................         604         973      1,459
Other income....................................................................................       3,576       1,513      1,244
Interest paid...................................................................................      (8,934)     (6,402)    (4,898)
Other expenses..................................................................................      (1,409)     (3,854)    (1,998)
Income taxes (paid) benefit.....................................................................        (951)       (350)     1,183
                                                                                                    --------     -------    -------
    Net cash provided by operating activities...................................................      84,268      46,552     35,764
                                                                                                    --------     -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates..................................................      (5,000)     16,500     19,145
Net (increase) decrease in other investments....................................................        (250)        525        375
Investment in affiliates........................................................................                    (350)      (453)
                                                                                                    --------     -------    -------
    Net cash provided by (used in) investing activities.........................................      (5,250)     16,675     19,067
                                                                                                    --------     -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper.....................................................      (8,800)     51,170    (21,024)
Proceeds from issuance of long-term debt........................................................      25,000
Repayment of long-term debt.....................................................................                  (5,000)
Proceeds from issuance of shares................................................................       5,846       4,486      7,087
Repurchase of common shares.....................................................................     (28,578)    (45,685)   (11,299)
Dividends paid..................................................................................     (46,579)    (41,013)   (34,387)
                                                                                                    --------     -------    -------
    Net cash used in financing activities.......................................................     (53,111)    (36,042)   (59,623)
                                                                                                    --------     -------    -------
Net increase (decrease) in cash and cash equivalents............................................      25,907      27,185     (4,792)
Cash and cash equivalents at beginning of year..................................................     124,745      97,567    102,359
Adjustment for affiliation......................................................................                      (7)
                                                                                                    --------     -------    -------
Cash and cash equivalents at end of year........................................................    $150,652    $124,745   $ 97,567
                                                                                                    ========    ========   ========



                                                                                                        (Dollars in thousands)
Reconciliation of net income to net cash provided by operating activities                          --------------------------------
For the Years Ended December 31,                                                                        1996        1995       1994
===================================================================================================================================
Net income......................................................................................    $117,400    $104,432   $ 90,441
                                                                                                    --------     -------    -------
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of affiliates..............................................     (37,749)    (57,666)   (57,743)
  Amortization of excess cost over equity in affiliates.........................................       1,975       1,276      1,131
  (Increase) decrease in interest receivable....................................................        (197)         79        337
  (Increase) decrease in other receivables......................................................       2,696         357        (40)
  Decrease in interest payable..................................................................                     (53)
  Increase (decrease) in accrued expenses.......................................................       1,466      (1,429)       (33)
  Increase (decrease) in taxes payable..........................................................      (1,323)       (444)     1,671
                                                                                                    --------     -------    -------
    Total adjustments...........................................................................     (33,132)    (57,880)   (54,677)
                                                                                                    --------     -------    -------
Net cash provided by operating activities.......................................................   $  84,268    $ 46,552   $ 35,764
                                                                                                   =========    ========   ========


44      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

FIVE YEAR SELECTED FINANCIAL DATA



YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                        1996          1995           1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME....................................        $  310,581    $  286,788     $  262,956     $  246,482    $  228,540
                                                               ==========    ==========     ==========     ==========    ==========

NET INCOME.............................................        $  117,400    $  104,432     $   90,441     $   83,468    $   76,298
                                                               ==========    ==========     ==========     ==========    ==========

NET INCOME PER SHARE OF COMMON STOCK...................             $2.46         $2.19          $1.88          $1.73         $1.67

TOTAL ASSETS...........................................        $6,642,681    $6,349,103     $5,938,225     $5,789,620    $5,459,577
                                                               ==========    ==========     ==========     ==========    ==========

LONG-TERM DEBT.........................................        $   49,395    $   25,623     $   31,470     $   32,350    $   15,108
                                                               ==========    ==========     ==========     ==========    ==========

PROVISION FOR LOAN LOSSES..............................        $   14,666    $    7,988     $    7,056     $   12,969    $   45,346
                                                               ==========    ==========     ==========     ==========    ==========
PER SHARE CASH DIVIDENDS
Common.................................................              $.98          $.86           $.74           $.64          $.58

CASH DIVIDENDS DECLARED AND PAID
On common stock........................................        $   46,579    $   41,013     $   34,982     $   30,173    $   26,454

YEAR END LOAN DATA
Commercial, financial and agricultural.................        $1,506,662    $1,393,145     $1,311,064     $1,240,951    $1,126,191
Real estate-construction...............................           380,007       363,570        318,531        318,401       317,074
Real estate-mortgage:
  Commercial...........................................         1,087,434       965,640        832,290        728,290       613,903
  1-4 family residential...............................           993,953       969,235        866,004        831,236       814,037
  Home equity lines....................................           144,284       130,934        132,512        135,917       121,049
Consumer...............................................           470,372       478,746        477,694        466,552       497,220
                                                               ----------    ----------     ----------     ----------    ----------
    Total loans........................................         4,582,712     4,301,270      3,938,095      3,721,347     3,489,474

Less:
  Allowance for loan losses............................           (97,718)      (91,398)       (91,257)       (92,567)      (88,261)
                                                               ----------    ----------     ----------     ----------    ----------
    Loans, net.........................................        $4,484,994    $4,209,872     $3,846,838     $3,628,780    $3,401,213
                                                               ==========    ==========     ==========     ==========    ==========



      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      45

FIVE YEAR STATISTICAL SUMMARY



YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                               1996          1995           1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Average loans:
  Commercial (including time & demand) loans...........        $1,438,900    $1,351,600     $1,235,800     $1,186,600    $1,116,900
  Mortgage and construction loans......................         2,484,500     2,244,700      2,061,900      1,970,100     1,796,300
  Consumer loans.......................................           488,100       483,000        467,500        490,300       524,800
                                                               ----------    ----------     ----------     ----------    ----------
    Total loans........................................         4,411,500     4,079,300      3,765,200      3,647,000     3,438,000
                                                               ----------    ----------     ----------     ----------    ----------
Federal funds sold.....................................            80,300        62,700         12,200         37,600        42,400
Securities purchased under resale agreements...........             5,300        20,000                        15,700         8,700
Average securities:
  U.S. government obligations..........................         1,564,600     1,491,900      1,675,900      1,588,700     1,436,500
  States and political subdivisions....................            14,700        13,500         14,100         15,600         7,300
  Other investments*...................................            17,700        10,300         10,600          7,900         5,800
                                                               ----------    ----------     ----------     ----------    ----------
    Total securities...................................         1,597,000     1,515,700      1,700,600      1,612,200     1,449,600
                                                               ----------    ----------     ----------     ----------    ----------
      Total earning assets.............................        $6,094,100    $5,677,700     $5,478,000     $5,312,500    $4,938,700
                                                               ==========    ==========     ==========     ==========    ==========
Average deposits:
  Noninterest-bearing deposits.........................        $  982,200    $  888,900     $  890,100     $  845,500    $  746,200
  Savings deposits.....................................         2,214,700     2,200,200      2,410,400      2,390,600     2,025,200
  Time deposits........................................         2,021,400     1,777,500      1,392,000      1,389,100     1,528,300
                                                               ----------    ----------     ----------     ----------    ----------
    Total deposits.....................................        $5,218,300    $4,866,600     $4,692,500     $4,625,200    $4,299,700
                                                               ==========    ==========     ==========     ==========    ==========
Average borrowed funds:
  Short-term borrowings................................        $  292,900    $  280,900     $  314,400     $  286,100    $  308,600
  Long-term debt.......................................            39,600        27,900         31,900         22,000        15,500
                                                               ----------    ----------     ----------     ----------    ----------
    Total borrowed funds...............................        $  332,500    $  308,800     $  346,300     $  308,100    $  324,100
                                                               ==========    ==========     ==========     ==========    ==========
AVERAGE RATES**
Loans:
  Commercial (including time & demand) loans...........              9.24%         9.69%          8.27%          7.56%         7.85%
  Mortgage and construction loans......................              9.11          9.19           8.51           8.43          9.05
  Consumer loans.......................................              9.29          9.59           8.67           8.74          9.56
    Total loans........................................              9.17          9.40           8.45           8.19          8.74
Federal funds sold.....................................              5.22          5.72           3.93           2.94          3.61
Securities purchased under resale agreements...........              6.13          5.63                          3.18          3.94
Securities:
  U.S. government obligations..........................              5.82          5.45           5.15           5.49          6.60
  States and political subdivisions....................              7.59          7.75           7.79           8.26         10.25
  Other investments*...................................              7.20          8.01           7.25          12.33          9.17
    Total securities...................................              5.84          5.49           5.19           5.55          6.63
      Composite rate earned............................              8.24%         8.30%          7.43%          7.34%         8.07%
                                                                     ====          ====           ====          =====         =====
Deposits:
  Savings deposits.....................................              2.63%         2.94%          2.72%          2.87%         3.60%
  Time deposits........................................              5.57          5.56           4.36           4.43          5.36
    Total interest-bearing deposits....................              4.03          4.11           3.32           3.44          4.35
Borrowed funds:
  Short-term borrowings................................              4.85          5.38           3.85           2.73          3.29
  Long-term debt.......................................              6.55          6.48           6.66           7.00          7.79
    Total borrowed funds...............................              5.05          5.48           4.11           3.04          3.50
      Composite rate paid..............................              4.11%         4.21%          3.39%          3.41%         4.28%
                                                                     ====          ====           ====          =====         =====

 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.



46      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


(Dollars in thousands)                                               1996          1995           1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets...................................        $6,436,300    $6,000,400     $5,801,600     $5,638,600    $5,251,000
                                                               ==========    ==========     ==========     ==========    ==========
Average stockholders' equity...........................        $  810,500    $  753,500     $  704,400     $  651,100    $  573,700
                                                               ==========    ==========     ==========     ==========    ==========
Return on average total assets.........................              1.82%         1.74%          1.56%          1.48%         1.45%
Return on average stockholders' equity.................             14.48%        13.86%         12.84%         12.82%        13.30%
Average stockholders' equity as a percentage
  of average total assets..............................             12.59%        12.56%         12.14%         11.55%        10.93%
Dividends paid per share as a percentage
  of net income per share..............................              39.8%         39.3%          39.4%          37.0%         34.7%

SOURCES OF INCOME
Commercial (including time & demand) loans.............              22.4%         23.6%          20.7%          18.9%         17.3%
Mortgage and construction loans........................              38.1          37.2           35.4           35.2          32.4
Consumer loans.........................................               7.7           8.4            8.3            9.2          10.1
Federal funds sold.....................................                .7            .7             .1             .2            .3
Securities purchased under resale agreements...........                .1            .2                            .1            .1
Securities.............................................              15.8          15.1           18.1           19.1          19.3
                                                                    -----         -----          -----          -----         -----
    Total interest income..............................              84.8          85.2           82.6           82.7          79.5
Trust division services................................               7.9           8.1            8.9            8.9           8.0
Other income...........................................               7.3           6.7            8.5            8.4          12.5
                                                                    -----         -----          -----          -----         -----
    Total income.......................................             100.0%        100.0%         100.0%         100.0%        100.0%
                                                                    =====         =====          =====          =====         =====
NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans................................................          $404,530      $383,523       $318,132       $298,612      $300,445
  Federal funds sold...................................             4,195         3,587            479          1,107         1,530
  Securities purchased under resale agreements.........               325         1,126                           499           343
  Taxable securities...................................            92,211        82,094         87,200         88,185        95,398
  Tax-exempt securities................................             1,115         1,046          1,099          1,289           748
                                                                 --------      --------       --------       --------      --------
    Total interest income..............................           502,376       471,376        406,910        389,692       398,464
                                                                 --------      --------       --------       --------      --------
Interest paid:
  Savings deposits.....................................            58,187        64,732         65,488         68,587        72,866
  Time deposits........................................           112,576        98,824         60,709         61,511        81,884
                                                                 --------      --------       --------       --------      --------
    Total interest-bearing deposits....................           170,763       163,556        126,197        130,098       154,750
  Short-term borrowings................................            14,199        15,123         12,111          7,824        10,150
  Long-term debt.......................................             2,596         1,808          2,125          1,539         1,207
                                                                 --------      --------       --------       --------      --------
    Total interest expense.............................           187,558       180,487        140,433        139,461       166,107
                                                                 --------      --------       --------       --------      --------
      Net interest income..............................          $314,818      $290,889       $266,477       $250,231      $232,357
                                                                 ========      ========       ========       ========      ========



      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES      47

FIVE YEAR SUMMARY OF CONSOLIDATED INCOME

                                                                                                                     Three Months
                                                                                                                         Ended
                                                                For the Years Ended December 31,                     December 31,
                                                  ---------------------------------------------------------     --------------------
(Dollars in thousands)                                1996        1995        1994         1993        1992         1996        1995
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans....................    $400,800    $379,888    $315,094     $295,450    $297,006     $102,167    $ 97,751
Interest and dividends on securities..........      92,812      82,670      87,766       88,805      95,695       23,639      21,674
Other interest income.........................       4,527       4,717         529        1,688       1,946        1,160       2,439
                                                  --------    --------    --------     --------    --------     --------    --------
    Total interest income.....................     498,139     467,275     403,389      385,943     394,647      126,966     121,864
                                                  --------    --------    --------     --------    --------     --------    --------
INTEREST EXPENSE
Interest on deposits..........................     170,763     163,556     126,197      130,098     154,750       42,907      44,216
Interest on short-term borrowings.............      14,199      15,123      12,111        7,824      10,150        3,659       3,512
Interest on long-term debt....................       2,596       1,808       2,125        1,539       1,207          813         408
                                                  --------    --------    --------     --------    --------     --------    --------
    Total interest expense....................     187,558     180,487     140,433      139,461     166,107       47,379      48,136
                                                  --------    --------    --------     --------    --------     --------    --------

NET INTEREST INCOME...........................     310,581     286,788     262,956      246,482     228,540       79,587      73,728
Provision for loan losses.....................      14,666       7,988       7,056       12,969      45,346        3,804       2,890
                                                  --------    --------    --------     --------    --------     --------    --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES..................     295,915     278,800     255,900      233,513     183,194       75,783      70,838
                                                  --------    --------    --------     --------    --------     --------    --------
NONINTEREST INCOME
Trust division services.......................      46,244      44,273      43,360       41,673      39,903       12,139      11,672
Service charges on deposit accounts...........      16,234      15,764      15,655       16,367      15,140        4,213       4,006
Other income..................................      26,950      20,869      25,792       22,660      46,696        6,427       5,463
                                                  --------    --------    --------     --------    --------     --------    --------
    Total noninterest income..................      89,428      80,906      84,807       80,700     101,739       22,779      21,141
                                                  --------    --------    --------     --------    --------     --------    --------
NONINTEREST EXPENSES
Salaries and employee benefits................     120,783     117,512     110,870      106,437      95,086       30,280      29,108
Net occupancy and equipment expenses..........      29,491      27,999      24,848       24,200      21,840        7,851       8,448
FDIC insurance premium expense................         288       6,346      10,911       10,699       9,883          132         603
Other expenses................................      47,853      41,840      47,192       36,906      35,348       12,513      12,211
                                                  --------    --------    --------     --------    --------     --------    --------
    Total noninterest expenses................     198,415     193,697     193,821      178,242     162,157       50,776      50,370
                                                  --------    --------    --------     --------    --------     --------    --------
Income before income taxes....................     186,928     166,009     146,886      135,971     122,776       47,786      41,609
Applicable income taxes.......................      69,528      61,577      56,445       52,503      46,478       17,428      14,669
                                                  --------    --------    --------     --------    --------     --------    --------
NET INCOME....................................    $117,400    $104,432    $ 90,441     $ 83,468    $ 76,298     $ 30,358    $ 26,940
                                                  ========    ========    ========     ========    ========     ========    ========


48      [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

PRINCIPAL AFFILIATES


                         EXECUTIVE OFFICERS             DIRECTORS

________________________________________________________________________________
[Mercantile Logo]        CARL A. TENHOOPEN, JR.         GEORGE R. BENSON, JR.
THE ANNAPOLIS              Chairman of the Board        CLARENCE A. BLACKWELL
BANKING AND              ROBERT E. HENEL, JR.           BENNETT CRAIN, JR.
TRUST COMPANY              President and                RALPH W. CROSBY
                           Chief Executive Officer      FRANCIS E. GARDINER, JR.
Main Street and          CAROLYN D. O'LEARY             ROBERT E. HENEL, JR.
Church Circle              Executive Vice President     JOHN K. HOPKINS
Annapolis,               ERNEST R. AMADIO               JOHN R. MOSES
Maryland 21401             Senior Vice President        JAMES O. OLFSON
410/268-3366             WILLIAM A. BUSIK               JOHN W. RENARD
                           Senior Vice President        PATRICIA A. ROCHE, PH.D.
11 Offices               MILDRED L. HENRY               CARL A. TENHOOPEN, JR.
                           Senior Vice President
CHARTERED IN 1904        RANDALL M. ROBEY
                           Senior Vice President and
                           Chief Financial Officer
                         CHARLES E. RUCH
                           Senior Vice President
                         LYNDALL R. WARD
                           Senior Vice President
                         PAMELA A. BOWEN
                           Vice President and
                           Corporate Secretary




BALANCE SHEET (Dollars in thousands)                          December 31, 1996
-------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------          -------------------------------------------

Cash and due                        Total deposits                   $240,280
  from banks     $ 14,386
                                    Short-term borrowings              14,975
Earning assets    269,124
                                    Other liabilities and
Allowance for                         accrued expenses                  1,447
  loan losses      (2,850)
                                    Long-term debt                         --
Other assets        5,656
                 --------           Stockholders' equity               29,614
Total assets     $286,316                                            --------
                 ========           Total liabilities
Net income       $  5,015             and equity                     $286,316
                 ========                                            ========



________________________________________________________________________________
[Mercantile Logo]        ROBERT E. DICKERSON            THURMAN ADAMS, JR.
BALTIMORE TRUST            President and                EUGENE BUNTING
COMPANY                    Chief Executive Officer      R. CAROL CAMPBELL-HANSEN
                         D. BRENT HURLEY                ROBERT E. DICKERSON
One West Church Street     Senior Vice President        DAVID C. DOANE
Selbyville,              B. PHILIP LYNCH, JR.           D. BRENT HURLEY
Delaware 19975             Vice President and Cashier   RICHARD I. LEWIS
302/436-8236             JANET L. MCCABE                JAY C. MURRAY
                           Vice President and Secretary WILLIAM O. MURRAY
6 Offices                KENNETH R. GRAHAM              P. COLEMAN TOWNSEND,JR.
                           Vice President
CHARTERED IN 1903


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
------------------------------      -------------------------------
Cash and due
  from banks     $  5,039           Total deposits         $210,304

Earning assets    242,666           Short-term borrowings       190

Allowance for                       Other liabilities and
  loan losses      (3,209)            accrued expenses        2,557

Other assets        7,168           Long-term debt               --
                 --------
Total assets     $251,664           Stockholders' equity     38,613
                 ========                                  --------
Net income       $  5,018           Total liabilities
                 ========             and equity           $251,664
                                                           ========



________________________________________________________________________________
[Mercantile Logo]        WESLEY E. HUGHES, JR.          WARREN E. BARLEY
BANK OF                    President and                KENNETH O. DIXON
SOUTHERN                   Chief Executive Officer      WESLEY E. HUGHES, JR.
MARYLAND                 JAMES E. SHOOK                 EVELYN SUSAN HUNGERFORD
                           Senior Vice President        EDWARD L. SANDERS, JR.
304 Charles Street       JAMES F. DIMISA                ROBERT J. SCHICK
LaPlata,                   Vice President and           JAMES C. SIMPSON
Maryland 20646             Cashier                      JOHN L. SPRAGUE
301/934-1000             J. WAYNE WELSH                 J. BLACKLOCK WILLS, JR.
                           Vice President
6 Offices                DIANE M. KESTLER
                           Controller
CHARTERED IN 1906



--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
----------------------------        ------------------------------------------
Cash and due                        Total deposits               $150,768
  from banks      $  4,285
                                    Short-term borrowings              --
Earning assets     168,515
                                    Other liabilities and
Allowance for                         accrued expenses              1,050
  loan losses       (2,359)
                                    Long-term debt                     --
Other assets         4,820
                  --------          Stockholders' equity           23,443
Total assets      $175,261                                       --------
                  ========          Total liabilities
                                      and equity                 $175,261
Net income        $  3,393                                       ========
                  ========




________________________________________________________________________________
[Mercantile Logo]        HAROLD J. KAHL                 GORDON F. BOWEN
CALVERT BANK AND           Chairman, President and      MARY E. EISENMAN
TRUST COMPANY              Chief Executive Officer      BEDFORD C. GLASCOCK
                         HARRY B. ZINN                  ALLEN S. HANDEN
Calvert Village            Executive Vice President     HAROLD J. KAHL
Shopping Center          KEVIN R. BAER                  LARRY D. KELLEY
P.O. Box 590               Vice President               MAURICE T. LUSBY, III
Prince Frederick,        JAMES B. BUIE                  JOHN D. MURRAY
Maryland 20678             Vice President               JOHN A. SIMPSON, JR.
410/535-3535             LEONARD J. CLEMENTS            GUFFRIE M. SMITH, JR.
                           Vice President               W. DAVID SNEADE
5 Offices                PATRICIA A. DIEDRICH
                           Vice President
CHARTERED IN 1963        R. LINDA HIPSLEY
                           Vice President and Treasurer
                         JUDITH T. MCMANUS
                           Vice President and
                           Assistant Corporate Secretary
                         KIMBERLEY L. WILSON
                           Vice President and Controller
                         JANICE M. LOMAX
                           Corporate Secretary



--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------------    ------------------------------------
Cash and due                        Total deposits              $142,035
  from banks        $  5,485
                                    Short-term borrowings             --
Earning assets       152,667
                                    Other liabilities and
Allowance for                         accrued expenses               887
  loan losses         (1,933)
                                    Long-term debt                    --
Other assets           2,518
                    --------        Stockholders' equity          15,815
Total assets        $158,737                                    --------
                    ========        Total liabilities
Net income          $  3,291          and equity                $158,737
                    ========                                    ========



     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES       49

                         EXECUTIVE OFFICERS             DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        R. RAYMOND TARRACH             EDWARD S. GILLESPIE
THE CHESTERTOWN            President and                GEORGE H. GODFREY
BANK OF MARYLAND           Chief Executive Officer      CLARENCE A. HAWKINS
                         LARRY L. RASH                  FRANKLIN T. HOGANS
211 High Street            Senior Vice President        WILLIAM M. KNIGHT
Chestertown,               and Senior Loan Officer      R. RAYMOND TARRACH
Maryland 21620           SHARON A. USILTON              EUGENIA C. WOOTTON
410/778-2400               Vice President and
                           Senior Administrative Officer
8 Offices

CHARTERED IN 1904


BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------------    --------------------------------
Cash and due                        Total deposits          $144,156
  from banks          $  5,015
                                    Short-term borrowings      5,585
Earning assets         168,871
                                    Other liabilities and
Allowance for                         accrued expenses         1,274
  loan losses           (1,921)
                                    Long-term debt                --
Other assets             4,366
                      --------      Stockholders' equity      25,316
Total assets          $176,331                              --------
                      ========      Total liabilities
Net income            $  3,359        and equity            $176,331
                      ========                              ========



________________________________________________________________________________
[Mercantile Logo]        PETER W. FLOECKHER, JR.        WILLIAM H. CARTER, JR.
THE CITIZENS               President and                CHARLES E. CASTLE, JR.
NATIONAL BANK              Chief Executive Officer      JOHN N. FAIGLE
                         GLENN L. WILSON                PETER W. FLOECKHER, JR.
517 Main Street            Executive Vice President     MARTIN L. GOOZMAN
Laurel,                    and Senior Credit Officer    THOMAS E. LYNCH
Maryland 20707           CHARLES M. HEISHMAN            FRED L. MCKEE
301/725-3100               Executive Vice President     HUGH W. MOHLER
301/953-3044               and Cashier                  F. ALLEN MOTHERSHEAD
Baltimore:               JOSEPH F. PIPITONE             MICHELE K. RYAN
410/792-7626               Senior Vice President,
                           Community Banking
17 Offices

CHARTERED IN 1890



--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     ---------------------------------
Cash and due                        Total deposits           $433,914
  from banks         $ 20,550
                                    Short-term borrowings      22,325
Earning assets        491,868
                                    Other liabilities and
Allowance for                         accrued expenses          2,976
  loan losses          (6,374)
                                    Long-term debt                 --
Other assets           16,848
                     --------       Stockholders' equity       63,677
Total assets         $522,892                                --------
                     ========       Total liabilities
Net income           $  8,559         and equity             $522,892
                     ========                                ========




________________________________________________________________________________
[Mercantile Logo]       S. DELL FOXX                 THOMAS F. BRADLEE
COUNTY BANKING            President and              CHARLES J. FOLEY, JR., M.D.
& TRUST                   Chief Executive Officer    S. DELL FOXX
COMPANY                 RAYMOND A. HAMM, JR.         SAMUEL M. GAWTHROP, JR.
                          Executive Vice President   HARRY E. HAMMOND
123 North Street                                     RALPH R. LANPHAR
P.O. Box 100                                         HOWARD D. MCFADDEN
Elkton,                                              G. EUGENE MACKIE
Maryland 21921                                       F. GROVE MILLER
410/398-2600

9 Offices

CHARTERED IN 1908


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     ----------------------------------
Cash and due                        Total deposits            $256,662
  from banks          $ 12,160
                                    Short-term borrowings        1,390
Earning assets         271,470
                                    Other liabilities and
Allowance for                         accrued expenses           2,047
  loan losses           (3,742)
                                    Long-term debt                  --
Other assets             9,420
                      --------      Stockholders' equity        29,209
Total assets          $289,308                                --------
                      ========      Total liabilities
Net income            $  4,278        and equity              $289,308
                      ========                                ========





________________________________________________________________________________
[Mercantile Logo]        ROBERT L. SIMPSON              WILLIAM F. BERNART
THE EASTVILLE              President and                CHARLES W. DICKINSON, IV
BANK                       Chief Executive Officer      CROXTON GORDON
                         CHARLES W. DICKINSON, IV       RUSSELL KELLAM
16485 Lankford Highway     Vice President and Secretary KATHERINE T. MEARS
P.O. Box 7               FAY S.WEBB                     J. THOMAS SAVAGE
Eastville,                 Assistant Cashier            ROBERT L. SIMPSON
Virginia 23347                                          C. A. TURNER, III
757/678-5187

1 Office

CHARTERED IN 1920



--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------------    -----------------------------------
Cash and due                        Total deposits              $21,044
  from banks             $   639
                                    Short-term borrowings            --
Earning assets            27,020
                                    Other liabilities and
Allowance for                         accrued expenses              146
  loan losses               (575)
                                    Long-term debt                   --
Other assets                 616
                         -------    Stockholders' equity          6,510
Total assets             $27,700                                -------
                         =======    Total liabilities
Net income               $   565      and equity                $27,700
                         =======                                =======


50     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS             DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        GEORGE N. MCMATH               KELLY B. CONKLIN
FARMERS &                  Chairman of the Board        JEFFERY L. DAVIS
MERCHANTS BANK-          H. B. REW, JR.                 M. CARTER DAVIS, JR.
EASTERN SHORE              President and                JOHN H. DUER, III
                           Chief Executive Officer      W. REVELL LEWIS, III
25275 Lankford Highway   TED D. DUER                    THOMAS J. MAPP, JR.
P.O. Box 623               Executive Vice President and NORMAN JAMES MARSHALL
Onley,                     Chief Administrative Officer GEORGE N. MCMATH
Virginia 23418           JULIE M. BADGER                H. B. REW, JR.
757/787-4111               Vice President and           THOMAS N. RICHARDSON
757/824-3052               Chief Financial Officer      RICHARD W. YOUNG
                         ROBERT J. BLOXOM
4 Offices                  Vice President and
                           Senior Lending Officer
CHARTERED IN 1909        ELIZABETH A. KERNS
                           Vice President and
                           Assistant Secretary



BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
----------------------------------  --------------------------------------
Cash and due                        Total deposits               $114,941
  from banks             $  4,960
                                    Short-term borrowings             519
Earning assets            133,815
                                    Other liabilities and
Allowance for                         accrued expenses                740
  loan losses              (2,190)
                                    Long-term debt                     --
Other assets                3,736
                         --------   Stockholders' equity           24,121
Total assets             $140,321                                --------
                         ========   Total liabilities
Net income               $  2,928     and equity                 $140,321
                         ========                                ========




________________________________________________________________________________
[Mercantile Logo]        C. JOSEPH CUNNINGHAM, III     FRANCIS X. COSGROVE
THE FIDELITY BANK          Chairman of the Board,      C. JOSEPH CUNNINGHAM, III
                           President and               STEVEN V. HASE
59 East Main Street        Chief Executive Officer     JAMES P. KREILING
Frostburg,               JAMES P. KREILING             HUGH A. MCMULLEN
Maryland 21532             Senior Vice President       JAMES A. POLAND
301/689-1111                                           MATTHEW SKIDMORE, SR.
                                                       F. EMMETT SMITH
3 Offices                                              KAREN O. SULLIVAN

CHARTERED IN 1902


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------------
Cash and due                        Total deposits               $35,896
  from banks            $   945
                                    Short-term borrowings            335
Earning assets           39,524
                                    Other liabilities and
Allowance for                         accrued expenses               246
  loan losses              (389)
                                    Long-term debt                    --
Other assets                953
                        -------     Stockholders' equity           4,556
Total assets            $41,033                                  -------
                        =======     Total liabilities
Net income              $   397       and equity                 $41,033
                        =======                                  =======




________________________________________________________________________________
[Mercantile Logo]        JOSEPH M. GOUGH, JR.           SAMUEL M. BAILEY, JR.
THE FIRST                  Chairman of the Board        MARTIN A. BARLEY
NATIONAL BANK            JOHN A. CANDELA                JOSEPH E. BELL, II
OF ST. MARY'S              President and                WALTER R. BLAIR, JR.
                           Chief Executive Officer      ELMER BROWN
41615 Park Avenue        GEORGE A. FERGUSON             EDWARD S. BURROUGHS
P.O. Box 655               Vice President, Cashier,     JOHN A. CANDELA
Leonardtown,               Senior Operations Officer    FORD L. DEAN
Maryland 20650             and Secretary to the Board   FRANCES P. EAGAN
301/475-8081             DAN KUBICAN                    GEORGE A. FERGUSON
                           Vice President and           JOSEPH M. GOUGH, JR.
7 Offices                  Senior Loan Officer          JOSEPH F. MITCHELL
                         GENEVIEVE M. HUNT              EDMUND W. WETTENGEL
CHARTERED IN 1903          Vice President and
                           Controller


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     ------------------------------------
Cash and due                        Total deposits              $223,953
  from banks           $  5,633
                                    Short-term borrowings          2,250
Earning assets          254,419
                                    Other liabilities and
Allowance for                         accrued expenses             1,186
  loan losses            (2,842)
                                    Long-term debt                    --
Other assets              6,338
                       --------     Stockholders' equity          36,159
Total assets           $263,548                                 --------
                       ========     Total liabilities
Net income             $  6,582       and equity                $263,548
                       ========                                 ========




________________________________________________________________________________
[Mercantile Logo]        PAUL E. PEAK                   THOMAS A. BURKE
THE FOREST HILL            President and                JOHN B. DINNING
STATE BANK                 Chief Executive Officer      ANN K. EDIE
                         RUSSELL R. CULLUM              HENRY S. HOLLOWAY
130 South Bond Street      Executive Vice President     RICHARD E. KINARD
Bel Air,                 MICHAEL F. ALLEN               RALPH L. KLEIN
Maryland 21014             Senior Vice President        C. RAY MANN
410/838-6131                                            PAUL E. PEAK
Baltimore:                                              BARBARA LEE RUDOLPH
410/879-1475                                            R. EDWARD SCHUELER, JR.
                                                        GREGORY A. SZOKA
7 Offices                                               F. D. WHITEFORD

CHARTERED IN 1913

--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------------    ---------------------------------------
Cash and due                        Total deposits                $203,013
  from banks            $  6,580
                                    Short-term borrowings           14,164
Earning assets           231,765
                                    Other liabilities and
Allowance for                         accrued expenses               1,468
  loan losses             (3,095)
                                    Long-term debt                      --
Other assets               7,552
                        --------    Stockholders' equity            24,157
Total assets            $242,802                                  --------
                        ========    Total liabilities
Net income              $  3,963      and equity                  $242,802
                        ========                                  ========


       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     51

                         EXECUTIVE OFFICERS              DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        J. BRIAN GAENG                  W. BERT ANDERSON
FREDERICKTOWN              President and                 MARVIN E. AUSHERMAN
BANK &                     Chief Executive Officer       GEORGE W. BRUCHEY
TRUST COMPANY            ROBERT M. ESLINGER              DAVID P. CHAPIN
                           Senior Vice President         CALEB C. EWING, JR.
30 North Market Street   ELIZABETH M. GROSSNICKLE        J. BRIAN GAENG
Frederick,                 Vice President and Treasurer  ROBERT E. GEARINGER
Maryland 21701                                           RICHARD L. KESSLER
301/662-8231                                             CHRISTOPHER T. KLINE
                                                         DAVID C. MEADOWS
8 Offices                                                PETER H. PLAMONDON
                                                         ALFRED P. SHOCKLEY
CHARTERED IN 1828


BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
--------------------------------    ------------------------------------
Cash and due                        Total deposits              $174,432
  from banks            $  4,148
                                    Short-term borrowings          3,943
Earning assets           199,625
                                    Other liabilities and
Allowance for                         accrued expenses             2,134
  loan losses             (3,664)
                                    Long-term debt                    --
Other assets               6,217
                        --------    Stockholders' equity          25,817
Total assets            $206,326                                --------
                        ========    Total liabilities
Net income              $  3,232      and equity                $206,326
                        ========                                ========



________________________________________________________________________________
[Mercantile Logo]        H. FURLONG BALDWIN            H. FURLONG BALDWIN
MERCANTILE-SAFE            Chairman of the Board and   THOMAS M. BANCROFT, JR.
DEPOSIT &                  Chief Executive Officer     RICHARD O. BERNDT
TRUST COMPANY            EDWARD K. DUNN, JR.           JAMES A. BLOCK, M.D.
                           President and               WILLIAM R. BRODY, M.D.
2 Hopkins Plaza            Chief Operating Officer     GEORGE L. BUNTING, JR.
Baltimore,               BRIAN B. TOPPING              EDWARD K. DUNN, JR.
Maryland 21201             Vice Chairman of            MARTIN L. GRASS
410/237-5900               the Board                   FREEMAN A. HRABOWSKI, III
                         KENNETH A. BOURNE, JR.        B. LARRY JENKINS
18 Offices                 Executive Vice President    ROBERT A. KINSLEY
                         HUGH W. MOHLER                ROBERT D. KUNISCH
CHARTERED IN 1864          Executive Vice President    WILLIAM J. MCCARTHY
                         J. MARSHALL REID              MORRIS W. OFFIT
                           Executive Vice President    CHRISTIAN H. POINDEXTER
                         JACK E. STEIL                 WILLIAM C. RICHARDSON
                           Executive Vice President    BISHOP L. ROBINSON
                         DAVID C. TAIT                 DONALD J. SHEPARD
                           Executive Vice President    BRIAN B. TOPPING
                         DONALD J. TRUFANT             CALMAN J. ZAMOISKI, JR.
                           Executive Vice President
                         JAY M. WILSON
                           Executive Vice President


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-----------------------------       -----------------------------------
Cash and due                        Total deposits           $1,867,875
  from banks       $  202,384
                                    Short-term borrowings       271,788
Earning assets      2,216,828
                                    Other liabilities and
Allowance for                         accrued expenses           44,228
  loan losses         (36,686)
                                    Long-term debt                   --
Other assets           80,826
                   ----------       Stockholders' equity        279,461
Total assets       $2,463,352                                ----------
                   ==========       Total liabilities
Net income         $   46,235         and equity             $2,463,352
                   ==========                                ==========



________________________________________________________________________________
[Mercantile Logo]        J. WILLIAM POOLE                 LELAND H. BAKER
THE NATIONAL               Chairman of the Board          JOHN H. CHICHESTER
BANK OF                  WILLIAM B. YOUNG                 GEORGE C. FREEMAN
FREDERICKSBURG             President and                  LEWIS W. GRAVES
                           Chief Executive Officer        JOHN A. JAMISON
2403 Fall Hill Avenue    WILLIAM E. MILBY                 CHARLES T. LEWIS
Fredericksburg,            Executive Vice President and   CHARLES A. MCCORMACK
Virginia 22401             Cashier                        WILLIAM E. MILBY
540/899-3200             JOHN B. DANIEL                   J. WILLIAM POOLE
                           Senior Vice President          FRANK C. SILVEY
8 Offices                LLOYD B. HARRISON                WILLIAM B. YOUNG
                           Senior Vice President
CHARTERED IN 1865        KENNETH T. WHITESCARVER, III
                           Senior Vice President


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
------------------------------      ------------------------------------
Cash and due                        Total deposits              $220,720
  from banks          $ 10,619
                                    Short-term borrowings          2,853
Earning assets         232,073
                                    Other liabilities and
Allowance for                         accrued expenses             1,664
  loan losses           (2,751)
                                    Long-term debt                    --
Other assets             9,420
                      --------      Stockholders' equity          24,124
Total assets          $249,361                                  --------
                      ========      Total liabilities
Net income            $  3,529        and equity                $249,361
                      ========                                  ========


52     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS             DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        JEFFREY F. TURNER              CHARLES A. BRUCE, JR.
PENINSULA                  President and                FRANK B. HANNA, SR.
BANK                       Chief Executive Officer      HENRY H. HANNA, III
                         WILLIAM T. STURGIS             CHARLES R. JENKINS, SR.
11738 Somerset Avenue      Executive Vice President,    JOHN R. LERCH
P.O. Box 219               Senior Loan Officer and      GEORGE A. PURNELL
Princess Anne,             Acting Secretary             E. SCOTT TAWES
Maryland 21853           DEBORAH S. ABBOTT              CASEY I. TODD
410/651-2400               Vice President and           JEFFREY F. TURNER
                           Regional Officer             ROBERT B. TWILLEY, JR.
16 Offices               JOHN J. SIMSON
                           Vice President and
CHARTERED IN 1889          Regional Officer
                         W. THOMAS MEARS
                           Vice President and
                           Regional Officer
                         JERRY C. BRIELE
                           Vice President and
                           Treasurer
                         MICHAEL R. WALSH
                           Vice President,
                           Operations


BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-----------------------------       --------------------------------------
Cash and due                        Total deposits               $319,383
  from banks         $ 12,974
                                    Short-term borrowings          16,410
Earning assets        364,646
                                    Other liabilities and
Allowance for                         accrued expenses              3,405
  loan losses          (7,598)
                                    Long-term debt                     98
Other assets           13,228
                     --------       Stockholders' equity           43,954
Total assets         $383,250                                    --------
                     ========       Total liabilities
Net income           $  6,969         and equity                 $383,250
                     ========                                    ========



________________________________________________________________________________
[Mercantile Logo]        JEFFREY N. HEFLEBOWER          A. CURTIS ANDREW
THE PEOPLES                President and                RICHARD A. EDWARDS
BANK OF                    Chief Executive Officer      JEFFREY N. HEFLEBOWER
MARYLAND                                                FREDERICK L. HUBBARD
                                                        CALVERT C. MERRIKEN, JR.
205 Market Street                                       E. JOHN MILLS
Denton,                                                 JOSEPH D. QUINN
Maryland 21629                                          A. ORRELL SAULSBURY, III
410/479-2600

5 Offices

CHARTERED IN 1919


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     ----------------------------------
Cash and due                        Total deposits             $70,511
  from banks            $ 3,756
                                    Short-term borrowings        2,710
Earning assets           76,956
                                    Other liabilities and
Allowance for                         accrued expenses             646
  loan losses              (975)
                                    Long-term debt                  --
Other assets              3,526
                        -------     Stockholders' equity         9,396
Total assets            $83,263                                -------
                        =======     Total liabilities
Net income              $ 1,349       and equity               $83,263
                        =======                                =======



________________________________________________________________________________
[Mercantile Logo]        JAMES J. CROMWELL              KENNETH A. BOURNE, JR.
POTOMAC                    Chairman of the Board        STEPHEN E. CHASE
VALLEY BANK              KENNETH C. COOK                KENNETH C. COOK
                           President and                JAMES J. CROMWELL
702 Russell Avenue         Chief Executive Officer      BRUCE MACKEY
Gaithersburg,            FRANCIS R. MASSICOTTE          WILLIAM C. MOYER
Maryland 20877             Senior Vice President and    REX L. STURM
301/963-7600               Corporate Secretary          C. CLIFTON VEIRS, III
                         WILLIAM W. WEST
6 Offices                  Senior Vice President and
                           Chief Lending Officer
CHARTERED IN 1959        ARREL E. GODFREY
                           Senior Vice President


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-----------------------------       ----------------------------------
Cash and due                        Total deposits            $155,578
  from banks         $  7,548
                                    Short-term borrowings       11,925
Earning assets        177,017
                                    Other liabilities and
Allowance for                         accrued expenses           1,233
  loan losses          (2,939)
                                    Long-term debt                  --
Other assets            3,477
                     --------       Stockholders' equity        16,367
Total assets         $185,103                                 --------
                     ========       Total liabilities
Net income           $  2,566         and equity              $185,103
                     ========                                 ========



________________________________________________________________________________
[Mercantile Logo]        WILLIAM W. DUNCAN, JR.         WILLIAM W. DUNCAN, JR.
ST. MICHAELS               President and                PAMELA P. GARDNER
BANK                       Chief Executive Officer      NORMAN M. SHANNAHAN, III
                         R. IVAN THAMERT                R. IVAN THAMERT
213 Talbot Street          Executive Vice President     JOHN R. VALLIANT
P.O. Box 70              CLIFFORD L. HILK               ROBERT B. VOJVODA
St. Michaels,              Senior Vice President and    DAVID N. WEISE
Maryland 21663             Senior Loan Officer          DONALD R. YOUNG
410/745-5091             ANITA N. PARROTT
                           Senior Vice President and
5 Offices                  Chief Financial Officer

CHARTERED IN 1890


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
----------------------------        ----------------------------------
Cash and due                        Total deposits            $100,112
  from banks        $  3,513
                                    Short-term borrowings        6,300
Earning assets       115,996
                                    Other liabilities and
Allowance for                         accrued expenses             810
  loan losses         (4,820)
                                    Long-term debt                  --
Other assets           3,679
                    --------        Stockholders' equity        11,146
Total assets        $118,368                                  --------
                    ========        Total liabilities
Net income          $  1,909          and equity              $118,368
                    ========                                  ========


       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     53

                         EXECUTIVE OFFICERS             DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        CHARLES E. ENSOR, SR.          LINDA I. ALEXANDER
THE SPARKS                 Chairman of the Board        CHARLES E. ENSOR, SR.
STATE BANK               RICHARD F. PRICE               J. DAVID LAWSON
                           Vice Chairman                LEIB MCDONALD
14804 York Road          BRADLEY G. MOORE               BRADLEY G. MOORE
Sparks,                    President and                GEORGE V. PALMER
Maryland 21152             Chief Executive Officer      RICHARD F. PRICE
410/771-4900             DANIEL R. WERNECKE             ROBERT J. RIGGER
                           Executive Vice President     OSCAR M. SCHAPIRO
5 Offices                JANET M. MILLER                WILLIAM L. TARBERT, SR.
                           Senior Vice President and
CHARTERED IN 1916          Corporate Treasurer
                         JOHN W. WRIGHT
                           Senior Vice President
                         AMY G. WHITELEY
                           Senior Vice President
                         DONNA S. ENSOR
                           Vice President and
                           Corporate Secretary


BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
------------------------------      ------------------------------------
Cash and due                        Total deposits              $169,329
  from banks          $  4,189
                                    Short-term borrowings          4,150
Earning assets         192,157
                                    Other liabilities and
Allowance for                         accrued expenses             1,796
  loan losses           (2,943)
                                    Long-term debt                    59
Other assets             5,443
                      --------      Stockholders' equity          23,512
Total assets          $198,846                                  --------
                      ========      Total liabilities
Net income            $  3,745        and equity                $198,846
                      ========                                  ========



________________________________________________________________________________
[Mercantile Logo]        JOHN C. SCHAEFFER              ROBERT R. BOWMAN
WESTMINSTER BANK           Chairman of the Board        DANIEL S. DULANY
AND TRUST                FERDINAND A. RUPPEL, JR.       ROBERT L. JONES
COMPANY OF                 President and                G. THOMAS MULLINIX
CARROLL COUNTY             Chief Executive Officer      MARLIN L. RITTASE
                         MARK G. POHLHAUS               FERDINAND A. RUPPEL, JR.
71 East Main Street        Executive Vice President     JOHN C. SCHAEFFER
Westminster,             DANIEL E. DUTTERER             MERHLE B. WARFIELD, JR.
Maryland 21157             Senior Vice President and
410/848-9300               Chief Financial Officer

9 Offices

CHARTERED IN 1898


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
----------------------------        ----------------------------------
Cash and due                        Total deposits            $205,371
  from banks        $  5,872
                                    Short-term borrowings        3,410
Earning assets       227,904
                                    Other liabilities and
Allowance for                         accrued expenses           1,372
  loan losses         (2,852)
                                    Long-term debt                  --
Other assets           5,732
                    --------        Stockholders' equity        26,503
Total assets        $236,656                                  --------
                    ========        Total liabilities
Net income          $  3,535          and equity              $236,656
                    ========                                  ========





________________________________________________________________________________
[Mercantile Logo]        PAUL W. PARKS                   H. FURLONG BALDWIN
MERCANTILE                 President and                 RICHARD O. BERNDT
MORTGAGE                   Chief Executive Officer       MICHAEL S. CORDES
CORPORATION              MICHAEL S. CORDES               EDWARD K. DUNN, JR.
                           Executive Vice President and  WILLIAM J. MCCARTHY
20 South Charles Street,   Chief Operating Officer       PAUL W. PARKS
3rd Floor                EDWARD J. MURN, III             CHRISTIAN H. POINDEXTER
Baltimore,                 Executive Vice President for  CALMAN J. ZAMOISKI, JR.
Maryland 21201             Multi-family Finance
410/347-8940             WILLIAM L. WILCOX, JR.
                           Executive Vice President
12 Offices                 for Production
                         KEVIN J. MICHNO
INCORPORATED IN 1972       Senior Vice President
                           for Underwriting and
                           Information Services
                         JOHN M. SCHWANKY
                           Senior Vice President
                           for Servicing
                         TIMOTHY B. HOFFMAN
                           Vice President for Secondary
                           Marketing
                         KEVIN P. MCCARTHY
                           Vice President for Construction
                         SALLY M. LYNCH
                           Vice President for Human
                           Resources


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-----------------------------       --------------------------------------
Cash and due                        Total deposits                 $    --
  from banks          $ 2,488
                                    Short-term borrowings           19,000
Earning assets         22,742
                                    Other liabilities and
Allowance for                         accrued expenses               3,373
  loan losses          (1,010)
                                    Long-term debt                      --
Other assets            5,493
                      -------       Stockholders' equity             7,340
Total assets          $29,713                                      -------
                      =======       Total liabilities
Net income            $   784         and equity                   $29,713
                      =======                                      =======


54     [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS             DIRECTORS
________________________________________________________________________________
[Mercantile Logo]        TERRY L. TROUPE                H. FURLONG BALDWIN
MBC AGENCY, INC.           President                    TERRY L. TROUPE
                         ALAN D. YARBRO                 EDWARD K. DUNN, JR.
2 Hopkins Plaza            Secretary                    WILLIAM J. MCCARTHY
Baltimore,               WILLIAM T. SKINNER, JR.        HUGH W. MOHLER
Maryland 21201             Vice President and Treasurer
410/347-8294             DENNIS W. KREINER
                           Assistant Secretary


BALANCE SHEET (Dollars in thousands)                           December 31, 1996
--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
------------------------------      -----------------------------------
Cash and due                        Total deposits               $   --
  from banks            $  307
                                    Short-term borrowings            --
Earning assets           3,137
                                    Other liabilities and
Allowance for                         accrued expenses            1,977
  loan losses               --
                                    Long-term debt                   --
Other assets                48
                        ------      Stockholders' equity          1,515
Total assets            $3,492                                   ------
                        ======      Total liabilities
Net income              $  460        and equity                 $3,492
                        ======                                   ======



________________________________________________________________________________
[Mercantile Logo]        DAVID C. TAIT                  H. FURLONG BALDWIN
MBC REALTY, INC.           President                    EDWARD K. DUNN, JR.
                         VERNON D. CONWAY               DAVID C. TAIT
2 Hopkins Plaza            Senior Vice President
Baltimore,               ALAN D. YARBRO
Maryland 21201             Secretary
410/237-5377             PERRY H. SOUZIS
                           Treasurer
                         LARRY D. SMITH
                           Assistant Treasurer


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
----------------------------        ------------------------------------
Cash and due                        Total deposits               $    --
  from banks         $   357
                                    Short-term borrowings             --
Earning assets            --
                                    Other liabilities and
Allowance for                         accrued expenses             2,280
  loan losses             --
                                    Long-term debt                   237
Other assets          16,511
                     -------        Stockholders' equity          14,351
Total assets         $16,868                                     -------
                     =======        Total liabilities
Net income           $ 1,435          and equity                 $16,868
                     =======                                     =======



________________________________________________________________________________
[Mercantile Logo]        JOSEPH M. SANTOS               H. FURLONG BALDWIN
MBC LEASING                President                    KENNETH A. BOURNE, JR.
CORPORATION              W. KEITH MOORE                 EDWARD K. DUNN, JR.
                           Vice President               JOSEPH M. SANTOS
(a subsidiary of         SCOTT H. KRIEGER               DONALD J. TRUFANT
Mercantile-Safe            Treasurer
Deposit & Trust          DENNIS W. KREINER
Company)                   Secretary

2 Hopkins Plaza
P.O. Box 1451
Baltimore,
Maryland 21203
410/237-5855


--------------------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
------------------------------      -------------------------------------
Cash and due                        Total deposits                $    --
  from banks           $     8
                                    Short-term borrowings          23,974
Earning assets          24,562
                                    Other liabilities and
Allowance for                         accrued expenses                208
  loan losses               --
                                    Long-term debt                     --
Other assets                --
                       -------      Stockholders' equity              388
Total assets           $24,570                                    -------
                       =======      Total liabilities
Net income             $   138        and equity                  $24,570
                       =======                                    =======



       [Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     55

MERCANTILE BANKSHARES CORPORATION

OFFICERS
H. FURLONG BALDWIN
Chairman of the Board and
Chief Executive Officer

EDWARD K. DUNN, JR.
President

HUGH W. MOHLER
Executive Vice President

JAY M. WILSON
Executive Vice President

ALAN D. YARBRO
General Counsel and
Secretary

TERRY L. TROUPE
Chief Financial Officer
and Treasurer

ROBERT W. JOHNSON
Senior Vice President

O. JAMES TALBOTT, II
Senior Vice President

JERRY F. GRAHAM
Vice President and
Controller

ROBERT C. SMITH
Auditor

SUZANNE G. WOLFF
Vice President


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

               *THOMAS M. BANCROFT, JR.
                Former Chairman of the
                Board and Chief Executive
                Officer of The New York
                Racing Association

               *RICHARD O. BERNDT
                Partner in the law firm of
                Gallagher, Evelius & Jones

                JAMES A. BLOCK, M.D.
                Former President and Chief
                Executive Officer of Johns
                Hopkins Health System and
                The Johns Hopkins Hospital

                WILLIAM R. BRODY, M.D.
                President of The Johns
                Hopkins University

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

               *MARTIN L. GRASS
                Chairman of the Board
                and Chief Executive
                Officer of Rite Aid
                Corporation, retail drug
                sales, and Vice Chairman
                of the Board of Super Rite
                Corporation, food whole-
                saler and retailer

                FREEMAN A.
                HRABOWSKI, III
                President of University
                of Maryland-Baltimore
                County

               *B. LARRY JENKINS
                Chairman of the Board,
                President and Chief
                Executive Officer of
                Monumental Life
                Insurance Company,
                providing individual life
                insurance

                ROBERT A. KINSLEY
                Chairman of the Board
                and Chief Executive
                Officer of Kinsley
                Construction, Inc., a
                general and heavy
                construction firm

(dagger)*(caret)ROBERT D. KUNISCH
                Chairman of the Board,
                President and Chief
                Executive Officer of PHH
                Corporation, transnation-
                al business services

        (dagger)WILLIAM J. MCCARTHY
                Principal of William
                J. McCarthy, P.C., a
                Partner in the law firm
                of Venable, Baetjer and
                Howard, LLP


 (dagger)(caret)MORRIS W. OFFIT
                Chairman of the Board
                and Chief Executive
                Officer of OFFITBANK,
                a private bank offering
                integrated investment
                services

 (dagger)(caret)CHRISTIAN H. POINDEXTER
                Chairman of the Board
                and Chief Executive
                Officer of Baltimore Gas
                & Electric Company, a
                gas and electric utility

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

 (dagger)(caret)CALMAN J. ZAMOISKI, JR.
                Chairman of the Board of
                Independent Distributors,
                Incorporated, general
                wholesale distributors

        (dagger)Member of Executive
                Committee
               *Member of Audit
                Committee
         (caret)Member of Compensation
                Committee


                Listing as of March 1997

CORPORATE INFORMATION

CORPORATE PROFILE
Mercantile Bankshares Corporation is a multibank holding company organized in 1969 under the laws of Maryland. On January 1, 1997, its principal affiliates were twenty-one banks and a mortgage banking company.

The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit & Trust Company, also provides a full range of trust services.

Personal Banking
The banking affiliates of Mercantile Bankshares Corporation have 164 retail banking offices providing personal banking services. Services include debit cards, deposit vehicles such as regular and interest-bearing checking accounts, Money Market Deposit Accounts, Certificates of Deposit, and Individual Retirement Accounts. Loans are made to individuals to meet a variety of consumer needs.

In addition to banking services, fixed income annuities are available through affiliates.

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

ACCOUNTANTS
Coopers & Lybrand L.L.P.
217 East Redwood Street
Baltimore, Maryland 21202-3316

ANNUAL MEETING OF SHAREHOLDERS
10:30 A.M., Wednesday,
April 30, 1997
2 Hopkins Plaza,
Baltimore, Maryland

ANNUAL REPORT TO SECURITIES &
EXCHANGE COMMISSION
Form 10-K will be furnished to shareholders without charge upon written request. Exhibits thereto furnished upon payment of $3.00 per set. Direct request to Secretary.

HEADQUARTERS
2 Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
410/237-5900

STOCK INFORMATION
The common stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK.

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

[Mercantile Logo] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

[Mercantile Logo] MERCANTILE BANKSHARES CORPORATION
                        Baltimore, Maryland