Form 10-K, Exhibit 13
period 1997-12-31
MERCANTILE BANKSHARES CORP
filed 1998-03-26
CIK 64908

Exhibit 13
                                   ----------

                         Annual Report to Stockholders
                      For the Year Ended December 31, 1997

                                 ANNUAL REPORT

                                      1997

                                   MERCANTILE
                                   BANKSHARES
                                  CORPORATION
                    ---------------------------------------

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

             [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION

                                   MERCANTILE
                                   BANKSHARES
                                  CORPORATION
                  --------------------------------------------

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

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                     Increase
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              1997             1996    (Decrease)
===============================================================================================
FOR THE YEAR
Net interest income............................      $  336,049       $  310,581          8.2%
Net income.....................................         132,043          117,400         12.5
Cash dividends paid............................          55,277           46,579         18.7
Basic net income per share*....................            1.85             1.64         12.8
Dividend paid per common share*................             .77              .65         18.5
Average loans..................................       4,821,500        4,411,500          9.3
Average investment securities..................       1,587,100        1,596,900          (.6)
Average assets.................................       6,828,800        6,436,300          6.1
Average deposits...............................       5,449,000        5,218,300          4.4
Average stockholders' equity...................         886,400          810,500          9.4
                                                     ==========       ==========      ========
AT YEAR END
Loans, net.....................................      $4,872,425       $4,484,994          8.6%
Investment securities..........................       1,631,623        1,622,966           .5
Assets.........................................       7,170,669        6,642,681          7.9
Deposits.......................................       5,693,911        5,339,655          6.6
Stockholders' equity...........................         935,004          836,036         11.8
Book value per common share*...................           13.01            11.75         10.7
Market value per common share*.................          39 1/8          21 5/16         83.6
                                                     ==========       ==========      ========
RATIOS
Return on average assets.......................            1.93%            1.82%
Return on average stockholders' equity.........           14.90            14.48
Average stockholders' equity/average assets....           12.98            12.59
                                                     ==========       ==========
STATISTICS
Banking offices................................             173              164            9
Employees......................................           2,889            2,813           76
Shareholders...................................           9,148            8,717          431
Average number of common shares
  outstanding*.................................      71,465,976       71,475,492       (9,516)
Common shares outstanding*.....................      71,874,297       71,151,795      722,502
                                                     ==========       ==========      ========

* In June 1997, the Company declared a three-for-two stock split in the form of a stock dividend on its common stock. All share and per share amounts above have been adjusted to give effect to the split.

CONTENTS

Consolidated Financial Highlights..........................................    1
To Our Shareholders........................................................    2
Review of Services.........................................................    4
Management's Discussion and Analysis of Financial Condition
and Results of Operations..................................................    8
Report of Independent Accountants..........................................   27
Consolidated Balance Sheets................................................   28
Statement of Consolidated Income...........................................   29
Statement of Consolidated Cash Flows.......................................   30
Statement of Changes in Consolidated Stockholders' Equity..................   32
Notes to Consolidated Financial Statements.................................   33
Five Year Selected Financial Data..........................................   49
Five Year Statistical Summary..............................................   50
Five Year Summary of Consolidated Income...................................   52
Principal Affiliates.......................................................   53
Mercantile Bankshares Corporation..........................................   60
Corporate Information......................................................   61

[Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

TO OUR SHAREHOLDERS

For the 22nd consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Net income per share was $1.85 in 1997, a 13% increase over the $1.64 per share in 1996. Total consolidated net income was $132,043,000 compared to $117,400,000 in 1996, an increase of 12%. Per share amounts are based on the weighted average number of common shares outstanding, 71,466,000 for 1997 and 71,475,000 for 1996.

   As stewards of our shareholders' investment, the management of Mercantile Bankshares is responsible for providing a satisfactory return on investment consistent with the long-term strength of the company. In June, 1997, the company declared a 3 for 2 stock split in the form of a stock dividend on its common stock. All share and per share amounts cited in this report have been adjusted to reflect the stock dividend. Also in June, the cash dividend was increased to $.20 a share for the quarter, after adjusting for the split, from $.17 for the previous three quarters. Total cash dividends paid per share in 1997 were $.77, an 18% increase over 1996. Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 21 consecutive years. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 12%.

   Two banks were added to the Mercantile Bankshares system in 1997. They were Home Bank, with $47,000,000 in assets at time of acquisition, and Farmers Bank of Mardela Springs, with $30,000,000. Located on the Eastern Shore of Maryland, both were merged into our affiliate, Peninsula Bank, on July 1, 1997. These acquisitions were accounted for using the purchase method of accounting. Amounts reported for the second half of 1997 include their accounts.

   In 1997, return on average assets, a key measure of profitability, was 1.93%, up from 1.82% in 1996, continuing to place us in the top tier of U.S. banks. Average shareholders' equity increased by 9% to $886,400,000. The return on average equity, which is constrained by our large equity base, increased to 14.90% in 1997 from 14.48% in 1996. The ratio of average equity to average assets, a measure of capital strength, is among the strongest of the nation's largest banking organizations. It was 12.98% in 1997, up from 12.59% in 1996.

   At December 31, 1997, total assets at Mercantile Bankshares Corporation were $7,170,669,000 compared to $6,642,681,000 at December 31, 1996. On a daily average basis, total assets rose 6% to $6,828,800,000. Average total loans rose 9% to $4,821,500,000. Total average investment securities declined slightly to $1,587,100,000.

   The 9% increase in average total loans reflected a 7% increase in average total mortgage and construction loans, which were approximately 52% of the total loan portfolio. Average commercial loans, which were approximately 34% of the entire loan portfolio, increased 15%. Average consumer loans increased 2%. We noted a leveling in loan demand as the year progressed and expect that condition to persist into 1998.

    While there was a modest increase in non-performing loans, credit quality at Mercantile Bankshares, as measured by commonly used statistics, remains high. At year end 1997, total non-performing loans were $28,456,000 or .57% of total loans, up from .45% at year end 1996. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $31,083,000 at year end 1997, up from $23,773,000 the prior year. Non-performing assets as a percentage of year end loans plus other real estate owned was .62% at year end 1997 compared to .52% in 1996.

   The provision for loan losses was $13,703,000 in 1997, down from $14,666,000 in 1996. In 1997, loans charged off, net of recoveries, totaled $6,697,000, down from $8,346,000 charged off in 1996. The allowance for loan losses at December 31,1997 was $106,097,000 versus $97,718,000 in the prior year. At year end 1997, the allowance for loan losses as a percentage of non-performing loans was 373% compared to 478% at year end 1996. The allowance for loan losses was 2.13% of total year end loans, the same as the prior year.

   Average total deposits for the year ended December 31, 1997 were $5,449,000,000, a 4% increase over 1996. In 1997, the long-term movement in the deposit mix to more expensive interest-bearing instruments slowed. While certificates of deposit rose in 1997 from 39% to 40% of average total deposits, the combination of savings, checking plus interest and money market accounts declined from 42% to 40% of the total. Demand deposits, which do not bear interest, increased slightly to 20% of average total deposits.

   Net interest income for 1997 increased 8% over 1996 to $336,049,000. This was due to a 7% increase in average earning assets in 1997, to $6,492,800,000, and an increase in the net interest margin on earning assets to 5.24% compared to 5.17% in 1996. Net interest rate spread, the difference between the yield realized on average earning assets and interest rate paid for average interest-bearing funds, was 4.15% compared to 4.13% in 1996.

   Total noninterest income increased 10% in 1997 to $98,653,000. The largest component of noninterest income is trust revenues, which were up 11% over the prior year to $51,547,000.

   Total noninterest expense, excluding the provision for loan losses, increased 8% in 1997 to $213,404,000. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $124,563,000, up 3% over 1996. Also included in noninterest expense is approximately $4,500,000 spent in 1997 to effect data processing improvements in preparation for the year 2000. Combined with expenditures made in the previous two years, a total of approximately $9,300,000 has been invested to upgrade technology

2     [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
and data processing procedures. Having largely completed the conversion to a new core bank operating system, we are concentrating now on updating our trust and other date-sensitive applications, internal and external. At the same time, we are finding ways to benefit from the efficiencies offered by our new systems.

   Because we stress cost control, we monitor closely the relationship of operating costs to income, or efficiency ratio. We were pleased to be listed near the top in a ranking of efficiency ratios of the nation's 100 largest banking organizations conducted by a nationally recognized bank data base analyst. For the year ended December 31, 1997, despite the heavy investment in data processing improvements, Mercantile Bankshares achieved an efficiency ratio of 48.5%.

An institution that looks back over a history beginning in the middle of the last century, is encouraged to take the long view when it looks forward. As we consider our future, we observe an increasing disparity in how banks are defining what they want to be and who they plan to serve. How do we think Mercantile Bankshares fits into the future of banking?

   As bank consolidation proceeds, banking institutions will settle into one of three types. There will be the national/international mega-banks who know how to profit from economies of scale. The driving force behind the mega-banks is volume. They will be able to deliver very sophisticated products, but their geographic reach and investment in technology means that they must standardize. That is when their "services" become "transactions."

   At the other end of the spectrum, will be the smaller community banks that are directed and managed by men and women who live among the individuals and businesses who use their traditional banking services.

   Finally, there will be a few medium-sized banks, like our largest affiliate, Mercantile-Safe Deposit & Trust Company, that have made a unique imprint on their community based on their tradition of value-added services; these are the banks with a franchise.

   In its affiliate system, Mercantile Bankshares Corporation combines two of the three types of banking institutions of the future. Recognizing a valuable market segment among the community banks, we set about bringing some of the best of them in our region into the Mercantile family -- and, once they were affiliated, did not interfere with their traditional, local relationships. In addition, we have been careful to preserve the special franchise that belongs to Mercantile-Safe Deposit & Trust Company.

    As outlined in the Review of Services contained in this report, Mercantile Bankshares Corporation was designed to combine community banking with access to the more specialized services provided by Mercantile-Safe Deposit & Trust Company. We have managed to invest in technology and the efficiencies of centralized back-office functions without sacrificing traditional, locally focused banking relationships. It is a combination that sets us apart from the institutions with which we compete and gives rise to the longevity which our customers and communities value.

   We believe that our place in the future of banking will bring long-term value to our shareholders. We acknowledge that our kind of bank will not suit everyone. However, in our marketplace, for those people who care about continuity and a value-added relationship with their bank, we are that bank. As long as we recognize what it is we are about, and continue to provide the service our customers expect of us, we will retain the distinctive place in our market that has worked so well for our customers, our communities and our shareholders.

/s/ H. Furlong Baldwin
______________________
H. Furlong Baldwin, Chairman
February 27, 1998

BOARD OF DIRECTORS

In 1997, Mercantile Bankshares Corporation welcomed three new directors: Cynthia
A. Archer is Senior Vice President - The Intermodal Service Group, Consolidated Rail Corporation; Mary Junck is President of Times Mirror Eastern Newspapers; Morton B. Plant is Chairman of Keywell Corporation, a recycler of high temperature alloy scrap metal.

In 1997, we lost the services of three directors: Edward K. Dunn, Jr. retired from the Board of Mercantile Bankshares and as President of the Corporation. He continues as Chairman of Mercantile Mortgage Corporation.

Robert D. Kunisch, who joined the Board in 1984, resigned and Bishop L. Robinson, who joined in 1989, reached mandatory retirement age. They served with distinction and will be missed.

      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     3

REVIEW OF SERVICES

Traditional banking is a relationship-oriented business. Mercantile Bankshares affiliates provide banking services to local individuals, families, businesses and institutions. At the same time, our banks are able to offer the more specialized services and lending capacity provided by the largest affiliate, Mercantile-Safe Deposit & Trust Company, and by Mercantile Mortgage Corporation. It is a combination that allows us to respond to people who value on-going banking relationships based on selected services performed well.

COMMUNITY BANKING

Twenty-one locally managed and directed banks, working through 173 banking offices, deliver personal and business banking services to their communities. Each bank is dedicated to its particular market area and empowered to respond directly to its customers' banking needs. Our distinctive community bank structure means that customers can count on the bank's personnel to know them, know their circumstances and, importantly, take a continuing interest in their banking relationships as they change and grow. In addition, each affiliate bank has responsibility for its own day-to-day administration, budget and marketing plans, creating an entrepreneurial environment that encourages initiative.

   Affiliate back-office functions, such as auditing, loan review and operations, are consolidated at the holding company level. A major affiliate-wide project was accomplished in 1997 with the conversion to a new core bank data processing system that is compliant with the requirements of the year 2000. This significant investment in our future is a good example of how community banks, working within a multi-bank context, can accomplish tasks which would be daunting on their own. Presently, we are working together to identify and, where necessary, correct other date-sensitive applications relevant to the year 2000.

Commercial Lending

Community banking at Mercantile Bankshares is well suited to serving small businesses. A survey by American Banker for June 30, 1997, ranked Mercantile Bankshares 50th in the nation for total loans to small businesses and industries where the original amount loaned was less than $1,000,000. Among the advantages of our community orientation is the fact that local bank officers can respond to each specific business situation without having to rely on the credit scoring schemes and generic loan packages that are endemic to large, far-flung banking organizations. A community bank marketing effort in 1998 will make potential customers aware of the value added to a commercial banking relationship at the community bank level -- augmented, where needed, by specialized services provided by Mercantile-Safe Deposit & Trust.

Personal Banking

Personal deposit and credit services are supplied to individuals in each bank's market area. Two personal savings vehicles of current interest are Individual Retirement Accounts, which were enhanced in 1997 by banking legislation that created new IRA options, and fixed annuities, offered by trained and licensed people in most of our banks. Credit services we continue to stress throughout the affiliate system are home equity loans and lines of credit, as well as an array of consumer loans on both a direct and indirect basis. In addition to home equity loans, these consumer, or "installment" loans, focus on the financing of automobiles and boats.

   Bank offices are supported by twenty-four hour telephone Voice Response Units that give access to account information and make available selected banking transactions. Each Mercantile Bankshares affiliate will have its own Web site in 1998 and general information about the bank will be expanded to include other services. A list of affiliate banks and their Internet addresses is available on the Mercantile Bankshares site at http://www.mercantile.net.

4     [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Community Service

As bank consolidation proceeds in our region, fewer and fewer "home-town" banks exist to support their community's civic and charitable institutions. Our affiliate banks, with well established roots in the areas in which they operate, have always understood their obligation to act as community leaders. Affiliate bank personnel, at all levels, continue to invest volunteer hours and charitable dollars in making the community a better place to live. It is, after all, THEIR community.

CORPORATE BANKING

Each affiliate bank provides commercial banking services to businesses in its own market area. Mercantile-Safe Deposit & Trust corporate lenders extend credit in their market area and, where appropriate, in collaboration with affiliates. These loans are for general business purposes, such as working capital, plant expansion, or buying equipment, and for financing commercial real estate. When a business requires credit which exceeds the affiliate's lending limit, or has a more specialized commercial banking need, Corporate Banking at Mercantile-Safe Deposit & Trust cooperates with the affiliate to supply that service.

   Specialized services at Mercantile-Safe Deposit & Trust include cash management, asset-based lending, leasing, and real estate construction and development lending.

Cash Management

Cash management, to help businesses collect, transfer and invest cash, is available in our market areas through Cash Management Services at Mercantile-Safe Deposit & Trust.

   Keeping their cash at work is a priority with most businesses and an overnight investment sweep is perceived as an essential cash management tool. Of special interest in 1997, were software upgrades that enabled Mercantile to offer end-of-day sweep investment options. Also in 1997, we added to our MercAccess programs. With two versions, geared to the size of the business, these services connect the customer's personal computer to the bank in order to access account information and initiate selected transactions. MercAccess programs are distinguished by the degree of service delivered. Bank representatives go on site to install the software, train personnel in its use and are available for continuing support.

   Two services are to be introduced in 1998. An escrow accounting package provides accounting and tax compliance reports useful to such entities as lawyers, home builders, apartment owners and property managers. The second service is Positive Pay. Check forgeries are an increasing problem; this service helps detect and prevent fraudulent disbursements.

Asset-Based Lending

The Asset-Based Lending Group provides financing to businesses that might not qualify for traditional financing by converting the value of their accounts receivable, inventory and equipment into cash for operations. The Group also provides financing for acquisitions, management buyouts and equipment purchases. This kind of lending requires carefully crafted financing arrangements based on the specific circumstances of each business. The nature of banking relationships and proficiency of personnel at Mercantile-Safe Deposit & Trust Company have made us especially adept at asset-based lending and it is an area that continues to grow.

   Another of the Group's units is Dealer Finance, which provides floorplan financing to automobile, airplane, marine and heavy equipment dealers for new and used vehicles, airplanes and equipment.

Leasing

In 1997, MBC Leasing Corp. completed its first full year of operations. It provides tax-oriented and finance leases of various types of equipment to small and mid-size businesses. In addition to building its own portfolio of earning assets, MBC Leasing generates fee income by syndicating leases to others. Leasing is often integrated into a larger banking relationship and its availability enables us to assist customers who, previously, had to go elsewhere for that service.

Real Estate Lending

The Real Estate Industries Group provides land acquisition and development, construction, and interim lending to investors in commercial real estate.

   The real estate market continued to grow in 1997, as did Mercantile's land acquisition and construction portfolios. Many of our existing customers moved ahead with new projects and we established new customer relationships, with emphasis on expanding our geographic market areas. In 1998, we will be calling on southern Pennsylvania and northern Virginia, as well as working with other affiliate banks on projects in their areas.

   The thrust of our marketing effort is to do what we have traditionally done, find local developers who know their business, then design credit arrangements that specifically meet their needs and stay with them as they grow. The result is productive and long-term relationships.

      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     5

INVESTMENT MANAGEMENT AND
TRUST SERVICES

Investment management and trust services are provided to individuals and institutions by our largest affiliate, Mercantile-Safe Deposit & Trust Company. At December 31, 1997, total assets under administration were approximately $35 billion.

Investment Management

In the world of investment management, technologies and expectations are changing rapidly. At Mercantile, we continue to upgrade equipment and software to enhance investment research, execution, and reporting. However, the philosophy supporting our management of investments remains constant. We call our investment style "value investing." That means, we emphasize the importance of establishing risk/return parameters appropriate for each client; we focus on value for the long run; we assemble a mix of assets that will meet each individual investor's objectives.

   Decisions related to investments and investment strategies begin with the acquisition and synthesis of economic data. On-staff economists and security analysts determine from which economic sectors growth is likely to come and those investments offering the greatest promise, in light of a volatile economic environment. The average portfolio manager has 16 years experience, long enough to understand that there are cycles in securities markets.

   We continue to tailor investments to each individual's portfolio. Where appropriate, the portfolio includes mutual funds. In 1998, we are completing conversion of various collective, commingled and mutual funds into one family of 13 mutual funds. M.S.D.&T. Funds bring with them the advantages of daily valuation, enhanced liquidity and improved access to price/performance information. They are managed by the same experienced staff of investment professionals. We are continuing to expand our array of mutual funds to improve the potential for diversification by risk/return objectives and asset category.

   A new asset allocation service, Personal Pathways, enables a client to select from a variety of mutual funds and makes a diversified portfolio available to people who have not yet built an asset base sufficient to accomplish that diversity individually.

Personal Trust and Investment
Services

Mercantile has long been preeminent in the region for trust and investment services for individuals and families. At year end 1997, we were managing, either in a fiduciary or non-fiduciary capacity, approximately $7 billion in personal trust assets and held a total of $10 billion under administration.

   The concept of a trust is an ancient one, but remains useful. It is a surprisingly flexible instrument that allows for efficient management and transfer of wealth according to the wishes of the trust client, with Mercantile acting in a fiduciary capacity to administer and invest trust assets. In some instances, clients prefer a non-fiduciary or "agency" relationship for investment management.

   Mercantile acts also in a custodial capacity, providing safe-keeping of assets and investment analysis. There are, in addition, estate planning services, tax services and a new Family Office collection of services.

   While the crusty old trust officer of legend has given way to modern portfolio managers and administrators, the old-fashioned attention to a client's needs remains. That kind of personalized care is unusual, now, as the "800 number" trust companies become ever-more prevalent.

Institutional Trust and Investment
Services

Institutions, such as corporations, labor unions and not-for-profit organizations, are an important client base. At year end 1997, Institutional Services managed approximately $5 billion in assets and held a total of $25 billion under administration. Areas of special interest are retirement plans for corporate employees and planned giving services for nonprofits.

   Retirement Plan Services provides self-directed 401 (k) and profit-sharing plan administration, participant record-keeping, employee education, and trustee services. Plan participants have the flexibility of selecting investments from M.S.D.&T. Funds as well as some of the nation's highest rated mutual fund families. As the population ages, and the role of traditional pension plans and social security shifts, the market for retirement plan services is experiencing considerable growth.

   In addition to traditional annual giving and capital campaigns, many nonprofit organizations are further endowing their futures through planned giving programs. Planned giving provides tax and income benefits to the donor, while enhancing the financial future of a charitable organization. Our Planned Giving Unit is investing in new systems to help the nonprofit organization with the technical and reporting aspects of life-income gift administration and, with investment management services, meet the needs of the organization and its donor/income beneficiaries.

6     [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

PRIVATE BANKING

The continued success of the Private Banking Group is evidence of the genuine need that high net worth individuals have for an integrated approach to managing their financial affairs. The careful coordination of the multiple facets of one's finances is a complex and time-consuming task. Private Banking's single point of contact is a significant advantage for our customers, who avoid the frustration and confusion of working with multiple personnel within the same institution and, often, even multiple institutions.

   As consolidation continues in banking, fewer financial institutions deliver truly personal service. Being able to manage one's finances, over time, with the aid of an experienced professional adds to the appeal of Mercantile's Private Banking. Knowledgeable counsel and continuity of the relationship is an important part of the service. The Group's officers have an average of twenty-three years of financial services experience and fifteen years with the bank. Most have advanced training and certification in several disciplines of personal financial management.

   Among those who find Private Banking services beneficial, are business owners, professional people and senior corporate executives. Private Bankers can coordinate cash flows, structure credit arrangements to satisfy long-term needs, such as Jumbo Mortgages, or offset temporary shortfalls, through lines of credit, as well as arrange investments for short- and long-term funds, all within the context of an overall investment plan. In the same office, the Private Banker can provide guidance on estate planning, identify appropriate investment services and recommend personal and charitable trusts to suit the individual's long-term goals. A risk-averse approach to investments, with competitive rates of return, offers considerable peace of mind to those concerned about the volatile securities markets.

   The Private Banking Group is located at Mercantile-Safe Deposit & Trust Company with satellite offices in Easton and Frederick, Maryland; its services are marketed throughout the affiliate network of banks.

MORTGAGE BANKING

Mortgage lending services include construction lending to real estate developers and home builders, permanent loans on multi-family housing projects, and a full menu of mortgage banking services for individual consumers. In addition, we service loans for others.

   Construction lending continues to provide an important part of our earnings, with more than $96,000,000 in new loans booked in 1997. That number includes a substantial increase in the northern Virginia market, where over $28,000,000 in loans were originated for the year.

   In 1997, we focused on providing multi-family permanent loans to the real estate development community. Loans closed in 1997 were $31,900,000, including our first Delegated Underwriting and Servicing loan. This shared risk program is offered to a selected number of lenders by Fannie Mae and Mercantile is proud to have been approved for the program. We hope to expand our multi-family lending substantially in the coming years, using DUS in conjunction with our existing array of FHA and conventional multi-family loans. Again, we will target the northern Virginia marketplace, believing that its growth prospects and proximity present real opportunities.

   The volume of residential mortgages to individuals rose slightly in 1997 to just over $138,000,000. This increase in volume was accomplished with less overhead expense than in 1996, reflecting continuing introduction of efficiencies into the company's origination, processing and closing systems. We continue to work to improve our cost structure for residential mortgage lending so as to remain competitive in an increasingly price-sensitive business.

   At year end 1997, Mercantile Mortgage was servicing for others loans totaling $538,000,000. Although the bulk of this portfolio is not reflected on our balance sheet, it produces important fee income. The quality of the residential mortgages serviced by the company remains strong, with overall delinquencies running more than 375 basis points below industry averages in our marketplace, as reported for September 30, 1997 by the Mortgage Bankers Association of America.

   Mercantile Mortgage Corporation representatives deliver services in offices located throughout the affiliate banking system.

      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     7

                       [Total Assets Graph Appears Here]

TOTAL ASSETS
(Dollars in millions) December 31

 1993    1994    1995    1996    1997

$5,790  $5,938  $6,349  $6,643  $7,171


                      [Earnings Growth Graph Appears Here]

EARNINGS GROWTH

NET INCOME
(Dollars in millions)
5 Year Compound Growth Rate: 11.6%

1993   1994   1995    1996    1997

$83.5  $90.4  $104.4  $117.4  $132.0


                 [Basic Earnings Per Share Graph Appears Here]

BASIC EARNINGS PER SHARE
(In dollars)
5 Year Compound Growth Rate: 10.6%

1993   1994   1995   1996   1997

$1.16  $1.25  $1.46  $1.64  $1.85



MANAGEMENT'S DISCUSSION

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

I. PERFORMANCE SUMMARY

Mercantile Bankshares Corporation ("Mercshares") achieved a 12.5% increase in net income for 1997, representing the 22nd consecutive year of increased net income. Net income for Mercshares was $132,043,000 for the year ended December 31, 1997, as compared to $117,400,000 and $104,432,000 for the years ended
December 31, 1996 and 1995, respectively. Net income per common share for 1997 was $1.85, as compared to $1.64 reported for 1996, an increase of 12.8%. Net income per share reported for 1995 was $1.46. The earnings results for 1997 include a half year of operations for Home Bank, Newark, Maryland and Farmers Bank of Mardela Springs, Maryland which were affiliated with Mercshares on July 1, 1997 and were merged into an existing affiliate of Mercshares. The affiliations were accounted for using the purchase method of accounting. Their results of operations were not material to the total earnings reported by Mercshares.

   The continuing strong earnings growth for 1997 was achieved without reduction in the relative quality of such earnings, as expressed in terms of return on average assets and return on average stockholders' equity. The return on average assets was 1.93% for the year ended December 31, 1997, as compared to 1.82% and 1.74% for the years ended December 31, 1996 and 1995, respectively. Mercshares' return on average stockholders' equity increased to 14.90% for 1997, as compared to the 14.48% reported for 1996 and 13.86% reported for 1995. This improved return on average stockholders' equity was attained without increased leverage. The ratio of average stockholders' equity to average assets remained a very strong 12.98%, up from the average of 12.59% reported for 1996.

   Average assets increased by 6.1% to $6,828,800,000, average deposits increased by 4.4% to $5,449,000,000 and average loans increased by 9.3% to $4,821,500,000 for the year ended December 31, 1997, as compared to the prior year. Overall balance sheet growth was positively impacted by the above referenced affiliations. However, the impact was not material to the totals reported by Mercantile.

   The remaining sections of Management's Discussion and Analysis of Financial Condition and Results of Operations will provide a more detailed explanation of the important trends and material changes in components of our financial statements. The discussion suggests that sustained future earnings growth will require, among other things, efficient generation of loan growth in a competitive market, while maintaining an adequate spread between yields on earning assets and our cost of funds. This can depend, in turn, on unpredictable factors such as possible changes in prevailing interest rates, the mix of deposits and general economic conditions. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

II. ANALYSIS OF OPERATING RESULTS

Net Interest Income

Net interest income represents the largest source of Mercshares' revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-

8     [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
bearing liabilities. The Analysis of Interest Rates and Interest Differentials on pages 10 and 11 and the Rate/Volume Analysis on page 12 provide further details supporting this discussion. Net interest income on a fully taxable equivalent basis was $340,547,000 for 1997, an increase of $25,729,000 or 8.2% over the prior year's $314,818,000. Fully taxable equivalent net interest income increased by $23,929,000 or 8.2% in 1996 over 1995. As reflected in the volume variance column of the Rate/Volume Analysis, the 6.5% growth in average earning assets accounted for 93.5% of the improvement in net interest income for 1997. The 7 basis point improvement in the net interest margin to 5.24% in 1997 from 5.17% in 1996 accounted for the remainder of the increase. The increase in 1996 was attributed to an improvement in the net interest margin, which increased by 5 basis points from the reported 5.12% in 1995, and a 7.3% increase in average earning assets.

Interest Income

Fully taxable equivalent interest income amounted to $538,468,000 in 1997 representing an increase of $36,092,000 or 7.2% over $502,376,000 in 1996. The increase in 1996 over 1995 was $31,000,000 or 6.6%. The yield on average earning assets in 1997 was 8.29% compared to a yield of 8.24% in 1996 and 8.30% in 1995. The change in the yield on average earning assets is impacted by the change in the average prime rate. The average prime rate in 1997 was 8 3/8% compared to an average of 8 1/4% for 1996 and 8 3/4% for 1995. The yield on average total loans was 9.08% in 1997 compared to 9.17% in 1996 and 9.40% in 1995. The growth in average total loans was 9.3% in 1997 compared to 8.1% in 1996 and 8.3% in 1995. The decline of 9 basis points in the yield on average total loans, despite an increase in the average prime rate, is reflective of the increasingly competitive market Mercshares' affiliates are competing within. As previously noted, loan growth benefited from acquisitions in both 1997 and 1996.

   Offsetting the moderate decline in the yield on the average loan portfolio was an improvement in the yield on the investment securities portfolio. The 21 basis point improvement in the yield from 5.84% in 1996 to 6.05% in 1997 compares favorably to the average yield on the portfolio of 5.49% in 1995.

Interest Expense

Total interest expense in 1997 was $197,921,000, an increase of $10,363,000 from $187,558,000 in 1996. The increase in interest expense for 1997 was primarily attributable to the increase in average interest-bearing deposits, which grew by 3.4%. The average rate paid on interest-bearing deposits increased 2 basis points to 4.05% during 1997 from 4.03% in 1996. Overall, the rate paid on total interest-bearing funds increased to 4.14% in 1997 from 4.11% in 1996. Total interest expense in 1996 was $7,071,000 higher than in 1995 due primarily to an increase in the average interest bearing deposits, which grew by 6.5%.

   The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group as reported in data furnished by our regulators. During each of the past three years, the benefit derived from lowering the overall cost of funding earning assets through these sources has steadily increased from 1.03% in 1995 to 1.04% in 1996 and 1.09% in 1997 as shown in the Analysis of Interest Rates and Interest Differentials on pages 10 and 11. Such benefit is influenced by the relative levels of interest rates as well as the volume of such funds.



                      [Interest Yields Graph Appears Here]


INTEREST YIELDS AND RATES
(Tax equivalent basis)

                                               1993   1994   1995   1996   1997

Average yield earned on earning assets         7.34%  7.43%  8.30%  8.24%  8.29%
Average rate paid on interest-bearing funds    3.41%  3.39%  4.21%  4.11%  4.14%


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES     9

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS

The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                                                                1997
                                                                           --------------------------------------------------------
                                                                              Average               Income*/              Yield*/
(Dollars in thousands)                                                        Balance**            Expense                 Rate
===================================================================================================================================
Earning assets
   Loans:
      Commercial.....................................................      $1,659,900              $150,866                   9.09%
      Mortgage and construction......................................       2,523,900               229,196                   9.08
      Consumer***....................................................         637,700                57,767                   9.06
                                                                           ----------              --------
            Total loans..............................................       4,821,500               437,829                   9.08
                                                                           ----------              --------
   Federal funds sold................................................          78,700                 4,389                   5.57
   Securities purchased under resale agreements......................           5,400                   301                   5.63
   Securities:
      Taxable securities
         U.S. Treasury securities....................................       1,535,100                92,154                   6.00
         U.S. Agency securities......................................          16,100                   899                   5.59
         Other stocks and bonds......................................          22,800                 1,879                   8.25
      Tax-exempt securities
         States and political subdivisions...........................          13,100                 1,012                   7.74
                                                                           ----------              --------
            Total securities.........................................       1,587,100                95,944                   6.05
                                                                           ----------              --------
   Interest-bearing deposits in other banks..........................             100                     5                   5.50
                                                                           ----------              --------
            Total earning assets.....................................       6,492,800               538,468                   8.29
                                                                                                   --------
Cash and due from banks..............................................         194,400
Bank premises and equipment, net.....................................          79,900
Other assets.........................................................         164,500
Less: allowance for loan losses......................................        (102,800)
                                                                           ----------
            Total assets.............................................      $6,828,800
                                                                           ==========
Interest-bearing liabilities
   Deposits:
      Savings deposits...............................................      $2,198,800                57,702                   2.62
      Certificates of deposit and other time deposits--
         less than $100,000..........................................       1,467,800                80,289                   5.47
      Certificates of deposit--$100,000 and over......................        713,400                39,378                   5.52
                                                                           ----------              --------
            Total interest-bearing deposits..........................       4,380,000               177,369                   4.05
   Short-term borrowings.............................................         353,600                17,220                   4.87
   Long-term debt....................................................          49,900                 3,332                   6.67
                                                                           ----------              --------
            Total interest-bearing funds.............................       4,783,500               197,921                   4.14
Noninterest-bearing deposits.........................................       1,069,000              --------
Other liabilities and accrued expenses...............................          89,900
                                                                           ----------
            Total liabilities........................................       5,942,400
Stockholders' equity.................................................         886,400
            Total liabilities and stockholders' equity...............      $6,828,800
                                                                           ==========
Net interest income..................................................                              $340,547
                                                                                                   ========
Net interest rate spread.............................................                                                         4.15%
Effect of noninterest-bearing funds..................................                                                         1.09
                                                                                                                              ----
Net interest margin on earning assets................................                                                         5.24%
                                                                                                                              ====
Taxable-equivalent adjustment included in:
   Loan income.......................................................                               $ 3,796
   Investment securities income......................................                                   702
                                                                                                    -------
            Total....................................................                               $ 4,498
                                                                                                    =======

  * Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.
 ** Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.
*** Includes home equity lines of credit which were previously classified as real estate loans.

10    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         1996                                                                      1995
---------------------------------------------------------                 ------------------------------------------------------
    Average              Income*/             Yield*/                        Average               Income*/             Yield*/
    Balance**           Expense                 Rate                         Balance**            Expense                 Rate
================================================================================================================================
   $1,438,900            $134,041               9.32%                       $1,351,600             $131,916               9.76%
    2,348,200             212,636               9.06                         2,116,400              192,987               9.12
      624,400              57,853               9.27                           611,300               58,620               9.59
   ----------            --------                                           ----------             --------
    4,411,500             404,530               9.17                         4,079,300              383,523               9.40
   ----------            --------                                           ----------             --------
       80,300               4,195               5.22                            62,700                3,587               5.72
        5,300                 325               6.13                            20,000                1,126               5.63


    1,546,900              89,977               5.82                         1,466,400               79,915               5.45
       17,700                 957               5.40                            25,500                1,354               5.31
       17,600               1,270               7.21                            10,200                  821               8.05

       14,700               1,115               7.59                            13,500                1,046               7.75
   ----------            --------                                           ----------             --------
    1,596,900              93,319               5.84                         1,515,600               83,136               5.49
   ----------            --------                                           ----------             --------
          100                   7               4.64                               100                    4               4.00
   ----------            --------                                           ----------             --------
    6,094,100             502,376               8.24                         5,677,700              471,376               8.30
                         --------                                                                  --------
      206,900                                                                  196,700
       79,800                                                                   75,800
      151,900                                                                  141,600
      (96,400)                                                                 (91,400)
   ----------                                                               ----------
   $6,436,300                                                               $6,000,400
   ==========                                                               ==========


   $2,214,700              58,187               2.63                        $2,200,200               64,732               2.94

    1,403,200              79,202               5.64                         1,228,000               69,857               5.69
      618,200              33,374               5.40                           549,500               28,967               5.27
   ----------            --------                                           ----------             --------
    4,236,100             170,763               4.03                         3,977,700              163,556               4.11
      292,900              14,199               4.85                           280,900               15,123               5.38
       39,600               2,596               6.55                            27,900                1,808               6.48
   ----------            --------                                           ----------             --------
    4,568,600             187,558               4.11                         4,286,500              180,487               4.21
                         --------                                                                  --------
      982,200                                                                  888,900
       75,000                                                                   71,500
   ----------                                                               ----------
    5,625,800                                                                5,246,900
      810,500                                                                  753,500
   ----------                                                               ----------
   $6,436,300                                                               $6,000,400
   ==========                                                               ==========
                         $314,818                                                                  $290,889
                         ========                                                                  ========
                                                4.13%                                                                     4.09%
                                                1.04                                                                      1.03
                                                ----                                                                      ----
                                                5.17%                                                                     5.12%
                                                ====                                                                      ====

                          $ 3,730                                                                   $ 3,635
                              507                                                                       466
                          -------                                                                   -------
                          $ 4,237                                                                   $ 4,101
                          =======                                                                   =======

      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    11

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable equivalent interest income and expense for significant assets and liabilities, appears below. The calculation of rate, volume and rate/volume variances is based upon a procedure established for banks by the Securities and Exchange Commission. Rate, volume and rate/volume variances presented for each component will not total to the variances presented on totals of interest income and interest expense because of shifts from year-to-year in the relative mix of interest-earning assets and interest-bearing liabilities.

                                                                         Year Ended December 31,

                                                               1997 vs. 1996                             1996 vs. 1995
                                                            Due to variances in                       Due to variances in
                                                  ---------------------------------------   ---------------------------------------
                                                                                  Rate/                                     Rate/
(Dollars in thousands)                              Total     Rates    Volumes    Volume      Total      Rates   Volumes    Volume
-----------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
      Commercial (1)...........................   $16,825   $(3,261)   $20,587     $(501)   $ 2,125    $(6,007)  $ 8,520     $(388)
      Mortgage & construction (2)..............    16,560       605     15,910        45     19,649     (1,341)   21,137      (147)
      Consumer.................................       (86)   (1,291)     1,232       (27)      (767)    (1,981)    1,256       (42)
Taxable securities (3).........................     2,728     3,223       (478)      (17)    10,114      5,446     4,377       291
Tax-exempt securities (3)......................      (103)       21       (121)       (3)        69        (22)       93        (2)
Federal funds sold/repos.......................       170       254        (79)       (5)      (193)      (346)      165       (12)
Interest-bearing deposits in other banks.......        (2)       (2)                              3          3
                                                  -------   -------    -------     -----    -------    -------   -------      ----
            Total interest income..............    36,092     3,027     32,867       198     31,000     (3,327)   34,571      (244)
                                                  -------   -------    -------     -----    -------    -------   -------      ----
Interest paid on:
   Savings deposits............................      (485)      (68)      (418)        1     (6,545)    (6,926)      427       (46)
   Certificates of deposit and other time
      deposits less than $100,000..............     1,087    (2,447)     3,646      (112)     9,345       (544)    9,967       (78)
   Certificates of deposit--$100,000 and over..     6,004       749      5,139       116      4,407        698     3,622        87
   Short-term borrowings.......................     3,021        65      2,943        13       (924)    (1,506)      646       (64)
   Long-term debt..............................       736        48        675        13        788         21       758         9
                                                  -------   -------    -------     -----    -------    -------   -------      ----
            Total interest expense.............    10,363     1,471      8,822        70      7,071     (4,510)   11,878      (297)
                                                  -------   -------    -------     -----    -------    -------   -------      ----
Net interest earned............................   $25,729   $ 1,556    $24,045     $ 128    $23,929    $ 1,183   $22,693      $ 53
                                                  =======   =======    =======     =====    =======    =======   =======      ====

(1) Tax equivalent adjustments of $3,557,000 for 1997, $3,442,000 for 1996 and $3,193,000 for 1995 are included in the calculation of commercial loan rate variances.
(2) Tax equivalent adjustments of $239,000 for 1997, $288,000 for 1996 and $442,000 for 1995 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax equivalent adjustments of $702,000 for 1997, $507,000 for 1996 and $466,000 for 1995 are included in the calculation of investment securities rate variances.

12    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                              Year Ended December 31,                           % Change
                                                     ------------------------------------------      -----------------------------
(Dollars in thousands)                                 1997               1996             1995        1997/1996         1996/1995
----------------------------------------------------------------------------------------------------------------------------------
Trust division services...........................   $51,547           $46,244          $44,273            11.5%             4.5%
Service charges on deposit accounts...............    16,890            16,234           15,764             4.0              3.0
Other fees .......................................    26,399            24,178           19,975             9.2             21.0
Investment securities gains and (losses)..........    (1,491)               74           (1,715)
Other income......................................     5,308             2,698            2,609            96.7              3.4
                                                     -------           -------          -------
            Total.................................   $98,653           $89,428          $80,906            10.3%            10.5%
                                                     =======           =======          =======            ====             ====

NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                                              Year Ended December 31,                           % Change
                                                    -------------------------------------------      -----------------------------
(Dollars in thousands)                                   1997             1996             1995        1997/1996         1996/1995
----------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits....................  $124,563          $120,783         $117,512            3.1%             2.8%
Net occupancy expense of bank premises............    12,246            11,846           11,106            3.4              6.7
Furniture and equipment expenses..................    20,417            17,645           16,893           15.7              4.5
Communications and supplies.......................    11,804            10,809            9,778            9.2             10.5
FDIC insurance premium expense....................       668               288            6,346          131.9             (95.5)
Other expenses....................................    43,706            37,044           32,062           18.0             15.5
                                                    --------          --------         --------
            Total.................................  $213,404          $198,415         $193,697            7.6%             2.4%
                                                    ========          ========         ========          =====             ====

Noninterest Income

Total noninterest income, including investment securities gains or losses, was $98,653,000 in 1997, $9,225,000 or 10.3% above 1996, which was $8,522,000 or
10.5% above 1995. The increase in noninterest income for 1997 was due primarily to the increase in Trust Department revenues and the increase in other income primarily due to a non-recurring gain of $1,175,000 on the sale of a bank owned building in the first quarter of 1997.

   Revenues from trust services represents the largest source of noninterest income and amounted to $51,547,000 for 1997, an increase of 11.5% or $5,303,000 over 1996. Revenues of $46,244,000 for 1996 represented an increase of $1,971,000 or 4.5% over 1995. At December 31, 1997, assets under administration were $35 billion, of which Mercshares had investment management responsibility for $12 billion. This compares to 1996 assets under administration of $27 billion and investment management responsibility for $11 billion. Net income after the provision for income taxes for the Trust Division of Mercantile-Safe Deposit & Trust Company, the affiliate through which trust and investment management services are provided, was $12,366,000 in 1997 compared to $11,063,000 and $10,412,000 in 1996 and 1995, respectively.

   Other fees increased by $2,221,000 or 9.2% to $26,399,000 for 1997. During 1996, other fees increased by $4,203,000 or 21.0% to $24,178,000 from
$19,975,000 in 1995. The most significant factors relative to the change in the level of other fees income have been foreign ATM and debit card fees and credit card processing fees. Mortgage banking fees accounted for $1,719,000 or over 40% of the total increase in other fees between 1996 and 1995. Mercshares adopted Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights in 1996. The adoption of this SFAS did not have a material effect on the financial statements of Mercshares.


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    13

SOURCES OF INCOME
(Dollars in millions)


                   [Graph Appears Here -- Plot Points Below]


                                   Other                           Total
                                  interest     Interest            of all
             Other    Trust     and dividend   and fees            Sources
            income   division      income      on loans   Total   of Income

'93            9%       9%           19%          63%     100%      $466.6

'94            8%       9%           18%          65%     100%      $488.2

'95            7%       8%           16%          69%     100%      $548.2

'96            7%       8%           17%          68%     100%      $587.6

'97            7%       8%           16%          69%     100%      $632.6



   Investment securities gains and (losses) was the only other category of noninterest income to reflect a significant change in 1997, as compared to the prior year. Net investment securities (losses) totaled $(1,491,000) for 1997 compared to gains of $74,000 for 1996 and (losses) of $(1,715,000) for 1995. The reinvestment of the proceeds on the securities sold in 1997 contributed to the overall improvement in the portfolio yields.

Noninterest Expenses

Total noninterest expenses were $213,404,000, representing an increase of $14,989,000 or 7.6% over the prior year's level of $198,415,000. In comparison 1995 total noninterest expenses were $193,697,000. Management continues to focus on expense control and the efficiency of operations. However, during 1997 it was necessary to incur onetime expenses related to the conversion to year 2000 compliant banking systems. Total noninterest expenses for 1997, excluding year 2000 related expenses, increased 6.6% over 1996 expenses. During 1997, increases in salaries, furniture and equipment expenses and other expenses were partially offset by reductions in employee benefits. Noninterest expenses for 1996 were 2.4% or $4,718,000 greater than those recorded in 1995.

   A key measure that management monitors is the overall efficiency ratio of Mercshares, computed by dividing noninterest expenses by the sum of interest income on a taxable equivalent basis and noninterest income. Mercshares' efficiency ratio was 48.5%, 49.0% and 52.4% for each of the years ended December 31, 1997, 1996, and 1995, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry. For the purposes of this calculation the provision for loan losses and significant non-recurring income and expenses, such as securities gains and losses, are excluded.

   Salaries and employee benefits totaled $124,563,000 in 1997, $3,780,000 or 3.1% over the $120,783,000 expense level for 1996. The combined salaries and employee benefits expenses for 1996 were up $3,271,000 or 2.8% over the $117,512,000 reported for 1995. Mercshares' staffing level on a full time equivalent basis was 2,889 at December 31, 1997, relatively unchanged from 2,813 at December 31, 1996, and the 2,810 reported at December 31, 1995. Included in the 1997 total are 55 employees added as a result of the two 1997 affiliations. The employee benefits expense declined by $945,000 or 4.1% during 1997. This decline from the prior year is largely attributable to the expenses associated with retirement benefits due to recent favorable experience in the funding of these programs. Mercshares adopted the cost recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation in 1995. Benefit expense related to the Mercshares Omnibus Stock Plan amounted to $1,027,000 in 1997 compared to $1,114,000 in 1996 and $2,106,000 for 1995. See Footnote No. 13 to the financial statements for further information.

   Net occupancy expense increased $400,000 or 3.4% during 1997 to $12,246,000. Net occupancy expense was $11,846,000 in 1996 compared to $11,106,000 in 1995. Total furniture and equipment expenses were $20,417,000, an increase of $2,772,000 or 15.7% over 1996 expenses of $17,645,000. In comparison, 1995 expenses were $16,893,000. A significant portion of the increases are related to the conversion to year 2000 compliant systems. Through the three year period ended December 31, 1997, the external costs incurred relative to this



14    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
project amounted to approximately $9,300,000, the most significant component of which related to the equipment expense category.

   Other expenses for 1997 totaled $43,706,000, representing an increase of $6,662,000 or 18.0% from the $37,044,000 for 1996. Other expenses for 1995 totaled $32,062,000. The most significant item increase in 1997 was the accrual for the Mercshares' Deferred Directors Fees Program which resulted in total expense of $2,400,000 compared to $400,000 in the prior year. This expense is directly related to the increase in the market value of Mercshares common stock. Additional items contributing to the increase in other expenses are increases in communications and supplies expenses of $1,000,000, primarily a cost of the banking systems conversion, and increases in other year 2000 related costs.

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

   At December 31, 1997, the total investment securities portfolio was $1,631,623,000, reflecting a slight increase of $8,657,000 or .5% above the prior year's $1,622,966,000. As in the past, the portfolio is almost exclusively comprised of short and intermediate-term U.S. Treasury securities and, accordingly, over 98% of the total investment portfolio is classified as available-for-sale. At year end 1997, the average maturity of the bond component of the available-for-sale portfolio was 1.8 years, representing a slight decline from 1.9 years at December 31, 1996. The market value of the bond investment portfolio as of December 31, 1997, was 100.6% of adjusted cost compared to 99.9% at December 31, 1996. At December 31, 1997, $1,323,401,000 of these investments had unrealized gains of $10,510,000 and the remaining $275,157,000 of these investment securities had unrealized losses of $1,063,000. More information on the investment portfolio is shown in the table on page 16 and in Footnote No. 2 to the financial statements.

Loans

Mercshares continued to experience significant growth in loans during 1997 though loan demand tended to level off during the fourth quarter. Continuing the trend of the prior two years, average total loans increased by $410,000,000 or 9.3% to $4,821,500,000 for the year ended December 31, 1997. During 1997, average loans increased in all three categories: commercial (including industrial, financial and agricultural); real estate (residential and commercial mortgages and construction); and consumer (installment and home equity).

   Average commercial loans grew 15.4% in 1997 to an average balance of $1,659,900,000, compared to a growth rate of 6.5% in 1996. Real estate loans grew 7.5% to an average balance of $2,523,900,000 in 1997, representing a decline from the 10.7% growth rate reported in 1996. Growth in both the

USES OF INCOME
(Dollars in millions)


                   [Graph Appears Here -- Plot Points Below]

                                                                                                  Total
                                            Salaries and                                          of all
         Net     Applicable      Other        employee      Provision for    Interest              Uses
       income   income taxes    expenses      benefits       loan losses     expense     Total   of Income
'93      18%        11%           15%            23%              3%            30%      100%      $466.6

'94      18%        12%           17%            23%              1%            29%      100%      $488.2

'95      19%        11%           14%            22%              1%            33%      100%      $548.2

'96      20%        12%           13%            21%              2%            32%      100%      $587.6

'97      21%        12%           14%            20%              2%            31%      100%      $632.6


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    15

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1997, 1996 and 1995.

                                         DECEMBER 31, 1997                  December 31, 1996                December 31, 1995
                                   -------------------------------  -------------------------------   ------------------------------
                                                               Tax                              Tax                              Tax
                                                        Equivalent                       Equivalent                       Equivalent
                                   Amortized     Market   Yield To  Amortized     Market   Yield To   Amortized    Market   Yield To
(Dollars in thousands)                  Cost      Value   Maturity       Cost      Value   Maturity        Cost     Value   Maturity
------------------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions:
   Within 1 year................. $    3,585  $    3,584     7.23%  $    2,904 $    2,915      7.63%  $    1,593 $    1,592   6.78%
   1-5 years.....................      7,246       7,282     7.35       10,240     10,306      7.40       12,465     12,564   7.48
   5-10 years....................        250         264     9.49          407        421      8.73        1,175      1,197   7.88
   After 10 years................
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total....................... $   11,081  $   11,130     7.36%  $   13,551 $   13,642      7.49%  $   15,233 $   15,353   7.44%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        1.6                               2.2                               2.9
                                        ====                              ====                              ====
  Other bonds, notes and debentures:
   After 10 years................ $        8  $        8     9.06%  $        7 $        7      9.05%  $        6 $        6   9.06%
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total....................... $        8  $        8     9.06%  $        7 $        7      9.05%  $        6 $        6   9.06%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....       19.8                              20.8                              21.8
                                        ====                              ====                              ====
  Totals:
   Within 1 year................. $    3,585  $    3,584     7.23%  $    2,904 $    2,915      7.63%  $    1,593 $    1,592   6.78%
   1-5 years.....................      7,246       7,282     7.35       10,240     10,306      7.40       12,465     12,564   7.48
   5-10 years....................        250         264     9.49          407        421      8.73        1,175      1,197   7.88
   After 10 years................          8           8     9.06            7          7      9.05            6          6   9.06
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total ...................... $   11,089  $   11,138     7.36%  $   13,558 $   13,649      7.49%  $   15,239 $   15,359   7.45%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        1.7                               2.3                               3.0
                                        ====                              ====                              ====

Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year................. $  483,667  $  484,092     5.81%  $  516,940 $  517,209      5.82%  $  684,269 $  685,346   5.42%
   1-5 years.....................  1,096,758   1,105,750     6.08    1,066,351  1,064,308      5.95      839,428    850,072   5.89
   5-10 years....................        450         450     6.77
   After 10 years................
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total....................... $1,580,875  $1,590,292     6.00%  $1,583,291 $1,581,517      5.91%  $1,523,697 $1,535,418   5.68%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        1.8                               1.8                               1.4
                                        ====                              ====                              ====
  States and political subdivisions:
   1-5 years..................... $      702  $      726     8.35%
   After 10 years................         30          31    11.92   $       35 $       36     11.92%  $       45 $       45  11.92%
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total.......................      $ 732  $      757     8.49%  $       35 $       36     11.92%  $       45 $       45  11.92%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        4.4                              19.5                              20.5
                                        ====                              ====                              ====
  Other bonds, notes and debentures:
   Within 1 year.................       $ 33  $       33     4.76%  $      573 $      574      6.35%  $      900 $      899   6.89%
   1-5 years.....................      1,546       1,527     5.80        1,998      1,953      6.04        3,087      3,069   5.71
   5-10 years....................      3,113       3,088     5.77        3,156      3,119      5.85        2,304      2,277   5.21
   After 10 years................      1,170       1,170     7.11        1,989      1,980      6.63        3,512      3,488   6.09
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total....................... $    5,862  $    5,818     6.04%  $    7,716 $    7,626      6.14%  $    9,803 $    9,733   5.84%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        8.0                               6.8                               6.8
                                        ====                              ====                              ====
  Totals:
   Within 1 year................. $  483,700  $  484,125     5.81%  $  517,513 $  517,783      5.82%  $  685,169 $  686,245   5.42%
   1-5 years.....................  1,099,006   1,108,003     6.08    1,068,349  1,066,261      5.95      842,515    853,141   5.89
   5-10 years....................      3,563       3,538     5.90        3,156      3,119      5.85        2,304      2,277   5.21
   After 10 years................      1,200       1,201     7.23        2,024      2,016      6.72        3,557      3,533   6.16
                                  ----------  ----------            ---------- ----------             ---------- ----------
     Total....................... $1,587,469  $1,596,867     6.00%  $1,591,042 $1,589,179      5.91%  $1,533,545 $1,545,196   5.68%
                                  ==========  ==========     ====   ========== ==========      ====   ========== ==========   ====
     Average maturity (years)....        1.8                               1.9                               1.4
                                        ====                              ====                              ====


16    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
commercial and real estate loan portfolios has resulted from, among other things, increased business opportunities due to the banking acquisitions and consolidations occurring within Mercshares' market area and is not a result of relaxation of the Company's historically sound underwriting standards. Reflective of management's decision not to compete in the mass market consumer lending arena, consumer loans continued the trend of modest growth with an increase of just 2.1% in 1997.

   While on average the real estate loan portfolio represented over 52% of the average total loan portfolio, a large portion of this portfolio consists of loans to individuals on their residences. At December 31, 1997, 37% of total real estate loans were one to four family residential mortgages.

   Commercial mortgages made up 44% and construction loans, at 19%, accounted for the balance of the real estate loan portfolio. These percentages remained relatively unchanged from the prior year. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1997, were for owner occupied properties. Ever mindful of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for loans is reflected in the analysis of the allowance for loan losses on page 18.

   For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 49.

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

   The allowance for loan losses, as a percentage of loans, was 2.13% at December 31, 1997, unchanged from the percentage at December 31, 1996. The percentage at December 31, 1995 was 2.12%. The allowance for loan losses as a percentage of non-performing loans was 373% at December 31, 1997, which represents a decline from the two previous years of 478% at December 31, 1996 and 430% at December 31, 1995. Mercshares believes that current coverage is


                [Allowance As a % of Average Loans Graph Appears Here]


ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (Net of Recoveries)
AS A % OF AVERAGE LOANS


                                      1993      1994     1995     1996    1997

Loan loss allowance as a % of
  average loans                       2.54%     2.42%    2.24%    2.22%   2.20%

Net charge-offs as a % of
  average loans                        .31%      .22%     .26%     .19%    .14%





      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    17

ALLOWANCE FOR LOAN LOSSES

                                                                                         Year Ended December 31,
                                                                     -------------------------------------------------------------
(Dollars in thousands)                                                    1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning..................................      $   97,718   $   91,398   $   91,257   $   92,567   $   88,261
Allowance of acquired banks...................................           1,373                     2,818                     2,803
Charge-offs:
   Commercial, financial and agricultural.....................           2,738        7,282        7,867        4,262        7,845
   Real estate--construction..................................             260          325        1,134        2,405        1,258
   Real estate--mortgage......................................           2,306          494        1,476        1,901        2,451
   Consumer...................................................           4,047        4,109        2,368        1,961        2,716
                                                                    ----------   ----------   ----------   ----------   ----------
        Totals................................................           9,351       12,210       12,845       10,529       14,270
                                                                    ----------   ----------   ----------   ----------   ----------
Recoveries:
   Commercial, financial and agricultural.....................             617        1,666          917          729        1,500
   Real estate--construction..................................              29            4           52          224
   Real estate--mortgage......................................             441          944          225          177          148
   Consumer...................................................           1,567        1,250          986        1,033        1,156
                                                                    ----------   ----------   ----------   ----------   ----------
        Totals................................................           2,654        3,864        2,180        2,163        2,804
                                                                    ----------   ----------   ----------   ----------   ----------
Net charge-offs...............................................           6,697        8,346       10,665        8,366       11,466
Provision for loan losses.....................................          13,703       14,666        7,988        7,056       12,969
                                                                    ----------   ----------   ----------   ----------   ----------
Allowance balance--ending.....................................      $  106,097   $   97,718   $   91,398   $   91,257   $   92,567
                                                                    ==========   ==========   ==========   ==========   ==========
Average loans outstanding during year.........................      $4,821,500   $4,411,500   $4,079,300   $3,765,200   $3,647,000
                                                                    ==========   ==========   ==========   ==========   ==========
Percent of net charge-offs to average loans outstanding
   during year................................................             .14%         .19%         .26%         .22%         .31%
                                                                          ====         ====         ====         ====         ====
Percent of allowance for loan losses at year-end to
   average loans..............................................            2.20%        2.22%        2.24%        2.42%        2.54%
                                                                          ====         ====         ====         ====         ====

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see the paragraph on page 17 for Allowance for Loan Losses.


                                                              Allowance amount allocated as of December 31,
                                                ------------------------------------------------------------------------------------
(Dollars in thousands)                              1997               1996               1995               1994               1993
------------------------------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial, financial and agricultural.....  $ 30,700            $27,200            $25,400            $25,600            $26,200
   Real estate--construction..................    12,700             11,700             11,000             10,900             11,700
   Real estate--mortgage......................     5,300              5,100              5,200              5,100              5,000
   Consumer...................................     5,400              5,200              5,300              5,500              5,600
Allowance amount not allocated................    51,997             48,518             44,498             44,157             44,067
                                                --------            -------            -------            -------            -------
      Total...................................  $106,097            $97,718            $91,398            $91,257            $92,567
                                                ========            =======            =======            =======            =======

COMPOSITION OF LOAN PORTFOLIO

                                                                             December 31,
                                                 ---------------------------------------------------------------------------------
                                                      1997             1996               1995               1994             1993
----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural........        32.8%            32.9%              32.4%              33.3%            33.3%
Real estate--construction.....................        10.2              8.3                8.5                8.1              8.6
Real estate--mortgage.........................        44.0             45.4               45.0               43.1             41.9
Consumer......................................        13.0             13.4               14.1               15.5             16.2
                                                     -----            -----              -----              -----            -----
      Total...................................       100.0%           100.0%             100.0%             100.0%           100.0%
                                                     =====            =====              =====              =====            =====


18    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
adequate and well within industry standards when considered with our actual past experience in collecting non-performing loans.

   During 1997, the provision for loan loss expense was $13,703,000 compared to a 1996 expense of $14,666,000. Management believes that the 1997 provision for loan losses is prudent in relation to the growth in loans and the total allowance for loan losses in relation to total loans at December 31, 1997. The 1995 provision was $7,988,000.

   Net charge-offs declined to $6,697,000 during 1997 from a total of $8,346,000 in 1996, which were down from $10,665,000 in 1995. Net charge-offs as a percentage of average loans were .14%, .19% and .26% for the years ended December 31, 1997, 1996 and 1995, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percentage of loans charged off were 28% in 1997, 32% in 1996 and 17% in 1995. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 18 and in Footnote No. 3 to the financial statements.

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

   Non-performing assets (non-accrual loans and other real estate owned), as a percentage of period end loans and other real estate owned, was .62% at December 31, 1997, compared to .52% and .56% in the two preceding years. At year end 1997, non-performing assets were $31,083,000 compared with $23,773,000 and $24,093,000 in 1996 and 1995, respectively. Non-performing loans totaled $28,456,000 at December 31, 1997 compared to $20,457,000 at December 31, 1996, and $21,235,000 in 1995. Mercshares did not have any renegotiated loans outstanding during or at the close of either of these years.

   Other real estate owned decreased by $689,000 to $2,627,000 at December 31, 1997, compared to $3,316,000 at December 31, 1996, and $2,858,000 in 1995. This
decrease is primarily attributable to the sale of a foreclosed property. Attention is directed to the data in Non-Performing Assets on page 20 which shows the changes in the amounts of various categories of non-performing assets over the last five years and sets forth the relationship between non-performing loans and total loans and total allowance for loan losses.

Sources of Funds

Mercshares' primary source of funding comes from deposits gathered by the 173 branches of its affiliate banks. Average total deposits were $5,449,000,000, representing an increase of $230,700,000 or 4.4% over the prior year average of $5,218,300,000. Average total deposits for 1995 amounted to $4,866,600,000. For the year ended December 31, 1997, 83.9% of the funding for average earning assets was derived from deposits. This


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    19

NON-PERFORMING ASSETS

A five-year comparison of non-performing assets is presented below:

                                                                               December 31,
                                                 ----------------------------------------------------------------------------------
(Dollars in thousands)                              1997               1996               1995               1994              1993
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans (1).........................   $28,456            $20,457            $21,235            $33,645           $66,063

Renegotiated loans (1)........................                                                                  3

Loans contractually past due 90 days or more
   and still accruing interest................
                                                 -------            -------            -------            -------           -------
   Total non-performing loans.................    28,456             20,457             21,235             33,648            66,063
Other real estate owned.......................     2,627              3,316              2,858             10,165            22,658
                                                 -------            -------            -------            -------           -------
   Total non-performing assets................   $31,083            $23,773            $24,093            $43,813           $88,721
                                                 =======            =======            =======            =======           =======
Non-performing loans as a percentage of
   period end loans...........................       .57%               .45%               .49%               .85%             1.78%
Non-performing assets as a percentage of
   period end loans and other real estate
   owned......................................       .62%               .52%               .56%              1.11%             2.37%
Allowance for loan losses as a percentage
   of non-performing loans....................    372.85%            477.68%            430.41%            271.21%           140.12%

(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $3,024,000 and $1,982,000 in 1997 and 1996 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totaled $1,404,000 and $875,000 in 1997 and 1996, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $3,662,000 at December 31, 1997 and $4,645,000 at December 31, 1996, not classified as non-accrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.



ratio is virtually unchanged from the ratios of 85.6% for 1996 and 85.7% for 1995.

   Significant growth for 1997 was recorded in the noninterest-bearing deposit category. Averaging $1,069,000,000 for the year and representing 19.6% of average total deposits, this key source of funds grew by 8.8% over the prior year's average of $982,200,000. The average for 1996 was up 10.5% over the 1995 average and represented 18.8% of total average deposits for 1996. The Company continues to focus on its cash management services to its commercial customers in order to maintain and expand this key source of funding.

   Total average interest-bearing deposits for 1997 grew by a more modest 3.4% or $143,900,000. Average interest-bearing deposits amounted to $4,380,000,000, up from the 1996 average of $4,236,100,000. The average for 1996 represented an increase of 6.5% over 1995's average of $3,977,700,000. Virtually all of the 1997 growth in interest-bearing deposits was in the area of consumer time deposits. Savings deposits which are comprised of checking plus interest, money market and savings accounts have remained virtually flat over the past three years. Certificates of deposit and other time deposits have increased steadily over the past two years as depositors have shifted to this deposit category in order to maintain a higher yield on their funds. Averaging $2,181,200,000 for the year ended December 31, 1997, certificates of deposit grew by 7.9% from the average of $2,021,400,000 for 1996. The 1996 average was up 13.7% over the 1995 average of $1,777,500,000, reflecting the above noted shift of funds by depositors. Certificates of deposit - $100,000 and over averaged $713,400,000, $618,200,000 and $549,500,000 for the years ended December 31, 1997, 1996



20    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

COMPOSITION OF EARNING ASSETS

                                                                           Average Balances
                                ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                  1997                 1996                1995                 1994                1993
-----------------------------------------------------------------------------------------------------------------------------------
Loans.........................  $4,821,500   74.3%   $4,411,500   72.4%  $4,079,300   71.8%   $3,765,200   68.7%  $3,647,000  68.7%
Investment securities*........   1,587,200   24.4     1,597,000   26.2    1,515,700   26.7     1,700,600   31.1    1,612,200  30.3
Federal funds sold............      78,700    1.2        80,300    1.3       62,700    1.1        12,200     .2       37,600    .7
Securities purchased under
   resale agreements..........       5,400     .1         5,300     .1       20,000     .4                            15,700    .3
                                ----------  -----    ----------  -----   ----------  -----    ----------  -----   ---------- -----
        Total.................  $6,492,800  100.0%   $6,094,100  100.0%  $5,677,700  100.0%   $5,478,000  100.0%  $5,312,500 100.0%
                                ==========  =====    ==========  =====   ==========  =====    ==========  =====   ========== =====

* Includes interest-bearing deposits in other banks.

DEPOSIT MIX

                                                                           Average Balances
                                ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                   1997                 1996               1995                 1994                1993
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits..  $1,069,000   19.6%   $  982,200   18.8%   $ 888,900   18.3%   $  890,100   19.0%  $  845,500  18.3%
Interest-bearing deposits:
   Savings, checking plus
     interest.................   1,460,300   26.8     1,451,000   27.8    1,421,000   29.2     1,577,100   33.6    1,505,000  32.5

   Money market...............     738,500   13.6       763,700   14.6      779,200   16.0       833,300   17.8      885,600  19.1
   CDs and other time deposits
     less than $100,000.......   1,467,800   26.9     1,403,200   26.9    1,228,000   25.2     1,052,100   22.4    1,086,600  23.5

   CDs $100,000
     and over.................     713,400   13.1       618,200   11.9      549,500   11.3       339,900    7.2      302,500   6.6
                                ----------  -----    ----------  -----   ----------  -----    ----------  -----   ---------- -----

        Total.................  $5,449,000  100.0%   $5,218,300  100.0%  $4,866,600  100.0%   $4,692,500  100.0%  $4,625,200 100.0%
                                ==========  =====    ==========  =====   ==========  =====    ==========  =====   ========== =====

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate--construction loans as of December 31, 1997.

                                                                                   Maturing
                                                      -----------------------------------------------------------------------------
                                                                               Over 1
                                                        1 year                through                  Over 5
(Dollars in thousands)                                 or less                5 years                   years                 Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..........      $681,174               $581,792                $369,927            $1,632,893
Real estate--construction.......................       151,286                248,799                 108,719               508,804
                                                      --------               --------                --------            ----------
        Total...................................      $832,460               $830,591                $478,646            $2,141,697
                                                      ========               ========                ========            ==========


Of the $1,309,237,000 loans maturing after one year, $495,048,000 or 38% have predetermined interest rates and $814,189,000 or 62% have floating interest rates.



      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    21

INTEREST RATE SENSITIVITY ANALYSIS

                                                                           At December 31, 1997
                                                 -----------------------------------------------------------------------------------
                                                                  Over        Over         Over
                                                              3 months    6 months       1 year                     Non-
                                                   Within         thru        thru         thru       After    sensitive
(Dollars in millions)                            3 months     6 months      1 year      5 years     5 years        funds       Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)..............................     $  103.1       $114.9      $271.3     $1,104.3   $     5.0     $   33.1    $1,631.7
Federal funds/repos.........................         76.5                                                                       76.5
Loans.......................................      2,703.6        201.4       393.2      1,292.9       387.4                  4,978.5
Other assets................................                                                                       484.0       484.0
                                                 --------       ------      ------     --------   ---------     --------    --------
        Total...............................      2,883.2        316.3       664.5      2,397.2       392.4        517.1     7,170.7
                                                 --------       ------      ------     --------   ---------     --------    --------
LIABILITIES & EQUITY
Money market deposit accounts...............        722.2                                                                      722.2
Time deposits...............................        747.7        332.1       444.0        736.0        12.3                  2,272.1
Other deposits (2)..........................        413.9                                           2,285.8                  2,699.7
Short-term borrowings.......................        402.7                                                                      402.7
Long-term debt..............................                                   9.1         31.9         9.0                     50.0
Other liabilities...........................                                                                        89.0        89.0
Stockholders' equity........................                                                                       935.0       935.0
                                                 --------       ------      ------     --------   ---------     --------    --------
        Total...............................      2,286.5        332.1       453.1        767.9     2,307.1      1,024.0    $7,170.7
                                                 --------       ------      ------     --------   ---------     --------    --------
Excess......................................     $  596.7       $(15.8)     $211.4     $1,629.3   $(1,914.7)    $ (506.9)
                                                 ========       ======      ======     ========   =========     ========
Accumulated excess..........................     $  596.7       $580.9      $792.3     $2,421.6   $   506.9
                                                 ========       ======      ======     ========   =========
Accumulated excess as a percent
   of total.................................         8.3%         8.1%       11.0%        33.8%        7.1%

(1) Includes interest-bearing deposits in other banks.
(2) Reflects behavior experience which often differs from legal withdrawal provisions.



22    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
and 1995, respectively. Growth in this category was 15.4% in 1997 and 12.5% in 1996 compared to 61.7% in 1995.

   Due to the fact that Mercshares' overall growth in average loans was nearly double the growth in deposits during 1997, it was necessary to increase average short-term borrowings in order to partially fund this growth. Short-term borrowings averaged $353,600,000 in 1997, $60,700,000 or 20.7% greater than the average balance of $292,900,000 in 1996. The 1996 average balance represented an increase of $12,000,000 or 4.3% greater than the average for 1995.

   Another key source of funding is stockholders' equity. Mercshares has consistently maintained a level that is greater than its peers as reported in data furnished by our regulators. Average stockholders' equity was $886,400,000 which represents an increase of $75,900,000 or 9.4% greater than the prior year. The average was $810,500,000 in 1996, which represents an increase of 7.6% over 1995's average of $753,500,000. With the growth in average total assets being 6.1%, the Company was able to maintain its ratio of average total stockholders' equity to overall average total assets at 13.0% for 1997 and 12.6% for 1996. For a more in-depth discussion of stockholders' equity and capital adequacy, see page 24 of Management's Discussion and Footnote No. 9 to the financial statements.

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

   Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest Rate Sensitivity Analysis on page 22, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1997, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.

   At times, our efforts to mitigate our exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit & Trust Company (MSD&T), entered into a master agreement with another leading financial institution for the purpose of making interest rate swap and similar interest rate protection


LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
5 Year Compound Growth Rate: 7.0%



                 [Graph Appears Here -- See Plot Points Below]



                       Real estate --      Commercial,                   Total
                       construction       financial and                 Average
          Consumer     and mortgage       agricultural       Total       Loans

'93         17%             50%                33%           100%       $3,647.0

'94         16%             51%                33%           100%       $3,765.2

'95         15%             52%                33%           100%       $4,079.3

'96         14%             53%                33%           100%       $4,411.5

'97         13%             52%                35%           100%       $4,821.5




      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    23

RISK-BASED CAPITAL RATIOS*
Regulatory Tier One Minimum: 4%


                 [Graph Appears Here -- See Plot Points Below]


            Tier            Tier
            one             two

'93        18.2%            1.4%

'94        18.3%            1.3%

'95        17.9%            1.3%

'96        17.9%            1.3%

'97        18.1%            1.3%

*Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.




arrangements in connection with commercial loans made to MSD&T's customers to enable its customers to manage the volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate protection arrangements under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose the Corporation to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 1997, one customer had entered into such arrangement effective in 1999. This hedge agreement will not have a material impact on the financial performance of Mercshares. Beyond establishing this specific facility, Mercshares has not had to utilize interest rate swaps or other derivative instruments to manage its overall interest sensitivity.

   The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. In 1997, as previously noted, growth of average total loans exceeded average total deposit growth, contributing to a slight decline in investment securities and an increase in short-term borrowings. The reverse situation occurred in 1996. By limiting the maturity and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to the national markets for certificates of deposit and commercial paper should it need to further supplement its liquidity needs.

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

   Stockholders' equity increased 11.8% to $935,044,000 at year end 1997 from $836,036,000 at year end 1996 which, in turn, represented a 5.3% increase from $793,826,000 at year end 1995. These increases are primarily attributable to growth in earnings. Book value per share was $13.01, $11.75 and $10.96 at December 31, 1997, 1996 and 1995, respectively. The ratio of average equity to average assets was 13.0% in 1997 compared to 12.6% in 1996 and 1995, ranking Mercshares among the very strongest banks in the industry each year. While maintaining exceptional capital strength and financing growth of the company, Mercshares has also been pursuing a share repurchase program. In December 1996, the Board of Directors authorized repurchase of up to 1,500,000 shares of Mercshares common stock. This followed prior authorization for the purchase of 7,500,000 shares. Through December 31, 1997, 5,709,000 shares of common stock were purchased under these programs. At December 31, 1997, remaining authorization to purchase common stock was 3,291,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchase of shares during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets.

   Various bank regulatory agencies have implemented stringent capital guidelines which are directly related to a




24    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
bank's risk-based capital ratios. By regulatory definition, a "well-capitalized" institution, such as Mercshares, faces fewer regulatory hindrances in its operations than institutions which are classified at the other end of the spectrum as "critically undercapitalized." For instance, only "well-capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The risk-based capital ratios graph on page 24 shows that Mercshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements which apply to Mercshares see Footnote No. 9 which begins on page 39.

   Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercshares and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No. 8 on page 39 for information regarding Mercshares' commitments.

Dividends

For the 21st consecutive year, the annual dividend paid on common stock exceeded the prior year's level. At the June 1997 meeting of the Company's Board of Directors, a 3 for 2 stock split in the form of a dividend was declared on the common stock. The quarterly cash dividend, adjusted for the stock split was increased to $.20 from the restated $.173 per share, which represents a 15% increase. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular.

   The annual dividends paid per common share, restated for the stock split, were $.77 in 1997, $.65 in 1996, and $.57 in 1995. Total cash dividends paid were $55,277,000 in 1997, $46,579,000 in 1996 and $41,013,000 in 1995. The chart appearing on page 26 presents quarterly dividends paid over the last two years.

Acquisitions and Commitments

In November 1997, Mercshares entered into an agreement to acquire all the outstanding shares of Marshall National Bank and Trust Company, Marshall, Virginia. Under terms of the agreement, Mercshares will issue up to 677,198 shares of common stock representing an exchange of 1.75 shares for each outstanding share of the common stock of Marshall National Bank. Marshall shareholders approved the affiliation during the first quarter of 1998. Approval by various regulatory agencies is substantially complete. It is anticipated that this affiliation will be completed during early 1998. It is anticipated that this affiliation will be accounted for using the purchase method of accounting. Further information regarding this affiliation is presented in Footnote No. 14 on page 45.

   Commitments for 1998 include plans for approximately $9,700,000 of capital expenditures, consisting primarily of improvements to existing banking offices of affiliate banks and the replacement of furniture and equipment. For further information on commitments, see Footnotes No. 4 and 8 on pages 37 and 39, respectively.


DIVIDENDS PER SHARE
5 Year Compound Growth Rate: 14.6%


                   [Graph Appears Here -- Plot Points Below]


'93      $.43

'94      $.49

'95      $.57

'96      $.65

'97      $.77


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    25

DIVIDENDS

                                                                           1997                                  1996
----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                        4TH      3RD     2ND       1ST        4th      3rd      2nd     1st
----------------------------------------------------------------------------------------------------------------------------------
Common dividends..........................................     .20      .20     .20       .17        .17      .17      .15     .15

Mercantile Bankshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercantile Bankshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercantile Bankshares and its affiliates.

RECENT COMMON STOCK PRICES
MARKET PRICES*

                                                                      1997                                  1996
-----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                  4TH      3RD     2ND       1ST        4th      3rd      2nd         1st
-----------------------------------------------------------------------------------------------------------------------------------
High................................................  40 1/4    33 3/4   29 5/16   26 9/16   22 1/2    20 5/16  17 3/4     18 13/16
Low.................................................  29 7/8    26 3/4   22        21 3/16   19 11/16  16 1/2   16 11/16   16 13/16

*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.

As of February 27, 1998, there were 9,150 stockholders of record.


Recent FASB Pronouncements

During 1997, the Financial Accounting Standards Board issued several new Statement of Financial Accounting Standards (SFAS). SFAS #128, Earnings Per Share, establishes a revised format for reporting earnings per share (EPS) which requires that both Basic and Diluted EPS be shown on the face of the Income Statement for companies having a complex capital structure. Mercshares implemented SFAS #128 effective for December 31, 1997. All prior periods have been restated to give effect to the impact of implementation which did not have a material effect on the EPS reported in any period. SFAS #129, Disclosure of Information about Capital Structure, establishes consolidation of reporting requirements under prior technical documents. This statement had no impact on Mercshares as all prior requirements are currently implemented in presenting capital structure data.

SFAS #130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It is effective for years beginning after December 15, 1997. SFAS #131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the reporting of information about operating segments of public businesses. It is effective for years beginning after December 15, 1997. Mercshares has not determined the extent of additional information to be reported under the requirements of these two statements. However, Mercshares expects to follow industry standards in compiling and reporting the required data.


26    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and The Board of Directors,
Mercantile Bankshares Corporation:

We have audited the accompanying consolidated balance sheets of Mercantile Bankshares Corporation and Affiliates as of December 31, 1997 and 1996, and the related statements of consolidated income, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercantile Bankshares Corporation and Affiliates as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.
____________________________
Baltimore, Maryland
January 21, 1998




      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    27

CONSOLIDATED BALANCE SHEETS


DECEMBER 31,
(Dollars in thousands, except per share data)                                                   1997                  1996
==========================================================================================================================
ASSETS
Cash and due from banks................................................................   $  337,234            $  257,337
Interest-bearing deposits in other banks...............................................          100                   100
Investment securities held-to-maturity (1),(2).........................................       24,310                26,279
Investment securities available-for-sale (1),(2).......................................    1,607,313             1,596,687
Federal funds sold.....................................................................        1,452                27,942
Securities purchased under resale agreements...........................................       75,000

Loans (3)..............................................................................    4,978,522             4,582,712
Less: allowance for loan losses (1),(3)................................................     (106,097)              (97,718)
                                                                                          ----------            ----------
        Loans, net.....................................................................    4,872,425             4,484,994
                                                                                          ----------            ----------

Bank premises and equipment, net (1),(4)...............................................       82,899                80,738
Other real estate owned, net (1).......................................................        2,627                 3,316
Excess cost over equity in affiliated banks, net (1)...................................       36,230                28,276
Other assets...........................................................................      131,079               137,012
                                                                                          ----------            ----------
Total..................................................................................   $7,170,669            $6,642,681
                                                                                          ==========            ==========
LIABILITIES
Deposits:
     Noninterest-bearing deposits......................................................   $1,205,563            $1,090,347
     Interest-bearing deposits.........................................................    4,488,348             4,249,308
                                                                                          ----------            ----------
        Total deposits.................................................................    5,693,911             5,339,655
Short-term borrowings (6)..............................................................      402,734               336,655
Accrued expenses and other liabilities.................................................       89,004                80,940
Long-term debt (7).....................................................................       50,016                49,395
                                                                                          ----------            ----------
        Total liabilities..............................................................    6,235,665             5,806,645
                                                                                          ----------            ----------
COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares;
   issued and outstanding--None
Common stock, $2 par value; authorized 130,000,000 shares;
   issued 71,874,297 shares in 1997 and 47,435,322 shares in 1996......................      143,749                94,872
Capital surplus........................................................................       62,089                97,154
Retained earnings......................................................................      717,978               641,212
Unrealized gains (losses) on securities, net of taxes..................................       11,188                 2,798
                                                                                          ----------            ----------
        Total stockholders' equity.....................................................      935,004               836,036
                                                                                          ----------            ----------
Total..................................................................................   $7,170,669            $6,642,681
                                                                                          ==========            ==========


See notes to consolidated financial statements


28    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

STATEMENT OF CONSOLIDATED INCOME


FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                            1997              1996             1995
================================================================================================================
INTEREST INCOME
Interest and fees on loans (1).................................      $434,033          $400,800         $379,888
                                                                     --------          --------         --------
Interest and dividends on investment securities:
   Taxable interest income.....................................        93,053            90,934           81,269
   Tax-exempt interest income..................................           641               706              663
   Dividends...................................................         1,125               609              467
   Other investment income.....................................           423               563              271
                                                                     --------          --------         --------
                                                                       95,242            92,812           82,670
                                                                     --------          --------         --------
Other interest income..........................................         4,695             4,527            4,717
                                                                     --------          --------         --------
      Total interest income....................................       533,970           498,139          467,275
                                                                     --------          --------         --------
INTEREST EXPENSE
Interest on deposits (5).......................................       177,369           170,763          163,556
Interest on short-term borrowings..............................        17,220            14,199           15,123
Interest on long-term debt.....................................         3,332             2,596            1,808
                                                                     --------          --------         --------
      Total interest expense...................................       197,921           187,558          180,487
                                                                     --------          --------         --------

NET INTEREST INCOME............................................       336,049           310,581          286,788
Provision for loan losses (1),(3)..............................        13,703            14,666            7,988
                                                                     --------          --------         --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES............       322,346           295,915          278,800
                                                                     --------          --------         --------
NONINTEREST INCOME
Trust division services (1)....................................        51,547            46,244           44,273
Service charges on deposit accounts............................        16,890            16,234           15,764
Other fees.....................................................        26,399            24,178           19,975
Investment securities gains and (losses) (2)...................        (1,491)               74           (1,715)
Other income...................................................         5,308             2,698            2,609
                                                                     --------          --------         --------
      Total noninterest income.................................        98,653            89,428           80,906
                                                                     --------          --------         --------
NONINTEREST EXPENSES
Salaries.......................................................       102,263            97,538           92,931
Employee benefits (12).........................................        22,300            23,245           24,581
Net occupancy expense of bank premises (1),(4).................        12,246            11,846           11,106
Furniture and equipment expenses (1),(4).......................        20,417            17,645           16,893
Communications and supplies....................................        11,804            10,809            9,778
FDIC insurance premium expense.................................           668               288            6,346
Other expenses.................................................        43,706            37,044           32,062
                                                                     --------          --------         --------
      Total noninterest expenses...............................       213,404           198,415          193,697
                                                                     --------          --------         --------
         Income before income taxes............................       207,595           186,928          166,009
         Applicable income taxes (1),(10)......................        75,552            69,528           61,577
                                                                     --------          --------         --------
            NET INCOME.........................................      $132,043          $117,400         $104,432
                                                                     ========          ========         ========
NET INCOME PER SHARE OF COMMON STOCK (9):
   BASIC.......................................................      $   1.85          $   1.64         $   1.46
   DILUTED.....................................................      $   1.84          $   1.64         $   1.46


See notes to consolidated financial statements


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    29

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents



FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                                1997              1996             1995
=============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans..................................................     $ 432,491         $ 401,081        $ 377,105
Interest and dividends on investment securities.............................        94,822            92,986           82,931
Other interest income.......................................................         4,319             4,581            4,672
Noninterest income..........................................................       101,133            85,277           79,530
Interest paid...............................................................      (195,259)         (188,272)        (174,929)
Noninterest expenses paid...................................................      (188,179)         (174,884)        (182,741)
Income taxes paid...........................................................       (81,578)          (74,719)         (62,168)
                                                                                 ---------         ---------        ---------
      Net cash provided by operating activities.............................       167,749           146,050          124,400
                                                                                 ---------         ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity..........         3,469             1,490          188,948
Proceeds from maturities of investment securities available-for-sale........       519,512           630,120          268,819
Proceeds from sales of investment securities available-for-sale.............        34,019            65,434           78,232
Purchases of investment securities held-to-maturity.........................          (535)           (7,391)         (40,953)
Purchases of investment securities available-for-sale.......................      (543,950)         (753,013)        (384,740)
Net increase in customer loans..............................................      (344,958)         (293,255)        (239,462)
Proceeds from sales of other real estate owned..............................         3,181             3,343           10,629
Capital expenditures........................................................       (14,109)          (10,611)          (9,657)
Proceeds from sales of buildings............................................         6,610
                                                                                 ---------         ---------        ---------
      Net cash used in investing activities.................................      (336,761)         (363,883)        (128,184)
                                                                                 ---------         ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits................................       102,314           107,326            3,710
Net decrease in checking plus interest and savings accounts.................        (8,350)          (17,911)        (184,309)
Net increase in certificates of deposit.....................................       192,503            80,859          405,705
Net increase (decrease) in short-term borrowings............................        66,779            55,013          (74,626)
Proceeds from issuance of long-term debt....................................                          25,000
Repayment of long-term debt.................................................           (79)           (1,228)          (5,937)
Proceeds from issuance of shares............................................         7,026             5,846            4,486
Repurchase of common shares.................................................       (12,295)          (28,578)         (45,685)
Dividends paid..............................................................       (55,277)          (46,579)         (41,013)
                                                                                 ---------         ---------        ---------
      Net cash provided by financing activities.............................       292,621           179,748           62,331
                                                                                 ---------         ---------        ---------
Net increase (decrease) in cash and cash equivalents (1)....................       123,609           (38,085)          58,547
Cash and cash equivalents at beginning of year..............................       285,379           323,464          257,146
Adjustment for acquired banks...............................................         4,798                              7,771
                                                                                 ---------         ---------        ---------
Cash and cash equivalents at end of year....................................     $ 413,786         $ 285,379        $ 323,464
                                                                                 =========         =========        =========

See notes to consolidated financial statements


30    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Reconciliation of net income to net cash provided by operating activities


FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                                1997              1996             1995
=============================================================================================================================
Net income..................................................................      $132,043          $117,400         $104,432
                                                                                  --------          --------         --------
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Depreciation and amortization.........................................         8,268             8,236            7,912
      Provision for loan losses.............................................        13,703            14,666            7,988
      Amortization of excess cost over equity in affiliates.................         2,347             1,975            1,276
      Provision for deferred taxes (benefit)................................         1,868            (5,369)             672
      Investment securities (gains) and losses..............................         1,491               (74)           1,715
      Write-downs of other real estate owned................................           333               230            1,401
      Gains on sales of other real estate owned.............................          (457)             (564)          (3,572)
      Gains on sales of buildings...........................................        (1,382)
      (Increase) decrease in interest receivable............................        (2,358)              509           (2,567)
      (Increase) decrease in other receivables..............................         2,828            (3,513)             481
      (Increase) decrease in other assets...................................         3,539             3,402           (4,195)
      Increase (decrease) in interest payable...............................         2,662              (714)           5,558
      Increase in accrued expenses..........................................        10,758             9,688            4,562
      Increase (decrease) in taxes payable..................................        (7,894)              178           (1,263)
                                                                                  --------          --------         --------
         Total adjustments..................................................        35,706            28,650           19,968
                                                                                  --------          --------         --------
Net cash provided by operating activities...................................      $167,749          $146,050         $124,400
                                                                                  ========          ========         ========

See notes to consolidated financial statements


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    31

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED
DECEMBER 31, 1997, 1996 and 1995

                                                                                                                   Unrealized
                                                                                                                        Gains
                                                                                Common    Capital      Retained   (Losses) on
(Dollars in thousands, except per share data)                                    Stock    Surplus      Earnings    Securities
=============================================================================================================================
BALANCE, DECEMBER 31, 1994 .................................................  $ 96,228   $ 22,988      $606,972      $(2,271)
Net income..................................................................                            104,432
Cash dividends paid:
   Common stock ($.57 per share)............................................                            (41,013)
Issuance of 123,671 shares for dividend
   reinvestment and stock purchase plan.....................................       247      2,676
Issuance of 30,395 shares under exercise of stock
   appreciation rights......................................................        61        678
Issuance of 24,344 shares for employee stock
   purchase dividend reinvestment plan......................................        49        533
Issuance of 11,578 shares for employee stock option plan....................        23        219
Purchase of 1,830,864 shares under stock repurchase plan....................    (3,662)   (42,023)
Issuance of 1,799,313 shares for acquisition
   of new affiliate bank....................................................     3,599     31,036
Transfer to capital surplus.................................................               50,000       (50,000)
Change in unrealized gains (losses) on securities...........................                                          13,054
                                                                              --------   --------      --------      -------
BALANCE, DECEMBER 31, 1995..................................................    96,545     66,107       620,391       10,783
Net income..................................................................                            117,400
Cash dividends paid:
   Common stock ($.65 per share)............................................                            (46,579)
Issuance of 142,929 shares for dividend
   reinvestment and stock purchase plan.....................................       287      3,526
Issuance of 24,941 shares for employee stock
   purchase dividend reinvestment plan......................................        50        650
Issuance of 61,052 shares for employee stock option plan....................       122      1,211
Purchase of 1,066,051 shares under stock repurchase plan....................    (2,132)   (26,446)
Vested stock options .......................................................                2,106
Transfer to capital surplus.................................................               50,000       (50,000)
Change in unrealized gains (losses) on securities...........................                                          (7,985)
                                                                              --------   --------      --------      -------
BALANCE, DECEMBER 31, 1996 .................................................    94,872     97,154       641,212        2,798
Net income..................................................................                            132,043
Cash dividends paid:
   Common stock ($.77 per share)............................................                            (55,277)
Issuance of 119,759 shares for dividend
   reinvestment and stock purchase plan.....................................       239      3,890
Issuance of 22,326 shares for employee stock
   purchase dividend reinvestment plan......................................        45        715
Issuance of 117,233 shares for employee stock option plan...................       234      1,937
Purchase of 394,175 shares under stock repurchase plan......................      (788)   (11,507)
Issuance of 872,374 shares for bank acquisitions............................     1,744     16,223
Issuance of 23,701,458 shares for a 3 for 2 stock split.....................    47,403    (47,437)
Vested stock options (13)...................................................                1,114
Change in unrealized gains (losses) on securities ..........................                                           8,390
                                                                              --------   --------      --------      -------
BALANCE, DECEMBER 31, 1997 (9) .............................................  $143,749   $ 62,089      $717,978      $11,188
                                                                              ========   ========      ========      =======

See notes to consolidated financial statements


32    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation
The consolidated financial statements include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates. The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a period of 15 to 40 years from the respective dates of affiliation. Accumulated amortization amounted to $18,220,000 and $15,873,000 at December 31, 1997 and 1996, respectively.

   Mercshares and its affiliates use the accrual basis of accounting. Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates.

   Certain previously reported amounts have been restated to conform to the 1997 presentation.

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

   Mercshares adopted the provisions of Statements of Financial Accounting Standards (SFAS) No. 114 and 118, Accounting by Creditors for Impairment of a Loan, on January 1, 1995. Implementation of this pronouncement did not have a material effect on Mercshares' financial statements. Under these standards, a loan is considered impaired, based upon current information and events, if it is probable that Mercshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgement, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g. residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Mercshares' impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

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



      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    33

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

2. INVESTMENT SECURITIES

The amortized cost and market values of investment securities at December 31, 1997 and 1996 are as follows:

                                                          1997                                             1996
                                      ---------------------------------------------     --------------------------------------------
                                                      Gross      Gross                                  Gross       Gross
                                      Amortized  Unrealized Unrealized       Market     Amortized  Unrealized  Unrealized     Market
(Dollars in thousands)                     Cost       Gains     Losses        Value          Cost       Gains      Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury...................
  U.S. government agencies........
  States and political subdivisions  $   11,081     $    77     $   28   $   11,130    $   13,551     $ 128      $   37   $   13,642
  Other bonds, notes
   and debentures.................            8                                   8             7                                  7
                                     ----------     -------     ------   ----------    ----------     -------    ------   ----------
   Total bonds....................       11,089          77         28       11,138        13,558         128        37       13,649
  Other investments...............       13,221                              13,221        12,721           6                 12,727
                                     ----------     -------     ------   ----------    ----------     -------    ------   ----------
     Total .......................   $   24,310     $    77     $   28   $   24,359    $   26,279     $   134    $   37   $   26,376
                                     ==========     =======     ======   ==========    ==========     =======    ======   ==========
Securities available-for-sale
  U.S. Treasury...................   $1,562,943     $10,366     $  895   $1,572,414    $1,567,754     $ 3,881    $5,455   $1,566,180
  U.S. government agencies........       17,932          32         86       17,878        15,537          10       210       15,337
  States and political subdivisions         732          25                     757            35           1                     36
  Other bonds, notes
   and debentures.................        5,862          10         54        5,818         7,716           1        91        7,626
                                     ----------     -------     ------   ----------    ----------     -------    ------   ----------
   Total bonds....................    1,587,469      10,433      1,035    1,596,867     1,591,042       3,893     5,756    1,589,179
  Other investments...............        2,075       8,371                  10,446         1,286       6,222                  7,508
                                     ----------     -------     ------   ----------    ----------     -------    ------   ----------
     Total........................   $1,589,544     $18,804     $1,035   $1,607,313    $1,592,328     $10,115    $5,756   $1,596,687
                                     ==========     =======     ======   ==========    ==========     =======    ======   ==========



34    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1997 and 1996 are shown below:

                                                                                       1997                           1996
                                                                             ------------------------       ------------------------
                                                                             Amortized         Market       Amortized         Market
(Dollars in thousands)                                                            Cost          Value            Cost          Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year........................................................      $    3,585    $    3,584      $    2,904     $    2,915
  1-5 years............................................................           7,246         7,282          10,240         10,306
  5-10 years...........................................................             250           264             407            421
  After 10 years.......................................................               8             8               7              7
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $   11,089    $   11,138      $   13,558     $   13,649
                                                                             ==========    ==========      ==========     ==========
Securities available-for-sale
  Within 1 year........................................................      $  483,700    $  484,125      $  517,513     $  517,783
  1-5 years............................................................       1,099,006     1,108,003       1,068,349      1,066,261
  5-10 years...........................................................           3,563         3,538           3,156          3,119
  After 10 years.......................................................           1,200         1,201           2,024          2,016
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $1,587,469    $1,596,867      $1,591,042     $1,589,179
                                                                             ==========    ==========      ==========     ==========

At December 31, 1997 and 1996, no single issue of investment securities exceeded ten percent of stockholders' equity.

   At December 31, 1997 and 1996, securities with an amortized cost of $586,186,000 and $470,914,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

   The gross realized gains and losses on debt and non-debt securities for 1997, 1996 and 1995 are as follows:

                                               1997                              1996                                 1995
                                       --------------------              ----------------------               ---------------------
                                          Gross       Gross                 Gross         Gross                  Gross        Gross
                                       Realized    Realized              Realized      Realized               Realized     Realized
(Dollars in thousands)                    Gains      Losses                 Gains        Losses                  Gains       Losses
-----------------------------------------------------------------------------------------------------------------------------------
Debt securities
   Available-for-sale.............                   $1,284                   $ 2           $14                              $  910
Non-debt securities
   Held-to-maturity...............                                                                                              422
   Available-for-sale.............          $43         250                    86                                  $83          466
                                            ---      ------                   ---           ---                    ---       ------
    Total.........................          $43      $1,534                   $88           $14                    $83       $1,798
                                            ===      ======                   ===           ===                    ===       ======



      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    35

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 1997 and 1996 are as follows:

(Dollars in thousands)                                                                                         1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Bank affiliates:
  Commercial......................................................................................       $1,632,589       $1,506,358
  Construction....................................................................................          485,773          372,467
  Mortgage........................................................................................        2,175,425        2,066,185
  Consumer........................................................................................          644,703          614,656
                                                                                                         ----------       ----------
    Total.........................................................................................        4,938,490        4,559,666
                                                                                                         ----------       ----------
Bank-related affiliates:
  Commercial......................................................................................              304              304
  Construction....................................................................................           23,031            7,540
  Mortgage........................................................................................           16,697           15,202
                                                                                                         ----------       ----------
    Total.........................................................................................           40,032           23,046
                                                                                                         ----------       ----------
      Total loans.................................................................................       $4,978,522       $4,582,712
                                                                                                         ==========       ==========


At December 31, 1997 and 1996, $28,456,000 and $20,457,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.

The changes in the allowance for loan losses follow:


                                                                                                              Bank-
(Dollars in thousands)                                                                         Banks        Related           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994.............................................................     $ 90,038         $1,219        $ 91,257
  Allowance of acquired bank...........................................................        2,818                          2,818
  Provision charged to operating expense...............................................        7,988                          7,988
  Recoveries...........................................................................        2,180                          2,180
  Charge-offs..........................................................................      (12,845)                       (12,845)
                                                                                            --------         ------        --------

Balance, December 31, 1995.............................................................       90,179          1,219          91,398
  Provision charged to operating expense...............................................       14,626             40          14,666
  Recoveries...........................................................................        3,864                          3,864
  Charge-offs..........................................................................      (11,961)          (249)        (12,210)
                                                                                            --------         ------        --------

Balance, December 31, 1996.............................................................       96,708          1,010          97,718
  Allowance of acquired banks..........................................................        1,373                          1,373
  Provision charged to operating expense...............................................       13,208            495          13,703
  Recoveries...........................................................................        2,654                          2,654
  Charge-offs..........................................................................       (9,351)                        (9,351)
                                                                                            --------         ------        --------
BALANCE, DECEMBER 31, 1997.............................................................     $104,592         $1,505        $106,097
                                                                                            ========         ======        ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 1997 and 1996 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.


(Dollars in thousands)                                                                                      1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance.............................................................. $  2,785      $ 2,649
Impaired loans with no valuation allowance.............................................................   20,805       13,128
                                                                                                        --------      -------
  Total impaired loans................................................................................. $ 23,590      $15,777
                                                                                                        ========      =======

Allowance for loan losses applicable to impaired loans................................................. $  1,317      $ 1,194
Allowance for loan losses applicable to other than impaired loans......................................  104,780       96,524
                                                                                                        --------      -------
  Total allowance for loan losses...................................................................... $106,097      $97,718
                                                                                                        ========      =======

Year-to-date interest income on impaired loans recorded on the cash basis.............................. $  1,207      $   672
                                                                                                        ========      =======

Year-to-date average recorded investment in impaired loans during the period........................... $ 22,600      $19,300
                                                                                                        ========      =======

Quarter-to-date interest income on impaired loans recorded on the cash basis........................... $    367      $    34
                                                                                                        ========      =======

Quarter-to-date average recorded investment in impaired loans during the period........................ $ 24,300      $18,400
                                                                                                        ========      =======


36    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1997 and 1996 consist of the following:


(Dollars in thousands)                                                                                      1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Land................................................................................................... $ 18,651     $ 18,402
Buildings and leasehold improvements...................................................................   95,482       94,826
Equipment..............................................................................................   54,011       50,893
                                                                                                        --------     --------
                                                                                                         168,144      164,121
Accumulated depreciation and amortization..............................................................  (85,245)     (83,383)
                                                                                                        --------     --------
Bank premises and equipment, net....................................................................... $ 82,899     $ 80,738
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

Total rental expense for 1997, 1996 and 1995 was:


(Dollars in thousands)                                                                             1997           1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Bank premises*.............................................................................     $ 4,211         $4,108       $4,114
Equipment/software expense.................................................................       6,344          4,465        3,999
                                                                                                -------         ------       ------
  Total rental expense.....................................................................     $10,555         $8,573       $8,113
                                                                                                =======         ======       ======

*Amounts do not reflect offset for rental income.

At December 31, 1997, the aggregate minimum rental commitments under noncancelable operating leases are as follows: 1998-$8,616,000; 1999-$7,197,000; 2000-$5,590,000; 2001-$4,040,000; 2002-$3,564,000; thereafter-$12,068,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $744,489,000 and $636,951,000 at December 31,
1997 and 1996, respectively. Other time deposits issued in denominations of $100,000 or more totaled $1,335,000 at December 31, 1997 and 1996.

   At December 31, 1997, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                                                    Maturing
                                                                            -------------------------------------------------------
                                                                                              Over 3          Over 6
                                                               TOTAL        3 months         through         through        Over 12
(Dollars in thousands)                             DECEMBER 31, 1997         or less        6 months       12 months         months
-----------------------------------------------------------------------------------------------------------------------------------
Time certificates of deposit--
  $100,000 or more.....................................     $744,489        $384,221         $79,077         $74,954       $206,237
                                                            ========        ========         =======         =======       ========
Other time deposits--
  $100,000 or more.....................................     $  1,335        $  1,335
                                                            ========        ========

Interest on deposits for the years ended December 31, 1997, 1996 and 1995 consists of the following:


(Dollars in thousands)                                                                      1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Savings deposits.....................................................................   $ 57,702        $ 58,187        $ 64,732
Certificates of deposit ($100,000 or more)...........................................     39,378          33,374          28,967
Other time deposits..................................................................     80,289          79,202          69,857
                                                                                        --------        --------        --------
  Total interest on deposits.........................................................   $177,369        $170,763        $163,556
                                                                                        ========        ========        ========



      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    37

6. SHORT-TERM BORROWINGS

The following table summarizes Mercshares' short-term borrowings and their weighted average interest rates at December 31, 1997 and 1996.

                                                                            Year-end                         During year
                                                                        ------------------         -------------------------------
1997 (Dollars in thousands)                                               Amount   Rate             Highest     Average       Rate
----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under repurchase agreements............................          $229,414      5.37%        $253,001    $214,020       4.72%
Commercial paper..............................................           168,693      4.90          168,693     137,471       5.10
Other short-term borrowings...................................             4,627      5.20            4,627       2,109       5.00
                                                                        --------                               --------
    Total.....................................................          $402,734      5.17%                    $353,600       4.87%
                                                                        ========      ====                     ========       ====


1996 (Dollars in thousands)
---------------------------
Federal funds purchased and securities
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
                                                                        ========      ====                     ========       ====


   Other short-term borrowings include notes payable to the U.S. Treasury and borrowings from the Federal Home Loan Bank. During 1997 and 1996, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $35,000,000 to a high of $39,500,000. Unused lines of credit at December 31, 1997 were $35,000,000. These lines of credit are paid for on a fee basis ranging from .09% to .10% annually.

7. LONG-TERM DEBT

Long-term debt at December 31, 1997 and 1996 consists of the following:


(Dollars in thousands)                                                                                         1997             1996
------------------------------------------------------------------------------------------------------------------------------------
3% Unsecured debenture............................................................................          $   190          $   237
6.13% Unsecured senior notes......................................................................            9,000            9,000
6.45% Unsecured senior notes......................................................................            7,500            7,500
6.64% Unsecured senior notes......................................................................            7,500            7,500
6.94% Unsecured senior notes......................................................................           25,000           25,000
Other.............................................................................................              826              158
                                                                                                            -------          -------
    Total long-term debt..........................................................................          $50,016          $49,395
                                                                                                            =======          =======

The 3% debenture is payable in five equal annual payments beginning July 1, 1997 with the final payment due on July 1, 2001. All payments include principal and interest, and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.

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

   The annual maturities on all long-term debt over the next five years are:
1998-$9,082,000; 1999-$7,551,000; 2000-$7,552,000; 2001-$8,431,000;
2002-$8,300,000.




38    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

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

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1997, include $2,146,596,000 in adjustable rate loan commitments and $144,945,000 in fixed rate loan commitments. Fixed rate commitments are at current market rates with $106,530,000 expiring within one year and the remaining $38,415,000 expiring on various dates through February 2003. Total commitments to extend credit at December 31, 1996, included $1,942,475,000 in adjustable rate loan commitments and $98,247,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1996, were at current market rates with $88,762,000 expiring within one year and the remaining $9,485,000 expiring on various dates through January 2007.

   Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $130,607,000 at December 31, 1997 and $129,081,000 at December 31, 1996.

9. STOCKHOLDERS' EQUITY

In June 1997, the Company declared a three-for-two stock split in the form of a stock dividend on the Company's common stock, payable June 30, 1997. Shares, average shares and per share amounts in the accompanying financial statements and notes thereto have been adjusted to give effect to the split. The par value of $2.00 per share has been assigned to additional shares of common stock issued in connection with the stock split, and the aggregate value of these shares, net of fractional shares paid in cash, was credited to common stock and a similar amount charged to capital surplus.

   Year-to-date basic earnings per share amounts are based on the weighted average number of common shares outstanding during the period or 71,465,976 shares for 1997, 71,475,492 shares for 1996 and 71,651,531 shares for 1995.

   Mercshares adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, on December 31, 1997. Implementation of this pronouncement did not have a material effect on Mercshares' financial statements. This Statement specifies the computation, presentation, and disclosure requirements for earnings per share (EPS). The following tables provide a reconciliation between the computation of basic EPS and Diluted EPS for the years ended December 31, 1997, 1996 and 1995:


                                                                                                 Net          Common
1997 (In thousands, except per share data)                                                    Income          Shares             EPS
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $132,043          71,466           $1.85
Effect of dilutive options.............................................................                          438
                                                                                            --------          ------
Diluted EPS............................................................................     $132,043          71,904           $1.84
                                                                                            ========          ======
                                                                                                 Net          Common
1996 (In thousands, except per share data)                                                    Income          Shares             EPS
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $117,400          71,475           $1.64
Effect of dilutive options.............................................................                          139
                                                                                            --------          ------
Diluted EPS............................................................................     $117,400          71,614           $1.64
                                                                                            ========          ======
                                                                                                 Net          Common
1995 (In thousands, except per share data)                                                    Income          Shares             EPS
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $104,432          71,652           $1.46
Effect of dilutive options.............................................................                           46
                                                                                            --------          ------
Diluted EPS............................................................................     $104,432          71,698           $1.46
                                                                                            ========          ======




      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    39

   The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.

   The Company has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Company stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 1,186,714 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   The Company has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Company) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 917,854 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

   Pursuant to a Shareholders Protection Rights Agreement adopted in September 1989, each share of outstanding common stock carries a right, initially for the purchase of 1/200 of a share of preferred stock at an exercise price of $40 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.0022 per right. The rights expire on September 29, 1999 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group ("acquiring person") of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or in Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Mercshares may exchange one share of common stock (or in Mercshares' discretion, 1/200 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.

   Since December 1993, the Board of Directors has approved plans authorizing the Corporation to purchase up to 9,000,000 shares of its common stock. Purchases may be made from time to time in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 3,291,353 shares at December 31, 1997.

   Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1997, 1996, and 1995 were $97,522,000, $85,363,000 and $50,291,000, respectively. The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1997 was $562,287,000.

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

   Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table on page 41) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that Mercshares and its bank affiliates exceed all capital adequacy requirements to which they are subject.

   As of December 31, 1997, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table on page
41. There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.


40    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

    Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit & Trust Co. (the lead bank). No deduction from capital is required for interest rate risk.

                                                                                                            Minimum Level to be
                                                                                   Minimum Level          Well Capitalized Under
                                                                                    for Capital             Prompt Corrective
                                                            Actual               Adequacy Purposes           Action Provisions
                                                       -----------------         -----------------        ----------------------
(Dollars in thousands)                                 Amount      Ratio               Ratio                       Ratio
--------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
Total Capital
(as percentage of Risk Weighted Assets):
   MERCSHARES CONSOLIDATED........................    $947,763     19.36%              8.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $321,210     15.75%              8.00%                       10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   MERCSHARES CONSOLIDATED........................    $886,029     18.10%              4.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $295,537     14.49%              4.00%                        6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   MERCSHARES CONSOLIDATED........................    $886,029     12.61%              4.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $295,537     11.03%              4.00%                        5.00%

As of December 31, 1996:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................    $859,673     19.21%              8.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $302,905     16.29%              8.00%                       10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................    $803,227     17.95%              4.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $279,502     15.04%              4.00%                        6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated........................    $803,227     12.37%              4.00%                       (1)
   Mercantile-Safe Deposit & Trust Co.............    $279,502     11.77%              4.00%                        5.00%

(1) Mercshares is not subject to this requirement.



      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    41

10. INCOME TAXES

Applicable income taxes on net income for 1997, 1996 and 1995 consist of the following:

                                                         1997                          1996                         1995
                                             ---------------------------    -------------------------    --------------------------
(Dollars in thousands)                       Federal    State      Total    Federal   State     Total    Federal   State      Total
-----------------------------------------------------------------------------------------------------------------------------------
Current tax expense......................    $67,756   $5,928    $73,684    $66,498  $8,399   $74,897    $53,035   $7,870   $60,905
Deferred tax expense (benefit)...........      1,338      530      1,868     (4,338) (1,031)   (5,369)       486      186       672
                                             -------   ------    -------    -------  ------   -------    -------   ------   -------
  Total..................................    $69,094   $6,458    $75,552    $62,160  $7,368   $69,528    $53,521   $8,056   $61,577
                                             =======   ======    =======    =======  ======   =======    =======   ======   =======

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


(Dollars in thousands)                                                                                         1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses........................................................................         $40,638         $36,902
  Accrued employee benefits........................................................................          13,304          11,657
  Accrued other expenses...........................................................................           1,078           2,118
  Write-downs of other real estate owned...........................................................             348             351
  Depreciation.....................................................................................                              80
   Other...........................................................................................             824             648
                                                                                                            -------         -------
    Total deferred tax assets......................................................................          56,192          51,756
                                                                                                            -------         -------
Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities............................................           6,630           1,561
  Depreciation.....................................................................................           6,283
  Prepaid items....................................................................................             199             177
  Other............................................................................................              11              12
                                                                                                            -------         -------
    Total deferred tax liabilities.................................................................          13,123           1,750
                                                                                                            -------         -------
    Net deferred tax assets........................................................................         $43,069         $50,006
                                                                                                            =======         =======

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for the three years ended December 31, 1997 follows:

                                                                 1997                       1996                       1995
                                                            ------------------         -----------------        -------------------
                                                                          % of                      % of                       % of
                                                                        Pretax                    Pretax                     Pretax
(Dollars in thousands)                                       Amount     Income         Amount     Income         Amount      Income
-----------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate.......................       $72,658       35.0%       $65,425        35.0%      $58,103       35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income.........................        (2,519)      (1.2)        (2,500)       (1.3)       (2,426)      (1.5)
  State income taxes, net of Federal
    income tax benefit...............................         4,200        2.0          4,748         2.5         5,233        3.2
  Other, net.........................................         1,213         .6          1,855         1.0           667         .4
                                                            -------       ----        -------        ----       -------       ----
    Actual tax expense...............................       $75,552       36.4%       $69,528        37.2%      $61,577       37.1%
                                                            =======       ====        =======        ====       =======       ====

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1997 and 1996, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $84,066,000 and $101,985,000, respectively. During 1997, loan additions and loan deletions were $27,795,000 and $45,714,000, respectively.


42    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

12. EMPLOYEE BENEFITS

Mercshares is sponsor of an employees' cash balance pension plan. Each plan participant who was employed on January 1, 1991, was credited under the cash balance plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Mercshares' policy is to fund the pension plan annually under the Projected Unit Credit Actuarial Cost Method.

   Mercshares is also sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan.

   Interest allocations, tied to a Treasury Bill rate, are credited annually to the cash balance accounts under both pension plans. Assets of both plans are held in trusteed accounts which invest primarily in equity and fixed income securities.

   Total net pension expense for the cash balance pension plan for the years ended December 31, 1997, 1996 and 1995 was $1,656,000, $1,767,000 and
$2,782,000, respectively. The following tables set forth the financial status of the cash balance pension plan at December 31, 1997 and 1996 and the composition of total net pension expense for 1997, 1996 and 1995.

                                                                                                               At December 31,
                                                                                                        --------------------------
(Dollars in thousands)                                                                                      1997              1996
----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested............................................................................................    $ 87,677          $ 80,197
  Nonvested.........................................................................................         833               597
                                                                                                        --------          --------
    Total...........................................................................................    $ 88,510          $ 80,794
                                                                                                        ========          ========

Plan assets at fair value...........................................................................    $108,108          $ 90,691
Less: Projected benefit obligation..................................................................     (97,945)          (90,039)
                                                                                                        --------          --------
Plan assets greater than projected benefit obligation...............................................      10,163               652
Plus: Unrecognized net (gain) loss..................................................................     (10,766)              637
Less: Unrecognized prior service cost...............................................................        (350)             (277)
Unamortized net asset from adoption of SFAS No. 87..................................................      (2,777)           (3,472)
                                                                                                        --------          --------
      Pension expense accrued.......................................................................    $ (3,730)         $ (2,460)
                                                                                                        ========          ========

                                                                                                   Year Ended December 31,
                                                                                        ------------------------------------------
(Dollars in thousands)                                                                     1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Total net pension expense:
  Service cost....................................................................      $ 2,988          $ 2,906           $ 2,441
  Interest cost...................................................................        6,537            6,002             5,652
  Actual return on assets.........................................................      (19,497)         (10,498)          (13,867)
  Net amortization and deferral...................................................       11,628            3,357             8,556
                                                                                        -------          -------           -------
    Total.........................................................................      $ 1,656          $ 1,767           $ 2,782
                                                                                        =======          =======           =======
Assumptions:
  Discount rate...................................................................          7.0%             7.0%              7.0%
  Average increase in future compensation levels..................................          4.5%             4.5%              4.5%
  Expected long-term rate of return on assets.....................................          8.0%             8.0%              8.0%

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

   Mercshares has a contributory thrift plan under the provisions of Section 401(k) of the Internal Revenue Code. Generally, employees with a minimum of one year of service are eligible for participation in the plan. Mercshares also sponsors an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue
Code) and who are approved


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    43
for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. The total expense for the contributory thrift plan in 1997, 1996 and 1995 was $4,480,000, $4,135,000 and $3,935,000, respectively.

   As of January 1, 1993, Mercshares adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions." The following tables set forth the plan's funding status and the expense recognized for the periods reported:

                                                                                                                At December 31,
                                                                                                             ----------------------
(Dollars in thousands)                                                                                         1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated postretirement benefits obligation (APBO):
  Retirees........................................................................................           $5,999         $6,039
  Active fully eligible plan participants.........................................................            1,347          1,210
  Other active plan participants..................................................................            1,733          1,630
                                                                                                             ------         ------
    Total APBO....................................................................................            9,079          8,879
Plan assets.......................................................................................                0              0
                                                                                                             ------         ------
APBO in excess of plan assets.....................................................................            9,079          8,879
Unrecognized net loss.............................................................................             (206)          (146)
Unrecognized net obligation from the adoption of SFAS No. 106.....................................                0              0
                                                                                                             ------         ------
  Postretirement benefits accrued.................................................................           $8,873         $8,733
                                                                                                             ======         ======

                                                                                                    Year Ended December 31,
                                                                                              -------------------------------------
(Dollars in thousands)                                                                        1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Total postretirement benefits expense:
  Service cost--benefits earned during the year...................................             $127            $121           $ 74
  Interest cost--projected benefits obligation....................................              643             628            600
  Amortization of unrecognized loss...............................................               12              46
  Amortization of transition obligation...........................................                              110            110
                                                                                               ----            ----           ----
    Total ........................................................................             $782            $905           $784
                                                                                               ====            ====           ====
Discount rate used in determining the actual present value of APBO................              7.0%            7.0%           7.0%

13. OMNIBUS STOCK PLAN

The Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The Omnibus Stock Plan provides for the issuance of up to 2,902,500 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net operating income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. A summary of activity under the Omnibus Stock Plan during the years 1997,1996 and 1995 follows:

                                                                                               Options issued      Weighted average
                                                                                              and outstanding        exercise price
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994................................................................                  0
Granted ..................................................................................          1,564,725             $14.583
Terminated/forfeited......................................................................            (39,185)             14.583
Exercised.................................................................................            (21,210)             14.583
                                                                                                    ---------
Balance, December 31, 1995................................................................          1,504,330              14.583
Granted ..................................................................................            189,000              17.304
Terminated/forfeited......................................................................           (124,779)             14.988
Exercised.................................................................................            (92,047)             14.583
                                                                                                    ---------
Balance, December 31, 1996................................................................          1,476,504              14.90
Granted ..................................................................................             22,500              27.00
Terminated/forfeited......................................................................            (15,278)             14.719
Exercised.................................................................................           (163,674)             14.583
                                                                                                    ---------
Balance, December 31, 1997................................................................          1,320,052              15.143
                                                                                                    =========
Options exercisable at December 31, 1997..................................................          1,001,303              14.946


44    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

   At December 31, 1997, the exercise price of options outstanding ranged from $14.583 to $27.00 and the weighted average remaining contractual life of the options outstanding was 7.4 years. The weighted average fair value of options granted during 1997, 1996 and 1995 was $12.45, $7.97 and $3.19, respectively. Compensation cost associated with the options granted and expected to vest for 1997, 1996 and 1995 was $1,027,000, $1,114,000 and $2,106,000, respectively.

   The weighted average fair value of all of the options granted during the periods reported is estimated as of the date of grant using the Black-Scholes option pricing model and assumes: (a) the actual date of grant; (b) the exercise price equals the market value at date of grant; (c) dividend yield of 3.5%; (d) weighted average expected term of 4.3 years; (e) weighted average risk-free interest rate of 7.5%; and (f) weighted average volatility of 22.0%. Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, adopted in 1995, compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

14. AFFILIATIONS

In 1997, the Corporation completed its affiliations with Home Bank, Newark, Maryland (Home) and Farmers Bank of Mardela Springs, Maryland (Farmers) in tax-free exchanges of stock. Shareholders of Home received 700,003 shares of Mercshares common stock for the 179,488 shares outstanding of Home common stock and cash in lieu of any fractional share. Shareholders of Farmers received 172,553 shares of Mercshares common stock for the 92,028 shares outstanding of Farmers common stock and cash in lieu of any fractional share. Home Bank and Farmers Bank were merged into Peninsula Bank, a Mercshares affiliate on Maryland's Eastern Shore. Both transactions were accounted for as purchases.

   The results of operations of Home Bank and Farmers Bank subsequent to the date of affiliation are included in Mercshares' Statement of Consolidated Income. The results of operations of Home Bank and Farmers Bank prior to the date of affiliation are not material to Mercshares' results of operations.

   In November 1997, Mercshares announced its plan of affiliation with Marshall National Bank and Trust Company, Marshall, Virginia (Marshall) in a tax-free exchange of stock. Shareholders of Marshall will receive up to 677,198 shares of Mercshares common stock for all outstanding shares of Marshall common stock and cash in lieu of any fractional share. This affiliation is expected to be accounted for as a purchase. The affiliation has been approved by Marshall's shareholders and approval by various regulatory agencies is substantially complete. It is anticipated that this affiliation will be completed during the spring of 1998.

   The results of operations of Marshall prior to the affiliation date are not expected to be material to Mercshares' results of operations. For the year ended December 31, 1997, Marshall reported net income of $1,001,000 and average total assets of $76,750,000.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                                                                 Three months ended
                                                                                   ------------------------------------------------
1997 (Dollars in thousands, except per share data)                                  Dec. 31     Sept. 30      June 30     March 31
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................       $86,233      $85,615      $83,980      $80,221
Provision for loan losses....................................................         3,760        3,518        3,012        3,413
Net income...................................................................        32,720       34,764       32,545       32,014
Per share of common stock:
   Basic.....................................................................           .46          .48          .46          .45
   Diluted...................................................................           .45          .48          .46          .45

                                                                                                 Three months ended
                                                                                   ------------------------------------------------
1996 (Dollars in thousands, except per share data)                                  Dec. 31     Sept. 30      June 30     March 31
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................       $79,587      $78,885      $77,119      $74,990
Provision for loan losses....................................................         3,804        4,188        3,275        3,399
Net income...................................................................        30,358       30,007       29,302       27,733
Per share of common stock:
   Basic.....................................................................           .42          .43          .40          .39
   Diluted...................................................................           .42          .43          .40          .39


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    45

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1997 and 1996 are as follows:

                                                                                       1997                         1996
                                                                           ---------------------------    -------------------------
                                                                                 Book           Fair           Book          Fair
(Dollars in thousands)                                                          Value          Value          Value         Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments........................................       $  413,786    $  413,786     $  285,379    $  285,379
Investment securities..................................................        1,631,623     1,631,672      1,622,966     1,623,063

Loans..................................................................        4,978,522                    4,582,712
Less: allowance for loan losses........................................         (106,097)                     (97,718)
                                                                              ----------                   ----------
      Loans, net.......................................................        4,872,425     4,951,233      4,484,994     4,560,889
                                                                              ----------    ----------     ----------    ----------
      Total financial assets...........................................       $6,917,834    $6,996,691     $6,393,339    $6,469,331
                                                                              ==========    ==========     ==========    ==========
LIABILITIES
Deposits...............................................................       $5,693,911    $5,706,744     $5,339,655    $5,332,033
Short-term borrowings..................................................          402,734       402,734        336,655       336,655
Long-term debt.........................................................           50,016        48,156         49,395        50,143
                                                                              ----------    ----------     ----------    ----------
      Total financial liabilities......................................       $6,146,661    $6,157,634     $5,725,705    $5,718,831
                                                                              ==========    ==========     ==========    ==========

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1997 and 1996:

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


46    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                                      BALANCE SHEETS
DECEMBER 31,
(Dollars in thousands, except per share data)                                                                    1997          1996
===================================================================================================================================
ASSETS
Cash..................................................................................................     $    4,160    $    5,973
Investment in bank affiliates.........................................................................        836,794       781,477
Investment in bank-related affiliates.................................................................         26,507        23,595
Interest-bearing deposit with bank affiliate..........................................................         51,000        28,000
Securities purchased under resale agreements with bank affiliate......................................        168,693       116,679
Loans and advances to bank-related affiliates.........................................................         33,370        19,000
Investment securities available-for-sale..............................................................          2,038         1,250
Excess cost over equity in affiliates.................................................................         36,230        28,276
Other assets..........................................................................................            926           496
                                                                                                           ----------    ----------
    Total.............................................................................................     $1,159,718    $1,004,746
                                                                                                           ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper....................................................................................     $  168,693    $  116,679
  Accounts payable and other liabilities..............................................................          7,021         3,031
  Long-term debt......................................................................................         49,000        49,000
                                                                                                           ----------    ----------
    Total liabilities.................................................................................        224,714       168,710
                                                                                                           ----------    ----------
Stockholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 130,000,000 shares;
    issued 71,874,297 shares in 1997 and 47,435,322 shares in 1996 ...................................        143,749        94,872
  Capital surplus.....................................................................................         62,089        97,154
  Retained earnings...................................................................................        717,978       641,212
  Unrealized gains (losses) on securities.............................................................         11,188         2,798
                                                                                                           ----------    ----------
    Total stockholders' equity........................................................................        935,004       836,036
                                                                                                           ----------    ----------
      Total...........................................................................................     $1,159,718    $1,004,746
                                                                                                           ==========    ==========

                                                    STATEMENT OF INCOME
                                                                                                      (Dollars in thousands)
                                                                                              -------------------------------------
For the Years Ended December 31,                                                                  1997           1996          1995
===================================================================================================================================
INCOME
Dividends from bank affiliates............................................................    $ 95,506       $ 83,478      $ 49,810
Dividends from bank-related affiliates....................................................       2,016          1,885           481
Interest-bearing deposit with bank affiliate..............................................       2,212            849         1,154
Interest on securities purchased under resale agreements with bank affiliate..............       7,004          6,019         4,381
Interest on loans to bank-related affiliates..............................................       1,233            801           894
Other income..............................................................................          51             31
                                                                                              --------        -------       -------
    Total income..........................................................................     108,022         93,063        56,720
                                                                                              --------        -------       -------
EXPENSES
Amortization of excess cost over equity in affiliates.....................................       2,347          1,975         1,276
Interest on short-term borrowings.........................................................       7,004          6,388         4,627
Interest on long-term debt................................................................       3,268          2,546         1,693
Other expenses............................................................................       3,938          2,875         2,452
                                                                                              --------        -------       -------
    Total expenses........................................................................      16,557         13,784        10,048
                                                                                              --------        -------       -------
Income before income tax benefit and equity in
  undistributed net income of affiliates..................................................      91,465         79,279        46,672
Income tax (benefit)......................................................................        (424)          (372)          (94)
                                                                                              --------        -------       -------
                                                                                                91,889         79,651        46,766
Equity in undistributed net income of:
  Bank affiliates.........................................................................      39,152         36,939        55,816
  Bank-related affiliates.................................................................       1,002            810         1,850
                                                                                              --------        -------       -------
    NET INCOME............................................................................    $132,043       $117,400      $104,432
                                                                                              ========       ========      ========


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    47

17. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                                                  STATEMENT OF CASH FLOWS
                                                                                                        (Dollars in thousands)
Increase (decrease) in cash and cash equivalents                                                   --------------------------------
For the Years Ended December 31,                                                                       1997        1996       1995
===================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates......................................................................    $ 97,522    $ 85,363   $ 50,291
Interest on securities purchased under resale agreements with bank affiliate...................       7,004       6,019      4,381
Interest on loans to bank-related affiliates...................................................       1,157         604        973
Other income...................................................................................       3,025       3,576      1,513
Interest paid..................................................................................     (10,272)     (8,934)    (6,402)
Other expenses.................................................................................         664      (1,409)    (3,854)
Income taxes (paid) benefit....................................................................         (48)       (951)      (350)
                                                                                                   --------    --------   --------
    Net cash provided by operating activities..................................................      99,052      84,268     46,552
                                                                                                   --------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates.................................................     (14,370)     (5,000)    16,500
Net (increase) decrease in other investments...................................................      (1,038)       (250)       525
Investment in affiliates.......................................................................      (1,910)                  (350)
                                                                                                   --------    --------   --------
    Net cash provided by (used in) investing activities........................................     (17,318)     (5,250)    16,675
                                                                                                   --------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper....................................................      52,013      (8,800)    51,170
Proceeds from issuance of long-term debt.......................................................                  25,000
Repayment of long-term debt....................................................................                             (5,000)
Proceeds from issuance of shares...............................................................       7,026       5,846      4,486
Repurchase of common shares....................................................................     (12,295)    (28,578)   (45,685)
Dividends paid.................................................................................     (55,277)    (46,579)   (41,013)
                                                                                                   --------    --------   --------
    Net cash used in financing activities......................................................      (8,533)    (53,111)   (36,042)
                                                                                                   --------    --------   --------
Net increase (decrease) in cash and cash equivalents...........................................      73,201      25,907     27,185
Cash and cash equivalents at beginning of year.................................................     150,652     124,745     97,567
Adjustment for affiliation.....................................................................                                 (7)
                                                                                                   --------    --------   --------
Cash and cash equivalents at end of year.......................................................    $223,853    $150,652   $124,745
                                                                                                   ========    ========   ========

                                                                                                        (Dollars in thousands)
Reconciliation of net income to net cash provided by operating activities                          --------------------------------
For the Years Ended December 31,                                                                       1997        1996       1995
===================================================================================================================================
Net income.....................................................................................    $132,043    $117,400   $104,432
                                                                                                   --------    --------   --------
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of affiliates.............................................     (40,154)    (37,749)   (57,666)
  Amortization of excess cost over equity in affiliates........................................       2,347       1,975      1,276
  (Increase) decrease in interest receivable...................................................         (76)       (197)        79
  Decrease in other receivables................................................................         762       2,696        357
  Decrease in interest payable.................................................................                                (53)
  Increase (decrease) in accrued expenses......................................................       4,602       1,466     (1,429)
  Decrease in taxes payable....................................................................        (472)     (1,323)      (444)
                                                                                                   --------    --------   --------
    Total adjustments..........................................................................     (32,991)    (33,132)   (57,880)
                                                                                                   --------    --------   --------
Net cash provided by operating activities......................................................    $ 99,052    $ 84,268   $ 46,552
                                                                                                   ========    ========   ========


48    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

FIVE YEAR SELECTED FINANCIAL DATA

YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                       1997          1996           1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME....................................       $  336,049    $  310,581     $  286,788     $  262,956    $  246,482
                                                              ==========    ==========     ==========     ==========    ==========
NET INCOME.............................................       $  132,043    $  117,400     $  104,432     $   90,441    $   83,468
                                                              ==========    ==========     ==========     ==========    ==========
NET INCOME PER SHARE OF COMMON STOCK
Basic*.................................................            $1.85         $1.64          $1.46          $1.25         $1.16
Diluted*...............................................            $1.84         $1.64          $1.46          $1.25         $1.15
TOTAL ASSETS...........................................       $7,170,669    $6,642,681     $6,349,103     $5,938,225    $5,789,620
                                                              ==========    ==========     ==========     ==========    ==========
LONG-TERM DEBT.........................................       $   50,016    $   49,395     $   25,623     $   31,470    $   32,350
                                                              ==========    ==========     ==========     ==========    ==========
PROVISION FOR LOAN LOSSES..............................       $   13,703    $   14,666     $    7,988     $    7,056    $   12,969
                                                              ==========    ==========     ==========     ==========    ==========
PER SHARE CASH DIVIDENDS
Common*................................................             $.77          $.65           $.57           $.49          $.43
CASH DIVIDENDS DECLARED AND PAID
On common stock........................................       $   55,277    $   46,579     $   41,013     $   34,982    $   30,173
YEAR END LOAN DATA
Commercial, financial and agricultural.................       $1,632,893    $1,506,662     $1,393,145     $1,311,064    $1,240,951
Real estate-construction...............................          508,804       380,007        363,570        318,531       318,401
Real estate-mortgage:
  Commercial...........................................        1,178,728     1,087,434        965,640        832,290       728,290
  1-4 family residential...............................        1,013,394       993,953        969,235        866,004       831,236
Home equity lines......................................          156,603       144,284        130,934        132,512       135,917
Consumer...............................................          488,100       470,372        478,746        477,694       466,552
                                                              ----------    ----------     ----------     ----------    ----------
    Total loans........................................        4,978,522     4,582,712      4,301,270      3,938,095     3,721,347
Less:
  Allowance for loan losses............................         (106,097)      (97,718)       (91,398)       (91,257)      (92,567)
                                                              ----------    ----------     ----------     ----------    ----------
    Loans, net.........................................       $4,872,425    $4,484,994     $4,209,872     $3,846,838    $3,628,780
                                                              ==========    ==========     ==========     ==========    ==========

*In June 1997, the Company declared a three-for-two stock split in the form of a stock dividend on its common stock. All per share amounts above have been adjusted to give effect to the split.


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    49

FIVE YEAR STATISTICAL SUMMARY


YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                              1997          1996           1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Average loans:
  Commercial (including time &demand) loans............       $1,659,900    $1,438,900     $1,351,600     $1,235,800    $1,186,600
  Mortgage and construction loans......................        2,523,900     2,348,200      2,116,400      1,927,800     1,829,200
  Consumer loans.......................................          637,700       624,400        611,300        601,600       631,200
                                                              ----------    ----------     ----------     ----------    ----------
    Total loans........................................        4,821,500     4,411,500      4,079,300      3,765,200     3,647,000
                                                              ----------    ----------     ----------     ----------    ----------
Federal funds sold.....................................           78,700        80,300         62,700         12,200        37,600
Securities purchased under resale agreements...........            5,400         5,300         20,000                       15,700
Average securities:
  U.S. government obligations..........................        1,551,200     1,564,600      1,491,900      1,675,900     1,588,700
  States and political subdivisions....................           13,100        14,700         13,500         14,100        15,600
  Other investments*...................................           22,900        17,700         10,300         10,600         7,900
                                                              ----------    ----------     ----------     ----------    ----------
    Total securities...................................        1,587,200     1,597,000      1,515,700      1,700,600     1,612,200
                                                              ----------    ----------     ----------     ----------    ----------
      Total earning assets.............................       $6,492,800    $6,094,100     $5,677,700     $5,478,000    $5,312,500
                                                              ==========    ==========     ==========     ==========    ==========
Average deposits:
  Noninterest-bearing deposits.........................       $1,069,000     $ 982,200      $ 888,900     $  890,100     $ 845,500
  Savings deposits.....................................        2,198,800     2,214,700      2,200,200      2,410,400     2,390,600
  Time deposits........................................        2,181,200     2,021,400      1,777,500      1,392,000     1,389,100
                                                              ----------    ----------     ----------     ----------    ----------
    Total deposits.....................................       $5,449,000    $5,218,300     $4,866,600     $4,692,500    $4,625,200
                                                              ==========    ==========     ==========     ==========    ==========
Average borrowed funds:
  Short-term borrowings................................       $  353,600     $ 292,900      $ 280,900     $  314,400     $ 286,100
  Long-term debt.......................................           49,900        39,600         27,900         31,900        22,000
                                                              ----------    ----------     ----------     ----------    ----------
    Total borrowed funds...............................       $  403,500     $ 332,500      $ 308,800     $  346,300     $ 308,100
                                                              ==========    ==========     ==========     ==========    ==========

AVERAGE RATES**
Loans:
  Commercial (including time & demand) loans...........             9.09%         9.32%          9.76%          8.32%         7.60%
  Mortgage and construction loans......................             9.08          9.06           9.12           8.47          8.38
  Consumer loans.......................................             9.06          9.27           9.59           8.66          8.71
    Total loans........................................             9.08          9.17           9.40           8.45          8.19
Federal funds sold.....................................             5.57          5.22           5.72           3.93          2.94
Securities purchased under resale agreements...........             5.63          6.13           5.63                         3.18
Securities:
  U.S. government obligations..........................             6.00          5.82           5.45           5.15          5.49
  States and political subdivisions....................             7.74          7.59           7.75           7.79          8.26
  Other investments*...................................             8.23          7.20           8.01           7.25         12.33
    Total securities...................................             6.05          5.84           5.49           5.19          5.55
      Composite rate earned............................             8.29%         8.24%          8.30%          7.43%         7.34%
                                                                    ====          ====           ====           ====          ====
Deposits:
  Savings deposits.....................................             2.62%         2.63%          2.94%          2.72%         2.87%
  Time deposits........................................             5.49          5.57           5.56           4.36          4.43
    Total interest-bearing deposits....................             4.05          4.03           4.11           3.32          3.44
Borrowed funds:
  Short-term borrowings................................             4.87          4.85           5.38           3.85          2.73
  Long-term debt.......................................             6.67          6.55           6.48           6.66          7.00
    Total borrowed funds...............................             5.09          5.05           5.48           4.11          3.04
      Composite rate paid..............................             4.14%         4.11%          4.21%          3.39%         3.41%
                                                                    ====          ====           ====           ====          ====

 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.


50    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


(Dollars in thousands)                                              1997          1996           1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets...................................       $6,828,800    $6,436,300     $6,000,400     $5,801,600    $5,638,600
                                                              ==========    ==========     ==========     ==========    ==========
Average stockholders' equity...........................       $  886,400    $  810,500     $  753,500     $  704,400    $  651,100
                                                              ==========    ==========     ==========     ==========    ==========
Return on average total assets.........................             1.93%         1.82%          1.74%          1.56%         1.48%
Return on average stockholders' equity.................            14.90%        14.48%         13.86%         12.84%        12.82%
Average stockholders' equity as a percentage
  of average total assets..............................            12.98%        12.59%         12.56%         12.14%        11.55%
Dividends paid per share as a percentage
  of basic net income per share........................             41.6%         39.6%          39.0%          39.2%         37.1%

SOURCES OF INCOME
Commercial (including time & demand) loans.............             23.3%         22.2%          23.4%          20.5%         18.7%
Mortgage and construction loans........................             36.2          36.2           35.1           33.3          32.8
Consumer loans.........................................              9.1           9.8           10.7           10.6          11.8
Federal funds sold.....................................               .7            .7             .7             .1            .2
Securities purchased under resale agreements...........                             .1             .2                           .1
Securities.............................................             15.1          15.8           15.1           18.1          19.1
                                                                   -----         -----          -----          -----         -----
    Total interest income..............................             84.4          84.8           85.2           82.6          82.7
Trust division services................................              8.1           7.9            8.1            8.9           8.9
Other income...........................................              7.5           7.3            6.7            8.5           8.4
                                                                   -----         -----          -----          -----         -----
    Total income.......................................            100.0%        100.0%         100.0%         100.0%        100.0%
                                                                   =====         =====          =====          =====         =====
NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans................................................       $  437,829      $404,530       $383,523       $318,132      $298,612
  Federal funds sold...................................            4,389         4,195          3,587            479         1,107
  Securities purchased under resale agreements.........              301           325          1,126                          499
  Taxable securities...................................           94,937        92,211         82,094         87,200        88,185
  Tax-exempt securities................................            1,012         1,115          1,046          1,099         1,289
                                                              ----------    ----------     ----------     ----------    ----------
    Total interest income..............................          538,468       502,376        471,376        406,910       389,692
                                                              ----------    ----------     ----------     ----------    ----------
Interest paid:
  Savings deposits.....................................           57,702        58,187         64,732         65,488        68,587
  Time deposits........................................          119,667       112,576         98,824         60,709        61,511
                                                              ----------    ----------     ----------     ----------    ----------
    Total interest-bearing deposits....................          177,369       170,763        163,556        126,197       130,098
  Short-term borrowings................................           17,220        14,199         15,123         12,111         7,824
  Long-term debt.......................................            3,332         2,596          1,808          2,125         1,539
                                                              ----------    ----------     ----------     ----------    ----------
    Total interest expense.............................          197,921       187,558        180,487        140,433       139,461
                                                              ----------    ----------     ----------     ----------    ----------
      Net interest income..............................       $  340,547    $  314,818     $  290,889     $  266,477    $  250,231
                                                              ==========    ==========     ==========     ==========    ==========


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    51

FIVE YEAR SUMMARY OF CONSOLIDATED INCOME

                                                                                   For the Years Ended December 31,
                                                                 ------------------------------------------------------------------
(Dollars in thousands)                                              1997          1996           1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans.............................         $434,033      $400,800       $379,888       $315,094      $295,450
Interest and dividends on securities...................           95,242        92,812         82,670         87,766        88,805
Other interest income..................................            4,695         4,527          4,717            529         1,688
                                                                --------      --------       --------       --------      --------
    Total interest income..............................          533,970       498,139        467,275        403,389       385,943
                                                                --------      --------       --------       --------      --------
INTEREST EXPENSE
Interest on deposits...................................          177,369       170,763        163,556        126,197       130,098
Interest on short-term borrowings......................           17,220        14,199         15,123         12,111         7,824
Interest on long-term debt.............................            3,332         2,596          1,808          2,125         1,539
                                                                --------      --------       --------       --------      --------
    Total interest expense.............................          197,921       187,558        180,487        140,433       139,461
                                                                --------      --------       --------       --------      --------
NET INTEREST INCOME....................................          336,049       310,581        286,788        262,956       246,482
Provision for loan losses..............................           13,703        14,666          7,988          7,056        12,969
                                                                --------      --------       --------       --------      --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES...........................          322,346       295,915        278,800        255,900       233,513
                                                                --------      --------       --------       --------      --------
NONINTEREST INCOME
Trust division services................................           51,547        46,244         44,273         43,360        41,673
Service charges on deposit accounts....................           16,890        16,234         15,764         15,655        16,367
Other income...........................................           30,216        26,950         20,869         25,792        22,660
                                                                --------      --------       --------       --------      --------
    Total noninterest income...........................           98,653        89,428         80,906         84,807        80,700
                                                                --------      --------       --------       --------      --------
NONINTEREST EXPENSES
Salaries and employee benefits.........................          124,563       120,783        117,512        110,870       106,437
Net occupancy and equipment expenses...................           32,663        29,491         27,999         24,848        24,200
FDIC insurance premium expense.........................              668           288          6,346         10,911        10,699
Other expenses.........................................           55,510        47,853         41,840         47,192        36,906
                                                                --------      --------       --------       --------      --------
    Total noninterest expenses.........................          213,404       198,415        193,697        193,821       178,242
                                                                --------      --------       --------       --------      --------
Income before income taxes.............................          207,595       186,928        166,009        146,886       135,971
Applicable income taxes................................           75,552        69,528         61,577         56,445        52,503
                                                                --------      --------       --------       --------      --------
NET INCOME.............................................         $132,043      $117,400       $104,432       $ 90,441      $ 83,468
                                                                ========      ========       ========       ========      ========


52    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

PRINCIPAL AFFILIATES

                      EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                ROBERT E. HENEL, JR.            GEORGE R. BENSON, JR.
THE ANNAPOLIS           PRESIDENT AND                 CLARENCE A. BLACKWELL
BANKING AND             CHIEF EXECUTIVE OFFICER       BENNETT CRAIN, JR.
TRUST COMPANY         CAROLYN D. O'LEARY              RALPH W. CROSBY
                        EXECUTIVE VICE PRESIDENT      FRANCIS E. GARDINER, JR.
Main Street and       ERNEST R. AMADIO                ROBERT E. HENEL, JR.
Church Circle           SENIOR VICE PRESIDENT         JOHN K. HOPKINS
Annapolis,            WILLIAM A. BUSIK                JOHN R. MOSES
Maryland 21401          SENIOR VICE PRESIDENT         JAMES O. OLFSON
410/268-3366          MILDRED L. HENRY                JOHN W. RENARD
                        SENIOR VICE PRESIDENT         PATRICIA A. ROCHE, PH.D.
11 Offices            RANDALL M. ROBEY
                        SENIOR VICE PRESIDENT AND
CHARTERED IN 1904       CHIEF FINANCIAL OFFICER
                      CHARLES E. RUCH, JR.
                        SENIOR VICE PRESIDENT
                      LYNDALL R. WARD
                        SENIOR VICE PRESIDENT
                      PAMELA A. BOWEN
                        VICE PRESIDENT AND
                        CORPORATE SECRETARY

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $249,424
  from banks      $ 12,906
                              Short-term borrowings     17,430
Earning assets     283,893
                              Other liabilities and
Allowance for                   accrued expenses         1,445
  loan losses       (2,882)
                              Long-term debt                --
Other assets         5,913
                  --------    Stockholders' equity      31,531
                                                      --------
Total assets      $299,830    Total liabilities
                  ========      and equity            $299,830
                                                      ========
Net income        $  5,286
                  ========



                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  ROBERT E. DICKERSON             THURMAN ADAMS, JR.
BALTIMORE TRUST           PRESIDENT AND                 EUGENE BUNTING
COMPANY                   CHIEF EXECUTIVE OFFICER       R. CAROL CAMPBELL-HANSEN
                        D. BRENT HURLEY                 ROBERT E. DICKERSON
One West Church Street    SENIOR VICE PRESIDENT         DAVID C. DOANE
Selbyville,             B. PHILIP LYNCH, JR.            D. BRENT HURLEY
Delaware 19975            VICE PRESIDENT AND CASHIER    RICHARD I. LEWIS
302/436-8236            JANET L. MCCABE                 JAY C. MURRAY
                          VICE PRESIDENT AND SECRETARY  WILLIAM O. MURRAY
6 Offices               KENNETH R. GRAHAM               P. COLEMAN TOWNSEND, JR.
                          VICE PRESIDENT
CHARTERED IN 1903

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $216,224
  from banks      $  5,485
                              Short-term borrowings      7,485
Earning assets     258,184
                              Other liabilities and
Allowance for                   accrued expenses         3,083
  loan losses       (3,031)
                              Long-term debt                --
Other assets         7,328
                  --------    Stockholders' equity      41,174
                                                      --------
Total assets      $267,966    Total liabilities
                  ========      and equity            $267,966
                                                      ========
Net income        $  5,635
                  ========



                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  WESLEY E. HUGHES, JR.           WARREN E. BARLEY
BANK OF                   PRESIDENT AND                 KENNETH O. DIXON
SOUTHERN                  CHIEF EXECUTIVE OFFICER       WESLEY E. HUGHES, JR.
MARYLAND                JAMES E. SHOOK                  EVELYN SUSAN HUNGERFORD
                          SENIOR VICE PRESIDENT         EDWARD L. SANDERS, JR.
304 Charles Street      JAMES F. DIMISA                 ROBERT J. SCHICK
LaPlata,                  VICE PRESIDENT AND            JAMES C. SIMPSON
Maryland 20646            CASHIER                       JOHN L. SPRAGUE
301/934-1000            J. WAYNE WELSH                  J. BLACKLOCK WILLS, JR.
                          VICE PRESIDENT
6 Offices               DIANE M. KESTLER
                          CONTROLLER
CHARTERED IN 1906

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $159,279
  from banks      $  4,757
                              Short-term borrowings         --
Earning assets     178,710
                              Other liabilities and
Allowance for                   accrued expenses         1,078
  loan losses       (2,616)
                              Long-term debt                --
Other assets         4,319
                  --------    Stockholders' equity      24,813
                                                      --------
Total assets      $185,170    Total liabilities
                  ========      and equity            $185,170
                                                      ========
Net income        $  3,728
                  ========



                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  HAROLD J. KAHL                  GORDON F. BOWEN
CALVERT BANK AND          PRESIDENT AND                 MARY E. EISENMAN
TRUST COMPANY             CHIEF EXECUTIVE OFFICER       BEDFORD C. GLASCOCK
                        HARRY B. ZINN                   ALLEN S. HANDEN
Calvert Village           EXECUTIVE VICE PRESIDENT      HAROLD J. KAHL
Shopping Center         KEVIN R. BAER                   LARRY D. KELLEY
P.O. Box 590              VICE PRESIDENT                MAURICE T. LUSBY, III
Prince Frederick,       JAMES B. BUIE                   JOHN D. MURRAY
Maryland 20678            VICE PRESIDENT                JOHN A. SIMPSON, JR.
410/535-3535            LEONARD J. CLEMENTS             GUFFRIE M. SMITH, JR.
                          VICE PRESIDENT                W. DAVID SNEADE
5 Offices               PATRICIA A. DIEDRICH
                          VICE PRESIDENT
CHARTERED IN 1963       R. LINDA HIPSLEY
                          VICE PRESIDENT AND TREASURER
                        JUDITH T. MCMANUS
                          VICE PRESIDENT AND
                          ASSISTANT CORPORATE SECRETARY
                        JANICE M. LOMAX
                          CORPORATE SECRETARY

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $153,558
  from banks      $  5,063
                              Short-term borrowings         --
Earning assets     165,555
                              Other liabilities and
Allowance for                   accrued expenses         1,102
  loan losses       (2,239)
                              Long-term debt                --
Other assets         3,524
                  --------    Stockholders' equity      17,243
                                                      --------
Total assets      $171,903    Total liabilities
                  ========      and equity            $171,903
                                                      ========
Net income        $  3,846
                  ========


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    53

                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  R. RAYMOND TARRACH              EDWARD M. ATHEY
THE CHESTERTOWN           PRESIDENT AND                 EDWARD S. GILLESPIE
BANK OF MARYLAND          CHIEF EXECUTIVE OFFICER       GEORGE H. GODFREY
                        RUSSELL W. CARLOW               CLARENCE A. HAWKINS
211 High Street           SENIOR VICE PRESIDENT         WILLIAM M. KNIGHT
Chestertown,              AND SENIOR LOAN OFFICER       R. RAYMOND TARRACH
Maryland 21620          SHARON A. USILTON               EUGENIA C. WOOTTON
410/778-2400              VICE PRESIDENT AND
                          SENIOR ADMINISTRATIVE
8 Offices                 OFFICER

CHARTERED IN 1904

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $139,815
  from banks      $  4,763
                              Short-term borrowings      6,744
Earning assets     166,964
                              Other liabilities and
Allowance for                   accrued expenses         1,117
  loan losses       (2,030)
                              Long-term debt                --
Other assets         4,524
                  --------    Stockholders' equity      26,545
                                                      --------
Total assets      $174,221    Total liabilities
                  ========      and equity            $174,221
                                                      ========
Net income        $  3,561
                  ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  PETER W. FLOECKHER, JR.         LARRY P. BORMEL
THE CITIZENS              PRESIDENT AND                 WILLIAM H. CARTER, JR.
NATIONAL BANK             CHIEF EXECUTIVE OFFICER       CHARLES E. CASTLE, JR.
                        GLENN L. WILSON                 JOHN N. FAIGLE
517 Main Street           EXECUTIVE VICE PRESIDENT      PETER W. FLOECKHER, JR.
Laurel,                   AND SENIOR CREDIT OFFICER     MARTIN L. GOOZMAN
Maryland 20707          JOSEPH F. PIPITONE              THOMAS E. LYNCH, SR.
301/725-3100              SENIOR VICE PRESIDENT,        HUGH W. MOHLER
301/953-3044              COMMUNITY BANKING, AND        MICHELE K. RYAN
Baltimore:                SECRETARY
410/792-7626

17 Offices

CHARTERED IN 1890

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $445,066
  from banks      $ 19,582
                              Short-term borrowings     39,330
Earning assets     523,757
                              Other liabilities and
Allowance for                   accrued expenses         3,450
  loan losses       (6,046)
                              Long-term debt                --
Other assets        17,919
                  --------    Stockholders' equity      67,366
                                                      --------
Total assets      $555,212    Total liabilities
                  ========      and equity            $555,212
                                                      ========
Net income        $  9,418
                  ========


                       EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                 S. DELL FOXX                  THOMAS F. BRADLEE
COUNTY BANKING           PRESIDENT AND               CHARLES J. FOLEY, JR., M.D.
& TRUST                  CHIEF EXECUTIVE OFFICER     S. DELL FOXX
COMPANY                RAYMOND A. HAMM, JR.          SAMUEL M. GAWTHROP, JR.
                         EXECUTIVE VICE PRESIDENT    HARRY E. HAMMOND
123 North Street                                     RALPH R. LANPHAR
P.O. Box 100                                         HOWARD D. MCFADDEN
Elkton,                                              G. EUGENE MACKIE
Maryland 21921                                       F. GROVE MILLER
410/398-2600

9 Offices

CHARTERED IN 1908

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $254,089
  from banks      $  8,611
                              Short-term borrowings      1,440
Earning assets     274,635
                              Other liabilities and
Allowance for                   accrued expenses         1,431
  loan losses       (4,215)
                              Long-term debt                --
Other assets         8,694
                  --------    Stockholders' equity      30,765
                                                      --------
Total assets      $287,725    Total liabilities
                  ========      and equity            $287,725
                                                      ========
Net income        $  4,856
                  ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  ROBERT L. SIMPSON               CHARLES W. DICKINSON, IV
THE EASTVILLE             PRESIDENT AND                 CROXTON GORDON
BANK                      CHIEF EXECUTIVE OFFICER       RUSSELL KELLAM
                        CHARLES W. DICKINSON, IV        KATHERINE T. MEARS
16485 Lankford Highway    VICE PRESIDENT AND SECRETARY  ROBERT L. SIMPSON
P.O. Box 7              FAY S. WEBB                     C. A. TURNER, III
Eastville,                ASSISTANT CASHIER
Virginia 23347
757/678-5187

1 Office

CHARTERED IN 1920

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $22,868
  from banks       $   603
                              Short-term borrowings         --
Earning assets      29,133
                              Other liabilities and
Allowance for                   accrued expenses           142
  loan losses         (586)
                              Long-term debt                --
Other assets           589
                   -------    Stockholders' equity       6,729
                                                       -------
Total assets       $29,739    Total liabilities
                   =======      and equity             $29,739
                                                       =======
Net income         $   654
                   =======


54    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS               DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   GEORGE N. MCMATH                 KELLY B. CONKLIN
FARMERS &                  CHAIRMAN OF THE BOARD          GENE H. CROCKETT
MERCHANTS BANK-          H. B. REW, JR.                   JEFFERY L. DAVIS
EASTERN SHORE              PRESIDENT AND                  M. CARTER DAVIS, JR.
                           CHIEF EXECUTIVE OFFICER        JOHN H. DUER, III
25275 Lankford Highway   TED D. DUER                      W. REVELL LEWIS, III
P.O. Box 623               EXECUTIVE VICE PRESIDENT AND   THOMAS J. MAPP, JR.
Onley,                     CHIEF ADMINISTRATIVE OFFICER   NORMAN JAMES MARSHALL
Virginia 23418           JULIE M. BADGER                  GEORGE N. MCMATH
757/787-4111               VICE PRESIDENT AND             H. B. REW, JR.
757/824-3052               CHIEF FINANCIAL OFFICER        THOMAS N. RICHARDSON
                         ROBERT J. BLOXOM                 RICHARD W. YOUNG
4 Offices                  VICE PRESIDENT AND
                           SENIOR LENDING OFFICER
CHARTERED IN 1909        ELIZABETH A. KERNS
                           VICE PRESIDENT AND
                           ASSISTANT SECRETARY

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $110,493
  from banks      $  3,458
                              Short-term borrowings        555
Earning assets     131,077
                              Other liabilities and
Allowance for                   accrued expenses           614
  loan losses       (2,438)
                              Long-term debt                --
Other assets         4,062
                  --------    Stockholders' equity      24,497
                                                      --------
Total assets      $136,159    Total liabilities
                  ========      and equity            $136,159
                                                      ========
Net income        $  2,099
                  ========


                         EXECUTIVE OFFICERS            DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   C. JOSEPH CUNNINGHAM, III     C. JOSEPH CUNNINGHAM, III
THE FIDELITY BANK         PRESIDENT AND                STEVEN V. HASE
                          CHIEF EXECUTIVE OFFICER      HUGH A. MCMULLEN
59 East Main Street                                    JAMES A. POLAND
Frostburg,                                             F. EMMETT SMITH
Maryland 21532                                         KAREN O. SULLIVAN
301/689-1111                                           DAVID W. TURNBULL

3 Offices

CHARTERED IN 1902

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $34,010
  from banks       $   826
                              Short-term borrowings        425
Earning assets      38,085
                              Other liabilities and
Allowance for                   accrued expenses           180
  loan losses         (408)
                              Long-term debt                --
Other assets           869
                   -------    Stockholders' equity       4,757
                                                       -------
Total assets       $39,372    Total liabilities
                   =======      and equity             $39,372
                                                       =======
Net income         $   510
                   =======


                         EXECUTIVE OFFICERS               DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JOSEPH M. GOUGH, JR.             SAMUEL M. BAILEY, JR.
THE FIRST                  CHAIRMAN OF THE BOARD          MARTIN A. BARLEY
NATIONAL BANK            JOHN A. CANDELA                  JOSEPH E. BELL, II
OF ST. MARY'S              PRESIDENT AND                  ELMER BROWN
                           CHIEF EXECUTIVE OFFICER        EDWARD S. BURROUGHS
41615 Park Avenue        GEORGE A. FERGUSON               JOHN A. CANDELA
P.O. Box 655               SENIOR VICE PRESIDENT,         FORD L. DEAN
Leonardtown,               CASHIER, SENIOR OPERATIONS     FRANCES P. EAGAN
Maryland 20650             OFFICER AND SECRETARY TO       GEORGE A. FERGUSON
301/475-8081               THE BOARD                      JOSEPH M. GOUGH, JR.
                         DAN KUBICAN                      ROGER D. HILL
8 Offices                  SENIOR VICE PRESIDENT AND      JOSEPH F. MITCHELL
                           SENIOR LOAN OFFICER            EDMUND W. WETTENGEL
CHARTERED IN 1903        GENEVIEVE M. HUNT
                           SENIOR VICE PRESIDENT
                           AND CONTROLLER

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $237,972
  from banks      $  5,881
                              Short-term borrowings      2,856
Earning assets     272,053
                              Other liabilities and
Allowance for                   accrued expenses         1,435
  loan losses       (3,195)
                              Long-term debt                --
Other assets         6,316
                  --------    Stockholders' equity      38,792
                                                      --------
Total assets      $281,055    Total liabilities
                  ========      and equity            $281,055
                                                      ========
Net income        $  6,974
                  ========


                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   PAUL E. PEAK                    THOMAS A. BURKE
THE FOREST HILL            PRESIDENT AND                 JOHN B. DINNING
STATE BANK                 CHIEF EXECUTIVE OFFICER       ANN K. EDIE
                         RUSSELL R. CULLUM               HENRY S. HOLLOWAY
130 South Bond Street      EXECUTIVE VICE PRESIDENT      RICHARD E. KINARD
Bel Air,                 MICHAEL F. ALLEN                C. RAY MANN
Maryland 21014             SENIOR VICE PRESIDENT         PAUL E. PEAK
410/838-6131                                             BARBARA LEE RUDOLPH
Baltimore:                                               R. EDWARD SCHUELER, JR.
410/879-1475                                             GREGORY A. SZOKA
                                                         F. D. WHITEFORD
7 Offices

CHARTERED IN 1913

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $203,644
  from banks      $  4,336
                              Short-term borrowings     16,411
Earning assets     239,196
                              Other liabilities and
Allowance for                   accrued expenses         1,371
  loan losses       (3,595)
                              Long-term debt                --
Other assets         7,028
                  --------    Stockholders' equity      25,539
                                                      --------
Total assets      $246,965    Total liabilities
                  ========      and equity            $246,965
                                                      ========
Net income        $  4,522
                  ========


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    55

                         EXECUTIVE OFFICERS               DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   J. BRIAN GAENG                   W. BERT ANDERSON
FREDERICKTOWN              PRESIDENT AND                  MARVIN E. AUSHERMAN
BANK &                     CHIEF EXECUTIVE OFFICER        GEORGE W. BRUCHEY
TRUST COMPANY            ROBERT M. ESLINGER               DAVID P. CHAPIN
                           SENIOR VICE PRESIDENT          CALEB C. EWING, JR.
30 North Market Street   ELIZABETH M. GROSSNICKLE         J. BRIAN GAENG
Frederick,                 VICE PRESIDENT AND TREASURER   ROBERT E. GEARINGER
Maryland 21701                                            RICHARD L. KESSLER
301/662-8231                                              CHRISTOPHER T. KLINE
                                                          DAVID C. MEADOWS
8 Offices                                                 PETER H. PLAMONDON
                                                          ALFRED P. SHOCKLEY
CHARTERED IN 1828

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $173,945
  from banks      $  3,126
                              Short-term borrowings      5,424
Earning assets     202,543
                              Other liabilities and
Allowance for                   accrued expenses         1,485
  loan losses       (3,577)
                              Long-term debt                --
Other assets         5,969
                  --------    Stockholders' equity      27,207
                                                      --------
Total assets      $208,061    Total liabilities
                  ========      and equity            $208,061
                                                      ========
Net income        $  3,560
                  ========


                      EXECUTIVE OFFICERS               DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                H. FURLONG BALDWIN               CYNTHIA A. ARCHER
MERCANTILE-SAFE         CHAIRMAN OF THE BOARD AND      H. FURLONG BALDWIN
DEPOSIT &               CHIEF EXECUTIVE OFFICER        THOMAS M. BANCROFT, JR.
TRUST COMPANY         J. MARSHALL REID                 RICHARD O. BERNDT
                        PRESIDENT AND                  JAMES A. BLOCK, M.D.
2 Hopkins Plaza         CHIEF OPERATING OFFICER        WILLIAM R. BRODY, M.D.
Baltimore,            JACK E. STEIL                    GEORGE L. BUNTING, JR.
Maryland 21201          CHAIRMAN, CREDIT POLICY        MARTIN L. GRASS
410/237-5900          KENNETH A. BOURNE, JR.           FREEMAN A. HRABOWSKI, III
                        EXECUTIVE VICE PRESIDENT       B. LARRY JENKINS
18 Offices            HUGH W. MOHLER                   MARY JUNCK
                        EXECUTIVE VICE PRESIDENT       ROBERT A. KINSLEY
CHARTERED IN 1864     CHARLES E. SIEGMANN              WILLIAM J. MCCARTHY
                        EXECUTIVE VICE PRESIDENT       MORRIS W. OFFIT
                      DAVID C. TAIT                    MORTON B. PLANT
                        EXECUTIVE VICE PRESIDENT       CHRISTIAN H. POINDEXTER
                      MALCOLM C. WILSON                J. MARSHALL REID
                        EXECUTIVE VICE PRESIDENT       WILLIAM C. RICHARDSON
                      TERRY L. TROUPE                  DONALD J. SHEPARD
                        CHIEF FINANCIAL OFFICER        BRIAN B. TOPPING
                      ALAN D. YARBRO                   CALMAN J. ZAMOISKI, JR.
                        GENERAL COUNSEL AND SECRETARY

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits        $2,038,228
  from banks    $  271,576
                              Short-term borrowings    334,833
Earning assets   2,417,001
                              Other liabilities and
Allowance for                   accrued expenses        48,540
  loan losses      (40,440)
                              Long-term debt                --
Other assets        71,367
                ----------    Stockholders' equity     297,903
                                                    ----------
Total assets    $2,719,504    Total liabilities
                ==========      and equity          $2,719,504
                                                    ==========
Net income      $   52,750
                ==========


                         EXECUTIVE OFFICERS               DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   J. WILLIAM POOLE                 LELAND H. BAKER
THE NATIONAL               CHAIRMAN OF THE BOARD          JOHN H. CHICHESTER
BANK OF                  WILLIAM B. YOUNG                 GEORGE C. FREEMAN
FREDERICKSBURG             PRESIDENT AND                  LEWIS W. GRAVES
                           CHIEF EXECUTIVE OFFICER        CHARLES T. LEWIS
2403 Fall Hill Avenue    WILLIAM E. MILBY                 CHARLES A. MCCORMACK
Fredericksburg,            EXECUTIVE VICE PRESIDENT       WILLIAM E. MILBY
Virginia 22401             AND CASHIER                    J. WILLIAM POOLE
540/899-3200             JOHN B. DANIEL                   WILLIAM J. VAKOS
                           SENIOR VICE PRESIDENT          WILLIAM B. YOUNG
8 Offices                LLOYD B. HARRISON
                           SENIOR VICE PRESIDENT
CHARTERED IN 1865        RONALD L. PEARSON
                           SENIOR VICE PRESIDENT

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $228,437
  from banks      $ 11,321
                              Short-term borrowings      1,896
Earning assets     239,972
                              Other liabilities and
Allowance for                   accrued expenses         1,941
  loan losses       (2,978)
                              Long-term debt                --
Other assets         9,512
                  --------    Stockholders' equity      25,553
                                                      --------
Total assets      $257,827    Total liabilities
                  ========      and equity            $257,827
                                                      ========
Net income        $  4,041
                  ========


56    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JEFFREY F. TURNER               RALPH L. CHAPMAN
PENINSULA                  PRESIDENT AND                 WILLIAM E. ESHAM, JR.
BANK                       CHIEF EXECUTIVE OFFICER       FRANK B. HANNA, SR.
                         WILLIAM T. STURGIS              HENRY H. HANNA, III
11738 Somerset Avenue      EXECUTIVE VICE PRESIDENT      CHARLES R. JENKINS, SR.
P.O. Box 219               AND SENIOR LOAN OFFICER       JOHN R. LERCH
Princess Anne,           F. DENNIS PARKER                RALPH L. MASON, JR.
Maryland 21853             SENIOR VICE PRESIDENT AND     FREDERICK T. PARKER
410/651-2400               REGIONAL OFFICER              GEORGE A. PURNELL
                         DEBORAH S.ABBOTT                E. SCOTT TAWES
23 Offices                 VICE PRESIDENT AND            CASEY I. TODD
                           REGIONAL OFFICER              JEFFREY F. TURNER
CHARTERED IN 1889        JOHN J. SIMSON                  ROBERT B. TWILLEY, JR.
                           VICE PRESIDENT AND
                           REGIONAL OFFICER
                         W. THOMAS MEARS
                           VICE PRESIDENT AND
                           REGIONAL OFFICER
                         JERRY C. BRIELE
                           VICE PRESIDENT AND
                           TREASURER
                         MICHAEL R. WALSH
                           VICE PRESIDENT AND
                           SECRETARY

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $422,192
  from banks      $ 14,605
                              Short-term borrowings      7,290
Earning assets     466,976
                              Other liabilities and
Allowance for                   accrued expenses         4,977
  loan losses       (9,270)
                              Long-term debt                95
Other assets        16,541
                  --------    Stockholders' equity      54,298
                                                      --------
Total assets      $488,852    Total liabilities
                  ========      and equity            $488,852
                                                      ========
Net income        $  8,331
                  ========


                         EXECUTIVE OFFICERS            DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JEFFREY N. HEFLEBOWER         A. CURTIS ANDREW
THE PEOPLES                PRESIDENT AND               RICHARD A. EDWARDS
BANK OF                    CHIEF EXECUTIVE OFFICER     JEFFREY N. HEFLEBOWER
MARYLAND                                               FREDERICK L. HUBBARD
                                                       CALVERT C. MERRIKEN, JR.
205 Market Street                                      E. JOHN MILLS
Denton,                                                JOSEPH D. QUINN
Maryland 21629                                         A. ORRELL SAULSBURY, III
410/479-2600

5 Offices

CHARTERED IN 1919

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $72,886
  from banks       $ 2,486
                              Short-term borrowings        845
Earning assets      79,874
                              Other liabilities and
Allowance for                   accrued expenses           352
  loan losses       (1,008)
                              Long-term debt               700
Other assets         3,280
                   -------    Stockholders' equity       9,849
                                                       -------
Total assets       $84,632    Total liabilities
                   =======      and equity             $84,632
                                                       =======
Net income         $ 1,458
                   =======


                         EXECUTIVE OFFICERS            DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JAMES J. CROMWELL             STEPHEN E. CHASE
POTOMAC                    CHAIRMAN OF THE BOARD       JAY MILTON CLOGG
VALLEY BANK              KENNETH C. COOK               KENNETH C. COOK
                           PRESIDENT AND               JAMES J. CROMWELL
702 Russell Avenue         CHIEF EXECUTIVE OFFICER     BRUCE MACKEY
Gaithersburg,            ANDREW F. FLOTT               WILLIAM C. MOYER
Maryland 20877             SENIOR VICE PRESIDENT AND   REX L. STURM
301/963-7600               FINANCE DIVISION MANAGER    C. CLIFTON VEIRS, III
                         FRANCIS R. MASSICOTTE
6 Offices                  SENIOR VICE PRESIDENT AND
                           CORPORATE SECRETARY
CHARTERED IN 1959        WILLIAM W. WEST
                           SENIOR VICE PRESIDENT AND
                           CHIEF LENDING OFFICER
                         ARREL E. GODFREY
                           SENIOR VICE PRESIDENT
                         PATRICIA S. OLIPHANT
                           SENIOR VICE PRESIDENT

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $168,193
  from banks      $  9,609
                              Short-term borrowings     20,080
Earning assets     197,030
                              Other liabilities and
Allowance for                   accrued expenses         1,403
  loan losses       (3,416)
                              Long-term debt                --
Other assets         3,905
                  --------    Stockholders' equity      17,452
                                                      --------
Total assets      $207,128    Total liabilities
                  ========      and equity            $207,128
                                                      ========
Net income        $  3,028
                  ========


                         EXECUTIVE OFFICERS            DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   WILLIAM W. DUNCAN, JR.        WILLIAM W. DUNCAN, JR.
ST. MICHAELS               PRESIDENT AND               PAMELA P. GARDNER
BANK                       CHIEF EXECUTIVE OFFICER     MARY B. HOFF
                         R. IVAN THAMERT               J. BRENT RAUGHLEY
213 Talbot Street          EXECUTIVE VICE PRESIDENT    NORMAN M. SHANNAHAN, III
P.O. Box 70              CLIFFORD L. HILK              R. IVAN THAMERT
St. Michaels,              SENIOR VICE PRESIDENT AND   JOHN R. VALLIANT
Maryland 21663             SENIOR LOAN OFFICER         DONALD R. YOUNG
410/745-5091             ANITA N. PARROTT
                           SENIOR VICE PRESIDENT AND
5 Offices                  CHIEF FINANCIAL OFFICER

CHARTERED IN 1890

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $109,584
  from banks      $  2,563
                              Short-term borrowings      1,580
Earning assets     121,950
                              Other liabilities and
Allowance for                   accrued expenses           863
  loan losses       (4,647)
                              Long-term debt                --
Other assets         3,970
                  --------    Stockholders' equity      11,809
                                                      --------
Total assets      $123,836    Total liabilities
                  ========      and equity            $123,836
                                                      ========
Net income        $  2,356
                  ========


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    57

                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   CHARLES E. ENSOR, SR.           LINDA I. ALEXANDER
THE SPARKS                 CHAIRMAN OF THE BOARD         CHARLES E. ENSOR, SR.
STATE BANK               RICHARD F. PRICE                JAMES J. HARTENSTEIN
                           VICE CHAIRMAN                 J. DAVID LAWSON
14804 York Road          BRADLEY G. MOORE                BRADLEYG. MOORE
Sparks,                    PRESIDENT AND                 GEORGE V. PALMER
Maryland 21152             CHIEF EXECUTIVE OFFICER       RICHARD F. PRICE
410/771-4900             DANIEL R. WERNECKE              ROBERT J. RIGGER
                           EXECUTIVE VICE PRESIDENT      OSCAR M. SCHAPIRO
5 Offices                JANET M. MILLER
                           SENIOR VICE PRESIDENT AND
CHARTERED IN 1916          CORPORATE TREASURER
                         JOHN W. WRIGHT
                           SENIOR VICE PRESIDENT
                         AMY G. WHITELEY
                           SENIOR VICE PRESIDENT
                         DONNA S. ENSOR
                           VICE PRESIDENT AND
                           CORPORATE SECRETARY

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $170,699
  from banks      $  3,725
                              Short-term borrowings      5,585
Earning assets     196,428
                              Other liabilities and
Allowance for                   accrued expenses         2,134
  loan losses       (3,010)
                              Long-term debt                31
Other assets         6,299
                  --------    Stockholders' equity      24,993
                                                      --------
Total assets      $203,442    Total liabilities
                  ========      and equity            $203,442
                                                      ========
Net income        $  4,014
                  ========


                         EXECUTIVE OFFICERS             DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JOHN C. SCHAEFFER              ROBERT R. BOWMAN
WESTMINSTER BANK           CHAIRMAN OF THE BOARD        DANIEL S. DULANY
AND TRUST                FERDINAND A. RUPPEL, JR.       TODD L. HERRING
COMPANY OF                 PRESIDENT AND                ROBERT L. JONES
CARROLL COUNTY             CHIEF EXECUTIVE OFFICER      G. THOMAS MULLINIX
                         MARK G. POHLHAUS               MARLIN L. RITTASE
71 East Main Street        EXECUTIVE VICE PRESIDENT     FERDINAND A. RUPPEL, JR.
Westminster,                                            JOHN C. SCHAEFFER
Maryland 21157                                          MERHLE B. WARFIELD, JR.
410/848-9300

10 Offices

CHARTERED IN 1898

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits          $206,822
  from banks      $  7,108
                              Short-term borrowings      4,885
Earning assets     230,796
                              Other liabilities and
Allowance for                   accrued expenses         1,302
  loan losses       (2,966)
                              Long-term debt                --
Other assets         6,046
                  --------    Stockholders' equity      27,975
                                                      --------
Total assets      $240,984    Total liabilities
                  ========      and equity            $240,984
                                                      ========
Net income        $  4,031
                  ========


                         EXECUTIVE OFFICERS             DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   EDWARD K. DUNN, JR.             H. FURLONG BALDWIN
MERCANTILE                 CHAIRMAN OF THE BOARD         RICHARD O. BERNDT
MORTGAGE                 PAUL W. PARKS                   MICHAEL S. CORDES
CORPORATION                PRESIDENT AND                 EDWARD K. DUNN, JR.
                           CHIEF EXECUTIVE OFFICER       WILLIAM J. MCCARTHY
20 South Charles Street, MICHAEL S. CORDES               PAUL W. PARKS
3rd Floor                  EXECUTIVE VICE PRESIDENT AND  CHRISTIAN H. POINDEXTER
Baltimore,                 CHIEF OPERATING OFFICER       J. MARSHALL REID
Maryland 21201           EDWARD J. MURN, III             CALMAN J. ZAMOISKI, JR.
410/347-8940               EXECUTIVE VICE PRESIDENT FOR
                           MULTI-FAMILY FINANCE
12 Offices               WILLIAM L. WILCOX, JR.
                           EXECUTIVE VICE PRESIDENT
INCORPORATED IN 1972       FOR PRODUCTION
                         KEVIN J. MICHNO
                           SENIOR VICE PRESIDENT
                           FOR ORIGINATION AND
                           INFORMATION SERVICES
                         JOHN M. SCHWANKY
                           SENIOR VICE PRESIDENT
                           FOR SERVICING
                         KEVIN P. MCCARTHY
                           VICE PRESIDENT FOR CONSTRUCTION

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $    --
  from banks       $ 2,664
                              Short-term borrowings     32,000
Earning assets      39,728
                              Other liabilities and
Allowance for                   accrued expenses         3,659
  loan losses       (1,505)
                              Long-term debt                --
Other assets         4,626
                   -------    Stockholders' equity       9,854
                                                       -------
Total assets       $45,513    Total liabilities
                   =======      and equity             $45,513
                                                       =======
Net income         $ 1,100
                   =======



58    [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   TERRY L. TROUPE                 KENNETH A. BOURNE, JR.
MBC AGENCY, INC.           PRESIDENT                     WILLIAM J. MCCARTHY
                         ALAN D. YARBRO                  HUGH W. MOHLER
2 Hopkins Plaza            SECRETARY                     TERRY L. TROUPE
Baltimore,               WILLIAM T. SKINNER, JR.
Maryland 21201             VICE PRESIDENT AND TREASURER
410/347-8294             DENNIS W. KREINER
                           ASSISTANT SECRETARY

BALANCE SHEET (Dollars in thousands)  December 31, 1997
--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $    --
  from banks        $  486
                              Short-term borrowings         --
Earning assets       3,177
                              Other liabilities and
Allowance for                   accrued expenses         2,072
  loan losses           --
                              Long-term debt                --
Other assets            56
                    ------    Stockholders' equity       1,647
                                                        ------
Total assets        $3,719    Total liabilities
                    ======      and equity              $3,719
                                                        ======
Net income          $  486
                    ======


                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   RONALD D. METTAM                KENNETH A. BOURNE, JR.
MBC REALTY, INC.           PRESIDENT                     RONALD D. METTAM
                         VERNON D. CONWAY                CHARLES E. SIEGMANN
2 Hopkins Plaza            SENIOR VICE PRESIDENT         TERRY L. TROUPE
Baltimore,               ALAN D. YARBRO                  ALAN D. YARBRO
Maryland 21201             SECRETARY
410/237-5377             WILLIAM T. SKINNER, JR.
                           TREASURER
                         LARRY D. SMITH
                           ASSISTANT TREASURER

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $    --
  from banks       $    32
                              Short-term borrowings      1,370
Earning assets          --
                              Other liabilities and
Allowance for                   accrued expenses         2,155
  loan losses           --
                              Long-term debt               190
Other assets        18,366
                   -------    Stockholders' equity      14,683
                                                       -------
Total assets       $18,398    Total liabilities
                   =======      and equity             $18,398
                                                       =======
Net income         $ 1,413
                   =======


                         EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                   JOSEPH M. SANTOS                KENNETH A. BOURNE, JR.
MBC LEASING                PRESIDENT                     DAVID R. BOWEN
CORP.                    W. KEITH MOORE                  J. MARSHALL REID
(a subsidiary of           VICE PRESIDENT                JOSEPH M. SANTOS
Mercantile-Safe          SCOTT H. KRIEGER                TERRY L. TROUPE
Deposit & Trust            TREASURER AND
Company)                   ASSISTANT SECRETARY
                         DENNIS W. KREINER
2 Hopkins Plaza            SECRETARY
P.O. Box 1451            MARY L. ROBERTS
Baltimore,                 ASSISTANT VICE PRESIDENT
Maryland 21203
410/237-5855

--------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   --------------------------------
Cash and due                  Total deposits           $    --
  from banks       $    10
                              Short-term borrowings     75,158
Earning assets      77,299
                              Other liabilities and
Allowance for                   accrued expenses         1,078
  loan losses           --
                              Long-term debt                --
Other assets            --
                   -------    Stockholders' equity       1,073
                                                       -------
Total assets       $77,309    Total liabilities
                   =======      and equity             $77,309
                                                       =======
Net income         $   685
                   =======


      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES    59

MERCANTILE BANKSHARES CORPORATION

OFFICERS

H. FURLONG BALDWIN
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF
EXECUTIVE OFFICER

HUGH W. MOHLER
EXECUTIVE VICE PRESIDENT

ALAN D. YARBRO
GENERAL COUNSEL AND SECRETARY

TERRY L. TROUPE
CHIEF FINANCIAL OFFICER
AND TREASURER

ROBERT W. JOHNSON
SENIOR VICE PRESIDENT

O. JAMES TALBOTT, II
SENIOR VICE PRESIDENT

JERRY F. GRAHAM
VICE PRESIDENT AND
CONTROLLER

ROBERT C. SMITH
AUDITOR

SUZANNE G. WOLFF
VICE PRESIDENT


DIRECTORS

   CYNTHIA A. ARCHER
   SENIOR VICE PRESIDENT OF THE
   INTERMODAL SERVICE GROUP
   OF CONSOLIDATED RAIL
   CORPORATION

  +H. FURLONG BALDWIN
   CHAIRMAN OF THE BOARD,
   PRESIDENT AND CHIEF
   EXECUTIVE OFFICER OF
   MERCANTILE BANKSHARES
   CORPORATION AND CHAIRMAN
   OF THE BOARD AND CHIEF
   EXECUTIVE OFFICER OF
   MERCANTILE-SAFE DEPOSIT &
   TRUST COMPANY

  *THOMAS M. BANCROFT, JR.
   FORMER CHAIRMAN OF THE
   BOARD AND CHIEF EXECUTIVE
   OFFICER OF THE NEW YORK
   RACING ASSOCIATION

 +*RICHARD O. BERNDT
   PARTNER IN THE LAW FIRM OF
   GALLAGHER, EVELIUS & JONES

   JAMES A. BLOCK, M.D.
   FORMER PRESIDENT AND CHIEF
   EXECUTIVE OFFICER OF JOHNS
   HOPKINS HEALTH SYSTEM AND
   THE JOHNS HOPKINS HOSPITAL

   WILLIAM R. BRODY, M.D.
   PRESIDENT OF THE JOHNS
   HOPKINS UNIVERSITY

   GEORGE L. BUNTING, JR.
   PRESIDENT AND CHIEF
   EXECUTIVE OFFICER OF BUNTING
   MANAGEMENT GROUP, A
   PRIVATE FINANCIAL MANAGE-
   MENT COMPANY


(solid triangle)MARTIN L. GRASS
                CHAIRMAN OF THE BOARD
                AND CHIEF EXECUTIVE
                OFFICER OF RITE AID
                CORPORATION, RETAIL DRUG
                SALES, AND VICE CHAIRMAN
                OF THE BOARD OF SUPER RITE
                CORPORATION, FOOD WHOLE-
                SALER AND RETAILER

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

                MARY JUNCK
                PRESIDENT OF TIMES MIRROR
                EASTERN NEWSPAPERS

               *ROBERT A. KINSLEY
                CHAIRMAN OF THE BOARD
                AND CHIEF EXECUTIVE
                OFFICER OF KINSLEY
                CONSTRUCTION, INC., A
                GENERAL AND HEAVY
                CONSTRUCTION FIRM

               +WILLIAM J. MCCARTHY
                PRINCIPAL OF WILLIAM
                J. MCCARTHY, P.C., A
                PARTNER IN THE LAW FIRM
                OF VENABLE, BAETJER AND
                HOWARD, LLP


+(solid triangle)MORRIS W. OFFIT
                 CHAIRMAN OF THE BOARD
                 AND CHIEF EXECUTIVE
                 OFFICER OF OFFITBANK,
                 A PRIVATE BANK OFFERING
                 INTEGRATED INVESTMENT
                 SERVICES

                 MORTON B. PLANT
                 CHAIRMAN OF THE BOARD OF
                 KEYWELL CORPORATION, A
                 RECYCLER OF HIGH TEMPERA-
                 TURE ALLOY SCRAP METAL

+(solid triangle)CHRISTIAN H. POINDEXTER
                 CHAIRMAN OF THE BOARD
                 AND CHIEF EXECUTIVE
                 OFFICER OF BALTIMORE GAS
                 & ELECTRIC COMPANY, A
                 GAS AND ELECTRIC UTILITY

                 WILLIAM C. RICHARDSON
                 PRESIDENT AND CHIEF
                 EXECUTIVE OFFICER OF W. K.
                 KELLOGG FOUNDATION, A
                 PRIVATE GRANT-MAKING
                 FOUNDATION

                +DONALD J. SHEPARD
                 CHAIRMAN OF THE BOARD,
                 PRESIDENT AND CHIEF
                 EXECUTIVE OFFICER OF
                 AEGON USA, INC., A
                 HOLDING COMPANY OWNING
                 INSURANCE AND INSURANCE
                 RELATED COMPANIES

+(solid triangle)CALMAN J. ZAMOISKI, JR.
                 CHAIRMAN OF THE BOARD OF
                 INDEPENDENT DISTRIBUTORS,
                 INCORPORATED, GENERAL
                 WHOLESALE DISTRIBUTORS


               + Member of Executive
                 Committee
               * Member of Audit
                 Committee
(solid triangle) Member of Compensation
                 Committee

                 LISTING AS OF JANUARY 1998

CORPORATE INFORMATION

CORPORATE PROFILE

Mercantile Bankshares Corporation is a multibank holding company organized in 1969 under the laws of Maryland. On January 1, 1998, its principal affiliates were twenty-one banks and a mortgage banking company.

   The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit & Trust Company, also provides a full range of trust services.

PERSONAL BANKING

The banking affiliates of Mercantile Bankshares Corporation have 173 retail banking offices providing personal banking services. Services include debit cards, deposit vehicles such as regular and interest-bearing checking accounts, Money Market Deposit Accounts, Certificates of Deposit, and Individual Retirement Accounts. Loans, including home equity lines of credit, are made to individuals to meet a variety of consumer needs.

   In addition to banking services, fixed annuities are available through affiliates.

CORPORATE BANKING

Each banking affiliate pursues a commercial banking program serving local businesses. Specialized corporate banking services are centered at Mercantile-Safe Deposit & Trust Company. Corporate banking services include the making of various types of commercial and real estate loans, offering various types of deposit accounts and cash management and short-term money market investing.

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

MORTGAGE BANKING

From its headquarters in Baltimore, Mercantile Mortgage Corporation offers construction loans and multi-family housing loans to real estate developers and home builders in Maryland and northern Virginia. A full menu of consumer mortgage loans is offered through affiliate banking offices.

ACCOUNTANTS

Coopers & Lybrand L.L.P.
217 East Redwood Street
Baltimore, Maryland 21202-3316

ANNUAL MEETING OF SHAREHOLDERS

10:30 A.M., Wednesday,
April 29, 1998
2 Hopkins Plaza,
Baltimore, Maryland

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

MERCANTILE BANKSHARES
INVESTOR RELATIONS

P.O. Box 1477
Baltimore, Maryland 21203
410/347-8374
http://www.mercantile.net

      [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

             [Logo Appears Here] MERCANTILE BANKSHARES CORPORATION
                              Baltimore, Maryland