Form 10-K, Exhibit 13
period 1998-12-31
MERCANTILE BANKSHARES CORP
filed 1999-03-26
CIK 64908

Exhibit 13


                          Annual Report to Stockholders
                      For the Year Ended December 31, 1998


                                  ANNUAL REPORT
                                      1998

                                   MERCANTILE
                                   BANKSHARES
                                   CORPORATION

                     THE ANNAPOLIS BANKING AND TRUST COMPANY

                             BALTIMORE TRUST COMPANY

                            BANK OF SOUTHERN MARYLAND

                         CALVERT BANK AND TRUST COMPANY

                        THE CHESTERTOWN BANK OF MARYLAND

                           THE CITIZENS NATIONAL BANK

                         COUNTY BANKING & TRUST COMPANY

                     FARMERS & MERCHANTS BANK--EASTERN SHORE

                                THE FIDELITY BANK

                      THE FIRST NATIONAL BANK OF ST. MARY'S

                           THE FOREST HILL STATE BANK

                       FREDERICKTOWN BANK & TRUST COMPANY

                    MARSHALL NATIONAL BANK AND TRUST COMPANY

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

                         MERCANTILE MORTGAGE CORPORATION



                    (LOGO) MERCANTILE BANKSHARES CORPORATION

                              MERCANTILE BANKSHARES
                           CORPORATION IS A FAMILY OF
                                COMMUNITY BANKS.


                  Twenty-one locally managed and directed banks
           deliver banking services to the individuals and businesses in their communities.



                                EACH MEMBER BANK
                         HAS ITS OWN CORPORATE IDENTITY.

        Affiliate banks operate under their own charters, retaining their own names, managements and boards of directors.


                  EACH BANK IS DEDICATED TO ITS OWN MARKET AREA
                            AND EMPOWERED TO RESPOND
                    DIRECTLY TO ITS CUSTOMERS' BANKING NEEDS.

             Customer-related decisions are made at the local level
           by people focused on the citizens of the community in which the bank operates. Affiliate banks can respond to
          each individual's situation, nurturing customer relationships through all phases of the economic cycle.


                        COMMUNITY BANKS ARE ABLE TO OFFER
                  THE STRENGTHS OF A MAJOR BANKING INSTITUTION.

     As part of Mercantile Bankshares Corporation, affiliate banks benefit from the Corporation's outstanding financial strength and
       the specialized services available through the largest affiliate,
                    Mercantile-Safe Deposit & Trust Company.


                      CIVIC INVOLVEMENT IS AT THE HEART OF
                  COMMUNITY BANKING AND A SIGNIFICANT PRIORITY
                      AT MERCANTILE BANKSHARES AFFILIATES.

               Each member bank maintains its historic commitment
         to its community, contributing dollars and volunteering skills to the civic and charitable organizations that make the
                   community a better place to live and work.

                    (LOGO) MERCANTILE BANKSHARES CORPORATION

                               Baltimore, Maryland

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                      Increase
(Dollars in thousands, except per share data)   1998       1997      (Decrease)

--------------------------------------------------------------------------------
FOR THE YEAR
Net interest income....................   $  353,365    $ 336,049       5.2%
Net income.............................      147,128      132,043      11.4
Cash dividends paid....................       61,538       55,277      11.3
Basic net income per share.............         2.05         1.85      10.8
Dividend paid per common share.........          .86          .77      11.7
Average loans..........................    5,004,800    4,821,500       3.8
Average investment securities..........    1,706,100    1,587,100       7.5
Average assets.........................    7,260,800    6,828,800       6.3
Average deposits.......................    5,715,000    5,449,000       4.9
Average stockholders' equity...........      967,300      886,400       9.1
                                          ----------   ----------  --------

AT YEAR END
Loans, net.............................   $5,108,467   $4,872,425       4.8%
Investment securities..................    1,907,541    1,631,623      16.9
Assets.................................    7,609,563    7,170,669       6.1
Deposits...............................    5,958,346    5,693,911       4.6
Stockholders' equity...................      999,359      935,004       6.9
Book value per common share............        14.07        13.01       8.1
Market value per common share..........       38 1/2       39 1/8      (1.6)
                                          ----------   ----------  --------

RATIOS
Return on average assets...............         2.03%        1.93%
Return on average stockholders' equity.        15.21        14.90
Average stockholders' equity/average assets    13.32        12.98
                                          ----------   ----------

STATISTICS
Banking offices........................          179          173         6
Employees..............................        2,804        2,889       (85)
Shareholders...........................        9,398        9,148       250
Average number of common shares
  outstanding..........................   71,662,051   71,465,976   196,075
Common shares outstanding..............   71,026,927   71,874,297  (847,370)
                                          ----------   ----------  --------



CONTENTS

Consolidated Financial Highlights.......................................   1
To Our Shareholders.....................................................   2
Review of Services......................................................   4
Management's Discussion and Analysis of Financial Condition
and Results of Operations...............................................   6
Report of Independent Accountants.......................................  25
Consolidated Balance Sheets.............................................  26
Statement of Consolidated Income........................................  27
Statement of Consolidated Cash Flows....................................  28
Statement of Changes in Consolidated Stockholders' Equity...............  30
Notes to Consolidated Financial Statements..............................  31
Five Year Selected Financial Data.......................................  49
Five Year Statistical Summary...........................................  50
Five Year Summary of Consolidated Income................................  52
Principal Affiliates....................................................  53
Mercantile Bankshares Corporation.......................................  60
Corporate Information...................................................  61



            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

TO OUR SHAREHOLDERS

For the 23rd consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Net income per share was $2.05 in 1998, an 11% increase over the $1.85 per share in 1997. Total consolidated net income was $147,128,000 compared to $132,043,000 in 1997, an increase of 11%. Per share amounts are based on the weighted average number of common shares outstanding, 71,662,000 for 1998 and 71,466,000 for 1997.
   Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 22 consecutive years. In June 1998, the cash dividend was increased to $.22 a share for the quarter. Total cash dividends paid per share in 1998 were $.86, a 12% increase over 1997. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 12%.
   In 1998, return on average assets, a key measure of profitability, was 2.03%, up from 1.93% in 1997, continuing to place us in the top tier of U.S. banks. Average shareholders' equity increased by 9% to $967,300,000. The return on average equity, which is constrained by our large equity base, increased to 15.21% in 1998 from 14.90% in 1997. The ratio of average equity to average assets, a measure of capital strength, is among the strongest of the nation's largest banking organizations. It was 13.32% in 1998, up from 12.98% in 1997.
   Management has been pursuing a strategy to enhance shareholder value by using capital to finance growth, both internal and external, and, when capital is not needed for that purpose, returning it to shareholders in dividends and repurchase of shares. At their December 1998 meeting, the Board of Directors authorized a new share repurchase of up to 3,000,000 shares of common stock. This is in addition to approximately 1,400,000 shares which may be purchased under the Corporation's previously announced programs. From December 1993 to year end 1998, approximately 7,600,000 shares of common stock have been repurchased.
   Two banks were added to the Mercantile Bankshares system in 1998. The affiliation of Marshall National Bank and Trust Company of Marshall, Virginia was completed in March 1998. Marshall had total assets of $80,000,000 at the time of affiliation. We welcome this solid and respected bank to the Mercantile Bankshares family. In December 1998, another excellent bank, Marine Bank of Chincoteague, Virginia was acquired and merged into the Mercantile Bankshares affiliate, Farmers & Merchants Bank- Eastern Shore. At the time of acquisition, total assets of Marine Bank were $20,000,000. Both bank acquisitions were accounted for using the purchase method of accounting. Also in 1998, a Mercantile affiliate, The Eastville Bank, with one banking office, was combined into its neighbor bank on Virginia's Eastern Shore, Farmers & Merchants Bank-Eastern Shore.
   At December 31, 1998, total assets at Mercantile Bankshares Corporation were $7,609,563,000 compared to $7,170,669,000 at December 31, 1997. On a daily average basis, total assets rose 6% to $7,260,800,000. Average total loans rose 4% to $5,004,800,000. Total average investment securities rose 7% to $1,706,100,000.
   While the year 1998 saw a modest increase in the portfolio of average loans, the ratios of loan types to total loans remained much the same as in previous years. Average total mortgage and construction loans, which increased 2%, were approximately 51% of the total loan portfolio. Average commercial loans, which were approximately 36% of the entire loan portfolio, increased 8%. Average consumer loans, 13% of the total average loan portfolio, increased 2%. Loan volume showed signs of improvement as 1998 progressed and, if the trend continues, we anticipate moderate increases in loan volume in 1999.
   Worthy of mention are the results reported by MBC Leasing Corp., a subsidiary of Mercantile-Safe Deposit & Trust Company that provides tax-oriented and finance leases of various types of equipment. At December 31, 1998, as it completed its second full year of operation, earning assets were $140,829,000, up 82% over the prior year. Net income for MBC Leasing Corp. was up 126% in 1998 to $1,550,000.
   Credit quality at Mercantile Bankshares, as measured by commonly used statistics, remains high. At year end 1998, total non-performing loans were $21,303,000 or .41% of total loans, down from .57% at year end 1997. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $22,584,000 at year end 1998, down from $31,083,000 the prior year. Non-performing assets as a percentage of year end loans plus other real estate owned was .43% at year end 1998 compared to .62% in 1997.
   The provision for loan losses was $11,489,000 in 1998, down from $13,703,000 in 1997. In 1998, loans charged off, net of recoveries, totaled $6,597,000, down from $6,697,000 charged off in 1997. The allowance for loan losses at December 31,1998 was $112,423,000 versus $106,097,000 in the prior year. At year end 1998, the allowance for loan losses as a percentage of non-performing loans was 527.73%, compared to 372.85% at year end 1997. The allowance for loan losses as a percentage of total year end loans was 2.15%, up slightly from 2.13% the prior year.
   Average total deposits for the year ended December 31, 1998 were $5,715,000,000, a 5% increase over 1997. The mix of interest-bearing versus noninterest-bearing deposits has remained stable. In 1998, the ratio of average demand deposits, which do

2           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
not bear interest, to average total deposits increased slightly from 20% to 21%. The combination of savings, checking plus interest and money market accounts remained steady at 40% of total average deposits. Certificates of deposit were 39% of average total deposits in 1998 compared to 40% the previous year.
      Net interest income for 1998 increased 5% over 1997 to $353,365,000. While average earning assets increased 6% in 1998, to $6,896,200,000, the net interest margin on earning assets fell slightly to 5.20% compared to 5.24% in 1997. Net interest rate spread, the difference between the yield realized on average earning assets and interest rate paid for average interest-bearing funds, was 4.08% compared to 4.15% in 1997.
      Total noninterest income increased 10% in 1998 to $108,693,000. The largest component of noninterest income is trust revenues. Trust and Investment Management Services benefited in 1998 from a strong stock market, a vigorous trust marketing program and more efficient management of resources. Trust revenues increased 12.6% in 1998 to $58,018,000. We will continue to work to strengthen what is historically an important part of our business.
      Total noninterest expense, excluding the provision for loan losses, increased 2.6% in 1998 to $219,005,000. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $131,618,000, up 6% over 1997. Partially offsetting these increases, were significant reductions in 1998 of the costs associated with the conversion to Year 2000 compliant computer systems, a task which is substantially completed.

      Because we stress cost control, we monitor closely the relationship of operating costs to income, or our efficiency ratio. For the year ended December 31, 1998, Mercantile Bankshares achieved an efficiency ratio of 46.85%. This placed us near the top in a ranking of efficiency ratios of the nation's 100 largest banking organizations conducted by a nationally recognized bank data base analyst.

With surprising speed for an industry that was thought to be bound by conservative traditions, the old banking models are disappearing. New bank signs go up and come down; employees attempt to fit into the latest corporate aggregation; management hires consultants to reinvent their organization and agencies to advertise the newly manufactured corporate identity. Institutional continuity is rare.
   We at Mercantile Bankshares Corporation will not be reinventing ourselves. Indeed, we place great value on continuity. As fashions sweep through the financial services industry, we are asked to consider "opportunities" to expand our services into volume-driven, commodity products or alter the structure of our organization. Our response is, "Why should we change our focus when what we do works?"
   Thirty years ago, we organized as a multi-bank holding company. The original commitment was to the concept of an affiliation of community banks, able to respond directly to the needs of their communities, but with the ability to combine resources when necessary to meet more specialized customer requirements and take advantage of the efficiencies of back-office consolidation. The structure and operating philosophy have never changed--and the strategy has served us well.
   Continuity adds value for our customers. It is challenging enough to run a business or manage your personal financial affairs without having to react to surprising new combinations of banks and bankers. Economic cycles are a fact of life; the test of a relationship is whether your bank will respond to you in all kinds of times and over the long haul. That is where a real banking relationship is forged and that is what we are about.
   Employees throughout the affiliate system appreciate the advantages of institutional continuity. The environment fostered by their locally managed bank, with its proud traditions, is important to them as they pursue their careers and relate to their customers.
   The communities in which our affiliates operate benefit from a dependable local bank. Whatever advantages attend big bank mergers, too often they do not extend to the local civic and charitable organizations that lose the ongoing support of the merged bank.
   We believe that you, our shareholders, have also been served by our continuity. We cite our financial results to argue that maintaining our identity our franchise--is an old-fashioned idea with a future.


/s/ H. Furlong Baldwin
H. Furlong Baldwin, Chairman
February 26, 1999



BOARD OF DIRECTORS

In 1998,William C. Richardson resigned from the Board. Dr. Richardson has served with distinction since joining the Board in 1991. His counsel will be missed.

Calman J. Zamoiski, Jr. reached the Board's mandatory retirement age in 1998. Mr. Zamoiski joined the Board of Directors in 1978 and has contributed immeasurably to the progress of the organization in the years since. Because of his deep understanding of our market and our role in that market, we are delighted that he has agreed to serve Mercantile Bankshares Corporation as a Director Emeritus.


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            3

REVIEW OF SERVICES

The services described here are offered by many other financial institutions. The difference at Mercantile Bankshares Corporation is a distinctive corporate structure that permits each affiliate bank to focus on the individuals and businesses in its own community. Affiliates nurture ongoing customer relationships enhanced, where appropriate, by the specialized services and lending capacity provided by the largest affiliate, Mercantile-Safe Deposit & Trust Company.

SERVICES TO INDIVIDUALS

Personal Banking
Twenty-one locally managed and directed banks, working through 179 banking offices, deliver deposit, savings and credit services to individuals in their communities.
   In 1998, a centralized Customer Service Center was opened to expedite response to telephone inquiries. By year end 1999, it will be available to all affiliates. Callers have a choice: they may take information from the automated Voice Response Unit, seek specific help from trained personnel who personally address their questions and concerns, or they may contact directly the customer service people at their bank.

Home Mortgages
Residential mortgages are made to individuals by our affiliate banks and by our mortgage banking affiliate, Mercantile Mortgage Corporation. A one-settlement construction/permanent loan is available to individual home buyers.

Personal Investment Management and Trust Services
Investment management and trust services are provided to individuals and families by the largest affiliate, Mercantile-Safe Deposit & Trust Company.
   When managing a client's assets, either as trustee or agent, our economists and investment managers focus on value for the long run, based on the client's risk/return parameters and the mix of assets that will meet each individual investor's objectives. Where appropriate, there are a variety of mutual funds from which to choose. In 1998, we completed conversion of our collective, commingled and mutual funds into one family of 13 mutual funds. M.S.D.&T. Funds bring with them the advantages of asset diversity as well as enhanced liquidity.
   Mercantile acts also in a custodial capacity, providing safe-keeping of assets and investment analysis. There are, in addition, estate planning services, tax services and a family office collection of services for families with varied and multi-generation account relationships.

Private Banking
The Private Banking Group, with its principal office in Baltimore at Mercantile-Safe Deposit & Trust Company, has several satellite offices in Maryland and Virginia; its services are marketed throughout the affiliate network of banks.
   Private Banking offers a single point of contact for individuals with substantial assets who want a tailor-made and integrated approach to meeting their deposit, credit, investment management and trust needs. Among those high net worth people who find Private Banking services beneficial are business owners, professional people and senior corporate executives.
   Private Bankers can coordinate cash flows, arrange investments for short and long-term funds, or structure credit arrangements, such as Jumbo Mortgages, to satisfy long-term needs or offset temporary shortfall. All these services are performed within the context of an overall asset management plan. In the same office, the Private Banker can provide guidance on estate planning, identify appropriate investment services and recommend personal and charitable trusts to suit the individual's long-term goals.

4            (LOGO)MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

SERVICES TO BUSINESSES

Lending

General Commercial Lending
With their local knowledge and focus, community banks are well suited to meeting the traditional credit needs of businesses in their market areas. Banks work closely with customers to extend credit for general business purposes, such as working capital, plant expansion or equipment purchases, and for financing industrial and commercial real estate. Affiliate banks are adept at employing government guarantee programs, such as those available from the Small Business Administration, where appropriate.
   In addition to supplying credit to the businesses in its own market area, Mercantile-Safe Deposit & Trust Company works in collaboration with other affiliates when their customers' credit needs exceed the affiliate bank's lending limit or when there is a more specialized commercial banking need.

Specialized Lending
When local commercial customers do not qualify for traditional financing, the Asset-Based Lending Group at Mercantile-Safe Deposit & Trust Company can help them convert the value of their accounts receivable, inventory and equipment into cash for operations. Mercantile also works with local banks to arrange more sophisticated financing in the areas of acquisitions and management buyouts.
   Mercantile's Real Estate Industries Group provides land acquisition and development, construction, and interim lending to investors and developers of commercial real estate. Mercantile Mortgage Corporation focuses on making loans for land acquisition, development and construction of single and multi-family housing.

Mercantile Mortgage is a Fannie Mae Delegated Underwriting and Servicing approved permanent lender on multi-family projects, one of the few in the nation.

Cash Management
Cash management, to help businesses collect, transfer and invest their cash, is centered at Mercantile-Safe Deposit & Trust Company and is available to business customers at all affiliate banks. These services are useful also to not-for-profit institutions such as unions, charities and philanthropic organizations.
   In 1998, we augmented existing programs that link businesses to Mercantile's Cash Management with a service for small business owners. MoneyWorksWin(TM) is an affordable program that allows a company to access cash management account information and services through its personal computer.

Leasing
Some commercial customers prefer to lease rather than buy major equipment. Leasing arrangements, which can be varied and complex, are provided by MBC Leasing Corp. Leasing is often integrated into a larger banking relationship and its availability enables us to assist customers who, previously, had to go elsewhere for that service.

Employee Benefit Services
Mercantile-Safe Deposit & Trust Company's Institutional Services group works with affiliates in all our market areas to help their business customers establish or enhance their employee retirement and profit sharing plans. Not-for-profit institutions, such as government entities, charitable organizations and unions, also use employee benefit services. For example, Mercantile is trustee for a group trust that focuses on commercial real estate investments for Taft-Hartley pension plans.
   Mercantile provides a range of qualified and non-qualified pension plans, including daily-valued 401 (k) plans. Plan participants may select investments from M.S.D.&T. Funds, as well as some of the nation's highest rated mutual fund families.
   Other retirement plan services include plan design and documentation, plan administration and tax reporting, and employee education.

Investment Management
and Administration of Assets for
Not-for-Profit Institutions
Not-for-profit organizations are of many types; they have in common the need for an understanding of their special requirements and dependence upon effective investment management and administration of their funds. Institutional Services at Mercantile-Safe Deposit & Trust Company provides investment management and administration to charitable and philanthropic organizations, unions, state and local governments, and military associations.


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            5

MANAGEMENT'S DISCUSSION

TOTAL ASSETS
(DOLLARS IN MILLIONS) DECEMBER 31

(A graph appears here. See the table below for plot points.)

        '94         '95          '96           '97          '98
      $5,938       $6,349       $6,643       $7,171       $7,610


EARNINGS GROWTH

NET INCOME
(DOLLARS IN MILLIONS)
5 YEAR COMPOUND GROWTH RATE: 12.0%

(A graph appears here. See the table below for plot points.)

        '94         '95          '96           '97          '98
       $90.4       $104.4       $117.4       $132.0       $147.1


BASIC EARNINGS PER SHARE
(IN DOLLARS)
5 YEAR COMPOUND GROWTH RATE: 11.3%

(A graph appears here. See the table below for plot points.)

        '94          '95          '96          '97          '98
       $1.25        $1.46        $1.64        $1.85        $2.05


Management's Discussion and
Analysis of Financial Condition and Results of Operations

I. Performance Summary

Mercantile Bankshares Corporation ("Mercshares") recorded an 11.4% increase in net income for 1998, representing the 23rd consecutive year of increased net income. Net income for Mercshares was $147,128,000 for the year ended December 31, 1998, compared to $132,043,000 and $117,400,000 for the years ended December 31, 1997 and 1996, respectively. Net income per common share for 1998 was $2.05, compared to $1.85 reported for 1997, an increase of 10.8%. Net income per share reported for 1996 was $1.64.
   The continuing strong earnings growth for 1998 provided for another year of strong performance as indicated by the industry standards of return on average assets (ROA) and return on average stockholders' equity (ROE). The 1998 ROA was 2.03% compared to 1.93% and 1.82% for the years ended December 31, 1997 and 1996, respectively. Mercshares' 1998 ROE increased to 15.21% compared to the 14.90% reported for 1997 and 14.48% reported for 1996. The improvement in ROE was attained without increased leverage of the balance sheet. Average stockholders' equity to average assets remained a very strong 13.32%, up from 12.98% reported for 1997 and 12.59% for 1996.
   Average assets increased by 6.3% to $7,260,800,000, average deposits increased by 4.9% to $5,715,000,000 and average loans increased by 3.8% to $5,004,800,000 for the year ended December 31, 1998, compared to the prior year. During 1998, two banks were added to the Mercshares family of banks. The affiliation with Marshall National Bank and Trust Company of Marshall, Virginia was completed in March 1998. Marine Bank of Chincoteague, Virginia was acquired by Mercshares and merged into an existing affiliate in December 1998. Both affiliations were accounted for using the purchase method of accounting. The impact of these acquisitions was not material to the financial totals reported by Mercshares.
   The remaining sections of Management's Discussion and Analysis of Financial Condition and Results of Operations will provide a more detailed explanation of the important trends and material changes in components of our financial statements. The discussion suggests that sustained future earnings growth, comparable to our experience in recent years, will require, among other things, efficient generation of loan growth in a competitive market, while maintaining an adequate spread between yields on earning assets and cost of funds. Our degree of success in meeting these goals depends on unpredictable factors such as possible changes in prevailing interest rates, the mix of deposits and general economic conditions. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

II. Analysis of Operating Results

Net Interest Income
Net interest income represents the largest source of Mercshares' revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The Analysis of Interest Rates and Interest Differentials on pages 8 and 9 and the Rate/Volume Analysis on page 10 provide further details supporting this discussion. Net interest income on a fully taxable equivalent basis was $358,735,000 for 1998, an increase of $18,188,000 or 5.3% over the prior year's $340,547,000. Fully taxable equivalent net interest income increased by $25,729,000 or 8.2% in 1997 over 1996. As reflected in the volume variance column of the Rate/Volume Analysis, the 6.2% growth in average earning assets accounted for the improvement in net interest income for 1998. The increase in 1997 was attributed to a 6.5% increase in

6           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
average earning assets and to an improvement in the net interest margin, which increased by 7 basis points from the reported 5.17% in 1996.

Interest Income
Fully taxable equivalent interest income amounted to $560,762,000 in 1998 representing an increase of $22,294,000 or 4.1% over $538,468,000 in 1997. The increase in 1997 over 1996 was $36,092,000 or 7.2%. The yield on average earning assets in 1998 was 8.13% compared to a yield of 8.29% in 1997 and 8.24% in 1996. The change in the yield on average earning assets is impacted by the change in the average prime rate. The prime rate declined from 8 1/2% to 7 3/4% during 1998 and averaged 8 3/8% for 1998 and 1997 and 8 1/4% for 1996. The yield on average total loans was 8.97% in 1998 compared to 9.08% in 1997 and 9.17% in 1996. The growth in average total loans was 3.8% in 1998 compared to 9.3% in 1997 and 8.1% in 1996. The decline of 11 basis points in the yield on average total loans is reflective of the decline in the prime rate and the increasingly competitive markets in which Mercshares' affiliates are competing. Although there was an 8 basis point decline in the yield on investment securities from 6.05% in 1997 to 5.97% in 1998, the yield on securities still compares favorably to the average yield on the portfolio of 5.84% in 1996.

Interest Expense

Total interest expense in 1998 was $202,027,000, an increase of $4,106,000 from $197,921,000 in 1997. The increase in interest expense for 1998 was primarily attributable to the increase in average interest-bearing deposits, which grew by 2.7%. The average rate paid on interest-bearing deposits decreased 9 basis points to 3.96% during 1998 from 4.05% in 1997. Overall, the rate paid on total interest-bearing funds decreased to 4.05% in 1998 from 4.14% in 1997. Total interest expense in 1997 was $10,363,000 higher than in 1996 due primarily to a 3.4% increase in average interest-bearing deposits.
   The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group as reported in data furnished by our regulators. During each of the past three years, the benefit derived from lowering the overall cost of funding earning assets through these sources has steadily increased from 1.04% in 1996 to 1.09% in 1997 and 1.12% in 1998 as shown in the Analysis of Interest Rates and Interest Differentials on pages 8 and 9. Such benefit is influenced by the relative levels of interest rates as well as the volume of such funds.

Noninterest Income
Total noninterest income, including investment securities gains or losses, was $108,693,000 in 1998. This represents an increase of $10,040,000 or 10.2% above 1997. Noninterest income for 1997 was $9,225,000 or 10.3% above 1996. The increase in 1998 noninterest income was due primarily to the increase in Trust Division earnings and an increase in fee and service charges from the sale of bank services and products. These increases were partially offset by a decrease in other income which included a gain of $1,175,000 on the sale of a bank owned building during 1997.
   Revenues from services provided by the Trust Division, which represents the largest source of noninterest income, amounted to $58,018,000 for 1998, an increase of 12.6% or $6,471,000 over 1997. Revenues of $51,547,000 for 1997 represented an increase of $5,303,000 or 11.5% over 1996. At December 31, 1998, assets under administration by the Trust Division were $39 billion, of which Mercshares had investment management responsibility for $14 billion. This compares to 1997 assets under administration of $35 billion and investment management responsibility of $12 billion. See the discussion under Segment Reporting for additional information relating to the Trust Division.


INTEREST YIELDS AND RATES
(TAX EQUIVALENT BASIS)

(A graph appears here. See the table below for plot points.)

                                              '94         '95          '96           '97          '98
Average yield earned on earning assets       7.43%       8.30%        8.24%         8.29%        8.13%
Average rate paid on interest-bearing funds  3.39%       4.21%        4.11%         4.14%        4.05%

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            7

ANALYSYS OF INTEREST RATES AND INTEREST DIFFERENTIALS


The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                                                  1998
                                                           ---------------------------------------------------
                                                              Average            Income*/          Yield*/
(Dollars in thousands)                                        Balance**          Expense            Rate
---------------------------------------------------------------------------------------------------------------
Earning assets
   Loans:
     Commercial..........................................  $1,787,100           $161,016               9.01%
     Mortgage and construction...........................   2,570,400            230,089               8.95
     Consumer............................................     647,300             57,939               8.95
                                                            ---------            -------
          Total loans....................................   5,004,800            449,044               8.97
                                                            ---------            -------
   Federal funds sold....................................     177,100              9,387               5.30
   Securities purchased under resale agreements..........       8,100                464               5.69
   Securities:
     Taxable securities
        U.S. Treasury securities.........................   1,650,700             97,642               5.92
        U.S. Agency securities...........................      17,900              1,027               5.73
        Other stocks and bonds...........................      23,200              2,052               8.86
     Tax-exempt securities
        States and political subdivisions................      14,300              1,141               7.96
                                                            ---------            -------
          Total securities...............................   1,706,100            101,862               5.97
                                                            ---------            -------
   Interest-bearing deposits in other banks..............         100                  5               5.10
                                                            ---------            -------
          Total earning assets...........................   6,896,200            560,762               8.13

Cash and due from banks..................................     214,500
Bank premises and equipment, net.........................      86,200
Other assets.............................................     174,700
Less: allowance for loan losses..........................    (110,800)
                                                            ---------
          Total assets...................................  $7,260,800
                                                           ==========

Interest-bearing liabilities
   Deposits:
     Savings deposits....................................  $2,264,300             56,720               2.50
     Certificates of deposit and other time deposits--
        less than $100,000...............................   1,522,700             81,519               5.35
     Certificates of deposit--$100,000 and over...........    711,300             39,905               5.61
                                                            ---------            -------
          Total interest-bearing deposits................   4,498,300            178,144               3.96
   Short-term borrowings.................................     439,900             20,800               4.73
   Long-term debt........................................      45,800              3,083               6.73
                                                            ---------            -------
          Total interest-bearing funds...................   4,984,000            202,027               4.05
Noninterest-bearing deposits.............................   1,216,700
Other liabilities and accrued expenses...................      92,800
                                                            ---------
          Total liabilities..............................   6,293,500
Stockholders' equity.....................................     967,300
                                                            ---------
          Total liabilities and stockholders' equity.....  $7,260,800
                                                           ==========

Net interest income......................................                       $358,735
                                                                                ========

Net interest rate spread.................................                                              4.08%
Effect of noninterest-bearing funds......................                                              1.12
                                                                                                       ----

Net interest margin on earning assets....................                                              5.20%
                                                                                                       ====

Taxable-equivalent adjustment included in:
   Loan income...........................................                        $ 4,525
   Investment securities income..........................                            845
                                                                                 -------
          Total..........................................                        $ 5,370
                                                                                 =======


  * Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.
 ** Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.


8            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                        1997                                                         1996
-----------------------------------------------------       ------------------------------------------------------
    Average            Income*/            Yield*/            Average            Income*/               Yield
    Balance**          Expense              Rate              Balance**          Expense                 Rate*
------------------------------------------------------------------------------------------------------------------
 $1,659,900           $150,866               9.09%           $1,438,900           $134,041                9.32%
  2,523,900            229,196               9.08             2,348,200            212,636                9.06
    637,700             57,767               9.06               624,400             57,853                9.27
  ---------            -------                                ---------            -------
  4,821,500            437,829               9.08             4,411,500            404,530                9.17
  ---------            -------                                ---------            -------
     78,700              4,389               5.57                80,300              4,195                5.22
      5,400                301               5.63                 5,300                325                6.13

  1,535,100             92,154               6.00             1,546,900             89,977                5.82
     16,100                899               5.59                17,700                957                5.40
     22,800              1,879               8.25                17,600              1,270                7.21

     13,100              1,012               7.74                14,700              1,115                7.59
  ---------            -------                                ---------            -------
  1,587,100             95,944               6.05             1,596,900             93,319                5.84
  ---------            -------                                ---------            -------
        100                  5               5.50                   100                  7                4.64
  ---------            -------                                ---------            -------
  6,492,800            538,468               8.29             6,094,100            502,376                8.24
                       -------                                                     -------

    194,400                                                     206,900
     79,900                                                      79,800
    164,500                                                     151,900
   (102,800)                                                    (96,400)
  ---------                                                   ---------
 $6,828,800                                                  $6,436,300
 ==========                                                  ==========


 $2,198,800             57,702               2.62            $2,214,700             58,187                2.63

  1,467,800             80,289               5.47             1,403,200             79,202                5.64
    713,400             39,378               5.52               618,200             33,374                5.40
  ---------            -------                                ---------            -------
  4,380,000            177,369               4.05             4,236,100            170,763                4.03
    353,600             17,220               4.87               292,900             14,199                4.85
     49,900              3,332               6.67                39,600              2,596                6.55
  ---------            -------                                ---------            -------
  4,783,500            197,921               4.14             4,568,600            187,558                4.11
                       -------                                                     -------
  1,069,000                                                     982,200
     89,900                                                      75,000
  ---------                                                   ---------
  5,942,400                                                   5,625,800
    886,400                                                     810,500
  ---------                                                   ---------
 $6,828,800                                                  $6,436,300
 ==========                                                  ==========

                      $340,547                                                    $314,818
                      ========                                                    ========
                                             4.15%                                                        4.13%
                                             1.09                                                         1.04
                                             ----                                                         ----
                                             5.24%                                                        5.17%
                                             ====                                                         ====

                       $ 3,796                                                     $ 3,730
                           702                                                         507
                       -------                                                     -------
                       $ 4,498                                                     $ 4,237
                       =======                                                     =======

             (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           9

Noninterest Income

A schedule of noninterest income over the past three years is presented below:

                                                   Year Ended December 31,                  % Change
                                         ---------------------------------------    ----------------------------
(Dollars in thousands)                       1998           1997           1996         1998/1997      1997/1996
----------------------------------------------------------------------------------------------------------------
Trust division services...................$  58,018       $51,547        $46,244           12.6%          11.5%
Service charges on deposit accounts.......   17,889        16,890         16,234            5.9            4.0
Other fees ...............................   28,884        26,399         24,178            9.4            9.2
Investment securities gains and (losses)..        8        (1,491)            74
Other income..............................    3,894         5,308          2,698           (26.6)         96.7
                                           --------       -------        -------            ----          ----
          Total........................... $108,693       $98,653        $89,428            10.2%         10.3%
                                           ========       =======        =======            ====          ====

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

                                                          Year Ended December 31,
                                                              1998 vs. 1997                                1997 vs. 1996
                                                           Due to variances in                          Due to variances in
                                                 ---------------------------------------      --------------------------------------
                                                                       Rate/      Rate/                                       Rate/
(Dollars in thousands)                             Total    Rates     Volumes     Volume      Total     Rates      Volumes    Volume
------------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
     Commercial (1)...........................   $10,150  $ (1,311)   $ 11,561   $ (100)   $ 16,825    $(3,261)   $ 20,587    $(501)
     Mortgage & construction (2) .............       893    (3,269)      4,223      (61)     16,560        605      15,910       45
     Consumer ................................       172      (687)        870      (11)        (86)    (1,291)      1,232      (27)
   Taxable securities (3) ....................     5,789    (1,224)      7,105      (92)      2,728      3,223        (478)     (17)
   Tax-exempt securities (3) .................       129        33          93        3        (103)        21        (121)      (3)
   Federal funds sold/repos ..................     5,161      (217)      5,638     (260)        170        254         (79)      (5)
   Interest-bearing deposits in other banks ..                                                   (2)        (2)
                                                --------  --------    --------   ------    --------    -------    --------    -----
          Total interest income ..............    22,294   (10,508)     33,455     (653)     36,092      3,027      32,867      198
                                                --------  --------    --------   ------    --------    -------    --------    -----
Interest paid on:
   Savings deposits ..........................      (982)   (2,623)      1,719      (78)       (485)       (68)       (418)       1
   Certificates of deposit and other time
     deposits less than $100,000 .............     1,230    (1,709)      3,003      (64)      1,087     (2,447)      3,646     (112)
   Certificates of deposit--$100,000 and over        527       645        (116)      (2)      6,004        749       5,139      116
   Short-term borrowings .....................     3,580      (501)      4,203     (122)      3,021         65       2,943       13
   Long-term debt ............................      (249)       27        (274)      (2)        736         48         675       13
                                                --------  --------    --------   ------    --------    -------    --------    -----
          Total interest expense .............     4,106    (4,021)      8,296     (169)     10,363      1,471       8,822       70
                                                --------  --------    --------   ------    --------    -------    --------    -----
Net interest earned ..........................  $ 18,188  $ (6,487)   $ 25,159   $ (484)   $ 25,729    $ 1,556    $ 24,045    $ 128
                                                ========  ========    ========   ======    ========    =======    ========    =====

(1) Tax equivalent adjustments of $3,818,000 for 1998, $3,557,000 for 1997 and $3,442,000 for 1996 are included in the calculation of commercial loan rate variances.
(2) Tax equivalent adjustments of $707,000 for 1998, $239,000 for 1997 and $288,000 for 1996 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax equivalent adjustments of $845,000 for 1998, $702,000 for 1997 and $507,000 for 1996 are included in the calculation of investment securities rate variances.

10           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Noninterest Expenses

A schedule of noninterest expenses over the past three years is presented below:


                                                           Year Ended December 31,           % Change
                                                       -------------------------------  ---------------------
(Dollars in thousands)                                     1998      1997       1996    1998/1997  1997/1996
-------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ......................   $131,618   $124,563   $120,783      5.7%     3.1%
Net occupancy expense of bank premises ..............     11,570     12,246     11,846     (5.5)     3.4
Furniture and equipment expenses ....................     18,916     20,417     17,645     (7.4)    15.7
Communications and supplies .........................     12,163     11,804     10,809      3.0      9.2
Amortization of excess cost over equity in affiliates      3,444      2,347      1,975     46.7     18.8
Other expenses ......................................     41,294     42,027     35,357     (1.7)    18.9
                                                        --------   --------   --------
          Total .....................................   $219,005   $213,404   $198,415      2.6%     7.6%
                                                        ========   ========   ========      ====    ====

   Other fees increased by $2,485,000 or 9.4% to $28,884,000 for 1998. During 1997, other fees increased by $2,221,000 or 9.2% to $26,399,000 from $24,178,000 in 1996. The most significant factors relative to the change in the level of other fees income have been ATM, debit card and credit card processing fees. These fees accounted for approximately 80% of the total increase in other fees between 1998 and 1997.
   Investment securities gains and losses was the only other category of noninterest income to reflect a significant change in 1998, as compared to the prior year. Net investment securities gains of $8,000 for 1998 were more typical of recent years prior to 1997, which experienced a loss of $1,491,000 for the year, whereas 1996 recorded a gain of $74,000 for the year.

Noninterest Expenses
Total noninterest expenses were $219,005,000, representing an increase of $5,601,000 or 2.6% over the prior year level of $213,404,000. In comparison, 1996 total noninterest expenses were $198,415,000. Management continues to focus on expense control and the efficiency of operations. During 1997, it was necessary to incur onetime expenses related to the conversion to Year 2000 compliant banking systems. Total noninterest expenses for 1998, excluding Year 2000 related expenses in 1997, increased 4.8% over 1997 expenses. During 1998, increases in salaries and benefits were partially offset by reductions in occupancy expense of bank premises and furniture and equipment expenses. Noninterest expenses for 1997 were 7.6% or $14,989,000 greater than those recorded in 1996.
   A key measure that management monitors is the overall efficiency ratio of Mercshares, computed by dividing noninterest expenses by the sum of net interest income on a taxable equivalent basis and noninterest income. Mercshares' efficiency ratio was 46.9%, 48.5% and 49.0% for the years ended December 31, 1998, 1997, and 1996, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry. For this calculation the provision for loan losses and significant non-recurring income and expenses, such as securities gains and losses, are excluded.

   Salaries and employee benefits totaled $131,618,000 in 1998, $7,055,000 or 5.7% over the $124,563,000 expense level for 1997. The combined salaries and employee benefits expenses for 1997 were up $3,780,000 or 3.1% over the $120,783,000 reported for 1996. Mercshares' staffing level on a full time equivalent basis was 2,804 at December 31, 1998, a decrease from 2,889 at December 31, 1997 and 2,813 reported at December 31,1996. Included in the 1998 total are 62 employees added as a result of the two 1998 affiliations. Employee benefits expense increased by $2,574,000 or 11.5% during 1998. This increase over the prior year is primarily attributable to the increase in retirement benefits due to enhancements made to the employee cash balance retirement plan. Also included in salaries and employee benefits are Mercshares' Omnibus Stock Plan expenses, which

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           11

SOURCES OF INCOME
(DOLLARS IN MILLIONS)

(A bar graph appears here. See the table below for plot points.)

                                       '94     '95     '96     '97     '98
                                      ---------------------------------------
Interest and fees on loans              65%     69%     68%     69%     67%
Other interest and dividend income      18%     16%     17%     16%     17%
Trust division                           9%      8%      8%      8%      9%
Other income                             8%      7%      7%      7%      7%
Total                                  100%    100%    100%    100%    100%
Total of all sources of income      $488.2  $548.2  $587.6  $632.6  $664.1

USES OF INCOME
(DOLLARS IN MILLIONS)

(A bar graph appears here. See the table below for plot points.)

                                         '94     '95     '96     '97     '98
                                      ----------------------------------------
Interest expense                          29%     33%     32%     31%     30%
Provision for loan losses                  1%      1%      2%      2%      2%
Salaries and employee benefits            23%     22%     21%     20%     20%
Other expenses                            17%     14%     13%     14%     13%
Applicable income taxes                   12%     11%     12%     12%     13%
Net income                                18%     19%     20%     21%     22%
Total                                    100%    100%    100%    100%    100%
Total of all uses of income           $488.2  $548.2  $587.6  $632.6  $664.1

amounted to $1,048,000 in 1998 compared to $1,027,000 in 1997 and $1,114,000 for
1996. See Footnote No. 13 to the financial statements for a description of this plan.
   Net occupancy expense decreased $676,000 or 5.5% during 1998 to $11,570,000. Net occupancy expense was $12,246,000 in 1997 compared to $11,846,000 in 1996. Total furniture and equipment expenses were $18,916,000, a decrease of $1,501,000 or 7.4% compared to 1997 expenses of $20,417,000. A significant amount of the decrease is related to the reduction in conversion to Year 2000 compliant systems expenses compared to similar expenses incurred in 1997. In comparison, 1996 expenses were $17,645,000.
   Other expenses for 1998 totaled $41,294,000, representing a decrease of $733,000 or 1.7% from the $42,027,000 recorded in 1997. The primary reason for the favorable variance in 1998 is the decline of $1,950,000 in expenses related to the Mercshares' Deferred Directors' Fees Program. This expense is directly related to the change in the market value of Mercshares (MRBK) stock. Other items contributing to the decrease were non-recurring expenses of $1,000,000 in 1997, primarily associated with the expense of systems conversions and other Year 2000 related costs. Other expenses totaled $35,357,000 for 1996.

Segment Reporting
Mercshares implemented Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, as of December 31, 1998 as required by the Statement. SFAS No. 131 defines operating segments as "components of an enterprise for which separate financial information is available and evaluated regularly by the company's chief operating decision-maker in allocating resources and assessing performance." Mercshares has identified two operating components that appear to meet the disclosure requirements of the Statement- the group of twenty Community Banks and the lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Trust Division. A schedule disclosing the details of these operating segments can be found in Footnote No. 15 to the financial statements.
   Net income for the Community Banks for 1998 was $80,229,000 compared to $74,459,000 and $68,522,000 for 1997 and 1996, respectively. Return on assets
(ROA) has increased over the past three years from 1.65% in 1996 to 1.72% in 1998. The Community Banks have experienced a similar increase in return on equity (ROE) from 13.82% in 1996 to 14.27% in 1998. MSD&T recorded net income of $68,845,000 in 1998 compared to $60,560,000 in 1997 and $52,964,000 in 1996. ROA for MSD&T was 2.50% in 1998 compared to 2.35% in 1997 and 2.23% in 1996. During the same periods MSD&T recorded ROE of 21.93%, 20.33%, and 18.82%. MSD&T's performance is enhanced by its Trust Division, which experienced a net income compound growth rate of 20.2% over the three year period. Net income for the Trust Division was $13,664,000 in 1998 compared to $10,728,000 and $9,460,000 in
1997 and 1996, respectively. Certain expense amounts have been reclassified from internal financial reporting in order to provide for full cost absorption in the data reported herein.
   Average assets for the Community Banks increased 7.2% to $4,671,400,000 in 1998 compared to the increase of 4.9% in 1997. Average assets for MSD&T increased 6.6% to $2,752,200,000 in 1998 compared to an 8.6% increase in 1997.

III. Analysis of Financial Condition

Investment Securities
Mercshares' investment securities portfolio is structured to serve as a source of liquidity and a key component in overall management of interest rate risk. At December 31, 1998, the total investment securities portfolio was $1,907,541,000, reflecting an increase of $275,918,000 or 16.9% above the prior year's $1,631,623,000. As in the past, the portfolio is almost exclusively comprised of short and intermediate-term U.S. Treasury securities; accordingly, 99% of

12          (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Bond Investment Portfolio

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1998, 1997 and 1996.


                                        December 31, 1998                December 31, 1997                December 31, 1996
                              ---------------------------------  ---------------------------------  --------------------------------
                                                        Tax                               Tax                                Tax
                                                     Equivalent                        Equivalent                         Equivalent
                               Amortized      Market  Yield To    Amortized    Market   Yield To    Amortized     Market   Yield To
(Dollars in thousands)              Cost       Value  Maturity      Cost       Value     Maturity     Cost        Value    Maturity
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
 States and political
   subdivisions:
   Within 1 year...........     $  5,086    $  5,107     6.93%    $  3,585     $  3,584     7.23%     $ 2,904     $ 2,915     7.63%
   1-5 years...............        4,010       4,103     7.38        7,246        7,282     7.35       10,240      10,306     7.40
   5-10 years..............        2,789       2,886     7.21          250          264     9.49          407         421     8.73
   After 10 years..........          551         577     7.67
                              ----------  ----------             ---------    ---------            ----------  ----------
    Total..................     $ 12,436   $  12,673     7.17%   $  11,081    $  11,130     7.36%    $ 13,551    $ 13,642     7.49%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         3.2                               1.6                                2.2
                              ==========                         =========                         ==========
  Other bonds, notes and
   debentures:
   After 10 years..........       $    8      $    8     7.65%      $    8       $    8     9.06%         $ 7         $ 7     9.05%
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total..................       $    8      $    8     7.65%      $    8       $    8     9.06%         $ 7         $ 7     9.05%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)        18.8                           19.8                               20.8
                              ==========                         =========                         ==========
  Totals:
   Within 1 year...........     $  5,086    $  5,107     6.93%    $  3,585     $  3,584     7.23%     $ 2,904     $ 2,915     7.63%
   1-5 years...............        4,010       4,103     7.38        7,246        7,282     7.35       10,240      10,306     7.40
   5-10 years..............        2,789       2,886     7.21          250          264     9.49          407         421     8.73
   After 10 years..........          559         585     7.67            8            8     9.06            7           7     9.05
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total .................     $ 12,444   $  12,681     7.17%   $  11,089    $  11,138     7.36%    $ 13,558    $ 13,649     7.49%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         3.2                               1.7                                2.3
                              ==========                         =========                         ==========

Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year...........   $  526,261  $  529,883    5.96%    $ 483,667   $  484,092     5.81%   $ 516,940   $ 517,209     5.82%
   1-5 years...............    1,308,674   1,332,099     5.62    1,096,758    1,105,750     6.08    1,066,351   1,064,308     5.95
   5-10 years..............        1,200       1,213     6.84          450          450     6.77
   After 10 years..........
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total..................   $1,836,135  $1,863,195    5.72%    $1,580,875  $1,590,292     6.00%  $1,583,291  $1,581,517     5.91%
                              ==========  ==========    ====     =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         1.8                               1.8                                1.8
                              ==========                         =========                         ==========
  States and political
   subdivisions:
   1-5 years...............      $   802  $      832     7.85%     $   702        $ 726     8.35%
   5-10 years..............          350         371     9.50
   After 10 years..........          199         202     6.88           30           31    11.92         $ 35        $ 36    11.92%
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total..................      $ 1,351  $    1,405     8.14%       $ 732        $ 757     8.49%        $ 35        $ 36    11.92%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         5.9                               4.4                               19.5
                              ==========                         =========                         ==========
  Other bonds, notes and
   debentures:
   Within 1 year...........        $ 354  $      356     6.04%        $ 33         $ 33     4.76%       $ 573       $ 574     6.35%
   1-5 years...............          987         988     5.70        1,546        1,527     5.80        1,998       1,953     6.04
   5-10 years..............        2,134       2,153     5.85        3,113        3,088     5.77        3,156       3,119     5.85
   After 10 years..........          477         488     7.38        1,170        1,170     7.11        1,989       1,980     6.63
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total..................     $  3,952    $  3,985     6.02%    $  5,862     $  5,818     6.04%     $ 7,716     $ 7,626     6.14%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         7.1                               8.0                                6.8
                              ==========                         =========                         ==========
  Totals:
   Within 1 year...........   $  526,615  $  530,239    5.96%  $   483,700   $  484,125     5.81%   $ 517,513   $ 517,783     5.82%
   1-5 years...............    1,310,463   1,333,919     5.63    1,099,006    1,108,003     6.08    1,068,349   1,066,261     5.95
   5-10 years..............        3,684       3,737     6.52        3,563        3,538     5.90        3,156       3,119     5.85
   After 10 years..........          676         690     7.23        1,200        1,201     7.23        2,024       2,016     6.72
                              ----------  ----------             ---------   ----------            ----------  ----------
    Total..................   $1,841,438  $1,868,585    5.72%  $ 1,587,469   $1,596,867     6.00%  $1,591,042  $1,589,179     5.91%
                              ==========  ==========     ====    =========    =========     ====   ==========  ==========     ====
    Average maturity (years)         1.8                               1.8                                1.9
                              ==========                         =========                         ==========

             (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          13

ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (NET OF RECOVERIES)
AS A % OF AVERAGE LOANS

(A graph appears here with the following plot points.)

                                 '94      '95      '96      '97       '98
Loan loss allowance
     as a % of average loans    2.42%     2.24%   2.22%    2.20%    2.25%
Net charge-offs
     as a % of average loans     .22%      .26%    .19%     .14%     .13%


the total investment portfolio is classified as available-for-sale. At year end 1998, the average maturity of the bond component of the available-for-sale portfolio was 1.8 years, consistent with the prior year. The market value of the bond investment portfolio as of December 31, 1998, was 101.5% of adjusted cost compared to 100.6% at December 31, 1997. At December 31, 1998, $1,741,186,000 of
these investments had unrealized gains of $27,789,000 and the remaining $112,696,000 of these investment securities had unrealized losses of $405,000. More information on the investment portfolio is shown in the table on page 13 and in Footnote No. 2 to the financial statements.

Loans
Mercshares experienced moderate growth in loans during 1998. Continuing the trend of the prior two years, average total loans increased by $183,300,000 or 3.8% to $5,004,800,000 for the year ended December 31, 1998. During 1998, average loans increased in all three categories: commercial (including industrial, financial and agricultural); real estate loans (residential and commercial mortgages and construction loans); and consumer.

   Average commercial loans grew 7.7% in 1998 to an average balance of $1,787,100,000, compared to a growth rate of 15.4% in 1997. Real estate loans grew 1.8% to an average balance of $2,570,400,000 in 1998, which represents a decline from the 7.5% growth rate reported in 1997. Growth in both the commercial and real estate loan portfolios has resulted from, among other things, increased business opportunities due to consolidation by acquisition of banks occurring within Mercshares' market area and is not a result of relaxation of the Company's historically sound underwriting standards. Reflective of management's decision not to compete in the mass market consumer lending arena, consumer loans continued the trend of modest asset growth with an increase of 1.5% in 1998.
   While on average the real estate loan portfolio represented over 51% of the average total loan portfolio, a large portion of this portfolio consists of loans to individuals on private residences. At December 31, 1998, 37% of total real estate loans were one to four family residential mortgages. Commercial mortgages made up 44% and construction loans, at 19%, accounted for the balance of the real estate loan portfolio. These percentages remained relatively unchanged from the prior year. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1998, were for owner-occupied properties. Ever mindful of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for real estate loans, as reflected in the analysis of the allowance for loan losses on page 15, has been better than the commercial and consumer portfolio charge-off experience.
   For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 49.

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

14           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Allowance for Loan Losses

                                                                       Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                       1998       1997       1996       1995      1994
-----------------------------------------------------------------------------------------------------------------
Allowance balance--beginning........................    $  106,097 $   97,718   $ 91,398   $ 91,257    $  92,567
Allowance of acquired banks........................          1,434      1,373                 2,818
Charge-offs:
   Commercial, financial and agricultural..........        (5,710)    (2,738)     (7,282)    (7,867)      (4,262)
   Real estate--construction........................           (80)      (260)      (325)    (1,134)      (2,405)
   Real estate--mortgage............................        (1,262)    (2,306)      (494)    (1,476)      (1,901)
   Consumer........................................         (2,956)    (4,047)    (4,109)    (2,368)      (1,961)
                                                        ---------- ---------- ---------- ----------    ----------
      Totals.......................................        (10,008)    (9,351)   (12,210)   (12,845)     (10,529)
                                                        ---------- ---------- ---------- ----------    ----------
Recoveries:
   Commercial, financial and agricultural..........          1,234        617      1,666        917          729
   Real estate--construction........................           177         29          4         52          224
   Real estate--mortgage............................           634        441        944        225          177
   Consumer........................................          1,366      1,567      1,250        986        1,033
                                                        ---------- ---------- ---------- ----------    ----------
      Totals.......................................          3,411      2,654      3,864      2,180        2,163
                                                        ---------- ---------- ---------- ----------    ----------
Net charge-offs....................................        (6,597)    (6,697)    (8,346)    (10,665)      (8,366)
Provision for loan losses..........................         11,489     13,703     14,666      7,988        7,056
                                                        ---------- ---------- ---------- ----------    ----------
Allowance balance--ending...........................     $ 112,423 $  106,097   $ 97,718   $ 91,398    $  91,257
                                                        ========== ========== ========== ==========    ==========

Average loans outstanding during year..............     $5,004,800 $4,821,500 $4,411,500 $4,079,300    $3,765,200
                                                        ========== ========== ========== ==========    ==========

Percent of net charge-offs to average loans outstanding
   during year.....................................            .13%       .14%       .19%       .26%         .22%
                                                        ========== ========== ========== ==========    ==========

Percent of allowance for loan losses at year-end to
   average loans...................................           2.25%      2.20%      2.22%      2.24%        2.42%
                                                        ========== ========== ========== ==========    ==========

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


                  Allowance amount allocated as of December 31,
------------------------------------------------------------------------------------------------
(Dollars in thousands)                        1998        1997      1996       1995       1994
------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial, financial and agricultural   $ 33,100   $ 30,700   $ 27,200   $ 25,400   $ 25,600
   Real estate--construction ............     12,000     12,700     11,700     11,000     10,900
   Real estate--mortgage ................      6,100      5,300      5,100      5,200      5,100
   Consumer .............................      6,000      5,400      5,200      5,300      5,500
Allowance amount not allocated ..........     55,223     51,997     48,518     44,498     44,157
                                            --------   --------   --------   --------   --------
     Total ..............................   $112,423   $106,097   $ 97,718   $ 91,398   $ 91,257
                                            ========   ========   ========   ========   ========

Composition of Loan Portfolio


                                                             December 31,
---------------------------------------------------------------------------------------------
                                            1998     1997     1996     1995     1994
---------------------------------------------------------------------------------------------
Commercial, financial and agricultural      34.1%    32.8%    32.9%    32.4%    33.3%
Real estate--construction ............      10.4     10.2      8.3      8.5      8.1
Real estate--mortgage ................      43.3     44.0     45.4     45.0     43.1
Consumer .............................      12.2     13.0     13.4     14.1     15.5
                                           -----    -----    -----    -----    -----
     Total ...........................     100.0%   100.0%   100.0%   100.0%   100.0%
                                           =====    =====    =====    =====    =====


             (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          15

Allowance for Loan Losses
Each Mercshares affiliate is required to maintain an adequate allowance for loan losses. Mercshares' senior management and each affiliate's board of directors maintain a regular overview to assure that adequacy. Periodic review of significant credit exposures, non-accrual loans and other non-performing assets, and statistical measurements of asset quality are conducted to assure the adequacy of the allowance for loan losses.
   The allowance for loan losses, as a percentage of loans, was 2.15% at December 31, 1998, compared to 2.13% at December 31, 1997 and December 31, 1996. The allowance for loan losses as a percentage of non-performing loans was 528% at December 31, 1998, 373% at December 31, 1997 and 478% at December 31, 1996. Mercshares believes that current coverage is adequate and within industry standards when considered with our usual degree of success in collecting non-performing loans.
   During 1998, the provision for loan loss expense was $11,489,000 compared to a 1997 expense of $13,703,000. Management believes that the 1998 provision for loan losses is prudent in relation to the growth in loans and the total allowance for loan losses in relation to total loans at December 31, 1998. The 1996 provision for loan losses was $14,666,000.
   Net charge-offs declined to $6,597,000 during 1998, down from a total of $6,697,000 in 1997. Net charge-offs totaled $8,346,000 in 1996. Net charge-offs as a percentage of average loans were .13%, .14% and .19% for the years ended December 31, 1998, 1997 and 1996, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percentage of loans charged off were 34% in 1998, 28% in 1997 and 32% in 1996. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 15 and in Footnote No. 3 to the financial statements.

Non-Performing Assets
Non-performing assets consist of non-accrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to non-accrual loans, our policy is that, regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on non-accrual status sooner than this standard if, in management's judgment, such action is warranted.
   Non-performing assets (non-accrual loans and other real estate owned), as a percentage of period end loans and other real estate owned, was .43% at December 31, 1998, compared to .62% and .52% in the two preceding years. At year end 1998, non-performing assets were $22,584,000 compared with $31,083,000 and $23,773,000 in 1997 and 1996, respectively. Non-performing loans totaled $21,303,000 at December 31, 1998 compared to $28,456,000 at December 31, 1997 and $20,457,000 in 1996. Mercshares did not have any renegotiated loans during or at the close of these years.
   Other real estate owned decreased by $1,346,000 to $1,281,000 at December 31, 1998, compared to $2,627,000 at December 31, 1997 and $3,316,000 in 1996. These
decreases are attributable to the sale of property obtained through foreclosure proceedings. Attention is directed to the data in Non-Performing Assets on page 17 which shows the changes in the amounts of various categories of non-performing assets over the last five years and sets forth the relationship between non-performing loans and total loans and total allowance for loan losses.

16           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Non-Performing Assets

A five-year comparison of non-performing assets is presented below:

                                                                     December 31,
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                    1998            1997           1996            1995           1994
---------------------------------------------------------------------------------------------------------------
Non-accrual loans (1)................. $21,303         $28,456        $20,457         $21,235        $33,645

Renegotiated loans (1)................                                                                     3

Loans contractually past due 90 days
   or more and still accruing
   interest...........................
                                       -------         -------        -------         -------        -------
   Total non-performing loans.........  21,303          28,456         20,457          21,235         33,648
Other real estate owned...............   1,281           2,627          3,316           2,858         10,165
                                       -------         -------        -------         -------        -------
   Total non-performing assets........ $22,584         $31,083        $23,773         $24,093        $43,813
                                       =======         =======        =======         =======        =======

Non-performing loans as a percentage of
   period end loans...................        .41%            .57%           .45%            .49%           .85%
Non-performing assets as a percentage of
   period end loans and other real estate
   owned..............................        .43%            .62%           .52%            .56%          1.11%
Allowance for loan losses as a percentage
   of non-performing loans............     527.73%         372.85%        477.68%         430.41%        271.21%

(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $2,225,000 and $3,024,000 in 1998 and 1997 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totaled $796,000 and $1,404,000 in 1998 and 1997, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $3,906,000 at December 31, 1998 and $3,662,000 at December 31, 1997, not classified as non-accrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.


Sources of Funds
Mercshares' primary source of funding comes from deposits gathered by the 179 branches of its banking affiliates. Average total deposits were $5,715,000,000, representing an increase of $266,000,000 or 4.9% over the prior year average of $5,449,000,000. Average total deposits for 1996 amounted to $5,218,300,000. For the year ended December 31, 1998, 82.9% of the funding for average earning assets was derived from deposits. This ratio was 83.9% for 1997 and 85.6% for 1996.
   Significant growth for 1998 was recorded in the noninterest-bearing deposit category. Averaging $1,216,700,000 for the year and representing 21.3% of average total deposits, this key source of funds grew by 13.8% over the prior year's average of $1,069,000,000. The average for 1997 was up 8.8% over the 1996 average and represented 19.6% of total average deposits for 1997. The Company continues to promote its cash management services to its commercial customers in order to maintain and expand this key source of funding.
   Total average interest-bearing deposits for 1998 grew by a more modest 2.7% or $118,300,000. Average interest-bearing deposits amounted to $4,498,300,000, up from the 1997 average of $4,380,000,000. The average for 1997 represented an increase of 3.4% over 1996's average of $4,236,100,000. Most of the 1998 growth in interest-bearing deposits was in the area of consumer time deposits and checking-plus-interest accounts.

   Certificates of deposit and other time deposits have increased steadily as depositors have shifted to this deposit category in order to maintain a higher yield on their funds. Averaging $2,234,000,000 for the year ended December 31, 1998, certificates of deposit grew by 2.4% from the average of $2,181,200,000 for 1997. The 1997 average was up 7.9% over the 1996 average of $2,021,400,000, reflecting the above noted shift of funds by depositors.

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           17

LOAN COMPOSITION AND GROWTH
AVERAGE LOANS (DOLLARS IN MILLIONS)
5 YEAR COMPOUND GROWTH RATE: 6.5%

(A bar graph appears here with the following plot points.)

                                         '94      '95      '96         '97       '98
Commercial, financial and agricultural   33%       33%       33%        35%       36%
Real estate--construction and mortgage   51%       52%       53%        52%       51%
Consumer                                 16%       15%       14%        13%       13%
Total                                   100%      100%      100%       100%      100%
Total average loans                  $3,765.2  $4,079.3  $4,411.5   $4,821.5  $5,004.8

Certificates of deposit-$100,000 and over averaged $711,300,000, $713,400,000 and $618,200,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The average declined slightly in 1998. Growth in this category was 15.4% in 1997 compared to 12.5% in 1996.
   Due to the fact that Mercshares' overall growth in average earning assets was significantly more than the growth in deposits during 1998, it was necessary to increase average short-term borrowings in order to partially fund this growth. Short-term borrowings averaged $439,900,000 during 1998, $86,300,000 or 24.4% greater than the average balance of $353,600,000 in 1997. The 1997 average balance represented an increase of $60,700,000 or 20.7% more than the average for 1996.
   Another key source of funding is stockholders' equity. Mercshares has consistently maintained a capital/asset ratio that is greater than its peers as reported in data furnished by our regulators. Stockholders' equity averaged $967,300,000 during 1998, which represents an increase of $80,900,000 or 9.1% greater than the prior year's average. The average was $886,400,000 in 1997, an increase of 9.4% over 1996's average of $810,500,000. With the growth in average total assets of 6.3% for 1998, the Company was able to maintain its ratio of average total stockholders' equity to average total assets at 13.32% for 1998. This ratio was 12.98% for 1997 and 12.59% for 1996. For a more in-depth discussion of stockholders' equity and capital adequacy, see page 21 of Management's Discussion and Footnote No. 9 to the financial statements.

Asset/Liability and Liquidity Management
   Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities. It also involves providing adequate liquidity while sustaining stable growth in net interest income. Regular review and analysis of deposit and loan trends, cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.
   Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest Rate Sensitivity Analysis on page 20, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1998, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.

18           (LOGO)MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Composition of Earning Assets


                                                                     Average Balances
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)             1998                1997                 1996                  1995                 1994
---------------------------------------------------------------------------------------------------------------------------------
Loans....................$5,004,800   72.6%  $4,821,500    74.3%   $4,411,500    72.4%  $4,079,300   71.8%  $3,765,200     68.7%
Investment securities*... 1,706,200   24.7    1,587,200    24.4     1,597,000    26.2    1,515,700   26.7    1,700,600     31.1
Federal funds sold.......   177,100    2.6       78,700     1.2        80,300     1.3       62,700    1.1       12,200       .2
Securities purchased under
   resale agreements.....     8,100     .1        5,400      .1         5,300      .1       20,000     .4
                         ----------  -----   ----------   -----    ----------   -----   ----------  -----   ----------   -----
      Total..............$6,896,200  100.0%  $6,492,800   100.0%   $6,094,100   100.0%  $5,677,700  100.0%  $5,478,000   100.0%
                         ==========  =====   ==========   =====    ==========   =====   ==========  =====   ==========   =====

*Includes interest-bearing deposits in other banks.


Deposit Mix
                                                                 Average Balances
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                   1998               1997                  1996                1995              1994
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits   $1,216,700    21.3%  $1,069,000    19.6%   $982,200    18.8%   $888,900   18.3%    $890,100   19.0%
Interest-bearing deposits:
   Savings, checking plus
    interest.............       1,514,600    26.6    1,460,300    26.8   1,451,000    27.8   1,421,000   29.2    1,577,100   33.6

   Money market..........         749,700    13.1      738,500    13.6     763,700    14.6     779,200   16.0      833,300   17.8
   CDs and other time deposits
    less than $100,000...       1,522,700    26.6    1,467,800    26.9   1,403,200    26.9   1,228,000   25.2    1,052,100   22.4

   CDs $100,000
    and over.............         711,300    12.4      713,400    13.1     618,200    11.9     549,500   11.3      339,900    7.2
                               ----------   -----   ----------   -----  ----------   -----  ----------  -----   ----------  -----
      Total..............      $5,715,000   100.0%  $5,449,000   100.0% $5,218,300   100.0% $4,866,600  100.0%  $4,692,500  100.0%
                               ==========   =====   ==========   =====  ==========   =====  ==========  =====   ==========  =====


Loan Maturity Schedule

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate--construction loans as of December 31, 1998.


                                                                       Maturing
--------------------------------------------------------------------------------------------------------------
                                                                Over 1
                                             1 year            through           Over 5
(Dollars in thousands)                      or less            5 years            years            Total
--------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..   $692,057           $647,291           $438,363        $1,777,711
Real estate--construction................   229,189            226,459             89,075           544,723
                                           --------           --------           --------        ----------
      Total.............................   $921,246           $873,750           $527,438        $2,322,434
                                           ========           ========           ========        ==========


Of the $1,401,188,000 loans maturing after one year, $650,396,000 or 46% have predetermined interest rates and $750,792,000 or 54% have floating interest rates.


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           19

Interest Rate Sensitivity Analysis


                                                               At December 31, 1998
-------------------------------------------------------------------------------------------------------------
                                                     Over      Over       Over
                                                 3 months  6 months     1 year                 Non-
                                         Within      thru      thru       thru     After  sensitive
(Dollars in millions)                  3 months  6 months    1 year    5 years   5 years      funds    Total
--------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)......................   $  124.7     $160.9    $247.0  $1,310.8     $ 10.5  $   53.7 $1,907.6
Federal funds/repos.................       57.6                                                         57.6
Loans...............................    2,640.9      272.2     445.6   1,482.9      379.3            5,220.9
Other assets........................                                                          423.5    423.5
                                       --------     ------    ------  --------     ------  -------- --------
      Total.........................    2,823.2      433.1     692.6   2,793.7      389.8     477.2  7,609.6
                                       --------     ------    ------  --------     ------  -------- --------

LIABILITIES & EQUITY
Money market deposit accounts.......      765.2                                                        765.2
Time deposits.......................      747.7      372.6     449.7     640.7        2.9            2,213.6
Other deposits (2)..................      426.9                                   2,552.6            2,979.5
Short-term borrowings...............      511.9                                                        511.9
Long-term debt......................                             7.6      32.6         .7               40.9
Other liabilities...................                                                           99.1     99.1
Stockholders' equity................                                                          999.4    999.4
                                       --------     ------    ------  --------     ------  -------- --------
      Total.........................    2,451.7      372.6     457.3     673.3    2,556.2   1,098.5$7,609.6
                                       --------     ------    ------  --------     ------  -------- --------
Excess..............................   $  371.5    $  60.5    $235.3  $2,120.4  $(2,166.4)$  (621.3)
                                       ========    =======    ======  ========  ========= =========

Accumulated excess..................   $  371.5     $432.0    $667.3  $2,787.7  $   621.3
                                       ========    =======    ======  ========  =========

Accumulated excess as a percent
   of total.........................       4.9%      5.7%      8.8%      36.6%      8.2%

(1) Includes interest-bearing deposits in other banks.
(2) Reflects behavior experience which often differs from legal withdrawal provisions.

   Another analysis to monitor Mercshares' risk associated with interest rate fluctuations is the earnings simulation model. This model projects the effects on net income based on factors such as changes in interest rates, the shape of the yield curve and interest rate relationships. Within a one-year horizon, the model forecasts that, compared to the net income projection under stable rates, net income would increase by 1.1% if interest rates increased by 100 basis points and that net income would decrease by 1.2% if interest rates decreased by 100 basis points. These results are not necessarily indicative of future actual results nor do they take into account certain actions that management may undertake in response to future changes in interest rates.
   At times, our efforts to mitigate our exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit & Trust Company (MSD&T), entered into a master agreement with another leading bank for the purpose of making interest rate swaps (hedge agreements) and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers. This arrangement enables our customers to eliminate potential volatility of interest rates and associated risks.



20            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

MSD&T will only enter into specific interest rate "protection arrangements" under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose the Corporation to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 1998, one customer had entered into such arrangement effective in January 1999. This hedge agreement will not have a material impact on the financial performance of Mercshares. Beyond establishing this hedge agreement, Mercshares has not found it necessary to utilize interest rate swaps or other derivative instruments to manage interest sensitivity.
   The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. By limiting the maturity and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to national markets for certificates of deposit and commercial paper should it need to further supplement its liquidity needs.

Capital Resources and Adequacy
Maintenance of exceptional capital strength has long been a guiding principle of Mercshares. Ample capital is necessary to sustain growth, to provide a measure of protection against unanticipated declines in asset values and to safeguard the funds of depositors. Capital also provides a source of funds to meet loan demand and enables the Company to manage its assets and liabilities effectively.
   Stockholders' equity increased 6.9% to $999,359,000 at year end 1998 from $935,004,000 at year end 1997, which represented an 11.8% increase from $836,036,000 at year end 1996. These increases are primarily attributable to growth in earnings. The increase in 1998 was mitigated somewhat by dividends paid to shareholders and by Mercshares' stock repurchase program. Book value per share was $14.07, $13.01 and $11.75 at December 31, 1998, 1997 and 1996,
respectively. The ratio of average equity to average assets was 13.32% in 1998 compared to 12.98% in 1997 and 12.59% in 1996, ranking Mercshares among the very strongest banks in the industry each year.
   While maintaining exceptional capital strength and financing growth of the company, Mercshares has also been pursuing a share repurchase program. In December 1998, the Board of Directors authorized repurchase of up to 3,000,000 shares of Mercshares common stock. This followed prior authorization for the purchase of 9,000,000 shares. Through December 31, 1998, 7,620,000 shares of common stock were purchased under these programs. At December 31, 1998, remaining authorization to purchase common stock was 4,380,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchase of shares during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets. See Footnote No. 9 and the Statement of Changes in Consolidated Stockholders' Equity for details related to the stock repurchase program.
   Various bank regulatory agencies have implemented stringent capital guidelines which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well-capitalized" institution, such as Mercshares, faces fewer regulatory hindrances in its operations than institutions which are classified at the other end of the spectrum as

RISK-BASED CAPITAL RATIOS*
REGULATORY TIER ONE MINIMUM: 4%

(A bar graph appears here with the following plot points.)

           '94      '95       '96       '97       '98
Tier two   1.3%     1.3%      1.3%      1.3%      1.4%
Tier one  18.3%    17.9%     17.9%     18.1%     17.9%

* Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           21

DIVIDENDS PER SHARE
5-YEAR COMPOUND GROWTH RATE: 12.9%

(A bar graph appears here with the following plot points.)

     '94       '95        '96       '97       '98
    $.49      $.57       $.65      $.77      $.86


"critically undercapitalized." For instance, only "well-capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The risk-based capital ratios graph on page 21 shows that Mercshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements which apply to Mercshares see Footnote No. 9 which begins on page 37.
   Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercshares and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commit-ments to extend credit. Refer to Footnote No. 8 on page 37 for information regarding Mercshares' commitments.

Dividends
For the 22nd consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the June 1998 dividend, the quarterly cash dividend was increased to $0.22 from $0.20 per share. This represents a 10.0% increase. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular.
   The annual dividends paid per common share were $0.86 in 1998, $0.77 in 1997 and $0.65 in 1996. Total cash dividends paid were $61,538,000 in 1998, $55,277,000 in 1997 and $46,579,000 in 1996. The chart appearing on page 23 presents quarterly dividends paid over the last two years.

Acquisitions and Commitments
Commitments for 1998 include plans for approximately $10,000,000 of capital expenditures, consisting primarily of improvements to existing banking offices of affiliate banks and the replacement of furniture and equipment. For further information on commitments, see Footnotes No. 4 and 8 on pages 35 and 37, respectively.

Recent FASB Pronouncements
During 1998, the Financial Accounting Standards Board issued several new Statement of Financial Accounting Standards (SFAS).
   SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements effective for years beginning after December 15, 1997. Mercshares implemented SFAS No. 130 for 1998 financial reporting. See Footnote No. 9 for further information.
   SFAS No. 132, Employers' Disclosures about Pensions and Other
Postretirement Benefits, is also effective for years beginning after December 15, 1997. Mercshares implemented this Statement for the year ended December 31,1998. The impact of this Statement is reported in Footnote No. 12 to the financial statements.
   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. This Statement is effective for fiscal years beginning after June 15, 1999 with initial application in the first quarter of the fiscal year. SFAS No. 133 is not expected to have a material effect on Mercshares' financial statements.

22          (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Dividends

                               1998                    1997
--------------------------------------------------------------------------------
Quarter               4th   3rd   2nd   1st   4th   3rd   2nd   1st
--------------------------------------------------------------------------------
Common dividends....  .22   .22   .22   .20   .20   .20   .20   .17

Mercantile Bankshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercantile Bankshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercantile Bankshares and its affiliates.



Recent Common Stock Prices
Market Prices*

                         1998                                1997
--------------------------------------------------------------------------------
Quarter     4th     3rd      2nd      1st      4th      3rd      2nd       1st
--------------------------------------------------------------------------------
High ..   38 5/8   37 7/8   40 1/4   39 3/4   40 1/4   33 3/4   29 5/16  26 9/16
Low ...   25 1/4   27 1/2   33 1/4   33       29 7/8   26 3/4   22       21 3/16

*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.

As of February 28, 1999, there were 9,389 stockholders of record.

   SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, was issued in October 1998. This Statement amends existing classification and accounting treatment of mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage banking activities. These securities previously were classified and accounted for as trading and now also may be classified as held-to-maturity or available-for-sale. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 is not expected to have a material effect on the Company's financial statements.

Year 2000 Issues
The information that follows is a "Year 2000 Readiness Disclosure" for purposes of the Year 2000 Information and Readiness Disclosure Act. The Year 2000 issues relate to systems designed to use two digits rather than four to define the applicable year. This flaw can cause system failures and disruptions, including inability to process transactions.

The Corporation began assessing these issues during 1995. The process basically incorporates an assessment of need, implementation of software modifications or installation of new software, testing of software and interfaces thereto and development of contingency plans.
   This report focuses primarily on information technology, our computer-based systems and applications. Non-information technology issues, which involve embedded technology such as microcontrollers affecting performance of machinery and equipment, are believed to have been assessed and substantially resolved.
   As to information technology, the assessment phase is substantially complete and the Corporation is actively engaged in the remaining phases. A major part of this project was completed in 1997, when 18 of 21 banking affiliates converted to a new integrated Year 2000 compliant banking and general ledger software system. Two more affiliates were converted during the third quarter of 1998 and the one remaining affiliate is operating on separate Year 2000 compliant computer-based systems and software. The Trust accounting software

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           23
was upgraded to Year 2000 compliant software in October 1998. Compliance certification testing for the mission critical Banking and Trust systems was completed in 1998. Of the remaining systems, approximately 92% of the effort is accomplished. Achievement of fully integrated systems and vendor testing, with development of contingency plans, is expected in the first half of 1999.
   The Corporation has continued formal communications with important vendors, customers and other third parties regarding their Year 2000 readiness. Vendors are requested to represent that their products and services will be compliant and appropriately tested.
   A Year 2000 committee has been established to monitor progress in addressing all aspects of the Year 2000 plan. Formal reports are made to the Audit Committee of our lead bank affiliate and to the Board of Directors of the Corporation at their respective quarterly meetings. Progress is also being monitored by internal and external audit reviews. Management believes that it is on an appropriate schedule with its Year 2000 plan.
   Through 1998, the Corporation has incurred incremental external costs of $9.3 million which it has identified as Year 2000 related. Management does not anticipate that material additional incremental costs will be incurred in the completion of its Year 2000 plan.

Cautionary Statement
This annual report contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this report, and the underlying management assumptions. Concerning Year 2000 issues, our expectations stated in this report on matters such as the degree of progress and compliance to be achieved at various times are based on assessments and assumptions that involve many unpredictable factors including the readiness, compliance, representations and performance of third parties. Therefore, these statements should be read with caution. For example, the daily conduct of a banking business involves interdependence among banks, other financial institutions and governmental bodies (such as the Federal Reserve System) which will require mutual readiness for Year 2000, with potentially serious consequences if readiness is not achieved. In such an environment, while contingency plans can be effective to some degree, there may not be viable alternatives if systems are not compliant or if failure occurs. In such a case, the adverse effects on the Corporation may be material to an unpredictable extent. Additional forward-looking statements appear in the Letter to Shareholders and in this Management's Discussion concerning matters such as loan growth, business strategies and services, adequacy of loan loss allowances, effects of asset sensitivity and interest rates, dividend payments and impact of FASB pronouncements. These statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this report.

24          (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Report of Independent Accountants

To the Board of Directors and
Shareholders of Mercantile Bankshares Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation (hereafter referred to as the "Company") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
January 20, 1999


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           25

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
(Dollars in thousands, except per share data)                                                  1998              1997
---------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks................................................................  $  254,994        $  337,234
Interest-bearing deposits in other banks...............................................         100               100
Investment securities held-to-maturity (1),(2).........................................      27,079            24,310
Investment securities available-for-sale (1),(2).......................................   1,880,462         1,607,313
Federal funds sold.....................................................................      57,616             1,452
Securities purchased under resale agreements...........................................                        75,000

Loans (3)..............................................................................   5,220,890         4,978,522
Less: allowance for loan losses (1),(3)................................................    (112,423)         (106,097)
                                                                                         ----------        ----------
      Loans, net.......................................................................   5,108,467         4,872,425
                                                                                         ----------        ----------
Bank premises and equipment, net (1),(4)...............................................      91,577            82,899
Other real estate owned, net (1).......................................................       1,281             2,627
Excess cost over equity in affiliated banks, net (1)...................................      50,314            36,230
Other assets...........................................................................     137,673           131,079
                                                                                         ----------        ----------
Total..................................................................................  $7,609,563        $7,170,669
                                                                                         ==========        ==========

LIABILITIES
Deposits:
    Noninterest-bearing deposits.......................................................  $1,388,378        $1,205,563
    Interest-bearing deposits..........................................................   4,569,968         4,488,348
                                                                                         ----------        ----------
      Total deposits...................................................................   5,958,346         5,693,911
Short-term borrowings (6)..............................................................     511,945           402,734
Accrued expenses and other liabilities.................................................      98,979            89,004
Long-term debt (7).....................................................................      40,934            50,016
                                                                                         ----------        ----------
      Total liabilities................................................................   6,610,204         6,235,665
                                                                                         ----------        ----------
COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 130,000,000 shares;
issued 71,026,927 shares in 1998 and 71,874,297 shares in 1997.........................     142,054           143,749
Capital surplus........................................................................      31,357            62,089
Retained earnings......................................................................     803,568           717,978
Accumulated other comprehensive income.................................................      22,380            11,188
                                                                                         ----------        ----------
      Total stockholders' equity.......................................................     999,359           935,004
                                                                                         ----------        ----------
Total..................................................................................  $7,609,563        $7,170,669
                                                                                         ==========        ==========

See notes to consolidated financial statements


26            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

STATEMENT OF CONSOLIDATED INCOME

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                               1998          1997          1996
------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (1)....................................      $444,519      $434,033      $400,800
                                                                        --------      --------      --------
Interest and dividends on investment securities:
   Taxable interest income........................................        98,669        93,053        90,934
   Tax-exempt interest income.....................................           689           641           706
   Dividends......................................................         1,311         1,125           609
   Other investment income........................................           348           423           563
                                                                        --------      --------      --------
                                                                         101,017        95,242        92,812
                                                                        --------      --------      --------
Other interest income.............................................         9,856         4,695         4,527
                                                                        --------      --------      --------
     Total interest income........................................       555,392       533,970       498,139
                                                                        --------      --------      --------
INTEREST EXPENSE
Interest on deposits (5)..........................................       178,144       177,369       170,763
Interest on short-term borrowings.................................        20,800        17,220        14,199
Interest on long-term debt........................................         3,083         3,332         2,596
                                                                        --------      --------      --------
     Total interest expense.......................................       202,027       197,921       187,558
                                                                        --------      --------      --------
NET INTEREST INCOME...............................................       353,365       336,049       310,581
Provision for loan losses (1),(3).................................        11,489        13,703        14,666
                                                                        --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...............       341,876       322,346       295,915
                                                                        --------      --------      --------
NONINTEREST INCOME
Trust division services (1).......................................        58,018        51,547        46,244
Service charges on deposit accounts...............................        17,889        16,890        16,234
Other fees........................................................        28,884        26,399        24,178
Investment securities gains and (losses) (2)......................             8        (1,491)           74
Other income......................................................         3,894         5,308         2,698
                                                                        --------      --------      --------
     Total noninterest income.....................................       108,693        98,653        89,428
                                                                        --------      --------      --------
NONINTEREST EXPENSES
Salaries..........................................................       106,744       102,263        97,538
Employee benefits (12)............................................        24,874        22,300        23,245
Net occupancy expense of bank premises (1),(4)....................        11,570        12,246        11,846
Furniture and equipment expenses (1),(4)..........................        18,916        20,417        17,645
Communications and supplies.......................................        12,163        11,804        10,809
Amortization of excess cost over equity in affiliates.............         3,444         2,347         1,975
Other expenses....................................................        41,294        42,027        35,357
                                                                        --------      --------      --------
     Total noninterest expenses...................................       219,005       213,404       198,415
                                                                        --------      --------      --------
        Income before income taxes................................       231,564       207,595       186,928
        Applicable income taxes (1),(10)..........................        84,436        75,552        69,528
                                                                        --------      --------      --------
          NET INCOME..............................................      $147,128      $132,043      $117,400
                                                                        ========      ========      ========

NET INCOME PER SHARE OF COMMON STOCK (9):
   BASIC..........................................................         $2.05         $1.85         $1.64
   DILUTED........................................................         $2.04         $1.84         $1.64

See notes to consolidated financial statements

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           27

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                      1998          1997          1996
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans........................................     $ 447,023     $ 432,491     $ 401,081
Interest and dividends on investment securities...................        98,338        94,822        92,986
Other interest income.............................................        10,026         4,319         4,581
Noninterest income................................................       107,217       101,133        85,277
Interest paid.....................................................      (205,003)     (195,259)     (188,272)
Noninterest expenses paid.........................................      (201,421)     (188,179)     (174,884)
Income taxes paid.................................................       (86,637)      (81,578)      (74,719)
                                                                       ---------     ---------     ---------
     Net cash provided by operating activities....................       169,543       167,749       146,050
                                                                       ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity         3,766         3,469         1,490
Proceeds from maturities of investment securities available-for-sale     492,634       519,512       630,120
Proceeds from sales of investment securities available-for-sale...           804        34,019        65,434
Purchases of investment securities held-to-maturity...............        (1,092)         (535)       (7,391)
Purchases of investment securities available-for-sale.............      (739,275)     (543,950)     (753,013)
Net increase in customer loans....................................      (180,976)     (344,958)     (293,255)
Proceeds from sales of other real estate owned....................         2,593         3,181         3,343
Capital expenditures..............................................       (15,589)      (14,109)      (10,611)
Proceeds from sales of buildings..................................           321         6,610
                                                                       ---------     ---------     ---------
     Net cash used in investing activities........................      (436,814)     (336,761)     (363,883)
                                                                       ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits......................       147,448       102,314       107,326
Net increase (decrease) in checking plus interest and savings accounts   123,808        (8,350)      (17,911)
Net increase (decrease) in certificates of deposit................       (95,558)      192,503        80,859
Net increase in short-term borrowings.............................       109,211        66,779        55,013
Proceeds from issuance of long-term debt..........................                                    25,000
Repayment of long-term debt.......................................        (9,082)          (79)       (1,228)
Proceeds from issuance of shares..................................         6,712         7,026         5,846
Repurchase of common shares.......................................       (67,646)      (12,295)      (28,578)
Dividends paid....................................................       (61,538)      (55,277)      (46,579)
                                                                       ---------     ---------     ---------
     Net cash provided by financing activities....................       153,355       292,621       179,748
                                                                       ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents (1)..........      (113,916)      123,609       (38,085)
Cash and cash equivalents at beginning of year....................       413,786       285,379       323,464
Adjustment for acquired banks.....................................        12,840         4,798
                                                                       ---------     ---------     ---------
Cash and cash equivalents at end of year..........................     $ 312,710     $ 413,786     $ 285,379
                                                                       =========     =========     =========

See notes to consolidated financial statements

28            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Reconciliation of net income to net cash provided by operating activities

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                      1998          1997          1996
------------------------------------------------------------------------------------------------------------
Net income........................................................      $147,128      $132,043      $117,400
                                                                        --------      --------      --------
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization................................         8,527         8,268         8,236
     Provision for loan losses....................................        11,489        13,703        14,666
     Amortization of excess cost over equity in affiliates........         3,444         2,347         1,975
     Provision for deferred taxes (benefit).......................        (4,439)        1,868        (5,369)
     Investment securities (gains) and losses.....................            (8)        1,491           (74)
     Write-downs of other real estate owned.......................           217           333           230
     Gains on sales of other real estate owned....................          (808)         (457)         (564)
     Gains on sales of buildings..................................           (59)       (1,382)
     (Increase) decrease in interest receivable...................            (5)       (2,358)          509
     (Increase) decrease in other receivables.....................          (601)        2,828        (3,513)
     (Increase) decrease in other assets..........................        (2,033)        3,539         3,402
     Increase (decrease) in interest payable......................        (2,976)        2,662          (714)
     Increase in accrued expenses.................................         7,429        10,758         9,688
     Increase (decrease) in taxes payable.........................         2,238        (7,894)          178
                                                                        --------      --------      --------
        Total adjustments.........................................        22,415        35,706        28,650
                                                                        --------      --------      --------
Net cash provided by operating activities.........................      $169,543      $167,749      $146,050
                                                                        ========      ========      ========

See notes to consolidated financial statements

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           29

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED
DECEMBER 31, 1998, 1997 AND 1996
                                                                                                                   Accumulated
                                                                                                                    Other Com-
                                                                               Common      Capital     Retained     prehensive
(Dollars in thousands, except per share data)                     Total         Stock      Surplus     Earnings         Income
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995....................................   $793,826    $ 96,545     $ 66,107     $620,391        $10,783
Net income....................................................    117,400                               117,400
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes...........     (7,985)                                              (7,985)
                                                                 --------
Comprehensive income..........................................    109,415
                                                                 --------
Cash dividends paid:
   Common stock ($.65 per share)..............................    (46,579)                              (46,579)
Issuance of 142,929 shares for dividend
   reinvestment and stock purchase plan.......................      3,813         287        3,526
Issuance of 24,941 shares for employee stock
   purchase dividend reinvestment plan........................        700          50          650
Issuance of 61,052 shares for employee stock option plan            1,333         122        1,211
Purchase of 1,066,051 shares under stock repurchase plan          (28,578)     (2,132)     (26,446)
Vested stock options .........................................      2,106                    2,106
Transfer to capital surplus...................................                              50,000      (50,000)
                                                                 --------    --------     --------     --------        -------
BALANCE, DECEMBER 31, 1996 ...................................    836,036      94,872       97,154      641,212          2,798
Net income....................................................    132,043                               132,043
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes...........      8,390                                                8,390
                                                                 --------
Comprehensive income..........................................    140,433
                                                                 --------
Cash dividends paid:
   Common stock ($.77 per share)..............................    (55,277)                              (55,277)
Issuance of 119,759 shares for dividend
   reinvestment and stock purchase plan.......................      4,129         239        3,890
Issuance of 22,326 shares for employee stock
   purchase dividend reinvestment plan........................        760          45          715
Issuance of 117,233 shares for employee stock option plan           2,171         234        1,937
Purchase of 394,175 shares under stock repurchase plan           (12,295)        (788)     (11,507)
Issuance of 872,374 shares for bank acquisitions..............     17,967       1,744       16,223
Issuance of 23,701,458 shares for a 3 for 2 stock split               (34)     47,403      (47,437)
Vested stock options..........................................      1,114                    1,114
                                                                 --------    --------     --------     --------        -------
BALANCE, DECEMBER 31, 1997 ...................................    935,004     143,749       62,089      717,978         11,188
Net income....................................................    147,128                               147,128
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes...........     11,192                                               11,192
                                                                 --------
Comprehensive income..........................................    158,320
                                                                 --------
Cash dividends paid:
   Common stock ($.86 per share)..............................    (61,538)                              (61,538)
Issuance of 130,199 shares for dividend
   reinvestment and stock purchase plan.......................      4,117         260        3,857
Issuance of 25,718 shares for employee stock
   purchase dividend reinvestment plan........................        866          51          815
Issuance of 107,413 shares for employee stock option plan           1,729         215        1,514
Purchase of 1,911,000 shares under stock repurchase plan         (67,646)      (3,822)     (63,824)
Issuance of 800,300 shares for bank acquisitions..............     27,480       1,601       25,879
Vested stock options (13).....................................      1,027                    1,027
                                                                 --------    --------     --------     --------        -------
BALANCE, DECEMBER 31, 1998 (9) ...............................   $999,359    $142,054     $ 31,357     $803,568        $22,380
                                                                 ========    ========     ========     ========        =======

See notes to consolidated financial statements

30            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

A. Basis of Presentation
The consolidated financial statements include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates. The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a period of 15 to 40 years from the respective dates of affiliation. Accumulated amortization amounted to $21,664,000 and $18,220,000 at December 31, 1998 and 1997, respectively.
   Mercshares and its affiliates use the accrual basis of accounting. Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates.
   Certain previously reported amounts have been restated to conform to the 1998 presentation.

B. Securities
Investment securities consist mainly of U.S. Government securities. Investments are classified as either "held-to-maturity" or "available-for-sale." Investment securities classified as "held-to-maturity" are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities classified as "available-for-sale" are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes. These securities are carried at fair value and any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of applicable taxes. Adjusted cost is used to compute gains or losses on the sales of securities which are reported in the Statement of Consolidated Income.

C. Loans
Interest income is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan, the accrual of interest income is discontinued and recognized only as collected.Previously accrued but uncollected interest on these loans is charged against interest income. Generally, the loan is restored to an accruing status when all amounts past due have been paid.
   Under Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired, based upon current information and events, if it is probable that Mercshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgement, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g. residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Mercshares' impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

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

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           31

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


2. INVESTMENT SECURITIES
The amortized cost and market values of investment securities at December 31, 1998 and 1997 are as follows:

                                                               1998
                                        --------------------------------------------------
                                                           Gross         Gross
                                         Amortized    Unrealized    Unrealized      Market
(Dollars in thousands)                        Cost         Gains        Losses       Value
--------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury.......................
  U.S. government agencies ...........
  States and political subdivisions ..   $   12,436         $237      $         $   12,673
  Other bonds, notes
   and debentures ....................            8                                      8
                                         ----------   ----------     --------   ----------
   Total bonds .......................       12,444          237                    12,681
  Other investments ..................       14,635                                 14,635
                                         ----------   ----------     --------   ----------
    Total ............................   $   27,079   $      237      $         $   27,316
                                         ==========   ==========     ========   ==========
Securities available-for-sale
  U.S. Treasury.......................   $1,819,400   $   27,255      $   391   $1,846,264
  U.S. government agencies ...........       16,735          196                    16,931
  States and political subdivisions ..        1,351           54                     1,405
  Other bonds, notes
   and debentures ....................        3,952           47           14        3,985
                                         ----------   ----------     --------   ----------
   Total bonds .......................    1,841,438       27,552          405    1,868,585
  Other investments ..................        3,216        8,661                    11,877
                                         ----------   ----------     --------   ----------
    Total.............................   $1,844,654   $   36,213      $   405   $1,880,462
                                         ==========   ==========     ========   ==========


                                                                1997
                                          ------------------------------------------------
                                                           Gross         Gross
                                          Amortized   Unrealized    Unrealized      Market
(Dollars in thousands)                         Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------
Securities held-to-maturity
  U.S. Treasury.......................
  U.S. government agencies ...........
  States and political subdivisions ..     $ 11,081   $       77   $       28   $   11,130
  Other bonds, notes
   and debentures ....................            8                                      8
                                         ----------   ----------     --------   ----------
   Total bonds .......................       11,089           77           28       11,138
  Other investments ..................       13,221                                 13,221
                                         ----------   ----------     --------   ----------
    Total ............................   $   24,310   $       77         $ 28   $   24,359
                                         ==========   ==========     ========   ==========
Securities available-for-sale
  U.S. Treasury.......................   $1,562,943   $   10,366         $895   $1,572,414
  U.S. government agencies ...........       17,932           32           86       17,878
  States and political subdivisions ..          732           25                       757
  Other bonds, notes
   and debentures ....................        5,862           10           54        5,818
                                         ----------   ----------     --------   ----------
   Total bonds .......................    1,587,469       10,433        1,035    1,596,867
  Other investments ..................        2,075        8,371                    10,446
                                         ----------   ----------     --------   ----------
    Total.............................   $1,589,544   $   18,804       $1,035   $1,607,313
                                         ==========   ==========     ========   ==========

32            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1998 and 1997 are shown below:

                                                                       1998                    1997
                                                             ----------------------   ----------------------
                                                              Amortized      Market    Amortized      Market
(Dollars in thousands)                                             Cost       Value         Cost       Value
------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year...........................................     $  5,086  $    5,107      $ 3,585   $   3,584
  1-5 years...............................................        4,010       4,103        7,246       7,282
  5-10 years..............................................        2,789       2,886          250         264
  After 10 years..........................................          559         585            8           8
                                                             ----------  ----------   ----------   ---------
    Total ................................................    $  12,444   $  12,681     $ 11,089   $  11,138
                                                             ==========  ==========   ==========   =========
Securities available-for-sale
  Within 1 year...........................................   $  526,615  $  530,239   $  483,700   $ 484,125
  1-5 years...............................................    1,310,463   1,333,919    1,099,006   1,108,003
  5-10 years..............................................        3,684       3,737        3,563       3,538
  After 10 years..........................................          676         690        1,200       1,201
                                                             ----------  ----------   ----------  ----------
    Total ................................................   $1,841,438  $1,868,585   $1,587,469  $1,596,867
                                                             ==========  ==========   ==========  ==========

At December 31, 1998 and 1997, no single issue of investment securities exceeded ten percent of stockholders' equity.
   At December 31, 1998 and 1997, securities with an amortized cost of $709,218,000 and $586,186,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

   The gross realized gains and losses on debt and non-debt securities for 1998, 1997 and 1996 are as follows:

                                       1998                        1997                      1996
                               ------------------         --------------------       -------------------
                                  Gross     Gross            Gross       Gross          Gross      Gross
                               Realized  Realized         Realized    Realized       Realized   Realized
(Dollars in thousands)            Gains    Losses            Gains      Losses          Gains     Losses
--------------------------------------------------------------------------------------------------------
Debt securities
   Available-for-sale.......                                            $1,284            $ 2        $14
Non-debt securities
   Available-for-sale.......         $8   $                    $43         250             86
                                     --  --                    ---      ------            ---        ---
     Total..................         $8   $                    $43      $1,534            $88        $14
                                     ==  ==                    ===      ======            ===        ===

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           33

3. LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans at December 31, 1998 and 1997 are as follows:

(Dollars in thousands)                                    1998          1997
----------------------------------------------------------------------------
Commercial.......................................   $1,777,711    $1,632,893
Construction.....................................      544,723       508,804
Mortgage.........................................    2,260,217     2,192,122
Consumer.........................................      638,239       644,703
                                                    ----------    ----------
  Total..........................................   $5,220,890    $4,978,522
                                                    ==========    ==========


At December 31, 1998 and 1997, $21,303,000 and $28,456,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.



The changes in the allowance for loan losses follow:

(Dollars in thousands)                             1998          1997         1996
----------------------------------------------------------------------------------
Allowance balance at beginning of year......  $ 106,097     $  97,718    $  91,398
Allowance of acquired banks.................      1,434         1,373
Charge-offs.................................    (10,008)       (9,351)     (12,210)
Recoveries..................................      3,411         2,654        3,864
Provision for loan losses...................     11,489        13,703       14,666
                                               --------      --------    ---------
Allowance balance at end of year............   $112,423      $106,097    $  97,718
                                               ========      ========    =========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 1998 and 1997 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.

(Dollars in thousands)                                                                    1998         1997
-----------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance........................................... $   2,152    $   2,785
Impaired loans with no valuation allowance..........................................    14,159       20,805
                                                                                     ---------    ---------
  Total impaired loans.............................................................. $  16,311    $  23,590
                                                                                     =========    =========
Allowance for loan losses applicable to impaired loans.............................. $   1,046    $   1,317
Allowance for loan losses applicable to other than impaired loans...................   111,377      104,780
                                                                                     ---------    ---------
  Total allowance for loan losses................................................... $ 112,423    $ 106,097
                                                                                     =========    =========
Year-to-date interest income on impaired loans recorded on the cash basis........... $     690    $   1,207
                                                                                     =========    =========
Year-to-date average recorded investment in impaired loans during the period........ $  21,400    $  22,600
                                                                                     =========    =========
Quarter-to-date interest income on impaired loans recorded on the cash basis........ $     122    $     367
                                                                                     =========    =========
Quarter-to-date average recorded investment in impaired loans during the period..... $  20,300    $  24,300
                                                                                     =========    =========

34            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT


Bank premises and equipment at December 31, 1998 and 1997 consist of the following:

(Dollars in thousands)                                      1998         1997
-----------------------------------------------------------------------------
Land.................................................. $  18,267     $ 18,651
Buildings and leasehold improvements..................   106,356       95,482
Equipment.............................................    57,587       54,011
                                                       ---------     --------
                                                         182,210      168,144
Accumulated depreciation and amortization.............   (90,633)     (85,245)
                                                       ---------     --------
Bank premises and equipment, net...................... $  91,577     $ 82,899
                                                       =========     ========

Mercshares' bank affiliates conduct a major part of their branch banking operations from leased facilities. Generally, the initial terms of the leases range from a period of 1 to 15 years. Most of the leases contain options which enable the affiliates to renew the lease at the fair rental value for periods of 1 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance. Total rental expense for 1998, 1997 and 1996 was:

(Dollars in thousands)                             1998        1997        1996
-------------------------------------------------------------------------------
Bank premises*................................  $ 5,111     $ 4,211      $4,108
Equipment/software expense....................    5,587       6,344       4,465
                                                -------     -------      ------
   Total rental expense.......................  $10,698     $10,555      $8,573
                                                =======     =======      ======

*Amounts do not reflect offset for rental income.

At December 31, 1998, the aggregate minimum rental commitments under noncancelable operating leases are as follows: 1999-$8,770,000; 2000-$7,218,000; 2001-$5,038,000; 2002-$4,272,000; 2003-$3,877,000; thereafter-$10,438,000.


5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $710,743,000 and $744,489,000 at December 31,
1998 and 1997, respectively. Other time deposits issued in denominations of $100,000 or more totaled $1,000,000 and $1,335,000 at December 31, 1998 and
1997, respectively.
   At December 31, 1998, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                             Maturing
                                               -------------------------------------------------------------
                                                                           Over 3        Over 6
                                                  TOTAL     3 months      through       through      Over 12
(DOLLARS IN THOUSANDS)                DECEMBER 31, 1998      or less     6 months     12 months       months
------------------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT--
   $100,000 or more..........................  $710,743     $331,041     $103,594      $ 88,315   $  187,793
                                               ========     ========     ========      ========   ==========
Other time deposits--
   $100,000 or more..........................  $  1,000     $  1,000
                                               ========     ========

Interest on deposits for the years ended December 31, 1998, 1997 and 1996 consists of the following:

(Dollars in thousands)                                1998          1997         1996
-------------------------------------------------------------------------------------
Savings deposits...............................  $  56,720     $ 57,702      $ 58,187
Certificates of deposit ($100,000 or more).....     39,905        39,378       33,374
Other time deposits............................     81,519        80,289       79,202
                                                 ---------     ---------    ---------
   Total interest on deposits..................  $ 178,144     $ 177,369    $ 170,763
                                                 =========     =========    =========


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           35

6. SHORT-TERM BORROWINGS

The following table provides selected information on Mercshares' short-term borrowings and applicable interest rates:

                                                             Year-end                     During year
                                                        -----------------      ---------------------------
1998 (Dollars in thousands)                                Amount   Rate         Highest    Average   Rate
----------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
   sold under repurchase agreements................     $326,496    4.38%      $362,452    $287,850   4.65%
Commercial paper...................................      185,074    4.25        185,074     150,616   4.86
Other short-term borrowings........................          375    4.07          4,341       1,434   6.22
                                                        --------                           --------
     Total.........................................     $511,945    4.33%                  $439,900   4.73%
                                                        ========    ====                   ========   ====


1997 (Dollars in thousands)
---------------------------
Federal funds purchased and securities
   sold under repurchase agreements................     $229,414    5.37%      $253,001    $214,020   4.72%
Commercial paper...................................      168,693    4.90        168,693     137,471   5.10
Other short-term borrowings........................        4,627    5.20          4,627       2,109   5.00
                                                        --------                           --------
     Total.........................................     $402,734    5.17%                  $353,600   4.87%
                                                        ========    ====                   ========   ====

   Other short-term borrowings include notes payable to the U.S. Treasury and borrowings from the Federal Home Loan Bank. During 1998 and 1997, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $35,000,000 to a high of $39,500,000. Unused lines of credit at December 31, 1998 were $35,000,000. These lines of credit are paid for on a fee basis of .09% annually.


7. LONG-TERM DEBT

Long-term debt at December 31, 1998 and 1997 consists of the following:

(Dollars in thousands)                                     1998          1997
-----------------------------------------------------------------------------
3% Unsecured debenture..............................    $  142          $ 190
6.13% Unsecured senior notes........................                    9,000
6.45% Unsecured senior notes........................      7,500         7,500
6.64% Unsecured senior notes........................      7,500         7,500
6.94% Unsecured senior notes........................     25,000        25,000
Other...............................................        792           826
                                                        -------       -------
     Total long-term debt...........................    $40,934       $50,016
                                                        =======       =======

The 3% debenture is payable in five equal annual payments beginning July 1, 1997 with the final payment due on July 1, 2001. All payments include principal and interest, and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.
   The 6.45% senior notes are due on July 15, 1999. Interest is payable semi-annually, on January 15 and July 15, until maturity.
   The 6.64% senior notes are due on July 15, 2000. Interest is payable semi-annually, on January 15 and July 15, until maturity.
   The 6.94% senior notes are due on June 30, 2003. Interest is payable semi-annually, on June 30 and December 30, until maturity. Mercshares has agreed to prepay the lesser of $8,300,000 or the principal amount of the notes outstanding on June 30, 2001 and June 30, 2002.
   The annual maturities on all long-term debt over the next five years are:
1999-$7,551,000; 2000-$7,552,000; 2001-$8,431,000; 2002-$8,300,000;
2003-$8,400,000.

36            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

8. COMMITMENTS

Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are also issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Mercshares' loans outstanding. Mercshares' lending activities are concentrated in Maryland, Delaware and Virginia.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1998, include $2,446,835,000 in adjustable rate loan commitments and $155,821,000 in fixed rate loan commitments. Fixed rate commitments are at current market rates with $107,438,000 expiring within one year and the remaining $48,383,000 expiring on various dates through February 2009. Total commitments to extend credit at December 31, 1997, included $2,146,596,000 in adjustable rate loan commitments and $144,945,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1997, were at current market rates with $106,530,000 expiring within one year and the remaining $38,415,000 expiring on various dates through February 2003.
   Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $147,378,000 at December 31, 1998 and $130,607,000 at December 31, 1997.


9. STOCKHOLDERS' EQUITY

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.
   The Company has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Company stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 1,056,515 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   The Company has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Company) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 892,136 shares. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   Pursuant to a Shareholders Protection Rights Agreement adopted in September 1989, each share of outstanding common stock carries a right, initially for the purchase of 1/200 of a share of preferred stock at an exercise price of $40 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.0022 per right. The rights expire on September 29, 1999 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group ("acquiring person") of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or in Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Mercshares may exchange one share of common stock (or in Mercshares' discretion, 1/200 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.
   Since December 1993, the Board of Directors has approved plans authorizing the Corporation to purchase up to 12,000,000 shares of its common stock. Purchases may be made from time to time in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 4,380,353 shares at December 31, 1998.

             (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          37

   Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1998, 1997, and 1996 were $106,036,000, $97,522,000 and $85,363,000, respectively. The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1998 was $603,881,000.

Earnings per share
Year-to-date Basic earnings per share (EPS) amounts are based on the weighted average number of common shares outstanding during the period of 71,662,051 shares for 1998, 71,465,976 shares for 1997 and 71,475,492 shares for 1996. The following tables provide a reconciliation between the computation of Basic EPS and Diluted EPS for the years ended December 31, 1998, 1997 and 1996:
                                                       Net     Common
1998 (In thousands, except per share data)          Income     Shares        EPS
--------------------------------------------------------------------------------
Basic EPS......................................   $147,128     71,662      $2.05
Effect of dilutive stock options...............                   575
                                                  --------     ------
Diluted EPS....................................   $147,128     72,237      $2.04
                                                  ========     ======

                                                       Net     Common
1997 (In thousands, except per share data)          Income     Shares        EPS
--------------------------------------------------------------------------------
Basic EPS......................................   $132,043     71,466      $1.85
Effect of dilutive stock options...............                   438
                                                  --------     ------
Diluted EPS....................................   $132,043     71,904      $1.84
                                                  ========     ======

                                                       Net     Common
1996 (In thousands, except per share data)          Income     Shares        EPS
--------------------------------------------------------------------------------
Basic EPS......................................   $117,400     71,475      $1.64
Effect of dilutive stock options...............                   139
                                                  --------     ------
Diluted EPS....................................   $117,400     71,614      $1.64
                                                  ========     ======

Comprehensive Income
 As of January 1, 1998, Mercshares adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This Statement established standards for disclosing comprehensive income in financial statements. The following table summarizes the related tax effect of unrealized gains (losses) on securities available-for-sale included in other comprehensive income, as shown in the Statement of Changes in Consolidated Stockholders' Equity on page 30.

                                                 1998                            1997                           1996
                                      ---------------------------      ------------------------      ----------------------------
                                                  Tax                             Tax                             Tax
                                       Pretax  (Expense)    Net         Pretax (Expense)    Net      Pretax    (Expense)   Net
(Dollars in thousands)                 Amount   Benefit    Amount       Amount  Benefit   Amount     Amount     Benefit   Amount
---------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on
  securities available-for-sale:
Unrealized holding gains (losses)
  arising during the period.....     $18,047   $(6,850)   $11,197     $11,919  $(4,430)   $7,489     $(12,647)  $4,707    $(7,940)

Reclassification adjustment for
  (gains) losses included in
  net income                              (8)        3         (5)      1,491     (590)      901          (74)      29        (45)
                                     -------   -------    -------     -------  -------    ------     --------   ------    -------
Total...........................     $18,039   $(6,847)   $11,192     $13,410  $(5,020)   $8,390     $(12,721)  $4,736    $(7,985)
                                     =======   =======    =======     =======  =======    ======     ========   ======    =======


38            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Capital adequacy

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

   Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table below) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that Mercshares and its bank affiliates exceed all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.

   Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit & Trust Co. (the lead bank). No deduction from capital is required for interest rate risk.

                                                                                          Minimum Level to be
                                                                       Minimum Level     Well Capitalized Under
                                                                        for Capital        Prompt Corrective
                                                          Actual      Adequacy Purposes    Action Provisions
                                                     ---------------  -----------------    -----------------
(Dollars in thousands)                               Amount    Ratio       Ratio                 Ratio
-------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated ......................   $994,233   19.28%      8.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $350,759   15.42%      8.00%               10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated ......................   $925,282   17.94%      4.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $322,028   14.16%      4.00%                6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated ......................   $925,282   12.51%      4.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $322,028   11.33%      4.00%                5.00%

As of December 31, 1997:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated ......................   $947,763   19.36%      8.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $321,210   15.75%      8.00%               10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated ......................   $886,029   18.10%      4.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $295,537   14.49%      4.00%                6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated ......................   $886,029   12.61%      4.00%                (1)
   Mercantile-Safe Deposit & Trust Co. ..........   $295,537   11.03%      4.00%                5.00%


(1) Mercshares is not subject to this requirement.

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           39

10. Income Taxes

Applicable income taxes on net income for 1998, 1997 and 1996 consist of the following:

                                               1998                    1997                      1996
                                     ----------------------  -----------------------    ------------------------
(Dollars in thousands)               Federal   State  Total  Federal   State    Total   Federal  State   Total
----------------------------------------------------------------------------------------------------------------
Current tax expense...............  $82,402  $6,473  $88,875  $67,756  $5,928  $73,684  $66,498  $8,399  $74,897
Deferred tax expense (benefit)....   (3,545)   (894)  (4,439)   1,338     530    1,868   (4,338) (1,031)  (5,369)
                                     ------    ----   ------  -------  ------    -----   ------  ------   ------
   Total..........................  $78,857  $5,579  $84,436  $69,094  $6,458  $75,552  $62,160  $7,368  $69,528
                                    =======  ======  =======  =======  ======  =======  =======  ======  =======

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

(Dollars in thousands)                                                  1998         1997
----------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses......................................     $43,603      $40,638
  Accrued employee benefits......................................      15,324       13,304
  Accrued other expenses.........................................       4,534        1,078
  Write-downs of other real estate owned.........................         126          348
  Other..........................................................       5,005          824
                                                                       ------       ------
    Total deferred tax assets....................................      68,592       56,192
                                                                       ------       ------

Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities..........      13,430        6,630
  Depreciation...................................................      14,273        6,283
  Prepaid items..................................................         171          199
  Other..........................................................          10           11
                                                                       ------       ------
    Total deferred tax liabilities...............................      27,884       13,123
                                                                       ------       ------
    Net deferred tax assets......................................     $40,708      $43,069
                                                                      =======      =======

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 1998 follows:

                                                     1998                  1997                   1996
                                                ----------------     -----------------     -----------------
                                                            % of                  % of                  % of
                                                          Pretax                Pretax                Pretax
(Dollars in thousands)                           Amount   Income      Amount    Income      Amount    Income
-------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate..............    $81,047      35.0%   $72,658      35.0%    $65,425     35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income................     (2,663)     (1.1)    (2,519)     (1.2)     (2,500)    (1.3)
  State income taxes, net of Federal
    income tax benefit......................      3,626       1.6      4,200       2.0       4,748      2.5
  Other, net................................      2,426       1.0      1,213        .6       1,855      1.0
                                                -------      ----    -------      ----     -------     ----
    Actual tax expense......................    $84,436      36.5%   $75,552      36.4%    $69,528     37.2%
                                                =======      ====    =======      ====     =======     ====


11. Related Party Transactions

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1998 and 1997, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $75,506,000 and $84,066,000, respectively. During 1998, loan additions and loan deletions were $87,586,000 and $96,146,000, respectively.


40            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

12. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

As of January 1, 1998, Mercshares adopted the provisions of Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and other Postretirement Benefits. This Statement revised the disclosure requirements for pension and other postretirement benefit plans.

Mercshares sponsors qualified and nonqualified pension plans and other postretirement benefit plans for its employees. During 1998, there were amendments made to enhance the pension plans. There is no additional minimum pension liability required to be recognized. Included in the other postretirement benefit plans are health care and life insurance. All Mercshares affiliates have adopted the same health care and life insurance plans, except for one affiliate which has separate benefit plans. Employees were eligible for company paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. Employees may become eligible for company paid life insurance benefits if they qualify for retirement while working for Mercshares.

The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for each of the two years in the period ended December 31, 1998:

                                                                         Pension Benefits
                                                 -----------------------------------------------------------
                                                            1998                           1997                    Other Benefits
                                                 ----------------------------   ----------------------------    -------------------
                                                              Non-                            Non-
(Dollars in thousands)                           Qualified  qualified   Total   Qualified  qualified   Total      1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year           $97,945    $2,112   $100,057   $90,039    $ 1,555   $ 91,594  $ 10,293   $ 10,071
Service cost ....................................   3,416       183      3,599     2,988        162      3,150       129        131
Interest cost ...................................   7,457       171      7,628     6,537        145      6,682       698        731
Plan participants' contributions ................                                                                    494        476
Amendments ......................................   9,317       266      9,583
Actuarial (gain) loss ...........................  10,105       225     10,330       847        365      1,212      (476)        52
Acquisition .....................................                                  1,759                 1,759
Benefits paid ...................................  (5,115)      (33)    (5,148)   (4,225)      (115)    (4,340)   (1,204)    (1,168)
                                                   ------       ---     ------    ------       ----     ------    ------     ------
Benefit obligation at end of year ............... 123,125     2,924    126,049    97,945      2,112    100,057     9,934     10,293
                                                   ------       ---     ------    ------       ----     ------    ------     ------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year .. 108,108              108,108     90,691               90,691
Actual return on plan assets ....................  13,953               13,953     19,497               19,497
Acquisition .....................................                                   2,145                2,145
Employer contribution ...........................                33         33                  115        115       710        692
Plan participants' contributions ................                                                                    494        476
Benefits paid ...................................  (5,115)      (33)    (5,148)   (4,225)      (115)    (4,340)   (1,204)    (1,168)
                                                   ------       ---     ------    ------       ----     ------    ------     ------
Fair value of plan assets at end of year ........ 116,946              116,946    108,108              108,108
                                                   ------       ---     ------    ------       ----     ------    ------     ------

Funded status ...................................  (6,179)   (2,924)    (9,103)   10,163     (2,112)     8,051    (9,934)   (10,293)
Unrecognized net actuarial (gain) loss ..........  (6,126)      625     (5,501)  (10,766)       425    (10,341)     (448)         8
Unrecognized prior service cost .................   8,118       186      8,304      (350)       (65)      (415)
Unrecognized transition asset ...................  (2,082)      589     (1,493)   (2,777)       688     (2,089)
                                                   ------       ---     ------    ------       ----     ------    ------     ------
Prepaid (accrued) benefit cost .................. $(6,269)  $(1,524)   $(7,793)  $(3,730)   $(1,064)   $(4,794) $(10,382)  $(10,285)
                                                  =======   =======    =======   =======    =======    =======  ========   ========



   The following table provides the components of net periodic benefit cost for the pension plans for 1998, 1997 and 1996:

                                                                          Pension Benefits
                                      ----------------------------------------------------------------------------------------
                                                  1998                         1997                           1996
                                      ---------------------------  ----------------------------  -----------------------------
                                                   Non-                         Non-                         Non-
(Dollars in thousands)                Qualified qualified   Total  Qualified  qualified   Total  Qualified qualified    Total
------------------------------------------------------------------------------------------------------------------------------
Service cost .......................   $ 3,416  $   183   $ 3,599   $ 2,988   $   162   $ 3,150   $ 2,906    $    96   $ 3,002
Interest cost ......................     7,457      171     7,628     6,537       145     6,682     6,002        106     6,108
Expected return on plan assets .....    (8,488)            (8,488)   (7,247)             (7,247)   (6,519)              (6,519)
Amortization of prior service cost .       849       15       864        73        (7)       66        73         (7)       66
Recognized net actuarial (gain) loss                 25        25                  21        21
Amortization of transition asset ...      (695)      99      (596)     (695)       99      (596)     (695)        99      (596)
                                       -------  -------   -------   -------   -------   -------   -------    -------   -------
Net periodic benefit cost ..........   $ 2,539  $   493   $ 3,032   $ 1,656   $   420   $ 2,076   $ 1,767    $   294   $ 2,061
                                       =======  =======   =======   =======   =======   =======   =======    =======   =======

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           41

   The following table provides the components of net periodic benefit cost for the other postretirement benefit plans for 1998, 1997 and 1996:


                                                       Other Benefits
                                             ----------------------------------
(Dollars in thousands)                          1998        1997        1996
-------------------------------------------------------------------------------
Service cost.................................. $ 129       $ 131        $127
Interest cost.................................   698         731         725
Expected return on plan assets................
Amortization of prior service cost............                          (140)
Recognized net actuarial (gain) loss..........   (20)        (14)         24
Amortization of transition asset..............                           110
                                               -----       -----        ----
Net periodic benefit cost..................... $ 807       $ 848        $846
                                               =====       =====        ====

   The assumptions used in the measurement of the benefit obligation are shown in the following table:

                                                       Pension Benefits  Other Benefits
                                                       ----------------  --------------
As of December 31,                                      1998     1997     1998    1997
--------------------------------------------------------------------------------------
Discount rate.......................................... 6.50%    7.00%    6.50%   7.00%
Expected return on plan assets......................... 8.00%    8.00%     N/A     N/A
Rate of compensation increase.......................... 4.50%    4.50%    4.50%   4.50%

   For measurement purposes, a 5.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.0% for 2000 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                              1-Percentage-    1-Percentage-
                                                              Point Increase   Point Decrease
----------------------------------------------------------------------------------------------
Effect on total of service and interest cost components...       $   47           $   (43)
Effect on postretirement benefit obligation...............       $  523           $  (468)

13. OMNIBUS Stock Plan

The Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The Omnibus Stock Plan provides for the issuance of up to 2,902,500 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net operating income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. A summary of activity under the Omnibus Stock Plan during the years 1998, 1997 and 1996 follows:

                                                           Options issued  Weighted average
                                                          and outstanding    exercise price
---------------------------------------------------------------------------------------------
Balance, December 31, 1995...................................   1,504,330        $14.583
Granted .....................................................     189,000         17.304
Terminated/forfeited.........................................    (124,779)        14.988
Exercised....................................................     (92,047)        14.583
                                                                ----------
Balance, December 31, 1996...................................   1,476,504         14.90
Granted .....................................................      22,500         27.00
Terminated/forfeited.........................................     (15,278)        14.719
Exercised....................................................    (163,674)        14.583
                                                                ----------
Balance, December 31, 1997...................................   1,320,052         15.143
Granted .....................................................      20,500         32.354
Terminated/forfeited.........................................     (45,814)        14.583
Exercised....................................................    (110,309)        14.775
                                                                ----------
Balance, December 31, 1998...................................   1,184,429         15.498
                                                                ==========
Options exercisable at December 31, 1998 ....................   1,069,872         15.255


42            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

At December 31, 1998, the exercise price of options outstanding ranged from $14.583 to $35.25 and the weighted average remaining contractual life of the options outstanding was 6.4 years. The weighted average fair value of options granted during 1998, 1997 and 1996 was $9.77, $12.45 and $7.97, respectively. Compensation cost associated with the options granted and expected to vest for 1998, 1997 and 1996 was $1,048,000, $1,027,000 and $1,114,000, respectively.

   The weighted average fair value of all of the options granted is estimated as of the date of grant using the Black-Scholes option pricing model and assumes:
(a) the actual date of grant; (b) the exercise price equals the market value at date of grant; (c) dividend yield of 2.6% to 3.5%; (d) weighted average expected term of 4.3 years; (e) weighted average risk-free interest rate of 5.0% to 7.5%; and (f) weighted average volatility of 22.0%. Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, the compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

14. AFFILIATIONS

In 1998, the Corporation completed its affiliation with Marshall National Bank and Trust Company, Marshall, Virginia (Marshall) in a tax-free exchange of stock. Shareholders of Marshall received 675,798 shares of Mercshares common stock for the 386,170 shares of Marshall common stock and cash in lieu of any fractional share. Also in 1998, Mercshares announced and completed its affiliation with Marine Bank, a wholly-owned subsidiary of Marine BanCorp, in a tax-free exchange of stock. Shareholders of Marine BanCorp received 124,620 shares of Mercshares common stock for the 166,160 shares of Marine BanCorp common stock and cash in lieu of any fractional share. Marine Bank was merged into Farmers & Merchants Bank --Eastern Shore, a Mercshares affiliate. Both the Marshall and Marine Bank affiliations were accounted for as purchases.

   The results of operations of Marshall and Marine Bank subsequent to the dates of affiliation are included in Mercshares' Statement of Consolidated Income. The results of operations of Marshall and Marine Bank prior to the dates of affiliation are not material to Mercshares' results of operations.

15. Segment Reporting

In 1998, Mercshares adopted the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for reporting information about operating segments. Segments and the information reported on them are determined by using existing internal reporting levels and data that management relies on for decision making and performance assessment.

   Mercshares has determined that it has two reportable segments: its twenty Community Banks and Mercantile-Safe Deposit & Trust Company (MSD&T) which consists of the Banking Division and the Trust Division. The Community Banks operate in smaller geographic areas as compared to MSD&T which operates in a large metropolitan area. The accounting policies of the segments are the same as those described in Footnote No. 1. However, the segment data reflects intersegment transactions and balances.

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           43

The following tables present selected segment information for the years ended December 31, 1998, 1997 and 1996. The components in the "Other" column consist of amounts for the nonbank affiliates and intercompany eliminations. Certain expense amounts have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the "Adjustments" line.




                                         MSD&T-      MSD&T-       Total   Community
1998 (Dollars in thousands)             Banking       Trust       MSD&T       Banks        Other       Total
-------------------------------------------------------------------------------------------------------------
Net interest income.................  $ 118,872              $  118,872  $  233,728   $      765  $  353,365
Provision for loan losses...........     (3,001)                 (3,001)     (8,488)                 (11,489)
Noninterest income..................     25,159    $ 57,258      82,417      35,138       (8,862)    108,693
Noninterest expenses ...............    (68,811)    (32,321)   (101,132)   (123,796)       5,923    (219,005)
Adjustments.........................     14,172      (2,164)     12,008     (10,984)      (1,024)
                                         ------      ------      ------     -------       ------     -------
Income (loss) before income taxes...     86,391      22,773     109,164     125,598       (3,198)    231,564
Income tax (expense) benefit........    (31,210)     (9,109)    (40,319)    (45,369)       1,252     (84,436)
                                        -------      ------     -------     -------        -----     -------
Net income (loss)...................  $  55,181    $ 13,664  $   68,845  $   80,229   $   (1,946) $  147,128
                                      =========    ========  ==========  ==========   ==========  ==========
Average assets......................                         $2,752,200  $4,671,400   $ (162,800) $7,260,800
Average equity......................                            313,900     562,200       91,200     967,300


                                         MSD&T-      MSD&T-       Total   Community
1997 (Dollars in thousands)             Banking       Trust       MSD&T       Banks        Other       Total
-------------------------------------------------------------------------------------------------------------
Net interest income.................  $ 114,421              $  114,421  $  221,186   $      442  $  336,049
Provision for loan losses...........     (4,899)                 (4,899)     (8,804)                 (13,703)
Noninterest income..................     23,187    $ 50,858      74,045      31,264       (6,656)     98,653
Noninterest expenses ...............    (68,685)    (29,898)    (98,583)   (118,079)       3,258    (213,404)
Adjustments.........................     12,687      (3,080)      9,607      (8,655)        (952)
                                         ------      ------     -------     -------         ----   ---------
Income (loss) before income taxes...     76,711      17,880      94,591     116,912       (3,908)    207,595
Income tax (expense) benefit........    (26,879)     (7,152)    (34,031)    (42,453)         932     (75,552)
                                        -------      ------     -------     -------   ----------     -------
Net income (loss)...................  $  49,832    $ 10,728  $   60,560  $   74,459   $   (2,976) $  132,043
                                      =========    ========  ==========  ==========   ==========  ==========
Average assets......................                         $2,582,300  $4,359,400   $ (112,900) $6,828,800
Average equity......................                            297,900     523,400       65,100     886,400


                                         MSD&T-      MSD&T-       Total   Community
1996 (Dollars in thousands)             Banking       Trust       MSD&T       Banks        Other       Total
-------------------------------------------------------------------------------------------------------------
Net interest income.................  $ 104,802              $  104,802  $  207,341   $   (1,562) $  310,581
Provision for loan losses...........     (5,090)                 (5,090)     (9,576)                 (14,666)
Noninterest income..................     22,528    $ 45,817      68,345      28,566       (7,483)     89,428
Noninterest expenses ...............    (65,652)    (27,066)    (92,718)   (111,761)       6,064    (198,415)
Adjustments.........................     12,050      (2,985)      9,065      (7,360)      (1,705)
                                      ---------    --------  ----------  ----------   ----------  ----------
Income (loss) before income taxes...     68,638      15,766      84,404     107,210       (4,686)    186,928
Income tax (expense) benefit........    (25,134)     (6,306)    (31,440)    (38,688)         600     (69,528)
                                      ---------    --------  ----------  ----------   ----------  ----------
Net income (loss)...................  $  43,504    $  9,460  $   52,964  $   68,522   $   (4,086) $  117,400
                                      =========    ========  ==========  ==========   ==========  ==========
Average assets......................                         $2,378,800  $4,157,000   $  (99,500) $6,436,300
Average equity......................                            281,400     495,700       33,400     810,500

44            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

16. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

                                                                                  Three months ended
-------------------------------------------------------------------------------------------------------------
1998 (Dollars in thousands, except per share data)                   Dec. 31   Sept. 30    June 30  March 31
-------------------------------------------------------------------------------------------------------------
Net interest income............................................      $89,583    $89,727    $88,648   $85,407
Provision for loan losses......................................        3,014      2,849      3,138     2,488
Net income.....................................................       37,785     37,264     36,560    35,519
Per share of common stock:
   Basic.......................................................          .53        .52        .51       .49
   Diluted.....................................................          .53        .52        .50       .49


                                                                                 Three months ended
-------------------------------------------------------------------------------------------------------------
1997 (Dollars in thousands, except per share data)                   Dec. 31   Sept. 30    June 30  March 31
-------------------------------------------------------------------------------------------------------------
Net interest income............................................      $86,233    $85,615    $83,980   $80,221
Provision for loan losses......................................        3,760      3,518      3,012     3,413
Net income.....................................................       32,720     34,764     32,545    32,014
Per share of common stock:
   Basic.......................................................          .46        .48        .46       .45
   Diluted.....................................................          .45        .48        .46       .45

17. Fair Value of Financial Instruments

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1998 and 1997 are as follows:

                                             1998                           1997
                                   -------------------------    --------------------------
                                        Book          Fair           Book          Fair
(Dollars in thousands)                 Value         Value          Value         Value
------------------------------------------------------------------------------------------
Assets
Cash and short-term investments    $   312,710     $  312,710    $   413,786   $   413,786
Investment securities ..........     1,907,541      1,907,778      1,631,623     1,631,672

Loans ..........................     5,220,890                     4,978,522
Less: allowance for loan losses       (112,423)                     (106,097)
                                     ---------                   -----------
     Loans, net ................     5,108,467      5,221,316      4,872,425     4,951,233
                                     ---------    -----------    -----------   -----------
     Total financial assets ....   $ 7,328,718    $ 7,441,804    $ 6,917,834   $ 6,996,691
                                   ===========    ===========    ===========   ===========

Liabilities
Deposits .......................   $ 5,958,346    $ 5,968,154    $ 5,693,911   $ 5,706,744
Short-term borrowings ..........       511,945        511,945        402,734       402,734
Long-term debt .................        40,934         42,550         50,016        48,156
                                     ---------      ---------      ---------     ---------
     Total financial liabilities   $ 6,511,225    $ 6,522,649    $ 6,146,661   $ 6,157,634
                                   ===========    ===========    ===========   ===========


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           45

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1998 and 1997:

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

46            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

18. Mercantile Bankshares CorporaTion (Parent Corporation Only) Financial Information

                                        Balance Sheets

December 31,
(Dollars in thousands, except per share data)                                 1998        1997
------------------------------------------------------------------------------------------------
Assets
Cash...................................................................  $    6,221   $   4,160
Investment in bank affiliates..........................................     914,836     846,649
Investment in bank-related affiliates..................................      17,489      16,652
Interest-bearing deposits with bank affiliate..........................      16,000      51,000
Securities purchased under resale agreements with bank affiliate.......     185,074     168,693
Loans and advances to affiliates.......................................      39,300      33,370
Investment securities available-for-sale...............................       3,126       2,038
Excess cost over equity in affiliates..................................      50,314      36,230
Other assets...........................................................         547         926
                                                                         ----------  ----------
    Total..............................................................  $1,232,907  $1,159,718
                                                                         ==========  ==========

Liabilities and Stockholders' Equity
Liabilities:
  Commercial paper..................................................... $   185,074  $  168,693
  Accounts payable and other liabilities...............................       8,474       7,021
  Long-term debt.......................................................      40,000      49,000
                                                                             ------      ------
    Total liabilities..................................................     233,548     224,714
                                                                            -------     -------

Stockholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 130,000,000 shares;
    issued 71,026,927 shares in 1998 and 71,874,297 shares in 1997 ....     142,054     143,749
  Capital surplus......................................................      31,357      62,089
  Retained earnings....................................................     803,568     717,978
  Accumulated other comprehensive income...............................      22,380      11,188
                                                                             ------      ------
    Total stockholders' equity.........................................     999,359     935,004
                                                                            -------     -------
      Total............................................................  $1,232,907  $1,159,718
                                                                         ==========  ==========





                                     Statement of Income

                                                                                 (Dollars in thousands)
-------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                1998        1997        1996
-------------------------------------------------------------------------------------------------------------
Income
Dividends from bank affiliates............................................ $ 104,476    $ 96,091    $ 84,072
Dividends from bank-related affiliates....................................     1,560       1,431       1,291
Interest on interest-bearing deposits with bank affiliate.................     2,390       2,212         849
Interest on securities purchased under resale agreements
  with bank affiliate                                                          7,191       7,004       6,019
Interest on loans to affiliates...........................................     1,564       1,233         801
Other income..............................................................       104          51          31
                                                                             -------     -------      ------
    Total income..........................................................   117,285     108,022      93,063
                                                                             -------     -------      ------

Expenses
Amortization of excess cost over equity in affiliates.....................     3,444       2,347       1,975
Interest on short-term borrowings.........................................     7,321       7,004       6,388
Interest on long-term debt................................................     3,016       3,268       2,546
Other expenses............................................................     3,531       3,938       2,875
                                                                               -----       -----       -----
    Total expenses........................................................    17,312      16,557      13,784
                                                                              ------      ------      ------

Income before income tax benefit and equity in
  undistributed net income of affiliates..................................    99,973      91,465      79,279
Income tax (benefit)......................................................       537        (424)       (372)
                                                                            --------    --------    --------
                                                                              99,436      91,889      79,651

Equity in undistributed net income of:
  Bank affiliates.........................................................    46,856      39,667      37,129
  Bank-related affiliates.................................................       836         487         620
                                                                            --------    --------    --------
    Net Income............................................................  $147,128    $132,043    $117,400
                                                                            ========    ========    ========

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           47

18. Mercantile Bankshares Corporation (Parent Corporation Only) Financial Information (cont.)

                                   Statement of Cash Flows

                                                                                   (Dollars in thousands)
Increase (decrease) in cash and cash equivalents                                -----------------------------
For the Years Ended December 31,                                                  1998      1997      1996
-------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Dividends from affiliates.....................................................  $106,036 $  97,522  $ 85,363
Interest on securities purchased under resale agreements with bank affiliate..     7,191     7,004     6,019
Interest on loans to affiliates...............................................     1,607     1,157       604
Other income..................................................................     3,856     3,025     3,576
Interest paid.................................................................   (10,589)  (10,272)   (8,934)
Other expenses................................................................    (1,425)      664    (1,409)
Income taxes (paid) benefit...................................................    (1,125)      (48)     (951)
                                                                                --------  --------  --------
    Net cash provided by operating activities.................................   105,551    99,052    84,268
                                                                                --------  --------  --------

Cash Flows from Investing Activities:
Net increase in loans to affiliates...........................................    (5,930)  (14,370)   (5,000)
Net increase in other investments.............................................    (1,088)   (1,038)     (250)
Investment in affiliates......................................................              (1,910)
                                                                                --------  --------  --------
    Net cash used in investing activities.....................................    (7,018)  (17,318)   (5,250)
                                                                                --------  --------  --------

Cash Flows from Financing Activities:
Net increase (decrease) in commercial paper...................................    16,381    52,013    (8,800)
Proceeds from issuance of long-term debt......................................                        25,000
Repayment of long-term debt...................................................    (9,000)
Proceeds from issuance of shares..............................................     6,712     7,026     5,846
Repurchase of common shares...................................................   (67,646)  (12,295)  (28,578)
Dividends paid................................................................   (61,538)  (55,277)  (46,579)
                                                                                --------  --------  --------
    Net cash used in financing activities.....................................  (115,091)   (8,533)  (53,111)
                                                                                --------    ------   -------
Net increase (decrease) in cash and cash equivalents..........................   (16,558)   73,201    25,907
Cash and cash equivalents at beginning of year................................   223,853   150,652   124,745
                                                                                --------  --------  --------
Cash and cash equivalents at end of year......................................  $207,295  $223,853  $150,652
                                                                                ========  ========  ========



                                                                                   (Dollars in thousands)
Reconciliation of net income to net cash provided by operating activities       ----------------------------
For the Years Ended December 31,                                                  1998      1997      1996
------------------------------------------------------------------------------------------------------------
Net income....................................................................  $147,128  $132,043  $117,400
                                                                                --------  --------  --------
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Equity in undistributed net income of affiliates............................   (47,692)  (40,154)  (37,749)
  Amortization of excess cost over equity in affiliates.......................     3,444     2,347     1,975
  (Increase) decrease in interest receivable..................................        43       (76)     (197)
  Decrease in other receivables...............................................     1,362       762     2,696
  Decrease in interest payable................................................      (253)
  Increase in accrued expenses................................................     2,107     4,602     1,466
  Decrease in taxes payable...................................................      (588)     (472)   (1,323)
                                                                                --------  --------  --------
    Total adjustments.........................................................   (41,577)  (32,991)  (33,132)
                                                                                --------  --------  --------
Net cash provided by operating activities.....................................  $105,551 $  99,052  $ 84,268
                                                                                ======== =========  ========

48            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Five Year Selected Financial Data

Years Ended December 31,
(Dollars in thousands, except per share data)           1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------
Net Interest Income..........................      $ 353,365   $ 336,049   $ 310,581  $  286,788   $ 262,956
                                                   =========   =========   =========  ==========   =========
Net Income...................................      $ 147,128   $ 132,043   $ 117,400  $  104,432    $ 90,441
                                                   =========   =========   =========  ==========    ========
Net Income Per Share of common stock
Basic........................................          $2.05       $1.85       $1.64       $1.46       $1.25
Diluted......................................          $2.04       $1.84       $1.64       $1.46       $1.25
Total assets.................................     $7,609,563  $7,170,669  $6,642,681  $6,349,103  $5,938,225
                                                  ==========  ==========  ==========  ==========  ==========
Long-term debt...............................     $   40,934    $ 50,016    $ 49,395   $  25,623    $ 31,470
                                                  ==========    ========    ========   =========    ========
Provision for loan losses....................     $   11,489    $ 13,703    $ 14,666   $   7,988     $ 7,056
                                                  ==========    ========    ========   =========     =======
Per share cash dividends
Common.......................................          $..86        $.77        $.65        $.57        $.49
Cash dividends declared and paid
On common stock..............................       $ 61,538    $ 55,277    $ 46,579   $  41,013    $ 34,982
Year end loan data
Commercial, financial and agricultural.......     $1,777,711  $1,632,893  $1,506,662  $1,393,145  $1,311,064
Real estate-construction.....................        544,723     508,804     380,007     363,570     318,531
Real estate-mortgage:
  Commercial.................................      1,227,565   1,178,728   1,087,434     965,640     832,290
  1-4 family residential.....................      1,032,652   1,013,394     993,953     969,235     866,004
Home equity lines............................        147,330     156,603     144,284     130,934     132,512
Consumer.....................................        490,909     488,100     470,372     478,746     477,694
                                                     -------     -------     -------     -------     -------
    Total loans..............................      5,220,890   4,978,522   4,582,712   4,301,270   3,938,095
Less:
  Allowance for loan losses..................       (112,423)   (106,097)    (97,718)    (91,398)    (91,257)
                                                    --------    --------     -------     -------     -------
    Loans, net...............................     $5,108,467  $4,872,425  $4,484,994  $4,209,872  $3,846,838
                                                  ==========  ==========  ==========  ==========  ==========


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           49

Five Year Statistical Summary

Years Ended December 31,
(Dollars in thousands)                                  1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------
Average balance sheet statistics
Average loans:
  Commercial (including time & demand) loans..    $1,787,100  $1,659,900  $1,438,900  $1,351,600  $1,235,800
  Mortgage and construction loans............      2,570,400   2,523,900   2,348,200   2,116,400   1,927,800
  Consumer loans.............................        647,300     637,700     624,400     611,300     601,600
                                                     -------     -------     -------     -------     -------
    Total loans..............................      5,004,800   4,821,500   4,411,500   4,079,300   3,765,200
                                                   ---------   ---------   ---------   ---------   ---------
Federal funds sold...........................        177,100      78,700      80,300      62,700      12,200
Securities purchased under resale agreements.          8,100       5,400       5,300      20,000
Average securities:
  U.S. government obligations................      1,668,600   1,551,200   1,564,600   1,491,900   1,675,900
  States and political subdivisions..........         14,300      13,100      14,700      13,500      14,100
  Other investments*.........................         23,300      22,900      17,700      10,300      10,600
                                                      ------      ------      ------      ------      ------
    Total securities.........................      1,706,200   1,587,200   1,597,000   1,515,700   1,700,600
                                                   ---------   ---------   ---------   ---------   ---------
      Total earning assets...................     $6,896,200  $6,492,800  $6,094,100  $5,677,700  $5,478,000
                                                  ==========  ==========  ==========  ==========  ==========
Average deposits:
  Noninterest-bearing deposits...............     $1,216,700  $1,069,000   $ 982,200  $  888,900   $ 890,100
  Savings deposits...........................      2,264,300   2,198,800   2,214,700   2,200,200   2,410,400
  Time deposits..............................      2,234,000   2,181,200   2,021,400   1,777,500   1,392,000
                                                   ---------   ---------   ---------   ---------   ---------
    Total deposits...........................     $5,715,000  $5,449,000  $5,218,300  $4,866,600  $4,692,500
                                                  ==========  ==========  ==========  ==========  ==========
Average borrowed funds:
  Short-term borrowings......................     $  439,900   $ 353,600   $ 292,900  $  280,900   $ 314,400
  Long-term debt.............................         45,800      49,900      39,600      27,900      31,900
                                                      ------      ------      ------      ------      ------
    Total borrowed funds.....................     $  485,700   $ 403,500   $ 332,500  $  308,800   $ 346,300
                                                  ==========   =========   =========  ==========   =========

Average Rates**
Loans:
  Commercial (including time & demand) loans.           9.01%       9.09%       9.32%       9.76%       8.32%
  Mortgage and construction loans............           8.95        9.08        9.06        9.12        8.47
  Consumer loans.............................           8.95        9.06        9.27        9.59        8.66
    Total loans..............................           8.97        9.08        9.17        9.40        8.45
Federal funds sold...........................           5.30        5.57        5.22        5.72        3.93
Securities purchased under resale agreements.           5.69        5.63        6.13        5.63
Securities:
  U.S. government obligations................           5.91        6.00        5.82        5.45        5.15
  States and political subdivisions..........           7.96        7.74        7.59        7.75        7.79
  Other investments*.........................           8.83        8.23        7.20        8.01        7.25
    Total securities.........................           5.97        6.05        5.84        5.49        5.19
      Composite rate earned..................           8.13%       8.29%       8.24%       8.30%       7.43%
                                                        ====        ====        ====        ====        ====
Deposits:
  Savings deposits...........................           2.50%       2.62%       2.63%       2.94%       2.72%
  Time deposits..............................           5.44        5.49        5.57        5.56        4.36
    Total interest-bearing deposits..........           3.96        4.05        4.03        4.11        3.32
Borrowed funds:
  Short-term borrowings......................           4.73        4.87        4.85        5.38        3.85
  Long-term debt.............................           6.73        6.67        6.55        6.48        6.66
    Total borrowed funds.....................           4.92        5.09        5.05        5.48        4.11
      Composite rate paid....................           4.05%       4.14%       4.11%       4.21%       3.39%
                                                        ====        ====        ====        ====        ====

 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.

50            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

(Dollars in thousands)                               1998          1997          1996         1995          1994
--------------------------------------------------------------------------------------------------------------------
Return on Equity and Assets
Average total assets .........................   $7,260,800    $6,828,800    $6,436,300    $6,000,400    $5,801,600
                                                 ==========    ==========    ==========    ==========    ==========
Average stockholders' equity .................   $  967,300    $  886,400    $  810,500    $  753,500    $  704,400
                                                 ==========    ==========    ==========    ==========    ==========
Return on average total assets ...............         2.03%         1.93%         1.82%         1.74%         1.56%
Return on average stockholders' equity .......        15.21%        14.90%        14.48%        13.86%        12.84%
Average stockholders' equity as a percentage
  of average total assets ....................        13.32%        12.98%        12.59%        12.56%        12.14%
Dividends paid per share as a percentage
  of basic net income per share ..............         42.0%         41.6%         39.6%         39.0%         39.2%

Sources of Income
Commercial (including time & demand) loans ...         23.7%         23.3%         22.2%         23.4%         20.5%
Mortgage and construction loans ..............         34.5          36.2          36.2          35.1          33.3
Consumer loans ...............................          8.7           9.1           9.8          10.7          10.6
Federal funds sold ...........................          1.4            .7            .7            .7            .1
Securities purchased under resale agreements .           .1                          .1            .2
Securities ...................................         15.2          15.1          15.8          15.1          18.1
                                                 ----------    ----------    ----------    ----------    ----------
    Total interest income ....................         83.6          84.4          84.8          85.2          82.6
Trust division services ......................          8.7           8.1           7.9           8.1           8.9
Other income .................................          7.7           7.5           7.3           6.7           8.5
                                                 ----------    ----------    ----------    ----------    ----------
    Total income .............................        100.0%        100.0%        100.0%        100.0%        100.0%
                                                 ==========    ==========    ==========    ==========    ==========
Net Interest Income
  (Taxable Equivalent)
Interest earned:
  Loans ......................................   $  449,044    $  437,829    $  404,530    $  383,523    $  318,132
  Federal funds sold .........................        9,387         4,389         4,195         3,587           479
  Securities purchased under resale agreements          464           301           325         1,126
  Taxable securities .........................      100,726        94,937        92,211        82,094        87,200
  Tax-exempt securities ......................        1,141         1,012         1,115         1,046         1,099
                                                      -----         -----         -----         -----         -----
    Total interest income ....................      560,762       538,468       502,376       471,376       406,910
                                                    -------       -------       -------       -------       -------
Interest paid:
  Savings deposits ...........................       56,720        57,702        58,187        64,732        65,488
  Time deposits ..............................      121,424       119,667       112,576        98,824        60,709
                                                    -------       -------       -------        ------        ------
    Total interest-bearing deposits ..........      178,144       177,369       170,763       163,556       126,197
  Short-term borrowings ......................       20,800        17,220        14,199        15,123        12,111
  Long-term debt .............................        3,083         3,332         2,596         1,808         2,125
                                                      -----         -----         -----         -----         -----
    Total interest expense ...................      202,027       197,921       187,558       180,487       140,433
                                                    -------       -------       -------       -------       -------
      Net interest income ....................   $  358,735    $  340,547    $  314,818    $  290,889    $  266,477
                                                 ==========    ==========    ==========    ==========    ==========


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           51

Five Year Summary of Consolidated Income

                                                                   For the Years Ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                 1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans...................       $444,519    $434,033    $400,800    $379,888    $315,094
Interest and dividends on securities.........        101,017      95,242      92,812      82,670      87,766
Other interest income........................          9,856       4,695       4,527       4,717         529
                                                       -----       -----       -----       -----         ---
    Total interest income....................        555,392     533,970     498,139     467,275     403,389
                                                     -------     -------     -------     -------     -------

Interest Expense
Interest on deposits.........................        178,144     177,369     170,763     163,556     126,197
Interest on short-term borrowings............         20,800      17,220      14,199      15,123      12,111
Interest on long-term debt...................          3,083       3,332       2,596       1,808       2,125
                                                       -----       -----       -----       -----       -----
    Total interest expense...................        202,027     197,921     187,558     180,487     140,433
                                                     -------     -------     -------     -------     -------

Net Interest Income..........................        353,365     336,049     310,581     286,788     262,956
Provision for loan losses....................         11,489      13,703      14,666       7,988       7,056
                                                      ------      ------      ------       -----       -----

Net Interest Income After
   Provision for Loan Losses.................        341,876     322,346     295,915     278,800     255,900
                                                     -------     -------     -------     -------     -------

Noninterest Income
Trust division services......................         58,018      51,547      46,244      44,273      43,360
Service charges on deposit accounts..........         17,889      16,890      16,234      15,764      15,655
Other income.................................         32,786      30,216      26,950      20,869      25,792
                                                      ------      ------      ------      ------      ------
    Total noninterest income.................        108,693      98,653      89,428      80,906      84,807
                                                     -------      ------      ------      ------      ------

Noninterest expenses
Salaries and employee benefits...............        131,618     124,563     120,783     117,512     110,870
Net occupancy and equipment expenses.........         30,486      32,663      29,491      27,999      24,848
Amortization of excess cost over equity
  in affiliates..............................          3,444       2,347       1,975       1,276       1,131
Other expenses...............................         53,457      53,831      46,166      46,910      56,972
                                                      ------      ------      ------      ------      ------
    Total noninterest expenses...............        219,005     213,404     198,415     193,697     193,821
                                                     -------     -------     -------     -------     -------
Income before income taxes...................        231,564     207,595     186,928     166,009     146,886
Applicable income taxes......................         84,436      75,552      69,528      61,577      56,445
                                                      ------      ------      ------      ------      ------
Net Income...................................       $147,128    $132,043    $117,400    $104,432    $ 90,441
                                                    ========    ========    ========    ========    ========

52            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

PRINCIPAL AFFILIATES


                          EXECUTIVE OFFICERS                DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE             ROBERT E. HENEL, JR.          GEORGE R. BENSON, JR.
LOGO APPEARS              PRESIDENT AND               CLARENCE A. BLACKWELL
HERE]                     CHIEF EXECUTIVE OFFICER     BENNETT CRAIN, JR.
                        CAROLYN D. O'LEARY            RALPH W. CROSBY
THE ANNAPOLIS             EXECUTIVE VICE PRESIDENT    FRANCIS E. GARDINER, JR.
BANKING AND             ERNEST R. AMADIO              ROBERT E. HENEL, JR.
TRUST COMPANY             SENIOR VICE PRESIDENT       JOHN K. HOPKINS
                        WILLIAM A. BUSIK              JOHN R. MOSES
Main Street and           SENIOR VICE PRESIDENT       JOHN W. RENARD
Church Circle           MILDRED L. HENRY              PATRICIA A. ROCHE, PH.D.
Annapolis,                SENIOR VICE PRESIDENT
Maryland 21401          CHARLES E. RUCH, JR.
410/268-3366              SENIOR VICE PRESIDENT
                        LYNDALL R. WARD
11 Offices                SENIOR VICE PRESIDENT
                        PAMELA BOWEN FALSIS
CHARTERED IN 1904         VICE PRESIDENT AND
                          CORPORATE SECRETARY


     BALANCE SHEET
  (Dollars in thousands)              December 31, 1998
------------------------------------------------------------
ASSETS                       LIABILITIES AND EQUITY
------------------------     -------------------------------
Cash and due
  from banks   $   7,113     Total deposits         $269,689

Earning assets   329,634     Short-term borrowings    34,050

Allowance for                Other liabilities and
  loan losses     (3,043)      accrued expenses        2,160

Other assets       6,294     Long-term debt               --
               ---------
                             Stockholders' equity     34,099
Total assets   $ 339,998                            --------
               =========     Total liabilities
                               and equity           $339,998
Net income     $   4,988                            ========
               =========



                     EXECUTIVE OFFICERS                     DIRECTORS
-------------------------------------------------------------------------------
[MERCANTILE        ROBERT E. DICKERSON                THURMAN ADAMS, JR.
LOGO APPEARS         PRESIDENT AND                    R. CAROL CAMPBELL-HANSEN
HERE]                CHIEF EXECUTIVE OFFICER          ROBERT E. DICKERSON
                   D. BRENT HURLEY                    DAVID C. DOANE
BALTIMORE TRUST      SENIOR VICE PRESIDENT            D. BRENT HURLEY
COMPANY            B. PHILIP LYNCH, JR.               RICHARD I. LEWIS
                     VICE PRESIDENT AND CASHIER       JAY C. MURRAY
One West Church    JANET L. MCCABE                    WILLIAM O. MURRAY
Street               VICE PRESIDENT AND SECRETARY     P. COLEMAN TOWNSEND,JR.
Selbyville,        KENNETH R. GRAHAM
Delaware 19975       VICE PRESIDENT
302/436-8236

6 Offices

CHARTERED IN 1903

BALANCE SHEET
(Dollars in thousands)        December 31, 1998
----------------------------------------------------------
ASSETS                     LIABILITIES AND EQUITY
----------------------     -------------------------------
Cash and due
  from banks    $  5,554   Total deposits         $219,097

Earning assets   257,049   Short-term borrowings     1,035

Allowance for              Other liabilities and
  loan losses     (2,987)    accrued expenses        3,197

Other assets       6,988   Long-term debt               --
                --------
                           Stockholders' equity     43,275
Total assets    $266,604                          --------
                ========   Total liabilities
                             and equity           $266,604
Net income      $  5,814                          ========
                ========


                     EXECUTIVE OFFICERS                 DIRECTORS
-------------------------------------------------------------------------------

[MERCANTILE                 WESLEY E. HUGHES, JR.        WARREN E. BARLEY
LOGO APPEARS                  PRESIDENT AND              KENNETH O. DIXON
HERE]                         CHIEF EXECUTIVE OFFICER    WESLEY E. HUGHES, JR.
                            JAMES E. SHOOK               EVELYN SUSAN HUNGERFORD
Bank of Southern              SENIOR VICE PRESIDENT      EDWARD L. SANDERS, JR.
Maryland                    JAMES F. DIMISA              ROBERT J. SCHICK
                              VICE PRESIDENT AND         JAMES C. SIMPSON
304 Charles Street            CASHIER                    JOHN L. SPRAGUE
LaPlata,                    J. WAYNE WELSH               J. BLACKLOCK WILLS, JR.
Maryland 20646                VICE PRESIDENT
301/934-1000                DIANE M. KESTLER
                              CHIEF FINANCIAL OFFICER
6 Offices

CHARTERED IN 1906

BALANCE SHEET
(Dollars in thousands)              December 31, 1998
-------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
---------------------------    ------------------------------
Cash and due                   Total deposits            $172,820
  from banks       $  6,748
                               Short-term borrowings           --
Earning assets      191,873
                               Other liabilities and
Allowance for                    accrued expenses           1,031
  loan losses        (2,764)
                               Long-term debt                  --
Other assets          4,421
                   --------    Stockholders' equity        26,427
                                                         --------
Total assets       $200,278    Total liabilities
                   ========      and equity              $200,278
                                                         ========
Net income         $  4,107
                   ========


                     EXECUTIVE OFFICERS                 DIRECTORS
-------------------------------------------------------------------------------
[MERCANTILE             HAROLD J. KAHL                    CHARLES R. BAILEY, JR.
LOGO APPEARS              PRESIDENT AND                   GORDON F. BOWEN
HERE]                     CHIEF EXECUTIVE OFFICER         BEDFORD C. GLASCOCK
                        DONALD M. PARSONS, JR.            ALLEN S. HANDEN
Calvert Bank And          SENIOR VICE PRESIDENT,          DANA M. JONES
Trust Company             LOANS/BUSINESS DEVELOPMENT      HAROLD J. KAHL
                        KEVIN R. BAER                     LARRY D. KELLEY
Calvert Village           VICE PRESIDENT                  MAURICE T. LUSBY, III
Shopping Center         LEONARD J. CLEMENTS               JOHN D. MURRAY
P.O. Box 590              VICE PRESIDENT                  JOHN A. SIMPSON, JR.
Prince Frederick,       PATRICIA A. DIEDRICH              GUFFRIE M. SMITH, JR.
Maryland 20678            VICE PRESIDENT                  W. DAVID SNEADE
410/535-3535            R. LINDA HIPSLEY
                          VICE PRESIDENT AND TREASURER
6 Offices               JUDITH T. MCMANUS
                          VICE PRESIDENT AND
CHARTERED IN 1963         ASSISTANT CORPORATE SECRETARY
                        JANICE M. LOMAX
                          CORPORATE SECRETARY




BALANCE SHEET
(Dollars in thousands)        December 31, 1998
--------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
------------------------    ----------------------------------
Cash and due                Total deposits            $164,949
  from banks    $  8,521
                            Short-term borrowings           --
Earning assets   174,616
                            Other liabilities and
Allowance for                 accrued expenses           1,196
  loan losses     (2,396)
                            Long-term debt                  --
Other assets       4,369
                --------    Stockholders' equity        18,965
                                                      --------
Total assets    $185,110    Total liabilities
                ========      and equity              $185,110
                                                      ========
Net income      $  4,324
                ========


               (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES        53

                                      EXECUTIVE OFFICERS                 DIRECTORS
---------------------------------------------------------------------------------------
[MERCANTILE                           R. RAYMOND TARRACH           EDWARD M. ATHEY
LOGO APPEARS                            PRESIDENT AND              EDWARD S. GILLESPIE
HERE]                                   CHIEF EXECUTIVE OFFICER    GEORGE H. GODFREY
                                      RUSSELL W. CARLOW            CLARENCE A. HAWKINS
The Chestertown Bank of Maryland        SENIOR VICE PRESIDENT      WILLIAM M. KNIGHT
                                        AND SENIOR LOAN OFFICER    R. RAYMOND TARRACH
211 High Street                       SHARON A. USILTON            EUGENIA C. WOOTTON
Chestertown,                            VICE PRESIDENT AND
Maryland 21620                          SENIOR ADMINISTRATIVE
410/778-2400                            OFFICER

8 Offices

CHARTERED IN 1904

BALANCE SHEET
(Dollars in thousands)                   December 31, 1998
----------------------------------------------------------------------
ASSETS                         LIABILITIES AND EQUITY
--------------------------     ---------------------------------------
Cash and due                   Total deposits                 $145,881
  from banks      $  4,005
                               Short-term borrowings             6,474
Earning assets     175,198
                               Other liabilities and
Allowance for                    accrued expenses                1,311
  loan losses       (2,082)
                               Long-term debt                       --
Other assets         4,474
                  --------     Stockholders' equity             27,929
                                                              --------
Total assets      $181,595     Total liabilities
                  ========       and equity                   $181,595
                                                              ========
NET INCOME        $  3,653
                  ========

                                      EXECUTIVE OFFICERS                 DIRECTORS
---------------------------------------------------------------------------------------
[MERCANTILE                       PETER W. FLOECKHER, JR.        LARRY P. BORMEL
LOGO APPEARS                        PRESIDENT AND                WILLIAM H. CARTER, JR.
HERE]                               CHIEF EXECUTIVE OFFICER      CHARLES E. CASTLE, JR.
                                  GLENN L. WILSON                JOHN N. FAIGLE
The Citizens National Bank          EXECUTIVE VICE PRESIDENT     PETER W. FLOECKHER, JR.
                                    AND SENIOR CREDIT OFFICER    MARTIN L. GOOZMAN
517 Main Street                   JOSEPH F. PIPITONE             THOMAS E. LYNCH, SR.
Laurel,                             SENIOR VICE PRESIDENT,       MICHELE K. RYAN
Maryland 20707                      COMMUNITY BANKING, AND
301/725-3100                        SECRETARY
301/953-3044
Baltimore:
410/792-7626

17 Offices

CHARTERED IN 1890

BALANCE SHEET
(Dollars in thousands)                     December 31, 1998
----------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -----------------------------------
Cash and due                       Total deposits           $484,134
  from banks           $ 27,661
                                   Short-term borrowings      36,195
Earning assets          558,578
                                   Other liabilities and
Allowance for                        accrued expenses          5,476
  loan losses            (6,657)
                                   Long-term debt                 --
Other assets             17,989
                       --------    Stockholders' equity       71,766
                                                            --------

Total assets           $597,571    Total liabilities
                       ========      and equity             $597,571
                                                            ========

Net income             $ 10,450
                       ========

================================================================================

                             EXECUTIVE OFFICERS                 DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE                   S. DELL FOXX                 THOMAS F. BRADLEE
LOGO APPEARS                    PRESIDENT AND              S. DELL FOXX
HERE]                           CHIEF EXECUTIVE OFFICER    SAMUEL M. GAWTHROP, JR.
                              RAYMOND W. HAMM, JR.         RUTH N. GRAYBEAL
County Banking & Trust          EXECUTIVE VICE PRESIDENT   HARRY E. HAMMOND
Company                                                    RALPH R. LANPHAR
                                                           HOWARD D. MCFADDEN
123 North Street                                           G. EUGENE MACKIE
P.O. Box 100                                               FRANKLIN T. WILLIAMS, III
Elkton,
Maryland 21921
410/398-2600

9 Offices

CHARTERED IN 1908

BALANCE SHEET
(Dollars in thousands)                   December 31, 1998
--------------------------------------------------------------------
ASSETS                               LIABILITIES AND EQUITY
-------------------------------      -------------------------------
Cash and due                         Total deposits         $270,559
  from banks           $  9,769
                                     Short-term borrowings     5,520
Earning assets          294,653
                                     Other liabilities and
Allowance for                          accrued expenses        1,435
  loan losses            (4,382)
                                     Long-term debt               --
Other assets             10,072
                         ------      Stockholders' equity     32,598
                                                            --------
Total assets           $310,112      Total liabilities
                       ========        and equity           $310,112
                                                            ========
Net income             $  5,224
                       ========

================================================================================

                                EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE                     GEORGE N. MCMATH              KELLY B. CONKLIN
LOGO APPEARS                      CHAIRMAN OF THE BOARD       GENE H. CROCKETT
HERE]                           H. B. REW, JR.                JEFFERY L. DAVIS
                                  VICE CHAIRMAN AND           M. CARTER DAVIS, JR.
Farmers & Merchants Bank-         CHIEF EXECUTIVE OFFICER     JOHN H. DUER, III
Eastern Shore                   TED D. DUER                   CROXTON GORDON
                                  PRESIDENT AND               W. REVELL LEWIS, III
25275 Lankford Highway            CHIEF OPERATING OFFICER     THOMAS J. MAPP, JR.
P.O. Box 623                    JULIE M. BADGER               NORMAN JAMES MARSHALL
Onley,                            SENIOR VICE PRESIDENT AND   GEORGE N. MCMATH
Virginia 23418                    CHIEF FINANCIAL OFFICER     KATHERINE T. MEARS
757/787-4111                    ROBERT J. BLOXOM              H. B. REW, JR.
757/824-3052                      SENIOR VICE PRESIDENT AND   THOMAS N. RICHARDSON
                                  SENIOR LENDING OFFICER      ROBERT L. SIMPSON
5 Offices                       ELIZABETH A. KERNS            C. A. TURNER, III
                                  SENIOR VICE PRESIDENT       RICHARD W. YOUNG
CHARTERED IN 1909                 AND SECRETARY

   BALANCE SHEET
(Dollars in thousands)                December 31, 1998
-----------------------------------------------------------------
ASSETS                            LIABILITIES AND EQUITY
-------------------------------   -------------------------------
Cash and due                      Total deposits         $151,451
  from banks           $  4,060
                                  Short-term borrowings     1,426
Earning assets          182,841
                                  Other liabilities and
Allowance for                       accrued expenses        1,278
  loan losses            (3,614)
                                  Long-term debt               --
Other assets              5,644
                       --------   Stockholders' equity     34,776
                                                         --------
Total assets           $188,931   Total liabilities
                       ========     and equity           $188,931
                                                         ========
Net income             $  3,715
                       ========


54           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                            EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE              C. JOSEPH CUNNINGHAM, III     C. JOSEPH CUNNINGHAM, III
LOGO APPEARS               PRESIDENT AND               HUGH A. MCMULLEN
HERE]                      CHIEF EXECUTIVE OFFICER     JAMES A. POLAND
                                                       F. EMMETT SMITH
The Fidelity Bank                                      KAREN O. SULLIVAN
                                                       DAVID W. TURNBULL
59 East Main Street
Frostburg,
Maryland 21532
301/689-1111

3 Offices

CHARTERED IN 1902

   BALANCE SHEET
(Dollars in thousands)              December 31, 1998
-----------------------------------------------------------------
ASSETS                            LIABILITIES AND EQUITY
-------------------------------   -------------------------------
Cash and due                      Total deposits          $37,820
  from banks           $  1,881
                                  Short-term borrowings        --
Earning assets           40,641
                                  Other liabilities and
Allowance for                       accrued expenses          244
  loan losses              (430)
                                  LONG-TERM DEBT               --
Other assets                935
                        -------   Stockholders' equity      4,963
                                                          -------
Total assets            $43,027   Total liabilities
                        =======     and equity            $43,027
                                                          =======
Net income              $   515
                        =======


                            EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE               JOHN A. CANDELA                SAMUEL M. BAILEY, JR.
LOGO APPEARS                CHAIRMAN, PRESIDENT AND      MARTIN A. BARLEY
HERE]                       CHIEF EXECUTIVE OFFICER      JOSEPH E. BELL, II
                          WILLIAM T. STURGIS             ELMER BROWN
The First                   EXECUTIVE VICE PRESIDENT,    EDWARD S. BURROUGHS
National Bank               BUSINESS DEVELOPMENT         JOHN A. CANDELA
of St. Mary's             GEORGE A. FERGUSON             FORD L. DEAN
                            SENIOR VICE PRESIDENT,       FRANCES P. EAGAN
41615 Park Avenue           CASHIER, SENIOR OPERATIONS   GEORGE A. FERGUSON
P.O. Box 655                OFFICER AND SECRETARY TO     ROGER D. HILL
Leonardtown,                THE BOARD                    JOSEPH F. MITCHELL
Maryland 20650            DAN KUBICAN                    EDMUND W. WETTENGEL
301/475-8081                SENIOR VICE PRESIDENT AND
                            SENIOR LOAN OFFICER
8 Offices                 GENEVIEVE M. HUNT
                            SENIOR VICE PRESIDENT
CHARTERED IN 1903           AND CONTROLLER




   BALANCE SHEET
(Dollars in thousands)                 December 31, 1998
-------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------
Cash and due                        Total deposits         $246,835
  from banks           $  6,228
                                    Short-term borrowings     4,125
Earning assets          285,898
                                    Other liabilities and
Allowance for                         accrued expenses        2,218
  loan losses            (3,430)
                                    Long-term debt               --
Other assets              6,389
                       --------     Stockholders' equity     41,907
                                                           --------
Total assets           $295,085     Total liabilities
                       ========       and equity           $295,085
                                                           ========

Net income             $  7,321
                       ========


                                EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
The Forest Hill State Bank     PAUL E. PEAK                  THOMAS A. BURKE
                                 PRESIDENT AND               JOHN B. DINNING
130 South Bond Street            CHIEF EXECUTIVE OFFICER     ANN K. EDIE
Bel Air,                       RUSSELL R. CULLUM             HENRY S. HOLLOWAY
Maryland 21014                   EXECUTIVE VICE PRESIDENT    RICHARD E. KINARD
410/838-6131                   MICHAEL F. ALLEN              C. RAY MANN
Baltimore:                       SENIOR VICE PRESIDENT       PAUL E. PEAK
410/879-1475                                                 BARBARA LEE RUDOLPH
                                                             R. EDWARD SCHUELER, JR.
7 Offices                                                    GREGORY A. SZOKA
                                                             F. D. WHITEFORD
CHARTERED IN 1913

   BALANCE SHEET
(Dollars in thousands)                December 31, 1998
------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due                       Total deposits         $222,725
  from banks           $  6,536
                                   Short-term borrowings    18,950
Earning assets          260,900
                                   Other liabilities and
Allowance for                        accrued expenses        1,630
  loan losses            (3,865)
                                   Long-term debt               --
Other assets              7,019
                       --------    Stockholders' equity     27,285
                                                          --------
Total assets           $270,590    Total liabilities
                       ========      and equity           $270,590
                                                          ========
Net income             $  4,879
                       ========


                            EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Fredericktown Bank &      J. BRIAN GAENG                W. BERT ANDERSON
Trust Company               PRESIDENT AND               MARVIN E. AUSHERMAN
                            CHIEF EXECUTIVE OFFICER     GEORGE W. BRUCHEY
30 North Market Street    DAVID L. HOFFMAN              DAVID P. CHAPIN
Frederick,                  VICE PRESIDENT              CALEB C. EWING, JR.
Maryland 21701                                          J. BRIAN GAENG
301/662-8231                                            ROBERT E. GEARINGER
                                                        RICHARD L. KESSLER
8 Offices                                               CHRISTOPHER T. KLINE
                                                        DAVID C. MEADOWS
CHARTERED IN 1828                                       PETER H. PLAMONDON
                                                        ALFRED P. SHOCKLEY


   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------
Cash and due                        Total deposits         $182,540
  from banks           $  4,750
                                    Short-term borrowings     5,485
Earning assets          211,547
                                    Other liabilities and
ALLOWANCE FOR                         accrued expenses        1,909
  LOAN LOSSES            (3,583)
                                    Long-term debt               --
Other assets              6,177
                       --------     Stockholders' equity     28,957
                                                           --------
Total assets           $218,891     Total liabilities
                       ========       and equity           $218,891
                                                           ========
Net income             $  3,916
                       ========


              (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES         55

                            EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
MARSHALL NATIONAL        GEORGE R. THOMPSON, JR.         RANDOLPH S. E. CARTER
BANK AND TRUST             CHAIRMAN OF THE BOARD         WM. HUNTER DEBUTTS, JR.
COMPANY                  THOMAS W. DIZEREGA              THOMAS W. DIZEREGA
                           VICE CHAIRMAN                 THOMAS B. GLASCOCK
8372 West Main Street    DONALD R. YOWELL                HARVEY L. PEARSON
Marshall,                  PRESIDENT AND                 RICHARD C. RIEMENSCHNEIDER
Virginia 20115             CHIEF EXECUTIVE OFFICER       GEORGE R. THOMPSON, JR.
540/364-1555             MICHAEL A. EWING                EVELYN D. TRUMBO
                           EXECUTIVE VICE PRESIDENT      LEWIS S. WILEY
2 Offices                  AND SENIOR CREDIT OFFICER     DONALD R. YOWELL
                         ANITA L. SHULL
CHARTERED IN 1905          SENIOR VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                         JOSEPH L. RUTHERFORD
                           SENIOR VICE PRESIDENT
                           AND CASHIER
                         JERRY D. MEDLOCK
                           SENIOR VICE PRESIDENT
                         CAROL C. MEREWETHER
                           VICE PRESIDENT AND
                           CORPORATE SECRETARY


   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due                       Total deposits          $72,974
  from banks            $ 2,795
                                   Short-term borrowings        --
Earning assets           77,673
                                   Other liabilities and
Allowance for                        accrued expenses          659
  loan losses            (1,176)
                                   Long-term debt               --
Other assets              2,831
                        -------    STOCKHOLDERS' EQUITY      8,490
                                                           -------
Total assets            $82,123
                        =======    Total liabilities
                                     and equity            $82,123
Net income*             $   846                            =======
                        =======


*Represents the nine months of
 earnings since affiliation.

                                 EXECUTIVE OFFICERS              DIRECTORS
-------------------------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Mercantile-Safe Deposit &     H. FURLONG BALDWIN                 CYNTHIA A. ARCHER
Trust Company                   CHAIRMAN OF THE BOARD AND        H. FURLONG BALDWIN
                                CHIEF EXECUTIVE OFFICER          THOMAS M. BANCROFT, JR.
2 Hopkins Plaza               J. MARSHALL REID                   RICHARD O. BERNDT
Baltimore,                      PRESIDENT AND                    JAMES A. BLOCK, M.D.
Maryland 21201                  CHIEF OPERATING OFFICER          WILLIAM R. BRODY, M.D.
410/237-5900                  JACK E. STEIL                      GEORGE L. BUNTING, JR.
                                CHAIRMAN, CREDIT POLICY          MARTIN L. GRASS
18 Offices                    KENNETH A. BOURNE, JR.             FREEMAN A. HRABOWSKI, III
                                EXECUTIVE VICE PRESIDENT         B. LARRY JENKINS
CHARTERED IN 1864             CHARLES E. SIEGMANN                MARY JUNCK
                                EXECUTIVE VICE PRESIDENT         ROBERT A. KINSLEY
                              MALCOLM C. WILSON                  WILLIAM J. MCCARTHY
                                EXECUTIVE VICE PRESIDENT         MORRIS W. OFFIT
                              TERRY L. TROUPE                    MORTON B. PLANT
                                CHIEF FINANCIAL OFFICER          CHRISTIAN H. POINDEXTER
                              ALAN D. YARBRO                     J. MARSHALL REID
                                GENERAL COUNSEL AND SECRETARY    DONALD J. SHEPARD
                                                                 BRIAN B. TOPPING
   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-----------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------
Cash and due                        Total deposits       $1,989,901
  from banks         $  202,566
                                    Short-term borrowings   512,552
Earning assets        2,641,669
                                    Other liabilities and
Allowance for                         accrued expenses       51,119
  loan losses           (43,115)
                                    Long-term debt               --
Other assets             81,489
                     ----------     Stockholders' equity    329,037
                                                         ----------
Total assets         $2,882,609     Total liabilities
                     ==========       and equity         $2,882,609
                                                         ==========
Net income           $   61,672
                     ==========

                           EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
THE NATIONAL              J. WILLIAM POOLE              LELAND H. BAKER
BANK OF FREDERICKSBURG      CHAIRMAN OF THE BOARD       JOHN H. CHICHESTER
                          WILLIAM B. YOUNG              GEORGE C. FREEMAN
2403 Fall Hill Avenue       PRESIDENT AND               LEWIS W. GRAVES
Fredericksburg,             CHIEF EXECUTIVE OFFICER     CHARLES A. MCCORMACK
Virginia 22401            WILLIAM E. MILBY              WILLIAM E. MILBY
540/899-3200                EXECUTIVE VICE PRESIDENT    J. WILLIAM POOLE
                            AND CASHIER                 WILLIAM J. VAKOS
8 Offices                 JOHN B. DANIEL                WILLIAM B. YOUNG
                            SENIOR VICE PRESIDENT
CHARTERED IN 1865         LLOYD B. HARRISON
                            SENIOR VICE PRESIDENT
                          RONALD L. PEARSON
                            SENIOR VICE PRESIDENT

   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-----------------------------------------------------------------
ASSETS                               LIABILITIES AND EQUITY
-------------------------------      -------------------------------
Cash and due                         Total deposits         $235,960
  from banks          $   9,774
                                     Short-term borrowings     1,166
Earning assets          249,382
                                     Other liabilities and
Allowance for                          accrued expenses        2,472
  loan losses            (3,142)
                                     Long-term debt               --
Other assets             10,911
                       --------      Stockholders' equity     27,327
                                                            --------
Total assets           $266,925      Total liabilities
                       ========        and equity           $266,925
                                                            ========
Net income             $  4,190
                       ========


56           (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                             EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Peninsula                   JEFFREY F. TURNER            RALPH L. CHAPMAN
Bank                          PRESIDENT AND              WILLIAM E. ESHAM, JR.
                              CHIEF EXECUTIVE OFFICER    FRANK B. HANNA, SR.
11738 Somerset Avenue       F. WINFIELD TRICE            HENRY H. HANNA, III
P.O. Box 219                  EXECUTIVE VICE PRESIDENT   CHARLES R. JENKINS, SR.
Princess Anne,                AND SENIOR LOAN OFFICER    JOHN R. LERCH
Maryland 21853              F. DENNIS PARKER             RALPH L. MASON, JR.
410/651-2400                  SENIOR VICE PRESIDENT      FREDERICK T. PARKER
                              AND REGIONAL OFFICER       GEORGE A. PURNELL
24 Offices                  MICHAEL R. WALSH             JOHN B. ROBINS, IV
                              SENIOR VICE PRESIDENT      E. SCOTT TAWES
CHARTERED IN 1889             AND SECRETARY              CASEY I. TODD
                            DEBORAH S.ABBOTT             JEFFREY F. TURNER
                              VICE PRESIDENT AND         ROBERT B. TWILLEY, JR.
                              REGIONAL OFFICER
                            HARRY B. GEMMELL
                              VICE PRESIDENT AND
                              REGIONAL OFFICER
                            W. THOMAS MEARS
                              VICE PRESIDENT AND
                              REGIONAL OFFICER
                            JERRY C. BRIELE
                              VICE PRESIDENT AND
                              TREASURER

   BALANCE SHEET
(Dollars in thousands)                December 31, 1998
------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due
  from banks           $ 16,429    Total deposits         $428,461

Earning assets          477,508    Short-term borrowings     9,440

Allowance for                      Other liabilities and
  loan losses            (9,889)     accrued expenses        5,508

Other assets             17,151    Long-term debt               92
                       --------
                                   Stockholders' equity     57,698
Total assets           $501,199                           --------
                       ========    Total liabilities
                                     and equity           $501,199
Net income             $  9,653                           ========
                       ========


                           EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
The Peoples            WILLIAM W. DUNCAN, JR.      A. CURTIS ANDREW
Bank of                  ACTING PRESIDENT AND      WILLIAM W. DUNCAN, JR.
Maryland                 CHIEF EXECUTIVE OFFICER   RICHARD A. EDWARDS
                                                   FREDERICK L. HUBBARD
205 Market Street                                  CALVERT C. MERRIKEN, JR.
Denton,                                            E. JOHN MILLS
Maryland 21629                                     JOSEPH D. QUINN
410/479-2600                                       A. ORRELL SAULSBURY, III

5 Offices

CHARTERED IN 1919

   BALANCE SHEET
(Dollars in thousands)                December 31, 1998
-----------------------------------------------------------------
ASSETS                            LIABILITIES AND EQUITY
-------------------------------   -------------------------------
Cash and due                      Total deposits          $78,547
  from banks            $ 2,798
                                  Short-term borrowings     2,445
Earning assets           87,649
                                  Other liabilities and
Allowance for                       accrued expenses          249
  loan losses            (1,463)
                                  Long-term debt              700
Other assets              2,862
                        -------   Stockholders' equity      9,905
                                                          -------
TOTAL ASSETS            $91,846   Total liabilities
                        =======     and equity            $91,846
                                                          =======
Net income              $   769
                        =======



                           EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Potomac               JAMES J. CROMWELL              STEPHEN E. CHASE
Valley Bank             CHAIRMAN OF THE BOARD        JAY MILTON CLOGG
                      KENNETH C. COOK                KENNETH C. COOK
702 Russell Avenue      PRESIDENT AND                JAMES J. CROMWELL
Gaithersburg,           CHIEF EXECUTIVE OFFICER      BRUCE MACKEY
Maryland 20877        ANDREW F. FLOTT                WILLIAM C. MOYER
301/963-7600            SENIOR VICE PRESIDENT,       REX L. STURM
                        FINANCE DIVISION MANAGER     C. CLIFTON VEIRS, III
8 Offices               AND CORPORATE SECRETARY
                      WILLIAM W. WEST
CHARTERED IN 1959       SENIOR VICE PRESIDENT
                        AND CHIEF LENDING OFFICER
                      ARREL E. GODFREY
                        SENIOR VICE PRESIDENT
                      PATRICIA S. OLIPHANT
                        SENIOR VICE PRESIDENT
                      JOHN M. BRUNING
                        REGIONAL VICE PRESIDENT
                      GARY L. COFFMAN
                        REGIONAL VICE PRESIDENT

   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-----------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------

Cash and due                       Total deposits         $192,318
  from banks           $ 11,593
                                   Short-term borrowings    24,105
Earning assets          226,147
                                   Other liabilities and
Allowance for                        accrued expenses        1,686
  loan losses            (3,899)
                                   Long-term debt               --
Other assets              4,404
                       --------    Stockholders' equity     20,136
                                                          --------
Total assets           $238,245    Total liabilities
                       ========      and equity           $238,245
                                                          ========
Net income             $  3,543
                       ========



                           EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
St. Michaels            WILLIAM W. DUNCAN, JR.        WILLIAM W. DUNCAN, JR.
Bank                      PRESIDENT AND               PAMELA P. GARDNER
                          CHIEF EXECUTIVE OFFICER     MARY B. HOFF
213 Talbot Street       R. IVAN THAMERT               J. BRENT RAUGHLEY
P.O. Box 70               EXECUTIVE VICE PRESIDENT    NORMAN M. SHANNAHAN, III
St. Michaels,           CLIFFORD L. HILK              R. IVAN THAMERT
Maryland 21663            SENIOR VICE PRESIDENT AND   JOHN R. VALLIANT
410/745-5091              SENIOR LOAN OFFICER         DONALD R. YOUNG
                        ANITA N. PARROTT
5 Offices                 SENIOR VICE PRESIDENT AND
                          CHIEF FINANCIAL OFFICER
CHARTERED IN 1890


   BALANCE SHEET
(Dollars in thousands)                 December 31, 1998
-----------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due
  from banks           $  3,527    Total deposits         $116,623

Earning assets          131,007    Short-term borrowings     3,865

Allowance for                      Other liabilities and
  loan losses            (4,137)     accrued expenses          803

Other assets              3,665    Long-term debt               --
                       --------
                                   Stockholders' equity     12,771
Total assets           $134,062                           --------
                       ========    Total liabilities
                                     and equity           $134,062
Net income             $  2,786                           ========
                       ========

             (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          57

                        EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
THE SPARKS           CHARLES E. ENSOR, SR.         LINDA I. ALEXANDER
STATE BANK             CHAIRMAN OF THE BOARD       CHARLES E. ENSOR, SR.
                     RICHARD F. PRICE              JAMES J. HARTENSTEIN
14804 York Road        VICE CHAIRMAN               J. DAVID LAWSON
Sparks,              BRADLEY G. MOORE              BRADLEY G. MOORE
Maryland 21152         PRESIDENT AND               GEORGE V. PALMER
410/771-4900           CHIEF EXECUTIVE OFFICER     RICHARD F. PRICE
                     DANIEL R. WERNECKE            ROBERT J. RIGGER
5 Offices              EXECUTIVE VICE PRESIDENT    OSCAR M. SCHAPIRO
                     JANET M. MILLER
CHARTERED IN 1916      SENIOR VICE PRESIDENT AND
                       CORPORATE TREASURER
                     JOHN W. WRIGHT
                       SENIOR VICE PRESIDENT
                     AMY G. WHITELEY
                       SENIOR VICE PRESIDENT
                     DONNA S. ENSOR
                       VICE PRESIDENT AND
                       CORPORATE SECRETARY

   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------
Cash and due                        Total deposits         $179,192
  from banks            $ 3,339
                                    Short-term borrowings     8,318
Earning assets          210,607
                                    Other liabilities and
Allowance for                         accrued expenses        2,581
  loan losses            (3,257)
                                    Long-term debt               --
Other assets              6,071
                       --------     Stockholders' equity     26,669
                                                           --------
Total assets           $216,760     Total liabilities
                       --------       and equity           $216,760
                                                           ========
Net income              $ 4,544
                       ========

                           EXECUTIVE OFFICERS              DIRECTORS
---------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Westminster Bank        JOHN C. SCHAEFFER            ROBERT R. BOWMAN
and Trust                 CHAIRMAN OF THE BOARD      DANIEL S. DULANY
Company of              FERDINAND A. RUPPEL, JR.     TODD L. HERRING
Carroll County            PRESIDENT AND              ROBERT L. JONES
                          CHIEF EXECUTIVE OFFICER    G. THOMAS MULLINIX
71 East Main Street     MARK G. POHLHAUS             MARLIN L. RITTASE
Westminster,              EXECUTIVE VICE PRESIDENT   FERDINAND A. RUPPEL, JR.
Maryland 21157                                       JOHN C. SCHAEFFER
410/848-9300

10 Offices

CHARTERED IN 1898

   BALANCE SHEET
(Dollars in thousands)                  December 31, 1998
-------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due                       Total deposits         $214,755
  from banks           $  4,509
                                   Short-term borrowings     2,770
Earning assets          241,825
                                   Other liabilities and
Allowance for                        accrued expenses        1,812
  loan losses            (3,112)
                                   Long-term debt               --
Other assets              5,959
                       --------    Stockholders' equity     29,844
                                                          --------
Total assets           $249,181    Total liabilities
                       ========      and equity           $249,181
                                                          ========
Net income             $  4,423
                       ========


                                   EXECUTIVE OFFICERS                  DIRECTORS
---------------------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
Mercantile                        EDWARD K. DUNN, JR.               MICHAEL S. CORDES
Mortgage                            CHAIRMAN OF THE BOARD           EDWARD K. DUNN, JR.
Corporation                       PAUL W. PARKS                     PAUL W. PARKS
(a subsidiary of Mercantile-        PRESIDENT AND                   J. MARSHALL REID
Safe Deposit & Trust Company)       CHIEF EXECUTIVE OFFICER
                                  MICHAEL S. CORDES
20 SOUTH CHARLES STREET,            EXECUTIVE VICE PRESIDENT AND
3RD FLOOR                           CHIEF OPERATING OFFICER
BALTIMORE,                        EDWARD J. MURN, III
MARYLAND 21201                      EXECUTIVE VICE PRESIDENT,
410/347-8940                        MULTI-FAMILY FINANCE
                                  KEVIN J. MICHNO
12 Offices                          SENIOR VICE PRESIDENT,
                                    PRODUCTION
INCORPORATED IN 1972              JOSEPH J. O'BRIEN, JR.
                                    SENIOR VICE PRESIDENT,
                                    CONSTRUCTION LENDING
                                  JOHN M. SCHWANKY
                                    SENIOR VICE PRESIDENT,
                                    SERVICING
                                  TIMOTHY P. REYNOLDS
                                    VICE PRESIDENT,
                                    CONSTRUCTION LENDING
                                  NANCY HAUPRICH
                                    VICE PRESIDENT,
                                    CONSTRUCTION LENDING


   BALANCE SHEET
(Dollars in thousands)                 December 31, 1998
-----------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due                       Total deposits         $     --
  from banks          $   3,738
                                   Short-term borrowings   148,311
Earning assets          156,961
                                   Other liabilities and
Allowance for                        accrued expenses        5,060
  loan losses            (3,053)
                                   Long-term debt               --
Other assets              5,899
                       --------    Stockholders' equity     10,174
                                                          --------
Total assets           $163,545    Total liabilities
                       ========      and equity           $163,545
                                                          ========
Net income             $  3,447
                       ========


58          (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                             EXECUTIVE OFFICERS              DIRECTORS
-----------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
MBC LEASING CORP.           JOSEPH M. SANTOS            KENNETH A. BOURNE, JR.
(a subsidiary of              PRESIDENT                 DAVID R. BOWEN
Mercantile-Safe             W. KEITH MOORE              J. MARSHALL REID
Deposit & Trust Company)      VICE PRESIDENT            JOSEPH M. SANTOS
                            SCOTT H. KRIEGER            TERRY L. TROUPE
2 Hopkins Plaza               TREASURER AND
P.O. Box 1451                 ASSISTANT SECRETARY
Baltimore,                  DENNIS W. KREINER
Maryland 21203                SECRETARY
410/237-5855                MARY L. ROBERTS
                              ASSISTANT VICE PRESIDENT

   BALANCE SHEET
(Dollars in thousands)                 December 31, 1998
------------------------------------------------------------------
ASSETS                             LIABILITIES AND EQUITY
-------------------------------    -------------------------------
Cash and due                       Total deposits         $     --
  from banks            $    92
                                   Short-term borrowings   134,496
Earning assets          140,829
                                   Other liabilities and
Allowance for                        accrued expenses        3,834
  loan losses                --
                                   Long-term deb                --
Other assets                 32
                       --------    Stockholders' equity      2,623
                                                          --------
Total assets           $140,953    Total liabilities
                       ========      and equity           $140,953
                                                          ========
Net income             $  1,550
                       ========

                           EXECUTIVE OFFICERS                   DIRECTORS
-----------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
MBC Agency, Inc.        TERRY L. TROUPE                    KENNETH A. BOURNE, JR.
                          PRESIDENT                        WILLIAM J. MCCARTHY
2 Hopkins Plaza         ALAN D. YARBRO                     O. JAMES TALBOTT, II
Baltimore,                SECRETARY                        TERRY L. TROUPE
Maryland 21201          WILLIAM T. SKINNER, JR.
410/347-8294              VICE PRESIDENT AND TREASURER
                        DENNIS W. KREINER
                          ASSISTANT SECRETARY

   BALANCE SHEET
(Dollars in thousands)               December 31, 1998
-----------------------------------------------------------------
ASSETS                               LIABILITIES AND EQUITY
-------------------------------      -------------------------------
Cash and due                         Total deposits          $    --
  from banks             $  472
                                     Short-term borrowings        --
Earning assets            3,375
                                     Other liabilities and
Allowance for                          accrued expenses        2,119
  loan losses                --
                                     Long-term debt               --
Other assets                 55
                        -------      Stockholders' equity      1,783
                                                             -------
Total assets             $3,902
                        =======      Total liabilities
                                       and equity             $3,902
Net income               $  491                              =======
                        =======


                       EXECUTIVE OFFICERS                   DIRECTORS
-----------------------------------------------------------------------------
[MERCANTILE LOGO
APPEARS HERE]
MBC Realty, Inc.       RONALD D. METTAM              KENNETH A. BOURNE, JR.
                        PRESIDENT                   RONALD D. METTAM
2 Hopkins Plaza       VERNON D. CONWAY              CHARLES E. SIEGMANN
Baltimore,              SENIOR VICE PRESIDENT       TERRY L. TROUPE
Maryland 21201        W. JOSEPH SMITH, JR.          ALAN D. YARBRO
410/237-5377            ASSISTANT VICE PRESIDENT
                      ALAN D. YARBRO
                        SECRETARY
                      WILLIAM T. SKINNER, JR.
                        TREASURER
                      LARRY D. SMITH
                        ASSISTANT TREASURER

   BALANCE SHEET
(Dollars in thousands)              December 31, 1998
-------------------------------------------------------------------
ASSETS                              LIABILITIES AND EQUITY
-------------------------------     -------------------------------
Cash and due                        Total deposits          $    --
  from banks           $    890
                                    Short-term borrowings       800
Earning assets               --
                                    Other liabilities and
Allowance for                         accrued expenses        2,466
  loan losses                --
                                    Long-term debt              142
Other assets             17,899
                        -------     Stockholders' equity     15,381
                                                            -------
Total assets            $18,789
                        =======     Total liabilities
                                      and equity            $18,789
Net income              $ 1,892                             =======
                        =======


            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           59

MERCANTILE BANKSHARES CORPORATION

OFFICERS                             DIRECTORS                     **MARTIN L. GRASS               +**MORRIS W. OFFIT
H. FURLONG BALDWIN                  *CYNTHIA A. ARCHER               CHAIRMAN OF THE BOARD AND        CHAIRMAN OF THE BOARD AND
CHAIRMAN OF THE BOARD,               SENIOR VICE PRESIDENT OF        CHIEF EXECUTIVE OFFICER          CHIEF EXECUTIVE OFFICER
PRESIDENT AND CHIEF                  THE INTERMODAL SERVICE          OF RITE AID CORPORATION,         OF OFFITBANK, A PRIVATE
EXECUTIVE OFFICER                    GROUP OF CONSOLIDATED           RETAIL DRUG SALES, AND           BANK OFFERING INTEGRATED
                                     RAIL CORPORATION                VICE CHAIRMAN OF THE             INVESTMENT SERVICES
ALAN D. YARBRO                                                       BOARD OF SUPER RITE
GENERAL COUNSEL AND SECRETARY       +H. FURLONG BALDWIN              CORPORATION, FOOD                MORTON B. PLANT
                                     CHAIRMAN OF THE BOARD,          WHOLESALER AND RETAILER          CHAIRMAN OF THE BOARD OF
TERRY L. TROUPE                      PRESIDENT AND CHIEF                                              KEYWELL CORPORATION, A
CHIEF FINANCIAL OFFICER              EXECUTIVE OFFICER OF            FREEMAN A. HRABOWSKI, III        RECYCLER OF HIGH
AND TREASURER                        MERCANTILE BANKSHARES           PRESIDENT OF UNIVERSITY          TEMPERATURE ALLOY SCRAP
                                     CORPORATION AND CHAIRMAN        OF MARYLAND-BALTIMORE            METAL
ROBERT W. JOHNSON                    OF THE BOARD AND CHIEF          COUNTY
SENIOR VICE PRESIDENT                EXECUTIVE OFFICER OF                                          +**CHRISTIAN H. POINDEXTER
                                     MERCANTILE-SAFE DEPOSIT        *B. LARRY JENKINS                 CHAIRMAN OF THE BOARD,
O. JAMES TALBOTT, II                 & TRUST COMPANY                 FORMER CHAIRMAN OF THE           PRESIDENT AND CHIEF
SENIOR VICE PRESIDENT                                                BOARD, PRESIDENT AND             EXECUTIVE OFFICER OF
                                    *THOMAS M. BANCROFT, JR.         CHIEF EXECUTIVE OFFICER          BALTIMORE GAS & ELECTRIC
JERRY F. GRAHAM                      FORMER CHAIRMAN OF THE          OF MONUMENTAL LIFE               COMPANY, A GAS AND
VICE PRESIDENT AND                   BOARD AND CHIEF EXECUTIVE       INSURANCE COMPANY,               ELECTRIC UTILITY
CONTROLLER                           OFFICER OF THE NEW YORK         PROVIDING INDIVIDUAL LIFE
                                     RACING ASSOCIATION              INSURANCE                     +**DONALD J. SHEPARD
ROBERT C. SMITH                                                                                      CHAIRMAN OF THE BOARD,
AUDITOR                            +*RICHARD O. BERNDT             **MARY JUNCK                       PRESIDENT AND CHIEF
                                     PARTNER IN THE LAW FIRM         PRESIDENT OF TIMES MIRROR        EXECUTIVE OFFICER OF
SUZANNE G. WOLFF                     OF GALLAGHER, EVELIUS           EASTERN NEWSPAPERS AND           AEGON USA, INC., A
VICE PRESIDENT                       & JONES                         EXECUTIVE VICE PRESIDENT,        HOLDING COMPANY OWNING
                                                                     TIMES MIRROR                     INSURANCE AND INSURANCE
                                     JAMES A. BLOCK, M.D.                                             RELATED COMPANIES
                                     FORMER PRESIDENT AND CHIEF    +*ROBERT A. KINSLEY
                                     EXECUTIVE OFFICER OF JOHNS      CHAIRMAN OF THE BOARD AND        CALMAN J. ZAMOISKI, JR.
                                     HOPKINS HEALTH SYSTEM AND       CHIEF EXECUTIVE OFFICER          DIRECTOR EMERITUS
                                     THE JOHNS HOPKINS HOSPITAL      OF KINSLEY CONSTRUCTION,         CHAIRMAN OF THE BOARD OF
                                                                     INC., A GENERAL AND HEAVY        INDEPENDENT DISTRIBUTORS,
                                     WILLIAM R. BRODY, M.D.          CONSTRUCTION FIRM                INCORPORATED, GENERAL
                                     PRESIDENT OF THE JOHNS                                           WHOLESALE DISTRIBUTORS
                                     HOPKINS UNIVERSITY             +WILLIAM J. MCCARTHY
                                                                     PRINCIPAL OF WILLIAM
                                     GEORGE L. BUNTING, JR.          J. MCCARTHY, P.C., A
                                     PRESIDENT AND CHIEF             PARTNER IN THE LAW FIRM
                                     EXECUTIVE OFFICER OF            OF VENABLE, BAETJER AND
                                     BUNTING MANAGEMENT GROUP,       HOWARD, LLP
                                     A PRIVATE FINANCIAL
                                     MANAGEMENT COMPANY

 +Member of Executive Committee
 *Member of Audit Committee
**Member of Compensation Committee

  LISTING AS OF FEBRUARY 1999



(LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES   60
                 Baltimore, Maryland

CORPORATE INFORMATION

CORPORATE PROFILE
Mercantile Bankshares Corporation
is a multi-bank holding company organized in 1969 under the laws of Maryland. On January 1, 1999, its principal affiliates were twenty-one banks and a mortgage banking company.
   The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit & Trust Company, also provides a full range of trust services.

PERSONAL BANKING
The banking affiliates of Mercantile Bankshares Corporation have 179 retail banking offices providing personal banking services. Services include debit cards, deposit vehicles such as regular and interest-bearing checking accounts, Money Market Deposit Accounts, Certificates of Deposit, and Individual Retirement Accounts. Loans, including home equity lines of credit, are made to individuals to meet a variety of consumer needs.
   In addition to banking services, fixed annuities are available through affiliates.

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

ACCOUNTANTS
PriceWaterhouseCoopers, L.L.P.
250 West Pratt Street
Baltimore, Maryland 21201

ANNUAL MEETING OF SHAREHOLDERS
10:30 A.M., Wednesday,
April 28, 1999
2 Hopkins Plaza,
Baltimore, Maryland

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

Shareholders who wish to enroll in the Plan should contact the Corpo-ration's Transfer Agent:
The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and
   Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
800/524-4458

MERCANTILE BANKSHARES
INVESTOR RELATIONS
P.O. Box 1477
Baltimore,Maryland 21203
410/347-8374
http://www.mercantile.net

            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

[GRAPHIC]





            (LOGO) MERCANTILE BANKSHARES CORPORATION AND AFFILIATES