Form 10-K, Exhibit 13
period 1999-12-31
MERCANTILE BANKSHARES CORP
filed 2000-03-27
CIK 64908

                                  Exhibit 13

                         Annual Report to Stockholders
                     For the Year Ended December 31, 1999


                                   MERCANTILE
                                   BANKSHARES
                                  CORPORATION

              ---------------------------------------------------
                               ANNUAL REPORT 1999
              ---------------------------------------------------

                    THE ANNAPOLIS BANKING AND TRUST COMPANY
                           BALTIMORE TRUST COMPANY
                           BANK OF SOUTHERN MARYLAND
                         CALVERT BANK AND TRUST COMPANY
                        THE CHESTERTOWN BANK OF MARYLAND
                           THE CITIZENS NATIONAL BANK
                         COUNTY BANKING & TRUST COMPANY
                    FARMERS & MERCHANTS BANK--EASTERN SHORE
                               THE FIDELITY BANK
                     THE FIRST NATIONAL BANK OF ST. MARY'S
                           THE FOREST HILL STATE BANK
                       FREDERICKTOWN BANK & TRUST COMPANY
                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY
                      THE NATIONAL BANK OF FREDERICKSBURG
                                 PENINSULA BANK
                          THE PEOPLES BANK OF MARYLAND
                              POTOMAC VALLEY BANK
                               ST. MICHAELS BANK
                             THE SPARKS STATE BANK
              WESTMINSTER BANK AND TRUST COMPANY OF CARROLL COUNTY
                        MERCANTILE MORTGAGE CORPORATION

                    [LOGO] MERCANTILE BANKSHARES CORPORATION

                             MERCANTILE BANKSHARES
                           CORPORATION IS A FAMILY OF
                                COMMUNITY BANKS.

       Mercantile Bankshares Corporation was organized in 1969 to combine the benefits of community banking with the resources of a larger, regional organization. Our family has grown to include twenty-one locally managed and directed community banks.

                              WE CONTINUE TO BUILD
                         ON OUR TRADITIONAL STRENGTHS.

                              Corporate Continuity
                   Our banks carry on their proud traditions, retaining their identities, managements and historic community ties while delivering banking services supported by years of experience.
  Most member banks have served their communities for more than eighty years;
                 seven have provided over a century of service.

                               Local Perspective
        Each bank is dedicated to its own market and empowered to respond directly to its customers' banking needs. Customer-related decisions are made at the local level by employees who know their customers, understand the local business environment and care about their community.

                          Relationship-Driven Service
        With personal, responsive service, local bankers nurture ongoing customer relationships through all phases of the economic cycle.

                              Community Commitment
      Each member bank works to support its community, contributing dollars and volunteering skills to the civic and charitable organizations that make the community a better place to live and work.

                               Combined Resources
     Backed by the Corporation's outstanding financial strength, members of
       Mercantile Bankshares Corporation benefit from the efficiencies of a larger organization, the specialized services available through the largest affiliate, Mercantile-Safe Deposit and Trust Company, and the
          convenience provided by a large network of banking offices.

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                     Increase
(Dollars in thousands, except per share data)              1999           1998      (Decrease)
-----------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income............................      $  369,086      $ 353,365            4.4%
Net income.....................................         157,737        147,128            7.2
Cash dividends paid............................          65,113         61,538            5.8
Basic net income per share.....................            2.27           2.05           10.7
Diluted net income per share...................            2.25           2.04           10.3
Dividend paid per common share.................             .94            .86            9.3
Average loans..................................       5,377,367      5,004,765            7.4
Average investment securities..................       1,842,625      1,706,128            8.0
Average assets.................................       7,628,660      7,260,777            5.1
Average deposits...............................       5,896,225      5,714,969            3.2
Average stockholders' equity...................         971,837        967,325             .5
                                                     ----------     ----------         ------
AT YEAR END
Loans, net.....................................      $5,600,945     $5,108,467            9.6%
Investment securities..........................       1,769,534      1,907,541           (7.2)
Assets.........................................       7,895,024      7,609,563            3.8
Deposits.......................................       5,925,083      5,958,346            (.6)
Stockholders' equity...........................         974,040        999,359           (2.5)
Book value per common share....................           14.19          14.07             .9
Market value per common share..................        31 15/16         38 1/2          (17.0)
                                                     ----------     ----------         ------
RATIOS
Return on average assets.......................            2.07%          2.03%
Return on average stockholders' equity.........           16.23          15.21
Average stockholders' equity/average assets....           12.74          13.32
                                                     ----------     ----------
STATISTICS
Banking offices................................             183            179              4
Employees......................................           2,796          2,804             (8)
Shareholders...................................           9,156          9,398           (242)
Average number of common shares   outstanding..      69,437,073     71,662,051     (2,224,978)
Common shares outstanding......................      68,645,759     71,026,927     (2,381,168)
                                                     ----------     ----------     ----------


CONTENTS

Consolidated Financial Highlights.......................................................    1
To Our Shareholders.....................................................................    2
Review of Services......................................................................    4
Management's Discussion and Analysis of Financial Condition and Results of Operations...    6
Report of Independent Accountants.......................................................   25
Consolidated Balance Sheets.............................................................   26
Statement of Consolidated Income........................................................   27
Statement of Consolidated Cash Flows....................................................   28
Statement of Changes in Consolidated Stockholders' Equity...............................   30
Notes to Consolidated Financial Statements..............................................   31
Five Year Selected Financial Data.......................................................   49
Five Year Statistical Summary...........................................................   50
Five Year Summary of Consolidated Income................................................   52
Principal Affiliates....................................................................   53
Mercantile Bankshares Corporation.......................................................   60
Corporate Information...................................................................   61

[LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

TO OUR SHAREHOLDERS

For the 24th consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Net income per share was $2.27, an 11% increase over the $2.05 per share in 1998. Total consolidated net income was $157,737,000 compared to $147,128,000 in 1998, an increase of 7%. Per share amounts are based on the weighted average number of common shares outstanding, 69,437,000 for 1999 and 71,662,000 for 1998.
   Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 23 consecutive years. In June 1999, the cash dividend was increased to $.24 a share for the quarter. Total cash dividends paid per share in 1999 were $.94, a 9% increase over 1998. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 11%.
   In 1999, return on average assets, a key measure of profitability, was 2.07%, up from 2.03% in 1998, continuing to place us in the top tier of U.S. banks. The return on average equity, although constrained by our large equity base, increased to 16.23% in 1999 from 15.21% in 1998.
   Management has been pursuing a strategy to enhance shareholder value by using capital to finance growth, both internal and external, and, when capital is not needed for that purpose, returning it to shareholders in dividends and repurchase of shares. We repurchased 2,697,000 shares of common stock during 1999, our most active year since the buyback program began in 1993. At their December 1999 meeting, the Board of Directors authorized a new share repurchase of up to 2,000,000 shares of common stock. This is in addition to approximately 1,700,000 shares which may be purchased under the Corporation's previously announced programs. From December 1993 to year-end 1999, authorization has been granted for repurchase of 14,000,000 shares and approximately 10,300,000 shares of common stock have been repurchased.
   Average shareholders' equity increased slightly to $971,800,000 for 1999. The ratio of average equity to average assets, a measure of capital strength, at 12.74%, remains among the strongest of the nation's largest banking organizations. At December 31, 1999, total shareholders' equity was $974,000,000, representing a decrease of $25,400,000 from $999,400,000 at
December 31, 1998. The decrease is attributable primarily to the buyback program, which reduced shareholders' equity by $96,500,000.
   At December 31, 1999, total assets at Mercantile Bankshares Corporation were $7,895,000,000 compared to $7,609,600,000 at December 31, 1998. On a daily average basis, total assets rose 5.1% to $7,628,700,000. Average total loans rose 7.4% to $5,377,400,000. Average total investment securities rose 8.0% to $1,842,600,000.
   The year 1999 saw a 7.4% increase in average total loans, almost double the increase of 3.8% recorded in 1998. The ratios of loan types to total loans remained much the same as in previous years. Average total mortgage and construction loans, which increased 7%, were approximately 51% of the total loan portfolio. Average commercial loans, which were approximately 37% of the entire loan portfolio, increased 11%. Average consumer loans, 12% of the total average loan portfolio, increased modestly. Loan volumes improved as 1999 progressed.
   Credit quality at Mercantile Bankshares, as measured by commonly used statistics, remains high. At year-end 1999, total non-performing loans were $19,129,000 or .33% of total loans, down from $21,303,000 or .41% of total loans at year-end 1998. Total non-performing assets, which include other real estate owned as well as non-performing loans, were $20,792,000 at year-end 1999, down from $22,584,000 the prior year. Non-performing assets as a percentage of year-end loans plus other real estate owned was .36% at year-end 1999 compared to
 .43% in 1998.
   The provision for loan losses was $12,056,000 in 1999, up slightly from $11,489,000 in 1998. In 1999, loans charged off, net of recoveries, totaled $6,482,000, compared to the $6,597,000 charged off in 1998. The allowance for loan losses at December 31,1999 was $117,997,000 versus $112,423,000 in the prior year. The allowance for loan losses as a percentage of total year-end loans was 2.06%, down from 2.15% in the prior year, reflecting the stronger loan growth experienced in 1999.
   Average total deposits for the year ended December 31, 1999 were $5,896,200,000, a 3% increase over 1998. The mix of interest-bearing versus noninterest-bearing deposits has remained relatively stable. In 1999, the ratio of average demand deposits, which do not bear interest, to average total deposits increased slightly from 21% to 23%. The combination of savings, checking plus interest and money market accounts remained steady at 40% of total average deposits. Certificates of deposit were 37% of average total deposits in 1999 compared to 39% the previous year. Lower interest rates paid on certificates of deposit resulted in the shift to noninterest-bearing deposits.
   Net interest income for 1999 increased 4% over 1998 to $369,086,000. While average earning assets increased 5% in 1999 to $7,235,900,000, the net interest margin on earning assets fell slightly to 5.17% compared to 5.20% in 1998. Net interest rate spread, the difference between the yield realized on average earning assets and interest rate paid for average interest-bearing funds, was 4.15% compared to 4.08% in 1998.
   Total noninterest income increased 12% in 1999 to $121,991,000. The

2          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
largest component of noninterest income is trust revenues. Trust and Investment Management Services benefited in 1999 from a strong stock market, a vigorous trust marketing program and more efficient management of resources. Trust revenues increased 12% in 1999 to $65,036,000. We will continue to work to strengthen what is historically an important part of our business.
   Total noninterest expense, excluding the provision for loan losses, increased 5% in 1999 to $230,420,000. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $134,665,000, up 2% over 1998. This compares favorably to the 6% increase in these expenses reported for 1998. The lower growth rate reflects the corporate-wide effort made to gain operating efficiencies, including those from our investment in technology. The Corporation did not incur any significant costs in 1999 associated with the conversion to Year 2000 compliant computer systems and contingency planning related to the date change. The successful conclusion of this complicated task was the result of a multi-year, corporate-wide effort; we congratulate the many dedicated people who accomplished it.
   Because we stress cost control, we monitor closely the relationship of operating costs to income, or our efficiency ratio. For the year ended December 31, 1999, Mercantile Bankshares achieved an efficiency ratio of 46.55%. This continues to place us near the top in a ranking of efficiency ratios of the nation's 100 largest banking organizations conducted by a nationally recognized bank data base analyst.

Despite widespread preoccupation with Y2K conversion, in the banking industry 1999 should be remembered as the year of the Banking Reform Bill. Although this bill served to codify much that was already in progress, it underscores the profound changes we are witnessing in the delivery of financial services. With permission, now, to offer products they had been forbidden to offer, more large banking institutions aspire to turn themselves into one-stop financial supermarkets, a trend well underway. The effect of banking "reform" is to further advance the division of the banking industry into a transaction, volume-driven business on the one hand and a relationship-oriented business on the other.
   How will a niche bank like ours fare as financial institutions reconfigure? We believe that many people will continue to seek a banking relationship based on selected services performed well - services and relationships we provide through our decentralized community bank structure. We recognize, however, that in this world of change and consolidation, many banks will not survive. Attributes that will help Mercantile Bankshares stay the course are a tradition of prudent management of our business and decades of experience in delivering value-added service.
   A history of prudent management is demonstrated in a prior annual report of our lead bank. The president of the bank described "the extreme expansion of the memorable year of '99." He was referring to 1899. That earlier management concluded: "following the tremendous spurt in every direction ... business interests demanded conservatism in all operations." One hundred years later, present management pursues a "conservatism" that translates into a strong capital base and sound asset quality.
   Maintaining ample capital provides not only a cushion against economic downturns, but enables us to enhance services and technology. In addition, it allows us to take advantage of opportunities to extend our affiliate system.
   Prudent management is reflected also in sound asset quality, a result of strictly adhering to high standards for underwriting credits. These standards must be emphasized especially in times of superheated economic expansion. We have found that judiciously extending credit is good for our company and our customers. It is one reason we are able to forge banking relationships for the long haul.
    Finally, to succeed in a turbulent industry, we must remain faithful to our tradition of value-added, relationship banking. Adding value means tailoring services to the particular needs of local individuals and businesses; it means building relationships based on the ongoing association of community bankers with their customers. We are proud of the institutional continuity that makes value-added banking possible and produces the results described in this report.

/s/ H. Furlong Baldwin
------------------------------
H. Furlong Baldwin, Chairman
February 28, 2000

BOARD OF DIRECTORS

In 1999, the Board lost the services of James A. Block, M.D. and B. Larry Jenkins, each of whom did not stand for reelection. Also in 1999, Martin L. Grass resigned from the Board. We are delighted that Morris W. Offit, who resigned from the Board in 1999, agreed to serve as a Director Emeritus of Mercantile Bankshares Corporation.

We welcome to the Board Darrell D. Friedman. Mr. Friedman is President and Chief Executive Officer of THE ASSOCIATED: Jewish Community Federation of Baltimore.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            3

REVIEW OF SERVICES

The Mercantile Bankshares family of community banks provides a wide range of financial services. Twenty-one affiliates serve the individuals and businesses in their communities, delivering traditional banking services with a relationship-oriented focus. Where appropriate, customer relationships are enhanced by the specialized resources available through the largest affiliate, Mercantile-Safe Deposit and Trust Company.

SERVICES TO INDIVIDUALS

Personal Banking
Each Mercantile Bankshares banking affiliate offers numerous services to meet the checking, savings and credit needs of the individuals in its community. The affiliate network provides customers with no-fee access to nearly 150 ATMs, and customers can perform many routine transactions at any of the 183 affiliate banking offices. For added convenience, most affiliates offer a toll-free telephone number to check account balances, perform selected transactions or reach a centralized Customer Service Center. Of course, customers may call their local banking office directly.
   Personal banking services include Individual Retirement Accounts, certificates of deposit and various checking and savings accounts. Home equity loans and lines of credit as well as installment loans are available to meet a variety of borrowing needs.
   Fixed annuities are another option available at most affiliates. Annuities are offered through an insurance broker subsidiary of Mercantile-Safe Deposit and Trust Company and are not FDIC insured.

Home Mortgages
Residential mortgages are available through affiliate banks and through Mercantile Mortgage Corporation, a subsidiary of Mercantile-Safe Deposit and Trust Company. A one-settlement construction/permanent loan is also available to individual home buyers.

Personal Investment Management and Trust Services
Investment management and trust services are provided to individuals and families by the largest affiliate, Mercantile-Safe Deposit and Trust Company.
   When managing a client's assets as part of an investment management or trustee relationship, Mercantile focuses on consistent investment performance and preservation of assets. Portfolios are individually designed to meet each client's risk/return parameters and investment objectives. Where appropriate, clients have access to the M.S.D.&T. Funds, a family of 13 mutual funds managed by Mercantile that offers clients the advantages of professional money management, asset diversity and enhanced liquidity.
   Mercantile also acts in a custodial capacity, providing safekeeping of assets and investment analysis. In addition, there are estate planning services, tax services and a family office collection of services for families with varied and multi-generation account relationships.

Private Banking
The Private Banking Group provides coordinated management for the often complex financial affairs of high net worth individuals. Business owners, professionals and senior corporate executives are among those who find Private Banking services beneficial. Private Banking is based in Baltimore at Mercantile-Safe Deposit and Trust Company; its services are available throughout the affiliate network.
   The Private Banking Group provides one point of contact for its clients' deposit, credit, investment management and trust needs; all services are delivered within an overall asset management plan. Private Bankers can coordinate cash flows, arrange investment of short- and long-term funds, or structure credit arrangements to meet short- to long-term needs. In the same office, the Private Banker can provide guidance on estate planning, identify appropriate investment services and recommend personal and charitable trusts to suit the individual's long-term goals.

4          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

SERVICES TO BUSINESSES

Lending

General Commercial Lending
With their local knowledge and focus, community banks are well suited to meet the traditional credit needs of businesses in their market areas. Each bank works closely with customers to extend credit for general business purposes, such as working capital, plant expansion or equipment purchases, and for financing industrial and commercial real estate. Where appropriate, affiliate banks are adept at employing government guarantee programs, such as those available from the Small Business Administration.
   In addition to supplying credit to the businesses in its own market area, Mercantile-Safe Deposit and Trust Company works in collaboration with other affiliates when their customers' credit needs exceed the affiliate bank's lending limit or when there is a more specialized commercial banking need.
   Applying its experience in delivering services through community banks, Mercantile began, in 1999, to offer an array of banking services to independent banks located outside of the affiliation's traditional market areas. The primary focus is to provide these community banks with greater lending capacity, enabling them to enhance the service they provide to their local customers.

Specialized Lending
When local commercial customers do not qualify for traditional financing, the Asset-Based Lending Group at Mercantile-Safe Deposit and Trust Company can help them convert the value of their accounts receivable, inventory and equipment into cash for operations. Mercantile also works with the affiliate banks to arrange more sophisticated financing in the areas of acquisitions and management buyouts.
   Mercantile's Real Estate Industries Group provides land acquisition and development, construction, and interim lending to investors and developers of commercial real estate. Mercantile Mortgage Corporation focuses on making loans for land acquisition, development and construction of single and multifamily housing.
   Mercantile Mortgage Corporation is a Fannie Mae Delegated Underwriting and Servicing approved permanent lender on multifamily projects, one of the few in the nation.

Cash Management
Centered at Mercantile-Safe Deposit and Trust Company, Cash Management helps business customers of all affiliate banks collect, transfer and invest their cash. Not-for-profit institutions such as unions, charities and philanthropic organizations also find Cash Management services useful.

Leasing
Headquartered in Baltimore, MBC Leasing Corp. provides a wide variety of equipment leasing arrangements to local businesses. Often integrated into a larger banking relationship, leasing is a financial alternative that offers advantages to the many commercial customers who prefer not to buy and own major equipment.

Employee Benefit Services
The Institutional Services Group at Mercantile-Safe Deposit and Trust Company works with each affiliate to help local businesses establish or enhance their employee retirement plans and profit sharing plans. Not-for-profit organizations, such as government entities, charitable organizations and unions, also use employee benefit services. For example, Mercantile is trustee for a group trust that focuses on commercial real estate investments for Taft-Hartley pension plans.
   Mercantile provides a range of qualified and non-qualified pension plans, including daily-valued 401(k) plans. Plan participants may select investments from the M.S.D.&T. Funds, as well as from some of the nation's highest rated mutual fund families.
   Mercantile also offers plan design and documentation, plan administration and tax reporting, employee education and other retirement plan services.

Investment  Management and Administration of Assets
Mercantile's Institutional Services Group and the affiliates work together to bring sophisticated investment management and administration services to local businesses and not-for-profit organizations.
   Not-for-profit institutions such as charitable and philanthropic organizations, unions, state and local governments and military institutions, as well as other businesses, can all benefit from Mercantile's trust and investment management expertise. Institutional Services offers the latest in technology and works to build flexibility into each relationship.
   Mercantile can also help not-for-profit organizations with annual giving and capital campaigns, pooled income funds, gift annuities and charitable remainder trusts.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            5

MANAGEMENT'S DISCUSSION


                             [GRAPH APPEARS HERE]

TOTAL ASSETS
(Dollars in millions) December 31

       '95        '96        '97        '98        '99
     $6,349     $6,643     $7,171     $7,610     $7,895


                             [GRAPH APPEARS HERE]

EARNINGS GROWTH

NET INCOME
(Dollars in millions)
5 Year Compound Growth Rate: 11.8%

       '95        '96        '97        '98        '99
      $104.4     $117.4     $132.0     $147.1     $157.7


                             [GRAPH APPEARS HERE]

BASIC EARNINGS PER SHARE
(In dollars)
5 Year Compound Growth Rate: 12.7%

       '95        '96        '97        '98        '99
      $1.46      $1.64      $1.85      $2.05      $2.27


Management's Discussion and
Analysis of Financial Condition and
Results of Operations

I. Performance Summary

Mercantile Bankshares Corporation ("Mercshares") recorded a 7.2% increase in net income for 1999, representing the 24th consecutive year of increased net income. Net income for Mercshares was $157,737,000 for the year ended December 31, 1999, compared to $147,128,000 and $132,043,000 for the years ended December 31, 1998 and 1997, respectively. Basic net income per common share for 1999 was $2.27, compared to $2.05 reported for 1998, an increase of 10.7%. Basic net income per share reported for 1997 was $1.85. Diluted net income per common share was $2.25, an increase of 10.3% from the reported $2.04 in 1998. The diluted net income per share in 1997 was $1.84.
   As indicated by the industry standards of return on average assets (ROA) and return on average stockholders' equity (ROE), 1999 reported the best performance of the '90s for Mercshares. When the decade began in 1990, ROA was 1.56% and ROE was 14.74%. The 1999 ROA was 2.07% compared to 2.03% and 1.93% for the years ended December 31, 1998 and 1997, respectively. Mercshares' 1999 ROE increased to 16.23% compared to the 15.21% reported for 1998 and 14.90% reported for 1997. The improvement in ROE was enhanced by the increased share repurchase activity. The buyback plan retired 2,697,000 shares in 1999. Mercshares raised $50,000,000 in long-term debt during 1999 to fund the share repurchase activity. Average stockholders' equity to average assets remained a very strong 12.74%, while down from 13.32% reported for 1998 and 12.98% for 1997.
   Average assets increased by 5.1% to $7,628,660,000, average deposits increased by 3.2% to $5,896,225,000 and average loans increased by 7.4% to $5,377,367,000 for the year ended December 31, 1999, compared to the prior year. Total deposits at year-end 1999 were $5,925,083,000, a decrease of .6% from 1998 levels, and total loans at year-end were $5,600,945,000, an increase of 9.6% above 1998.
   The remaining sections of Management's Discussion and Analysis of Financial Condition and Results of Operations will provide a more detailed explanation of the important trends and material changes in components of our financial statements. The discussion suggests that sustained future earnings growth, comparable to our experience in recent years, will require, among other things, efficient generation of loan growth in a competitive market, while maintaining an adequate spread between yields on earning assets and cost of funds. Our degree of success in meeting these goals depends on unpredictable factors such as possible changes in prevailing interest rates, the mix of deposits and general economic conditions. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

II. Analysis of Operating Results

Net Interest Income
Net interest income represents the largest source of Mercshares' revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The Analysis of Interest Rates and Interest Differentials on pages 8 and 9 and the Rate/Volume Analysis on page 10 provide further details supporting this discussion. Net interest income on a fully taxable equivalent basis was $373,738,000 for 1999, an increase of $15,003,000 or 4.2% over the prior year's $358,735,000. Fully taxable equivalent net interest income increased by $18,188,000 or 5.3% in 1998 over 1997. In 1999, as reflected in the volume variance column of the Rate/Volume Analysis, the 4.9% growth in average earning assets was offset by a decline in the net interest margin which was 5.17% in 1999, down 3 basis points from the 5.20% reported in 1998. The 6.2% growth in average earning assets accounted for the improvement in net interest income in 1998. The major components of earning assets in 1999 were

6          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
loans at 74.3% and securities at 25.5%. This reflects an increase in both components which were 72.6% and 24.7%, respectively, of earning assets in 1998.

Interest Income
Fully taxable equivalent interest income amounted to $563,820,000 in 1999, representing an increase of $3,058,000 or .5% over $560,762,000 in 1998. The increase in 1998 over 1997 was $22,294,000 or 4.1%. The yield on average earning assets in 1999 was 7.79% compared to a yield of 8.13% in 1998 and 8.29% in 1997. The change in the yield on average earning assets is impacted by the change in the average prime rate. The prime rate averaged 8% for 1999 and 83/8% for 1998 and 1997. The yield on average total loans was 8.52% in 1999 compared to 8.97% in 1998 and 9.08% in 1997. The growth in average total loans was 7.4% in 1999, almost double the growth in 1998 of 3.8%. The decline of 45 basis points in the yield on average total loans reflects the decline in the average prime rate and the increasingly competitive markets in which Mercshares' affiliates are operating. There was a 27 basis point decline in the yield on investment securities from 5.97% in 1998 to 5.70% in 1999. This is the second year that the portfolio yield has declined, from 6.05% in 1997, which reflects the decline in interest rates.

Interest Expense
Total interest expense in 1999 was $190,082,000, a decrease of $11,945,000 from $202,027,000 in 1998. The decrease in interest expense for 1999 was primarily attributable to a decline in the rate paid on interest-bearing deposits of 50 basis points to 3.46% during 1999 from 3.96% in 1998. Overall, the rate paid on total interest-bearing funds decreased to 3.64% in 1999 from 4.05% in 1998. Total interest expense in 1998 was $4,106,000 higher than in 1997 due primarily to a 2.7% increase in average interest-bearing deposits. During 1997, the rate paid on interest-bearing deposits and total interest-bearing funds was 4.05% and 4.14%, respectively.
   The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group as reported in data furnished by our regulators. Beginning in 1995, the benefit derived from lowering the overall cost of funding earning assets through these sources had steadily increased through the 1998 year-end. However, in 1999 there was a 10 basis point decline to 1.02% from 1.12% in 1998. The benefit in 1997 was 1.09%. This benefit is influenced by the relative levels of interest rates as well as the volume of such funds. Lower interest rates through most of 1999 accounted for the decline this year. The decrease in the rate paid on interest-bearing funds, from 4.05% to 3.64% in 1999, served to minimize the impact the lower interest rate environment had on the net interest margin on earning assets.

Noninterest Income
Total noninterest income, including investment securities gains or losses, was $121,991,000 in 1999. This represents an increase of $13,298,000 or 12.2% above 1998. Noninterest income for 1998 was $108,693,000, an increase of $10,040,000 or 10.2% above 1997. The increase in 1999 noninterest income was due primarily to the increase in Trust Division earnings and an increase in service charges from the sale of bank services and products. Adding to the increase in noninterest income for 1999 were gains of $807,000 on the sale of two bank owned buildings and income of $2,012,000, the fair market value of stock received from the demutualization of an insurance company, in which several of Mercshares' affiliates were policyholders. These items are included in other income.
   Revenues from services provided by the Trust Division, which represents the largest source of noninterest income, amounted to $65,036,000 for 1999, an increase of 12.1% or $7,018,000 over 1998. Revenues of $58,018,000 for 1998 represented an increase of $6,471,000 or 12.6% over 1997. At December 31, 1999, assets under administration by the Trust Division were $38 billion, of which Mercshares had investment

                             [GRAPH APPEARS HERE]

INTEREST YIELDS AND RATES
(Tax equivalent basis)

                                                   '95        '96        '97        '98        '99
Average yield earned on earning assets             8.30%      8.24%      8.29%      8.13%      7.79%
Average rate paid on interest-bearing funds        4.21%      4.11%      4.14%      4.05%      3.64%

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            7

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS

The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                                                                    1999
                                                                           --------------------------------------------------------
                                                                              Average               Income*/              Yield*/
(Dollars in thousands)                                                        Balance**             Expense                Rate
-----------------------------------------------------------------------------------------------------------------------------------
Earning assets
   Loans:
      Commercial.....................................................      $1,982,254              $170,037                8.58%
      Mortgage and construction......................................       2,744,365               232,489                8.47
      Consumer.......................................................         650,748                55,410                8.51
                                                                           ----------              --------
            Total loans..............................................       5,377,367               457,936                8.52
                                                                           ----------              --------
   Federal funds sold................................................          15,762                   781                4.95
   Securities purchased under resale agreements......................               -                     -                   -
   Securities:
      Taxable securities
         U.S. Treasury securities....................................       1,788,899               100,948                5.64
         U.S. Agency securities......................................          18,365                 1,090                5.94
         Other stocks and bonds......................................          23,337                 2,100                9.00
      Tax-exempt securities
         States and political subdivisions...........................          12,024                   959                7.98
                                                                           ----------              --------
            Total securities.........................................       1,842,625               105,097                5.70
                                                                           ----------              --------
   Interest-bearing deposits in other banks..........................             136                     6                4.41
                                                                           ----------              --------
            Total earning assets.....................................       7,235,890               563,820                7.79
                                                                                                   --------
Cash and due from banks..............................................         228,055
Bank premises and equipment, net.....................................          94,608
Other assets.........................................................         185,311
Less: allowance for loan losses......................................        (115,204)
                                                                           ----------
            Total assets.............................................      $7,628,660
                                                                           ==========
Interest-bearing liabilities
   Deposits:
      Savings deposits...............................................      $2,375,075                48,442                2.04
      Certificates of deposit and other time deposits--
         less than $100,000..........................................       1,472,268                71,208                4.84
      Certificates of deposit--$100,000 and over......................        714,600                38,347                5.37
                                                                           ----------              --------
            Total interest-bearing deposits..........................       4,561,943               157,997                3.46
   Short-term borrowings.............................................         594,106                27,267                4.59
   Long-term debt....................................................          70,836                 4,818                6.80
                                                                           ----------              --------
            Total interest-bearing funds.............................       5,226,885               190,082                3.64
                                                                                                   --------
Noninterest-bearing deposits.........................................       1,334,282
Other liabilities and accrued expenses...............................          95,656
                                                                           ----------
            Total liabilities........................................       6,656,823
Stockholders' equity.................................................         971,837
                                                                           ----------
            Total liabilities and stockholders' equity...............      $7,628,660
                                                                           ==========
Net interest income..................................................                              $373,738
                                                                                                   ========
Net interest rate spread.............................................                                                      4.15%
Effect of noninterest-bearing funds..................................                                                      1.02
                                                                                                                           ----
Net interest margin on earning assets................................                                                      5.17%
                                                                                                                           ====
Taxable-equivalent adjustment included in:
   Loan income.......................................................                              $  4,111
   Investment securities income......................................                                   541
                                                                                                   --------
            Total....................................................                              $  4,652
                                                                                                   ========

  * Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35%.
 ** Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.

8          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                           1998                                                                     1997
------------------------------------------------------                    ------------------------------------------------------
    Average             Income*/              Yield*/                        Average              Income*/              Yield*/
    Balance**           Expense                 Rate                         Balance**            Expense                 Rate
--------------------------------------------------------------------------------------------------------------------------------
$1,787,033               $161,016               9.01%                     $1,659,967               $150,866               9.09%
 2,570,447                230,089               8.95                       2,523,863                229,196               9.08
   647,285                 57,939               8.95                         637,669                 57,767               9.06
----------               --------                                         ----------               --------
 5,004,765                449,044               8.97                       4,821,499                437,829               9.08
----------               --------                                         ----------               --------
   177,049                  9,387               5.30                          78,786                  4,389               5.57
     8,155                    464               5.69                           5,346                    301               5.63


 1,650,707                 97,642               5.92                       1,535,144                 92,154               6.00
    17,925                  1,027               5.73                          16,082                    899               5.59
    23,171                  2,052               8.86                          22,773                  1,879               8.25

    14,325                  1,141               7.96                          13,079                  1,012               7.74
----------               --------                                         ----------               --------
 1,706,128                101,862               5.97                       1,587,078                 95,944               6.05
----------               --------                                         ----------               --------
       100                      5               5.10                             100                      5               5.50
----------               --------                                         ----------               --------
 6,896,197                560,762               8.13                       6,492,809                538,468               8.29
                         --------                                                                  --------

   214,544                                                                   194,428
    86,240                                                                    79,922
   174,610                                                                   164,505
  (110,814)                                                                 (102,821)
----------                                                                ----------
$7,260,777                                                                $6,828,843
==========                                                                ==========


$2,264,295                 56,720               2.50                      $2,198,826                 57,702               2.62

 1,522,619                 81,519               5.35                       1,467,814                 80,289               5.47
   711,329                 39,905               5.61                         713,384                 39,378               5.52
----------               --------                                         ----------               --------
 4,498,243                178,144               3.96                       4,380,024                177,369               4.05
   439,936                 20,800               4.73                         353,587                 17,220               4.87
    45,802                  3,083               6.73                          49,939                  3,332               6.67
----------               --------                                         ----------               --------
 4,983,981                202,027               4.05                       4,783,550                197,921               4.14
                         --------                                                                  --------
 1,216,726                                                                 1,069,032
    92,745                                                                    89,855
----------                                                                ----------
 6,293,452                                                                 5,942,437
   967,325                                                                   886,406
----------                                                                ----------
$7,260,777                                                                $6,828,843
==========                                                                ==========
                         $358,735                                                                  $340,547
                         ========                                                                  ========
                                                4.08%                                                                     4.15%
                                                1.12                                                                      1.09
                                                ----                                                                      ----
                                                5.20%                                                                     5.24%
                                                ====                                                                      ====

                          $ 4,525                                                                   $ 3,796
                              845                                                                       702
                          -------                                                                   -------
                          $ 5,370                                                                   $ 4,498
                          =======                                                                   =======

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            9

NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                                Year Ended December 31,                           % Change
                                                     --------------------------------------------        ---------------------------
(Dollars in thousands)                                   1999               1998             1997        1999/1998         1998/1997
------------------------------------------------------------------------------------------------------------------------------------
Trust division services............................. $  65,036         $  58,018          $51,547           12.1%             12.6%
Service charges on deposit accounts.................    23,043            19,666           18,105           17.2               8.6
Other fees .........................................    27,900            27,107           25,184            2.9               7.6
Investment securities gains and (losses)............       (73)                8           (1,491)           -                 -
Other income........................................     6,085             3,894            5,308           56.3             (26.6)
                                                      --------          --------          -------
            Total...................................  $121,991          $108,693          $98,653           12.2%             10.2%
                                                      ========          ========          =======           =====             =====

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

                                                                                Year Ended December 31,
                                                               1999 vs. 1998                              1998 vs. 1997
                                                            Due to variances in                        Due to variances in
                                                  ----------------------------------------    --------------------------------------
                                                                                    Rate/                                    Rate/
(Dollars in thousands)                                Total     Rates    Volumes    Volume      Total      Rates   Volumes   Volume
------------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
      Commercial (1)...........................    $  9,021  $ (7,725)   $17,590   $  (844)   $10,150   $ (1,311)  $11,561    $(100)
      Mortgage & construction (2)..............       2,400   (12,333)    15,568      (835)       893     (3,269)    4,223      (61)
      Consumer.................................      (2,529)   (2,824)       310       (15)       172       (687)      870      (11)
   Taxable securities (3)......................       3,417    (4,479)     8,263      (367)     5,789     (1,224)    7,105      (92)
   Tax-exempt securities (3)...................        (182)        2       (183)       (1)       129         33        93        3
   Federal funds sold/repos....................      (9,070)     (674)    (9,013)      617      5,161       (217)    5,638     (260)
   Interest-bearing deposits in other banks....           1        (1)         2         -          -          -         -        -
                                                    ------- ---------    -------   -------    -------   --------   -------    ----
            Total interest income..............       3,058   (23,411)    27,622    (1,153)    22,294    (10,508)   33,455     (653)
                                                    ------- ---------    -------   -------    -------   --------   -------    ----
Interest paid on:
   Savings deposits............................      (8,278)  (10,537)     2,775      (516)      (982)    (2,623)    1,719      (78)
   Certificates of deposit and other time
      deposits less than $100,000..............     (10,311)   (7,876)    (2,696)      261      1,230     (1,709)    3,003      (64)
   Certificates of deposit--$100,000 and over..      (1,558)   (1,734)       184        (8)       527        645      (116)     (2)
   Short-term borrowings.......................       6,467      (609)     7,289      (213)     3,580       (501)    4,203     (122)
   Long-term debt..............................       1,735        32      1,685        18       (249)        27      (274)      (2)
                                                    ------- ---------    -------   -------    -------   --------   -------    ----
            Total interest expense.............     (11,945)  (20,778)     9,846    (1,013)     4,106     (4,021)    8,296     (169)
                                                    ------- ---------    -------   -------    -------   --------   -------    ----
Net interest earned............................     $15,003 $  (2,633)   $17,776   $  (140)   $18,188   $ (6,487)  $25,159    $(484)
                                                    ======= =========    =======   =======    =======   ========   =======    =====

(1) Tax equivalent adjustments of $3,268,000 for 1999, $3,818,000 for 1998 and $3,557,000 for 1997 are included in the calculation of commercial loan rate variances.
(2) Tax equivalent adjustments of $843,000 for 1999, $707,000 for 1998 and $239,000 for 1997 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax equivalent adjustments of $541,000 for 1999, $845,000 for 1998 and $702,000 for 1997 are included in the calculation of investment securities rate variances.

10         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                                                Year Ended December 31,                           % Change
                                                      -------------------------------------------        ---------------------------
(Dollars in thousands)                                     1999             1998             1997        1999/1998         1998/1997
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits......................  $134,665          $131,618         $124,563             2.3%              5.7%
Net occupancy expense of bank premises..............    11,975            11,570           12,246             3.5              (5.5)
Furniture and equipment expenses....................    20,984            18,916           20,417            10.9              (7.4)
Communications and supplies.........................    12,662            12,163           11,804             4.1               3.0
Amortization of excess cost over equity in affiliates    3,832             3,444            2,347            11.3              46.7
Other expenses......................................    46,302            41,294           42,027            12.1              (1.7)
                                                      --------          --------         --------
            Total...................................  $230,420          $219,005         $213,404             5.2%              2.6%
                                                      ========          ========         ========            ====              ====

management responsibility for $14 billion. This compares to 1998 assets under administration of $39 billion and investment management responsibility of $14 billion. See the discussion under Segment Reporting for additional information relating to the Trust Division.
   Other fees increased by $793,000 or 2.9% to $27,900,000 for 1999. During 1998, other fees increased by $1,923,000 or 7.6% to $27,107,000 from $25,184,000 in 1997. The most significant factors relative to the change in the level of other fee income are debit and credit card processing and annuity sales fees. In 1999, these fees accounted for an increase of $1,650,000. Debit card and annuity sales fees, included in other fees, reflected growth of 73.3% and 41.0%, respectively. These were offset by a decrease in loan fees of $1,507,000. A 43.6% decline in mortgage banking loan origination fees was the largest factor in the reduced loan fee income.

Noninterest Expenses
Total noninterest expenses in 1999 were $230,420,000, representing an increase of $11,415,000 or 5.2% over the prior year level of $219,005,000. Salaries and employee benefits, furniture and fixtures, and other expenses comprised the largest increases for 1999. In comparison, 1997 total noninterest expenses were $213,404,000. Management continues to focus on expense control and the efficiency of operations. During 1997, it was necessary to incur onetime expenses related to the conversion to Year 2000 compliant banking systems. Total noninterest expenses for 1998 increased 4.8% over 1997 expenses, excluding Year 2000 related expenses. External costs related to Year 2000 in 1998 and 1999 were insignificant. During 1998, increases in salaries and benefits were partially offset by reductions in occupancy expense of bank premises and furniture and equipment expenses.
   A key measure that management monitors is the overall efficiency ratio of Mercshares, computed by dividing noninterest expenses by the sum of net interest income on a taxable equivalent basis and noninterest income. Mercshares' efficiency ratio was 46.6%, 46.9%, and 48.5% for the years ended December 31, 1999, 1998, and 1997, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry. For this calculation the provision for loan losses and significant non-recurring income and expenses, such as securities gains and losses, are excluded. Excluding amortization expense of intangibles associated with goodwill from affiliate acquisitions, the efficiency ratio was 45.78%, 46.12%, and 47.94% in 1999,1998, and 1997, respectively.
   Salaries and employee benefits totaled $134,665,000 in 1999, $3,047,000 or 2.3% over the $131,618,000 expense level for 1998. The combined salaries and employee benefit expenses for 1998 were up $7,055,000 or 5.7% over the $124,563,000 reported for 1997. Mercshares' staffing level on a full time equivalent basis was 2,796 at December 31, 1999, a decrease from 2,804 at December 31, 1998 and 2,889 reported

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           11

                             [GRAPH APPEARS HERE]

SOURCES OF INCOME
(Dollars in millions)
                                      '95      '96      '97      '98      '99
                                    -------------------------------------------
Interest and fees on loans              69%      68%      69%      67%      67%
Other interest and dividend income      16%      17%      16%      17%      15%
Trust division                           8%       8%       8%       9%      10%
Other income                             7%       7%       7%       7%       8%
Total                                  100%     100%     100%     100%     100%
Total of all sources of income      $548.2   $587.6   $632.6   $664.1   $681.2


                             [GRAPH APPEARS HERE]

USES OF INCOME
(Dollars in millions)
                                      '95      '96      '97      '98      '99
                                    -------------------------------------------
Interest expense                        33%      32%      31%      30%      28%
Provision for loan losses                1%       2%       2%       2%       2%
Salaries and employee benefits          22%      21%      20%      20%      20%
Other expenses                          14%      13%      14%      13%      14%
Applicable income taxes                 11%      12%      12%      13%      13%
Net income                              19%      20%      21%      22%      23%
Total                                  100%     100%     100%     100%     100%
Total of all uses of income         $548.2   $587.6   $632.6   $664.1   $681.2


at December 31,1997. As a result of the corporate effort to gain operating efficiencies, the number of full time employees has declined 3.2% from 1997 to 1999, even though acquisitions in these periods added 60 employees. Also included in salaries are Mercshares' Omnibus Stock Plan expenses, which were $333,000 in 1999 compared to $1,048,000 in 1998 and $1,027,000 for 1997. The expense reduction is a result of the vesting of options under the 1995 Stock Option Plan being substantially completed. See Footnote No. 13 to the financial statements for a description of the option plan. Employee benefit expenses increased by $792,000 or 3.2% during 1999. This increase over the prior year is primarily attributable to payroll taxes and increased pension costs.
   Net occupancy expense increased $405,000 or 3.5% during 1999 to $11,975,000. Net occupancy expense was $11,570,000 in 1998 compared to $12,246,000 in 1997. Total furniture and equipment expenses were $20,984,000, an increase of $2,068,000 or 10.9% compared to 1998 expenses of $18,916,000. A significant amount of the increase is a result of hardware and software upgrades and the consolidation of back office support functions, which included a centralized call center. The centralized call center was a new service for Mercshares customers in 1999. In 1997, furniture and equipment expenses were $20,417,000.
   Other expenses for 1999 totaled $46,302,000, representing an increase of $5,008,000 or 12.1% from the $41,294,000 recorded in 1998. The primary reason for the unfavorable variance in 1999 is higher professional fees and an increase in charitable contributions, the result of donating to a charitable fund a substantial portion of the stock received from the demutualization of an insurance company previously discussed. Other expenses totaled $42,027,000 for 1997.

Segment Reporting
Mercshares implemented Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, as of December 31, 1998, as required by the Statement. SFAS No. 131 defines operating segments as "components of an enterprise for which separate financial information is available and evaluated regularly by the company's chief operating decision-maker in allocating resources and assessing performance." Mercshares has identified two operating components that meet the disclosure requirements of the Statement-the group of twenty Community Banks and the lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Trust Division. A schedule disclosing the details of these operating segments can be found in Footnote No. 15 to the financial statements. Certain expense amounts have been reclassified from internal financial reporting in order to provide for full cost absorption in the data reported herein.
   Net income for the Community Banks for 1999 was $87,340,000 compared to $80,229,000 and $74,459,000 for 1998 and 1997, respectively. Return on average assets (ROA) has increased over the past three years from 1.71% in 1997 to 1.77% in 1999. The Community Banks have experienced a similar increase in return on average equity (ROE) from 14.27% in 1998 to 14.65% in 1999. MSD&T recorded net income of $73,064,000 in 1999 compared to $68,845,000 in 1998 and $60,560,000 in
1997. ROA for MSD&T was 2.59% in 1999 compared to 2.50% in 1998 and 2.35% in 1997. During the same periods, MSD&T recorded ROE of 21.75%, 21.93%, and 20.33%. MSD&T's performance is enhanced by its Trust Division. Net income for the Trust Division was $15,917,000 in 1999 versus $13,664,000 and $10,728,000 in 1998 and
1997, respectively. Trust Division net income reflected a compound growth rate of 18.0% over the three year period.
   Average assets for the Community Banks increased 5.6% to $4,935,303,000 in 1999 compared to the increase of 7.2% in 1998. This was a result of increases in loans and investments for the year. Average assets for MSD&T increased 2.3% to $2,816,545,000 in 1999 compared to a 6.6% increase in 1998. The growth in assets at MSD&T is

12         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution, average maturity and average yields for the bond investment portfolio at December 31, 1999, 1998 and 1997.

                                          December 31, 1999               December 31, 1998                December 31, 1997
                                    -----------------------------   -----------------------------    ------------------------------
                                                              Tax                             Tax                               Tax
                                                       Equivalent                      Equivalent                        Equivalent
                                    Amortized   Market   Yield To   Amortized   Market   Yield To    Amortized    Market   Yield To
(Dollars in thousands)                   Cost    Value   Maturity        Cost    Value   Maturity         Cost     Value   Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
 States and political subdivisions:
   Within 1 year.................  $    1,293  $    1,296   7.48%  $    5,086  $    5,107   6.93%  $    3,585  $    3,584     7.23%
   1-5 years.....................       6,193       6,175   7.29        4,010       4,103   7.38        7,246       7,282     7.35
   5-10 years....................       2,412       2,383   7.32        2,789       2,886   7.21          250         264     9.49
   After 10 years................         318         302   7.87          551         577   7.67            -           -        -
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $   10,216  $   10,156   7.34%  $   12,436  $   12,673   7.17%  $   11,081  $   11,130     7.36%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         4.1                             3.2                             1.6
                                         ====                            ====                            ====
  Other bonds, notes and debentures:
   After 10 years................  $        4  $        4  10.23%  $        8  $        8   7.65%  $        8  $        8     9.06%
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $        4  $        4  10.23%  $        8  $        8   7.65%  $        8  $        8     9.06%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....        17.8                            18.8                            19.8
                                         ====                            ====                            ====
  Totals:
   Within 1 year.................  $    1,293  $    1,296   7.48%  $    5,086  $    5,107   6.93%  $    3,585  $    3,584     7.23%
   1-5 years.....................       6,193       6,175   7.29        4,010       4,103   7.38        7,246       7,282     7.35
   5-10 years....................       2,412       2,383   7.32        2,789       2,886   7.21          250         264     9.49
   After 10 years................         322         306   7.90          559         585   7.67            8           8     9.06
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total ......................  $   10,220  $   10,160   7.34%  $   12,444  $   12,681   7.17%  $   11,089  $   11,138     7.36%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         4.1                             3.2                             1.7
                                         ====                            ====                            ====

Securities available-for-sale
  U.S. Treasury and other
  U.S. government agencies:
   Within 1 year.................  $  531,583  $  531,207   5.83%  $  526,261  $  529,883   5.96%  $  483,667  $  484,092     5.81%
   1-5 years.....................   1,216,079   1,195,961   5.52    1,308,674   1,332,099   5.62    1,096,758   1,105,750     6.08
   5-10 years....................         683         673   6.56        1,200       1,213   6.84          450         450     6.77
   After 10 years................           -           -      -            -           -      -            -           -        -
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $1,748,345  $1,727,841   5.62%  $1,836,135  $1,863,195   5.72%  $1,580,875  $1,590,292     6.00%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         1.7                             1.8                             1.8
                                         ====                            ====                            ====
  States and political subdivisions:
   1-5 years.....................  $      801  $      808   7.85%  $      802  $      832   7.85%  $      702  $      726     8.35%
   5-10 years....................         549         524   8.54          350         371   9.50            -           -        -
   After 10 years................           -           -      -          199         202   6.88           30          31    11.92
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $    1,350  $    1,332   8.14%  $    1,351  $    1,405   8.14%  $      732  $      757     8.49%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         4.9                             5.9                             4.4
                                         ====                            ====                            ====
  Other bonds, notes and debentures:
   Within 1 year.................       $ 561  $      534   5.60%  $      354  $      356   6.04%  $       33  $       33     4.76%
   1-5 years.....................          33          33   7.55          987         988   5.70        1,546       1,527     5.80
   5-10 years....................       1,142       1,111   6.33        2,134       2,153   5.85        3,113       3,088     5.77
   After 10 years................         292         286   7.29          477         488   7.38        1,170       1,170     7.11
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $    2,028  $    1,964   6.28%  $    3,952  $    3,985   6.02%  $    5,862  $    5,818     6.04%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         7.2                             7.1                             8.0
                                         ====                            ====                            ====
  Totals:
   Within 1 year.................  $  532,144  $  531,741   5.83%  $  526,615  $  530,239   5.96%  $  483,700  $  484,125     5.81%
   1-5 years.....................   1,216,913   1,196,802   5.52    1,310,463   1,333,919   5.63    1,099,006   1,108,003     6.08
   5-10 years....................       2,374       2,308   6.91        3,684       3,737   6.52        3,563       3,538     5.90
   After 10 years................         292         286   7.29          676         690   7.23        1,200       1,201     7.23
                                   ----------  ----------          ----------  ----------          ----------  ----------
     Total.......................  $1,751,723  $1,731,137   5.62%  $1,841,438  $1,868,585   5.72%  $1,587,469  $1,596,867     6.00%
                                   ==========  ==========  =====   ==========  ==========   ====   ==========  ==========     ====
     Average maturity (years)....         1.7                             1.8                             1.8
                                         ====                            ====                            ====

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           13

                             [GRAPH APPEARS HERE]

ALLOWANCE AS A % OF AVERAGE LOANS;
CHARGE-OFFS (Net of Recoveries)
AS A % OF AVERAGE LOANS

                              '95       '96       '97       '98       '99
Loan loss allowance
  as a % of average loans     2.24%     2.22%     2.20%     2.25%     2.19%
Net charge-offs
  as a % of average loans      .26%      .19%      .14%      .13%      .12%


related to growth in the loan portfolio. Average deposits for the Community Banks increased 5.1% to $4,093,992,000 in 1999, while average deposits for MSD&T declined .3%. Average loans increased 5.5% to $3,250,045,000 for the Community Banks and 10.6% to $2,126,801,000 for MSD&T in 1999. At December 31, 1999, 60.4%
of total loans were at the Community Banks, compared to 61.6% in 1998. The largest portion of the Community Bank loans was in the commercial category, which accounted for 48.8% of the loans. Commercial was also the largest sector of MSD&T's loans at 70.9% of total MSD&T loans. The commercial category increased at both the Community Banks and MSD&T by 8.7% from year-end 1998. Mortgages and consumer loans accounted for approximately the same portion of the Community Bank loans at 24.3% and 22.3%, respectively in 1999. Mortgages declined slightly by 2.1%, while consumer loans increased 7.6% from 1998 levels. Construction loans, 4.6% of total loans at the Community Banks, are historically a smaller contributor. At MSD&T, construction loans comprised 21.5% of total MSD&T loans and also reflected the largest sector increase at MSD&T of 25.5% from 1998. In 1998, 19.0% of total MSD&T loans were for construction. Mortgages and consumer loans at 4.0% and 3.6%, respectively, are consistent with historical trends as a percent of total MSD&T loans.

III. Analysis of Financial Condition

Investment Securities
Mercshares' investment securities portfolio is structured to serve as a source of liquidity and a key component in overall management of interest rate risk. At December 31, 1999, the total investment securities portfolio was $1,769,534,000, reflecting a decrease of $138,007,000 or 7.2% below the prior year's $1,907,541,000. As in the past, the portfolio is almost exclusively comprised of short and intermediate-term U.S. Treasury securities; accordingly, more than 99% of the total investment portfolio is classified as available-for-sale. At year-end 1999, the average maturity of the bond component of the available-for-sale portfolio was 1.7 years, consistent with the prior year. Reflecting the rise in interest rates during the second half of 1999, the market value of the bond investment portfolio as of December 31, 1999, was 98.8% of adjusted cost compared to 101.5% at December 31, 1998. At December 31, 1999, $412,625,000 of
these investments had unrealized gains of $992,000 and the remaining $1,349,318,000 of these investment securities had unrealized losses of $21,638,000. More information on the investment portfolio is shown in the table on page 13 and in Footnote No. 2 to the financial statements.

Loans
Mercshares experienced improved growth in loans during 1999. Continuing the trend of the prior two years, average total loans increased by $372,602,000 or 7.4% to $5,377,367,000 for the year ended December 31, 1999. Average loans increased in all three categories in 1999: commercial (including industrial, financial and agricultural); real estate loans (residential and commercial mortgages and construction loans); and consumer. Average commercial loans grew 10.9% in 1999 to an average balance of $1,982,254,000, compared to a growth rate of 7.7% in 1998. Real estate loans grew 6.8% to an average balance of $2,744,365,000 in 1999, which represented an increase from the 1.8% growth rate reported in 1998. Growth in both the commercial and real estate loan portfolios resulted from, among other things, a combination of increased market penetration and increased business with existing customers. It is not a result of relaxation of Mercshares' historically sound underwriting standards. Reflecting management's decision not to compete in the mass market consumer lending arena, consumer loans continued the trend of modest growth with an increase of 1.0% in 1999.
   While average real estate loans represented over 51.0% of the average total loan portfolio, a large portion of this portfolio consisted of loans to individuals on private residences. At

14         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ALLOWANCE FOR LOAN LOSSES

                                                                                         Year Ended December 31,
                                                                  ----------------------------------------------------------------
(Dollars in thousands)                                                   1999         1998         1997         1996         1995
----------------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning....................................  $  112,423  $   106,097  $    97,718  $    91,398  $    91,257
Allowance of acquired banks....................................            -        1,434        1,373            -        2,818
Charge-offs:
   Commercial, financial and agricultural......................       (4,372)      (5,710)      (2,738)      (7,282)      (7,867)
   Real estate--construction....................................        (305)         (80)        (260)        (325)      (1,134)
   Real estate--mortgage........................................      (2,037)      (1,262)      (2,306)        (494)      (1,476)
   Consumer....................................................       (2,614)      (2,956)      (4,047)      (4,109)      (2,368)
                                                                  ----------   ----------   ----------   ----------   ----------
        Total..................................................       (9,328)     (10,008)      (9,351)     (12,210)     (12,845)
                                                                  ----------   ----------   ----------   ----------   ----------
Recoveries:
   Commercial, financial and agricultural......................        1,219        1,234          617        1,666          917
   Real estate--construction....................................          24          177           29            4           52
   Real estate--mortgage........................................         398          634          441          944          225
   Consumer....................................................        1,205        1,366        1,567        1,250          986
                                                                  ----------   ----------   ----------   ----------   ----------
        Total..................................................        2,846        3,411        2,654        3,864        2,180
                                                                  ----------   ----------   ----------   ----------   ----------
Net charge-offs................................................       (6,482)      (6,597)      (6,697)      (8,346)     (10,665)
Provision for loan losses......................................       12,056       11,489       13,703       14,666        7,988
                                                                  ----------   ----------   ----------   ----------   ----------
Allowance balance--ending.......................................  $  117,997   $  112,423   $  106,097   $   97,718   $   91,398
                                                                  ==========   ==========   ==========   ==========   ==========
Average loans outstanding during year..........................   $5,377,367   $5,004,765   $4,821,499   $4,411,543   $4,079,322
                                                                  ==========   ==========   ==========   ==========   ==========
Percent of net charge-offs to average loans outstanding
   during year.................................................          .12%         .13%         .14%         .19%         .26%
                                                                        ====         ====         ====         ====         ====
Percent of allowance for loan losses at year-end to
   average loans...............................................         2.19%        2.25%        2.20%        2.22%        2.24%
                                                                        ====         ====         ====         ====         ====

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see the paragraph on page 16, Allowance for Loan Losses.

                                                                       Allowance amount allocated as of December 31,
                                                  ----------------------------------------------------------------------------------
(Dollars in thousands)                                 1999              1998              1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial, financial and agricultural.....    $  45,300         $  33,100         $  30,700           $27,200           $25,400
   Real estate--construction..................       12,600            12,000            12,700            11,700            11,000
   Real estate--mortgage......................        9,900             6,100             5,300             5,100             5,200
   Consumer...................................        4,800             6,000             5,400             5,200             5,300
Allowance amount not allocated................       45,397            55,223            51,997            48,518            44,498
                                                  ---------          --------          --------           -------           -------
      Total...................................    $ 117,997          $112,423          $106,097           $97,718           $91,398
                                                  =========          ========          ========           =======           =======

COMPOSITION OF LOAN PORTFOLIO

                                                                                    December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      1999               1998               1997               1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural........        34.2%              34.1%              32.8%              32.9%         32.4%
Real estate--construction.....................        11.6               10.4               10.2                8.3           8.5
Real estate--mortgage.........................        42.2               43.3               44.0               45.4          45.0
Consumer......................................        12.0               12.2               13.0               13.4          14.1
                                                     -----              -----              -----              -----         -----
      Total...................................       100.0%             100.0%             100.0%             100.0%        100.0%
                                                     =====              =====              =====              =====         =====

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          15

December 31, 1999, 35% of total real estate loans were one to four family residential mortgages. Commercial mortgages made up 43% and construction loans, at 22%, accounted for the balance of the real estate loan portfolio. These percentages remained relatively unchanged from the prior year. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 1999, were for owner-occupied properties. Ever mindful of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for real estate loans, as reflected in the analysis of the allowance for loan losses on page 15, has been better than the commercial and consumer portfolio charge-off experience.
   For further comparative information on the components of the loan portfolio, see the Five Year Selected Financial Data table on page 49.

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

Allowance for Loan Losses
The provision for loan losses charged to expense is based upon credit loss experience and estimation of inherent losses in the current portfolio, which includes evaluation of impaired loans as required by Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosure. An allowance for loan losses is maintained sufficient to absorb losses in the existing loan portfolio. The allowance is a function of specific loan allowances, general loan allowances based on historic loan loss experience and current trends and, lastly, allowances based on general economic conditions that affect the collectibility of the loan portfolio. These can include, but are not limited to exposure to an industry experiencing problems, changes in the nature or volume of the portfolio and delinquency and non-accrual trends. The portfolio review and the calculation of the allowance is performed by management at each affiliate bank based on their knowledge of their loans and risk factors operating in their market. Other risk factors are reviewed by the holding company management to determine their impact on the allowance for loan losses.
   Each affiliate's reserve is dedicated to that affiliate only and is not available to absorb losses from another affiliate. All loan reserves are subject to regulatory examinations and determination as to their methodology and adequacy on an annual basis.
   The specific allowance is based on regular analysis of the loan portfolio by each affiliate bank and is determined by analysis of collateral value, cash flow and guarantor capacity, as applicable. The specific allowance was $2,739,000 and $3,548,000 at December 31,1999 and 1998, respectively.
   The general allowance is calculated using internal loan grading results and appropriate allowance factors. This process is again reviewed on a regular basis and the factors may be revised whenever necessary to address current credit quality trends or risks associated with particular loan types. Historic charge-off trend analysis is utilized to obtain the factors to be applied. The general allowance was $69,861,000 and $53,652,000 at December 31, 1999 and 1998,
respectively.

16         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NON-PERFORMING ASSETS

A five-year comparison of non-performing assets is presented below:

                                                                                     December 31,
                                                 -----------------------------------------------------------------------------------
(Dollars in thousands)                              1999               1998               1997               1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans (1).........................   $19,129            $21,303            $28,456            $20,457           $21,235

Renegotiated loans (1)........................         -                  -                  -                  -                 -

Loans contractually past due 90 days or more
   and still accruing interest................         -                  -                  -                  -                 -
   Total non-performing loans.................    19,129             21,303             28,456             20,457            21,235
                                                 -------            -------            -------            -------           -------
Other real estate owned.......................     1,663              1,281              2,627              3,316             2,858
                                                 -------            -------            -------            -------           -------
   Total non-performing assets................   $20,792            $22,584            $31,083            $23,773           $24,093
                                                 =======            =======            =======            =======           =======
Non-performing loans as a percentage of
   period end loans...........................       .33%               .41%               .57%               .45%              .49%
Non-performing assets as a percentage of
   period end loans and other real estate
   owned......................................       .36%               .43%               .62%               .52%              .56%

(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $1,853,000 and $2,225,000 in 1999 and 1998 respectively, on non-accrual and renegotiated loans, would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the non-accrual and renegotiated loans that was recorded totaled $564,000 and $796,000 in 1999 and 1998, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $2,762,000 at December 31, 1999 and $3,906,000 at December 31, 1998, not classified as non-accrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.

   In addition, the general allowance is based on economic conditions that impact collectibility of the loans. While performed at the affiliate level, the general allowance is also reviewed by management at the holding company. This review also takes into consideration other factors such as loan quality trends, concentration, loan volume and economic and administrative risk.
   Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories. An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating the allowance for individual loans or pools of loans.
   The allowance for loan losses, as a percentage of loans, was 2.06% at December 31, 1999, compared to 2.15% at December 31, 1998 and 2.13% at December 31, 1997.
   During 1999, the provision for loan loss expense was $12,056,000 compared to a 1998 expense of $11,489,000. Management believes that the 1999 provision for loan losses is prudent in relation to the growth in loans experienced during 1999 and the total allowance for loan losses in relation to total loans at December 31, 1999. The 1997 provision for loan losses was $13,703,000.
   Net charge-offs remained relatively unchanged at $6,482,000 during 1999, compared to $6,597,000 in 1998. Net charge-offs totaled $6,697,000 in 1997. Net charge-offs as a percentage of average loans were .12%, .13% and .14% for the years ended December 31, 1999, 1998 and 1997, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percentage of loans charged off were 31% in 1999, 34% in 1998 and 28% in 1997. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 15 and in Footnote No. 3 to the financial statements.

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

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           17

                             [GRAPH APPEARS HERE]

LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
5 Year Compound Growth Rate: 7.4%

                                           '95        '96        '97        '98        '99
Commerical, financial and agricultural       33%        33%        35%        36%        37%
Real estate--construction and mortgage       52%        53%        52%        51%        51%
Consumer                                     15%        14%        13%        13%        12%
Total                                       100%       100%       100%       100%       100%
Total average loans                      $4,079.3   $4,411.5   $4,821.5   $5,004.8   $5,377.4

90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on non-accrual status sooner than this standard if, in management's judgment, such action is warranted.
   Non-performing assets (non-accrual loans and other real estate owned), as a percentage of period end loans and other real estate owned, was .36% at December 31, 1999, compared to .43% and .62% in the two preceding years. At year-end 1999, non-performing assets were $20,792,000 compared with $22,584,000 and $31,083,000 in 1998 and 1997, respectively. Non-performing loans totaled $19,129,000 at December 31, 1999 compared to $21,303,000 at December 31, 1998 and $28,456,000 in 1997. Mercshares did not have any renegotiated loans during or at the close of these years.
   Other real estate owned increased by $382,000 to $1,663,000 at December 31, 1999, compared to $1,281,000 at December 31, 1998 and $2,627,000 in 1997. These
properties are generally sold within the next operating cycle. Therefore, while the amount may increase, the properties will have changed from year to year. All other real estate owned is carried at the lower of cost or fair market value. Attention is directed to the data in Non-Performing Assets on page 17 which shows the changes in the amounts of various categories of non-performing assets over the last five years and sets forth the relationship between non-performing loans and total loans.

Sources of Funds
Mercshares' primary source of funding comes from deposits gathered by the 183 branches of its banking affiliates. Average total deposits were $5,896,225,000, representing an increase of $181,256,000 or 3.2% over the prior year average of $5,714,969,000. Average total deposits for 1997 amounted to $5,449,056,000. For the year ended December 31, 1999, 81.5% of the funding for average earning assets was derived from deposits. This ratio was 82.9% for 1998 and 83.9% for 1997. During 1999, two branches were acquired, adding $66,600,000 to the deposit base.
   Significant growth for 1999 was recorded in the noninterest-bearing deposit category. Averaging $1,334,282,000 for the year and representing 22.6% of average total deposits, this key source of funds grew by 9.7% over the prior year's average of $1,216,726,000. The average for 1998 was up 13.8% over the 1997 average and represented 21.3% of total average deposits for 1998. Mercshares continues to promote its cash management services to its commercial customers in order to maintain and expand this key source of funding.
   Total average interest-bearing deposits for 1999 grew by a more modest 1.4% or $63,700,000. Average interest-bearing deposits amounted to $4,561,943,000, up from the 1998 average of $4,498,243,000. The average for 1998 represented an increase of 2.7% over 1997's average of $4,380,024,000. Most of the 1999 growth in interest-bearing deposits was in the area of money market and checking-plus-interest accounts.
   Certificates of deposit and other time deposits have declined as a result of lower interest rates. Averaging $2,186,868,000 for the year ended December 31, 1999, certificates of deposit decreased by 2.1% from the average of $2,233,948,000 for 1998. The 1998 average was up 2.4% over the 1997 average of $2,181,198,000. Certificates of deposit - $100,000 and over, averaged $714,600,000, $711,329,000 and $713,384,000 for the years ended December 31,
1999, 1998 and 1997, respectively. Growth in this category was minimal in 1999.
   Due to the fact that Mercshares' overall average earning assets grew 4.9% while average deposits experienced a 3.2% increase during 1999, it was necessary to increase average short-term borrowings in order to help fund this growth. Short-term borrowings averaged $594,106,000 during 1999, $154,170,000 or 35.1% greater than the average balance of $439,936,000 in 1998. The 1998 average balance represented an increase of $86,349,000 or 24.4% more than the average for 1997.
   Another key source of funding is stockholders' equity. Mercshares has

18         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

COMPOSITION OF EARNING ASSETS

                                                                           Average Balances
                                ----------------------------------------------------------------------------------------------------
(Dollars in thousands)                   1999                 1998               1997                1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Loans.........................  $5,377,367     74.3% $5,004,765    72.6% $4,821,499     74.3% $4,411,543  72.4%   $4,079,322   71.8%
Investment securities*........   1,842,761     25.5   1,706,228    24.7   1,587,178     24.4   1,597,081  26.2     1,515,707   26.7
Federal funds sold............      15,762       .2     177,049     2.6      78,786      1.2      80,246   1.3        62,721    1.1
Securities purchased under
   resale agreements..........           -        -       8,155      .1       5,346       .1       5,269    .1        19,980     .4
                                ----------    -----  ----------   -----  ----------    -----  ---------- -----    ----------  -----
        Total.................  $7,235,890    100.0% $6,896,197   100.0% $6,492,809    100.0% $6,094,139 100.0%   $5,677,730  100.0%
                                ==========    =====  ==========   =====  ==========    =====  ========== =====    ==========  =====

*Includes interest-bearing deposits in other banks.

DEPOSIT MIX

                                                                           Average Balances
                                  --------------------------------------------------------------------------------------------------
(Dollars in thousands)                1999                 1998                1997                 1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits..    $1,334,282   22.6% $1,216,726    21.3% $1,069,032     19.6% $  982,175    18.8%  $ 888,908  18.3%
Interest-bearing deposits:
   Savings, checking plus
     interest.................     1,584,486   26.9   1,514,577    26.6   1,460,290     26.8   1,450,993    27.8   1,420,958  29.2

   Money market...............       790,589   13.4     749,718    13.1     738,536     13.6     763,664    14.6     779,246  16.0
   CDs and other time deposits
     -less than $100,000......     1,472,268   25.0   1,522,619    26.6   1,467,814     26.9   1,403,241    26.9   1,228,068  25.2

   CDs-$100,000
     and over.................       714,600   12.1     711,329    12.4     713,384     13.1     618,186    11.9     549,460  11.3
                                  ----------  -----  ----------   -----  ----------    -----  ----------   -----  ---------- -----
          Total.................  $5,896,225  100.0% $5,714,969   100.0% $5,449,056    100.0% $5,218,259   100.0% $4,866,640 100.0%
                                  ==========  =====  ==========   =====  ==========    =====  ==========   =====  ========== =====

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial, financial and agricultural and real estate--construction loans as of December 31, 1999.

                                                                                         Maturing
                                                      -----------------------------------------------------------------------------
                                                                              Over 1
                                                        1 year                through                  Over 5
(Dollars in thousands)                                 or less                5 years                   years                 Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..........      $733,815             $  715,691                $505,191            $1,954,697
Real estate--construction.......................       223,079                326,778                 116,238               666,095
                                                      --------             ----------                --------            ----------
        Total...................................      $956,894             $1,042,469                $621,429            $2,620,792
                                                      ========             ==========                ========            ==========

Of the $1,663,898,000 loans maturing after one year, $849,810,000 or 51.1% have fixed interest rates and $814,088,000 or 48.9% have variable interest rates.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           19

INTEREST RATE SENSITIVITY ANALYSIS

                                                                                 At December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Over        Over         Over
                                                              3 months    6 months       1 year                     Non-
                                                   Within         thru        thru         thru       After    sensitive
(Dollars in thousands)                           3 months     6 months      1 year      5 years     5 years        funds       Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)..............................   $  161,252     $119,518    $252,819   $1,223,106 $     5,400   $    7,591  $1,769,686
Federal funds/repos.........................        7,784            -           -            -           -            -       7,784
Loans.......................................    2,746,468      239,678     449,687    1,818,066     465,043            -   5,718,942
Other assets................................            -            -           -            -           -      398,612     398,612
                                               ----------     --------    --------   ---------- -----------   ----------  ----------
       Total...............................     2,915,504      359,196     702,506    3,041,172     470,443      406,203   7,895,024
                                               ----------     --------    --------   ---------- -----------   ----------  ----------
LIABILITIES & EQUITY
Money market deposit accounts...............      773,996            -           -            -           -            -     773,996
Time deposits...............................      658,013      410,610     439,121      648,492       4,440            -   2,160,676
Other deposits (2)..........................      419,697            -           -            -   2,570,714            -   2,990,411
Short-term borrowings.......................      839,497            -           -            -           -            -     839,497
Long-term debt..............................            -            -       7,552       25,131      50,000            -      82,683
Other liabilities...........................            -            -           -            -           -       73,721      73,721
Stockholders' equity........................            -            -           -            -           -      974,040     974,040
                                               ----------     --------    --------   ---------- -----------   ----------  ----------
        Total...............................    2,691,203      410,610     446,673      673,623   2,625,154    1,047,761  $7,895,024
                                               ----------     --------    --------   ---------- -----------   ----------  ----------
Excess......................................   $  224,301     $(51,414)   $255,833   $2,367,549 $(2,154,711)  $ (641,558)
                                               ==========     ========    ========   ========== ===========   ==========
Cumulative excess...........................   $  224,301     $172,887    $428,720   $2,796,269 $   641,558
                                               ==========     ========    ========   ========== ===========
Cumulative excess as a percent
   of total.................................         2.84%        2.19%       5.43%       35.42%       8.13%

(1) Includes interest-bearing deposits in other banks.
(2) Reflects behavior experience which often differs from legal withdrawal provisions.

EARNINGS SIMULATION MODEL PROJECTIONS

The following table summarizes the effect 100 and 200 basis point changes in interest rates would have on Mercshares' net income over the next twelve months.

(Dollars in thousands)                              As of December 31, 1999
-------------------------------------------------------------------------------
                                                     Change in net income
Change in interest rates                          -----------------------------
    (basis points)                                Amount             Percentage
------------------------                          ------             ----------
         +200                                     $ 7,441                1.9%
         +100                                       2,386                 .6
         -100                                      (2,899)               (.8)
         -200                                      (7,596)              (2.0)

20         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
consistently maintained a capital/asset ratio that is greater than its peers as reported in data furnished by our regulators. Stockholders' equity averaged $971,837,000 during 1999, which represented an increase of $4,512,000 or .5% greater than the prior year's average. The average was $967,325,000 in 1998, an increase of 9.1% over 1997's average of $886,406,000. Although the increase in stockholders' equity was minimal as a result of the stock buyback program for 1999, Mercshares was able to maintain its ratio of average total stockholders' equity to average total assets at 12.74% for 1999. This ratio was 13.32% for 1998 and 12.98% for 1997. For a more in-depth discussion of stockholders' equity and capital adequacy, see page 22 of Management's Discussion and Footnote No. 9 to the financial statements.

Asset/Liability and Liquidity Management
Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities. It also involves providing adequate liquidity while sustaining stable growth in net interest income. Regular review and analysis of deposit and loan trends, cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.
   Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, an inexact science. Not only does the interval until repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change but, for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years but, depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits by contract may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multi-year duration. As seen in the Interest Rate Sensitivity Analysis on page 20, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 1999, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggests that net interest income should tend to increase somewhat in a rising interest rate environment and decrease in a declining rate environment.
   Another analysis to monitor Mercshares' risk associated with interest rate fluctuations is the earnings simulation model. This model projects the effects on net income based on factors such as changes in interest rates, the shape of the yield curve and interest rate relationships. As seen in the Earnings Simulation Model Projections table on page 20, within a one-year horizon, the model forecasts that, compared to the net income projection under stable rates, net income would increase by .6% and 1.9% if interest rates increased by 100 and 200 basis points, respectively, and that net income would decrease by .8% and 2.0% if interest rates decreased by 100 and 200 basis points, respectively. These results are not necessarily indicative of future actual results nor do they take into account certain actions that management may undertake in response to future changes in interest rates.
   At times, our efforts to mitigate our exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), entered into a master agreement with another bank for the purpose of making interest rate swaps (hedge agreements) and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers. This arrangement enables our customers to eliminate potential volatility of interest rates and associated risks.

                             [GRAPH APPEARS HERE]

RISK-BASED CAPITAL RATIOS*
Regulatory Tier One Minimum: 4%

            '95     '96     '97     '98     '99
Tier two    1.3%    1.3%    1.3%    1.4%    1.3%
Tier one   17.9%   17.9%   18.1%   17.9%   16.5%

* Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           21

                             [GRAPH APPEARS HERE]

DIVIDENDS PER SHARE
5 Year Compound Growth Rate: 13.9%

      '95      '96      '97      '98      '99
     $.57     $.65     $.77     $.86     $.94

MSD&T will only enter into specific interest rate "protection arrangements" under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose the Corporation to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 1999, one customer had entered into such arrangement effective in January 1999. This hedge agreement will not have a material impact on the financial performance of Mercshares. Beyond establishing this hedge agreement, Mercshares has not found it necessary to utilize interest rate swaps or other derivative instruments to manage interest sensitivity.
   The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. By limiting the maturity and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to national markets for certificates of deposit and commercial paper. Mercshares has $191,000,000 in lines with the Federal Home Loan Bank should it need to further supplement its liquidity.

Capital Resources and Adequacy
Maintenance of exceptional capital strength has long been a guiding principle of Mercshares. Ample capital is necessary to sustain growth, to provide a measure of protection against unanticipated declines in asset values and to safeguard the funds of depositors. Capital also provides a source of funds to meet loan demand and enables Mercshares to manage its assets and liabilities effectively.
   Stockholders' equity decreased 2.5% to $974,040,000 at year-end 1999 from $999,359,000 at year-end 1998, which represented a 6.9% increase from $935,004,000 at year-end 1997. The decrease in 1999 was attributed to the share repurchase plan previously mentioned, and discussed in more depth in the next paragraph, while the increase in 1998 was primarily attributable to growth in earnings. The increase in 1998 was mitigated somewhat by dividends paid to shareholders and by Mercshares' stock repurchase program. Book value per share was $14.19, $14.07 and $13.01 at December 31, 1999, 1998 and 1997, respectively.
The ratio of average equity to average assets was 12.74% in 1999 compared to 13.32% in 1998 and 12.98% in 1997, ranking Mercshares among the very strongest banks in the industry each year.
   While maintaining exceptional capital strength and financing growth of the company, Mercshares has also been pursuing a share repurchase program. In December 1999, the Board of Directors authorized repurchase of up to 2,000,000 shares of common stock.This followed the December 1998 authorization for up to 3,000,000 shares. There were prior authorizations for the purchase of 9,000,000 shares. Through December 31, 1999, 10,300,000 shares of common stock were purchased under these programs. At December 31, 1999, remaining authorization to purchase common stock was 3,700,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchase of shares during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets. See Footnote No. 9 and the Statement of Changes in Consolidated Stockholders' Equity for details related to the stock repurchase program.
   Various bank regulatory agencies have implemented stringent capital guidelines which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well-capitalized" institution, such as Mercshares, faces

22         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

DIVIDENDS

                                                                       1999                                  1998
-----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                    4th      3rd     2nd       1st        4th      3rd      2nd       1st
-----------------------------------------------------------------------------------------------------------------------------------
Common dividends......................................     .24      .24     .24       .22        .22      .22      .22       .20

Mercshares has paid quarterly cash dividends on its Common Stock since September 1970 when such stock was first issued. Mercshares intends to consider quarterly payment of dividends on its Common Stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercshares and its affiliates.

RECENT COMMON STOCK PRICES
MARKET PRICES*

                                                                       1999                                  1998
-----------------------------------------------------------------------------------------------------------------------------------
Quarter                                                    4th      3rd     2nd       1st        4th      3rd      2nd      1st
-----------------------------------------------------------------------------------------------------------------------------------
High..................................................     37 1/8   35 3/4  39 3/8    39 15/16   38 5/8   37 7/8   40 1/4   39 3/4
Low...................................................     30       30 1/4  34 5/8    34 1/4     25 1/4   27 1/2   33 1/4   33

*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.

As of February 29, 2000, there were 9,138 stockholders of record.

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

Dividends
For the 23rd consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the June 1999 dividend, the quarterly cash dividend was increased to $.24 from $.22 per share. This represented a 9.1% increase. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular.
   The annual dividends paid per common share were $.94 in 1999, $.86 in 1998 and $.77 in 1997. Total cash dividends paid were $65,113,000 in 1999, $61,538,000 in 1998 and $55,277,000 in 1997. The chart above presents quarterly dividends paid over the last two years.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           23

Acquisitions and Commitments
On January 21, 2000, Mercshares announced the approval of a definitive agreement for the merger of Westminster Bank and Trust Company, one of our affiliates, and Union National Bancorp and its underlying subsidiary, Union National Bank. The agreement provides for a tax-free exchange of 1.15 shares of Mercshares' common stock for each share of Union National Bancorp which currently has 1,965,349 shares outstanding plus options for 60,936 shares which may be exercised prior to closing. The transaction is subject to the approval of regulatory authorities and the stockholders of Union National Bancorp and to customary closing conditions. The intent of the merger is to capitalize on the respective strengths of the banking institutions to more effectively serve the market in which they both have a long history. At December 31,1999, Union National Bank had assets of $303,000,000 and deposits of $233,000,000.
   Commitments for 2000 include plans for approximately $14,900,000 of capital expenditures spread relatively evenly between improvements to existing banking offices, and replacement of furniture, equipment and computer hardware and software. For further information on commitments, see Footnotes No. 4 & 8 on pages 35 & 37, respectively.

Recent FASB Pronouncements
Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. This Statement was effective for fiscal years beginning after June 15, 1999 with initial application in the first quarter of the fiscal year. However, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, issued in June 1999, changed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material effect on Mercshares' financial statements. Mercshares has not found it necessary to utilize derivative instruments, except for the single immaterial instance cited on page 22.
   There were no other Statements issued during 1999 that were applicable to the Corporation.

Year 2000 Date Change
Prior to January 1, 2000, we had reported regularly on preparations for the century date change. The transition was successful. We experienced no significant date change problems with our systems or operations and no interruption of business.

Cautionary Statement
This annual report contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this report, and the underlying management assumptions. Forward-looking statements appear in the Letter to Shareholders and in this Management's Discussion concerning matters such as identification of trends, potential effects of recent legislation, loan growth, business strategies and services, adequacy of loan loss allowances, effects of asset sensitivity and interest rates, dividend payments and impact of FASB pronouncements. These statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this report.

24         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Mercantile Bankshares Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation (hereafter referred to as the "Company") and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
----------------------------------
    PricewaterhouseCoopers LLP

Baltimore, Maryland
January 20, 2000

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           25

CONSOLIDATED BALANCE SHEETS

December 31,
(Dollars in thousands, except per share data)                                                        1999                  1998
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks....................................................................    $  219,420            $  254,994
Interest-bearing deposits in other banks...................................................           152                   100
Federal funds sold.........................................................................         7,784                57,616
                                                                                               ----------            ----------
        Cash and cash equivalents..........................................................       227,356               312,710
                                                                                               ----------            ----------
Investment securities held-to-maturity (1),(2).............................................        25,592                27,079
Investment securities available-for-sale (1),(2)...........................................     1,743,942             1,880,462

Loans (3)..................................................................................     5,718,942             5,220,890
Less: allowance for loan losses (1),(3)....................................................      (117,997)             (112,423)
                                                                                               ----------            ----------
        Loans, net.........................................................................     5,600,945             5,108,467
                                                                                               ----------            ----------
Bank premises and equipment, net (1),(4)...................................................        94,917                91,577
Other real estate owned, net (1)...........................................................         1,663                 1,281
Excess cost over equity in affiliated banks, net (1).......................................        46,482                50,314
Other assets...............................................................................       154,127               137,673
                                                                                               ----------            ----------
Total......................................................................................    $7,895,024            $7,609,563
                                                                                               ==========            ==========
LIABILITIES
Deposits:
     Noninterest-bearing deposits..........................................................    $1,400,172            $1,388,378
     Interest-bearing deposits.............................................................     4,524,911             4,569,968
                                                                                               ----------            ----------
        Total deposits.....................................................................     5,925,083             5,958,346
Short-term borrowings (6)..................................................................       839,497               511,945
Accrued expenses and other liabilities.....................................................        73,721                98,979
Long-term debt (7).........................................................................        82,683                40,934
                                                                                               ----------            ----------
        Total liabilities..................................................................     6,920,984             6,610,204
                                                                                               ----------            ----------
COMMITMENTS AND CONTINGENCIES (4),(8)

STOCKHOLDERS' EQUITY (9)
Preferred  stock,  no  par  value;   authorized  2,000,000  shares;  issued  and
outstanding--None  Common stock, $2 par value;  authorized  130,000,000  shares;
issued 68,645,759 shares in 1999 and 71,026,927 shares in 1998.............................       137,292               142,054
Capital surplus............................................................................        47,798                31,357
Retained earnings..........................................................................       796,192               803,568
Accumulated other comprehensive income (loss)..............................................        (7,242)               22,380
                                                                                               ----------            ----------
        Total stockholders' equity.........................................................       974,040               999,359
                                                                                               ----------            ----------
Total......................................................................................    $7,895,024            $7,609,563
                                                                                               ==========            ==========

See notes to consolidated financial statements

26         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

STATEMENT OF CONSOLIDATED INCOME

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands, except per share data)                                               1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (1)..................................................        $453,825          $444,519         $434,033
                                                                                        --------          --------         --------
Interest and dividends on investment securities:
   Taxable interest income......................................................         102,038            98,669           93,053
   Tax-exempt interest income...................................................             580               689              641
   Dividends....................................................................           1,731             1,311            1,125
   Other investment income......................................................             207               348              423
                                                                                        --------          --------         --------
                                                                                         104,556           101,017           95,242
                                                                                        --------          --------         --------
Other interest income...........................................................             787             9,856            4,695
                                                                                        --------          --------         --------
      Total interest income.....................................................         559,168           555,392          533,970
                                                                                        --------          --------         --------
INTEREST EXPENSE
Interest on deposits (5)........................................................         157,997           178,144          177,369
Interest on short-term borrowings...............................................          27,267            20,800           17,220
Interest on long-term debt......................................................           4,818             3,083            3,332
                                                                                        --------          --------         --------
      Total interest expense....................................................         190,082           202,027          197,921
                                                                                        --------          --------         --------

NET INTEREST INCOME.............................................................         369,086           353,365          336,049
Provision for loan losses (1),(3)...............................................          12,056            11,489           13,703
                                                                                        --------          --------         --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.............................         357,030           341,876          322,346
                                                                                        --------          --------         --------
NONINTEREST INCOME
Trust division services (1).....................................................          65,036            58,018           51,547
Service charges on deposit accounts.............................................          23,043            19,666           18,105
Other fees......................................................................          27,900            27,107           25,184
Investment securities gains and (losses) (2)....................................             (73)                8           (1,491)
Other income....................................................................           6,085             3,894            5,308
                                                                                        --------          --------         --------
       Total noninterest income.................................................         121,991           108,693           98,653
                                                                                        --------          --------         --------
NONINTEREST EXPENSES
Salaries........................................................................         108,999           106,744          102,263
Employee benefits (12)..........................................................          25,666            24,874           22,300
Net occupancy expense of bank premises (1),(4)..................................          11,975            11,570           12,246
Furniture and equipment expenses (1),(4)........................................          20,984            18,916           20,417
Communications and supplies.....................................................          12,662            12,163           11,804
Amortization of excess cost over equity in affiliates...........................           3,832             3,444            2,347
Other expenses..................................................................          46,302            41,294           42,027
                                                                                        --------          --------         --------
      Total noninterest expenses................................................         230,420           219,005          213,404
                                                                                        --------          --------         --------
         Income before income taxes.............................................         248,601           231,564          207,595
         Applicable income taxes (1),(10).......................................          90,864            84,436           75,552
                                                                                        --------          --------         --------
            NET INCOME..........................................................        $157,737          $147,128         $132,043
                                                                                        ========          ========         ========
NET INCOME PER SHARE OF COMMON STOCK (9):
   BASIC........................................................................           $2.27             $2.05            $1.85
   DILUTED......................................................................           $2.25             $2.04            $1.84

See notes to consolidated financial statements

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           27

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                                    1999              1998             1997
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans....................................................       $ 450,466         $ 447,023        $ 432,491
Interest and dividends on investment securities...............................         104,419            98,338           94,822
Other interest income.........................................................             809            10,026            4,319
Noninterest income............................................................         119,407           107,217          101,133
Interest paid.................................................................        (190,139)         (205,003)        (195,259)
Noninterest expenses paid.....................................................        (247,749)         (201,421)        (188,179)
Income taxes paid.............................................................         (78,706)          (86,637)         (81,578)
                                                                                     ---------         ---------        ---------
      Net cash provided by operating activities...............................         158,507           169,543          167,749
                                                                                     ---------         ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity............           5,230             3,766            3,469
Proceeds from maturities of investment securities available-for-sale..........         537,627           492,634          519,512
Proceeds from sales of investment securities available-for-sale...............           3,074               804           34,019
Purchases of investment securities held-to-maturity...........................          (3,745)           (1,092)            (535)
Purchases of investment securities available-for-sale.........................        (451,225)         (739,275)        (543,950)
Net increase in customer loans................................................        (506,612)         (180,976)        (344,958)
Proceeds from sales of other real estate owned................................           1,783             2,593            3,181
Capital expenditures..........................................................         (14,090)          (15,589)         (14,109)
Proceeds from sales of buildings..............................................           2,540               321            6,610
                                                                                     ---------         ---------        ---------
      Net cash used in investing activities...................................        (425,418)         (436,814)        (336,761)
                                                                                     ---------         ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits..................................          11,794           147,448          102,314
Net increase (decrease) in checking plus interest and savings accounts........           8,412           123,808           (8,350)
Net increase (decrease) in certificates of deposit............................         (53,469)          (95,558)         192,503
Net increase in short-term borrowings.........................................         327,552           109,211           66,779
Proceeds from issuance of long-term debt......................................          50,000                 -                -
Repayment of long-term debt...................................................          (8,250)           (9,082)             (79)
Proceeds from issuance of shares..............................................           7,128             6,712            7,026
Repurchase of common shares...................................................         (96,497)          (67,646)         (12,295)
Dividends paid................................................................         (65,113)          (61,538)         (55,277)
                                                                                     ---------         ---------        ---------
      Net cash provided by financing activities...............................         181,557           153,355          292,621
                                                                                     ---------         ---------        ---------
Net increase (decrease) in cash and cash equivalents (1)......................         (85,354)         (113,916)         123,609
Cash and cash equivalents at beginning of year................................         312,710           413,786          285,379
Adjustment for acquired banks.................................................               -            12,840            4,798
                                                                                     ---------         ---------        ---------
Cash and cash equivalents at end of year......................................       $ 227,356         $ 312,710        $ 413,786
                                                                                     =========         =========        =========

See notes to consolidated financial statements

28         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Reconciliation of net income to net cash provided by operating activities

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                                   1999              1998             1997
--------------------------------------------------------------------------------------------------------------------------------
Net income...................................................................        $157,737          $147,128         $132,043
                                                                                     --------          --------         --------
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Provision for loan losses..............................................          12,056            11,489           13,703
      Depreciation and amortization..........................................           9,017             8,527            8,268
      Amortization of excess cost over equity in affiliates..................           3,832             3,444            2,347
      Provision for deferred taxes (benefit).................................          13,420            (4,439)           1,868
      Investment securities (gains) and losses...............................              73                (8)           1,491
      Write-downs of other real estate owned.................................             123               217              333
      Gains on sales of other real estate owned..............................            (210)             (808)            (457)
      Gains on sales of buildings............................................            (807)              (59)          (1,382)
      Gains on stock received from demutualization of insurance company......          (2,012)                -                -
      (Increase) decrease in interest receivable.............................          (3,474)               (5)          (2,358)
      (Increase) decrease in other receivables...............................             372              (601)           2,828
      (Increase) decrease in other assets....................................         (24,377)           (2,033)           3,539
      Increase (decrease) in interest payable................................             (57)           (2,976)           2,662
      Increase (decrease) in accrued expenses................................          (5,924)            7,429           10,758
      Increase (decrease) in taxes payable...................................          (1,262)            2,238           (7,894)
                                                                                     --------          --------         --------
         Total adjustments...................................................             770            22,415           35,706
                                                                                     --------          --------         --------
Net cash provided by operating activities....................................        $158,507          $169,543         $167,749
                                                                                     ========          ========         ========

See notes to consolidated financial statements

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           29

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED
DECEMBER 31, 1999, 1998 and 1997

                                                                                                                      Accumulated
                                                                                                                       Other Com-
                                                                                    Common     Capital     Retained    prehensive
(Dollars in thousands, except per share data)                           Total        Stock     Surplus     Earnings  Income (Loss)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ....................................      $836,036     $ 94,872    $ 97,154    $ 641,212     $  2,798
Net income.....................................................       132,043                               132,043
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes............         8,390                                              8,390
                                                                     --------
Comprehensive income...........................................       140,433
                                                                     --------
Cash dividends paid:
   Common stock ($.77 per share)...............................       (55,277)                              (55,277)
Issuance of 119,759 shares for dividend
   reinvestment and stock purchase plan........................         4,129          239       3,890
Issuance of 22,326 shares for employee stock
   purchase dividend reinvestment plan.........................           760           45         715
Issuance of 117,233 shares for employee stock option plan......         2,171          234       1,937
Purchase of 394,175 shares under stock repurchase plan.........       (12,295)        (788)    (11,507)
Issuance of 872,374 shares for bank acquisitions...............        17,967        1,744      16,223
Issuance of 23,701,458 shares for a 3 for 2 stock split........           (34)      47,403     (47,437)
Vested stock options...........................................         1,114                    1,114
                                                                     --------     --------    --------    ---------     --------
BALANCE, DECEMBER 31, 1997 ....................................       935,004      143,749      62,089      717,978       11,188
Net income.....................................................       147,128                               147,128
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes............        11,192                                             11,192
                                                                     --------
Comprehensive income...........................................       158,320
                                                                     --------
Cash dividends paid:
   Common stock ($.86 per share)...............................       (61,538)                              (61,538)
Issuance of 130,199 shares for dividend
   reinvestment and stock purchase plan........................         4,117          260       3,857
Issuance of 25,718 shares for employee stock
   purchase dividend reinvestment plan.........................           866           51         815
Issuance of 107,413 shares for employee stock option plan......         1,729          215       1,514
Purchase of 1,911,000 shares under stock repurchase plan.......       (67,646)      (3,822)    (63,824)
Issuance of 800,300 shares for bank acquisitions...............        27,480        1,601      25,879
Vested stock options ..........................................         1,027                    1,027
                                                                     --------     --------    --------    ---------     --------
BALANCE, DECEMBER 31, 1998 ....................................       999,359      142,054      31,357      803,568       22,380
Net income.....................................................       157,737                               157,737
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes............       (29,622)                                           (29,622)
                                                                     --------
Comprehensive income...........................................       128,115
                                                                     --------
Cash dividends paid:
   Common stock ($.94 per share)...............................       (65,113)                              (65,113)
Issuance of 129,575 shares for dividend
   reinvestment and stock purchase plan........................         4,216          259       3,957
Issuance of 26,550 shares for employee stock
   purchase dividend reinvestment plan.........................           982           53         929
Issuance of 159,532 shares for employee stock option plan......         1,930          319       1,611
Purchase of 2,696,825 shares under stock repurchase plan.......       (96,497)      (5,393)    (91,104)
Vested stock options (13)......................................         1,048                    1,048
Transfer to capital surplus....................................             -                  100,000     (100,000)
                                                                     --------     --------    --------    ---------     --------
BALANCE, DECEMBER 31, 1999 (9).................................      $974,040     $137,292    $ 47,798    $ 796,192     $ (7,242)
                                                                     ========     ========    ========    =========     ========

See notes to consolidated financial statements

30         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

A. Basis of Presentation
The consolidated financial statements, which include the accounts of Mercantile Bankshares Corporation ("Mercshares") and all of its affiliates, are prepared in conformity with generally accepted accounting principles and follow general practice within the banking industry. All significant intercompany transactions have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform with current period presentation.
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.
   Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates. Acquisitions accounted for as purchases are included in the financial statements from the respective dates of affiliation.

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

D. Allowance for Loan Losses
The allowance for loan losses is maintained at a level considered by management to be adequate to absorb inherent losses in the loan portfolio. Management's assessment includes the systematic evaluation of several factors: current economic conditions and their impact on specific borrowers and industry groups; the level of classified and nonperforming loans; the historical loss experience by loan type; the results of regulatory examinations; and, in specific cases, the estimated value of underlying collateral. The assessments of economic conditions, results of regulatory examinations and other risk elements are determined primarily by management at each affiliate and reviewed by Mercshares.
   The allowance is increased by the loan loss provision charged to operating expenses and reduced by loan charge-offs, net of recoveries. The provision for loan losses is based on a continuing review of the loan portfolios, past loss experience and current economic conditions which may affect borrowers' ability to pay.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           31

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

G. Excess Cost Over Equity in Affiliated Banks
The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a 15-year period from the respective dates of affiliation. Accumulated amortization amounted to $25,496,000 and $21,664,000 at December 31, 1999 and 1998,
respectively.

H. Income Taxes
Deferred income taxes are calculated by applying enacted statutory tax rates to temporary differences consisting of all significant items which are reported for tax purposes in different years than for accounting purposes.

I. Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one-day periods; securities purchased/sold under resale agreements are purchased/sold for periods of one to sixty days.

2. INVESTMENT SECURITIES

The amortized cost and market values of investment securities at December 31, 1999 and 1998 are as follows:

                                                              1999                                         1998
                                         -------------------------------------------    -------------------------------------------
                                                          Gross       Gross                             Gross        Gross
                                         Amortized   Unrealized  Unrealized   Market    Amortized  Unrealized   Unrealized   Market
(Dollars in thousands)                        Cost        Gains      Losses    Value         Cost       Gains       Losses    Value
-----------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  States and political subdivisions      $   10,216    $    23     $    83   $   10,156    $   12,436   $     237  $   -  $   12,673
  Other bonds, notes
   and debentures.................                4          -           -            4             8           -      -           8
                                         ----------     ------     -------   ----------    ----------    --------  -----  ----------
   Total bonds....................           10,220         23          83       10,160        12,444         237      -      12,681
  Other investments...............           15,372          -           -       15,372        14,635           -      -      14,635
                                         ----------     ------     -------   ----------    ----------    --------  -----  ----------
     Total .......................       $   25,592     $   23     $    83   $   25,532    $   27,079    $    237  $   -  $   27,316
                                         ==========     ======     =======   ==========    ==========    ========  =====  ==========
Securities available-for-sale
  U.S. Treasury...................       $1,706,664     $  952     $21,010   $1,686,606    $1,819,400    $ 27,255  $ 391  $1,846,264
  U.S. government agencies........           41,681          8         454       41,235        16,735         196      -      16,931
  States and political subdivisions           1,350          8          26        1,332         1,351          54      -       1,405
  Other bonds, notes
   and debentures.................            2,028          -          64        1,964         3,952          47     14       3,985
                                         ----------     ------     -------   ----------    ----------    --------  -----  ----------
   Total bonds....................        1,751,723        968      21,554    1,731,137     1,841,438      27,552    405   1,868,585
  Other investments...............            4,012      8,793           -       12,805         3,216       8,661      -      11,877
                                         ----------     ------     -------   ----------    ----------    --------  -----  ----------
     Total........................       $1,755,735     $9,761     $21,554   $1,743,942    $1,844,654    $ 36,213  $ 405  $1,880,462
                                         ==========     ======     =======   ==========    ==========    ========  =====  ==========

32         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The amortized cost and market values of the bond investment portfolio by contractual maturity at December 31, 1999 and 1998 are shown below:

                                                                                       1999                           1998
                                                                              ----------------------        ----------------------
                                                                              Amortized       Market        Amortized      Market
(Dollars in thousands)                                                          Cost          Value           Cost         Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year........................................................      $    1,293    $    1,296      $    5,086     $    5,107
  1-5 years............................................................           6,193         6,175           4,010          4,103
  5-10 years...........................................................           2,412         2,383           2,789          2,886
  After 10 years.......................................................             322           306             559            585
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $   10,220    $   10,160      $   12,444     $   12,681
                                                                             ==========    ==========      ==========     ==========
Securities available-for-sale
  Within 1 year........................................................      $  532,144    $  531,741      $  526,615     $  530,239
  1-5 years............................................................       1,216,913     1,196,802       1,310,463      1,333,919
  5-10 years...........................................................           2,374         2,308           3,684          3,737
  After 10 years.......................................................             292           286             676            690
                                                                             ----------    ----------      ----------     ----------
     Total ............................................................      $1,751,723    $1,731,137      $1,841,438     $1,868,585
                                                                             ==========    ==========      ==========     ==========

At December 31, 1999 and 1998, no single issue of investment securities exceeded ten percent of stockholders' equity.
   At December 31, 1999 and 1998, securities with an amortized cost of $1,164,842,000 and $709,218,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

   The gross realized gains and losses on debt and non-debt securities for 1999, 1998 and 1997 are as follows:

                                                 1999                               1998                               1997
                                        ---------------------               ---------------------              -------------------
                                           Gross       Gross                   Gross        Gross                 Gross      Gross
                                        Realized    Realized                Realized     Realized              Realized   Realized
(Dollars in thousands)                     Gains      Losses                   Gains       Losses                 Gains     Losses
-----------------------------------------------------------------------------------------------------------------------------------
Securities available-for-sale
   Debt...........................         $  -        $ 74                  $  -          $   -                  $  -      $ 1,284
   Non-debt.......................            8           7                     8              -                    43          250
                                           ----        ----                  ----          -----                  ----      -------
      Total.......................         $  8        $ 81                  $  8          $   -                  $ 43      $ 1,534
                                           ====        ====                  ====          =====                  ====      =======

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          33

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 1999 and 1998 are as follows:


(Dollars in thousands)                                                                                         1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
Commercial........................................................................................       $1,954,697     $1,777,711
Construction......................................................................................          666,095        544,723
Mortgage..........................................................................................        2,411,990      2,260,217
Consumer..........................................................................................          686,160        638,239
                                                                                                         ----------     ----------
  Total...........................................................................................       $5,718,942     $5,220,890

At December 31, 1999 and 1998, $19,129,000 and $21,303,000 respectively, are considered non-accrual loans (loans in which interest income is recognized only as collected). See Note 1C for an explanation of the non-accrual loan policy.

The changes in the allowance for loan losses follow:


(Dollars in thousands)                                                                        1999             1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Allowance balance at beginning of year............................................        $112,423         $106,097        $ 97,718
Allowance of acquired banks.......................................................               -            1,434           1,373
Charge-offs.......................................................................          (9,328)         (10,008)         (9,351)
Recoveries........................................................................           2,846            3,411           2,654
Provision for loan losses.........................................................          12,056           11,489          13,703
                                                                                          --------         --------        --------
Allowance balance at end of year..................................................        $117,997         $112,423        $106,097
                                                                                          ========         ========        ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 1999 and 1998 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.


(Dollars in thousands)                                                                                      1999         1998
-----------------------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance.............................................................. $  2,983     $  2,152
Impaired loans with no valuation allowance.............................................................   12,185       14,159
                                                                                                        --------     --------
  Total impaired loans................................................................................. $ 15,168     $ 16,311
                                                                                                        ========     ========
Allowance for loan losses applicable to impaired loans................................................. $  1,186     $  1,046
Allowance for loan losses applicable to other than impaired loans......................................  116,811      111,377
                                                                                                        --------     --------
  Total allowance for loan losses...................................................................... $117,997     $112,423
                                                                                                        ========     ========
Year-to-date interest income on impaired loans recorded on the cash basis.............................. $    241     $    690
                                                                                                        ========     ========
Year-to-date average recorded investment in impaired loans during the period........................... $ 17,482     $ 21,395
                                                                                                        ========     ========
Quarter-to-date interest income on impaired loans recorded on the cash basis........................... $     44     $    122
                                                                                                        ========     ========
Quarter-to-date average recorded investment in impaired loans during the period........................ $ 17,471     $ 20,340
                                                                                                        ========     ========

34         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1999 and 1998 consist of the following:


(Dollars in thousands)                                                                                      1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
Land................................................................................................... $ 19,843     $ 18,267
Buildings and leasehold improvements...................................................................  105,871      106,356
Equipment..............................................................................................   66,130       57,587
                                                                                                        --------     --------
                                                                                                         191,844      182,210
Accumulated depreciation and amortization..............................................................  (96,927)     (90,633)
                                                                                                        --------     --------
Bank premises and equipment, net....................................................................... $ 94,917     $ 91,577
                                                                                                        ========     ========

Mercshares' bank affiliates conduct a part of their branch banking operations from leased facilities. Generally, the initial terms of the leases range from a period of 1 to 15 years. Most of the leases contain options which enable the affiliates to renew the lease at the fair rental value for periods of 1 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.

Total rental expense for 1999, 1998 and 1997 was:


(Dollars in thousands)                                                                           1999         1998        1997
------------------------------------------------------------------------------------------------------------------------------
Bank premises*.............................................................................   $ 5,174      $ 5,111     $ 4,211
Equipment/software expense.................................................................     6,232        5,587       6,344
                                                                                              -------      -------     -------
   Total rental expense....................................................................   $11,406      $10,698     $10,555
                                                                                              =======      =======     =======

*Amounts do not reflect offset for rental income.

At December 31, 1999, the aggregate minimum rental commitments under noncancelable operating leases are as follows: 2000-$8,691,000; 2001-$6,581,000; 2002-$5,349,000; 2003-$4,833,000; 2004-$2,381,000; thereafter-$13,255,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $715,616,000 and $710,743,000 at December 31,
1999 and 1998, respectively. Other time deposits issued in denominations of $100,000 or more totaled $1,000,000 at December 31, 1999 and 1998, respectively.
   At December 31, 1999, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                                               Maturing
                                                                     --------------------------------------------------------------
                                                                                 Over 1    Over 2    Over 3     Over 4
                                                                      1 year    through   through   through    through       Over
(Dollars in thousands)                                     Total     or less    2 years   3 years   4 years    5 years    5 years
-----------------------------------------------------------------------------------------------------------------------------------
Time certificates of deposit--
  $100,000 or more.............................           $715,616   $500,618   $97,741   $38,841   $37,471    $40,402      $543
                                                          ========   ========   =======   =======   =======    =======      ====
Other time deposits--
  $100,000 or more.............................           $  1,000   $  1,000
                                                          ========   ========

Interest on deposits for the years ended December 31, 1999, 1998 and 1997 consists of the following:


(Dollars in thousands)                                                                           1999        1998          1997
-------------------------------------------------------------------------------------------------------------------------------
Savings deposits..........................................................................   $ 48,442     $ 56,720     $ 57,702
Certificates of deposit ($100,000 or more)................................................     38,347       39,905       39,378
Other time deposits.......................................................................     71,208       81,519       80,289
                                                                                             --------     --------     --------
   Total interest on deposits.............................................................   $157,997     $178,144     $177,369
                                                                                             ========     ========     ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           35

6. SHORT-TERM BORROWINGS

The following table provides selected information on Mercshares' short-term borrowings and applicable weighted average interest rates at December 31, 1999 and 1998:

                                                                                Year-end                       During year
                                                                         --------------------       -------------------------------
1999 (Dollars in thousands)                                               Amount       Rate         Highest       Average      Rate
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under repurchase agreements............................          $662,921       4.83%       $662,921      $427,339      4.65%
Commercial paper..............................................           174,239       4.35         184,818       165,789      4.43
Other short-term borrowings...................................             2,337       4.47           2,718           978      5.13
                                                                        --------                                 --------
      Total...................................................          $839,497       4.73%                     $594,106      4.59%
                                                                        ========       ====                      ========      ====
1998 (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under repurchase agreements............................          $326,496      4.38%        $362,452      $287,874      4.65%
Commercial paper..............................................           185,074      4.25          185,074       150,628      4.86
Other short-term borrowings...................................               375      4.07            4,341         1,434      6.22
                                                                        --------                                 --------
      Total...................................................          $511,945      4.33%                      $439,936      4.73%
                                                                        ========      ====                       ========      ====

   Other short-term borrowings consist of notes payable to the U.S. Treasury. During 1999 and 1998, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $30,000,000 to a high of $45,000,000. Unused lines of credit at December 31, 1999 were $30,000,000. These lines of credit are paid for on a fee basis of .09% annually.

7. LONG-TERM DEBT

Long-term debt at December 31, 1999 and 1998 consists of the following:

(Dollars in thousands)                                                                                         1999             1998
------------------------------------------------------------------------------------------------------------------------------------
3% Unsecured debenture............................................................................          $    95          $   142
6.45% Unsecured senior notes......................................................................                -            7,500
6.64% Unsecured senior notes......................................................................            7,500            7,500
6.72% Unsecured senior notes......................................................................           35,000                -
6.80% Unsecured senior notes......................................................................           15,000                -
6.94% Unsecured senior notes......................................................................           25,000           25,000
Other.............................................................................................               88              792
                                                                                                            -------          -------
      Total ......................................................................................          $82,683          $40,934
                                                                                                            =======          =======

   The 3% debenture is payable in five equal annual payments beginning July 1, 1997 with the final payment due on July 1, 2001. All payments include principal and interest and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.
   The 6.64% senior notes are due on July 15, 2000. Interest is payable semi-annually, on January 15 and July 15, until maturity.
   The 6.72% senior notes are due on April 30, 2006. Interest is payable semi-annually, on April 30 and October 30, until maturity.
   The 6.80% senior notes are due on April 30, 2009. Interest is payable semi-annually, on April 30 and October 30, until maturity.
   The 6.94% senior notes are due on June 30, 2003. Interest is payable semi-annually, on June 30 and December 30, until maturity. Mercshares has agreed to prepay the lesser of $8,300,000 or the principal amount of the notes outstanding on June 30, 2001 and June 30, 2002.
   The annual maturities on all long-term debt over the next five years are:
2000-$7,552,000; 2001-$8,431,000; 2002-$8,300,000; 2003-$8,400,000; 2004-$0.


36         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

8. COMMITMENTS

Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are also issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Mercshares' loans outstanding. Mercshares' lending activities are concentrated in Maryland, Delaware and Virginia.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1999, included $2,634,858,000 in variable rate loan commitments and $146,896,000 in fixed rate loan commitments. Fixed rate commitments were at current market rates with $116,421,000 expiring within one year and the remaining $30,475,000 expiring on various dates through May 2019. Total commitments to extend credit at December 31, 1998, included $2,446,835,000 in variable rate loan commitments and $155,821,000 in fixed rate loan commitments. Fixed rate commitments, at December 31, 1998, were at current market rates with $107,438,000 expiring within one year and the remaining $48,383,000 expiring on various dates through February 2009.
   Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $163,009,000 at December 31, 1999 and $147,378,000 at December 31, 1998.

9. STOCKHOLDERS' EQUITY

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.
   The Corporation has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Mercshares stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 926,940 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   The Corporation has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Corporation) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 865,586 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   The Board of Directors has approved plans authorizing the Corporation to purchase shares of its common stock. Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 3,683,528 shares at December 31, 1999.
   Pursuant to a Shareholders Protection Rights Agreement adopted in June 1999, each share of outstanding common stock carries a right, initially for the purchase of 1/1,000 of a share of preferred stock at an exercise price of $150 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.01 per right. The rights expire on September 29, 2009 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth business day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or announcement of the acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group ("acquiring person") of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or in Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Mercshares may exchange one share of common stock (or in Mercshares' discretion, 1/1,000 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES         37

   Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 1999, 1998, and 1997 were $113,014,000, $106,036,000 and $97,522,000, respectively. The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 1999 was $650,067,000.

Earnings Per Share
Basic earnings per share (EPS) amounts are based on the weighted average number of common shares outstanding during the period of 69,437,073 shares for 1999, 71,662,051 shares for 1998 and 71,465,976 shares for 1997. Diluted EPS amounts are based on the weighted average number of common shares outstanding during the period adjusted for the effect of dilutive stock options. The following tables provide a reconciliation between the computation of basic EPS and diluted EPS for the years ended December 31, 1999, 1998 and 1997:

                                                                                                 Net          Common
1999 (In thousands, except per share data)                                                    Income          Shares        EPS
--------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $157,737          69,437      $2.27
Effect of dilutive stock options.......................................................                          583
                                                                                            --------          ------
Diluted EPS............................................................................     $157,737          70,020      $2.25
                                                                                            ========          ======      =====
                                                                                                 Net          Common
1998 (In thousands, except per share data)                                                    Income          Shares        EPS
--------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $147,128          71,662      $2.05
Effect of dilutive stock options.......................................................                          575
                                                                                            --------          ------
Diluted EPS............................................................................     $147,128          72,237      $2.04
                                                                                            ========          ======      =====
                                                                                                 Net          Common
1997 (In thousands, except per share data)                                                    Income          Shares        EPS
--------------------------------------------------------------------------------------------------------------------------------
Basic EPS..............................................................................     $132,043          71,466      $1.85
Effect of dilutive stock options.......................................................                          438
                                                                                            --------          ------
Diluted EPS............................................................................     $132,043          71,904      $1.84
                                                                                            ========          ======      =====

Comprehensive Income
The provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, established standards for disclosing comprehensive income in financial statements. For each of the three years in the period ended December 31, 1999, the following table summarizes the related tax effect of unrealized gains (losses) on securities available-for-sale, with the net amount included in accumulated other comprehensive income (loss), as shown in the Statement of Changes in Consolidated Stockholders' Equity on page 30.

                                                       1999                            1998                            1997
                                           ----------------------------    ----------------------------    -------------------------
                                                        Tax                               Tax                            Tax
                                           Pretax (Expense)         Net    Pretax   (Expense)       Net    Pretax  (Expense)     Net
(Dollars in thousands)                     Amount   Benefit      Amount    Amount     Benefit    Amount    Amount    Benefit  Amount
------------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on
  securities available-for-sale:
Unrealized holding gains (losses)
  arising during the period...........   $(47,674)  $18,008   $(29,666)   $18,047    $(6,850)   $11,197   $11,919   $(4,430)  $7,489

Reclassification adjustment for (gains)
  losses included in net income.......         73       (29)        44         (8)         3         (5)    1,491      (590)     901
                                         --------   -------   --------    -------    -------    -------   -------   -------   ------
Total.................................   $(47,601)  $17,979   $(29,622)   $18,039    $(6,847)   $11,192   $13,410   $(5,020)  $8,390
                                         ========   =======   ========    =======    =======    =======   =======   =======   ======


38         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Capital Adequacy
Mercshares and its bank affiliates are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Mercshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mercshares, and its bank affiliates, must meet specific capital guidelines that involve quantitative measures of Mercshares' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Mercshares' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
   Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table below) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that Mercshares and its bank affiliates exceed all capital adequacy requirements to which they are subject.
   As of December 31, 1999, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.
   Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit and Trust Company (MSD&T), the lead bank. No deduction from capital is required for interest rate risk.

                                                                                                               Minimum Level to be
                                                                                      Minimum Level          Well Capitalized Under
                                                                                       for Capital             Prompt Corrective
                                                                 Actual             Adequacy Purposes           Action Provisions
                                                          ---------------------     -----------------        ----------------------
(Dollars in thousands)                                    Amount          Ratio           Ratio                       Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................      $1,005,281       17.81%              8.00%                         (1)
   MSD&T..........................................      $  374,851       15.27%              8.00%                       10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................      $  930,177       16.48%              4.00%                         (1)
   MSD&T..........................................      $  343,984       14.02%              4.00%                        6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated........................      $  930,177       11.96%              4.00%                         (1)
   MSD&T..........................................      $  343,984       11.81%              4.00%                        5.00%

As of December 31, 1998:
Total Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated                              $  994,233       19.28%              8.00%                         (1)
   MSD&T..........................................      $  350,759       15.42%              8.00%                       10.00%
Tier I Capital
(as percentage of Risk Weighted Assets):
   Mercshares Consolidated........................      $  925,282       17.94%              4.00%                         (1)
   MSD&T..........................................      $  322,028       14.16%              4.00%                        6.00%
Tier I Capital
(as percentage of Quarter-to-Date Average Assets):
   Mercshares Consolidated........................      $  925,282       12.51%              4.00%                         (1)
   MSD&T..........................................      $  322,028       11.33%              4.00%                        5.00%

(1) Mercshares is not subject to this requirement.


           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          39

10. INCOME TAXES

Applicable income taxes on net income for 1999, 1998 and 1997 consist of the following:

                                                         1999                          1998                         1997
                                             ---------------------------    -------------------------    --------------------------
(Dollars in thousands)                       Federal    State      Total    Federal   State     Total    Federal   State      Total
-----------------------------------------------------------------------------------------------------------------------------------
Current tax expense......................    $75,895   $1,549    $77,444    $82,402  $6,473   $88,875    $67,756   $5,928   $73,684
Deferred tax expense (benefit)...........     11,286    2,134     13,420     (3,545)   (894)   (4,439)     1,338      530     1,868
                                             -------   ------    -------    -------  ------   -------    -------   ------   -------
   Total.................................    $87,181   $3,683    $90,864    $78,857  $5,579   $84,436    $69,094   $6,458   $75,552
                                             =======   ======    =======    =======  ======   =======    =======   ======   =======

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:


(Dollars in thousands)                                                                                         1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses........................................................................         $45,744         $43,603
  Accrued employee benefits........................................................................           8,994          15,324
  Accrued other expenses...........................................................................               -           4,534
  Write-downs of other real estate owned...........................................................             103             126
  Deferred income..................................................................................          12,657           5,005
  Net unrealized losses on available-for-sale securities...........................................           4,551               -
                                                                                                            -------         -------
    Total deferred tax assets......................................................................          72,049          68,592
                                                                                                            -------         -------

Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities............................................               -          13,430
  Depreciation.....................................................................................          26,500          14,273
  Prepaid items....................................................................................             168             171
  Other............................................................................................             112              10
                                                                                                            -------         -------
    Total deferred tax liabilities.................................................................          26,780          27,884
                                                                                                            -------         -------
    Net deferred tax assets........................................................................         $45,269         $40,708
                                                                                                            =======         =======

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 1999 follows:

                                                                   1999                       1998                       1997
                                                             -----------------         ------------------        -----------------
                                                                          % of                       % of                     % of
                                                                        Pretax                     Pretax                   Pretax
(Dollars in thousands)                                       Amount     Income         Amount      Income        Amount     Income
-----------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate.......................       $87,010       35.0%       $81,047        35.0%      $72,658       35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income.........................        (2,402)      (1.0)        (2,663)       (1.1)       (2,519)      (1.2)
  State income taxes, net of Federal
    income tax benefit...............................         2,394        1.0          3,626         1.6         4,200        2.0
  Non-deductible goodwill amortization...............         1,341         .5          1,205          .5           821         .4
  Other, net.........................................         2,521        1.1          1,221          .5           392         .2
                                                            -------       ----        -------        ----       -------       ----
    Actual tax expense...............................       $90,864       36.6%       $84,436        36.5%      $75,552       36.4%
                                                            =======       ====        =======        ====       =======       ====

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1999 and 1998, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totalled $48,688,000 and $75,506,000, respectively. During 1999, loan additions and loan deletions were $64,501,000 and $91,319,000, respectively.

40         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

12. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Mercshares sponsors qualified and nonqualified pension plans and other postretirement benefit plans for its employees. With regard to the pension plans, there is no additional minimum pension liability required to be recognized. Included in the other postretirement benefit plans are health care and life insurance. All Mercshares affiliates have adopted the same health care and life insurance plans, except for one affiliate which has separate benefit plans. Employees were eligible for company paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. Employees may become eligible for company paid life insurance benefits if they qualify for retirement while working for Mercshares.
   The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for each of the two years in the period ended December 31, 1999:

                                                                       Pension Benefits
                                               --------------------------------------------------------------
                                                            1999                            1998                   Other Benefits
                                               ------------------------------  ------------------------------     -----------------
                                                              Non-                            Non-
(Dollars in thousands)                         Qualified qualified      Total  Qualified qualified      Total       1999       1998
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year....    $ 123,125  $  2,924  $ 126,049   $ 97,945  $  2,112  $ 100,057   $  9,934   $ 10,293
Service cost...............................        4,095       258      4,353      3,416       183      3,599        148        129
Interest cost..............................        8,127       242      8,369      7,457       171      7,628        687        698
Plan participants' contributions...........            -         -          -          -         -          -        601        494
Amendments.................................            -         -          -      9,317       266      9,583          -          -
Actuarial (gain) loss......................       (8,565)      502     (8,063)    10,105       225     10,330        315       (476)
Acquisition................................        1,956         -      1,956          -         -          -          -          -
Benefits paid..............................       (5,575)     (277)    (5,852)    (5,115)      (33)    (5,148)    (1,581)    (1,204)
                                               ---------  --------  ---------   --------  --------  ---------   --------   --------
Benefit obligation at end of year..........      123,163     3,649    126,812    123,125     2,924    126,049     10,104      9,934
                                               ---------  --------  ---------   --------  --------  ---------   --------   --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  year.....................................      116,946         -    116,946    108,108         -    108,108          -          -
Actual return on plan assets...............       11,259         -     11,259     13,953         -     13,953          -          -
Acquisition................................        2,311         -      2,311          -         -          -          -          -
Employer contribution......................       12,000       277     12,277          -        33         33        980        710
Plan participants' contributions...........            -         -          -          -         -          -        601        494
Benefits paid..............................       (5,575)     (277)    (5,852)    (5,115)      (33)    (5,148)    (1,581)    (1,204)
                                               ---------  --------  ---------   --------  --------  ---------   --------   --------
Fair value of plan assets at end of year...      136,941         -    136,941    116,946         -    116,946          -          -
                                               ---------  --------  ---------   --------  --------  ---------   --------   --------

Funded status..............................       13,778    (3,649)    10,129     (6,179)   (2,924)    (9,103)   (10,104)    (9,934)
Unrecognized net actuarial (gain) loss.....      (15,956)    1,057    (14,899)    (6,126)      625     (5,501)      (119)      (448)
Unrecognized prior service cost............        6,944       171      7,115      8,118       186      8,304          -          -
Unrecognized transition asset..............       (1,387)      490       (897)    (2,082)      589     (1,493)         -          -
                                               ---------  --------  ---------   --------  --------  ---------   --------   --------
Prepaid (accrued) benefit cost.............    $   3,379  $ (1,931) $   1,448   $ (6,269) $(1,524)  $  (7,793)  $(10,223)  $(10,382)
                                               =========  ========  =========   ========  ========  =========   ========   ========

   The components of net periodic benefit cost for the pension plans for 1999, 1998 and 1997 follow:

                                                                           Pension Benefits
                                    -------------------------------------------------------------------------------------------
                                                 1999                           1998                          1997
                                    -----------------------------   ----------------------------   ----------------------------
                                                   Non-                            Non-                           Non-
(Dollars in thousands)              Qualified qualified     Total   Qualified qualified    Total   Qualified qualified    Total
-------------------------------------------------------------------------------------------------------------------------------
Service cost........................  $ 4,095      $258   $ 4,353     $ 3,416      $183  $ 3,599     $ 2,988      $162  $ 3,150
Interest cost.......................    8,127       242     8,369       7,457       171    7,628       6,537       145    6,682
Expected return on plan assets......   (9,994)        -    (9,994)     (8,488)        -   (8,488)     (7,247)        -   (7,247)
Amortization of prior service cost..      819        15       834         849        15      864          73        (7)      66
Recognized net actuarial (gain)
  loss..............................        -        70        70           -        25       25           -        21       21
Amortization of transition asset....     (695)       99      (596)       (695)       99     (596)       (695)       99     (596)
                                      -------      ----   -------     -------      ----  -------     -------      ----  -------
Net periodic benefit cost...........  $ 2,352      $684   $ 3,036     $ 2,539      $493  $ 3,032     $ 1,656      $420  $ 2,076
                                      =======      ====   =======     =======      ====  =======     =======      ====  =======

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          41

The components of net periodic benefit cost for the other postretirement benefit plans for 1999, 1998 and 1997 follow:

                                                                                                          Other Benefits
                                                                                               ------------------------------------
(Dollars in thousands)                                                                           1999          1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Service cost............................................................................         $148          $129           $131
Interest cost...........................................................................          687           698            731
Expected return on plan assets..........................................................            -             -              -
Amortization of prior service cost......................................................            -             -              -
Recognized net actuarial (gain) loss....................................................          (14)          (20)           (14)
Amortization of transition asset........................................................            -             -              -
                                                                                                 ----          ----           ----
Net periodic benefit cost...............................................................         $821          $807           $848
                                                                                                 ====          ====           ====

   The assumptions used in the measurement of the benefit obligation are shown in the following table:

                                                                                     Pension Benefits             Other Benefits
                                                                                    ------------------           -----------------
As of December 31,                                                                  1999          1998            1999        1998
------------------------------------------------------------------------------------------------------------------------------------
Discount rate..........................................................             7.00%         6.50%           7.00%       6.50%
Expected return on plan assets.........................................             8.00%         8.00%            N/A         N/A
Rate of compensation increase..........................................             4.50%         4.50%           4.50%       4.50%

   For measurement purposes, a 4.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and to remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                                       1% Increase                 1% Decrease
--------------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components................                   $ 49                       $ (44)
Effect on postretirement benefit obligation............................                   $547                       $(491)

13. OMNIBUS STOCK PLAN

The Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The Omnibus Stock Plan provides for the issuance of up to 2,902,500 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. A summary of activity under the Omnibus Stock Plan during the years 1999, 1998 and 1997 follows:

                                                                                               Options Issued    Weighted Average
                                                                                              and Outstanding      Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996................................................................          1,476,504              $14.90
Granted ..................................................................................             22,500               27.00
Terminated/forfeited......................................................................            (15,278)              14.719
Exercised.................................................................................           (163,674)              14.583
                                                                                                    ---------
Balance, December 31, 1997................................................................          1,320,052               15.143
Granted ..................................................................................             20,500               32.354
Terminated/forfeited......................................................................            (45,814)              14.583
Exercised.................................................................................           (110,309)              14.775
                                                                                                    ---------
Balance, December 31, 1998................................................................          1,184,429               15.498
Granted ..................................................................................                  -                    -
Terminated/forfeited......................................................................                  -                    -
Exercised.................................................................................           (180,803)              15.116
                                                                                                    ---------
Balance, December 31, 1999................................................................          1,003,626               15.554
                                                                                                    =========
Options exercisable at December 31, 1999 .................................................            954,313               15.221


42         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The following table provides selected information on stock options outstanding and exercisable at December 31, 1999:

                                                        Options Outstanding                               Options Exercisable
                                         -----------------------------------------------------    ---------------------------------
                                                                Weighted
                                                                 Average
                                                               Remaining             Weighted                              Weighted
                                              Number         Contractual              Average              Number           Average
Exercise Prices                          Outstanding        Life (Years)       Exercise Price         Exercisable    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$14.583                                      828,746                5.20              $14.583             828,746           $14.583
$17.042-$18.417                              133,380                6.29               17.294             104,317            17.250
$27.000-$35.125                               41,500                7.93               29.346              21,250            30.153

   The weighted average fair value of options granted during 1998 and 1997 was $9.77 and $12.45, respectively. No options were granted during 1999. Compensation cost associated with the options granted or expected to vest for 1999, 1998 and 1997 was $333,000, $1,048,000 and $1,027,000, respectively.
   The weighted average fair value of options granted is estimated as of the date of grant using the Black-Scholes option pricing model and assumes: (a) dividend yield of 2.6% to 3.5%; (b) weighted average volatility of 22.0%; (c) weighted average risk-free interest rate of 5.0% to 7.5%; and (d) weighted average expected term of 4.3 years. Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, the compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

14. ACQUISITIONS

The following table provides information concerning acquisitions completed during the three years ended December 31, 1999. These acquisitions were accounted for as purchases. The results of operations of these acquisitions subsequent to the acquisition dates are included in Mercshares' Statements of Consolidated Income. Individually, the results of operations of these acquisitions prior to the acquisition dates were not material to Mercshares' results of operations.

                                                                        Common Shares          Asset Size at               Original
(Dollars in thousands)                                                         Issued       Acquisition Date       Intangible Asset
-----------------------------------------------------------------------------------------------------------------------------------
Date          Acquisition
----          -----------
12/98         Marine Bank                                                     124,620                $20,000                $ 2,476
4/98          Marshall National Bank and Trust Company                        675,680                 80,000                 15,052
7/97          Home Bank                                                       699,821                 47,000                  8,755
7/97          Farmers Bank of Mardela Springs                                 172,553                 30,000                  1,545

15. SEGMENT REPORTING

The provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments. Segments and the information reported on them are determined by using existing internal reporting levels and data that management relies on for decision making and performance assessment.
   Mercshares has two reportable segments: its twenty Community Banks and Mercantile-Safe Deposit and Trust Company (MSD&T) which consists of the Banking Division and the Trust Division. The Community Banks operate in smaller geographic areas as compared to MSD&T which operates in a large metropolitan area. The accounting policies of the segments are the same as those described in Footnote No. 1. However, the segment data reflects intersegment transactions and balances.


           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          43

   The following tables present selected segment information for the years ended December 31, 1999, 1998 and 1997. The components in the "Other" column consist of amounts for the nonbank affiliates and intercompany eliminations. Certain expense amounts have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the "Adjustments" line.


                                                   MSD&T-         MSD&T-          Total     Community
1999 (Dollars in thousands)                       Banking          Trust          MSD&T         Banks           Other          Total
------------------------------------------------------------------------------------------------------------------------------------
Net interest income.........................      $124,767      $      -     $  124,767    $  245,692       $  (1,373)   $  369,086
Provision for loan losses...................        (4,433)            -         (4,433)       (7,623)              -       (12,056)
Noninterest income..........................        27,953        64,372         92,325        40,674         (11,008)      121,991
Noninterest expenses .......................       (72,650)      (35,392)      (108,042)     (128,586)          6,208      (230,420)
Adjustments.................................        13,673        (2,451)        11,222       (12,391)          1,169             -
                                                  --------      --------     ----------    ----------       ---------    ----------
Income (loss) before income taxes...........        89,310        26,529        115,839       137,766          (5,004)      248,601
Income tax (expense) benefit................       (32,163)      (10,612)       (42,775)      (50,426)          2,337       (90,864)
                                                  --------      --------     ----------    ----------       ---------    ----------
Net income (loss)...........................      $ 57,147      $ 15,917     $   73,064    $   87,340       $  (2,667)   $  157,737
                                                  ========      ========     ==========    ==========       =========    ==========
Average assets..............................                                 $2,816,545    $4,935,303       $(123,188)   $7,628,660
Average equity..............................                                    335,851       596,147          39,839       971,837


                                                   MSD&T-         MSD&T-          Total     Community
1998 (Dollars in thousands)                       Banking          Trust          MSD&T         Banks           Other          Total
------------------------------------------------------------------------------------------------------------------------------------
Net interest income.........................      $118,872      $      -     $  118,872    $  233,728       $     765    $  353,365
Provision for loan losses...................        (3,001)            -         (3,001)       (8,488)              -       (11,489)
Noninterest income..........................        25,159        57,258         82,417        35,138          (8,862)      108,693
Noninterest expenses .......................       (68,811)      (32,321)      (101,132)     (123,796)          5,923      (219,005)
Adjustments.................................        14,172        (2,164)        12,008       (10,984)         (1,024)            -
                                                  --------      --------     ----------    ----------       ---------    ----------
Income (loss) before income taxes...........        86,391        22,773        109,164       125,598          (3,198)      231,564
Income tax (expense) benefit................       (31,210)       (9,109)       (40,319)      (45,369)          1,252       (84,436)
                                                  --------      --------     ----------    ----------       ---------    ----------
Net income (loss)...........................      $ 55,181      $ 13,664     $   68,845    $   80,229       $  (1,946)   $  147,128
                                                  ========      ========     ==========    ==========       =========    ==========
Average assets..............................                                 $2,752,179    $4,671,377       $(162,779)   $7,260,777
Average equity..............................                                    313,946       562,193          91,186       967,325


                                                   MSD&T-         MSD&T-          Total     Community
1997 (Dollars in thousands)                       Banking          Trust          MSD&T         Banks           Other          Total
------------------------------------------------------------------------------------------------------------------------------------
Net interest income.........................      $114,421      $      -     $  114,421    $  221,186       $     442    $  336,049
Provision for loan losses...................        (4,899)            -         (4,899)       (8,804)              -       (13,703)
Noninterest income..........................        23,187        50,858         74,045        31,264          (6,656)       98,653
Noninterest expenses .......................       (68,685)      (29,898)       (98,583)     (118,079)          3,258      (213,404)
Adjustments.................................        12,687        (3,080)         9,607        (8,655)           (952)            -
                                                  --------      --------     ----------    ----------       ---------    ----------
Income (loss) before income taxes...........        76,711        17,880         94,591       116,912          (3,908)      207,595
Income tax (expense) benefit................       (26,879)       (7,152)       (34,031)      (42,453)            932       (75,552)
                                                  --------      --------     ----------    ----------       ---------    ----------
Net income (loss)...........................      $ 49,832      $ 10,728     $   60,560    $   74,459       $  (2,976)   $  132,043
                                                  ========      ========     ==========    ==========       =========    ==========
Average assets..............................                                 $2,582,278    $4,359,388       $(112,823)   $6,828,843
Average equity..............................                                    297,886       523,433          65,087       886,406


44         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                                                                   Three months ended
                                                                                      ----------------------------------------------
1999 (Dollars in thousands, except per share data)                                    Dec. 31     Sept. 30      June 30     March 31
------------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................         $95,864      $93,480      $91,037      $88,705
Provision for loan losses....................................................           6,119        2,894        1,648        1,395
Net income...................................................................          40,828       40,819       38,900       37,190
Per share of common stock:
   Basic.....................................................................             .59          .59          .56          .53
   Diluted...................................................................             .59          .59          .55          .53

                                                                                                   Three months ended
                                                                                      ----------------------------------------------
1998 (Dollars in thousands, except per share data)                                    Dec. 31     Sept. 30      June 30     March 31
------------------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................................         $89,583      $89,727      $88,648      $85,407
Provision for loan losses....................................................           3,014        2,849        3,138        2,488
Net income...................................................................          37,785       37,264       36,560       35,519
Per share of common stock:
   Basic.....................................................................             .53          .52          .51          .49
   Diluted...................................................................             .53          .52          .50          .49

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 1999 and 1998 are as follows:

                                                                                       1999                         1998
                                                                               ---------------------       ---------------------
                                                                                 Book          Fair           Book          Fair
(Dollars in thousands)                                                          Value         Value          Value         Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments........................................       $  227,356    $  227,356     $  312,710    $  312,710
Investment securities..................................................        1,769,534     1,769,474      1,907,541     1,907,778

Loans..................................................................        5,718,942                    5,220,890
Less: allowance for loan losses........................................         (117,997)                    (112,423)
                                                                              ----------                   ----------
      Loans, net.......................................................        5,600,945     5,769,777      5,108,467     5,221,316
                                                                              ----------    ----------     ----------    ----------
      Total financial assets...........................................       $7,597,835    $7,766,607     $7,328,718    $7,441,804
                                                                              ==========    ==========     ==========    ==========
LIABILITIES
Deposits...............................................................       $5,925,083    $5,914,143     $5,958,346    $5,968,154
Short-term borrowings..................................................          839,497       839,497        511,945       511,945
Long-term debt.........................................................           82,683        84,623         40,934        42,550
                                                                              ----------    ----------     ----------    ----------

      Total financial liabilities......................................       $6,847,263    $6,838,263     $6,511,225    $6,522,649
                                                                              ==========    ==========     ==========    ==========


           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          45

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1999 and 1998:

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

Deposits
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates and remaining maturities for currently offered certificates of deposit.

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



46         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

18. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                                    Balance Sheets
DECEMBER 31,
(Dollars in thousands, except per share data)                                                                 1999         1998
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash..................................................................................................  $   13,552   $    6,221
Interest-bearing deposits with bank affiliate.........................................................      42,000       16,000
Securities purchased under resale agreements with bank affiliate......................................      44,239      185,074
                                                                                                        ----------   ----------
  Cash and cash equivalents...........................................................................      99,791      207,295
                                                                                                        ----------   ----------
Investment in bank affiliates.........................................................................     939,860      914,836
Investment in bank-related affiliates.................................................................      18,039       17,489
Loans and advances to affiliates......................................................................     133,800       39,300
Investment securities available-for-sale..............................................................       3,299        3,126
Excess cost over equity in affiliates.................................................................      46,482       50,314
Other assets..........................................................................................       1,477          547
                                                                                                        ----------   ----------
    Total.............................................................................................  $1,242,748   $1,232,907
                                                                                                        ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper....................................................................................  $  174,239   $  185,074
  Accounts payable and other liabilities..............................................................      11,969        8,474
  Long-term debt......................................................................................      82,500       40,000
                                                                                                        ----------   ----------
    Total liabilities.................................................................................     268,708      233,548
                                                                                                        ----------   ----------

Stockholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 130,000,000 shares;
    issued 68,645,759 shares in 1999 and 71,026,927 shares in 1998....................................     137,292      142,054
  Capital surplus.....................................................................................      47,798       31,357
  Retained earnings...................................................................................     796,192      803,568
  Accumulated other comprehensive income (loss).......................................................      (7,242)      22,380
                                                                                                        ----------   ----------
    Total stockholders' equity........................................................................     974,040      999,359
                                                                                                        ----------   ----------
      Total...........................................................................................  $1,242,748   $1,232,907
                                                                                                        ==========   ==========
                                               Statement of Income
                                                                                                        (Dollars in thousands)
                                                                                                  ---------------------------------
For the Years Ended December 31,                                                                  1999           1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from bank affiliates............................................................    $111,674       $104,476      $ 96,091
Dividends from bank-related affiliates....................................................       1,340          1,560         1,431
Interest on interest-bearing deposits with bank affiliate.................................       2,002          2,390         2,212
Interest on securities purchased under resale agreements with bank affiliate..............       1,994          7,191         7,004
Interest on loans to affiliates...........................................................       6,459          1,564         1,233
Other income..............................................................................         133            104            51
                                                                                              --------       --------      --------
    Total income..........................................................................     123,602        117,285       108,022
                                                                                              --------       --------      --------

EXPENSES
Amortization of excess cost over equity in affiliates.....................................       3,832          3,444         2,347
Interest on short-term borrowings.........................................................       7,344          7,321         7,004
Interest on long-term debt................................................................       4,773          3,016         3,268
Other expenses............................................................................       3,891          3,531         3,938
                                                                                              --------       --------      --------
    Total expenses........................................................................      19,840         17,312        16,557
                                                                                              --------       --------      --------

Income before income tax benefit and equity in undistributed net income of affiliates.....     103,762         99,973        91,465
Income tax (benefit)......................................................................       1,214            537          (424)
                                                                                              --------       --------      --------
                                                                                               102,548         99,436        91,889

Equity in undistributed net income of:
  Bank affiliates.........................................................................      54,641         46,856        39,667
  Bank-related affiliates.................................................................         548            836           487
                                                                                              --------       --------      --------
    NET INCOME............................................................................    $157,737       $147,128      $132,043
                                                                                              ========       ========      ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          47

18. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                                                      Statement of Cash Flows

                                                                                                          (Dollars in thousands)
Increase (decrease) in cash and cash equivalents                                                    -------------------------------
For the Years Ended December 31,                                                                        1999        1998       1997
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates.......................................................................   $ 113,014   $ 106,036   $ 97,522
Interest on securities purchased under resale agreements with bank affiliate....................       1,994       7,191      7,004
Interest on loans to affiliates.................................................................       6,756       1,607      1,157
Other income....................................................................................       1,956       3,856      3,025
Interest paid...................................................................................     (11,747)    (10,589)   (10,272)
Other expenses..................................................................................      (1,992)     (1,425)       664
Income taxes (paid) benefit.....................................................................           7      (1,125)       (48)
                                                                                                   ---------   ---------   --------
    Net cash provided by operating activities...................................................     109,988     105,551     99,052
                                                                                                   ---------   ---------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans to affiliates.............................................................     (94,500)     (5,930)   (14,370)
Net increase in other investments...............................................................        (173)     (1,088)    (1,038)
Investment in affiliates........................................................................          (2)          -     (1,910)
                                                                                                   ---------   ---------   --------
    Net cash used in investing activities.......................................................     (94,675)     (7,018)   (17,318)
                                                                                                   ---------   ---------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper.....................................................     (10,835)     16,381     52,013
Proceeds from issuance of long-term debt........................................................      50,000           -          -
Repayment of long-term debt.....................................................................      (7,500)     (9,000)         -
Proceeds from issuance of shares................................................................       7,128       6,712      7,026
Repurchase of common shares.....................................................................     (96,497)    (67,646)   (12,295)
Dividends paid..................................................................................     (65,113)    (61,538)   (55,277)
                                                                                                   ---------   ---------   --------
    Net cash used in financing activities.......................................................    (122,817)   (115,091)    (8,533)
                                                                                                   ---------   ---------   --------
Net increase (decrease) in cash and cash equivalents............................................    (107,504)    (16,558)    73,201
Cash and cash equivalents at beginning of year..................................................     207,295     223,853    150,652
                                                                                                   ---------   ---------   --------
Cash and cash equivalents at end of year........................................................   $  99,791   $ 207,295  $ 223,853
                                                                                                   =========   =========  =========

                                                                                                          (Dollars in thousands)
Reconciliation of net income to net cash provided by operating activities                             -----------------------------
For the Years Ended December 31,                                                                        1999       1998       1997
-----------------------------------------------------------------------------------------------------------------------------------
Net income......................................................................................    $157,737   $147,128   $132,043
                                                                                                    --------   --------   --------
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of affiliates..............................................     (55,189)   (47,692)   (40,154)
  Amortization of excess cost over equity in affiliates.........................................       3,832      3,444      2,347
  (Increase) decrease in interest receivable....................................................         297         43        (76)
  (Increase) decrease in other receivables......................................................        (179)     1,362        762
  Increase (decrease) in interest payable.......................................................         370       (253)         -
  Increase in accrued expenses..................................................................       1,899      2,107      4,602
  Increase (decrease) in taxes payable..........................................................       1,221       (588)      (472)
                                                                                                    --------   --------   --------
    Total adjustments...........................................................................     (47,749)   (41,577)   (32,991)
                                                                                                    --------   --------   --------
Net cash provided by operating activities.......................................................    $109,988   $105,551   $ 99,052
                                                                                                    ========   ========   ========

48         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

FIVE YEAR SELECTED FINANCIAL DATA


YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                         1999         1998         1997         1996        1995
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME....................................         $  369,086   $  353,365   $  336,049   $  310,581  $  286,788
                                                                ==========   ==========   ==========   ==========  ==========
NET INCOME.............................................         $  157,737   $  147,128   $  132,043   $  117,400  $  104,432
                                                                ==========   ==========   ==========   ==========  ==========
NET INCOME PER SHARE OF COMMON STOCK
Basic..................................................              $2.27        $2.05        $1.85        $1.64       $1.46
Diluted................................................              $2.25        $2.04        $1.84        $1.64       $1.46

TOTAL ASSETS...........................................         $7,895,024   $7,609,563   $7,170,669   $6,642,681  $6,349,103
                                                                ==========   ==========   ==========   ==========  ==========
LONG-TERM DEBT.........................................         $   82,683   $   40,934   $   50,016   $   49,395  $   25,623
                                                                ==========   ==========   ==========   ==========  ==========
PROVISION FOR LOAN LOSSES..............................         $   12,056   $   11,489   $   13,703   $   14,666  $    7,988
                                                                ==========   ==========   ==========   ==========  ==========
PER SHARE CASH DIVIDENDS
Common.................................................               $.94         $.86         $.77         $.65        $.57
CASH DIVIDENDS DECLARED AND PAID
On common stock........................................         $   65,113   $   61,538   $   55,277   $   46,579  $   41,013

YEAR END LOAN DATA
Commercial, financial and agricultural.................         $1,954,697   $1,777,711   $1,632,893   $1,506,662  $1,393,145
Real estate-construction...............................            666,095      544,723      508,804      380,007     363,570
Real estate-mortgage:
  Commercial...........................................          1,330,261    1,227,565    1,178,728    1,087,434     965,640
  1-4 family residential...............................          1,081,729    1,032,652    1,013,394      993,953     969,235
Home equity lines......................................            156,569      147,330      156,603      144,284     130,934
Consumer...............................................            529,591      490,909      488,100      470,372     478,746
                                                                ----------   ----------   ----------   ----------  ----------
    Total loans........................................          5,718,942    5,220,890    4,978,522    4,582,712   4,301,270
Less:
  Allowance for loan losses............................           (117,997)    (112,423)    (106,097)     (97,718)    (91,398)
                                                                ----------   ----------   ----------   ----------  ----------
    Loans, net.........................................         $5,600,945   $5,108,467   $4,872,425   $4,484,994  $4,209,872
                                                                ==========   ==========   ==========   ==========  ==========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          49

FIVE YEAR STATISTICAL SUMMARY


YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                              1999         1998         1997         1996         1995
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Average loans:
  Commercial (including time & demand) loans...........       $1,982,254   $1,787,033   $1,659,967   $1,438,938   $1,351,606
  Mortgage and construction loans......................        2,744,365    2,570,447    2,523,863    2,348,161    2,116,485
  Consumer loans.......................................          650,748      647,285      637,669      624,444      611,231
                                                              ----------   ----------   ----------   ----------   ----------
    Total loans........................................        5,377,367    5,004,765    4,821,499    4,411,543    4,079,322
                                                              ----------   ----------   ----------   ----------   ----------
Federal funds sold.....................................           15,762      177,049       78,786       80,246       62,721
Securities purchased under resale agreements...........                -        8,155        5,346        5,269       19,980
Average securities:
  U.S. government obligations..........................        1,807,264    1,668,632    1,551,226    1,564,611    1,491,863
  States and political subdivisions....................           12,024       14,325       13,079       14,695       13,541
  Other investments*...................................           23,473       23,271       22,873       17,775       10,303
                                                              ----------   ----------   ----------   ----------   ----------
    Total securities...................................        1,842,761    1,706,228    1,587,178    1,597,081    1,515,707
                                                              ----------   ----------   ----------   ----------   ----------
      Total earning assets.............................       $7,235,890   $6,896,197   $6,492,809   $6,094,139   $5,677,730
                                                              ==========   ==========   ==========   ==========   ==========
Average deposits:
  Noninterest-bearing deposits.........................       $1,334,282   $1,216,726   $1,069,032   $  982,175   $  888,908
  Savings deposits.....................................        2,375,075    2,264,295    2,198,826    2,214,657    2,200,204
  Time deposits........................................        2,186,868    2,233,948    2,181,198    2,021,427    1,777,528
                                                              ----------   ----------   ----------   ----------   ----------
    Total deposits.....................................       $5,896,225   $5,714,969   $5,449,056   $5,218,259   $4,866,640
                                                              ==========   ==========   ==========   ==========   ==========
Average borrowed funds:
  Short-term borrowings................................       $  594,106   $  439,936   $  353,587   $  292,957   $  280,916
  Long-term debt.......................................           70,836       45,802       49,939       39,619       27,831
                                                              ----------   ----------   ----------   ----------   ----------
    Total borrowed funds...............................       $  664,942   $  485,738   $  403,526   $  332,576   $  308,747
                                                              ==========   ==========   ==========   ==========   ==========
AVERAGE RATES**
Loans:
  Commercial (including time & demand) loans...........             8.58%        9.01%        9.09%        9.32%        9.76%
  Mortgage and construction loans......................             8.47         8.95         9.08         9.06         9.12
  Consumer loans.......................................             8.51         8.95         9.06         9.27         9.59
    Total loans........................................             8.52         8.97         9.08         9.17         9.40
Federal funds sold.....................................             4.95         5.30         5.57         5.22         5.72
Securities purchased under resale agreements...........                -         5.69         5.63         6.13         5.63
Securities:
  U.S. government obligations..........................             5.65         5.91         6.00         5.82         5.45
  States and political subdivisions....................             7.98         7.96         7.74         7.59         7.75
  Other investments*...................................             8.97         8.83         8.23         7.20         8.01
    Total securities...................................             5.70         5.97         6.05         5.84         5.49
      Composite rate earned............................             7.79%        8.13%        8.29%        8.24%        8.30%
                                                                    ====         ====         ====         ====         ====
Deposits:
  Savings deposits.....................................             2.04%        2.50%        2.62%        2.63%        2.94%
  Time deposits........................................             5.01         5.44         5.49         5.57         5.56
    Total interest-bearing deposits....................             3.46         3.96         4.05         4.03         4.11
Borrowed funds:
  Short-term borrowings................................             4.59         4.73         4.87         4.85         5.38
  Long-term debt.......................................             6.80         6.73         6.67         6.55         6.48
    Total borrowed funds...............................             4.83         4.92         5.09         5.05         5.48
      Composite rate paid..............................             3.64%        4.05%        4.14%        4.11%        4.21%
                                                                    ====         ====         ====         ====         ====

 *Includes interest-bearing deposits in other banks.
**Presented on a tax equivalent basis.


50         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


(Dollars in thousands)                                                1999          1998           1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets...................................         $7,628,660    $7,260,777     $6,828,843     $6,436,307   $6,000,410
                                                                ==========    ==========     ==========     ==========   ==========
Average stockholders' equity...........................         $  971,837    $  967,325     $  886,406     $  810,511   $  753,491
                                                                ==========    ==========     ==========     ==========   ==========
Return on average total assets.........................               2.07%         2.03%          1.93%          1.82%        1.74%
Return on average stockholders' equity.................              16.23%        15.21%         14.90%         14.48%       13.86%
Average stockholders' equity as a percentage
   of average total assets.............................              12.74%        13.32%         12.98%         12.59%       12.56%
Dividends paid per share as a percentage
   of basic net income per share.......................               41.4%         42.0%          41.6%          39.6%        39.0%

SOURCES OF INCOME
Commercial (including time & demand) loans.............               24.5%         23.7%          23.3%          22.2%        23.4%
Mortgage and construction loans........................               34.0          34.5           36.2           36.2         35.1
Consumer loans.........................................                8.1           8.7            9.1            9.8         10.7
Federal funds sold.....................................                 .1           1.4             .7             .7           .7
Securities purchased under resale agreements...........                  -            .1              -             .1           .2
Securities.............................................               15.4          15.2           15.1           15.8         15.1
                                                                     -----         -----          -----          -----        -----
    Total interest income..............................               82.1          83.6           84.4           84.8         85.2
Trust division services................................                9.5           8.7            8.1            7.9          8.1
Other income...........................................                8.4           7.7            7.5            7.3          6.7
                                                                     -----         -----          -----          -----        -----
    Total income.......................................              100.0%        100.0%         100.0%         100.0%       100.0%
                                                                     =====         =====          =====          =====        =====
NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans................................................           $457,936      $449,044       $437,829       $404,530      $383,523
  Federal funds sold...................................                781         9,387          4,389          4,195         3,587
  Securities purchased under resale agreements.........                  -           464            301            325         1,126
  Taxable securities...................................            104,144       100,726         94,937         92,211        82,094
  Tax-exempt securities................................                959         1,141          1,012          1,115         1,046
                                                                  --------      --------       --------       --------      --------
    Total interest income..............................            563,820       560,762        538,468        502,376       471,376
                                                                  --------      --------       --------       --------      --------
Interest paid:
  Savings deposits.....................................             48,442        56,720         57,702         58,187        64,732
  Time deposits........................................            109,555       121,424        119,667        112,576        98,824
                                                                  --------      --------       --------       --------      --------
    Total interest-bearing deposits....................            157,997       178,144        177,369        170,763       163,556
  Short-term borrowings................................             27,267        20,800         17,220         14,199        15,123
  Long-term debt.......................................              4,818         3,083          3,332          2,596         1,808
                                                                  --------      --------       --------       --------      --------
    Total interest expense.............................            190,082       202,027        197,921        187,558       180,487
                                                                  --------      --------       --------       --------      --------
      Net interest income..............................           $373,738      $358,735       $340,547       $314,818      $290,889
                                                                  ========      ========       ========       ========      ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES         51

FIVE YEAR SUMMARY OF CONSOLIDATED INCOME

                                                                                     For the Years Ended December 31,
                                                                  ------------------------------------------------------------------
(Dollars in thousands)                                                1999          1998           1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans.............................           $453,825      $444,519       $434,033       $400,800      $379,888
Interest and dividends on securities...................            104,556       101,017         95,242         92,812        82,670
Other interest income..................................                787         9,856          4,695          4,527         4,717
                                                                  --------      --------       --------       --------      --------
    Total interest income..............................            559,168       555,392        533,970        498,139       467,275
                                                                  --------      --------       --------       --------      --------
INTEREST EXPENSE
Interest on deposits...................................            157,997       178,144        177,369        170,763       163,556
Interest on short-term borrowings......................             27,267        20,800         17,220         14,199        15,123
Interest on long-term debt.............................              4,818         3,083          3,332          2,596         1,808
                                                                  --------      --------       --------       --------      --------
    Total interest expense.............................            190,082       202,027        197,921        187,558       180,487
                                                                  --------      --------       --------       --------      --------

NET INTEREST INCOME....................................            369,086       353,365        336,049        310,581       286,788
Provision for loan losses..............................             12,056        11,489         13,703         14,666         7,988
                                                                  --------      --------       --------       --------      --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES...........................            357,030       341,876        322,346        295,915       278,800
                                                                  --------      --------       --------       --------      --------
NONINTEREST INCOME
Trust division services................................             65,036        58,018         51,547         46,244        44,273
Service charges on deposit accounts....................             23,043        19,666         18,105         17,792        17,211
Other income...........................................             33,912        31,009         29,001         25,392        19,422
                                                                  --------      --------       --------       --------      --------
    Total noninterest income...........................            121,991       108,693         98,653         89,428        80,906
                                                                  --------      --------       --------       --------      --------

NONINTEREST EXPENSES
Salaries and employee benefits.........................            134,665       131,618        124,563        120,783       117,512
Net occupancy and equipment expenses...................             32,959        30,486         32,663         29,491        27,999
Amortization of excess cost over equity in affiliates..              3,832         3,444          2,347          1,975         1,276
Other expenses.........................................             58,964        53,457         53,831         46,166        46,910
                                                                  --------      --------       --------       --------      --------
    Total noninterest expenses.........................            230,420       219,005        213,404        198,415       193,697
                                                                  --------      --------       --------       --------      --------
Income before income taxes.............................            248,601       231,564        207,595        186,928       166,009
Applicable income taxes................................             90,864        84,436         75,552         69,528        61,577
                                                                  --------      --------       --------       --------      --------
NET INCOME.............................................           $157,737      $147,128       $132,043       $117,400      $104,432
                                                                  ========      ========       ========       ========      ========

52         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

PRINCIPAL AFFILIATES

                      EXECUTIVE OFFICERS            DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                Robert E. Henel, Jr.          George R. Benson, Jr.
THE ANNAPOLIS           President and               Clarence A. Blackwell
BANKING AND             Chief Executive Officer     Bennett Crain, Jr.
TRUST COMPANY         Carolyn D. O'Leary            Ralph W. Crosby
                        Executive Vice President    Francis E. Gardiner, Jr.
Main Street and       Ernest R. Amadio              Robert E. Henel, Jr.
Church Circle           Senior Vice President       John K. Hopkins
Annapolis,            William A. Busik              John R. Moses
Maryland 21401          Senior Vice President       Patricia A. Roche, Ph.D.
410/268-3366          Mildred L. Henry              Harry A. Seymour, Jr.
                        Senior Vice President
11 Offices            Charles E. Ruch, Jr.
                        Senior Vice President
Chartered in 1904     Pamela Bowen Falsis
                        Vice President and
                        Corporate Secretary

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $270,080
  from banks     $  6,232     Short-term borrowings       33,190
Earning assets    328,170     Other liabilities and
Allowance for                   accrued expenses             239
  loan losses      (3,854)    Long-term debt                   -
Other assets        6,420     Stockholders' equity        33,459
                 --------                               --------
Total assets     $336,968     Total liabilities
                 ========       and equity              $336,968
Net income       $  6,130                               ========
                 ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  Robert E. Dickerson             R. Carol Campbell-Hansen
BALTIMORE TRUST           President and                 Robert E. Dickerson
COMPANY                   Chief Executive Officer       David C. Doane
                        D. Brent Hurley                 D. Brent Hurley
One West Church Street    Senior Vice President         Richard I. Lewis
Selbyville,             B. Philip Lynch, Jr.            Jay C. Murray
Delaware 19975            Vice President and Cashier    William O. Murray
302/436-8236            Janet L. McCabe                 John E. Willey, Jr.
                          Vice President and Secretary
7 Offices               Kenneth R. Graham
                          Vice President
Chartered in 1903

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $206,838
  from banks     $  7,202     Short-term borrowings       17,630
Earning assets    256,848     Other liabilities and
Allowance for                   accrued expenses           1,956
  loan losses      (3,020)    Long-term debt                   -
Other assets        8,748     Stockholders' equity        43,354
                 --------                               --------
Total assets     $269,778     Total liabilities
                 ========       and equity              $269,778
Net income       $  5,732                               ========
                 ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  Wesley E. Hughes, Jr.           Warren E. Barley
BANK OF                   President and                 Wesley E. Hughes, Jr.
SOUTHERN                  Chief Executive Officer       Evelyn Susan Hungerford
MARYLAND                James E. Shook                  Edward L. Sanders, Jr.
                          Senior Vice President         Robert J. Schick
304 Charles Street      James F. DiMisa                 James C. Simpson
LaPlata,                  Vice President and            John L. Sprague
Maryland 20646            Cashier                       J. Blacklock Wills, Jr.
301/934-1000            J. Wayne Welsh
                          Vice President
6 Offices               Diane M. Kestler
                          Chief Financial Officer
Chartered in 1906

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $169,114
  from banks     $  2,883     Short-term borrowings            -
Earning assets    191,408     Other liabilities and
Allowance for                   accrued expenses             395
  loan losses      (2,896)    Long-term debt                  -
Other assets        4,524     Stockholders' equity        26,410
                 --------                               --------
Total assets     $195,919     Total liabilities
                 ========       and equity              $195,919
Net income       $  4,521                               ========
                 ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  Harold J. Kahl                  Charles R. Bailey, Jr.
CALVERT BANK AND          President and                 Gordon F. Bowen
TRUST COMPANY             Chief Executive Officer       Bedford C. Glascock
                        Donald M. Parsons, Jr.          Dana M. Jones
Calvert Village           Senior Vice President,        Harold J. Kahl
Shopping Center           Loans/Business Development    Larry D. Kelley, RPh
P.O. Box 590            Kathy A. Boyce                  Maurice T. Lusby, III
Prince Frederick,         Vice President                John D. Murray
Maryland 20678          Leonard J. Clements             John A. Simpson, Jr.
410/535-3535              Vice President                Guffrie M. Smith, Jr.
                        Patricia A. Diedrich            W. David Sneade
6 Offices                 Vice President
                        R. Linda Hipsley
Chartered in 1963         Vice President and Treasurer
                        Christine L. Lewis
                          Vice President
                        Judith T. McManus
                          Vice President and
                          Assistant Corporate Secretary
                        Faye S. Shields
                          Vice President
                        Janice M. Lomax
                          Corporate Secretary

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $169,737
  from banks     $  5,613     Short-term borrowings        1,850
Earning assets    183,878     Other liabilities and
Allowance for                   accrued expenses             535
  loan losses      (2,439)    Long-term debt                   -
Other assets        4,431     Stockholders' equity        19,361
                 --------                               --------
Total assets     $191,483     Total liabilities
                 ========       and equity              $191,483
Net income       $  4,847                               ========
                 ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           53

                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  R. Raymond Tarrach              Edward M. Athey
THE CHESTERTOWN           President and                 Alton E. Darling, Sr.
BANK OF MARYLAND          Chief Executive Officer       Edward S. Gillespie
                        Russell W. Carlow               George H. Godfrey
211 High Street           Senior Vice President         Clarence A. Hawkins
Chestertown,              and Senior Loan Officer       R. Raymond Tarrach
Maryland 21620          Sharon A. Usilton               Eugenia C. Wootton
410/778-2400              Vice President and
                          Senior Administrative
8 Offices                 Officer

Chartered in 1904

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $142,724
  from banks     $  4,550     Short-term borrowings        8,434
Earning assets    173,591     Other liabilities and
Allowance for                   accrued expenses             770
  loan losses      (2,522)    Long-term debt                   -
Other assets        4,715     Stockholders' equity        28,406
                 --------                               --------
Total assets     $180,334     Total liabilities
                 ========       and equity              $180,334
Net income       $  3,746                               ========
                 ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  Peter W. Floeckher, Jr.         Larry P. Bormel
THE CITIZENS              President and                 William H. Carter, Jr.
NATIONAL BANK             Chief Executive Officer       Charles E. Castle, Jr.
                        Glenn L. Wilson                 John N. Faigle
517 Main Street           Executive Vice President      Peter W. Floeckher, Jr.
Laurel,                   and Senior Credit Officer     Martin L. Goozman
Maryland 20707          Joseph F. Pipitone              Thomas E. Lynch, Sr.
301/725-3100              Executive Vice President,     Michele K. Ryan
Washington:               Community Banking, and
301/953-3044              Secretary
Baltimore:
410/792-7626

17 Offices

Chartered in 1890

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $485,765
  from banks     $ 19,654     Short-term borrowings       55,740
Earning assets    586,795     Other liabilities and
Allowance for                   accrued expenses           3,545
  loan losses      (8,042)    Long-term debt                   -
Other assets       18,982     Stockholders' equity        72,339
                 --------                               --------
Total assets     $617,389     Total liabilities
                 ========       and equity              $617,389
Net income       $ 11,943                               ========
                 ========


                       EXECUTIVE OFFICERS             DIRECTORS
------------------------------------------------------------------------------
[LOGO]                 S. Dell Foxx                   Thomas F. Bradlee
COUNTY BANKING           President and                S. Dell Foxx
& TRUST                  Chief Executive Officer      Samuel M. Gawthrop, Jr.
COMPANY                Raymond W. Hamm, Jr.           Ruth N. Graybeal
                         Executive Vice President     Harry E. Hammond
123 North Street       B. Keith Webster               Ralph R. Lanphar
P.O. Box 100             Executive Vice President     Howard D. McFadden
Elkton,                                               G. Eugene Mackie
Maryland 21921                                        Franklin T. Williams, III
410/398-2600

9 Offices

Chartered in 1908

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $264,361
  from banks     $  9,858     Short-term borrowings        9,505
Earning assets    293,638     Other liabilities and
Allowance for                   accrued expenses             740
  loan losses      (4,436)    Long-term debt                   -
Other assets        8,955     Stockholders' equity        33,409
                 --------                               --------
Total assets     $308,015     Total liabilities
                 ========       and equity              $308,015
Net income       $  5,595                               ========
                 ========


                        EXECUTIVE OFFICERS              DIRECTORS
--------------------------------------------------------------------------------
[LOGO]                  George N. McMath                Kelly B. Conklin
FARMERS &                 Chairman of the Board         Gene H. Crockett
MERCHANTS BANK-         H. B. Rew, Jr.                  Jeffery L. Davis
EASTERN SHORE             Vice Chairman and             M. Carter Davis, Jr.
                          Chief Executive Officer       John H. Duer, III
25275 Lankford Highway  Ted D. Duer                     Ted D. Duer
P.O. Box 623              President and                 Croxton Gordon
Onley,                    Chief Operating Officer       W. Revell Lewis, III
Virginia 23418          Julie M. Badger                 Thomas J. Mapp, Jr.
757/787-4111              Senior Vice President and     George N. McMath
757/824-3052              Chief Financial Officer       Katherine T. Mears
                        Robert J. Bloxom                H. B. Rew, Jr.
7 Offices                 Senior Vice President and     Thomas N. Richardson
                          Senior Lending Officer        Robert L. Simpson
Chartered in 1909       Elizabeth A. Kerns              Michael T. Tolbert
                          Senior Vice President         C. A. Turner, III
                          and Secretary                 Richard W. Young

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $199,394
  from banks     $  4,498     Short-term borrowings        3,859
Earning assets    228,652     Other liabilities and
Allowance for                   accrued expenses             872
  loan losses      (3,623)    Long-term debt                   -
Other assets       10,133     Stockholders' equity        35,535
                 --------                               --------
Total assets     $239,660     Total liabilities
                 ========       and equity              $239,660
Net income       $  4,003                               ========
                 ========

54         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                        EXECUTIVE OFFICERS            DIRECTORS
------------------------------------------------------------------------------
[LOGO]                  C. Joseph Cunningham, III     C. Joseph Cunningham, III
THE FIDELITY BANK         President and               James A. Poland
                          Chief Executive Officer     F. Emmett Smith
59 East Main Street                                   Karen O. Sullivan
Frostburg,                                            David W. Turnbull
Maryland 21532
301/689-1111

3 Offices

Chartered in 1902

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits             $35,264
  from banks     $ 2,104      Short-term borrowings        2,980
Earning assets    40,794      Other liabilities and
Allowance for                   accrued expenses             235
  loan losses       (559)     Long-term debt                   -
Other assets       1,020      Stockholders' equity         4,880
                 -------                                 -------
Total assets     $43,359      Total liabilities
                 =======        and equity               $43,359
Net income       $   409                                 =======
                 =======


                        EXECUTIVE OFFICERS             DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                  John A. Candela                Samuel M. Bailey, Jr.
THE FIRST                 Chairman and                 Martin A. Barley
NATIONAL BANK             Chief Executive Officer      Joseph E. Bell, II
OF ST. MARY'S           William T. Sturgis             Elmer J. Brown
                          President and                Edward S. Burroughs
41615 Park Avenue         Chief Operating Officer      John A. Candela
P.O. Box 655            Dan Kubican                    Ford L. Dean
Leonardtown,              Senior Vice President and    Frances P. Eagan
Maryland 20650            Senior Loan Officer          George A. Ferguson
301/475-8081            Genevieve M. Hunt              Roger D. Hill
                          Senior Vice President        Joseph F. Mitchell
8 Offices                 and Controller               William T. Sturgis
                        Linda P. Cross                 Edmund W. Wettengel
Chartered in 1903         Vice President,
                          Human Resources
                        Marilyn L. Jumalon
                          Vice President, Cashier and
                          Secretary to the Board

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $251,038
  from banks     $  6,031     Short-term borrowings       13,017
Earning assets    297,368     Other liabilities and
Allowance for                   accrued expenses             646
  loan losses      (3,563)    Long-term debt                   -
Other assets        6,649     Stockholders' equity        41,784
                 --------                               --------
Total assets     $306,485     Total liabilities
                 ========       and equity              $306,485
Net income       $  7,703                               ========
                 ========


                        EXECUTIVE OFFICERS             DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                  Paul E. Peak                   Thomas A. Burke
THE FOREST HILL           President and                Ann K. Edie
STATE BANK                Chief Executive Officer      Henry S. Holloway
                        Russell R. Cullum              Richard E. Kinard
130 South Bond Street     Executive Vice President     C. Ray Mann
Bel Air,                Michael F. Allen               Paul E. Peak
Maryland 21014            Senior Vice President        Barbara Lee Rudolph
410/838-6131                                           R. Edward Schueler, Jr.
Baltimore:                                             Gregory A. Szoka
410/879-1475                                           F. D. Whiteford

7 Offices

Chartered in 1913

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $212,607
  from banks     $  5,464     Short-term borrowings       39,569
Earning assets    271,918     Other liabilities and
Allowance for                   accrued expenses             755
  loan losses      (4,358)    Long-term debt                   -
Other assets        7,983     Stockholders' equity        28,076
                 --------                               --------
Total assets     $281,007     Total liabilities
                 ========       and equity              $281,007
Net income       $  5,320                               ========
                 ========


                        EXECUTIVE OFFICERS             DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                  J. Brian Gaeng                 W. Bert Anderson
FREDERICKTOWN             President and                Marvin E. Ausherman
BANK &                    Chief Executive Officer      George W. Bruchey
TRUST COMPANY           David L. Hoffman               David P. Chapin
                          Vice President               Caleb C. Ewing, Jr.
30 North Market Street                                 J. Brian Gaeng
Frederick,                                             Robert E. Gearinger
Maryland 21701                                         Richard L. Kessler
301/662-8231                                           Christopher T. Kline
                                                       David C. Meadows
8 Offices                                              Peter H. Plamondon
                                                       Alfred P. Shockley
Chartered in 1828

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $169,883
  from banks     $  4,441     Short-term borrowings        7,517
Earning assets    200,850     Other liabilities and
Allowance for                   accrued expenses           1,036
  loan losses      (3,469)    Long-term debt                   -
Other assets        5,754     Stockholders' equity        29,140
                 --------                               --------
Total assets     $207,576     Total liabilities
                 ========       and equity              $207,576
Net income       $  4,250                               ========
                 ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          55

                       EXECUTIVE OFFICERS             DIRECTORS
------------------------------------------------------------------------------
[LOGO]                 Donald R. Yowell               George R. Thompson, Jr.
MARSHALL NATIONAL        President and                  Chairman of the Board
BANK AND TRUST           Chief Executive Officer      Thomas W. diZerega
COMPANY                Anita L. Shull                   Vice Chairman
                         Executive Vice President     Randolph S. E. Carter
8372 West Main Street    and Chief Financial Officer  Wm. Hunter deButts, Jr.
Marshall,              Jerry D. Medlock               Thomas B. Glascock
Virginia 20115           Senior Vice President        Richard C. Riemenschneider
540/364-1555           Carol C. Merewether            Evelyn D. Trumbo
                         Vice President and           Lewis S. Wiley
2 Offices                Corporate Secretary          Donald R. Yowell
                       Kevin A. Lee
Chartered in 1905        Vice President

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits             $80,128
  from banks      $ 3,016     Short-term borrowings            -
Earning assets     85,120     Other liabilities and
Allowance for                   accrued expenses             682
  loan losses      (1,184)    Long-term debt                   -
Other assets        2,639     Stockholders' equity         8,781
                  -------                                -------
Total assets      $89,591     Total liabilities
                  =======       and equity               $89,591
Net income        $ 1,336                                =======
                  =======


                      EXECUTIVE OFFICERS               DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                H. Furlong Baldwin               Cynthia A. Archer
MERCANTILE-SAFE         Chairman of the Board and      H. Furlong Baldwin
DEPOSIT AND             Chief Executive Officer        Thomas M. Bancroft, Jr.
TRUST COMPANY         J. Marshall Reid                 Richard O. Berndt
                        President and                  William R. Brody, M.D.
2 Hopkins Plaza         Chief Operating Officer        George L. Bunting, Jr.
Baltimore,            Jack E. Steil                    Darrell D. Friedman
Maryland 21201          Chairman-Credit Policy         Freeman A. Hrabowski, III
410/237-5900          Kenneth A. Bourne, Jr.           Mary Junck
                        Executive Vice President       Robert A. Kinsley
18 Offices            Charles E. Siegmann              William J. McCarthy
                        Executive Vice President       Morton B. Plant
Chartered in 1864     Malcolm C. Wilson                Christian H. Poindexter
                        Executive Vice President       J. Marshall Reid
                      Terry L. Troupe                  Donald J. Shepard
                        Chief Financial Officer        Jack E. Steil
                      Alan D. Yarbro                   Brian B. Topping
                        General Counsel and Secretary
                                                       Director Emeritus
                                                       Calman J. Zamoiski, Jr.

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
---------------------------   ----------------------------------
Cash and due                  Total deposits          $1,971,675
  from banks     $  138,003   Short-term borrowings      650,611
Earning assets    2,823,761   Other liabilities and
Allowance for                   accrued expenses          39,002
  loan losses       (45,866)  Long-term debt                   -
Other assets         88,916   Stockholders' equity       343,526
                 ----------                           ----------
Total assets     $3,004,814   Total liabilities
                 ==========     and equity            $3,004,814
Net income       $   67,689                           ==========
                 ==========


                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   J. William Poole              Leland H. Baker
THE NATIONAL               Chairman of the Board       John H. Chichester
BANK OF                  William B. Young              Lewis W. Graves
FREDERICKSBURG             President and               Charles A. McCormack
                           Chief Executive Officer     William E. Milby
2403 Fall Hill Avenue    William E. Milby              J. William Poole
Fredericksburg,            Executive Vice President    William J. Vakos
Virginia 22401             and Cashier                 William B. Young
540/899-3200             John B. Daniel
                           Senior Vice President
9 Offices                Lloyd B. Harrison, III
                           Senior Vice President
Chartered in 1865        Ronald L. Pearson
                           Senior Vice President

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $228,234
  from banks     $  8,557     Short-term borrowings       11,946
Earning assets    251,588     Other liabilities and
Allowance for                   accrued expenses           1,098
  loan losses      (3,176)    Long-term debt                   -
Other assets       11,549     Stockholders' equity        27,240
                 --------                               --------
Total assets     $268,518     Total liabilities
                 ========       and equity              $268,518
Net income       $  4,173                               ========
                 ========

56         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   Jeffrey F. Turner             Ralph L. Chapman
PENINSULA                  President and               William E. Esham, Jr.
BANK                       Chief Executive Officer     Frank B. Hanna, Sr.
                         F. Winfield Trice             Henry H. Hanna, III
11738 Somerset Avenue      Executive Vice President    Charles R. Jenkins, Sr.
P.O. Box 219               and Senior Loan Officer     Ralph L. Mason, Jr.
Princess Anne,           Deborah S.Abbott              Frederick T. Parker
Maryland 21853             Senior Vice President and   George A. Purnell
410/651-2400               Regional Officer            John B. Robins, IV
                         Harry B. Gemmell              E. Scott Tawes
24 Offices                 Senior Vice President and   Casey I. Todd
                           Regional Officer            Jeffrey F. Turner
Chartered in 1889        W. Thomas Mears               Robert B. Twilley, Jr.
                           Senior Vice President and
                           Regional Officer
                         F. Dennis Parker
                           Senior Vice President and
                           Regional Officer
                         Michael R. Walsh
                           Senior Vice President
                           and Secretary
                         Jerry C. Briele
                           Vice President and
                           Treasurer

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $429,158
  from banks     $ 14,331     Short-term borrowings       17,015
Earning assets    487,836     Other liabilities and
Allowance for                   accrued expenses           3,560
  loan losses      (9,167)    Long-term debt                  88
Other assets       16,465     Stockholders' equity        59,644
                 --------                               --------
Total assets     $509,465     Total liabilities
                 ========       and equity              $509,465
Net income       $ 10,289                               ========
                 ========


                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   William W. Duncan, Jr.        A. Curtis Andrew
THE PEOPLES                Acting President and        Richard A. Edwards
BANK OF                    Chief Executive Officer     Frederick L. Hubbard
MARYLAND                                               E. John Mills
                                                       Randolph P. Moore
205 Market Street                                      Joseph D. Quinn
Denton,                                                A. Orrell Saulsbury, III
Maryland 21629
410/479-2600

5 Offices

Chartered in 1919

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits             $77,392
  from banks      $ 4,323     Short-term borrowings        3,095
Earning assets     85,117     Other liabilities and
Allowance for                   accrued expenses             173
  loan losses      (1,346)    Long-term debt                   -
Other assets        2,666     Stockholders' equity        10,100
                  -------                                -------
Total assets      $90,760     Total liabilities
                  =======       and equity               $90,760
Net income        $ 1,582                                =======
                  =======


                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   James J. Cromwell             Stephen E. Chase
POTOMAC                    Chairman of the Board       Jay Milton Clogg
VALLEY BANK              Kenneth C. Cook               Kenneth C. Cook
                           President and               James J. Cromwell
702 Russell Avenue         Chief Executive Officer     Bruce Mackey
Gaithersburg,            Andrew F. Flott               William C. Moyer
Maryland 20877             Senior Vice President,      Rex L. Sturm
301/963-7600               Finance Division Manager    C. Clifton Veirs, III
                           and Corporate Secretary
8 Offices                William W. West
                           Senior Vice President and
Chartered in 1959          Chief Lending Officer
                         Arrel E. Godfrey
                           Senior Vice President
                         Anne R. Kline
                           Senior Vice President
                         Eugenia M. Long
                           Senior Vice President
                         Patricia S. Oliphant
                           Senior Vice President
                         John M. Bruning
                           Regional Vice President
                         Gary L. Coffman
                           Regional Vice President

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $205,117
  from banks     $  9,907     Short-term borrowings       37,800
Earning assets    255,743     Other liabilities and
Allowance for                   accrued expenses             795
  loan losses      (3,596)    Long-term debt                   -
Other assets        4,851     Stockholders' equity        23,193
                 --------                               --------
Total assets     $266,905     Total liabilities
                 ========       and equity              $266,905
Net income       $  4,177                               ========
                 ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          57

                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   William W. Duncan, Jr.        William W. Duncan, Jr.
ST. MICHAELS               President and               Pamela P. Gardner
BANK                       Chief Executive Officer     Mary B. Hoff
                         R. Ivan Thamert               J. Brent Raughley
213 Talbot Street          Executive Vice President    Norman M. Shannahan, III
P.O. Box 70              Clifford L. Hilk              R. Ivan Thamert
St. Michaels,              Senior Vice President and   John R. Valliant
Maryland 21663             Senior Loan Officer         Donald R. Young
410/745-5091             Anita N. Parrott
                           Senior Vice President and
5 Offices                  Chief Financial Officer

Chartered in 1890

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $112,020
  from banks     $  4,034     Short-term borrowings       12,460
Earning assets    135,079     Other liabilities and
Allowance for                   accrued expenses             618
  loan losses      (3,952)    Long-term debt                   -
Other assets        3,446     Stockholders' equity        13,509
                 --------                               --------
Total assets     $138,607     Total liabilities
                 ========       and equity              $138,607
Net income       $  3,100                               ========
                 ========


                         EXECUTIVE OFFICERS            DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                   Richard F. Price              Linda I. Alexander
THE SPARKS                 Chairman of the Board       John E. Day
STATE BANK               Bradley G. Moore              James J. Hartenstein
                           President and               J. David Lawson
14804 York Road            Chief Executive Officer     Bradley G. Moore
Sparks,                  Daniel R. Wernecke            Richard F. Price
Maryland 21152             Executive Vice President    Robert J. Rigger
410/771-4900             Janet M. Miller               Oscar M. Schapiro
                           Senior Vice President and
5 Offices                  Corporate Treasurer
                         Amy G. Whiteley
Chartered in 1916          Senior Vice President
                         John W. Wright
                           Senior Vice President
                         Donna S. Ensor
                           Vice President and
                           Corporate Secretary

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $180,537
  from banks     $  4,715     Short-term borrowings       13,695
Earning assets    217,420     Other liabilities and
Allowance for                   accrued expenses           1,849
  loan losses      (3,655)    Long-term debt                   -
Other assets        5,207     Stockholders' equity        27,606
                 --------                               --------
Total assets     $223,687     Total liabilities
                 ========       and equity              $223,687
Net income       $  5,012                               ========
                 ========


                       EXECUTIVE OFFICERS              DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                 Ferdinand A. Ruppel, Jr.        Robert R. Bowman
WESTMINSTER BANK         Chairman of the Board         Daniel S. Dulany
AND TRUST                and Chief Executive Officer   Todd L. Herring
COMPANY OF             Mark G. Pohlhaus                Robert L. Jones
CARROLL COUNTY           President                     G. Thomas Mullinix
                                                       Mark G. Pohlhaus
71 East Main Street                                    Marlin L. Rittase
Westminster,                                           Ferdinand A. Ruppel, Jr.
Maryland 21157
410/848-9300

10 Offices

Chartered in 1898

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $208,906
  from banks     $  7,451     Short-term borrowings        4,010
Earning assets    233,209     Other liabilities and
Allowance for                   accrued expenses             575
  loan losses      (3,273)    Long-term debt                   -
Other assets        6,237     Stockholders' equity        30,133
                 --------                               --------
Total assets     $243,624     Total liabilities
                 ========       and equity              $243,624
Net income       $  4,758                               ========
                 ========


                          EXECUTIVE OFFICERS              DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                    Edward K. Dunn, Jr.             Edward K. Dunn, Jr.
MERCANTILE                  Chairman of the Board         Paul W. Parks
MORTGAGE                  Paul W. Parks                   J. Marshall Reid
CORPORATION                 President and
(a subsidiary of            Chief Executive Officer
Mercantile-Safe Deposit   Michael S. Cordes
and Trust Company)          Executive Vice President,
                            Multifamily Finance
20 South Charles Street,  Edward J. Murn, III
3rd Floor                   Executive Vice President,
Baltimore,                  Multifamily Finance
Maryland 21201            Kevin J. Michno
410/347-8940                Senior Vice President, Production
                          Joseph J. O'Brien, Jr.
12 Offices                  Senior Vice President,
                            Construction Lending
Incorporated in 1972      John M. Schwanky
                            Senior Vice President, Servicing
                          Nancy Hauprich
                            Vice President, Construction
                            Lending
                          Timothy P. Reynolds
                            Vice President, Construction
                            Lending
                          Francis M. Teller
                            Vice President, Construction
                            Lending

BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $      -
  from banks     $  1,450     Short-term borrowings      128,000
Earning assets    138,469     Other liabilities and
Allowance for                   accrued expenses           2,808
  loan losses      (3,355)    Long-term debt                   -
Other assets        5,712     Stockholders' equity        11,468
                 --------                               --------
Total assets     $142,276     Total liabilities
                 ========       and equity              $142,276
Net income       $  3,840                               ========
                 ========

58         [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                          EXECUTIVE OFFICERS             DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                    Joseph M. Santos               Kenneth A. Bourne, Jr.
MBC LEASING                 President                    David R. Bowen
CORP.                     W. Keith Moore                 J. Marshall Reid
(a subsidiary of            Vice President               Joseph M. Santos
Mercantile-Safe           Scott H. Krieger               Terry L. Troupe
Deposit and Trust           Treasurer and
Company)                    Assistant Secretary
                          Dennis W. Kreiner
2 Hopkins Plaza             Secretary
P.O. Box 1451             Mary L. Roberts
Baltimore,                  Assistant Vice President
Maryland 21203
410/237-5855


BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits            $      -
  from banks     $      -     Short-term borrowings      173,770
Earning assets    185,030     Other liabilities and
Allowance for                   accrued expenses           7,234
  loan losses           -     Long-term debt                   -
Other assets           46     Stockholders' equity         4,072
                 --------                               --------
Total assets     $185,076     Total liabilities
                 ========       and equity              $185,076
Net income       $  1,451                               ========
                 ========


                          EXECUTIVE OFFICERS              DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                    Terry L. Troupe                 Kenneth A. Bourne, Jr.
MBC AGENCY, INC.            President                     William J. McCarthy
                          Alan D. Yarbro                  Jack E. Steil
2 Hopkins Plaza             Secretary                     O. James Talbott, II
Baltimore,                William T. Skinner, Jr.         Terry L. Troupe
Maryland 21201              Vice President and Treasurer
410/347-8294              Dennis W. Kreiner
                            Assistant Secretary


BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits              $    -
  from banks       $  448     Short-term borrowings            -
Earning assets      3,477     Other liabilities and
Allowance for                   accrued expenses           2,147
  loan losses           -     Long-term debt                   -
Other assets           72     Stockholders' equity         1,850
                   ------                                 ------
Total assets       $3,997     Total liabilities
                   ======       and equity                $3,997
Net income         $  292                                 ======
                   ======


                          EXECUTIVE OFFICERS              DIRECTORS
-------------------------------------------------------------------------------
[LOGO]                    Ronald D. Mettam                Ronald D. Mettam
MBC REALTY, LLC             President                     J. Marshall Reid
                          Vernon D. Conway                Charles E. Siegmann
2 Hopkins Plaza             Senior Vice President         Terry L. Troupe
Baltimore,                W. Joseph Smith, Jr.            Alan D. Yarbro
Maryland 21201              Assistant Vice President
410/237-5377              Alan D. Yarbro
                            Secretary
                          William T. Skinner, Jr.
                            Treasurer
                          Kimberly L. Talley
                            Assistant Treasurer


BALANCE SHEET (Dollars in thousands)           December 31, 1999
----------------------------------------------------------------
ASSETS                        LIABILITIES AND EQUITY
-------------------------     ----------------------------------
Cash and due                  Total deposits             $     -
  from banks      $   393     Short-term borrowings        3,800
Earning assets          -     Other liabilities and
Allowance for                   accrued expenses           1,717
  loan losses           -     Long-term debt                  95
Other assets       21,039     Stockholders' equity        15,820
                  -------                                -------
Total assets      $21,432     Total liabilities
                  =======       and equity               $21,432
Net income        $ 1,582                                =======
                  =======

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          59

MERCANTILE BANKSHARES CORPORATION

OFFICERS                       DIRECTORS                                Freeman A.                      DIRECTORS EMERITUS
                                                                        Hrabowski, III
H. Furlong Baldwin            *Cynthia A. Archer                        President of University of      Calman J. Zamoiski, Jr.
Chairman of the Board,         Senior Vice President of                 Maryland-Baltimore              Chairman of the Board of
President and Chief            Direct-to-Customer                       County                          Independent  Distributors,
Executive Officer              Operations, Williams-                                                    Incorporated, general
                               Sonoma, Inc., a specialty        *(carat)Mary Junck                      wholesale  distributors
Jack E. Steil                  retailer                                 President and Chief
Executive Vice President                                                Operating Officer, Lee          Morris W. Offit
                              +H. Furlong Baldwin                       Enterprises, Inc., a diver-     Chairman of the Board
Alan D. Yarbro                 Chairman of the Board,                   sified media company            and Chief Executive
General Counsel and            President and Chief                                                      Officer of OFFITBANK,
Secretary                      Executive Officer of                   +*Robert A. Kinsley               a private bank offering
                               Mercantile Bankshares                    Chairman of the Board           integrated investment
Terry L. Troupe                Corporation and Chairman                 and Chief Executive             services
Chief Financial Officer        of the Board and Chief                   Officer of Kinsley
and Treasurer                  Executive Officer of                     Construction, Inc., a
                               Mercantile-Safe Deposit                  general and heavy
Robert W. Johnson              and Trust Company                        construction firm
Senior Vice President
                              *Thomas M. Bancroft, Jr.                 +William J. McCarthy
O. James Talbott, II           Former Chairman of the                   Principal of William
Senior Vice President          Board and Chief Executive                J. McCarthy, P.C., a
                               Officer of The New York                  Partner in the law firm
Jerry F. Graham                Racing Association                       of Venable, Baetjer and
Vice President                                                          Howard, LLP
                             +*Richard O. Berndt
Robert C. Smith                Partner in the law firm of               Morton B. Plant
Auditor                        Gallagher, Evelius &                     Chairman of the Board of
                               Jones, LLP                               Keywell Corporation, a
                                                                        recycler of high tempera-
                               William R. Brody, M.D.                   ture alloy scrap metal
                               President of The Johns
                               Hopkins University               +(carat)Christian H. Poindexter
                                                                        Chairman of the Board,
                        (carat)George L. Bunting, Jr.                   President and Chief
                               President and Chief                      Executive Officer of
                               Executive Officer of Bunting             Constellation Energy
                               Management Group, a                      Group, Inc., a public utility
                               private financial manage-                holding company
                               ment company
                                                                +(carat)Donald J. Shepard
                               Darrell D. Friedman                      President and Chief
                               President and Chief                      Executive Officer of
                               Executive Officer of THE                 AEGON USA, Inc., a hold-
                               ASSOCIATED: Jewish                       ing company owning
                               Community Federation of                  insurance and insurance
                               Baltimore                                related companies


                                                                                                 +Member of Executive  Committee
                                                                                                 *Member of Audit  Committee
                                                                                           (carat)Member of Compensation  Committee

                                                                                                  Listing as of February 2000

CORPORATE INFORMATION

CORPORATE PROFILE
Mercantile Bankshares Corporation is a multibank holding company, organized in 1969 under the laws of Maryland. On January 1, 2000, its principal affiliates were twenty-one locally managed and directed community banks.
   The affiliated banks are engaged in a general personal and corporate banking business. The Corporation's largest bank, Mercantile-Safe Deposit and Trust Company, also provides a full range of trust and investment management services as well as specialized corporate banking services. Mortgage banking services are available through the affiliate banks and through Mercantile Mortgage Corporation, a subsidiary of Mercantile-Safe Deposit and Trust Company.

HEADQUARTERS
2 Hopkins Plaza, P.O. Box 1477
Baltimore,Maryland 21203
410/237-5900

MERCANTILE BANKSHARES
CORPORATE COMMUNICATIONS
P.O. Box 1477
Baltimore, Maryland 21203
410/237-5112

MERCANTILE BANKSHARES
INVESTOR RELATIONS
P.O. Box 1477
Baltimore, Maryland 21203
410/347-8374
http://www.mercantile.net


ACCOUNTANTS
PricewaterhouseCoopers, LLP
250 West Pratt Street
Baltimore, Maryland 21201

ANNUAL MEETING OF SHAREHOLDERS
10:30 A.M., Wednesday,
April 26, 2000
2 Hopkins Plaza,
Baltimore, Maryland

ANNUAL REPORT TO SECURITIES &
EXCHANGE COMMISSION
Form 10-K will be furnished to shareholders without charge upon written request. Exhibits thereto furnished upon payment of $3.00 per set. Direct request to:

Mercantile Bankshares Corporation
P.O. Box 1477
Baltimore, Maryland 21203
Attention: Corporate Secretary

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

AUTOMATIC DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN
Mercantile Bankshares Corporation offers its shareholders a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs.

Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent:

The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and
  Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
800/524-4458

                   [LOGO]  MERCANTILE BANKSHARES CORPORATION

                   [LOGO]  MERCANTILE BANKSHARES CORPORATION

                               Baltimore, Maryland