Form 10-K, Exhibit 13
period 2000-12-31
MERCANTILE BANKSHARES CORP
filed 2001-03-26
CIK 64908

                                  Exhibit 13
                                  ----------

                         Annual Report to Stockholders
                     For the Year Ended December 31, 2000

                                                                      Exhibit 13
                                  MERCANTILE
                                  BANKSHARES
                                  CORPORATION

                                 ANNUAL REPORT
                                     2000

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

                      THE NATIONAL BANK OF FREDERICKSBURG

                                 PENINSULA BANK

                          THE PEOPLES BANK OF MARYLAND

                              POTOMAC VALLEY BANK

                               ST. MICHAELS BANK

                             THE SPARKS STATE BANK

                             WESTMINSTER UNION BANK

                        MERCANTILE MORTGAGE CORPORATION


                   [LOGO] MERCANTILE BANKSHARES CORPORATION
                   MERCANTILE

                             MERCANTILE BANKSHARES
                             CORPORATION AT THIRTY


      On September 1, 1970, Mercantile Bankshares Corporation was founded as Maryland's first registered multibank holding company. On the eve of what came to be an era of unprecedented turbulence in the financial services industry, Mercantile Bankshares became the vehicle through which banks with strong, local franchises could continue serving their communities under their own names, with their own managements and boards of directors.

In the intervening 30 years, our industry has experienced massive consolidation, a technological revolution, sweeping deregulation and the ever-growing sophistication of customers. In this environment, we have managed not just to survive, but to thrive. From an affiliation of three banks with combined assets of $307 million, we have grown to a family of 21 banks, a mortgage company and several specialized services companies with combined assets of more than
     $8.9 billion. We thrive because we continue to adhere to our founding principles.

                     Local Banks Serving Local Communities

 Individuals and businesses are best served by a bank that is dedicated to its own market and empowered to respond directly to its customers' needs.
Each member bank makes customer-related decisions at the local level. Employees know their customers, understand the local business environment and contribute their resources to support the community.


                       Value-Added, Relationship Service

  Relationships are based on services tailored to the particular needs of the customer and are nurtured through all phases of the economic cycle.


                               Combined Resources

   Backed by the Corporation's outstanding financial strength, affiliates of Mercantile Bankshares benefit from the efficiencies of a larger organization, the specialized services available through the largest affiliate, Mercantile-
        Safe Deposit and Trust Company, and the convenience provided by a large network of banking offices.


                            Conservative Management

     Our profitability and strong capital base have allowed us to invest in people, facilities and services and have enabled us to provide consistently increasing returns to shareholders.

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                                Increase
(Dollars in thousands, except per share data)                       2000         1999          (Decrease)
----------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income..........................................  $   409,385   $   369,086          10.9%
Net income...................................................      175,230       157,737          11.1
Cash dividends paid..........................................       70,641        65,113           8.5
Basic net income per share...................................         2.53          2.27          11.5
Diluted net income per share.................................         2.51          2.25          11.6
Dividends paid per common share..............................         1.02           .94           8.5
Average loans................................................    6,169,632     5,377,367          14.7
Average investment securities................................    1,694,226     1,842,625          (8.1)
Average assets...............................................    8,299,316     7,628,660           8.8
Average deposits.............................................    6,196,854     5,896,225           5.1
Average shareholders' equity.................................    1,054,071       971,837           8.5
                                                               -----------   -----------    ----------
AT YEAR END
Loans, net...................................................  $ 6,554,682   $ 5,594,133          17.2%
Investment securities........................................    1,727,308     1,769,534          (2.4)
Assets.......................................................    8,938,030     7,895,024          13.2
Deposits.....................................................    6,796,541     5,925,083          14.7
Shareholders' equity.........................................    1,173,301       974,040          20.5
Book value per common share..................................        16.50         14.19          16.3
Market value per common share................................        43 3/16       31 15/16       35.2
                                                               -----------   -----------   -----------
RATIOS
Return on average assets.....................................         2.11%         2.07%
Return on average shareholders' equity.......................        16.62         16.23
Average shareholders' equity/average assets..................        12.70         12.74
                                                               -----------   -----------
STATISTICS
Banking offices..............................................          194           183            11
Employees....................................................        2,979         2,796           183
Shareholders.................................................        9,191         9,156            35
Weighted average number of common
  shares outstanding.........................................   69,173,173    69,437,073      (263,900)
Common shares outstanding....................................   71,098,750    68,645,759     2,452,991
                                                               -----------   -----------   -----------


CONTENTS

Consolidated Financial Highlights.....................................   1
To Our Shareholders...................................................   2
Review of Services....................................................   4
Management's Discussion and Analysis of Financial Condition
and Results of Operations.............................................   6
Report of Independent Accountants.....................................  25
Consolidated Balance Sheets...........................................  26
Statement of Consolidated Income......................................  27
Statement of Consolidated Cash Flows..................................  28
Statement of Changes in Consolidated Shareholders' Equity.............  30
Notes to Consolidated Financial Statements............................  31
Five-Year Selected Financial Data.....................................  49
Five-Year Statistical Summary.........................................  50
Five-Year Summary of Consolidated Income..............................  52
Principal Affiliates..................................................  53
Mercantile Bankshares Corporation.....................................  60
Corporate Information.................................................  61

[LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
MERCANTILE

TO OUR SHAREHOLDERS


For the 25th consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Diluted net income per share was $2.51, a 12% increase over the $2.25 per share in 1999. Total consolidated net income was $175,230,000, compared to $157,737,000 in 1999, an increase of 11%. Diluted per share amounts are based on the weighted average number of common shares outstanding, adjusted for the dilutive effect of stock options. The adjusted weighted average number of common shares outstanding were 69,719,000 for 2000 and 70,020,000 for 1999.

     Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 24 consecutive years. In June 2000, the cash dividend was increased to $.26 a share for the quarter. Total cash dividends paid per share in 2000 were $1.02, a 9% increase over 1999. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 11%.

     In 2000, return on average assets, a key measure of profitability, was 2.11%, up from 2.07% in 1999, continuing to place us in the top tier of U.S. banks. The return on average equity, although constrained by our large equity base, increased to 16.62% in 2000 from 16.23% in 1999.

     Management has been pursuing a strategy to enhance shareholder value by using capital to finance growth, both internal and external, and when capital is not needed for that purpose, returning it to shareholders in dividends and repurchasing shares. During 2000, we repurchased 1,223,000 shares of common stock under the share buyback program. From December 1993 to year-end 2000, authorization has been granted by the Board of Directors for repurchase of 14,000,000 shares, and approximately 11,500,000 shares of common stock have been repurchased.

     In 2000, Mercantile Bankshares completed its acquisition of Union National Bancorp during the third quarter and its acquisition of The Bank of Fruitland during the fourth quarter. Both banks have long traditions of service to their communities.

     Union National Bancorp's bank subsidiary merged with Westminster Bank and Trust Company, a Mercantile Bankshares affiliate, and formed Westminster Union Bank. At the acquisition date, Union National had $297 million in total assets. The Bank of Fruitland merged with our affiliate, Peninsula Bank. The Bank of Fruitland had $133 million in total assets at the acquisition date. Both acquisitions were accounted for using the purchase method of accounting.

     Average shareholders' equity increased 8% to $1,054,100,000 for 2000. The ratio of average equity to average assets, a measure of capital strength, at 12.70%, remains among the strongest of the nation's largest banking organizations. At December 31, 2000, total shareholders' equity was $1,173,300,000, compared to $974,000,000 at the end of 1999. The increase was attributable primarily to the positive effect of net income and the two bank acquisitions but was partially offset by dividends paid and shares repurchased.

     The market price of Mercantile Bankshares Corporation common stock was $43 3/16 at December 31, 2000. This equates to approximately $3.1 billion in market capitalization, significantly higher than the $2.2 billion at year-end 1999.

     At December 31, 2000, total assets at Mercantile Bankshares Corporation were $8,938,000,000, compared to $7,895,000,000 at December 31, 1999. On a daily average basis, total assets rose 9% to $8,299,300,000. Average total loans rose 15% to $6,169,600,000, while average total investment securities declined 8% to $1,694,200,000.

     Although the year 2000 saw a 15% increase in average total loans, more than double the increase of 7% recorded in 1999, the ratios of loan types to total loans remained much the same as in previous years. Average mortgage and construction loans, which increased 17%, were 52% of the average total loan portfolio. Average commercial loans, which increased 12%, were 36% of the total, and average consumer loans, which increased 16%, were 12% of average total loans.

     Despite increases in nonperforming assets, credit quality at Mercantile Bankshares, as measured by commonly used statistics, remains high. At December 31, 2000, total nonperforming assets, which include nonperforming loans and other real estate owned, were $31,370,000, compared to $20,792,000 for the prior year. Nonperforming assets as a percent of period-end loans and other real estate owned were .47% at year-end 2000, compared to .36% in 1999.

     The provision for loan losses was $17,231,000 in 2000, an increase from $12,056,000 in 1999. For 2000, loans charged off, net of recoveries, totaled $2,484,000, compared to net charge-offs of $6,482,000 for 1999. The allowance for loan losses at December 31, 2000 was $138,612,000 versus $117,997,000 in the prior year. The allowance for loan losses as a percent of total period-end loans was 2.07% at year-end 2000, unchanged from year-end 1999.

     Average total deposits for the year ended December 31, 2000, were $6,196,900,000, a 5% increase over 1999. In 2000, the ratio of average demand deposits, which do not bear interest, to average total deposits remained unchanged at 23%. The combination of savings, checking plus interest and money market accounts decreased from 40% to 38% of average total deposits. Certificates of deposit were 39% of average total deposits in 2000, compared to 37% the previous year. Higher interest rates paid on certificates of deposit resulted in the shift to time deposits.

     Net interest income for 2000 increased 11% over 1999 to $409,385,000. This was due to an increase in average earning assets of 9% to $7,893,500,000 and an increase in net interest margin on earning assets to 5.26%, compared to 5.17% in 1999.

     Total noninterest income increased 3% in 2000 to $125,541,000. The largest component of noninterest income is trust revenues. Trust revenues increased 7% in 2000 to $69,850,000. We will continue working to strengthen what historically has been an important part of our business.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
2           MERCANTILE

     Total noninterest expense, excluding the provision for loan losses, increased 6% in 2000 to $243,505,000. Salary and employee benefit expenses, combined, are the largest part of noninterest expense and were $140,391,000, an increase of 4% over 1999. New employees associated with the banks acquired in 2000 partially contributed to the increase in salary expense.

     Because we stress cost control, we monitor closely the relationship of operating costs to income, or our efficiency ratio. For the year ended December 31, 2000, Mercantile Bankshares achieved an efficiency ratio of 44.84%. This continues to place us near the top in a ranking of efficiency ratios of the nation's 100 largest banking organizations conducted by a nationally recognized bank database analyst. The efficiency ratio for the prior year was 46.55%.


The year 2000 saw further consolidation of the financial services industry, consolidation that is redefining what it means to be in the banking business. We at Mercantile are in a vastly different business than those financial conglomerates whose focus has shifted from deposit gathering and lending to nontraditional business lines, who rely ever increasingly on fee income, and who frequently communicate with their customers only through 800 numbers and the Internet.

     We have never doubted our decision 30 years ago to organize as a multibank holding company. Our commitment then, as now, was to respond directly to the needs of individuals and businesses through a network of local banks that could combine resources when necessary to meet more specialized customer needs.

     Some viewed this strategy with skepticism then, and throughout the intervening years. Today, however, even the most ardent skeptics appreciate the effectiveness of our philosophy. It is evidenced by the relationship between our customers and employees, by the value of our stock, and by the endorsement of those urging us to remain an independent banking company.

     Our goal is to continue profitable growth while maintaining the quality of our assets, which is accomplished principally by adhering to conservative underwriting standards through all economic cycles.

     We see opportunities in the growing demand among independent banks in larger markets for commercial and other specialized lending and for wealth management. Mercantile continues to establish relationships with a select few of these companies--specialty banks who practice our value-added approach to banking. Our role is to complement their skills with the expertise and the lending capacity they need to fill the service voids left in the wake of mega-mergers. This is really a new form of correspondent banking; it is not clearing checks. It is literally shared credits. It is not syndicated lending!

     Mercantile Bankshares will continue evolving along with the rest of the financial services industry but it will be an evolution that remains true to our ideals of exemplary service, conservative management and a disciplined approach to growth.


Effective March 1, 2001, Edward J. Kelly III becomes CEO and President of Mercantile Bankshares Corporation, as well as Chairman of the Board and CEO of our largest banking affiliate, Mercantile-Safe Deposit and Trust Company. Mr. Kelly comes to us from J. P. Morgan Chase & Co., where he was Managing Director and head of the Global Financial Institutions Group, advising and working with banks and other financial institutions throughout the United States and abroad.

     We are extremely pleased to welcome Mr. Kelly to the Mercantile Bankshares family. With his knowledge, ability and belief in our value-added, relationship style of community banking, he is the right person to continue building on the Mercantile traditions.


/s/ H. Furlong Baldwin
-------------------------------
H. Furlong Baldwin, Chairman
February 28, 2001


BOARD OF DIRECTORS

In 2000, Mercantile Bankshares Corporation lost the service of Thomas M. Bancroft Jr., a valued member of the board, due to mandatory retirement. Mr. Bancroft had served with distinction since joining the board in June 1974.

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                         3

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


SERVICES TO INDIVIDUALS

Personal Banking
Each Mercantile Bankshares banking affiliate offers numerous services to meet the checking, savings and credit needs of the individuals in its community. The affiliate network provides customers with no-fee access to nearly 160 ATMs, and customers can perform many routine transactions at any of the 194 affiliate banking offices. For added convenience, most affiliates offer a toll-free telephone number, enabling customers to verify account balances, track recent activity, perform selected transactions and reach a centralized Customer Service Center. Of course, customers may call their local banking office directly.

     Personal banking services include Individual Retirement Accounts, certificates of deposit and various checking and savings plans. The banks offer home equity loans and lines of credit, as well as installment loans, to meet a variety of borrowing needs.

     Other options available at most affiliates include the M.S.D.&T. Funds and fixed annuities. M.S.D.&T. Funds, a family of 14 mutual funds, offer customers the advantages of professional money management, asset diversity and enhanced liquidity. Mercantile-Safe Deposit and Trust Company serves as investment advisor and administrator to the Funds. Annuities are offered through an insurance broker subsidiary of Mercantile. Neither annuities nor M.S.D.&T. Funds are FDIC insured.

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

     When managing a client's assets as part of an investment management or trustee relationship, Mercantile focuses on consistent investment performance and preservation of assets. Portfolios are individually designed to meet each client's risk/return parameters and investment objectives. Where appropriate, clients have access to the M.S.D.&T. Funds. Mercantile also acts in a custodial capacity, providing safekeeping of assets and investment analysis.

Private Wealth Management
Designed to cater to the unique needs of families with substantial means, the Private Wealth Management Group works with more than 70 individuals and families whose total assets with Mercantile approach $5 billion. The group integrates the full range of services required to seamlessly manage its clients' complex financial circumstances. This includes investment management, trusts, tax planning, estate planning and administration and charitable giving. The team of specialists within the Private Wealth Management Group also provides expert guidance in sophisticated, nontraditional investment strategies, such as private equity, real estate and hedging.

Private Banking
The Private Banking Group provides one point of contact for its clients' deposit, credit, investment management and trust needs; all services are delivered within an overall asset management plan. Private Bankers can coordinate cash flows, arrange investment of short- and long-term funds, or structure credit arrangements to meet short- to long-term needs. In the same office, the Private Banker can provide guidance on estate planning, identify appropriate investment services and recommend personal and charitable trusts to suit the individual's long-term goals. Private Banking is based at Mercantile-Safe Deposit and Trust Company, and its services are available throughout the affiliate network.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
4           MERCANTILE

SERVICES TO BUSINESSES

Lending

General Commercial Lending
With their local knowledge and focus, community banks are well-suited to meet the traditional credit needs of businesses in their market areas. Each bank works closely with customers to extend credit for general business purposes, such as working capital, plant expansion or equipment purchases, and for financing industrial and commercial real estate. Where appropriate, affiliate banks are adept at employing government guarantee programs, such as those available from the Small Business Administration.

     In addition to supplying credit to the businesses in its own market area, Mercantile-Safe Deposit and Trust Company works in collaboration with other affiliates when their customers' credit needs exceed the affiliate bank's lending limit or when there is a more specialized commercial banking need.

     Applying its experience in delivering services through community banks, Mercantile continues to offer an array of banking services to independent banks located outside of the affiliation's traditional market areas. The primary focus is to provide these community banks with greater lending capacity, enabling them to enhance the service they provide to their local customers.

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

     Mercantile's Real Estate Industries Group provides land acquisition and development, construction and interim lending to investors and developers of commercial real estate. Mercantile Mortgage Corporation focuses on making loans for land acquisition, development and construction of single and multifamily housing.

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

Leasing
Headquartered in Baltimore, MBC Leasing Corp. provides a wide variety of equipment leasing arrangements to middle-market businesses. Often integrated into a larger banking relationship, leasing is a financing alternative that offers advantages to the many commercial customers who prefer not to buy and own major equipment.

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

     Mercantile provides a range of qualified and nonqualified pension plans, as well as plan design and documentation, plan administration and tax reporting, employee education and other retirement plan services.

Investment Management
and Administration of Assets
Mercantile's Institutional Services Group and the affiliates work together to bring sophisticated investment management and administration services to local businesses and not-for-profit organizations.

     Not-for-profit institutions such as charitable and philanthropic organizations, unions, state and local governments and military institutions, as well as other businesses, can all benefit from Mercantile's investment management and trust expertise.

     Mercantile also can help not-for-profit organizations with annual giving and capital campaigns, pooled income funds, gift annuities and charitable remainder trusts.

     Institutional Services offers the latest in technology and works to build flexibility into each relationship. This includes the introduction of Net-Trust, a Web-enabled service that allows selected clients access to their accounts via the Internet with digital certificates installed on their computer, ensuring the highest level of security available.

     By mid-2001, endowment and institutional clients will be able to use our Unitized Fund Accounting System (UFACS) to efficiently manage multiple donor or restricted funds via the Internet. UFACS is a proprietary, daily valued accounting system that maintains an unlimited number of special-purpose funds within an endowment. It tracks and allocates investments, expenses, income and realized gains, and it provides an array of detailed reports.

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                          5

MANAGEMENT'S DISCUSSION

                             [GRAPH APPEARS HERE]

TOTAL ASSETS
(Dollars in millions) December 31


           1996         1997       1998        1999       2000
         $ 6,643      $ 7,171    $ 7,610     $ 7,895    $ 8,938


                             [GRAPH APPEARS HERE]

EARNINGS GROWTH

NET INCOME
(Dollars in millions)
Five-Year Compound Growth Rate: 10.9%


           1996         1997       1998        1999        2000

         $117.4        $132.0     $147.1      $157.7      $175.2


                             [GRAPH APPEARS HERE]


DILUTED EARNINGS PER SHARE
(In dollars)
Five-Year Compound Growth Rate: 11.4%


           1996         1997       1998        1999        2000

          $1.64        $1.84      $2.04        $2.25       $2.51


Management's Discussion and
Analysis of Financial Condition and
Results of Operations


I. Performance Summary

Mercantile Bankshares Corporation (Mercshares) recorded an 11.1% increase in net income for 2000, representing the 25th consecutive year of increased net income. Net income for Mercshares was $175,230,000 for the year ended December 31, 2000, compared to $157,737,000 and $147,128,000 for the years ended December 31, 1999 and 1998, respectively. Basic net income per common share for 2000 was $2.53, compared to $2.27 reported for 1999, an increase of 11.5%. Basic net income per share reported for 1998 was $2.05. Diluted net income per common share was $2.51, an increase of 11.6% from the reported $2.25 in 1999. The diluted net income per share in 1998 was $2.04.

  Earnings results for 2000 include approximately one-half year of operations for Union National Bancorp and one month of operations for The Bank of Fruitland, which were affiliated on July 14, 2000 and December 1, 2000, respectively, and were merged into existing affiliates of Mercshares. The acquisitions were accounted for as purchases resulting in the recording of intangible assets of $44,000,000 and $24,000,000 for Union National Bancorp and The Bank of Fruitland, respectively.

  The Financial Accounting Standards Board has issued for public comment its tentative decision on accounting for goodwill. This decision is expected to be implemented in June 2001. Under the proposed Exposure Draft, goodwill related to an acquisition accounted for as a purchase should not be amortized, but reviewed for impairment. Impairment is deemed to mean that the fair value of the reporting unit's goodwill is less than its carrying value. Diluted net income per share, excluding goodwill amortization, was $2.59, compared to $2.31 reported in 1999 and $2.08 in 1998, reflecting an increase of 12.1% and 11.1% in 2000 and 1999, respectively.

  As indicated by the standard industry measures of return on average assets
(ROA) and return on average shareholders' equity (ROE), 2000 provided another year of strong performance. The 2000 ROA was 2.11%, compared to 2.07% and 2.03% for the years ended December 31, 1999 and 1998, respectively. Mercshares' 2000 ROE increased to 16.62%, compared to the 16.23% reported for 1999 and 15.21% reported for 1998. The improvement in ROE was enhanced by the share repurchase activity. The buyback plan retired 1,223,000 shares in 2000, a decrease from 2,697,000 in 1999. The acquisitions in 2000 limited access to the market, and the strong market price of the stock made share repurchase less attractive. Mercshares raised $50,000,000 in long-term debt during 1999 to fund the share repurchase activity. Average shareholders' equity to average assets remained a very strong 12.70%, while down from 12.74% reported for 1999 and 13.32% for 1998.

  Average assets increased by 8.8% to $8,299,316,000, average deposits increased by 5.1% to $6,196,854,000 and average loans increased by 14.7% to $6,169,632,000 for the year ended December 31, 2000, compared to the prior year. Total deposits at year-end 2000 were $6,796,541,000, an increase of 14.7% from 1999 levels, and total loans at year-end were $6,561,277,000, an increase of 17.1% above 1999. Overall balance sheet growth was positively impacted by the previously referenced affiliations. Union National Bancorp had assets of $297,000,000, deposits of $227,000,000 and $175,000,000 in loans at the date of affiliation. The Bank of Fruitland had $133,000,000 in assets, $117,000,000 in deposits, and $108,000,000 in loans as of the date of its affiliation.

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

          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
6         MERCANTILE

II. Analysis of Operating Results

Net Interest Income

Net interest income represents the largest source of Mercshares' revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The Analysis of Interest Rates and Interest Differentials on pages 8 and 9 and the Rate/Volume Analysis on page 10 provide further details supporting this discussion. Net interest income on a fully taxable-equivalent basis was $415,000,000 for 2000, an increase of $41,262,000 or 11.0% over the prior year's $373,738,000. Fully taxable-equivalent net interest income increased by $15,003,000 or 4.2% in 1999 over 1998. In 2000, average earning assets increased 9.1%, and the net interest margin was 5.26%, compared to 5.17% in 1999. The average yield on earning assets increased 47 basis points to 8.26%, and the average rate paid on interest-bearing liabilities increased 52 basis points to 4.16%. The major components of earning assets in 2000 were loans at 78.2% and securities at 21.4%. This reflects an increase in loans and a decline in securities, which were 74.3% and 25.5%, respectively, of average earning assets in 1999. Part of the challenge of funding asset growth was met by using maturing investment securities to fund loan growth. In 1999, the 4.9% growth in average earning assets was offset by a decline in the net interest margin, which was 5.17% in 1999, down 3 basis points from the 5.20% reported in 1998.

Interest Income

Fully taxable-equivalent interest income amounted to $652,110,000 in 2000, representing an increase of $88,290,000 or 15.7% over $563,820,000 in 1999. The increase in 1999 over 1998 was $3,058,000 or .5%. The yield on average earning assets in 2000 was 8.26%, compared to a yield of 7.79% in 1999 and 8.13% in 1998. The change in the yield on average earning assets is impacted by the change in the average prime rate. The prime rate averaged 9.24% for 2000, 8.00% for 1999 and 8.38% for 1998. The yield on average total loans was 8.96% in 2000, compared to 8.52% in 1999 and 8.97% in 1998. The increase of 44 basis points in the yield on average total loans reflects the increase in the average prime rate. There was a 7 basis point increase in the yield on investment securities from 5.70% in 1999 to 5.77% in 2000. As a result of the decline in interest rates for the two previous years, the portfolio yield declined 27 basis points to 5.70% in 1999 and 8 basis points to 5.97% in 1998. The growth in average total loans was 14.7% in 2000, almost double the growth in 1999 of 7.4%.

Interest Expense

Total interest expense in 2000 was $237,110,000, an increase of $47,028,000 from $190,082,000 in 1999. The increase in interest expense for 2000 was primarily attributable to an increase in the rate paid on interest-bearing deposits of 37 basis points to 3.83% during 2000 from 3.46% in 1999. Overall, the rate paid on total interest-bearing funds increased to 4.16% in 2000 from 3.64% in 1999. Total interest expense in 1999 was $11,945,000 less than in 1998 due primarily to a 1.4% decline in average interest-bearing deposits and a 50 basis point decline in the rate paid. During 1998, the rate paid on interest-bearing deposits and total interest-bearing funds was 3.96% and 4.05%, respectively.

  The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group as reported in data furnished by our regulators. Beginning in 1995, the benefit derived from lowering the overall cost of funding earning assets through these sources had steadily increased through the 1998 year-end. However, in 1999 there was a 10 basis point decline to 1.02% from 1.12% in 1998. In 2000, the increases resumed with a 14 basis point increase to 1.16%. This benefit is influenced by both the relative levels of interest rates and the volume of these funds. Higher interest rates through most of 2000 accounted for the increase that year. While the rate paid on interest-bearing funds increased from 3.64% to 4.16% in 2000, the increase in earning assets and growth in noninterest-bearing deposits served to minimize the impact the higher interest rate environment had on the net interest margin on earning assets. Also, because of its slight asset sensitivity, Mercshares experienced the benefit of widening spreads. See the discussion in the Asset/Liability and Liquidity Management section.



                             [GRAPH APPEARS HERE]

INTEREST YIELDS AND RATES
(Tax-equivalent basis)

                                               1996   1997   1998   1999   2000
Average yield earned on earning assets         8.24%  8.29%  8.13%  7.79%  8.26%
Average rate paid on interest-bearing funds    4.11%  4.14%  4.05%  3.64%  4.16%


         [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
         MERCANTILE                                                           7

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS


The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                                               2000
                                                           -----------------------------------------------
                                                             Average         Income*/             Yield*/
(Dollars in thousands)                                       Balance**       Expense               Rate
==========================================================================================================
Earning assets
 Loans:
  Commercial..........................................      $ 2,218,101     $   207,589             9.36%
  Mortgage and construction...........................        3,197,346         279,164             8.73
  Consumer............................................          754,185          65,795             8.72
                                                            -----------     -----------
      Total loans.....................................        6,169,632         552,548             8.96
                                                            -----------     -----------
 Federal funds sold...................................           29,434           1,857             6.31
 Securities purchased under resale agreements.........                -               -                -
 Securities:
  Taxable securities
     U.S. Treasury securities.........................        1,537,888          86,266             5.61
     U.S. Agency securities...........................           90,589           6,110             6.74
     Other stocks and bonds...........................           40,579           3,240             7.98
  Tax-exempt securities
     States and political subdivisions................           25,170           2,080             8.26
                                                            -----------     -----------
      Total securities................................        1,694,226          97,696             5.77
                                                            -----------     -----------
 Interest-bearing deposits in other banks.............              178               9             5.21
                                                            -----------     -----------
       Total earning assets...........................        7,893,470         652,110             8.26
                                                                            -----------

Cash and due from banks...............................          219,219
Bank premises and equipment, net......................           98,552
Other assets..........................................          215,261
Less: allowance for loan losses.......................         (127,186)
                                                            -----------
      Total assets....................................      $ 8,299,316
                                                            ===========
Interest-bearing liabilities
 Deposits:
   Savings deposits...................................      $ 2,345,808          48,362             2.06
   Certificates of deposit and other time
     deposits--less than $100,000.....................        1,559,973          82,561             5.29
   Certificates of deposit--$100,000 and over.........          852,495          51,525             6.04
                                                            -----------     -----------
      Total interest-bearing deposits.................        4,758,276         182,448             3.83
 Short-term borrowings................................          860,241          48,711             5.66
 Long-term debt.......................................           87,679           5,951             6.79
                                                            -----------     -----------
      Total interest-bearing funds....................        5,706,196         237,110             4.16
                                                                            -----------
Noninterest-bearing deposits..........................        1,438,578
Other liabilities and accrued expenses................          100,471
                                                            -----------
      Total liabilities...............................        7,245,245
Shareholders' equity..................................        1,054,071
                                                            -----------
      Total liabilities and shareholders' equity......    $   8,299,316
                                                            ===========
Net interest income...................................                      $   415,000
                                                                            ===========
Net interest rate spread..............................                                              4.10%
Effect of noninterest-bearing funds...................                                              1.16
                                                                                                    ----
Net interest margin on earning assets.................                                              5.26%
                                                                                                    ====
Taxable-equivalent adjustment included in:
 Loan income..........................................                      $     4,606
 Investment securities income.........................                            1,009
                                                                            -----------
      Total...........................................                      $     5,615
                                                                            ===========

* Presented on a tax-equivalent basis using the statutory federal corporate income tax rate of 35%.
**Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
8          MERCANTILE


                    1999                                                                  1998
-----------------------------------------------------------       --------------------------------------------------------
Average            Income*/             Yield*/                    Average               Income*/             Yield*/
Balance**          Expense               Rate                       Balance**            Expense                Rate
---------------------------------------------------------------------------------------------------------------------------
$  1,982,254       $ 170,037             8.58%                    $ 1,787,033            $  161,016             9.01%
   2,744,365         232,489             8.47                       2,570,447               230,089             8.95
     650,748          55,410             8.51                         647,285                57,939             8.95
------------       ---------                                      -----------            ----------
   5,377,367         457,936             8.52                       5,004,765               449,044             8.97
------------       ---------                                      -----------            ----------
      15,762             781             4.95                         177,049                 9,387             5.30
           -               -                -                           8,155                   464             5.69


   1,788,899         100,948             5.64                       1,650,707                97,642             5.92
      18,365           1,090             5.94                          17,925                 1,027             5.73
      23,337           2,100             9.00                          23,171                 2,052             8.86

      12,024             959             7.98                          14,325                 1,141             7.96
------------       ---------                                      -----------            ----------
   1,842,625         105,097             5.70                       1,706,128               101,862             5.97
------------       ---------                                      -----------            ----------
         136               6             4.41                             100                     5             5.10
------------       ---------                                      -----------            ----------
   7,235,890         563,820             7.79                       6,896,197               560,762             8.13
                   ---------                                                             ----------
     228,055                                                          214,544
      94,608                                                           86,240
     185,311                                                          174,610
    (115,204)                                                        (110,814)
------------                                                      -----------
$  7,628,660                                                      $ 7,260,777
============                                                      ===========


$  2,375,075          48,442             2.04                     $ 2,264,295                56,720             2.50

   1,472,268          71,208             4.84                       1,522,619                81,519             5.35
     714,600          38,347             5.37                         711,329                39,905             5.61
------------       ---------                                      -----------            ----------
   4,561,943         157,997             3.46                       4,498,243               178,144             3.96
     594,106          27,267             4.59                         439,936                20,800             4.73
      70,836           4,818             6.80                          45,802                 3,083             6.73
------------       ---------                                      -----------            ----------
   5,226,885         190,082             3.64                       4,983,981               202,027             4.05
                   ---------                                                             ----------
   1,334,282                                                        1,216,726
      95,656                                                           92,745
------------                                                      -----------
   6,656,823                                                        6,293,452
     971,837                                                          967,325
------------                                                      -----------
$  7,628,660                                                      $ 7,260,777
============                                                      ===========
                   $ 373,738                                                             $  358,735
                   =========                                                             ==========


                                         4.15%                                                                  4.08%
                                         1.02                                                                   1.12
                                         ----                                                                   ----
                                         5.17%                                                                  5.20%
                                         ====                                                                   ====

                   $   4,111                                                             $    4,525
                         541                                                                    845
                   ---------                                                             ----------
                   $   4,652                                                             $    5,370
                   =========                                                             ==========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
            MERCANTILE                                                         9

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable-equivalent interest income and expense for significant assets and liabilities, appears below. The calculation of rate, volume and rate/volume variances is based on a procedure established for banks by the Securities and Exchange Commission. Rate, volume and rate/volume variances presented for each component will not total to the variances presented on totals of interest income and interest expense because of shifts from year to year in the relative mix of interest-earning assets and interest-bearing liabilities.

                                                                              Year Ended December 31,
                                                             2000 vs. 1999                              1999 vs. 1998
                                                          Due to variances in                        Due to variances in
                                                 -------------------------------------      --------------------------------------
                                                                                 Rate/                                       Rate/
(Dollars in thousands)                           Total       Rates    Volumes   Volume      Total       Rates    Volumes    Volume
----------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
 Loans:
   Commercial (1)............................  $37,552     $15,479    $20,231   $1,842   $  9,021    $ (7,725)   $17,590   $  (844)
   Mortgage & construction (2)...............   46,675       7,125     38,374    1,176      2,400     (12,333)    15,568      (835)
   Consumer..................................   10,385       1,361      8,807      217     (2,529)     (2,824)       310       (15)
 Taxable securities (3)......................   (8,522)        733     (9,190)     (65)     3,417      (4,479)     8,263      (367)
 Tax-exempt securities (3)...................    1,121          35      1,048       38       (182)          2       (183)       (1)
 Federal funds sold/repos....................    1,076         213        677      186     (9,070)       (674)    (9,013)      617
 Interest-bearing deposits in other banks....        3           1          2        -          1          (1)         2         -
                                               -------     -------    -------   ------   --------    --------    -------   -------
      Total interest income..................   88,290      33,965     51,239    3,086      3,058     (23,411)    27,622    (1,153)
                                               -------     -------    -------   ------   --------    --------    -------   -------
Interest paid on:
 Savings deposits............................      (80)        523       (597)      (6)    (8,278)    (10,537)     2,775      (516)
 Certificates of deposit and other time
   deposits--less than $100,000..............   11,353       6,711      4,242      400    (10,311)     (7,876)    (2,696)      261
 Certificates of deposit--$100,000 and over..   13,178       4,844      7,400      934     (1,558)     (1,734)       184        (8)
 Short-term borrowings.......................   21,444       6,374     12,214    2,856      6,467        (609)     7,289      (213)
 Long-term debt..............................    1,133         (10)     1,146       (3)     1,735          32      1,685        18
                                               -------     -------    -------   ------   --------    --------    -------   -------
      Total interest expense.................   47,028      27,111     17,431    2,486    (11,945)    (20,778)     9,846    (1,013)
                                               -------     -------    -------   ------   --------    --------    -------   -------
Net interest earned..........................  $41,262     $ 6,854    $33,808   $  600   $ 15,003    $ (2,633)   $17,776   $  (140)
                                               =======     =======    =======   ======   ========    ========    =======   =======

(1) Tax-equivalent adjustments of $3,949,000 for 2000, $3,268,000 for 1999 and $3,818,000 for 1998 are included in the calculation of commercial loan rate variances.
(2) Tax-equivalent adjustments of $657,000 for 2000, $843,000 for 1999 and $707,000 for 1998 are included in the calculation of mortgage and construction loan rate variances.
(3) Tax-equivalent adjustments of $1,009,000 for 2000, $541,000 for 1999 and $845,000 for 1998 are included in the calculation of investment securities rate variances.


NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                Year Ended December 31,              % Change
                                            -----------------------------    ----------------------
(Dollars in thousands)                          2000     1999       1998     2000/1999   1999/1998
---------------------------------------------------------------------------------------------------
Trust Division services...................  $ 69,850  $ 65,036   $ 58,018        7.4%       12.1%
Service charges on deposit accounts.......    24,346    23,043     19,666        5.7        17.2
Other fees................................    27,767    27,900     27,107        (.5)        2.9
Investment securities gains and (losses)..        69       (73)         8          -           -
Other income..............................     3,509     6,085      3,894      (42.3)       56.3
                                            --------  --------   --------
      Total...............................  $125,541  $121,991   $108,693        2.9%       12.2%
                                            ========  ========   ========      =====        ====

                    [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
10                  MERCANTILE

Noninterest Income

Total noninterest income, including investment securities gains or losses, was $125,541,000 in 2000. This represents an increase of $3,550,000 or 2.9% above 1999. Noninterest income for 1999 was $121,991,000, an increase of $13,298,000 or 12.2% above 1998. The increase in 2000 noninterest income was due primarily to an increase in Trust Division revenue and an increase in service charges from the sale of bank services and products and was offset by a decrease in other income. Included in noninterest income for 1999 were gains of $807,000 on the sale of two bank-owned buildings and income of $2,012,000, the fair market value of stock received from the demutualization of an insurance company, in which several of Mercshares' affiliates were policyholders. These items are included in other income in 1999.

  Revenues from services provided by the Trust Division, which represent the largest source of noninterest income, amounted to $69,850,000 for 2000, an increase of 7.4% or $4,814,000 over 1999. Revenues of $65,036,000 for 1999 represented an increase of $7,018,000 or 12.1% over 1998. In the Trust Division a significant portion of fee income is sensitive to asset/market valuation. At December 31, 2000, assets under administration by the Trust Division were $39 billion, of which Mercshares had investment management responsibility for $14 billion. This compares to 1999 assets under administration of $38 billion and investment management responsibility of $14 billion. See the discussion under Segment Reporting for additional information relating to the Trust Division.

  Service charges on deposit accounts increased 5.7% or $1,303,000 to $24,346,000. Service charges of $23,043,000 in 1999 represent an increase of $3,377,000 or 17.2% over 1998. While service charges increased in 2000, the increase was mitigated by the increase in the earnings credit some deposit accounts were given. Rate fluctuations impact the earnings credit. With higher rates in 2000, the credit increased and therefore service charges were lower than they would have been in a lower rate environment. In 2001, lower rates causing increased service charges are expected.

  Other fees decreased by $133,000 or .5% to $27,767,000 for 2000. During 1999, other fees increased by $793,000 or 2.9% to $27,900,000 from $27,107,000 in
1998. In 2000, the most significant factor in the fee income decline was a reduction of $1,624,000 or 34.3% in mortgage banking related fees. A 41.2% decline in loan origination fees and a 26.8% servicing fee decline are the largest factors in reduced fee income in this category. Mortgage banking fees were $3,106,000 in 2000, a decrease from $4,730,000 in 1999 and $6,478,000 in
1998. In 1999, a 43.6% decline in mortgage banking loan origination fees was the largest factor in the reduced loan fee income. In 2000, there were also declines in other fee items totaling $771,000. These included reductions in annuity sales fees, check imprinting rebates, loan documentation fees and other loan fees. These were offset by an increase of $1,493,000 or 25.0% in merchant card fees and an increase of $710,000 or 31.2% in debit card fees. The most significant factors contributing to the change in the level of other fee income in 1999 were also debit and merchant card fees and annuity sales fees. In 1999, fee income from debit and merchant card processing and annuity sales fees accounted for an increase of $1,650,000. Debit card and annuity sales fees, included in other fees, reflected growth of 73.3% and 41.0%, respectively. These were offset by a decrease in loan fees of $1,507,000 in 1999.

Noninterest Expenses

Total noninterest expenses in 2000 were $243,505,000, representing an increase of $13,085,000 or 5.7% over the prior year level of $230,420,000. Salaries and employee benefits, furniture and fixtures, amortization of goodwill associated with acquisitions, and other expenses comprised the largest increases for both 2000 and 1999. In comparison, 1998 total noninterest expenses were $219,005,000. Total noninterest expenses for 1999 increased 5.2% over 1998 expenses. During 1998, increases in salaries and benefits were partially offset by reductions in occupancy expense of bank premises and furniture and equipment expenses.

  Management continues to focus on expense control and the efficiency of operations. A key measure that is closely monitored is the overall efficiency ratio of Mercshares, computed by dividing noninterest expenses by the sum of net interest income on a taxable equivalent basis and noninterest income. Mercshares' efficiency

    [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
    MERCANTILE                                                                11

                             [GRAPH APPEARS HERE]


SOURCES OF INCOME
(Dollars in millions)
                                        1996     1997    1998      1999     2000
                                      ----------------------------------  -------
Interest and fees on loans                68%      69%      67%      67%      71%
Other interest and dividend income        17%      16%      17%      15%      13%
Trust Division                             8%       8%       9%      10%       9%
Other income                               7%       7%       7%       8%       7%
Total                                    100%     100%     100%     100%     100%
Total of all sources of income        $587.6   $632.6   $664.1   $681.2   $772.0


                             [GRAPH APPEARS HERE]


USES OF INCOME
(Dollars in millions)

                                        1996     1997    1998      1999     2000
                                      ----------------------------------  -------
Interest expense                          32%      31%      30%      28%      31%
Provision for loan losses                  2%       2%       2%       2%       2%
Salaries and employee benefits            21%      20%      20%      20%      18%
Other expenses                            13%      14%      13%      14%      13%
Applicable income taxes                   12%      12%      13%      13%      13%
Net income                                20%      21%      22%      23%      23%
Total                                    100%     100%     100%     100%     100%
Total of all uses of income           $587.6   $632.6   $664.1   $681.2   $772.0

ratio was 44.8%, 46.6% and 46.9% for the years ended December 31, 2000, 1999 and 1998, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry. For this calculation the provision for loan losses and significant nonrecurring income and expenses, such as securities gains and losses, are excluded. Excluding amortization expense of intangibles associated with goodwill from affiliate acquisitions, the efficiency ratio was 43.9%, 45.8% and 46.1% in 2000, 1999 and 1998, respectively.

  Salaries and employee benefits totaled $140,391,000 in 2000, $5,726,000 or 4.3% over the $134,665,000 expense level for 1999. The combined salaries and employee benefit expenses for 1999 increased $3,047,000 or 2.3% over the $131,618,000 reported for 1998. Mercshares' staffing level on a full-time equivalent basis was 2,979 at December 31, 2000, an increase from 2,796 at December 31, 1999 and 2,804 reported at December 31, 1998. The acquisitions of Union National Bancorp and The Bank of Fruitland in 2000 increased staffing by 115 and 66 employees, respectively, a total of 181. As a result of the corporate effort to gain operating efficiencies, the number of full-time employees had declined from 1997 to 1999, even though acquisitions in these periods added 60 employees. Also included in salaries are Mercshares' Omnibus Stock Plan expenses, which were $1,022,000 in 2000, compared to $333,000 in 1999 and $1,048,000 for 1998. The increased level of expense in 2000 is a direct result of the new grants under the 1999 Omnibus Stock Plan. The vesting of options under the 1995 Stock Option Plan, having been substantially completed in 1998, reduced 1999 expenses. See Footnote No. 13 to the financial statements for a description of the option plans. Employee benefit expenses decreased by $374,000 or 1.5% during 2000. This decrease from the prior year is primarily attributable to reduced pension costs of $1,173,000 versus $3,036,000 in 1999. The $1,863,000 decline in expense was offset by increased payroll taxes, insurance and other benefit costs.

  Net occupancy expense increased $44,000 or .4% during 2000 to $12,019,000. Net occupancy expense was $11,975,000 in 1999 compared to $11,570,000 in 1998. Total furniture and equipment expenses were $22,588,000, an increase of $1,604,000 or 7.6% compared to 1999 expenses of $20,984,000. A significant amount of the increase is a result of software related upgrades. This was the first full year to include depreciation and other costs associated with the back office consolidation and the establishment of the centralized call center. The call center was a new service for Mercshares customers in 1999. In 1998, furniture and equipment expenses were $18,916,000.

  Amortization of excess cost over equity in affiliates increased 36% to $5,213,000, due to the acquisitions of Union National Bancorp and The Bank of Fruitland successfully completed in 2000. Other expenses for 2000 totaled $51,082,000, representing an increase of $4,780,000 or 10.3% from the $46,302,000 recorded in 1999. Included in this increase is approximately $800,000 in nonrecurring restructuring expense related to the Union National Bancorp acquisition in the third quarter of 2000, $350,000 in write-downs to reflect the decline in market value of bank-owned buildings being held for sale and an increase of $356,000 over 1999 in expenses related to the deferred compensation plan for directors, which is a function of the changes in the market value of Mercshares stock. In 1999, other expenses increased $5,008,000 or 12.1% from the 1998 level. The primary reason for the unfavorable variance in 1999 was higher professional fees and an increase in charitable contributions, the result of donating to a charitable fund a substantial portion of the stock received from the demutualization of an insurance company previously discussed. Other expenses totaled $41,294,000 for 1998.

Segment Reporting

Mercshares applied Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, as of December 31, 1998, as required by the Statement. SFAS No. 131 defines operating segments as "components of an enterprise for which separate financial information is available and evaluated regularly by the company's chief operating decision-maker in allocating resources and assessing performance." Mercshares has identified two operating components that meet the disclosure requirements of the Statement--the group of 20 Community Banks and the lead

                    [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
12                  MERCANTILE

NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                                             Year Ended December 31,                % Change
                                                         ----------------------------          --------------------
(Dollars in thousands)                                      2000      1999      1998           2000/1999  1999/1998
-------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits.........................  $140,391  $134,665  $131,618             4.3%       2.3%
Net occupancy expense of bank premises.................    12,019    11,975    11,570              .4        3.5
Furniture and equipment expenses.......................    22,588    20,984    18,916             7.6       10.9
Communications and supplies............................    12,212    12,662    12,163            (3.6)       4.1
Amortization of excess cost over equity in affiliates..     5,213     3,832     3,444            36.0       11.3
Other expenses.........................................    51,082    46,302    41,294            10.3       12.1
                                                         --------  --------  --------
      Total............................................  $243,505  $230,420  $219,005             5.7%       5.2%
                                                         ========  ========  ========             ===        ===

bank, Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Trust Division. The leasing and mortgage banking activities are not viewed as separate business lines and are accordingly included in the MSD&T Banking Division. A schedule disclosing the details of these operating segments can be found in Footnote No. 15 to the financial statements. Certain expense amounts, such as operations overhead, have been reclassified from internal financial reporting in order to provide for proper allocation of costs in the data reported herein.

  Net income for the Community Banks for 2000 was $95,875,000, compared to $87,340,000 and $80,229,000 for 1999 and 1998, respectively. Return on average assets (ROA) has increased over the past three years from 1.72% in 1998 to 1.81% in 2000. The Community Banks have experienced a similar increase in return on average equity (ROE) from 14.27% in 1998 to 14.97% in 2000. MSD&T recorded net income of $80,684,000 in 2000, compared to $73,064,000 in 1999 and $68,845,000 in 1998. ROA for MSD&T was 2.57% in 2000, compared to 2.59% in 1999 and 2.50% in 1998. During the same periods, MSD&T recorded ROE of 22.51%, 21.75% and 21.93%. MSD&T's performance is enhanced by its Trust Division. Net income for the Trust Division was $17,453,000 in 2000 versus $15,917,000 and $13,664,000 in 1999 and
1998, respectively.

  Average assets for the Community Banks, incorporating growth from the previously discussed acquisitions, increased 7.2% to $5,288,428,000 in 2000 due to an increase in the loan portfolio, offset by a slight decline in investments. Average assets for the Community Banks increased 5.6% to $4,935,303,000 in 1999, compared to the increase of 7.2% in 1998. This was a result of increases in both loans and investments for the year. Average assets for MSD&T increased 11.6% to $3,143,813,000 as a result of loan growth, slightly offset by a decline in the investment portfolio. Average assets for MSD&T increased 2.3% to $2,816,545,000 in 1999, compared to a 6.6% increase in 1998. Average deposits for the Community Banks increased 4.4% to $4,276,103,000 in 2000, while average deposits for MSD&T increased 8.0%. Average loans increased 14.9% to $3,734,414,000 for the Community Banks and 14.5% to $2,435,109,000 for MSD&T in 2000.

  At December 31, 2000, 60.8% of total loans were at the Community Banks, substantially unchanged from 60.3% in 1999. The largest portion of the Community Bank loans was in the mortgage category, which accounted for 59.7% of total loans. These loans increased 17.9% from year-end 1999. Consumer and commercial loans accounted for approximately the same portion of the Community Bank loans at 18.2% and 16.6%, respectively. Consumer loans increased 20.5%, while commercial loans increased 14.2% from 1999 levels. Construction loans were 5.5% of total loans at the Community Banks, historically a smaller contributor.

  At the end of 2000, commercial was the largest sector of MSD&T's loans at 58.0% of total MSD&T loans. MSD&T's commercial loans increased 11.6% from year-end 1999. At MSD&T, construction loans comprised 23.6% of total MSD&T loans and, with leasing, each reflected the largest increase at 26.5% from 1999. At the end of 1999, 21.5% of total MSD&T loans were

    [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
    MERCANTILE                                                                13

                             [GRAPH APPEARS HERE]

LOAN COMPOSITION AND GROWTH
Average Loans (Dollars in millions)
Five-Year Compound Growth Rate: 8.6%

                                            1996       1997       1998       1999       2000
Commercial                                   33%        35%        36%        37%        36%
Real estate--construction and mortgage       53%        52%        51%        51%        52%
Consumer                                     14%        13%        13%        12%        12%
Total                                       100%       100%       100%       100%       100%
Total average loans                       $4,411.5   $4,821.5   $5,004.8   $5,377.4   $6,169.6

for construction. As of December 31, 2000, mortgages and consumer loans at 15.9% and 2.5%, respectively, were consistent with historical trends as a percent of total MSD&T loans.

III. Analysis of Financial Condition

Investment Securities

Mercshares' investment securities portfolio is structured to serve both as a source of liquidity and a key component in overall management of interest rate risk. At December 31, 2000, the total investment securities portfolio was $1,727,308,000, reflecting a decrease of $42,226,000 or 2.4% below the prior year's $1,769,534,000. As in the past, the portfolio is almost exclusively comprised of short-term and intermediate-term U.S. Treasury securities; accordingly, more than 97% of the total investment portfolio is classified as available-for-sale. At year-end 2000, the average maturity of the bond component of the available-for-sale portfolio was 2.5 years. This increase from 1.7 in the prior year was a result of the mortgage-backed securities in Union National Bancorp's portfolio. Reflecting the rally of the bond market at year-end 2000, the market value of the bond investment portfolio as of December 31, 2000, was 100.8% of amortized cost, compared to 98.8% at December 31, 1999. At December 31, 2000, $1,032,262,000 of these investments had unrealized gains of $16,171,000 and the remaining $651,067,000 of these investment securities had unrealized losses of $2,737,000. More information on the investment portfolio is shown in the table on page 15 and in Footnote No. 2 to the financial statements.

Loans

Mercshares experienced improved growth in loans during 2000. Continuing the trend of the prior two years, average total loans increased by $792,265,000 or 14.7% to $6,169,632,000 for the year ended December 31, 2000. Average loans increased in all three categories in 2000: commercial (including industrial, financial and agricultural), real estate (residential and commercial mortgages and construction loans), and consumer. Average commercial loans grew 11.9% in 2000 to an average balance of $2,218,101,000, compared to a growth rate of 10.9% in 1999. Real estate loans grew 16.5% to an average balance of $3,197,346,000 in 2000, which represented an increase over the 6.8% growth rate reported in 1999. Commercial real estate accounted for 40.5% of the real estate portfolio in 2000; construction and residential were 22.3% and 37.2%, respectively. This mix is consistent with the prior year. Growth in both the commercial and real estate loan portfolios resulted from, among other things, a combination of increased market penetration and increased business with existing customers. It is not a result of relaxation of Mercshares' historically sound underwriting standards. Consumer loans grew 15.9% to $754,185,000 in 2000.

  While average real estate loans represented over 51.8% of the average total loan portfolio, a large portion of this portfolio consisted of loans to individuals on private residences. At December 31, 2000, 36.2% of total real estate loans were one-to-four-family residential mortgages. Commercial mortgages made up 40.5% and construction loans, at 23.3%, accounted for the balance of the real estate loan portfolio. These percentages remained relatively unchanged from the prior year. A large percentage of the commercial mortgages and construction loan balances outstanding at December 31, 2000, were for owner-occupied properties. Ever mindful of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for real estate loans, as reflected in the analysis of the allowance for loan losses on page 17, compares favorably with loss experience in other portfolio segments.

  For further comparative information on the components of the loan portfolio, see the Five-Year Selected Financial Data table on page 49.

Credit Risk Analysis

Mercshares' loans and commitments are substantially to borrowers located in our immediate region. We have limited our participation in multibank credits where we are not the managing or agent bank. Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly

          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
14        MERCANTILE

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution and average yields for the bond investment portfolio at December 31, 2000, 1999 and 1998.

                                      December 31, 2000                 December 31, 1999                 December 31, 1998
                              --------------------------------- --------------------------------- ----------------------------------
                                                            Tax                               Tax                               Tax
                                                     Equivalent                        Equivalent                        Equivalent
                               Amortized      Market   Yield To  Amortized      Market   Yield To  Amortized      Market   Yield To
(Dollars in thousands)              Cost       Value   Maturity       Cost       Value   Maturity       Cost       Value   Maturity
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
States and political
 subdivisions:
 Within 1 year.............   $    2,474  $    2,471    6.80%   $    1,293  $    1,296    7.48%   $    5,086  $    5,107    6.93%
 1-5 years.................       12,578      12,747    7.56         6,193       6,175    7.29         4,010       4,103    7.38
 5-10 years................       12,115      12,587    7.89         2,412       2,383    7.32         2,789       2,886    7.21
 After 10 years............       10,519      10,848    7.79           318         302    7.87           551         577    7.67
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $   37,686  $   38,653    7.69%   $   10,216  $   10,156    7.34%   $   12,436  $   12,673    7.17%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====
Other bonds, notes and
 debentures:
 After 10 years............   $        2  $        2    9.53%   $        4  $        4   10.23%   $        8  $        8    7.65%
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $        2  $        2    9.53%   $        4  $        4   10.23%   $        8  $        8    7.65%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====
Totals:
 Within 1 year.............   $    2,474  $    2,471    6.80%   $    1,293  $    1,296    7.48%   $    5,086  $    5,107    6.93%
 1-5 years.................       12,578      12,747    7.56         6,193       6,175    7.29         4,010       4,103    7.38
 5-10 years................       12,115      12,587    7.89         2,412       2,383    7.32         2,789       2,886    7.21
 After 10 years............       10,521      10,850    7.79           322         306    7.90           559         585    7.67
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $   37,688  $   38,655    7.69%   $   10,220  $   10,160    7.34%   $   12,444  $   12,681    7.17%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====
Securities
 available-for-sale
U.S. Treasury and other
U.S. government agencies:
 Within 1 year.............   $  545,826  $  545,811    5.75%   $  531,583  $  531,207    5.83%   $  526,261  $  529,883    5.96%
 1-5 years.................    1,044,155   1,054,864    5.72     1,216,079   1,195,961    5.52     1,308,674   1,332,099    5.62
 5-10 years................       10,099      10,354    7.29           683         673    6.56         1,200       1,213    6.84
 After 10 years............          152         148    7.55             -           -       -             -           -       -
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $1,600,232  $1,611,177    5.74%   $1,748,345  $1,727,841    5.62%   $1,836,135  $1,863,195    5.72%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====
States and political
 subdivisions:
 Within 1 year.............   $      701  $      705    8.03%   $        -  $        -       -%   $        -  $        -       -%
 1-5 years.................          100         100    6.60           801         808    7.85           802         832    7.85
 5-10 years................          549         552    8.54           549         524    8.54           350         371    9.50
 After 10 years............            -           -       -             -           -       -           199         202    6.88
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $    1,350  $    1,357    8.14%   $    1,350  $    1,332    8.14%   $    1,351  $    1,405    8.14%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====
Other bonds, notes and
 debentures:
 Within 1 year.............   $      477  $      477    8.77%   $      561  $      534    5.60%   $      354  $      356    6.04%
 1-5 years.................        2,666       2,737    7.44            33          33    7.55           987         988    5.70
 5-10 years................        2,328       2,349    7.53         1,142       1,111    6.33         2,134       2,153    5.85
 After 10 years............       38,588      40,011    7.36           292         286    7.29           477         488    7.38
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $   44,059  $   45,574    7.39%   $    2,028  $    1,964    6.28%   $    3,952  $    3,985    6.02%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====


Totals:
 Within 1 year.............   $  547,004  $  546,993    5.76%   $  532,144  $  531,741    5.83%   $  526,615  $  530,239    5.96%
 1-5 years.................    1,046,921   1,057,701    5.72     1,216,913   1,196,802    5.52     1,310,463   1,333,919    5.63
 5-10 years................       12,976      13,255    7.39         2,374       2,308    6.91         3,684       3,737    6.52
 After 10 years............       38,740      40,159    7.36           292         286    7.29           676         690    7.23
                              ----------  ----------            ----------  ----------            ----------  ----------
  Total....................   $1,645,641  $1,658,108    5.79%   $1,751,723  $1,731,137    5.62%   $1,841,438  $1,868,585    5.72%
                              ==========  ==========   =====    ==========  ==========   =====    ==========  ==========   =====


          [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            15

                             [GRAPH APPEARS HERE]

ALLOWANCE AS A PERCENT OF
PERIOD-END LOANS;
NONPERFORMING LOANS AS A PERCENT
OF PERIOD-END LOANS

                                            1996       1997       1998       1999       2000
Loan loss allowance as a percent of
 period-end loans                           2.14%      2.14%      2.16%      2.07%      2.07%
Nonperforming loans as a percent of
 period-end loans                            .45%       .57%       .41%       .33%       .45%

fixed on key management personnel in each of our affiliates and ultimately upon the board of directors of each affiliate. These responsibilities are supported at the holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, each affiliate bank has set an internal limit, that is well below the regulatory limit, on the maximum amount of credit that may be extended to a single borrower.

Allowance for Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and estimation of inherent losses in the current portfolio, which includes evaluation of impaired loans as required by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure. An allowance for loan losses is maintained sufficient to absorb losses in the existing loan portfolio. The allowance is a function of specific loan allowances, general loan allowances based on historic loan loss experience and current trends and, lastly, allowances based on general economic conditions that affect the collectibility of the loan portfolio. These can include, but are not limited to, exposure to an industry experiencing problems, changes in the nature or volume of the portfolio and delinquency and nonaccrual trends. The portfolio review and the calculation of the allowance is performed by management at each affiliate bank based on their knowledge of their loans and risk factors operating in their market. Other risk factors are reviewed by holding company management to determine their impact on the allowance for loan losses.

  Each affiliate's reserve is dedicated to that affiliate only and is not available to absorb losses from another affiliate. All loan reserves are subject to annual regulatory examinations and determination as to their methodology and adequacy. The specific allowance is based on regular analysis of the loan portfolio by each affiliate bank and is determined by analysis of collateral value, cash flow and guarantor capacity, as applicable. The specific allowance was $6,181,000 and $2,739,000 at December 31, 2000 and 1999, respectively.

  The general allowance is calculated using internal loan grading results and appropriate allowance factors. This process is again conducted on a regular basis, and the factors may be revised whenever necessary to address current credit quality trends or risks associated with particular loan types. Historic charge-off trend analysis is used to obtain the factors to be applied. The general allowance was $82,419,000 and $69,861,000 at December 31, 2000 and 1999, respectively.

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

  The allowance for loan losses as a percent of loans was 2.07% at December 31, 2000, compared to 2.07% at December 31, 1999 and 2.16% at December 31, 1998. Management believes that the allowance for loan losses is at an adequate level to absorb inherent losses in the portfolio. During 2000, the provision for loan loss expense was $17,231,000, compared to a 1999 expense of $12,056,000. The increased expense in 2000 reflected growth in nonperforming loans. The 1998 provision for loan losses was $11,489,000.

  Net charge-offs declined to $2,484,000 during 2000, compared to $6,482,000 in 1999. Net charge-offs totaled $6,597,000 in 1998. Net charge-offs as a percent of average loans were .04%, .12% and .13% for the years ended December 31, 2000, 1999 and 1998, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percent of loans charged off were 60% in 2000, 31% in 1999 and 34% in 1998. In 2000, this was a combination of continued collection focus, while recoveries increased 31% over 1999 and charge-offs declined 33%. Recoveries in a given year may not relate to loans charged

16        [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ALLOWANCE FOR LOAN LOSSES

                                                                                   Year Ended December 31,
                                                            --------------------------------------------------------------
(Dollars in thousands)                                            2000         1999         1998         1997         1996
--------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning..............................  $  117,997   $  112,423   $  106,097   $   97,718   $   91,398
Allowance of acquired banks...............................       5,868            -        1,434        1,373            -
Charge-offs:
  Commercial..............................................      (2,640)      (4,372)      (5,710)      (2,738)      (7,282)
  Real estate--construction...............................         (11)        (305)         (80)        (260)        (325)
  Real estate--mortgage...................................        (557)      (2,037)      (1,262)      (2,306)        (494)
  Consumer................................................      (2,998)      (2,614)      (2,956)      (4,047)      (4,109)
                                                            ----------   ----------   ----------   ----------   ----------
     Total................................................      (6,206)      (9,328)     (10,008)      (9,351)     (12,210)
                                                            ----------   ----------   ----------   ----------   ----------
Recoveries:
  Commercial..............................................       1,762        1,219        1,234          617        1,666
  Real estate--construction...............................         177           24          177           29            4
  Real estate--mortgage...................................         345          398          634          441          944
  Consumer................................................       1,438        1,205        1,366        1,567        1,250
                                                            ----------   ----------   ----------   ----------   ----------
     Total................................................       3,722        2,846        3,411        2,654        3,864
                                                            ----------   ----------   ----------   ----------   ----------
Net charge-offs...........................................      (2,484)      (6,482)      (6,597)      (6,697)      (8,346)
Provision for loan losses.................................      17,231       12,056       11,489       13,703       14,666
                                                            ----------   ----------   ----------   ----------   ----------
Allowance balance--ending.................................  $  138,612   $  117,997   $  112,423   $  106,097   $   97,718
                                                            ==========   ==========   ==========   ==========   ==========
Average loans.............................................  $6,169,632   $5,377,367   $5,004,765   $4,821,499   $4,411,543
                                                            ==========   ==========   ==========   ==========   ==========
Percent of net charge-offs to average loans...............         .04%         .12%         .13%         .14%         .19%
                                                                  ====         ====         ====         ====         ====
Period-end loans..........................................  $6,693,294   $5,712,130   $5,195,467   $4,964,839   $4,569,671
                                                            ==========   ==========   ==========   ==========   ==========
Percent of allowance for loan losses to period-end loans..        2.07%        2.07%        2.16%        2.14%        2.14%
                                                                  ====         ====         ====         ====         ====

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans, as required by the Securities and Exchange Commission. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see page 16, Allowance for Loan Losses.

                                                                   Allowance amount allocated as of December 31,
                                                       -------------------------------------------------------------------
(Dollars in thousands)                                     2000           1999           1998           1997          1996
--------------------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial....................................      $ 55,400       $ 45,300       $ 33,100       $ 30,700       $27,200
   Real estate--construction.....................        18,000         12,600         12,000         12,700        11,700
   Real estate--mortgage.........................         9,700          9,900          6,100          5,300         5,100
   Consumer......................................         5,500          4,800          6,000          5,400         5,200
Allowance amount not allocated...................        50,012         45,397         55,223         51,997        48,518
                                                       --------       --------       --------       --------       -------
     Total.......................................      $138,612       $117,997       $112,423       $106,097       $97,718
                                                       ========       ========       ========       ========       =======

COMPOSITION OF LOAN PORTFOLIO

                                                                                     December 31,
                                                       -------------------------------------------------------------------
                                                           2000           1999           1998           1997          1996
--------------------------------------------------------------------------------------------------------------------------
Commercial........................................         32.8%          34.2%          34.2%          32.9%         33.0%
Real estate--construction.........................         12.5           11.7           10.5           10.2           8.3
Real estate--mortgage.............................         42.6           42.1           43.0           43.9          45.3
Consumer..........................................         12.1           12.0           12.3           13.0          13.4
                                                          -----          -----          -----          -----         -----
     Total........................................        100.0%         100.0%         100.0%         100.0%        100.0%
                                                          =====          =====          =====          =====         =====

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                        17

NONPERFORMING ASSETS

A five-year comparison of nonperforming assets is presented below:

                                                                                         December 31,
                                                            --------------------------------------------------------------------
(Dollars in thousands)                                         2000           1999           1998           1997           1996
--------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans (1)....................................    $30,365        $19,129        $21,303        $28,456        $20,457

Renegotiated loans (1)..................................          -              -              -              -              -

Loans contractually past due 90 days or more
   and still accruing interest..........................          -              -              -              -              -
                                                            -------        -------        -------        -------        -------
   Total nonperforming loans............................     30,365         19,129         21,303         28,456         20,457
Other real estate owned.................................      1,005          1,663          1,281          2,627          3,316
                                                            -------        -------        -------        -------        -------
   Total nonperforming assets...........................    $31,370        $20,792        $22,584        $31,083        $23,773
                                                            =======        =======        =======        =======        =======
Nonperforming loans as a percent of
   period-end loans.....................................        .45%           .33%           .41%           .57%           .45%
Nonperforming assets as a percent of
   period-end loans and other real estate
   owned................................................        .47%           .36%           .43%           .63%           .52%

(1) Total interest on these loans is not considered to be material in any of the years reported herein. Aggregate gross interest income of $3,276,000 and $1,853,000 in 2000 and 1999, respectively, on nonaccrual and renegotiated loans would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the nonaccrual and renegotiated loans that was recorded totaled $1,126,000 and $564,000 in 2000 and 1999, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $3,778,000 at December 31, 2000 and $2,762,000 at December 31, 1999 that were not classified as nonaccrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.


off in that year. Further details related to the allowance for loan losses are shown in the tables on page 17 and in Footnote No. 3 to the financial statements.

Nonperforming Assets
Nonperforming assets consist of non-accrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to nonaccrual loans, our policy is that, regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on nonaccrual status sooner than this standard if, in management's judgment, such action is warranted.

   Nonperforming assets (nonaccrual loans and other real estate owned), as a percent of period-end loans and other real estate owned, was .47% at December 31, 2000, compared to .36% and .43% in the two preceding years. At year-end 2000, nonperforming assets were $31,370,000, compared with $20,792,000 and $22,584,000 in 1999 and 1998, respectively. Nonperforming loans totaled $30,365,000 at December 31, 2000, compared to $19,129,000 at December 31, 1999 and $21,303,000 in 1998. The increase in nonperforming loans is a result of increased delinquency within the full portfolio, not concentrated with any single credit. Mercshares did not have any renegotiated loans during or at the close of these years.

   Other real estate owned decreased by $658,000 to $1,005,000 at December 31, 2000, compared to $1,663,000 at December 31, 1999 and $1,281,000 in 1998. These
properties are generally sold within the next operating cycle. Therefore, regardless of the amount, the properties will generally have changed from year to year. All other real estate owned is carried at the lower of cost or fair market value. Refer to the data in the Nonperforming Assets chart above, which shows the changes in the amounts of various categories of nonperforming assets over the last five years and sets forth the relationship between nonperforming loans and total loans.

Sources of Funds
Mercshares' primary source of funding comes from deposits gathered by the 194 branches of its banking affiliates. Raising


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
18          MERCANTILE

COMPOSITION OF EARNING ASSETS

                                                                            Average Balances
                                 -------------------------------------------------------------------------------------------------
(Dollars in thousands)                    2000                1999                1998                1997                1996
----------------------------------------------------------------------------------------------------------------------------------
Loans..........................  $6,169,632   78.2%  $5,377,367   74.3%  $5,004,765   72.6%  $4,821,499   74.3%  $4,411,543   72.4%
Investment securities*.........   1,694,404   21.4    1,842,761   25.5    1,706,228   24.7    1,587,178   24.4    1,597,081   26.2
Federal funds sold.............      29,434     .4       15,762     .2      177,049    2.6       78,786    1.2       80,246    1.3
Securities purchased under
 resale agreements.............           -      -            -      -        8,155     .1        5,346     .1        5,269     .1
                                 ----------  -----   ----------  -----   ----------  -----   ----------  -----   ----------  -----
    Total......................  $7,893,470  100.0%  $7,235,890  100.0%  $6,896,197  100.0%  $6,492,809  100.0%  $6,094,139  100.0%
                                 ==========  =====   ==========  =====   ==========  =====   ==========  =====   ==========  =====

*Includes interest-bearing deposits in other banks.


DEPOSIT MIX

                                 ------------------------------------------------------------------------------------------------
(Dollars in thousands)                       2000                1999                1998                1997                1996
---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits..  $1,438,578   23.2%  $1,334,282   22.6%  $1,216,726   21.3%  $1,069,032   19.6%  $  982,175   18.8%
Interest-bearing deposits:
 Savings, checking plus
  interest....................   1,572,704   25.4    1,584,486   26.9    1,514,577   26.6    1,460,290   26.8    1,450,993   27.8
 Money market.................     773,104   12.5      790,589   13.4      749,718   13.1      738,536   13.6      763,664   14.6
 CDs and other time deposits
  -less than $100,000.........   1,559,973   25.2    1,472,268   25.0    1,522,619   26.6    1,467,814   26.9    1,403,241   26.9
 CDs-$100,000
  and over....................     852,495   13.7      714,600   12.1      711,329   12.4      713,384   13.1      618,186   11.9
                                ----------  -----   ----------  -----   ----------  -----   ----------  -----   ----------  -----
    Total.....................  $6,196,854  100.0%  $5,896,225  100.0%  $5,714,969  100.0%  $5,449,056  100.0%  $5,218,259  100.0%
                                ==========  =====   ==========  =====   ==========  =====   ==========  =====   ==========  =====

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial and real estate--construction loans as of December 31, 2000.

                                                 Maturing
                             --------------------------------------------
                                             Over 1
                                 1 year     through    Over 5
(Dollars in thousands)          or less     5 years     years       Total
-------------------------------------------------------------------------
Commercial.................  $  854,607  $  689,600  $652,312  $2,196,519
Real estate--construction..     342,897     349,312   148,046     840,255
                             ----------  ----------  --------  ----------
    Total..................  $1,197,504  $1,038,912  $800,358  $3,036,774
                             ==========  ==========  ========  ==========

Of the $1,839,270,000 loans maturing after one year, $929,687,000 or 50.5% have fixed interest rates and $909,583,000 or 49.5% have variable interest rates.


           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            19
core deposits through the branch system is a high priority and a challenge for Mercshares and the banking industry. Average total deposits were $6,196,854,000, representing an increase of $300,629,000 or 5.1% over the prior year average of $5,896,225,000. The acquisitions of Union National Bancorp and The Bank of Fruitland contributed to the growth in deposits; however, since The Bank of Fruitland merger was consummated in December, its impact on average deposits was minimal. Average total deposits for 1998 amounted to $5,714,969,000. For the year ended December 31, 2000, 78.5% of the funding for average earning assets was derived from deposits. This ratio was 81.5% for 1999 and 82.9% for 1998. During 1999, two branches were acquired, adding $66,600,000 to the deposit base.

  Significant growth for 2000 was recorded in the noninterest-bearing deposit category. Averaging $1,438,578,000 for the year and representing 23.2% of average total deposits, this key source of funds grew by 7.8% over the prior year's average of $1,334,282,000. The average for 1999 was up 9.7% over the 1998 average and represented 22.6% of total average deposits for 1999. Mercshares continues to promote its cash management services to its commercial customers in order to maintain and expand this key source of funding.

  Total average interest-bearing deposits for 2000 grew by a more modest 4.3% or $196,333,000. Average interest-bearing deposits amounted to $4,758,276,000, up from the 1999 average of $4,561,943,000. The average for 1999 represented an increase of 1.4% over 1998's average of $4,498,243,000. In 2000, the combination of savings, checking plus interest and money market accounts decreased from 40% to 38% of average deposits. Growth in certificates of deposit and other time deposits offset the decline in savings, checking plus interest and money market accounts.

  Certificates of deposit and other time deposits have increased as a result of higher interest rates, from 37% of average total deposits in 1999 to 39% in 2000. Averaging $2,412,468,000 for the year ended December 31, 2000, certificates of deposit increased by 10.3% from the average of $2,186,868,000 for 1999. A promotion to attract customers to longer term certificates of deposit generated this positive result, evidenced by consumer certificate of deposit growth of 9.5% in 2000. The 1999 average decreased 2.1% from the 1998 average of $2,233,948,000. Certificates of deposit--$100,000 and over, averaged $852,495,000, $714,600,000 and $711,329,000 for the years ended December 31,
2000, 1999 and 1998, respectively. Growth of 19.3% in 2000 surpassed the minimal growth in 1999.

  Because Mercshares' overall average earning assets grew 9.1% while average deposits experienced a 5.1% increase during 2000, it was necessary to increase average short-term borrowings in order to help fund this growth. Short-term borrowings, which consist of securities sold under repurchase agreements, federal funds purchased and commercial paper, averaged $860,241,000 during 2000, $266,135,000 or 44.8% greater than the average balance of $594,106,000 in 1999. The 1999 average balance represented an increase of $154,170,000 or 35.1% more than the average for 1998.

  Another key source of funding is shareholders' equity. Mercshares has consistently maintained a capital to asset ratio that is greater than its peers as reported in data furnished by our regulators. Shareholders' equity averaged $1,054,071,000 during 2000, which represented an increase of $82,234,000 or 8.5% greater than the prior year's average. The average was $971,837,000 in 1999, an increase of .5% over 1998's average of $967,325,000. Mercshares was able to maintain its ratio of average total shareholders' equity to average total assets at 12.70% for 2000. This ratio was 12.74% for 1999 and 13.32% for 1998. For a more in-depth discussion of shareholders' equity and capital adequacy, see page 22 of Management's Discussion and Footnote No. 9 to the financial statements.

Asset/Liability and Liquidity Management
Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest-sensitive assets and liabilities. It also involves providing adequate liquidity while sustaining stable growth in net interest income. Regular review and analysis of deposit and loan trends, cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.

      [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
20    MERCANTILE

INTEREST RATE SENSITIVITY ANALYSIS

                                                          At December 31, 2000
                                  --------------------------------------------------------------------------------------
                                                   Over        Over         Over
                                               3 months    6 months       1 year                       Non-
                                      Within       thru        thru         thru         After    sensitive
(Dollars in thousands)              3 months   6 months      1 year      5 years       5 years        funds        Total
------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)..................  $  142,130   $167,857    $248,498   $1,059,499   $    72,394   $   43,979   $1,734,357
Federal funds sold..............      29,378          -           -            -             -            -       29,378
Loans...........................   2,929,462    328,876     583,041    2,329,860       522,055            -    6,693,294
Other assets....................           -          -           -            -             -      481,001      481,001
                                  ----------   --------    --------   ----------   -----------   ----------   ----------
    Total.......................   3,100,970    496,733     831,539    3,389,359       594,449      524,980    8,938,030
                                  ----------   --------    --------   ----------   -----------   ----------   ----------
LIABILITIES & EQUITY
Money market deposit accounts...     750,863          -           -            -             -            -      750,863
Time deposits...................     608,457    402,087     852,409      908,269         9,405            -    2,780,627
Other deposits (2)..............     411,550          -           -            -     2,853,501            -    3,265,051
Short-term borrowings...........     781,468          -           -            -             -            -      781,468
Long-term debt..................           -      8,300          47       24,200        60,000            -       92,547
Other liabilities...............           -          -           -            -             -       94,173       94,173
Shareholders' equity............           -          -           -            -             -    1,173,301    1,173,301
                                  ----------   --------    --------   ----------   -----------   ----------   ----------
    Total.......................   2,552,338    410,387     852,456      932,469     2,922,906    1,267,474   $8,938,030
                                  ----------   --------    --------   ----------   -----------   ----------   ----------
Excess..........................  $  548,632   $ 86,346    $(20,917)  $2,456,890   $(2,328,457)  $ (742,494)
                                  ==========   ========    ========   ==========   ===========   ==========
Cumulative excess...............  $  548,632   $634,978    $614,061   $3,070,951   $   742,494
                                  ==========   ========    ========   ==========   ===========
Cumulative excess as a percent
 of total.......................        6.14%      7.10%       6.87%       34.36%         8.31%

(1) Includes interest-bearing deposits in other banks and loans held-for-sale.
(2) Reflects behavior experience, which often differs from legal withdrawal provisions.

  Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest-sensitive assets and liabilities. Managing to mitigate interest rate risk is, however, not an exact science. Not only does the interval between repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change, but for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years, but depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits, by contract, may be withdrawn in their entirety upon demand, and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multiyear duration. As seen in the Interest Rate Sensitivity Analysis above, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 2000, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table suggest that net interest income should tend to increase in a rising interest rate environment and decrease in a declining rate environment.

  Another analysis to monitor Mercshares' risk associated with interest rate fluctuations is the earnings simulation model. This model projects the effects on net income based on factors such as changes in interest rates, the shape of the yield curve and interest rate relationships. As seen in the Earnings Simulation Model Projections table on page 22, within a one-year horizon, the model forecasts that, compared to the net income projection under stable rates, net income would increase by 1.1% and 2.1% if

                 [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
                 MERCANTILE                                                   21

EARNINGS SIMULATION MODEL PROJECTIONS

The following table summarizes the effect 100 and 200 basis point changes in interest rates would have on Mercshares' net income over the next twelve months.

(Dollars in thousands)            As of December 31, 2000
------------------------------------------------------------
Change in interest rates           Change in net income
                                 ---------------------------
      (basis points)              Amount         Percent
------------------------         ---------     -------------
         +200                    $  9,216          2.1%
         +100                       4,676          1.1
         -100                      (5,422)        (1.2)
         -200                     (11,166)        (2.6)


interest rates increased by 100 and 200 basis points, respectively, and that net income would decrease by 1.2% and 2.6% if interest rates decreased by 100 and 200 basis points, respectively. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

  At times, our efforts to mitigate our exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with our commercial customers' preferences. As a result, during 1995, our lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), entered into a master agreement with another bank for the purpose of making interest rate swaps and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers. This arrangement enables our customers to eliminate potential volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate "protection arrangements" under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose Mercshares to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 2000, one customer had entered into such an arrangement effective in January 1999. This swap agreement should not have a material impact on the financial performance of Mercshares. Beyond establishing this swap agreement, Mercshares has not found it necessary to use interest rate swaps or other derivative instruments to manage interest sensitivity. The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. By limiting the maturity and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to national markets for certificates of deposit and commercial paper. Should it need to further supplement its liquidity, Mercshares has $491,000,000 in lines with the Federal Home Loan Bank and back-up commercial paper lines of $40,000,000 with commercial banks.

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

  Shareholders' equity increased 20.5% to $1,173,301,000 at year-end 2000 from $974,040,000 at year-end 1999. The increase in 2000 is a result of earnings growth and the issuance of 3,361,162 shares of Mercshares for the Union National Bancorp and The Bank of Fruitland acquisitions concluded in 2000. Shareholders' equity at the end of 1999 reflected a 2.5% decrease from $999,359,000 at year-end

      [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
22    MERCANTILE

1998. The decrease in 1999 was attributed to the share repurchase plan previously mentioned and discussed in more depth in the next paragraph. Book value per share was $16.50, $14.19 and $14.07 at December 31, 2000, 1999 and 1998, respectively. The ratio of average equity to average assets was 12.70% in 2000, compared to 12.74% in 1999 and 13.32% in 1998, ranking Mercshares among the very strongest banks in the industry each year. Average tangible equity to average assets, excluding goodwill, was 12.02% in 2000, 12.18% for 1999 and 12.77% for 1998.

  While maintaining exceptional capital strength and financing growth of the Corporation, Mercshares has also been pursuing a share repurchase program. Through December 2000, the Board of Directors authorized the repurchase of up to 14,000,000 shares. Through December 31, 2000, 11,539,000 shares of common stock were purchased under these programs. At December 31, 2000, remaining authorization to purchase common stock was 2,461,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends and repurchasing shares during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets. See Footnote No. 9 and the Statement of Changes in Consolidated Shareholders' Equity on page 30 for details related to the stock repurchase program.

  Various bank regulatory agencies have implemented stringent capital guidelines, which are directly related to a bank's risk-based capital ratios. By regulatory definition, a "well capitalized" institution, such as Mercshares, faces fewer regulatory hindrances in its operations than institutions classified at the other end of the spectrum as "critically undercapitalized." For instance, only "well capitalized" banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The Risk-Based Capital Ratios graph on this page shows that Mercshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements which apply to Mercshares, see Footnote No. 9 which begins on page 37.

  Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercshares, and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No. 8 on page 37 for information regarding Mercshares' commitments.

Dividends

For the 24th consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the June 2000 dividend, the quarterly cash dividend was increased to $.26 from $.24 per share. This represented an 8.3% increase, or a compound growth rate of 12.3% over the last five years. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular.

  The annual dividends paid per common share were $1.02 in 2000, $.94 in 1999 and $.86 in 1998. Total cash dividends paid were $70,641,000 in 2000, $65,113,000 in 1999 and $61,538,000 in 1998. The chart on page 24 presents quarterly dividends paid over the last two years.

Commitments

Commitments for 2001 include budgeted requests for approximately $18,600,000 of capital expenditures spread relatively evenly between improvements to existing banking offices, and replacement of furniture, equipment and computer hardware and software. While these items have been included in the budget for 2001, they are subject to a review and approval process prior to funding. For further information on commitments, see Footnotes No. 4 and 8 on pages 35 and 37, respectively.

Recent FASB Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Investments and Hedging


                             [GRAPH APPEARS HERE]


RISK-BASED CAPITAL RATIOS*
Regulatory Tier One Minimum: 4%

            1996   1997   1998   1999   2000
Tier two     1.3%   1.3%   1.4%   1.3%   1.3%
Tier one    17.9%  18.1%  17.9%  16.5%  15.8%

*Tier one and tier two equity as percentages of risk-adjusted total assets at December 31.


                             [GRAPH APPEARS HERE]


DIVIDENDS PER SHARE
Five-Year Compound Growth Rate: 12.3%

            1996   1997   1998   1999    2000
             $.65  $.77   $.86   $.94   $1.02

          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

DIVIDENDS

                                 2000                 1999
--------------------------------------------------------------------
Quarter                     4th  3rd   2nd  1st  4th  3rd   2nd  1st
--------------------------------------------------------------------
Common dividends..........  .26  .26   .26  .24  .24   .24  .24  .22

Mercshares has paid quarterly cash dividends on its common stock since September 1970 when such stock was first issued. Mercshares intends to consider quarterly payment of dividends on its common stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercshares and its affiliates.


RECENT COMMON STOCK PRICES
MARKET PRICES*

                                       2000                          1999
----------------------------------------------------------------------------------------------
Quarter                     4th       3rd     2nd      1st      4th    3rd     2nd     1st
----------------------------------------------------------------------------------------------
High......................  45 1/8   38      35 5/16  32 1/16  37 1/8 35 3/4  39 3/8  39 15/16
Low.......................  31 9/16  29 7/8  26 7/8   23 3/4   30     30 1/4  34 5/8  34 1/4

*The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.
As of February 28, 2001, there were 9,084 shareholders of record.



Activities, was issued in June 1998. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. This Statement was effective for fiscal years beginning after June 15, 1999 with initial application in the first quarter of the fiscal year. However, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133, issued in June 2000, changed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, amends and supersedes portions of SFAS No. 133 and has the same effective date. Adoption of SFAS No. 133 did not have a material effect on Mercshares' financial statements. MSD&T has a mortgage banking subsidiary that enters into commitments to sell loans. These commitments are fulfilled through loan originations. There are no commitments outstanding that would be subject to market risk if the outstanding commitments could not be satisfied through loan production. Mercshares has not found it necessary to use derivative instruments, except for the single immaterial instance cited on page 22.
  There were no other Statements issued and effective during 2000 that were applicable to the Corporation.

Cautionary Statement
This annual report contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this report and the underlying management assumptions. Forward-looking statements appear in the Letter to Shareholders, the Review of Services and in this Management's Discussion concerning matters such as identification of trends, potential effects of recent legislation, loan growth, business strategies and services, credit quality, adequacy of loan loss allowances, effects of asset sensitivity and interest rates, dividend payments and impact of FASB pronouncements. These statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this report.

          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
24        MERCANTILE

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Mercantile Bankshares Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP

Baltimore, Maryland
January 18, 2001





       [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
       MERCANTILE                                                             25

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

(Dollars in thousands, except per share data)                                                                 2000         1999
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks...................................................................              $  244,913   $  219,420
Interest-bearing deposits in other banks..................................................                     454          152
Federal funds sold........................................................................                  29,378        7,784
                                                                                                        ----------   ----------
    Cash and cash equivalents.............................................................                 274,745      227,356
                                                                                                        ----------   ----------

Investment securities held-to-maturity (1),(2)............................................                  50,754       25,592
Investment securities available-for-sale (1),(2)..........................................               1,676,554    1,743,942

Loans held-for-sale.......................................................................                   6,595        6,812

Loans (3).................................................................................               6,693,294    5,712,130
Less: allowance for loan losses (1),(3)...................................................                (138,612)    (117,997)
                                                                                                        ----------   ----------
    Loans, net............................................................................               6,554,682    5,594,133
                                                                                                        ----------   ----------

Bank premises and equipment, net (1),(4)..................................................                 102,169       94,917
Other real estate owned, net (1)..........................................................                   1,005        1,663
Excess cost over equity in affiliated banks, net (1)......................................                 105,027       46,482
Other assets..............................................................................                 166,499      154,127
                                                                                                        ----------   ----------
Total.....................................................................................              $8,938,030   $7,895,024
                                                                                                        ==========   ==========

LIABILITIES
Deposits:
  Noninterest-bearing deposits............................................................              $1,593,503   $1,400,172
  Interest-bearing deposits...............................................................               5,203,038    4,524,911
                                                                                                        ----------   ----------
    Total deposits........................................................................               6,796,541    5,925,083
Short-term borrowings (6).................................................................                 781,468      839,497
Accrued expenses and other liabilities....................................................                  94,173       73,721
Long-term debt (7)........................................................................                  92,547       82,683
                                                                                                        ----------   ----------
    Total liabilities.....................................................................               7,764,729    6,920,984
                                                                                                        ----------   ----------
COMMITMENTS AND CONTINGENCIES (4),(8)

SHAREHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 130,000,000 shares; issued 71,098,750 shares in
 2000 and 68,645,759 shares in 1999.......................................................                 142,198      137,292
Capital surplus...........................................................................                 214,454       47,798
Retained earnings.........................................................................                 800,781      796,192
Accumulated other comprehensive income (loss).............................................                  15,868       (7,242)
                                                                                                        ----------   ----------
    Total shareholders' equity............................................................               1,173,301      974,040
                                                                                                        ----------   ----------
Total.....................................................................................              $8,938,030   $7,895,024
                                                                                                        ==========   ==========

See notes to consolidated financial statements


26        [LOGO]   MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

STATEMENT OF CONSOLIDATED INCOME

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)                                                    2000         1999         1998
===============================================================================================================================
INTEREST INCOME
Interest and fees on loans (1)............................................................  $ 547,942   $  453,825   $  444,519
                                                                                            ---------   ----------   ----------

Interest and dividends on investment securities:
 Taxable interest income..................................................................     92,376      102,038       98,669
 Tax-exempt interest income...............................................................      1,257          580          689
 Dividends................................................................................      1,359        1,731        1,311
 Other investment income..................................................................      1,695          207          348
                                                                                            ---------   ----------   ----------
                                                                                               96,687      104,556      101,017
                                                                                            ---------   ----------   ----------
Other interest income.....................................................................      1,866          787        9,856
                                                                                            ---------   ----------   ----------
   Total interest income..................................................................    646,495      559,168      555,392
                                                                                            ---------   ----------   ----------

INTEREST EXPENSE
Interest on deposits (5)..................................................................    182,448      157,997      178,144
Interest on short-term borrowings.........................................................     48,711       27,267       20,800
Interest on long-term debt................................................................      5,951        4,818        3,083
                                                                                            ---------   ----------   ----------
   Total interest expense.................................................................    237,110      190,082      202,027
                                                                                            ---------   ----------   ----------

NET INTEREST INCOME.......................................................................    409,385      369,086      353,365
Provision for loan losses (1),(3).........................................................     17,231       12,056       11,489
                                                                                            ---------   ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......................................    392,154      357,030      341,876
                                                                                            ---------   ----------   ----------

NONINTEREST INCOME
Trust Division services (1)...............................................................     69,850       65,036       58,018
Service charges on deposit accounts.......................................................     24,346       23,043       19,666
Other fees................................................................................     27,767       27,900       27,107
Investment securities gains and (losses) (2)..............................................         69          (73)           8
Other income..............................................................................      3,509        6,085        3,894
                                                                                            ---------   ----------   ----------
   Total noninterest income...............................................................    125,541      121,991      108,693
                                                                                            ---------   ----------   ----------

NONINTEREST EXPENSES
Salaries..................................................................................    115,099      108,999      106,744
Employee benefits (12)....................................................................     25,292       25,666       24,874
Net occupancy expense of bank premises (1),(4)............................................     12,019       11,975       11,570
Furniture and equipment expenses (1),(4)..................................................     22,588       20,984       18,916
Communications and supplies...............................................................     12,212       12,662       12,163
Amortization of excess cost over equity in affiliates.....................................      5,213        3,832        3,444
Other expenses............................................................................     51,082       46,302       41,294
                                                                                            ---------   ----------   ----------
   Total noninterest expenses.............................................................    243,505      230,420      219,005
                                                                                            ---------   ----------   ----------
     Income before income taxes...........................................................    274,190      248,601      231,564
     Applicable income taxes (1),(10).....................................................     98,960       90,864       84,436
                                                                                            ---------   ----------   ----------
      NET INCOME..........................................................................  $ 175,230   $  157,737   $  147,128
                                                                                            =========   ==========   ==========

NET INCOME PER SHARE OF COMMON STOCK (9):
 BASIC....................................................................................      $2.53        $2.27        $2.05
 DILUTED..................................................................................      $2.51        $2.25        $2.04

See notes to consolidated financial statements

            [LOGO]MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            27

STATEMENT OF CONSOLIDATED CASH FLOWS
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                                           2000         1999         1998
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans................................................................  $ 540,210   $  450,466   $  447,023
Interest and dividends on investment securities...........................................     99,301      104,419       98,338
Other interest income.....................................................................      1,884          809       10,026
Noninterest income........................................................................    126,296      119,407      107,217
Interest paid.............................................................................   (228,374)    (190,139)    (205,003)
Noninterest expenses paid.................................................................   (231,035)    (247,749)    (201,421)
Income taxes paid.........................................................................    (94,989)     (78,706)     (86,637)
                                                                                            ---------   ----------   ----------
   Net cash provided by operating activities..............................................    213,293      158,507      169,543
                                                                                            ---------   ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity........................      8,074        5,230        3,766
Proceeds from maturities of investment securities available-for-sale......................    553,602      537,627      492,634
Proceeds from sales of investment securities available-for-sale...........................        700        3,074          804
Purchases of investment securities held-to-maturity.......................................    (13,386)      (3,745)      (1,092)
Purchases of investment securities available-for-sale.....................................   (352,886)    (451,225)    (739,275)
Net increase in customer loans............................................................   (701,593)    (506,612)    (180,976)
Proceeds from sales of other real estate owned............................................      2,215        1,783        2,593
Capital expenditures......................................................................    (12,597)     (14,090)     (15,589)
Proceeds from sales of buildings..........................................................          -        2,540          321
Cash from acquired banks..................................................................     19,530            -       12,840
                                                                                            ---------   ----------   ----------
   Net cash used in investing activities..................................................   (496,341)    (425,418)    (423,974)
                                                                                            ---------   ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits..............................................    130,798       11,794      147,448
Net increase (decrease) in checking plus interest and savings accounts....................    (55,175)       8,412      123,808
Net increase (decrease) in certificates of deposit........................................    452,245      (53,469)     (95,558)
Net increase (decrease) in short-term borrowings..........................................    (81,682)     327,552      109,211
Proceeds from issuance of long-term debt..................................................          -       50,000            -
Repayment of long-term debt...............................................................    (15,136)      (8,250)      (9,082)
Proceeds from issuance of shares..........................................................      7,137        7,128        6,712
Repurchase of common shares...............................................................    (37,109)     (96,497)     (67,646)
Dividends paid............................................................................    (70,641)     (65,113)     (61,538)
                                                                                            ---------   ----------   ----------
   Net cash provided by financing activities..............................................    330,437      181,557      153,355
                                                                                            ---------   ----------   ----------
Net increase (decrease) in cash and cash equivalents (1)..................................     47,389      (85,354)    (101,076)
Cash and cash equivalents at beginning of year............................................    227,356      312,710      413,786
                                                                                            ---------   ----------   ----------
Cash and cash equivalents at end of year..................................................  $ 274,745   $  227,356   $  312,710
                                                                                            =========   ==========   ==========

See notes to consolidated financial statements

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
28          MERCANTILE

Reconciliation of net income to net cash provided by operating activities

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                                           2000         1999         1998
===============================================================================================================================
Net income................................................................................  $ 175,230   $  157,737   $  147,128
                                                                                            ---------   ----------   ----------
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Provision for loan losses..............................................................     17,231       12,056       11,489
   Depreciation and amortization..........................................................     11,000        9,017        8,527
   Amortization of excess cost over equity in affiliates..................................      5,213        3,832        3,444
   Provision for deferred taxes (benefit).................................................      1,671       13,420       (4,439)
   Investment securities (gains) and losses...............................................        (69)          73           (8)
   Write-downs of other real estate owned.................................................         27          123          217
   Write-downs of buildings...............................................................        350            -            -
   Gains on sales of other real estate owned..............................................       (615)        (210)        (808)
   Gains on sales of buildings............................................................          -         (807)         (59)
   Gains on stock received from demutualization of insurance company......................          -       (2,012)           -
   (Increase) decrease in interest receivable.............................................     (5,100)      (3,474)          (5)
   (Increase) decrease in other receivables...............................................      1,439          372         (601)
   (Increase) decrease in other assets....................................................    (13,349)     (24,377)      (2,033)
   Increase (decrease) in interest payable................................................      8,736          (57)      (2,976)
   Increase (decrease) in accrued expenses................................................      9,229       (5,924)       7,429
   Increase (decrease) in taxes payable...................................................      2,300       (1,262)       2,238
                                                                                            ---------   ----------   ----------
     Total adjustments....................................................................     38,063          770       22,415
                                                                                            ---------   ----------   ----------
Net cash provided by operating activities.................................................  $ 213,293   $  158,507   $  169,543
                                                                                            =========   ==========   ==========

See notes to consolidated financial statements

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
29          MERCANTILE

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 and 1998

                                                                                                               Accumulated
                                                                                                                Other Com-
                                                                              Common    Capital    Retained     prehensive
(Dollars in thousands, except per share data)                       Total      Stock    Surplus    Earnings   Income (Loss)
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997...................................  $  935,004   $143,749   $ 62,089   $ 717,978       $ 11,188
Net income...................................................     147,128                           147,128
Unrealized gains (losses) on securities available-for-sale,
 net of reclassification adjustment, net of taxes............      11,192                                           11,192
                                                               ----------
Comprehensive income.........................................     158,320
                                                               ----------
Cash dividends paid:
 Common stock ($.86 per share)...............................     (61,538)                          (61,538)
Issuance of 130,199 shares for dividend
 reinvestment and stock purchase plan........................       4,117        260      3,857
Issuance of 25,718 shares for employee stock
 purchase dividend reinvestment plan.........................         866         51        815
Issuance of 107,413 shares for employee stock option plan....       1,729        215      1,514
Purchase of 1,911,000 shares under stock repurchase plan.....     (67,646)    (3,822)   (63,824)
Issuance of 800,300 shares for bank acquisitions.............      27,480      1,601     25,879
Vested stock options.........................................       1,027                 1,027
                                                               ----------   --------   --------   ---------       --------
BALANCE, DECEMBER 31, 1998...................................     999,359    142,054     31,357     803,568         22,380
Net income...................................................     157,737                           157,737
Unrealized gains (losses) on securities available-for-sale,
 net of reclassification adjustment, net of taxes............     (29,622)                                         (29,622)
                                                               ----------
Comprehensive income.........................................     128,115
                                                               ----------
Cash dividends paid:
 Common stock ($.94 per share)...............................     (65,113)                          (65,113)
Issuance of 129,575 shares for dividend
 reinvestment and stock purchase plan........................       4,216        259      3,957
Issuance of 26,550 shares for employee stock
 purchase dividend reinvestment plan.........................         982         53        929
Issuance of 159,532 shares for employee stock option plan....       1,930        319      1,611
Purchase of 2,696,825 shares under stock repurchase plan.....     (96,497)    (5,393)   (91,104)
Vested stock options.........................................       1,048                 1,048
Transfer to capital surplus..................................           -               100,000    (100,000)
                                                               ----------   --------   --------   ---------       --------
BALANCE, DECEMBER 31, 1999...................................     974,040    137,292     47,798     796,192         (7,242)
Net income...................................................     175,230                           175,230
Unrealized gains (losses) on securities available-for-sale,
 net of reclassification adjustment, net of taxes............      23,110                                           23,110
                                                               ----------
Comprehensive income.........................................     198,340
                                                               ----------
Cash dividends paid:
 Common stock ($1.02 per share)..............................     (70,641)                          (70,641)
Issuance of 119,195 shares for dividend
 reinvestment and stock purchase plan........................       3,813        239      3,574
Issuance of 30,037 shares for employee stock
 purchase dividend reinvestment plan.........................         968         60        908
Issuance of 165,597 shares for employee stock option plan....       2,356        331      2,025
Purchase of 1,223,000 shares under stock repurchase plan.....     (37,109)    (2,446)   (34,663)
Issuance of 3,361,162 shares for bank acquisitions...........     101,201      6,722     94,479
Vested stock options (13)....................................         333                   333
Transfer to capital surplus..................................           -               100,000    (100,000)
                                                               ----------   --------   --------   ---------       --------
BALANCE, DECEMBER 31, 2000 (9)...............................  $1,173,301   $142,198   $214,454   $ 800,781       $ 15,868
                                                               ==========   ========   ========   =========       ========

See notes to consolidated financial statements

30                [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation
The consolidated financial statements, which include the accounts of Mercantile Bankshares Corporation (Mercshares) and all of its affiliates, are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practice within the banking industry. All significant intercompany transactions have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform with current period presentation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.

     Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates. Acquisitions accounted for as purchases are included in the financial statements from the respective dates of affiliation.

B. Securities
Investment securities consist mainly of U.S. Government securities. Investments are classified as either "held-to-maturity" or "available-for-sale." Investment securities classified as "held-to-maturity" are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities classified as "available-for-sale" are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes. These securities are carried at fair value and any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as accumulated other comprehensive income, a separate component of shareholders' equity, net of applicable taxes. Amortized cost is used to compute gains or losses on the sales of securities which are reported in the Statement of Consolidated Income.

C. Loans
Interest income on loans is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan, the accrual of interest income is discontinued and recognized only as collected. Previously accrued but uncollected interest on these loans is charged against interest income. Generally, the loan is restored to an accruing status when all amounts past due have been paid.

     Under Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired, based upon current information and events, if it is probable that Mercshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgement, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g. residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Mercshares' impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

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

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
            MERCANTILE                                                        31

E.  Loans Held-for-Sale
The mortgage subsidiary of the lead bank enters into commitments to sell loans which it has originated. Generally, these loans are held for a short term. Amounts reported are at the lower of cost or market value.

F.  Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the properties. Expenditures for repairs and maintenance are charged to operating expenses as incurred. Expenditures for improvements which extend the life of an asset are capitalized and depreciated over the asset's remaining useful life. Gains or losses realized on the disposition of properties are reflected in consolidated income.

G.  Other Real Estate Owned
Other real estate owned consists primarily of real estate obtained through foreclosure or acceptance of deeds in lieu of foreclosure. Other real estate owned is held for sale and is stated at the lower of cost or market.

H.  Excess Cost Over Equity in Affiliated Banks
The excess of the cost of Mercshares' investment over its equity in the net assets of purchased banks is being amortized on a straight-line basis over a 15-year period from the respective dates of affiliation. Accumulated amortization amounted to $30,709,000 and $25,496,000 at December 31, 2000 and 1999,
respectively. This asset is subject to continual review for impairment.

I.  Stock Options
Mercshares' stock-based compensation plans are accounted for in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under this standard, compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

J.  Income Taxes
Deferred income taxes are calculated by applying enacted statutory tax rates to temporary differences consisting of all significant items which are reported for tax purposes in different years than for accounting purposes.

K.  Earnings Per Share
Basic and diluted earnings per share (EPS) amounts are computed in accordance with the provisions of SFAS No. 128, Earnings Per Share. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options.

L.  Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one-day periods; securities purchased/sold under resale agreements are purchased/sold for periods of one to sixty days.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
32          MERCANTILE

2. Investment Securities

The amortized cost and market values of investment securities at December 31, 2000 and 1999 are as follows:

                                                                                 2000
                                            ---------------------------------------------------------------------
                                                                         Gross            Gross
                                                   Amortized        Unrealized       Unrealized           Market
(Dollars in thousands)                                  Cost             Gains           Losses            Value
-----------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  States and political subdivisions.........      $   37,686        $      986       $       19       $   38,653
  Other bonds, notes and debentures ........               2                 -                -                2
                                                  ----------        ----------       ----------       ----------
   Total bonds .............................          37,688               986               19           38,655
  Other investments ........................          13,066                 -                -           13,066
                                                  ----------        ----------       ----------       ----------
     Total .................................      $   50,754        $      986       $       19       $   51,721
                                                  ==========        ==========       ==========       ==========
Securities available-for-sale
  U.S. Treasury ............................      $1,448,347        $    9,551       $    2,628       $1,455,270
  U.S. government agencies .................         151,885             4,109               87          155,907
  States and political subdivisions.........           1,350                 7                -            1,357
  Other bonds, notes and debentures ........          44,059             1,518                3           45,574
                                                  ----------        ----------       ----------       ----------
   Total bonds .............................       1,645,641            15,185            2,718        1,658,108
  Other investments ........................           5,448            12,998                -           18,446
                                                  ----------        ----------       ----------       ----------
     Total .................................      $1,651,089        $   28,183       $    2,718       $1,676,554
                                                  ==========        ==========       ==========       ==========
                                                                            1999
                                            ---------------------------------------------------------------------
                                                                         Gross            Gross
                                                   Amortized        Unrealized       Unrealized           Market
(Dollars in thousands)                                  Cost             Gains           Losses            Value
-----------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  States and political subdivisions............   $   10,216        $       23       $       83       $   10,156
  Other bonds, notes and debentures............            4                 -                -                4
                                                  ----------        ----------       ----------       ----------
  Total bonds .................................       10,220                23               83           10,160
  Other investments ...........................       15,372                 -                -           15,372
                                                  ----------        ----------       ----------       ----------
     Total ....................................   $   25,592        $       23       $       83       $   25,532
                                                  ==========        ==========       ==========       ==========
Securities available-for-sale
  U.S. Treasury ...............................   $1,706,664        $      952       $   21,010       $1,686,606
  U.S. government agencies ....................       41,681                 8              454           41,235
  States and political subdivisions............        1,350                 8               26            1,332
  Other bonds, notes
   and debentures .............................        2,028                 -               64            1,964
                                                  ----------        ----------       ----------       ----------
   Total bonds ................................    1,751,723               968           21,554        1,731,137
  Other investments ...........................        4,012             8,793                -           12,805
                                                  ----------        ----------       ----------       ----------
     Total ....................................   $1,755,735        $    9,761       $   21,554       $1,743,942
                                                  ==========        ==========       ==========       ==========


The amortized cost and market values of the.bond investment portfolio by contractual maturity at December 31, 2000 and 1999 are shown below:


                                                            2000                      1999
                                              --------------------------  ------------------------
                                                 Amortized       Market    Amortized       Market
(Dollars in thousands)                                Cost        Value         Cost        Value
--------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year ............................    $    2,474   $    2,471   $    1,293   $    1,296
  1-5 years ................................        12,578       12,747        6,193        6,175
  5-10 years ...............................        12,115       12,587        2,412        2,383
  After 10 years ...........................        10,521       10,850          322          306
                                                ----------   ----------   ----------   ----------
     Total .................................    $   37,688   $   38,655   $   10,220   $   10,160
                                                ==========   ==========   ==========   ==========
Securities available-for-sale
  Within 1 year ............................    $  547,004   $  546,993   $  532,144   $  531,741
  1-5 years ................................     1,046,921    1,057,701    1,216,913    1,196,802
  5-10 years ...............................        12,976       13,255        2,374        2,308
  After 10 years ...........................        38,740       40,159          292          286
                                                ----------   ----------   ----------   ----------
     Total .................................    $1,645,641   $1,658,108   $1,751,723   $1,731,137
                                                ==========   ==========   ==========   ==========

At December 31, 2000 and 1999, no single issue of investment securities exceeded 10% of shareholders' equity. At December 31, 2000 and 1999, securities with an amortized cost of $856,074,000 and $1,164,842,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

The gross realized gains and losses on debt and nondebt securities for 2000, 1999 and 1998 are as follows:

                                        2000                   1999                      1998
                            ------------------------  ----------------------  ------------------------
                                   Gross      Gross      Gross         Gross       Gross       Gross
                                Realized   Realized   Realized      Realized    Realized    Realized
(Dollars in thousands)             Gains     Losses      Gains        Losses       Gains      Losses
------------------------------------------------------------------------------------------------------
Securities available-for-sale
  Debt ......................      $   -      $   -     $   -         $  74       $   -        $  -
  Nondebt ...................         69          -         8             7           8           -
                                   -----      -----     -----         -----       -----       -----
     Total ..................      $  69      $   -     $   8         $  81       $   8        $  -
                                   =====      =====     =====         =====       =====       =====

[LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES                       33

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2000 and 1999 are as follows:

(Dollars in thousands)                                       2000        1999
--------------------------------------------------------------------------------
Commercial...........................................     $2,196,519  $1,954,697
Construction.........................................        840,255     666,095
Mortgage.............................................      2,848,526   2,405,178
Consumer.............................................        807,994     686,160
                                                          ----------  ----------
 Total...............................................     $6,693,294  $5,712,130
                                                          ==========  ==========

At December 31, 2000 and 1999, $30,365,000 and $19,129,000, respectively, were considered nonaccrual loans (loans in which interest income is recognized only as collected). Interest income on nonaccrual loans that would have been recorded if accruing was $3,276,000 and $1,853,000 in 2000 and 1999, respectively. Interest income on nonaccrual loans that was recorded totaled $1,126,000 and $564,000 in 2000 and 1999, respectively. See Note 1C for an explanation of the nonaccrual loan policy.

The changes in the allowance for loan losses follow:

(Dollars in thousands)                         2000       1999       1998
---------------------------------------------------------------------------
Allowance balance at beginning of year..     $117,997   $112,423   $106,097
Allowance of acquired banks.............        5,868          -      1,434
Charge-offs.............................       (6,206)    (9,328)   (10,008)
Recoveries..............................        3,722      2,846      3,411
Provision for loan losses...............       17,231     12,056     11,489
                                             --------   --------   --------
Allowance balance at end of year........     $138,612   $117,997   $112,423
                                             ========   ========   ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 2000 and 1999 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.

(Dollars in thousands)                                                                      2000       1999
-------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance..............................................  $   3,828   $  2,983
Impaired loans with no valuation allowance.............................................     23,165     12,185
                                                                                         ---------   --------
  Total impaired loans.................................................................  $  26,993   $ 15,168
                                                                                         =========   ========
Allowance for loan losses applicable to impaired loans.................................  $   1,375   $  1,186
Allowance for loan losses applicable to other than impaired loans......................    137,237    116,811
                                                                                         ---------   --------
  Total allowance for loan losses......................................................  $ 138,612   $117,997
                                                                                         =========   ========
Year-to-date interest income on impaired loans recorded on the cash basis..............  $     676   $    241
                                                                                         =========   ========
Year-to-date average recorded investment in impaired loans during the period...........  $  20,156   $ 17,482
                                                                                         =========   ========
Quarter-to-date interest income on impaired loans recorded on the cash basis...........  $     482   $     44
                                                                                         =========   ========
Quarter-to-date average recorded investment in impaired loans during the period........  $  22,013   $ 17,471
                                                                                         =========   ========

34        [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2000 and 1999 consisted of the following:

(Dollars in thousands)                                              2000       1999
-------------------------------------------------------------------------------------
Land..........................................................  $  21,275   $ 19,843
Buildings and leasehold improvements..........................    112,738    105,871
Equipment.....................................................     71,871     66,130
                                                                ---------   --------
                                                                  205,884    191,844
Accumulated depreciation and amortization.....................   (103,715)   (96,927)
                                                                ---------   --------
Bank premises and equipment, net..............................  $ 102,169   $ 94,917
                                                                =========   ========

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

Total rental expense for 2000, 1999 and 1998 was:

(Dollars in thousands)                                  2000     1999     1998
-------------------------------------------------------------------------------
Bank premises*.....................................  $ 4,855  $ 5,174  $ 5,111
Equipment/software expense.........................    5,451    6,232    5,587
                                                     -------  -------  -------
 Total rental expense..............................  $10,306  $11,406  $10,698
                                                     =======  =======  =======
*Amounts do not reflect offset for rental income.

At December 31, 2000, the aggregate minimum rental commitments under noncancelable operating leases were as follows: 2001-$9,183,000; 2002- $7,259,000; 2003-$6,740,000; 2004-$3,722,000; 2005-$3,024,000; thereafter-
$14,481,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 or more, which totaled $998,085,000 and $715,616,000 at December 31,
2000 and 1999, respectively. Other time deposits issued in denominations of $100,000 or more totaled $26,635,000 and $1,000,000 at December 31, 2000 and
1999, respectively.


  At December 31, 2000, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more and other time deposits of $100,000 or more are presented in the following table:

                                                                                  Maturing
                                                    -------------------------------------------------------------------
                                                                          Over 1   Over 2   Over 3    Over 4
                                                                1 year   through   through  through  through     Over
(Dollars in thousands)                                Total    or less   2 years   3 years  4 years  5 years   5 years
-----------------------------------------------------------------------------------------------------------------------
Time certificates of deposit--
 $100,000 or more..................................  $998,085  $686,421  $196,187  $50,838  $35,927  $ 28,004  $    708
                                                     ========  ========  ========  =======  =======  ========  ========
Other time deposits--
 $100,000 or more..................................  $ 26,635  $ 26,635
                                                     ========  ========

Interest on deposits for the years ended December 31, 2000, 1999 and 1998 consists of the following:

(Dollars in thousands)                                                   2000      1999      1998
----------------------------------------------------------------------------------------------------
Savings deposits................................................      $  48,362  $ 48,442   $ 56,720
Certificates of deposit ($100,000 or more)......................         51,525    38,347     39,905
Other time deposits.............................................         82,561    71,208     81,519
                                                                      ---------  --------   --------
 Total interest on deposits.....................................      $ 182,448  $157,997   $178,144
                                                                      =========  ========   ========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                         35

6. SHORT-TERM BORROWINGS

The following table provides selected information on Mercshares' short-term borrowings and applicable weighted average interest rates at December 31, 2000 and 1999:

                                                      Year-end                  During Year
                                                  -----------------   ------------------------------
2000 (Dollars in thousands)                        Amount    Rate      Highest     Average    Rate
----------------------------------------------------------------------------------------------------
Federal funds purchased and securities
 sold under repurchase agreements.......          $ 581,024   5.65%   $774,389    $ 681,324   5.83%
Commercial paper........................            197,944   5.10     197,944      173,601   5.04
Other short-term borrowings.............              2,500   6.68       5,711        5,316   5.12
                                                  ---------                       ---------
   Total................................          $ 781,468   5.52%               $ 860,241   5.66%
                                                  =========   ====                =========   ====

1999 (Dollars in thousands)
---------------------------
Federal funds purchased and securities
 sold under repurchase agreements.......          $ 662,921   4.83%   $662,921     $427,339   4.65%
Commercial paper........................           174, 239   4.35     184,818      165,789   4.43
Other short-term borrowings.............              2,337   4.47       2,718          978   5.13
                                                  ---------                        --------
   Total................................          $ 839,497   4.73%                $594,106   4.59%
                                                  =========   ====                 ========   ====

  Other short-term borrowings consist of borrowings from the Federal Home Loan Bank and notes payable to the U.S. Treasury. During 2000 and 1999, commercial paper borrowings were partially supported by back-up lines of credit which ranged from a low of $30,000,000 to a high of $45,000,000. Unused lines of credit at December 31, 2000 were $40,000,000. These lines of credit are paid for annually on a fee basis of .09%.

7. LONG-TERM DEBT

Long-term debt at December 31, 2000 and 1999 consists of the following:

(Dollars in thousands)                                       2000        1999
-----------------------------------------------------------------------------
3% Unsecured debenture................................    $    47     $    95
5.51% Federal Home Loan Bank borrowings...............     10,000           -
5.71% Federal Home Loan Bank borrowings...............      7,500           -
6.64% Unsecured senior notes..........................          -       7,500
6.72% Unsecured senior notes..........................     35,000      35,000
6.80% Unsecured senior notes..........................     15,000      15,000
6.94% Unsecured senior notes..........................     25,000      25,000
Other.................................................          -          88
                                                          -------     -------
   Total..............................................    $92,547     $82,683
                                                          =======     =======

  The 3% debenture is payable in five equal annual payments beginning July 1, 1997 with the final payment due on July 1, 2001. All payments include principal and interest, and Mercshares has the option to prepay any or all of the remaining principal balance on any payment date.

  The 5.51% Federal Home Loan Bank borrowings are due on June 23, 2008. Interest is payable quarterly, on March 23, June 23, September 23 and December 23, until maturity.

  The 5.71% Federal Home Loan Bank borrowings are due on September 28, 2004. Interest is payable quarterly, on March 28, June 28, September 28 and December 28, until maturity.

  The 6.72% senior notes are due on April 30, 2006. Interest is payable semiannually, on April 30 and October 30, until maturity.

  The 6.80% senior notes are due on April 30, 2009. Interest is payable semiannually, on April 30 and October 30, until maturity.

  The 6.94% senior notes are due on June 30, 2003. Interest is payable semiannually, on June 30 and December 30, until maturity. Mercshares has agreed to prepay the lesser of $8,300,000 or the principal amount of the notes outstanding on June 30, 2001 and June 30, 2002.

  The annual maturities on all long-term debt over the next five years are:
2001-$8,347,000; 2002-$8,300,000; 2003-$8,400,000; 2004-$7,500,000; 2005-$0.

            [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
36          MERCANTILE

8. COMMITMENTS

Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are also issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Mercshares' loans outstanding. Mercshares' lending activities are concentrated in Maryland, Delaware and Virginia.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2000, included $2,599,903,000 in variable-rate loan commitments and $171,058,000 in fixed-rate loan commitments. Fixed-rate commitments were at current market rates with $127,617,000 expiring within one year and the remaining $43,441,000 expiring on various dates through July 2030. Total commitments to extend credit at December 31, 1999, included $2,634,858,000 in variable-rate loan commitments and $146,896,000 in fixed-rate loan commitments. Fixed-rate commitments, at December 31, 1999, were at current market rates with $116,421,000 expiring within one year and the remaining $30,475,000 expiring on various dates through May 2019.
  Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $173,921,000 at December 31, 2000 and $163,009,000 at December 31, 1999.


9. SHAREHOLDERS' EQUITY

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.
  The Corporation has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Mercshares stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 807,745 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
  The Corporation has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Corporation) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 835,549 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
  The Board of Directors has approved plans authorizing the Corporation to purchase shares of its common stock. Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 2,460,528 shares at December 31, 2000.
  Pursuant to a Shareholders Protection Rights Agreement adopted in June 1999, each share of outstanding common stock carries a right, initially for the purchase of 1/1,000 of a share of preferred stock at an exercise price of $150 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.01 per right. The rights expire on September 29, 2009 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth business day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or announcement of the acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group (acquiring person) of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or at Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Mercshares may exchange one share of common stock (or at Mercshares' discretion, 1/1,000 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.



            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
            MERCANTILE                                                        37

  Cash dividends paid to the holding company (Mercantile Bankshares Corporation) by its consolidated subsidiaries for the years ended 2000, 1999 and 1998 were $127,270,000, $113,014,000 and $106,036,000, respectively. The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 2000 was $703,600,000.

Earnings Per Share
Basic earnings per share (EPS) amounts are based on the weighted average number of common shares outstanding during the period of 69,173,173 shares for 2000, 69,437,073 shares for 1999 and 71,662,051 shares for 1998. Diluted EPS amounts are based on the weighted average number of common shares outstanding during the period adjusted for the dilutive effect of stock options. The following tables provide a reconciliation between the computation of basic EPS and diluted EPS for the years ended December 31, 2000, 1999 and 1998:

                                                Net     Weighted Average
2000 (In thousands, except per share data)     Income    Common Shares     EPS
-------------------------------------------------------------------------------
Basic EPS...................................  $175,230            69,173  $2.53
Dilutive effect of stock options............                         546
                                             ---------            ------
Diluted EPS.................................  $175,230            69,719  $2.51
                                             =========            ======
                                                   Net  Weighted Average
1999 (In thousands, except per share data)      Income     Common Shares    EPS
-------------------------------------------------------------------------------
Basic EPS...................................  $157,737            69,437  $2.27
Dilutive effect of stock options............                         583
                                             ---------            ------
Diluted EPS.................................  $157,737            70,020  $2.25
                                             =========            ======
                                                   Net  Weighted Average
1998 (In thousands, except per share data)      Income     Common Shares    EPS
-------------------------------------------------------------------------------
Basic EPS...................................  $147,128            71,662  $2.05
Dilutive effect of stock options............                         575
                                             ---------            ------
Diluted EPS.................................  $147,128            72,237  $2.04
                                             =========            ======

Comprehensive Income
The provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, established standards for disclosing comprehensive income in financial statements. For each of the three years in the period ended December 31, 2000, the following table summarizes the related tax effect of unrealized gains (losses) on securities available-for-sale, with the net amount included in "Accumulated Other Comprehensive Income (Loss)," as shown in the Statement of Changes in Consolidated Shareholders' Equity on page 30.

                                                     2000                            1999                            1998
                                      ------------------------------  ------------------------------  -----------------------------
                                                      Tax                             Tax                             Tax
                                         Pretax   (Expense)     Net     Pretax   (Expense)       Net    Pretax   (Expense)     Net
(Dollars in thousands)                   Amount    Benefit   Amount     Amount    Benefit     Amount    Amount    Benefit   Amount
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on
 securities available-for-sale:
Unrealized holding gains (losses)
 arising during the period............. $37,327  $(14,175)  $23,152   $(47,674)   $18,008   $(29,666)  $18,047   $(6,850)  $11,197

Reclassification adjustment for (gains)
 losses included in net income.........     (69)       27       (42)        73        (29)        44        (8)        3        (5)
                                        -------  --------   -------   --------    -------   --------   -------   -------   -------
Total.................................. $37,258  $(14,148)  $23,110   $(47,601)   $17,979   $(29,622)  $18,039   $(6,847)  $11,192
                                        =======  ========   =======   ========    =======   ========   =======   =======   =======

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
38          MERCANTILE

Capital Adequacy

Mercshares and its bank affiliates are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Mercshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mercshares and its bank affiliates must meet specific capital guidelines that involve quantitative measures of Mercshares' assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. Mercshares' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table below) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 2000, Mercshares and its bank affiliates exceeded all capital adequacy requirements to which they are subject.
  As of December 31, 2000, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.
  Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit and Trust Company (MSD&T), the lead bank. No deduction from capital is required for interest rate risk.

                                                                                                       Minimum Level to be
                                                                               Minimum Level          Well Capitalized Under
                                                                                for Capital             Prompt Corrective
                                                          Actual             Adequacy Purposes          Action Provisions
                                                ------------------------    ----------------------   -----------------------
(Dollars in thousands)                              Amount      Ratio                Ratio                   Ratio
------------------------------------------------------------------------    ----------------------   -----------------------
As of December 31, 2000:
Total Capital
(as a percent of Risk-Weighted Assets):
 Mercshares Consolidated..........................  $1,133,588  17.14%               8.00%                     (1)
 MSD&T............................................  $  400,931  14.41%               8.00%                   10.00%
Tier I Capital
(as a percent of Risk-Weighted Assets):
 Mercshares Consolidated..........................  $1,044,386  15.79%               4.00%                     (1)
 MSD&T............................................  $  365,938  13.15%               4.00%                    6.00%
Tier I Capital
(as a percent of Quarter-to-Date Average Assets):
 Mercshares Consolidated..........................  $1,044,386  12.15%               4.00%                     (1)
 MSD&T............................................  $  365,938  11.29%               4.00%                    5.00%

As of December 31, 1999:
Total Capital
(as a percent of Risk-Weighted Assets):
 Mercshares Consolidated..........................  $1,005,281  17.81%               8.00%                     (1)
 MSD&T............................................  $  374,851  15.27%               8.00%                   10.00%
Tier I Capital
(as a percent of Risk-Weighted Assets):
 Mercshares Consolidated..........................  $  930,177  16.48%               4.00%                     (1)
 MSD&T............................................  $  343,984  14.02%               4.00%                    6.00%
Tier I Capital
(as a percent of Quarter-to-Date Average Assets):
 Mercshares Consolidated..........................  $  930,177  11.96%               4.00%                     (1)
 MSD&T............................................  $  343,984  11.81%               4.00%                    5.00%


(1) Mercshares is not subject to this requirement.


        [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
        MERCANTILE                                                            39

10. INCOME TAXES

Applicable income taxes on net income for 2000, 1999 and 1998 consist of the following:

                                             2000                      1999                       1998
                                 ------------------------- ------------------------- ----------------------------
(Dollars in thousands)            Federal   State    Total  Federal   State    Total  Federal    State     Total
-----------------------------------------------------------------------------------------------------------------
Current tax expense.............  $94,636  $2,653  $97,289  $75,895  $1,549  $77,444  $82,402   $6,473   $88,875
Deferred tax expense (benefit)..    1,010     661    1,671   11,286   2,134   13,420   (3,545)    (894)   (4,439)
                                  -------  ------  -------  -------  ------  -------  -------   ------   -------
 Total..........................  $95,646  $3,314  $98,960  $87,181  $3,683  $90,864  $78,857   $5,579   $84,436
                                  =======  ======  =======  =======  ======  =======  =======   ======   =======

Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

(Dollars in thousands)                                         2000     1999
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses...............................  $52,600  $45,744
  Accrued employee benefits...............................    6,211    8,994
  Accrued other expenses..................................    2,128        -
  Write-downs of other real estate owned..................       90      103
  Deferred income.........................................   20,143   12,657
  Purchase accounting adjustment..........................    1,398        -
  Net unrealized losses on available-for-sale securities..        -    4,551
                                                            -------  -------
    Total deferred tax assets.............................   82,570   72,049
                                                            -------  -------
Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities...    9,597        -
  Depreciation............................................   41,958   26,500
  Prepaid items...........................................      152      168
  Other...................................................        -      112
                                                            -------  -------
    Total deferred tax liabilities........................   51,707   26,780
                                                            -------  -------
    Net deferred tax assets...............................  $30,863  $45,269
                                                            =======  =======


A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 2000 follows:

                                                      2000               1999               1998
                                                 ---------------    ---------------    ---------------
                                                            % of               % of               % of
                                                          Pretax             Pretax             Pretax
(Dollars in thousands)                           Amount   Income    Amount   Income    Amount   Income
-------------------------------------------------------------------------------------------------------
Tax computed at statutory rate................  $95,967     35.0%  $87,010     35.0%  $81,047     35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest income..................   (2,903)    (1.1)   (2,402)    (1.0)   (2,663)    (1.1)
  State income taxes, net of Federal
    income tax benefit........................    2,155       .8     2,394      1.0     3,626      1.6
  Nondeductible goodwill amortization.........    1,824       .7     1,341       .5     1,205       .5
  Other, net..................................    1,917       .7     2,521      1.1     1,221       .5
                                                -------     ----   -------     ----   -------     ----
    Actual tax expense........................  $98,960     36.1%  $90,864     36.6%  $84,436     36.5%
                                                =======     ====   =======     =====  =======     ====

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 2000 and 1999, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totaled $43,663,000 and $48,688,000, respectively. During 2000, loan additions and loan deletions were $53,568,000 and $58,593,000, respectively.


         [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
40       MERCANTILE

12. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Mercshares sponsors qualified and nonqualified pension plans and other postretirement benefit plans for its employees. With regard to the pension plans, there is no additional minimum pension liability required to be recognized. Included in the other postretirement benefit plans are health care and life insurance. All Mercshares affiliates have adopted the same health care and life insurance plans, except for one affiliate which has separate benefit plans. Employees were eligible for company-paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. Employees may become eligible for company-paid life insurance benefits if they qualify for retirement while working for Mercshares.

  The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for each of the two years in the period ended December 31, 2000:


                                                                   Pension Benefits
                                         -------------------------------------------------------------------
                                                          2000                               1999                Other Benefits
                                         --------------------------------   --------------------------------   -------------------
                                                          Non-                               Non-
(Dollars in thousands)                   Qualified   qualified      Total   Qualified   qualified      Total       2000       1999
----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of
 year..................................   $123,163     $ 3,649   $126,812    $123,125     $ 2,924   $126,049   $ 10,104   $  9,934
Service cost...........................      3,778         230      4,008       4,095         258      4,353        155        148
Interest cost..........................      8,441         261      8,702       8,127         242      8,369        790        687
Plan participants' contributions.......          -           -          -           -           -          -          -          -
Amendments.............................          -           -          -           -           -          -          -          -
Actuarial (gain) loss..................     (6,552)       (373)    (6,925)     (8,565)        502     (8,063)       749        315
Acquisition............................          -           -          -       1,956           -      1,956          -          -
Benefits paid..........................     (5,865)       (443)    (6,308)     (5,575)       (277)    (5,852)      (812)      (980)
                                          --------     -------   --------    --------     -------   --------   --------   --------
Benefit obligation at end of year......    122,965       3,324    126,289     123,163       3,649    126,812     10,986     10,104
                                          --------     -------   --------    --------     -------   --------   --------   --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
 of year...............................    136,941           -    136,941     116,946           -    116,946          -          -
Actual return on plan assets...........      2,136           -      2,136      11,259           -     11,259          -          -
Acquisition............................          -           -          -       2,311           -      2,311          -          -
Employer contribution..................     12,000         443     12,443      12,000         277     12,277        812        980
Plan participants' contributions.......          -           -          -           -           -          -        749        601
Benefits paid..........................     (5,865)       (443)    (6,308)     (5,575)       (277)    (5,852)    (1,561)    (1,581)
                                          --------     -------   --------    --------     -------   --------   --------   --------
Fair value of plan assets at end of
 year..................................    145,212           -    145,212     136,941           -    136,941          -          -
                                          --------     -------   --------    --------     -------   --------   --------   --------

Funded status..........................     22,247      (3,324)    18,923      13,778      (3,649)    10,129    (10,986)   (10,104)
Unrecognized net actuarial (gain) loss.    (12,821)        636    (12,185)    (15,956)      1,057    (14,899)       627       (119)
Unrecognized prior service cost........      6,125         156      6,281       6,944         171      7,115          -          -
Unrecognized transition asset..........       (692)        391       (301)     (1,387)        490       (897)         -          -
                                          --------     -------   --------    --------     -------   --------   --------   --------
Prepaid (accrued) benefit cost.........   $ 14,859     $(2,141)  $ 12,718    $  3,379     $(1,931)  $  1,448   $(10,359)  $(10,223)
                                          ========     =======   ========    ========     =======   ========   ========   ========


The components of net periodic benefit cost for the pension plans for 2000, 1999 and 1998 follow:


                                                                                 Pension Benefits
                                        -----------------------------------------------------------------
                                                         2000                              1999
                                                         Non-                              Non-
(Dollars in thousands)                  Qualified   qualified     Total   Qualified   qualified    Total
--------------------------------------------------------------------------------------------------------
Service cost..........................    $  3,778      $ 230  $  4,008     $ 4,095       $ 258  $ 4,353
Interest cost.........................       8,441        261     8,702       8,127         242    8,369
Expected return on plan assets........     (11,631)         -   (11,631)     (9,994)          -   (9,994)
Amortization of prior service cost....         819         15       834         819          15      834
Recognized net actuarial (gain) loss..        (192)        48      (144)          -          70       70
Amortization of transition asset......        (695)        99      (596)       (695)         99     (596)
                                          --------      -----  --------     -------       -----  -------
Net periodic benefit cost.............    $    520      $ 653  $  1,173     $ 2,352       $ 684  $ 3,036
                                          ========      =====  ========     =======       =====  =======

                                        ------------------------------
                                                         1998
                                        ------------------------------
                                                         Non-
(Dollars in thousands)                  Qualified   qualified  Total
----------------------------------------------------------------------
Service cost..........................    $ 3,416       $ 183  $ 3,599
Interest cost.........................      7,457         171    7,628
Expected return on plan assets........     (8,488)          -   (8,488)
Amortization of prior service cost....        849          15      864
Recognized net actuarial (gain) loss..          -          25       25
Amortization of transition asset......       (695)         99     (596)
                                          -------       -----  -------
Net periodic benefit cost.............    $ 2,539       $ 493  $ 3,032
                                          =======       =====  =======

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
            MERCANTILE                                                        41

The components of net periodic benefit cost for the other postretirement benefit plans for 2000, 1999 and 1998 follow:


                                                                                                             Other Benefits
                                                                                                   --------------------------------
(Dollars in thousands)                                                                                2000          1999       1998
-----------------------------------------------------------------------------------------------------------------------------------
Service cost...........................................................................              $ 155         $ 148      $ 129
Interest cost..........................................................................                790           687        698
Expected return on plan assets.........................................................                  -             -          -
Amortization of prior service cost.....................................................                  -             -          -
Recognized net actuarial (gain) loss...................................................                  3           (14)       (20)
Amortization of transition asset.......................................................                  -             -          -
                                                                                                     -----         -----      -----
Net periodic benefit cost..............................................................              $ 948         $ 821      $ 807
                                                                                                     =====         =====      =====

The assumptions used in the measurement of the benefit obligation are shown in the following table:

                                                                                           Pension Benefits           Other Benefits
                                                                                           ----------------           --------------
As of December 31,                                                                          2000      1999             2000    1999
------------------------------------------------------------------------------------------------------------------------------------
Discount rate..........................................................................     7.50%     7.00%            7.50%   7.00%
Expected return on plan assets.........................................................     8.00%     8.00%             N/A     N/A
Rate of compensation increase..........................................................     4.50%     4.50%            4.50%   4.50%

For measurement purposes, a 5.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and assumed to remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                      1% Increase       1% Decrease
---------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components.........         $ 57             $ (50)
Effect on postretirement benefit obligation.....................         $616             $(552)

13. Stock Plans

Omnibus Stock Plan (1989)
The Omnibus Stock Plan adopted in 1989 permitted the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The 1989 Plan provided for the issuance of up to 2,902,500 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised. No further grants will be made under the 1989 Plan.

1999 Omnibus Stock Plan
The 1999 Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The 1999 Omnibus Stock Plan provides for the issuance of up to 3,000,000 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both performance-based and nonperformance-based options. The options become exercisable cumulatively at the rate of 25% a year. If certain levels of earnings per share of Mercshares and net income of affiliates are not achieved, all or a portion of the performance-based options are forfeited and become available for future grants. All options will terminate ten years from date of grant if not exercised.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
42          MERCANTILE

The following is a summary of activity under the Omnibus Stock Plan and the 1999 Omnibus Stock Plan during the three years ended December 31, 2000:


                                             Options Issued   Weighted Average
                                            and Outstanding    Exercise Price
-------------------------------------------------------------------------------
Balance, December 31, 1997................        1,320,052            $15.143
Granted...................................           20,500             32.354
Terminated/forfeited......................          (45,814)            14.583
Exercised.................................         (110,309)            14.775
                                                  ---------
Balance, December 31, 1998................        1,184,429             15.498
Granted...................................                -                  -
Terminated/forfeited......................                -                  -
Exercised.................................         (180,803)            15.116
                                                  ---------
Balance, December 31, 1999................        1,003,626             15.554
Granted...................................        1,077,050             25.349
Terminated/forfeited......................          (62,184)            25.494
Exercised.................................         (181,908)            16.130
                                                  ---------
Balance, December 31, 2000................        1,836,584             20.904
                                                  =========
Options exercisable at December 31, 2000..          810,093             15.235
                                                  =========

The following table provides selected information on stock options outstanding and exercisable at December 31, 2000:

                               Options Outstanding                      Options Exercisable
                   -------------------------------------------     -----------------------------
                                    Weighted
                                     Average
                                   Remaining          Weighted                          Weighted
                        Number   Contractual           Average          Number           Average
Exercise Prices    Outstanding  Life (Years)    Exercise Price     Exercisable    Exercise Price
------------------------------------------------------------------------------------------------
$14.583                692,913          4.20           $14.583         692,913           $14.583
$17.042-$18.417        104,180          5.32            17.364         104,180            17.364
$25.344-$36.813      1,039,491          9.17            25.473          13,000            32.933

The weighted average fair value of options granted during 2000 and 1998 was $5.13 and $9.77, respectively. No options were granted during 1999. Compensation cost associated with the options granted or expected to vest for 2000, 1999 and 1998 was $1,022,000, $333,000 and $1,048,000, respectively.

  The weighted average fair value of options granted is estimated as of the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used as inputs to the Black-Scholes model for grants in 2000 and 1998, respectively:

 .Dividend yield of 3.79% and 2.60%  .Risk-free interest rate of 6.54% and 5.02%
 .Volatility of 25.58% and 22.00%    .Expected term of 3.8 years

  Weighted averages are used because of varying assumed expected exercise dates. In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, the compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.


14. ACQUISITIONS

The following table provides information concerning acquisitions completed during the three years ended December 31, 2000. These acquisitions were accounted for as purchases. The results of operations of these acquisitions subsequent to the acquisition dates are included in Mercshares' Statements of Consolidated Income. Individually, the results of operations of these acquisitions prior to the acquisition dates were not material to Mercshares' results of operations.

                                                         Common Shares         Asset Size at          Original
(Dollars in thousands)                                          Issued      Acquisition Date  Intangible Assets
---------------------------------------------------------------------------------------------------------------
Date          Acquisition
----          -----------
12/00         The Bank of Fruitland                          1,100,000              $133,000            $23,910
7/00          Union National Bank                            2,261,162               297,000             44,278
12/98         Marine Bank                                      124,620                20,000              2,476
4/98          Marshall National Bank and Trust Company         675,680                80,000             15,052

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
            MERCANTILE                                                        43

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

  Mercshares has two reportable segments: its 20 Community Banks and Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Trust Division. The Community Banks operate in smaller geographic areas as compared to MSD&T, which operates in a large metropolitan area. The accounting policies of the segments are the same as those described in Footnote No. 1. However, the segment data reflect intersegment transactions and balances.

  The following tables present selected segment information for the years ended December 31, 2000, 1999 and 1998. The components in the "Other" column consist of amounts for the nonbank affiliates and intercompany eliminations. Certain expense amounts such as operations overhead have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the "Adjustments" line.

                                                      MSD&T-     MSD&T-        Total    Community
2000 (Dollars in thousands)                          Banking     Trust         MSD&T        Banks       Other        Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income...............................  $140,636   $      -   $  140,636   $  268,823   $     (74)  $  409,385
Provision for loan losses.........................    (8,191)         -       (8,191)      (9,040)          -      (17,231)
Noninterest income................................    24,156     69,728       93,884       42,679     (11,022)     125,541
Noninterest expenses..............................   (70,710)   (38,404)    (109,114)    (137,558)      3,167     (243,505)
Adjustments.......................................    13,059     (2,236)      10,823      (13,964)      3,141            -
                                                    --------   --------   ----------   ----------   ---------   ----------
Income (loss) before income taxes.................    98,950     29,088      128,038      150,940      (4,788)     274,190
Income tax (expense) benefit......................   (35,719)   (11,635)     (47,354)     (55,065)      3,459      (98,960)
                                                    --------   --------   ----------   ----------   ---------   ----------
Net income (loss).................................  $ 63,231   $ 17,453   $   80,684   $   95,875   $  (1,329)  $  175,230
                                                    ========   ========   ==========   ==========   =========   ==========
Average assets....................................                        $3,143,813   $5,288,428   $(132,925)  $8,299,316
Average equity....................................                           358,367      640,608      55,096    1,054,071

                                                      MSD&T-     MSD&T-        Total    Community
1999 (Dollars in thousands)                          Banking      Trust        MSD&T        Banks       Other        Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income...............................  $124,767   $      -   $  124,767   $  245,692   $  (1,373)  $  369,086
Provision for loan losses.........................    (4,433)         -       (4,433)      (7,623)          -      (12,056)
Noninterest income................................    27,953     64,372       92,325       40,674     (11,008)     121,991
Noninterest expenses..............................   (72,650)   (35,392)    (108,042)    (128,586)      6,208     (230,420)
Adjustments.......................................    13,673     (2,451)      11,222      (12,391)      1,169            -
                                                    --------   --------   ----------   ----------   ---------   ----------
Income (loss) before income taxes.................    89,310     26,529      115,839      137,766      (5,004)     248,601
Income tax (expense) benefit......................   (32,163)   (10,612)     (42,775)     (50,426)      2,337      (90,864)
                                                    --------   --------   ----------   ----------   ---------   ----------
Net income (loss).................................  $ 57,147   $ 15,917   $   73,064   $   87,340   $  (2,667)  $  157,737
                                                    ========   ========   ==========   ==========   =========   ==========
Average assets....................................                        $2,816,545   $4,935,303   $(123,188)  $7,628,660
Average equity....................................                           335,851      596,147      39,839      971,837


                                                      MSD&T-     MSD&T-        Total    Community
1998 (Dollars in thousands)                          Banking      Trust        MSD&T        Banks       Other        Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income...............................  $118,872   $      -   $  118,872   $  233,728   $     765   $  353,365
Provision for loan losses.........................    (3,001)         -       (3,001)      (8,488)          -      (11,489)
Noninterest income................................    25,159     57,258       82,417       35,138      (8,862)     108,693
Noninterest expenses..............................   (68,811)   (32,321)    (101,132)    (123,796)      5,923     (219,005)
Adjustments.......................................    14,172     (2,164)      12,008      (10,984)     (1,024)           -
                                                    --------   --------   ----------   ----------   ---------   ----------
Income (loss) before income taxes.................    86,391     22,773      109,164      125,598      (3,198)     231,564
Income tax (expense) benefit......................   (31,210)    (9,109)     (40,319)     (45,369)      1,252      (84,436)
                                                    --------   --------   ----------   ----------   ---------   ----------
Net income (loss).................................  $ 55,181   $ 13,664   $   68,845   $   80,229   $  (1,946)  $  147,128
                                                    ========   ========   ==========   ==========   =========   ==========
Average assets....................................                        $2,752,179   $4,671,377   $(162,779)  $7,260,777
Average equity....................................                           313,946      562,193      91,186      967,325

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
44          MERCANTILE

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:


                                                                 Three months ended
                                                      --------------------------------------
2000 (Dollars in thousands, except per share data)    Dec. 31   Sept. 30  June 30   March 31
--------------------------------------------------------------------------------------------
Net interest income.................................  $107,287  $104,984  $100,471   $96,643
Provision for loan losses...........................     4,486     4,316     5,414     3,015
Net income..........................................    45,728    45,380    42,537    41,585
Per share of common stock:
 Basic..............................................       .65       .65       .63       .61
 Diluted............................................       .64       .64       .62       .60


                                                                 Three months ended
                                                      ------------------------------------
1999 (Dollars in thousands, except per share data)    Dec. 31  Sept. 30  June 30  March 31
------------------------------------------------------------------------------------------
Net interest income.................................  $95,864   $93,480  $91,037   $88,705
Provision for loan losses...........................    6,119     2,894    1,648     1,395
Net income..........................................   40,828    40,819   38,900    37,190
Per share of common stock:
 Basic..............................................      .59       .59      .56       .53
 Diluted............................................      .59       .59      .55       .53

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair values of Mercshares' financial instruments at December 31, 2000 and 1999 are as follows:

                                            2000                     1999
                                   -----------------------  -----------------------
                                      Book         Fair        Book         Fair
(Dollars in thousands)               Value        Value       Value        Value
-----------------------------------------------------------------------------------
ASSETS
Cash and short-term investments..  $  274,745   $  274,745  $  227,356   $  227,356
Investment securities (1)........   1,733,903    1,734,870   1,776,346    1,776,286
Loans............................   6,693,294                5,712,130
Less: allowance for loan losses..    (138,612)                (117,997)
                                   ----------               ----------
   Loans, net....................   6,554,682    6,834,495   5,594,133    5,762,965
                                   ----------   ----------  ----------   ----------
   Total financial assets........  $8,563,330   $8,844,110  $7,597,835   $7,766,607
                                   ==========   ==========  ==========   ==========
LIABILITIES
Deposits.........................  $6,796,541   $6,830,902  $5,925,083   $5,914,143
Short-term borrowings............     781,468      781,468     839,497      839,497
Long-term debt...................      92,547      100,547      82,683       84,623
                                   ----------   ----------  ----------   ----------
   Total financial liabilities...  $7,670,556   $7,712,917  $6,847,263   $6,838,263
                                   ==========   ==========  ==========   ==========

(1) Includes loans held-for-sale.

        [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
        MERCANTILE                                                            45

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 2000 and 1999:

Cash and Short-Term Investments
The amounts reported in the balance sheet approximate the fair values of these assets. Short-term investments include interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements.

Investment Securities
Fair values of investment securities are based on quoted market prices. Loans held-for-sale are at book value which approximates fair value.

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

Limitations
The valuation techniques employed above involve uncertainties and are affected by assumptions used and by judgments regarding prepayments, credit risk, future loss experience, discount rates, cash flows and other factors. Therefore, derived fair values cannot be substantiated by comparison to independent markets or to other financial institutions. The reported fair values do not necessarily represent what Mercshares would realize in immediate sales or other dispositions. Changes in assumptions could significantly affect the reported fair values.

18. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS Nos. 137 and
138), was issued in June 1998. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. This Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Corporation). Due to the limited use of derivative instruments, the adoption of SFAS No. 133 did not have a significant effect on the Corporation's results of operations or its financial position.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
46          MERCANTILE

19. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                Balance Sheets

DECEMBER 31,
(Dollars in thousands, except per share data)                               2000        1999
--------------------------------------------------------------------------------------------
ASSETS
Cash................................................................  $    4,861  $   13,552
Interest-bearing deposits with bank affiliate.......................      64,000      42,000
Securities purchased under resale agreements with bank affiliate....      67,945      44,239
                                                                      ----------  ----------
  Cash and cash equivalents.........................................     136,806      99,791
                                                                      ----------  ----------
Investment in bank affiliates.......................................   1,052,716     939,860
Investment in bank-related affiliates...............................      18,746      18,039
Loans and advances to affiliates....................................     132,585     133,800
Investment securities available-for-sale............................       7,781       3,299
Excess cost over equity in affiliates...............................     105,027      46,482
Other assets........................................................       7,011       1,477
                                                                      ----------  ----------
    Total...........................................................  $1,460,672  $1,242,748
                                                                      ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Commercial paper..................................................  $  197,945  $  174,239
  Accounts payable and other liabilities............................      14,426      11,969
  Long-term debt....................................................      75,000      82,500
                                                                      ----------  ----------
    Total liabilities...............................................     287,371     268,708
                                                                      ----------  ----------
Shareholders' Equity:
  Preferred stock, no par value; authorized 2,000,000 shares;
    issued and outstanding--None
  Common stock, $2 par value; authorized 130,000,000 shares;
    issued 71,098,750 shares in 2000 and 68,645,759 shares in 1999..     142,198     137,292
  Capital surplus...................................................     214,454      47,798
  Retained earnings.................................................     800,781     796,192
  Accumulated other comprehensive income (loss).....................      15,868      (7,242)
                                                                      ----------  ----------
    Total shareholders' equity......................................   1,173,301     974,040
                                                                      ----------  ----------
      Total.........................................................  $1,460,672  $1,242,748
                                                                      ==========  ==========

                              Statement of Income

                                                                                    (Dollars in thousands)
                                                                                -------------------------------
For the Years Ended December 31,                                                   2000      1999      1998
---------------------------------------------------------------------------------------------------------------
INCOME
Dividends from bank affiliates................................................  $125,701   $111,674  $104,476
Dividends from bank-related affiliates........................................     1,569      1,340     1,560
Interest on interest-bearing deposits with bank affiliate.....................     3,079      2,002     2,390
Interest on securities purchased under resale agreements with bank affiliate..     2,217      1,994     7,191
Interest on loans to affiliates...............................................     8,523      6,459     1,564
Other income..................................................................       173        133       104
                                                                                --------   --------  --------
    Total income..............................................................   141,262    123,602   117,285
                                                                                --------   --------  --------


EXPENSES
Interest on short-term borrowings.............................................     8,742      7,344     7,321
Interest on long-term debt....................................................     5,356      4,773     3,016
Amortization of excess cost over equity in affiliates.........................     5,213      3,832     3,444
Other expenses................................................................     6,131      3,891     3,531
                                                                                --------   --------  --------
    Total expenses............................................................    25,442     19,840    17,312
                                                                                --------   --------  --------
Income before income tax benefit and equity in
  undistributed net income of affiliates......................................   115,820    103,762    99,973
Income tax (benefit)..........................................................      (292)     1,214       537
                                                                                --------   --------  --------
                                                                                 116,112    102,548    99,436
Equity in undistributed net income of:
  Bank affiliates.............................................................    58,411     54,641    46,856
  Bank-related affiliates.....................................................       707        548       836
                                                                                --------   --------  --------
    NET INCOME................................................................  $175,230   $157,737  $147,128
                                                                                ========   ========  ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           47

19. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                            Statement of Cash Flows

Increase (decrease) in cash and cash equivalents                                             (Dollars in thousands)
                                                                               ------------------------------------------------
For the Years Ended December 31,                                                   2000                  1999              1998
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from affiliates....................................................  $127,270            $  113,014        $  106,036
Interest on securities purchased under resale
 agreements with bank affiliate..............................................     2,217                 1,994             7,191
Interest on loans to affiliates..............................................     8,523                 6,756             1,607
Other income.................................................................       984                 1,956             3,856
Interest paid................................................................   (14,356)              (11,747)          (10,589)
Other expenses...............................................................    (2,563)               (1,992)           (1,425)
Income taxes (paid) benefit..................................................       365                     7            (1,125)
                                                                               --------            ----------        ----------
    Net cash provided by operating activities................................   122,440               109,988           105,551
                                                                               --------            ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates...............................     1,215               (94,500)           (5,930)
Net increase in other investments............................................    (2,233)                 (173)           (1,088)
Investment in affiliates.....................................................         -                    (2)                -
                                                                               --------            ----------        ----------
    Net cash used in investing activities....................................    (1,018)              (94,675)           (7,018)
                                                                               --------            ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper..................................    23,706               (10,835)           16,381
Proceeds from issuance of long-term debt.....................................         -                50,000                 -
Repayment of long-term debt..................................................    (7,500)               (7,500)           (9,000)
Proceeds from issuance of shares.............................................     7,137                 7,128             6,712
Repurchase of common shares..................................................   (37,109)              (96,497)          (67,646)
Dividends paid...............................................................   (70,641)              (65,113)          (61,538)
                                                                               --------            ----------        ----------
    Net cash used in financing activities....................................   (84,407)             (122,817)         (115,091)
                                                                               --------            ----------        ----------
Net increase (decrease) in cash and cash equivalents.........................    37,015              (107,504)          (16,558)
Cash and cash equivalents at beginning of year...............................    99,791               207,295           223,853
                                                                               --------            ----------        ----------
Cash and cash equivalents at end of year.....................................  $136,806            $   99,791        $  207,295
                                                                               ========            ==========        ==========
Reconciliation of net income to net cash provided by operating activities                   (Dollars in thousands)
                                                                               ------------------------------------------------
For the Years Ended December 31,                                                   2000                  1999              1998
===============================================================================================================================
Net income...................................................................  $175,230            $  157,737        $  147,128
                                                                               --------            ----------        ----------
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of affiliates...........................   (59,118)              (55,189)          (47,692)
  Amortization of excess cost over equity in affiliates......................     5,213                 3,832             3,444
  (Increase) decrease in interest receivable.................................         -                   297                43
  (Increase) decrease in other receivables...................................    (2,268)                 (179)            1,362
  Increase (decrease) in interest payable....................................      (258)                  370              (253)
  Increase in accrued expenses...............................................     3,568                 1,899             2,107
  Increase (decrease) in taxes payable.......................................        73                 1,221              (588)
                                                                               --------            ----------        ----------
    Total adjustments........................................................   (52,790)              (47,749)          (41,577)
                                                                               --------            ----------        ----------
Net cash provided by operating activities....................................  $122,440            $  109,988        $  105,551
                                                                               ========            ==========        ==========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
48          MERCANTILE

FIVE-YEAR SELECTED FINANCIAL DATA

YEARS ENDED DECEMBER 31,
(Dollars in thousands,  except per share data)                            2000          1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME...............................................  $  409,385    $  369,086   $  353,365   $  336,049   $  310,581
                                                                    ==========    ==========   ==========   ==========   ==========
NET INCOME........................................................  $  175,230    $  157,737   $  147,128   $  132,043   $  117,400
                                                                    ==========    ==========   ==========   ==========   ==========
NET INCOME PER SHARE OF COMMON STOCK
Basic.............................................................  $     2.53    $     2.27   $     2.05   $     1.85   $     1.64
Diluted...........................................................  $     2.51    $     2.25   $     2.04   $     1.84   $     1.64

TOTAL ASSETS......................................................  $8,938,030    $7,895,024   $7,609,563   $7,170,669   $6,642,681
                                                                    ==========    ==========   ==========   ==========   ==========
LONG-TERM DEBT....................................................  $   92,547    $   82,683   $   40,934   $   50,016   $   49,395
                                                                    ==========    ==========   ==========   ==========   ==========
PROVISION FOR LOAN LOSSES.........................................  $   17,231    $   12,056   $   11,489   $   13,703   $   14,666
                                                                    ==========    ==========   ==========   ==========   ==========
PER SHARE CASH DIVIDENDS
Common............................................................  $     1.02    $      .94   $      .86   $      .77   $      .65

CASH DIVIDENDS DECLARED AND PAID
On common stock...................................................  $   70,641    $   65,113   $   61,538   $   55,277   $   46,579

YEAR-END LOAN DATA
Commercial........................................................  $2,196,519    $1,954,697   $1,777,711   $1,632,893   $1,506,662
Real estate-construction..........................................     840,255       666,095      544,723      508,804      380,007
Real estate-mortgage:
  Commercial......................................................   1,573,992     1,330,261    1,227,565    1,178,728    1,087,434
  1-4 family residential..........................................   1,274,534     1,074,917    1,007,229      999,711      980,912
Home equity lines.................................................     190,718       156,569      147,330      156,603      144,284
Consumer..........................................................     617,276       529,591      490,909      488,100      470,372
                                                                    ----------    ----------   ----------   ----------   ----------
    Total loans...................................................   6,693,294     5,712,130    5,195,467    4,964,839    4,569,671

Less:
  Allowance for loan losses.......................................    (138,612)     (117,997)    (112,423)    (106,097)     (97,718)
                                                                    ----------    ----------   ----------   ----------   ----------
    Loans, net....................................................  $6,554,682    $5,594,133   $5,083,044   $4,858,742   $4,471,953
                                                                    ==========    ==========   ==========   ==========   ==========


           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                         49

FIVE-YEAR STATISTICAL SUMMARY

YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                                   2000          1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Loans:
  Commercial..................................................     $2,218,101    $1,982,254   $1,787,033   $1,659,967   $1,438,938
  Mortgage and construction...................................      3,197,346     2,744,365    2,570,447    2,523,863    2,348,161
  Consumer....................................................        754,185       650,748      647,285      637,669      624,444
                                                                   ----------    ----------   ----------   ----------   ----------
    Total loans...............................................      6,169,632     5,377,367    5,004,765    4,821,499    4,411,543
                                                                   ----------    ----------   ----------   ----------   ----------
Federal funds sold............................................         29,434        15,762      177,049       78,786       80,246
Securities purchased under resale agreements..................              -             -        8,155        5,346        5,269
Securities:
  U.S. government obligations.................................      1,628,477     1,807,264    1,668,632    1,551,226    1,564,611
  States and political subdivisions...........................         25,170        12,024       14,325       13,079       14,695
  Other investments*..........................................         40,757        23,473       23,271       22,873       17,775
                                                                   ----------    ----------   ----------   ----------   ----------
    Total securities..........................................      1,694,404     1,842,761    1,706,228    1,587,178    1,597,081
                                                                   ----------    ----------   ----------   ----------   ----------
      Total earning assets....................................     $7,893,470    $7,235,890   $6,896,197   $6,492,809   $6,094,139
                                                                   ==========    ==========   ==========   ==========   ==========
Deposits:
  Noninterest-bearing deposits................................     $1,438,578    $1,334,282   $1,216,726   $1,069,032   $  982,175
  Savings deposits............................................      2,345,808     2,375,075    2,264,295    2,198,826    2,214,657
  Time deposits...............................................      2,412,468     2,186,868    2,233,948    2,181,198    2,021,427
                                                                   ----------    ----------   ----------   ----------   ----------
    Total deposits............................................     $6,196,854    $5,896,225   $5,714,969   $5,449,056   $5,218,259
                                                                   ==========    ==========   ==========   ==========   ==========
Borrowed funds:
  Short-term borrowings.......................................     $  860,241    $  594,106   $  439,936   $  353,587   $  292,957
  Long-term debt..............................................         87,679        70,836       45,802       49,939       39,619
                                                                   ----------    ----------   ----------   ----------   ----------
    Total borrowed funds......................................     $  947,920    $  664,942   $  485,738   $  403,526   $  332,576
                                                                   ==========    ==========   ==========   ==========   ==========
AVERAGE RATES**
Loans:
  Commercial..................................................           9.36%         8.58%        9.01%        9.09%        9.32%
  Mortgage and construction...................................           8.73          8.47         8.95         9.08         9.06
  Consumer....................................................           8.72          8.51         8.95         9.06         9.27
    Total loans...............................................           8.96          8.52         8.97         9.08         9.17
Federal funds sold............................................           6.31          4.95         5.30         5.57         5.22
Securities purchased under resale agreements..................              -             -         5.69         5.63         6.13
Securities:
  U.S. government obligations.................................           5.67          5.65         5.91         6.00         5.82
  States and political subdivisions...........................           8.26          7.98         7.96         7.74         7.59
  Other investments*..........................................           7.97          8.97         8.83         8.23         7.20
    Total securities..........................................           5.77          5.70         5.97         6.05         5.84
      Composite rate earned...................................           8.26%         7.79%        8.13%        8.29%        8.24%
                                                                   ==========    ==========   ==========   ==========   ==========
Deposits:
  Savings deposits............................................           2.06%         2.04%        2.50%        2.62%        2.63%
  Time deposits...............................................           5.56          5.01         5.44         5.49         5.57
    Total interest-bearing deposits...........................           3.83          3.46         3.96         4.05         4.03
Borrowed funds:
  Short-term borrowings.......................................           5.66          4.59         4.73         4.87         4.85
  Long-term debt..............................................           6.79          6.80         6.73         6.67         6.55
    Total borrowed funds......................................           5.77          4.83         4.92         5.09         5.05
      Composite rate paid.....................................           4.16%         3.64%        4.05%        4.14%        4.11%
                                                                   ==========    ==========   ==========   ==========   ==========

 *Includes interest-bearing deposits in other banks.
**Presented on a tax-equivalent basis.


              [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
50            MERCANTILE

(Dollars in thousands)                                                   2000          1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
Average total assets.........................................      $8,299,316    $7,628,660   $7,260,777   $6,828,843   $6,436,307
                                                                   ==========    ==========   ==========   ==========   ==========
Average shareholders' equity.................................      $1,054,071    $  971,837   $  967,325   $  886,406   $  810,511
                                                                   ==========    ==========   ==========   ==========   ==========
Return on average total assets...............................            2.11%         2.07%        2.03%        1.93%        1.82%
Return on average shareholders' equity.......................           16.62%        16.23%       15.21%       14.90%       14.48%
Average shareholders' equity as a percent
  of average total assets....................................           12.70%        12.74%       13.32%       12.98%       12.59%
Dividends paid per share as a percent
  of basic net income per share...............................           40.3%         41.4%        42.0%        41.6%        39.6%

SOURCES OF INCOME
Commercial loans.............................................            26.4%         24.5%        23.7%        23.3%        22.2%
Mortgage and construction loans..............................            36.1          34.0         34.5         36.2         36.2
Consumer loans...............................................             8.5           8.1          8.7          9.1          9.8
Federal funds sold...........................................              .2            .1          1.4           .7           .7
Securities purchased under resale agreements.................               -             -           .1            -           .1
Securities...................................................            12.5          15.4         15.2         15.1         15.8
                                                                   ----------    ----------   ----------   ----------   ----------
    Total interest income....................................            83.7          82.1         83.6         84.4         84.8
Trust Division services......................................             9.1           9.5          8.7          8.1          7.9
Other income.................................................             7.2           8.4          7.7          7.5          7.3
                                                                   ==========    ==========   ==========   ==========   ==========
    Total income.............................................           100.0%        100.0%       100.0%       100.0%       100.0%
                                                                   ==========    ==========   ==========   ==========   ==========
NET INTEREST INCOME
  (Taxable Equivalent)
Interest earned:
  Loans......................................................      $  552,548    $  457,936   $  449,044   $  437,829   $  404,530
  Federal funds sold.........................................           1,857           781        9,387        4,389        4,195
  Securities purchased under resale agreements...............               -             -          464          301          325
  Taxable securities.........................................          95,625       104,144      100,726       94,937       92,211
  Tax-exempt securities......................................           2,080           959        1,141        1,012        1,115
                                                                   ----------    ----------   ----------   ----------   ----------
    Total interest income....................................         652,110       563,820      560,762      538,468      502,376
                                                                   ----------    ----------   ----------   ----------   ----------
Interest paid:
  Savings deposits...........................................          48,362        48,442       56,720       57,702       58,187
  Time deposits..............................................         134,086       109,555      121,424      119,667      112,576
                                                                   ----------    ----------   ----------   ----------   ----------
    Total interest-bearing deposits..........................         182,448       157,997      178,144      177,369      170,763
  Short-term borrowings......................................          48,711        27,267       20,800       17,220       14,199
  Long-term debt.............................................           5,951         4,818        3,083        3,332        2,596
                                                                   ----------    ----------   ----------   ----------   ----------
    Total interest expense...................................         237,110       190,082      202,027      197,921      187,558
                                                                   ----------    ----------   ----------   ----------   ----------
      Net interest income....................................      $  415,000    $  373,738   $  358,735   $  340,547   $  314,818
                                                                   ==========    ==========   ==========   ==========   ==========

           [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           51

FIVE-YEAR SUMMARY OF CONSOLIDATED INCOME


                                                                        For the Years Ended December 31,
                                                         -----------------------------------------------------------
(Dollars in thousands)                                        2000         1999         1998        1997        1996
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans.............................   $547,942     $453,825     $444,519    $434,033    $400,800
Interest and dividends on securities...................     96,687      104,556      101,017      95,242      92,812
Other interest income..................................      1,866          787        9,856       4,695       4,527
                                                          --------     --------     --------    --------    --------
  Total interest income................................    646,495      559,168      555,392     533,970     498,139
                                                          --------     --------     --------    --------    --------

INTEREST EXPENSE
Interest on deposits...................................    182,448      157,997      178,144     177,369     170,763
Interest on short-term borrowings......................     48,711       27,267       20,800      17,220      14,199
Interest on long-term debt.............................      5,951        4,818        3,083       3,332       2,596
                                                          --------     --------     --------    --------    --------
  Total interest expense...............................    237,110      190,082      202,027     197,921     187,558
                                                          --------     --------     --------    --------    --------

NET INTEREST INCOME....................................    409,385      369,086      353,365     336,049     310,581
Provision for loan losses..............................     17,231       12,056       11,489      13,703      14,666
                                                          --------     --------     --------    --------    --------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES............................    392,154      357,030      341,876     322,346     295,915
                                                          --------     --------     --------    --------    --------

NONINTEREST INCOME
Trust Division services................................     69,850       65,036       58,018      51,547      46,244
Service charges on deposit accounts....................     24,346       23,043       19,666      18,105      17,792
Other income...........................................     31,345       33,912       31,009      29,001      25,392
                                                          --------     --------     --------    --------    --------
  Total noninterest income.............................    125,541      121,991      108,693      98,653      89,428
                                                          --------     --------     --------    --------    --------

NONINTEREST EXPENSES
Salaries and employee benefits.........................    140,391      134,665      131,618     124,563     120,783
Net occupancy and equipment expenses...................     34,607       32,959       30,486      32,663      29,491
Amortization of excess cost over equity in affiliates..      5,213        3,832        3,444       2,347       1,975
Other expenses.........................................     63,294       58,964       53,457      53,831      46,166
                                                          --------     --------     --------    --------    --------
  Total noninterest expenses...........................    243,505      230,420      219,005     213,404     198,415
                                                          --------     --------     --------    --------    --------
Income before income taxes.............................    274,190      248,601      231,564     207,595     186,928
Applicable income taxes................................     98,960       90,864       84,436      75,552      69,528
                                                          --------     --------     --------    --------    --------
NET INCOME.............................................   $175,230     $157,737     $147,128    $132,043    $117,400
                                                          ========     ========     ========    ========    ========


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
52

PRINCIPAL AFFILIATES

                   EXECUTIVE OFFICERS             DIRECTORS                 BALANCE SHEET (Dollars in thousands)  December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Robert E. Henel Jr.            George R. Benson Jr.      ASSETS                   LIABILITIES AND EQUITY
THE ANNAPOLIS       President and                 Clarence A. Blackwell     -----------------------  ------------------------------
BANKING AND         Chief Executive Officer       Bennett Crain Jr.         Cash and due             Total deposits        $279,376
TRUST COMPANY      Carolyn D. O'Leary             Ralph W. Crosby             from banks   $ 10,303
                    Executive Vice President      Francis E. Gardiner Jr.                            Short-term borrowings   36,755
                   Ernest R. Amadio               Robert E. Henel Jr.       Earning assets  341,449
Main Street and     Senior Vice President         John K. Hopkins                                    Other liabilities and
Church Circle      William J. Bush                John R. Moses             Allowance for              accrued expenses       1,037
Annapolis,          Senior Vice President         Patricia A. Roche, Ph.D.    loan losses    (3,949) Long-term debt               -
Maryland 21401     William A. Busik               Harry A. Seymour Jr.
410/268-3366        Senior Vice President                                   Other assets      6,596  Shareholders' equity    37,231
                   Mildred L. Henry                                                        --------
11 Offices          Senior Vice President                                                            Total liabilities     --------
                    and Treasurer                                           Total assets   $354,399    and equity          $354,399
111 Employees      M. John Miller                                                          ========                        ========
                    Senior Vice President
Chartered in 1904  Charles E. Ruch Jr.                                      Net income     $  6,849
                    Senior Vice President                                                  ========
                   Ann W. Shymansky
                    Senior Vice President
                   Pamela Bowen Falsis
                    Vice President and
                    Corporate Secretary

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Robert E. Dickerson            R. Carol Campbell-Hansen  ASSETS                   LIABILITIES AND EQUITY
BALTIMORE TRUST     President and                 Robert E. Dickerson       -----------------------  ------------------------------
COMPANY             Chief Executive Officer       David C. Doane            Cash and due             Total deposits        $220,208
                   D. Brent Hurley                D. Brent Hurley             from banks   $  4,144
                    Senior Vice President         Richard I. Lewis                                   Short-term borrowings   11,465
One West Church    Kenneth R. Graham              Merrill C. Moore          Earning assets  273,738
Street              Vice President                Jay C. Murray                                      Other liabilities and
Selbyville,        B. Philip Lynch Jr.            William O. Murray         Allowance for              accrued expenses       1,410
Delaware 19975      Vice President and Cashier    John E. Willey Jr.          loan losses    (3,535) Long-term debt               -
302/436-8236
                                                                            Other assets      5,561  Shareholders' equity    46,825
7 Offices                                                                                  --------
                                                                                                     Total liabilities     --------
94 Employees                                                                Total assets   $279,908    and equity          $279,908
                                                                                           ========                        ========
Chartered in 1903
                                                                            Net income     $  6,228
                                                                                           ========

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Wesley E. Hughes Jr.           Warren E. Barley          ASSETS                   LIABILITIES AND EQUITY
BANK OF SOUTHERN    President and                 Wesley E. Hughes Jr.      -----------------------  ------------------------------
MARYLAND            Chief Executive Officer       Evelyn Susan Hungerford   Cash and due             Total deposits        $162,106
                   James E. Shook                 Edward L. Sanders Jr.       from banks   $  4,262
                    Senior Vice President         Robert J. Schick                                   Short-term borrowings    1,773
304 Charles Street James F. DiMisa                James C. Simpson          Earning assets  187,660
La Plata,           Vice President and            John L. Sprague                                    Other liabilities and
Maryland 20646      Cashier                       J. Blacklock Wills Jr.    Allowance for              accrued expenses         691
301/934-1000       J. Wayne Welsh                                             loan losses    (2,993) Long-term debt               -
                    Vice President
6 Offices          Diane M. Kestler                                         Other assets      4,578  Shareholders' equity    28,937
                    Chief Financial Officer                                                --------                        --------
66 Employees                                                                                         Total liabilities
                                                                            Total assets   $193,507    and equity          $193,507
Chartered in 1906                                                                          ========                        ========

                                                                            Net income     $  5,025
                                                                                           ========

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Harold J. Kahl                 Charles R. Bailey Jr.     ASSETS                   LIABILITIES AND EQUITY
CALVERT BANK AND    President and                 Barbara J Beers           -----------------------  ------------------------------
TRUST COMPANY       Chief Executive Officer       Gordon F. Bowen           Cash and due             Total deposits        $175,596
                   Donald M. Parsons Jr.          Dana M. Jones               from banks   $  5,234
                    Senior Vice President,        Harold J. Kahl                                     Short-term borrowings    1,933
Calvert Village     Loans/Business Development    Larry D. Kelley, RPh      Earning assets  193,077
Shopping Center    Kathy A. Boyce                 Maurice T. Lusby III                               Other liabilities and
P.O. Box 590        Vice President                John D. Murray            Allowance for              accrued expenses         816
Prince Frederick,  Leonard J. Clements            John A. Simpson Jr.         loan losses    (2,522) Long-term debt               -
Maryland 20678      Vice President                Guffrie M. Smith Jr.
410/535-3535       Christine L. Lewis             W. David Sneade           Other assets      4,358  Shareholders' equity    21,802
                    Vice President                                                         --------
6 Offices          Judith T. McManus                                                                 Total liabilities     --------
                    Vice President and                                      Total assets   $200,147    and equity          $200,147
70 Employees        Assistant Corporate                                                    ========                        ========
                    Secretary
Chartered in 1963  Faye S. Shields                                          Net income     $  5,276
                    Vice President                                                         ========
                   Juliann C. Tyler
                    Vice President and
                    Treasurer
                   Janice M. Lomax
                    Corporate Secretary

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           53

                 EXECUTIVE OFFICERS         DIRECTORS               BALANCE SHEET (Dollars in thousands)         December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]           R. Raymond Tarrach         Edward M. Athey         ASSETS                        LIABILITIES AND EQUITY
MERCANTILE        President and             Alton E. Darling Sr.    ------------------------      ----------------------------------
THE CHESTERTOWN   Chief Executive Officer   Edward S. Gillespie     Cash and due                  Total deposits         $149,278
BANK OF MARYLAND Sharon A. Usilton          George H. Godfrey          from banks   $  4,825
                  Vice President and        Clarence A. Hawkins
211 High Street   Senior Administrative     R. Raymond Tarrach      Earning assets   181,945      Short-term borrowings     8,755
Chestertown,      Officer                   Eugenia C. Wootton
Maryland 21620                                                      Allowance for                 Other liabilities and
410/778-2400                                                          loan losses     (3,011)       accrued expenses          933

                                                                                                  Long-term debt                -

                                                                    Other assets       5,002      Shareholders' equity     29,795
                                                                                    --------                             --------
8 Offices                                                                                         Total liabilities
                                                                    Total assets    $188,761        and equity           $188,761
60 Employees                                                                        ========                             ========

Chartered in 1904                                                   Net income      $  3,756
                                                                                    ========



----------------------------------------------------------------------------------------------------------------------------------
[LOGO]           Peter W. Floeckher Jr.     Larry P. Bormel         ASSETS                        LIABILITIES AND EQUITY
MERCANTILE        President and             William H. Carter Jr.   ------------------------      --------------------------------
THE CITIZENS      Chief Executive Officer   Charles E. Castle Jr.   Cash and due                  Total deposits          $540,287
NATIONAL BANK    Glenn L. Wilson            John N. Faigle            from banks    $ 18,758
                  Executive Vice President  Peter W. Floeckher Jr.                                Short-term borrowings     59,485
517 Main Street   and Senior Credit Officer Martin L. Goozman       Earning assets   650,942
Laurel,          Joseph F. Pipitone         Thomas E. Lynch Sr.                                   Other liabilities and
Maryland 20707    Executive Vice President, Michele K. Ryan         Allowance for                   accrued expenses         4,350
301/725-3100      Community Banking, and                              loan losses     (9,397)
Washington:       Secretary                                                                       Long-term debt                 -
301/953-3044                                                        Other assets      20,987
Baltimore:                                                                          --------      Shareholders' equity      77,168
410/792-7626                                                                                                              --------
                                                                    Total assets    $681,290      Total liabilities
                                                                                    ========        and equity            $681,290
                                                                                                                          ========
18 Offices                                                          Net income      $ 12,647
                                                                                    ========
185 Employees

Chartered in 1890

----------------------------------------------------------------------------------------------------------------------------------
[LOGO]           S. Dell Foxx               Thomas F. Bradlee       ASSETS                         LIABILITIES AND EQUITY
MERCANTILE         President and            S. Dell Foxx            -------------------------      -------------------------------
COUNTY BANKING     Chief Executive Officer  Samuel M. Gawthrop Jr.  Cash and due                   Total deposits         $279,869
& TRUST          Raymond W. Hamm Jr.        Ruth N. Graybeal          from banks    $   5,658
COMPANY            Executive Vice President Harry E. Hammond                                       Short-term borrowings     4,605
                 B. Keith Webster           Ralph R. Lanphar        Earning assets    310,526
123 North Street   Executive Vice President Howard D. McFadden                                     Other liabilities and
P.O. Box 100                                G. Eugene Mackie        Allowance for                    accrued expenses        1,845
Elkton,                                     Franklin T. Williams      loan losses      (5,097)
Maryland 21921                              III                                                    Long-term debt                -
410/398-2600
                                                                    Other assets       11,000      Shareholders' equity     35,768
                                                                                     --------                             --------
                                                                                                   Total liabilities
9 Offices                                                           Total assets     $322,087        and equity           $322,087
                                                                                     ========                             ========

103 Employees                                                       Net income       $  6,099
                                                                                     ========
Chartered in 1908
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]           George N. McMath           Kelly B. Conklin        ASSETS                         LIABILITIES AND EQUITY
MERCANTILE       Chairman of the Board      Gene H. Crockett        -------------------------      -------------------------------
FARMERS &        H. B. Rew Jr.              Jeffery L. Davis        Cash and due                   Total deposits         $188,927
MERCHANTS BANK-  Vice Chairman and          M. Carter Davis Jr.       from banks     $  5,264
EASTERN SHORE    Chief Executive Officer    John H. Duer III                                       Short-term borrowings     5,835
                 Ted D. Duer                Ted D. Duer             Earning assets    221,874
25275 Lankford   President and              Croxton Gordon                                         Other liabilities and
Highway          Chief Operating Officer    W. Revell Lewis III     Allowance for                    accrued expenses        1,000
P.O. Box 623     Julie M. Badger            Thomas J. Mapp Jr.        loan losses      (3,752)
Onley,           Senior Vice President and  George N. McMath                                       Long-term debt                -
Virginia 23418   Chief Financial Officer    Katherine T. Mears      Other assets        9,696
757/787-4111     Robert J. Bloxom           H. B. Rew Jr.                            --------      Shareholders' equity     37,320
757/824-3052     Senior Vice President and  Robert L. Simpson                                                             --------
                 Senior Lending Officer     Michael T. Tolbert      Total assets     $233,082      Total liabilities
                 Elizabeth A. Kerns         C. A. Turner III                         ========        and equity           $233,082
7 Offices        Senior Vice President      Richard W. Young                                                              ========
                 and Secretary                                      Net income       $  4,143
72 Employees                                                                         ========

Chartered in 1909

54       [LOGO]       MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
         MERCANTILE

                      EXECUTIVE OFFICERS        DIRECTORS                    BALANCE SHEET (Dollars in thousands)  DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]              C. Joseph Cunningham III      C. Joseph Cunningham III   ASSETS                     LIABILITIES AND EQUITY
THE FIDELITY BANK    President and                George W. Lapp Jr.         -------------------------  ---------------------------
                     Chief Executive Officer      James A. Poland            Cash and due               Total deposits       $38,112
59 East Main Street                               F. Emmett Smith              from banks     $ 1,900
Frostburg,                                        Karen O. Sullivan                                     Short-term borrowings    980
Maryland 21532                                    David W. Turnbull          Earning assets    42,168
301/689-1111                                                                                            Other liabilities and
                                                                                                          accrued expenses      298
3 Offices                                                                    Allowance for
                                                                               loan losses       (712)  Long-term debt            -

20 Employees                                                                 Other assets       1,132   Shareholders' equity  5,098
                                                                                              -------
Chartered in 1902                                                                                       Total liabilities   -------
                                                                             Total assets     $44,488     and equity        $44,488
                                                                                              =======                       =======
                                                                             Net income       $   498
                                                                                              =======

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]                 John A. Candela              Samuel M. Bailey Jr.  ASSETS                       LIABILITIES AND EQUITY
THE FIRST               Chairman of the Board       Martin A. Barley      -------------------------    -----------------------------
NATIONAL BANK          William T. Sturgis           Joseph E. Bell II     Cash and due                 Total deposits       $265,696
OF ST. MARY'S           President and               Elmer J. Brown          from banks     $  7,954
                        Chief Executive Officer     Edward S. Burroughs                                Short-term borrowings   5,660
41615 Park Avenue      Dan Kubican                  John A. Candela       Earning assets    305,900
P.O. Box 655            Senior Vice President and   Ford L. Dean                                       Other liabilities and
Leonardtown,            Senior Loan Officer         Frances P. Eagan      Allowance for                  accrued expenses      1,561
Maryland 20650         Marilyn L. Jumalon           George A. Ferguson      loan losses      (4,003)
301/475-8081            Senior Vice President,      Roger D. Hill                                      Long-term debt              -
                        Cashier and  Secretary to   Joseph F. Mitchell    Other assets        8,334
8 Offices               the Board                   William T. Sturgis                     --------    Shareholders' equity   45,268
                       Genevieve M. Hunt            Edmund W. Wettengel   Total assets     $318,185
                        Senior Vice President                                              ========    Total liabilities    --------
96 Employees            and Controller                                    Net income       $  8,097      and equity         $318,185
                       Linda P. Cross                                                      ========                         ========
Chartered in 1903       Vice President,
                        Human Resources

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]                 Paul E. Peak                Thomas A. Burke         ASSETS                      LIABILITIES AND EQUITY
THE FOREST HILL         President and              Ann K. Edie             -------------------------   -----------------------------
STATE BANK              Chief Executive Officer    Henry S. Holloway       Cash and due                Total deposits       $233,579
                       Russell R. Cullum           Richard E. Kinard         from banks     $  7,592
130 South Bond Street   Executive Vice President   C. Ray Mann                                         Short-term borrowings  26,145
Bel Air,               Michael F. Allen            Paul E. Peak            Earning assets    279,295
Maryland 21014          Senior Vice President      Barbara Lee Rudolph                                 Other liabilities and
410/838-6131                                       R. Edward Schueler Jr.  Allowance for                 accrued expenses      1,112
Baltimore:                                         Gregory A. Szoka          loan losses      (4,482)
410/879-1475                                       Farrell D. Whiteford                                Long-term debt              -
                                                                           Other assets        8,699
7 Offices                                                                                   --------   Shareholders' equity   30,268
                                                                           Total assets     $291,104                        --------
95 Employees                                                                                ========   Total liabilities
                                                                           Net income       $  5,629     and equity         $291,104
Chartered in 1913                                                                           ========                        ========


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]                  J. Brian Gaeng              W. Bert Anderson        ASSETS                    LIABILITIES AND EQUITY
FREDERICKTOWN            President and              Marvin E. Ausherman     ------------------------- ------------------------------
BANK &                   Chief Executive Officer    George W. Bruchey       Cash and due              Total deposits        $177,473
TRUST COMPANY           David L. Hoffman            David P. Chapin           from banks   $  5,606
                         Senior Vice President      J. Brian Gaeng                                    Short-term borrowings    5,503
30 North Market Street                              Robert E. Gearinger     Earning assets  206,443
Frederick,                                          Richard L. Kessler                                Other liabilities and
Maryland 21701                                      Christopher T. Kline    Allowance for              accrued expenses        1,025
301/662-8231                                        David C. Meadows          loan losses    (3,431)
                                                    Peter H. Plamondon                                Long-term debt               -
7 Offices                                           Alfred P. Shockley      Other assets      6,090
                                                                                           --------   Shareholders' equity    30,707
71 Employees                                                                Total assets   $214,708                         --------
                                                                                           ========   Total liabilities
Chartered in 1828                                                           Net income     $  4,628     and equity          $214,708
                                                                                           ========                         ========

              [LOGO]  MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
              MERCANTILE                                                      55

                      EXECUTIVE OFFICERS            DIRECTORS                 BALANCE SHEET (Dollars in thousands) December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]                Donald R. Yowell              George R. Thompson Jr.     ASSETS                 LIABILITIES AND EQUITY
MERCANTILE              President and                   Chairman of the Board  -----------------------------------------------------
MARSHALL NATIONAL       Chief Executive Officer     Thomas W. diZerega         Cash and due           Total deposits        $84,055
BANK AND TRUST        Anita L. Shull                    Vice Chairman            from banks   $ 3,224 Short-term borrowings       -
COMPANY                 Executive Vice President    Randolph S. E. Carter
                        and Chief Financial Officer Wm. Hunter deButts Jr.     Earning assets  89,660 Other liabilities and
8372 West Main Street Kevin A. Lee                  Thomas B. Glascock                                  accrued expenses        700
Marshall,               Senior Vice President       Richard C. Riemenschneider Allowance for
Virginia 20115        Jerry D. Medlock              Norris A. L. Royston         loan losses   (1,404)
540/364-1555            Senior Vice President       Evelyn D. Trumbo
2 Offices             Carol C. Merewether           Lewis S. Wiley             Other assets     2,567 Long-term debt              -
                        Vice President and          Donald R. Yowell                          -------
                        Corporate Secretary
                                                                               Total assets   $94,047 Shareholders' equity    9,292
39 Employees                                                                                  =======                       -------

Chartered in 1905                                                              Net income     $ 1,540    Total liabilities
                                                                                              =======          and equity   $94,047
                                                                                                                            =======

------------------------------------------------------------------------------------------------------------------------------------
MERCANTILE-SAFE     Edward J. Kelly III         Cynthia A. Archer        ASSETS                   LIABILITIES AND EQUITY
DEPOSIT AND COMPANY   Chairman of the Board and H. Furlong Baldwin       -----------------------------------------------------------
TRUST COMPANY         Chief Executive Officer   Richard O. Berndt        Cash and due             Total deposits         $2,361,051
                    J. Marshall Reid            William R. Brody, M.D.     from banks  $  177,104
Two Hopkins Plaza     President and             George L. Bunting Jr.                             Short-term borrowings     562,672
Baltimore,            Chief Operating Officer   Darrell D. Friedman      Earning assets 3,135,642
Maryland 21201      Jack E. Steil               Freeman A. Hrabowski III                          Other liabilities and
410/237-5900          Chairman-Credit Policy    Mary Junck               Allowance for              accrued expenses         43,979
                    Kenneth A. Bourne Jr.       Edward J. Kelly III        loan losses    (52,690
18 Offices            Executive Vice President  Robert A. Kinsley                                 Long-term debt                  -
                    Charles E. Siegmann         William J. McCarthy      Other assets      78,577
1,054 Employees       Executive Vice President  Morton B. Plant                        ---------- Shareholders' equity      370,931
                    Malcolm C. Wilson           Christian H. Poindexter                                                  ----------
Chartered in 1864     Executive Vice President  J. Marshall Reid         Total assets  $3,338,633
                    Terry L. Troupe             Donald J. Shepard                      ========== Total liabilities
                      Chief Financial Officer   Jack E. Steil                                       and equity           $3,338,633
                    Alan D. Yarbro              Brian B. Topping         Net income    $   76,339                        ==========
                      General Counsel and                                              ==========
                      Secretary                 Director Emeritus
                                                Calman J. Zamoiski Jr.

---------------------------------------------------------------------------------------------------------------------------------
THE NATIONAL          J. William Poole           Leland L. Baker      ASSETS                    LIABILITIES AND EQUITY
BANK OF                Chairman of the Board     John H. Chichester   -----------------------------------------------------------
FREDERICKSBURG        William B. Young           John F. Fick         Cash and due              Total deposits           $220,567
                       President and             Lewis W. Graves       from banks    $  7,597
2403 Fall Hill Avenue  Chief Executive Officer   Charles A. McCormack                           Short-term borrowings      17,500
Fredericksburg,       William E. Milby           William E. Milby     Earning assets  253,052
Virginia 22401         Executive Vice President  Gary M. Nuckols                                Other liabilities and
540/899-3200           and Cashier               J. William Poole     Allowance for              accrued expenses           2,610
                      John B. Daniel             William J. Vakos      loan losses     (3,251)
8 Offices              Senior Vice President,    William B. Young                               Long-term debt                  -
                       Retail Banking                                 Other assets     13,227
102 Employees         Lloyd B. Harrison III                                          --------   Shareholders' equity       29,948
                       Senior Vice President and                                                                         --------
Chartered in 1865      Senior Credit Officer                          Total assets   $270,625
                      Ronald L. Pearson                                              ========   Total liabilities
                       Senior Vice President and                                                  and equity             $270,625
                       Senior Trust Officer                           Net income     $  4,499                            ========
                                                                                     ========

                [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
56              MERCANTILE

                       EXECUTIVE OFFICERS          DIRECTORS               BALANCE SHEET (Dollars in thousands)  December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]                 Jeffrey F. Turner           Ralph L. Chapman        ASSETS                    LIABILITIES AND EQUITY
MERCANTILE              President and              William E. Esham Jr.    -----------------------   ------------------------------
                        Chief Executive Officer    Frank B. Hanna Sr.      Cash and due              Total deposits        $556,393
PENINSULA              Henry E. Tilman Jr.         Henry H. Hanna III        from banks   $ 24,983
BANK                    Executive Vice President,  Charles R. Jenkins Sr.                            Short-term borrowings   24,689
                        Retail Banking             John B. Long II         Earning assets  628,084
11738 Somerset Avenue  F. Winfield Trice           Ralph L. Mason Jr.                                Other liabilities and
P.O. Box 219            Executive Vice President   Hugh P. McLaughlin Jr.  Allowance for               accrued expenses       5,897
Princess Anne,          and Senior Loan Officer    Frederick T. Parker       loan losses   (11,750)
Maryland 21853         Deborah S.Abbott            George A. Purnell                                 Long-term debt               -
                        Senior Vice President      John B. Robins IV       Other assets     22,763
410/651-2400            and Regional Officer       E. Scott Tawes                         --------   Shareholders' equity    77,101
                       Harry B. Gemmell            Casey I. Todd                                                           --------
30 Offices              Senior Vice President      Jeffrey F. Turner       Total assets   $664,080   Total liabilities
                        and Regional Officer       Robert B. Twilley Jr.                  ========     and equity          $664,080
265 Employees          W. Thomas Mears                                                                                     ========
                        Senior Vice President                              Net income     $ 11,239
Chartered in 1889       and Regional Officer                                              ========
                       F. Dennis Parker
                        Senior Vice President
                        and Regional Officer
                       Michael R. Walsh
                        Senior Vice President
                        and Secretary
                       Jerry C. Briele
                        Vice President and
                        Treasurer
                       Ronald L. Laws
                        Vice President

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]                 Patrick M. Bilbrough        A. Curtis Andrew        ASSETS                    LIABILITIES AND EQUITY
MERCANTILE             President and               Richard A. Edwards      ------------------------- ------------------------------
                       Chief Executive Officer     Frederick L. Hubbard    Cash and due              Total deposits         $77,018
THE PEOPLES                                        E. John Mills             from banks     $ 4,863
BANK OF                                            Randolph P. Moore                                 Short-term borrowings    3,295
MARYLAND                                           Joseph D. Quinn         Earning assets    85,520
                                                   Philip G. Yost                                    Other liabilities and
207 Market Street                                                          Allowance for                accrued expenses        416
Denton,                                                                      loan losses     (1,543)
Maryland 21629                                                                                       Long-term debt               -
410/479-2600                                                               Other assets       2,760
                                                                                            -------  Shareholders' equity    10,871
5 Offices                                                                                                                   -------
                                                                           Total assets     $91,600  Total liabilities
36 Employees                                                                                =======    and equity           $91,600
                                                                                                                            =======
Chartered in 1919                                                          Net income       $ 1,713
                                                                                            =======


-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]                 James J. Cromwell           Stephen E. Chase        ASSETS                    LIABILITIES AND EQUITY
MERCANTILE             Chairman of the Board       Jay Milton Clogg        ------------------------  ------------------------------
                       Kenneth C. Cook             Kenneth C. Cook         Cash and due              Total deposits        $235,936
POTOMAC                President and               James J. Cromwell         from banks    $ 12,653
VALLEY BANK            Chief Executive Officer     Bruce Mackey                                      Short-term borrowings   64,195
                       Andrew F. Flott             William C. Moyer        Earning assets   317,777
702 Russell Avenue     Executive Vice President,   Rex L. Sturm                                      Other liabilities and
Gaithersburg,          Finance Division Manager    C. Clifton Veirs III    Allowance for              accrued expenses        1,837
Maryland 20877         and Corporate Secretary                               loan losses     (5,106)
301/963-7600           William W. West                                                               Long-term debt               -
                       Executive Vice President                            Other assets       5,770
8 Offices              and Chief Lending Officer                                           --------  Shareholders' equity    29,126
                       John M. Bruning                                                                                     --------
92 Employees           Senior Vice President                               Total assets    $331,094  Total liabilities
                       C. R. (Rick) Carder IV                                              ========   and equity           $331,094
Chartered in 1959      Senior Vice President                               Net income      $  4,986                        ========
                       Gary L. Coffman                                                     ========
                       Senior Vice President
                       Arrel E. Godfrey
                       Senior Vice President
                       Jack Green
                       Senior Vice President
                       Roy Green
                       Senior Vice President
                       Anne R. Kline
                       Senior Vice President
                       Eugenia M. Long
                       Senior Vice President
                       Patricia S. Oliphant
                       Senior Vice President

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
             MERCANTILE                                                       57

                   EXECUTIVE OFFICERS           DIRECTORS                  BALANCE SHEET (Dollars in thousands)  December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]              William W. Duncan Jr.       William W. Duncan Jr.      ASSETS                    LIABILITIES AND EQUITY
ST. MICHAELS          President and             Pamela P. Gardner          ------------------------  ------------------------------
BANK                  Chief Executive Officer   Mary B. Hoff               Cash and due              Total deposits       $ 114,872
                    Clifford L. Hilk            J. Brent Raughley            from banks   $   5,228
213 Talbot Street     Senior Vice President and Norman M. Shannahan III                              Short-term borrowings   29,335
P.O. Box 70           Senior Loan Officer       R. Ivan Thamert            Earning assets   156,291
St. Michaels,                                   John R. Valliant                                     Other liabilities and
Maryland 21663                                  Donald R. Young            Allowance for               accrued expenses         903
410/745-5091                                                                 loan losses     (4,504)
                                                                                                     Long-term debt               -
5 Offices                                                                  Other assets       3,967
                                                                                          ---------  Shareholders' equity    15,872
35 Employees                                                               Total assets   $ 160,982                       ---------
                                                                                          =========  Total liabilities
Chartered in 1890                                                          Net income     $   3,400    and equity         $ 160,982
                                                                                          =========                       =========

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]              Richard F. Price            Linda I. Alexander         ASSETS                    LIABILITIES AND EQUITY
THE SPARKS            Chairman of the Board     John E. Day                ------------------------- -------------------------------
STATE BANK          Bradley G. Moore            James J. Hartenstein       Cash and due              Total deposits       $ 194,949
                      President and             J. David Lawson              from banks   $   4,506
14804 York Road       Chief Executive Officer   Bradley G. Moore                                     Short-term borrowings   11,867
Sparks,             Daniel R. Wernecke          Richard F. Price           Earning assets   232,641
Maryland 21152        Executive Vice President  Robert J. Rigger                                     Other liabilities and
410/771-4900        Janet M. Miller             Oscar M. Schapiro          Allowance for               accrued expenses       1,834
                      Senior Vice President and                              loan losses     (3,943)
5 Offices             Corporate Treasurer                                                            Long-term debt               -
                    Amy G. Whiteley                                        Other assets       5,309
59 Employees          Senior Vice President                                               ---------  Shareholders' equity    29,863
                    Donna S. Ensor                                         Total assets   $ 238,513                       ---------
Chartered in 1916     Vice President and                                                  =========  Total liabilities
                      Corporate Secretary                                  Net income     $   5,491    and equity         $ 238,513
                                                                                          =========                       =========

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]              Ferdinand A. Ruppel Jr.     Glenn S. Bair              ASSETS                    LIABILITIES AND EQUITY
WESTMINSTER           Chairman of the Board     David L. Brauning          ------------------------  -------------------------------
UNION BANK          Mark G. Pohlhaus            Daniel S. Dulany           Cash and due              Total deposits       $ 424,596
                      President and             Donald C. Essich             from banks   $  13,245
71 East Main Street   Chief Executive Officer   Todd L. Herring                                      Short-term borrowings   23,810
Westminster,                                    K. Wayne Lockard           Earning assets   500,343
Maryland 21157                                  John T. Maguire II                                   Other liabilities and
410/848-9300                                    G. Thomas Mullinix         Allowance for               accrued expenses       2,700
                                                Mark G. Pohlhaus             loan losses     (7,537)
16 Offices                                      Marlin L. Rittase                                    Long-term debt          17,500
                                                Ferdinand A. Ruppel Jr.    Other assets      16,053
230 Employees                                   Robert T. Scott                           ---------  Shareholders' equity    53,498
                                                Ethan A. Seidel            Total assets   $ 522,104                       ---------
Chartered in 1898                               Larry A. Van Sant Sr.                     =========  Total liabilities
                                                                           Net income     $   6,030    and equity         $ 522,104
                                                                                          =========                       =========


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]               Paul W. Parks              John D. Long               ASSETS                    LIABILITIES AND EQUITY
MERCANTILE             President and            Paul W. Parks              ------------------------  -------------------------------
MORTGAGE               Chief Executive          J. Marshall Reid                                     Total deposits       $       -
CORPORATION            Officer                                             Cash and due
(a subsidiary of     Michael S. Cordes                                       from banks   $   3,891  Short-term borrowings  165,500
Mercantile-Safe        Executive Vice
Deposit and Trust      President, Multifamily                              Earning assets   173,843  Other liabilities and
Company)               Finance                                                                         accrued expenses       2,552
                     John D. Long                                          Allowance for
20 South Charles       Senior Vice President,                                loan losses     (3,575) Long-term debt               -
Street,                Construction Lending
3rd Floor            Kevin J. Michno                                       Other assets       6,122  Shareholders' equity    12,229
Baltimore,             Senior Vice President,                                             ---------                       ---------
Maryland 21201         Production                                          Total assets   $ 180,281  Total liabilities
410/347-8940         Joseph J. O'Brien Jr.                                                =========    and equity         $ 180,281
12 Offices             Senior Vice President,                                                                             =========
                       Construction Lending                                Net income     $   3,002
56 Employees         John M. Schwanky                                                     =========
Incorporated in 1972   Senior Vice President,
                       Servicing
                     Janet M. Chance
                       Vice President,
                       Quality Control
                     Nancy Hauprich
                       Vice President,
                       Construction Lending
                     Timothy P. Reynolds
                       Vice President,
                       Construction Lending
                     Francis M. Teller
                       Vice President,
                       Construction Lending

58        [LOGO]   MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                       EXECUTIVE OFFICERS          DIRECTORS                  BALANCE SHEET (Dollars in thousands) December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]                Joseph M. Santos         Kenneth A. Bourne Jr.   Assets                     Liabilities and equity
MBC LEASING CORP.       President              David R. Bowen          -------------------------  -------------------------------
                      W. Keith Moore           J. Marshall Reid        Cash and due               Total deposits       $       -
(a subsidiary of        Senior Vice            Joseph M. Santos          from banks   $     426
Mercantile-Safe         President              Jack E. Steil                                      Short-term borrowings  202,829
Deposit and Trust     Scott H. Krieger                                 Earning assets   223,115
Company)                Treasurer and                                                             Other liabilities and
                        Assistant Secretary                            Allowance for                accrued expenses      14,443
Two Hopkins Plaza     Dennis W. Kreiner                                  loan losses         -
P.O. Box 1451           Secretary                                                                 Long-term debt               -
Baltimore,            Mary L. Roberts                                  Other assets          32
Maryland 21203          Assistant Vice                                                ---------   Shareholders' equity     6,301
410/237-5855            President                                      Total assets   $ 223,573                        ---------
                                                                                      =========   Total liabilities
4 Employees                                                            Net income     $   2,229     and equity         $ 223,573
                                                                                      =========                        =========

--------------------------------------------------------------------------------------------------------------------------------
[LOGO]                Stewart P. McEntee       Kenneth A. Bourne Jr.   ASSETS                     LIABILITIES AND EQUITY
MBC Agency, Inc.        President              William J. McCarthy     ------------------------   ------------------------------
                      Dennis W. Kreiner        O. James Talbott II     Cash and due               Total deposits         $     -
Two Hopkins Plaza       Secretary                                        from banks     $   576
Baltimore,            William T. Skinner Jr.                                                      Short-term borrowings        -
Maryland 21201          Vice President and                             Earning assets     3,871
410/347-8294            Treasurer                                                                 Other liabilities and
                                                                       Allowance for                accrued expenses       2,415
                                                                         loan losses          -
                                                                                                  Long-term debt               -
                                                                       Other assets          62
                                                                                        -------   Shareholders' equity     2,094
                                                                       Total assets     $ 4,509                          -------
                                                                                        =======   Total liabilities
                                                                       Net income       $   416     and equity           $ 4,509
                                                                                        =======                          =======

--------------------------------------------------------------------------------------------------------------------------------
[LOGO]                Ronald D. Mettam         Dennis W. Kreiner       ASSETS                     LIABILITIES AND EQUITY
MBCRealty, LLC          President              Ronald D. Mettam        ------------------------   ------------------------------
                      Vernon D. Conway         J. Marshall Reid        Cash and due               Total deposits        $      -
Two Hopkins Plaza       Senior Vice President  Charles E. Siegmann       from banks    $      8
Baltimore,            W. Joseph Smith Jr.      Terry L. Troupe                                    Short-term borrowings    2,585
Maryland 21201          Assistant Vice                                 Earning assets         -
410/237-5377            President                                                                 Other liabilities and
                      Dennis W. Kreiner                                Allowance for                accrued expenses       2,689
                        Secretary                                        loan losses         -
24 Employees          William T. Skinner Jr.                                                      Long-term debt              47
                        Treasurer                                      Other assets      21,623
                      Kimberly L. Talley                                               --------   Shareholders' equity    16,310
                        Assistant Treasurer                            Total assets    $ 21,631                         --------
                                                                                       ========   Total liabilities
                                                                       Net income      $  1,844     and equity          $ 21,631
                                                                                       ========                         ========

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
           MERCANTILE                                                         59

MERCANTILE BANKSHARES CORPORATION

OFFICERS                        DIRECTORS                        +Edward J. Kelly III                      DIRECTORS EMERITUS
                                                                  President and Chief
Edward J. Kelly III             *Cynthia A. Archer                Executive Officer of                     Calman J. Zamoiski Jr.
President and Chief              Vice President of Market-        Mercantile Bankshares Corporation and    Chairman of the Board of
Executive Officer                ing and Development,             Chairman of the Board                    Independent Distributors,
                                 Sunoco, Inc., a major oil        and Chief Executive                      Incorporated, general
Jack E. Steil                    refiner                          Officer of Mercantile-Safe               wholesale distributors
Executive Vice President                                          Deposit and Trust Company
                                +H. Furlong Baldwin                                                        Morris W. Offit
Alan D. Yarbro                   Chairman of the Board of        +Robert A. Kinsley                        Chairman of the Board
General Counsel and Secretary    Mercantile Bankshares            Chairman of the Board                    and Chief Executive
                                 Corporation                      and Chief Executive                      Officer of OFFITBANK,
Terry L. Troupe                                                   Officer of Kinsley                       a private bank offering
Chief Financial Officer         +Richard O. Berndt                Construction, Inc., a                    integrated investment
and Treasurer                    Partner in the law firm of       general and heavy                        services
                                 Gallagher, Evelius &             construction firm
Robert W. Johnson                Jones, LLP
Senior Vice President                                            +William J. McCarthy
                                 William R. Brody, M.D.           Principal of William
O. James Talbott II              President of The Johns           J. McCarthy, P.C., a
Senior Vice President            Hopkins University               Partner in the law firm
                                                                  of Venable, Baetjer and
Jerry F. Graham                *.George L. Bunting Jr.            Howard, LLP
Vice President                   President and Chief
                                 Executive Officer of Bunting   * Morton B. Plant
Robert C. Smith                  Management Group, a              Chairman of the Board of
General Auditor                  private financial manage-        Keywell Corporation, a
                                 ment company                     recycler of stainless steel
Diana E. Nelson                                                   and high temperature alloy
Controller                       Darrell D. Friedman              scrap metal
                                 President and Chief
                                 Executive Officer of THE       +.Christian H. Poindexter
                                 ASSOCIATED: Jewish               Chairman of the Board
                                 Community Federation of          and Chief Executive
                                 Baltimore                        Officer of Constellation
                                                                  Energy Group, Inc., a pub-
                                 Freeman A.                       lic utility holding company
                                 Hrabowski III
                                 President of University of     +.Donald J. Shepard
                                 Maryland-Baltimore               Chairman of the Board,
                                 County                           President and Chief
                                                                  Executive Officer of
                               *.Mary Junck                       AEGON USA, Inc., a hold-
                                 President and Chief              ing company owning
                                 Executive Officer of Lee         insurance and insurance
                                 Enterprises, Inc., a diversi-    related companies
                                 fied media company

                                                         +Member of Executive
                                                          Committee
                                                         *Member of Audit
                                                          Committee
                                                         .Member of Compensation
                                                          Committee


                                                        Listing as of March 2001

CORPORATE INFORMATION

CORPORATE PROFILE

Mercantile Bankshares Corporation is a multibank holding company, organized in 1969 under the laws of Maryland. On January 1, 2001, its principal affiliates were 21 locally managed and directed community banks.

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

HEADQUARTERS

Two Hopkins Plaza, P.O. Box 1477
Baltimore,Maryland 21203
410/237-5900

MERCANTILE BANKSHARES
CORPORATE COMMUNICATIONS

P.O. Box 1477
Baltimore, Maryland 21203
410/237-5971

MERCANTILE BANKSHARES
INVESTOR RELATIONS

P.O. Box 1477
Baltimore, Maryland 21203
410/347-8039
www.mrbk.com


ACCOUNTANTS

PricewaterhouseCoopers, LLP
250 West Pratt Street
Baltimore, Maryland 21201

ANNUAL MEETING OF SHAREHOLDERS

10:30 a.m., Wednesday,
April 25, 2001
Two Hopkins Plaza,
Baltimore, Maryland

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

DIRECT DEPOSIT OF CASH DIVIDENDS

Shareholders of Mercantile Bankshares Corporation common stock may have their cash dividends deposited automatically, on date of payment, to a checking, savings or money market account in a financial institution that participates in an Automated Clearing House.

  Shareholders will receive confirmation by mail from the Dividend Disbursing Agent of the amount deposited. Shareholders who wish to enroll in the direct deposit service should contact the Dividend Disbursing Agent.

AUTOMATIC DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

Mercantile Bankshares Corporation offers its shareholders a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price that is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs.

Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent:

The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and
 Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
800/524-4458

     [LOGO] MERCANTILE BANKSHARES CORPORATION
     MERCANTILE

                   [LOGO] MERCANTILE BANKSHARES CORPORATION
                   MERCANTILE

                              Baltimore, Maryland