Form 10-K, Exhibit 13
period 2001-12-31
MERCANTILE BANKSHARES CORP
filed 2002-03-22
CIK 64908

                                   Exhibit 13
                                   ----------

                         Annual Report to Stockholders
                      For the Year Ended December 31, 2001

                                   MERCANTILE
                                   BANKSHARES
                                   CORPORATION


                                  Annual Report

                                      2001

                                    [GRAPHIC]


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

                                   MERCANTILE
                                   BANKSHARES
                                   CORPORATION

        We are a family of community banks throughout Maryland, Virginia and Delaware. Each bank operates with its own name, management, board of directors and historic ties to its community.

         Organized in 1969 to combine the benefits of community banking with the resources of a regional
                organization, Mercantile Bankshares continues to
                       build on its traditional strengths.

                                Local Perspective
              Each bank is dedicated to its own market and responds directly to its customers' banking needs. Customer-related decisions are made at the local level by employees who know their customers and understand the local business environment.

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

                               Combined Resources
                     Backed by the Corporation's outstanding
                    financial strength, Mercantile Bankshares
                 members benefit from the resources of a larger
           organization. They are able to provide their customers with specialized wealth management and commercial banking services through the largest affiliate, Mercantile-Safe Deposit and Trust Company;
                     an array of electronic information and
                      account management services; and the
                    convenience of a large network of banking
                                    offices.

Consolidated Financial Highlights

                                                                                  Increase
(Dollars in thousands, except per share data)              2001           2000   (Decrease)
-------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income................................  $  418,241     $  409,385         2.2%
Net income.........................................     181,295        175,230         3.5
Cash dividends paid................................      77,597         70,641         9.8
Basic net income per share.........................        2.57           2.53         1.6
Diluted net income per share.......................        2.55           2.51         1.6
Dividends paid per common share....................        1.10           1.02         7.8
Average loans......................................   6,832,856      6,169,632        10.7
Average investment securities......................   1,816,039      1,694,226         7.2
Average assets.....................................   9,227,202      8,299,316        11.2
Average deposits...................................   7,048,670      6,196,854        13.7
Average shareholders' equity.......................   1,197,058      1,054,071        13.6
-------------------------------------------------------------------------------------------
AT YEAR END
Loans, net.........................................  $6,764,783     $6,554,682         3.2%
Investment securities..............................   2,340,963      1,727,308        35.5
Assets.............................................   9,928,786      8,938,030        11.1
Deposits...........................................   7,447,372      6,796,541         9.6
Shareholders' equity...............................   1,230,206      1,173,301         4.8
Book value per common share........................       17.63          16.50         6.8
Market value per common share......................       43.04          43.19         (.3)
-------------------------------------------------------------------------------------------
RATIOS
Return on average assets...........................        1.96%          2.11%
Return on average shareholders' equity.............       15.15          16.62
Average shareholders' equity/average assets........       12.97          12.70
-------------------------------------------------------------------------------------------
STATISTICS
Banking offices....................................         188            194          (6)
Employees..........................................       2,949          2,979         (30)
Shareholders.......................................       8,817          9,191        (374)
Weighted average common
   shares outstanding..............................  70,573,594     69,173,173   1,400,421
Common shares outstanding..........................  69,775,710     71,098,750  (1,323,040)
-------------------------------------------------------------------------------------------


Contents

Consolidated Financial Highlights....................................................     1
To Our Shareholders..................................................................     2
Review of Services...................................................................     4
Management's Discussion and Analysis of Financial Condition
   and Results of Operations.........................................................     6
Report of Independent Accountants....................................................    26
Consolidated Balance Sheets..........................................................    27
Statement of Consolidated Income.....................................................    28
Statement of Consolidated Cash Flows.................................................    29
Statement of Changes in Consolidated Shareholders' Equity............................    30
Notes to Consolidated Financial Statements...........................................    31
Five-Year Selected Financial Data....................................................    49
Five-Year Statistical Summary........................................................    50
Five-Year Summary of Consolidated Income.............................................    52
Principal Affiliates.................................................................    53
Mercantile Bankshares Corporation....................................................    60
Corporate Information................................................................    61

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

To Our Shareholders


For the 26th consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Despite challenges posed by rapidly falling rates and a downturn in the economy, total consolidated net income for 2001 increased 3.5% to $181,295,000, compared to $175,230,000 in 2000. Diluted net income per share was $2.55, a 1.6% increase over the $2.51 per share in 2000. Diluted per share amounts are based on weighted average common shares outstanding, adjusted for the dilutive effect of stock options. The adjusted weighted average common shares outstanding were 71,199,000 for 2001 and 69,719,000 for 2000.

   Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 25 consecutive years. In June 2001, the cash dividend was increased to $.28 a share for the quarter. Total cash dividends paid per share in 2001 were $1.10, a 7.8% increase over 2000. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 11.2%.

   In 2001, return on average assets, a key measure of profitability, was 1.96%. Although this was down from the 2.11% in 2000, it continued to place us in the top tier of U.S. banks. The return on average equity, constrained by our large equity base, decreased to 15.15% in 2001 from 16.62% in 2000.

   Management has been pursuing a strategy to enhance shareholder value by using capital to finance growth, both internal and external, and when capital is not needed for that purpose, returning it to shareholders in dividends and repurchasing shares. During 2001, we repurchased 1,594,500 shares of common stock under the share buyback program. From December 1993 to year-end 2001, authorization has been granted by the Board of Directors for repurchase of 16,000,000 shares, and approximately 13,100,000 shares of common stock have been repurchased.

   Average shareholders' equity increased 13.6% to $1.197 billion for 2001. The ratio of average equity to average assets, a measure of capital strength, increased to 12.97% for 2001 from 12.70% for 2000, and remains among the strongest of the nation's largest banking organizations. At December 31, 2001, total shareholders' equity was $1.230 billion, compared to $1.173 billion at the end of 2000, a 4.8% increase. The positive effect of net income was largely offset by dividends paid and shares repurchased.

   The market price of Mercantile Bankshares Corporation common stock was $43.04 at December 31, 2001. This equates to approximately $3.0 billion in market capitalization, slightly lower than the $3.1 billion at the end of 2000.

   At December 31, 2001, total assets at Mercantile Bankshares Corporation were $9.929 billion, compared to $8.938 billion at December 31, 2000. On a daily average basis, total assets rose 11.2% to $9.227 billion, partly due to two bank acquisitions completed in the second half of 2000. Average total loans rose 10.7% to $6.833 billion, while average total investment securities increased 7.2% to $1.816 billion.

   Although the year 2001 saw average total loans increase by almost 11%, the ratios of loan types to total loans remained much the same as in previous years. Average commercial loans, which increased 12.5%, were 58% of the average total loan portfolio, while average construction loans increased 7.8% and remained 12% of the total. Average residential real estate loans, which increased 11.5%, were 15% of average total loans, and average consumer loans increased 5.6% and remained 15% of the total.

   Despite increases in nonperforming assets, credit quality at Mercantile Bankshares, as measured by commonly used statistics, remains high. At December 31, 2001, total nonperforming assets, which include nonperforming loans and other real estate owned, were $33,100,000, compared to $31,370,000 at prior year-end. Nonperforming assets as a percent of period-end loans and other real estate owned were .48% at year-end 2001, compared to .47% in 2000.

   Provisions made for loan losses totaled $13,434,000 in 2001 and $17,231,000 in 2000. The allowance for loan losses at December 31, 2001, was $141,463,000 versus $138,612,000 in the prior year. The allowance for loan losses as a percent of total period-end loans was 2.05% at year-end 2001 and 2.07% at year-end 2000. For 2001, loans charged off, net of recoveries, totaled $10,583,000, compared to net charge-offs of $2,484,000 for 2000.

   Average total deposits for the year ended December 31, 2001, were $7.049 billion, a 13.7% increase over 2000. In 2001, the ratio of average demand deposits, which do not bear interest, to average total deposits remained unchanged at 23%. The combination of savings, checking plus interest and money market accounts decreased from 38% to 35% of average total deposits. Certificates of deposit were 42% of average total deposits in 2001, compared to 39% the previous year. Higher interest rates were paid on certificates of deposit throughout most of 2001, which resulted in the shift to time deposits.

   Net interest income for 2001 increased 2.2% over 2000 to $418,241,000. This was due to an increase in average earning assets of 11.4% to $8.791 billion, which was partially offset by a decline in the net interest margin to 4.83%, from 5.26% at year-end 2000. This decline is attributable principally to the Federal Reserve's 475 basis point reduction in short-term interest rates during 2001. The Corporation is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. As a result, Mercantile's net interest margin tends to compress, and growth in net interest income tends to slow in a falling interest rate environment. However, the lower rate environment did provide the Corporation with an


2           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
opportunity to raise an additional $200 million in long-term debt during the fourth quarter of 2001.

   Total noninterest income increased 15.9% in 2001 to $145,490,000. The largest component of noninterest income is Trust Division revenues. Trust Division revenues decreased less than 1% compared to 2000, as the decline in equity markets during the year had a negative impact on income from principal fees. We will continue working to strengthen what historically has been an important part of our business. Mortgage banking revenues had the largest impact on the growth in noninterest income, with an increase of $9,476,000, or triple the amount reported for the prior year. Revenues benefited from increased volume in residential, commercial and multifamily loan originations and servicing. These increases were provided mainly by the commercial real estate financing subsidiary, which was acquired in March 2001. This financing company added a commercial real estate loan servicing portfolio of nearly $5 billion, of which $1 billion was servicing owned.

   Total noninterest expense increased 8.4% in 2001 to $263,959,000. Salary and employee benefit expenses are the largest part of noninterest expense and were $152,805,000, an increase of 8.8% over 2000. This increase was due partially to acquisitions and to a general increase in costs for health and welfare benefit plans.

   Because we stress cost control, we monitor closely the relationship of operating costs to income, or our efficiency ratio. For the year ended December 31, 2001, Mercantile Bankshares achieved an efficiency ratio of 45.1%. This continues to place us near the top in a ranking of efficiency ratios of the nation's 100 largest banking organizations conducted by a nationally recognized bank database analyst. The efficiency ratio for the prior year was 43.9%.

The year 2001 was a difficult one. Most importantly, we had to endure the shock and horror of September 11. Having spent much of my career in the vicinity of Ground Zero, I know it attracts many of the nation's "best and brightest" young people. For so many of them-with such promise and ambition-to be struck down so senselessly only intensified the sense of loss and outrage.

   The events of September 11 also led to an even more noticeable slowing of the economy. Nearly a decade of robust growth came clearly to an end. This led the Federal Reserve to continue to pursue the aggressive cuts in short-term interest rates it had initiated in January. After 11 cuts totaling 475 basis points, the Fed seems at least to have paused, if not stopped. Following the Fed's dramatic action, we have the lowest interest rates in decades.

   A slow economy and falling interest rates create a difficult environment for Mercantile. Lending is our core business, and growing loans is key to growing earnings. Moreover, while Mercantile is blessed with a large base of capital and core deposits, along with a strong commercial lending franchise, these factors make our net interest margin, and earnings, very vulnerable to declines in interest rates. Our liabilities (capital and core deposits) do not reprice as quickly or as pronouncedly as our assets (loans) when interest rates fall. Accordingly, our net interest margin declined from 5.26% for the year ended December 31, 2000, to 4.83% for the year ended December 31, 2001. With average earning assets of $8.8 billion, this translates into a $40.1 million negative impact on net interest income during the course of 2001.

   Notwithstanding this environment, Mercantile managed to achieve its 26th consecutive year of increased earnings and its 25th consecutive year of increased dividends. We also avoided any serious credit quality problems and maintained our customarily strong reserve levels. This reflects the strength of Mercantile's franchise. Thanks to the efforts of my predecessors, most notably
H. Furlong Baldwin, whom I succeeded as Chief Executive last March, that franchise rests on a foundation consisting not only of strong capital and reserves, but also of intense focus on our customers and the communities we serve. These are the keys to our success.

   As we move forward, I am committed to ensuring that Mercantile remains faithful to the principles that have served it so well. While growing loans may be a challenge if the economy continues to be slow, I believe our customer- and community-focused approach to the business, along with our financial strength and dependability, create a competitive advantage for us in any environment. Moreover, recent market developments may, in fact, help us to build our investment and wealth management business. The end of the bull market seems to have created renewed appreciation for the objective advice and steady performance that Mercantile is well-positioned to deliver. We hope to be able to grow our investment and wealth management business more quickly than we have in the past, and I am delighted that Wallace Mathai-Davis joined us in February 2002 as Chairman, Investment and Wealth Management and as a member of our Board of Directors. He came to us from OFFITBANK, where he had served as both Chief Operating Officer and Chief Financial Officer. He is a great addition to the team.

   We all look forward to doing our best to build upon the great traditions we have been fortunate enough to inherit.

/s/ Ned Kelly

Edward J. Kelly III, Chief Executive Officer
February 28, 2002


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

CONSUMER BANKING SERVICES

Personal Banking
Each Mercantile Bankshares banking affiliate offers numerous services to meet the checking, savings, investment and credit needs of the individuals in its community. The affiliate network provides customers with no-fee access to 163 ATMs, and customers can perform many routine transactions at any of the 188 affiliate banking offices. For added convenience, most affiliates offer a toll-free telephone number, enabling customers to verify account balances, track recent activity, perform selected transactions and reach a centralized Customer Service Center. By spring 2002 customers also will be able to access their personal accounts online. Initially, they will be able to track activity and perform basic transactions. Bill payment capabilities will be added a few months later.

   Personal banking services include Individual Retirement Accounts, certificates of deposit and various checking and savings plans, including an indexed money market account. The banks offer home equity loans and lines of credit, as well as installment loans, to meet a variety of borrowing needs.

   Other options available at most affiliates include the M.S.D.&T. Funds and fixed annuities. M.S.D.&T. Funds, a family of 14 mutual funds, offer customers the advantages of professional money management, asset diversity and enhanced liquidity. Mercantile Capital Advisors, Inc., a subsidiary of Mercantile-Safe Deposit and Trust Company, serves as investment advisor and administrator to the Funds. Annuities are offered through an insurance broker subsidiary of Mercantile. Neither annuities nor M.S.D.&T. Funds are FDIC insured.


Home Mortgages
Residential mortgages are available through affiliate banks and through Mercantile Mortgage Corporation, a subsidiary of Mercantile-Safe Deposit and Trust Company. A one-settlement construction/permanent loan is also available to individual home buyers.

COMMERCIAL BANKING SERVICES

Lending
General Commercial Lending
With their local knowledge and focus, our community banks are well-suited to meet the traditional credit needs of businesses in their market areas. Each bank works closely with customers to extend credit for general business purposes, such as working capital, plant expansion or equipment purchases, and for financing industrial and commercial real estate. Where appropriate, affiliate banks are adept at employing government guarantee programs, such as those available from the Small Business Administration.

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

Specialized Lending
When local commercial customers do not qualify for traditional financing, the Asset-Based Lending Group at Mercantile-Safe Deposit and Trust Company can help them convert the value of their accounts receivable, inventory and equipment into cash for operations. Mercantile also provides a wide variety of equipment leasing arrangements as an alternative to financing, and its lenders work with the affiliate banks to arrange more sophisticated financing in the areas of acquisitions and management buyouts.

Real Estate Lending
Mercantile's Real Estate Group provides land acquisition and development, construction and interim financing to investors in and developers of commercial real estate.

   Mercantile Mortgage Corporation makes loans for land acquisition, development and construction of single and multifamily housing.

   Mercantile Mortgage also provides permanent financing for multifamily projects as one of the nation's few Fannie Mae Delegated Underwriting and Servicing lenders. Permanent financing for multifamily projects and long-term, nonrecourse financing for commercial real estate are provided through Columbia National Real Estate Finance LLC, a subsidiary of Mercantile Mortgage. Columbia National is a Freddie Mac Program Plus Seller


4            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Servicer. It has correspondent relationships with approximately 12 life companies and services a loan portfolio in excess of $5 billion.

Cash Management
Centered at Mercantile-Safe Deposit and Trust Company, Cash Management helps business customers of all affiliate banks collect, transfer and invest their cash. Nonprofit institutions such as unions, charities and philanthropic organizations also find Cash Management services useful.

INVESTMENT AND WEALTH MANAGEMENT SERVICES

Continuing a tradition that spans nearly 140 years, our largest affiliate, Mercantile-Safe Deposit and Trust Company, focuses on the investment and wealth management needs of private individuals, family groups and institutions. Today, Mercantile has $15 billion in discretionary assets under management and $39 billion in assets under administration for a wide array of clients. Investment and wealth management services are available throughout the affiliate network.

Personal Investment Management and Trust Services
When managing a client's assets as part of an investment management or trustee relationship, Mercantile focuses on consistent investment performance and preservation of assets. Portfolios are individually designed to meet each client's risk/return parameters and investment objectives. Where appropriate, clients have access to the M.S.D.&T. Funds. Mercantile also acts in a custodial capacity, providing safekeeping of assets and investment analysis.

Private Wealth Management
Designed to cater to the unique needs of families with substantial means, the Private Wealth Management Group works with more than 70 individuals and families whose total assets with Mercantile approach $5 billion. The group integrates the full range of services required to seamlessly manage its clients' complex financial circumstances. These include investment management, trusts, tax planning, estate planning and administration and charitable giving. The team of specialists within the Private Wealth Management Group also provides expert guidance in sophisticated, nontraditional investment strategies, such as private equity, real estate and hedge fund investing.

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

Employee Benefit Services
The Institutional Services Group at Mercantile-Safe Deposit and Trust Company works with each affiliate to help local businesses establish or enhance their employee retirement plans and profit sharing plans. Nonprofit organizations, such as government entities, charitable organizations and unions, also use employee benefit services. For example, Mercantile is trustee for a group trust that focuses on commercial real estate investments for Taft-Hartley pension plans.

   Mercantile provides a range of qualified and nonqualified pension plans, as well as plan design and documentation, plan administration and tax reporting, employee education and other retirement plan services.

Investment Management and Administration of Assets
Mercantile's Institutional Services Group and the affiliate banks work together to provide local businesses and nonprofit organizations with sophisticated investment management and administrative services.

   Nonprofit institutions such as charitable and philanthropic organizations, unions, state and local governments and military institutions, as well as other businesses, can all benefit from Mercantile's investment management, master custody and trust expertise.

   Mercantile also can help nonprofit organizations with annual giving and capital campaigns, pooled income funds, gift annuities and charitable remainder trusts.

   Institutional Services employs the latest in technology and comprehensive reporting to build flexibility into each relationship. For example, NetTrust enables clients to access their accounts via the Internet to track activity and view holdings. Digital certificates installed on client computers ensure the highest level of data security. The Unitized Fund Accounting System (UFACS) enables endowment and institutional clients to efficiently manage multiple donor or restricted funds via the Internet. UFACS is a proprietary, daily valued accounting system that maintains an unlimited number of special-purpose funds within an endowment. It tracks and allocates investments, expenses, income and realized gains, and it provides an array of detailed reports.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           5

Management's Discussion
and Analysis of Financial Condition and Results of Operations

I. PERFORMANCE SUMMARY

Mercantile Bankshares Corporation (Mercshares) recorded a 3.5% increase in net income for 2001, representing the 26th consecutive year of increased net income. Net income for Mercshares was $181,295,000 for the year ended December 31, 2001, compared to $175,230,000 and $157,737,000 for the years ended December 31, 2000 and 1999, respectively. Basic net income per common share for 2001 was $2.57, compared to $2.53 reported for 2000, an increase of 1.6%. Basic net income per share reported for 1999 was $2.27. Diluted net income per common share also increased 1.6% to $2.55 from the reported $2.51 in 2000. The diluted net income per share in 1999 was $2.25.

   Earnings results for 2001 include operations from the March 1, 2001 acquisition by Mercantile Mortgage Corporation of Columbia National Real Estate Finance LLC (Columbia), the former commercial financing subsidiary of Columbia National Incorporated. In addition to significantly enhancing Mercantile Mortgage Corporation's commercial mortgage origination capabilities, this acquisition added a commercial real estate loan servicing portfolio of nearly $5 billion, of which $1 billion was servicing owned. Intangibles of $6,800,000 resulted from this acquisition.

   Earnings results for 2001 also include a full year of operations for Union National Bancorp and The Bank of Fruitland, which were affiliated on July 14, 2000 and December 1, 2000, respectively, and were merged into existing affiliates of Mercshares. The bank acquisitions were accounted for as purchases, resulting in the recording of intangible assets of $46,306,000 for Union National Bancorp and $24,780,000 for The Bank of Fruitland.

   The Financial Accounting Standards Board finalized Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," on June 30, 2001. Under these pronouncements, all acquisitions will be accounted for as purchases. Goodwill related to an acquisition will not be amortized, but will be reviewed at least annually for impairment based on a fair value test. Diluted net income per share, excluding goodwill amortization, was $2.67 in 2001, compared to $2.59 reported in 2000 and $2.31 in 1999, reflecting increases of 3.1% and 12.1% in 2001 and 2000, respectively.

   Although declining slightly due to slower growth in net income, 2001 proved to be another year of strong performance, as indicated by the standard industry measures of return on average assets (ROA) and return on average shareholders' equity (ROE). The 2001 ROA was 1.96%, compared to 2.11% and 2.07% for the years ended December 31, 2000 and 1999, respectively. Mercshares' 2001 ROE decreased to 15.15%, compared to the 16.62% reported for 2000 and 16.23% reported for 1999. Average assets increased by 11.2% to $9,227,202,000, average deposits increased by 13.7% to $7,048,670,000 and average loans increased by 10.7% to $6,832,856,000 for the year ended December 31, 2001, compared to the prior year. Overall average balance sheet growth was positively impacted by the previously referenced affiliations. Union National Bancorp had assets of $297,000,000, deposits of $227,000,000 and $175,000,000 in loans at the date of affiliation. The Bank of Fruitland had $133,000,000 in assets, $117,000,000 in deposits, and $108,000,000 in loans as of the date of its affiliation.

   Average shareholders' equity to average assets remained a very strong 12.97%, increasing from 12.70% reported for 2000 and 12.74% for 1999. The growth rate of 13.6% for average shareholders' equity, which includes shares repurchased under Mercshares' buyback plan, outpaced the growth rate for average assets. The buyback plan retired

                              [GRAPH APPEARS HERE]

NET INCOME
--------------------------------------------------------------------------------
(Dollars in millions)
Five-Year Compound Growth Rate: 9.1%


 1997         1998          1999          2000          2001
$132.0      $147.1        $157.7        $175.2        $181.3


                              [GRAPH APPEARS HERE]

DILUTED EARNINGS PER SHARE
--------------------------------------------------------------------------------
(In dollars)
Five-Year Compound Growth Rate: 9.2%


 1997         1998          1999          2000          2001
$1.84        $2.04         $2.25         $2.51         $2.55

6          [LOGO} MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

1,594,500 shares in 2001, an increase from 1,223,000 in 2000, but less than the 2,697,000 in 1999. The acquisitions in 2000 limited access to the market and buyback activity. Mercshares raised $50,000,000 in long-term debt during 1999 to partially fund the share repurchase activity.

   The remaining sections of Management's Discussion and Analysis of Financial Condition and Results of Operations will provide a more detailed explanation of the important trends and material changes in components of our financial statements. The discussion suggests that sustaining future earnings growth comparable to our experience in recent years will require, among other things, efficient generation of loan growth in a competitive market, while maintaining an adequate spread between yields on earning assets and the cost of funds. Our degree of success in meeting these goals depends on unpredictable factors such as possible changes in prevailing interest rates, the mix of deposits, credit quality and general economic conditions. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

II. ANALYSIS OF OPERATING RESULTS

Net Interest Income
Net interest income represents the largest source of Mercshares' revenue. It is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Interest rate risk (see Asset/Liability Management discussion beginning on page 21) represents one of the more significant risks facing financial institutions like Mercshares. It is measured in terms of the effect changes in market interest rates have on net interest income. During the year 2001, in response to a slowing economy, the Federal Reserve took action to reduce short-term interest rates by 475 basis points. The magnitude and time frame for this action was unprecedented. Mercshares is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. In a falling rate environment, Mercshares' net interest margin (net interest income expressed as a percent of average earning assets) tends to compress and growth in net interest income tends to slow. Net interest income, on a fully taxable-equivalent basis, was $424,665,000 for 2001. This represents an increase of 2.3%, or $9,665,000, over the prior year's $415,000,000. Fully taxable-equivalent net interest income increased by $41,262,000, or 11.0%, in 2000 over 1999. As previously noted, net interest income is affected by changes in the volume of earning assets and the net interest margin earned thereon. The Rate/Volume Analysis on page 10 presents further details supporting this discussion.

   Average earning assets increased 11.4% in 2001, slightly greater than the 9.1% growth experienced in 2000. Both periods benefited from the previously mentioned bank acquisitions. Average total loans grew $663,224,000, or 10.7%, during 2001, with most of the growth occurring during the first half of the year, due to the slowing economy. Average total loans grew by $792,265,000, or 14.7%, during 2000. Average securities, the other major component of earning assets, increased by $121,813,000, or 7.2%, in 2001, after having decreased $148,399,000, or 8.1%, in the prior year. This overall growth in average earning assets added $49,743,000 to net interest income.

   Offsetting the increase in net interest income from the growth in average earning assets was a 43 basis point decline in the net interest margin from 5.26% in 2000 to 4.83% in 2001. The decline in the net interest margin reduced net interest income by $40,078,000. The net

                              [GRAPH APPEARS HERE]

TOTAL  ASSETS
--------------------------------------------------------------------------------
(Dollars in millions) December 31

  1997         1998          1999          2000          2001
$7,171       $7,610        $7,895        $8,938        $9,929

                              [GRAPH APPEARS HERE]

INTEREST YIELDS AND RATES
--------------------------------------------------------------------------------
(Tax-equivalent basis)


                                              1997    1998    1999   2000   2001

Average yield earned on earning assets       8.29%   8.13%   7.79%  8.26%  7.46%
Average rate paid on interest-bearing funds  4.14%   4.05%   3.64%  4.16%  3.68%


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            7

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS


The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.


                                                          2001                                      2000
                                         --------------------------------------     ---------------------------------------
                                            Average       Income*/   Yield*/          Average       Income*/     Yield*/
(Dollars in thousands)                      Balance**      Expense      Rate          Balance**      Expense        Rate
-----------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans:
   Commercial ........................   $3,978,335       $317,769      7.99%       $3,534,898      $323,108        9.14%
   Construction ......................      795,931         63,359      7.96           738,393        71,348        9.66
   Residential real estate ...........    1,059,798         84,102      7.94           950,531        75,828        7.98
   Consumer ..........................      998,792         82,740      8.28           945,810        82,264        8.70
                                         ----------       --------                  ----------      --------
       Total loans ...................    6,832,856        547,970      8.02         6,169,632       552,548        8.96
                                         ----------       --------                  ----------      --------
  Federal funds sold, et al ..........      141,245          6,190      4.38            29,434         1,857        6.31
  Securities:
   Taxable securities
     U.S. Treasury securities ........    1,366,245         73,653      5.39         1,537,888        86,266        5.61
     U.S. Agency securities ..........      339,298         19,812      5.84            90,589         6,110        6.74
     Other stocks and bonds ..........       70,137          5,249      7.48            40,579         3,240        7.98
   Tax-exempt securities
     States and political subdivisions       40,359          3,298      8.17            25,170         2,080        8.26
                                         ----------       --------                  ----------      --------
       Total securities ..............    1,816,039        102,012      5.62         1,694,226        97,696        5.77
                                         ----------       --------                  ----------      --------
  Interest-bearing deposits
    in other banks ...................          365             18      4.98               178             9        5.21
                                         ----------       --------                  ----------      --------
       Total earning assets ..........    8,790,505        656,190      7.46         7,893,470       652,110        8.26
                                                          --------                                  --------
Cash and due from banks ..............      215,852                                    219,219
Bank premises and equipment, net .....      102,993                                     98,552
Other assets .........................      260,333                                    215,261
Less: allowance for loan losses ......     (142,481)                                  (127,186)
                                         ----------                                 ----------
       Total assets ..................   $9,227,202                                 $8,299,316
                                         ==========                                 ==========
Interest-bearing liabilities
  Deposits:
   Savings ...........................   $  853,911         12,899      1.51        $  854,035        16,524        1.93
   Checking plus interest ............      771,186          5,255       .68           718,669         7,500        1.04
   Money market ......................      846,577         21,839      2.58           773,104        24,338        3.15
   Certificates of deposit--
     $100,000 and over ...............    1,145,569         62,350      5.44           852,495        51,525        6.04
   Other time deposits ...............    1,812,589         97,360      5.37         1,559,973        82,561        5.29
                                         ----------       --------                  ----------      --------
       Total interest-bearing deposits    5,429,832        199,703      3.68         4,758,276       182,448        3.83
  Short-term borrowings ..............      744,907         25,120      3.37           860,241        48,711        5.66
  Long-term debt .....................      117,823          6,702      5.69            87,679         5,951        6.79
                                         ----------       --------                  ----------      --------
       Total interest-bearing funds ..    6,292,562        231,525      3.68         5,706,196       237,110        4.16
                                                          --------                                  --------
Noninterest-bearing deposits .........    1,618,838                                  1,438,578
Other liabilities and accrued expenses      118,744                                    100,471
                                         ----------                                 ----------
       Total liabilities .............    8,030,144                                  7,245,245
Shareholders' equity .................    1,197,058                                  1,054,071
                                         ----------                                 ----------
       Total liabilities and
         shareholders' equity ........   $9,227,202                                 $8,299,316
                                         ==========                                 ==========
Net interest income ..................                    $424,665                                  $415,000
                                                          ========                                  ========
Net interest rate spread .............                                  3.78%                                       4.10%
Effect of noninterest-bearing funds ..                                  1.05                                        1.16
                                                                        ----                                        ----
Net interest margin on earning assets                                   4.83%                                       5.26%
                                                                        ====                                        ====
Taxable-equivalent adjustment
  included in:
   Loan income .......................                    $  4,950                                  $  4,606
   Investment securities income ......                       1,474                                     1,009
                                                          --------                                  --------
       Total .........................                    $  6,424                                  $  5,615
                                                          ========                                  ========
                                                     1999
                                       ------------------------------------
                                         Average     Income*/    Yield*/
(Dollars in thousands)                   Balance**    Expense       Rate
-------------------------------------------------------------------------
Earning assets
  Loans:
   Commercial ........................$3,094,713   $ 265,427       8.58%
   Construction ......................   606,771      54,769       9.03
   Residential real estate ...........   874,947      69,666       7.96
   Consumer ..........................   800,936      68,074       8.50
                                      ----------   ---------
       Total loans ................... 5,377,367     457,936       8.52
                                      ----------   ---------
  Federal funds sold, et al ..........    15,762         781       4.95
  Securities:
   Taxable securities
     U.S. Treasury securities ........ 1,788,899     100,948       5.64
     U.S. Agency securities ..........    18,365       1,090       5.94
     Other stocks and bonds ..........    23,337       2,100       9.00
   Tax-exempt securities
     States and political subdivisions    12,024         959       7.98
                                      ----------   ---------
       Total securities .............. 1,842,625     105,097       5.70
                                      ----------   ---------
  Interest-bearing deposits
    in other banks ...................       136           6       4.41
                                      ----------   ---------
       Total earning assets .......... 7,235,890     563,820       7.79
                                                   ---------
Cash and due from banks ..............   228,055
Bank premises and equipment, net .....    94,608
Other assets .........................   185,311
Less: allowance for loan losses ......  (115,204)
                                      ----------
       Total assets ..................$7,628,660
                                      ==========
Interest-bearing liabilities
  Deposits:
   Savings ...........................$  887,624      17,353       1.95
   Checking plus interest ............   696,862       7,714       1.11
   Money market ......................   790,589      23,375       2.96
   Certificates of deposit--
     $100,000 and over ...............   714,600      38,347       5.37
   Other time deposits ............... 1,472,268      71,208       4.84
                                      ----------   ---------
       Total interest-bearing deposits 4,561,943     157,997       3.46
  Short-term borrowings ..............   594,106      27,267       4.59
  Long-term debt .....................    70,836       4,818       6.80
                                      ----------   ---------
       Total interest-bearing funds .. 5,226,885     190,082       3.64
                                                   ---------
Noninterest-bearing deposits ......... 1,334,282
Other liabilities and accrued expenses    95,656
                                      ----------
       Total liabilities ............. 6,656,823
Shareholders' equity .................   971,837
                                      ----------
       Total liabilities and
         shareholders' equity ........$7,628,660
                                      ==========
Net interest income ..................             $373,738
                                                   ========
Net interest rate spread .............                             4.15%
Effect of noninterest-bearing funds ..                             1.02
                                                                   ----
Net interest margin on earning assets                              5.17%
                                                                   ====
Taxable-equivalent adjustment
  included in:
   Loan income .......................             $  4,111
   Investment securities income ......                  541
                                                   --------
       Total .........................             $  4,652
                                                   ========

  * Presented on a tax-equivalent basis using the statutory federal corporate income tax rate of 35%.

 ** Investment securities average balances reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale.


8           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
interest margin increased 9 basis points in 2000 from the 5.17% reported in 1999. The average yield on earning assets declined 80 basis points to 7.46% in 2001. The decline reflects the fact that approximately 25% of Mercshares' loan portfolio reprices immediately with a change in the prime rate. In comparison, the average rate paid on interest-bearing funds declined only 48 basis points to 3.68% in 2001, from 4.16% in 2000. The average rate paid in 1999 was 3.64%. The interest sensitivity is further heightened by the fact that approximately 28% of the funding for average earning assets is derived from sources that are noninterest bearing. Mercshares' lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), felt the greatest impact from the decline in interest rates. MSD&T's net interest margin decreased 86 basis points from 4.84% in 2000 to 3.98% in 2001. The Community Banks' net interest margin also declined, but by only 19 basis points, from 5.35% in 2000 to 5.16% in 2001. For more information on these business segments, see Segment Reporting, beginning on page 13.

Interest Income
Fully taxable-equivalent interest income amounted to $656,190,000 in 2001, an increase of only $4,080,000, or .6%, over $652,110,000 in 2000. The increase in 2000 over 1999 was $88,290,000, or 15.7%. Declining interest rates reduced the growth rate in 2001, while rising rates in 2000 enhanced the growth rate over 1999. In response to the Federal Reserve's reduction in short-term interest rates, Mercshares took action throughout 2001 to reduce its prime lending rate. At year-end 2001, the prime rate was 4.75% as compared to 9.50% at year-end 2000. The prime rate averaged 6.91% for 2001, compared to 9.24% for 2000, a decline of 233 basis points. The yield on average total loans in 2001 was 8.02%, a 94 basis point decline from 8.96% in 2000. In contrast, the average prime rate was 124 basis points higher in 2000 than the 8.00% average for 1999. The most interest rate sensitive loan portfolios are the commercial portfolio, which decreased 115 basis points in 2001, and the construction portfolio, which declined 170 basis points from the prior year.

   The yield on investment securities, at 5.62% in 2001, declined 15 basis points from 5.77% in 2000. The decline in yield on the investment portfolio was softened by shifting from U.S. Treasuries to higher yielding U.S. Agency securities. This was accomplished without lengthening the duration of the portfolio. The yield on the portfolio increased 7 basis points in 2000 from 5.70% in 1999.

Interest Expense
Total interest expense in 2001 was $231,525,000, a decrease of $5,585,000 from $237,110,000 in 2000. The decrease in interest expense for 2001 was attributable to a decrease in the rate paid on total interest-bearing funds of 48 basis points, which was partially offset by a 10.3% growth in average balances. Total interest expense in 2000 was $47,028,000 greater than the $190,082,000 reported in 1999. The increase is attributable to the combination of a 9.2% increase in average total interest-bearing funds and a 52 basis point increase in the rate paid on those funds.

   The rate paid on average total interest-bearing deposits was 3.68% in 2001, a decline of 15 basis points from 3.83% for the prior year. The rate paid on savings, checking plus interest and money market accounts declined 42 basis points, 36 basis points and 57 basis points, respectively. Certificates of deposit-$100,000 and over declined 60 basis points, while the rate paid on other time deposits increased 8 basis points in 2001. The increased rate paid on this latter category was a result of strong growth in this funding source during 2000, a period of increasing rates. Because these deposits bear a fixed rate of interest for their term, the majority of which reprice every 18 to 24 months, the average rate paid on these deposits is much slower to respond to changes in short-term interest rates.

   The most interest rate sensitive source of funds is short-term borrowings. This category is comprised of federal funds purchased, securities sold under agreement to repurchase and commercial paper. The duration of these funds is very short, with most repricing daily. Reflecting the rate environment, the rate paid on short-term borrowings declined 229 basis points to 3.37% in 2001, after having increased by 107 basis points in 2000 to 5.66%. The rate paid on long-term debt declined 110 basis points as a result of the maturity of higher rate debt and the issuance of $200,000,000 in senior notes by MSD&T in the fourth quarter 2001. These notes were converted to a floating rate through an interest rate swap with the initial rate set at 3.02%. The notes reprice quarterly and have a 10-year term.

   The combination of Mercshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group, as reported in data furnished by our regulators. The effect these funds have on the net interest margin changes with the relative level of interest rates. During 2000, as average interest rates were higher, the benefit increased 14 basis points to 1.16% from the prior year. In 2001, with interest rates falling, the benefit declined by 11 basis points to 1.05%. Factoring in these funds, the average cost of funding earning assets was 2.63%, 3.00% and 2.62% for the years 2001, 2000 and 1999, respectively. For additional information regarding interest rate sensitivity, see the discussion in the Asset/Liability and Liquidity Management section beginning on page 21.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES            9

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in taxable-equivalent interest income and expense for significant assets and liabilities, appears below. The calculation of rate and volume variances is based on a procedure established for banks by the Securities and Exchange Commission. Rate and volume variances presented for each component will not total to the variances presented on totals of interest income and interest expense because of shifts from year to year in the relative mix of interest-earning assets and interest-bearing liabilities.

                                                                          Year Ended December 31,

                                                            2001 vs. 2000                            2000 vs. 1999
                                                         Due to variances in                      Due to variances in
                                               -----------------------------------     --------------------------------------
(Dollars in thousands)                             Total        Rates      Volumes          Total        Rates     Volumes
-----------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans:
      Commercial (1) .......................   $  (5,339)    $(45,871)     $40,532        $57,681      $19,927      $37,754
      Construction (2) .....................      (7,989)     (13,549)       5,560         16,579        4,698       11,881
      Residential real estate ..............       8,274         (443)       8,717          6,162          144        6,018
      Consumer .............................         476       (4,132)       4,608         14,190        1,877       12,313
   Taxable securities (3) ..................       3,098       (3,010)       6,108         (8,522)         668       (9,190)
   Tax-exempt securities (3) ...............       1,218          (37)       1,255          1,121           73        1,048
   Federal funds sold, et al ...............       4,333       (2,721)       7,054          1,076          399          677
   Interest-bearing deposits in
      other banks ..........................           9           (1)          10              3            1            2
                                               ---------    ---------    ---------      ---------    ---------    ---------
         Total interest income .............       4,080      (70,028)      74,108         88,290       37,051       51,239
                                               ---------    ---------    ---------      ---------    ---------    ---------
Interest paid on:
   Savings deposits ........................      (8,369)     (10,964)       2,595            (80)         517         (597)
   Certificates of deposit--
      $100,000 and over ....................      10,825       (6,888)      17,713         13,178        5,778        7,400
   Other time deposits .....................      14,799        1,429       13,370         11,353        7,111        4,242
   Short-term borrowings ...................     (23,591)     (17,060)      (6,531)        21,444        9,230       12,214
   Long-term debt ..........................         751       (1,295)       2,046          1,133          (13)       1,146
                                               ---------    ---------    ---------      ---------    ---------    ---------
         Total interest expense ............      (5,585)     (29,950)      24,365         47,028       29,597       17,431
                                               ---------    ---------    ---------      ---------    ---------    ---------
Net interest earned ........................   $   9,665     $(40,078)     $49,743        $41,262      $ 7,454      $33,808
                                               =========    =========    =========      =========    =========    =========

(1) Tax-equivalent adjustments of $4,083,000 for 2001, $3,949,000 for 2000 and $3,268,000 for 1999 are included in the calculation of commercial loan rate variances.
(2) Tax-equivalent adjustments of $867,000 for 2001, $657,000 for 2000 and $843,000 for 1999 are included in the calculation of construction loan rate variances.
(3) Tax-equivalent adjustments of $1,474,000 for 2001, $1,009,000 for 2000 and $541,000 for 1999 are included in the calculation of investment securities rate variances.


NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                       Year Ended December 31,                       % Change
                                               -----------------------------------     ------------------------------------
(Dollars in thousands)                              2001         2000         1999      2001/2000                2000/1999
---------------------------------------------------------------------------------------------------------------------------
Trust Division services ....................    $ 69,331     $ 69,850     $ 65,036            (.7)%                    7.4%
Service charges on deposit accounts ........      28,085       24,346       23,043           15.4                      5.7
Mortgage banking related fees ..............      12,582        3,106        4,731          305.1                    (34.3)
Investment securities gains and (losses) ...       4,248           69          (73)            --                       --
Other income ...............................      31,244       28,170       29,254           10.9                     (3.7)
                                               ---------    ---------    ---------
         Total .............................    $145,490     $125,541     $121,991           15.9%                     2.9%
                                               =========    =========    =========           ====                      ===


10          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Noninterest Income
Total noninterest income was $145,490,000 in 2001. This represents an increase of $19,949,000, or 15.9%, above the 2000 level. Noninterest income in 2001 included gains of $4,248,000 on the sale of equity securities held in the available-for-sale portfolio and gains of $801,000 on the sale of bank-owned buildings. Noninterest income, excluding these nonrecurring items, was $140,441,000 for 2001, an increase of $14,969,000, or 11.9%, over the 2000 amount of $125,472,000. Growth in mortgage banking fees and service charges on deposit accounts reflected the largest dollar increases in 2001. Noninterest income for 2000 was $125,541,000, an increase of $3,550,000, or 2.9%, above
1999. The increase in 2000 noninterest income was due primarily to an increase in Trust Division revenue and an increase in deposit account service charges and was offset by a decrease in other income.

   Revenues from services provided by the Trust Division, which represent the largest source of noninterest income at 48%, amounted to $69,331,000 for 2001, a decrease of .7%, or $519,000, from 2000. Revenues of $69,850,000 for 2000 represented an increase of $4,814,000, or 7.4%, over 1999. A significant portion of Trust Division fee income is sensitive to asset/market valuations. The decline in the equity markets in 2001 had a negative impact on Trust Division revenues. This decline is reflected in the changes in several key indices such as the S&P 500 index, down 13.0%; the Dow Jones Industrial Average, down 7.1%; and the Nasdaq, down 21.0%. At December 31, 2001, assets under administration by the Trust Division were $39 billion, unchanged from the prior year. Mercshares had investment management responsibility for $15 billion, up slightly from $14 billion at prior year end. See the discussion under Segment Reporting beginning on page 13 for additional information relating to the Trust Division.

   Service charges on deposit accounts increased 15.4%, or $3,739,000, to $28,085,000. Service charges of $24,346,000 in 2000 represented an increase of $1,303,000, or 5.7%, over 1999. The increase in service charges was largely attributable to Mercshares' commercial customer base. Many commercial customers receive an earnings credit, tied to short-term interest rates, that is applied to deposit balances. Because interest rates were lower in 2001, the credit decreased. Commercial customers paid a larger portion of the service charges on their accounts in 2001, since their deposit balances didn't increase enough to cover those charges through the earnings credit.

   One business that benefited as a result of refinancing activity from the lower interest rate environment in 2001 was mortgage banking. Mortgage banking fees increased $9,476,000, or 305.1%, to $12,582,000 in 2001. During 2000,
mortgage banking fees of $3,106,000 reflected a decline of $1,625,000, or 34.3%, from $4,731,000 in 1999. Loan origination fees comprised the largest category in 2001 at $7,580,000, up from $781,000 in 2000. The reason for this increase is twofold. Columbia added $5,292,000, and the remaining $2,288,000, an increase of $1,507,000

                              [GRAPH APPEARS HERE]

SOURCES OF INCOME
--------------------------------------------------------------------------------
(Dollars in millions)

                                      1997      1998     1999      2000     2001
                                      ----      ----     ----      ----     ----
Interest and fees on loans             69%       67%      67%       71%      68%
Other interest and dividend income     16%       17%      15%       13%      13%
Trust Division                          8%        9%      10%        9%       9%
Other income                            7%        7%       8%        7%      10%
Total                                 100%      100%     100%      100%     100%
Total of all sources of  income    $632.6    $664.1   $681.2    $772.0   $795.3

                              [GRAPH APPEARS HERE]

USES OF INCOME
--------------------------------------------------------------------------------
(Dollars in millions)

                                      1997      1998     1999      2000     2001
                                      ----      ----     ----      ----     ----
Interest expense                       31%       30%      28%       31%      29%
Provision for loan losses               2%        2%       2%        2%       2%
Salaries and employee benefits         20%       20%      20%       18%      19%
Other expenses                         14%       13%      14%       13%      14%
Applicable income taxes                12%       13%      13%       13%      13%
Net income                             21%       22%      23%       23%      23%
Total                                 100%      100%     100%      100%     100%
Total of all sources of  income    $632.6    $664.1   $681.2    $772.0   $795.3

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           11

NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                                         Year Ended December 31,                      % Change
                                                -------------------------------------        ---------------------------
(Dollars in thousands)                              2001          2000           1999        2001/2000         2000/1999
------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..............   $152,805       $140,391      $134,665              8.8%             4.3%
Net occupancy expense of bank premises ......     14,440         12,019        11,975             20.1               .4
Furniture and equipment expenses ............     24,008         22,588        20,984              6.3              7.6
Communications and supplies .................     13,086         12,212        12,662              7.2             (3.6)
Amortization of goodwill ....................      9,072          5,213         3,832             74.0             36.0
Other expenses ..............................     50,548         51,082        46,302             (1.0)            10.3
                                                --------       --------      --------
         Total ..............................   $263,959       $243,505      $230,420              8.4%             5.7%
                                                ========       ========      ========              ===              ===

over 2000, is largely attributed to Mercantile Mortgage Corporation experiencing a record level of mortgage refinancing origination fees as a result of the decline in interest rates in 2001. Of the total loan origination fees, almost 80% are commercial origination fees, emphasizing the impact of Columbia. Loan servicing fees also increased $2,036,000 in 2001 to $3,471,000. Columbia again accounted for the largest component of the increase in 2001 at $2,027,000.

   Other noninterest income in 2001 included gains of $801,000 from the sale of bank-owned buildings. Other noninterest income also included increases for merchant card fees, debit card fees and foreign ATM surcharges totaling $1,640,000 over the 2000 levels. These three categories account for 46% of the other noninterest income. Merchant card fees increased 6.8%, or $498,000, and debit card fees increased 28.4%, or $851,000, in 2001. For 2001, foreign ATM surcharge fees increased 15.8%, or $291,000. In 2000, there were declines in other fee items totaling $771,000. These included reductions in annuity sales fees, check imprinting rebates, loan documentation fees and other loan fees. These were offset by an increase of $1,493,000, or 25.0%, in merchant card fees and an increase of $710,000, or 31.2%, in debit card fees.

Noninterest Expenses
Total noninterest expenses in 2001 were $263,959,000, representing an increase of $20,454,000, or 8.4%, over the prior year level of $243,505,000. The three acquisitions previously discussed were the major reason for increased expenses in 2001. Salaries and employee benefits, net occupancy, furniture and equipment, amortization of goodwill, and other expenses were impacted by these acquisitions.

   Management continues to focus on expense control and the efficiency of operations. A key measure that is closely monitored is the overall efficiency ratio of Mercshares. It is computed by dividing noninterest expenses, excluding amortization expense for goodwill, by the sum of net interest income on a tax-equivalent basis and noninterest income. For this calculation, significant nonrecurring income and expenses, such as securities gains and losses, are also excluded. Mercshares' efficiency ratio was 45.10%, 43.87% and 45.78% for the years ended December 31, 2001, 2000 and 1999, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry.

   Salaries and employee benefits totaled $152,805,000 in 2001, $12,414,000, or 8.8%, over the $140,391,000 expense level for 2000. The combined salaries and employee benefit expenses for 2000 increased $5,726,000, or 4.3%, over the $134,665,000 reported for 1999. Mercshares' staffing level on a full-time equivalent basis was 2,949 at December 31, 2001, a decrease from 2,979 at December 31, 2000. Full-time equivalent employment was 2,796 at December 31, 1999. In 2001, 27 additional employees were added through the acquisition of Columbia, while staffing throughout the rest of the organization was reduced by 57 employees. The acquisitions of Union National Bancorp and The Bank of Fruitland in 2000 increased staffing by a total of 181.

   Included in salaries are incentive compensation expense and the fair value for options granted under the Mercshares Omnibus Stock Plan. Incentive compensation expense in 2001 declined $415,000, or 9.2%, to $4,081,000. Incentive compensation expense was $4,496,000 and $4,896,000 in 2000 and 1999, respectively. The Omnibus Stock Plan expense was $482,000 in 2001, compared to $1,022,000 in 2000 and $333,000 for 1999. The decreased level of expense in 2001 is due to forfeiture of performance-based grants. The increased expense in 2000 was a result of the new grants under the 1999 Omnibus Stock Plan and the performance-based hurdles for those grants being achieved. See Footnote No. 13 to the financial statements for a description of the option plans.

   Employee benefits expense increased by $3,883,000, or 15.4%, during 2001. This increase from the prior year is attributed to increased pension, 401(k) and health insurance expense. Pension expenses increased $874,000, or 74.5%, over 2000 mainly due to lower returns on plan assets. Mercshares' match under the 401(k) plan increased $544,000, or 10.8%, and reflected increased employee


12          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
participation. Health insurance costs increased $1,495,000, or 20.0%, in 2001, a function of Mercshares absorbing a larger portion of this employee benefit cost.

   Net occupancy expense increased $2,421,000, or 20.1%, during 2001 to $14,440,000. Several factors contributed to this increase including increased rent in 2001. Additionally, there was a decline in lease payments received due to a reduction in outside tenant occupancy of bank-owned buildings, as Mercshares expanded its occupancy of those buildings. Net occupancy expense was $12,019,000 in 2000 compared to $11,975,000 in 1999.

   Furniture and equipment expenses were $24,008,000, an increase of $1,420,000, or 6.3%, compared to 2000 expenses of $22,588,000. Higher software maintenance and rental costs accounted for the majority of the increase. The year 2000 reflected a similar increase of $1,604,000, or 7.6%, compared to 1999 expenses of $20,984,000. A significant amount of the increase was a result of software upgrades. Also, 2000 was the first full year to include depreciation and other costs associated with the back office consolidation and the establishment of the centralized call center in 1999.

   Amortization of goodwill increased 74.0% to $9,072,000, due to the acquisition of Columbia in 2001 and a full year of amortization for Union National Bancorp and The Bank of Fruitland. There was an additional amortization charge in 2001 of $611,000 as a result of prepayment of investment securities acquired in the Union National Bank acquisition. Amortization of goodwill in affiliates increased 36.0% to $5,213,000 in 2000 as a direct result of the acquisitions completed in 2000. Due to a change in accounting principles, goodwill amortization will be eliminated in the future, and goodwill will be subject to impairment testing. This change will eliminate the normal amortization expense of $8,536,000 that would have been reported for 2002.

   Other expenses for 2001 totaled $50,548,000, representing a decrease of $534,000, or 1.0%, from the $51,082,000 recorded in 2000. Professional services decreased $3,641,000, which included a decrease of $1,644,000 in expenses related to the deferred compensation plan for directors. This was offset by an increase in amortization of core deposit premium intangibles of 75.8% to $1,792,000 related to the recent bank acquisitions. Other expenses in 2001 included minority interest expense of $1,217,000 for Columbia. Other expenses in 2000 increased 10.3% from the $46,302,000 recorded in 1999. Included in this increase was an $800,000 nonrecurring restructuring expense related to the Union National Bancorp acquisition. Other expenses in 2000 also included $350,000 in write-downs to reflect the decline in market value of bank-owned buildings being held for sale and an increase of $356,000 over 1999 in expenses related to the deferred compensation plan for directors.


Segment Reporting
Mercshares has identified two operating components for which financial information is segregated for use in assessing performance and allocating resources. These consist of the group of 20 Community Banks and the lead bank, MSD&T, which consists of the Banking Division and the Trust Division. The leasing and mortgage banking activities are not viewed as separate business lines and, accordingly, are included in the MSD&T Banking Division. A schedule disclosing the details of these operating segments can be found in Footnote No. 15 to the financial statements. Certain expense amounts, such as operations overhead, have been reclassified from internal financial reporting in order to provide for proper allocation of costs in the data reported herein.

   Net income for the Community Banks for 2001 was $102,934,000, compared to $95,875,000 and $87,340,000 for 2000 and 1999, respectively. Return on average assets (ROA) slightly decreased over the past three years from 1.77% in 1999 to 1.74% in 2001. The Community Banks have experienced a similar decrease in return on average equity (ROE) from 14.65% in 1999 to 14.59% in 2001. MSD&T recorded net income of $75,143,000 in 2001, compared to $80,684,000 in 2000 and
$73,064,000 in 1999. A reduction in the net interest income at MSD&T had a negative impact on net income in 2001. ROA for MSD&T was 2.15% in 2001, compared to 2.57% in 2000 and 2.59% in 1999. During the same periods, MSD&T recorded ROE of 19.77%, 22.51% and 21.75%. MSD&T's performance ratios continue to be enhanced by its Trust Division even though net income declined in 2001. Net income for the Trust Division was $16,328,000 in 2001, versus $17,453,000 and $15,917,000 in 2000 and 1999, respectively.

   Average assets for the Community Banks, which included growth from the previously discussed acquisitions, increased 11.7% to $5,908,813,000 in 2001. Increases were recorded in both the loan and investment portfolios. Average assets for the Community Banks increased 7.2% to $5,288,428,000 in 2000, compared to 1999. This was a result of an increase in the loan portfolio, partially offset by a slight decline in investments for the year. Average assets for MSD&T increased 11.2% to $3,495,071,000 as a result of the loan and investment portfolio growth in 2001. Average assets for MSD&T increased 11.6% to $3,143,813,000 in 2000. Average deposits for the Community Banks increased 11.9% to $4,783,441,000 in 2001, while average deposits for MSD&T increased 17.5%. Average loans increased 12.0% to $4,182,891,000 for the Community Banks and 8.8% to $2,649,625,000 for MSD&T in 2001.

   At December 31, 2001, 61.2% of average total loans were at the Community Banks, a slight change from 60.8% in 2000. These loans provided $448,477,000, or 67.6% of the average loan growth at Mercshares.


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           13

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution and average yields for the bond investment portfolio at December 31, 2001, 2000 and 1999.

                                     December 31, 2001                  December 31, 2000                  December 31, 1999
                              --------------------------------  ---------------------------------   -------------------------------
                                                           Tax                                Tax                               Tax
                                                    Equivalent                         Equivalent                        Equivalent
                               Amortized       Fair   Yield To   Amortized        Fair   Yield To    Amortized       Fair  Yield To
(Dollars in thousands)              Cost      Value   Maturity        Cost       Value   Maturity         Cost      Value  Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
 States and political
  subdivisions:
   Within 1 year ............ $    2,432  $    2,460    7.01%   $    2,474  $    2,471   6.80%      $    1,293  $    1,296    7.48%
   1-5 years ................     14,530      15,090    7.37        12,578      12,747   7.56            6,193       6,175    7.29
   5-10 years ...............     12,098      12,577    7.64        12,115      12,587   7.89            2,412       2,383    7.32
   After 10 years ...........      9,755      10,045    7.82        10,519      10,848   7.79              318         302    7.87
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $   38,815  $   40,172    7.55%   $   37,686  $   38,653   7.69%      $   10,216  $   10,156    7.34%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
  Other bonds, notes
   and debentures:
   After 10 years ........... $       --  $       --      --%   $        2  $        2   9.53%      $        4  $        4   10.23%
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $       --  $       --      --%   $        2  $        2   9.53%      $        4  $        4   10.23%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
  Totals:
   Within 1 year ............ $    2,432  $    2,460    7.01%   $    2,474  $    2,471   6.80%      $    1,293  $    1,296    7.48%
   1-5 years ................     14,530      15,090    7.37        12,578      12,747   7.56            6,193       6,175    7.29
   5-10 years ...............     12,098      12,577    7.64        12,115      12,587   7.89            2,412       2,383    7.32
   After 10 years ...........      9,755      10,045    7.82        10,521      10,850   7.79              322         306    7.90
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $   38,815  $   40,172    7.55%   $   37,688  $   38,655   7.69%      $   10,220  $   10,160    7.34%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
Securities available-for-sale
  U.S. Treasury and other
  U.S. Government agencies:
   Within 1 year ............ $  534,987  $  543,660    5.20%   $  545,826  $  545,811   5.75%      $  531,583  $  531,207    5.83%
   1-5 years ................  1,443,374   1,475,226    4.81     1,044,155   1,054,864   5.72        1,216,079   1,195,961    5.52
   5-10 years ...............     51,194      47,980    4.66        10,099      10,354   7.29              683         673    6.56
   After 10 years ...........        127         124    7.54           152         148   7.55               --          --      --
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $2,029,682  $2,066,990    4.91%   $1,600,232  $1,611,177   5.74%      $1,748,345  $1,727,841    5.62%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
  States and political
   subdivisions:
   Within 1 year ............ $       --  $       --      --%   $      701  $      705   8.03%      $       --  $       --      --%
   1-5 years ................        100         103    6.60           100         100   6.60              801         808    7.85
   5-10 years ...............        549         564    8.54           549         552   8.54              549         524    8.54
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $      649  $      667    8.25%   $    1,350  $    1,357   8.14%      $    1,350  $    1,332    8.14%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
  Other bonds, notes and
   debentures:
   Within 1 year ............ $      244  $      246    7.36%   $    1,232  $    1,231   7.95%      $      561  $      534    5.60%
   1-5 years ................    103,184     101,102    5.27         3,609       3,692   7.36               33          33    7.55
   5-10 years ...............    106,447     105,143    5.95        36,411      37,771   7.38            1,142       1,111    6.33
   After 10 years ...........        229         233    7.22         2,807       2,880   7.23              292         286    7.29
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $  210,104  $  206,724    5.62%   $   44,059  $   45,574   7.39%      $    2,028  $    1,964    6.28%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====
  Totals:
   Within 1 year ............ $  535,231  $  543,906    5.20%   $  547,759  $  547,747   5.76%      $  532,144  $  531,741    5.83%
   1-5 years ................  1,546,658   1,576,431    4.84     1,047,864   1,058,656   5.73        1,216,913   1,196,802    5.52
   5-10 years ...............    158,190     153,687    5.56        47,059      48,677   7.37            2,374       2,308    6.91
   After 10 years ...........        356         357    7.33         2,959       3,028   7.25              292         286    7.29
                              ----------  ----------            ----------  ----------              ----------  ----------
     Total .................. $2,240,435  $2,274,381    4.98%   $1,645,641  $1,658,108   5.79%      $1,751,723  $1,731,137    5.62%
                              ==========  ==========   =====    ==========  ==========   ====       ==========  ==========    ====



14          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Commercial loans, including commercial mortgages, accounted for 50.1% of the Community Banks' average total loans. These loans increased 14.3% from the 2000 average. Residential real estate and consumer loans accounted for approximately the same portion of Community Bank loans in 2001 at 23.2% and 22.0%, respectively. Residential real estate increased 12.1%, while consumer loans increased 6.4%, from 2000 levels. Most of this growth was recorded in the first half of 2001, as consumer borrowing flattened in the second half with the slowing economy. Construction loans were 4.7% of average total loans at the Community Banks. At the end of 2001, commercial loans, at 62.6%, was the largest sector of average total MSD&T loans. MSD&T's commercial loan category also experienced the largest growth rate, at 11.7%, over 2000. MSD&T's construction loans comprised 22.6% of MSD&T's average total loans and increased 5.7% over the average balance for 2000. Leasing, at 8.3% of the portfolio, reflected growth of 2.5% in 2001. Consumer loans, at 3.0% of the average total loan portfolio, decreased from the 2000 balance. As of December 31, 2000, average commercial loans led the portfolio at 61.0%, with construction loans comprising 23.3%. Leasing accounted for 8.8% of the average portfolio.

   The Community Banks provided 67.9% of the average total deposit base of Mercshares, a slight decline from 2000 when 69.0% was provided at the Community Bank level. The Community Banks generated 72.7% of noninterest-bearing deposits, a small increase from 72.5% in 2000.

III. ANALYSIS OF FINANCIAL CONDITION

Investment Securities
Mercshares' investment securities portfolio is structured to serve both as a source of liquidity and a key component in overall management of interest rate risk. At December 31, 2001, the total investment securities portfolio was $2,340,963,000, an increase of $613,655,000, or 35.5%, over 2000. At December
31, 2000, the total investment securities portfolio was $1,727,308,000, reflecting a decrease of $42,226,000, or 2.4%, below the prior year's $1,769,534,000. As in the past, the portfolio is largely comprised of short-term and intermediate-term U.S. Treasury and U.S. Agency obligations, and over 97% of the total investment portfolio is classified as available-for-sale. In the available-for-sale portfolio, U.S. Treasury and U.S. Agency obligations increased $455,813,000, or 28.3%, in 2001. The U.S. Agency obligations in the portfolio increased $354,477,000 to 22.3% of the portfolio from 9.3% in 2000, reflecting a shift to higher yield investments in the falling rate environment. U.S. Treasury obligations accounted for 68.0% of the portfolio, a decrease from 86.8% in 2000. In 2001, 8.9% of the available-for-sale portfolio was mortgage-backed securities versus 2.6% in 2000. Mortgage-backed securities and other bonds increased from $45,574,000 to $206,724,000 in 2001.

   At year-end 2001, the average maturity of the bond component of the available-for-sale portfolio was 2.4 years. The average maturity of the bond component in 2000 was 2.5 years. The market value of the bond investment portfolio as of December 31, 2001, was 101.5% of amortized cost, compared to 100.8% at December 31, 2000. At December 31, 2001, $1,700,676,000 of these investments had unrealized gains of $49,843,000, and the remaining $578,574,000 of these investment securities had unrealized losses of $14,540,000. More information on the investment portfolio is shown in the table on page 14 and in Footnote No. 2 to the financial statements.

Loans
Mercshares experienced solid growth in loans during 2001. Continuing the trend of the prior two years, total loans averaged $6,832,856,000, an increase of 10.7%, with most of the growth occurring in the first half of the year. Average total loans increased by $792,265,000, or 14.7%, to $6,169,632,000 for the year ended December 31, 2000. Average loans increased in all four categories in 2001 and 2000: commercial (including industrial, financial, agricultural, leases and commercial mortgages), construction, residential real estate and consumer. Average commercial loans grew 12.5% in 2001 to an average balance of $3,978,335,000, compared to growth of 14.2% in 2000. An average balance of $795,931,000 in construction loans reflected an increase of 7.8% compared to growth of 21.7% in 2000. Residential real estate loans grew 11.5% to $1,059,798,000 in 2001, which represented an increase over the 8.6% growth reported in 2000. Consumer loans grew 5.6% to $998,792,000 in 2001, a decrease from the 18.1% growth experienced in 2000.

   At December 31, 2001, breaking down period-end loan information into more detail, commercial, industrial and agricultural loans constituted 32.3% of the portfolio, a slight decline from 33.1% at December 2000. Commercial real estate accounted for 26.3% of the total loan portfolio in 2001, an increase from 21.1% in 2000. Residential real estate loans accounted for 15.4% of the portfolio, consumer 14.4% and leases 2.2%, compared to 16.3%, 14.9% and 2.3%, respectively, for 2000. Construction and land development was 9.4% of the portfolio in 2001, a decrease from 12.3% in 2000. Part of the change in commercial real estate and construction is a natural migration of loans through the construction cycle to completion. Growth in both the commercial and commercial real estate loan portfolios resulted from, among other things, a combination of increased market penetration and increased business with existing customers; it is not a result of relaxation of Mercshares' historically sound underwriting standards. A large percent of the commercial real estate mortgages and construction loan balances outstanding at December 31, 2001, were for owner-occupied properties. Ever mindful

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           15
of the risks associated with some types of real estate loans, Mercshares believes it is consistent with sound banking practices to continue to extend real estate credits to carefully selected customers. Mercshares' historical charge-off experience for real estate loans compares favorably with loss experience in other portfolio segments.

   For further comparative information on the components of the loan portfolio, see the Five-Year Selected Financial Data table on page 49.

Credit Risk Analysis
Mercshares' loans and commitments are substantially to borrowers located in our immediate region. We have limited our participation in multibank credits where we are not the managing or agent bank. Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly fixed on key management personnel in each of our affiliates and, ultimately, on the board of directors of each affiliate. These responsibilities are supported at the holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, each affiliate bank has set an internal limit, that is well below the regulatory limit, on the maximum amount of credit that may be extended to a single borrower.

Allowance for Loan Losses
The allowance for loan losses and the provision for loan losses charged to expense are based on credit loss experience and estimated inherent losses in the current portfolio, which includes evaluation of impaired loans as required by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. Also incorporated in determination of the allowance is SFAS No. 5, Accounting for Contingencies, the recent guidance contained in the Securities and Exchange Commission's SAB No. 102, Loan Loss Allowance Methodology and Documentation, and the Federal Financial Institutions Examination Council's Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions. An allowance for loan losses is maintained sufficient to absorb losses in the existing loan portfolio. The allowance is a function of specific loan allowances, general loan allowances based on historic loan loss experience and current trends and, lastly, allowances based on existing economic conditions that affect the collectibility of the loan portfolio. These can include, but are not limited to, exposure to an industry experiencing problems, changes in the nature or volume of the portfolio, delinquency and nonaccrual trends. The portfolio review and the calculation of the allowance is performed by management at each affiliate bank based on their knowledge of their loans and risk factors operating in their market. Other risk factors are reviewed by holding company management to determine their impact on the allowance for loan losses, with final evaluation done at the holding company.

                              [GRAPH APPEARS HERE]

LOAN COMPOSITION AND GROWTH
--------------------------------------------------------------------------------
Average Loans (Dollars in millions)
Five-Year Compound Growth Rate: 9.1%

                            1997       1998        1999        2000        2001
                            ----       ----        ----        ----        ----
Commercial                   56%        57%         58%         57%         58%
Construction                  9%        10%         11%         12%         12%
Residential real estate      20%        18%         16%         16%         15%
Consumer                     15%        15%         15%         15%         15%
Total                       100%       100%        100%        100%        100%
Total average loans    $4,821.5   $5,004.8    $5,377.4    $6,169.6    $6,832.9

                              [GRAPH APPEARS HERE]

ALLOWANCE AS A PERCENT OF PERIOD-END LOANS;
NONPERFORMING LOANS AS A PERCENT OF PERIOD-END LOANS
--------------------------------------------------------------------------------

                            1997       1998        1999        2000        2001
                            ----       ----        ----        ----        ----
Loan loss allowance as  a
 percent of period-end
 loans                     2.14%      2.16%       2.07%       2.07%       2.05%
Nonperforming loans as a
 percent of period-end
 loans                      .57%       .41%        .33%        .45%        .48%


16          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ALLOWANCE FOR LOAN LOSSES

                                                                                 Year Ended December 31,
                                                        -------------------------------------------------------------------
(Dollars in thousands)                                        2001          2000          1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Allowance balance--beginning .........................  $  138,612    $  117,997   $   112,423    $  106,097    $   97,718
Allowance of acquired banks ..........................          --         5,868            --         1,434         1,373
Charge-offs:
   Commercial ........................................      (3,799)       (2,875)       (3,733)       (5,950)       (4,492)
   Construction ......................................         (90)          (11)         (305)          (80)         (260)
   Residential real estate ...........................        (104)         (322)         (676)       (1,022)         (552)
   Consumer ..........................................      (3,507)       (2,998)       (2,614)       (2,956)       (4,047)
   Lease financing ...................................      (5,828)           --        (2,000)           --            --
                                                        ----------    ----------    ----------    ----------    ----------
      Total ..........................................     (13,328)       (6,206)       (9,328)      (10,008)       (9,351)
                                                        ----------    ----------    ----------    ----------    ----------

Recoveries:
   Commercial ........................................         795         1,963         1,337         1,685           766
   Construction ......................................          78           177            24           177            29
   Residential real estate ...........................         147           144           280           183           292
   Consumer ..........................................       1,725         1,438         1,205         1,366         1,567
   Lease financing ...................................          --            --            --            --            --
                                                        ----------    ----------    ----------    ----------    ----------
      Total ..........................................       2,745         3,722         2,846         3,411         2,654
                                                        ----------    ----------    ----------    ----------    ----------
Net charge-offs ......................................     (10,583)       (2,484)       (6,482)       (6,597)       (6,697)
Provision for loan losses ............................      13,434        17,231        12,056        11,489        13,703
                                                        ----------    ----------    ----------    ----------    ----------
Allowance balance--ending ............................  $  141,463    $  138,612    $  117,997    $  112,423    $  106,097
                                                        ==========    ==========    ==========    ==========    ==========
Average loans ........................................  $6,832,856    $6,169,632    $5,377,367    $5,004,765    $4,821,499
                                                        ==========    ==========    ==========    ==========    ==========
Percent of net charge-offs to average loans ..........         .15%          .04%          .12%          .13%          .14%
                                                               ===           ===           ===           ===           ===
Period-end loans .....................................  $6,906,246    $6,693,294    $5,712,130    $5,195,467    $4,964,839
                                                        ==========    ==========    ==========    ==========    ==========
Percent of allowance for loan losses
   to period-end loans ...............................        2.05%         2.07%         2.07%         2.16%         2.14%
                                                              ====          ====          ====          ====          ====

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see page 16, Allowance for Loan Losses.

                                                                      Allowance amount allocated as of December 31,
                                                        -------------------------------------------------------------------
(Dollars in thousands)                                        2001          2000          1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Allowance amount allocated to:
   Commercial ........................................    $ 79,253      $ 55,400      $ 45,300      $ 33,100      $ 30,700
   Construction ......................................       7,124        18,000        12,600        12,000        12,700
   Residential real estate ...........................       2,866         9,700         9,900         6,100         5,300
   Consumer ..........................................       6,149         5,500         4,800         6,000         5,400
   Lease financing ...................................      26,594            --            --            --            --
Allowance amount not allocated .......................      19,477        50,012        45,397        55,223        51,997
                                                          --------      --------      --------      --------      --------
      Total ..........................................    $141,463      $138,612      $117,997      $112,423      $106,097
                                                          ========      ========      ========      ========      ========

COMPOSITION OF LOAN PORTFOLIO
                                                                                      December 31,
                                                        -------------------------------------------------------------------
                                                              2001          2000          1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Commercial ...........................................        58.6%         54.2%         56.1%         56.5%         56.0%
Construction .........................................         9.4          12.3          11.4          10.7           9.9
Residential real estate ..............................        15.4          16.3          15.4          16.7          18.1
Consumer .............................................        14.4          14.9          15.0          14.6          14.9
Lease financing ......................................         2.2           2.3           2.1           1.5           1.1
                                                             -----         -----         -----         -----         -----
      Total ..........................................       100.0%        100.0%        100.0%        100.0%        100.0%
                                                             =====         =====         =====         =====         =====

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           17

   Each affiliate's reserve is dedicated to that affiliate only and is not available to absorb losses from another affiliate. All loan loss reserves are subject to annual regulatory examinations and determination as to their methodology and adequacy.

   The specific allowance is based on analysis of the loan portfolio by each affiliate bank. Each loan with an outstanding balance in excess of a specified threshold that has either nonaccrual status or is on the Watchlist will be evaluated. The Watchlist represents loans, identified and closely monitored by management, which possess certain qualities or characteristics that may lead to collection and loss issues. The identified loans are evaluated for potential loss by analyzing current collateral values or present value of cash flows, as well as the capacity of the guarantor, as applicable. The specific allowance resulting from this review was $10,484,000 and $6,264,000 at December 31, 2001 and 2000, respectively. Approximately 30% of the specific allowance in 2001 can be attributed to the leasing portfolio and accounts for the growth in this element of the allowance. This specific allowance is due to management's concerns about certain segments of this portfolio. In 2000, there were no specific reserves for the leasing portfolio.

   The general allowance calculation, which is also completed on a regular basis, begins with segmentation of the remaining portfolio according to loan types as presented in external reports. Historical loss factors are maintained, providing the starting point of the analysis. Qualitative factors that may cause credit losses to deviate from average historical experience are then developed. These include but are not limited to: changes in the volume and severity of past due loans; changes in the volume of Watchlist loans and nonaccruals; concentrations in a specific industry or geographic location; administrative risk concerns that include changes in the loan review and loan grading system; changes in lending policies and procedures (which include underwriting, collection, charge-off and recovery practices); changes in management or the staff of any previously mentioned areas; and current economic conditions and indicators. Management's judgment and experience are key to this process. These factors are revised whenever necessary to address current conditions in the portfolio. The general allowance was $111,502,000 and $82,336,000 at December 31, 2001 and 2000, respectively. Increases in the general allowance and decreases in the unallocated reserve can be attributed to deterioration of the leasing portfolio and the ongoing refinement of the methodology in quantifying risk segments and estimation techniques used in the calculation. Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories.

   An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss exposure when evaluating the allowance for individual loans or pools of loans. The unallocated reserve was $19,477,000 and $50,012,000 at December 31, 2001 and December 31, 2000, or 13.8% and 36.1% of
the total reserve for 2001 and 2000, respectively.

   The allowance for loan losses as a percent of loans was 2.05% at December 31, 2001, compared to 2.07% at December 31, 2000 and 2.07% at December 31, 1999. Management believes that the allowance for loan losses is at an adequate level to absorb inherent losses in the portfolio. During 2001, the provision for loan loss expense was $13,434,000, compared to a 2000 expense of $17,231,000. As indicated by the increase in the provision for loan losses and the growth in nonperforming loans during 2000, reserves had been established in 2000 for some of the charged-off loans that materialized in 2001. The 1999 provision for loan losses was $12,056,000.

   Net charge-offs increased to $10,583,000 during 2001, compared to $2,484,000 during 2000. The leasing portfolio represented the largest net charge-off amount at $5,828,000, more than 55% of total net charge-offs in 2001. The level of net charge-offs in 2000 declined from $6,482,000 in 1999. Net charge-offs as a percent of average loans were .15%, .04% and .12% for the years ended December 31, 2001, 2000 and 1999, respectively. Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percent of loans charged off were 21% in 2001, 60% in 2000 and 31% in 1999. In 2001, recoveries decreased 26% over 2000, and charge-offs increased 115%, symptomatic of an economic downturn. In 2000, recoveries increased 31% over 1999 and charge-offs declined 33%. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 17 and in Footnote No. 3 to the financial statements.

Nonperforming Assets
Nonperforming assets consist of nonaccrual loans, renegotiated loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure). With respect to nonaccrual loans, our policy is that, regardless of the value of the underlying collateral and/or guarantees, no interest is accrued on the entire balance once either principal or interest payments on any loan become 90 days past due at the end of a calendar quarter. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected. A loan may be put on nonaccrual status sooner than this standard if, in management's judgment, such action is warranted.

   Nonperforming assets (nonaccrual loans and other real estate owned), as a percent of period-end loans and other real estate owned, was .48% at December 31, 2001, compared to .47% and .36% in the two preceding years. At year-end 2001, nonperforming assets were $33,100,000,


18          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NONPERFORMING ASSETS

A five-year comparison of nonperforming assets is presented below:

                                                                                       December 31,
                                                          -----------------------------------------------------------------
(Dollars in thousands)                                        2001          2000          1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans (1) .................................    $ 32,919      $ 30,365      $ 19,129      $ 21,303      $ 28,456
Renegotiated loans (1) ...............................          --            --            --            --            --
Loans contractually past due 90 days or more
   and still accruing interest .......................          --            --            --            --            --
                                                          --------      --------      --------      --------      --------
      Total nonperforming loans ......................      32,919        30,365        19,129        21,303        28,456
Other real estate owned ..............................         181         1,005         1,663         1,281         2,627
                                                          --------      --------      --------      --------      --------
      Total nonperforming assets .....................    $ 33,100      $ 31,370      $ 20,792      $ 22,584      $ 31,083
                                                          ========      ========      ========      ========      ========
Nonperforming loans as a percent of
   period-end loans ..................................         .48%          .45%          .33%          .41%          .57%
Nonperforming assets as a percent of
   period-end loans and other real estate owned ......         .48%          .47%          .36%          .43%          .63%


(1) Aggregate gross interest income of $3,737,000 and $3,276,000 in 2001 and 2000, respectively, on nonaccrual and renegotiated loans would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the nonaccrual and renegotiated loans that was recorded totaled $1,593,000 and $1,126,000 in 2001 and 2000, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $15,940,000 at December 31, 2001, and $3,778,000 at December 31, 2000, that were not classified as nonaccrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.

compared with $31,370,000 and $20,792,000 in 2000 and 1999, respectively. Nonperforming loans totaled $32,919,000 at December 31, 2001, compared to $30,365,000 at December 31, 2000 and $19,129,000 in 1999. Nonperforming loans increased in several categories of the portfolio: home equity lines, consumer loans, commercial and industrial, and lease financing. The largest dollar increase in nonperforming loans was $3,912,000 in the leasing category. Leasing accounted for 14.5% of the nonperforming loans at December 2001 and only 2.2% of the total outstandings in the portfolio of loans and leases. As a result of large charge-offs and credit quality concerns about the leasing portfolio, management is narrowing the focus of the leasing business. Mercshares did not have any renegotiated loans during or at the close of the three-year period ended December 31, 2001.

   Other real estate owned decreased by $824,000 to $181,000 at December 31, 2001, compared to $1,005,000 at December 31, 2000 and $1,663,000 in 1999. These
properties are generally sold within the next operating cycle. Therefore, regardless of the amount, the properties will generally have changed from year to year. All other real estate owned is carried at the lower of cost or fair market value. Refer to the data in the Nonperforming Assets chart above, which shows the changes in the amounts of various categories of nonperforming assets over the last five years and sets forth the relationship between nonperforming loans and total loans.

Sources of Funds
Mercshares' primary source of funding comes from deposits gathered by the 188 branches of its banking affiliates. Raising core deposits through the branch system is a high priority and a challenge for Mercshares and the banking industry. Average total deposits in 2001 were $7,048,670,000, representing an increase of $851,816,000, or 13.7%, over the prior year average of $6,196,854,000. The acquisitions of Union National Bancorp and The Bank of Fruitland contributed to the growth in deposits; however, since The Bank of Fruitland merger was consummated in December, its impact on average deposits in 2000 was minimal. Average total deposits for 1999 amounted to $5,896,225,000. For the year ended December 31, 2001, 80.2% of the funding for average earning assets was derived from deposits. This ratio was 78.5% for 2000 and 81.5% for 1999.

   Noninterest-bearing deposits averaged $1,618,838,000 in 2001, representing 23.0% of average total deposits. These deposits grew 12.5% over the prior year. The noninterest-bearing deposit category averaged $1,438,578,000 for 2000, or 23.2% of average total deposits, and grew by 7.8% over the prior year's average of $1,334,282,000. Mercshares continues to promote its cash management services to its commercial customers in order to maintain and expand this key source of funding.

   In 2001, interest-bearing deposits represented 77.0% of average total deposits, averaging $5,429,832,000, and reflected growth of 14.1%. Total average interest-bearing



            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           19

COMPOSITION OF EARNING ASSETS

                                                                          Average Balances
                              -----------------------------------------------------------------------------------------------------
(Dollars in thousands)                  2001                 2000                1999                 1998                 1997
-----------------------------------------------------------------------------------------------------------------------------------
Loans ........................ $6,832,856   77.7%   $6,169,632   78.2%  $5,377,367    74.3%  $5,004,765   72.6%  $4,821,499    74.3%
Investment securities* .......  1,816,404   20.7     1,694,404   21.4    1,842,761    25.5    1,706,228   24.7    1,587,178    24.4
Federal funds sold, et al ....    141,245    1.6        29,434     .4       15,762      .2      185,204    2.7       84,132     1.3
                               ----------  -----    ----------  -----   ----------   -----   ----------  -----   ----------   -----
         Total ............... $8,790,505  100.0%   $7,893,470  100.0%  $7,235,890   100.0%  $6,896,197  100.0%  $6,492,809   100.0%
                               ==========  =====    ==========  =====   ==========   =====   ==========  =====   ==========   =====

*Includes interest-bearing deposits in other banks.


DEPOSIT MIX

                                                                          Average Balances
                              -----------------------------------------------------------------------------------------------------
(Dollars in thousands)                  2001                 2000                1999                 1998                 1997
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits.. $1,618,838   23.0%   $1,438,578   23.2%  $1,334,282    22.6%  $1,216,726   21.3%  $1,069,032    19.6%
Interest-bearing deposits:
   Savings ...................    853,911   12.2       854,035   13.8      887,624    15.1      866,552   15.2      863,270    15.8
   Checking plus interest ....    771,186   10.9       718,669   11.6      696,862    11.8      648,025   11.4      597,020    11.0
   Money market ..............    846,577   12.0       773,104   12.5      790,589    13.4      749,718   13.1      738,536    13.6
   Certificates of deposit-
      $100,000 and over ......  1,145,569   16.2       852,495   13.7      714,600    12.1      711,329   12.4      713,384    13.1
   Other time deposits .......  1,812,589   25.7     1,559,973   25.2    1,472,268    25.0    1,522,619   26.6    1,467,814    26.9
                               ----------  -----    ----------  -----   ----------   -----   ----------  -----   ----------   -----
         Total ............... $7,048,670  100.0%   $6,196,854  100.0%  $5,896,225   100.0%  $5,714,969  100.0%  $5,449,056   100.0%
                               ==========  =====    ==========  =====   ==========   =====   ==========  =====   ==========   =====

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial and construction loans as of December 31, 2001.

                                                                                         Maturing
                                                        ---------------------------------------------------------------------------
                                                                                Over 1
                                                            1 year             through               Over 5
(Dollars in thousands)                                     or less             5 years                years               Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial ........................................     $1,209,674          $1,619,841          $ 1,372,385          $4,201,900
Construction ......................................        202,507             314,107              135,872             652,486
                                                        ----------          ----------          -----------          ----------
      Total .......................................     $1,412,181          $1,933,948          $ 1,508,257          $4,854,386
                                                        ==========          ==========          ===========          ==========

Of the $3,442,205,000 loans maturing after one year, $1,623,045,000, or 47.2%, have fixed interest rates and $1,819,160,000, or
52.8%, have variable interest rates.


20          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
deposits for 2000 grew by a more modest 4.3%, or $196,333,000. Average interest-bearing deposits amounted to $4,758,276,000 for 2000, up from the 1999 average of $4,561,943,000. In 2001, the combination of savings, checking plus interest and money market accounts decreased from 37.9% to 35.1% of average deposits.

   Certificates of deposit and other time deposits have increased, largely attributable to higher interest rates paid on these funds, from 38.9% of average total deposits in 2000 to 41.9% in 2001. Averaging $2,958,158,000 for the year ended December 31, 2001, time deposits increased by 22.6% from the average of $2,412,468,000 for 2000. Certificates of deposit-$100,000 and over increased 34.4%, while other time deposits increased 16.2%. In 2000, a promotion to attract retail customers to longer-term certificates of deposit generated this positive result. Certificates of deposit-$100,000 and over averaged $1,145,569,000, $852,495,000 and $714,600,000 for the years ended December 31,
2001, 2000 and 1999, respectively.

   In 2001, the growth in average total deposits, at 13.7%, exceeded the 11.4% increase in average earning assets, resulting in a reduction in short-term borrowing needs. During 2000, because Mercshares' overall average earning assets grew 9.1% while average deposits experienced only a 5.1% increase, it was necessary to increase average short-term borrowings in order to help fund this growth. Short-term borrowings, which consist of securities sold under repurchase agreements, federal funds purchased and commercial paper, averaged $744,907,000 during 2001, $115,334,000 or 13.4% less than 2000. Short-term borrowings averaged $860,241,000 during 2000, $266,135,000 or 44.8% greater than the average balance of $594,106,000 in 1999.

   In 2001, in response to the low interest rate environment, MSD&T, the lead bank, issued $200 million in 10-year fixed-rate debt, which was swapped to a floating rate to minimize risks from future changes in interest rates. For a more in-depth discussion of the impact of this issuance, see the following section of Management's Discussion on Asset/Liability and Liquidity Management. During 2001, $8,347,000 was repaid on previously existing long-term debt. There were no other material changes in long-term debt.

   Another key source of funding is shareholders' equity. Mercshares has consistently maintained a capital to asset ratio greater than that of its peers, as reported in data furnished by our regulators. Shareholders' equity averaged $1,197,058,000 during 2001, which represented an increase of $142,987,000, or 13.6% greater than the prior year's average. The average was $1,054,071,000 in 2000, an increase of 8.5% over 1999's average of $971,837,000. For a more in-depth discussion of shareholders' equity and capital adequacy, see page 23 of Management's Discussion and Footnote No. 9 to the financial statements.

Asset/Liability and Liquidity Management
Asset/liability management involves the funding and investment strategies necessary to maintain an appropriate balance between interest-sensitive assets and liabilities. It also involves providing adequate liquidity while sustaining stable growth in net interest income. Regular review and analysis of deposit trends, loan trends and cash flows in various categories of loans and monitoring of interest spread relationships are vital to this process.

   Mercshares seeks to contain the risks associated with interest rate fluctuations by managing the balance between interest-sensitive assets and liabilities. Managing to mitigate interest rate risk, however, is not an exact science. Not only does the interval between repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change, but for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years, but depending upon the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, demand deposits, by contract, may be withdrawn in their entirety upon demand, and savings deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Mercshares' experience that these pools of funds, when considered as a whole, have a multiyear duration. As seen in the Interest Rate Sensitivity Analysis on page 22, asset sensitivity indicates that, given the composition of assets and liabilities at December 31, 2001, more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The repricing characteristics of certain managed-rate deposits, primarily savings deposits, proved to be much less sensitive in 2001 than those in prior years. This analysis is based on behavior patterns experienced during 2001's declining rate environment. The data in this table would suggest that net interest income should tend to increase in a rising interest rate environment and decrease in a declining rate environment.

   Another analysis to monitor Mercshares' risk associated with interest rate fluctuations is the earnings simulation model. This model projects the effects on net income based on factors such as changes in interest rates, the shape of the yield curve and interest rate relationships. As seen in the Earnings Simulation Model Projections table on page 23, within a one-year horizon, the model forecasts that, compared to the net income projection under stable rates, net income would increase by .7% and 1.2% if interest rates increased by 100 and 200 basis points, respectively, and that net income would decrease by 1.1% if interest rates decreased by 50 basis points. Given the current low level of interest rates, Mercshares is limiting its modeling to the 50 basis point decline in future interest rates. These results are not necessarily indicative of future actual results, nor


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           21

INTEREST RATE SENSITIVITY ANALYSIS

                                                                   At December 31, 2001
                                        ----------------------------------------------------------------------------------
                                                            Over           Over          Over          After
                                                        3 months       6 months        1 year    5 years and
                                            Within       through        through       through   nonsensitive
(Dollars in thousands)                    3 months      6 months         1 year       5 years          funds         Total
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities (1) .....................    $  137,834    $  145,091     $  255,095    $1,561,188    $   242,112    $2,341,320
Federal funds sold .................        23,813             -              -             -              -        23,813
Loans ..............................     3,341,716       313,978        509,673     2,214,669        526,210     6,906,246
Other assets .......................       137,950             -              -             -        519,457       657,407
                                        ----------    ----------     ----------    ----------    -----------    ----------
      Total ........................     3,641,313       459,069        764,768     3,775,857      1,287,779     9,928,786
                                        ----------    ----------     ----------    ----------    -----------    ----------

LIABILITIES & EQUITY
Noninterest-bearing deposits .......             -             -              -             -      1,883,878     1,883,878
Managed-rate deposits (2) ..........       591,098             -              -     2,154,778              -     2,745,876
Time deposits ......................     1,028,380       432,972        526,727       818,334         11,205     2,817,618
Short-term borrowings ..............       853,278             -              -             -              -       853,278
Long-term debt .....................       199,620         8,300              -        50,900         10,617       269,437
Other liabilities ..................             -             -              -             -        128,493       128,493
Shareholders' equity ...............             -             -              -             -      1,230,206     1,230,206
                                        ----------    ----------     ----------    ----------    -----------    ----------
      Total ........................     2,672,376       441,272        526,727     3,024,012      3,264,399    $9,928,786
                                        ----------    ----------     ----------    ----------    -----------    ----------
Excess .............................    $  968,937    $   17,797     $  238,041    $  751,845    $(1,976,620)
                                        ==========    ==========     ==========    ==========    ===========
Cumulative excess ..................    $  968,937    $  986,734     $1,224,775    $1,976,620
                                        ==========    ==========     ==========    ==========
Cumulative excess as a percent
   of total ........................          9.71%         9.94%         12.34%        19.91%
                                              ====          ====          =====         =====

(1) Includes interest-bearing deposits in other banks.
(2) Includes savings, checking plus interest and money market deposit accounts. Reflects behavior experience in a declining rate environment, which often differs from legal withdrawal provisions.

do they take into account certain actions that management may undertake in response to future changes in interest rates.

   From an interest rate risk standpoint, Mercshares is asset sensitive, with assets repricing more quickly than liabilities in response to rate changes. The 475 basis point reduction in short-term interest rates in 2001 by the Federal Reserve continued to compress the net interest margin. The lower rate environment did give management the opportunity to acquire long-term funding through the issuance of $200 million in senior notes at MSD&T. The senior notes carried a fixed rate of 5.70%. Management swapped the fixed rate to a floating rate as a fair value hedge, increasing the amount of liabilities that reprice within the three-month time frame. The investment portfolio was also expanded by investing in intermediate-term securities which served to reduce MSD&T's asset sensitivity and protect net interest income from further potential interest rate reductions.

   At times, Mercshares' efforts to mitigate its exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with its commercial customers' preferences. As a result, MSD&T entered into a master agreement with another bank for the purpose of making interest rate swaps and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers. This arrangement enables MSD&T's customers to eliminate potential volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate protection arrangements under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. MSD&T does not anticipate that these arrangements will expose Mercshares to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 2001, one customer had entered into such an arrangement. This swap agreement has not had a material impact on the financial performance of Mercshares. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.

   The conduct of our banking business requires that we maintain adequate liquidity to meet changes in composition

22          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

EARNINGS SIMULATION MODEL PROJECTIONS

--------------------------------------------------------------------------------
The following table summarizes the effect a positive 100 and 200 basis point change and a negative 50 basis point change in interest rates would have on Mercshares' net income over the next 12 months.

(Dollars in thousands)                               As of December 31, 2001
--------------------------------------------------------------------------------
Change in interest rates                               Change in net income
                                                 -------------------------------
    (basis points)                                  Amount            Percent
------------------------                         ------------      -------------
         +200                                       $5,051              1.2%
         +100                                        2,850               .7
          -50                                       (4,716)            (1.1)
--------------------------------------------------------------------------------

and volume of assets and liabilities due to seasonal, cyclical or other reasons. Normally, this requires maintaining a prospective liquidity sufficient to meet our clients' demand for loans. By limiting the maturity of securities and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. In addition, Mercshares has access to national markets for certificates of deposit, commercial paper and debt financing. Should it need to further supplement its liquidity, Mercshares has $1,036,000,000 in lines with the Federal Home Loan Bank and back-up commercial paper lines of $40,000,000 with commercial banks.

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

   Shareholders' equity increased 4.8% to $1,230,206,000 at year-end 2001 from $1,173,301,000 at year-end 2000. The increase can be attributed to earnings growth offset by a repurchase of 1,594,500 shares and increased cash dividend payments. The share repurchase plan is discussed in more detail in the next paragraph. In 2000, shareholders' equity increased 20.5% from $974,040,000 in 1999. The increase in 2000 was a result of earnings growth and the issuance of 3,361,162 shares of Mercshares stock, valued at $101,201,000, for the Union National Bancorp and The Bank of Fruitland acquisitions concluded in 2000. Book value per share was $17.63, $16.50 and $14.19 at December 31, 2001, 2000 and 1999, respectively. The ratio of average equity to average assets was 12.97% in 2001, compared to 12.70% in 2000 and 12.74% in 1999, ranking Mercshares among the very strongest capitalized banks in the industry each year. Excluding goodwill, average tangible equity to average tangible assets was 11.97% in 2001, 12.02% for 2000 and 12.18% for 1999. As previously discussed, the buyback plan and higher cash dividends impacted this ratio in 2001.

   While maintaining exceptional capital strength and financing growth of the Corporation, Mercshares also has been pursuing a share repurchase program. Through December 2001, the Board of Directors authorized the repurchase of up to 16,000,000 shares with 13,134,000 shares of common stock repurchased under these programs. At December 31, 2001, remaining authorization to purchase common stock was 2,866,000 shares. The buybacks have supported management's strategy to enhance shareholder value by returning capital to shareholders in the form of dividends; management has repurchased shares during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets. See Footnote No. 9 and the Statement of Changes in Consolidated Shareholders' Equity on page 30 for details related to the stock repurchase program.

   Various bank regulatory agencies have implemented stringent capital guidelines, which are directly related to a bank's risk-based capital ratios. By regulatory definition, a well-capitalized institution, such as Mercshares, faces fewer regulatory hindrances in its operations than institutions classified at the other end of the spectrum as critically undercapitalized. For instance, only well-capitalized banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The Risk-Based Capital Ratios graph on page 24 shows that Mercshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements that apply to Mercshares, see Footnote No. 9, which begins on page
37. Bank regulatory agencies also impose certain restrictions on the payment of dividends, extensions of credit and transfer of assets from subsidiaries to bank holding companies. Historically, these restrictions have not limited dividend payments at Mercshares, and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No. 8 on page 37 for information regarding Mercshares' commitments.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           23

Dividends
For the 25th consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the June 2001 dividend, the quarterly cash dividend was increased 7.7% to $.28 from $.26 per share. Over the last five years, dividends have increased at a compound growth rate of 11.1%. Management will periodically evaluate the dividend rate in light of Mercshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular. The annual dividends paid per common share were $1.10 in 2001, $1.02 in 2000 and $.94 in 1999. Total cash dividends paid were $77,597,000 in 2001, $70,641,000 in 2000 and $65,113,000 in 1999. The chart on page 25 presents quarterly dividends paid over the last two years.

Commitments
Commitments for 2002 include budgeted requests for approximately $22,400,000 of capital expenditures spread relatively evenly between improvements to existing banking offices, and replacement of furniture, equipment and technology. While these items have been included in the budget for 2002, they are subject to a review and approval process prior to funding. For further information on commitments, see Footnotes No. 4 and 8 on pages 35 and 37, respectively.

Recent FASB Pronouncements
Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, was issued in June 2001. This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. It establishes specific criteria for the recognition of intangible assets separately from goodwill. This statement has minimal impact on Mercshares since all recent acquisitions have followed purchase accounting.

   SFAS No. 142, Goodwill and Other Intangible Assets, was issued in June 2001. This statement primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Mercshares adopted SFAS No. 142 on January 1, 2002. The most significant changes made by SFAS No. 142 are that goodwill and indefinite-lived intangible assets will no longer be amortized; goodwill will be tested for impairment at least annually at the reporting unit level, or more frequently if impairment indicators are in evidence; intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and the amortization period of intangible assets with finite lives will no longer be limited to less than 40 years. Based on current amortization schedules, application of the nonamortization provisions of the statement is expected to result in additional net income of $8.4 million for the year ended December 31, 2002. The first required impairment tests of goodwill will be performed during 2002. The impact, if any, of these impairment tests on the 2002 financial statements has not yet been assessed. However, based on current information available, management does not anticipate any initial impairment charge.

                              [GRAPH APPEARS HERE]

RISK-BASED CAPITAL RATIOS*
--------------------------------------------------------------------------------
Regulatory Tier I Minimum: 4%
*Tier I and Tier II equity as percentages of risk-adjusted total assets at December 31.

            1997      1998     1999     2000        2001
Tier II      1.3%      1.4%     1.3%     1.3%        1.3%
Tier I      18.1%     17.9%    16.5%    15.8%       15.4%

                              [GRAPH APPEARS HERE]

DIVIDENDS PER SHARE
Five-Year Compound Growth Rate: 11.1%

            1997      1998     1999     2000        2001
            $.77      $.86     $.94    $1.02       $1.10



24           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

DIVIDENDS


                                                                   2001                               2000
------------------------------------------------------------------------------------------------------------------------------------
Quarter                                               4th      3rd     2nd      1st      4th      3rd      2nd     1st
------------------------------------------------------------------------------------------------------------------------------------
Common dividends                                      .28      .28     .28      .26      .26      .26      .26     .24

Mercshares has paid quarterly cash dividends on its common stock since September 1970 when such stock was first issued. Mercshares intends to consider quarterly payment of dividends on its common stock, but such payment is necessarily dependent upon many factors, including the future earnings and financial requirements of Mercshares and its affiliates.

RECENT COMMON STOCK PRICES
Market Prices*

                                                                  2001                               2000
------------------------------------------------------------------------------------------------------------------------------------
Quarter                                               4th      3rd     2nd      1st      4th      3rd      2nd     1st
------------------------------------------------------------------------------------------------------------------------------------
High                                                43.41    43.94   40.10    44.50    45.13    38.00    35.31   32.06
Low                                                 35.60    35.73   35.44    33.63    31.56    29.88    26.88   23.75

* The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.
As of February 28, 2002, there were 8,740 shareholders of record.

   SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs be capitalized as part of the carrying value of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 is not expected to have a material effect on Mercshares' financial statements.

   SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also establishes a single accounting model for long-lived assets to be disposed of by sale, which includes long-lived assets that are part of a discontinued operation. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2001. SFAS No. 144 is not expected to have a material effect on Mercshares' financial statements.

   There were no other statements issued and effective during 2001 that were applicable to the Corporation.

Cautionary Statement
This annual report contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this report and the underlying management assumptions. Forward-looking statements appear in the Letter to Shareholders, the Review of Services and in this Management's Discussion concerning matters such as identification of trends, loan growth, customer borrowing trends, business strategies and services, continuation or development of specified lending and other activities, credit quality, predictions or assessments related to determination of loan loss allowances and their adequacy, importance and effects of capital levels, effects of asset sensitivity and interest rates, earnings simulation model projections, dividend payments and impact of FASB pronouncements (including impairment testing of goodwill). These statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this report.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           25

Report of Independent Accountants

To the Board of Directors and
Shareholders of Mercantile Bankshares Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation and its subsidiaries (the "Company" ) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Baltimore, Maryland
January 23, 2002

26           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Consolidated Balance Sheets

DECEMBER 31,

(Dollars in thousands, except per share data)                                                            2001         2000
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .......................................................................      $290,177   $  244,913
Interest-bearing deposits in other banks ......................................................           357          454
Federal funds sold ............................................................................        23,813       29,378
                                                                                                   ----------   ----------
         Cash and cash equivalents ............................................................       314,347      274,745
                                                                                                   ----------   ----------

Investment securities held-to-maturity (1),(2) ................................................        52,269       50,754
Investment securities available-for-sale (1),(2) ..............................................     2,288,694    1,676,554

Loans held-for-sale (1) .......................................................................       137,950        6,595

Loans (3) .....................................................................................     6,906,246    6,693,294
Less: allowance for loan losses (1),(3) .......................................................      (141,463)    (138,612)
                                                                                                   ----------   ----------
         Loans, net ...........................................................................     6,764,783    6,554,682
                                                                                                   ----------   ----------

Bank premises and equipment, net (1),(4) ......................................................       101,295      102,169
Other real estate owned, net (1) ..............................................................           181        1,005
Goodwill, net (1) .............................................................................       102,705      105,027
Other intangible assets, net ..................................................................         9,319        8,425
Other assets ..................................................................................       157,243      158,074
                                                                                                   ----------   ----------
Total .........................................................................................    $9,928,786   $8,938,030
                                                                                                   ==========   ==========

LIABILITIES
Deposits:
      Noninterest-bearing deposits ............................................................    $1,883,878   $1,593,503
      Interest-bearing deposits ...............................................................     5,563,494    5,203,038
                                                                                                   ----------   ----------
         Total deposits .......................................................................     7,447,372    6,796,541
Short-term borrowings (6) .....................................................................       853,278      781,468
Accrued expenses and other liabilities ........................................................       128,493       94,173
Long-term debt (7) ............................................................................       269,437       92,547
                                                                                                   ----------   ----------
         Total liabilities ....................................................................     8,698,580    7,764,729
                                                                                                   ----------   ----------

COMMITMENTS AND CONTINGENCIES (4),(8)

SHAREHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 130,000,000 shares;
  issued 69,775,710 shares in 2001 and 71,098,750 shares in 2000 ..............................       139,551      142,198
Capital surplus ...............................................................................       159,947      214,454
Retained earnings .............................................................................       904,479      800,781
Accumulated other comprehensive income (loss) .................................................        26,229       15,868
                                                                                                   ----------   ----------
         Total shareholders' equity ...........................................................     1,230,206    1,173,301
                                                                                                   ----------   ----------
Total .........................................................................................    $9,928,786   $8,938,030
                                                                                                   ==========   ==========

See notes to consolidated financial statements.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           27

Statement of Consolidated Income


FOR THE YEARS ENDED DECEMBER 31,


(Dollars in thousands, except per share data)                                               2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (1) ....................................................     $543,020     $547,942     $453,825
                                                                                        --------     --------     --------

Interest and dividends on investment securities:
   Taxable interest income ........................................................       93,465       92,376      102,038
   Tax-exempt interest income .....................................................        1,993        1,257          580
   Dividends ......................................................................        1,283        1,359        1,731
   Other investment income ........................................................        3,797        1,695          207
                                                                                        --------     --------     --------
                                                                                         100,538       96,687      104,556
                                                                                        --------     --------     --------
Other interest income .............................................................        6,208        1,866          787
                                                                                        --------     --------     --------
      Total interest income .......................................................      649,766      646,495      559,168
                                                                                        --------     --------     --------

INTEREST EXPENSE
Interest on deposits (5) ..........................................................      199,703      182,448      157,997
Interest on short-term borrowings .................................................       25,120       48,711       27,267
Interest on long-term debt ........................................................        6,702        5,951        4,818
                                                                                        --------     --------     --------
      Total interest expense ......................................................      231,525      237,110      190,082
                                                                                        --------     --------     --------
NET INTEREST INCOME ...............................................................      418,241      409,385      369,086
Provision for loan losses (1),(3) .................................................       13,434       17,231       12,056
                                                                                        --------     --------     --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...............................      404,807      392,154      357,030
                                                                                        --------     --------     --------

NONINTEREST INCOME
Trust Division services (1) .......................................................       69,331       69,850       65,036
Service charges on deposit accounts ...............................................       28,085       24,346       23,043
Mortgage banking related fees .....................................................       12,582        3,106        4,731
Investment securities gains and (losses) (2) ......................................        4,248           69          (73)
Other income ......................................................................       31,244       28,170       29,254
                                                                                        --------     --------     --------
      Total noninterest income ....................................................      145,490      125,541      121,991
                                                                                        --------     --------     --------

NONINTEREST EXPENSES
Salaries ..........................................................................      123,630      115,099      108,999
Employee benefits (12) ............................................................       29,175       25,292       25,666
Net occupancy expense of bank premises (1),(4) ....................................       14,440       12,019       11,975
Furniture and equipment expenses (1),(4) ..........................................       24,008       22,588       20,984
Communications and supplies .......................................................       13,086       12,212       12,662
Amortization of goodwill ..........................................................        9,072        5,213        3,832
Other expenses ....................................................................       50,548       51,082       46,302
                                                                                        --------     --------     --------
      Total noninterest expenses ..................................................      263,959      243,505      230,420
                                                                                        --------     --------     --------
         Income before income taxes ...............................................      286,338      274,190      248,601
         Applicable income taxes (1),(10) .........................................      105,043       98,960       90,864
                                                                                        --------     --------     --------
            NET INCOME ............................................................     $181,295     $175,230     $157,737
                                                                                        ========     ========     ========

NET INCOME PER SHARE OF COMMON STOCK (9):
   BASIC ..........................................................................        $2.57        $2.53        $2.27
   DILUTED ........................................................................        $2.55        $2.51        $2.25

See notes to consolidated financial statements.

28          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Statement of Consolidated Cash Flows
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                                      2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ........................................................................     $181,295     $175,230     $157,737
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Provision for loan losses ...................................................       13,434       17,231       12,056
      Depreciation and amortization ...............................................       12,456       11,000        9,017
      Amortization of goodwill ....................................................        9,072        5,213        3,832
      Provision for deferred taxes (benefit) ......................................       14,723        1,671       13,420
      Investment securities (gains) and losses ....................................       (4,248)         (69)          73
      Write-downs of other real estate owned ......................................           50           27          123
      Write-downs of buildings ....................................................            -          350            -
      Gains on sales of other real estate owned ...................................         (272)        (615)        (210)
      Gains on sales of buildings .................................................         (801)           -         (807)
      Gains on stock received from demutualization of insurance company ...........            -            -       (2,012)
   Net (increase) decrease in assets:
      Interest receivables ........................................................        1,039       (5,100)      (3,474)
      Other receivables ...........................................................          902        1,439          372
      Other assets ................................................................      (21,742)     (13,349)     (24,377)
      Loans held-for-sale .........................................................     (131,355)         217       18,611
   Net increase (decrease) in liabilities:
      Interest payable ............................................................       (2,257)       8,736          (57)
      Accrued expenses ............................................................        1,672        9,229       (5,924)
      Taxes payable ...............................................................       19,438        2,300       (1,262)
                                                                                      ----------     --------     --------
         Net cash provided by operating activities ................................       93,406      213,510      177,118
                                                                                      ----------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity ................        3,870        8,074        5,230
Proceeds from maturities of investment securities available-for-sale ..............      642,747      553,602      537,627
Proceeds from sales of investment securities available-for-sale ...................        4,248          700        3,074
Purchases of investment securities held-to-maturity ...............................       (5,386)     (13,386)      (3,745)
Purchases of investment securities available-for-sale .............................   (1,237,534)    (352,886)    (451,225)
Net increase in customer loans ....................................................     (224,062)    (701,810)    (525,223)
Proceeds from sales of other real estate owned ....................................        1,573        2,215        1,783
Capital expenditures ..............................................................      (12,828)     (12,597)     (14,090)
Proceeds from sales of buildings ..................................................        2,047            -        2,540
Acquisition of commercial mortgage company ........................................       (7,000)           -            -
Cash from acquired banks ..........................................................            -       19,530            -
                                                                                      ----------     --------     --------
         Net cash used in investing activities ....................................     (832,325)    (496,558)    (444,029)
                                                                                      ----------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing deposits ...........................      290,375      130,798       11,794
Net increase (decrease) in checking plus interest and savings accounts ............      357,833      (55,175)       8,412
Net increase (decrease) in certificates of deposit ................................        2,623      452,245      (53,469)
Net increase (decrease) in short-term borrowings ..................................       71,810      (81,682)     327,552
Proceeds from issuance of long-term debt ..........................................      200,000            -       50,000
Repayment of long-term debt .......................................................       (8,347)     (15,136)      (8,250)
Proceeds from issuance of shares ..................................................        7,396        7,137        7,128
Repurchase of common shares .......................................................      (65,572)     (37,109)     (96,497)
Dividends paid ....................................................................      (77,597)     (70,641)     (65,113)
                                                                                      ----------     --------     --------
         Net cash provided by financing activities ................................      778,521      330,437      181,557
                                                                                      ----------     --------     --------
Net increase (decrease) in cash and cash equivalents (1) ..........................       39,602       47,389      (85,354)
Cash and cash equivalents at beginning of year ....................................      274,745      227,356      312,710
                                                                                      ----------     --------     --------
Cash and cash equivalents at end of year ..........................................   $  314,347     $274,745     $227,356
                                                                                      ==========     ========     ========


See notes to consolidated financial statements.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES          29

Statement of Changes in Consolidated Shareholders' Equity

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                                                    Accumulated
                                                                                                                     Other Com-
                                                                                  Common     Capital    Retained     prehensive
(Dollars in thousands, except per share data)                         Total        Stock     Surplus    Earnings  Income (Loss)
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 ................................... $    999,359  $   142,054  $   31,357  $  803,568    $  22,380

Net income ...................................................      157,737                              157,737
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ..........      (29,622)                                          (29,622)
                                                                 ----------
Comprehensive income .........................................      128,115
                                                                 ----------
Cash dividends paid:
   Common stock ($.94 per share) .............................      (65,113)                             (65,113)
Issuance of 129,575 shares for dividend
   reinvestment and stock purchase plan ......................        4,216          259       3,957
Issuance of 26,550 shares for employee stock
   purchase dividend reinvestment plan .......................          982           53         929
Issuance of 159,532 shares for employee stock option plan ....        1,930          319       1,611
Purchase of 2,696,825 shares under stock repurchase plan .....      (96,497)      (5,393)    (91,104)
Vested stock options .........................................        1,048                    1,048
Transfer to capital surplus ..................................            -                  100,000    (100,000)
                                                                 ----------  -----------  ----------  ----------    ---------
BALANCE, DECEMBER 31, 1999 ...................................      974,040      137,292      47,798     796,192       (7,242)

Net income ...................................................      175,230                              175,230
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ..........       23,110                                            23,110
                                                                 ----------
Comprehensive income .........................................      198,340
                                                                 ----------
Cash dividends paid:
   Common stock ($1.02 per share) ............................      (70,641)                             (70,641)
Issuance of 119,195 shares for dividend
   reinvestment and stock purchase plan ......................        3,813          239       3,574
Issuance of 30,037 shares for employee stock
   purchase dividend reinvestment plan .......................          968           60         908
Issuance of 165,597 shares for employee stock option plan ....        2,356          331       2,025
Purchase of 1,223,000 shares under stock repurchase plan .....      (37,109)      (2,446)    (34,663)
Issuance of 3,361,162 shares for bank acquisitions ...........      101,201        6,722      94,479
Vested stock options .........................................          333                      333
Transfer to capital surplus ..................................            -                  100,000    (100,000)
                                                                 ----------  -----------  ----------  ----------    ---------
BALANCE, DECEMBER 31, 2000 ...................................    1,173,301      142,198     214,454     800,781       15,868

Net income ...................................................      181,295                              181,295
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ..........       10,361                                            10,361
                                                                 ----------
Comprehensive income .........................................      191,656
                                                                 ----------
Cash dividends paid:
   Common stock ($1.10 per share) ............................      (77,597)                             (77,597)
Issuance of 108,094 shares for dividend
   reinvestment and stock purchase plan ......................        4,139          216       3,923
Issuance of 23,754 shares for employee stock
   purchase dividend reinvestment plan .......................          933           47         886
Issuance of 139,612 shares for employee stock option plan ....        2,324          279       2,045
Purchase of 1,594,500 shares under stock repurchase plan .....      (65,572)      (3,189)    (62,383)
Vested stock options (13) ....................................        1,022                    1,022
                                                                 ----------  -----------  ----------  ----------    ---------
BALANCE, DECEMBER 31, 2001 (9) ...............................   $1,230,206  $   139,551  $  159,947  $  904,479    $  26,229
                                                                 ==========  ===========  ==========  ==========    =========

See notes to consolidated financial statements.

30         [LOGO]MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

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

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. These estimates and assumptions, such as the accounting for loan losses, depreciation and pension obligations, are based on information available as of the date of the financial statements and could differ from actual results.

   Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Mercshares or its affiliates. Acquisitions accounted for as purchases are included in the financial statements from the respective dates of affiliation.

B. Securities
Investment securities consist mainly of U.S. Government securities. Investments are classified as either "held-to-maturity" or "available-for-sale." Investment securities classified as "held-to-maturity" are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities classified as "available-for-sale" are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes. These securities are carried at fair value, and any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as accumulated other comprehensive income, a separate component of shareholders' equity, net of applicable taxes. Amortized cost is used to compute gains or losses on the sales of securities, which are reported in the Statement of Consolidated Income.

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

   Under Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired, based on current information and events, if it is probable that Mercshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgment, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g., residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Mercshares' impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

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

E.  Loans Held-for-Sale
The mortgage subsidiary of the lead bank enters into commitments to sell loans which it has originated. Generally, these loans are held for a short term. Amounts reported are at the lower of cost or fair value.

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

G.  Other Real Estate Owned
Other real estate owned consists primarily of real estate obtained through foreclosure or acceptance of deeds in lieu of foreclosure. Other real estate owned is held for sale and is stated at the lower of cost or fair value.

H.  Goodwill and Deposit Intangibles
Goodwill, the excess of the cost of Mercshares' investment over its equity in the net assets of purchased acquisitions, is being amortized on a straight-line basis over a 15-year period from the respective dates of affiliation. Accumulated amortization amounted to $39,781,000 and $30,709,000 at December 31, 2001 and 2000, respectively. Deposit intangibles are being amortized on a straight-line basis over 7.5 years with accumulated amortization of $4,899,000 and $2,974,000 at year-end 2001 and 2000, respectively. These assets are subject to continual review for impairment.

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

M.  Derivatives and Hedging Activities
Derivatives are recognized on the balance sheet at their fair value. Mercshares has only entered into derivative contracts that are classified as interest rate swaps. On the date that the derivative contracts were entered into, they were designated as a hedge of the fair value of a recognized asset or liability. Changes in the fair value of a derivative that is highly effective as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded in current period earnings.

   The relationship between hedging instruments and hedged items are formally documented, as well as the risk management objective and strategy for undertaking the hedge transactions. This process includes linking the fair value hedges to specific assets and liabilities on the balance sheet. Both at inception and on an ongoing basis, an assessment is made as to whether the derivatives used in hedging transactions have been highly effective in offsetting changes in the fair value of hedged items, and whether those derivatives may be expected to remain highly effective in future periods. All derivatives have been determined to be highly effective hedges.


32          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

2. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31, 2001 and 2000 were as follows:

                                                          2001                                             2000
                                      ---------------------------------------------    ---------------------------------------------
                                                      Gross      Gross                                 Gross      Gross
                                       Amortized Unrealized Unrealized         Fair     Amortized Unrealized Unrealized         Fair
(Dollars in thousands)                      Cost      Gains     Losses        Value          Cost      Gains     Losses        Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  States and political subdivisions.. $   38,815    $ 1,361    $     4    $   40,172   $   37,686    $   986   $     19   $   38,653
  Other bonds, notes
   and debentures ...................          -          -          -             -            2          -          -            2
                                      ----------    -------    -------    ----------   ----------    -------   --------   ----------
   Total bonds ......................     38,815      1,361          4        40,172       37,688        986         19       38,655
  Other investments .................     13,454          -          -        13,454       13,066          -          -       13,066
                                      ----------    -------    -------    ----------   ----------    -------   --------   ----------
     Total .......................... $   52,269    $ 1,361    $     4    $   53,626   $   50,754    $   986   $     19   $   51,721
                                      ==========    =======    =======    ==========   ==========    =======   ========   ==========
Securities available-for-sale
  U.S. Treasury ..................... $1,530,808    $31,700    $ 5,902    $1,556,606   $1,448,347    $ 9,551   $  2,628   $1,455,270
  U.S. Government agencies ..........    498,874     15,111      3,601       510,384      151,885      4,109         87      155,907
  States and political subdivisions..        649         18          -           667        1,350          7          -        1,357
  Other bonds, notes
   and debentures ...................    210,104      1,653      5,033       206,724       44,059      1,518          3       45,574
                                      ----------    -------    -------    ----------   ----------    -------   --------   ----------
   Total bonds ......................  2,240,435     48,482     14,536     2,274,381    1,645,641     15,185      2,718    1,658,108
  Other investments .................      5,441      8,872          -        14,313        5,448     12,998          -       18,446
                                      ----------    -------    -------    ----------   ----------    -------   --------   ----------
     Total .......................... $2,245,876    $57,354    $14,536    $2,288,694   $1,651,089    $28,183   $  2,718   $1,676,554
                                      ==========    =======    =======    ==========   ==========    =======   ========   ==========


The amortized cost and fair values of the bond investment portfolio by contractual maturity at December 31, 2001 and 2000 are shown below:

                                                                                         2001                         2000
                                                                              -------------------------     ------------------------
                                                                               Amortized           Fair      Amortized          Fair
(Dollars in thousands)                                                              Cost          Value           Cost         Value
------------------------------------------------------------------------------------------------------------------------------------
Securities held-to-maturity
  Within 1 year ..........................................................    $    2,432     $    2,460     $    2,474    $    2,471
  1-5 years ..............................................................        14,530         15,090         12,578        12,747
  5-10 years .............................................................        12,098         12,577         12,115        12,587
  After 10 years .........................................................         9,755         10,045         10,521        10,850
                                                                              ----------     ----------     ----------    ----------
     Total ...............................................................    $   38,815     $   40,172     $   37,688    $   38,655
                                                                              ==========     ==========     ==========    ==========
Securities available-for-sale
  Within 1 year ..........................................................    $  535,231     $  543,906     $  547,759    $  547,747
  1-5 years ..............................................................     1,546,658      1,576,431      1,047,864     1,058,656
  5-10 years .............................................................       158,190        153,687         47,059        48,677
  After 10 years .........................................................           356            357          2,959         3,028
                                                                              ----------     ----------     ----------    ----------
     Total ...............................................................    $2,240,435     $2,274,381     $1,645,641    $1,658,108
                                                                              ==========     ==========     ==========    ==========

At December 31, 2001 and 2000, no single issue of investment securities exceeded 10% of shareholders' equity. At December 31, 2001 and 2000, securities with an amortized cost of $966,813,000 and $856,074,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

The gross realized gains and losses on debt and nondebt securities for 2001, 2000 and 1999 were as follows:

                                                             2001                         2000                         1999
                                                   -----------------------      -----------------------       ----------------------
                                                      Gross          Gross         Gross          Gross          Gross         Gross
                                                   Realized       Realized      Realized       Realized       Realized      Realized
(Dollars in thousands)                                Gains         Losses         Gains         Losses          Gains        Losses
------------------------------------------------------------------------------------------------------------------------------------
Securities available-for-sale
  Debt .........................................     $    -          $  67          $  -           $  -           $  -          $ 74
  Nondebt ......................................      4,315              -            69              -              8             7
                                                     ------          -----          ----           ----           ----          ----
     Total .....................................     $4,315          $  67          $ 69           $  -           $  8          $ 81
                                                     ======          =====          ====           ====           ====          ====

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           33

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2001 and 2000 were as follows:


(Dollars in thousands)                                                                                   2001         2000
--------------------------------------------------------------------------------------------------------------------------
Commercial ....................................................................................    $4,048,018   $3,625,026
Construction ..................................................................................       652,486      824,752
Residential real estate .......................................................................     1,060,519    1,086,674
Consumer ......................................................................................       991,341    1,001,150
Lease financing ...............................................................................       153,882      155,692
                                                                                                   ----------   ----------
   Total ......................................................................................    $6,906,246   $6,693,294
                                                                                                   ==========   ==========

At December 31, 2001 and 2000, $32,919,000 and $30,365,000, respectively, were considered nonaccrual loans (loans in which interest income is recognized only as collected). Interest income on nonaccrual loans that would have been recorded if accruing was $3,737,000 and $3,276,000 in 2001 and 2000, respectively. Interest income on nonaccrual loans that was recorded totaled $1,593,000 and $1,126,000 in 2001 and 2000, respectively. See Note 1C for an explanation of the nonaccrual loan policy.

The changes in the allowance for loan losses follow:


(Dollars in thousands)                                                                      2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------
Allowance balance at beginning of year ............................................     $138,612     $117,997     $112,423
Allowance of acquired banks .......................................................           --        5,868           --
Charge-offs .......................................................................      (13,328)      (6,206)      (9,328)
Recoveries ........................................................................        2,745        3,722        2,846
Provision for loan losses .........................................................       13,434       17,231       12,056
                                                                                        --------     --------     --------
Allowance balance at end of year ..................................................     $141,463     $138,612     $117,997
                                                                                        ========     ========     ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 2001 and 2000 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.


(Dollars in thousands)                                                                                   2001         2000
--------------------------------------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance .....................................................      $ 47,963     $ 21,205
Impaired loans with no valuation allowance ....................................................         6,379        5,788
                                                                                                     --------     --------
   Total impaired loans .......................................................................      $ 54,342     $ 26,993
                                                                                                     ========     ========

Allowance for loan losses applicable to impaired loans ........................................      $ 10,484     $  6,264
Allowance for loan losses applicable to other than impaired loans .............................       130,979      132,348
                                                                                                     --------     --------
   Total allowance for loan losses ............................................................      $141,463     $138,612
                                                                                                     ========     ========

Year-to-date interest income on impaired loans recorded on the cash basis .....................      $    510     $    676
                                                                                                     ========     ========

Year-to-date average recorded investment in impaired loans during the period ..................      $ 33,095     $ 20,156
                                                                                                     ========     ========

Quarter-to-date interest income on impaired loans recorded on the cash basis ..................      $    253     $    482
                                                                                                     ========     ========

Quarter-to-date average recorded investment in impaired loans during the period ...............      $ 37,827     $ 22,013
                                                                                                     ========     ========

34          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2001 and 2000 consisted of the following:


(Dollars in thousands)                                                                                     2001        2000
---------------------------------------------------------------------------------------------------------------------------

Land.............................................................................................     $  21,120   $  21,275
Buildings and leasehold improvements.............................................................       117,364     112,738
Equipment........................................................................................        76,617      71,871
                                                                                                      ---------   ---------
                                                                                                        215,101     205,884
Accumulated depreciation and amortization........................................................      (113,806)   (103,715)
                                                                                                      ---------   ---------
Bank premises and equipment, net.................................................................     $ 101,295   $ 102,169
                                                                                                      =========   =========

Mercshares' bank affiliates conduct a part of their branch banking operations from leased facilities. Generally, the initial terms of the leases range from a period of 1 to 15 years. Most of the leases contain options for renewal at the fair rental value for periods of 1 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based on various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.

Total rental expense for 2001, 2000 and 1999 was:


(Dollars in thousands)                                                                       2001         2000         1999
---------------------------------------------------------------------------------------------------------------------------
Bank premises*.....................................................................       $ 5,949      $ 4,855      $ 5,174
Equipment/software expense.........................................................         4,730        5,451        6,232
                                                                                          -------      -------      -------
   Total rental expense............................................................       $10,679      $10,306      $11,406
                                                                                          =======      =======      =======

*Amounts do not reflect offset for rental income.

At December 31, 2001, the aggregate minimum rental commitments under noncancelable operating leases were as follows: 2002-$9,161,000;
2003-$8,502,000; 2004-$4,953,000; 2005-$3,927,000; 2006-$2,725,000;
thereafter-$20,493,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 and over, which totaled $1,050,579,000 and $998,085,000 at December 31,
2001 and 2000, respectively. Other time deposits of $100,000 and over totaled $25,568,000 and $26,635,000 at December 31, 2001 and 2000, respectively.
   At December 31, 2001, the amount outstanding and maturity distribution of certificates of deposit issued in amounts of $100,000 and over and other time deposits of $100,000 and over are presented in the following table:


                                                                                      Maturing
                                             -----------------------------------------------------------------------------
                                                                         Over 1     Over 2     Over 3     Over 4
                                                             1 year     through    through    through    through      Over
(Dollars in thousands)                            Total     or less     2 years    3 years    4 years    5 years   5 years
--------------------------------------------------------------------------------------------------------------------------

Certificates of deposit--
   $100,000 and over......................   $1,050,579    $821,366    $98,609     $74,228    $33,627    $21,555    $1,194
                                             ==========    ========    =======     =======    =======    =======    ======
Other time deposits--
   $100,000 and over......................   $   25,568    $ 25,568
                                             ==========    ========


Interest on deposits for the years ended December 31, 2001, 2000 and 1999 consisted of the following:


(Dollars in thousands)                                                                      2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------
Savings.........................................................................        $ 12,899     $ 16,524     $ 17,353
Checking plus interest..........................................................           5,255        7,500        7,714
Money market....................................................................          21,839       24,338       23,375
Time--$100,000 and over.........................................................          62,350       51,525       38,347
Other time......................................................................          97,360       82,561       71,208
                                                                                        --------     --------     --------
   Total interest on deposits...................................................        $199,703     $182,448     $157,997
                                                                                        ========     ========     ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           35

6. SHORT-TERM BORROWINGS

The following table provides selected information on Mercshares' short-term borrowings and applicable weighted average interest rates at December 31, 2001 and 2000:


                                                                   Year-end                       During Year
                                                             -------------------       ------------------------------
2001 (Dollars in thousands)                                    Amount      Rate         Highest     Average     Rate
---------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities
   sold under repurchase agreements .....................    $608,527      1.40%       $648,580    $512,784     3.40%
Commercial paper ........................................     244,751      1.35         296,833     231,664     3.30
Other short-term borrowings .............................           -         -           2,500         459     6.78
                                                             --------                              --------
      Total .............................................    $853,278      1.38%                   $744,907     3.37%
                                                             ========      ====                    ========     ====

2000 (Dollars in thousands)
---------------------------
Federal funds purchased and securities
   sold under repurchase agreements .....................    $581,024      5.65%       $774,389    $681,324     5.83%
Commercial paper ........................................     197,944      5.10         197,944     173,601     5.04
Other short-term borrowings .............................       2,500      6.68           5,711       5,316     5.12
                                                             --------                              --------
      Total .............................................    $781,468      5.52%                   $860,241     5.66%
                                                             ========      ====                    ========     ====

   Other short-term borrowings consist of borrowings from the Federal Home
Loan Bank and notes payable to the U.S. Treasury. During 2001 and 2000, commercial paper borrowings were partially supported by back-up lines of credit of $40,000,000. Unused lines of credit at December 31, 2001 were $40,000,000. These lines of credit are paid for annually on a fee basis of .09%.

7. LONG-TERM DEBT

Long-term debt at December 31, 2001 and 2000 consisted of the following:

(Dollars in thousands)                                         2001         2000
--------------------------------------------------------------------------------
3% Unsecured debenture ................................    $      -      $    47
5.51% Federal Home Loan Bank borrowings ...............      10,000       10,000
5.71% Federal Home Loan Bank borrowings ...............       7,500        7,500
5.70% Unsecured senior notes
   Book value .........................................     199,620            -
   Interest rate swap adjustment ......................     (14,383)           -
                                                           --------
   Adjusted balance ...................................     185,237            -
                                                           --------
6.72% Unsecured senior notes ..........................      35,000       35,000
6.80% Unsecured senior notes ..........................      15,000       15,000
6.94% Unsecured senior notes ..........................      16,700       25,000
                                                           --------      -------
      Total ...........................................    $269,437      $92,547
                                                           ========      =======

   The 5.51% Federal Home Loan Bank borrowings are due on June 23, 2008. Interest is payable quarterly, on March 23, June 23, September 23 and December 23, until maturity.
   The 5.71% Federal Home Loan Bank borrowings are due on September 28, 2004. Interest is payable quarterly, on March 28, June 28, September 28 and December 28, until maturity.
   The 5.70% senior notes are due on November 15, 2011. Interest is payable semiannually, on May 15 and November 15, until maturity. The debt has a face value of $200 million, with an unamortized discount of $380,000 based on an effective rate of 5.725%. These fixed-rate notes were converted to a floating rate through an interest rate swap. This swap was designated as a hedge of the fair value of the debt; therefore, the debt has been adjusted to reflect the $14,383,000 change in fair value.
   The 6.72% senior notes are due on April 30, 2006. Interest is payable semiannually, on April 30 and October 30, until maturity.
     The 6.80% senior notes are due on April 30, 2009. Interest is payable semiannually, on April 30 and October 30, until maturity.
   The 6.94% senior notes are due on June 30, 2003. Interest is payable semiannually, on June 30 and December 30, until maturity. Mercshares has agreed to prepay the lesser of $8,300,000 or the principal amount of the notes outstanding on June 30, 2002.
   The annual maturities on all long-term debt over the next five years are:
2002-$8,300,000; 2003-$8,400,000; 2004-$7,500,000; 2005-$0; 2006-$35,000,000.

36           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

8. COMMITMENTS

Mercshares is a party to financial instruments that are not reflected in the balance sheet, which include commitments to extend credit and standby letters of credit. Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Mercshares' loans outstanding. Mercshares' lending activities are concentrated in Maryland, Delaware and Virginia.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit were $3,055,291,000 at December 31, 2001 and $2,770,961,000 at December 31, 2000.
   Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $197,546,000 at December 31, 2001 and $173,921,000 at December 31, 2000.

9. SHAREHOLDERS' EQUITY

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.
   The Corporation has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Mercshares stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 699,651 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   The Corporation has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Corporation) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 811,795 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.
   The Board of Directors has approved plans authorizing the Corporation to purchase shares of its common stock. Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 2,866,028 shares at December 31, 2001.
   Pursuant to a Shareholders Protection Rights Agreement adopted in June
1999, each share of outstanding common stock carries a right, initially for the purchase of 1/1,000 of a share of preferred stock at an exercise price of $150 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Mercshares at $.01 per right. The rights expire on September 29, 2009 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth business day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or announcement of the acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group (acquiring person) of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Mercshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or at Mercshares' discretion, preferred stock) of Mercshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Mercshares may exchange one share of common stock (or at Mercshares' discretion, 1/1,000 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           37

   Cash dividends paid to the holding company (Mercshares) by its consolidated subsidiaries for the years ended 2001, 2000 and 1999 were $126,933,000, $127,270,000 and $113,014,000, respectively. The amount of dividends that Mercshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 2001 was $760,826,000.

Earnings Per Share
Basic earnings per share (EPS) is computed by dividing income available to common shareholders by weighted average common shares outstanding, which were 70,573,594 for 2001, 69,173,173 for 2000 and 69,437,073 for 1999. Diluted EPS is
computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options. The adjusted weighted average shares were 71,199,340 for 2001, 69,718,871 for 2000 and 70,019,536 for 1999. The
following tables provide a reconciliation between the computation of basic EPS and diluted EPS for the years ended December 31, 2001, 2000 and 1999:

                                                      Net       Weighted Average
2001 (In thousands, except per share data)         Income          Common Shares           EPS
----------------------------------------------------------------------------------------------
Basic EPS ...................................    $181,295                 70,574         $2.57
Dilutive effect of stock options ............                                625
                                                                          ------
Diluted EPS .................................    $181,295                 71,199         $2.55
                                                                          ======

                                                      Net       Weighted Average
2000 (In thousands, except per share data)         Income          Common Shares           EPS
----------------------------------------------------------------------------------------------
Basic EPS ...................................    $175,230                 69,173         $2.53
Dilutive effect of stock options ............                                546
                                                                          ------
Diluted EPS .................................    $175,230                 69,719         $2.51
                                                                          ======

                                                      Net       Weighted Average
1999 (In thousands, except per share data)         Income          Common Shares           EPS
----------------------------------------------------------------------------------------------
Basic EPS ...................................    $157,737                 69,437         $2.27
Dilutive effect of stock options ............                                583
                                                                          ------
Diluted EPS .................................    $157,737                 70,020         $2.25
                                                                          ======

Comprehensive Income
The two major components of comprehensive income are net income and other comprehensive income. Other comprehensive income includes such items as net unrealized gains and losses on securities available-for-sale. The following table summarizes the related tax effect of unrealized gains (losses) on securities available-for-sale for each of the three years in the period ended December 31, 2001. The net amount is included in "Accumulated Other Comprehensive Income (Loss)" in the Statement of Changes in Consolidated Shareholders' Equity on page 30.

                                                 2001                           2000                           1999
                                    ----------------------------    ---------------------------   ----------------------------
                                                   Tax                            Tax                            Tax
                                     Pretax   (Expense)      Net     Pretax  (Expense)      Net     Pretax  (Expense)      Net
(Dollars in thousands)               Amount    Benefit    Amount     Amount   Benefit    Amount     Amount   Benefit    Amount
------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on
securities available-for-sale:
Unrealized holding gains (losses)
  arising during the period .....   $21,601    $(8,672)  $12,929    $37,327  $(14,175)  $23,152   $(47,674)  $18,008  $(29,666)

Reclassification adjustment
  for (gains) losses included
  in net income .................    (4,248)     1,680    (2,568)       (69)       27       (42)        73       (29)       44
                                    -------    -------   -------    -------  --------   -------   --------   -------  --------
         Total ..................   $17,353    $(6,992)  $10,361    $37,258  $(14,148)  $23,110   $(47,601)  $17,979  $(29,622)
                                    =======    =======   =======    =======  ========   =======   ========   =======  ========

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

   Quantitative measures established by regulation to ensure capital adequacy require Mercshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 2001, Mercshares and its bank affiliates exceeded all capital adequacy requirements to which they are subject.

   As of December 31, 2001, the most recent notification from the primary regulators for each of Mercshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized, a bank must maintain certain capital ratios above minimum levels, as set forth in the table below. These capital ratios include Tier I capital and total risk-based capital as percents of net risk-weighted assets and Tier I capital as a percent of adjusted average total assets (leverage ratio). There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.

   Actual capital amounts and ratios are also presented in the table below for Mercshares and Mercantile-Safe Deposit and Trust Company (MSD&T), the lead bank. No deduction from capital is required for interest rate risk.

                                                                                                  Minimum Ratio to be
                                                                       Minimum Ratio            Well Capitalized Under
                                                                        for Capital                Prompt Corrective
                                                                     Adequacy Purposes             Action Provisions
                                                                  ------------------------     --------------------------
(Dollars in thousands)               Mercshares         MSD&T     Mercshares         MSD&T     Mercshares          MSD&T
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001
Tier I capital ..................    $1,092,262    $  379,687
Total risk-based capital ........     1,185,518       418,309
Net risk-weighted assets ........     7,088,939     2,982,498
Adjusted average total assets ...     9,413,946     3,593,194

Tier I capital ratio ............         15.41%        12.73%          4.00%         4.00%            (1)          6.00%
Total capital ratio .............         16.72%        14.03%          8.00%         8.00%            (1)         10.00%
Leverage ratio ..................         11.60%        10.57%          4.00%         4.00%            (1)          5.00%

As of December 31, 2000
Tier I capital ..................    $1,044,386    $  365,938
Total risk-based capital ........     1,133,588       400,931
Net risk-weighted assets ........     6,613,014     2,781,762
Adjusted average total assets ...     8,594,318     3,241,327

Tier I capital ratio ............         15.79%        13.15%          4.00%         4.00%            (1)          6.00%
Total capital ratio .............         17.14%        14.41%          8.00%         8.00%            (1)         10.00%
Leverage ratio ..................         12.15%        11.29%          4.00%         4.00%            (1)          5.00%

(1) Mercshares is not subject to this requirement.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           39

10. INCOME TAXES

Applicable income taxes on net income for 2001, 2000 and 1999 consisted of the following:

                                             2001                            2000                           1999
                                ------------------------------    --------------------------    --------------------------
(Dollars in thousands)            Federal    State       Total    Federal    State     Total    Federal    State     Total
--------------------------------------------------------------------------------------------------------------------------
Current tax expense...........  $  88,436  $  1,884  $  90,320   $ 94,636  $ 2,653  $ 97,289   $ 75,895  $ 1,549  $ 77,444
Deferred tax expense..........     12,082     2,641     14,723      1,010      661     1,671     11,286    2,134    13,420
                                ---------  --------  ---------   --------  -------  --------   --------  -------  --------
   Total......................  $ 100,518  $  4,525  $ 105,043   $ 95,646  $ 3,314  $ 98,960   $ 87,181  $ 3,683  $ 90,864
                                =========  ========  =========   ========  =======  ========   ========  =======  ========

Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2001 and 2000 were as follows:


(Dollars in thousands)                                                                                   2001         2000
--------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses ....................................................................     $53,867      $52,600
   Accrued employee benefits ....................................................................       2,158        6,211
   Accrued other expenses .......................................................................           -        2,128
   Write-downs of other real estate owned .......................................................          90           90
   Deferred income ..............................................................................      29,249       20,143
   Purchase accounting adjustment ...............................................................       1,017        1,398
                                                                                                      -------      -------
      Total deferred tax assets .................................................................      86,381       82,570
                                                                                                      -------      -------
Deferred tax liabilities:
   Net unrealized gains on securities available-for-sale ........................................     $16,589        9,597
   Depreciation .................................................................................      57,705       41,958
   Premium paid on purchased deposits ...........................................................       2,765            -
   Prepaid items ................................................................................         152          152
   Other ........................................................................................          22            -
                                                                                                      -------      -------
      Total deferred tax liabilities ............................................................      77,233       51,707
                                                                                                      -------      -------
      Net deferred tax assets ...................................................................     $ 9,148      $30,863
                                                                                                      =======      =======

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 2001 follows:

                                                          2001                      2000                       1999
                                                   -----------------         -----------------         -------------------
                                                                % of                      % of                        % of
                                                              Pretax                    Pretax                      Pretax
(Dollars in thousands)                              Amount    Income          Amount    Income          Amount      Income
--------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate .................  $100,218      35.0%        $95,967       35.0%        $87,010       35.0%
Increases (decreases) in tax resulting from:
   Tax-exempt interest income ..................    (3,345)     (1.2)         (2,903)      (1.1)         (2,402)      (1.0)
   State income taxes, net of federal
      income tax benefit .......................     2,941       1.0           2,155         .8           2,394        1.0
   Nondeductible goodwill amortization .........     3,044       1.1           1,824         .7           1,341         .5
   Other, net ..................................     2,185        .8           1,917         .7           2,521        1.1
                                                  --------      ----         -------       ----         -------       ----
      Actual tax expense .......................  $105,043      36.7%        $98,960       36.1%        $90,864       36.6%
                                                  ========      ====         =======       ====         =======       ====

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Mercshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 2001 and 2000, loans to executive officers and directors of Mercshares and its principal affiliates, including loans to their related interests, totaled $55,369,000 and $43,663,000, respectively. During 2001, loan additions and loan deletions were $56,368,000 and $44,662,000, respectively.

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

   The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for each of the two years in the period ended December 31, 2001:

                                                                     Pension Benefits
                                             --------------------------------------------------------------
                                                            2001                            2000                  Other Benefits
                                             -----------------------------   ------------------------------    --------------------
                                                            Non-                            Non-
(Dollars in thousands)                       Qualified qualified     Total   Qualified qualified      Total       2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..... $ 122,965   $ 3,324   $126,289    $123,163   $ 3,649  $ 126,812   $ 10,986   $ 10,104
Service cost................................     3,650       223      3,873       3,778       230      4,008        171        155
Interest cost...............................     9,236       243      9,479       8,441       261      8,702        872        790
Amendments..................................     2,085        94      2,179           -         -          -          -          -
Actuarial (gain) loss.......................    11,465       429     11,894      (6,552)     (373)    (6,925)     1,014        749
Acquisition.................................     1,257         -      1,257           -         -          -          -          -
Benefits paid...............................    (6,615)      (96)    (6,711)     (5,865)     (443)    (6,308)    (1,561)      (812)
                                             ---------   -------   --------    --------   -------  ---------   --------   --------
Benefit obligation at end of year...........   144,043     4,217    148,260     122,965     3,324    126,289     11,482     10,986
                                             ---------   -------   --------    --------   -------  ---------   --------   --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
 year.......................................   145,212         -    145,212     136,941         -    136,941          -          -
Actual return on plan assets................    (2,192)        -     (2,192)      2,136         -      2,136          -          -
Acquisition.................................     1,218         -      1,218           -         -          -          -          -
Employer contribution.......................    17,662        96     17,758      12,000       443     12,443      1,561        812
Plan participants' contributions............         -         -          -           -         -          -        902        749
Benefits paid...............................    (6,615)      (96)    (6,711)     (5,865)     (443)    (6,308)    (2,463)    (1,561)
                                             ---------   -------   --------    --------   -------  ---------   --------   --------
Fair value of plan assets at end of year....   155,285         -    155,285     145,212         -    145,212          -          -
                                             ---------   -------   --------    --------   -------  ---------   --------   --------

Funded status...............................    11,242    (4,217)     7,025      22,247    (3,324)    18,923    (11,482)   (10,986)
Unrecognized net actuarial (gain) loss......    12,418     1,029     13,447     (12,821)      636    (12,185)     1,625        627
Unrecognized prior service cost.............     7,430       235      7,665       6,125       156      6,281          -          -
Unrecognized transition (asset)/obligation..         -       292        292        (692)      391       (301)         -          -
                                             ---------   -------   --------    --------   -------  ---------   --------   --------
Prepaid (accrued) benefit cost.............. $  31,090   $(2,661)  $ 28,429    $ 14,859   $(2,141) $  12,718   $ (9,857)  $(10,359)
                                             =========   =======   ========    ========   =======  =========   ========   ========


The components of net periodic benefit cost for the pension plans for 2001, 2000 and 1999 follow:

                                                                             Pension Benefits
                                       -------------------------------------------------------------------------------------------
                                                    2001                           2000                           1999
                                       ----------------------------   -----------------------------  -----------------------------
                                                     Non-                            Non-                           Non-
(Dollars in thousands)                Qualified qualified     Total   Qualified qualified     Total  Qualified qualified    Total
----------------------------------------------------------------------------------------------------------------------------------
Service cost.......................... $  3,650    $  223  $  3,873    $  3,778     $ 230 $   4,008   $  4,095    $  258 $  4,353
Interest cost.........................    9,236       243     9,479       8,441       261     8,702      8,127       242    8,369
Expected return on plan assets........  (11,582)        -   (11,582)    (11,631)        -   (11,631)    (9,994)        -   (9,994)
Amortization of prior service cost....      819        15       834         819        15       834        819        15      834
Recognized net actuarial (gain) loss..        -        36        36        (192)       48      (144)         -        70       70
Amortization of transition asset......     (692)       99      (593)       (695)       99      (596)      (695)       99     (596)
                                       --------    ------  --------    --------     ----- ---------   --------    ------ --------
Net periodic benefit cost............. $  1,431    $  616  $  2,047    $    520     $ 653 $   1,173   $  2,352    $  684 $  3,036
                                       ========    ======  ========    ========     ===== =========   ========    ====== ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           41

The components of net periodic benefit cost for the other postretirement benefit plans for 2001, 2000 and 1999 follow:


                                                                                                   Other Benefits
                                                                                          --------------------------------
(Dollars in thousands)                                                                      2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------
Service cost .........................................................................    $  171        $ 155        $ 148
Interest cost ........................................................................       872          790          687
Expected return on plan assets .......................................................         -            -            -
Amortization of prior service cost ...................................................         -            -            -
Recognized net actuarial (gain) loss .................................................        16            3          (14)
Amortization of transition asset .....................................................         -            -            -
                                                                                          ------        -----        -----
Net periodic benefit cost ............................................................    $1,059        $ 948        $ 821
                                                                                          ======        =====        =====

The assumptions used in the measurement of the benefit obligation are shown in the following table:

                                                                               Pension Benefits            Other Benefits
                                                                            --------------------          ----------------
As of December 31,                                                          2001            2000          2001        2000
--------------------------------------------------------------------------------------------------------------------------
Discount rate ..........................................................    7.00%           7.50%         7.00%       7.50%
Expected return on plan assets .........................................    8.00%           8.00%          N/A         N/A
Rate of compensation increase ..........................................    4.50%           4.50%         4.50%       4.50%

For measurement purposes, a 4.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 and assumed to remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                                1% Increase                  1% Decrease
--------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components ................            $ 64                        $ (55)
Effect on postretirement benefit obligation ............................            $626                        $(564)

13. STOCK PLANS

Omnibus Stock Plan (1989)

The Omnibus Stock Plan adopted in 1989 permitted the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The 1989 Plan provided for the issuance of up to 2,902,500 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Mercshares and net income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised. No further grants will be made under the 1989 Plan.

1999 Omnibus Stock Plan

The 1999 Omnibus Stock Plan permits the grant of stock options and other stock incentives to key employees of Mercshares and its affiliates. The 1999 Plan provides for the issuance of up to 3,000,000 shares of Mercshares authorized but unissued common stock. Options outstanding were granted at market value and include both performance-based and nonperformance-based options. The options become exercisable cumulatively at the rate of 25% a year. If certain levels of earnings per share of Mercshares and net income of affiliates are not achieved, all or a portion of the performance-based options are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised.

The table on the next page summarizes activity under the Omnibus Stock Plan and the 1999 Omnibus Stock Plan during the three years ended December 31, 2001:

42          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


                                                                                         Options Issued   Weighted Average
                                                                                        and Outstanding     Exercise Price
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 .........................................................          1,184,429            $15.498
Granted ............................................................................                  -                  -
Terminated/forfeited ...............................................................                  -                  -
Exercised ..........................................................................           (180,803)            15.116
                                                                                              ---------
Balance, December 31, 1999 .........................................................          1,003,626             15.554
Granted ............................................................................          1,077,050             25.349
Terminated/forfeited ...............................................................            (62,184)            25.494
Exercised ..........................................................................           (181,908)            16.130
                                                                                              ---------
Balance, December 31, 2000 .........................................................          1,836,584             20.904
Granted ............................................................................            131,500             39.546
Terminated/forfeited ...............................................................           (220,934)            27.350
Exercised ..........................................................................           (143,935)            17.311
                                                                                              ---------
Balance, December 31, 2001 .........................................................          1,603,215             21.868
                                                                                              =========
Options exercisable at December 31, 2001 ...........................................            905,000             17.575
                                                                                              =========

The following table provides selected information on stock options outstanding and exercisable at December 31, 2001:


                                                 Options Outstanding                              Options Exercisable
                                  ------------------------------------------------          ------------------------------
                                                         Weighted
                                                          Average
                                                        Remaining         Weighted                                Weighted
                                       Number         Contractual          Average               Number            Average
Exercise Prices                   Outstanding        Life (Years)   Exercise Price          Exercisable     Exercise Price
--------------------------------------------------------------------------------------------------------------------------
$14.583-$18.417                       681,727                3.32          $14.890              681,727            $14.890
$25.344-$30.375                       814,363                8.19           25.410              218,148             25.552
$35.125-$42.650                       107,125                9.13           39.354                5,125             35.166

The weighted average fair value of options granted during 2001 and 2000 was $8.35 and $5.13, respectively. No options were granted during 1999. Compensation cost associated with the options granted or expected to vest for 2001, 2000 and 1999 was $482,000, $1,022,000 and $333,000, respectively.

   The weighted average fair value of options granted is estimated as of the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used as inputs to the Black-Scholes model for grants in 2001 and 2000, respectively:

.. Dividend yield of 2.71% and 3.79% . Risk-free interest rate of 4.88% and 6.54%
.. Volatility of 26.72% and 25.58%   . Expected term of 3.8 years

   Weighted averages are used because of varying assumed expected exercise dates. Compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

14. ACQUISITIONS

The following table provides information concerning acquisitions completed during the three years ended December 31, 2001. These acquisitions were accounted for as purchases. The results of operations of these acquisitions subsequent to the acquisition dates are included in Mercshares' Statements of Consolidated Income. Individually, the results of operations of these acquisitions prior to the acquisition dates were not material to Mercshares' results of operations.

                                             Common Shares            Cash           Asset                         Deposit
(Dollars in thousands)                              Issued            Paid            Size        Goodwill      Intangible
--------------------------------------------------------------------------------------------------------------------------
Date          Acquisition
----          -----------
3/01          Columbia National Real
              Estate Finance LLC                         -          $7,000      $      200        $  6,750         $     -
12/00         The Bank of Fruitland              1,100,000               -         133,000          22,580           2,200
7/00          Union National Bank                2,261,162               -         297,000          41,178           5,128

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           43

15. SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that management relies on for decision making and performance assessment. Mercshares has two reportable segments: its 20 Community Banks and Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Trust Division. The Community Banks operate in smaller geographic areas than MSD&T, which operates in a large metropolitan area. The accounting policies of the segments are the same as those described in Footnote No. 1. However, the segment data reflect intersegment transactions and balances.

   The following tables present selected segment information for the years ended December 31, 2001, 2000 and 1999. The components in the "Other" column consist of amounts for the nonbank affiliates and intercompany eliminations. Noninterest expenses include goodwill amortization charges for the Community Banks of $8,697,000, $5,213,000 and $3,832,000 for 2001, 2000 and 1999, respectively.
Noninterest expenses include goodwill amortization charges for MSD&T-Banking of $375,000 for 2001 and none for 2000 and 1999. Certain expense amounts such as operations overhead have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the "Adjustments" line.


                                         MSD&T-         MSD&T-          Total     Community
2001 (Dollars in thousands)             Banking          Trust          MSD&T         Banks           Other          Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income ...............   $ 128,944      $       -   $    128,944   $   290,241    $       (944)  $    418,241
Provision for loan losses .........      (7,073)             -         (7,073)       (6,361)              -        (13,434)
Noninterest income ................      38,853         69,046        107,899        47,804         (10,213)       145,490
Noninterest expenses ..............     (81,305)       (40,469)      (121,774)     (150,281)          8,096       (263,959)
Adjustments .......................      12,703         (1,363)        11,340       (19,037)          7,697              -
                                      ---------      ---------   ------------   -----------    ------------   ------------
Income (loss) before income taxes .      92,122         27,214        119,336       162,366           4,636        286,338
Income tax (expense) benefit ......     (33,307)       (10,886)       (44,193)      (59,432)         (1,418)      (105,043)
                                      ---------      ---------   ------------   -----------    ------------   ------------
Net income (loss) .................   $  58,815      $  16,328   $     75,143   $   102,934    $      3,218   $    181,295
                                      =========      =========   ============   ===========    ============   ============
Average assets ....................                              $  3,495,071   $ 5,908,813    $   (176,682)  $  9,227,202
Average equity ....................                                   380,009       705,285         111,764      1,197,058


                                         MSD&T-         MSD&T-          Total     Community
2000 (Dollars in thousands)             Banking          Trust          MSD&T         Banks           Other          Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income ...............   $ 140,636      $       -   $    140,636   $   268,823    $        (74)  $    409,385
Provision for loan losses .........      (8,191)             -         (8,191)       (9,040)              -        (17,231)
Noninterest income ................      24,156         69,728         93,884        42,679         (11,022)       125,541
Noninterest expenses ..............     (70,710)       (38,404)      (109,114)     (137,558)          3,167       (243,505)
Adjustments .......................      13,059         (2,236)        10,823       (13,964)          3,141              -
                                      ---------      ---------   ------------   -----------    ------------   ------------
Income (loss) before income taxes .      98,950         29,088        128,038       150,940          (4,788)       274,190
Income tax (expense) benefit ......     (35,719)       (11,635)       (47,354)      (55,065)          3,459        (98,960)
                                      ---------      ---------   ------------   -----------    ------------   ------------
Net income (loss) .................   $  63,231      $  17,453   $     80,684   $    95,875    $     (1,329)  $    175,230
                                      =========      =========   ============   ===========    ============   ============
Average assets ....................                              $  3,143,813   $ 5,288,428    $   (132,925)  $  8,299,316
Average equity ....................                                   358,367       640,608          55,096      1,054,071


                                         MSD&T-         MSD&T-          Total     Community
1999 (Dollars in thousands)             Banking          Trust          MSD&T         Banks           Other          Total
--------------------------------------------------------------------------------------------------------------------------
Net interest income ...............   $ 124,767      $       -   $    124,767   $   245,692    $     (1,373)  $    369,086
Provision for loan losses .........      (4,433)             -         (4,433)       (7,623)              -        (12,056)
Noninterest income ................      27,953         64,372         92,325        40,674         (11,008)       121,991
Noninterest expenses ..............     (72,650)       (35,392)      (108,042)     (128,586)          6,208       (230,420)
Adjustments .......................      13,673         (2,451)        11,222       (12,391)          1,169              -
                                      ---------      ---------   ------------   -----------    ------------   ------------
Income (loss) before income taxes .      89,310         26,529        115,839       137,766          (5,004)       248,601
Income tax (expense) benefit ......     (32,163)       (10,612)       (42,775)      (50,426)          2,337        (90,864)
                                      ---------      ---------   ------------   -----------    ------------   ------------
Net income (loss) .................   $  57,147      $  15,917   $     73,064   $    87,340    $     (2,667)  $    157,737
                                      =========      =========   ============   ===========    ============   ============
Average assets ....................                              $  2,816,545   $ 4,935,303    $   (123,188)  $  7,628,660
Average equity ....................                                   335,851       596,147          39,839        971,837

44          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                                                          Three months ended
                                                                     -----------------------------------------------------
2001 (Dollars in thousands, except per share data)                    Dec. 31       Sept. 30        June 30       March 31
--------------------------------------------------------------------------------------------------------------------------
Net interest income ...........................................      $104,764       $104,599       $103,908       $104,970
Provision for loan losses .....................................         4,204          3,101          3,178          2,951
Net income ....................................................        44,234         46,079         44,624         46,358
Per share of common stock:
   Basic ......................................................           .63            .66            .63            .65
   Diluted ....................................................           .63            .65            .62            .65

                                                                                          Three months ended
                                                                     -----------------------------------------------------
2000 (Dollars in thousands, except per share data)                    Dec. 31       Sept. 30        June 30       March 31
--------------------------------------------------------------------------------------------------------------------------
Net interest income ...........................................      $107,287       $104,984       $100,471        $96,643
Provision for loan losses .....................................         4,486          4,316          5,414          3,015
Net income ....................................................        45,728         45,380         42,537         41,585
Per share of common stock:
   Basic ......................................................           .65            .65            .63            .61
   Diluted ....................................................           .64            .64            .62            .60



17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Mercshares' financial instruments at December 31, 2001 and 2000 were as follows:

                                                                              2001                         2000
                                                                   -------------------------     -------------------------
                                                                     Book           Fair           Book           Fair
(Dollars in thousands)                                               Value          Value          Value          Value
--------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and short-term investments ...............................    $  314,347     $  314,347     $  274,745     $  274,745
Investment securities .........................................     2,340,963      2,342,320      1,727,308      1,728,275
Loans held-for-sale ...........................................       137,950        137,950          6,595          6,595

Loans .........................................................     6,906,246                     6,693,294
Less: allowance for loan losses ...............................      (141,463)                     (138,612)
                                                                   ----------                    ----------
      Loans, net ..............................................     6,764,783      7,029,905      6,554,682      6,834,495
                                                                   ----------     ----------     ----------     ----------
      Total financial assets ..................................    $9,558,043     $9,824,522     $8,563,330     $8,844,110
                                                                   ==========     ==========     ==========     ==========

LIABILITIES

Deposits ......................................................    $7,447,372     $7,465,829     $6,796,541     $6,830,902
Short-term borrowings .........................................       853,278        853,278        781,468        781,468
Long-term debt ................................................       269,437        273,449         92,547        100,547
Interest rate swaps ...........................................        14,625         14,625              -              -
                                                                   ----------     ----------     ----------     ----------
      Total financial liabilities .............................    $8,584,712     $8,607,181     $7,670,556     $7,712,917
                                                                   ==========     ==========     ==========     ==========

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 2001 and 2000:

Cash and Short-Term Investments
The amounts reported in the balance sheet approximate the fair values of these assets. Short-term investments include interest-bearing deposits in other banks and federal funds sold.

Investment Securities
Fair values of investment securities are based on quoted market prices.

Loans Held-for-Sale
Loans held-for-sale are at book value which approximates fair value.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           45

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

Long-Term Debt
The fair value of the long-term debt associated with the interest rate swap is based on quoted market prices. For all other long-term debt, fair value is estimated by discounting the future cash flows using estimates of rates currently available to Mercshares and its affiliates for debt with similar terms and remaining maturities.

Interest Rate Swaps
The fair value of existing agreements is based on quoted market prices.

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

18. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Mercshares maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. Derivative instruments that are used as part of the interest rate risk management strategy have been restricted to interest rate swaps. Interest rate swaps generally involve the exchange of fixed-rate and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Mercshares has entered into interest rate swaps to convert fixed-rate loans made to borrowers to floating-rate loans and convert its nonprepayable fixed-rate debt to floating-rate debt.
   For the year ended December 31, 2001, Mercshares recognized a net loss of $28,000, included in interest and fees on loans, which represented the ineffective portion of the fair-value hedge of fixed-rate loans made to borrowers. The fair-value hedge of the nonprepayable fixed-rate debt was 100% effective. At December 31, 2001, Mercshares recorded the fair value of derivative instrument liabilities of $14,625,000 in accrued expenses and other liabilities.

19.  BUSINESS COMBINATIONS AND GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review, and more frequently if certain impairment indicators are in evidence. SFAS No. 142 also requires that reporting units be identified for the purpose of assessing potential future impairments of goodwill.
   Mercantile Bankshares Corporation adopted SFAS No. 142 on January 1, 2002. In preparing for its adoption of SFAS No. 142, the Corporation determined its reporting units and the amounts of goodwill and intangible assets to be allocated to those reporting units. The Corporation is not anticipating any reclassifications between goodwill and intangible assets or any changes in the useful lives of intangible assets. Application of the nonamortization provisions of the statement is expected to result in additional net income of $8.4 million for the year ended December 31, 2002.
   SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step, which the Corporation expects to complete during the first quarter of 2002, is to identify a potential impairment. The second step, which the Corporation will complete by the end of 2002, measures the amount of the impairment loss, if any. Based on current information, the Corporation is not expecting impairment charges for goodwill to impact the 2002 financial statements.

46           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

20. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION


                                 BALANCE SHEETS

DECEMBER 31,
(Dollars in thousands, except per share data)                                         2001           2000
---------------------------------------------------------------------------------------------------------
ASSETS
Cash ......................................................................     $   18,370     $    4,861
Interest-bearing deposits with bank affiliate .............................         52,000         64,000
Securities purchased under resale agreements with bank affiliate ..........        114,751         67,945
                                                                                ----------     ----------
   Cash and cash equivalents ..............................................        185,121        136,806
                                                                                ----------     ----------
Investment in bank affiliates .............................................      1,198,950      1,052,716
Investment in bank-related affiliates .....................................         19,662         18,746
Loans and advances to affiliates ..........................................        132,765        132,585
Investment securities available-for-sale ..................................          4,934          7,781
Goodwill, net .............................................................         28,734        105,027
Other assets ..............................................................          3,389          7,011
                                                                                ----------     ----------
      Total ...............................................................     $1,573,555     $1,460,672
                                                                                ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Commercial paper .......................................................     $  244,751     $  197,945
   Accounts payable and other liabilities .................................         31,898         14,426
   Long-term debt .........................................................         66,700         75,000
                                                                                ----------     ----------
      Total liabilities ...................................................        343,349        287,371
                                                                                ----------     ----------
Shareholders' Equity:
   Preferred stock, no par value; authorized 2,000,000 shares;
      issued and outstanding--None
   Common stock, $2 par value; authorized 130,000,000 shares;
      issued 69,775,710 shares in 2001 and 71,098,750 shares in 2000 ......        139,551        142,198
   Capital surplus ........................................................        159,947        214,454
   Retained earnings ......................................................        904,479        800,781
   Accumulated other comprehensive income (loss) ..........................         26,229         15,868
                                                                                ----------     ----------
      Total shareholders' equity ..........................................      1,230,206      1,173,301
                                                                                ----------     ----------
         Total ............................................................     $1,573,555     $1,460,672
                                                                                ==========     ==========

                                  STATEMENT OF INCOME


                                                                                              (Dollars in thousands)
                                                                                     -------------------------------------
For the Years Ended December 31,                                                         2001          2000           1999
--------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from bank affiliates .................................................     $125,981      $125,701       $111,674
Dividends from bank-related affiliates .........................................          952         1,569          1,340
Interest on interest-bearing deposits with bank affiliate ......................        2,855         3,079          2,002
Interest on securities purchased under resale agreements with bank affiliate ...        2,787         2,217          1,994
Interest on loans to affiliates ................................................        5,598         8,523          6,459
Other income ...................................................................        3,268           173            133
                                                                                     --------      --------       --------
      Total income .............................................................      141,441       141,262        123,602
                                                                                     --------      --------       --------

EXPENSES
Interest on short-term borrowings ..............................................        7,635         8,742          7,344
Interest on long-term debt .....................................................        4,819         5,356          4,773
Amortization expense ...........................................................        6,793         5,798          4,744
Other expenses .................................................................          982         5,546          2,979
                                                                                     --------      --------       --------
      Total expenses ...........................................................       20,229        25,442         19,840
                                                                                     --------      --------       --------
Income before income tax benefit and equity in
   undistributed net income of affiliates ......................................      121,212       115,820        103,762
Income tax (benefit) ...........................................................        2,272          (292)         1,214
                                                                                     --------      --------       --------
                                                                                      118,940       116,112        102,548
Equity in undistributed net income of:
   Bank affiliates .............................................................       61,589        58,411         54,641
   Bank-related affiliates .....................................................          766           707            548
                                                                                     --------      --------       --------
      NET INCOME ...............................................................     $181,295      $175,230       $157,737
                                                                                     ========      ========       ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           47

20. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                            STATEMENT OF CASH FLOWS

Increase (decrease) in cash and cash equivalents                                               (Dollars in thousands)
                                                                                     -------------------------------------
For the Years Ended December 31,                                                         2001          2000           1999
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................................     $181,295      $175,230       $157,737
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Equity in undistributed net income of affiliates .........................      (62,355)      (59,118)       (55,189)
      Amortization expense .....................................................        6,793         5,798          4,744
      Investment securities gains ..............................................       (3,138)            -              -
   Net (increase) decrease in assets:
      Interest receivable ......................................................            -             -            297
      Other assets .............................................................          799        (2,853)        (1,091)
   Net increase (decrease) in liabilities:
      Interest payable .........................................................            -          (258)           370
      Accrued expenses .........................................................       (2,377)        3,568          1,899
      Taxes payable ............................................................       21,757            73          1,221
                                                                                     --------      --------       --------
         Net cash provided by operating activities .............................      142,774       122,440        109,988
                                                                                     --------      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates .................................         (180)        1,215        (94,500)
Proceeds from sales of investment securities available-for-sale ................        3,138             -              -
Purchases of investment securities available-for-sale ..........................            -        (2,233)          (173)
Investment in affiliates .......................................................         (150)            -             (2)
                                                                                     --------      --------       --------
         Net cash used in investing activities .................................        2,808        (1,018)       (94,675)
                                                                                     --------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper ....................................       46,806        23,706        (10,835)
Proceeds from issuance of long-term debt .......................................            -             -         50,000
Repayment of long-term debt ....................................................       (8,300)       (7,500)        (7,500)
Proceeds from issuance of shares ...............................................        7,396         7,137          7,128
Repurchase of common shares ....................................................      (65,572)      (37,109)       (96,497)
Dividends paid .................................................................      (77,597)      (70,641)       (65,113)
                                                                                     --------      --------       --------
         Net cash used in financing activities .................................      (97,267)      (84,407)      (122,817)
                                                                                     --------      --------       --------
Net increase (decrease) in cash and cash equivalents ...........................       48,315        37,015       (107,504)
Cash and cash equivalents at beginning of year .................................      136,806        99,791        207,295
                                                                                     --------      --------       --------
Cash and cash equivalents at end of year .......................................     $185,121      $136,806       $ 99,791
                                                                                     ========      ========       ========

48           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Five-Year Selected Financial Data


YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)              2001           2000           1999          1998           1997
--------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME ..............................   $  418,241     $  409,385     $  369,086    $  353,365     $  336,049
                                                     ==========     ==========     ==========    ==========     ==========
NET INCOME .......................................   $  181,295     $  175,230     $  157,737    $  147,128     $  132,043
                                                     ==========     ==========     ==========    ==========     ==========

NET INCOME PER SHARE OF COMMON STOCK
Basic ............................................   $     2.57     $     2.53     $     2.27    $     2.05     $     1.85
Diluted ..........................................   $     2.55     $     2.51     $     2.25    $     2.04     $     1.84

TOTAL ASSETS .....................................   $9,928,786     $8,938,030     $7,895,024    $7,609,563     $7,170,669
                                                     ==========     ==========     ==========    ==========     ==========
LONG-TERM DEBT ...................................   $  269,437     $   92,547     $   82,683    $   40,934     $   50,016
                                                     ==========     ==========     ==========    ==========     ==========
PROVISION FOR LOAN LOSSES ........................   $   13,434     $   17,231     $   12,056    $   11,489     $   13,703
                                                     ==========     ==========     ==========    ==========     ==========

PER SHARE CASH DIVIDENDS
Common ...........................................   $     1.10     $     1.02     $      .94    $      .86     $      .77

CASH DIVIDENDS DECLARED AND PAID
On common stock ..................................   $   77,597     $   70,641     $   65,113    $   61,538     $   55,277

YEAR-END LOAN DATA
Commercial .......................................   $2,228,750     $2,215,039     $1,984,358    $1,863,580     $1,736,545
Commercial real estate ...........................    1,819,268      1,409,987      1,220,100     1,072,188      1,040,620
Construction .....................................      652,486        824,752        650,745       556,763        493,056
Residential real estate ..........................    1,060,519      1,086,674        878,900       869,539        896,912
Consumer .........................................      801,474        832,206        707,359       617,257        591,835
Home equity lines ................................      189,867        168,944        147,560       140,233        149,721
Lease financing ..................................      153,882        155,692        123,108        75,907         56,150
                                                     ----------     ----------     ----------    ----------     ----------
      Total loans ................................    6,906,246      6,693,294      5,712,130     5,195,467      4,964,839
Less:
   Allowance for loan losses .....................     (141,463)      (138,612)      (117,997)     (112,423)      (106,097)
                                                     ----------     ----------     ----------    ----------     ----------
      Loans, net .................................   $6,764,783     $6,554,682     $5,594,133    $5,083,044     $4,858,742
                                                     ==========     ==========     ==========    ==========     ==========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           49

Five-Year Statistical Summary


YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                     2001           2000           1999          1998           1997
--------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET STATISTICS
Loans:
   Commercial ....................................   $3,978,335     $3,534,898     $3,094,713    $2,847,109     $2,699,185
   Construction ..................................      795,931        738,393        606,771       505,846        422,734
   Residential real estate .......................    1,059,798        950,531        874,947       903,516        946,346
   Consumer ......................................      998,792        945,810        800,936       748,294        753,234
                                                     ----------     ----------     ----------    ----------     ----------
      Total loans ................................    6,832,856      6,169,632      5,377,367     5,004,765      4,821,499
                                                     ----------     ----------     ----------    ----------     ----------
Federal funds sold, et al ........................      141,245         29,434         15,762       185,204         84,132
Securities:
   U.S. Government obligations ...................    1,705,543      1,628,477      1,807,264     1,668,632      1,551,226
   States and political subdivisions .............       40,359         25,170         12,024        14,325         13,079
   Other investments* ............................       70,502         40,757         23,473        23,271         22,873
                                                     ----------     ----------     ----------    ----------     ----------
      Total securities ...........................    1,816,404      1,694,404      1,842,761     1,706,228      1,587,178
                                                     ----------     ----------     ----------    ----------     ----------
         Total earning assets ....................   $8,790,505     $7,893,470     $7,235,890    $6,896,197     $6,492,809
                                                     ==========     ==========     ==========    ==========     ==========
Deposits:
   Noninterest-bearing deposits ..................   $1,618,838     $1,438,578     $1,334,282    $1,216,726     $1,069,032
   Savings deposits** ............................    2,471,674      2,345,808      2,375,075     2,264,295      2,198,826
   Time deposits .................................    2,958,158      2,412,468      2,186,868     2,233,948      2,181,198
                                                     ----------     ----------     ----------    ----------     ----------
      Total deposits .............................   $7,048,670     $6,196,854     $5,896,225    $5,714,969     $5,449,056
                                                     ==========     ==========     ==========    ==========     ==========
Borrowed funds:
   Short-term borrowings .........................   $  744,907     $  860,241     $  594,106    $  439,936     $  353,587
   Long-term debt ................................      117,823         87,679         70,836        45,802         49,939
                                                     ----------     ----------     ----------    ----------     ----------
      Total borrowed funds .......................   $  862,730     $  947,920     $  664,942    $  485,738     $  403,526
                                                     ==========     ==========     ==========    ==========     ==========

AVERAGE RATES***
Loans:
   Commercial ....................................         7.99%          9.14%          8.58%         9.04%          9.11%
   Construction ..................................         7.96           9.66           9.03          9.66           9.80
   Residential real estate .......................         7.94           7.98           7.96          8.41           8.71
   Consumer ......................................         8.28           8.70           8.50          8.94           9.04
      Total loans ................................         8.02           8.96           8.52          8.97           9.08
Federal funds sold, et al ........................         4.38           6.31           4.95          5.32           5.57
Securities:
   U.S. Government obligations ...................         5.48           5.67           5.65          5.91           6.00
   States and political subdivisions .............         8.17           8.26           7.98          7.96           7.74
   Other investments* ............................         7.47           7.97           8.97          8.83           8.23
      Total securities ...........................         5.62           5.77           5.70          5.97           6.05
         Composite rate earned ...................         7.46%          8.26%          7.79%         8.13%          8.29%
                                                           ====           ====           ====          ====           ====
Deposits:
   Savings deposits** ............................         1.62%          2.06%          2.04%         2.50%          2.62%
   Time deposits .................................         5.40           5.56           5.01          5.44           5.49
      Total interest-bearing deposits ............         3.68           3.83           3.46          3.96           4.05
Borrowed funds:
   Short-term borrowings .........................         3.37           5.66           4.59          4.73           4.87
   Long-term debt ................................         5.69           6.79           6.80          6.73           6.67
      Total borrowed funds .......................         3.69           5.77           4.83          4.92           5.09
         Composite rate paid .....................         3.68%          4.16%          3.64%         4.05%          4.14%
                                                           ====           ====           ====          ====           ====

  * Includes interest-bearing deposits in other banks.
 ** Includes savings, checking plus interest and money market deposit accounts. *** Presented on a tax-equivalent basis.

50          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


(Dollars in thousands)                                     2001           2000           1999          1998           1997
--------------------------------------------------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS

Average total assets .............................   $9,227,202     $8,299,316     $7,628,660    $7,260,777     $6,828,843
                                                     ==========     ==========     ==========    ==========     ==========
Average shareholders' equity .....................   $1,197,058     $1,054,071     $  971,837    $  967,325     $  886,406
                                                     ==========     ==========     ==========    ==========     ==========
Return on average total assets ...................         1.96%          2.11%          2.07%         2.03%          1.93%
Return on average shareholders' equity ...........        15.15%         16.62%         16.23%        15.21%         14.90%
Average shareholders' equity as a percent
  of average total assets ........................        12.97%         12.70%         12.74%        13.32%         12.98%
Dividends paid per share as a percent
  of basic net income per share ..................         42.8%          40.3%          41.4%         42.0%          41.6%

SOURCES OF INCOME
Commercial loans .................................         39.4%          41.3%          38.5%         38.1%          38.3%
Construction loans ...............................          7.9            9.2            7.9           7.3            6.5
Residential real estate loans ....................         10.6            9.8           10.2          11.4           13.0
Consumer loans ...................................         10.4           10.7           10.0          10.1           10.8
Federal funds sold, et al ........................           .8             .2             .1           1.5             .7
Securities .......................................         12.6           12.5           15.4          15.2           15.1
                                                          -----          -----          -----         -----          -----
      Total interest income ......................         81.7           83.7           82.1          83.6           84.4
Trust Division services ..........................          8.7            9.1            9.5           8.7            8.1
Other income .....................................          9.6            7.2            8.4           7.7            7.5
                                                          -----          -----          -----         -----          -----
      Total income ...............................        100.0%         100.0%         100.0%        100.0%         100.0%
                                                          =====          =====          =====         =====          =====


NET INTEREST INCOME
   (Taxable Equivalent)
Interest earned:
   Loans .........................................     $547,970       $552,548       $457,936      $449,044       $437,829
   Federal funds sold, et al .....................        6,190          1,857            781         9,851          4,690
   Taxable securities ............................       98,732         95,625        104,144       100,726         94,937
   Tax-exempt securities .........................        3,298          2,080            959         1,141          1,012
                                                       --------       --------       --------      --------       --------
      Total interest income ......................      656,190        652,110        563,820       560,762        538,468
                                                       --------       --------       --------      --------       --------
Interest paid:
   Savings deposits ..............................       39,993         48,362         48,442        56,720         57,702
   Time deposits .................................      159,710        134,086        109,555       121,424        119,667
                                                       --------       --------       --------      --------       --------
      Total interest-bearing deposits ............      199,703        182,448        157,997       178,144        177,369
Short-term borrowings ............................       25,120         48,711         27,267        20,800         17,220
Long-term debt ...................................        6,702          5,951          4,818         3,083          3,332
                                                       --------       --------       --------      --------       --------
   Total interest expense ........................      231,525        237,110        190,082       202,027        197,921
                                                       --------       --------       --------      --------       --------
      Net interest income ........................     $424,665       $415,000       $373,738      $358,735       $340,547
                                                       ========       ========       ========      ========       ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           51

Five-Year Summary of Consolidated Income


YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                     2001           2000           1999          1998           1997
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans .......................     $543,020       $547,942       $453,825      $444,519       $434,033
Interest and dividends on securities .............      100,538         96,687        104,556       101,017         95,242
Other interest income ............................        6,208          1,866            787         9,856          4,695
                                                       --------       --------       --------      --------       --------
      Total interest income ......................      649,766        646,495        559,168       555,392        533,970
                                                       --------       --------       --------      --------       --------
INTEREST EXPENSE
Interest on deposits .............................      199,703        182,448        157,997       178,144        177,369
Interest on short-term borrowings ................       25,120         48,711         27,267        20,800         17,220
Interest on long-term debt .......................        6,702          5,951          4,818         3,083          3,332
                                                       --------       --------       --------      --------       --------
      Total interest expense .....................      231,525        237,110        190,082       202,027        197,921
                                                       --------       --------       --------      --------       --------

NET INTEREST INCOME ..............................      418,241        409,385        369,086       353,365        336,049
Provision for loan losses ........................       13,434         17,231         12,056        11,489         13,703
                                                       --------       --------       --------      --------       --------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES .....................      404,807        392,154        357,030       341,876        322,346
                                                       --------       --------       --------      --------       --------

NONINTEREST INCOME
Trust Division services ..........................       69,331         69,850         65,036        58,018         51,547
Service charges on deposit accounts ..............       28,085         24,346         23,043        19,666         18,105
Other income .....................................       48,074         31,345         33,912        31,009         29,001
                                                       --------       --------       --------      --------       --------
      Total noninterest income ...................      145,490        125,541        121,991       108,693         98,653
                                                       --------       --------       --------      --------       --------

NONINTEREST EXPENSES
Salaries and employee benefits ...................      152,805        140,391        134,665       131,618        124,563
Net occupancy and equipment expenses .............       38,448         34,607         32,959        30,486         32,663
Amortization of goodwill .........................        9,072          5,213          3,832         3,444          2,347
Other expenses ...................................       63,634         63,294         58,964        53,457         53,831
                                                       --------       --------       --------      --------       --------
      Total noninterest expenses .................      263,959        243,505        230,420       219,005        213,404
                                                       --------       --------       --------      --------       --------
Income before income taxes .......................      286,338        274,190        248,601       231,564        207,595
Applicable income taxes ..........................      105,043         98,960         90,864        84,436         75,552
                                                       --------       --------       --------      --------       --------

NET INCOME .......................................     $181,295       $175,230       $157,737      $147,128       $132,043
                                                       ========       ========       ========      ========       ========


52          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Principal Affiliates

                   EXECUTIVE OFFICERS         DIRECTORS                 BALANCE SHEET (Dollars in thousands)      December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Robert E. Henel Jr.        George R. Benson Jr.      ASSETS                       LIABILITIES AND EQUITY
THE ANNAPOLIS        President and            Clarence A. Blackwell     ----------------------       ------------------------------
BANKING AND          Chief Executive Officer  Ralph W. Crosby           Cash and due                 Total deposits        $299,771
TRUST COMPANY      Carolyn D. O'Leary         Francis E. Gardiner Jr.     from banks  $ 10,512
                     Executive Vice President Robert E. Henel Jr.                                    Short-term borrowings   39,460
Main Street and    Ernest R. Amadio           John K. Hopkins           Earning assets 368,565
Church Circle        Senior Vice President    John R. Moses                                          Other liabilities and
Annapolis,         William J. Bush            Patricia A. Roche, Ph.D.  Allowance for                  accrued expenses       1,031
Maryland 21401       Senior Vice President    Harry A. Seymour Jr.        loan losses   (3,980)
410-268-4285       William A. Busik           Lawrence W. Ulvila Jr.                                 Long-term debt               -
                     Senior Vice President                              Other assets     6,610
11 Offices         Mildred L. Henry                                                   --------       Shareholders' equity    41,445
                     Senior Vice President                                                                                 --------
112 Employees        and Treasurer                                      Total assets  $381,707       Total liabilities
                   M. John Miller                                                     ========         and equity          $381,707
Chartered in 1904    Senior Vice President                                                                                 ========
                   Charles E. Ruch Jr.                                  Net income    $  7,575
                     Senior Vice President                                            ========
                   Ann W. Shymansky
                     Senior Vice President
                   Pamela A. Bowen
                     Vice President and
                     Corporate Secretary

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Robert E. Dickerson        R. Carol Campbell-Hansen  ASSETS                     LIABILITIES AND EQUITY
BALTIMORE TRUST      President and            Robert E. Dickerson       ----------------------     --------------------------------
COMPANY              Chief Executive Officer  David C. Doane            Cash and due               Total deposits          $246,920
                   D. Brent Hurley            D. Brent Hurley             from banks  $ 11,519
One West Church      Senior Vice President    Richard I. Lewis                                     Short-term borrowings      3,885
 Street            Kenneth R. Graham          Merrill C. Moore          Earning assets 288,210
Selbyville,          Vice President           Jay C. Murray                                        Other liabilities and
Delaware 19975     B. Philip Lynch Jr.        William O. Murray         Allowance for                accrued expenses         1,024
302-436-8236         Vice President and       John E. Willey Jr.          loan losses   (3,649)
                     Cashier                                                                       Long-term debt                 -
7 Offices                                                               Other assets     5,237
                                                                                      --------     Shareholders' equity      49,488
99 Employees                                                                                                               --------
                                                                        Total assets  $301,317     Total liabilities
Chartered in 1903                                                                     ========       and equity            $301,317
                                                                                                                           ========
                                                                        Net income    $  6,356
                                                                                      ========

-----------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Wesley E. Hughes Jr.       Warren E. Barley          ASSETS                     LIABILITIES AND EQUITY
BANK OF              President and            Wesley E. Hughes Jr.      ----------------------     --------------------------------
SOUTHERN             Chief Executive Officer  Evelyn Susan Hungerford   Cash and due               Total deposits          $182,675
MARYLAND           James E. Shook             Edward L. Sanders Jr.       from banks  $  7,701
                     Senior Vice President    Robert J. Schick                                     Short-term borrowings          -
304 Charles        James F. DiMisa            John L. Sprague           Earning assets 205,647
 Street              Vice President and       J. Blacklock Wills Jr.                               Other liabilities and
La Plata,            Cashier                                            Allowance for                accrued expenses           525
Maryland 20646     J. Wayne Welsh                                         loan losses   (2,870)
301-934-1000         Vice President                                                                Long-term debt                 -
                   Diane M. Kestler                                     Other assets     4,100
6 Offices            Chief Financial Officer                                          --------     Shareholders' equity      31,378
                                                                                                                           --------
61 Employees                                                            Total assets  $214,578     Total liabilities
                                                                                      ========       and equity            $214,578
Chartered in 1906                                                                                                          ========
                                                                        Net income    $  5,036
                                                                                      ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           53


                   EXECUTIVE OFFICERS         DIRECTORS                 BALANCE SHEET (Dollars in thousands)       December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Lloyd B. Harrison III      Charles R. Bailey Jr.     ASSETS                       LIABILITIES AND EQUITY
CALVERT BANK AND    President and             Barbara J. Beers          -----------------------      -------------------------------
TRUST COMPANY       Chief Executive Officer   Gordon F. Bowen           Cash and due                 Total deposits         $200,610
                   Christine L. Lewis         Lloyd B. Harrison III       from banks   $  5,478
Calvert Village     Senior Vice President     Dana M. Jones                                          Short-term borrowings     1,945
Shopping Center    Donald M. Parsons Jr.      Larry D. Kelley, RPh      Earning assets  220,770
P.O. Box 590        Senior Vice President     Maurice T. Lusby III                                   Other liabilities and
Prince Frederick,   Senior Credit Officer     John D. Murray            Allowance for                  accrued expenses          677
Maryland 20678     Kathy A. Boyce             John A. Simpson Jr.         loan losses    (2,562)
410-535-3535        Vice President            Guffrie M. Smith Jr.                                   Long-term debt                -
                   Leonard J. Clements        W. David Sneade           Other assets      4,025
6 Offices            Vice President                                                    --------      Shareholders' equity     24,479
                   Kevin M. Frere                                                                                           --------
75 Employees         Vice President                                     Total assets   $227,711      Total liabilities
                   Judith T. McManus                                                   ========        and equity           $227,711
Chartered in 1963    Vice President and                                                                                     ========
                     Assistant Corporate                                Net Income     $  5,318
                      Secretary                                                        ========
                   Faye S. Shields
                     Vice President
                   Juliann C. Tyler
                     Vice President and
                      Treasurer
                   Janice M. Lomax
                     Corporate Secretary


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             R. Raymond Tarrach         Edward M. Athey           ASSETS                       LIABILITIES AND EQUITY
THE CHESTERTOWN      President and            Alton E. Darling Sr.      -----------------------      -------------------------------
BANK OF MARYLAND     Chief Executive Officer  George H. Godfrey         Cash and due                 Total deposits         $161,370
                                              Clarence A. Hawkins         from banks   $  4,102
211 High Street                               R. Raymond Tarrach                                     Short-term borrowings     6,782
Chestertown,                                  Robert D. Willard         Earning assets  194,777
Maryland 21620                                Eugenia C. Wootton                                     Other liabilities and
410-778-2400                                                            Allowance for                  accrued expenses          748
                                                                          loan losses    (3,102)
8 Offices                                                                                            Long-term debt                -
                                                                        Other assets      4,633
62 Employees                                                                           --------      Shareholders' equity     31,510
                                                                                                                            --------
Chartered in 1904                                                       Total assets   $200,410      Total liabilities
                                                                                       ========        and equity           $200,410
                                                                                                                            ========
                                                                        Net income     $  4,030
                                                                                       ========


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Peter W. Floeckher Jr.     Larry P. Bormel           ASSETS                       LIABILITIES AND EQUITY
THE CITIZENS         President and            William H. Carter Jr.     -----------------------      -------------------------------
NATIONAL BANK        Chief Executive          Charles E. Castle Jr.     Cash and due                 Total deposits         $604,772
                      Officer                 John N. Faigle              from banks   $ 23,276
                   Glenn L. Wilson            Peter W. Floeckher Jr.                                 Short-term borrowings    54,850
517 Main Street      Executive Vice           Martin L. Goozman         Earning assets  713,686
Laurel,               President and Senior    Thomas E. Lynch Sr.                                    Other liabilities and
Maryland 20707        Credit Officer          Michele K. Ryan           Allowance for                  accrued expenses        4,962
301-725-3100       Joseph F. Pipitone                                     loan losses    (9,922)
Washington:          Executive Vice                                                                  Long-term debt                -
301-953-3044         President, Community                               Other assets     20,642
Baltimore:           Banking, and                                                      --------      Shareholders' equity     83,098
410-792-7626          Secretary                                                                                             --------
                                                                        Total assets   $747,682      Total liabilities
18 Offices                                                                             ========        and equity           $747,682
                                                                                                                            ========
188 Employees                                                           Net income     $ 14,093
                                                                                       ========
Chartered in 1890


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             S. Dell Foxx               Thomas F. Bradlee          ASSETS                      LIABILITIES AND EQUITY
COUNTY BANKING       President and            S. Dell Foxx               -----------------------     -------------------------------
& TRUST              Chief Executive          Samuel M. Gawthrop Jr.     Cash and due                Total deposits         $289,679
COMPANY               Officer                 Ruth N. Graybeal             from banks   $  9,643
                   Raymond W. Hamm Jr.        Harry E. Hammond                                       Short-term borrowings     4,915
123 North Street     Executive Vice           Howard D. McFadden         Earning assets  319,918
P.O. Box 100          President               G. Eugene Mackie                                       Other liabilities and
Elkton,            B. Keith Webster           Franklin T. Williams III   Allowance for                 accrued expenses        1,180
Maryland 21921       Executive Vice                                        loan losses    (5,632)
410-398-2600          President                                                                      Long-term debt                -
                                                                         Other assets      9,908
9 Offices                                                                               --------     Shareholders' equity     38,063
                                                                                                                            --------
102 Employees                                                            Total assets   $333,837     Total liabilities
                                                                                        ========       and equity           $333,837
Chartered in 1908                                                                                                           ========
                                                                         Net income     $  6,313
                                                                                        ========


54          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES



                          EXECUTIVE OFFICERS           DIRECTORS           BALANCE SHEET (Dollars in thousands)    December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         George N. McMath             Kelly B. Conklin     ASSETS                      LIABILITIES AND EQUITY
FARMERS & MERCHANTS BANK-   Chairman of the Board      Gene H. Crockett     ------------------------    ----------------------------
EASTERN SHORE             Ted D. Duer                  Jeffery L. Davis     Cash and due                Total deposits      $190,224
                            President and              M. Carter Davis Jr.    from banks    $  5,826    Short-term
25275 Lankford Highway      Chief Executive Officer    John H. Duer III     Earning assets   224,929     borrowings            5,957
P.O. Box 623              Julie M. Badger              Ted D. Duer          Allowance for               Other liabilities
Onley,                      Senior Vice President and  Croxton Gordon         loan losses     (3,901)    and accrued expenses    539
Virginia 23418              Chief Financial Officer    W. Revell Lewis III  Other assets       8,641    Long-term debt             -
757-787-4111              Jenita A. Beach              Thomas J. Mapp Jr.                   --------    Shareholders'
757-824-3052                Senior Vice President      George N. McMath     Total assets    $235,495     equity               38,775
                          Robert J. Bloxom             Katherine T. Mears                   ========                        --------
7 Offices                   Senior Vice President and  H. B. Rew Jr.        Net income      $  3,870    Total liabilities
                            Senior Lending Officer     Robert L. Simpson                    ========      and equity        $235,495
71 Employees              Elizabeth A. Kerns           Michael T. Tolbert                                                   ========
                            Senior Vice President      C. A. Turner III
Chartered in 1909           and Secretary              Richard W. Young
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         C. Joseph Cunningham III     C. Joseph            ASSETS                      LIABILITIES AND EQUITY
THE FIDELITY BANK           President and               Cunningham III      ------------------------    ----------------------------
                            Chief Executive Officer    George W. Lapp Jr.   Cash and due                Total deposits       $40,814
59 East Main Street                                    James A. Poland        from banks     $ 1,872    Short-term
Frostburg,                                             F. Emmett Smith      Earning assets    45,860     borrowings            1,679
Maryland 21532                                         David W. Turnbull    Allowance for               Other liabilities
301-689-1111                                                                  loan losses       (660)    and accrued expenses    259
                                                                            Other assets       1,104    Long-term debt             -
3 Offices                                                                                    -------    Shareholders' equity   5,424
                                                                            Total assets     $48,176                         -------
21 Employees                                                                                 =======    Total liabilities
                                                                            Net income       $   556     and equity          $48,176
Chartered in 1902                                                                            =======                         =======

------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         John A. Candela              Samuel M. Bailey Jr. ASSETS                      LIABILITIES AND EQUITY
THE FIRST                   Chairman of the Board      Martin A. Barley     ------------------------    ----------------------------
NATIONAL BANK             William T. Sturgis           Joseph E. Bell II    Cash and due                Total deposits      $298,116
OF ST. MARY'S               President and              Elmer J. Brown         from banks    $  9,134    Short-term
                            Chief Executive Officer    Edward S. Burroughs  Earning assets   344,890     borrowings            8,720
41615 Park Avenue         Dan Kubican                  John A. Candela      Allowance for               Other liabilities
P.O. Box 655                Senior Vice President and  Ford L. Dean           loan losses     (4,411)    and accrued
Leonardtown,                Senior Loan Officer        Frances P. Eagan     Other assets       7,721     expenses              1,330
Maryland 20650            Marilyn L. Jumalon           George A. Ferguson                   --------    Long-term debt             -
301-475-8081                Senior Vice President,     Roger D. Hill        Total assets    $357,334    Shareholders'
                            Cashier and Secretary to   Joseph F. Mitchell                   ========     equity               49,168
7 Offices                   the Board                  William T. Sturgis   Net income      $  8,193                        --------
                          Genevieve M. Hunt            Edmund W. Wettengel                  ========    Total liabilities
95 Employees                Senior Vice President                                                         and equity        $357,334
                            and Controller                                                                                  ========
Chartered in 1903         Linda P. Cross
                            Vice President,
                            Human Resources
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         Paul E. Peak                 Ann K. Edie          ASSETS                      LIABILITIES AND EQUITY
THE FOREST HILL             President and              Henry S. Holloway    ------------------------    ----------------------------
STATE BANK                  Chief Executive Officer    Richard E. Kinard    Cash and due                Total deposits      $244,528
                          Michael F. Allen             C. Ray Mann            from banks    $  9,710    Short-term
130 South Bond Street       Executive Vice President   Paul E. Peak         Earning assets   297,479     borrowings           31,945
Bel Air,                  Russell R. Cullum            Barbara Lee Rudolph  Allowance for               Other liabilities
Maryland 21014              Executive Vice President   R. Edward              loan losses     (4,506)    and accrued expenses  1,170
410-838-6131                                            Schueler Jr.        Other assets       7,755    Long-term debt             -
Baltimore:                                             Gregory A. Szoka                     --------    Shareholders'
410-879-1475                                           Farrell D. Whiteford Total assets    $310,438     equity               32,795
                                                                                            ========                        --------
7 Offices                                                                   Net income      $  6,015    Total liabilities
                                                                                            ========      and equity        $310,438
99 Employees                                                                                                                ========

Chartered in 1913

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           55


                          EXECUTIVE OFFICERS        DIRECTORS              BALANCE SHEET (Dollars in thousands)    December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         J. Brian Gaeng            W. Bert Anderson        ASSETS                      LIABILITIES AND EQUITY
FREDERICKTOWN BANK &        President and           Marvin E. Ausherman     -------------------------   ----------------------------
TRUST COMPANY               Chief Executive         George W. Bruchey       Cash and due                Total deposits      $207,160
                            Officer                 David P. Chapin           from banks     $  6,784   Short-term
30 North Market Street    David L. Hoffman          J. Brian Gaeng          Earning assets    238,519    borrowings            7,874
Frederick,                  Senior Vice President   Robert E. Gearinger     Allowance for               Other liabilities
Maryland 21701            Frederick S. Genau Jr.    Bradley C. Guyton         loan losses      (3,683)   and accrued
301-662-8231                Senior Vice President   Richard L. Kessler      Other assets        7,068    expenses              1,068
                          Christopher A. Hesen      Christopher T. Kline                     --------   Long-term debt             -
7 Offices                   Senior Vice President   David C. Meadows        Total assets     $248,688   Shareholders'
                          Susan K. Favorite         Peter H. Plamondon                       ========    equity               32,586
78 Employees                Vice President and      Alfred P. Shockley      Net income       $  4,354                       --------
                            Treasurer               Michael Smariga                          ========   Total liabilities
Chartered in 1828         Patricia M. Harris                                                              and equity        $248,688
                            Vice President                                                                                  ========
                          Sue A. Sheffler
                            Vice President
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         Donald R. Yowell          George R. Thompson Jr.  ASSETS                      LIABILITIES AND EQUITY
MARSHALL NATIONAL           President and            Chairman of the Board  -------------------------   ----------------------------
BANK AND TRUST              Chief Executive Officer Donald R. Yowell        Cash and due                Total deposits      $ 90,723
COMPANY                   Anita L. Shull             Vice Chairman            from banks     $  4,435   Short-term
                            Executive Vice          Randolph S. E. Carter   Earning assets     95,458    borrowings                -
8372 West Main Street       President and Chief     Wm. Hunter deButts Jr.  Allowance for               Other liabilities
P.O. Box 38                 Financial Officer       Thomas B. Glascock        loan losses      (1,434)   and accrued
Marshall,                 Kevin A. Lee              Richard C.              Other assets        2,644    expenses                516
Virginia 20116              Senior Vice President    Riemenschneider                         --------   Long-term debt             -
540-364-1555              Jerry D. Medlock          Norris A. L. Royston    Total assets     $101,103   Shareholders'
                            Senior Vice President   Evelyn D. Trumbo                         ========    equity                9,864
2 Offices                 Carol C. Merewether       Lewis S. Wiley          Net income       $  1,738                       --------
                            Vice President and                                               ========   Total liabilities
39 Employees                Corporate Secretary                                                           and equity        $101,103
                                                                                                                            ========
Chartered in 1905
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         Edward J. Kelly III       Cynthia A. Archer       ASSETS                      LIABILITIES AND EQUITY
MERCANTILE-SAFE DEPOSIT     Chairman of the Board   H. Furlong Baldwin      -------------------------   ----------------------------
AND TRUST COMPANY           and Chief Executive     Richard O. Berndt       Cash and due                Total deposits    $2,604,701
                            Officer                 William R. Brody, M.D.    from banks   $  234,377   Short-term
Two Hopkins Plaza         J. Marshall Reid          George L. Bunting Jr.   Earning assets  3,655,575    borrowings          687,456
Baltimore,                  President and           Darrell D. Friedman     Allowance for               Other liabilities
Maryland 21201              Chief Operating         Freeman A. Hrabowski      loan losses     (51,375)   and accrued
410-237-5900                Officer                  III                    Other assets       90,995    expenses             64,258
                          Jack E. Steil             Mary Junck                             ----------   Long-term debt       185,237
                            Chairman-Credit         Edward J. Kelly III     Total assets   $3,929,572   Shareholders'
18 Offices                  Policy                  Robert A. Kinsley                      ==========    equity              387,920
                          Wallace Mathai-Davis      Wallace Mathai-Davis    Net income     $   70,080                     ----------
1,073 Employees             Chairman, Investment    Morton B. Plant                        ==========   Total liabilities
                            and Wealth Management   Christian H. Poindexter                               and equity      $3,929,572
Chartered in 1864         Kenneth A. Bourne Jr.     J. Marshall Reid                                                      ==========
                            Executive Vice          Clayton S. Rose
                            President               James L. Shea
                          John J. Pileggi           Donald J. Shepard
                            Executive Vice          Jack E. Steil
                            President, Wealth       Brian B. Topping
                            Management and
                            Institutional Sales     Director Emeritus
                          Charles E. Siegmann       Calman J. Zamoiski Jr.
                            Executive Vice
                            President
                          Malcolm C. Wilson
                            Executive Vice
                            President
                          Terry L. Troupe
                            Chief Financial
                            Officer
                          Alan D. Yarbro
                            General Counsel and
                            Secretary

------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         J. William Poole          Leland L. Baker         ASSETS                      LIABILITIES AND EQUITY
THE NATIONAL                Chairman of the Board   John H. Chichester      -------------------------   ----------------------------
BANK OF FREDERICKSBURG    William B. Young          John F. Fick            Cash and due                Total deposits      $255,947
                            President and Chief     Lewis W. Graves           from banks     $  9,114   Short-term
2403 Fall Hill Avenue        Executive Officer      Charles A. McCormack    Earning assets    287,687    borrowings           14,488
Fredericksburg,           William E. Milby          William E. Milby        Allowance for               Other liabilities
Virginia 22401              Executive Vice          Gary M. Nuckols           loan losses      (3,500)   and accrued
540-899-3200                President and Cashier   J. William Poole        Other assets       12,315    expenses              2,377
                          Stephanie A. Armstrong    William J. Vakos                         --------   Long-term debt             -
                            Senior Vice President   William B. Young        Total assets     $305,616   Shareholders'
8 Offices                   and Senior Trust Officer                                         ========    equity               32,804
                          John B. Daniel                                    Net income       $  4,992                       --------
103 Employees               Senior Vice President,                                           ========   Total liabilities
                            Retail Banking                                                                and equity        $305,616
Chartered in 1865         Kevin M. Hopun                                                                                    ========
                            Senior Vice President
                            and Senior Credit
                            Officer


56          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES




                          EXECUTIVE OFFICERS        DIRECTORS              BALANCE SHEET (Dollars in thousands)    December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         Jeffrey F. Turner         William E. Esham Jr.    ASSETS                      LIABILITIES AND EQUITY
PENINSULA                   President and           Frank B. Hanna Sr.      -------------------------   ----------------------------
BANK                        Chief Executive Officer Henry H. Hanna III      Cash and due                Total deposits      $570,901
                          Henry E. Tilman Jr.       Charles R. Jenkins Sr.    from banks     $ 21,424   Short-term
11738 Somerset Avenue       Executive Vice          John B. Long II         Earning assets    654,854    borrowings           28,408
P.O. Box 219                President, Retail       William C. Mariner      Allowance for               Other liabilities
Princess Anne,              Banking                 Hugh P. McLaughlin Jr.    loan losses     (11,981)   and accrued
Maryland 21853            F. Winfield Trice         Frederick T. Parker     Other assets       51,769    expenses              3,786
410-651-2400                Executive Vice          George A. Purnell                        --------   Long-term debt             -
                            President and Senior    John B. Robins IV       Total assets     $716,066   Shareholders'
25 Offices                  Loan Officer            E. Scott Tawes                           ========    equity              112,971
                          Deborah S. Abbott         Casey I. Todd           Net income       $ 12,842                       --------
240 Employees               Senior Vice President   Jeffrey F. Turner                        ========   Total liabilities
                            and Regional Officer    Robert B. Twilley Jr.                                 and equity        $716,066
Chartered in 1889         Harry B. Gemmell                                                                                  ========
                            Senior Vice President
                            and Regional Officer
                          W. Thomas Mears
                            Senior Vice President
                            and Regional Officer
                          F. Dennis Parker
                            Senior Vice President
                            and Regional Officer
                          Michael R. Walsh
                            Senior Vice President
                            and Secretary
                          Jerry C. Briele
                            Vice President and
                            Treasurer
                          Ronald L. Laws
                            Vice President
------------------------------------------------------------------------------------------------------------------------------------
[LOGO] MERCANTILE         Patrick M. Bilbrough      A. Curtis Andrew        ASSETS                      LIABILITIES AND EQUITY
THE PEOPLES                 President and           Patrick M. Bilbrough    -------------------------   ----------------------------
BANK OF                     Chief Executive Officer Richard A. Edwards      Cash and due                Total deposits       $80,126
MARYLAND                                            Haines B. Holt            from banks      $ 6,186   Short-term
                                                    Frederick L. Hubbard    Earning assets     91,241    borrowings            6,368
207 Market Street                                   Randolph P. Moore       Allowance for               Other liabilities
Denton,                                             Joseph D. Quinn           loan losses      (1,627)   and accrued expenses    393
Maryland 21629                                      Philip G. Yost          Other assets        2,794   Long-term debt             -
410-479-2600                                                                                  -------   Shareholders'
                                                                            Total assets      $98,594    equity               11,707
5 Offices                                                                                     =======                        -------
                                                                            Net income        $ 1,831   Total liabilities
36 Employees                                                                                  =======     and equity         $98,594
                                                                                                                             =======
Chartered in 1919

------------------------------------------------------------------------------------------------------------------------------------

[LOGO]             James J. Cromwell           Stephen E. Chase         ASSETS                      LIABILITIES AND EQUITY
POTOMAC              Chairman of the Board     Jay Milton Clogg         -------------------------   ----------------------------
VALLEY BANK        Kenneth C. Cook             Kenneth C. Cook          Cash and due               Total deposits           $324,130
                     President and Chief       James J. Cromwell          from banks  $ 19,702     Short-term
702 Russell Avenue   Executive Officer         Bruce Mackey             Earning assets 425,203      borrowings                82,365
Gaithersburg,      Andrew F. Flott             William C. Moyer         Allowance for              Other liabilities
Maryland 20877       Executive Vice            Charlene Nunley            loan losses   (6,147)     and accrued
301-963-7600         President, Finance        C. Clifton Veirs III     Other assets     6,817      expenses                   2,484
                     Division Manager                                                 --------     Long-term debt                  -
8 Offices            and Corporate Secretary                            Total assets  $445,575     Shareholders'
                   William W. West                                                    ========      equity                    36,596
98 Employees         Executive Vice                                     Net income    $  6,314                              --------
                     President and Chief                                              ========     Total liabilities
Chartered in 1959    Lending Officer                                                               and equity               $445,575
                   John M. Bruning                                                                                          ========
                     Senior Vice President
                   C. R. (Rick) Carder IV
                     Senior Vice President
                   Gary L. Coffman
                     Senior Vice President
                   Arrel E. Godfrey
                     Senior Vice President
                   Jack Green
                     Senior Vice President
                   Roy Green
                     Senior Vice President
                   Brett Kaplowitz
                     Senior Vice President
                   Anne R. Kline
                     Senior Vice President
                   Eugenia M. Long
                     Senior Vice President
                   Patricia S. Oliphant
                     Senior Vice President
                   Joan Price
                     Senior Vice President

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           57

                   EXECUTIVE OFFICERS          DIRECTORS                BALANCE SHEET (Dollars in thousands)       December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             William W. Duncan Jr.       William W. Duncan Jr.    ASSETS                       LIABILITIES AND EQUITY
ST. MICHAELS         President and             Pamela P. Gardner        ----------------------       -------------------------------
BANK                 Chief Executive Officer   Mary B. Hoff             Cash and due                 Total deposits         $131,404
                   Clifford L. Hilk            J. Brent Raughley          from banks  $  5,370
213 Talbot Street    Senior Vice President     Norman M. Shannahan III                               Short-term borrowings    32,479
P.O. Box 70           and Senior Loan Officer  R. Ivan Thamert          Earning assets 179,895
St. Michaels,                                  John R. Valliant                                      Other liabilities and
Maryland 21663                                 Donald R. Young          Allowance for                  accrued expenses          844
410-745-5091                                                              loan losses   (4,666)
                                                                                                     Long-term debt                -
5 Offices                                                               Other assets     4,043
                                                                                      --------       Shareholders' equity     19,915
38 Employees                                                                                                                --------
                                                                        Total assets  $184,642
Chartered in 1890                                                                     ========       Total liabilities
                                                                                                       and equity           $184,642
                                                                        Net income    $  3,893                              ========
                                                                                      ========

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Richard F. Price            Linda I. Alexander       ASSETS                       LIABILITIES AND EQUITY
THE SPARKS           Chairman of the Board     John E. Day              ----------------------       -------------------------------
STATE BANK         Bradley G. Moore            James J. Hartenstein     Cash and due                 Total deposits         $211,178
                     President and             Christian G. Hayes         from banks  $  6,148
14804 York Road      Chief Executive Officer   J. David Lawson                                       Short-term borrowings    14,814
Sparks,            Daniel R. Wernecke          Bradley G. Moore         Earning assets 252,733
Maryland 21152       Executive Vice President  Richard F. Price                                      Other liabilities and
410-771-4900       Janet M. Miller             Oscar M. Schapiro        Allowance for                  accrued expenses        1,864
                     Senior Vice President                                loan losses   (4,123)
5 Offices            and Corporate Treasurer                                                         Long-term debt                -
                   Amy G. Whiteley                                      Other assets     5,172
58 Employees         Senior Vice President                                            --------       Shareholders' equity     32,074
                   Donna S. Ensor                                                                                           --------
Chartered in 1916    Vice President and                                 Total assets  $259,930
                     Corporate Secretary                                              ========       Total liabilities
                                                                                                       and equity           $259,930
                                                                        Net income    $  5,531                              ========
                                                                                      ========

------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Mark G. Pohlhaus            Glenn S. Bair            ASSETS                       LIABILITIES AND EQUITY
WESTMINSTER          President and             David L. Brauning        ----------------------       -------------------------------
UNION BANK           Chief Executive Officer   Daniel S. Dulany         Cash and due                 Total deposits         $439,401
                   Charles H. Devaud Jr.       Donald C. Essich           from banks  $ 14,992
117 East Main        Executive Vice President, Todd L. Herring                                       Short-term borrowings    23,985
Street               Retail Banking/Operations K. Wayne Lockard         Earning assets 519,227
Westminster,       M. Lynn Rill                John T. Maguire II                                    Other liabilities and
Maryland 21157       Executive Vice President  G. Thomas Mullinix       Allowance for                  accrued expenses        2,387
410-848-9300         and Senior Loan Officer   Mark G. Pohlhaus           loan losses   (7,735)
                   Samuel W. Taylor            Marlin L. Rittase                                     Long-term debt           17,500
16 Offices           Vice President and        Ferdinand A. Ruppel Jr.  Other assets    53,610
                     Chief Financial Officer   Robert T. Scott                        --------       Shareholders' equity     96,821
178 Employees                                  Ethan A. Seidel                                                              --------
                                               Larry A. Van Sant Sr.    Total assets  $580,094
Chartered in 1898                                                                     ========       Total liabilities
                                                                                                       and equity           $580,094
                                                                        Net income    $  8,639                              ========
                                                                                      ========
------------------------------------------------------------------------------------------------------------------------------------

[LOGO]             Paul W. Parks               John D. Long             ASSETS                       LIABILITIES AND EQUITY
MERCANTILE           President and             Paul W. Parks            ----------------------       -------------------------------
MORTGAGE             Chief Executive           J. Marshall Reid         Cash and due                 Total deposits         $      -
CORPORATION          Officer                   John W. Renner*            from banks  $ 12,326
(a subsidiary of   Michael S. Cordes                                                                 Short-term borrowings   289,500
Mercantile-Safe      Executive Vice                                     Earning assets 297,681
Deposit and Trust    President,                                                                      Other liabilities and
Company)             Multifamily Finance                                Allowance for                  accrued expenses        9,062
                   John D. Long                                         loan losses     (3,745)
                     Senior Vice President,                                                          Long-term debt                -
Two Hopkins Plaza    Construction Lending                               Other assets    13,385
Suite 900          Kevin J. Michno                                                    --------       Shareholders' equity     21,085
Baltimore,           Senior Vice President,                                                                                 --------
Maryland 21201       Production                                         Total assets  $319,647       Total liabilities
410-347-8940       Joseph J. O'Brien Jr.                                              ========         and equity           $319,647
                     Senior Vice President,                                                                                 ========
12 Offices           Construction Lending                               Net income    $  5,775
                   John M. Schwanky                                                   ========
77 Employees         Senior Vice President,
                     Servicing
Incorporated in    Janet M. Chance
1972                 Vice President,
                     Quality Control
                   Nancy Hauprich
                     Vice President,
                     Construction
                     Lending
                   Timothy P. Reynolds
                     Vice President,
                     Construction
                     Lending

* Manager of Operations of Columbia National Real Estate Finance LLC, a subsidiary of Mercantile Mortgage Corporation.


58          [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES


                   EXECUTIVE OFFICERS         DIRECTORS                 BALANCE SHEET (Dollars in thousands)       December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Stewart P. McEntee         Kenneth A. Bourne Jr.     ASSETS                       LIABILITIES AND EQUITY
MBC AGENCY, INC.     President                Stewart P. McEntee        ----------------------       -------------------------------
                   Dennis W. Kreiner          William T. Skinner Jr.    Cash and due                 Total deposits          $     -
Two Hopkins Plaza    Secretary                O. James Talbott II         from banks   $  378
Baltimore,         William T. Skinner Jr.     Terry L. Troupe                                        Short-term borrowings         -
Maryland 21201       Vice President and                                 Earning assets  3,922
410-347-8294          Treasurer                                                                      Other liabilities and
                                                                        Allowance for                  accrued expenses        1,950
                                                                          loan losses       -
                                                                                                     Long-term debt                -
                                                                        Other assets       60
                                                                                       ------        Shareholders' equity      2,410
                                                                                                                             -------
                                                                        Total assets   $4,360        Total liabilities
                                                                                       ======          and equity            $ 4,360
                                                                                                                             =======
                                                                        Net income     $  470
                                                                                       ======


------------------------------------------------------------------------------------------------------------------------------------
[LOGO]             Ronald D. Mettam           Dennis W. Kreiner         ASSETS                       LIABILITIES AND EQUITY
MBC REALTY, LLC      President                Ronald D. Mettam          ---------------------        -------------------------------
                   W. Joseph Smith Jr.        J. Marshall Reid          Cash and due                 Total deposits          $     -
Two Hopkins Plaza    Vice President           Charles E. Siegmann         from banks  $    35
Baltimore,         Edith J. Councilman        Terry L. Troupe                                        Short-term borrowings     2,765
Maryland 21201       Assistant Vice President                           Earning assets      -
410-237-5377       Edwin M. Donhauser Jr.                                                            Other liabilities and
                     Assistant Vice President                           Allowance for                  accrued expenses        2,065
23 Employees       Dennis W. Kreiner                                      loan losses       -
                     Secretary                                                                       Long-term debt                -
                   William T. Skinner Jr.                               Other assets   21,576
                     Treasurer                                                        -------        Shareholders' equity     16,781
                   Kimberly L. Talley                                                                                        -------
                     Assistant Treasurer                                Total assets  $21,611        Total liabilities
                                                                                      =======          and equity            $21,611
                                                                                                                             =======
                                                                        Net Income    $ 1,229
                                                                                      =======


            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES           59

Mercantile Bankshares Corporation


OFFICERS                          DIRECTORS                           +Robert A. Kinsley                DIRECTORS EMERITUS
                                                                       Chairman of the Board and
Edward J. Kelly III              *@Cynthia A. Archer                   Chief Executive Officer of       Calman J. Zamoiski Jr.
President and Chief                Vice President of Marketing         Kinsley Construction, Inc.,      Chairman of the Board of
Executive Officer                  and Development, Sunoco,            a general and heavy              Independent Distributors,
                                   Inc., a major oil refiner           construction firm                Incorporated, general whole-
Wallace Mathai-Davis                                                                                    sale distributors
Chairman, Investment and          +H. Furlong Baldwin                  Wallace Mathai-Davis
Wealth Management                  Chairman of the Board of            Chairman, Investment and         Morris W. Offit
                                   Mercantile Bankshares               Wealth Management of             Founder and former
Jack E. Steil                      Corporation                         Mercantile Bankshares            Chief Executive Officer of
Executive Vice President                                               Corporation and Mercantile-      OFFITBANK, a private
                                  +Richard O. Berndt                   Safe Deposit and Trust           bank offering integrated
Alan D. Yarbro                     Partner in the law firm of          Company                          investment services
General Counsel and Secretary      Gallagher, Evelius &
                                   Jones, LLP                         *Morton B. Plant                  RETIRED DIRECTOR
Terry L. Troupe                                                        Chairman of the Board of
Chief Financial Officer           @William R. Brody, M.D.              Keywell Corporation, a           William J. McCarthy
and Treasurer                      President of The Johns              recycler of stainless steel and  In 2001, Mercantile
                                   Hopkins University                  high temperature alloy scrap     Bankshares Corporation lost
Robert W. Johnson                                                      metal                            the services of William J.
Senior Vice President          +*/\George L. Bunting Jr.                                                McCarthy, a valued member
                                   President and Chief              +/\Christian H. Poindexter          of the board, due to
O. James Talbott II                Executive Officer of                Chairman of the Board of         mandatory retirement.
Senior Vice President              Bunting Management                  Constellation Energy Group,      Mr. McCarthy had served
                                   Group, a private                    Inc., a public utility holding   with distinction since
Robert C. Smith                    financial management company        company                          joining the board in 1975.
General Auditor
                                   Darrell D. Friedman                 Clayton S. Rose
Diana E. Nelson                    President and Chief                 Managing Partner of Logan
Controller                         Executive Officer of THE            Pass Partners, LLC, a
                                   ASSOCIATED: Jewish                  private consulting and
                                   Community Federation of             investment firm
                                   Baltimore
                                                                       James L. Shea
                                   Freeman A.                          Managing Partner of the
                                   Hrabowski III                       law firm of Venable, Baetjer
                                   President of University of          and Howard, LLP
                                   Maryland-Baltimore County
                                                                   +/\@Donald J. Shepard
                                */\Mary Junck                          Chairman of the Board,
                                   President and Chief                 President and Chief
                                   Executive Officer of Lee            Executive Officer of
                                   Enterprises, Inc., a diversified    AEGON USA, Inc., a
                                   media company                       holding company owning
                                                                       insurance and insurance
                                  +Edward J. Kelly III                 related companies
                                   President and Chief
                                   Executive Officer of
                                   Mercantile Bankshares
                                   Corporation and Chairman
                                   of the Board and Chief
                                   Executive Officer of
                                   Mercantile-Safe Deposit
                                   and Trust Company

                                                                                                        + Member of Executive
                                                                                                          Committee

                                                                                                        * Member of Audit
                                                                                                          Committee

                                                                                                       /\ Member of Compensation
                                                                                                          Committee

                                                                                                        @ Member of Nominating
                                                                                                          Committee

                                                                                                          Listing as of March 2002

60

Corporate Information

CORPORATE PROFILE
Mercantile Bankshares Corporation
is a multibank holding company,
organized in 1969 under the laws of Maryland. On January 1, 2002, its principal affiliates were 21 locally managed and directed community banks.

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

HEADQUARTERS
Two Hopkins Plaza, P.O. Box 1477
Baltimore,Maryland 21203
410-237-5900

MERCANTILE BANKSHARES
CORPORATE COMMUNICATIONS
P.O. Box 1477
Baltimore, Maryland 21203
410-237-5971

MERCANTILE BANKSHARES
INVESTOR RELATIONS
P.O. Box 1477
Baltimore,Maryland 21203
410-347-8039
www.mercantile.com

ANNUAL MEETING OF SHAREHOLDERS
10:30 a.m., Wednesday,
April 24, 2002
Two Hopkins Plaza
Baltimore, Maryland

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

DIVIDEND DISBURSING AGENT AND
TRANSFER AGENT FOR STOCK
The Bank of New York

For telephone inquiries:
877-836-1607

For written inquiries:
The Bank of New York
Shareholder Relations Department
P.O. Box 11258
Church Street Station
New York, New York 10286

Send certificates for transfer and
address change notices to:
The Bank of New York
Receive and Deliver Department
P.O. Box 11002
Church Street Station
New York, New York 10286

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

AUTOMATIC DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
Mercantile Bankshares Corporation offers its registered shareholders a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price that is 5% less than the closing market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the same closing market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs.

Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent:

The Bank of New York
Mercantile Bankshares Corporation
Dividend Reinvestment and Stock Purchase Plan
P.O. Box 1958
Newark, New Jersey 07101-9774
877-836-1607

ACCOUNTANTS
PricewaterhouseCoopers, LLP
250 West Pratt Street
Baltimore, Maryland 21201

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                    [LOGO] MERCANTILE BANKSHARES CORPORATION

                              Baltimore, Maryland