Form 10-K, Exhibit 13
period 2002-12-31
MERCANTILE BANKSHARES CORP
filed 2003-03-26
CIK 64908

                                   Exhibit 13

                         Annual Report to Stockholders
                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------
                       Mercantile Bankshares Corporation
--------------------------------------------------------------------------------
                               ANNUAL REPORT 2002
--------------------------------------------------------------------------------

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

                                          FARMERS & MERCHANTS BANK-EASTERN SHORE

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

                                             THE NATIONAL BANK OF FREDERICKSBURG

                                                                  PENINSULA BANK

                                                    THE PEOPLES BANK OF MARYLAND

                                                             POTOMAC VALLEY BANK

                                                               ST. MICHAELS BANK

                                                          WESTMINSTER UNION BANK

                                                 MERCANTILE MORTGAGE CORPORATION

OUR HISTORY OF

PROFITABILITY AND CAPITAL

STRENGTH HAS ALLOWED US

TO INCREASE TOTAL

CASH DIVIDENDS PAID PER

SHARE FOR 26

consecutive years.

                    [LOGO] MERCANTILE BANKSHARES CORPORATION

--------------------------------------------------------------------------------
                        Mercantile Bankshares Corporation
--------------------------------------------------------------------------------
   We are a family of community banks serving Maryland, Virginia and Delaware.
     Each bank operates with its own name, management, board of directors and historic ties to its community.
--------------------------------------------------------------------------------

                                    [GRAPHIC]

                            Headquarters, since 1970:
                                Two Hopkins Plaza
                            Baltimore, Maryland 21203

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

Combined Resources

Backed by the Corporation's outstanding financial strength, Mercantile Bankshares members benefit from the resources of a larger organization. They are able to offer their customers specialized wealth management and commercial banking services provided by the largest affiliate, Mercantile-Safe Deposit and Trust Company; an array of electronic information and account management services; and the convenience of a large network of banking offices.

Consolidated Financial Highlights

                                                                              Increase
(Dollars in thousands, except per share data)        2002          2001      (Decrease)
----------------------------------------------   -----------   -----------   ----------
FOR THE YEAR
Net interest income ..........................   $   441,804   $   418,241          5.6%
Net income ...................................       190,238       181,295          4.9
Cash dividends paid ..........................        81,909        77,597          5.6
Basic net income per share ...................          2.74          2.57          6.6
Diluted net income per share .................          2.72          2.55          6.7
Dividends paid per common share ..............          1.18          1.10          7.3
Average loans ................................     7,088,844     6,832,856          3.7
Average investment securities ................     2,367,414     1,816,039         30.4
Average assets ...............................    10,123,457     9,227,202          9.7
Average deposits .............................     7,632,410     7,048,670          8.3
Average shareholders' equity .................     1,257,967     1,197,058          5.1
                                                 -----------   -----------   ----------
AT YEAR END
Loans, net ...................................   $ 7,173,426   $ 6,764,783          6.0%
Investment securities ........................     2,564,583     2,340,963          9.6
Assets .......................................    10,790,376     9,928,786          8.7
Deposits .....................................     8,260,940     7,447,372         10.9
Shareholders' equity .........................     1,324,358     1,230,206          7.7
Book value per common share ..................         19.24         17.63          9.1
Market value per common share ................         38.59         43.04        (10.3)
                                                 -----------   -----------   ----------
RATIOS
Return on average assets .....................          1.88%         1.96%
Return on average shareholders' equity .......         15.12         15.15
Average shareholders' equity/average assets ..         12.43         12.97
                                                 -----------   -----------   ----------
STATISTICS
Banking offices ..............................           185           188           (3)
Employees ....................................         2,885         2,949          (64)
Shareholders .................................         9,177         8,817          360
Weighted average common shares outstanding ...    69,545,591    70,573,594   (1,028,003)
Common shares outstanding ....................    68,836,092    69,775,710     (939,618)
                                                 -----------   -----------   ----------

Contents

Consolidated Financial Highlights .........................................    1
To Our Shareholders .......................................................    2
Review of Services ........................................................    5
Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..............................................    8
Management's Statement of Responsibility ..................................   30
Report of Independent Accountants .........................................   31
Consolidated Balance Sheets ...............................................   32
Statement of Consolidated Income ..........................................   33
Statement of Consolidated Cash Flows ......................................   34
Statement of Changes in Consolidated Shareholders' Equity .................   35
Notes to Consolidated Financial Statements ................................   36
Five-Year Statistical Summary .............................................   56
Five-Year Selected Financial Data .........................................   58
Five-Year Summary of Consolidated Income ..................................   59
Principal Affiliates ......................................................   60
Mercantile Bankshares Corporation .........................................   67
Corporate Information .....................................................   68

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

To Our Shareholders

--------------------------------------------------------------------------------

For the 27th consecutive year, Mercantile Bankshares Corporation reported an increase in consolidated net income. Despite challenges posed by historically low interest rates and a sluggish economy, total consolidated net income for 2002 increased 4.9% to $190,238,000, compared to $181,295,000 in 2001. Diluted net income per share was $2.72, a 6.7% increase over the $2.55 per share in 2001. As a result of newly adopted rules under Generally Accepted Accounting Principles, amortization of goodwill was discontinued in 2002. Had the same rules been in effect in 2001, net income would have been $.12 per share higher in 2001. The adjusted weighted average common shares outstanding were 70,067,000 for 2002 and 71,199,000 for 2001.

     Our history of profitability and capital strength has allowed us to increase total cash dividends paid per share for 26 consecutive years. In June 2002, the cash dividend was increased to $.30 per share for the quarter. Total cash dividends paid per share in 2002 were $1.18, a 7.3% increase over 2001. The compound growth rate of per share dividends paid to shareholders over the last 10 years is 11.8%.

     In 2002, return on average assets, a key measure of profitability, was 1.88%. Although this was down from 1.96% in 2001, it continued to place us in the top tier of U.S. banks. The return on average equity, which is affected by our large equity base, decreased to 15.12% in 2002 from 15.15% in 2001. Adjusting 2001 net income for goodwill amortization, return on average assets and return on average equity for the prior year would have been 2.06% and 15.89%, respectively.

     Management has been pursuing a strategy to enhance shareholder value by using capital to finance growth, both internal and external, and when capital is not needed for that purpose, returning it to shareholders in dividends and repurchasing shares. During 2002, we repurchased 1,384,200 shares of common stock under the share buy-back program.

     Average shareholders' equity increased 5.1% to $1.258 billion for 2002. The ratio of average equity to average assets, a measure of capital strength, was 12.43% for 2002. Although this ratio is lower than the 12.97% for 2001, it remains among the strongest of the nation's largest banking organizations. At December 31, 2002,total shareholders' equity was $1.324 billion, compared to $1.230 billion at the end of 2001, a 7.6% increase. The positive effect of net income was largely offset by dividends paid and shares repurchased.

     The market price of Mercantile Bankshares Corporation common stock was $38.59 at December 31, 2002. This equates to approximately $2.7 billion in market capitalization.

     At December 31,2002, total assets at Mercantile Bankshares Corporation were $10.790 billion, compared to $9.929 billion at December 31, 2001. On a daily average basis, total assets rose 9.7% to $10.123 billion. Average total loans rose 3.7% to $7.089 billion, while average total investment securities increased 30.4% to $2.367 billion. Loans were 73.6% and 77.7% of earning assets for 2002 and 2001, respectively; and investment securities were 24.6% and 20.7% of earning assets for 2002 and 2001, respectively. This shift in earning assets reflects the lower demand for loans experienced during 2002.

     The ratios of loan types to total loans remained much the same as in previous years. Average commercial loans, which increased 7.7%, were 61% of the average total loan portfolio, up from 58% of the total in 2001. Average construction loans decreased 7.9% and were 10% of the total,

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

--------------------------------------------------------------------------------

down from 12% in 2001. Average residential real estate loans, which increased 1.2%, remained 15% of average total loans. Growth was flat for average consumer loans, which were 14% of the total, down from 15% in 2001.

     Credit quality at Mercantile Bankshares remains high. At December 31, 2002, total nonperforming assets, which include nonperforming loans and other real estate owned, were $33,503,000, slightly higher than the $33,100,000 at prior year end. Nonperforming assets as a percent of period-end loans and other real estate owned were .46% at year-end 2002, compared to .48% in 2001.

     The allowance for loan losses at December 31, 2002, was $138,601,000 versus $141,463,000 in the prior year. The allowance for loan losses as a percent of total period-end loans was 1.90% at year-end 2002 and 2.05% at year-end 2001. Provisions made for loan losses totaled $16,378,000 in 2002 and $13,434,000 in 2001. Loans charged off, net of recoveries, totaled $19,240,000 for 2002, compared to net charge-offs of $10,583,000 for 2001. The higher net charge-offs in 2002 were mainly the result of actions taken to address credit quality issues, particularly in the leasing business, which has been discontinued.

     Average total deposits for the year ended December 31, 2002, were $7.632 billion, an 8.3% increase over 2001. The ratio of average demand deposits to average total deposits increased from 23% in 2001 to 24% in 2002. The combination of savings, checking plus interest and money market accounts increased from 35% to 39% of average total deposits. Certificates of deposit were 37% of average total deposits in 2002, compared to 42% the previous year. The move to savings deposits, particularly money market accounts, reflected customers' shift to more conservative investments given the market uncertainties.

     Net interest income for 2002 increased 5.6% over 2001 to $441,804,000. This was due to an increase in average earning assets of 9.6% to $9.635 billion, consisting mainly of growth in investment securities. Partially offsetting the benefit from the growth in average earning assets was a decline in the net interest margin to 4.65%, from 4.83% at year-end 2001. The net interest margin was affected adversely by deposit growth that significantly exceeded loan demand and a decline in the yield on the securities portfolio, which reflected general market conditions and the relatively short duration of the portfolio.

     Total noninterest income declined 1.2% in 2002 to $143,750,000. Included in noninterest income were gains from the sale of investment securities of $846,000 in 2002 and $4,248,000 in 2001. Excluding these securities gains, noninterest income would have increased 1.2%. The largest component of noninterest income is revenues from investment and wealth management, which is undergoing a reorganization. Investment and wealth management revenues decreased 1.3% compared to 2001. Mortgage banking revenues decreased 21.0% to $9,945,000 due to lower volumes in commercial mortgage loan originations and the outsourcing of the retail origination business. Service charges on deposit accounts increased 12.0%, or $3,369,000, in 2002 and other income increased 5.8%, or $1,826,000, partly due to earnings from our bank-owned life insurance program initiated in 2002.

     Total noninterest expense increased 3.3% in 2002 to $272,608,000. Excluding goodwill amortization, noninterest expenses for 2002 increased 7.0% over 2001. Salary and employee benefit expenses are the largest part of noninterest expense and were $163,310,000, an increase of 7.2% over 2001. This increase was due mainly to the reorganization of the investment and wealth management business.

     For the year ended December 31, 2002, Mercantile Bankshares achieved an efficiency ratio of 46.2%. This continues to place us near the top in a ranking of efficiency ratios of the nation's 50 largest banking organizations conducted by a nationally recognized bank database analyst. The efficiency ratio for the prior year was 45.1%.

ON MARCH 13, 2003, Mercantile Bankshares Corporation announced plans to acquire F&M Bancorp (F&M), a bank holding company headquartered in Frederick, Maryland. At December 31, 2002, F&M had $2.1 billion in assets, $1.3 billion in loans and $1.6 billion in deposits. The merger is subject to regulatory approval and is expected to be completed by the end of this year. For more information related to the transaction, please see Footnote No. 22 to the financial statements.

THE YEAR 2002 PRESENTED NUMEROUS CHALLENGES. The economy remained sluggish, and the Federal Reserve cut short-term interest rates yet again in November. This was only the most recent in a series of 12 cuts totaling 5.25%. The

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

--------------------------------------------------------------------------------

securities markets also remained persistently bearish. For the first time in 60 years, the broad market has been down for three consecutive years. These conditions, of course, are attributable in part to continuing geopolitical uncertainty and the looming prospect of military action in Iraq.

     For reasons that I have discussed before, conditions like those that prevailed in 2002 make it difficult for Bankshares, in particular, to flourish. We are dependent on lending, and net interest income, for the vast majority of our revenues. A slow economy, combined with historically low interest rates, affects the core of our business. We did our best to offset this earnings drag by growing loans and our portfolio of investment securities, but there were limits to what we could do. We did take steps to mitigate our vulnerability to low, or falling, rates and have been engaged in an ongoing repositioning of our investment securities portfolio.

     Bearish securities markets do not help our other principal business--investment and wealth management. Like the commercial banking business, however, it performed well under the circumstances, particularly as we continued to restructure and rebuild the organization.

     Our ability to deal with less than ideal conditions is reflected in Bankshares having achieved its 27th consecutive year of increased earnings and its 26th consecutive year of increased dividends. We also avoided any serious credit problems and addressed quickly those that did emerge in the leasing portfolio--a business we have abandoned. We maintained capital and reserves at their customarily high levels.

     For 2003 we have hopes for a more hospitable environment. But even if our hopes are not rewarded, we will continue to focus intently on our core business of commercial banking. In this respect, we are very pleased to announce an agreement to acquire F&M. There is a strong geographic fit and the acquisition should create real opportunities to generate growth.

     In investment and wealth management we have added capacity, not only organically but also by forging alliances and making acquisitions. Recently, we announced the acquisitions of Boyd Watterson Asset Management LLC and Peremel & Company. Boyd Watterson brings to us very strong asset management capability, particularly in fixed income but in equities as well, and a client focus that is similar to ours. Peremel, a well-established Baltimore-based firm, allows us to provide clients with brokerage services and, hopefully, to provide Peremel's clients with the broader range of services we offer.

     Building the investment and wealth management business is a key initiative for us. We are not only capitalizing on a strong Mercantile legacy in the business, but also building for the future by seeking growth and trying to strike a better balance between our interest and noninterest income. If we succeed, I believe we will be rewarded with a more highly valued stock.

     On February 25, 2003, we announced that H. Furlong Baldwin had retired as Chairman and as a director effective March 1. We all owe him an enormous debt of gratitude for the extraordinary contributions he made to Mercantile, and to all of the communities we serve, during his decades of service. He will be missed, but never forgotten.

     In 2003 we will all do our best to continue to build on the great traditions that we have been fortunate to inherit and to make Mercantile an even better firm for the future.


/s/ Ned Kelly
-----------------------------
Edward J. Kelly III, Chairman
March 14, 2003

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Review of Services

--------------------------------------------------------------------------------

Mercantile Bankshares Corporation, along with its consolidated subsidiaries, (Bankshares) is a regional multibank holding company with headquarters in Baltimore, Maryland. With $10.79 billion in assets for the year ended December 31, 2002, Bankshares is comprised of Mercantile-Safe Deposit and Trust Company (MSD&T), 19 community banks and a mortgage banking company. Sixteen banks are located in Maryland, three are in Virginia and one is in southern Delaware. Bankshares' largest bank, MSD&T, represents approximately 40% of total assets and operates 22 offices in Maryland and one commercial office in Pennsylvania.

     Nearly all of Bankshares' substantial trust operations and more specialized corporate banking services are provided by MSD&T.

     Bankshares places particular emphasis on long-term customer relationships by providing value-added services through its extensive affiliate bank network. Each community bank has its own name, management team and board of directors. Perhaps most importantly, each bank has strong historical ties to the families and businesses in the community it serves. Through its association with Bankshares, each bank is able to provide its customers with the sophisticated banking services and financial resources of a major banking organization.

CONSUMER BANKING SERVICES

Personal Banking

Each Bankshares banking affiliate offers numerous services to meet the checking, savings, investment and credit needs of the individuals in its community. Personal banking services include Individual Retirement Accounts, certificates of deposit and various checking and savings plans, including an indexed money market account. The banks offer home equity loans and lines of credit, as well as installment loans, to meet a variety of borrowing needs.

     The affiliate network provides customers with no-fee access to 163 ATMs, and customers can perform many routine transactions at any of the 185 affiliate banking offices. For added convenience, substantially all Bankshares affiliates provide customers with toll-free telephone access to a centralized Customer Service Center and a voice-response account information system. In May, Bankshares introduced Banking Twenty-Four Online, enabling customers to access their personal accounts online to verify account balances, track recent account activity and perform selected transactions. In October, online banking was enhanced with bill payment capabilities.

Home Mortgages

Residential mortgages are provided through Mercantile Mortgage LLC, a joint venture between Mercantile Mortgage Corporation, a subsidiary of MSD&T, and Wells Fargo Ventures LLC. A wide variety of competitively priced fixed- and variable-rate products are available, including jumbo loans. Residential mortgage loans also are available through the affiliate banks.

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

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

--------------------------------------------------------------------------------

     In addition to supplying credit to the businesses in its own market area, MSD&T works in collaboration with other affiliates when their customers' credit needs exceed the affiliate bank's lending limit or when there is a more specialized commercial banking need.

     Applying its experience in delivering services through community banks, Bankshares continues to offer an array of banking services to independent banks. The primary focus is to provide these independent banks with greater lending capacity, enabling them to enhance the service they provide to their local customers.

Specialized Lending

When local commercial customers do not qualify for traditional financing, the Asset-Based Lending Group at MSD&T can help them convert the value of their accounts receivable, inventory and equipment into cash for operations. MSD&T lenders also work with the affiliate banks to arrange more sophisticated financing in the areas of acquisitions and management buyouts.

Real Estate Lending

     The Real Estate Group at MSD&T provides land acquisition and development, construction and interim financing to commercial real estate investors and developers.

     Mercantile Mortgage Corporation makes loans for land acquisition, development and construction of single and multifamily housing.

     Mercantile Mortgage also provides permanent financing for multifamily projects as one of the nation's few Fannie Mae Delegated Underwriting and Servicing lenders. Permanent financing for multifamily projects and long-term, nonrecourse financing for commercial real estate are provided through Columbia National Real Estate Finance LLC, a subsidiary of Mercantile Mortgage. Columbia National is a Freddie Mac Program Plus Seller Servicer. It has correspondent relationships with approximately 12 life insurance companies and services a loan portfolio in excess of $5.2 billion.

Cash Management

Centered at MSD&T, Cash Management helps business customers of all affiliate banks collect, transfer and invest their cash. Nonprofit institutions such as unions, charities and philanthropic organizations also find Cash Management services useful.

     Early this year, the affiliate banks began offering a Banking Twenty-Four Business Check Card, enabling businesses to more conveniently make and monitor business-related purchases and ATM transactions.

INVESTMENT AND WEALTH MANAGEMENT SERVICES

     Bankshares offers investment and wealth management services through MSD&T. Continuing to build on its nearly 140-year tradition, MSD&T provides premier investment and wealth management services to private individuals, family groups and institutions. During the past year, Bankshares has invested significantly in investment and wealth management activities in order to grow the business and bring the highest quality of professionalism and uncompromising service to its clients.

     Today, Bankshares provides a range of wealth management services from an open architecture platform that includes proprietary investment management and access to carefully selected outside managers. Clients are offered a comprehensive approach to equity and bond investments complemented by uniquely structured alternative investments. Bankshares' proprietary investment platform includes both separate account management and top-rated mutual funds. Investment and wealth management services are available throughout the affiliate network and through two recently announced acquisitions: Cleveland-based Boyd Watterson Asset Management LLC and Baltimore-based Peremel & Company Inc. Boyd Watterson has an extensive Midwest client base and is the largest independent investment manager in Cleveland. Peremel functionally complements Bankshares' strategic investments and fills an important niche by offering brokerage capabilities and account services. Including these new acquisitions, Bankshares has $20 billion of discretionary assets under management and $40 billion in assets under administration.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

--------------------------------------------------------------------------------

Private Wealth Management

When managing a client's assets as part of an investment management or trustee relationship, Bankshares focuses on consistent investment performance and an asset allocation that is individually designed to meet each client's risk/return parameters and investment objectives. Professional investors, working in partnership with our clients, provide access to separately managed accounts, Mercantile Funds, nonproprietary funds and a variety of alternative investments. Clients have access to full-service brokerage capabilities through Peremel & Company. MSD&T provides a wide range of sophisticated fiduciary and client administrative services, including trust administration, protection and continuity of trust structures, estate settlement, estate advice and planning, tax advice and planning, and charitable giving programs. MSD&T also acts in a custodial capacity for its clients, providing safekeeping of assets, transaction execution, income collection, preparation of tax returns and record keeping.

Family Office

Designed to service the unique needs of families with substantial means, the MSD&T Family Office team works with more than 50 families whose total assets exceed $4 billion. The Family Office is comprised of leading professionals including CFAs, CFPs and lawyers. The group integrates the full range of services required to seamlessly manage its clients' complex, multigenerational financial circumstances. Bankshares offers an innovative family governance program in addition to the normal services associated with Family Offices, such as investment management, trust structuring and administration, tax planning, estate planning, closely held business planning, credit, and charitable giving and administration. The team of specialists within Family Office also provides expert guidance in sophisticated, nontraditional investment strategies, such as private equity, real estate and hedge fund investing.

Private Banking

The Private Banking Group provides one point of contact for its clients' deposit and credit needs, ensuring that these services are delivered within an overall asset management plan. Private bankers can coordinate cash flows, arrange investment of short- and long-term funds and structure credit arrangements to meet short- to long-term plans.

Institutional Asset Management

Bankshares, through its affiliate banks and Boyd Watterson, works to provide businesses and eleemosynary organizations with sophisticated investment management and administrative services for their employee retirement plans, profit sharing plans and endowments. Clients include state and local government entities, unions, charitable organizations and military institutions. For example, Bankshares is trustee for a group trust that focuses on commercial real estate investments for Taft-Hartley pension plans. Bankshares can also help nonprofit organizations, such as charitable and philanthropic groups, with annual giving and capital campaigns, pooled income funds, gift annuities and charitable remainder trusts.

Risk Management and Reporting

MSD&T employs a disciplined investment process and advanced technology to provide clients with high quality risk management and comprehensive reporting. Performance analytic tools employ sophisticated statistical modeling to assess risk and adherence to investment guidelines. Through a strategic alliance with Bloomberg, we deliver daily performance analytics and reporting to clients via the Web. Digital certificates installed on client computers ensure the highest level of data security. The Unitized Fund Accounting System (UFACS) enables endowment and institutional clients to efficiently manage multiple donor or restricted funds via the Internet.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Management's Discussion
and Analysis of Financial Condition and Results of Operations

I. PERFORMANCE SUMMARY

Mercantile Bankshares Corporation (Bankshares) recorded a 4.9% increase in net income for 2002, representing the 27th consecutive year of increased net income. Net income for Bankshares was $190,238,000 for the year ended December 31, 2002, compared to $181,295,000 and $175,230,000 for the years ended December 31, 2001 and 2000, respectively. Basic net income per common share for 2002 was $2.74, compared to $2.57 reported for 2001, an increase of 6.6%. Basic net income per share reported for 2000 was $2.53. Diluted net income per common share increased 6.7% to $2.72 from the reported $2.55 in 2001. The diluted net income per share in 2000 was $2.51. Excluding goodwill amortization, net income would have been $.12 per share higher and $.08 per share higher for 2001 and 2000, respectively.

     Earnings results for 2001 include operations from the March 1, 2001, acquisition by Mercantile Mortgage Corporation of Columbia National Real Estate Finance LLC (Columbia), the former commercial financing subsidiary of Columbia National Incorporated. In addition to significantly enhancing Mercantile Mortgage Corporation's commercial mortgage origination capabilities, this acquisition added a commercial real estate loan servicing portfolio of nearly $5 billion, of which $1 billion was servicing owned. Intangibles of $6,800,000 resulted from this acquisition.

     Earnings results for 2001 also include a full year of operations for Union National Bancorp and The Bank of Fruitland, which were affiliated on July 14, 2000, and December 1, 2000, respectively, and were merged into existing affiliates of Bankshares. The bank acquisitions were accounted for as purchases, resulting in the recording of intangible assets of $46,306,000 for Union National Bancorp and $24,780,000 for The Bank of Fruitland.

     Although declining slightly, 2002 proved to be another year of relatively solid performance, as indicated by the standard industry measures of return on average assets (ROA) and return on average shareholders' equity (ROE). The 2002 ROA was 1.88%, compared to 1.96% and 2.11% for the years ended December 31, 2001 and 2000, respectively. Bankshares' 2002 ROE decreased to 15.12%, compared to the 15.15% reported for 2001 and 16.62% reported for 2000. Average assets increased by 9.7% to $10,123,457,000, average deposits increased by 8.3% to $7,632,410,000 and average loans increased by 3.7% to $7,088,844,000 for the year ended December 31, 2002, compared to the prior year.

     Average shareholders' equity to average assets remained a very strong 12.43%, decreasing slightly from 12.97% reported for 2001 and 12.70% for 2000. The growth rate of average shareholders' equity for 2002 was 5.1%, which included shares repurchased under Bankshares' buyback plan. The buyback plan retired 1,384,200 shares, 1,594,500 shares and 1,223,000 shares during the years ended December 31, 2002, 2001 and 2000, respectively.

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

                                     [CHART]

                                   Area Chart

NET INCOME
--------------------------------------------------------------------------------
(Dollars in millions)
Five-Year Compound Growth Rate: 7.6%

 1998     1999     2000     2001     2002
------   ------   ------   ------   ------
$147.1   $157.7   $175.2   $181.3   $190.2

                                     [CHART]

                                   Area Chart

DILUTED EARNINGS PER SHARE
--------------------------------------------------------------------------------
(In dollars)
Five-Year Compound Growth Rate: 8.1%

 1998    1999    2000    2001    2002
-----   -----   -----   -----   -----
$2.04   $2.25   $2.51   $2.55   $2.72

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

II. ANALYSIS OF OPERATING RESULTS

Segment Reporting

Bankshares has identified three operating components for which financial information is segregated for use in assessing performance and allocating resources. These consist of the group of 19 Community Banks and the lead bank, Mercantile-Safe Deposit and Trust Company (MSD&T), which consists of the Banking Division and the Investment and Wealth Management (IWM) Division. Mortgage banking activities are not viewed as a separate business line and, accordingly, are included in the MSD&T Banking Division. A schedule disclosing the details of these operating segments can be found in Footnote No. 15 to the financial statements. Certain expense amounts, such as operations overhead, have been reclassified from internal financial reporting in order to provide for proper allocation of costs in the data reported herein. For comparability with the current period presentation, prior period amounts have been reclassified to reflect the merger of The Sparks State Bank, previously reported under Community Banks, into MSD&T.

     Net income for the Community Banks for 2002 was $119,642,000, compared to $98,486,000 and $91,310,000 for 2001 and 2000, respectively. Excluding goodwill amortization expense, net income would have been $106,337,000 and $95,677,000 for 2001 and 2000, respectively. Net income, adjusted for goodwill amortization expense, increased 12.5% in 2002 and 11.1% in 2001. Net interest income for the Community Banks was $297,882,000, $278,421,000 and $256,990,000 for 2002, 2001
and 2000, respectively. Net interest income increased 7.0% in 2002 and 8.3% in 2001. The growth in net interest income in 2002 was attributable to a 9.5% increase in average earning assets, which offset a 12 basis point decline in the net interest margin from 5.17% to 5.05%. Net interest income increased in 2001 due to a 12.2% increase in average earning assets which offset an 18 basis point decline in the net interest margin.

     MSD&T-Banking recorded net income of $64,092,000 in 2002, compared to $63,263,000 in 2001 and $67,796,000 in 2000. Net interest income for
MSD&T-Banking increased 3.9% in 2002 to $146,249,000 from $140,764,000 in 2001.
The increase was due to a 9.7% increase in average earning assets, consisting mainly of growth in investment securities. Partially offsetting the benefit from the growth in average earning assets was a decline in the net interest margin to 3.81% from 4.04%. Net interest income decreased 7.7% in 2001. Although average earning assets grew 11.8%, it was not enough to offset the decline in the net interest margin.

     Net income for IWM was $12,077,000 in 2002, versus $16,328,000 and $17,453,000 in 2001 and 2000, respectively. Profit margins were 29.6%, 39.4% and 41.7% for 2002, 2001 and 2000, respectively. The decrease in net income and the profit margin in 2002 reflects the ongoing reorganization of the investment and wealth management business, while the decrease in 2001 was driven by the decline in the equity markets and its negative impact on income from principal fees.

     The reorganization of IWM began in 2002. The most significant investment resulting from the IWM reorganization will be in people. As the infrastructure for the wealth management organization is developed, significant sums are being invested in high quality, forward looking personnel. This investment began in 2002 and will continue throughout 2003. Enhanced revenue streams through new business development are not expected to be realized until sometime in 2004. Management expects that IWM profit margins will decline further before starting to rebuild towards targeted profit margins of 32% to 35%.

     Average assets for the Community Banks increased 10.5% to $6,252,720,000 in 2002. Increases of 17.9% and

                                     [CHART]

                                   Area Chart

TOTAL ASSETS
--------------------------------------------------------------------------------
(Dollars in millions) December 31

 1998     1999     2000     2001      2002
------   ------   ------   ------   -------
$7,610   $7,895   $8,938   $9,929   $10,790

                                     [CHART]

                                   Area Chart

INTEREST YIELDS AND RATES
--------------------------------------------------------------------------------
(Tax-equivalent basis)

                                              1998   1999   2000   2001   2002
                                              ----   ----   ----   ----   ----
Average yield earned on earning assets        8.13%  7.79%  8.26%  7.46%  6.15%
Average rate paid on interest-bearing funds   4.05%  3.64%  4.16%  3.68%  2.10%

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS

The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid.

                                                       2002                           2001                           2000
                                        ------------------------------  -----------------------------  -----------------------------
                                         Average     Income*/  Yield*/   Average    Income*/  Yield*/   Average    Income*/  Yield*/
(Dollars in thousands)                   Balance**    Expense    Rate    Balance**   Expense    Rate    Balance**   Expense    Rate
--------------------------------------  -----------  --------  -------  ----------  --------  -------  ----------  --------  -------
Earning assets
   Loans:
      Commercial .....................  $ 4,283,322  $278,995   6.51%   $3,978,335  $317,769   7.99%   $3,534,898  $323,108   9.14%
      Construction ...................      733,237    44,667   6.09       795,931    63,359   7.96       738,393    71,348   9.66
      Residential real estate ........    1,072,297    78,233   7.30     1,059,798    84,102   7.94       950,531    75,828   7.98
      Consumer .......................      999,988    71,225   7.12       998,792    82,740   8.28       945,810    82,264   8.70
                                        -----------  --------           ----------  --------           ----------  --------
            Total loans ..............    7,088,844   473,120   6.67     6,832,856   547,970   8.02     6,169,632   552,548   8.96
                                        -----------  --------           ----------  --------           ----------  --------
   Federal funds sold, et al .........      178,624     5,213   2.92       141,245     6,190   4.38        29,434     1,857   6.31
   Securities:
      Taxable securities
         U.S. Treasury securities ....    1,478,387    67,531   4.57     1,366,245    73,653   5.39     1,537,888    86,266   5.61
         U.S. Agency securities ......      610,617    30,072   4.92       339,298    19,812   5.84        90,589     6,110   6.74
         Other stocks and bonds ......      239,611    13,493   5.63        70,137     5,249   7.48        40,579     3,240   7.98
      Tax-exempt securities
         States and political
            subdivisions .............       38,799     3,135   8.08        40,359     3,298   8.17        25,170     2,080   8.26
                                        -----------  --------           ----------  --------           ----------  --------
            Total securities .........    2,367,414   114,231   4.83     1,816,039   102,012   5.62     1,694,226    97,696   5.77
                                        -----------  --------           ----------  --------           ----------  --------
   Interest-bearing deposits
      in other banks .................          358        15   4.12           365        18   4.98           178         9   5.21
                                        -----------  --------           ----------  --------           ----------  --------
            Total earning assets .....    9,635,240   592,579   6.15     8,790,505   656,190   7.46     7,893,470   652,110   8.26
                                                     --------                       --------                       --------
Cash and due from banks ..............      227,034                        215,852                        219,219
Bank premises and equipment, net .....      101,660                        102,993                         98,552
Other assets .........................      300,422                        260,333                        215,261
Less: allowance for loan losses ......     (140,899)                      (142,481)                      (127,186)
                                        -----------                     ----------                     ----------
            Total assets .............  $10,123,457                     $9,227,202                     $8,299,316
                                        ===========                     ==========                     ==========
Interest-bearing liabilities
   Deposits:
      Savings ........................  $   966,283     8,405    .87    $  853,911    12,899   1.51    $  854,035    16,524   1.93
      Checking plus interest .........      873,497     2,908    .33       771,186     5,255    .68       718,669     7,500   1.04
      Money market ...................    1,096,417    14,223   1.30       846,577    21,839   2.58       773,104    24,338   3.15
      Certificates of deposit--
         $100,000 and over ...........    1,080,347    34,671   3.21     1,145,569    62,350   5.44       852,495    51,525   6.04
      Other time deposits ............    1,759,160    62,362   3.54     1,812,589    97,360   5.37     1,559,973    82,561   5.29
                                        -----------  --------           ----------  --------           ----------  --------
            Total interest-bearing
               deposits ..............    5,775,704   122,569   2.12     5,429,832   199,703   3.68     4,758,276   182,448   3.83
   Short-term borrowings .............      845,938    11,259   1.33       744,907    25,120   3.37       860,241    48,711   5.66
   Long-term debt ....................      279,471    10,754   3.85       117,823     6,702   5.69        87,679     5,951   6.79
                                        -----------  --------           ----------  --------           ----------  --------
            Total interest-bearing
               funds .................    6,901,113   144,582   2.10     6,292,562   231,525   3.68     5,706,196   237,110   4.16
                                                     --------                       --------                       --------
Noninterest-bearing deposits .........    1,856,706                      1,618,838                      1,438,578
Other liabilities and accrued
   expenses ..........................      107,671                        118,744                        100,471
                                        -----------                     ----------                     ----------
            Total liabilities ........    8,865,490                      8,030,144                      7,245,245
Shareholders' equity .................    1,257,967                      1,197,058                      1,054,071
                                        -----------                     ----------                     ----------
            Total liabilities and
               shareholders' equity ..  $10,123,457                     $9,227,202                     $8,299,316
                                        ===========                     ==========                     ==========
Net interest income ..................               $447,997                       $424,665                       $415,000
                                                     ========                       ========                       ========
Net interest rate spread .............                          4.05%                          3.78%                          4.10%
Effect of noninterest-bearing funds ..                           .60                           1.05                           1.16
                                                                ----                           ----                           ----
Net interest margin on earning
   assets ............................                          4.65%                          4.83%                          5.26%
                                                                ====                           ====                           ====
Taxable-equivalent adjustment
   included in:
      Loan income ....................               $  4,822                       $  4,950                       $  4,606
      Investment securities income ...                  1,371                          1,474                          1,009
                                                     --------                       --------                       --------
            Total ....................               $  6,193                       $  6,424                       $  5,615
                                                     ========                       ========                       ========

* Presented on a tax-equivalent basis using the statutory federal corporate income tax rate of 35%.
** Average investment securities are reported at amortized cost and exclude pretax unrealized gains (losses) on securities available-for-sale. Nonaccrual loans are included in average loans.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

6.6% were recorded in the investment and loan portfolios, respectively. Average assets for the Community Banks increased 11.9% to $5,657,733,000 in 2001, compared to 2000. Average assets for MSD&T increased 10.5% to $4,138,932,000 mainly as a result of growth in the investment portfolio in 2002. Average assets for MSD&T increased 11.0% to $3,746,151,000 in 2001. Average deposits for the Community Banks increased 10.3% to $5,054,201,000 in 2002, while average deposits for MSD&T increased 3.5% to $2,749,227,000. Average deposits increased 12.0% for the Community Banks and 16.8% for MSD&T in 2001.

     At December 31, 2002, 60.0% of average total loans were at the Community Banks, compared to 58.3% in 2001. Commercial loans, including commercial mortgages, accounted for 51.5% of the Community Banks' average total loans, slightly higher than the 49.8% for 2001. These loans increased 10.3% from the 2001 average. Residential real estate and consumer loans accounted for approximately the same portion of Community Bank loans in 2002 as in 2001, at 22.0% and 21.4%, respectively. Residential real estate increased 2.2%, while consumer loans increased 1.9%, from 2001 levels. Construction loans, which were 5.1% and 4.9% of average total loans for 2002 and 2001, respectively, increased 11.8%.

     At the end of 2002, commercial loans, at 73.7%, was the largest sector of average total MSD&T loans, up from 70.0% for 2001. MSD&T's commercial loans, which increased 5.0% over 2001, was the only loan category to experience any growth. MSD&T's construction loans comprised 18.2% of MSD&T's average total loans, down from 21.1% for 2001. Residential real estate and consumer loans were 4.9% and 3.2% of the average total loan portfolio, respectively, which was relatively the same proportion to total loans as in 2001.

     The Community Banks provided 66.2% of the average total deposit base of Bankshares, a slight increase from 2001 when 65.0% was provided at the Community Bank level. The Community Banks generated 72.0% of average noninterest-bearing deposits in 2002, an increase from 70.0% in 2001. For 2002, 64.3% of average interest-bearing deposits were at the Community Banks, slightly higher than the 63.5% for 2001.

Net Interest Income

Net interest income represents the largest source of Bankshares' revenue. It is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Interest rate risk (see Interest Rate Risk Management discussion beginning on page 24) represents one of the more significant risks facing financial institutions like Bankshares. It is measured in terms of the effect changes in market interest rates have on net interest income. During the year 2001, in response to a slowing economy, the Federal Reserve took action to reduce short-term interest rates by 475 basis points. The magnitude and time frame for this action were unprecedented. The continued slow economy prompted the Federal Reserve to reduce short-term interest rates by 50 basis points in the fourth quarter 2002. Bankshares is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. In a falling rate environment, Bankshares' net interest margin (net interest income expressed as a percent of average earning assets) tends to compress, and growth in net interest income tends to slow. Net interest income, on a fully tax-equivalent basis, was $447,997,000 for 2002. This represents an increase of 5.5%, or $23,332,000, over the prior year's $424,665,000. This compares favorably to the performance in 2001 when fully tax-equivalent net interest income increased by only $9,665,000,or 2.3%,over 2000. As previously noted, net interest income is affected by changes in the volume of earning assets and the net interest margin earned thereon. The Rate/Volume Analysis on page 12 presents further details supporting this discussion.

     Average earning assets increased 9.6% in 2002, a slight decrease from the 11.4% growth experienced in 2001. Average total loans grew $255,988,000, or 3.7%, during 2002. Despite the slowing economy, loan growth was fairly consistent throughout the year. While average total loans grew by $663,224,000, or 10.7%, during 2001, substantially all of the growth occurred during the first half of the year. The 2001 growth rate also benefited from two acquisitions consummated during the second half of 2000. Average securities, the other major component of earning assets, increased by $551,375,000, or 30.4%, in 2002 compared to an increase of $121,813,000, or 7.2%, in the prior year. The overall growth in average earning assets added $37,690,000 to net interest income in 2002.

     Offsetting the increase in net interest income from the growth in average earning assets was an 18 basis point decline in the net interest margin from 4.83% in 2001 to 4.65% in 2002. The decline in the net interest margin reduced net interest income by $14,358,000.

     While the net interest margin declined for the second straight year, the net interest spread increased by 27 basis points to 4.05% in 2002 from 3.78% in 2001. This left the net interest rate spread only 5 basis points below the 4.10% reported in 2000, the year prior to the Federal Reserve's actions to reduce short-term interest rates. The net interest rate spread is the difference between the yield earned on total earning assets and the rate paid on total interest-bearing liabilities.

     The average yield on earning assets declined 131 basis points to 6.15% in 2002. In comparison, the average rate paid on interest-bearing funds declined 158 basis points in 2002, from 3.68% in 2001.The average rate paid in 2000 was 4.16%. Approximately 22% of the funding of average earning assets is derived from sources that are noninterest-bearing.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

RATE/VOLUME ANALYSIS

A rate/volume analysis, which demonstrates changes in tax-equivalent interest income and expense for significant assets and liabilities, appears below. The calculation of rate and volume variances is based on a procedure established for banks by the Securities and Exchange Commission.

                                                             Year Ended December 31,
                                         --------------------------------------------------------------
                                                  2002 vs. 2001                   2001 vs. 2000
                                               Due to variances in             Due to variances in
                                         ------------------------------   -----------------------------
(Dollars in thousands)                     Total      Rates     Volumes     Total      Rates    Volumes
--------------------------------------   --------   ---------   -------   --------   --------   -------
Interest earned on:
   Loans:
      Commercial (1) .................   $(38,774)  $ (63,135)  $24,361   $ (5,339)  $(45,871)  $40,532
      Construction (2) ...............    (18,692)    (13,701)   (4,991)    (7,989)   (13,549)    5,560
      Residential real estate ........     (5,869)     (6,861)      992      8,274       (443)    8,717
      Consumer .......................    (11,515)    (11,614)       99        476     (4,132)    4,608
   Taxable securities (3) ............     12,382     (18,357)   30,739      3,098     (3,010)    6,108
   Tax-exempt securities (3) .........       (163)        (36)     (127)     1,218        (37)    1,255
   Federal funds sold, et al .........       (977)     (2,615)    1,638      4,333     (2,721)    7,054
   Interest-bearing deposits in
      other banks ....................         (3)         (3)       --          9         (1)       10
                                         --------   ---------   -------   --------   --------   -------
         Total interest income .......    (63,611)   (116,322)   52,711      4,080    (69,764)   73,844
                                         --------   ---------   -------   --------   --------   -------
Interest paid on:
   Savings deposits ..................     (4,494)     (6,191)    1,697     (3,625)    (3,623)       (2)
   Checking plus interest deposits ...     (2,347)     (3,044)      697     (2,245)    (2,793)      548
   Money market accounts .............     (7,616)    (14,061)    6,445     (2,499)    (4,548)    2,049
   Certificates of deposit--
      $100,000 and over ..............    (27,679)    (24,129)   (3,550)    10,825     (6,888)   17,713
   Other time deposits ...............    (34,998)    (32,128)   (2,870)    14,799      1,429    13,370
   Short-term borrowings .............    (13,861)    (17,268)    3,407    (23,591)   (17,060)   (6,531)
   Long-term debt ....................      4,052      (5,143)    9,195        751     (1,295)    2,046
                                         --------   ---------   -------   --------   --------   -------
         Total interest expense ......    (86,943)   (101,964)   15,021     (5,585)   (34,778)   29,193
                                         --------   ---------   -------   --------   --------   -------
Net interest earned ..................   $ 23,332   $ (14,358)  $37,690   $  9,665   $(34,986)  $44,651
                                         ========   =========   =======   ========   ========   =======

(1) Tax-equivalent adjustments of $3,624,000 for 2002, $4,083,000 for 2001 and $3,949,000 for 2000 are included in the calculation of commercial loan rate variances.
(2) Tax-equivalent adjustments of $1,198,000 for 2002, $867,000 for 2001 and $657,000 for 2000 are included in the calculation of construction loan rate variances.
(3) Tax-equivalent adjustments of $1,371,000 for 2002,$1,474,000 for 2001 and $1,009,000 for 2000 are included in the calculation of investment securities rate variances.

NONINTEREST INCOME

A schedule of noninterest income over the past three years is presented below:

                                                   Year Ended December 31,           % Change
                                               ------------------------------   ---------------------
(Dollars in thousands)                           2002       2001       2000     2002/2001   2001/2000
--------------------------------------------   --------   --------   --------   ---------   ---------
Investment and wealth management ...........   $ 68,435   $ 69,331   $ 69,850     (1.3)%       (.7)%
Service charges on deposit accounts ........     31,454     28,085     24,346     12.0        15.4
Mortgage banking related fees ..............      9,945     12,582      3,106    (21.0)      305.1
Investment securities gains and (losses) ...        846      4,248         69    (80.1)         --
Other income ...............................     33,070     31,244     28,170      5.8        10.9
                                               --------   --------   --------    -----       -----
   Total ...................................   $143,750   $145,490   $125,541     (1.2)%      15.9%
                                               ========   ========   ========    =====       =====

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

     The net interest margin decreased 43 basis points in 2001 from the 5.26% reported in 2000. Bankshares' lead bank, MSD&T, has felt the greatest impact from the overall decline in interest rates. MSD&T's net interest margin decreased 23 basis points, from 4.04% in 2001 to 3.81% in 2002. The Community Banks' net interest margin decreased 12 basis points, from 5.17% in 2001 to 5.05% in 2002. Over the two-year period ended December 31, 2002, MSD&T's net interest margin declined 103 basis points as compared to a decline of 30 basis points for the Community Banks.

     The combination of Bankshares' strong capital base and noninterest-bearing deposits has consistently led to a lower dependence on interest-bearing funds than that experienced by its peer group, as reported in data furnished by our regulators. The effect that Bankshares' capital and noninterest-bearing deposits have on the net interest margin changes with the relative level of interest rates. During the past two years, with interest rates falling, the benefit declined 45 basis points to 0.60% in 2002 following a benefit decline of 11 basis points to 1.05% in 2001. Factoring in these funds, the average cost of funding earning assets was 1.50%, 2.63% and 3.00% for the years 2002, 2001 and 2000, respectively. For additional information regarding interest rate sensitivity, see the discussion in the Interest Rate Risk Management section beginning on page 24.

Interest Income

Fully taxable-equivalent interest income amounted to $592,579,000 in 2002, a decrease of $63,611,000, or 9.7% from $656,190,000 in 2001. The increase in 2001 over 2000 was a modest $4,080,000. Reflecting the decline in market interest rates, the lower yield on earning assets resulted in a $116,322,000 reduction in interest income. This reduction was only partially offset by the $52,711,000 in additional interest income generated by the growth in earning assets. During 2001, the $69,764,000 reduction in interest income resulting from the lower yield on earning assets was more than offset by the $73,844,000 increase derived from the growth in earning assets.

     At year-end 2002, the prime rate was 4.25%, compared to 4.75% and 9.50% at year-end 2001 and 2000, respectively. The prime rate averaged 4.72% for 2002, compared to 6.91% for 2001, a decline of 219 basis points. The yield on average total loans in 2002 was 6.67%, a 135 basis point decline from 8.02% in 2001. In comparison, the average prime rate was 233 basis points lower in 2001 than the 9.24% average for 2000. The most interest rate sensitive loan portfolios are the commercial portfolio, which decreased 148 basis points in 2002, and the construction portfolio, which declined 187 basis points from the prior year.

     The yield on investment securities, at 4.83% in 2002, declined 79 basis points from 5.62% in 2001. The yield on the portfolio decreased 15 basis points in 2001 from 5.77% in 2000. More than offsetting the negative impact on interest income from reinvesting at lower yields has been the increasing size of the portfolio. Additionally, Bankshares is continuing a strategy begun in 2001 to shift from U.S. Treasury to higher yielding U.S. Agency securities.

                                     [CHART]

                                    Bar Chart

SOURCES OF INCOME
---------------------
(Dollars in millions)
                                      1998     1999     2000     2001     2002
                                     ------   ------   ------   ------   ------
Interest and fees on loans               67%      67%      71%      68%      65%
Other interest and dividend income       17%      15%      13%      13%      16%
Investment and wealth management          9%      10%       9%       9%       9%
Other income                              7%       8%       7%      10%      10%
Total                                   100%     100%     100%     100%     100%
Total of all sources of income       $664.1   $681.2   $772.0   $795.3   $730.1

                                     [CHART]

                                    Bar Chart

USES OF INCOME
---------------------
(Dollars in millions)
                                      1998     1999     2000     2001     2002
                                     ------   ------   ------   ------   ------
Interest expense                         30%      28%      31%      29%      20%
Provision for loan losses                 2%       2%       2%       2%       2%
Salaries and employee benefits           20%      20%      18%      19%      22%
Other expenses                           13%      14%      13%      14%      15%
Applicable income taxes                  13%      13%      13%      13%      15%
Net income                               22%      23%      23%      23%      26%
Total                                   100%     100%     100%     100%     100%
Total of all uses of income          $664.1   $681.2   $772.0   $795.3   $730.1

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Interest Expense

Total interest expense in 2002 was $144,582,000, a decrease of $86,943,000 from $231,525,000 in 2001. The decrease in interest expense for 2002 was attributable to a decrease in the rate paid on total interest-bearing funds of 158 basis points, which was partially offset by a 9.7% growth in average balances. Total interest expense in 2001 was $5,585,000 less than the $237,110,000 reported in 2000.

     The rate paid on average total interest-bearing deposits was 2.12% in 2002, a decline of 156 basis points from 3.68% for the prior year. The rate paid on savings, checking plus interest and money market accounts declined 64 basis points, 35 basis points and 128 basis points, respectively. Certificates of deposit-$100,000 and over, declined 223 basis points, while the rate paid on other time deposits decreased 183 basis points in 2002.

     The most interest rate sensitive source of funds is short-term borrowings. This category is comprised of federal funds purchased, securities sold under agreement to repurchase and commercial paper. The duration of these funds is very short, with most repricing daily. Reflecting the rate environment, the rate paid on short-term borrowings declined 204 basis points to 1.33% in 2002, after having decreased by 229 basis points in 2001 to 3.37%. The rate paid on long-term debt declined 184 basis points in 2002, following a decline of 110 basis points in the prior year. The decline is primarily related to the $200 million of 10-year debt issued by MSD&T in the fourth quarter 2001. These notes, which were issued at a fixed rate of 5.70%, were converted to a floating rate through an interest rate swap. The notes reprice quarterly and carried an effective cost of 2.75% during 2002.

Noninterest Income

Total noninterest income was $143,750,000 in 2002. This represents a decrease of $1,740,000, or 1.2%, from the 2001 level. Noninterest income for 2002 included gains of $846,000 on the sale of equity securities held in the available-for-sale portfolio and gains of $456,000 on the sale of bank-owned buildings. Noninterest income for 2001 included gains of $4,248,000 on the sale of equity securities held in the available-for-sale portfolio and gains of $801,000 on the sale of bank-owned buildings. Noninterest income, excluding these nonrecurring items, was $142,448,000 for 2002, an increase of $2,007,000, or 1.4%, over the 2001 amount of $140,441,000. Growth in service charges on deposit accounts and income from the purchase of bank-owned life insurance accounted for the largest increases in 2002. Noninterest income for 2001 was $145,490,000, an increase of $19,949,000, or 15.9%, above 2000. The increase in
2001 noninterest income was due to growth in mortgage banking fees and service charges on deposit accounts.

     Revenues from IWM, representing the largest source of noninterest income at 48%, amounted to $68,435,000 for 2002, a decrease of 1.3%, or $896,000, from
2001. Revenues of $69,331,000 for 2001 represented a decrease of $519,000, or ..7%, from 2000. A significant portion of IWM fee income is sensitive to asset valuations. Accordingly, the decline in the equity markets in 2002 had a negative impact on IWM revenues. This decline is reflected in the changes in several key indices such as the S&P 500 index, down 23.4%; the Dow Jones Industrial Average, down 16.8%; and the Nasdaq, down 31.5%. At December 31, 2002, assets under administration by the IWM Division were $36.0 billion, a decrease of $2.6 billion from the prior year. Bankshares had investment management responsibility for $15.6 billion, up 6% from $14.7 billion at the end of 2001. See the discussion under Segment Reporting beginning on page 9 for additional information relating to the IWM Division.

     Service charges on deposit accounts increased 12.0%, or $3,369,000, to $31,454,000. Service charges of $28,085,000 in 2001 represented an increase of $3,739,000, or 15.4%, over 2000. The increase in service charges was largely attributable to Bankshares' commercial customer base. Many commercial customers receive an earnings credit, tied to short-term interest rates, that is applied to deposit balances. Because the earnings credit decreased in 2002 and 2001, commercial customers paid a larger portion of the service charges on their accounts instead of increasing their balances on deposit.

     Mortgage banking fees decreased $2,637,000, or 21.0%, to $9,945,000 in 2002. During 2001, mortgage banking fees were $12,582,000, an increase of $9,476,000, or 305.1%, from $3,106,000 in 2000. Loan origination fees remained the largest category in 2002 at $5,141,000, down from $7,580,000 in 2001. The decrease during 2002 was due to lower volumes in commercial mortgage loan originations and the outsourcing of the retail origination business. In April 2002, Mercantile Mortgage Corporation entered into a joint venture with Wells Fargo Ventures LLC (WFV) for the outsourcing of the retail mortgage origination business. Mercantile Mortgage, which owns a 49% stake in the venture, transferred its originators and administrative support staff to the newly formed joint venture. As the primary beneficiary and managing partner, WFV is responsible for consolidating the joint venture in its financial statements. Bankshares is reporting its share of the net profits as mortgage banking related fees. Although Bankshares' reported mortgage banking fees have decreased, residential mortgage originations and the pre-tax contribution have improved as a result of the joint venture. The financial risk for Bankshares is the capital contributed to the new entity, Mercantile Mortgage LLC, which was minimal. Either party may terminate the joint venture on 60 days notice. The second largest category of mortgage banking related fees, loan servicing fees, increased $74,000 in 2002 to $3,545,000. In 2001, almost 80% of the total loan origination fees were commercial origination fees, reflecting the strong impact of Columbia. Loan servicing fees increased $2,036,000 in 2001 to $3,471,000.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NONINTEREST EXPENSES

A schedule of noninterest expenses over the past three years is presented below:

                                               Year Ended December 31,            % Change
                                           ------------------------------   ---------------------
(Dollars in thousands)                       2002       2001       2000     2002/2001   2001/2000
----------------------------------------   --------   --------   --------   ---------   ---------
Salaries ...............................   $131,139   $123,230   $114,077       6.4%        8.0%
Employee benefits ......................     32,171     29,175     25,292      10.3        15.4
Stock-based compensation expense .......      1,690       (119)     2,273        --      (105.2)
Net occupancy expense of bank premises .     15,904     14,440     12,019      10.1        20.1
Furniture and equipment expenses .......     24,464     24,008     22,588       1.9         6.3
Communications and supplies ............     13,375     13,086     12,212       2.2         7.2
Other expenses .........................     53,865     51,067     49,831       5.5         2.5
                                           --------   --------   --------
Noninterest expenses before amortization
   of goodwill .........................    272,608    254,887    238,292       7.0         7.0
Amortization of goodwill ...............         --      9,072      5,213    (100.0)       74.0
                                           --------   --------   --------
      Total ............................   $272,608   $263,959   $243,505       3.3%        8.4%
                                           ========   ========   ========    ======      ======

Columbia again accounted for the largest component of the increase in 2001 at $2,027,000.

     Other noninterest income in 2002 included earnings of $869,000 from the bank-owned life insurance program initiated through two $25,000,000 investments in July and August of 2002. Other noninterest income included increases for letters of credit fees, merchant card fees, debit card fees and other loan fees totaling $2,793,000 over 2001 levels. Letters of credit fees increased 30.8%, or $680,000; merchant card fees increased 4.0%, or $312,000; and debit card fees increased 20.9%, or $801,000, in 2002. For 2002, other loan fees increased 104.8%, or $1,000,000. In 2001, there were increases in other fee items totaling $1,640,000 over 2000 levels. These included increases in merchant card fees of 6.8%, or $498,000; debit card fees of 28.4%, or $851,000; and foreign ATM surcharge fees of 15.8%, or $291,000. These increases in other fees were partially offset by an increase of 104.6%, or $1,102,000, in the amount of write-downs of investments in third-party private equity funds during 2002. Write-downs of these funds (net of reported operating earnings) totaled $2,167,000 in 2002, $1,063,000 in 2001 and $807,000 in 2000. At December 31,
2002, Bankshares had committed $26,000,000 to these investments, of which $10,757,000 had been advanced.

Noninterest Expenses

Total noninterest expenses in 2002 were $272,608,000, representing an increase of $8,649,000, or 3.3%, over the prior year level of $263,959,000. After excluding the amortization of goodwill in 2001, total noninterest expenses increased $17,721,000, or 7.0%, over the 2001 total of $254,887,000. The largest expense increases in 2002 were in salaries, employee benefits and stock-based compensation expense.

     Management remains vigilant in its efforts to control costs and maintain operational efficiency. A key measure that is closely monitored is Bankshares' overall efficiency ratio. It is computed by dividing noninterest expenses, excluding amortization expense for goodwill, by the sum of net interest income on a tax-equivalent basis and noninterest income. For this calculation, significant nonrecurring income and expenses, such as securities gains and losses, are also excluded. Bankshares' efficiency ratio was 46.17%, 45.10% and 43.87% for the years ended December 31, 2002, 2001 and 2000, respectively. A ratio of 50.0% or less is regarded as outstanding within the industry.

     Salaries, employee benefits and stock-based compensation expense totaled $165,000,000 in 2002, $12,714,000, or 8.3%, over the $152,286,000 expense level for 2001. The combined salaries, employee benefits and stock-based compensation expenses for 2001 increased $10,644,000, or 7.5%, over the $141,642,000 reported for 2000. Bankshares' staffing level on a full-time equivalent basis was 2,885 at December 31, 2002, a decrease from 2,949 at December 31, 2001. Full-time equivalent employment was 2,979 at December 31, 2000. In 2002, overall staffing was reduced by 64 employees. This reduction is primarily attributable to efficiencies gained as a result of entering into the joint venture with WFV and the IWM reorganization. In 2001, 27 additional employees were added through the acquisition of Columbia, while staffing throughout the rest of the organization was reduced by 57 employees.

     Included in salaries are incentive compensation expense and severance costs. Incentive compensation expense in 2002 increased $2,489,000, or 61.0%, to $6,570,000 primarily due to the attainment of performance-based objectives. Incentive compensation expense was $4,081,000 and $4,496,000 in 2001 and 2000, respectively. Severance costs totaled $1,700,000 in 2002 and were mostly associated with the IWM reorganization.

     Employee benefits expense increased by $2,996,000, or 10.3%, during 2002. This increase from the prior year is attributable to increased pension and health insurance expense. Bankshares' qualified pension expense nearly doubled during 2002 to $2,627,000 mainly due to lower returns on plan assets. Based on actuarial estimates, Bankshares expects this expense to nearly double again in

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

BOND INVESTMENT PORTFOLIO

The following summary shows the maturity distribution and average tax-equivalent yields for the bond investment portfolio at December 31, 2002.

                                        Within 1      1 - 5      5 - 10    After 10
(Dollars in thousands)                    Year        Years       Years      Years      Total
--------------------------------------  --------   ----------   --------   --------   ----------
Securities available for sale (1)
   U.S. Treasury and other
   U.S. Government agencies
      Fair value .....................  $637,294   $1,486,332   $ 25,781    $  110    $2,149,517
      Yield ..........................      4.96%        4.14%      5.15%     7.54%         4.41%

   States and political subdivisions
      Fair value .....................  $    103   $       --   $    474    $   --    $      577
      Yield ..........................      6.60%          --%      8.89%       --%         8.47%

   Mortgage-backed securities (2)
      Fair value .....................  $    308   $  155,106   $192,755    $  154    $  348,323
      Yield ..........................      7.40%        5.23%      4.94%     7.23%         5.07%

   Other bonds, notes and debentures
      Fair value .....................  $  1,534   $    1,077   $     --    $   --    $    2,611
      Yield ..........................      7.43%        7.45%        --%       --%         7.44%

   Total securities available-for-sale
      Fair value .....................  $639,239   $1,642,515   $219,010    $  264    $2,501,028
      Yield ..........................      4.97%        4.25%      4.97%     7.36%         4.51%

Securities held-to-maturity
   States and political subdivisions
      Amortized cost .................  $  3,568   $   16,103   $ 10,918    $7,710    $   38,299
      Yield ..........................      7.03%        7.14%      7.58%     7.84%         7.40%

(1) Investment securities available-for-sale are presented at estimated fair value. Yields on such securities are based on amortized cost.

(2) Maturities are reflected based on projected maturities at time of purchase. Actual maturities are expected to be significantly shorter as a result of loan repayments in the underlying mortgage pools.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

2003. In 2001, qualified pension plan expenses increased $911,000, or 175.2%, over 2000. Health insurance costs increased $1,375,000, or 15.3%, in 2002 and $1,495,000, or 20.0%, in 2001, a function of Bankshares absorbing a larger portion of this employee benefit cost in both years.

     The increase in stock-based compensation expense reflects a shift toward a larger equity component in overall compensation. Given this shift, and the attention this issue has attracted, it is noteworthy that since 1995 Mercantile has expensed the cost of stock options (under the Bankshares Omnibus Stock Plan) when granted in accordance with the fair value provisions of Statement of Financial Accounting Standards (SFAS) No.123. In addition to the stock option component, stock-based compensation expense also includes the cost of restricted shares and the deferred compensation plan for directors, which fluctuates with the value of Bankshares' stock. In 2002, stock-based compensation expense increased by $1,809,000 primarily due to higher expenses for stock options and to restricted stock awards. Stock option expense was $1,189,000 in 2002 compared to $482,000 in 2001 and $1,022,000 in 2000. The increase in 2002 was due to the partial attainment of performance-based objectives while the 2001 expense level decreased due to forfeiture of such performance-based grants. See Footnote No. 13 to the financial statements for a description of the option plans. As part of the shift to more equity-based compensation, Bankshares began a program of awarding restricted stock in 2002 and charged $872,000 to expense. The third component of stock-based compensation, directors' deferred compensation expense, fluctuates based on the market price of Bankshares' stock. As a result, this was reported as a credit of ($401,000) and ($601,000) in 2002 and 2001, respectively. In 2000 this component was reported as an expense of $1,251,000.

     Net occupancy expense increased $1,464,000, or 10.1%, during 2002 to $15,904,000. This represented the second straight year of increased net occupancy expenses as costs in 2001 increased by $2,421,000, or 20.1%, over the prior year to $14,440,000. The increase in both years is a function of increases in rental payments, repair and maintenance expenses associated with improvements at some branch locations and insurance costs. Bankshares continued to expand its internal use of its headquarters building, reducing the number of outside tenants in that building.

     Furniture and equipment expenses were $24,464,000, an increase of $456,000, or 1.9%, compared to 2001 expenses of $24,008,000. Higher software maintenance and rental costs accounted for the majority of the increase. A substantial portion of the increase was attributable to reorganization efforts undertaken by IWM in 2002. The year 2001 reflected an increase of $1,420,000, or 6.3%, compared to 2000 expenses of $22,588,000. Higher software maintenance and rental costs accounted for the majority of the increase.

     Bankshares adopted SFAS No. 142 on January 1, 2002. For Bankshares the most significant change made by SFAS No.142 is that goodwill will no longer be amortized. Amortization expense for 2001 and 2000 was $9,072,000 and $5,213,000, respectively. For more in-depth discussion of SFAS No. 142, see Footnote No. 20 to the financial statements.

     Other expenses for 2002 totaled $53,865,000, representing an increase of $2,798,000, or 5.5%,from $51,067,000 recorded in 2001. Increases in professional fees of 18.4%, or $1,742,000; charitable contributions of 92.0%, or $1,258,000; and debit card processing fees of 38.5%, or $333,000, were slightly offset by small reductions in various sundry operating expenses in 2002. Other expenses for 2001 of $51,067,000 represented an increase of 2.5%, or $1,236,000, over the $49,831,000 for 2000. Professional fees decreased 23.8%, or $3,122,000. More than offsetting the decrease in professional fees were increases in several other expense categories in 2001. Minority interest expense increased to $1,217,000 from zero in 2000. Outsourcing expenses increased 29.0% to $5,126,000 and amortization of core deposit intangibles increased 75.8% to $1,792,000 in 2001. Debit card and merchant card processing fees also increased in 2001, by 80.2% to $865,000 and 6.6% to $6,198,000, respectively.

III. ANALYSIS OF FINANCIAL CONDITION

Investment Securities

Bankshares' investment securities portfolio is structured to serve both as a source of liquidity and as a key component in the overall management of interest rate risk. At December 31, 2002, the total investment securities portfolio was $2,564,583,000, an increase of $223,620,000, or 9.6%, over 2001. At December 31,
2001, the total investment securities portfolio was $2,340,963,000, an increase of $613,655,000, or 35.5%, above the prior year's $1,727,308,000. As in the past, the portfolio is largely comprised of short-term and intermediate-term U.S. Treasury and U.S. Agency obligations, and over 97% of the total investment portfolio is classified as available-for-sale. In the available-for-sale portfolio, U.S. Treasury obligations decreased $134,716,000, or 8.7%, in 2002 while U.S. Agency obligations increased $217,243,000, or 42.6%. The proportion of U.S. Agency obligations to total available-for-sale securities increased from 22.3% in 2001 to 29.0% in 2002, reflecting a shift to higher yield investments. U.S. Treasury obligations accounted for 56.6% of the available-for-sale portfolio, a decrease from 68.0% in 2001. In 2002, additional investments were made in higher yielding mortgage-backed securities, which increased $144,181,000 to $348,323,000 and accounted for 13.9% of the available-for-sale portfolio, versus 8.9% in 2001.

     At year-end 2002, the average maturity of the bond component of the available-for-sale portfolio was 2.4 years,

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES unchanged from year-end 2001. The market value of the bond investment portfolio as of December 31, 2002, was 103.6% of amortized cost, compared to 101.5% at December 31, 2001. At December 31,2002, $2,439,824,000 of these investments had unrealized gains of $87,543,000, and the remaining $14,963,000 of these investment securities had unrealized losses of $152,000. More information on the investment portfolio is shown in the table on page 16 and in Footnote No. 2 to the financial statements.

Loans

Total loans averaged $7,088,844,000, an increase of 3.7%. Average total loans increased by $663,224,000, or 10.7%, to $6,832,856,000 for the year ended
December 31, 2001. Average loans increased in three categories in 2002: commercial (including industrial, financial, agricultural, leases and commercial mortgages), residential real estate and consumer, while construction declined. In 2001 increases were seen in all categories. Average commercial loans grew 7.7% in 2002 to an average balance of $4,283,322,000, compared to growth of 12.5% in 2001. Residential real estate loans grew 1.2% to $1,072,297,000 in 2002, following the 11.5% growth reported in 2001. Consumer loans were relatively flat at $999,988,000 in 2002, as compared to the 5.6% growth experienced in 2001. An average balance of $733,237,000 in construction loans reflected a decrease of 7.9%, compared to growth of 7.8% in 2001. Part of the change in commercial real estate and construction is a natural migration of loans through the construction cycle to completion. This year, as a result of the low interest rate environment, the cash flow needed to support a project was reduced and loans were able to move into the permanent market more quickly. Construction bookings increased but did not outpace this runoff.

     At December 31, 2002, commercial, industrial and agricultural loans constituted 31.4% of the portfolio, a slight decline from 32.3% at December 2001. Commercial real estate, which is included as part of commercial, above, accounted for 27.6% of the total loan portfolio in 2002, an increase from 26.3% in 2001. Residential real estate loans accounted for 14.6% of the portfolio, consumer 13.9% and leases 1.4%, compared to 15.4%, 14.4% and 2.2%, respectively, for 2001. Construction and land development was 11.1% of the portfolio in 2002, an increase from 9.4% in 2001.

     Loan growth remained stable at the community banks, at 6.6%, while at MSD&T it declined to 0.3% in 2002. Management's decision to discontinue a large part of the business at the leasing division at MSD&T also contributed to the reduction in loan growth. The portfolio at the leasing division decreased $69,047,000, or 31.7%, in 2002. As noted above, commercial real estate experienced growth in 2002, both as a portion of total loans and as a 10.8% increase over the prior year. A large percentage of the commercial real estate mortgages and construction loan balances outstanding at December 31, 2002, were for owner-occupied properties. Although it recognizes the risks associated with some types of real estate loans, Bankshares believes it is consistent with sound banking practices to continue to extend real estate credits to

                                    [CHART]

                                   Bar Chart

LOAN COMPOSITION AND GROWTH
--------------------------------------------------------------------------------
Average Loans (Dollars in millions)
Five-Year Compound Growth Rate: 8.0%

                            1998       1999       2000       2001       2002
                          --------   --------   --------   --------   --------
Commercial                      57%        58%        57%        58%        61%
Construction                    10%        11%        12%        12%        10%
Residential real estate         18%        16%        16%        15%        15%
Consumer                        15%        15%        15%        15%        14%
Total                          100%       100%       100%       100%       100%
Total average loans       $5,004.8   $5,377.4   $6,169.6   $6,832.9   $7,088.8

                                    [CHART]

                                   Bar Chart

ALLOWANCE AS A PERCENT OF PERIOD-END LOANS;
NONPERFORMING LOANS AS A PERCENT OF PERIOD-END LOANS
--------------------------------------------------------------------------------
                                    1998    1999    2000    2001    2002
                                    ----    ----    ----    ----    ----
Loan loss allowance as a percent
   of period-end loans              2.16%   2.07%   2.07%   2.05%   1.90%
Nonperforming loans as a percent
   of period-end loans               .41%    .33%    .45%    .48%    .46%

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES carefully selected customers. Bankshares' historical charge-off experience for real estate loans compares favorably with loss experience in other portfolio segments. For further comparative information on the components of the loan portfolio, see the Five-Year Selected Financial Data table on page 58.

Credit Risk Analysis

Bankshares' loans and commitments are substantially to borrowers located in our immediate region. We have restricted our participation in multibank credits where we are not the managing or agent bank. Central to the operation of a sound and successful financial institution is the balanced management of asset growth and credit quality. Responsibility for loan underwriting and monitoring is clearly fixed on key management personnel in each of our affiliates and, ultimately, on the board of directors of each affiliate. These responsibilities are supported at the holding company level by appropriate underwriting guidelines and effective ongoing loan review. In addition, Bankshares has set an internal limit for each affiliate bank, that is well below the regulatory limit, on the maximum amount of credit that may be extended to a single borrower.

Allowance for Loan Losses

The allowance for loan losses and the provision for loan losses charged to expense are based on credit loss experience and estimated inherent losses in the current portfolio, which includes evaluation of impaired loans as required by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. Also incorporated in determination of the allowance is SFAS No. 5, Accounting for Contingencies; the recent guidance contained in the Securities and Exchange Commission's SAB No. 102, Loan Loss Allowance Methodology and Documentation; and the Federal Financial Institutions Examination Council's Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions. An allowance for loan losses is maintained sufficient to absorb losses in the existing loan portfolio. The allowance is a function of specific loan allowances, general loan allowances based on historic loan loss experience and current trends and, lastly, allowances based on existing economic conditions that affect the collectibility of the loan portfolio. These can include, but are not limited to, exposure to an industry experiencing problems, changes in the nature or volume of the portfolio, delinquency and nonaccrual trends. The portfolio review and the calculation of the allowance is performed by management at each affiliate bank based on its knowledge of its loans and risk factors operating in its market. Other risk factors are reviewed by holding company management to determine their impact on the allowance for loan losses, with final evaluation done at the holding company.

     Each affiliate's reserve is dedicated to that affiliate only and is not available to absorb losses from another affiliate. All loan loss reserves are subject to annual regulatory examinations and determination as to their methodology and adequacy. Management believes that the allowance for loan losses is at an adequate level to absorb inherent losses in the portfolio.

     The specific allowance is based on analysis of the loan portfolio by each affiliate bank. Each loan with an outstanding balance in excess of a specified threshold that has either nonaccrual status or is on the Watchlist will be evaluated. The Watchlist represents loans, identified and closely monitored by management, which possess certain qualities or characteristics that may lead to collection and loss issues. The identified loans are evaluated for potential loss by analyzing current collateral values or present value of cash flows, as well as the capacity of the guarantor, as applicable. The specific allowance resulting from this review decreased 49.9% to $5,251,000 from $10,484,000 at December 31, 2002 and 2001, respectively. The largest portion of this component is from MSD&T's portfolio, at 87% and 73%, for 2002 and 2001, respectively. Within that portfolio, approximately 36.2% of the specific allowance in 2002 can be attributed to the leasing business, while in 2001 it was 30.2%. The specific reserve has been reduced, primarily through charge-offs, as Bankshares works through these credits.

     The general allowance calculation, which is also completed on a quarterly basis, begins with segmentation of the remaining portfolio according to loan types as presented in external reports. Historical loss factors are maintained, providing the starting point of the analysis. Qualitative factors that may cause credit losses to deviate from average historical experience are then developed. These include but are not limited to: changes in the volume and severity of past due loans; changes in the volume of Watchlist loans and nonaccruals; concentrations in a specific industry or geographic location; administrative risk concerns that include changes in the loan review and loan grading system; changes in lending policies and procedures (which include underwriting, collection, charge-off and recovery practices); changes in management or the staff of any previously mentioned areas; and current economic conditions and indicators. Management's judgment and experience are key to this process. These factors are revised to address current conditions in the portfolio. The general allowance was $133,350,000 and $111,502,000 at December 31, 2002 and 2001,
respectively. Increases in the general allowance and decreases in the unallocated reserve can be attributed to further deterioration of the leasing portfolio and the ongoing refinement of the methodology in quantifying risk segments and estimation techniques used in the calculation. Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories.

     The allowance for loan losses as a percent of loans was 1.90% at December 31, 2002, compared to 2.05% at

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

ALLOWANCE FOR LOAN LOSSES

                                                                     Year Ended December 31,
                                                  --------------------------------------------------------------
(Dollars in thousands)                               2002         2001         2000         1999         1998
-----------------------------------------------   ----------   ----------   ----------   ----------   ----------
Allowance balance--beginning ..................   $  141,463   $  138,612   $  117,997   $  112,423   $  106,097
Allowance of acquired banks ...................           --           --        5,868           --        1,434
Charge-offs:
   Commercial .................................      (13,864)      (3,799)      (2,875)      (3,733)      (5,950)
   Construction ...............................           --          (90)         (11)        (305)         (80)
   Residential real estate ....................         (251)        (104)        (322)        (676)      (1,022)
   Consumer ...................................       (3,306)      (3,507)      (2,998)      (2,614)      (2,956)
   Lease financing ............................       (4,800)      (5,828)          --       (2,000)          --
                                                  ----------   ----------   ----------   ----------   ----------
      Total ...................................      (22,221)     (13,328)      (6,206)      (9,328)     (10,008)
                                                  ----------   ----------   ----------   ----------   ----------
Recoveries:
   Commercial .................................          847          795        1,963        1,337        1,685
   Construction ...............................          226           78          177           24          177
   Residential real estate ....................          128          147          144          280          183
   Consumer ...................................        1,570        1,725        1,438        1,205        1,366
   Lease financing ............................          210           --           --           --           --
                                                  ----------   ----------   ----------   ----------   ----------
      Total ...................................        2,981        2,745        3,722        2,846        3,411
                                                  ----------   ----------   ----------   ----------   ----------
Net charge-offs ...............................      (19,240)     (10,583)      (2,484)      (6,482)      (6,597)
Provision for loan losses .....................       16,378       13,434       17,231       12,056       11,489
                                                  ----------   ----------   ----------   ----------   ----------
Allowance balance--ending .....................   $  138,601   $  141,463   $  138,612   $  117,997   $  112,423
                                                  ==========   ==========   ==========   ==========   ==========
Average loans .................................   $7,088,844   $6,832,856   $6,169,632   $5,377,367   $5,004,765
                                                  ==========   ==========   ==========   ==========   ==========
Percent of net charge-offs to average loans ...          .27%         .15%         .04%         .12%         .13%
                                                  ==========   ==========   ==========   ==========   ==========
Period-end loans ..............................   $7,312,027   $6,906,246   $6,693,294   $5,712,130   $5,195,467
                                                  ==========   ==========   ==========   ==========   ==========
Percent of allowance for loan losses
   to period-end loans ........................         1.90%        2.05%        2.07%        2.07%        2.16%
                                                  ==========   ==========   ==========   ==========   ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses has been allocated to the various categories of loans. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur. The tables below present this allocation, along with the percentage distribution of loan amounts in each category, at the dates shown. For a historical analysis of the allowance for loan losses, see page 19, Allowance for Loan Losses.

                                        Allowance amount allocated as of December 31,
                                    ----------------------------------------------------
(Dollars in thousands)                2002       2001       2000       1999       1998
---------------------------------   --------   --------   --------   --------   --------
Allowance amount allocated to:
   Commercial ...................   $109,386   $ 79,253   $ 55,400   $ 45,300   $ 33,100
   Construction .................      9,644      7,124     18,000     12,600     12,000
   Residential real estate ......      3,645      2,866      9,700      9,900      6,100
   Consumer .....................      6,565      6,149      5,500      4,800      6,000
   Lease financing ..............      9,361     26,594         --         --         --
Allowance amount not allocated...         --     19,477     50,012     45,397     55,223
                                    --------   --------   --------   --------   --------
      Total .....................   $138,601   $141,463   $138,612   $117,997   $112,423
                                    ========   ========   ========   ========   ========

COMPOSITION OF LOAN PORTFOLIO

                                             December 31,
                                 -------------------------------------
                                  2002    2001    2000    1999    1998
                                 -----   -----   -----   -----   -----
Commercial ...................    59.0%   58.6%   54.2%   56.1%   56.5%
Construction .................    11.1     9.4    12.3    11.4    10.7
Residential real estate ......    14.6    15.4    16.3    15.4    16.7
Consumer .....................    13.9    14.4    14.9    15.0    14.6
Lease financing ..............     1.4     2.2     2.3     2.1     1.5
                                 -----   -----   -----   -----   -----
   Total .....................   100.0%  100.0%  100.0%  100.0%  100.0%
                                 =====   =====   =====   =====   =====

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

December 31, 2001 and 2.07% at December 31, 2000. The allowance for loan losses as a percent of loans declined from December 31, 2000, to December 31, 2002, principally as loans with specific reserves established were charged off. During 2002, the provision for loan loss expense was $16,378,000, compared to a 2001 expense of $13,434,000. The 2000 provision for loan losses was $17,231,000.

     Net charge-offs increased to $19,240,000 during 2002, compared to $10,583,000 during 2001. The leasing portfolio represented the largest net charge-off amount at $7,857,000, or 40.8% of total net charge-offs in 2002, as management continues to work through the discontinuation of a large part of the business. The level of net charge-offs in 2001 increased from $2,484,000 in 2000. Net charge-offs as a percent of average loans were .27%, .15% and .04% for the years ended December 31, 2002, 2001 and 2000, respectively.

     Intensive collection efforts continue after a loan is charged off in order to maximize the recovery of amounts previously charged off. Recoveries as a percent of loans charged off were 13.4% in 2002, 20.6% in 2001 and 60.0% in 2000. In 2002, recoveries increased 8.6% over 2001, and charge-offs increased 66.7%, symptomatic of an economic downturn. In 2001, recoveries decreased 26.2% from 2000 and charge-offs increased 114.8%. Recoveries in a given year may not relate to loans charged off in that year. Further details related to the allowance for loan losses are shown in the tables on page 20 and in Footnote No. 3 to the financial statements.

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

     Nonperforming assets (nonaccrual loans and other real estate owned), as a percent of period-end loans and other real estate owned, was .46% at December 31, 2002, compared to .48% and .47% in the two preceding years. At year-end 2002, nonperforming assets were $33,503,000, compared to $33,100,000 and $31,370,000 in 2001 and 2000, respectively. Nonperforming loans totaled $33,371,000 at December 31,2002,compared to $32,919,000 at December 31, 2001 and
$30,365,000 in 2000. Nonperforming loans increased in two categories of the portfolio: commercial and industrial, and residential real estate. The largest dollar increase in nonperforming loans was $1,976,000 in the commercial and industrial category, which accounted for 75.7% of nonperforming loans at December 31, 2002. The lease financing category accounted for 12.0% of the nonperforming loans at December 2002 and only 1.4% of the total outstandings in the portfolio of loans and leases. The leasing business generated credits in both the lease financing category and loans included in the commercial and industrial loan category at Bankshares. This business line contributed 19.8% of the nonperforming loans at December 2002 and 31.8% in 2001, but only 2.0% and 3.2% of the outstanding loan and lease portfolio. As a result of large charge-offs and credit quality concerns about the leasing portfolio, management is narrowing the focus of the leasing business. Bankshares did not have any renegotiated loans during or at the close of the three-year period ended December 31, 2002.

     The level of "monitored loans," or loans with characteristics suggesting that they may be classified as a nonperforming loan in the near future, increased during the year. At December 31, 2002, monitored loans were $24,850,000, compared to $15,940,000 a year before. Two loans at MSD&T contributed $20,900,000 to the current total. These loans are secured by two commercial aircraft, which are leased to a regional commercial airline. A long-time customer of MSD&T holds a controlling interest in the airline. In light of the prevailing conditions in the commercial airline industry, management has included these loans in the "monitored" status. The balance of the portfolio was also examined for additional exposure to this industry and it was determined to be minimal. This exposure was factored into the general reserve allocation for commercial loans.

     Other real estate owned decreased by $49,000 to $132,000 at December 31, 2002, compared to $181,000 at December 31, 2001 and $1,005,000 in 2000. These
properties are generally sold within the next operating cycle. Therefore, regardless of the amount, the properties will generally have changed from year to year. All other real estate owned is carried at the lower of cost or fair market value. Refer to the data in the Nonperforming Assets chart on the following page, which shows the changes in the amounts of various categories of nonperforming assets over the last five years and sets forth the relationship between nonperforming loans and total loans.

     The leasing business, which was less than 3% of the outstandings at Bankshares, had a disproportionate impact on credit quality. The credit quality ratios of the core banking business, if leasing is excluded, are substantially improved. Nonperforming loans as a percent of period-end loans were .46%, .48% and .45% for the years ending 2002, 2001 and 2000, respectively. Excluding the leasing business, the percentages were .37%, .34% and .38%, respectively. Charge-offs as a percent of period-end loans

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

NONPERFORMING ASSETS

A five-year comparison of nonperforming assets is presented below:

                                                                    December 31,
                                                  -----------------------------------------------
(Dollars in thousands)                              2002      2001      2000      1999      1998
-----------------------------------------------   -------   -------   -------   -------   -------
Nonaccrual loans (1)
   Commercial .................................   $25,260   $23,284   $22,736   $11,076   $14,701
   Construction ...............................     1,365     2,201     3,394     2,581     1,297
   Residential real estate ....................     2,479     2,251     3,123     3,373     4,705
   Consumer ...................................       261       408       249       258       600
   Lease financing ............................     4,006     4,775       863     1,841        --
                                                  -------   -------   -------   -------   -------
      Total ...................................    33,371    32,919    30,365    19,129    21,303

Renegotiated loans (1) ........................        --        --        --        --        --
Loans contractually past due 90 days or more
   and still accruing interest ................        --        --        --        --        --
                                                  -------   -------   -------   -------   -------
      Total nonperforming loans ...............    33,371    32,919    30,365    19,129    21,303
Other real estate owned .......................       132       181     1,005     1,663     1,281
                                                  -------   -------   -------   -------   -------
      Total nonperforming assets ..............   $33,503   $33,100   $31,370   $20,792   $22,584
                                                  =======   =======   =======   =======   =======
Nonperforming loans as a percent of
   period-end loans ...........................       .46%      .48%      .45%      .33%      .41%
Nonperforming assets as a percent of
   period-end loans and other real estate
   owned ......................................       .46%      .48%      .47%      .36%      .43%

(1) Aggregate gross interest income of $2,790,000 and $3,737,000 in 2002 and 2001, respectively, on nonaccrual and renegotiated loans would have been recorded if these loans had been accruing on their original terms throughout the period or since origination if held for part of the period. The amount of interest income on the nonaccrual and renegotiated loans that was recorded totaled $641,000 and $1,593,000 in 2002 and 2001, respectively.

Note: The Corporation was monitoring loans estimated to aggregate $24,850,000 at December 31, 2002, and $15,940,000 at December 31, 2001, that were not classified as nonaccrual or renegotiated loans. These loans had characteristics which indicated they might result in such classification in the future.

COMPOSITION OF EARNING ASSETS

                                                                    Average Balances
                               ---------------------------------------------------------------------------------------------
(Dollars in thousands)               2002                2001              2000                1999               1998
-----------------------------  -----------------  -----------------  -----------------  -----------------  -----------------
Loans .......................  $7,088,844   73.6% $6,832,856   77.7% $6,169,632   78.2% $5,377,367   74.3% $5,004,765   72.6%
Investment securities* ......   2,367,772   24.6   1,816,404   20.7   1,694,404   21.4   1,842,761   25.5   1,706,228   24.7
Federal funds sold, et al ...     178,624    1.8     141,245    1.6      29,434     .4      15,762     .2     185,204    2.7
                               ----------  -----  ----------  -----  ----------  -----  ----------  -----  ----------  -----
   Total ....................  $9,635,240  100.0% $8,790,505  100.0% $7,893,470  100.0% $7,235,890  100.0% $6,896,197  100.0%
                               ==========  =====  ==========  =====  ==========  =====  ==========  =====  ==========  =====

*    Includes interest-bearing deposits in other banks.

DEPOSIT MIX

                                                                    Average Balances
                                 ---------------------------------------------------------------------------------------------
(Dollars in thousands)                 2002                2001               2000               1999               1998
-------------------------------  -----------------  -----------------  -----------------  -----------------  -----------------
Noninterest-bearing deposits...  $1,856,706   24.3% $1,618,838   23.0% $1,438,578   23.2% $1,334,282   22.6% $1,216,726   21.3%
Interest-bearing deposits:
   Savings ....................     966,283   12.7     853,911   12.2     854,035   13.8     887,624   15.1     866,552   15.2
   Checking plus interest .....     873,497   11.4     771,186   10.9     718,669   11.6     696,862   11.8     648,025   11.4
   Money market ...............   1,096,417   14.4     846,577   12.0     773,104   12.5     790,589   13.4     749,718   13.1
   Certificates of deposit-
      $100,000 and over .......   1,080,347   14.2   1,145,569   16.2     852,495   13.7     714,600   12.1     711,329   12.4
   Other time deposits ........   1,759,160   23.0   1,812,589   25.7   1,559,973   25.2   1,472,268   25.0   1,522,619   26.6
                                 ----------  -----  ----------  -----  ----------  -----  ----------  -----  ----------  -----
         Total ................  $7,632,410  100.0% $7,048,670  100.0% $6,196,854  100.0% $5,896,225  100.0% $5,714,969  100.0%
                                 ==========  =====  ==========  =====  ==========  =====  ==========  =====  ==========  =====

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES were .30%, .19% and .09% for 2002, 2001 and 2000. When the leasing business is excluded, the charge-offs decline to .20% and .09% for 2002 and 2001, respectively.

Sources of Funds

Bankshares' primary source of funding comes from deposits gathered by the 185 branches of its banking affiliates. Raising core deposits through the branch system is a high priority and a challenge for Bankshares and the banking industry. Average total deposits in 2002 were $7,632,410,000, representing an increase of $583,740,000, or 8.3%, over the prior year average of $7,048,670,000. Average total deposits for 2000 amounted to $6,196,854,000. The bank acquisitions in 2000 contributed to the 13.7% increase in deposits in 2001. For the year ended December 31, 2002, 79.2% of the funding for average earning assets was derived from deposits. This ratio was 80.2% for 2001 and 78.5% for 2000.

     Noninterest-bearing deposits averaged $1,856,706,000 in 2002, representing 24.3% of average total deposits. These deposits grew 14.7% over the prior year. The noninterest-bearing deposit category averaged $1,618,838,000 for 2001, or 23.0% of average total deposits, and grew by 12.5% over the prior year's average of $1,438,578,000. Bankshares continues to promote its cash management services to its commercial customers in order to maintain and expand this key source of funding.

     In 2002, interest-bearing deposits represented 75.7% of average total deposits and were $5,775,704,000, reflecting growth of 6.4%. Total average interest-bearing deposits for 2001 grew by 14.1%, or $671,556,000. Average interest-bearing deposits amounted to $5,429,832,000 for 2001, up from the 2000 average of $4,758,276,000. In 2002, the combination of savings, checking plus interest and money market accounts increased from 35.1% to 38.5% of average deposits and grew 18.8% to $2,936,197,000 from $2,471,674,000 in 2001. These deposits decreased 5.4% in 2001. The move to these deposit products, particularly money market accounts, reflected customers' shift to more conservative investments, given the uncertainties about the economy and the equities market. Also, the drop in yield on money market mutual funds has made these products more competitive.

     Certificates of deposit and other time deposits have decreased from 41.9% of average total deposits in 2001 to 37.2% in 2002. Averaging $2,839,507,000 for the year ended December 31, 2002, time deposits decreased by 4.0% from the average of $2,958,158,000 for 2001. Certificates of deposit-$100,000 and over decreased 5.7%, while other time deposits decreased 2.9%. Certificates of deposit-$100,000 and over averaged $1,080,347,000, $1,145,569,000 and
$852,495,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in 2001 was largely attributable to higher interest rates paid on these funds.

     In 2002, the growth in average total deposits, at 8.3%, fell short of the 9.6% increase in average earning assets, resulting in an increase in short-term borrowing needs. Short-term borrowings, which consist mainly of securities sold under repurchase agreements, federal funds purchased and commercial paper, averaged $845,938,000 during 2002, $101,031,000, or 13.6%, greater than in 2001.
Short-term borrowings averaged $744,907,000 during 2001, $115,334,000, or 13.4%, less than the average balance of $860,241,000 in 2000.

     During 2002, $8,300,000 was repaid on previously existing long-term debt. There were no other material changes in long-term debt. In 2001, in response to the low interest rate environment, MSD&T, the lead bank, issued $200 million in 10-year fixed-rate debt, which was swapped to a floating rate to better match the interest rate repricing characteristics of the loan portfolio. For a more in-depth discussion of the impact of this issuance, see the section of Management's Discussion on Interest Rate Risk Management.

     Another key source of funding is shareholders' equity. Bankshares has consistently maintained a capital to asset ratio higher than that of its peers, as reported in data furnished by our regulators. Shareholders' equity averaged $1,257,967,000 during 2002, which represented an increase of $60,909,000,or 5.1% over the prior year's average. The average was $1,197,058,000 in 2001, an increase of 13.6% over the average in 2000 of $1,054,071,000. For a more in-depth discussion of shareholders' equity and capital adequacy, see page 27 of Management's Discussion and Footnote No. 9 to the financial statements.

Critical Accounting Policies and Related Estimates

Set forth below is a discussion of the accounting policies and related estimates that management believes are the most critical to understanding Bankshares' consolidated financial statements, financial condition and results of operations, and which require complex management judgments, uncertainties and/or estimates. Information regarding Bankshares' other accounting policies is included in Footnote No. 1 to the financial statements.

Allowance for Loan Losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. Bankshares' allowance for loan losses provides for probable losses based on evaluations of known and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as information about the prevailing business environment since it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. For a full discussion of Bankshares' methodology for assessing the adequacy of the

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES allowance for loan losses, see Management's Discussion and Analysis of Financial Condition and Results of Operations and Footnote No. 1 to the financial statements.

Income Taxes

Bankshares accounts for income taxes by deferring income taxes based on estimated future tax effects of differences between the tax and book basis of assets and liabilities considering the provisions of enacted tax laws. These differences result in deferred tax assets and liabilities, which are included in Bankshares' consolidated balance sheets. Bankshares must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and establish a valuation allowance for those assets determined not likely to be recoverable. Although Bankshares has determined that a valuation allowance is not required for all deferred tax assets, there is no guarantee that these assets are recognizable. For more information regarding Bankshares' accounting for income taxes, see Footnote No. 10 to the financial statements.

Valuation of Goodwill/Intangible Assets and Analysis for Impairment

Bankshares has increased its market share, in part, through the acquisition of entire financial institutions accounted for under the business combinations method of accounting, as well as from the purchase of other financial institutions' branches (not the entire institution). For acquisitions under the purchase method, Bankshares is required to record assets acquired and liabilities assumed at their fair value, which is an estimate determined by the use of internal or other valuation techniques. See Footnote No. 20 to the financial statements for further information on the accounting for goodwill and other intangible assets.

Risk Management

Bankshares is exposed to a number of risks in the normal course of its business. The primary risk exposures relate to credit quality, interest rate movements, changes in market values and liquidity. Bankshares controls and monitors these risks with policies, procedures and management oversight. The review of credit risk was covered in a previous section of Management's Discussion beginning on page 19. The following sections will review the other three risks mentioned.

Interest Rate Risk

The objective of interest rate risk management is to contain the risks associated with interest rate fluctuations. The process involves identification and management of the sensitivity of net interest income to changing interest rates and other market factors. Managing to mitigate interest rate risk, however, is not an exact science. Not only does the interval between repricing of interest rates of assets and liabilities change from day to day as the assets and liabilities change, but also for some assets and liabilities, contractual maturity and the actual cash flows experienced are not the same. For example, residential mortgages may have contractual maturities well in excess of five years, but depending on the interest rate carried by the specific mortgages and the then currently prevailing rate of interest, such mortgages may be prepaid much more rapidly. Similarly, savings, checking plus interest and money market deposits may be withdrawn on seven days notice. While these contracts are extremely short, it has been Bankshares' experience that these funding pools, when considered as a whole, have a multiyear duration. The Interest Rate Sensitivity Analysis or Static Gap on page 25 reflects the expected contractual cash flows or maturities of assets and liabilities, along with the scheduled opportunity to reset interest rates in a downward rate environment. As the table reflects, Bankshares at December 31, 2002, is asset sensitive since more interest-earning assets than interest-bearing liabilities are subject to repricing within the next 12 months. The data in this table would suggest that net interest income should tend to increase in a rising interest rate environment and decrease in a declining rate environment. The absolute change in the repricing of products varies greatly. As noted in the discussion of net interest income, changes in short-term interest rates by the Federal Reserve result in an almost similar change in the yield on Bankshares' prime rate based loans. In contrast, the repricing characteristics of certain managed-rate deposits, primarily savings, checking plus interest and money market accounts, have proven to be much less sensitive during the current declining rate environment than they were in prior rate cycles. The current experience has been factored into the table.

     Because of the limitations of the Static Gap analysis, management primarily utilizes an earnings simulation model to monitor Bankshares' risk exposure associated with interest rate fluctuations. The model provides management with the tools to reflect more reasonably how specific loan, investment, deposit and debt products will respond to changes in market interest rates. This model projects the effects on net income based on factors such as changes in interest rates, the shape of the yield curve and interest rate relationships. As seen in the Earnings Simulation Model Projections on page 26, within a one-year horizon, the model forecasts that, compared to the net interest income projection under stable rates, net interest income would increase by 1.6% and 3.0% if interest rates increased by 100 and 200 basis points, respectively, and that net interest income would decrease by 2.2% if interest rates decreased by 50 basis points. Given the current low level of interest rates, Bankshares is limiting its modeling to the 50 basis point decline in future interest rates. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

     From an interest rate risk standpoint, Bankshares is asset sensitive, with assets repricing more quickly than liabilities

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

INTEREST RATE SENSITIVITY ANALYSIS (STATIC GAP)
Low/Falling Interest Rate Scenario

                                                                            At December 31, 2002
                                              ------------------------------------------------------------------------------
                                                              Over                      Over          Over
                                                            3 months      1 year       1 year     5 years and
                                                Within       through    cumulative     through    nonsensitive
(Dollars in thousands)                         3 months      1 year        total       5 years       funds          Total
----------------------                        ----------   ----------   ----------   ----------   ------------   -----------
EARNING ASSETS
Loans ......................................  $3,887,370   $  870,217   $4,757,587   $2,009,477    $  544,963    $ 7,312,027
Investment securities (1) ..................     229,056      442,285      671,341    1,632,614       260,986      2,564,941
Other earning assets .......................     264,293           --      264,293           --            --        264,293
                                              ----------   ----------   ----------   ----------    ----------    -----------
      Total earning assets .................   4,380,719    1,312,502    5,693,221    3,642,091       805,949     10,141,261
                                              ----------   ----------   ----------   ----------    ----------    -----------

INTEREST-BEARING LIABILITIES
Managed-rate deposits (2)
   Savings .................................     201,764           --      201,764      807,055            --      1,008,819
   Checking plus interest ..................     154,192           --      154,192      873,756            --      1,027,948
   Money market ............................     348,284           --      348,284      941,657            --      1,289,941
Time deposits ..............................     882,783    1,069,080    1,951,863      882,873        12,751      2,847,487
Short-term borrowings ......................     823,385           --      823,385           --            --        823,385
Long-term debt .............................     199,641        8,400      208,041       42,500        36,673        287,214
                                              ----------   ----------   ----------   ----------    ----------    -----------
      Total interest-bearing liabilities ...   2,610,049    1,077,480    3,687,529    3,547,841        49,424    $ 7,284,794
                                              ----------   ----------   ----------   ----------    ----------    -----------
Gap ........................................  $1,770,670   $  235,022   $2,005,692   $   94,250    $  756,525
                                              ==========   ==========   ==========   ==========    ==========
Cumulative gap .............................  $1,770,670   $2,005,692                $2,099,942    $2,856,467
                                              ==========   ==========                ==========    ==========
Cumulative gap as a percent of
   earning assets ..........................       17.46%       19.78%       19.78%       20.71%        28.17%
                                              ==========   ==========   ==========   ==========    ==========
Cumulative rate sensitive assets/
   cumulative rate sensitive liabilities ...      167.84%      154.39%      154.39%      129.02%       139.21%
                                              ==========   ==========   ==========   ==========    ==========

(1)  Includes interest-bearing deposits in other banks.

(2) Reflects behavior experience in a declining rate environment, which often differs from legal withdrawal provisions.

LOAN MATURITY SCHEDULE

The following table illustrates loan diversity by maturity distribution for commercial and construction loans as of December 31, 2002.

                                             Maturing
                         -------------------------------------------------
                                        Over 1
                            1 year      through      Over 5
(Dollars in thousands)     or less      5 years       years       Total
----------------------   ----------   ----------   ----------   ----------
Commercial ...........   $1,157,969   $1,816,427   $1,445,047   $4,419,443
Construction .........      268,033      360,805      182,147      810,985
                         ----------   ----------   ----------   ----------
   Total .............   $1,426,002   $2,177,232   $1,627,194   $5,230,428
                         ==========   ==========   ==========   ==========

Of the $3,804,426,000 loans maturing after one year, $1,745,392,000, or 45.9%, have fixed interest rates and $2,059,034,000, or 54.1%, have variable interest rates.

           [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

EARNINGS SIMULATION MODEL PROJECTIONS

The following table summarizes the effect a positive 100 and 200 basis point change and a negative 50 basis point change in interest rates would have on Bankshares' net interest income over the next 12 months.

                                        Calculated increase/(decrease) in
                                          projected net interest income
                                        ---------------------------------
                                               As of December 31,
Change in interest rates                       ------------------
     (basis points)                               2002    2001
------------------------                          ----    ----
          +200                                     3.0%    2.2%
          +100                                     1.6%    1.2%
           -50                                    (2.2)%  (1.7)%

in response to rate changes. The Federal Reserve's 525 basis point reduction in short-term interest rates over the two-year period ended December 31, 2002, continued to compress the net interest margin. Beginning in 2001, management started taking actions aimed at reducing the magnitude of Bankshares' risk to further interest rate reductions or the compression in spreads from a sustained low interest rate environment. These actions included expanding and repositioning the investment portfolio and adding an indexed money market account. This product is more rate sensitive than the traditional money market product. Management took advantage of the lower rate environment to secure long-term funding through the issuance in November 2001 of $200 million in senior notes at MSD&T. The senior notes carried a fixed rate of 5.70%, which was swapped to a floating rate as a fair value hedge. This resulted in an increase in the amount of liabilities that reprice within the three-month time frame. Management will continue to pursue any combination of these strategies as long as interest rates remain low and the economy and customer borrowing needs remain subdued. Despite these efforts, the increase in sensitivity from that reported at December 31, 2001, is a function of the current low rate environment. It reflects the inability to reduce rates on managed deposits to match a drop in interest rates.

     At times, Bankshares' efforts to mitigate its exposure to changes in interest rates have resulted in loan pricing policies that have not coincided with its commercial customers' preferences. As a result, MSD&T entered into a master agreement with another bank for the purpose of making interest rate swaps and similar interest rate protection arrangements in connection with commercial loans made to MSD&T's customers. This arrangement enables MSD&T's customers to eliminate potential volatility of interest rates and associated risks. MSD&T will only enter into specific interest rate protection arrangements under the master agreement with respect to which it has approved a corresponding credit facility with the customer, and as to which the customer is entering into a corresponding interest rate protection arrangement with MSD&T. Management does not anticipate that these arrangements will expose Bankshares to any risk beyond the normal credit risks undertaken with any lending arrangement. As of December 31, 2002, one customer had entered into such an arrangement. This swap agreement has not had a material impact on the financial performance of Bankshares. Management anticipates that should interest rates reverse course and begin to rise, customer interest in this availability will increase. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.

Market Risk

Market risk is defined as the constraints imposed by lower market values of assets and liabilities as interest rates and equity markets fluctuate. Changes in market values also impact the fee income earned by the Investment and Wealth Management Division, where a significant portion of the fee schedule is tied to current asset values under management or administration. Bankshares has designated substantially all of its investment portfolio as "available for sale" and in accordance with financial reporting standards, this portfolio is reported at fair value. Changes in fair value, net of tax, are reflected as a component of shareholders' equity. Bankshares' maintenance of capital ratios well above regulatory requirements (see Capital Resources and Adequacy) provides management with the flexibility to utilize the available-for-sale portfolio for liquidity and interest rate risk management needs, even during a period when valuations are depressed. Market risk is also mitigated by maintaining a fairly short duration in the portfolio.

Liquidity Risk

Liquidity risk is the possibility that Bankshares will not be able to fund present and future financial obligations. The objective of liquidity management is to maintain the ability to meet commitments to fund loans, purchase securities and repay deposits and other liabilities in accordance with their terms. Core deposits and the available-for-sale investment portfolio are key elements in meeting this objective. For the year ended December 31, 2002, core deposits, total deposits less certificates of deposit - $100,000 and over, averaged $6,552,063,000. This represents an 11.0% increase over the $5,903,101,000 average balance for 2001. The percentage of average loans funded by core deposits improved to 92.4% in 2002 from 86.4% in 2001. Although not viewed as core deposits, a substantial portion of short-term borrowings, comprised of securities sold under agreements to repurchase and commercial paper, originate from core deposit relationships tied to the overnight cash management program offered to customers.

     By limiting the maturity of securities and maintaining a conservative investment posture, management can look to the investment portfolio to help meet any short-term funding needs. U.S. Treasury and Agency securities averaged $2,089,004,000 in 2002, a 22.5% increase from the

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES average of $1,705,543,000 the prior year. These securities provide the greatest liquidity and represented 21.7% of average earning assets for 2002, compared to 19.4% in 2001. In addition to these sources, Bankshares has access to national markets for certificates of deposit, commercial paper and debt financing. Should it need to supplement further its liquidity, Bankshares has $1,397,000,000 in lines with the Federal Home Loan Bank and back-up commercial paper lines of $40,000,000 with commercial banks.

Capital Resources and Adequacy

Maintenance of exceptional capital strength has long been a guiding principle of Bankshares. Ample capital is necessary to sustain growth, to provide a measure of protection against unanticipated declines in asset values and to safeguard the funds of depositors. Capital also provides a source of funds to meet loan demand and enables Bankshares to manage its assets and liabilities effectively.

     Shareholders' equity increased 7.7% to $1,324,358,000 at year-end 2002 from $1,230,206,000 at year-end 2001. The increase can be attributed to earnings growth offset by a repurchase of 1,384,200 shares and increased cash dividend payments. The share repurchase plan is discussed in more detail in the next paragraph. In 2001, shareholders' equity increased 4.8% from $1,173,301,000 in 2000. The increase in 2001 was a result of earnings growth offset by a repurchase of 1,594,500 shares and increased cash dividend payments. Reflecting a steady increase, book value per share was $19.24,$17.63 and $16.50 at December 31, 2002, 2001 and 2000, respectively. The ratio of average equity to average assets was 12.43% in 2002, compared to 12.97% in 2001 and 12.70% in 2000, ranking Bankshares among the most strongly capitalized banks in the industry each year. Excluding goodwill, average tangible equity to average tangible assets was 11.53% in 2002, 11.97% for 2001 and 12.02% for 2000. The ratio in
2002 was lower than in 2001 due to growth in assets, the share repurchase plan and higher cash dividends, as previously discussed.

     While maintaining exceptional capital strength and financing growth of the Corporation, Bankshares also has been pursuing a share repurchase program. Through December 2002, the Board of Directors authorized the repurchase of up to 16,000,000 shares with 14,518,200 shares of common stock repurchased under these programs. At December 31, 2002, remaining authorization to purchase common stock was 1,481,800 shares. The share repurchase program has supported management's strategy to enhance shareholder value. Management has repurchased shares and returned capital to shareholders in the form of dividends during periods when capital accumulates at a rate in excess of that required to support the growth of earning assets. See Footnote No.9 and the Statement of Changes in Consolidated Shareholders' Equity on page 35 for details related to the share repurchase program.

     Various bank regulatory agencies have implemented stringent capital guidelines, which are directly related to a bank's risk-based capital ratios. By regulatory definition, a well-capitalized institution, such as Bankshares, faces fewer regulatory constraints on its operations than institutions classified at the other end of the spectrum as critically undercapitalized. For instance, only well-capitalized banks can accept brokered deposits without regulatory approval in advance. In addition, FDIC deposit insurance premium rates are significantly lower for banks with higher capital levels, as compared to poorly capitalized banks. The Risk-Based Capital Ratios graph below shows that

                                    [CHART]

                                   Bar Chart

RISK-BASED CAPITAL RATIOS*
--------------------------------------------------------------------------------
Regulatory Tier I Minimum: 4%
*Tier I and Tier II equity as percentages of risk-adjusted total assets at December 31.

                   1998     1999    2000     2001    2002
                   ----     ----    ----     ----    ----
Tier II             1.4%     1.3%    1.3%     1.3%    1.3%
Tier I             17.9%    16.5%   15.8%    15.4%   15.0%

                                    [CHART]

                                   Bar Chart

DIVIDENDS PER SHARE
--------------------------------------------------------------------------------
Five-Year Compound Growth Rate: 8.9%

1998    1999     2000     2001     2002
----    ----    -----    -----    -----
$.86    $.94    $1.02    $1.10    $1.18

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

DIVIDENDS
                                  2002                    2001
                         ---------------------   ---------------------
Quarter                  4th   3rd   2nd   1st   4th   3rd   2nd   1st
----------------------   ---   ---   ---   ---   ---   ---   ---   ---
Common dividends .....   .30   .30   .30   .28   .28   .28   .28   .26

Bankshares has paid quarterly cash dividends on its common stock since September 1970 when such stock was first issued. Bankshares intends to consider quarterly payment of dividends on its common stock, but such payment is necessarily dependent on many factors, including the future earnings and financial requirements of Bankshares and its affiliates.

RECENT COMMON STOCK PRICES

Market Prices*

                                2002                            2001
                   -----------------------------   -----------------------------
Quarter             4th     3rd     2nd     1st     4th     3rd     2nd     1st
----------------   -----   -----   -----   -----   -----   -----   -----   -----
High ...........   40.39   41.40   44.80   45.36   43.41   43.94   40.10   44.50
Low ............   32.60   32.07   38.89   41.80   35.60   35.73   35.44   33.63

* The stock of Mercantile Bankshares Corporation is traded on the Nasdaq National Market under the symbol MRBK. The quotations represent actual transactions.

As of February 28, 2003, there were 9,166 shareholders of record.

Bankshares has maintained capital levels well in excess of the regulatory minimum over each of the last five years. For a further discussion of the regulatory capital requirements that apply to Bankshares, see Footnote No.9. Bank regulatory agencies also impose certain restrictions on transactions among and between subsidiaries of bank holding companies, including extensions of credit, transfers of assets and payments of dividends. Historically, the dividend restrictions have not limited dividend payments at Bankshares, and it is not anticipated that they will have a constraining effect in the future. In addition to dividend restrictions, capital requirements are also affected by off-balance sheet risks. These include such items as letters of credit and commitments to extend credit. Refer to Footnote No.8 for information regarding Bankshares' commitments.

Dividends

For the 26th consecutive year, the annual dividend paid on common stock exceeded the prior year's level. Effective with the June 2002 dividend, the quarterly cash dividend was increased 7.1% to $.30 from $.28 per share. Over the last five years, dividends have increased at a compound growth rate of 8.9%. Management will periodically evaluate the dividend rate in light of Bankshares' capital strength, profitability and conditions prevailing in the economy in general and the banking industry in particular. The annual dividends paid per common share were $1.18 in 2002, $1.10 in 2001 and $1.02 in 2000. Total cash dividends paid were $81,909,000 in 2002, $77,597,000 in 2001 and $70,641,000 in 2000. The chart above presents quarterly dividends paid over the last two years.

Commitments

Commitments for 2003 include budgeted requests for approximately $20,100,000 of capital expenditures spread relatively evenly between improvements to existing banking offices and replacement of furniture, equipment and technology. While these items have been included in the budget for 2003, they are subject to a review and approval process prior to funding. For further information on commitments, see Footnotes No.4 and 8.

Recent FASB Pronouncements

SFAS No.145, Rescission of Financial Accounting Standards Board (FASB) Statements No.4, 44 and 64, Amendment of FASB Statement No.13 and Technical Corrections, was issued in April 2002. This Statement rescinds FASB Statement No.4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement and FASB Statement No.64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No.44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No.13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. This Statement is effective for financial statements issued on or after May 15, 2002. SFAS No.145 did not have a material effect on Bankshares' financial statements.

     SFAS No.146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No.94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. SFAS No.146 is not expected to have a material effect on Bankshares' financial statements.

     SFAS No.147, Acquisitions of Certain Financial Institutions-an Amendment of FASB Statements No.72 and 144 and FASB Interpretation No.9, was issued in October 2002. This Statement amends certain aspects of FASB Statement No.72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No.9 by removing acquisitions of financial institutions from the scope of this Statement and this Interpretation, and requires that those transactions be accounted for in accordance with FASB Statements No.141, Business Combinations, and No.142, Goodwill and Other Intangible Assets. This Statement is effective for acquisitions on or after October 1, 2002. This Statement has minimal impact on Bankshares since all recent acquisitions have followed purchase accounting, in accordance with SFAS No.141, and SFAS No.142 was adopted at the beginning of 2002.

     SFAS No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No.123, was issued in December
2002. This Statement amends FASB Statement No.123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No.123 to require prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to Statement No. 123 shall be effective for financial statements for fiscal years ending after December 15, 2002. This Statement has minimal impact on Bankshares since the fair value based method of accounting for stock-based employee compensation was adopted in 1995.

     In November 2002, the FASB issued FASB Interpretation (FIN) No.45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others, an interpretation of FASB Statements No.5, 57 and 107, and rescission of FASB Interpretation No.34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN No.45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. FIN No.45 is not expected to have a material effect on Bankshares' financial statements.

     In January 2003, the FASB issued FIN No.46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No.51. FIN No.46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No.46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No.46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. Management has not identified any variable interest entities that would qualify for consolidation but continues to review its investments in nonconsolidated entities to determine whether the disclosure provisions of this FIN will be applicable after the effective date. FIN No.46 is not expected to have a material effect on Bankshares' financial statements.

Cautionary Statement

This annual report contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this report and the underlying management assumptions. These "forward-looking statements" include such words as "believes," "expects," "anticipates," "intends" and similar expressions. Forward-looking statements appear in the Letter to Shareholders, the Review of Services, Management's Statement of Responsibility and in this Management's Discussion concerning matters such as identification of trends, loan growth, customer borrowing trends, business strategies and services, geopolitical uncertainties, conditions in the market for acquisitions, performance and prospects (including margins) of the IWM division, continuation or development of specified lending and other activities, credit quality, predictions or assessments related to determination and adequacy of loan loss allowances, monitored loans, internal controls, tax accounting, importance and effects of capital levels, effects of asset sensitivity and interest rates, earnings simulation model projections, efforts to mitigate market and liquidity risks, dividend payments and impact of FASB pronouncements. These statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this report.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Management's Statement of Responsibility

Management of Mercantile Bankshares Corporation (Bankshares) is responsible for the preparation and fair presentation of the financial statements and other financial information contained in this report. The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements.

     Management understands and recognizes the importance of safeguarding Bankshares' assets. In connection with this, management believes that Bankshares maintains a system of internal controls that is adequate to ensure that transactions are properly authorized, that its assets are safeguarded against unauthorized acquisition, use or disposition, and that its financial records are reliable. Bankshares maintains systems of controls that it believes are reasonably designed to provide management with timely and accurate information about Bankshares' operations. The system of internal controls includes, but is not limited to, maintaining internal audit, legal and compliance departments, establishing formal written policies, procedures and codes of conduct, training personnel and segregating key duties and functions, where appropriate.

     The Audit Committee of the Board of Directors participates in reviewing the adequacy of the system of internal controls and financial reporting. The Audit Committee consists of directors who are independent from Bankshares. They meet regularly with management, the internal auditors and the independent accountants to review the scope of their work and findings.

     There are inherent limitations in the effectiveness of any system of internal controls, including the possibility of human error and circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal controls may vary over time.

     The independent accounting firm of PricewaterhouseCoopers LLP (PwC) has performed an audit of Bankshares' financial statements. As part of the audit, management believes it has made available to PwC all of the financial records, related data and minutes of shareholders' and directors' meetings that PwC believed were necessary in order to render their independent audit report. As part of its audit, PwC obtains specific representations from management of Bankshares. Management believes that all representations made to PwC during its audit were valid and accurate. A copy of the independent accountants' audit report follows.


/s/ Ned Kelly
---------------------------------------
Edward J. Kelly III
President and Chief Executive Officer


/s/ Terry L. Troupe
---------------------------------------
Terry L. Troupe
Chief Financial Officer

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Report of Independent Accountants

To the Board of Directors and
Shareholders of Mercantile Bankshares Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 28, 2003
(Except with respect to Footnote No.22, as to which the date is March 14, 2003)

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Consolidated Balance Sheets

DECEMBER 31,
(Dollars in thousands, except per share data)                                        2002          2001
-------------------------------------------------------------------------------   -----------   ----------
ASSETS
Cash and due from banks........................................................   $   281,130   $  290,177
Interest-bearing deposits in other banks.......................................           358          357
Federal funds sold.............................................................       264,293       23,813
                                                                                  -----------   ----------
      Cash and cash equivalents................................................       545,781      314,347
                                                                                  -----------   ----------

Investment securities held-to-maturity (1),(2).................................        53,391       52,269
Investment securities available-for-sale (1),(2)...............................     2,511,192    2,288,694

Loans held-for-sale (1)........................................................            --      137,950

Loans (3)......................................................................     7,312,027    6,906,246
Less: allowance for loan losses (1),(3)........................................      (138,601)    (141,463)
                                                                                  -----------   ----------
      Loans, net...............................................................     7,173,426    6,764,783
                                                                                  -----------   ----------

Bank premises and equipment, net (1),(4).......................................       102,428      101,295
Other real estate owned, net (1)...............................................           132          181
Goodwill, net (1)..............................................................       102,705      102,705
Other intangible assets, net (19)..............................................         7,530        9,319
Other assets...................................................................       293,791      157,243
                                                                                  -----------   ----------
Total..........................................................................   $10,790,376   $9,928,786
                                                                                  ===========   ==========

LIABILITIES
Deposits:
   Noninterest-bearing deposits................................................   $ 2,086,745   $1,883,878
   Interest-bearing deposits...................................................     6,174,195    5,563,494
                                                                                  -----------   ----------
      Total deposits ..........................................................     8,260,940    7,447,372
Short-term borrowings (6) .....................................................       823,385      853,278
Accrued expenses and other liabilities.........................................        94,479      128,493
Long-term debt (7).............................................................       287,214      269,437
                                                                                  -----------   ----------
      Total liabilities........................................................     9,466,018    8,698,580
                                                                                  -----------   ----------

COMMITMENTS AND CONTINGENCIES (4),(8)

SHAREHOLDERS' EQUITY (9)
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding--None
Common stock, $2 par value; authorized 130,000,000 shares; issued shares -
   68,836,092 (2002) and 69,775,710 (2001); restricted shares - 76,250 (2002)
   and None (2001).............................................................       137,672      139,551
Capital surplus................................................................       120,577      159,947
Retained earnings..............................................................     1,010,248      904,479
Accumulated other comprehensive income (loss)..................................        55,861       26,229
                                                                                  -----------   ----------
      Total shareholders' equity...............................................     1,324,358    1,230,206
                                                                                  -----------   ----------
Total..........................................................................   $10,790,376   $9,928,786
                                                                                  ===========   ==========

See notes to consolidated financial statements.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Statement of Consolidated Income

FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)               2002       2001       2000
-------------------------------------------------------   --------   --------   --------
INTEREST INCOME
Interest and fees on loans (1) ........................   $468,298   $543,020   $547,942
                                                          --------   --------   --------

Interest and dividends on investment securities:
   Taxable interest income ............................     97,603     93,465     92,376
   Tax-exempt interest income .........................      1,895      1,993      1,257
   Dividends ..........................................      1,055      1,283      1,359
   Other investment income ............................     12,307      3,797      1,695
                                                          --------   --------   --------
                                                           112,860    100,538     96,687
                                                          --------   --------   --------
Other interest income .................................      5,228      6,208      1,866
                                                          --------   --------   --------
      Total interest income ...........................    586,386    649,766    646,495
                                                          --------   --------   --------

INTEREST EXPENSE
Interest on deposits (5) ..............................    122,569    199,703    182,448
Interest on short-term borrowings .....................     11,259     25,120     48,711
Interest on long-term debt ............................     10,754      6,702      5,951
                                                          --------   --------   --------
      Total interest expense ..........................    144,582    231,525    237,110
                                                          --------   --------   --------

NET INTEREST INCOME ...................................    441,804    418,241    409,385
Provision for loan losses (1),(3) .....................     16,378     13,434     17,231
                                                          --------   --------   --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...    425,426    404,807    392,154
                                                          --------   --------   --------

NONINTEREST INCOME
Investment and wealth management (1) ..................     68,435     69,331     69,850
Service charges on deposit accounts ...................     31,454     28,085     24,346
Mortgage banking related fees .........................      9,945     12,582      3,106
Investment securities gains and (losses) (2) ..........        846      4,248         69
Other income ..........................................     33,070     31,244     28,170
                                                          --------   --------   --------
      Total noninterest income ........................    143,750    145,490    125,541
                                                          --------   --------   --------

NONINTEREST EXPENSES
Salaries ..............................................    131,139    123,230    114,077
Employee benefits (12) ................................     32,171     29,175     25,292
Stock-based compensation expense ......................      1,690       (119)     2,273
Net occupancy expense of bank premises (1),(4) ........     15,904     14,440     12,019
Furniture and equipment expenses (1),(4) ..............     24,464     24,008     22,588
Communications and supplies ...........................     13,375     13,086     12,212
Amortization of goodwill ..............................         --      9,072      5,213
Other expenses ........................................     53,865     51,067     49,831
                                                          --------   --------   --------
      Total noninterest expenses ......................    272,608    263,959    243,505
                                                          --------   --------   --------
         Income before income taxes ...................    296,568    286,338    274,190
         Applicable income taxes (1),(10) .............    106,330    105,043     98,960
                                                          --------   --------   --------
            NET INCOME ................................   $190,238   $181,295   $175,230
                                                          ========   ========   ========

NET INCOME PER SHARE OF COMMON STOCK (9):
   BASIC ..............................................   $   2.74   $   2.57   $   2.53
   DILUTED ............................................   $   2.72   $   2.55   $   2.51

See notes to consolidated financial statements.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Statement of Consolidated Cash Flows
Increase (decrease) in cash and cash equivalents

FOR THE YEARS ENDED DECEMBER 31,

(Dollars in thousands)                                                            2002         2001         2000
----------------------------------------------------------------------------   ---------   -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................................   $ 190,238   $   181,295   $ 175,230
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Provision for loan losses ............................................      16,378        13,434      17,231
      Depreciation and amortization ........................................      13,071        12,456      11,000
      Amortization of goodwill .............................................          --         9,072       5,213
      Amortization of other intangible assets ..............................       1,972         2,082       1,349
      Provision for deferred taxes (benefit) ...............................      11,093        14,723       1,671
      Investment securities (gains) and losses .............................        (846)       (4,248)        (69)
      Write-downs of investment in private equity funds ....................       2,167         1,063         807
      Write-downs of other real estate owned ...............................          54            50          27
      Write-downs of buildings .............................................          --            --         350
      Gains on sales of other real estate owned ............................         (51)         (272)       (615)
      Gains on sales of buildings ..........................................        (456)         (801)         --
   Net (increase) decrease in assets:
      Interest receivable ..................................................       1,792         1,039      (5,100)
      Other receivables ....................................................        (678)          902       1,439
      Other assets .........................................................     (17,306)      (20,434)     (6,605)
      Loans held-for-sale ..................................................     137,950      (131,355)        217
   Net increase (decrease) in liabilities:
      Interest payable .....................................................      (8,637)       (2,257)      8,736
      Accrued expenses .....................................................      (5,221)       (1,305)      4,610
      Taxes payable ........................................................      (5,896)       19,438       2,300
                                                                               ---------   -----------   ---------
         Net cash provided by operating activities .........................     335,624        94,882     217,791
                                                                               ---------   -----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity .........       3,553         3,870       8,074
Proceeds from maturities of investment securities available-for-sale........     568,491       642,747     553,602
Proceeds from sales of investment securities available-for-sale ............      79,293         4,248         700
Purchases of investment securities held-to-maturity ........................      (4,425)       (5,386)    (13,386)
Purchases of investment securities available-for-sale ......................    (822,769)   (1,237,534)   (352,886)
Net increase in customer loans .............................................    (425,202)     (224,062)   (701,810)
Proceeds from sales of other real estate owned .............................         227         1,573       2,215
Capital expenditures .......................................................     (14,723)      (12,828)    (12,597)
Proceeds from sales of buildings ...........................................         975         2,047          --
Acquisition of commercial mortgage company .................................          --        (7,000)         --
Purchase of bank-owned life insurance ......................................     (50,000)           --          --
Cash from acquired banks ...................................................          --            --      19,530
Other investing activity ...................................................     (87,906)       (1,476)     (4,281)
                                                                               ---------   -----------   ---------
         Net cash used in investing activities .............................    (752,486)     (833,801)   (500,839)
                                                                               ---------   -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing deposits ....................     202,867       290,375     130,798
Net increase (decrease) in checking plus interest and savings accounts .....     608,722       357,833     (55,175)
Net increase (decrease) in certificates of deposit .........................       1,978         2,623     452,245
Net increase (decrease) in short-term borrowings ...........................     (29,893)       71,810     (81,682)
Proceeds from issuance of long-term debt ...................................          --       200,000          --
Repayment of long-term debt ................................................      (8,300)       (8,347)    (15,136)
Proceeds from issuance of shares ...........................................       8,784         7,396       7,137
Repurchase of common shares ................................................     (53,953)      (65,572)    (37,109)
Dividends paid .............................................................     (81,909)      (77,597)    (70,641)
                                                                               ---------   -----------   ---------
         Net cash provided by financing activities .........................     648,296       778,521     330,437
                                                                               ---------   -----------   ---------
Net increase (decrease) in cash and cash equivalents (1) ...................     231,434        39,602      47,389
Cash and cash equivalents at beginning of year .............................     314,347       274,745     227,356
                                                                               ---------   -----------   ---------
Cash and cash equivalents at end of year ...................................   $ 545,781   $   314,347   $ 274,745
                                                                               =========   ===========   =========

See notes to consolidated financial statements.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Statement of Changes in Consolidated Shareholders' Equity

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                                                                                   Accumulated
                                                                                                                    Other Com-
                                                                                 Common     Capital    Retained     prehensive
(Dollars in thousands, except per share data)                         Total      Stock      Surplus    Earnings    Income(Loss)
----------------------------------------------------------------   ----------   --------   --------   ----------   ------------
BALANCE, DECEMBER 31, 1999 .....................................   $  974,040   $137,292   $ 47,798   $  796,192     $(7,242)

Net income .....................................................      175,230                            175,230
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ............       23,110                                         23,110
                                                                   ----------
Comprehensive income ...........................................      198,340
                                                                   ----------
Cash dividends paid:
   Common stock ($1.02 per share) ..............................      (70,641)                           (70,641)
Issuance of 119,195 shares for dividend
   reinvestment and stock purchase plan ........................        3,813        239      3,574
Issuance of 30,037 shares for employee stock
   purchase dividend reinvestment plan .........................          968         60        908
Issuance of 165,597 shares for employee stock option plan ......        2,356        331      2,025
Purchase of 1,223,000 shares under stock repurchase plan .......      (37,109)    (2,446)   (34,663)
Issuance of 3,361,162 shares for bank acquisitions .............      101,201      6,722     94,479
Vested stock options ...........................................          333                   333
Transfer to capital surplus ....................................           --               100,000     (100,000)
                                                                   ----------   --------   --------   ----------     -------
BALANCE, DECEMBER 31, 2000 .....................................    1,173,301    142,198    214,454      800,781      15,868

Net income .....................................................      181,295                            181,295
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ............       10,361                                         10,361
                                                                   ----------
Comprehensive income ...........................................      191,656
                                                                   ----------
Cash dividends paid:
   Common stock ($1.10 per share) ..............................      (77,597)                           (77,597)
Issuance of 108,094 shares for dividend
   reinvestment and stock purchase plan ........................        4,139        216      3,923
Issuance of 23,754 shares for employee stock
   purchase dividend reinvestment plan .........................          933         47        886
Issuance of 139,612 shares for employee stock option plan ......        2,324        279      2,045
Purchase of 1,594,500 shares under stock repurchase plan .......      (65,572)    (3,189)   (62,383)
Vested stock options ...........................................        1,022                 1,022
                                                                   ----------   --------   --------   ----------     -------
BALANCE, DECEMBER 31, 2001 .....................................    1,230,206    139,551    159,947      904,479      26,229

Net income .....................................................      190,238                            190,238
Unrealized gains (losses) on securities available-for-sale,
   net of reclassification adjustment, net of taxes ............       29,632                                         29,632
                                                                   ----------
Comprehensive income ...........................................      219,870
                                                                   ----------
Cash dividends paid:
   Common stock ($1.18 per share) ..............................      (81,909)                           (81,909)
Issuance of 107,680 shares for dividend
   reinvestment and stock purchase plan ........................        3,872        215      3,657
Issuance of 23,231 shares for employee stock
   purchase dividend reinvestment plan .........................          921         46        875
Issuance of 237,421 shares for employee stock option plan ......        3,994        475      3,519
Issuance of 76,250 shares for restricted stock awards ..........        3,430        153      3,277
Deferred compensation -- restricted stock awards ...............       (2,560)                            (2,560)
Purchase of 1,384,200 shares under stock repurchase plan .......      (53,953)    (2,768)   (51,185)
Vested stock options (13) ......................................          487                   487
                                                                   ----------   --------   --------   ----------     -------
BALANCE, DECEMBER 31, 2002(9) ..................................   $1,324,358   $137,672   $120,577   $1,010,248     $55,861
                                                                   ==========   ========   ========   ==========     =======

See notes to consolidated financial statements.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

 Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation

The consolidated financial statements, which include the accounts of Mercantile Bankshares Corporation (Bankshares) and all of its affiliates, are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practice within the banking industry. All significant intercompany transactions have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform with current period presentation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the disclosure of revenues and expenses during the reporting period. These estimates and assumptions, such as the accounting for loan losses, depreciation and pension obligations, are based on information available as of the date of the financial statements and could differ from actual results.

     Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Bankshares or its affiliates. Acquisitions accounted for as purchases are included in the financial statements from the respective dates of affiliation.

B. Securities

Investment securities consist mainly of U.S. Government securities. Investments are classified as either "held-to-maturity" or "available-for-sale". Investment securities classified as "held-to-maturity" are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities classified as "available-for-sale" are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes. These securities are carried at fair value, and any unrealized appreciation or depreciation in the market value of available-for-sale securities is reported as accumulated other comprehensive income, a separate component of shareholders' equity, net of applicable taxes. Amortized cost is used to compute gains or losses on the sales of securities, which are reported in the Statement of Consolidated Income.

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

     Under Statements of Financial Accounting Standards (SFAS) Nos. 114 and
118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired, based on current information and events, if it is probable that Bankshares will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgment, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g., residential mortgages and consumer installment loans). The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. A majority of Bankshares' impaired loans are measured by reference to the fair value of the collateral. Accrued interest on impaired loans is reversed and is recognized on the cash basis.

D. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb inherent losses in the loan portfolio. Management's assessment includes the systematic evaluation of several factors: current economic conditions and their impact on specific borrowers and industry groups; the level of classified and nonperforming loans; the historical loss experience by loan type; the results of regulatory examinations; and, in specific cases, the estimated value of underlying collateral. The assessments of economic conditions, results of regulatory examinations and other risk elements are determined primarily by management at each affiliate and reviewed by Bankshares.

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

H. Goodwill and Intangible Assets

Goodwill is the excess of the cost of Bankshares' investment over its equity in the net assets of purchased acquisitions. Amortization of goodwill was discontinued in 2002, in accordance with SFAS No. 142, which requires that goodwill be reviewed at least annually for impairment. Prior to 2002, goodwill was being amortized on a straight-line basis over a 15-year period from the respective acquisition dates. Accumulated amortization amounted to $39,781,000 at December 31, 2002 and 2001.

     Intangible assets consist mainly of deposit intangibles which are being amortized on a straight-line basis over 7.5 years. Accumulated amortization for total intangible assets was $7,909,000 and $6,326,000 at year-end 2002 and 2001, respectively. These assets are reviewed annually for impairment.

I. Stock Options and Restricted Stock Awards

Bankshares' stock-based compensation plans are accounted for in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under this standard, compensation cost for options is determined based on the fair value of each option and the number of options that are granted and expected to vest. Compensation expense for restricted stock awards is based on the closing market value of Bankshares stock on the date an award is granted.

J. Income Taxes

Deferred income taxes are calculated by applying enacted statutory tax rates to temporary differences consisting of all significant items which are reported for tax purposes in different years than for accounting purposes.

K. Earnings Per Share

Basic and diluted earnings per share (EPS) amounts are computed in accordance with the provisions of SFAS No. 128, Earnings Per Share. Basic EPS is computed by dividing income available to common shareholders by weighted average common shares outstanding during the period. Diluted EPS is computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options and restricted stock awards.

L. Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one-day periods; securities purchased/sold under resale agreements are purchased/sold for periods of one to sixty days.

M. Derivatives and Hedging Activities

Derivatives are recognized on the balance sheet at their fair value. Bankshares has only entered into derivative contracts that are classified as interest rate swaps. On the date that the derivative contracts were entered into, they were designated as a hedge of the fair value of a recognized asset or liability. Changes in the fair value of a derivative that is highly effective as a fair-value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded in current period earnings.

     The relationship between hedging instruments and hedged items is formally documented, as well as the risk management objective and strategy for undertaking the hedge transactions. This process includes linking the fair-value hedges to specific assets and liabilities on the balance sheet. Both at inception and on an ongoing basis, an assessment is made as to whether the derivatives used in hedging transactions have been highly effective in offsetting changes in the fair value of hedged items, and whether those derivatives may be expected to remain highly effective in future periods.

N. Third-Party Private Equity Investments

Bankshares invests funds in third-party private equity investments. These investments are included in other assets and are carried at the lower of cost or fair value. Bankshares' proportionate share of income or loss is included in other income.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

2. INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31,2002 and 2001 were as follows:

                                                        2002                                            2001
                                   ----------------------------------------------  ----------------------------------------------
                                                 Gross       Gross                               Gross       Gross
                                    Amortized  Unrealized  Unrealized     Fair     Amortized   Unrealized  Unrealized     Fair
(Dollars in thousands)                Cost       Gains       Losses       Value       Cost       Gains       Losses       Value
--------------------------------   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Securities held-to-maturity
   States and political
      subdivisions..............   $   38,299    $ 2,852      $  1     $   41,150  $   38,815    $ 1,361     $     4   $   40,172
   Other investments ...........       15,092         --        --         15,092      13,454         --          --       13,454
                                   ----------    -------      ----     ----------  ----------    -------     --------  ----------
      Total ....................   $   53,391    $ 2,852      $  1     $   56,242  $   52,269    $ 1,361     $     4   $   53,626
                                   ==========    =======      ====     ==========  ==========    =======     ========  ==========
Securities available-for-sale
   U.S. Treasury ...............   $1,375,703    $46,187      $ --     $1,421,890  $1,530,808    $31,700     $ 5,902   $1,556,606
   U.S. Government agencies ....      695,970     31,659         2        727,627     498,874     15,111       3,601      510,384
   States and political
      subdivisions .............          549         28        --            577         649         18          --          667
   Other bonds, notes and
      debentures ...............      344,266      6,817       149        350,934     210,104      1,653       5,033      206,724
                                   ----------    -------      ----     ----------  ----------    -------     --------  ----------
      Total bonds ..............    2,416,488     84,691       151      2,501,028   2,240,435     48,482      14,536    2,274,381
   Other investments ...........        5,222      4,942        --         10,164       5,441      8,872          --       14,313
                                   ----------    -------      ----     ----------  ----------    -------     --------  ----------
      Total ....................   $2,421,710    $89,633      $151     $2,511,192  $2,245,876    $57,354     $14,536   $2,288,694
                                   ==========    =======      ====     ==========  ==========    =======     ========  ==========

The amortized cost and fair value of the bond investment portfolio by contractual maturity at December 31, 2002 and 2001 are shown below:

                                            2002                     2001
                                   -----------------------   -----------------------
                                   Amortized      Fair        Amortized      Fair
(Dollars in thousands)                Cost        Value         Cost         Value
--------------------------------   ----------   ----------   ----------   ----------
Securities held-to-maturity
   Within 1 year ...............   $    3,568   $    3,628   $    2,432   $    2,460
   1-5 years ...................       16,103       17,142       14,530       15,090
   5-10 years ..................       10,918       11,938       12,098       12,577
   After 10 years ..............        7,710        8,442        9,755       10,045
                                   ----------   ----------   ----------   ----------
      Total ....................   $   38,299   $   41,150   $   38,815   $   40,172
                                   ==========   ==========   ==========   ==========
Securities available-for-sale
   Within 1 year ...............   $  629,085   $  639,239   $  535,231   $  543,906
   1-5 years ...................    1,571,674    1,642,515    1,546,658    1,576,431
   5-10 years ..................      215,470      219,010      158,190      153,687
   After 10 years ..............          259          264          356          357
                                   ----------   ----------   ----------   ----------
      Total ....................   $2,416,488   $2,501,028   $2,240,435   $2,274,381
                                   ==========   ==========   ==========   ==========

At December 31, 2002 and 2001, no single issue of investment securities exceeded 10% of shareholders' equity. At December 31, 2002 and 2001, securities with an amortized cost of $1,011,587,000 and $966,813,000, respectively, were pledged as collateral for certain deposits as required or permitted by law.

The gross realized gains and losses on debt and nondebt securities for 2002, 2001 and 2000 were as follows:

                                           2002                 2001                   2000
                                   -------------------   -------------------   -------------------
                                     Gross      Gross      Gross     Gross       Gross     Gross
                                   Realized   Realized   Realized   Realized   Realized   Realized
(Dollars in thousands)               Gains     Losses      Gains     Losses      Gains     Losses
--------------------------------   --------   --------   --------   --------   --------   --------
Securities available-for-sale
   Debt ........................    $    1      $679      $   --      $67         $--       $--
   Nondebt .....................     1,524        --       4,315       --          69        --
                                    ------      ----      ------      ---         ---       ---
      Total ....................    $1,525      $679      $4,315      $67         $69       $--
                                    ======      ====      ======      ===         ===       ===

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2002 and 2001 were as follows:

(Dollars in thousands)                                      2002         2001
------------------------------------------------------   ----------   ----------
Commercial ...........................................   $4,317,263   $4,048,018
Construction .........................................      810,985      652,486
Residential real estate ..............................    1,066,694    1,060,519
Consumer .............................................    1,014,905      991,341
Lease financing ......................................      102,180      153,882
                                                         ----------   ----------
   Total .............................................   $7,312,027   $6,906,246
                                                         ==========   ==========

At December 31, 2002 and 2001, $33,371,000 and $32,919,000, respectively, were considered nonaccrual loans (loans in which interest income is recognized only as collected). Interest income on nonaccrual loans that would have been recorded if accruing was $2,790,000 and $3,737,000 in 2002 and 2001, respectively. Interest income on nonaccrual loans that was recorded totaled $641,000 and $1,593,000 in 2002 and 2001, respectively. See Note 1C for an explanation of the nonaccrual loan policy.

The changes in the allowance for loan losses follow:

(Dollars in thousands)                             2002       2001       2000
----------------------------------------------   --------   --------   --------
Allowance balance at beginning of year .......   $141,463   $138,612   $117,997
Allowance of acquired banks ..................         --         --      5,868
Charge-offs ..................................    (22,221)   (13,328)    (6,206)
Recoveries ...................................      2,981      2,745      3,722
Provision for loan losses ....................     16,378     13,434     17,231
                                                 --------   --------   --------
Allowance balance at end of year .............   $138,601   $141,463   $138,612
                                                 ========   ========   ========

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 2002 and 2001 is shown below. Refer to Note 1C for an expanded discussion on impaired loans.

(Dollars in thousands)                                                               2002       2001
--------------------------------------------------------------------------------   --------   --------
Impaired loans with a specific valuation allowance .............................   $ 13,751   $ 47,963
All other impaired loans .......................................................     16,813      6,379
                                                                                   --------   --------
   Total impaired loans ........................................................   $ 30,564   $ 54,342
                                                                                   ========   ========

Specific allowance for loan losses applicable to impaired loans ................   $  5,251   $ 10,484
General allowance for loan losses applicable to other than impaired loans ......    133,350    130,979
                                                                                   --------   --------
   Total allowance for loan losses .............................................   $138,601   $141,463
                                                                                   ========   ========

Year-to-date interest income on impaired loans recorded on the cash basis ......   $    563   $    510
                                                                                   ========   ========

Year-to-date average recorded investment in impaired loans during the period ...   $ 53,777   $ 33,095
                                                                                   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2002 and 2001 consisted of the following:

(Dollars in thousands)                                       2002        2001
-------------------------------------------------------   ---------   ---------
Land ..................................................   $  21,010   $  21,120
Buildings and leasehold improvements ..................     121,180     117,364
Equipment .............................................      79,904      76,617
                                                          ---------   ---------
                                                            222,094     215,101
Accumulated depreciation and amortization .............    (119,666)   (113,806)
                                                          ---------   ---------
Bank premises and equipment, net ......................   $ 102,428   $ 101,295
                                                          =========   =========

Bankshares' bank affiliates conduct a part of their branch banking operations from leased facilities. Generally, the initial terms of the leases range from a period of 1 to 15 years. Most of the leases contain options for renewal at the fair rental value for periods of 1 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based on various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.

Total rental expense for 2002, 2001 and 2000 was:

(Dollars in thousands)                                 2002      2001      2000
--------------------------------------------------   -------   -------   -------
Bank premises* ...................................   $ 6,092   $ 5,949   $ 4,855
Equipment/software expense .......................     4,456     4,730     5,451
                                                     -------   -------   -------
   Total rental expense ..........................   $10,548   $10,679   $10,306
                                                     =======   =======   =======

*    Amounts do not reflect offset for rental income.

At December 31, 2002, the aggregate minimum rental commitments under noncancelable operating leases were as follows: 2003-$9,760,000;
2004-$6,026,000; 2005-$4,849,000; 2006-$3,757,000; 2007-$3,285,000;
thereafter-$20,535,000.

5. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 and over, which totaled $1,144,361,000 and $1,050,579,000 at December
31, 2002 and 2001, respectively. At December 31, 2002, the amount outstanding and maturity distribution of certificates of deposit issued in amounts of $100,000 and over are presented in the following table:

                                                                   Maturing
                                         -----------------------------------------------------------
                                                      Over 1    Over 2    Over 3    Over 4
                                          1 year     through   through   through   through     Over
(Dollars in thousands)         Total      or less    2 years   3 years   4 years   5 years   5 years
-------------------------   ----------   --------   --------   -------   -------   -------   -------
Certificates of deposit--
   $100,000 and over ....   $1,144,361   $837,875   $156,418   $57,424   $28,733   $61,901    $2,010
                            ==========   ========   ========   =======   =======   =======   =======

Interest on deposits for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

(Dollars in thousands)                              2002       2001       2000
-----------------------------------------------   --------   --------   --------
Savings .......................................   $  8,405   $ 12,899   $ 16,524
Checking plus interest ........................      2,908      5,255      7,500
Money market ..................................     14,223     21,839     24,338
Time--$100,000 and over .......................     34,671     62,350     51,525
Other time ....................................     62,362     97,360     82,561
                                                  --------   --------   --------
   Total interest on deposits .................   $122,569   $199,703   $182,448
                                                  ========   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

6. SHORT-TERM BORROWINGS

The following table provides selected information on Bankshares' short-term borrowings and applicable weighted average interest rates at December 31, 2002 and 2001:

                                              Year-end              During Year
                                          ---------------   --------------------------
2002 (Dollars in thousands)                Amount    Rate    Highest    Average   Rate
---------------------------------------   --------   ----   --------   --------   ----
Federal funds purchased and securities
   sold under repurchase agreements ...   $564,616    .88%  $777,798   $578,547   1.35%
Commercial paper ......................    258,769    .60    270,495    229,994   1.19
Other short-term borrowings ...........         --     --     50,000     37,397   1.90
                                          --------                     --------
      Total ...........................   $823,385    .79%             $845,938   1.33%
                                          ========   ====              ========   ====

2001 (Dollars in thousands)
---------------------------------------
Federal funds purchased and securities
   sold under repurchase agreements ...   $608,527   1.40%  $648,580   $512,784   3.40%
Commercial paper ......................    244,751   1.35    296,833    231,664   3.30
Other short-term borrowings ...........         --     --      2,500        459   6.78
                                          --------                     --------
      Total ...........................   $853,278   1.38%             $744,907   3.37%
                                          ========   ====              ========   ====

     Other short-term borrowings consist of borrowings from the Federal Home Loan Bank. During 2002 and 2001, commercial paper borrowings were partially supported by back-up lines of credit of $40,000,000. Unused lines of credit at December 31, 2002 were $40,000,000. These lines of credit are paid for annually on a fee basis of .09%.

7. LONG-TERM DEBT

Long-term debt at December 31, 2002 and 2001 consisted of the following:

(Dollars in thousands)                                        2002        2001
---------------------------------------------------------   --------   --------
5.51% Federal Home Loan Bank borrowings .................   $ 10,000   $ 10,000
5.71% Federal Home Loan Bank borrowings .................      7,500      7,500
5.70% Unsecured senior notes
   Book value ...........................................    199,641    199,620
   Interest rate swap adjustment ........................     11,673    (14,383)
                                                            --------   --------
   Adjusted balance .....................................    211,314    185,237
                                                            ========   ========
6.72% Unsecured senior notes ............................     35,000     35,000
6.80% Unsecured senior notes ............................     15,000     15,000
6.94% Unsecured senior notes ............................      8,400     16,700
                                                            --------   --------
      Total .............................................   $287,214   $269,437
                                                            ========   ========

     The 5.51% Federal Home Loan Bank borrowings are due on June 23,2008. Interest is payable quarterly, on March 23, June 23, September 23 and December 23, until maturity.

     The 5.71% Federal Home Loan Bank borrowings are due on September 28, 2004. Interest is payable quarterly, on March 28, June 28, September 28 and December 28, until maturity.

     The 5.70% senior notes are due on November 15, 2011. Interest is payable semiannually, on May 15 and November 15, until maturity. The debt has a face value of $200 million, with an unamortized discount of $359,000 based on an effective rate of 5.725%. These fixed-rate notes were converted to a floating rate through an interest rate swap. This swap was designated as a hedge of the fair value of the debt; therefore, the debt has been adjusted to reflect the change in the fair value of the swap.

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

     The annual maturities on all long-term debt over the next five years are:
2003-$8,400,000; 2004-$7,500,000; 2005-$0; 2006-$35,000,000; 2007-$0.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

8. COMMITMENTS

Bankshares is a party to financial instruments that are not reflected in the balance sheet, which include commitments to extend credit and standby letters of credit. Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Bankshares' loans outstanding. Bankshares' lending activities are concentrated in Maryland, Delaware and Virginia.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit were $2,984,302,000 at December 31, 2002 and $3,055,291,000 at December 31, 2001.

     Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $241,142,000 at December 31, 2002 and $197,546,000 at December 31, 2001.

     Bankshares has committed to invest funds in third-party private equity investments. At December 31, 2002 and 2001, $15,243,000 and $13,352,000,
respectively, remained unfunded.

9. SHAREHOLDERS' EQUITY

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.

     The Corporation has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to automatically invest their cash dividends in Bankshares stock at a price which is 5% less than the market price on the dividend payment date. Plan participants also may make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock which remain available for issuance under the Plan is 591,971 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

     The Corporation has an Employee Stock Purchase Plan. The Plan allows employees (other than executive officers of the Corporation) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment. The number of shares of common stock which remain available for issuance under the Plan is 788,564 shares. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

     The Board of Directors has approved plans authorizing the Corporation to purchase shares of its common stock. Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions. Purchased shares will be used from time to time for corporate purposes including issuance under the Corporation's dividend reinvestment plans and stock-based compensation plans. The number of shares remaining available for purchase under the plans was 1,481,828 shares at December 31, 2002.

     Pursuant to a Shareholders Protection Rights Agreement adopted in June 1999, each share of outstanding common stock carries a right, initially for the purchase of 1/1,000 of a share of preferred stock at an exercise price of $150 (subject to adjustment). The rights, which do not carry voting or dividend rights, may be redeemed by Bankshares at $.01 per right. The rights expire on September 29, 2009 unless sooner exercised, exchanged or redeemed. The rights will not become exercisable and will not trade separately from the common stock until the tenth business day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or announcement of the acquisition by a person or group of, 10% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group (acquiring person) of 10% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Bankshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or at Bankshares' discretion, preferred stock) of Bankshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right. In certain such cases, Bankshares may exchange one share of common stock (or at Bankshares' discretion, 1/1,000 of a share of preferred stock) for each right which has not become void. The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

     Cash dividends paid to the holding company (Bankshares) by its consolidated subsidiaries for the years ended 2002, 2001 and 2000 were $135,743,000, $126,933,000 and $127,270,000, respectively. The amount of dividends that Bankshares' affiliates could have paid to the holding company without approval from bank regulators at December 31, 2002 was $814,561,000.

Earnings Per Share

Basic earnings per share (EPS) is computed by dividing income available to common shareholders by weighted average common shares outstanding, which were 69,545,591 for 2002, 70,573,594 for 2001 and 69,173,173 for 2000. Diluted EPS is
computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options and restricted stock awards. The adjusted weighted average shares were 70,067,292 for 2002, 71,199,340 for 2001 and 69,718,871 for 2000. The following tables provide a reconciliation between the computation of basic EPS and diluted EPS for the years ended December 31, 2002, 2001 and 2000:

                                                                     Net     Weighted Average
2002 (In thousands, except per share data)                         Income      Common Shares     EPS
---------------------------------------------------------------   --------   ----------------   -----
Basic EPS......................................................   $190,238        69,546        $2.74
Dilutive effect of stock options and restricted stock awards...                      521
                                                                                  ------
Diluted EPS....................................................   $190,238        70,067        $2.72
                                                                                  ======

                                                                     Net     Weighted Average
2001 (In thousands, except per share data)                         Income      Common Shares     EPS
---------------------------------------------------------------   --------   ----------------   -----
Basic EPS......................................................   $181,295        70,574        $2.57
Dilutive effect of stock options and restricted stock awards...                      625
                                                                                  ------
Diluted EPS....................................................   $181,295        71,199        $2.55
                                                                                  ======

                                                                     Net     Weighted Average
2000 (In thousands, except per share data)                         Income      Common Shares     EPS
---------------------------------------------------------------   --------   ----------------   -----
Basic EPS......................................................   $175,230        69,173        $2.53
Dilutive effect of stock options and restricted stock awards...                      546
                                                                                  ------
Diluted EPS....................................................   $175,230        69,719        $2.51
                                                                                  ======

Comprehensive Income

The two major components of comprehensive income are net income and other comprehensive income. Other comprehensive income includes such items as net unrealized gains and losses on securities available-for-sale. The following table summarizes the related tax effect of unrealized gains (losses) on securities available-for-sale for each of the three years in the period ended December 31, 2002. The net amount is included in "Accumulated Other Comprehensive Income (Loss)" in the Statement of Changes in Consolidated Shareholders' Equity on page 35.

                                                2002                             2001                           2000
                                    -----------------------------   -----------------------------   -----------------------------
                                                 Tax                             Tax                            Tax
                                    Pretax    (Expense)     Net     Pretax    (Expense)     Net     Pretax    (Expense)     Net
(Dollars in thousands)              Amount     Benefit    Amount    Amount     Benefit    Amount    Amount     Benefit    Amount
---------------------------------   -------   ---------   -------   -------   ---------   -------   -------   ---------   -------
Unrealized gains (losses) on
   securities available-for-sale:
Unrealized holding gains (losses)
   arising during the period.....   $47,512   $(17,369)   $30,143   $21,601    $(8,672)   $12,929   $37,327   $(14,175)   $23,152

Reclassification adjustment
   for (gains) losses included
   in net income.................      (846)       335       (511)   (4,248)     1,680     (2,568)      (69)        27        (42)
                                    -------   --------    -------   -------    -------    -------   -------   --------    -------
      Total......................   $46,666   $(17,034)   $29,632   $17,353    $(6,992)   $10,361   $37,258   $(14,148)   $23,110
                                    =======   ========    =======   =======    =======    =======   =======   ========    =======

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Capital Adequacy

Bankshares and its bank affiliates are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Bankshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and its bank affiliates must meet specific capital guidelines that involve quantitative measures of Bankshares' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Bankshares' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Bankshares and its bank affiliates to maintain at least the minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 2002, Bankshares and its bank affiliates exceeded all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent notification from the primary regulators for each of Bankshares' affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized, a bank must maintain certain capital ratios above minimum levels, as set forth in the table below. These capital ratios include Tier I capital and total risk-based capital as percents of net risk-weighted assets and Tier I capital as a percent of adjusted average total assets (leverage ratio). There are no conditions or events since the last notifications that management believes have changed the affiliate banks' category.

     Actual capital amounts and ratios are also presented in the table below for Bankshares and Mercantile-Safe Deposit and Trust Company (MSD&T), the lead bank. No deduction from capital is required for interest rate risk.

                                                                                     Minimum Ratio to be
                                                                 Minimum Ratio     Well Capitalized Under
                                                                  for Capital       Prompt Corrective
                                                              Adequacy Purposes      Action Provisions
                                                              ------------------   ----------------------

(Dollars in thousands)             Bankshares       MSD&T     Bankshares   MSD&T   Bankshares     MSD&T
--------------------------------   -----------   ----------   ----------   -----   ----------   ---------
As of December 31, 2002
Tier I capital..................   $ 1,151,831   $  430,375
Total risk-based capital........     1,250,550      473,185
Net risk-weighted assets........     7,677,476    3,407,691
Adjusted average total assets...    10,281,071    4,246,480

Tier I capital ratio............         15.00%       12.63%     4.00%     4.00%       (1)         6.00%
Total capital ratio.............         16.29%       13.89%     8.00%     8.00%       (1)        10.00%
Leverage ratio..................         11.20%       10.13%     4.00%     4.00%       (1)         5.00%

As of December 31, 2001
Tier I capital..................   $ 1,092,262   $  379,687
Total risk-based capital........     1,185,518      418,309
Net risk-weighted assets........     7,088,939    2,982,498
Adjusted average total assets...     9,413,946    3,593,194

Tier I capital ratio............         15.41%       12.73%     4.00%     4.00%       (1)         6.00%
Total capital ratio.............         16.72%       14.03%     8.00%     8.00%       (1)        10.00%
Leverage ratio..................         11.60%       10.57%     4.00%     4.00%       (1)         5.00%

(1)  Bankshares is not subject to this requirement.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

10. INCOME TAXES

Applicable income taxes on net income for 2002, 2001 and 2000 consisted of the following:

                                      2002                           2001                         2000
                          ---------------------------   ----------------------------   --------------------------
(Dollars in thousands)    Federal    State    Total      Federal    State     Total    Federal    State    Total
-----------------------   -------   ------   --------   --------   ------   --------   -------   ------   -------
Current tax expense ...   $90,308   $4,929   $ 95,237   $ 88,436   $1,884   $ 90,320   $94,636   $2,653   $97,289
Deferred tax expense ..     9,159    1,934     11,093     12,082    2,641     14,723     1,010      661     1,671
                          -------   ------   --------   --------   ------   --------   -------   ------   -------
   Total ..............   $99,467   $6,863   $106,330   $100,518   $4,525   $105,043   $95,646   $3,314   $98,960
                          =======   ======   ========   ========   ======   ========   =======   ======   =======

Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 2002 and 2001 were as follows:

(Dollars in thousands)                                           2002      2001
------------------------------------------------------------   --------   -------
Deferred tax assets:
   Allowance for loan losses ...............................   $ 52,659   $53,867
   Accrued employee benefits ...............................         --     2,158
   Accrued other expenses ..................................         --        --
   Write-downs of other real estate owned ..................        112        90
   Deferred income .........................................     38,468    29,249
   Purchase accounting adjustment ..........................      1,017     1,017
                                                               --------   -------
      Total deferred tax assets ............................     92,256    86,381
                                                               --------   -------
Deferred tax liabilities:
   Net unrealized gains on securities available-for-sale ...     33,623    16,589
   Depreciation ............................................     70,200    57,705
   Accrued employee benefits ...............................      4,939        --
   Premium paid on purchased deposits ......................      2,125     2,765
   Prepaid items ...........................................        152       152
   Other ...................................................        196        22
                                                               --------   -------
      Total deferred tax liabilities .......................    111,235    77,233
                                                               --------   -------
      Net deferred tax assets/(liabilities) ................   $(18,979)  $ 9,148
                                                               ========   =======

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 2002 follows:

                                                      2002                2001               2000
                                               -----------------   -----------------   ----------------
                                                           % of                % of               % of
                                                          Pretax              Pretax             Pretax
(Dollars in thousands)                          Amount    Income    Amount    Income    Amount   Income
--------------------------------------------   --------   ------   --------   ------   -------   ------
Tax computed at statutory rate .............   $103,799    35.0%   $100,218    35.0%   $95,967    35.0%
Increases (decreases) in tax resulting from:
   Tax-exempt interest income ..............     (3,243)   (1.1)     (3,345)   (1.2)    (2,903)   (1.1)
   State income taxes, net of federal
      income tax benefit ...................      4,461     1.5       2,941     1.0      2,155      .8
   Nondeductible goodwill amortization .....         --      --       3,044     1.1      1,824      .7
   Other, net ..............................      1,313      .5       2,185      .8      1,917      .7
                                               --------    ----    --------    ----    -------    ----
      Actual tax expense ...................   $106,330    35.9%   $105,043    36.7%   $98,960    36.1%
                                               ========    ====    ========    ====    =======    ====

11. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors of Bankshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 2002 and 2001, loans to executive officers and directors of Bankshares and its principal affiliates, including loans to their related interests, totaled $64,306,000 and $55,369,000, respectively. During 2002, loan additions and loan deletions were $45,494,000 and $36,557,000, respectively.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

12. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Bankshares sponsors qualified and nonqualified pension plans and other postretirement benefit plans for its employees. With regard to the pension plans, there is no additional minimum pension liability required to be recognized. Included in the other postretirement benefit plans are health care and life insurance. All Bankshares affiliates have adopted the same health care and life insurance plans, except for one affiliate which has separate benefit plans. Employees were eligible for company-paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. Employees may become eligible for company-paid life insurance benefits if they qualify for retirement while working for Bankshares.

     The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for each of the two years in the period ended December 31, 2002:

                                                                       Pension Benefits
                                               --------------------------------------------------------------
                                                            2002                            2001                 Other Benefits
                                               ------------------------------  ------------------------------  ------------------
                                                             Non-                           Non-
(Dollars in thousands)                         Qualified  qualified    Total   Qualified  qualified    Total     2002      2001
---------------------------------------------  ---------  ---------  --------  ---------  ---------  --------  --------  --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year .....   $144,043   $ 4,217   $148,260   $122,965   $ 3,324   $126,289  $ 11,482  $ 10,986
Service cost ................................      4,058       390      4,448      3,650       223      3,873       182       171
Interest cost ...............................      9,731       332     10,063      9,236       243      9,479       939       872
Amendments ..................................         --        --         --      2,085        94      2,179        --        --
Actuarial (gain) loss .......................      5,213     1,074      6,287     11,465       429     11,894     1,805     1,014
Acquisition .................................         --        --         --      1,257        --      1,257        --        --
Benefits paid ...............................     (7,885)      (27)    (7,912)    (6,615)      (96)    (6,711)   (1,364)   (1,561)
                                                --------   -------   --------   --------   -------   --------  --------  --------
Benefit obligation at end of year ...........    155,160     5,986    161,146    144,043     4,217    148,260    13,044    11,482
                                                --------   -------   --------   --------   -------   --------  --------  --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
   year .....................................    155,285        --    155,285    145,212        --    145,212        --        --
Actual return on plan assets ................    (13,589)       --    (13,589)    (2,192)       --     (2,192)       --        --
Acquisition .................................         --        --         --      1,218        --      1,218        --        --
Employer contribution .......................     20,124        27     20,151     17,662        96     17,758     1,364     1,561
Plan participants' contributions ............         --        --         --         --        --         --     1,126       902
Benefits paid ...............................     (7,885)      (27)    (7,912)    (6,615)      (96)    (6,711)   (2,490)   (2,463)
                                                --------   -------   --------   --------   -------   --------  --------  --------
Fair value of plan assets at end of year ....    153,935        --    153,935    155,285        --    155,285        --        --
                                                --------   -------   --------   --------   -------   --------  --------  --------

Funded status ...............................     (1,225)   (5,986)    (7,211)    11,242    (4,217)     7,025   (13,044)  (11,482)
Unrecognized net actuarial (gain) loss ......     42,296     2,009     44,305     12,418     1,029     13,447     3,106     1,625
Unrecognized prior service cost .............      6,434       212      6,646      7,430       235      7,665        --        --
Unrecognized transition (asset)/obligation ..         --       193        193         --       292        292        --        --
                                                --------   -------   --------   --------   -------   --------  --------  --------
Prepaid (accrued) benefit cost ..............   $ 47,505   $(3,572)  $ 43,933   $ 31,090   $(2,661)  $ 28,429  $ (9,938) $ (9,857)
                                                ========   =======   ========   ========   =======   ========  ========  ========

The components of net periodic benefit cost for the pension plans for 2002, 2001 and 2000 follow:

                                                                    Pension Benefits
                                          -------------------------------------------------------------------
                                                        2002                               2001
                                          --------------------------------   --------------------------------
                                                         Non-                               Non-
(Dollars in thousands)                    Qualified   qualified     Total    Qualified   qualified     Total
---------------------------------------   ---------   ---------   --------   ---------   ---------   --------
Service cost ..........................    $  4,058     $390      $  4,448    $  3,650     $223      $  3,873
Interest cost .........................       9,731      332        10,063       9,236      243         9,479
Expected return on plan assets ........     (12,158)      --       (12,158)    (11,582)      --       (11,582)
Amortization of prior service cost ....         996       23         1,019         819       15           834
Recognized net actuarial (gain) loss ..          --       94            94          --       36            36
Amortization of transition asset ......          --       99            99        (692)      99          (593)
                                           --------     ----      --------    --------     ----      --------
Net periodic benefit cost .............    $  2,627     $938      $  3,565    $  1,431     $616      $  2,047
                                           ========     ====      ========    ========     ====      ========

                                                    Pension Benefits
                                          --------------------------------
                                                        2000
                                          --------------------------------
                                                        Non-
(Dollars in thousands)                    Qualified   qualified     Total
---------------------------------------   ---------   ---------   --------
Service cost ..........................    $  3,778     $230      $  4,008
Interest cost .........................       8,441      261         8,702
Expected return on plan assets ........     (11,631)      --       (11,631)
Amortization of prior service cost ....         819       15           834
Recognized net actuarial (gain) loss ..        (192)      48          (144)
Amortization of transition asset ......        (695)      99          (596)
                                           --------     ----      --------
Net periodic benefit cost .............    $    520     $653      $  1,173
                                           ========     ====      ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

The components of net periodic benefit cost for the other postretirement benefit plans for 2002, 2001 and 2000 follow:

                                                             Other Benefits
                                                          ----------------------
(Dollars in thousands)                                     2002     2001    2000
-------------------------------------------------------   ------   ------   ----
Service cost...........................................   $  182   $  171   $155
Interest cost..........................................      939      872    790
Expected return on plan assets.........................       --       --     --
Amortization of prior service cost.....................       --       --     --
Recognized net actuarial (gain) loss...................      324       16      3
Amortization of transition asset.......................       --       --     --
                                                          ------   ------   ----
Net periodic benefit cost..............................   $1,445   $1,059   $948
                                                          ======   ======   ====
The assumptions used in the measurement of the benefit obligation are shown in the following table:

                                               Pension Benefits   Other Benefits
                                               ----------------   --------------
As of December 31,                               2002   2001       2002   2001
--------------------------------------------     ----   ----       ----   ----
Discount rate...............................     6.50%  7.00%      6.50%  7.00%
Expected return on plan assets..............     8.00%  8.00%       N/A    N/A
Rate of compensation increase...............     4.00%  4.50%      4.00%  4.50%

For measurement purposes, a 4.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003 and assumed to remain at that level thereafter. This rate represents Bankshares' portion of the annual rate of increase. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                             1% Increase   1% Decrease
                                                             -----------   -----------
Effect on total of service and interest cost components...       $ 69         $ (55)
Effect on postretirement benefit obligation...............       $697         $(564)

13.  STOCK PLANS

Omnibus Stock Plan (1989)

The Omnibus Stock Plan adopted in 1989 permitted the grant of stock options and other stock incentives to key employees of Bankshares and its affiliates. The 1989 Plan provided for the issuance of up to 2,902,500 shares of Bankshares authorized but unissued common stock. Options outstanding were granted at market value and include both stock options which become exercisable cumulatively at the rate of 25% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Bankshares and net income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25% a year are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised. No further grants will be made under the 1989 Plan.

1999 Omnibus Stock Plan

The 1999 Omnibus Stock Plan permits the grant of stock options and other stock incentives, including restricted stock awards, to key employees of Bankshares and its affiliates. The 1999 Plan provides for the issuance of up to 3,000,000 shares of Bankshares authorized but unissued common stock. Options outstanding were granted at market value and include both performance-based and nonperformance-based options. Options become exercisable ratably over three or four years. If certain levels of earnings per share of Bankshares and net income of affiliates are not achieved, all or a portion of the performance-based options are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised. Restricted stock awards outstanding were granted at market value and vest ratably over three years or in total at the end of a specified three-year period.

The table on the next page summarizes activity under the Omnibus Stock Plan and the 1999 Omnibus Stock Plan during the three years ended December 31,2002:

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                                               Options Issued   Weighted Average
                                              and Outstanding    Exercise Price
                                              ---------------   ----------------
Balance, December 31, 1999.................      1,003,626           $15.554
Granted....................................      1,077,050            25.349
Terminated/forfeited.......................        (62,184)           25.494
Exercised..................................       (181,908)           16.130
                                                 ---------
Balance, December 31, 2000.................      1,836,584            20.904
Granted....................................        131,500            39.546
Terminated/forfeited.......................       (220,934)           27.350
Exercised..................................       (143,935)           17.311
                                                 ---------
Balance, December 31, 2001.................      1,603,215            21.868
Granted....................................        160,250            44.996
Terminated/forfeited.......................       (221,407)           25.360
Exercised..................................       (238,969)           17.587
                                                 ---------
Balance, December 31, 2002.................      1,303,089            24.903
                                                 =========
Options exercisable at December 31, 2002...        729,522            18.767
                                                 =========

The following table provides selected information on stock options outstanding and exercisable at December 31, 2002:

                               Options Outstanding                      Options Exercisable
                  -----------------------------------------------   ----------------------------
                                Weighted Average
                                   Remaining          Weighted                       Weighted
                    Number        Contractual         Average          Number        Average
Exercise Prices   Outstanding     Life (Years)     Exercise Price   Exercisable   Exercise Price
---------------   -----------   ----------------   --------------   -----------   --------------
$14.583-$18.417     469,106           2.28            $14.782         469,106        $14.782
$25.344-$35.125     594,645           7.15             25.515         256,666         25.740
$36.813-$45.170     239,338           8.89             43.224           3,750         40.107

The weighted average fair value of options granted during 2002, 2001 and 2000 was $11.10, $8.35 and $5.13, respectively. Compensation cost associated with the options granted and expected to vest for 2002, 2001 and 2000 was $1,189,000, $482,000 and $1,022,000, respectively.

     The weighted average fair value of options granted is estimated as of the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used as inputs to the Black-Scholes model for grants in 2002, 2001 and 2000, respectively:

..    Dividend yield of 2.49%, 2.71% and 3.79%

..    Volatility of 26.41%, 26.72% and 25.58%

..    Risk-free interest rate of 4.55%, 4.88% and 6.54%

..    Expected term of 5.4, 3.8 and 3.8 years

     Weighted averages are used because of varying assumed expected exercise dates. Compensation cost is determined based on the fair value of each option and the number of options that are granted and expected to vest.

     During 2002, 76,250 restricted stock awards were granted. There were no restricted stock awards granted during 2001 and 2000. Total compensation expense associated with the restricted stock awards for 2002 was $872,000 and none for 2001 and 2000. Compensation expense is recognized on a straight-line basis over a three-year vesting period.

14.  ACQUISITIONS

The following table provides information concerning acquisitions completed during the three years ended December 31, 2002. These acquisitions were accounted for as purchases. The results of operations of these acquisitions subsequent to the acquisition dates are included in Bankshares' Statements of Consolidated Income. Individually, the results of operations of these acquisitions prior to the acquisition dates were not material to Bankshares' results of operations.

                                         Common Shares    Cash     Asset                 Deposit
(Dollars in thousands)                      Issued        Paid      Size     Goodwill   Intangible
----------------------                   -------------   ------   --------   --------   ----------
Date            Acquisition
-------------   ----------------------
March 2001      Columbia National Real
                Estate Finance LLC                --     $7,000   $    200   $ 6,750      $   --
December 2000   The Bank of Fruitland      1,100,000         --    133,000    22,580       2,200
July 2000       Union National Bank        2,261,162         --    297,000    41,178       5,128

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

15. SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that management relies on for decision making and performance assessment. Bankshares has three reportable segments: its 19 Community Banks, the Banking Division of Mercantile-Safe Deposit and Trust Company (MSD&T) and the Investment and Wealth Management (IWM) Division of MSD&T. The Community Banks operate in smaller geographic areas than MSD&T, which operates in a large metropolitan area. The accounting policies of the segments are the same as those described in Footnote No. 1. However, the segment data reflect intersegment transactions and balances.

     The following tables present selected segment information for the years ended December 31, 2002, 2001 and 2000. The components in the "Other" column consist of amounts for the nonbank affiliates and intercompany eliminations. Certain expense amounts such as operations overhead have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the "Adjustments" line. Goodwill amortization charges for the Community Banks were $0, $7,851,000 and $4,367,000 for 2002, 2001 and 2000, respectively. Goodwill amortization charges for MSD&T-Banking were $0 for 2002, $1,221,000 for 2001 and $846,000 for 2000. For comparability with the current period presentation, prior period amounts have been reclassified to reflect the merger of The Sparks State Bank, previously reported under Community Banks, into MSD&T.

                                          MSD&T-      MSD&T-      Total      Community
2002 (Dollars in thousands)              Banking       IWM        MSD&T        Banks        Other        Total
-------------------------------------   ----------   --------   ----------   ----------   ---------   -----------
Net interest income .................   $  146,249   $     --   $  146,249   $  297,882   $  (2,327)  $   441,804
Provision for loan losses ...........      (11,735)        --      (11,735)      (4,643)         --       (16,378)
Noninterest income ..................       40,174     67,965      108,139       49,950     (14,339)      143,750
Noninterest expenses ................      (89,927)   (45,617)    (135,544)    (151,346)     14,282      (272,608)
Adjustments .........................       15,491     (2,219)      13,272       (8,419)     (4,853)           --
                                        ----------   --------   ----------   ----------   ---------   -----------
Income (loss) before income taxes ...      100,252     20,129      120,381      183,424      (7,237)      296,568
Income tax (expense) benefit ........      (36,160)    (8,052)     (44,212)     (63,782)      1,664      (106,330)
                                        ----------   --------   ----------   ----------   ---------   -----------
Net income (loss) ...................   $   64,092   $ 12,077   $   76,169   $  119,642   $  (5,573)  $   190,238
                                        ==========   ========   ==========   ==========   =========   ===========
Average assets ......................   $4,138,932         --   $4,138,932   $6,252,720   $(268,195)  $10,123,457
Average equity ......................      435,308         --      435,308      786,474      36,185     1,257,967

                                          MSD&T-      MSD&T-      Total      Community
2001 (Dollars in thousands)              Banking       IWM        MSD&T        Banks        Other        Total
-------------------------------------   ----------   --------   ----------   ----------   ---------   -----------
Net interest income .................   $  140,764   $     --   $  140,764   $  278,421   $    (944)  $   418,241
Provision for loan losses ...........       (7,238)        --       (7,238)      (6,196)         --       (13,434)
Noninterest income ..................       40,314     69,046      109,360       46,343     (10,213)      145,490
Noninterest expenses ................      (86,150)   (40,469)    (126,619)    (145,436)      8,096      (263,959)
Adjustments .........................       11,634     (1,363)      10,271      (17,968)      7,697            --
                                        ----------   --------   ----------   ----------   ---------   -----------
Income (loss) before income taxes ...       99,324     27,214      126,538      155,164       4,636       286,338
Income tax (expense) benefit ........      (36,061)   (10,886)     (46,947)     (56,678)     (1,418)     (105,043)
                                        ----------   --------   ----------   ----------   ---------   -----------
Net income (loss) ...................   $   63,263   $ 16,328   $   79,591   $   98,486   $   3,218   $   181,295
                                        ==========   ========   ==========   ==========   =========   ===========
Average assets ......................   $3,746,151         --   $3,746,151   $5,657,733   $(176,682)  $ 9,227,202
Average equity ......................      410,425         --      410,425      674,869     111,764     1,197,058

                                          MSD&T-      MSD&T-      Total      Community
2000 (Dollars in thousands)              Banking       IWM        MSD&T        Banks        Other        Total
-------------------------------------   ----------   --------   ----------   ----------   ---------   -----------
Net interest income .................   $  152,469   $     --   $  152,469   $  256,990   $     (74)  $   409,385
Provision for loan losses ...........       (8,541)        --       (8,541)      (8,690)         --       (17,231)
Noninterest income ..................       25,346     69,728       95,074       41,489     (11,022)      125,541
Noninterest expenses ................      (75,144)   (38,404)    (113,548)    (133,124)      3,167      (243,505)
Adjustments .........................       11,974     (2,236)       9,738      (12,879)      3,141            --
                                        ----------   --------   ----------   ----------   ---------   -----------
Income (loss) before income taxes ...      106,104     29,088      135,192      143,786      (4,788)      274,190
Income tax (expense) benefit ........      (38,308)   (11,635)     (49,943)     (52,476)      3,459       (98,960)
                                        ----------   --------   ----------   ----------   ---------   -----------
Net income (loss) ...................   $   67,796   $ 17,453   $   85,249   $   91,310   $  (1,329)  $   175,230
                                        ==========   ========   ==========   ==========   =========   ===========
Average assets ......................   $3,374,671         --   $3,374,671   $5,057,570   $(132,925)  $ 8,299,316
Average equity ......................      387,061         --      387,061      611,914      55,096     1,054,071

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

                                                                 Three months ended
                                                     -----------------------------------------
2002 (Dollars in thousands, except per share data)    Dec. 31   Sept. 30   June 30    March 31
--------------------------------------------------   --------   --------   --------   --------
Net interest income ..............................   $112,277   $111,914   $110,425   $107,188
Provision for loan losses ........................      4,935      3,244      5,116      3,083
Net income .......................................     48,503     48,615     46,945     46,175
Per share of common stock:
   Basic .........................................        .70        .70        .67        .66
   Diluted .......................................        .70        .69        .67        .66

                                                                 Three months ended
                                                     -----------------------------------------
2001 (Dollars in thousands, except per share data)    Dec. 31   Sept. 30   June 30    March 31
--------------------------------------------------   --------   --------   --------   --------
Net interest income ..............................   $104,764   $104,599   $103,908   $104,970
Provision for loan losses ........................      4,204      3,101      3,178      2,951
Net income .......................................     44,234     46,079     44,624     46,358
Per share of common stock:
   Basic .........................................        .63        .66        .63        .65
   Diluted .......................................        .63        .65        .62        .65

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Bankshares' financial instruments at December 31, 2002 and 2001 were as follows:

                                                 2002                       2001
                                      -------------------------   -----------------------
                                         Book          Fair          Book         Fair
(Dollars in thousands)                   Value         Value         Value        Value
-----------------------------------   -----------   -----------   ----------   ----------
ASSETS
Cash and short-term investments ...   $   545,781   $   545,781   $  314,347   $  314,347
Investment securities .............     2,564,583     2,567,434    2,340,963    2,342,320
Loans held-for-sale ...............            --            --      137,950      137,950

Loans .............................     7,312,027                  6,906,246
Less: allowance for loan losses ...      (138,601)                  (141,463)
                                      -----------                 ----------
   Loans, net .....................     7,173,426     7,377,495    6,764,783    7,029,905
Interest rate swaps ...............        11,424        11,424           --           --
                                      -----------   -----------   ----------   ----------
   Total financial assets .........   $10,295,214   $10,502,134   $9,558,043   $9,824,522
                                      ===========   ===========   ==========   ==========

LIABILITIES
Deposits ..........................   $ 8,260,940   $ 8,284,730   $7,447,372   $7,465,829
Short-term borrowings .............       823,385       823,385      853,278      853,278
Long-term debt ....................       287,214       301,451      269,437      273,449
Interest rate swaps ...............            --            --       14,625       14,625
                                      -----------   -----------   ----------   ----------
   Total financial liabilities ....   $ 9,371,539   $ 9,409,566   $8,584,712   $8,607,181
                                      ===========   ===========   ==========   ==========

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 2002 and 2001:

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

Long-Term Debt

The fair value of the long-term debt associated with the interest rate swap is based on quoted market prices. For all other long-term debt, fair value is estimated by discounting the future cash flows using estimates of rates currently available to Bankshares and its affiliates for debt with similar terms and remaining maturities.

Interest Rate Swaps

The fair value of existing agreements is based on quoted market prices.

Limitations

The valuation techniques employed above involve uncertainties and are affected by assumptions used and by judgments regarding prepayments, credit risk, future loss experience, discount rates, cash flows and other factors. Therefore, derived fair values cannot be substantiated by comparison to independent markets or to other financial institutions. The reported fair values do not necessarily represent what Bankshares would realize in immediate sales or other dispositions. Changes in assumptions could significantly affect the reported fair values.

18. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Bankshares maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. Derivative instruments that are used as part of the interest rate risk management strategy have been restricted to interest rate swaps. Interest rate swaps generally involve the exchange of fixed-rate and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Bankshares has entered into interest rate swaps to convert fixed-rate loans made to borrowers to floating-rate loans and convert its nonprepayable fixed-rate debt to floating-rate debt.

     The fair value of derivative instruments was $11,424,000 at December 31, 2002, recorded in other assets, and $14,625,000 at December 31, 2001, recorded in accrued expenses and other liabilities. For 2002 and 2001, Bankshares recognized a net loss of $40,000 and $28,000, respectively, included in interest and fees on loans, which represented the ineffective portion of the fair-value hedge of fixed-rate loans made to borrowers. The impact of the hedge decreased interest income $151,000 and $68,000 in 2002 and 2001, respectively. The fair-value hedge of the nonprepayable fixed-rate debt was 100% effective, and the impact of the hedge decreased interest expense $5,903,000 and $773,000 in 2002 and 2001, respectively.

19. INTANGIBLE ASSETS

The following table discloses the gross carrying amount and accumulated amortization of intangible assets subject to amortization at December 31, 2002 and December 31, 2001:

                                         December 31,2002                  December 31,2001
                                --------------------------------   --------------------------------
                                 Gross                              Gross
                                Carrying    Accumulated    Net     Carrying   Accumulated     Net
(Dollars in thousands)           Amount    Amortization   Amount    Amount    Amortization   Amount
-----------------------------   --------   ------------   ------   --------   ------------   ------
Deposit intangibles .........    $13,846     $(6,581)     $7,265    $13,846     $(4,899)     $8,947
Mortgage servicing rights ...      1,543      (1,282)        261      1,749      (1,406)        343
Other .......................         50         (46)          4         50         (21)         29
                                 -------     -------      ------    -------     -------      ------
Total .......................    $15,439     $(7,909)     $7,530    $15,645     $(6,326)     $9,319
                                 =======     =======      ======    =======     =======      ======

The aggregate amortization expense was $1,972,000 for the year ended December 31, 2002 and $2,082,000 for the year ended December 31, 2001. The estimated aggregate amortization expense for each of the next five years is:
2003-$1,703,000; 2004-$1,584,000; 2005-$1,463,000; 2006-$1,463,000;
2007-$1,261,000.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

20. ACCOUNTING CHANGES

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

     Mercantile Bankshares Corporation adopted SFAS No. 142 on January 1, 2002. In preparing for its adoption of SFAS No. 142, the Corporation determined its reporting units and the amounts of goodwill and intangible assets to be allocated to those reporting units. The Corporation determined that any reclassifications between goodwill and intangible assets or any changes in the useful lives of intangible assets were unnecessary. Application of the nonamortization provisions of the statement resulted in additional net income of $8.4 million for the year ended December 31, 2002.

     SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step, which the Corporation completed during the first half of 2002, is to identify a potential impairment. The second step, which the Corporation completed by the end of 2002, measures the amount of the impairment loss, if any. No impairment charges for goodwill impacted the 2002 financial statements.

The following table presents a reconciliation of reported net income and earnings per share to amounts adjusted to exclude goodwill amortization, net of tax, for 2002, 2001 and 2000.

(Dollars in thousands,except per share data)        2002       2001       2000
-----------------------------------------------   --------   --------   --------

NET INCOME
Reported ......................................   $190,238   $181,295   $175,230
Add:goodwill amortization .....................         --      8,924      5,213
                                                  --------   --------   --------
Adjusted ......................................   $190,238   $190,219   $180,443
                                                  ========   ========   ========

BASIC EARNINGS PER SHARE
Reported ......................................   $   2.74   $   2.57   $   2.53
Add:goodwill amortization .....................         --        .13        .08
                                                  --------   --------   --------
Adjusted ......................................   $   2.74   $   2.70   $   2.61
                                                  ========   ========   ========

DILUTED EARNINGS PER SHARE
Reported ......................................   $   2.72   $   2.55   $   2.51
Add:goodwill amortization .....................         --        .12        .08
                                                  --------   --------   --------
Adjusted ......................................   $   2.72   $   2.67   $   2.59
                                                  ========   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

21. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

                                 BALANCE SHEETS

DECEMBER 31,
(Dollars in thousands,except per share data)                                        2002         2001
------------------------------------------------------------------------------   ----------   ----------
ASSETS
Cash .........................................................................   $    3,950   $   18,370
Interest-bearing deposits with bank affiliate ................................       37,000       52,000
Securities purchased under resale agreements with bank affiliate .............      128,769      114,751
                                                                                 ----------   ----------
   Cash and cash equivalents .................................................      169,719      185,121
                                                                                 ----------   ----------
Investment in bank affiliates ................................................    1,315,369    1,198,950
Investment in bank-related affiliates ........................................       20,198       19,662
Loans and advances to affiliates .............................................       58,320      132,765
Investment securities available-for-sale .....................................        6,017        4,934
Goodwill, net ................................................................           --       28,734
Other assets.. ...............................................................       89,183        3,389
                                                                                 ----------   ----------
      Total.. ................................................................   $1,658,806   $1,573,555
                                                                                 ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Commercial paper ..........................................................   $  258,768   $  244,751
   Accounts payable and other liabilities ....................................       17,280       31,898
   Long-term debt ............................................................       58,400       66,700
                                                                                 ----------   ----------
      Total liabilities ......................................................      334,448      343,349
                                                                                 ----------   ----------
Shareholders' Equity:
   Preferred stock,no par value; authorized 2,000,000 shares; issued and outstanding--None
   Common stock, $2 par value; authorized 130,000,000 shares; issued
      68,836,092 shares in 2002 and 69,775,710 shares in 2001 ................      137,672      139,551
Capital surplus ..............................................................      120,577      159,947
Retained earnings ............................................................    1,010,248      904,479
Accumulated other comprehensive income (loss) ................................       55,861       26,229
                                                                                 ----------   ----------
      Total shareholders' equity .............................................    1,324,358    1,230,206
                                                                                 ----------   ----------
         Total ...............................................................   $1,658,806   $1,573,555
                                                                                 ==========   ==========

                               STATEMENT OF INCOME

                                                                                      (Dollars in thousands)
                                                                                  ------------------------------
For the Years Ended December 31,                                                    2002       2001       2000
-------------------------------------------------------------------------------   --------   --------   --------
INCOME
Dividends from bank affiliates ................................................   $134,838   $125,981   $125,701
Dividends from bank-related affiliates ........................................        905        952      1,569
Interest on interest-bearing deposits with bank affiliate .....................        819      2,855      3,079
Interest on securities purchased under resale agreements with bank affiliate...      1,224      2,787      2,217
Interest on loans to affiliates ...............................................      2,383      5,598      8,523
Other income ..................................................................        198      3,268        173
                                                                                  --------   --------   --------
      Total income ............................................................    140,367    141,441    141,262
                                                                                  --------   --------   --------
EXPENSES
Interest on short-term borrowings .............................................      2,732      7,635      8,742
Interest on long-term debt ....................................................      4,243      4,819      5,356
Amortization expense ..........................................................         --      6,793      5,798
Other expenses ................................................................      2,269        982      5,546
                                                                                  --------   --------   --------
      Total expenses ..........................................................      9,244     20,229     25,442
                                                                                  --------   --------   --------
Income before income tax benefit and equity in undistributed net income of
   affiliates .................................................................    131,123    121,212    115,820
Income tax (benefit) ..........................................................       (310)     2,272       (292)
                                                                                  --------   --------   --------
                                                                                   131,433    118,940    116,112
Equity in undistributed net income of:
   Bank affiliates ............................................................     58,269     61,589     58,411
   Bank-related affiliates ....................................................        536        766        707
                                                                                  --------   --------   --------
      NET INCOME ..............................................................   $190,238   $181,295   $175,230
                                                                                  ========   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

21. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION (cont.)

                             STATEMENT OF CASH FLOWS

                                                                          (Dollars in thousands)
Increase (decrease) in cash and cash equivalents                     -------------------------------
For the Years Ended December 31,                                        2002       2001       2000
------------------------------------------------------------------   ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .......................................................   $ 190,238   $181,295   $175,230
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Equity in undistributed net income of affiliates ...........     (58,805)   (62,355)   (59,118)
      Amortization expense .......................................          --      6,793      5,798
      Investment securities gains ................................          --     (3,138)        --
   Net (increase) decrease in other assets .......................     (83,772)       799     (2,853)
   Net increase (decrease) in liabilities:
      Interest payable ...........................................          --         --       (258)
      Accrued expenses ...........................................        (582)    (2,377)     3,568
      Taxes payable ..............................................     (15,065)    21,757         73
                                                                     ---------   --------   --------
         Net cash provided by operating activities ...............      32,014    142,774    122,440
                                                                     ---------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans to affiliates ...................      74,445       (180)     1,215
Proceeds from sales of investment securities available-for-sale ..         500      3,138         --
Purchases of investment securities available-for-sale ............      (1,000)        --     (2,233)
Investment in affiliates .........................................          --       (150)        --
                                                                     ---------   --------   --------
         Net cash used in investing activities ...................      73,945      2,808     (1,018)
                                                                     ---------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in commercial paper .................................      14,017     46,806     23,706
Repayment of long-term debt ......................................      (8,300)    (8,300)    (7,500)
Proceeds from issuance of shares .................................       8,784      7,396      7,137
Repurchase of common shares ......................................     (53,953)   (65,572)   (37,109)
Dividends paid ...................................................     (81,909)   (77,597)   (70,641)
                                                                     ---------   --------   --------
         Net cash used in financing activities ...................    (121,361)   (97,267)   (84,407)
                                                                     ---------   --------   --------
Net increase (decrease) in cash and cash equivalents .............     (15,402)    48,315     37,015
Cash and cash equivalents at beginning of year ...................     185,121    136,806     99,791
                                                                     ---------   --------   --------
Cash and cash equivalents at end of year .........................   $ 169,719   $185,121   $136,806
                                                                     =========   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

22.  SUBSEQUENT EVENT

On March 13, 2003, Bankshares announced plans to acquire F&M Bancorp (F&M), a bank holding company headquartered in Frederick, Maryland. F&M is the parent company to Farmers and Mechanics Bank and Home Federal and operates 48 banking offices in Frederick County and six contiguous counties. At December 31, 2002, F&M had $2.1 billion in assets, $1.3 billion in loans and $1.6 billion in deposits. The merger, which is subject to regulatory and F&M shareholder approval, is expected to be completed by the end of 2003.

     The aggregate consideration that Bankshares will pay upon consummation of the merger has been fixed at approximately $123.5 million in cash and approximately 10.3 million shares of Bankshares common stock. These fixed pools of consideration were determined based on: (i) an agreed upon initial valuation of F&M of $46.00 per share, (ii) an exchange ratio of 1.2831 based on such valuation and an agreed upon value of Bankshares common stock of $35.85 (the average of the closing sales price of Bankshares common stock on the NASDAQ National Market System during the ten consecutive trading-day period ended on the day prior to the date of the merger agreement), (iii) an aggregate of 10,740,357 shares of F&M common stock outstanding as of the date of the merger agreement, and (iv) an agreement to fix 75% of such aggregate consideration in the form of Bankshares common stock and 25% in cash. These pools would increase only if, and to the extent that, outstanding options to purchase shares of F&M common stock are exercised between March 13, 2003 and the third calendar day immediately prior to the effective time of the merger. If all of such outstanding options were exercised, the aggregate amount of consideration payable in the merger would increase to approximately $130.7 million in cash and approximately 10.9 million shares of Bankshares common stock.

     Under the terms of the merger agreement, each share of F&M common stock will be converted into either (i) an amount in cash or (ii) an equivalent value in shares of Bankshares common stock. The value of the cash or Bankshares common stock that an F&M shareholder will receive for each share of F&M common stock owned by it will be determined as of the end of the ten consecutive trading-day period ending on the third calendar day immediately prior to the effective time of the merger, in accordance with a formula (including the calculation of a new exchange ratio) based on the average of the closing sales price of Bankshares common stock on the NASDAQ National Market System during such ten-day period. The formula is designed to provide that, regardless of whether an F&M shareholder elects to receive cash or Bankshares common stock for each share of F&M common stock owned by it, the per-share value of such cash or Bankshares common stock received will be equal as of such determination date. Such per-share value may be more or less than the $46.00 initial valuation used to calculate the aggregate consideration to be paid upon consummation of the merger, depending upon whether or not the average closing price of Bankshares common stock during such ten-day period is more or less than $35.85.

     Each F&M shareholder may elect to receive all cash, all Bankshares common stock, or any mixture of Bankshares common stock and cash in exchange for the total number of shares of F&M common stock held by such shareholder. The fixed pools of cash and stock consideration will be allocated among the F&M shareholders in accordance with their individual elections; provided, however, that to the extent there is an oversubscription for either the cash pool or the stock pool, the shareholders electing the oversubscribed pool will have their elections as to such pool reduced on a pro rata basis and replaced by an equivalent value of consideration from the other pool. F&M shareholders who do not make any election will receive all of their consideration from the pool that has not been oversubscribed.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Five-Year Statistical Summary

YEARS ENDED DECEMBER 31,
(Dollars in thousands)                        2002         2001         2000         1999         1998
----------------------------------------   ----------   ----------   ----------   ----------   ----------
AVERAGE BALANCE SHEET STATISTICS
Loans:
   Commercial ..........................   $4,283,322   $3,978,335   $3,534,898   $3,094,713   $2,847,109
   Construction ........................      733,237      795,931      738,393      606,771      505,846
   Residential real estate .............    1,072,297    1,059,798      950,531      874,947      903,516
   Consumer ............................      999,988      998,792      945,810      800,936      748,294
                                           ----------   ----------   ----------   ----------   ----------
      Total loans ......................    7,088,844    6,832,856    6,169,632    5,377,367    5,004,765
                                           ----------   ----------   ----------   ----------   ----------
Federal funds sold,et al ...............      178,624      141,245       29,434       15,762      185,204

Securities:
   U.S. Government obligations .........    2,089,004    1,705,543    1,628,477    1,807,264    1,668,632
   States and political subdivisions ...       38,799       40,359       25,170       12,024       14,325
   Other investments* ..................      239,969       70,502       40,757       23,473       23,271
                                           ----------   ----------   ----------   ----------   ----------
      Total securities .................    2,367,772    1,816,404    1,694,404    1,842,761    1,706,228
                                           ----------   ----------   ----------   ----------   ----------
         Total earning assets ..........   $9,635,240   $8,790,505   $7,893,470   $7,235,890   $6,896,197
                                           ==========   ==========   ==========   ==========   ==========

Deposits:
   Noninterest-bearing deposits ........   $1,856,706   $1,618,838   $1,438,578   $1,334,282   $1,216,726
   Savings deposits** ..................    2,936,197    2,471,674    2,345,808    2,375,075    2,264,295
   Time deposits .......................    2,839,507    2,958,158    2,412,468    2,186,868    2,233,948
                                           ----------   ----------   ----------   ----------   ----------
      Total deposits ...................   $7,632,410   $7,048,670   $6,196,854   $5,896,225   $5,714,969
                                           ==========   ==========   ==========   ==========   ==========

Borrowed funds:
   Short-term borrowings ...............   $  845,938   $  744,907   $  860,241   $  594,106   $  439,936
   Long-term debt ......................      279,471      117,823       87,679       70,836       45,802
                                           ----------   ----------   ----------   ----------   ----------
      Total borrowed funds .............   $1,125,409   $  862,730   $  947,920   $  664,942   $  485,738
                                           ==========   ==========   ==========   ==========   ==========

AVERAGE RATES***
Loans:
   Commercial ..........................         6.51%        7.99%        9.14%        8.58%        9.04%
   Construction ........................         6.09         7.96         9.66         9.03         9.66
   Residential real estate .............         7.30         7.94         7.98         7.96         8.41
   Consumer ............................         7.12         8.28         8.70         8.50         8.94
      Total loans ......................         6.67         8.02         8.96         8.52         8.97
Federal funds sold, et al ..............         2.92         4.38         6.31         4.95         5.32

Securities:
   U.S. Government obligations .........         4.67         5.48         5.67         5.65         5.91
   States and political subdivisions ...         8.08         8.17         8.26         7.98         7.96
   Other investments* ..................         5.63         7.47         7.97         8.97         8.83
      Total securities .................         4.83         5.62         5.77         5.70         5.97
         Composite rate earned .........         6.15%        7.46%        8.26%        7.79%        8.13%
                                           ==========   ==========   ==========   ==========   ==========

Deposits:
   Savings deposits** ..................          .87%        1.62%        2.06%        2.04%        2.50%
   Time deposits .......................         3.42         5.40         5.56         5.01         5.44
      Total interest-bearing deposits ..         2.12         3.68         3.83         3.46         3.96
Borrowed funds:
   Short-term borrowings ...............         1.33         3.37         5.66         4.59         4.73
   Long-term debt ......................         3.85         5.69         6.79         6.80         6.73
      Total borrowed funds .............         1.96         3.69         5.77         4.83         4.92
         Composite rate paid ...........         2.10%        3.68%        4.16%        3.64%        4.05%
                                           ==========   ==========   ==========   ==========   ==========

  *  Includes interest-bearing deposits in other banks.

 **  Includes savings, checking plus interest and money market deposit accounts.

***  Presented on a tax-equivalent basis.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

(Dollars in thousands)                              2002         2001         2000         1999         1998
---------------------------------------------   -----------   ----------   ----------   ----------   ----------
RETURN ON EQUITY AND ASSETS
Average total assets ........................   $10,123,457   $9,227,202   $8,299,316   $7,628,660   $7,260,777
                                                ===========   ==========   ==========   ==========   ==========
Average shareholders' equity ................   $ 1,257,967   $1,197,058   $1,054,071   $  971,837   $  967,325
                                                ===========   ==========   ==========   ==========   ==========
Return on average total assets ..............          1.88%        1.96%        2.11%        2.07%        2.03%
Return on average shareholders' equity ......         15.12%       15.15%       16.62%       16.23%       15.21%
Average shareholders' equity as a percent
   of average total assets ..................         12.43%       12.97%       12.70%       12.74%       13.32%
Dividends paid per share as a percent
   of basic net income per share ............          43.1%        42.8%        40.3%        41.4%        42.0%

SOURCES OF INCOME
Commercial loans ............................          37.7%        39.4%        41.3%        38.5%        38.1%
Construction loans ..........................           5.9          7.9          9.2          7.9          7.3
Residential real estate loans ...............          10.7         10.6          9.8         10.2         11.4
Consumer loans ..............................           9.8         10.4         10.7         10.0         10.1
Federal funds sold, et al ...................            .7           .8           .2           .1          1.5
Securities ..................................          15.5         12.6         12.5         15.4         15.2
                                                -----------   ----------   ----------   ----------   ----------
      Total interest income .................          80.3         81.7         83.7         82.1         83.6
Investment and wealth management ............           9.4          8.7          9.1          9.5          8.7
Other income ................................          10.3          9.6          7.2          8.4          7.7
                                                -----------   ----------   ----------   ----------   ----------
      Total income ..........................         100.0%       100.0%       100.0%       100.0%       100.0%
                                                ===========   ==========   ==========   ==========   ==========

NET INTEREST INCOME
   (Tax Equivalent)
Interest earned:
   Loans ....................................   $   473,120   $  547,970   $  552,548   $  457,936   $  449,044
   Federal funds sold, et al ................         5,213        6,190        1,857          781        9,851
   Taxable securities .......................       111,111       98,732       95,625      104,144      100,726
   Tax-exempt securities ....................         3,135        3,298        2,080          959        1,141
                                                -----------   ----------   ----------   ----------   ----------
      Total interest income .................       592,579      656,190      652,110      563,820      560,762
                                                -----------   ----------   ----------   ----------   ----------
Interest paid:
   Savings deposits .........................        25,536       39,993       48,362       48,442       56,720
   Time deposits ............................        97,033      159,710      134,086      109,555      121,424
                                                -----------   ----------   ----------   ----------   ----------
      Total interest-bearing deposits .......       122,569      199,703      182,448      157,997      178,144
   Short-term borrowings ....................        11,259       25,120       48,711       27,267       20,800
   Long-term debt ...........................        10,754        6,702        5,951        4,818        3,083
                                                -----------   ----------   ----------   ----------   ----------
      Total interest expense ................       144,582      231,525      237,110      190,082      202,027
                                                -----------   ----------   ----------   ----------   ----------
         Net interest income ................   $   447,997   $  424,665   $  415,000   $  373,738   $  358,735
                                                ===========   ==========   ==========   ==========   ==========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Five-Year Selected Financial Data

YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)       2002         2001         2000         1999         1998
---------------------------------------------   -----------   ----------   ----------   ----------   ----------
NET INTEREST INCOME .........................   $   441,804   $  418,241   $  409,385   $  369,086   $  353,365
                                                ===========   ==========   ==========   ==========   ==========
NET INCOME ..................................   $   190,238   $  181,295   $  175,230   $  157,737   $  147,128
                                                ===========   ==========   ==========   ==========   ==========
NET INCOME PER SHARE OF COMMON STOCK
Basic .......................................   $      2.74   $     2.57   $     2.53   $     2.27   $     2.05
Diluted .....................................   $      2.72   $     2.55   $     2.51   $     2.25   $     2.04

TOTAL ASSETS ................................   $10,790,376   $9,928,786   $8,938,030   $7,895,024   $7,609,563
                                                ===========   ==========   ==========   ==========   ==========
LONG-TERM DEBT ..............................   $   287,214   $  269,437   $   92,547   $   82,683   $   40,934
                                                ===========   ==========   ==========   ==========   ==========
PROVISION FOR LOAN LOSSES ...................   $    16,378   $   13,434   $   17,231   $   12,056   $   11,489
                                                ===========   ==========   ==========   ==========   ==========
PER SHARE CASH DIVIDENDS
Common ......................................   $      1.18   $     1.10   $     1.02   $      .94   $      .86

CASH DIVIDENDS DECLARED AND PAID
On common stock .............................   $    81,909   $   77,597   $   70,641   $   65,113   $   61,538

YEAR-END LOAN DATA

Commercial ..................................   $ 2,300,956   $2,228,750   $2,215,039   $1,984,358   $1,863,580
Commercial real estate ......................     2,016,307    1,819,268    1,409,987    1,220,100    1,072,188
Construction ................................       810,985      652,486      824,752      650,745      556,763
Residential real estate .....................     1,066,694    1,060,519    1,086,674      878,900      869,539
Consumer ....................................       775,673      801,474      832,206      707,359      617,257
Home equity lines ...........................       239,232      189,867      168,944      147,560      140,233
Lease financing .............................       102,180      153,882      155,692      123,108       75,907
                                                -----------   ----------   ----------   ----------   ----------
      Total loans ...........................     7,312,027    6,906,246    6,693,294    5,712,130    5,195,467

Less:
   Allowance for loan losses ................      (138,601)    (141,463)    (138,612)    (117,997)    (112,423)
                                                -----------   ----------   ----------   ----------   ----------
      Loans, net ............................   $ 7,173,426   $6,764,783   $6,554,682   $5,594,133   $5,083,044
                                                ===========   ==========   ==========   ==========   ==========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Five-Year Summary of Consolidated Income

YEARS ENDED DECEMBER 31,
(Dollars in thousands)                            2002       2001       2000       1999       1998
---------------------------------------------   --------   --------   --------   --------   --------
INTEREST INCOME
Interest and fees on loans ..................   $468,298   $543,020   $547,942   $453,825   $444,519
Interest and dividends on securities ........    112,860    100,538     96,687    104,556    101,017
Other interest income .......................      5,228      6,208      1,866        787      9,856
                                                --------   --------   --------   --------   --------
      Total interest income .................    586,386    649,766    646,495    559,168    555,392
                                                --------   --------   --------   --------   --------
INTEREST EXPENSE
Interest on deposits ........................    122,569    199,703    182,448    157,997    178,144
Interest on short-term borrowings ...........     11,259     25,120     48,711     27,267     20,800
Interest on long-term debt ..................     10,754      6,702      5,951      4,818      3,083
                                                --------   --------   --------   --------   --------
      Total interest expense ................    144,582    231,525    237,110    190,082    202,027
                                                --------   --------   --------   --------   --------

NET INTEREST INCOME .........................    441,804    418,241    409,385    369,086    353,365
Provision for loan losses ...................     16,378     13,434     17,231     12,056     11,489
                                                --------   --------   --------   --------   --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES ................    425,426    404,807    392,154    357,030    341,876
                                                --------   --------   --------   --------   --------
NONINTEREST INCOME
Investment and wealth management ............     68,435     69,331     69,850     65,036     58,018
Service charges on deposit accounts .........     31,454     28,085     24,346     23,043     19,666
Other income ................................     43,861     48,074     31,345     33,912     31,009
                                                --------   --------   --------   --------   --------
      Total noninterest income ..............    143,750    145,490    125,541    121,991    108,693
                                                --------   --------   --------   --------   --------
NONINTEREST EXPENSES
Salaries and employee benefits ..............    163,310    152,405    139,369    134,332    130,570
Net occupancy and equipment expenses ........     40,368     38,448     34,607     32,959     30,486
Amortization of goodwill ....................         --      9,072      5,213      3,832      3,444
Other expenses ..............................     68,930     64,034     64,316     59,297     54,505
                                                --------   --------   --------   --------   --------
      Total noninterest expenses ............    272,608    263,959    243,505    230,420    219,005
                                                --------   --------   --------   --------   --------
Income before income taxes ..................    296,568    286,338    274,190    248,601    231,564
Applicable income taxes .....................    106,330    105,043     98,960     90,864     84,436
                                                --------   --------   --------   --------   --------

NET INCOME ..................................   $190,238   $181,295   $175,230   $157,737   $147,128
                                                ========   ========   ========   ========   ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Principal Affiliates

                           EXECUTIVE OFFICERS           DIRECTORS
------------------------   --------------------------   ------------------------
[LOGO]                     Robert E. Henel Jr.          George R. Benson Jr.
THE ANNAPOLIS                President and              Clarence A. Blackwell
BANKING AND                  Chief Executive Officer    Ralph W. Crosby
TRUST COMPANY              Carolyn D. O'Leary           Francis E. Gardiner Jr.
                             Executive Vice President   Robert E. Henel Jr.
Main Street and            Ernest R. Amadio             John K. Hopkins
Church Circle                Senior Vice President      John R. Moses
Annapolis,                 William J. Bush              Patricia A. Roche, Ph.D.
Maryland 21401               Senior Vice President      Harry A. Seymour Jr.
410-268-4285               William A. Busik             Lawrence W. Ulvila Jr.
                             Senior Vice President
11 Offices                 Mary Jo Greenley
                             Senior Vice President
108 Employees              Mildred L. Henry
                             Senior Vice President,
Chartered in 1904            Secretary and Treasurer
                           M. John Miller Jr.
                             Senior Vice President
                           Charles E. Ruch Jr.
                             Senior Vice President
                           Ann W. Shymansky
                             Senior Vice President

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $344,495
   from banks    $ 11,684
                            Short-term borrowings     34,090
Earning assets    412,989
                            Other liabilities and
                               accrued expenses          947
Allowance for
   loan losses     (4,202)  Long-term debt                --

Other assets        5,035   Shareholders' equity      45,974
                 --------                           --------
                            Total liabilities
Total assets     $425,506      and equity           $425,506
                 ========                           ========

Net income       $  8,497
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     Robert E. Dickerson          R. Carol Campbell-Hansen
BALTIMORE TRUST              President and              Robert E. Dickerson
COMPANY                      Chief Executive Officer    David C. Doane
                           D. Brent Hurley              D. Brent Hurley
One West Church Street       Senior Vice President      Richard I. Lewis
Selbyville,                Kenneth R. Graham            Merrill C. Moore
Delaware 19975               Vice President             Jay C. Murray
302-436-8236               B. Philip Lynch Jr.          William O. Murray
                             Vice President and         John E. Willey Jr.
7 Offices                    Cashier

95 Employees

Chartered in 1903

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $265,491
  from banks     $ 10,214
                            Short-term borrowings     17,329
Earning assets    323,039
                            Other liabilities and
                               accrued expenses          998
Allowance for
   loan losses     (3,856)
                            Long-term debt                --

Other assets        5,765   Shareholders' equity      51,344
                 --------                           --------
                            Total liabilities
Total assets     $335,162      and equity           $335,162
                 ========                           ========

Net income       $  6,573
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     Wesley E. Hughes Jr.         Roy G. Hale
BANK OF                      President and              Wesley E. Hughes Jr.
SOUTHERN                     Chief Executive Officer    Evelyn Susan Hungerford
MARYLAND                   James F. DiMisa              Steven R. Mote
                             Vice President and         Edward L. Sanders Jr.
304 Charles Street           Cashier                    Robert J. Schick
La Plata,                  James M. Burke               John L. Sprague
Maryland 20646               Vice President             J. Blacklock Wills Jr.
301-934-1000               J. Wayne Welsh
                             Vice President
5 Offices                  Diane M. Kestler
                             Chief Financial Officer
60 Employees

Chartered in 1909

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $188,334
   from banks    $  5,279
                            Short-term borrowings         --
Earning assets    217,096
                            Other liabilities and
                               accrued expenses          439
Allowance for
   loan losses     (2,843)  Long-term debt                --

Other assets        3,515   Shareholders' equity      34,274
                 --------                           --------
                            Total liabilities
Total assets     $223,047      and equity           $223,047
                 ========                           ========

Net income       $  5,101
                 ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                           EXECUTIVE OFFICERS           DIRECTORS
------------------------   --------------------------   ------------------------
[LOGO]                     Lloyd B. Harrison III  S      Charles R. Bailey Jr.
CALVERT BANK AND             President and              Barbara J. Beers
TRUST COMPANY                Chief Executive Officer    Gordon F. Bowen
                           Christine L. Lewis           Lloyd B. Harrison III
Calvert Village              Senior Vice President      Dana M. Jones
Shopping Center            Donald M. Parsons Jr.        Larry D. Kelley, RPh
P.O. Box 590                 Senior Vice President      Maurice T. Lusby III
Prince Frederick,            Senior Credit Officer      John A. Simpson Jr.
Maryland 20678             Kathy A. Boyce               Guffrie M. Smith Jr.
410-286-5901                 Vice President             W. David Sneade
                           Leonard J. Clements
6 Offices                    Vice President
                           Kimberly H. Freeland
70 Employees                 Vice President
                             and Treasurer
Chartered in 1963          Kevin M. Frere
                             Vice President
                           Judith T. McManus
                             Vice President and
                             Assistant Corporate
                             Secretary
                           Andrew F. O'Mahoney
                             Vice President
                           Faye S. Shields
                             Vice President
                           Janice M. Lomax
                             Corporate Secretary

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $212,281
   from banks    $  5,860
                            Short-term borrowings      3,715
Earning assets    236,870
                            Other liabilities and
                               accrued expenses          749
Allowance for
   loan losses     (2,758)
                            Long-term debt                --

Other assets        4,450   Shareholders' equity      27,677
                 --------                           --------
                            Total liabilities
Total assets     $244,422      and equity           $244,422
                 ========                           ========

Net income       $  6,049
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     R. Raymond Tarrach           Edward M. Athey
THE CHESTERTOWN              President and              Alton E. Darling Sr.
BANK OF MARYLAND             Chief Executive Officer    George H. Godfrey
                                                        Clarence A. Hawkins
211 High Street                                         R. Raymond Tarrach
Chestertown,                                            Robert D. Willard
Maryland 21620                                          Eugenia C. Wootton
410-778-2400

8 Offices

62 Employees

Chartered in 1904

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $167,875
   from banks    $  5,784
                            Short-term borrowings      3,604
Earning assets    197,852
                            Other liabilities and
                               accrued expenses          840
Allowance for
   loan losses     (3,032)  Long-term debt                --

Other assets        6,055   Shareholders' equity      34,340
                 --------                           --------
                            Total liabilities
Total assets     $206,659      and equity           $206,659
                 ========                           ========

Net income       $  4,589
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     Peter W. Floeckher Jr.       Larry P. Bormel
THE CITIZENS                 President and              William H. Carter Jr.
NATIONAL BANK                Chief Executive Officer    Charles E. Castle Jr.
                           Glenn L. Wilson              John N. Faigle
517 Main Street              Executive Vice President   Peter W. Floeckher Jr.
Laurel,                      and Senior Credit          Martin L. Goozman
Maryland 20707               Officer                    Daniel H. Melvin
301-725-3100               Joseph F. Pipitone           Michele K. Ryan
Washington:                  Executive Vice President,
301-953-3044                 Community Banking, and
Baltimore:                   Secretary
410-792-7626               Lori M. Kremer
                             Senior Vice President,
18 Offices                   Bank Support

199 Employees

Chartered in 1890

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $678,792
   from banks    $ 22,263
                            Short-term borrowings     44,830
Earning assets    784,989
                            Other liabilities and
                               accrued expenses        4,772
Allowance for
   loan losses    (10,747)
                            Long-term debt                --

Other assets       21,483   Shareholders' equity      89,594
                 --------                           --------
                            Total liabilities
Total assets     $817,988      and equity           $817,988
                 ========                           ========

Net income       $ 16,461
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     S. Dell Foxx                 Thomas F. Bradlee
COUNTY BANKING               President and              S. Dell Foxx
& TRUST                      Chief Executive Officer    Samuel M. Gawthrop Jr.
COMPANY                    Raymond W. Hamm Jr.          Ruth N. Graybeal
                             Executive Vice President   Raymond W. Hamm Jr.
123 North Street           B. Keith Webster             Harry E. Hammond
P.O. Box 100                 Executive Vice President   Howard D. McFadden
Elkton,                                                 G. Eugene Mackie
Maryland 21921                                          Franklin T. Williams III
410-398-2600

9 Offices

107 Employees

Chartered in 1908

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $314,307
   from banks    $ 10,862
                            Short-term borrowings     16,110
Earning assets    356,511
                            Other liabilities and
                               accrued expenses        1,218
Allowance for
   loan losses     (5,637)
                            Long-term debt                --

Other assets       13,810   Shareholders' equity      43,911
                 --------                           --------
                            Total liabilities
Total assets     $375,546      and equity           $375,546
                 ========                           ========

Net income       $  7,025
                 ========

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                           EXECUTIVE OFFICERS           DIRECTORS
------------------------   --------------------------   ------------------------
[LOGO]                     Ted D. Duer                  Kelly B. Conklin
FARMERS &                    President and              Gene H. Crockett
MERCHANTS BANK-              Chief Executive Officer    Jeffery L. Davis
EASTERN SHORE              Julie M. Badger              M. Carter Davis Jr.
                             Senior Vice President      John H. Duer III
25275 Lankford Highway       and Chief Financial        Ted D. Duer
P.O. Box 623                 Officer                    Croxton Gordon
Onley,                     Robert J. Bloxom             W. Revell Lewis III
Virginia 23418               Senior Vice President      Thomas J. Mapp Jr.
757-787-4111                 and Senior Lending         Robert L. Simpson
757-824-3052                 Officer                    Michael T. Tolbert
                           Elizabeth A. Kerns           C. A. Turner III
6 Offices                    Senior Vice President      Richard W. Young
                             and Secretary
73 Employees

Chartered in 1909


BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $197,941
   from banks    $  4,313
                            Short-term borrowings      5,864
Earning assets    235,978
                            Other liabilities and
                               accrued expenses          690
Allowance for
   loan losses     (3,998)  Long-term debt                --

Other assets       11,720   Shareholders' equity      43,518
                 --------                           --------
                            Total liabilities
Total assets     $248,013      and equity           $248,013
                 ========                           ========

Net income       $  3,738
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     C. Joseph Cunningham III     C. Joseph Cunningham III
THE FIDELITY BANK            President and              George W. Lapp Jr.
                             Chief Executive Officer    James A. Poland
59 East Main Street                                     F. Emmett Smith
Frostburg,                                              David W. Turnbull
Maryland 21532                                          Lynn H. Workmeister
301-689-1111
301-722-2100

3 Offices

23 Employees

Chartered in 1902

----------------------------------------------------------
ASSETS                     LIABILITIES AND EQUITY
------------------------   -------------------------------
Cash and due               Total deposits          $40,773
   from banks    $ 1,648
                           Short-term borrowings       970
Earning assets    45,741
                           Other liabilities and
                              accrued expenses         230
Allowance for
   loan losses      (703)  Long-term debt               --

Other assets         953   Shareholders'equity       5,666
                 -------                           -------
                           Total liabilities
Total assets     $47,639      and equity           $47,639
                 =======                           =======

Net income       $   627
                 =======

------------------------   --------------------------   ------------------------
[LOGO]                     John A. Candela              Martin A. Barley
THE FIRST                    Chairman of the Board      Joseph E. Bell II
NATIONAL BANK              William T. Sturgis           Elmer J. Brown
OF ST. MARY'S                President and              Edward S. Burroughs
                             Chief Executive Officer    John A. Candela
41615 Park Avenue          Dan Kubican                  Ford L. Dean
P.O. Box 655                 Senior Vice President      Frances P. Eagan
Leonardtown,                 and Senior Loan Officer    George A. Ferguson
Maryland 20650             Marilyn L. Jumalon           Roger D. Hill
301-475-8081                 Senior Vice President,     Joseph F. Mitchell
                             Cashier and Secretary to   William T. Sturgis
6 Offices                    the Board                  Edmund W. Wettengel
                           Genevieve M. Hunt
97 Employees                 Senior Vice President
                             and Controller
Chartered in 1903          Linda P. Cross
                             Vice President,
                             Human Resources

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $330,138
   from banks    $ 10,417
                            Short-term borrowings      9,620
Earning assets    378,854
                            Other liabilities and
                               accrued expenses        1,113
Allowance for
   loan losses     (4,667)  Long-term debt                --

Other assets        8,106   Shareholders' equity      51,839
                 --------                           --------
                            Total liabilities
Total assets     $392,710      and equity           $392,710
                 ========                           ========
Net income       $  8,445
                 ========

------------------------   --------------------------   ------------------------
[LOGO]                     Paul E. Peak                 Henry S. Holloway
THE FOREST HILL              President and              Richard E. Kinard
STATE BANK                   Chief Executive Officer    C. Ray Mann
                           Michael F. Allen             Paul E. Peak
130 South Bond Street        Executive Vice President   Barbara Lee Rudolph
Bel Air,                   Russell R. Cullum            R. Edward Schueler Jr.
Maryland 21014               Executive Vice President   Gregory A. Szoka
410-838-6131                                            Craig A. Ward
Baltimore:                                              Farrell D. Whiteford
410-879-1475

7 Offices

98 Employees

Chartered in 1913

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $272,613
   from banks    $  8,550
                            Short-term borrowings     28,315
Earning assets    325,046
                            Other liabilities and
                               accrued expenses        1,034
Allowance for
   loan losses     (4,696)
                            Long-term debt                --

Other assets        8,965   Shareholders' equity      35,903
                 --------                           --------
                            Total liabilities
Total assets     $337,865      and equity           $337,865
                 ========                           ========

Net income       $  6,439
                 ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                          EXECUTIVE OFFICERS            DIRECTORS
-----------------------   ---------------------------   ----------------------
[LOGO]                    J. Brian Gaeng                W. Bert Anderson
FREDERICKTOWN               President and               Marvin E. Ausherman
BANK &                      Chief Executive Officer     David P. Chapin
TRUST COMPANY             David L. Hoffman              J. Brian Gaeng
                            Senior Vice President       Bradley C. Guyton
30 North Market Street    Frederick S. Genau Jr.        Richard L. Kessler
Frederick,                  Senior Vice President       Christopher T. Kline
Maryland 21701            Christopher A. Hesen          David C. Meadows
301-662-8231                Senior Vice President       Peter H. Plamondon Jr.
                          Richard C. Marshall III       Alfred P. Shockley
7 Offices                   Senior Vice President       Michael Smariga
                          Susan K. Favorite
77 Employees                Vice President and
                            Treasurer
                          Patricia M. Harris
Chartered in 1828           Vice President
                          Sue A. Sheffler
                            Vice President

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $224,595
   from banks    $  5,504
                            Short-term borrowings      7,485
Earning assets    259,691
                            Other liabilities and
                               accrued expenses        1,089
Allowance for
   loan losses     (3,753)  Long-term debt                --

Other assets        6,417   Shareholders' equity      34,690
                 --------                           --------
                            Total liabilities
Total assets     $267,859      and equity           $267,859
                 ========                           ========
Net income       $  4,613
                 ========

-----------------------   ---------------------------   --------------------------
[LOGO]                    Michael A. Ewing              George R. Thompson Jr.
MARSHALL NATIONAL           President and                 Chairman of the Board
BANK AND TRUST              Chief Executive Officer     Donald R. Yowell
COMPANY                   Kevin A. Lee                    Vice Chairman
                            Senior Vice President       Randolph S. E. Carter
8372 West Main Street     Jerry D. Medlock              Wm. Hunter deButts Jr.
P.O. Box 38                 Senior Vice President       Michael A. Ewing
Marshall,                 Caren M. Eastham              Thomas B. Glascock
Virginia 20116              Senior Vice President and   Richard C. Riemenschneider
540-364-1555                Chief Financial Officer     Norris A. L. Royston
                          Carol C. Merewether           Evelyn D. Trumbo
2 Offices                   Vice President and          Lewis S. Wiley
                            Corporate Secretary
40 Employees

Chartered in 1905

------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $ 99,830
   from banks    $  6,542
                            Short-term borrowings         --
Earning assets    102,768
                            Other liabilities and
                               accrued expenses          347
Allowance for
   loan losses     (1,452)  Long-term debt                --

Other assets       13,963   Shareholders' equity      21,644
                 --------                           --------
                            Total liabilities
Total assets     $121,821      and equity           $121,821
                 ========                           ========

Net income       $  1,876
                 ========

-----------------------   ---------------------------   ------------------------
[LOGO]                    Edward J. Kelly III           Cynthia A. Archer
MERCANTILE-SAFE             Chairman of the Board and   H. Furlong Baldwin
DEPOSIT AND                 Chief Executive Officer     Richard O. Berndt
TRUST COMPANY             J. Marshall Reid              William R. Brody, M.D.
                            President and               George L. Bunting Jr.
Two Hopkins Plaza           Chief Operating Officer     Darrell D. Friedman
Baltimore,                Wallace Mathai-Davis          Freeman A. Hrabowski III
Maryland 21201              Chairman, Investment and    Edward J. Kelly III
410-237-5900                Wealth Management           Robert A. Kinsley
                          Kenneth A. Bourne Jr.         Wallace Mathai-Davis
23 Offices                  Executive Vice President,   Morton B. Plant
                            Banking Division            Christian H. Poindexter
1,079 Employees           Deborah A. Kakaris            J. Marshall Reid
                            Executive Vice President,   Clayton S. Rose
Chartered in 1864           Operations and Technology   James L. Shea
                          Kevin A. McCreadie            Donald J. Shepard
                            Executive Vice President,   Brian B. Topping
                            Chief Investment Officer,
                            Investmentand Wealth        Director Emeritus
                            Management                  Calman J. Zamoiski Jr.
                          David L. Meyer
                            Executive Vice President,
                            Chief Operating Officer,
                            Investment and Wealth
                            Management
                          John J. Pileggi
                            Executive Vice President,
                            Wealth Management and
                            Institutional Sales
                          Margaret M. V. Preston
                            Executive Vice President,
                            Private Wealth Management
                          Frank K. Turner Jr.
                            Executive Vice President,
                            Correspondent Banking
                          Terry L. Troupe
                            Chief Financial Officer
                          John L. Unger
                            Senior Vice President,
                            General Counsel and
                            Secretary

ASSETS                        LIABILITIES AND EQUITY
---------------------------   ----------------------------------
Cash and due                  Total deposits          $3,095,130
   from banks    $  223,257
                              Short-term borrowings      603,889
Earning assets    4,093,811
                              Other liabilities and
                                 accrued expenses         50,020
Allowance for
   loan losses      (49,929   Long-term debt             211,314

Other assets        158,110   Shareholders' equity       464,896
                 ----------                           ----------
                              Total liabilities
Total assets     $4,425,249      and equity           $4,425,249
                 ==========                           ==========

Net income       $   69,374
                 ==========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                          EXECUTIVE OFFICERS            DIRECTORS
-----------------------   ---------------------------   --------------------
[LOGO]                    J. William Poole              Leland L. Baker
THE NATIONAL                Chairman of the Board       John H. Chichester
BANK OF                   William B. Young              John F. Fick
FREDERICKSBURG              President and               Lewis W. Graves
                            Chief Executive Officer     Charles A. McCormack
2403 Fall Hill Avenue     William E. Milby              William E. Milby
Fredericksburg,             Executive Vice President    Gary M. Nuckols
Virginia 22401              and Cashier                 J. William Poole
540-899-3200              Stephanie A. Armstrong        William J. Vakos
                            Senior Vice President and   William B. Young
8 Offices                   Senior Trust Officer
                          John B. Daniel
93 Employees                Senior Vice President,
                            Retail Banking
Chartered in 1865         Marcia J. Hagwood
                            Senior Vice President,
                            Marketing and Retail
                            Services
                          Kevin M. Hopun
                            Senior Vice President and
                            Senior Credit Officer

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $285,301
   from banks    $  8,255
                            Short-term borrowings     14,418
Earning assets    321,250
                            Other liabilities and
                               accrued expenses        2,604
Allowance for
   loan losses     (3,449)  Long-term debt                --

Other assets       11,829   Shareholders' equity      35,562
                 --------                           --------
                            Total liabilities
Total assets     $337,885      and equity           $337,885
                 ========                           ========
Net income       $  5,586
                 ========

-----------------------   ---------------------------   ----------------------
[LOGO]                    Jeffrey F. Turner             William E. Esham Jr.
PENINSULA                   President and               Frank B. Hanna Sr.
BANK                        Chief Executive Officer     Henry H. Hanna III
                          Henry E. Tilman Jr.           Charles R. Jenkins Sr.
11738 Somerset Avenue       Executive Vice President,   John B. Long II
P.O. Box 219                Retail Banking              William C. Mariner
Princess Anne,            F. Winfield Trice             Hugh P. McLaughlin Jr.
Maryland 21853              Executive Vice President    George A. Purnell
410-651-2400                and Senior Loan Officer     John B. Robins IV
                          Deborah S. Abbott             E. Scott Tawes
25 Offices                  Senior Vice President and   Casey I. Todd
                            Regional Officer            Jeffrey F. Turner
237 Employees             Harry B. Gemmell              Robert B. Twilley Jr.
                            Senior Vice President and
Chartered in 1889           Regional Officer
                          W. Thomas Mears
                            Senior Vice President and
                            Regional Officer
                          F. Dennis Parker
                            Senior Vice President and
                            Regional Officer
                          Michael R. Walsh
                            Senior Vice President
                            and Secretary
                          Ronald L. Laws
                            Vice President

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $604,803
   from banks    $ 22,568
                            Short-term borrowings     25,294
Earning assets    689,700
                            Other liabilities and
                               accrued expenses        3,116
Allowance for
   loan losses    (11,977)  Long-term debt                --

Other assets       50,580   Shareholders' equity     117,658
                 --------                           --------
                            Total liabilities
Total assets     $750,871      and equity           $750,871
                 ========                           ========
Net income       $ 13,666
                 ========

-----------------------   ---------------------------   --------------------
[LOGO]                    Patrick M. Bilbrough          A. Curtis Andrew
THE PEOPLES                 President and               Patrick M. Bilbrough
BANK OF                     Chief Executive Officer     Richard A. Edwards
MARYLAND                                                Haines B. Holt
                                                        Frederick L. Hubbard
207 Market Street                                       Randolph P. Moore
Denton,                                                 Joseph D. Quinn
Maryland 21629                                          Philip G. Yost
410-479-2600

5 Offices

35 Employees

Chartered in 1919

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $ 84,500
   from banks    $  4,078
                            Short-term borrowings      9,655
Earning assets    101,605
                            Other liabilities and
                               accrued expenses          383
Allowance for
  loan losses      (1,574)  Long-term debt                --

Other assets        2,980   Shareholders' equity      12,551
                 --------                           --------
                            Total liabilities
Total assets     $107,089      and equity           $107,089
                 ========                           ========
Net income       $  1,948
                 ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                          EXECUTIVE OFFICERS            DIRECTORS
-----------------------   ---------------------------   --------------------
[LOGO]                    James J. Cromwell             Stephen E. Chase
POTOMAC                     Chairman of the Board       Jay Milton Clogg
VALLEY BANK               Kenneth C. Cook               Kenneth C. Cook
                            President and               James J. Cromwell
702 Russell Avenue          Chief Executive Officer     Bruce Mackey
Gaithersburg,             Andrew F. Flott               William C. Moyer
Maryland 20877              Executive Vice President,   Charlene Nunley
301-963-7600                Finance Division Manager    C. Clifton Veirs III
                            and Corporate Secretary
8 Offices                 William W. West
                            Executive Vice President
102 Employees               and Chief Lending Officer
                          John M. Bruning
Chartered in 1974           Senior Vice President
                          C. R. (Rick) Carder IV
                            Senior Vice President
                          Gary L. Coffman
                            Senior Vice President
                          Arrel E. Godfrey
                            Senior Vice President
                          Jack Green
                            Senior Vice President
                          Roy Green
                            Senior Vice President
                          Brett Kaplowitz
                            Senior Vice President
                          Anne R. Kline
                            Senior Vice President
                          Eugenia M. Long
                            Senior Vice President
                          Patricia S. Oliphant
                            Senior Vice President
                          Joan Price
                            Senior Vice President

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $439,265
   from banks    $ 17,631
                            Short-term borrowings     97,865
Earning assets    561,910
                            Other liabilities and
                               accrued expenses        2,472
Allowance for
   loan losses     (6,935)  Long-term debt                --

Other assets        8,200   Shareholders' equity      41,204
                 --------                           --------
                            Total liabilities
Total assets     $580,806      and equity           $580,806
                 ========                           ========
Net income       $  8,544
                 ========

-----------------------   ---------------------------   -----------------------
[LOGO]                    William W. Duncan Jr.         William W. Duncan Jr.
ST. MICHAELS                President and               Pamela P. Gardner
BANK                        Chief Executive Officer     Mary B. Hoff
                          Clifford L. Hilk              J. Brent Raughley
213 Talbot Street           Senior Vice President and   Norman M. Shannahan III
P.O. Box 70                 Senior Loan Officer         R. Ivan Thamert
St. Michaels,                                           John R. Valliant
Maryland 21663                                          Donald R. Young
410-745-5091

5 Offices

36 Employees

Chartered in 1890

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $148,177
   from banks    $  6,790
                            Short-term borrowings     42,322
Earning assets    207,149
                            Other liabilities and
                               accrued expenses        1,549
Allowance for
   loan losses     (4,639)  Long-term debt                --

Other assets        4,243   Shareholders' equity      21,495
                 --------                           --------
                            Total liabilities
Total assets     $213,543      and equity           $213,543
                 ========                           ========
Net income       $  4,385
                 ========

-----------------------   ---------------------------   -----------------------
[LOGO]                    Mark G. Pohlhaus              Glenn S. Bair
WESTMINSTER                 President and               David S. Bollinger
UNION BANK                  Chief Executive Officer     David L. Brauning
                          Charles H. Devaud Jr.         Daniel S. Dulany
117 East Main Street        Executive Vice President,   Todd L. Herring
Westminster,                Retail Banking/Operations   K.Wayne Lockard
Maryland 21157            M. Lynn Rill                  John T. Maguire II
410-848-9300                Executive Vice President    Mark G. Pohlhaus
                            and Senior Loan Officer     Marlin L. Rittase
16 Offices                Samuel W. Taylor              Ferdinand A. Ruppel Jr.
                            Vice President and          Robert T. Scott
170 Employees               Chief Financial Officer     Ethan A. Seidel
                                                        Larry A. Van Sant Sr.
Chartered in 1898

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $448,817
   from banks    $ 13,281
                            Short-term borrowings     15,620
Earning assets    528,126
                            Other liabilities and
                               accrued expenses        2,902
Allowance for
   loan losses     (7,757)  Long-term debt            17,500

Other assets       52,785   Shareholders' equity     101,596
                 --------                           --------
                            Total liabilities
Total assets     $586,435      and equity           $586,435
                 ========                           ========
Net income       $  9,572
                 ========

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                          EXECUTIVE OFFICERS            DIRECTORS
-----------------------   ---------------------------   ------------------------
[LOGO]                    Paul W. Parks                 John D. Long
MERCANTILE                  President and               Paul W. Parks
MORTGAGE                    Chief Executive Officer     J. Marshall Reid
CORPORATION               Michael S. Cordes             John W. Renner*
                            Executive Vice President,
(a subsidiary of            Multifamily Finance
Mercantile-Safe Deposit   John D. Long
and Trust Company)          Senior Vice President,
                            Construction Lending
Two Hopkins Plaza         Kevin J. Michno
Suite 900                   President,
Baltimore,                  Mercantile Mortgage LLC
Maryland 21201            Joseph J. O'Brien Jr.
410-347-8940                Senior Vice President,
                            Construction Lending
45 Employees              John M. Schwanky
                            Senior Vice President,
Incorporated in 1972        Servicing
                          Nancy Hauprich
                            Vice President,
                            Construction Lending
                          Timothy P. Reynolds
                            Vice President,
                            Construction Lending

BALANCE SHEET (Dollars in thousands)       December 31, 2002
------------------------------------------------------------
ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits          $     --
   from banks    $  8,527
                            Short-term borrowings    210,000
Earning assets    221,301
                            Other liabilities and
Allowance for                  accrued expenses        5,592
   loan losses     (4,045)
                            Long-term debt                --

Other assets       12,778   Shareholders' equity      22,969
                 --------                           --------
                            Total liabilities
Total assets     $238,561      and equity           $238,561
                 ========                           ========

Net income       $  6,431
                 ========

-----------------------   ---------------------------   ------------------------
[LOGO]                    Stewart P. McEntee            Kenneth A. Bourne Jr.
MBC AGENCY, INC.            President                   Stewart P. McEntee
                          Dennis W. Kreiner             William T. Skinner Jr.
Two Hopkins Plaza           Secretary                   O. James Talbott II
Baltimore,                William T. Skinner Jr.        Terry L. Troupe
Maryland 21201              Vice President and
410-347-8294                Treasurer

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits            $   --
   from banks      $  956
                            Short-term borrowings         --
Earning assets      3,319
                            Other liabilities and
Allowance for                  accrued expenses        1,758
   loan losses         --
                            Long-term debt                --

Other assets           56   Shareholders' equity       2,573
                   ------                             ------
                            Total liabilities
Total assets       $4,331      and equity             $4,331
                   ======                             ======

Net income         $  288
                   ======

-----------------------   ---------------------------   ------------------------

[LOGO]                    Ronald D. Mettam              Dennis W. Kreiner
MBC REALTY, LLC             President                   Ronald D. Mettam
                          W. Joseph Smith Jr.           J. Marshall Reid
Two Hopkins Plaza           Vice President              Charles E. Siegmann
Baltimore,                Edith J. Councilman           Terry L. Troupe
Maryland 21201              Assistant Vice President
410-237-5377              Edwin M. Donhauser Jr.
                            Assistant Vice President
24 Employees              Dennis W. Kreiner
                            Secretary
                          William T. Skinner Jr.
                            Treasurer
                          Kimberly L. Talley
                            Assistant Treasurer

ASSETS                      LIABILITIES AND EQUITY
-------------------------   --------------------------------
Cash and due                Total deposits           $    --
   from banks     $    77
                            Short-term borrowings      3,320

Earning assets         --   Other liabilities and
                               accrued expenses        1,064
Allowance for
   loan losses         --   Long-term debt                --

Other assets       21,397   Shareholders' equity      17,090
                  -------                            -------
                            Total liabilities
Total assets      $21,474      and equity            $21,474
                  =======                            =======

Net income        $ 1,124
                  =======

* Manager of Operations of Columbia National Real Estate Finance LLC, a subsidiary of Mercantile Mortgage Corporation.

             [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

Mercantile Bankshares Corporation

OFFICERS                        DIRECTORS                                                            DIRECTORS EMERITUS
-----------------------------   -------------------------------                                      -----------------------------
Edward J. Kelly III              *o  Cynthia A. Archer               + Robert A. Kinsley              Calman J. Zamoiski Jr.
President and Chief                  Vice President of Marketing       Chairman of the Board and      Chairman of the Board of
Executive Officer                    and Development, Sunoco,          Chief Executive Officer of     Independent Distributors,
                                     Inc., a major oil refiner         Kinsley Construction, Inc.,    Incorporated, general whole-
Wallace Mathai-Davis                                                   a general and heavy            sale distributors
Chairman, Investment and          +  H. Furlong Baldwin                construction firm
Wealth Management                    Chairman of the Board of
                                     Mercantile Bankshares             Wallace Mathai-Davis           Morris W. Offit
Frank K. Turner Jr.                  Corporation                       Chairman, Investment and
Executive Vice President                                               Wealth Management of           Founder and former
                                  +  Richard O. Berndt                 Mercantile Bankshares          Chief Executive Officer of
John L. Unger                        Managing Partner in the           Corporation and Mercantile-    OFFITBANK, a private
Senior Vice President,               law firm of Gallagher,            Safe Deposit and Trust         bank offering integrated
General Counsel and Secretary        Evelius & Jones, LLP              Company                        investment services

Terry L. Troupe                   o  William R. Brody, M.D.          * Morton B. Plant                DIRECTOR CHANGES
Chief Financial Officer              President of The Johns            Vice Chairman of the
and Treasurer                        Hopkins University                Board of Keywell               In 2002, the Board lost the
                                                                       Corporation, a recycler        services of Mary Junck, who
Robert W. Johnson              +*/\  George L. Bunting Jr.             of stainless steel and high    did not stand for reelection.
Senior Vice President                President and Chief               temperature alloy scrap
                                     Executive Officer of              metal                          In February 2003, H.
O. James Talbott II                  Bunting Management                                               Furlong Baldwin announced
Senior Vice President                Group, a private financial  +/\   Christian H. Poindexter        his retirement effective
                                     management company                Chairman of the Executive      March 1. Edward J. Kelly III
Robert C. Smith                                                        Committee of the Board of      will succeed him as Chair-
General Auditor                      Darrell D. Friedman               Constellation Energy Group,    man of the Board of
                                     President and Chief               Inc., a public utility         Mercantile Bankshares
William T. Skinner Jr.               Executive Officer of THE          holding company                Corporation.
Controller                           ASSOCIATED: Jewish
                                     Community Federation of     */\   Clayton S. Rose
                                     Baltimore                         Managing Partner of Logan
                                                                       Pass Partners, LLC, a
                                     Freeman A.                        private consulting and
                                     Hrabowski III                     investment firm
                                     President of University of
                                     Maryland-Baltimore County       o James L. Shea
                                                                       Managing Partner of the
                                +    Edward J. Kelly III               law firm of Venable, Baetjer
                                     President and Chief               and Howard, LLP
                                     Executive Officer of
                                     Mercantile Bankshares
                                     Corporation and Chairman    +/\ o Donald J. Shepard
                                     of the Board and Chief            Chairman of the Executive
                                     Executive Officer of              Board and Chief
                                     Mercantile-Safe Deposit           Executive Officer of
                                     and Trust Company                 AEGON N.V., Inc., a
                                                                       holding company owning
                                                                       insurance and insurance
                                                                       related companies

+    Member of Executive Committee
*    Member of Audit Committee
/\   Member of Compensation Committee
o    Member of Nominating Committee

     Listing as of February 2003

Corporate Information

CORPORATE PROFILE                          ANNUAL MEETING OF SHAREHOLDERS           DIRECT DEPOSIT OF CASH DIVIDENDS
Mercantile Bankshares Corporation is a     10:30 a.m., Wednesday,                   Shareholders of Mercantile Bankshares
multibank holding company, organized in    April 30, 2003                           Corporation common stock may have their
1969 under the laws of Maryland. On        Two Hopkins Plaza                        cash dividends deposited automatically,
January 1, 2003, its principal             Baltimore, Maryland                      on date of payment, to a checking, savings
affiliates were 20 locally managed and                                              or money market account in a financial
directed community banks.                  ANNUAL REPORT TO SECURITIES & EXCHANGE   institution that participates in an
                                           COMMISSION                               Automated Clearing House.
     The affiliated banks are engaged in
a general personal and corporate banking   Form 10-K will be furnished to                Shareholders will receive confirmation
business. The Corporation's largest        shareholders without charge upon         by mail from the Dividend Disbursing Agent
bank, Mercantile-Safe Deposit and Trust    written request. Exhibits thereto        of the amount deposited. Shareholders who
Company, also provides a full range of     furnished upon payment of $3.00 per      wish to enroll in the direct deposit
investment and wealth management           set. Direct request to:                  service should contact the Dividend
services as well as specialized                                                     Disbursing Agent.
corporate banking services. Mortgage       Mercantile Bankshares Corporation
banking services are available through     P.O. Box 1477                            AUTOMATIC DIVIDEND REINVESTMENT AND STOCK
the affiliate banks and through            Baltimore, Maryland 21203                PURCHASE PLAN
Mercantile Mortgage Corporation, a         Attention: Corporate Secretary
subsidiary of Mercantile-Safe Deposit                                               Mercantile Bankshares Corporation offers
and Trust Company.                         STOCK INFORMATION                        its registered shareholders a Plan
                                                                                    whereby they may automatically invest
HEADQUARTERS                               The common stock of Mercantile           their cash dividends in Mercantile stock
                                           Bankshares Corporation is traded on      at a price that is 5% less than the
Two Hopkins Plaza, P.O. Box 1477           the Nasdaq National Market under the     closing market price on the dividend
Baltimore, Maryland 21203                  symbol MRBK.                             payment date. Plan participants also may
410-237-5900                                                                        make additional cash payments to
                                           DIVIDEND DISBURSING AGENT AND TRANSFER   purchase stock through the Plan at the
MERCANTILE BANKSHARES                      AGENT FOR STOCK                          same closing market price. Mercantile
COMMUNICATIONS                                                                      Bankshares Corporation absorbs all fees
                                           American Stock Transfer & Trust          and transaction costs.
P.O. Box 1477                              Company
Baltimore, Maryland 21203                                                                Shareholders who wish to enroll in the
410-237-5971                               For telephone inquiries:                 Plan should contact the Corporation's
MERCANTILE BANKSHARES                      800-937-5449                             Transfer Agent:
INVESTOR RELATIONS
                                           For written inquiries about Mercantile   American Stock Transfer & Trust Company
P.O. Box 1477                              Bankshares Corporation stock,            Mercantile Bankshares Corporation
Baltimore, Maryland 21203                  including questions about stock          Dividend Reinvestment and Stock
410-347-8039                               certificates and changes of address:     Purchase Plan
www.mercantile.com                                                                  59 Maiden Lane
                                           American Stock Transfer & Trust          New York, New York 10038
                                              Company                               800-937-5449
                                           Customer Service                         ACCOUNTANTS
                                           59 Maiden Lane
                                           New York, New York 10038                 PricewaterhouseCoopers, LLP
                                           www.amstock.com                          250 West Pratt Street
                                                                                    Baltimore, Maryland 21201

            [LOGO] MERCANTILE BANKSHARES CORPORATION AND AFFILIATES

                    [LOGO] MERCANTILE BANKSHARES CORPORATION

                               Baltimore, Maryland